Form 10-K, Exhibit 13
period 1995-12-31
STATE BANCORP INC
filed 1996-04-01
CIK 723458

EXHIBIT  (13)  -  ANNUAL REPORT TO STOCKHOLDERS

CONTENTS

Financial Highlights . . . . . . . . . . . .  1
Message from the Chairman. . . . . . . . . .  2
Serving the Long Island Community. . . . . .  4
Financial Statements . . . . . . . . . . . .  6
Auditors' Report . . . . . . . . . . . . . . 23
Management's Discussion of
   Financial Condition and
   Results of Operations . . . . . . . . . . 24
Statistical Information. . . . . . . . . . . 30
Market Data. . . . . . . . . . . . . . . . . 36
Five Year Summary of Operations. . . . . . . 37
Board of Directors . . . . . . . . . . . . . 38
Officers and Administration. . . . . . . . . 39
Advisory Board . . . . . . . . . . . . . . . 40

Financial Highlights ($ in Thousands)
                                               %
                                   1995      Change     1994
                                   ----      ------     ----

Total Assets                     $650,950     28.8%   $505,361
Stockholders' Equity               40,588     12.2%     36,170
Net Income                          5,039     25.4%      4,019

Return on Average Assets             0.94%                0.83%
Return on Average Stockholders'
   Equity                           13.11%               11.45%


                    NET INCOME 29 YEAR HISTORY 1967-1995
                                 THOUSANDS OF DOLLARS





YEAR                DOLLARS
- ----                -------
1967                     $0
1968                      8
1969                    117
1970                    101
1971                    148
1972                    198
1973                    230
1974                    340
1975                    438
1976                    439
1977                    494
1978                    584
1979                    730
1980                    865
1981                    996
1982                  1,224
1983                  1,352
1984                  1,420
1985                  1,736
1986                  2,073
1987                  2,212
1988                  2,416
1989                  2,603
1990                  2,759
1991                  3,146
1992                  3,463
1993                  3,708
1994                  4,019
1995                  5,039


TOTAL ASSETS
AVG. ANNUAL GROWTH RATE - 20.6%
5 YEAR ANALYSIS
MILLIONS OF DOLLARS

YEAR            DOLLARS
- ----            -------
1991              289.1
1992              424.5
1993              490.7
1994              505.4
1995              651.0

STOCKHOLDERS' EQUITY
AVG. ANNUAL GROWTH RATE - 9.2%
5 YEAR ANALYSIS
MILLIONS OF DOLLARS

YEAR            DOLLARS
- ----            -------
1991               28.5
1992               31.0
1993               34.7
1994               36.2
1995               40.6

NET INCOME
AVG. ANNUAL GROWTH RATE - 13.0%
5 YEAR ANALYSIS
MILLIONS OF DOLLARS

YEAR            DOLLARS
- ----            -------
1991              3,146
1992              3,463
1993              3,708
1994              4,019
1995              5,039

As we begin the year 1996, it is with a considerable measure of pride and satisfaction that we are able to look back upon the year just ended and report to our many friends the completion of yet another year of record earnings and asset growth. This is now our nineteenth year of such earnings growth, a record we believe can be matched by only a scarce handful of financial institutions across the country. In addition to another record year in reported earnings, our Company has also achieved record levels of stockholders' equity, assets, loans and deposits during the year 1995. These are all significant milestones which the entire State Bank family can look upon with a great sense of accomplishment.

The year 1995 brought with it a continuing modest improvement in the Long Island economy. Nonetheless, the overall condition of our area's economy, of which we are so very much a part, continues to lag behind many other regions of the country in terms of solid, sustainable growth. Employment and commercial and residential real estate trends, in particular, continued to be persistently weak during much of 1995, and this has been clearly reflected throughout the Long Island business community. Consequently, our region must continue to look toward the more widespread economic expansion currently being experienced in other areas of the country. Nevertheless, from the standpoint of growth and development, it was once again a most successful year for our Company.

Although there were no new acquisitions during the year, we were most gratified with the continuing growth experienced by our existing eight branch locations. Our newest locations, as we would expect, have benefitted to the greatest degree from the Company-wide growth in deposits during 1995. By way of illustration, we are delighted to report that the deposit base in our Hauppauge office has increased more than sixfold since the acquisition in September of 1993, from a level at acquisition of $6 million to its current deposit level in excess of $35 million. Similarly, our Huntington office has experienced growth of nearly 100% since the acquisition in November 1992, from a level of $27 million to its current level of deposits in excess of $50 million. Indeed, the deposit growth experience in each of our well located branch offices is indicative of the strong presence we have established in all of our retail markets. While our most significant deposit growth during 1995 was experienced in our two Suffolk County offices, we continue to be the largest independent commercial bank headquartered in Nassau County, and have experienced significant growth in that county as well.

The officers and staff of the Bank continued during 1995 to spend a considerable amount of time, and to commit a significant amount of Company resources, towards strengthening our operations and enhancing our efficiencies. We have been rewarded with favorable results in this regard largely through the greater utilization of existing technologies as well as the development and application of newer technologies currently available. Inasmuch as our Company operates in one of the most competitive banking markets in the country, it is critical that we remain in the forefront technologically with respect to the introduction of new products and the enhancement of existing services. Specifically, we can now offer our retail customers state-of-the-art access to their accounts at any hour of any day, through both our network of recently installed ATM equipment or through our twenty-four hour telephone banking system, Touch24. Both of these account access vehicles have been received enthusiastically by our customer base. During early 1996, it is anticipated that our Touch24 system will be available to our commercial and municipal customers as well. In addition, our many business clients seeking a more sophisticated means of electronic banking will be able to utilize a real-time computer based cash management system in 1996. We also continue to explore the Company's utilization of the Internet, as well as platform automation and check imaging services. Clearly, all of the aforementioned technological advancements will enable our Company to compete effectively and aggressively in the years ahead.

Turning again to our financial results for 1995, we were most gratified that net income exceeded $5 million for the first time in our history, and represented a very substantial increase of 25% over 1994 levels. As noted earlier, this is our nineteenth consecutive year of record earnings. We know of no other financial institution in our region that can report such a trend of uninterrupted earnings growth, and of this we are quite proud. Total assets, as well, attained record levels, recording an increase of nearly 29% at December 31, 1995. Loans and deposits, the heart of our business and key components of our asset and liability structure, increased at year end by 13% and 32% respectively, over December 31, 1994 levels. Perhaps most importantly, total capital and Tier I capital continued to be significantly in excess of Federal regulatory criteria for well-capitalized institutions, and our Stockholders' Equity increased by 12% to a year-end total in excess of $40 million for the first time in our history. Finally, the key profitability measures of our Company, Return on Average Assets and Return on Average Stockholders' Equity, both reflected significant gains to 0.94% and 13.11%, respectively. Again, we are very pleased with the positive trends indicated in all financial aspects of the Company.

For a more detailed analysis of the consolidated financial statement, please refer to Management's Discussion and Analysis of Financial Condition and Results of Operations on Page 24 of this Report.

Beyond the financial results of last year, there were several noteworthy events regarding our State Bank family as well.

We note particularly the retirement from the Board of Directors of Mr. William
B. Benack in April 1995. Mr. Benack's retirement followed nearly fifteen years of service to our Company, during which time he made a significant contribution to the successes of the Company, both as a member of several Board Committees and as Chairman of our Funds Management Committee. His valued insights have been much appreciated over the years.

The Bank's official staff continued to expand, with several new additions at various administrative levels. We were particularly pleased to welcome Mr. Kenneth M. Scheriff as a Senior Vice President within our Commercial Lending Division, as well as Messrs. James T. Burns, Patrick M. Demery, Kevin T. Hennessy, Kevin R. McHale, and Thomas Scott Swain, all Vice Presidents within our Queens, Nassau and Suffolk Lending Groups. The addition of these seasoned lenders, bringing to the Company an average of over twenty years of lending experience in our Long Island communities, will contribute greatly to the continued growth and expansion of our organization. We were also pleased to welcome during 1995 Ms. Elizabeth A. Mead, who joined us as an Assistant Manager within our Branch Administration Group, and will assist in the administration of our branch network. Additionally, we acknowledge the promotions during 1995 of Ms. Susanne Pheffer and Ms. Jean-ann Yngstrom to the position of 1st Vice President. Ms. Pheffer has been with the Bank for thirteen years now, and directs the activities of our Management Information Systems Group. Ms. Yngstrom joined State Bank twelve years ago and serves as a senior level executive within our Commercial Lending Division. Also promoted during the year was Mr. William M. Holland to the position of Assistant Vice President and Ms. Katherine A. O'Brien to the position of Manager, both within our Financial Group. Finally, we are delighted to acknowledge the promotions of Ms. Maria Billiris and Ms. Cynthia M. Monahan to the position of Assistant Manager in our Lending Group and Operations Group, respectively.

Once again, during 1995 the untiring efforts of our many Advisory Board members have contributed greatly to the successes enjoyed by our Company. A constant source of new business referrals, the role of the Advisory Board has continued to take on an even greater importance to our Company as we grow and expand. On a more somber note, we were saddened recently with the passing of long-time Advisory Board member Mrs. Gladys Danilek in December, 1995. A memorial to Mrs. Danilek appears on the inside back cover of this Report.

Continuing to be of significant interest to our many stockholders is the Company's Dividend Reinvestment Plan. This Plan was created in 1993 to afford our stockholders the opportunity to reinvest their cash dividends into Company stock. Additional purchases of stock can be made each quarter both through the reinvestment of the cash dividend as well as the contribution of additional cash for investment. This Plan has been exceptionally well received during the past few years, with many of our stockholders electing to take advantage of the program.

Finally, we continued as a Company to refine and enhance during 1995 many of our strategies and action plans contained in our long range strategic plan, Mission 2000. Much time and effort was contributed by every department within the Company to implementing many of these strategies during the course of the year. I am delighted to report that we continue to be very much on track towards the realization of the Company goals we have identified for ourselves, as being critical to the success of our Company into the next century.

Again, the year 1995 was truly a full and rewarding one for all of us here at State Bancorp and State Bank of Long Island. It is with great anticipation that we now look forward to the continued growth and prosperity of our fine organization. We remain most confident that the years ahead will bring us even greater successes as we strive to reinforce our position as Long Island's preeminent independent commercial bank.

Thomas F. Goldrick, Jr.
CHAIRMAN OF THE BOARD,
PRESIDENT AND
CHIEF EXECUTIVE OFFICER

                   SERVING THE LONG ISLAND COMMUNITY

A State Bank of Long Island, we believe that one of our most important assets is our customers. They represent a unique combination of commercial, middle market and small business firms, municipalities and consumers, a true microcosm of the Long Island marketplace.

COMMERCIAL
State Bank has successfully developed a niche in the commercial/industrial middle market which is often ignored by larger financial institutions. Companies with sales of $200 million or less are typically grouped by major banks into branch banking systems where the level of resources devoted to them is minimal.

From our beginning, thirty years ago, State Bank has thrived in this market segment. Our dedicated staff of seasoned professionals has the ability to respond quickly to customer needs and to provide true relationship banking. With each customer, our objective is to establish a long-term relationship and to help every business achieve its goals.

At State Bank of Long Island, we offer our commercial customers a full line of financial products from lines of credit, term loans, equipment financing and commercial mortgages to checking and savings accounts. We will be adding business telephone banking and an on-line cash management service in l996. At State Bank, our level of service and products provide a better banking value to commercial customers.

SMALL BUSINESS
Small businesses form the backbone of Long Island's economy. According to the U.S. Small Business Administration, 81% or 67,000 of Long Island's businesses employ 10 or less persons. COLLECTIVELY, THESE INNOVATIVE ENTREPRENEURS ARE THE MAJOR EMPLOYERS OF LONG ISLAND!

In general, small businesses tend to be undercapitalized and often fail to qualify for financing from commercial banks. In addition, many lack the expertise to successfully market their products or services on a regional or nationwide scale. If there is one accomplishment in which State Bank takes great pride, it would be our tireless commitment to the small business market. We provide small businesses with a full range of loans from long-term financing for real estate and equipment to short-term financing to support inventory and receivables. In every instance, we strive to match our customers need to the best lending technique and structure available. In fact, in 1995, State Bank received an award from the Small Business Administration for being one of the most active lenders in the Long Island marketplace.

Perhaps our most important contribution to the small business market over the years has been our willingness to listen and provide advice. Our officers are banking professionals who will work with customers of any size to develop a viable business plan.

MUNICIPAL SECTOR
Relative to its size, State Bank is a major force in the local municipal sector, providing financial services to the counties, towns, villages, schools and special districts throughout Long Island. By recent count, Long Island includes not only the counties of Nassau and Suffolk, but 110 cities, towns and villages, 127 school districts, 423 special town districts and 383 special purpose units for a total of 1,045 taxing units. Each of these municipal units provides some of the basic services that are necessary to support the quality of life in our communities, including fire and police protection, education, water supplies and garbage collection. Each of these units in turn, requires special financing because of their unique structure and fiduciary responsibility to taxpayers.

At State Bank of Long Island, we are especially versed in the special requirements of municipalities. For example, as a safeguard, we continuously collateralize all municipal deposits with a third party pledge of U.S. Treasury and/or New York State municipal notes. In addition to providing our municipal customers with basic checking and savings services, we also actively and aggressively bid on their Certificates of Deposit and short-term debt. This competitive bidding allows municipal units to invest their excess funds and borrow when needed at the best possible rates - which directly benefits each and every resident of Long Island.

PERSONAL BANKING
When consumers are asked why they do business with a particular financial institution, they usually give one of two responses. Either the financial institution is conveniently located near to where they live or work, or they feel it provides a superior level of service.

At State Bank of Long Island, we are pleased to report that most of our customers bank with us for BOTH of those reasons. In a recent customer survey, an overwhelming majority of respondents indicated they were very satisfied with the quality of service provided by our personnel and that our branch locations and business hours were most helpful in meeting their needs.

Through our eight offices, located across Nassau and Suffolk counties, we offer a full complement of personal banking services including checking, savings, installment and mortgage loans. For our youngest customers, we offer a "Junior Savings Program" with no minimum balance and no fees. For college students, we offer a "Value Plus Package" which includes checking, an ATM access card, savings and overdraft protection to qualified applicants. For larger investors, we offer "Prosperity Savings" and a number of alternative investment options. For senior citizens, we offer our "Senior Value Package."

At State Bank of Long Island, we continue to maintain a strong commitment to the thousands of personal banking customers who elect to use our products and services. We appreciate their confidence in us and are resolved to continue to earn their trust at every opportunity, while continually providing the highest quality financial products and services available anywhere.

STATE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1995 and 1994


                                                                               NOTES            1995            1994
                                                                               -----            ----            ----

ASSETS:
Cash and due from banks. . . . . . . . . . . . . . . . . . . . . . . .         11,14        $ 45,853,678    $ 19,866,956
Securities purchased under agreements to resell. . . . . . . . . . . .         1,14           76,000,000       5,100,000
                                                                                             -----------     -----------
Cash and cash equivalents  . . . . . . . . . . . . . . . . . . . . . .                       121,853,678      24,966,956
Securities held to maturity
  (approximate market value of $28,224,224 in 1995 and
  $130,014,812 in 1994)  . . . . . . . . . . . . . . . . . . . . . . .        1,2,14          28,222,798     136,356,799
Securities available for sale - at market value. . . . . . . . . . . .        1,2,14         204,391,430      78,801,673
Loans  (net of allowance for possible credit losses of
  $5,004,216 in 1995 and $4,928,521 in 1994) . . . . . . . . . . . . .      1,3,4,13,14      282,574,525     250,216,424
Bank premises and equipment - net. . . . . . . . . . . . . . . . . . .          1,5            2,959,399       2,719,814
Other assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1,6,8,14         10,948,638      12,299,053
                                                                                             -----------     -----------
TOTAL ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                      $650,950,468    $505,360,719
                                                                                             -----------     -----------
                                                                                             -----------     -----------
LIABILITIES:
Deposits:                                                                       1,14
  Demand . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                      $ 72,821,175    $ 67,336,288
  Savings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                       245,970,879     173,935,240
  Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                       178,947,900     136,053,074
                                                                                             -----------     -----------

Total deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . .                       497,739,954     377,324,602
Federal funds purchased  . . . . . . . . . . . . . . . . . . . . . . .         7,14           17,000,000      16,000,000
Securities sold under agreements to repurchase . . . . . . . . . . . .          14            83,217,774      74,916,295
Other short-term borrowings. . . . . . . . . . . . . . . . . . . . . .          14            10,000,000
Accrued expenses, taxes and other liabilities. . . . . . . . . . . . .          14             2,405,188         949,352
                                                                                             -----------     -----------

Total liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . .                       610,362,916     469,190,249
                                                                                             -----------     -----------
COMMITMENTS AND CONTINGENT LIABILITIES . . . . . . . . . . . . . . . .      10,11,13,14

STOCKHOLDERS' EQUITY:                                                            9
Common stock, $5.00 par value,
  authorized 10,000,000 shares; issued 4,211,912 shares in 1995
  and 3,752,819 shares in 1994 . . . . . . . . . . . . . . . . . . . .                        21,059,560      18,764,095
Surplus. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                        16,402,404      13,114,916
Retained earnings. . . . . . . . . . . . . . . . . . . . . . . . . . .                         3,159,000       5,201,989
Unrealized net loss on securities available for sale . . . . . . . . .
  (Net of deferred income tax benefit of $23,456 in 1995 and
  $647,097 in 1994). . . . . . . . . . . . . . . . . . . . . . . . . .                           (33,412)       (910,530)
                                                                                             -----------     -----------
Total stockholders' equity . . . . . . . . . . . . . . . . . . . . . .                        40,587,552      36,170,470
                                                                                             -----------     -----------

TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY . . . . . . . . . . . . . . . . . . . . . . . .                      $650,950,468    $505,360,719
                                                                                             -----------     -----------
                                                                                             -----------     -----------

See Notes to Consolidated Financial Statements.

STATE BANK OF LONG ISLAND AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION
DECEMBER 31, 1995 and 1994


                                                                               NOTES            1995            1994
                                                                               -----            ----            ----
ASSETS:
Cash and due from banks. . . . . . . . . . . . . . . . . . . . . . . .         11,14        $ 45,853,678    $ 19,866,956
Securities purchased under agreements to resell. . . . . . . . . . . .         1,14           76,000,000       5,100,000
                                                                                             -----------     -----------

Cash and cash equivalents  . . . . . . . . . . . . . . . . . . . . . .                       121,853,678      24,966,956
Securities held to maturity
  (approximate market value of $28,224,224 in 1995 and
  $130,014,812 in 1994). . . . . . . . . . . . . . . . . . . . . . . .        1,2,14          28,222,798     136,356,799
Securities available for sale - at market value. . . . . . . . . . . .        1,2,14         204,391,430      78,801,673
Loans  (net of allowance for possible credit losses of
  $5,004,216 in 1995 and $4,928,521 in 1994) . . . . . . . . . . . . .      1,3,4,13,14      282,574,525     250,216,424
Bank premises and equipment - net. . . . . . . . . . . . . . . . . . .          1,5            2,959,399       2,719,814
Other assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1,6,8,14         10,948,638      12,299,053
                                                                                             -----------     -----------

TOTAL ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                      $650,950,468    $505,360,719
                                                                                             -----------     -----------
                                                                                             -----------     -----------

LIABILITIES:
Deposits:                                                                      1,14
  Demand . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                      $ 72,821,175    $ 67,336,288
  Savings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                       245,970,879     173,935,240
  Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                       178,947,900     136,053,074
                                                                                             -----------     -----------

Total deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . .                       497,739,954     377,324,602
Federal funds purchased  . . . . . . . . . . . . . . . . . . . . . . .         7,14           17,000,000      16,000,000
Securities sold under agreements to repurchase . . . . . . . . . . . .          14            83,217,774      74,916,295
Other short-term borrowings. . . . . . . . . . . . . . . . . . . . . .          14            10,000,000
Accrued expenses, taxes and other liabilities. . . . . . . . . . . . .          14             2,405,188         949,352
                                                                                             -----------     -----------

Total liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . .                       610,362,916     469,190,249
                                                                                             -----------     -----------

COMMITMENTS AND CONTINGENT LIABILITIES . . . . . . . . . . . . . . . .      10,11,13,14

STOCKHOLDER'S EQUITY:                                                            9
Common stock, $5.00 par value,
  authorized 750,000 shares; issued 629,974 shares
  in both years. . . . . . . . . . . . . . . . . . . . . . . . . . . .                         3,149,870       3,149,870
Surplus. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                         1,879,224       1,879,224
Retained earnings. . . . . . . . . . . . . . . . . . . . . . . . . . .                        35,591,870      32,051,906
Unrealized net loss on securities available for sale
  (Net of deferred income tax benefit of $23,456 in 1995 and
  $647,097 in 1994). . . . . . . . . . . . . . . . . . . . . . . . . .                           (33,412)       (910,530)
                                                                                             -----------     -----------
Total stockholder's equity . . . . . . . . . . . . . . . . . . . . . .                        40,587,552      36,170,470
                                                                                             -----------     -----------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY . . . . . . . . . . . . . . . . . . . . . . . .                      $650,950,468    $505,360,719
                                                                                             -----------     -----------
                                                                                             -----------     -----------


See Notes to Consolidated Financial Statements.

STATE BANCORP, INC. AND SUBSIDIARY
STATEMENTS OF CONSOLIDATED EARNINGS
FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                                                   NOTES            1995           1994          1993
                                                                   -----            ----           ----          ----
INTEREST INCOME:                                                     1
Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3           $25,022,021   $19,754,955   $17,361,376
Federal funds sold and securities purchased
  under agreements to resell . . . . . . . . . . . . . . . . . . .                 1,466,075       907,144       888,950
Securities held to maturity and securities available for sale :
  United States Treasury securities. . . . . . . . . . . . . . . .                 1,616,262     1,440,419     2,509,743
  States and political subdivisions. . . . . . . . . . . . . . . .                 2,132,573     1,699,473     1,394,987
  Mortgage-backed securities . . . . . . . . . . . . . . . . . . .                 7,521,153     7,196,680     6,984,042
  Government Agency securities . . . . . . . . . . . . . . . . . .                 1,584,265       268,333
  Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                    84,007                         663
                                                                                  ----------    ----------    ----------
Total interest income. . . . . . . . . . . . . . . . . . . . . . .                39,426,356    31,267,004    29,139,761
                                                                                  ----------    ----------    ----------

INTEREST EXPENSE:
Time certificates of deposit of $100,000 or more . . . . . . . . .                 6,167,786     3,108,368     1,979,695
Other deposits and temporary borrowings. . . . . . . . . . . . . .                12,501,783     8,869,348     9,417,746
                                                                                  ----------    ----------    ----------
Total interest expense . . . . . . . . . . . . . . . . . . . . . .                18,669,569    11,977,716    11,397,441
                                                                                  ----------    ----------    ----------
Net interest income. . . . . . . . . . . . . . . . . . . . . . . .                20,756,787    19,289,288    17,742,320
Provision for possible credit losses . . . . . . . . . . . . . . .  1,4            1,200,000     1,950,000     3,000,000
                                                                                  ----------    ----------    ----------
Net interest income after provision for possible
  credit losses. . . . . . . . . . . . . . . . . . . . . . . . . .                19,556,787    17,339,288    14,742,320
                                                                                  ----------    ----------    ----------

OTHER INCOME:
Service charges on deposit accounts. . . . . . . . . . . . . . . .                 1,113,625       972,809       642,895
Net security (losses) gains. . . . . . . . . . . . . . . . . . . .                   (55,162)      (30,272)    2,336,518
Other operating income . . . . . . . . . . . . . . . . . . . . . .                   365,684       322,693       314,352
                                                                                  ----------    ----------    ----------
Total other income . . . . . . . . . . . . . . . . . . . . . . . .                 1,424,147     1,265,230     3,293,765
                                                                                  ----------    ----------    ----------

Income before operating expenses . . . . . . . . . . . . . . . . .                20,980,934    18,604,518    18,036,085
                                                                                  ----------    ----------    ----------

OPERATING EXPENSES:
Salaries and other employee benefits . . . . . . . . . . . . . . .  10             7,765,544     6,852,059     6,260,127
Occupancy. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11             1,314,268     1,243,096     1,190,991
Equipment. . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   506,673       494,034       525,873
Deposit assessment fees. . . . . . . . . . . . . . . . . . . . . .                   542,034       941,869       951,579
Amortization of intangibles. . . . . . . . . . . . . . . . . . . .                   634,007       589,601       802,447
Other operating expenses . . . . . . . . . . . . . . . . . . . . .                 2,720,530     2,612,517     2,790,691
                                                                                  ----------    ----------    ----------

Total operating expenses . . . . . . . . . . . . . . . . . . . . .                13,483,056    12,733,176    12,521,708
                                                                                  ----------    ----------    ----------
INCOME BEFORE INCOME TAXES . . . . . . . . . . . . . . . . . . . .                 7,497,878     5,871,342     5,514,377
PROVISION FOR INCOME TAXES . . . . . . . . . . . . . . . . . . . .  1,8            2,459,213     1,852,709     1,806,029
                                                                                  ----------    ----------    ----------

NET INCOME . . . . . . . . . . . . . . . . . . . . . . . . . . . .               $ 5,038,665   $ 4,018,633   $ 3,708,348
                                                                                  ----------    ----------    ----------
                                                                                  ----------    ----------    ----------
EARNINGS PER COMMON SHARE. . . . . . . . . . . . . . . . . . . . .  1                  $1.21         $0.98        $ 0.91
                                                                                       -----         -----        ------
                                                                                       -----         -----        ------

AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING. . . . . . . . . . . . . . . . . . . . . . . . . . .  1              4,171,524     4,110,913     4,075,495
                                                                                  ----------    ----------    ----------
                                                                                  ----------    ----------    ----------


See Notes to Consolidated Financial Statements.

STATE BANCORP, INC. AND SUBSIDIARY
STATEMENTS OF CONSOLIDATED CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                                                            1995           1994            1993
                                                                            ----           ----            ----
OPERATING ACTIVITIES:
Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $  5,038,665   $  4,018,633   $   3,708,348
Adjustments to reconcile net income to net cash provided by
     operating activities:
  Provision for possible credit losses . . . . . . . . . . . . . . . .    1,200,000      1,950,000       3,000,000
  Depreciation and amortization of bank premises
     and equipment . . . . . . . . . . . . . . . . . . . . . . . . . .      532,136        486,484         499,298
  Amortization of intangibles. . . . . . . . . . . . . . . . . . . . .      634,007        589,601         802,447
  Deferred income tax (benefit) provision. . . . . . . . . . . . . . .     (280,277)      (153,290)         18,481
  Amortization of net premium on securities  . . . . . . . . . . . . .    1,234,306      1,279,221         854,994
  Net security losses (gains). . . . . . . . . . . . . . . . . . . . .       55,162         30,272      (2,336,518)
  Change in securities held for sale . . . . . . . . . . . . . . . . .                                  19,072,178
  Decrease (increase) in other assets, net . . . . . . . . . . . . . .      373,044     (1,008,188)       (981,538)
  Increase (decrease) in accrued expenses, taxes
     and other liabilities . . . . . . . . . . . . . . . . . . . . . .    1,455,836         73,382        (732,506)
                                                                        -----------     -----------    ------------
Net cash provided by operating activities. . . . . . . . . . . . . . .   10,242,879      7,266,115      23,905,184
                                                                        -----------     -----------    ------------
INVESTING ACTIVITIES:
Proceeds from sales of securities held to maturity . . . . . . . . . .                                  19,768,232
Proceeds from maturities of securities held to maturity. . . . . . . .   60,852,844     71,032,818      72,898,046
Purchases of securities held to maturity . . . . . . . . . . . . . . .  (41,797,155)   (86,787,664)   (143,209,809)
Proceeds from sales of securities available for sale . . . . . . . . .   46,892,356     34,845,693
Proceeds from maturities of securities available for sale. . . . . . .   37,053,383     31,191,843
Purchases of securities available for sale . . . . . . . . . . . . . . (120,245,893)   (61,076,933)
Increase in loans - net. . . . . . . . . . . . . . . . . . . . . . . .  (33,558,101)   (25,775,527)    (13,827,362)
Purchases of bank premises and equipment . . . . . . . . . . . . . . .     (771,721)      (511,615)       (485,834)
Proceeds from sales of bank premises and equipment . . . . . . . . . .                       1,626
                                                                        -----------     -----------    ------------

Net cash used in investing activities. . . . . . . . . . . . . . . . .  (51,574,287)    (37,079,759)   (64,856,727)
                                                                        -----------     -----------    ------------

FINANCING ACTIVITIES:
Increase (decrease) in demand and savings deposits . . . . . . . . . .   77,520,526     (16,628,137)    (6,608,842)
Increase (decrease) in time deposits . . . . . . . . . . . . . . . . .   42,894,826      26,123,978    (17,406,473)
Increase in Federal funds purchased. . . . . . . . . . . . . . . . . .    1,000,000      15,575,000        425,000
Increase (decrease) in securities sold under agreements
  to repurchase. . . . . . . . . . . . . . . . . . . . . . . . . . . .    8,301,479     (11,953,705)    86,870,000
Increase in other short-term borrowings. . . . . . . . . . . . . . . .   10,000,000
Cash dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . .   (2,353,892)     (1,182,519)    (1,066,074)
Proceeds from shares issued under the dividend
   reinvestment plan . . . . . . . . . . . . . . . . . . . . . . . . .      679,813         394,643        207,511
Proceeds from stock options exercised. . . . . . . . . . . . . . . . .      175,378
                                                                        -----------     -----------    ------------

Net cash provided by financing activities. . . . . . . . . . . . . . .  138,218,130      12,329,260     62,421,122
                                                                        -----------     -----------    ------------

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS . . . . . . . . . . . . . . . . . . . . . . . . . .   96,886,722     (17,484,384)    21,469,579

CASH AND CASH EQUIVALENTS AT BEGINNING
  OF YEAR. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24,966,956      42,451,340     20,981,761
                                                                        -----------     -----------    ------------

CASH AND CASH EQUIVALENTS AT
  END OF YEAR. . . . . . . . . . . . . . . . . . . . . . . . . . . . . $121,853,678    $ 24,966,956  $  42,451,340
                                                                        -----------     -----------    ------------
                                                                        -----------     -----------    ------------

SUPPLEMENTAL DATA:
Interest paid. . . . . . . . . . . . . . . . . . . . . . . . . . . . . $ 18,355,250    $ 11,656,559  $  11,434,036
                                                                        -----------     -----------    ------------
                                                                        -----------     -----------    ------------
Income taxes paid. . . . . . . . . . . . . . . . . . . . . . . . . . .$   2,472,750   $   1,463,416  $   1,764,211
                                                                        -----------     -----------    ------------
                                                                        -----------     -----------    ------------

See Notes to Consolidated Financial Statements.

STATE BANCORP, INC. AND SUBSIDIARY
STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                                                                                 Unrealized
                                                                                               Net Gain (Loss)
                                                                                                on Securities
                                                     Common                       Retained        Available
                                        Notes        Stock         Surplus        Earnings         for Sale             Total
                                        -----     -----------    -----------    -------------  ---------------        ------------


Balance, January 1, 1993 . . . . . .              $15,229,625    $ 9,529,859    $ 6,240,974                           $31,000,458
Cash dividend ($.26 per share) . . .       1                                     (1,066,074)                           (1,066,074)
10% stock dividend (304,596 shares
  at market value) . . . . . . . . .       1        1,522,980      1,446,831     (2,969,811)
Shares issued under the dividend
  reinvestment plan (23,530 shares at
  95% of market value) . . . . . . .                  117,650         89,861                                              207,511
Net income . . . . . . . . . . . . .                                              3,708,348                             3,708,348
Unrealized net gain on securities
  available for sale . . . . . . . .       2                                                        $   865,005           865,005
                                                   -----------    ----------     ----------         -----------       -----------
Balance, December 31, 1993 . . . . .                16,870,255    11,066,551      5,913,437             865,005       $34,715,248
Cash dividend ($.29 per share) . . .       1                                     (1,182,519)                           (1,182,519)
10% stock dividend (337,863 shares
  at market value) . . . . . . . . .       1         1,689,315     1,858,247     (3,547,562)
Shares issued under the dividend
  reinvestment plan (40,905 shares at
  95% of market value) . . . . . . .                   204,525       190,118                                              394,643
Net income . . . . . . . . . . . . .                                              4,018,633                             4,018,633
Change in unrealized net gain (loss)
  on securities available for sale .       2                                                         (1,775,535)       (1,775,535)
                                                    ----------    ----------      ---------          ----------       -----------
Balance, December 31, 1994 . . . . .                18,764,095    13,114,916      5,201,989            (910,530)       36,170,470
Cash dividend ($.57 per share) . . .       1                                     (2,353,892)                           (2,353,892)
10% stock dividend (378,221 shares
  at market value) . . . . . . . . .       1         1,891,105     2,836,657     (4,727,762)
Shares issued under the dividend
  reinvestment plan (58,824 shares at
  95% of market value) . . . . . . .                   294,120       385,693                                              679,813
Stock options exercised  . . . . . .       9           110,240        65,138                                              175,378
Net income . . . . . . . . . . . . .
                                                                                  5,038,665                             5,038,665
Change in unrealized net loss
  on securities available for sale .       2                                                            877,118           877,118
                                                    ----------    ----------      ---------          ----------       -----------



Balance, December 31, 1995 . . . . .               $21,059,560   $16,402,404    $ 3,159,000         $   (33,412)      $40,587,552
                                                    ----------    ----------      ---------          ----------       -----------
                                                    ----------    ----------      ---------          ----------       -----------


See Notes to Consolidated Financial Statements.


- --------------------------------------------------------------------------------



STATE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

ORGANIZATION AND NATURE OF OPERATIONS -

The consolidated financial statements include the accounts of State Bancorp, Inc. and its wholly-owned subsidiary, State Bank of Long Island (the "Bank"). The Bank's consolidated financial statements include the accounts of its wholly-owned subsidiaries, New Hyde Park Leasing Corporation and SB ORE Corp. State Bancorp, Inc. and subsidiary are collectively referred to hereafter as the "Company." All intercompany accounts and transactions have been eliminated.

The Company was incorporated as a bank holding company under the laws of the state of New York in 1985 to provide consumer, commercial and municipal banking services to clients located primarily in the Queens, Nassau and Suffolk county areas. It offers a full range of deposit and loan products through eight full service branches and two regional financial centers.

In addition, the Company offers merchant credit card services, access to annuity products and offers a consumer debit card with membership in a national ATM network. The Company currently has ATMs at five of its eight branch locations.

BASIS OF PRESENTATION - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The accounting and reporting policies of the Company conform with generally accepted accounting principles and with general practice within the banking industry. The following is a summary of the more significant accounting and reporting policies:

SECURITIES HELD TO MATURITY AND SECURITIES AVAILABLE FOR SALE - At the time of purchase of a security, the Bank designates the security as either available for sale or held to maturity, depending upon investment objectives, liquidity needs and intent. Securities held to maturity are stated at cost, adjusted for premium amortized or discount accreted, if any. The Bank has the intent and ability to hold such securities to maturity. Securities available for sale are stated at estimated market value. Unrealized gains and losses are excluded from earnings and reported as a net amount as a separate component of stockholder's equity until realized. Trading securities are purchased and held principally for the purpose of selling them in the near term. Trading generally reflects active and frequent buying and selling, and trading securities are generally used with the objective of generating profits on short-term differences in price. As of December 31, 1995 and 1994, the Bank did not hold any trading securities. Interest earned on investment securities is included in interest income. The cost used in computing realized gains and losses is determined by the specific identification method.

INCOME RECOGNITION - Unearned income on discounted commercial loans is amortized to interest income using the interest method. The Bank discontinues the accrual of interest on loans whenever there is reasonable doubt that interest and/or principal will be collected, or when either principal or interest is ninety days or more past due and the loan is not well collateralized nor in the process of collection. Income is not accrued for installment loans which are 90 days past due unless the Bank holds cash collateral therefor. Interest received on nonaccrual loans is either applied against principal or reported as income, according to management's judgement as to the collectibility of the principal. Interest is accrued on restructured loans generally in accordance with the revised terms.

ALLOWANCE FOR POSSIBLE CREDIT LOSSES - The allowance for possible credit losses is established through a provision for credit losses charged to expenses. Loans are charged against the allowance for possible credit losses when management believes that the collectibility of the principal is unlikely. The balance in the allowance for possible credit losses is maintained at a level that, in the opinion of management, is sufficient to absorb future losses. To determine that level, management identifies problem loans based on the financial condition of the borrower, coupled with the value of any collateral and/or guarantor support. Based upon the resultant risk categories assigned to each loan, an appropriate reserve level is determined. Management also evaluates the quality of, and changes in, the portfolio, the Bank's historical loss experience, the existing economic climate of the service area in which the Bank operates, examinations by regulatory authorities, internal reviews and other evaluations in determining the appropriate allowance balance. While management utilizes all available information to estimate the adequacy of the allowance for possible credit losses, the ultimate collectibility of a substantial portion of the loan portfolio and the need for future additions to the allowance will be based upon changes in economic conditions and other relevant factors.

Effective January 1, 1995, the Company adopted Statements of Financial Accounting Standards No. 114 ("SFAS No. 114"), "Accounting by Creditors for Impairment of a Loan," and No. 118 ("SFAS No. 118"), "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." A loan is considered impaired under SFAS No. 114 when, based on current information and events, it is probable that the lender will not be able to collect all the principal and interest due under the contractual terms of the loan. Impaired loans subject to individual analysis consist of all nonaccrual commercial mortgage and nonaccrual commercial and industrial loans over $250,000. The allowance for credit losses related to loans that are identified for evaluation in accordance with SAFS No. 114 is based on their expected future cash flows, discounted at the loan's effective interest rate, or at the observable market price or at the fair value of the underlying collateral. This evaluation is inherently subjective as it requires material estimates, including the amount and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

BANK PREMISES AND EQUIPMENT-NET - Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation expense is computed on the straight-line method over the estimated useful lives of the related assets which range from 3 to 40 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining terms of the leases.

LOAN ORIGINATION FEES AND COSTS - Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan.

INCOME TAXES - The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Company's consolidated financial statements or tax returns (see Note 8). Under this method, deferred tax assets and liabilities are determined based on the differences between the financial accounting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

CASH DIVIDENDS - Cash dividends per common share have been restated to give retroactive effect to stock dividends.

Stock Dividends - Stock dividends issued are recorded by transferring the aggregate market value of the shares issued from retained earnings to common stock and surplus. All per share information included in the consolidated financial statements and the notes thereto has been restated to give retroactive effect to stock dividends.

EARNINGS PER COMMON SHARE - Earnings per common share are computed based on the weighted average number of shares outstanding after giving retroactive effect to stock dividends. The impact of the assumed exercise of stock options is immaterial or antidilutive in all years presented.

STATEMENTS OF CASH FLOWS - For the purpose of presenting the statements of cash flows, the Company considers Federal funds sold and securities purchased under agreements to resell to be cash equivalents because such assets are convertible into fixed amounts of cash within several days of initial purchase.

LOANS IN-SUBSTANCE FORECLOSED - Loans considered to be in-substance foreclosed were accounted for as foreclosed property and were included in other assets in 1994 at fair market value less estimated costs of disposal. Although the collateral underlying these loans was not repossessed, the borrower had little or no equity in the collateral at its then current estimated fair value, proceeds for repayment were expected to come only from the operation or sale of the collateral, and either the borrower had formally or effectively abandoned control of the property or it was doubtful the borrower would have been able to rebuild equity in the collateral or otherwise repay the loan.

INTANGIBLES - Intangibles consist of core deposit intangibles, the excess market value of leases acquired and goodwill. Intangibles are carried at cost less accumulated amortization. Amortization is provided over the period of anticipated benefit (3 to 20 years).

RECLASSIFICATIONS - Certain reclassifications have been made to prior years' amounts to conform them to the current year's presentation.


2. SECURITIES HELD TO MATURITY AND SECURITIES AVAILABLE FOR SALE

The amortized cost, gross unrealized gains and losses, and estimated market value of securities held to maturity and securities available for sale at December 31, 1995, 1994 and 1993 are as follows:


                                                                 DECEMBER 31, 1995
                                                                 -----------------
                                                                GROSS       GROSS      ESTIMATED
                                               AMORTIZED      UNREALIZED  UNREALIZED    MARKET
                                                  COST          GAINS       LOSSES       VALUE
                                                  ----          -----       ------       -----
Securities Held to Maturity:
  Obligations of states and political
    subdivisions . . . . . . . . . . . . . .  $ 28,222,798     $  1,426               $ 28,224,224
                                               -----------      -------                -----------
Total Securities Held to Maturity. . . . . .    28,222,798        1,426                 28,224,224
                                               -----------      -------                -----------
Securities Available for Sale:
  U.S. Treasury securities . . . . . . . . .    25,482,454      249,146                 25,731,600
  Obligations of states and political
    subdivisions . . . . . . . . . . . . . .    14,731,728       17,521  $  (3,248)     14,746,001
  Corporate securities . . . . . . . . . . .     1,429,850                               1,429,850
  Government Agency securities . . . . . . .    24,989,444       78,056                 25,067,500
  Mortgage-backed securities and
    collateralized mortgage obligations. . .   137,814,822                (398,343)    137,416,479
                                               -----------      -------   --------     -----------
Total Securities Available for Sale. . . . .   204,448,298      344,723   (401,591)    204,391,430
                                               -----------      -------   --------     -----------
Total Securities . . . . . . . . . . . . . .  $232,671,096     $346,149  $(401,591)   $232,615,654
                                               -----------      -------   --------     -----------
                                               -----------      -------   --------     -----------


                                                                 DECEMBER 31, 1994
                                                                 -----------------
                                                                 GROSS        GROSS        ESTIMATED
                                               AMORTIZED       UNREALIZED   UNREALIZED      MARKET
                                                  COST           GAINS        LOSSES         VALUE
                                                  ----           -----        ------         -----

Securities Held to Maturity:
  U.S. Treasury securities . . . . . . . . .  $  6,199,237                 $  (187,677)   $  6,011,560
  Obligations of states and political
    subdivisions . . . . . . . . . . . . . .    35,490,031      $10,625       (183,654)     35,317,002
  Corporate securities . . . . . . . . . . .        18,150                                      18,150
  Government Agency securities . . . . . . .    10,000,000                    (306,500)      9,693,500
  Mortgage-backed securities . . . . . . . .    84,649,381                  (5,674,781)     78,974,600
                                               -----------       ------     ----------     -----------
Total Securities Held to Maturity. . . . . .   136,356,799       10,625     (6,352,612)    130,014,812

                                               -----------       ------     ----------     -----------
Securities Available for Sale:
  U.S. Treasury securities . . . . . . . . .    19,639,417                    (516,417)     19,123,000
  Obligations of states and political
    subdivisions . . . . . . . . . . . . . .    25,227,064                     (89,623)     25,137,441
  Mortgage-backed securities and
    collateralized mortgage obligations. . .    35,492,819        4,141       (955,728)     34,541,232
                                               -----------       ------     ----------     -----------
Total Securities Available for Sale. . . . .    80,359,300        4,141     (1,561,768)     78,801,673
                                               -----------       ------     ----------     -----------
Total Securities . . . . . . . . . . . . . .  $216,716,099      $14,766    $(7,914,380)   $208,816,485
                                               -----------       ------     ----------     -----------
                                               -----------       ------     ----------     -----------


                                                                 DECEMBER 31, 1993
                                                                 -----------------
                                                                GROSS       GROSS      ESTIMATED
                                               AMORTIZED      UNREALIZED  UNREALIZED    MARKET
                                                  COST          GAINS       LOSSES       VALUE
                                                  ----          -----       ------       -----

Securities Held to Maturity:
  Obligations of states and
    political subdivisions . . . . . . . . .  $ 54,129,156   $   48,644  $ (97,839)   $ 54,079,961
  Corporate securities . . . . . . . . . . .        18,150                                  18,150
  Mortgage-backed securities . . . . . . . .    67,019,864      242,758   (364,652)     66,897,970
                                               -----------    ---------   --------     -----------

Total Securities Held to Maturity. . . . . .   121,167,170      291,402   (462,491)    120,996,081
                                               -----------    ---------   --------     -----------
Securities Available for Sale:
  U.S. Treasury securities . . . . . . . . .    17,296,940      839,680                 18,136,620
  Obligations of states and
    political subdivisions . . . . . . . . .    12,622,902       13,883     (3,445)     12,633,340
  Mortage-backed securities and
    collateralized mortgage obligations  . .    56,144,337      736,760    (99,572)     56,781,525
                                               -----------    ---------   --------     -----------
Total Securities Available for Sale  . . . .    86,064,179    1,590,323   (103,017)     87,551,485
                                               -----------    ---------   --------     -----------

Total Securities . . . . . . . . . . . . . .  $207,231,349   $1,881,725  $(565,508)   $208,547,566
                                               -----------    ---------   --------     -----------
                                               -----------    ---------   --------     -----------

The amortized cost and estimated market value of securities held to maturity and securities available for sale at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                ESTIMATED
                                                AMORTIZED        MARKET
                                                   COST           VALUE
                                                ---------       ----------
Securities Held to Maturity:
   Due in one year or less . . . . . . . . .  $ 27,813,598    $ 27,796,359
   Due after one year through five years . .       127,200         126,677
   Due after five years through ten years. .       282,000         301,188
                                                ----------      ----------
   Total Securities Held to Maturity . . . .  $ 28,222,798    $ 28,224,224
                                                ----------      ----------

                                                                ESTIMATED
                                                AMORTIZED        MARKET
                                                   COST           VALUE
                                                ---------       ----------
Securities Available for Sale:
   Due in one year or less . . . . . . . . .  $ 30,704,551    $ 30,829,426
   Due after one year through five years . .    29,414,631      29,602,600
   Due after five years through ten years. .     5,084,444       5,113,075
   Due after ten years . . . . . . . . . . .     1,429,850       1,429,850
                                               -----------     -----------
   Subtotal. . . . . . . . . . . . . . . . .    66,633,476      66,974,951
   Mortgage-backed securities and
     collateralized mortgage obligations . .   137,814,822     137,416,479
                                               -----------     -----------
   Total Securities Available for Sale . . .  $204,448,298    $204,391,430
                                               -----------     -----------
                                               -----------     -----------

In 1995 and 1994, gross gains of $7,758 and $4,748 and gross losses of $62,920 and $35,020, respectively, were realized on the sale of securities available for sale. In 1993, gross gains of $2,413,898 and gross losses of $77,380 were realized on the sale of securities held to maturity and securities available for sale.

At December 31, 1995, the Bank owned securities held to maturity and securities available for sale in excess of ten percent of stockholder's equity for the following issuers:

                                                                ESTIMATED
                                                AMORTIZED        MARKET
                                                   COST           VALUE
                                                ---------       ----------

              Town of North Hempstead          $ 8,492,896     $ 8,498,490
              Town of Smithtown                $ 4,187,728     $ 4,191,338

Securities held to maturity and securities available for sale with an amortized cost of $210,974,658 and $198,599,883 and an estimated market value of $210,869,615 and $190,768,502 at December 31, 1995 and 1994, respectively, were pledged for public deposits, securities sold under agreements to repurchase and fiduciary purposes.

In November 1995, the Financial Accounting Standards Board issued a special report entitled "A Guide to Implementation of SFAS No. 115 on Accounting for Certain Investments in Debt and Equity Securities - Questions and Answers" (the "Guide"). The Guide provided the Company with a one-time opportunity to transfer securities from the held to maturity category during the November 15 through December 31, 1995 period. After reconsideration of its original classifications, the Company reclassified $86.5 million of securities from held to maturity to available for sale. The fair value of such securities at the date of transfer was $86.0 million and the net unrealized loss was $0.5 million and was reported, net of deferred tax benefits, as a separate component of stockholders' equity.

3. LOANS - NET
At December 31, 1995 and 1994, net loans consisted of the following:

                                              1995            1994
                                              ----            ----
Commercial and industrial. . . . . . . . .$130,617,409    $112,285,899
Real estate - mortgage . . . . . . . . . . 137,066,419     126,107,478
Real estate - construction . . . . . . . .   7,797,685       3,348,716
Loans to individuals . . . . . . . . . . .   6,323,169       6,745,694
Tax exempt and other . . . . . . . . . . .   5,838,035       6,742,392
                                           -----------     -----------
Gross loans. . . . . . . . . . . . . . . . 287,642,717     255,230,179
Less:
  Unearned income. . . . . . . . . . . . .      63,976          85,234
  Allowance for possible credit losses
   (Note 4). . . . . . . . . . . . . . . .   5,004,216       4,928,521
                                          ------------     -----------
Loans - net. . . . . . . . . . . . . . . .$282,574,525    $250,216,424
                                          ------------     -----------
                                          ------------     -----------

At December 31, 1995 and 1994, loans with unpaid principal balances aggregating $8,246,847 and $6,707,378, respectively, on which the Bank is no longer accruing interest income are included in the amounts set forth above. Interest income would have been approximately $702,176, $570,769 and $686,011 greater in 1995, 1994 and 1993, respectively, had these loans been current. Interest income on nonaccrual loans, which is recorded only when received, amounted to $60,580, $124,079 and $47,897 for 1995, 1994 and 1993, respectively.

At December 31, 1995 and 1994, loans restructured, and still accruing interest in accordance with the modified terms, were approximately $3,344,000 and $3,608,000, respectively. Interest income would have been approximately $65,700 and $93,200 greater in 1995 and 1994, respectively, had the restructured loans performed according to their original terms.

The Bank makes loans to its directors and executive officers, as well as to other related parties, in the ordinary course of its business. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and, in the opinion of management, do not bear more than normal credit risk. Loans made to directors and executive officers, either directly or indirectly, exclusive of loans which did not exceed $60,000 in aggregate for any one person during the year, totaled $2,380,989 and $3,698,510 at December 31, 1995 and 1994, respectively. New loans totaling $2,991,350 and $4,309,561 were extended and payments of $2,553,743 and $3,919,066 were received in 1995 and 1994, respectively, on these loans.

The Bank adopted SFAS No. 114 and SFAS No. 118 in 1995. Due to the nature of the Bank's loans, the adoption of SFAS No. 114 and SFAS No. 118 did not have a material effect on the Bank's results of consolidated operations or financial condition. As of December 31, 1995, total impaired loans amounted to $7,782,686. As a result of the Bank's evaluation of impaired loans, an allowance for possible credit losses of $1,177,013 was established for $6,416,198 of the total impaired loans, with the balance of impaired loans requiring no specific allowance according to SFAS No. 114. For the year ended December 31, 1995, the total average impaired loan balance was $6,498,542. Total interest income recognized for impaired, nonaccrual and restructured loans during the year ended December 31, 1995 was $153,903.

Effective January 1, 1995 the Bank transferred $1,100,774 in loans in-substance foreclosed from other assets to the loan portfolio. This transfer was made in accordance with the provisions of SFAS No. 114.


4. ALLOWANCE FOR POSSIBLE CREDIT LOSSES
Activity in the allowance for possible credit losses for each of the three years in the period ended December 31, 1995 is as follows:


                                                 1995         1994         1993
                                                 ----         ----         ----
Balance, January 1   . . . . . . . . . . . .  $4,928,521   $4,725,033    $5,067,897
Provision charged to income  . . . . . . . .   1,200,000    1,950,000     3,000,000
Charge-offs, net of recoveries of $69,744,
   $168,053 and $67,910  . . . . . . . . . .  (1,124,305)  (1,746,512)   (3,342,864)
                                               ---------    ---------     ---------
Balance, December 31 . . . . . . . . . . . .  $5,004,216   $4,928,521    $4,725,033
                                               ---------    ---------     ---------
                                               ---------    ---------     ---------

5. BANK PREMISES AND EQUIPMENT - NET
At December 31, 1995 and 1994, Bank premises and equipment consisted of the following:

                                             ACCUMULATED
                                             DEPRECIATION/  NET BOOK
                                    COST     AMORTIZATION    VALUE
                                    ----     -------------  --------
December 31, 1995:
   Building. . . . . . . . .    $1,686,729    $  546,259  $1,140,470
   Leasehold improvements. .     1,218,281       428,834     789,447
   Furniture and fixtures. .     3,711,800     2,682,318   1,029,482
                                 ---------     ---------   ---------
Total. . . . . . . . . . . .    $6,616,810    $3,657,411  $2,959,399
                                 ---------     ---------   ---------
                                 ---------     ---------   ---------
December 31, 1994:
   Building. . . . . . . . .    $1,540,618    $  487,894  $1,052,724
   Leasehold improvements. .     1,098,914       332,483     766,431
   Furniture and fixtures. .     3,263,556     2,362,897     900,659
                                 ---------     ---------   ---------
Total. . . . . . . . . . . .    $5,903,088    $3,183,274  $2,719,814
                                 ---------     ---------   ---------
                                 ---------     ---------   ---------

6. OTHER ASSETS
At December 31, 1995 and 1994, other assets consisted of the following:


                                                                           1995          1994
                                                                           ----          ----
Core deposit intangibles (net of accumulated amortization
  of $2,110,885 and $1,541,875). . . . . . . . . . . . . . . . . . . . $ 1,185,438   $ 1,754,448
Interest receivable - investments. . . . . . . . . . . . . . . . . . .   3,146,140     2,442,169
Interest receivable - loans. . . . . . . . . . . . . . . . . . . . . .   2,027,698     1,873,072
Deferred income taxes. . . . . . . . . . . . . . . . . . . . . . . . .   2,295,700     2,595,554
Prepaid expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .     529,343       477,386
Excess market value of leases acquired (net of accumulated
   amortization of $114,423 and $78,286) . . . . . . . . . . . . . . .     508,043       544,180
Cash surrender value of life insurance policies. . . . . . . . . . . .     864,135       735,635
Principal receivable - mortgage-backed securities. . . . . . . . . . .     218,556
Loans in-substance foreclosed. . . . . . . . . . . . . . . . . . . . .                 1,100,774
Other real estate owned  . . . . . . . . . . . . . . . . . . . . . . .                   453,769
Goodwill (net of accumulated amortization of $94,165 and $69,926)  . .                    24,239
Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     173,585       297,827
                                                                       -----------   -----------
Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $10,948,638   $12,299,053
                                                                       -----------   -----------
                                                                       -----------   -----------

Statement of Financial Accounting Standards No. 121, "Accounting for Long-Lived Assets to be Disposed of" ("SFAS No. 121"), establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 requires that long-lived assets (such as foreclosed real estate as defined in SFAS No. 15,"Accounting by Debtors and Creditors for Troubled Debt Restructurings") and certain identifiable intangibles to be disposed of, be reported at the lower of carrying amount or fair value less cost to sell, except for assets that are covered by APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." The requirements of SFAS No. 121 are effective for fiscal years beginning after December 15, 1995. Impairment losses resulting from the application of SFAS No. 121 should be reported in the period in which the recognition criteria are first applied and met. The initial application of SFAS No. 121 to assets that are being held for disposal at the date of adoption should be reported as a cumulative effect of a change in accounting principle. The Company does not believe that the adoption of SFAS No. 121 will have a material effect on the Company's consolidated financial statements.

7. LINES OF CREDIT
At December 31, 1995, several correspondent banks extended informal lines of credit aggregating $17,000,000 to the Bank for the purchase of Federal funds. The average amount outstanding under these credit facilities was $2,577,945 in 1995 and $3,276,507 in 1994. At December 31, 1995 and 1994, $17,000,000 and
$16,000,000, respectively,  were outstanding under these facilities.

8. INCOME TAXES
The components of income tax expense for the years ended December 31, 1995, 1994 and 1993 are as follows:

                                             1995         1994          1993
                                             ----         ----          ----
Federal:
   Current . . . . . . . . . . . . . .    $1,915,595   $1,358,914    $1,234,161
   Deferred  . . . . . . . . . . . . .      (204,411)    (110,438)       13,234

Subtotal . . . . . . . . . . . . . . .     1,711,184    1,248,476     1,247,395
                                          -----------  -----------   ----------
State:
   Current . . . . . . . . . . . . . .       823,895      647,085       553,387
   Deferred  . . . . . . . . . . . . .       (75,866)     (42,852)        5,247
                                          -----------  -----------   ----------
Subtotal . . . . . . . . . . . . . . .       748,029      604,233       558,634
                                          -----------  -----------   ----------
Total. . . . . . . . . . . . . . . . .    $2,459,213   $1,852,709    $1,806,029
                                          -----------  -----------   ----------
                                          -----------  -----------   ----------

Total income tax expense was less than the amounts computed by applying the statutory Federal income tax rate to income before income taxes due to the following:


                                                         1995                   1994                   1993
                                                         ----                   ----                   ----
                                                                % OF                  % OF                   % OF
                                                               PRETAX                PRETAX                 PRETAX
                                                   AMOUNT      INCOME     AMOUNT     INCOME      AMOUNT     INCOME
                                                   ------      ------     ------     ------      ------     ------
Income tax expense at
   statutory rate. . . . . . . . . . . . . .     $2,549,279    34.0%    $1,996,257    34.0%    $1,874,888    34.0%
Increase (reduction) in taxes
   resulting from:
   Tax exempt interest on investments,
     net of interest expense disallowed
     of $269,939, $149,959 and $146,247
     in 1995, 1994 and 1993, respectively. .       (601,743)   (8.0)      (559,980)   (9.5)      (460,164)   (8.3)
   State income tax, net of Federal
     tax benefit . . . . . . . . . . . . . .        493,699     6.6        398,794     6.8        368,698     6.7
   Other . . . . . . . . . . . . . . . . . .         17,978     0.2         17,638     0.3         22,607     0.4
                                                 -----------   -----    -----------   -----    -----------   -----
Income tax expense . . . . . . . . . . . . .     $2,459,213    32.8%    $1,852,709    31.6%    $1,806,029    32.8%
                                                 -----------   -----    -----------   -----    -----------   -----
                                                 -----------   -----    -----------   -----    -----------   -----

The components of the deferred tax (benefit) provision are as follows:


                                                                  1995          1994          1993
                                                                  ----          ----          ----
Excess of book over tax depreciation . . . . . . . . . . . .    $ (50,451)    $ (26,395)    $ (11,892)
(Excess) deficiency of book over tax bad debt provision. . .      (31,334)       (1,947)      440,772
Excess of book over tax amortization of
     intangibles   . . . . . . . . . . . . . . . . . . . . .     (146,787)     (131,911)     (214,453)
Allowance for recapture of credit losses . . . . . . . . . .      (60,505)
Section 197 election income. . . . . . . . . . . . . . . . .                                 (181,595)
Other - net  . . . . . . . . . . . . . . . . . . . . . . . .        8,800         6,963       (14,351)
                                                                 ---------     ---------     ---------
Total  . . . . . . . . . . . . . . . . . . . . . . . . . . .    $(280,277)    $(153,290)    $  18,481
                                                                 ---------     ---------     ---------
                                                                 ---------     ---------     ---------


At December 31, 1995 and 1994, deferred tax assets are comprised of the following:
                                                         1995          1994
                                                         ----          ----
Allowance for possible credit losses   . . .        $1,526,967    $1,445,425
Securities available for sale  . . . . . . .            23,456       647,097
Intangible assets  . . . . . . . . . . . . .           602,374       459,415
Property and equipment . . . . . . . . . . .            77,333        17,519
Other. . . . . . . . . . . . . . . . . . . .            65,570        26,098
                                                    ----------    ----------
Deferred income taxes  . . . . . . . . . . .        $2,295,700    $2,595,554
                                                    ----------    ----------
                                                    ----------    ----------

At December 31, 1995 and 1994, there were no deferred tax liabilities.

Income tax (benefit) expense associated with net realized security (losses) gains amounted to approximately $(22,891), $(12,612) and $978,000 in 1995, 1994
and 1993, respectively.

The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109") during the first quarter of 1993. The adoption of SFAS No. 109 was made as of the beginning of the year on a prospective basis. The effect of this accounting change was not material to the Company's consolidated financial statements as of the date of adoption, nor did it have a material effect on the 1993 provision for income taxes.

9. STOCKHOLDERS' EQUITY
Under the terms of the Company's incentive stock option plans adopted in January 1987 and April 1994, options have been granted to certain key personnel which entitle each holder to purchase shares of the Company's common stock. The option price is the higher of the fair market value or the book value of the shares at the date of grant. Such options are exercisable commencing one year from the date of grant, at the rate of 25 percent per year, and expire eight years from the date of the grant.

A summary of stock option activity follows after giving retroactive effect to all stock dividends:


                                                                        OPTION PRICE
                                                                      (APPROXIMATE FAIR
                                                                    VALUE AT DATE OF GRANT)
                                                                    -----------------------
                                     NUMBER       NUMBER
                                   OF OPTIONS    OF SHARES         PER OPTION           TOTAL
                                   ----------    ---------         ----------           -----
Outstanding -
   January 1, 1993 . . . . . .       70,200       142,247        $11.00 - $31.00     $1,094,139
   Granted . . . . . . . . . .       21,900        29,149        $10.60                 232,140
   Cancelled . . . . . . . . .       (2,300)       (3,583)       $10.60 - $13.63        (27,885)
                                    --------      --------                            ----------

Outstanding -
   December 31, 1993 . . . . .       89,800       167,813        $10.60 - $31.00      1,298,394
   Cancelled . . . . . . . . .       (1,100)       (2,464)       $10.60 - $31.00        (18,850)
                                    --------      --------                            ----------
Outstanding -
   December 31, 1994 . . . . .       88,700       165,349        $10.60 - $31.00      1,279,544
   Granted . . . . . . . . . .       29,300        32,230        $12.63                 369,913
   Exercised . . . . . . . . .       (5,659)      (24,243)       $30.00 - $31.00       (175,378)
   Cancelled . . . . . . . . .       (2,694)       (5,234)       $10.60 - $31.00        (41,716)
                                    --------      --------                            ----------
Outstanding -
   December 31, 1995 . . . . .      109,647       168,102        $10.60 - $31.00     $1,432,363
                                    --------      --------                            ----------
                                    --------      --------                            ----------

At December 31, 1995, 64,872 options for the purchase of 114,467 shares were exercisable, and 183,578 shares were reserved for possible issuance. All options are noncompensatory; therefore, the Company is not required to make any charges to operations in connection with the plans.

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans.

Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. For stock options, fair value is determined using an option-pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock and the expected dividends on it, and the risk-free interest rate over the expected life of the option. The fair value of an option estimated at the grant date is not subsequently adjusted for changes in the price of the underlying stock or its volatility, the life of the option, dividends on the stock, or the risk-free interest rate.

Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value based method of accounting defined in SFAS No. 123 had been applied. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years beginning after December 15, 1995 and the disclosure requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning after December 15, 1995. The Company does not believe that the adoption of SFAS No. 123 will have a material effect on the Company's consolidated financial statements.

10. EMPLOYEE BENEFIT PLANS
The Bank has an Employee Stock Ownership Plan (the "ESOP") which is a defined contribution plan covering substantially all full-time employees. Bank contributions to the ESOP represent a minimum of three percent of an employee's annual gross compensation. Employees become 20 percent vested after two years of employment, with an additional 20 percent vesting each year. Full vesting takes place upon the completion of six years of employment. Employee contributions are not permitted. Contributions under the ESOP charged to operations amounted to $346,284, $306,307 and $289,005 in 1995, 1994 and 1993,
respectively. The Bank funds all amounts when due. At December 31, 1995, the ESOP had all of its assets invested in the Company's common stock and interest-bearing deposit accounts.

The Bank has a 401(k) Retirement Plan and Trust (the "401(k) Plan"), which covers substantially all full-time employees. Employees may elect to contribute up to sixteen percent of their annual gross compensation to the 401(k) Plan, and the Bank will match one half of the employee's contribution up to a maximum of three percent of the employee's annual gross compensation. Employees are fully vested in both their own and Bank contributions. Bank contributions under the 401(k) Plan amounted to $129,730, $121,413 and $110,047 in 1995, 1994 and 1993,
respectively. The Bank funds all amounts when due. At December 31, 1995, contributions to the 401(k) Plan were invested in either a bond, equity, money market, capital appreciation, international equity or diversified fund as directed by each employee.

During 1995, the Bank adopted non-qualified deferred compensation plans ("the Plan") for each officer for whom contributions under the ESOP are limited by the applicable provisions of the Internal Revenue Code. Bank contributions under the Plan totaled $24,923 in 1995.

11. COMMITMENTS AND CONTINGENT LIABILITIES
LEASES - The Bank is obligated under various leases covering branches, office space and the land on which its head office is built. The minimum payments under these leases, certain of which contain escalation clauses, are:

                     1996. . . . . .    $  562,248
                     1997. . . . . .       316,603
                     1998. . . . . . .     208,025
                     1999. . . . . . .     211,775
                     2000. . . . . . .     167,775
                     Remainder to 2011   1,396,079
                                         ---------
                     Total . . . . . .  $2,862,505
                                         ---------
                                         ---------

Rent expense was approximately $643,000, $570,000 and $547,000 for 1995, 1994 and 1993, respectively.

DIRECTORS' INCENTIVE RETIREMENT PLAN - The Company has a Directors' Incentive Retirement Plan for former directors of the Company who elected to retire after having completed certain minimum service requirements. Under the retirement plan, directors who elected to retire are entitled to receive, for a period of five years after such retirement, certain compensation, as defined in the retirement plan, as long as such director continues to consult with the Company in an advisory capacity (or, if the director expires prior to the completion of the consulting period, the beneficiary or estate designated by the director is entitled to receive such remaining compensation).

In 1992, the Company adopted a new retirement plan, whereby five individuals (four directors and the secretary to the Board of Directors), who had been eligible to receive benefits under the old retirement plan, agreed to cancel and surrender their rights in the old retirement plan in exchange for the terms of the new retirement plan. The new retirement plan provides for the payment of certain compensation annually to these five individuals through March 1, 2007. These individuals must be available to consult with the Company in an advisory capacity during this period (or, if the director or secretary expires prior to the completion of the consulting period, the beneficiary or estate designated by the director or secretary is entitled to receive such remaining compensation).

During 1995, 1994 and 1993, the Bank charged $160,045, $211,967 and $261,244, respectively, to operations relating to the retirement plans.

SEVERANCE COMMITMENTS - The Company has five Executive Severance Plans (the "Plans") for certain key executives who are full-time employees of the rank of First Vice President and above and who are designated as Plan participants by the Board of Directors. The Plans provide for certain rights accruing to participants in the event of a termination of the participant's employment within one year after a change in control of the Company. These rights include a cash payment and the continuation of certain employee benefits. In addition, all stock options held by a participant will become immediately exercisable. In the event that the participant enters into an employment contract, as defined in the Plans, all rights to the severance payment and other benefits set forth above will terminate. No amounts have been paid or accrued under the Plans.

PENDING CLAIMS AND CONTINGENT LIABILITIES - There are various pending claims and contingent liabilities arising in the normal course of business which are not reflected in the accompanying consolidated financial statements. Management considers that the aggregate liability, if any, resulting from pending claims and contingent liabilities will not be material.

OTHER - The Bank is required to maintain balances with the Feeral Reserve Bank of New York to satisfy reserve requirements. These balances averaged approximately $2,017,000 in 1995 and $1,968,000 in 1994.

12. STATE BANCORP, INC. (PARENT COMPANY ONLY)
        (IN THOUSANDS OF DOLLARS)

Certain condensed financial information follows:

                                                  DECEMBER 31
                                              ------------------

                                                1995       1994
                                                ----       ----

BALANCE SHEET
ASSETS - Investment in the Bank. . . . . .    $40,588    $36,170
                                              -------    -------
                                              -------    -------

Stockholders' Equity:
Common stock . . . . . . . . . . . . . . .    $21,060    $18,764
Surplus. . . . . . . . . . . . . . . . . .     16,402     13,115
Retained earnings. . . . . . . . . . . . .      3,159      5,202
Unrealized net loss on
     securities available for sale . . . .        (33)      (911)
                                              -------    -------

TOTAL STOCKHOLDERS' EQUITY . . . . . . . .    $40,588    $36,170
                                              -------    -------
                                              -------    -------


                                                                FOR THE YEARS ENDED DECEMBER 31,
                                                                --------------------------------

INCOME STATEMENT                                            1995               1994              1993
                                                         -------            -------           -------

Dividends from the Bank. . . . . . . . . . . . . . . .    $2,354             $1,183            $1,066
Equity in the undistributed earnings of the Bank . . .     2,685              2,836             2,642
                                                          ------             ------            ------

NET INCOME . . . . . . . . . . . . . . . . . . . . . .    $5,039             $4,019            $3,708
                                                          ------             ------            ------
                                                          ------             ------            ------

CASH FLOWS                                                      FOR THE YEARS ENDED DECEMBER 31,
                                                                --------------------------------

OPERATING ACTIVITIES:                                       1995               1994              1993
                                                            ----               ----              ----
Net income . . . . . . . . . . . . . . . . . . . . . .    $5,039             $4,019            $3,708
Less - equity in the undistributed earnings
       of the Bank . . . . . . . . . . . . . . . . . .     2,685              2,836             2,642
                                                          ------             ------            ------

Net cash provided by operating activities. . . . . . .     2,354              1,183             1,066
                                                          ------             ------            ------

FINANCING ACTIVITIES:
Cash dividends . . . . . . . . . . . . . . . . . . . .    (2,354)            (1,183)           (1,066)
Proceeds from shares issued under the dividend
  reinvestment plan. . . . . . . . . . . . . . . . . .       680                395               208
Proceeds from stock options exercised. . . . . . . . .       175
Capital contribution to the Bank . . . . . . . . . . .      (855)              (395)             (208)
                                                          ------             ------            ------

Net cash used in financing activities. . . . . . . . .    (2,354)            (1,183)           (1,066)
                                                          ------             ------            ------

NET CHANGE IN CASH . . . . . . . . . . . . . . . . . .    $    0            $     0           $     0
                                                          ------             ------            ------
                                                          ------             ------            ------


13. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial statement for commitments to extend credit, standby letters of credit and financial guarantees written is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies, but may include accounts receivable, inventory, equipment, real estate, and income-producing commercial properties. At December 31, 1995 and 1994, the unused portion of loan commitments for which the Bank is obligated amounted to approximately $53,372,000 and $45,059,000, respectively.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds cash as collateral supporting those commitments for which collateral is deemed necessary.

At December 31, 1995 and 1994, the Bank had standby letters of credit outstanding of approximately $2,903,000 and $2,300,000, respectively, of which approximately $623,000 and $656,000, respectively, were collateralized by cash. Additionally, at December 31, 1995 and 1994, the Bank had unutilized letters of credit outstanding of approximately $287,000 and $696,000, respectively.

See Note 3 for additional information regarding concentrations of credit risk.

14. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
The Bank is required to disclose the fair value of certain financial instruments, including both assets and liabilities recognized and not recognized in the consolidated balance sheets.

Markets do not exist for a portion of the Bank's financial instruments and, as a result, fair value estimates require judgements regarding future cash flows. These judgements are subjective in nature, involve uncertainties and therefore may change significantly at future measurement dates. The fair value information that follows is intended to supplement, but not replace, the basic consolidated financial statements and other traditional financial data presented throughout this report. In addition, the calculation of estimated fair values is based on market conditions at December 31, 1995 and 1994 and is not reflective of current or future fair values.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

CASH AND SHORT-TERM INVESTMENTS - For cash and short-term investments (due from banks, Federal funds sold, securities purchased under agreements to resell, accrued interest receivable and certain other short-term assets), the carrying amount is a reasonable estimate of fair value.

SECURITIES HELD TO MATURITY AND SECURITIES AVAILABLE FOR SALE - For securities held to maturity and securities available for sale, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using a quoted market price for similar securities.

LOANS - The fair value of loans is estimated by discounting the expected future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

DEPOSITS - The fair value of demand deposits, savings accounts and time deposits is the same amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

OTHER SHORT-TERM LIABILITIES - Other short-term liabilities (Federal funds purchased, securities sold under agreements to repurchase, accrued interest payable and certain other short-term liabilities) are considered to have fair values equal to their carrying amounts due to their short-term nature. These instruments are presented in the table below as other short-term liabilities.

COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT AND COMMERCIAL LETTERS OF CREDIT - The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of standby letters of credit and commercial letters of credit is based on fees currently charged for similar agreements.

The estimated fair values of the Bank's financial instruments are as follows:


                                                      1995                           1994
                                                      ----                           ----
                                             CARRYING        FAIR           CARRYING       FAIR
                                              AMOUNT         VALUE           AMOUNT        VALUE
                                              ------         -----           ------        -----
Financial assets:
   Cash and short-term investments . . .   $127,438,734   $127,438,734   $ 29,282,197   $ 29,282,197
   Securities held to maturity and
       securities available for sale . .    232,614,228    232,615,654    215,158,472    208,816,485
   Loans - net of the allowance
       for credit losses . . . . . . . .    282,574,525    288,429,361    250,216,424    252,230,815
                                            -----------    -----------    -----------    -----------
Total. . . . . . . . . . . . . . . . . .   $642,627,487   $648,483,749   $494,657,093   $490,329,497
                                            -----------    -----------    -----------    -----------
                                            -----------    -----------    -----------    -----------
                                                      1995                           1994
                                                      ----                           ----
                                             CARRYING        FAIR           CARRYING       FAIR
                                              AMOUNT         VALUE           AMOUNT        VALUE
                                              ------         -----           ------        -----


Financial liabilities:
   Deposits. . . . . . . . . . . . . . .   $497,739,954   $498,556,926   $377,324,602   $374,691,358
   Other short-term liabilities. . . . .    111,076,275    111,076,275     91,460,477     91,460,477
                                            -----------    -----------    -----------    -----------

Total. . . . . . . . . . . . . . . . . .   $608,816,229   $609,633,201   $468,785,079   $466,151,835
                                            -----------    -----------    -----------    -----------
                                            -----------    -----------    -----------    -----------

As of December 31, 1995 and 1994, the fair value of the net deferred income arising from unrecognized financial instruments (commitments to extend credit, standby letters of credit and commercial letters of credit) approximated the carrying value.

15. REGULATORY MATTERS
Dividends paid by the Bank are subject to restrictions by certain regulatory agencies. Under these restrictions, approximately $4,512,000 was available for payment of dividends at December 31, 1995, without prior approval of those regulatory agencies.

Banks must maintain a minimum ratio of qualifying total capital and core (Tier
I) capital to risk weighted assets of 8% and 4%, respectively. Regulatory authorities have also established a minimum leverage ratio of Tier I capital to
total  adjusted assets (leverage) of 3% to 5%.   The following is a summary  of
the Bank's capital ratios as of  December 31, 1995:


                                                                                        MINIMUM
                                                                              ACTUAL    REQUIRED
                                                                              ------    --------
            Tier I Capital to Total Adjusted Assets (Leverage) . . .           6.56%   3.00%-5.00%

            Tier I Capital to Risk Weighted Assets . . . . . . . . .          11.35%         4.00%
            Total Capital to Risk Weighted Assets. . . . . . . . . .          12.81%         8.00%

                       ---------------------------------------------------------
                       Two Jericho Plaza               Telephone: (516) 935-9000
                       Jericho, New York 11753-1683   Facsimile:  (516) 935-9056


INDEPENDENT AUDITORS' REPORT


TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
OF STATE BANCORP, INC.:

We have audited the accompanying consolidated balance sheets of State Bancorp, Inc. and subsidiary (the "Company") as of December 31, 1995 and 1994 and the related statements of consolidated earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995 and the consolidated statements of condition of State Bank of Long Island and subsidiaries as of December 31, 1995 and 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of State Bancorp, Inc. and subsidiary at December 31, 1995 and 1994 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 and the financial position of State Bank of Long Island and subsidiaries at December 31, 1995 and 1994 in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP





January 26, 1996

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

State Bancorp, Inc. (the "Company"), is a one-bank holding company which was formed on June 24, 1986. The Company operates as the parent for its wholly-owned subsidiary, State Bank of Long Island and subsidiaries (the "Bank"), a New York State chartered commercial bank founded in 1966. The income of the Company is derived through the operation of the Bank and its subsidiaries, the New Hyde Park Leasing Corporation and SB ORE Corp.

For the year ended December 31, 1995, the Company achieved record levels of earnings, equity, deposits and assets. The following discussion is intended to provide the reader with further insight into the principal factors contributing to the Company's 1995 financial results.

RESULTS OF OPERATIONS AND FINANCIAL CONDITION

SUMMARY
The Company achieved its nineteenth consecutive year of record earnings during 1995. Net income increased by 25.4% to $5.0 million or $1.21 per common share in 1995 versus $4.0 million or $0.98 per share in 1994. Higher net interest income, improved other income and a lower provision for credit losses were the primary reasons for the growth in earnings during 1995. Somewhat offsetting the foregoing factors was an increase in operating expenses, principally salaries and benefits, coupled with a higher effective tax rate.

The Company's capital position, by various measures, remains strong. The ratio of average total stockholders' equity to average total assets was 7.15% and 7.18% in 1995 and 1994, respectively. Based upon banking industry regulatory guidelines, a "well capitalized" institution must maintain a Tier I leverage ratio of at least 5.00% and Tier I and total capital to risk-adjusted assets ratios of at least 6.00% and 10.00%, respectively. At December 31, 1995, the Company's Tier I leverage ratio was 6.56% while its risk-adjusted ratios were 11.35% for Tier I capital and 12.81% for total capital. These ratios are substantially in excess of the foregoing regulatory guidelines and also compare favorably to the Company's peers.

The growth in net income recorded in 1995 yielded improvements in key measures of the Company's financial performance. During 1995, return on average assets was 0.94%, an 11 basis point improvement over 1994 while the return on average equity amounted to 13.11%, a 166 basis point increase versus last year. The Long Island economy, still lagging national measures of growth and job creation, showed some improvement during 1995. During the latter part of the year, the Company saw an increase in loan demand from its commercial and industrial middle-market clientele that appears likely to carry over into 1996. This scenario bodes well for the Company if it continues throughout the year. Lower interest rates and a flatter yield curve have limited opportunities in the investment arena during the past year. A shift in the asset mix from investments to loans will improve the Company's interest rate spread and earnings and, as a result, enhance financial performance ratios.

CUSTOMER SERVICE AND TECHNOLOGY
A recurring theme in all industries during the 1990's has been a focus on improving customer service and operating efficiency by leveraging technology. The Company operates in one of the most competitive banking markets in the country and, therefore, it is imperative that it remain on technology's cutting edge with respect to the introduction of new products and the enhancement of existing services. Highlights of the Company's efforts during 1995 to utilize technology to improve service quality and delivery systems are as follows.

During 1995, the Company's ATMs were embraced by its customer base as evidenced by the increase in transaction volumes at each machine throughout the year. The installation of ATMs is the first step in improving customer service through enhanced technology. During 1996, it is expected that a customer bill payment module will be introduced and P.C.-banking will also be evaluated during the year. The Company's automated voice response system, Touch24, also gained wide acceptance in 1995. Retail customers utilize Touch24 to handle account inquiries, provide deposit and loan rate information and perform financial transactions 24 hours a day, seven days a week. It is anticipated that early in 1996, this system will be available for business and municipal customers as well. Commercial clients seeking a more sophisticated means of electronic banking will be able to utilize a real-time P.C.-based cash management system in 1996. This product is expected to be offered during the second quarter of the year after the completion of beta testing.

The Company's technology initiatives during 1996 will improve internal management reporting systems as well. To fulfill this mandate during the coming year, technology projects involving the installation of a wide area network utilizing frame relay technology and the roll-out of a customer profitability system are already in progress. Additionally, we have also begun to explore utilizing the Internet to advertise the Company's products and services as well as to post earnings reports and update stockholders on matters of interest. In summary, the Company continues to explore all technological avenues to enhance products, services, delivery systems and to improve productivity.

NET INTEREST INCOME
The Company's primary source of earnings is net interest income, the difference between interest earned on loans and investments and interest paid on deposits and borrowed funds. Net interest income increased by 7.6% to $20.8 million in 1995 due to a $48 million or 10.3% increase in average interest-earning assets. The growth in earning assets was centered in the loan portfolio as commercial loans, commercial mortgages and, to a lesser extent, residential mortgages, all showed year over year increases. Average investment securities, mainly AAA-rated taxable Government Agency issues, increased by $17 million or 7.9% and short-term money market instruments advanced by $4 million or 19.2%, on average. The increase in earning assets recorded during 1995 followed growth rates of 2.0% and 17.8% in 1994 and 1993, respectively. Funding the asset expansion were increases in retail and municipal certificates of deposit, demand deposits and securities sold under agreements to repurchase. These increases more than offset the continued outflow of savings balances, which occurred despite the successful introduction of the Company's Prosperity Savings account in early 1995. The Prosperity account has attracted over $12 million in balances to date and continues to draw new customers to the Company, thereby providing excellent cross-selling opportunities for other products and services. The Company continues to address the problem of retail core deposit disintermediation and is actively developing products to improve core deposit retention in 1996.

Average loans, up 11.6% in 1995, experienced their strongest rate of growth in several years. Previous increases of 4.5% and 8.4% were achieved in 1994 and 1993, respectively. The 1995 increase was largely due to an improved local economy which saw the Company's commercial and industrial middle market clientele take down previously approved lines of credit to expand their businesses and invest in plant and equipment. At December 31, 1995, loans outstanding totaled $288 million, up 12.7% when compared to the comparable 1994 date. For the reasons previously discussed, management of the Company is encouraged that this trend will continue into the coming year. During the latter part of 1995, several seasoned lenders were added to the Company's commercial loan department. These lenders are expected to provide significant assistance in the Company's expansion plans in both Queens and Suffolk counties. Management is optimistic that the improved economy, coupled with the ongoing consolidation in the local banking industry, will provide significant opportunity for loan growth over the next year.

SECURITIES HELD TO MATURITY AND SECURITIES AVAILABLE FOR SALE
Due to the decline in interest rates experienced during 1995 and the relatively flat yield curve that prevailed throughout the year, the Company chose to selectively add to its investment portfolio in 1995. Maturities and principal paydowns were replaced at higher yields within specific criteria established by the Company's Funds Management Committee. SFAS No. 115 requires the Company, at the time of purchase, to designate each investment security as either "available for sale," "held to maturity" or "trading," depending upon investment objectives, liquidity needs and ultimate intent. Securities available for sale are stated at market value, with unrealized gains or losses reported as a separate component of stockholders' equity until realized. Securities held to maturity are stated at cost, adjusted for amortization of premium or accretion of discount, if any. Trading securities are generally purchased with the intent of capitalizing on short-term price differences by selling them in the near term. The Company did not hold any trading securities at December 31, 1995 and 1994. At December 31, 1995, the Company held $204 million in available for sale securities at a pre-tax
unrealized net loss of $57 thousand.   At December 31, 1994, the Company held
$79 million in available for sale securities at a pre-tax unrealized net loss of $1.6 million.

SUMMARY OF LOAN LOSS EXPERIENCE AND ALLOWANCE FOR POSSIBLE CREDIT LOSSES
The Company's senior lending personnel work in conjunction with line lenders to determine the level of risk in the Company's loan-related assets and establish an adequate level for the allowance for possible credit losses. An outside credit risk consultant is also utilized to independently verify the loan classifications and the adequacy of the allowance for possible credit losses. Management actively seeks to reduce the level of nonperforming assets through aggressive collection efforts and, where necessary, litigation and charge-off. As illustrated in Table I, the Company's nonperforming assets increased only nominally at year-end 1995 versus 1994.

At December 31, 1995, total nonperforming assets as a percentage of loans and other real estate was 2.87% as compared to 3.22% and 3.53% at year-end 1994 and 1993, respectively. Nonaccrual loans as a percentage of total loans increased slightly to 2.87% at year-end 1995. Although the level of nonperforming assets has only declined nominally during 1995, the overall quality of the Company's credit portfolio has improved since last year.
Total classified assets have been reduced and, where necessary, additional collateral has been obtained to fully secure problem credits. Accordingly, management reduced the 1995 provision for credit losses by 38.5% to $1.2 million. Net charge-offs also declined substantially to $1.1 million from $1.7 million in 1994. The resulting allowance for credit losses balance of $5.0 million at December 31, 1995 amounted to 1.74% of loans outstanding versus 1.93% in 1994 and 2.04% in 1993. Although the local economy has shown some signs of improvement during the past year, weakness in certain sectors of the economy continues to prevail. The potential impact of this scenario on the Company's borrowers makes it difficult to forecast the impact on asset quality that will result during 1996 or any additional charge-offs that will be required during the year.


TABLE I                                                                  ANALYSIS OF NONPERFORMING ASSETS
                                                                                  AT DECEMBER 31
                                                                                  --------------

(Dollars in thousands)                                          1995        1994        1993         1992        1991
                                                               ------      ------      ------       ------      ------
Nonaccrual Loans . . . . . . . . . . . . . . . . . . .        $  8,247    $  6,707    $  7,142    $  8,381    $  5,784

Other Real Estate. . . . . . . . . . . . . . . . . . .                       1,555       1,053         396         275
                                                              --------    --------     -------    --------    --------

      Total Nonperforming Assets . . . . . . . . . . .        $  8,247    $  8,262    $  8,195    $  8,777    $  6,059
                                                              --------    --------     -------    --------    --------
                                                              --------    --------     -------    --------    --------

Restructured, Accruing Loans . . . . . . . . . . . . .        $  3,344    $  3,608    $  1,084    $  1,181    $     97
                                                              --------    --------     -------    --------    --------
                                                              --------    --------     -------    --------    --------

Loans 90 Days or More Past Due and Still Accruing. . .        $    337    $  1,162    $  3,289    $  4,188    $  5,518
                                                              --------    --------     -------    --------    --------
                                                              --------    --------     -------    --------    --------

Gross Loans Outstanding. . . . . . . . . . . . . . . .        $287,643    $255,230    $231,116    $220,631    $195,975
Total Stockholders' Equity . . . . . . . . . . . . . .        $ 40,588    $ 36,170    $ 34,715    $ 31,000    $ 28,451
Allowance for Credit Losses. . . . . . . . . . . . . .        $  5,004    $  4,929    $  4,725    $  5,068    $  3,039

Key Ratios at December 31:

Allowance for Credit Losses as a % of Total Loans. . .            1.74%       1.93%       2.04%       2.30%       1.55%
Nonaccrual Loans as a % of Total Loans . . . . . . . .            2.87%       2.63%       3.09%       3.80%       2.95%
Nonperforming Assets as a % of Total Loans and
   Other Real Estate . . . . . . . . . . . . . . . . .            2.87%       3.22%       3.53%       3.97%       3.09%
Allowance for Credit Losses as a % of
   Nonaccrual Loans. . . . . . . . . . . . . . . . . .           60.68%      73.49%      66.16%      60.47%      52.54%
Allowance for Credit Losses as a % of
   Nonperforming Assets. . . . . . . . . . . . . . . .           60.68%      59.66%      57.66%      57.74%      50.16%

It is the present intent of management to further increase the level of the allowance for possible credit losses to reflect any exposure represented by weakness in the Long Island real estate market, and the underlying value that market provides as collateral to certain segments of the loan portfolio. In recognition of the economic uncertainties previously discussed, the normal risks present in any credit portfolio and anticipated growth in the loan portfolio, management anticipates that the 1996 provision for credit losses will approximate, or moderately exceed, 1995's level. The provision is constantly evaluated relative to portfolio risk and to regulatory guidelines and will continue to be reviewed throughout 1996.

The Company has no foreign loans outstanding nor do any identifiable concentrations of credit exist.

OTHER INCOME
Other income increased by 12.6% to $1.4 million in 1995. The 1995 improvement followed declines of 61.6% in 1994 and 26.4% in 1993. The declines in both 1994 and 1993 were mainly due to reductions in securities transaction income. Excluding net security (losses) gains from each of the past three years, other income improved by 14.2%, 35.3% and 23.5% in 1995, 1994 and 1993, respectively.

Deposit service charges, the primary component of other income, again displayed strong growth in 1995. An active cross-selling program, effective pricing strategies and continued expansion of the commercial demand deposit account base contributed to the 14.5% increase in service charge income during 1995. Other operating income improved by 13.3% during 1995 as the result of higher letter of credit issuance fees, annuity commission income, wire transfer fees and ATM transaction income. The Company's fee income committee actively pursues new strategies to increase other income through the introduction of new products. During 1996, a cash management system will be offered to commercial and municipal customers and it is expected that bill payment by telephone and home banking products will be evaluated and introduced prior to year-end 1996. The rapid growth in ATM usage is also expected to add significantly to other income during 1996.

OPERATING EXPENSES
During 1995, operating expenses increased by 5.9% to $13.5 million. The principal reason for the increase in operating expenses in 1995 was a $0.9 million or 13.3% increase in salaries and other employee benefits. Growth in staff count, mainly in the commercial lending area, along with related increases in supplementary compensation, pension contributions and health insurance costs accounted for the growth in this expense category. Excluding the aforementioned increase in staff-related expenses, total operating expenses declined by $0.2 million or 2.8%.

The Company measures its expense control efforts in several ways, primarily through the use of its operating efficiency ratio and the ratio of operating expenses to average assets. The operating efficiency ratio improved to 58.1% in 1995 versus 59.3% in 1994 and 64.4% in 1993. The Company's goal is a ratio of 50% or less, which will be achieved through a combination of revenue enhancements and, where possible, prudent expense reductions. A second measure of expense control is total operating expenses as a percentage of average assets. The Company's ratios of 2.51%, 2.61% and 2.62% in 1995, 1994 and 1993, respectively, display ongoing improvement as the Company continues to grow and expand. This ratio compares very favorably to the Company's industry competitors and again places it in the top 20% of its peer group. Improvement in each of these ratios is expected during 1996 as the result of ongoing bankwide cost saving initiatives currently in place as well as through planned revenue enhancements resulting from the roll-out of new products and an anticipated increase in commercial lending activity. An analysis of the components of operating expenses, by category, follows.

Occupancy costs totaled $1.3 million in 1995, up 5.7% over 1994. This increase followed growth rates of 4.4% and 29.6% in 1994 and 1993, respectively. The increases experienced during 1995 and 1994 mainly resulted from a combination of an increase in building maintenance and depreciation expense. The substantial increase recorded in 1993 was due to the significant branch acquisition activity that took place in 1992 and 1993.

Equipment expenses increased by 2.6% when compared to 1994 due to a higher level of depreciation in 1995. Somewhat offsetting this increase was a 2.8% decline in expenses associated with equipment maintenance, repairs and service contracts during 1995. As was reported last year, the Company entered into an agreement in 1994 with a third-party vendor to consolidate existing equipment service contracts under an umbrella maintenance agreement. This agreement has resulted in lower maintenance costs for a wide variety of covered equipment.

Deposit assessment fees declined substantially during 1995 to $542 thousand from $942 thousand a year ago. This reduction resulted from a decline in the Company's assessment rate on its deposits in the Bank Insurance Fund (BIF). The Company, classified by the FDIC risk rating system as "well capitalized," was assessed during 1995 at the lowest premium rates allowed. Effective June 1, 1995, the FDIC lowered the deposit assessment premium on BIF deposits from $0.23 per $100 of deposits to $0.04 on an annual basis. Due to branch acquisitions made in 1992 under the OAKAR provision, the Company has assessable deposits in both the BIF and Savings Association Insurance Fund
(SAIF). The FDIC did not lower the assessment rate on SAIF deposits during 1995 due to that fund's current financial condition, therefore, the Company continues to be assessed at a rate of $0.23 per $100 of deposits on its SAIF deposits. Due to the current budget impasse in Washington, it is not known at this point in time what will happen to the SAIF assessment rate during 1996. The Company anticipates that its deposit assessment fees will likely rise during 1996 due to the possibility of a one-time assessment on all SAIF deposits. Based upon the latest proposals made public by House and Senate Banking Committee officials, it is estimated that the Company may be assessed, on a one-time basis, up to $850 thousand in 1996 on its OAKAR deposits.

Intangibles amortization expense increased by 6.6% in 1995 to $629 thousand due to adjustments made in 1994 related to the final amortization of certain intangibles acquired as a result of 1992 branch purchase activity. Excluding any further acquisition activity, this expense is expected to remain flat in 1996 and 1997 before declining dramatically in 1998.

Other operating expenses grew by 4.1% to $2.7 million in 1995, after declining by 6.4% in 1994 versus 1993. The increase in 1995 resulted from higher marketing and advertising, other real estate and computer software costs. Somewhat offsetting these negative factors were decreases in credit and collection fees related to the Company's loan portfolio, combined with lower legal fees related to normal banking operations. The improvement in operating expenses during 1994 was due to reductions in credit and collection costs, lower consulting expenses and a reduction in correspondent service charges.

The Company's effective tax rate increased slightly during 1995 to 33% from 32% in 1994. The higher tax rate in 1995 resulted from a higher proportion of taxable income, principally related to loans and Government Agency securities, which is taxed at the combined Federal and state marginal rate of 41%. The Company's effective tax rate was 33% in 1993. The Company's effective tax rate is expected to rise slightly in 1996 as the result of faster anticipated growth in taxable income vis-a-vis tax-exempt loans and investments.

CAPITAL RESOURCES
At December 31, 1995, stockholders' equity totaled $40.6 million, an increase of $4.4 million or 12.2% over year-end 1994. Total equity at December 31, 1994 and 1993 was $36.2 million and $34.7 million, respectively. The application of SFAS No. 115 resulted in a $33 thousand reduction in stockholders' equity at December 31, 1995 and a $0.9 million reduction in equity at December 31, 1994. Excluding the impact of SFAS No. 115 in 1995 and 1994, stockholders' equity has grown at a rate of 9% or more during each of the past three years. This rate of internal capital generation provides the vehicle for the Company's future growth, both in terms of assets and, more importantly, stockholder value. Management constantly evaluates the Company's capital position in light of current and future growth objectives. Steady growth in earnings has been sufficient to fund recent expansion while also providing stockholders with a competitive cash dividend. Although the debt or equity markets have not been accessed in recent years, the Company currently intends to strengthen capital during 1996 through a rights offering. Management of the Company has utilized this tool successfully in the past and, based upon stockholder participation, anticipates raising approximately $10 million in 1996 through this current offering. The additional capital will be utilized to support anticipated loan growth, other investment opportunities and for general corporate purposes. Based upon December 31, 1995 assets, a successful rights offering would increase the Company's Tier I leverage ratio to approximately 8.25% from 6.56% currently.

The Company introduced a dividend reinvestment plan to its stockholders in 1993. This plan allows existing stockholders to reinvest cash dividends in Company stock and/or to purchase additional shares through optional cash investments on a quarterly basis. Shares are purchased at a 5% discount from the current market price under either plan option. During 1995, $680 thousand was added to stockholders' equity through plan participation. Since inception, $1.3 million in additional equity has been added through this plan. Management anticipates continued future growth in equity through the program.

The Federal Reserve Board, in conjunction with the other bank regulatory authorities, has issued guidelines for measuring capital adequacy on a risk-adjusted assets basis. These guidelines provide a method of monitoring capital adequacy that is more sensitive to the risk factors inherent in a bank's asset base, including off-balance sheet exposures. The guidelines assign various weights to different asset types depending upon their risk profile. Generally speaking, assets with greater risk require more capital support than do less risky assets. In addition, a leverage standard has been established to supplement the risk-based ratios in assessing an institution's overall capital adequacy. Failure to maintain capital ratios in excess of minimum regulatory guidelines requires bank regulatory authorities to take prompt corrective action in accordance with the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). The regulations arising from FDICIA established five categories of capitalization for depository institutions: (1) well capitalized, (2) adequately capitalized, (3) undercapitalized, (4) significantly undercapitalized and (5) critically undercapitalized. A well capitalized institution is one that significantly exceeds the following minimum ratios: total risk-based capital of 10% or greater, a Tier I risk-based capital ratio of 6% or greater and a leverage ratio of 5% or greater. Based upon its December 31, 1995 capital position as outlined in Table II, the Company's capital ratios exceed the minimums established for a well capitalized institution. The Company has no plans or commitments for capital utilization or expenditures that would affect its current capital position or would impact its future financial performance.


TABLE II                                                                                              REGULATORY
                                                                        RATIOS AS OF DECEMBER 31,    CRITERIA FOR
                                                      REGULATORY        -------------------------  WELL CAPITALIZED
                                                       MINIMUM           1995     1994     1993       INSTITUTION
                                                       -------           ----     ----     ----       -----------
Leverage Ratio - Tier I Capital to
  Total Adjusted Assets. . . . . . . . . . . . . .   3.00%-5.00%         6.56%    6.75%    6.12%          5.00%
Tier I Capital/Risk Weighted Assets. . . . . . . .         4.00%        11.35%   11.83%   11.01%          6.00%
Total Capital/Risk Weighted Assets . . . . . . . .         8.00%        12.81%   13.51%   12.70%         10.00%

LIQUIDITY AND INTEREST RATE SENSITIVITY
The principal objective of the Company's liquidity management strategy is to ensure the ability to access funding which will maintain cash flows sufficient to meet immediate and future demands for credit, deposit withdrawals, maturing liabilities and operating expenses and to do so without incurring significant losses. After assessing actual and projected cash flow needs, management seeks to obtain funding at the most economical cost to the Company. These funds can be obtained by converting liquid assets to cash or by attracting new deposits or other sources of funding. Many factors affect the Company's ability to meet its liquidity needs, including variations in the markets served, its asset/liability mix and its reputation and credit standing in its markets. Although scheduled loan amortization, maturing investment securities and short-term investments are relatively stable and predictable sources of funds, deposit flows and loan prepayments are directly influenced by market interest rates, general economic conditions and competition.

The Funds Management Committee is responsible for oversight of the Company's liquidity position and management of the asset/liability structure. This Committee monitors the loan and investment portfolios while also examining the maturity structure, volatility characteristics and pricing of the Company's liabilities to develop an optimum asset/liability mix. Funding sources available to the Company include retail, commercial and municipal deposits, purchased liabilities and stockholders' equity. If needed for short-term liquidity purposes, the Company has access to $17 million in informal unsecured lines of credit extended by correspondent banks. Additionally, the Company can access up to $45 million in Federal Home Loan Bank of New York ("FHLB-NY") lines of credit when the need arises. The Company is able to utilize the FHLB-NY as a source of market rate funds for overnight or term borrowings with maturities of up to thirty years. The Company does not utilize brokered deposits as a source of funds.

The Company's primary source of asset liquidity is provided by short-term investments and the marketability of securities available for sale. At December 31, 1995, the Company had $280 million in such liquid assets. The Company's loan portfolio and investment securities held to maturity also provide an excellent source of internal liquidity. At year-end 1995, approximately $58 million of these assets were due to mature within one year.

The Company's asset/liability management policy emphasizes adequate liquidity and the protection of net interest income from the effect of adverse movements in the level of interest rates as well as changes in the shape of the interest rate yield curve. The Funds Management Committee evaluates the Company's interest rate risk through the use of simulation models and other techniques and adjusts the interest rate sensitivity position of the Company as necessary.
This process utilizes both static and dynamic analyses of interest rate sensitivity mismatches or gaps at a variety of time intervals. As of December 31, 1995, the Company had not entered into any off-balance sheet arrangements to ensure compliance with internal asset/liability guidelines. Management believes that, at year-end 1995, the Company's balance sheet is relatively interest rate neutral, thereby making its net interest income less vulnerable to changing interest rates. The table that follows presents the Company's interest rate sensitivity position as of December 31, 1995.


TABLE III (DOLLARS IN THOUSANDS)                                               SENSITIVITY TIME HORIZON

                                                                                                     NONINTEREST-
INTEREST-SENSITIVE ASSETS 1)                                 0-6 MONTHS    6-12 MONTHS  OVER 1 YEAR   SENSITIVE      TOTAL
                                                             ----------    -----------  -----------   ---------      -----
 Loans (net of unearned income) 2) . . . . . . . . . . . .     $193,198       $15,523   $  69,830     $  9,028     $287,579
 Securities Purchased Under Agreements to Resell . . . . .       76,000                                              76,000
 Securities Held to Maturity . . . . . . . . . . . . . . .       22,826         4,987         410                    28,223
 Securities Available for Sale 3). . . . . . . . . . . . .       57,200        25,460     120,358        1,430      204,448
 Unrealized Net Loss on Securities Available for Sale. . .          (57)                                                (57)
                                                               ---------       ------     -------      -------      -------
         Total Interest-Earning Assets . . . . . . . . . .      349,167        45,970     190,958       10,458      596,193
 Cash and Due from Banks   . . . . . . . . . . . . . . . .       45,854                                              45,854
 All Other Assets 6) . . . . . . . . . . . . . . . . . . .        4,866         1,688                    2,349        8,903
                                                               ---------       ------     -------      -------      -------
          Total Assets . . . . . . . . . . . . . . . . . .     $399,887       $47,658    $190,598     $ 12,807     $650,950
                                                               ---------       ------     -------      -------      -------
                                                               ---------       ------     -------      -------      -------

INTEREST-BEARING LIABILITIES 1)
 Savings Accounts 4) . . . . . . . . . . . . . . . . . . .     $ 17,807       $17,807  $   71,232                  $106,846
 Money Fund and Now Accounts 5). . . . . . . . . . . . . .       70,013        23,037      46,075                   139,125
 Time Deposits . . . . . . . . . . . . . . . . . . . . . .      113,536        33,609      31,803                   178,948
                                                               ---------       ------     -------                   -------
          Total Interest-Bearing Liabilities . . . . . . .      201,356        74,453     149,110                   424,919
 Federal Funds Purchased, Securities Sold
       Under Agreements to Repurchase and Other
       Short-term Borrowings . . . . . . . . . . . . . . .      110,218                                             110,218
 All Other Liabilities, Equity & Demand Deposits 6). . . .          897           478          41     $114,397      115,813
                                                               ---------       ------     -------      -------      -------
          Total Liabilities and Equity . . . . . . . . . .    $ 312,471       $74,931   $ 149,151     $114,397     $650,950
                                                               ---------       ------     -------      -------      -------
                                                               ---------       ------     -------      -------      -------
          Cumulative Interest-Sensitivity Gap. . . . . . .    $  87,416       $60,143   $ 101,590     $      0     $      0
                                                               ---------       ------     -------      -------      -------
                                                               ---------       ------     -------      -------      -------
          Cumulative Interest-Sensitivity Ratio. . . . . .        128.0%        115.5%      118.9%       100.0%       100.0%
          Cumulative Interest-Sensitivity Gap
             As a Percent of Total Assets. . . . . . . . .         21.9%         13.4%       15.9%        --  %        --  %

1) Allocations to specific interest-sensitivity periods are based on the earlier of the repricing or maturity date.
2) Nonaccrual loans are shown in the non-interest sensitive category.
3) Estimated principal reductions have been assumed for mortgage-backed securities based upon their current constant prepayment rates.
4) Savings deposits are assumed to decline ratably over a three-year period.
5) Now accounts are assumed to decline ratably over a two-year period.
6) Other Assets and Liabilities are shown according to their contractual payment schedule or a reasonable estimate thereof.

At December 31, 1995, the Company's cumulative interest-sensitivity gap at the one year interval amounted to $60.1 million. This gap, the difference between interest-earning assets and interest-bearing liabilities, will yield an improvement in net interest income over the next year if interest rates were to rise. The reason for this is that the Company will have a greater amount of interest-earning assets reprice at higher rates than interest-bearing liabilities during this period. Conversely, a decline in rates would have a detrimental effect.

EFFECT OF NEW ACCOUNTING PRONOUNCEMENTS
SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be disposed of, be reported at the lower of carrying amount or fair value less cost to sell, except for assets that are covered by APB Opinion No. 30. The requirements of SFAS No. 121 are effective for years beginning after December 15, 1995. The Company does not believe that the adoption of SFAS No. 121 will have a material effect on the Company's consolidated financial statements.

SFAS No. 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. Entities electing to remain with the accounting in APB Opinion No. 25 must make proforma disclosures of net income and, if presented, earnings per share, as if the fair value based method of accounting defined in SFAS No. 123 had been applied. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years beginning after December 15, 1995 and the disclosure requirements of SFAS No. 123 are effective for fiscal years beginning after December 15, 1995. The Company does not believe that the adoption of SFAS No. 123 will have a material effect on the Company's consolidated financial statements.

STATISTICAL INFORMATION

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDER'S EQUITY:
NET INTEREST INCOME AND RATES

The following table presents the average daily balances of the Bank's assets, liabilities and stockholder's equity, together with an analysis of net interest earnings and average rates, for each major category of interest-earning assets and interest-bearing liabilities. Interest and average rates are computed on a fully taxable-equivalent basis, adjusted for certain disallowed interest expense deductions, using a tax rate of 34% in 1995, 1994 and 1993. Nonaccruing loans are included in the average balances (in thousands):


                                                                     FOR THE YEARS ENDED DECEMBER 31,
                                                                     --------------------------------
                                                     1995                          1994                          1993
                                                     ----                          ----                          ----
                                          AVERAGE             AVERAGE   AVERAGE             AVERAGE   AVERAGE             AVERAGE
                                          BALANCE  INTEREST    RATE     BALANCE  INTEREST    RATE     BALANCE  INTEREST    RATE
                                          -------  --------    ----     -------  --------    ----     -------  --------    ----
ASSETS:

Securities held to maturity and
   securities available for sale:
   Taxable . . . . . . . . . . . . .      $171,924   $10,813      6.29% $150,713   $ 8,906      5.91% $147,967   $ 9,494    6.42%
   Tax-exempt. . . . . . . . . . . .        51,834     2,872      5.54    56,585     2,382      4.21    52,207     1,920    3.68
                                          --------   -------            --------   -------            --------   -------
Total Securities . . . . . . . . . .       223,758    13,685      6.12   207,298    11,288      5.45   200,174    11,414    5.70
Federal funds sold
   and securities purchased
   under agreements to
   resell. . . . . . . . . . . . . .        24,776     1,467      5.92    20,779       907      4.36    28,969       889    3.07
Loans (net of unearned income):
   Taxable . . . . . . . . . . . . .       255,993    24,582      9.60   228,341    19,366      8.48   217,464    16,971    7.80
   Tax-exempt. . . . . . . . . . . .         5,683       659     11.60     6,182       608      9.84     7,063       608    8.61
                                          --------   -------            --------   -------            --------   -------

Total loans-net. . . . . . . . . . .       261,676    25,241      9.65   234,523    19,974      8.52   224,527    17,579    7.83

Total interest-earning assets. . . .       510,210    40,393      7.92%  462,600    32,169      6.95%  453,670    29,882    6.59%
                                                     -------     -----             -------     -----             -------   -----
Allowance for credit losses. . . . .        (5,050)                       (5,171)                       (5,236)
                                          --------                      --------                      --------

                                           505,160                       457,429                       448,434


Cash and due from banks. . . . . . .        18,453                        17,431                        14,069
Bank premises and
   equipment-net . . . . . . . . . .         2,935                         2,692                         2,532
Other assets . . . . . . . . . . . .        10,664                        11,007                        12,124
                                          --------                      --------                      --------

Total Assets . . . . . . . . . . . .      $537,212                      $488,559                      $477,159
                                          --------                      --------                      --------
                                          --------                      --------                      --------

LIABILITIES AND
STOCKHOLDER'S EQUITY:

Savings and time deposits:
   Savings . . . . . . . . . . . . .      $190,518   $ 5,179      2.72% $210,587   $ 4,558      2.16% $239,221   $ 5,557    2.32%
   Time. . . . . . . . . . . . . . .       210,244    11,926      5.67   152,035     6,381      4.20   139,972     5,461    3.90
                                          --------   -------            --------   -------            --------   -------

Total savings and time
   deposits. . . . . . . . . . . . .       400,762    17,105      4.27   362,622    10,939      3.02   379,193    11,018    2.91
Federal funds purchased. . . . . . .         2,578       160      6.21     3,277       149      4.55     1,815        60    3.31
Securities sold under
   agreements to
   repurchase. . . . . . . . . . . .        23,273     1,387      5.96    20,341       890      4.38     9,612       319    3.32
Other borrowed funds . . . . . . . .           263        17      6.46
                                          --------   -------            --------   -------            --------   -------
Total interest-bearing
   liabilities . . . . . . . . . . .       426,876    18,669      4.37   386,240    11,978      3.10   390,620    11,397    2.92
                                                     -------     -----             -------     -----             -------   -----
Demand deposits. . . . . . . . . . .        69,177                        64,577                        50,847
Other liabilities. . . . . . . . . .         2,735                         2,640                         3,532
                                          --------                      --------                      --------

Total liabilities. . . . . . . . . .       498,788                       453,457                       444,999
Stockholder's equity . . . . . . . .        38,424                        35,102                        32,160
                                          --------                      --------                      --------
Total Liabilities and
   Stockholder's Equity. . . . . . .      $537,212                      $488,559                      $477,159
                                          --------                      --------                      --------
                                          --------                      --------                      --------
Net interest income/rate -
   tax-equivalent basis. . . . . . .                  21,724      4.26%             20,191      4.36%             18,485    4.07%
                                                                 -----                         -----                       -----
                                                                 -----                         -----                       -----
Less - tax equivalent basis
    adjustment . . . . . . . . . . .                     967                           902                           743
                                                    --------                      --------                      --------

Net Interest Income. . . . . . . . .                 $20,757                       $19,289                       $17,742
                                                    --------                      --------                      --------
                                                    --------                      --------                      --------


ANALYSIS OF CHANGES IN NET INTEREST INCOME

The following table presents a comparative analysis of the changes in the Bank's interest income and interest expense due to the changes in the average volume and the average rates earned on interest-earning assets and due to the changes in the average volume and the average rates paid on interest-bearing liabilities. Interest and average rates are computed on a fully taxable-equivalent basis, adjusted for certain disallowed interest expense deductions, using a tax rate of 34% in 1995, 1994 and 1993. Variances in rate/volume relationships have been allocated proportionately to average volume and average rate as they compare to each other (in thousands):


                                                   YEAR 1995 OVER 1994                          YEAR 1994 OVER 1993
                                                   -------------------                          -------------------
                                          DUE TO CHANGE IN:                            DUE TO CHANGE IN:
                                          -----------------                            -----------------
                                                                         NET                                          NET
                                          AVERAGE        AVERAGE       INCREASE        AVERAGE        AVERAGE       INCREASE
                                          VOLUME          RATE        (DECREASE)       VOLUME          RATE        (DECREASE)
                                          ------          ----        ----------       ------          ----        ----------

INTEREST INCOME:

Securities held to maturity and
   securities available for sale:
   Taxable . . . . . . . . . . . .        $1,309         $  598         $1,907         $  174         $ (762)        $ (588)
   Tax-exempt. . . . . . . . . . .          (213)           703            490            170            292            462
                                          ------         ------         ------         ------         ------         ------

Total securities . . . . . . . . .         1,096          1,301          2,397            344           (470)          (126)
Federal funds sold and securities
   purchased under agreements
   to resell . . . . . . . . . . .           196            364            560           (294)           312             18

Loans (net of unearned income):
   Taxable . . . . . . . . . . . .         2,493          2,723          5,216            876          1,519          2,395
   Tax-exempt. . . . . . . . . . .           (52)           103             51            (81)            81
                                          ------         ------         ------         ------         ------         ------

Total loans - net. . . . . . . . .         2,441          2,826          5,267            795          1,600          2,395

Total Interest Income. . . . . . .         3,733          4,491          8,224            845          1,442          2,287
                                          ------         ------         ------         ------         ------         ------

INTEREST EXPENSE:

Savings and time deposits:
   Savings . . . . . . . . . . . .          (465)         1,086            621           (636)          (363)          (999)
   Time. . . . . . . . . . . . . .         2,891          2,654          5,545            490            430            920
                                          ------         ------         ------         ------         ------         ------

Total savings and time deposits. .         2,426          3,740          6,166           (146)            67            (79)
Federal funds purchased. . . . . .           (36)            47             11             61             28             89
Securities sold under agreements
   to repurchase . . . . . . . . .           142            355            497            444            127            571
Other borrowed funds . . . . . . .            17                            17
                                          ------         ------         ------         ------         ------         ------

Total Interest Expense . . . . . .         2,549          4,142          6,691            359            222            581
                                          ------         ------         ------         ------         ------         ------

Change in Net Interest Income
   (Tax-Equivalent Basis). . . . .        $1,184         $  349         $1,533         $  486         $1,220         $1,706
                                          ------         ------         ------         ------         ------         ------
                                          ------         ------         ------         ------         ------         ------

INVESTMENT PORTFOLIO

The following table presents the book value of held to maturity and available for sale securities held by the Bank for each reported period (in thousands):


                                                                                DECEMBER 31,
                                                                                ------------
                                                                     1995           1994           1993
                                                                     ----           ----           ----

TYPE
- ----

U.S. Treasury securities . . . . . . . . . . . . . . . . . .      $  25,732      $  25,322      $  18,137
Obligations of states and political
   subdivisions. . . . . . . . . . . . . . . . . . . . . . .         42,969         60,627         66,763
Mortgage-backed securities and collateralized
   mortgage obligations. . . . . . . . . . . . . . . . . . .        137,416        119,191        123,801
Government Agency securities . . . . . . . . . . . . . . . .         25,067         10,000
Corporate securities . . . . . . . . . . . . . . . . . . . .          1,430             18             18
                                                                   --------       --------       --------

Total. . . . . . . . . . . . . . . . . . . . . . . . . . . .       $232,614       $215,158       $208,719
                                                                   --------       --------       --------
                                                                   --------       --------       --------

The following table presents the maturity distribution and the weighted average yield of the Bank's investment portfolio at December 31, 1995 (in thousands):


                                                                              MATURING
                                                                              --------
                                         WITHIN                AFTER ONE BUT            AFTER FIVE BUT               AFTER
                                        ONE YEAR             WITHIN FIVE YEARS         WITHIN TEN YEARS            TEN YEARS
                                        --------             -----------------         ----------------            ---------
                                     AMOUNT    YIELD*         AMOUNT    YIELD*         AMOUNT    YIELD*         AMOUNT    YIELD*
                                     ------    ------         ------    ------         ------    ------         ------    ------

TYPE
- ----

U.S. Treasury
   securities. . . . . . . . .      $16,187     6.79%       $  9,545     6.16%
Obligations of states
   and political
   subdivisions. . . . . . . .       42,457     6.04             127     6.36          $  385     9.50%
Mortgage-backed
   securities and
   collateralized mortgage
   obligations** . . . . . . .        6,088     6.77         123,198     6.27           8,130     6.61
Government Agency
   securities. . . . . . . . .       25,067     7.27
Corporate securities . . . . .                                                                                 $1,430      -- %
                                    -------                 --------                   ------                  ------     -----


Total. . . . . . . . . . . . .      $89,799     6.57%       $132,870     6.26%         $8,515     6.74%        $1,430      -- %
                                    -------     ----        --------     ----          ------     ----         ------     -----
                                    -------     ----        --------     ----          ------     ----         ------     -----

  *Fully tax-equivalent basis using a tax rate of 34%.
**Assumes maturity dates pursuant to average life as determined by constant prepayment rates.

LOAN PORTFOLIO

The following table categorizes the Bank's loan portfolio for each reported period (in thousands):


                                                                                     DECEMBER 31,
                                                                                     ------------
                                                           1995           1994           1993           1992           1991
                                                           ----           ----           ----           ----           ----

Commercial and industrial. . . . . . . . . . . . .       $130,617       $112,286       $ 95,644       $ 91,063       $ 85,986
Real estate-mortgage . . . . . . . . . . . . . . .        137,067        126,107        117,275        104,916         89,128
Real estate-construction . . . . . . . . . . . . .          7,798          3,349          3,203          5,743          5,294
Loans to individuals . . . . . . . . . . . . . . .          6,323          6,746          8,193         11,022         11,023
Tax-exempt and other . . . . . . . . . . . . . . .          5,838          6,742          6,801          7,893          4,554
                                                         --------       --------       --------       --------       --------

Gross loans. . . . . . . . . . . . . . . . . . . .        287,643        255,230        231,116        220,637        195,985
Less unearned income . . . . . . . . . . . . . . .             64             85
                                                         --------       --------       --------       --------       --------
Loans - net of unearned income . . . . . . . . . .       $287,579       $255,145       $231,116       $220,637       $195,985
                                                         --------       --------       --------       --------       --------
                                                         --------       --------       --------       --------       --------


The following table presents the maturities of selected loans and the sensitivities of those loans to changes in interest rates at December 31, 1995 (in thousands):


                                                         ONE YEAR      ONE THROUGH       OVER
                                                          OR LESS      FIVE YEARS     FIVE YEARS        TOTAL
                                                          -------      ----------     ----------        -----

Commercial and industrial. . . . . . . . . . . . .       $120,451       $  7,480       $  2,686       $130,617
Real estate-construction . . . . . . . . . . . . .          7,798                                        7,798
                                                         --------       --------       --------       --------

Total. . . . . . . . . . . . . . . . . . . . . . .       $128,249       $  7,480       $  2,686       $138,415
                                                         --------       --------       --------       --------
                                                         --------       --------       --------       --------
Loans maturing after
   one year with:
      Fixed interest rates . . . . . . . . . . . .                      $  7,480       $  2,686       $ 10,166
      Variable interest rate . . . . . . . . . . .                      $     --       $     --       $     --

The following table presents the Bank's nonaccrual, past due and restructured loans for each reported period (in thousands):


                                                                  AT DECEMBER 31, OR FOR THE YEAR ENDED DECEMBER 31,
                                                                  --------------------------------------------------
                                                           1995           1994           1993           1992           1991
                                                           ----           ----           ----           ----           ----

Nonaccrual loans . . . . . . . . . . . . . . . . .         $8,247         $6,707         $7,142         $8,381         $5,784
Loans 90 days or more past due and still accruing
   interest. . . . . . . . . . . . . . . . . . . .         $  337         $1,162         $3,289         $4,188         $5,518
Restructured, accruing loans . . . . . . . . . . .         $3,344         $3,608         $1,084         $1,181         $   97
Interest income on nonaccrual and restructured
   loans which would have been recorded under
   original loan terms . . . . . . . . . . . . . .         $  837         $  571         $  686         $  813         $  490
Interest income on nonaccrual and restructured
   loans recorded during the period. . . . . . . .         $  260         $  124         $   48         $   22         $   53

The Bank discontinues the accrual of interest on loans whenever there is reasonable doubt that interest and/or principal will be received.

SUMMARY OF LOAN LOSS EXPERIENCE

The determination of the balance of the allowance for possible credit losses is based upon a review and analysis of the Bank's loan portfolio and reflects an amount which, in management's judgement, is adequate to provide for possible future losses. Management's review includes monthly analysis of past due and nonaccrual loans and detailed, periodic loan by loan analyses.

The principal factors considered by management in determining the adequacy of the allowance are the growth and composition of the loan portfolio, historical loss experience, the level of nonperforming loans, economic conditions, the value and adequacy of collateral and the current level of the allowance. While management utilizes all available information to estimate the adequacy of the allowance for credit losses, the ultimate collectibility of a substantial portion of the loan portfolio and the need for future additions to the allowance will be based upon changes in economic conditions and other relevant factors.

The following table presents an analysis of the Bank's allowance for possible credit losses for each reported period (in thousands):


                                                           1995           1994           1993           1992           1991
                                                           ----           ----           ----           ----           ----

Balance, January 1 . . . . . . . . . . . . . . . .         $4,929         $4,725         $5,068         $3,039         $1,881
                                                           ------         ------         ------         ------         ------
Charge-offs:
   Commercial and industrial . . . . . . . . . . .            777          1,175          1,645            840            599
   Real estate - mortgage. . . . . . . . . . . . .            239            694          1,663             66            158
   Loans to individuals. . . . . . . . . . . . . .            133             45            103             25             43
   Loans to others . . . . . . . . . . . . . . . .             45
                                                           ------         ------         ------         ------         ------

Total charge-offs. . . . . . . . . . . . . . . . .          1,194          1,914          3,411            931            800
                                                           ------         ------         ------         ------         ------

Recoveries:
   Commercial and industrial . . . . . . . . . . .             52            119             59             53              5
   Real estate - mortgage. . . . . . . . . . . . .              6             47              5
   Loans to individuals. . . . . . . . . . . . . .             11              2              4              2              3
                                                           ------         ------         ------         ------         ------
Total recoveries . . . . . . . . . . . . . . . . .             69            168             68             55              8
                                                           ------         ------         ------         ------         ------

Net charge-offs. . . . . . . . . . . . . . . . . .          1,125          1,746          3,343            876            792
                                                           ------         ------         ------         ------         ------

Additions charged to operations. . . . . . . . . .          1,200          1,950          3,000          2,905          1,950
                                                           ------         ------         ------         ------         ------

Balance at end of period . . . . . . . . . . . . .         $5,004         $4,929         $4,725         $5,068         $3,039
                                                           ------         ------         ------         ------         ------
                                                           ------         ------         ------         ------         ------
Ratio of net charge-offs
   during the period to average loans
   outstanding during the period . . . . . . . . .           0.43%          0.74%          1.49%          0.42%          0.42%
                                                           ------         ------         ------         ------         ------
                                                           ------         ------         ------         ------         ------


The following table presents the allocation of the Bank's allowance for possible credit losses for each reported period (in thousands):


                                      PERCENT OF           PERCENT OF            PERCENT OF          PERCENT OF          PERCENT OF
                                       LOANS TO              LOANS TO             LOANS TO            LOANS TO             LOANS TO
                                        TOTAL                 TOTAL                TOTAL               TOTAL                TOTAL
                              1995      LOANS       1994      LOANS      1993      LOANS      1992     LOANS      1991      LOANS
                            ------     ------     ------     ------    ------     ------    ------    ------    ------     ------

Commercial and industrial.  $1,254       45.4%    $1,492       44.0%  $2,527        41.4%   $2,465      41.3%   $1,839       43.9%
Real estate-mortgage . . .     991       47.7        929       49.4    1,726        50.7     1,086      47.5       607        45.5
Real estate-construction .                2.7          4        1.3      167         1.4       271       2.6       141         2.7
Loans to individuals . . .     123        2.2         23        2.7      149         3.6        26       5.0         5         5.6
Tax exempt and other . . .      39        2.0          9        2.6       48         2.9        21       3.6       113         2.3
Unallocated. . . . . . . .   2,597                 2,472                 108                 1,199                 334
                            ------     ------     ------     ------    ------     ------    ------    ------    ------     ------

Total. . . . . . . . . . .  $5,004      100.0%    $4,929      100.0%  $4,725       100.0%   $5,068     100.0%   $3,039       100.0%
                            ------     ------     ------     ------    ------     ------    ------    ------    ------     ------
                            ------     ------     ------     ------    ------     ------    ------    ------    ------     ------

DEPOSITS

The following table presents the average balance and the average rate paid on the Bank's deposits for each reported period (in thousands):


                                                                 1995                     1994                     1993
                                                                 ----                     ----                     ----
                                                          AVERAGE     AVERAGE      AVERAGE     AVERAGE      AVERAGE     AVERAGE
                                                          BALANCE      RATE        BALANCE      RATE        BALANCE      RATE
                                                          -------      ----        -------      ----        -------      ----

Demand deposits. . . . . . . . . . . . . . . . . .       $ 69,177                 $ 64,577                 $ 50,847
Interest-bearing transaction accounts. . . . . . .         22,286      1.79%        21,226      1.38%        16,857      1.57%
Money market deposit accounts. . . . . . . . . . .         60,307      2.40         66,591      1.87         75,168      1.89
Savings deposits . . . . . . . . . . . . . . . . .        107,925      3.09        122,770      2.46        147,196      2.62
Time certificates of deposit of
   $100,000 or more. . . . . . . . . . . . . . . .        106,510      5.79         75,988      4.11         61,282      3.23
Other time deposits. . . . . . . . . . . . . . . .        103,734      5.56         76,047      4.29         78,690      4.44
                                                         --------                 --------                 --------

Total. . . . . . . . . . . . . . . . . . . . . . .       $469,939      3.64%      $427,199      2.56%      $430,040      2.56%
                                                         --------      ----       --------      ----       --------      ----
                                                         --------      ----       --------      ----       --------      ----

The following table sets forth, by time remaining to maturity, the Bank's certificates of deposit of $100,000 or more, at December 31, 1995 (in thousands):

3 months or less . . . . . . . . . . . . . . . . . . . . . .   $66,835
Over 3 months through 6 months . . . . . . . . . . . . . . .     4,587
Over 6 months through 12 months. . . . . . . . . . . . . . .     4,340
Over 12 months . . . . . . . . . . . . . . . . . . . . . . .     3,903
                                                               -------

Total. . . . . . . . . . . . . . . . . . . . . . . . . . . .   $79,665
                                                               -------
                                                               -------

RETURN ON EQUITY AND ASSETS

The following table presents the Bank's return on average stockholder's equity and assets, the dividend payout ratio and the average equity to average assets ratio for each reported period:

                                                   1995      1994      1993
                                                   ----      ----      ----

Return on average stockholder's equity . . .      13.11%    11.45%    11.53%
Return on average assets . . . . . . . . . .       0.94%     0.83%     0.78%
Dividend payout ratio. . . . . . . . . . . .      46.72%    29.43%    28.75%
Average equity to average assets . . . . . .       7.15%     7.21%     6.74%


SHORT-TERM BORROWINGS

The following information is provided on the Bank's short-term borrowings for each reported period (in thousands):



                                                                                          1995           1994           1993
                                                                                          ----           ----           ----

BALANCE, DECEMBER 31 -
   Securities sold under agreements to repurchase. . . . . . . . . . . . . . . .        $83,218        $74,916        $86,870
   Federal Funds purchased . . . . . . . . . . . . . . . . . . . . . . . . . . .         17,000         16,000            425
   Federal Home Loan Bank advances . . . . . . . . . . . . . . . . . . . . . . .         10,000
WEIGHTED AVERAGE INTEREST RATE ON
BALANCE, DECEMBER 31 -
   Securities sold under agreements to repurchase. . . . . . . . . . . . . . . .           5.85%          6.01%          3.44%
   Federal Funds purchased . . . . . . . . . . . . . . . . . . . . . . . . . . .           6.00           6.38           3.50
   Federal Home Loan Bank advances . . . . . . . . . . . . . . . . . . . . . . .           6.05
MAXIMUM OUTSTANDING AT ANY MONTH END -
   Securities sold under agreements to repurchase. . . . . . . . . . . . . . . .        $89,358        $77,687        $86,870
   Federal Funds purchased . . . . . . . . . . . . . . . . . . . . . . . . . . .         17,000         16,000         15,700
   Federal Home Loan Bank advances . . . . . . . . . . . . . . . . . . . . . . .         10,000
AVERAGE DAILY AMOUNTS OUTSTANDING -
   Securities sold under agreements to repurchase. . . . . . . . . . . . . . . .        $23,273        $20,341         $9,612
   Federal Funds purchased . . . . . . . . . . . . . . . . . . . . . . . . . . .          2,578          3,277          1,815
   Federal Home Loan Bank advances . . . . . . . . . . . . . . . . . . . . . . .            263
WEIGHTED AVERAGE INTEREST RATE ON AVERAGE
 DAILY AMOUNTS OUTSTANDING -
   Securities sold under agreements to repurchase. . . . . . . . . . . . . . . .           5.96%          4.38%          3.32%
   Federal Funds purchased . . . . . . . . . . . . . . . . . . . . . . . . . . .           6.22           4.54           3.33
   Federal Home Loan Bank advances . . . . . . . . . . . . . . . . . . . . . . .           6.34

SELECTED QUARTERLY FINANCIAL DATA (IN THOUSANDS OF DOLLARS)


                                                             1995                                        1994
                                                             ----                                        ----

                                             1ST        2ND      3RD      4TH             1ST       2ND       3RD       4TH
                                           QUARTER    QUARTER  QUARTER  QUARTER         QUARTER   QUARTER   QUARTER   QUARTER
                                           -------    -------  -------  -------         -------   -------   -------   -------

Interest income. . . . . . . . . . . . .   $ 8,936   $ 9,820   $ 9,826   $10,844        $ 6,983   $ 7,612   $ 7,706   $ 8,966
Interest expense . . . . . . . . . . . .     4,078     4,773     4,604     5,214          2,608     2,796     2,918     3,655
                                           -------   -------   -------   -------        -------   -------   -------   -------
Net interest income. . . . . . . . . . .     4,858     5,047     5,222     5,630          4,375     4,816     4,788     5,311
Provision for possible
   credit losses . . . . . . . . . . . .       375       375       375        75            750       750       450
                                           -------   -------   -------   -------        -------   -------   -------   -------

Net interest income after
   provision for possible
   credit losses . . . . . . . . . . . .     4,483     4,672     4,847     5,555          3,625     4,066     4,338     5,311
Other income . . . . . . . . . . . . . .       347       344       365       368            278       316       309       362
Operating expenses . . . . . . . . . . .     3,365     3,494     3,187     3,437          3,016     3,182     3,207     3,328
                                           -------   -------   -------   -------        -------   -------   -------   -------

Income before
   income taxes. . . . . . . . . . . . .     1,465     1,522     2,025     2,486            887     1,200     1,440     2,345
Provision for
   income taxes. . . . . . . . . . . . .       436       454       693       876            227       354       457       815
                                           -------   -------   -------   -------        -------   -------   -------   -------

Net income . . . . . . . . . . . . . . .   $ 1,029   $ 1,068   $ 1,332   $ 1,610        $   660   $   846   $   983   $ 1,530
                                           -------   -------   -------   -------        -------   -------   -------   -------
                                           -------   -------   -------   -------        -------   -------   -------   -------

Earnings per
   common share. . . . . . . . . . . . .   $   .27   $   .25   $   .31   $   .38        $   .16   $   .21   $   .24   $   .37
                                           -------   -------   -------   -------        -------   -------   -------   -------
                                           -------   -------   -------   -------        -------   -------   -------   -------


MARKET DATA

The following is a three-year comparison of dividends and stock prices:

                                            1995        1994       1993
                                            ----        ----       ----

Annual cash dividends paid . . . . .        $.57        $.29       $.26
Annual stock dividends issued. . . .          10%         10%        10%


The Company's common stock trades on the NASDAQ Small-Cap market under the symbol STBC. As quoted by the National Association of Securities Dealers, Inc., the approximate high and low prices for the years ended December 31, 1995, 1994 and 1993 were as follows:


                                       FIRST     SECOND      THIRD     FOURTH
                                      QUARTER    QUARTER    QUARTER    QUARTER
                                      -------    -------    -------    -------

1995
   High Trade. . . . . . . . .         12 1/2     13 1/4     13        15 1/4
   Low Trade . . . . . . . . .         10 1/4     11 7/8     12        12 1/4

1994
   High Trade. . . . . . . . .         11         11 1/2     11 3/4    11 1/2
   Low Trade . . . . . . . . .         10          9 3/4     10 1/2    10

1993
   High Trade. . . . . . . . .         11 1/2     10 3/4     10        10 1/2
   Low Trade . . . . . . . . .         10 1/8      9          8 3/4     9 1/4

STATE BANCORP, INC. AND SUBSIDIARY
FIVE YEAR SUMMARY OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31,


                                                          1995           1994           1993           1992           1991
                                                          ----           ----           ----           ----           ----

Interest income. . . . . . . . . . . . . . . . . .   $ 39,426,356   $ 31,267,004   $ 29,139,761   $ 27,481,046   $ 26,800,819
Interest expense . . . . . . . . . . . . . . . . .     18,669,569     11,977,716     11,397,441     13,529,510     15,353,954
                                                     ------------   ------------   ------------   ------------   ------------

Net interest income. . . . . . . . . . . . . . . .     20,756,787     19,289,288     17,742,320     13,951,536     11,446,865
Provision for possible credit
   losses. . . . . . . . . . . . . . . . . . . . .      1,200,000      1,950,000      3,000,000      2,905,367      1,950,000
                                                     ------------   ------------   ------------   ------------   ------------

Net interest income after
   provision for possible
   credit losses . . . . . . . . . . . . . . . . .     19,556,787     17,339,288     14,742,320     11,046,169      9,496,865
Other income . . . . . . . . . . . . . . . . . . .      1,424,147      1,265,230      3,293,765      4,474,728      2,101,880
Operating expenses . . . . . . . . . . . . . . . .     13,483,056     12,733,176     12,521,708     10,347,956      7,364,580
                                                     ------------   ------------   ------------   ------------   ------------

Income before income taxes . . . . . . . . . . . .      7,497,878      5,871,342      5,514,377      5,172,941      4,234,165
Provision for income taxes . . . . . . . . . . . .      2,459,213      1,852,709      1,806,029      1,709,856      1,088,150
                                                     ------------   ------------   ------------   ------------   ------------

Net income . . . . . . . . . . . . . . . . . . . .   $  5,038,665   $  4,018,633   $  3,708,348   $  3,463,085   $  3,146,015
                                                     ------------   ------------   ------------   ------------   ------------
                                                     ------------   ------------   ------------   ------------   ------------

Earnings per common share. . . . . . . . . . . . .          $1.21          $ .98          $ .91          $ .85          $ .77
                                                            -----          -----          -----          -----          -----
                                                            -----          -----          -----          -----          -----
Stock dividends. . . . . . . . . . . . . . . . . .             10%            10%            10%            10%            10%
Cash dividends per common
   share . . . . . . . . . . . . . . . . . . . . .          $ .57          $ .29          $ .26          $ .22          $ .20
Weighted average number of
   shares outstanding adjusted
   for stock dividends . . . . . . . . . . . . . .      4,171,524      4,110,913      4,075,495      4,066,602      4,066,602
Total assets . . . . . . . . . . . . . . . . . . .   $650,950,468   $505,360,719   $490,714,979   $424,453,010   $289,138,867
Total deposits . . . . . . . . . . . . . . . . . .   $497,739,954   $377,324,602   $367,828,761   $391,844,076   $241,944,014
Total stockholders' equity . . . . . . . . . . . .   $ 40,587,552   $ 36,170,470   $ 34,715,248   $ 31,000,458   $ 28,451,150
Return on total average assets . . . . . . . . . .           0.94%          0.83%          0.78%          0.86%          1.01%
Return on total average
   stockholders' equity. . . . . . . . . . . . . .          13.11%         11.45%         11.53%         11.65%         11.57%

                             STATE BANCORP, INC. AND
                            STATE BANK OF LONG ISLAND

                               BOARD OF DIRECTORS

THOMAS F. GOLDRICK, JR.
     Chairman, President & C.E.O.
     State Bancorp, Inc. & State Bank of Long Island
GARY HOLMAN
     Vice Chairman
     State Bancorp, Inc. & State Bank of Long Island
     Partner, Holman & Rosenberg, Attorneys
J. ROBERT BLUMENTHAL
     President, Harwyn Enterprises, Inc.
CARL R. BRUNO
     Chief Financial Officer
     Di Fazio Electric
ROBERT J. GRADY
     Retired
RICHARD W. MERZBACHER
     Executive Vice President, State Bank of Long Island
     Treasurer, State Bancorp, Inc.
JOSEPH F. MUNSON
     President, TRM International, Inc.
RAYMOND M. PIACENTINI
     Partner, Dunne & Piacentini,
     Accountants and Consultants
JOHN F. PICCIANO, ESQ.
     Attorney
DANIEL T. ROWE
     Executive Vice President, State Bank of Long Island
     Secretary, State Bancorp, Inc.
SUZANNE H. RUECK
     Manager, New Hyde Park Inn

                               STATE BANCORP, INC.

                                    OFFICERS

THOMAS F. GOLDRICK, JR.
     Chairman, President & C.E.O.
RICHARD W. MERZBACHER
     Treasurer
DANIEL T. ROWE
     Secretary
BRIAN K. FINNERAN
     Comptroller


                            STATE BANK OF LONG ISLAND

                               EXECUTIVE OFFICERS

THOMAS F. GOLDRICK, JR.
     Chairman, President & C.E.O.
RICHARD W. MERZBACHER
     Executive Vice President
DANIEL T. ROWE
     Executive Vice President

                            STATE BANK OF LONG ISLAND
                           OFFICERS AND ADMINISTRATION

FINANCIAL GROUP
     BRIAN K. FINNERAN
          SENIOR VICE PRESIDENT & COMPTROLLER
     THERESA DIVITTORIO
          VICE PRESIDENT
     PHILIP J. NARDELLA
          VICE PRESIDENT
     JOHN P. ROM
          VICE PRESIDENT
     WILLIAM M. HOLLAND
          ASSISTANT VICE PRESIDENT
     KATHERINE A. O'BRIEN
          MANAGER
     NICK CAMPANELLA
          ADMINISTRATIVE ASSISTANT
     JENNIFER M. STOODY
          ADMINISTRATIVE ASSISTANT

BANK OPERATIONS/FACILITIES
     RAYMOND D. WAGNER
          FIRST VICE PRESIDENT
     JOSEPH M. MCNEILL
          VICE PRESIDENT
     CAROL J. BERGMANN
          ASSISTANT VICE PRESIDENT & ASSISTANT SECRETARY
     VINCENT J. DILLUVIO
          ASSISTANT MANAGER
     CYNTHIA MONAHAN
          ASSISTANT MANAGER
     ANNETTE DIRE
          ADMINISTRATIVE ASSISTANT

MANAGEMENT INFORMATION SYSTEMS
     SUSANNE PHEFFER
          FIRST VICE PRESIDENT
     DIANE BECK
          MANAGER
     JANINE MARTINI
          ADMINISTRATIVE ASSISTANT

CORPORATE SERVICES
     JOHN MCWHIRK
          VICE PRESIDENT
          DIRECTOR OF MARKETING & PRODUCT DEVELOPMENT
     ROBERT J. VALLI
          VICE PRESIDENT
          DIRECTOR OF MUNICIPAL FINANCE & COMMUNITY RELATIONS
     MARY E. DURKIN
          ASSISTANT VICE PRESIDENT
          DIRECTOR OF HUMAN RESOURCES & TRAINING
     LILLIAN C. HEGLER
          ASSISTANT TO THE PRESIDENT

BRANCH ADMINISTRATION
     THOMAS A. ARNONE
          SENIOR VICE PRESIDENT
     KEVIN J. CARROLL
          MANAGER
     ELIZABETH A MEAD
          ASSISTANT MANAGER

GARDEN CITY SOUTH BRANCH
     PAUL R. CRONEN
          ASSISTANT MANAGER
     LISA A. PANDOLFO
          ASSISTANT MANAGER

HAUPPAUGE BRANCH
     JOHN J. KUREK
          ASSISTANT VICE PRESIDENT

HUNTINGTON BRANCH
     KAREN M. WILLIAMS
          MANAGER
     HELEN GILFEDDER
          ASSISTANT MANAGER
     DENISE PETRONE
          ADMINISTRATIVE ASSISTANT

JERICHO BRANCH
     ROCCO REDA
          VICE PRESIDENT
     BLANCHE STANFORD
          MANAGER
     ROBERT INSALACO
          ASSISTANT MANAGER

NEW HYDE PARK BRANCH
     EDWARD L. KELLY
          VICE PRESIDENT
     LUCILLE N. JESSEN
          MANAGER
     ROSEMARY DIMARIO
          ASSISTANT MANAGER
     RINA MILETIC
          ADMINISTRATIVE ASSISTANT
     ANJANA MOHAN
          ADMINISTRATIVE ASSISTANT

OYSTER BAY BRANCH
     ROBERT J. CONNORS
          VICE PRESIDENT
     MAUREEN MCTIERNAN
          MANAGER
     DIANE GROCHOCKI
          ASSISTANT MANAGER

REGIONAL FINANCIAL CENTER
ROCKVILLE CENTRE
     DOMINICK PRINCIPATO
          VICE PRESIDENT
     LISA RAMOS-LOPEZ
          ADMINISTRATIVE ASSISTANT

COMMERCIAL LENDING GROUP
     SENIOR VICE PRESIDENTS:
          FREDERICK C. BRAUN
          CHARLES A. HOFFMAN
          ROBERT J. NICOLS
          KENNETH M. SCHERIFF
          WILLIAM H. TUCKER
     FIRST VICE PRESIDENT:
          GEORGE K. DEHAVEN
     VICE PRESIDENTS:
          JAMES T. BURNS
          ANTHONY CATANIA
          PATRICK M. DEMERY
          KEVIN T. HENNESSY
          FRED A. HERUTH
          KEVIN R. MCHALE
          STEPHEN B. MISCHO
          RICHARD E. RYAN
          THOMAS SCOTT SWAIN
     ASSISTANT VICE PRESIDENTS:
          JEFFREY N. BARBER
          RICHARD J. O'BRIEN
     MANAGER
          KARYN F. RODRIGUEZ
     ASSISTANT MANAGER:
          GERALDINE HARDEN
     ADMINISTRATIVE ASSISTANTS:
          ANNE N. CAPOGROSSO
          DEANNE L. FITTERON
          THOMAS E. FERGUSON
          DIANE V. LYNCH
          SUZANNE E. SHEA

JERICHO LENDING GROUP
     JEAN-ANN YNGSTROM
          FIRST VICE PRESIDENT
     MICHAEL P. SABALA
          VICE PRESIDENT
     MARIA BILLIRIS
          ASSISTANT MANAGER

CONSUMER LOAN DEPARTMENT
     JEAN CASSESE
          ASSISTANT VICE PRESIDENT
     JOHN J. MCENIRY
          MANAGER
     LISA PRETE
          ADMINISTRATIVE ASSISTANT

LOAN OPERATIONS GROUP
     MARY S. KOCH
          ASSISTANT VICE PRESIDENT
     SIU CHAN
          ASSISTANT MANAGER
     NORMA N. CASELLO
          ADMINISTRATIVE ASSISTANT
     PATRICIA SALVATORE
          ADMINISTRATIVE ASSISTANT

                                 ADVISORY BOARD


Henry Alpert, SECRETARY
Spartan Petroleum Corp.

Andrew C. Andron, PRESIDENT
Century 21 Andron Realty

Maureen Keller Appel, HEADMISTRESS
Connelly School of the Holy Child

Marvin Buchner, PRESIDENT
Council Commerce Corp.

Salvatore Catania, SECRETARY
Murray M. Braunstein, Inc.

Angelo Francis Corva, PRESIDENT
Angelo Francis Corva & Associates

Monroe Diefendorf, Jr., PRESIDENT
Diefendorf Capital Planning Associates

Arthur Dulik, Jr., VICE PRESIDENT
Altana, Inc.

Fred H. Fellows, PRESIDENT
Fibre Materials Co., Inc.

Ronald F. Friedenthal, ASSOCIATE
Surre & Goldberg Associates

Frank Giorgio, Jr., Esq.
Giorgio & DePoto

George Goettelmann, Jr., PRESIDENT
A. E. Goettelmann & Co.

Kermit Gordon
Kermit Enterprises

Henry P. Greve, CPA
Greve & Schmidt

Joan Griesmeyer, CONSULTANT
Bradley & Parker

Joseph M. Gunning, PRESIDENT
Gunning Business Machines

Conrad P. Homler, CPA
Homler & Dalessandro

Seymour Katchen, CPA
Katchen, Palmetto & Company

Robert F. Kearns, EXECUTIVE VICE PRESIDENT
B. H. Aircraft Company, Inc.

Owen Kilgannon, CPA
Kilgannon, Furey & Dufek

Patrick McAllister
Great Eastern Printing Co.

Lynn McAuley, Ph.D.
Madonna Heights Services

Gerard J. McKeon, RETIRED
The New York Racing Association

Robert E. Meyer
Real Estate Appraiser

Donald Monti, PRESIDENT
Darren Enterprises

Dominick Nuzzi
Nuzzi Transportation Services

John J. Nuzzi
Nuzzi Fuel Co.

Peter N. Paternostro, CPA
Paternostro, Ruckh, Callahan & DeFreitas

Charles Peluso, CPA
Margolin, Winer & Evens

Joseph Provenzano, PRESIDENT
Long Island Floors, Inc.

Fred Scott, CHAIRMAN
State Bank of Long Island Advisory Board

Ralph Somma, VICE PRESIDENT
Brueton Industries, Inc.

William G. Spanos
Attorney at Law

Charles I. Steinberg, CFO
Continental Dynamics Corp.

Jerome Stubenhaus, CLU
Nassau Radiologic Group, P.C.

- --------------------------------------------------------------------------------

                                   IN MEMORIAM

                                 GLADYS DANILEK

It is with a deep sense of regret that we mourn the death of Gladys Danilek, a long-time member and former Secretary of the State Bank Advisory Board. Mrs. Danilek had served on the Advisory Board since 1966 and was a strong supporter of the Bank for many years. We are truly grateful for her contribution and are saddened by her passing.

- --------------------------------------------------------------------------------

         COUNSEL
     Holman & Rosenberg
     99 Powerhouse Road
     Roslyn Heights, NY  11577


         AUDITORS
     Deloitte & Touche LLP
     2 Jericho Plaza
     Jericho, New York  11753


         TRANSFER AGENT
     Mellon Financial Services
     85 Challenger Road
     Ridgefield Park, NJ  07660

- --------------------------------------------------------------------------------

10-K REPORT

Copies of the Company's annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission, may be obtained without charge upon written request to Brian K. Finneran, Comptroller, State Bancorp, Inc., 699 Hillside Avenue, New Hyde Park, New York 11040.

FDIC RULES AND REGULATIONS, PART 350.4(d)

This statement has not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.

                               STATE BANCORP, INC.
                                   Main Office
                               699 Hillside Avenue
                          New Hyde Park, NY  11040-2512
                                 (516) 437-1000


     135 South Street
     Oyster Bay, NY  11771-2283
     (516) 922-0200

     339 Nassau Boulevard
     Garden City South, NY  11530-5313
     (516) 481-3900

     Lincoln Plaza
     2 Lincoln Avenue
     Rockville Centre, NY  11570-5724
     (516) 678-6000

     Jerico, NY 11753-2107
     (516) 822-4000

     580 E. Jericho Turnpike
     Huntington Station, NY  11746-7378
     (516) 271-5900

     Triad IV
     1981 Marcus Avenue
     Lake Success, NY  11042-1038
     (516) 437-8200

     740 Veterans Memorial Highway
     Hauppauge, NY  11788-1231
     (516) 979-0700


                           REGIONAL LENDING FACILITIES

     Triad IV
     1981 Marcus Avenue
     Lake Success, NY  11042-1038
     (516) 437-8200

     Jericho Atrium
     500 North Broadway
     Jericho, NY  11753-2107
     (516) 822-4000