Form 10-K, Exhibit 13
period 1996-12-31
STATE BANCORP INC
filed 1997-03-28
CIK 723458

[PHOTOS]

                              State Bancorp, Inc.
                               1996 Annual Report

                                    30 Years

Providing bank services for business, commercial, municipal and personal customers in the of

greater Long Island community for over thirty years, while maintaining a strong platform for growth and investment for our stockholders.

                                    Growth.

================================================================================
                                                           ...We Are Long Island

[PHOTOS]

1966

The Board of Directors inspects the temporary site of State Bank's office.

State Bank of Long Island was officially chartered on November 1, 1966.

1971

The Bank opens its new headquarters facility at 699 Hillside Avenue, New Hyde Park.

1987

Our first Regional Financial Center is opened in the Jericho Atrium on Route 106 as a commercial and business development office.

Attendees at the Bank's opening included; Dr. Frank E. Picciano, the organizing President and Chairman of the Board, and New York Yankee greats Casey Stengel, Whitey Ford and Mickey Mantle.

[Graphic]map

State Bancorp, we are Long Island

[PHOTOS]

1992

With the acquisition of four new banking offices, the Bank dramatically expanded its capacity to service commercial, small business, municipal and personal customers.


1996

The Lending Group moves into larger facilities at the Two Jericho Plaza Complex.


[GRAPHIC]map

[THE FOLLOWING TABLE WAS A BAR CHART IN THE PRINTED MATERIAL]

Net Income
5 Year Average
Growth Rate 12.8%
(dollars in thousands)

Year    $ Amount
----    --------
1992     3,463
1993     3,708
1994     4,019
1995     5,039
1996     5,702

[THE FOLLOWING TABLE WAS A BAR CHART IN THE PRINTED MATERIAL]

Stockholders' Equity
5 Year Average
Growth Rate 11.4%
(dollars in millions)

Year    $ Amount
----    --------
1992     31.0
1993     34.7
1994     36.2
1995     40.6
1996     48.6

[THE FOLLOWING TABLE WAS A BAR CHART IN THE PRINTED MATERIAL]

Total Average Assets
5 Year Average
Growth Rate 13.8%
(dollars in millions)

Year    $ Amount
----    --------
1992     401.1
1993     477.2
1994     488.6
1995     537.2
1996     588.4

Financial Highlights (in thousands)
                                         1996        %Change         1995
--------------------------------------------------------------------------------
Total Assets                          $615,418        (5.5)%       650,950
Stockholders' Equity                    48,569        19.7%         40,588
Net Income                               5,702        13.2%          5,039

Return on Average Assets                  0.97%                       0.94%
Return on Average
  Stockholders' Equity                   12.98%                      13.11%



Table of Contents
===================================================
Financial Highlights                              1
Message from the Chairman                         2
Preparing for the Future                          4
Financial Table of Contents                       8
Board of Directors and
   Executive Officers                            42
State Bank of Long Island
   Officers and Administration                   43
Advisory Board                                   44
Corporate Information                            IBC



[THE FOLLOWING TABLE WAS A BAR CHART IN THE PRINTED MATERIAL]


Net Income Trend 1967 - 1996
(dollars in thousands)

                 State
Year             Bank
----             ----

1967          $    0
1968          $    8
1969          $  117
1970          $  101
1971          $  148
1972          $  198
1973          $  230
1974          $  340
1975          $  438
1976          $  439
1977          $  494
1978          $  584
1979          $  730
1980          $  865
1981          $  996
1982          $1,224
1983          $1,352
1984          $1,420
1985          $1,736
1986          $2,073
1987          $2,212
1988          $2,416
1989          $2,603
1990          $2,759
1991          $3,146
1992          $3,463
1993          $3,708
1994          $4,019
1995          $5,039
1996          $5,702







                                       30
                                 Years of Growth

                                 A Brief History

State Bank of Long Island was founded in 1966 by an energetic group of civic minded businessmen seeking to enhance the quality of banking services in New
Hyde Park. They succeeded perhaps beyond their fondest expectations .... and for many years now State Bank has ranked among the highest performing banks in New York State.

Over the years, the Bank has shown measured, orderly growth. By adhering to that philosophy, the Bank has grown to be the largest independent commercial bank headquartered in Nassau County. We have built a reputation for providing high-quality personal service and have specialized in meeting the needs of the commercial, small business, municipal and consumer markets throughout Long Island.

[PHOTO]

To Our Stockholders, Customers and Friends:
--------------------------------------------------------------------------------


     As we begin the new year, it is once again with a great measure of pride and satisfaction that we are able to reflect upon the year 1996 just ended and report to our many friends the completion of yet another year of record earnings and growth in equity capital. While it is difficult to imagine, this is now our twenty-sixth consecutive year of earnings improvement, a record we believe to be unique among commercial banks in the State of New York. The year 1997 brings with it the much anticipated celebration of our thirtieth year of operation, marking the foresight of our founding fathers and their diligent efforts in obtaining our charter on November 1, 1966. These are all significant milestones which the entire State Bank family, past and present, can look upon with an enormous amount of pride and sense of accomplishment.

     Perhaps no recent event holds any greater significance for the future course of our Company than the action taken by our Board of Directors in creating the new Office of the Chairman, effective February 1, 1997. While I will remain as Chairman and Chief Executive Officer of both State Bancorp, Inc. and State Bank of Long Island, joining me in the Office of the Chairman will be Richard W. Merzbacher, as President of State Bank of Long Island and Vice Chairman of State Bancorp, and Daniel T. Rowe as President of State Bancorp, and Vice Chairman of State Bank of Long Island. It is especially rewarding for me to recognize the creation of this new office, for as many of you know, Messrs. Merzbacher, Rowe and myself have worked very closely together over the past fifteen years in continuing the record of growth and prosperity of our Company begun more than three decades ago. Beyond the creation of the Office of the Chairman, several additional senior appointments were approved by our Board of Directors, as we continually strive to structure our organization to best meet the anticipated challenges ahead. Accordingly, I am delighted to report the promotions of Frederick C. Braun to the post of Executive Vice President and Senior Lending Officer, and Brian K. Finneran to the post of Executive Vice President and Chief Financial Officer. Both of these executives have made significant contributions to our success in recent years, and I am confident their talents will be even further utilized in these new positions.

     Turning to the more far reaching issues facing our local economy, we have again experienced during 1996 a continuing modest improvement in the Long Island business climate. While the past year brought with it some significant signs of increasing economic vitality to the Long Island region, the overall condition of our area's economy, of which we are so much a part, continues to lag many areas of the country in terms of solid, sustainable growth. While our local manufacturing and industrial base continues to contract, we again have seen some modest expansion in the service and technology sectors of the Long Island economy. Both residential and commercial real estate markets have firmed somewhat, but the critical employment sector of our economy has shown few signs of expansion during the past year. Consequently, our region continues to await the broaderbased economic recovery experienced in other areas of the country.

     Summarizing the financial highlights of 1996, net income was $5.7 million, or $1.20 per share, representing an increase of 13.2% as compared to 1995. Earnings for the year were reflective of a one-time governmental assessment imposed by the Federal Deposit Insurance Corporation in the amount of $498 thousand before tax effect, related to the final resolution of the thrift industry crisis. As noted earlier, our record level of earnings in 1996 represented the twenty-sixth consecutive year of such record results, truly a remarkable accomplishment given the somewhat sluggish nature of our local economy and the aforementioned FDIC assessment. While the Company's return on assets improved by three basis points to .97%, return on equity declined slightly to 12.98%, entirely due to our stockholder rights offering concluded during July 1996. The Company was successful in raising $4.3 million in additional common equity as a result of this offering, and this capital expansion will serve us well as we seek to achieve longer range growth targets, as set forth in our Mission 2000 strategic plan. The Company's capital ratios, of course, continued at levels well in excess of Federal regulatory criteria for well-capitalized institutions. Loans and deposits, the core of our business and key components of our asset and liability structure, increased on average by 20% and 8% during the course of 1996 as compared with the prior year. This is truly an encouraging trend, and one which will be diligently fostered as we move through 1997. The continuing growth of our Company, coupled with efficiency enhancing measures such as stringent expense controls, will certainly serve us well as we approach the year 2000.

     For a more detailed analysis of the consolidated financial statements, please refer to Management's Discussion and Analysis of Financial Condition and Results of Operations on page 24 of this report.

                                                             State Bancorp, Inc.
--------------------------------------------------------------------------------


     The continuing growth and success of our Company has brought with it the opportunity to promote a number of our talented executives to new positions throughout the Bank. Foremost among these advancements are the promotions of Susanne Pheffer (MIS), Robert J. Valli (Municipal Finance) and Jan Yngstrom (Commercial Lending) to the post of Senior Vice President. Additionally, Jeffrey
N. Barber (Commercial Lending), Jean M. Cassese (Retail Lending), Mary E. Durkin (Human Resources), John J. Kurek (Hauppauge) and Richard J. O'Brien (Commercial Lending) have been promoted to Vice President, and Geraldine Harden (Credit Administration), John J. McEniry (Retail Lending) and Katherine A. O'Brien (Finance) have been advanced to the position of Assistant Vice President. During the early part of 1996, we were pleased to announce the appointment of Diane T. Beck (MIS), Karyn F. Rodriguez (Credit Training) and Karen M. Williams (Huntington) also to the position of Assistant Vice President.

     Finally, the Board of Directors has appointed Paul R. Cronen (Garden City) and Cynthia Monahan (Bank Operations) to the post of Manager, and Anne N. Capogrosso (Commercial Lending), Deanne L. Fitteron (Commercial Lending), Lisa Ramos-Lopez (Rockville Centre), and Janine Martini (MIS) to the post of Assistant Manager.

     One of the more significant developments affecting our Company during 1996 was the consolidation of our Lending Division into our new 26,000 square-foot facility at Two Jericho Plaza. This move was accomplished during the fourth quarter of 1996, and now provides a centralized location for all of our commercial and consumer lenders. This state-of-the-art facility will also serve as the new home for our Board of Directors, as well as for our Office of the Chairman, all during the first quarter of 1997. It is with much enthusiasm that we look toward the enhanced operating efficiencies this beautiful new facility will create.

     Once again, the untiring efforts of both our Board of Directors and our Advisory Board have contributed greatly to the successes enjoyed by our Company over these many years. We were delighted to welcome Arthur Dulik, Jr. to our Board of Directors in July 1996, bringing our total number of directors to twelve. Mr. Dulik is the Chief Financial Officer of Melville-based Altana, Inc., a diversified manufacturer of pharmaceuticals, chemicals and instruments. Prior to joining Altana, Inc., Mr. Dulik was employed by Deloitte & Touche, where he managed the State Bank relationship. It is with much enthusiasm that we look forward to the contribution his long-term familiarity with our organization and his valued insights will bring to our Board.

     As I have reported on several occasions, our Dividend Reinvestment Plan, created in 1993, continues to afford our stockholders the opportunity to reinvest their cash dividends into Company stock. Additional purchases of stock can be made each quarter, both through the reinvestment of the cash dividend as well as the contribution of additional cash for investment. Since its inception just a few years ago, this Plan has been exceptionally well received and has served to contribute $2 million in capital toward the continuing growth of our Company.

     As a final item, I am pleased to report on the continuing progress toward the realization of our long-range goals, as set forth several years ago in our Mission 2000 strategic plan. You may recall that this ambitious program suggested that we would be an institution of $1 billion in assets and $10 million in net income in the year 2000. Remarkably, as of year-end 1996, we were within three percent of our net income objective at this stage of Mission 2000's duration. Our 1997 Profit Plan, likewise, suggests that we will be within three percent of realizing our set of net income goals for 1997 as we advance toward the year 2000. This is all quite exciting to us, and I trust our many valued stockholders, customers and friends share this sense of ongoing excitement.

     The year 1996 was one of significant accomplishment for all of us here at State Bancorp and State Bank of Long Island. It is with eager anticipation that we now look forward to the few years remaining in the 20th century, and beyond, to the continued growth and prosperity of our fine organization. We are confident that the years ahead will bring us even greater successes as we continue to serve the people, businesses and governments of our Long Island marketplace, as the region's pre-eminent independent commercial bank.

Sincerely,


s/Thomas F. Goldrick, Jr.
Thomas F. Goldrick, Jr.
Chairman of the Board and
Chief Executive Officer

March 15, 1997

Preparing for the Future

1996

[PHOTO]

--------------------------------------------------------------------------------


----------------------------
| |  NEW TECHNOLOGIES

| |  o Wide Area Network

| |  o Upgrading Hardware

| |  o Data Warehouse

| |  o World Wide Web Site
----------------------------



The rapid changes that are occurring in technology have altered, forever, the way we lead our lives and conduct our business. Everyday there is a new announcement about technical improvements in either hardware or software that promises to expedite or facilitate how we work or play.

Through existing technologies, many things have become seemingly reversed and readily accepted. Instead of going to work, work can now come to you via a computer. On the internet, local companies can have a global presence and face-to-face conferences no longer require a meeting room.


New Technologies

Technology's potential has not been lost on the banking industry. At State Bank of Long Island, we have strived to implement technological improvements that recognize the inherent value of our customers and their needs. For example, in 1996 we began installing a Wide Area Network across our branch system that, when completed, will greatly improve our ability to respond to customer requests at any location. For the same reason, branch terminals are being systematically replaced with desktop personal computers.

--------------------------------------------------------------------------------
By investing in  technologies,  and  evaluating  our  expanding

          [PHOTO]                  [PHOTO]

In 1997, we will install a new data warehouse that will enable us to convert in-house data to useful business information for ourselves and our customers. By itself, data has little value until it is converted into information that supports decision making.

We are also exploring the development of a World Wide Web site on the Internet. As individuals and businesses become more proficient in using the Web, this free-form marketplace will continue to experience phenomenal growth and we intend to be part of it. Through the Web, customers, stockholders and prospects will have access to current information about our products and services, interest rates, up-coming community events, branch locations and corporate developments. Going forward, customers will be able to pre-qualify for mortgages and other loans or open an account on our Web site.

In this electronic age, customers are looking for greater flexibility and control over how and when they carry out routine banking services. At State Bank of Long Island, we are committed to delivering our services to customers in as user-friendly a manner as possible.



[PHOTO]

State Bank of Long
Island is committed
to implementing
technological
improvements that
provide value to
our customers.

--------------------------------------------------------------------------------
services, we are prepared for continued growth into the next century.

--------------------------------------------------------------------------------


[PHOTO]

New technologies will
make it easier for our
customers to bank as
they choose and access
services tailored to
their needs.




New Products and Services

To stay current with the demands of the marketplace, we introduced several new business services during 1996 that offer our customers the flexibility and control they seek.

Business Direct Access is a new electronic cash management system that provides selected companies a link to all of their business bank accounts. Business and municipal customers can, through easy-to-use menu interfaces, have quick access to their account balances, make transfers between accounts, initiate wire and ACH transfers, stop payments and send and receive electronic messages with the Bank. With Business Direct Access, customers can handle most of their daily business banking transactions from their desk.

For businesses that don't need a sophisticated cash management system, the Bank has expanded its automated voice response system, Touch24. From any telephone, small business customers can obtain account information, deposit and loan rates, transfer funds

                    [PHOTO]                  [PHOTO]

--------------------------------------------------------------------------------


                              [MAP OF LONG ISLAND]


between  designated  accounts,  verify check  postings and receive a fax copy of
their   statement.   Users  can  also  link  directly  to  a  Customer   Service
Representative.

Also, in 1997, we expect to introduce a new small business line of credit that will put the decision of how and when to use credit into the hands of business owners. Customers will be able to apply for a revolving line of credit of up to $100,000 and receive an answer usually within a few days. We will use a customized credit scoring system that will help us evaluate customers based on a simplified application.

At State Bank of Long Island, we will continue to invest in technologies that meet the needs of our customers and enhance our capacity to serve them.


--------------------------------
| | NEW PRODUCTS
    & SERVICES

| | o Business Direct Access -
      a new electronic cash
      management system

| | o Business Touch24

| | o Small Business Line
      of Credit
--------------------------------



[logo] State Bank of Long Island
           ...We are Long Island

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------

Financial Table of Contents
----------------------------------------------------------
Consolidated Financial Statements                        9

Notes to Consolidated Financial Statements              13

Auditor's Report                                        23

Management's Discussion and Analysis of
  Financial Condition and Results of Operations         24

Statistical Information                                 34

Market Data                                             40

Five Year Summary of Operations                         41

STATE BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
December 31, 1996 and 1995

                                                                                       Notes               1996                1995
-----------------------------------------------------------------------------------------------------------------------------------
Assets:
Cash and due from banks                                                                10,14      $  34,676,593       $  45,853,678
Securities purchased under agreements to resell                                         1,14         30,000,000          76,000,000
-----------------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents                                                                            64,676,593         121,853,678
Securities held to maturity (approximate market value
  of $30,486,626 in 1996 and $28,224,224 in 1995)                                     1,2,14         30,469,524          28,222,798
Securities available for sale-- at market value                                       1,2,14        156,931,674         204,391,430
Loans (net of allowance for possible loan losses of
  $5,008,965 in 1996 and $5,004,216 in 1995)                                       1,3,13,14        348,293,930         282,574,525
Bank premises and equipment-- net                                                        1,4          2,996,124           2,959,399
Other assets                                                                        1,5,7,14         12,049,810          10,948,638
-----------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                                      $ 615,417,655       $ 650,950,468
===================================================================================================================================

Liabilities:
Deposits:                                                                               1,14
  Demand                                                                                          $  96,600,418       $  72,821,175
  Savings                                                                                           200,744,964         245,970,879
  Time                                                                                              177,105,107         178,947,900
-----------------------------------------------------------------------------------------------------------------------------------

Total deposits                                                                                      474,450,489         497,739,954
Federal funds purchased                                                                 6,14          3,600,000          17,000,000
Securities sold under agreements to repurchase                                            14         74,079,000          83,217,774
Other short-term borrowings                                                            6, 14         12,000,000          10,000,000
Accrued expenses, taxes and other liabilities                                           7,14          2,718,695           2,405,188
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                   566,848,184         610,362,916
===================================================================================================================================

Commitments and Contingent Liabilities                                            9,10,13,14

Stockholders' Equity:                                                                      8

Preferred stock, $0.01 par value, authorized 250,000 shares                                                  --                  --
Common stock, $5.00 par value, authorized 20,000,000 shares;
  issued 5,101,048 shares in 1996 and 4,211,912 shares in 1995;
  outstanding-- 5,013,883 shares in 1996 and 4,211,912 shares in 1995                                25,505,240          21,059,560
Surplus                                                                                              22,915,331          16,402,404
Retained earnings                                                                                     2,130,980           3,159,000
Unrealized net loss on securities available for sale (net of deferred
  income tax benefit of $649,167 in 1996 and $23,456 in 1995)                                          (936,100)            (33,412)
Unearned compensation                                                                      9         (1,045,980)                 --
-----------------------------------------------------------------------------------------------------------------------------------

Total stockholders' equity                                                                           48,569,471          40,587,552
-----------------------------------------------------------------------------------------------------------------------------------

Total Liabilities and Stockholders' Equity                                                        $ 615,417,655       $ 650,950,468
===================================================================================================================================

See Notes to Consolidated Financial Statements.

STATE BANCORP, INC. AND SUBSIDIARY
Statements of Consolidated Earnings
For the Years Ended December 31, 1996, 1995 and 1994

                                                                             Notes            1996             1995            1994
-----------------------------------------------------------------------------------------------------------------------------------
Interest Income:                                                                 1
Loans                                                                            3     $29,063,647      $25,022,021     $19,754,955
Federal funds sold and securities purchased
   under agreements to resell                                                            1,734,542        1,466,075         907,144
Securities held to maturity and securities available for sale:
   United States Treasury securities                                                       648,878        1,616,262       1,440,419
   States and political subdivisions                                                     1,607,059        2,132,573       1,699,473
   Mortgage-backed securities                                                            7,658,115        7,521,153       7,196,680
   Government Agency securities                                                          2,343,098        1,584,265         268,333
   Other                                                                                   123,386           84,007              --
-----------------------------------------------------------------------------------------------------------------------------------

Total interest income                                                                   43,178,725       39,426,356      31,267,004
-----------------------------------------------------------------------------------------------------------------------------------

Interest Expense:
Time certificates of deposit of $100,000 or more                                         7,390,698        6,167,786       3,108,368
Other deposits and temporary borrowings                                                 11,739,929       12,501,783       8,869,348
-----------------------------------------------------------------------------------------------------------------------------------

Total interest expense                                                                  19,130,627       18,669,569      11,977,716
-----------------------------------------------------------------------------------------------------------------------------------

Net interest income                                                                     24,048,098       20,756,787      19,289,288
Provision for possible loan losses                                             1,3       1,500,000        1,200,000       1,950,000
-----------------------------------------------------------------------------------------------------------------------------------

Net interest income after provision for possible
   loan losses                                                                          22,548,098       19,556,787      17,339,288
-----------------------------------------------------------------------------------------------------------------------------------

Other Income:
Service charges on deposit accounts                                                      1,305,089        1,113,625         972,809
Net security gains (losses)                                                                135,130          (55,162)        (30,272)
Other operating income                                                                     417,912          365,684         322,693
-----------------------------------------------------------------------------------------------------------------------------------

Total other income                                                                       1,858,131        1,424,147       1,265,230
-----------------------------------------------------------------------------------------------------------------------------------

Income before operating expenses                                                        24,406,229       20,980,934      18,604,518
-----------------------------------------------------------------------------------------------------------------------------------

Operating Expenses:
Salaries and other employee benefits                                             9       8,857,594        7,765,544       6,852,059
Occupancy                                                                       10       1,341,643        1,314,268       1,243,096
Equipment                                                                                  514,630          506,673         494,034
Deposit assessment fees                                                                    729,386          542,034         941,869
Amortization of intangibles                                                                605,147          634,007         589,601
Other operating expenses                                                                 3,488,113        2,720,530       2,612,517
-----------------------------------------------------------------------------------------------------------------------------------

Total operating expenses                                                                15,536,513       13,483,056      12,733,176
-----------------------------------------------------------------------------------------------------------------------------------

Income Before Income Taxes                                                               8,869,716        7,497,878       5,871,342
Provision for Income Taxes                                                     1,7       3,167,704        2,459,213       1,852,709
-----------------------------------------------------------------------------------------------------------------------------------

Net Income                                                                             $ 5,702,012      $ 5,038,665     $ 4,018,633
===================================================================================================================================

Earnings Per Common Share                                                        1           $1.20            $1.12           $0.91
===================================================================================================================================

Average Number of Common Shares Outstanding                                      1       4,763,988        4,505,246       4,434,438
===================================================================================================================================

See Notes to Consolidated Financial Statements.

STATE BANCORP, INC. AND SUBSIDIARY
Statements of Consolidated Cash Flows
For the Years Ended December 31, 1996, 1995 and 1994

                                                                                       1996                1995                1994
-----------------------------------------------------------------------------------------------------------------------------------
Operating Activities:
Net income                                                                    $   5,702,012       $   5,038,665       $   4,018,633
Adjustments to reconcile net income to net cash provided
   by operating activities:
     Provision for possible loan losses                                           1,500,000           1,200,000           1,950,000
     Depreciation and amortization of bank premises and equipment                   536,390             532,136             486,484
     Amortization of intangibles                                                    605,147             634,007             589,601
     Deferred income tax benefit                                                   (203,029)           (280,277)           (153,290)
     Amortization of net premium on securities                                    1,336,874           1,234,306           1,279,221
     Net security (gains) losses                                                   (135,130)             55,162              30,272
     Gain on sale of other real estate owned ("OREO")                               (89,084)             (7,330)                 --
     Amortization of unearned compensation                                          155,254                  --                  --
     Decrease (increase) in other assets, net                                       149,082             (80,725)           (554,419)
     (Decrease) increase in accrued expenses, taxes
       and other liabilities                                                       (286,619)          1,034,645              73,382
-----------------------------------------------------------------------------------------------------------------------------------

Net cash provided by operating activities                                         9,270,897           9,360,589           7,719,884
-----------------------------------------------------------------------------------------------------------------------------------

Investing Activities:
Proceeds from maturities of securities held to maturity                          28,255,808          60,852,844          71,032,818
Purchases of securities held to maturity                                        (30,562,652)        (41,797,155)        (86,787,664)
Proceeds from sales of securities available for sale                            149,572,257          46,892,356          34,845,693
Proceeds from maturities of securities available for sale                        82,595,593          37,053,383          31,191,843
Purchases of securities available for sale                                     (187,378,118)       (120,245,893)        (61,076,933)
Increase in loans-- net                                                         (68,946,068)        (33,558,101)        (26,229,296)
Proceeds from sale of OREO                                                          789,084             461,099                  --
Purchases of bank premises and equipment, net                                      (573,114)           (771,721)           (509,989)
-----------------------------------------------------------------------------------------------------------------------------------

Net cash used in investing activities                                           (26,247,210)        (51,113,188)        (37,533,528)
-----------------------------------------------------------------------------------------------------------------------------------

Financing Activities:
(Decrease) increase in demand and savings deposits                              (21,446,672)         77,520,526         (16,628,137)
(Decrease) increase in time deposits                                             (1,842,793)         42,894,826          26,123,978
(Decrease) increase in Federal funds purchased                                  (13,400,000)          1,000,000          15,575,000
(Decrease) increase in securities sold under agreements to repurchase            (9,138,774)          8,301,479         (11,953,705)
Increase in other short-term borrowings                                           2,000,000          10,000,000                  --
Cash dividends paid                                                              (1,530,848)         (1,932,701)         (1,182,519)
Proceeds from shares issued under the dividend reinvestment plan                    703,183             679,813             394,643
Proceeds from stock options exercised                                               191,825             175,378                  --
Proceeds from rights exercised                                                    4,263,307                  --                  --
-----------------------------------------------------------------------------------------------------------------------------------

Net cash (used in) provided by financing activities                             (40,200,772)        138,639,321          12,329,260
-----------------------------------------------------------------------------------------------------------------------------------

Net (Decrease) Increase in Cash and Cash Equivalents                            (57,177,085)         96,886,722         (17,484,384)

Cash and Cash Equivalents at Beginning of Year                                  121,853,678          24,966,956          42,451,340
-----------------------------------------------------------------------------------------------------------------------------------

Cash and Cash Equivalents at End of Year                                      $  64,676,593       $ 121,853,678       $  24,966,956
===================================================================================================================================

Supplemental Data:
Interest paid                                                                 $  19,121,173       $  18,355,250       $  11,656,559
===================================================================================================================================
Income taxes paid                                                             $   3,557,075       $   2,472,750       $   1,463,416
===================================================================================================================================
Transfer from loans to OREO                                                   $   1,726,663       $          --       $     453,769
===================================================================================================================================
Adjustment to unrealized net loss on securities available for sale            $   1,528,398       $  (1,500,759)      $   3,044,933
===================================================================================================================================
Dividends declared but not paid as of year end                                $     600,126       $     421,191       $          --
===================================================================================================================================

See Notes to Consolidated Financial Statements.

STATE BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Stockholders' Equity
For the Years Ended December 31, 1996, 1995 and 1994

                                                                                          Unrealized
                                                                                     Net Gain (Loss)
                                                                                       on Securities
                                                   Common                    Retained      Available       Unearned
                                      Notes         Stock       Surplus      Earnings       for Sale   Compensation           Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1994                      $16,870,255   $11,066,551   $ 5,913,437    $   865,005    $        --    $ 34,715,248
Net income                                -            --     4,018,633            --             --      4,018,633
Cash dividend ($.27 per share)            1            --            --    (1,182,519)            --             --      (1,182,519)
10% stock dividend (337,863
   shares at market value)                1     1,689,315     1,858,247    (3,547,562)            --             --              --
Shares issued under the dividend
   reinvestment plan (40,905 shares
   at 95% of market value)                        204,525       190,118            --             --             --         394,643
Change in unrealized net gain
   on securities available for sale       2            --            --            --     (1,775,535)            --      (1,775,535)
-----------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1994                     18,764,095    13,114,916     5,201,989       (910,530)            --      36,170,470
Net income                                             --            --     5,038,665             --             --       5,038,665
Cash dividend ($.52 per share)            1            --            --    (2,353,892)            --             --      (2,353,892)
10% stock dividend (378,221
   shares at market value)                1     1,891,105     2,836,657    (4,727,762)            --             --              --
Shares issued under the dividend
   reinvestment plan (58,824 shares
   at 95% of market value)                        294,120       385,693            --             --             --         679,813
Stock options exercised                   8       110,240        65,138            --             --             --         175,378
Change in unrealized net loss
   on securities available for sale       2            --            --            --        877,118             --         877,118
-----------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1995                     21,059,560    16,402,404     3,159,000        (33,412)            --      40,587,552
Net income                                             --            --     5,702,012             --             --       5,702,012
Cash dividend ($.44 per share)            1            --            --    (2,130,974)            --             --      (2,130,974)
8% stock dividend (340,671
   shares at market value)                1     1,703,355     2,895,703    (4,599,058)            --             --              --
Shares issued under the dividend
   reinvestment plan (57,752 shares
   at 95% of market value)                        288,760       414,423            --             --             --         703,183
Stock options exercised                   8       125,000        66,825            --             --             --         191,825
Rights exercised                          9     2,328,565     3,134,742            --             --     (1,200,000)      4,263,307
Amortization of unearned
   compensation                           9            --         1,234            --             --        154,020         155,254
Change in unrealized net loss on
   securities available for sale          2            --            --            --       (902,688)            --        (902,688)
-----------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1996                    $25,505,240   $22,915,331   $ 2,130,980    $  (936,100)   $(1,045,980)   $ 48,569,471
===================================================================================================================================

See Notes to Consolidated Financial Statements.

STATE BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements


1.   Summary of Significant Accounting and
     Reporting Policies

     Organization and Nature of Operations -- The consolidated financial statements include the accounts of State Bancorp, Inc. and its wholly-owned subsidiary, State Bank of Long Island (the "Bank"). The Bank's consolidated financial statements include the accounts of its wholly-owned subsidiaries, New Hyde Park Leasing Corporation and SB ORE Corp. State Bancorp, Inc. and subsidiary are collectively referred to hereafter as the "Company." All intercompany accounts and transactions have been eliminated.

     The Company was incorporated as a bank holding company under the laws of the state of New York in 1985 to provide consumer, commercial and municipal banking services to clients located primarily in the Queens, Nassau and Suffolk County areas. It offers a full range of deposit and loan products through seven full service branches. In addition, the Company offers merchant credit card services, access to annuity products and offers a consumer debit card with membership in a national ATM network. The Company currently has ATMs at five of its seven branch locations.

     Basis of Presentation -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The accounting and reporting policies of the Company conform with generally accepted accounting principles and with general practice within the banking industry. The following is a summary of the more significant accounting and reporting policies:

     Securities Held to Maturity and Securities Available For Sale -- At the time of purchase of a security, the Bank designates the security as either available for sale or held to maturity, depending upon investment objectives, liquidity needs and intent. Securities held to maturity are stated at cost, adjusted for premium amortized or discount accreted, if any. The Bank has the intent and ability to hold such securities to maturity. Securities available for sale are stated at estimated market value. Unrealized gains and losses are excluded from earnings and reported as a net amount as a separate component of stockholders' equity until realized. Trading securities are purchased and held principally for the purpose of selling them in the near term. Trading generally reflects active and frequent buying and selling, and trading securities are generally used with the objective of generating profits on short-term differences in price. As of December 31, 1996 and 1995, the Bank did not hold any trading securities. Interest earned on investment securities is included in interest income. The cost used in computing realized gains and losses is determined by the specific identification method.

     Income Recognition -- The Bank discontinues the accrual of interest on loans whenever there is reasonable doubt that interest and/or principal will be collected, or when either principal or interest is ninety days or more past due and the loan is not well collateralized nor in the process of collection. Income is not accrued for installment loans which are 90 days past due unless the Bank holds cash collateral therefor. Interest received on nonaccrual loans is either applied against principal or reported as income, according to management's judgement as to the collectibility of the principal.

     Allowance for Possible Loan Losses -- The allowance for possible loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance when management believes that the collectibility of the principal is unlikely, while recoveries of previously charged-off loans are credited to the reserve. The balance in the allowance for possible loan losses is maintained at a level that, in the opinion of management, is sufficient to absorb future losses. To determine that level, management identifies problem loans based on the financial condition of the borrower, and the value of any collateral and/or guarantor support. Based upon the resultant risk categories assigned to each loan and the procedures regarding impairment described below, an appropriate reserve level is determined. Management also evaluates the quality of, and changes in, the portfolio, while also taking into consideration the Bank's historical loss experience, the existing economic climate of the service area in which the Bank operates, examinations by regulatory authorities, internal reviews and other evaluations in determining the appropriate allowance balance. While management utilizes all available information to estimate the adequacy of the allowance for possible loan losses, the ultimate collectibility of a substantial portion of the loan portfolio and the need for future additions to the allowance will be based upon changes in economic conditions and other relevant factors.

     Effective January 1, 1995, the Company adopted Statements of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114"), and No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures" ("SFAS No. 118"). Commercial and commercial real estate loans are considered impaired when, based on current information and events, it is probable that the Company will not be able to collect all of the principal and interest due under the contractual terms of the loan. Management considers all nonaccrual loans for impairment. Large groups of smaller-balance homogeneous loans, such as consumer and residential mortgages, are collectively evaluated for impairment. The following assumptions are used by management in evaluating loans for impairment:

     Loans individually evaluated for impairment -- The Company evaluates all nonaccrual commercial mortgages, nonaccrual commercial and industrial loans and certain accruing, restructured loans over $250,000. Loans restructured subsequent to January 1, 1995 are required to be reported as impaired in the year of restructuring. Thereafter, such loans are excluded from impaired loans if the loans were at a market rate of interest at the time the loan was restructured and are performing in accordance with their renegotiated terms. The Company generally considers six months as demonstration of performance.

STATE BANCORP, INC. AND SUBSIDIARY



     Measurement of impairment -- The allowance for possible loan losses related to loans that are impaired includes reserves which are based upon the expected future cash flows, discounted at the loan's effective interest rate, the fair value of the underlying collateral for collateral-dependent loans or the observable market price. This evaluation is inherently subjective as it requires material estimates, including the amount and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change.

     Payments on impaired loans -- Payments on impaired loans that are on nonaccrual status are typically applied to principal unless the collectibility of the principal amount is fully assured; in which case, interest is recognized on a cash basis. Interest on other impaired loans is recognized on the accrual basis in accordance with the contractual terms. Charge-offs on impaired loans are applied against the allowance for possible loan losses whenever there is reasonable doubt that principal will be collected.

     Bank Premises and Equipment-Net -- Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation expense is computed on the straight-line method over the estimated useful lives of the related assets which range from 3 to 40 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining terms of the leases.

     Loan Origination Fees and Costs -- Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan.

     Income Taxes -- The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Company's consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial accounting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. As changes in tax laws are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

     Cash Dividends -- Cash dividends per common share have been restated to give retroactive effect to stock dividends.

     Stock Dividends -- Stock dividends issued are recorded by transferring the aggregate market value of the shares issued from retained earnings to common stock and surplus. All per share information included in the consolidated financial statements and the notes thereto has been restated to give retroactive effect to stock dividends.

     Earnings Per Common Share -- Earnings per common share are computed based on the weighted average number of shares outstanding after giving retroactive effect to stock dividends. The impact of the assumed exercise of stock options is immaterial or antidilutive in all years presented.

     Statements of Cash Flows -- For the purpose of presenting the statements of consolidated cash flows, the Company considers Federal funds sold and securities purchased under agreements to resell to be cash equivalents because such assets are convertible into fixed amounts of cash within several days of initial purchase.

     Loans Foreclosed -- Property acquired through foreclosure (other real estate owned or "OREO") is stated at the lower of cost or fair value, less estimated selling costs. Losses arising at the time of foreclosure are charged against the allowance for possible loan losses. Revenues and expenses from operations and changes in the carrying value of these assets are included in other income and operating expenses.

     Intangibles -- Intangibles consist of core deposit intangibles and the excess market value of leases acquired. Intangibles are carried at cost less accumulated amortization. Amortization is provided over the period of anticipated benefit (3 to 19 years).

     Reclassifications -- Certain reclassifications have been made to prior years' amounts to conform them to the current year's presentation.

2.   Securities Held to Maturity and Securities
     Available for Sale

     The amortized cost, gross unrealized gains and losses, and estimated market value of securities held to maturity and securities available for sale at December 31, 1996, 1995 and 1994 are as follows:

                                                             Gross            Gross            Estimated
                                         Amortized      Unrealized       Unrealized               Market
December 31, 1996                             Cost           Gains           Losses                Value
--------------------------------------------------------------------------------------------------------
Securities Held to Maturity:
  Obligations of states
    and political subdivisions        $ 30,469,524        $ 17,102        $      --         $ 30,486,626
--------------------------------------------------------------------------------------------------------
Total Securities
  Held to Maturity                      30,469,524          17,102               --           30,486,626
--------------------------------------------------------------------------------------------------------
Securities Available for Sale:
  Obligations of states
    and political subdivisions          18,162,605           9,738           (4,343)          18,168,000
  Corporate securities                   1,971,050              --               --            1,971,050
  Government Agency
    securities                          44,785,256           5,282         (408,808)          44,381,730
  Mortgage-backed securities
    and collateralized
    mortgage obligations                93,598,030          48,814        (1,235,950)         92,410,894
--------------------------------------------------------------------------------------------------------
Total Securities
  Available for Sale                   158,516,941          63,834        (1,649,101)        156,931,674
--------------------------------------------------------------------------------------------------------
Total Securities                      $188,986,465        $ 80,936        $(1,649,101)      $187,418,300
========================================================================================================

                                                             Gross            Gross            Estimated
                                         Amortized      Unrealized       Unrealized               Market
December 31, 1995                             Cost           Gains           Losses                Value
--------------------------------------------------------------------------------------------------------
Securities Held to Maturity:
  Obligations of states
    and political subdivisions        $ 28,222,798        $  1,426        $      --         $ 28,224,224
--------------------------------------------------------------------------------------------------------
Total Securities
  Held to Maturity                      28,222,798           1,426               --           28,224,224
--------------------------------------------------------------------------------------------------------
Securities Available for Sale:
  U.S. Treasury securities              25,482,454         249,146               --           25,731,600
  Obligations of states and
    political subdivisions              14,731,728          17,521           (3,248)          14,746,001
  Corporate securities                   1,429,850              --               --            1,429,850
  Government Agency
    securities                          24,989,444          78,056               --           25,067,500
  Mortgage-backed securities
    and collateralized
    mortgage obligations               137,814,822              --         (398,343)         137,416,479
--------------------------------------------------------------------------------------------------------
Total Securities
  Available for Sale                   204,448,298         344,723         (401,591)         204,391,430
--------------------------------------------------------------------------------------------------------
Total Securities                      $232,671,096        $346,149        $(401,591)        $232,615,654
========================================================================================================

STATE BANCORP, INC. AND SUBSIDIARY



                                                             Gross            Gross            Estimated
                                         Amortized      Unrealized       Unrealized               Market
December 31, 1994                             Cost           Gains           Losses                Value
--------------------------------------------------------------------------------------------------------
Securities Held to Maturity:
  U.S. Treasury securities            $  6,199,237        $     --        $(187,677)        $  6,011,560
  Obligations of states
    and political subdivisions          35,490,031          10,625         (183,654)          35,317,002
  Corporate securities                      18,150              --               --               18,150
  Government Agency
    securities                          10,000,000              --         (306,500)           9,693,500
  Mortgage-backed securities            84,649,381              --        (5,674,781)         78,974,600
--------------------------------------------------------------------------------------------------------
Total Securities
  Held to Maturity                     136,356,799          10,625        (6,352,612)        130,014,812
--------------------------------------------------------------------------------------------------------
Securities Available for Sale:
  U.S. Treasury securities              19,639,417              --         (516,417)          19,123,000
  Obligations of states
    and political subdivisions          25,227,064              --          (89,623)          25,137,441
  Mortgage-backed securities
    and collateralized
    mortgage obligations                35,492,819           4,141         (955,728)          34,541,232
--------------------------------------------------------------------------------------------------------
Total Securities
  Available for Sale                    80,359,300           4,141        (1,561,768)         78,801,673
--------------------------------------------------------------------------------------------------------
Total Securities                      $216,716,099        $ 14,766        $(7,914,380)      $208,816,485
========================================================================================================

     The amortized cost and estimated market value of securities held to maturity and securities available for sale at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                       Estimated
                                                      Amortized           Market
                                                           Cost            Value
--------------------------------------------------------------------------------
Securities Held to Maturity:
  Due in one year or less                          $ 30,272,724     $ 30,279,124
  Due after one year through five years                  84,800           84,862
  Due after five years through ten years                112,000          122,640
--------------------------------------------------------------------------------
  Total Securities Held to Maturity                $ 30,469,524     $ 30,486,626
--------------------------------------------------------------------------------

Securities Available for Sale:
  Due in one year or less                          $ 18,067,605     $ 18,063,262
  Due after five years through ten years             44,880,256       44,486,468
  Due after ten years                                 1,971,050        1,971,050
--------------------------------------------------------------------------------
Subtotal                                             64,918,911       64,520,780
  Mortgage-backed securities and
    collateralized mortgage obligations              93,598,030       92,410,894
--------------------------------------------------------------------------------
  Total Securities Available for Sale              $158,516,941     $156,931,674
================================================================================

     In 1996, 1995 and 1994, gross gains of $325,979, $7,758 and $4,748, and gross losses of $190,849, $62,920 and $35,020, respectively, were realized on the sale of securities available for sale.

     During the fourth quarter of 1995, the Company reclassified $86,500,000 of securities held to maturity to securities available for sale as the Financial Accounting Standards Board permitted a one-time opportunity for institutions to reassess the appropriateness of the designation of securities. The fair value of the securities at the date of transfer was $86,000,000 and the net unrealized loss of $500,000 was reported, net of deferred tax benefits, as a separate component of stockholders' equity.

     At December 31, 1996, the Bank owned securities held to maturity and securities available for sale in excess of ten percent of stockholder's equity for the following issuers:

                                                                       Estimated
                                                        Amortized         Market
                                                             Cost          Value
--------------------------------------------------------------------------------
Town of North Hempstead                                $9,359,266     $9,357,488
Rockville Centre Union Free School District            $5,009,655     $5,009,540

     Securities held to maturity and securities available for sale with an amortized cost of $175,123,931 and $210,974,658 and an estimated market value of $173,565,163 and $210,869,615 at December 31, 1996 and 1995, respectively, were pledged for public deposits, securities sold under agreements to repurchase and fiduciary purposes.

3.   Loans -- Net

     At December 31, 1996 and 1995, net loans consisted of the following:

                                                           1996             1995
--------------------------------------------------------------------------------
Commercial and industrial                          $163,780,246     $130,617,409
Real estate-- mortgage                              160,104,423      137,066,419
Real estate-- construction                           13,131,899        7,797,685
Loans to individuals                                  7,525,603        6,323,169
Tax exempt and other                                  8,841,199        5,838,035
--------------------------------------------------------------------------------
Gross loans                                         353,383,370      287,642,717
Less:
   Unearned income                                       80,475           63,976
   Allowance for possible loan losses                 5,008,965        5,004,216
--------------------------------------------------------------------------------
Loans-- net                                        $348,293,930     $282,574,525
================================================================================

     The Bank's real estate loans and loan commitments are primarily for properties located throughout Long Island. It is the Bank's policy to spread risk among a broad range of industries and to monitor concentration and associated levels of risk on an ongoing basis. As of December 31, 1996, the only concentration of loans exceeding 10% of total loans was the Bank's loans totaling $67,400,000 from real estate operators, lessors and developers. Repayment of these loans is dependent in part upon the overall economic health of the Company's market area and current real estate values. Credit losses arising from lending transactions in this industry compare favorably with the Bank's credit loss experience on its portfolio as a whole. The Bank considers the credit circumstances, the nature of the project, and loan to value ratios for all real estate loans. The Bank's loan to value policies are generally more conservative than regulatory guidelines.

     The Bank makes loans to its directors and executive officers, as well as to other related parties, in the ordinary course of its business. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and, in the opinion of management, do not bear more than normal credit risk. Loans made to directors and executive officers, either directly or indirectly, totaled $2,171,487 and $2,439,505 at December 31, 1996 and 1995, respectively.

STATE BANCORP, INC. AND SUBSIDIARY



New loans totaling $2,083,206 and $3,081,645 were extended and payments of $2,351,224 and $2,693,332 were received during 1996 and 1995, respectively, on these loans.

     Activity in the allowance for possible loan losses for the three years ended December 31, 1996 is as follows:

                                           1996            1995            1994
-------------------------------------------------------------------------------
Balance, January 1,                 $ 5,004,216     $ 4,928,521     $ 4,725,033
Provision charged to income           1,500,000       1,200,000       1,950,000
Charge-offs, net of
  recoveries of $99,796,
  $69,744 and $168,053               (1,495,251)     (1,124,305)     (1,746,512)
-------------------------------------------------------------------------------
Balance, December 31,               $ 5,008,965     $ 5,004,216     $ 4,928,521
===============================================================================

     Effective January 1, 1995, the Bank adopted the provisions of SFAS No. 114 and SFAS No. 118, as discussed in Note 1. As of December 31, 1996 and 1995, the recorded investment in loans that are considered to be impaired is summarized below.

                                                             1996           1995
--------------------------------------------------------------------------------
Amount measured using the present
  value of expected future cash flows,
  discounted at each loan's effective
  interest rate                                        $6,254,441     $1,632,257
Impaired collateral-dependent loans                     3,024,091      6,150,429
--------------------------------------------------------------------------------
Total amount evaluated
  as impaired                                          $9,278,532     $7,782,686
--------------------------------------------------------------------------------
Average impaired loan balance                          $7,428,255     $6,498,542
--------------------------------------------------------------------------------
Interest income recognized on impaired loans           $  113,108     $  153,903
================================================================================

     As a result of the Bank's measurement of impaired loans, an allowance for possible loan losses of approximately $1,244,000 and $1,177,000 was established for $8,602,044 and $6,416,198 of the total impaired loans at December 31, 1996 and 1995, respectively. No specific allowance is required for the remaining balance of impaired loans.

     At December 31, 1996 and 1995, loans with unpaid principal balances were $5,869,349 and $8,246,847, respectively, on which the Bank is no longer accruing interest income. Interest income would have been approximately $741,000 and $511,000 greater in 1996 and 1995, respectively, had these loans been current. Interest income on total nonaccrual loans, which is recorded only when received, amounted to approximately $35,000, $61,000 and $124,000 for 1996, 1995 and 1994,
respectively.

     At December 31, 1996 and 1995, loans restructured, and still accruing interest in accordance with the modified terms, were $6,524,403 and $3,344,015, respectively. Interest income would have been approximately $428,000 and $66,000 greater in 1996 and 1995, respectively, had the restructured loans performed according to their original terms.


4.   Bank Premises and Equipment -- Net

     At December 31, 1996 and 1995, Bank premises and equipment consisted of the following:

                                                      Accumulated
                                                    Depreciation/       Net Book
                                        Cost         Amortization          Value
--------------------------------------------------------------------------------
December 31, 1996:
  Building and improvements             $1,699,259     $  603,032     $1,096,227
  Leasehold improvements                 1,283,642        536,657        746,985
  Furniture and fixtures                 4,174,451      3,021,539      1,152,912
--------------------------------------------------------------------------------
Total                                   $7,157,352     $4,161,228     $2,996,124
--------------------------------------------------------------------------------
December 31, 1995:
  Building and improvements             $1,686,729     $  546,259     $1,140,470
  Leasehold improvements                 1,218,281        428,834        789,447
  Furniture and fixtures                 3,711,800      2,682,318      1,029,482
--------------------------------------------------------------------------------
Total                                   $6,616,810     $3,657,411     $2,959,399
================================================================================


5. Other Assets

     At December 31, 1996 and 1995, other assets consisted of the following:

                                                            1996            1995
--------------------------------------------------------------------------------
Core deposit intangibles (net of
  accumulated amortization of
  $2,679,895 and $2,110,885)                         $   616,427     $ 1,185,438
Interest receivable-- investments                      2,540,648       3,146,140
Interest receivable-- loans                            2,190,192       2,027,698
Net deferred income taxes                              3,123,074       2,295,700
Prepaid expenses                                         673,454         529,343
Excess market value of leases acquired
  (net of accumulated amortization of
  $150,560 and $114,423)                                 471,906         508,043
Cash surrender value of life
  insurance policies                                   1,000,731         864,135
Principal receivable--
  mortgage-backed securities                             169,777         218,556
Other real estate owned                                1,026,663              --
Other                                                    236,938         173,585
--------------------------------------------------------------------------------
Total                                                $12,049,810     $10,948,638
================================================================================

6.   Lines of Credit

     At December 31, 1996 and 1995, correspondent banks extended informal unsecured lines of credit aggregating $16,500,000 and $17,000,000, respectively, to the Bank for foreign exchange transactions and for the purchase of Federal funds. The average amount outstanding under these credit facilities was $3,578,000 in 1996 and $2,578,000 in 1995. At December 31, 1996 and 1995,
$3,600,000 and $17,000,000, respectively, were outstanding under these facilities.

     In addition to the above, the Bank may use a line of credit with the Federal Home Loan Bank of New York ("FHLB") for overnight funding or on a term basis to match fund asset purchases. Based upon a multiple of the FHLB stock that the Bank owns, approximately $13,700,000 of this line may be drawn, of which $12,000,000 was outstanding as of December 31, 1996. The average amount outstanding under this facility was $1,425,000 in 1996 and $263,000 in 1995. This line is renewed on an annual basis.

STATE BANCORP, INC. AND SUBSIDIARY



7.   Income Taxes

     The components of income tax expense for the years ended December 31, 1996, 1995 and 1994 are as follows:

                                     1996               1995               1994
-------------------------------------------------------------------------------
Federal:
  Current                     $ 2,465,747        $ 1,915,595        $ 1,358,914
  Deferred                       (202,633)          (204,411)          (110,438)
-------------------------------------------------------------------------------
Subtotal                        2,263,114          1,711,184          1,248,476
-------------------------------------------------------------------------------
State:
  Current                         904,986            823,895            647,085
  Deferred                           (396)           (75,866)           (42,852)
-------------------------------------------------------------------------------
Subtotal                          904,590            748,029            604,233
-------------------------------------------------------------------------------
Total                         $ 3,167,704        $ 2,459,213        $ 1,852,709
===============================================================================

     Total income tax expense was different from the amounts computed by applying the statutory Federal income tax rate to income before income taxes due to the following:

                                            1996                           1995                           1994
                             -------------------------------------------------------------------------------------------
                                                     % of                            % of                           % of
                                                   Pretax                          Pretax                         Pretax
                                  Amount           Income         Amount           Income         Amount          Income
------------------------------------------------------------------------------------------------------------------------
Income tax expense
  at statutory rate          $ 3,015,703            34.0%    $ 2,549,279            34.0%    $ 1,996,257            34.0%
Increase (reduction)
  in taxes resulting from:
    Tax exempt interest
      on investments, net
      of interest expense
      disallowed of
      $190,349, $269,939
      and $149,959              (520,137)           (5.9)       (601,743)           (8.0)       (559,980)           (9.5)
   State income tax,
     net of Federal
     tax benefit                 597,029             6.7         493,699             6.6         398,794             6.8
   Other                          75,109             0.9          17,978             0.2          17,638             0.3
------------------------------------------------------------------------------------------------------------------------
Income tax expense           $ 3,167,704            35.7%    $ 2,459,213            32.8%    $ 1,852,709            31.6%
========================================================================================================================

     The components of the deferred tax benefit are as follows:

                                             1996           1995           1994
-------------------------------------------------------------------------------
Excess of book over
  tax depreciation                      $ (42,080)     $ (50,451)     $ (26,395)
Deficiency (excess) of book
  over tax bad debt provision              31,199        (31,334)        (1,947)
Excess of book over tax
  amortization of intangibles            (135,772)      (146,787)      (131,911)
Recapture of allowance
  for possible loan losses                (99,391)       (60,505)
Other-- net                                43,015          8,800          6,963
-------------------------------------------------------------------------------
Total                                   $(203,029)     $(280,277)     $(153,290)
-------------------------------------------------------------------------------

     At December 31, 1996 and 1995, the deferred tax assets and liability are comprised of the following:

                                                          1996             1995
-------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for possible loan losses               $ 2,058,599      $ 2,071,510
  Unrealized holding loss on securities
    available for sale                                 649,167           23,456
  Intangible assets                                    733,823          602,374
  Property and equipment                               105,660           77,333
  Other                                                 73,039           65,570
-------------------------------------------------------------------------------
    Subtotal                                         3,620,288        2,840,243
--------------------------------------------------------------------------------
Deferred tax liability--
  Recapture of allowance for
    possible loan losses                              (497,214)        (544,543)
-------------------------------------------------------------------------------
 Net deferred tax asset                            $ 3,123,074      $ 2,295,700
-------------------------------------------------------------------------------

     The deferred tax assets and liability are netted and presented in a single amount, which is included in other assets in the accompanying consolidated balance sheets. The income tax expense (benefit) associated with net realized security gains (losses) amounted to $55,376, $(22,891) and $(12,612) in 1996, 1995 and 1994, respectively.


8.   Incentive Stock Option Plans

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

     At December 31, 1996, 72,033 options for the purchase of 115,574 shares were exercisable, and 167,755 shares were reserved for possible issuance. A summary of stock option activity follows after giving retroactive effect to all stock dividends:

STATE BANCORP, INC. AND SUBSIDIARY



                                                                                                                         Weighted
                                                                                                                          Average
                                                                                       Option Price                      Exercise
                                                       Number         Number         (Approximate Fair                      Price
                                                   of Options      of Shares       Value at Date of Grant)     Total    Per Share
---------------------------------------------------------------------------------------------------------------------------------
Outstanding --
   January 1, 1994                                     89,800        181,238          $10.60 -- $31.00    $ 1,298,394      $ 7.16
     Forfeited                                         (1,100)        (2,661)         $10.60 -- $31.00        (18,850)     $ 7.08
---------------------------------------------------------------------------------------------------------------------------------
Outstanding --
   December 31, 1994                                   88,700        178,577          $10.60 -- $31.00      1,279,544      $ 7.17
     Granted                                           29,300         34,808                   $12.63         369,913      $10.63
     Exercised                                         (5,659)       (26,182)         $30.00 -- $31.00       (175,378)     $ 6.70
     Cancelled or forfeited                            (2,694)        (5,653)         $10.60 -- $31.00        (41,716)     $ 7.38
---------------------------------------------------------------------------------------------------------------------------------
Outstanding --
   December 31, 1995                                  109,647        181,550          $10.60 -- $30.00      1,432,363      $ 7.89
     Granted                                           30,900         33,372                   $14.25         440,325      $13.19
     Exercised                                         (7,453)       (26,899)         $10.60 -- $30.00       (191,825)     $ 7.13
     Cancelled or forfeited                            (4,199)        (6,966)         $10.60 -- $30.00        (54,339)     $ 7.80
---------------------------------------------------------------------------------------------------------------------------------
Outstanding --
   December 31, 1996                                  128,895        181,057          $10.60 -- $14.25     $1,626,524      $ 8.98
=================================================================================================================================

     The following summarizes shares subject to purchase from options outstanding and exercisable as of December 31, 1996:

                                                              Weighted Average
                                                                     Remaining  Weighted Average         Shares    Weighted Average
Range of Exercise Prices                  Shares Outstanding  Contractual Life    Exercise Price      Exercisable    Exercise Price
-----------------------------------------------------------------------------------------------------------------------------------
$ 6.96 -- $ 7.91                                     114,140       2.9 yrs.           $ 7.28             107,080        $ 7.27
$10.63 -- $13.19                                      66,917       6.7 yrs.           $11.89               8,494        $10.63
                                                     -------                                             -------
                                                     181,057       4.3 yrs.           $ 8.98             115,574        $ 7.52

     The estimated fair value of options granted during 1996 and 1995 was $5.81 and $5.57, respectively, per share. The Company applies APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its incentive stock option plans. Had compensation cost for the Company's two plans been determined at the fair value on the grant dates for awards under those plans, consistent with the method in Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation," the Company's net income and earnings per share for the year ended December 31, 1996 would have been reduced to the pro forma amounts indicated below.

                                                        1996                1995
--------------------------------------------------------------------------------
Net income
  As reported                                     $5,702,012          $5,038,665
  Pro Forma                                       $5,616,292          $4,997,865
--------------------------------------------------------------------------------
Earnings per common share
  As reported                                          $1.20               $1.12
  Pro Forma                                            $1.18               $1.11
--------------------------------------------------------------------------------

     The fair value of options granted under the Company's incentive stock option plans during 1996 was estimated on the date of grant using the Binomial option-pricing model with the following weighted average assumptions used: 2.9% dividend yield, expected volatility of 38.74% in 1996 and $43.11% in 1995, risk free interest rate of 6.25%, and expected lives of 7.8 years.


9.   Employee Benefit Plans

     The Bank has an Employee Stock Ownership Plan (the "ESOP") which is a defined contribution plan covering substantially all full-time employees. Bank contributions to the ESOP represent a minimum of three percent of an employee's annual gross compensation. Employees become 20 percent vested after two years of employment, with an additional 20 percent vesting each year. Full vesting takes place upon the completion of six years of employment. Employee contributions are not permitted. At December 31, 1996, the ESOP had all of its assets invested in the Company's common stock. The Bank funds all amounts when due.

     In July 1996, the ESOP borrowed $1,200,000 from the Company to purchase 100,000 of the Company's shares. As such, the Company recognizes a deduction from stockholders' equity to reflect the unearned compensation for the shares. As the unearned shares are released from collateral and allocated among participants, the Company recognizes compensation expense equal to the current market price of the shares released and the shares become outstanding for earnings per share computations. Contributions under the ESOP charged to operations amounted to $433,294, $346,284 and $306,307 in 1996, 1995 and 1994,
respectively. Compensation expense of $155,254 is applicable to the 12,835 shares allocated in 1996. As of December 31, 1996, the value of the 87,165 unallocated shares was $1,100,458.

     The Bank has a 401(k) Retirement Plan and Trust (the "401(k) Plan"), which covers substantially all full-time employees. Employees may elect to contribute up to sixteen percent of their annual gross compensation to the 401(k) Plan, and the Bank will match one-half of the employee's

STATE BANCORP, INC. AND SUBSIDIARY



contribution up to a maximum of three percent of the employee's annual gross compensation. Employees are fully vested in both their own and Bank contributions. Bank contributions under the 401(k) Plan amounted to $151,731, $129,730 and $121,413 in 1996, 1995 and 1994, respectively. The Bank funds all amounts when due. At December 31, 1996, contributions to the 401(k) Plan were invested in either a bond, equity, money market, capital appreciation, international equity, emerging markets equity, or diversified fund as directed by each employee.

     During 1995, the Bank adopted non-qualified deferred compensation plans (the "Plans) for each officer for whom contributions under the ESOP are limited by the applicable provisions of the Internal Revenue Code. Bank contributions under the Plans totaled $25,297 and $24,923 in 1996 and 1995, respectively.

10.  Commitments and Contingent Liabilities

     Leases -- The Bank is obligated under various leases covering branches, office space and the land on which its head office is built. The minimum payments under these leases, certain of which contain escalation clauses, are:

1997                                                                  $  766,224
1998                                                                     821,009
1999                                                                     843,148
2000                                                                     837,585
2001                                                                     864,178
Remainder to 2011                                                      5,403,076
--------------------------------------------------------------------------------
Total                                                                 $9,535,220
================================================================================

     Rent expense was approximately $657,000, $643,000 and $570,000 for 1996, 1995 and 1994, respectively.

     Directors' Incentive Retirement Plan -- The Company has a Directors' Incentive Retirement Plan for former directors of the Company who elected to retire after having completed certain minimum service requirements. Under the retirement plan, directors who elected to retire are entitled to receive, for a period of five years after such retirement, certain compensation, as defined in the retirement plan, as long as such director continues to consult with the Company in an advisory capacity (or, if the director expires prior to the completion of the consulting period, the beneficiary or estate designated by the director is entitled to receive such remaining compensation).

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

     During 1996, 1995 and 1994, the Bank charged $263,038, $160,045 and
$211,967, respectively, to operations relating to the retirement plans.

     Severance Commitments -- The Company has five Executive Severance Plans (the "Plans") for certain key executives who are full-time employees of the rank of First Vice President and above and who are designated as Plan participants by the Board of Directors. The Plans provide for certain rights accruing to participants in the event of a termination of the participant's employment within one year after a change in control of the Company. These rights include a cash payment and the continuation of certain employee benefits. In addition, all stock options held by a participant will become immediately exercisable. In the event that the participant enters into an employment contract, as defined in the Plans, all rights to the severance payment and other benefits set forth above will terminate. No amounts have been paid or accrued under the Plans.

     Pending Claims and Contingent Liabilities -- There are various pending claims and contingent liabilities arising in the normal course of business which are not reflected in the accompanying consolidated financial statements. Management considers that the aggregate liability, if any, resulting from pending claims and contingent liabilities will not be material.

     Other -- The Bank is required to maintain balances with the Federal Reserve Bank of New York to satisfy reserve requirements. These balances averaged approximately $4,408,000 in 1996 and $2,017,000 in 1995.


11.  Effect of New Accounting Pronouncements

     Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFASNo. 125"), establishes accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a financial components approach that focuses on control. Under this approach, an entity, subsequent to a transfer of financial assets, must recognize the financial and servicing assets it controls and the liabilities it has incurred, at fair value, if practical, and must derecognize financial assets when control has been surrendered and liabilities when extinguished. SFAS No. 125 provides standards for distinguishing transfers of financial assets that are sales from those that are secured borrowings. A transfer not meeting the criteria for a sale must be accounted for as a secured borrowing with a pledge of collateral. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, except for certain provisions which were deferred for one year by Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125." Management is currently assessing the effect that the adoption of SFAS No. 125 and SFAS No. 127 will have on the consolidated financial statements.

STATE BANCORP, INC. AND SUBSIDIARY



12.  State Bancorp, Inc. (Parent Company Only)
     (in thousands of dollars)

     Certain condensed financial information follows:

December 31,                                                1996           1995
-------------------------------------------------------------------------------
BALANCE SHEET
Assets:
Cash                                                    $  4,418       $     --
Other assets                                                 600            421
Investment in the Bank                                    44,151         40,588
-------------------------------------------------------------------------------
Total Assets                                            $ 49,169       $ 41,009
================================================================================
Liability-- Dividends Payable                           $    600       $    421
================================================================================
Stockholders' Equity:
Preferred stock                                               --             --
Common stock                                              25,505         21,060
Surplus                                                   22,915         16,402
Retained earnings                                          2,131          3,159
Unrealized net loss on securities
  available for sale                                        (936)           (33)
Unearned compensation                                     (1,046)            --
-------------------------------------------------------------------------------
Total Stockholders' Equity                                48,569         40,588
================================================================================
Total Liability and Stockholders' Equity                $ 49,169       $ 41,009
================================================================================


                                                   1996        1995        1994
-------------------------------------------------------------------------------
INCOME STATEMENT
Dividends from the Bank                         $ 2,131     $ 2,354     $ 1,183
Equity in the undistributed
  earnings of the Bank                            3,571       2,685       2,836
-------------------------------------------------------------------------------
Net Income                                      $ 5,702     $ 5,039     $ 4,019
================================================================================

                                                   1996        1995        1994
-------------------------------------------------------------------------------
CASH FLOWS
Operating Activities:
Net income                                      $ 5,702     $ 5,039     $ 4,019
Less-- equity in the
  undistributed earnings
  of the Bank                                     3,571       2,685       2,836
-------------------------------------------------------------------------------
Net cash provided by
  operating activities                            2,131       2,354       1,183
-------------------------------------------------------------------------------
Financing Activities:
Cash dividends                                   (2,131)     (2,354)     (1,183)
Proceeds from issuance of
  common stock                                    5,313         855         395
Capital contribution to the Bank                   (895)       (855)       (395)
-------------------------------------------------------------------------------
Net cash provided by (used in)
  financing activities                            2,287      (2,354)     (1,183)
-------------------------------------------------------------------------------
Net Change in Cash                              $ 4,418     $    --     $    --
================================================================================


13.  Financial Instruments with Off-Balance Sheet Risk

     The Bank is a party to financial instruments with off- balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby and documentary letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated financial statements. The Company has not engaged in derivatives activities for any of the reported periods.

     The Bank's exposure to credit loss in the event of nonperformance by third parties for commitments to extend credit, and letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral required varies, but may include accounts receivable, inventory, equipment, real estate and income-producing commercial properties. At December 31, 1996 and 1995, commitments to originate loans and commitments under unused lines of credit for which the bank is obligated, amounted to approximately $84,263,000 and $53,372,000, respectively.

     Letters of credit are conditional commitments issued by the Bank guaranteeing payments of drafts in accordance with the terms of the letter of credit agreements. Commercial letters of credit are used primarily to facilitate trade or commerce and are also issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Collateral may be required to support letters of credit based upon management's evaluations of the creditworthiness of each customer. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Most letters of credit expire within one year. Management does not anticipate any material losses as a result of these transactions. At December 31, 1996 and 1995, the Bank had letters of credit outstanding of approximately $4,180,000 and $3,190,000, respectively.

     See Note 3 for additional information regarding concentrations of credit risk.

14.  Disclosures About Fair Value of Financial Instruments

     Fair value estimates are made as of a specific point in time based on the characteristics of financial instruments and market information. Where available, quoted market prices are used. However, markets do not exist for a portion of the Bank's financial instruments and, as a result, fair value estimates require judgements regarding future cash flows. These judgements are subjective in nature, involve uncertainties and therefore may change significantly at future measurement dates. The fair value information that follows is intended to supplement, but not replace, the basic consolidated financial statements and other traditional financial data presented

STATE BANCORP, INC. AND SUBSIDIARY



throughout this report. In addition, the calculation of estimated fair values is based on market conditions at December 31, 1996 and 1995 and is not reflective of current or future fair values. Furthermore, the value of long-term relationships with depositors are not reflected. The value of those relationships is significant.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

     Cash and Short-Term Investments -- For cash and short-term investments (due from banks, Federal funds sold, securities purchased under agreements to resell, accrued interest receivable and certain other short-term assets), the carrying amount is a reasonable estimate of fair value.

     Securities Held to Maturity and Securities Available for Sale -- For securities held to maturity and securities available for sale, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using a quoted market price for similar securities.

     Loans -- The fair value of loans is estimated by discounting the expected future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

     Deposits -- The fair value of demand deposits, savings accounts and time deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

     Other Short-Term Liabilities -- Other short-term liabilities (Federal funds purchased, securities sold under agreements to repurchase, accrued interest payable and certain other short-term liabilities) are considered to have fair values equal to their carrying amounts due to their short-term nature. These instruments are presented in the table below as other short-term liabilities.

     Commitments to Extend Credit, Standby Letters of Credit and Commercial Letters of Credit -- The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of standby letters of credit and commercial letters of credit is based on fees currently charged for similar agreements.

     The estimated fair values of the Bank's financial instruments are as follows (in thousands):

                                                        Carrying            Fair
1996                                                      Amount           Value
--------------------------------------------------------------------------------
Financial assets:
  Cash and short-term investments                       $ 70,081        $ 70,081
  Securities held to maturity and
    securities available for sale                        187,401         187,418
  Loans -- net of the allowance
    for possible loan losses                             348,294         352,445
--------------------------------------------------------------------------------
Total                                                   $605,776        $609,944
--------------------------------------------------------------------------------
Financial liabilities:
  Deposits                                              $474,450        $479,234
  Other short-term liabilities                            90,547          90,547
--------------------------------------------------------------------------------
Total                                                   $564,997        $569,781
================================================================================

                                                        Carrying            Fair
1995                                                      Amount           Value
--------------------------------------------------------------------------------
Financial assets:
  Cash and short-term investments                       $127,439        $127,439
  Securities held to maturity and
    securities available for sale                        232,614         232,616
  Loans -- net of the allowance
    for possible loan losses                             282,575         288,429
--------------------------------------------------------------------------------
  Total                                                 $642,628        $648,484
--------------------------------------------------------------------------------
Financial liabilities:
  Deposits                                              $497,740        $498,557
  Other short-term liabilities                           111,076         111,076
--------------------------------------------------------------------------------
Total                                                   $608,816        $609,633
================================================================================

     As of December 31, 1996 and 1995, the fair value of the net deferred income arising from unrecognized financial instruments (commitments to extend credit, standby letters of credit and commercial letters of credit) approximated the carrying values.


15.  Regulatory Matters

     Dividends paid by the Company are subject to restrictions by certain regulatory agencies. Under these restrictions, approximately $6,514,000 was available for payment of dividends at December 31, 1996, without prior approval of those regulatory agencies.

     The Company and the Bank are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under the capital adequacy guidelines, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and Bank's capital amounts, and the Bank's classification under the regulatory framework for prompt corrective action, are also subject to qualitative judgements by the regulators about components, risk weighting and other factors.

STATE BANCORP, INC. AND SUBSIDIARY



     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total capital and core (Tier I) capital, as defined in the regulation, to risk-weighted assets and Tier I capital to adjusted average assets. Management believes, as of December 31, 1996, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category. The Company's and the Bank's capital amounts and ratios are as follows (in thousands).

                                                                                                                   To Be Well
                                                                                                                Capitalized Under
                                                                                         For Capital            Prompt Corrective
                                                               Actual                 Adequacy Purposes         Action Provisions
                                                       --------------------         ---------------------       -----------------
                                                        Amount        Ratio          Amount         Ratio       Amount      Ratio
------------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1996:
Tier I Capital to Total Adjusted
  Average Assets (Leverage):
    The Company                                        $48,417         7.71%        $18,840          4.00%     $   N/A        N/A
    The Bank                                            43,999         7.01%         18,840          4.00%      31,400       5.00%
Tier I Capital to Risk-Weighted
  Assets:
    The Company                                         48,417        12.48%         15,515          4.00%         N/A        N/A
    The Bank                                            43,999        11.11%         15,841          4.00%      23,762       6.00%
Total Capital to Risk-Weighted
  Assets:
    The Company                                         53,267        13.73%         31,029          8.00%         N/A        N/A
    The Bank                                            48,950        12.36%         31,682          8.00%      39,603      10.00%
As of December 31, 1995:
Tier I Capital to Total Adjusted
  Average Assets (Leverage):
    The Company                                        $38,928         6.56%        $17,812          4.00%     $   N/A        N/A
    The Bank                                            38,928         6.56%         17,812          4.00%      29,686       5.00%
Tier I Capital to Risk-Weighted
  Assets:
    The Company                                         38,928        11.35%         13,720          4.00%         N/A        N/A
    The Bank                                            38,928        11.35%         13,720          4.00%      20,580       6.00%
Total Capital to Risk-Weighted
  Assets:
    The Company                                         43,932        12.81%         27,440          8.00%         N/A        N/A
    The Bank                                            43,932        12.81%         27,440          8.00%      34,300      10.00%

STATE BANCORP, INC. AND SUBSIDIARY
Independent Auditors' Report

To the Board of Directors and Stockholders of

State Bancorp, Inc.:

     We have audited the accompanying consolidated balance sheets of State Bancorp, Inc. and subsidiary (the "Company") as of December 31, 1996 and 1995 and the related statements of consolidated earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of State Bancorp, Inc. and subsidiary at December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

s/ Deloitte & Touche LLP
-------------------------

Jericho, New York
January 24, 1997

STATE BANCORP, INC. AND SUBSIDIARY


Management's Discussion and Analysis of Financial Condition and Results of Operations

     State Bancorp, Inc. (the "Company") is a one-bank holding company which was formed on June 24, 1986. The Company operates as the parent for its wholly-owned subsidiary, State Bank of Long Island and subsidiaries (the "Bank"), a New York State chartered commercial bank founded in 1966. The income of the Company is derived through the operation of the Bank and its subsidiaries, the New Hyde Park Leasing Corporation and SB ORE Corp.

     For the year ended December 31, 1996, the Company again achieved record levels of earnings and stockholders' equity. The following discussion is intended to provide the reader with further insight into the principal factors contributing to the Company's 1996 financial results.

Results of Operations and Financial Condition

Summary of Performance

     The Company achieved its twenty-sixth consecutive year of record earnings during 1996. Net income grew by 13.2% to $5.7 million or $1.20 per common share in 1996 versus $5.0 million or $1.12 per share in 1995. Growth in net interest income (up 15.9%) and other income (up 30.5%) were the principal reasons for the growth in earnings during 1996. Somewhat offsetting the foregoing factors were increases in operating expenses, principally salaries and benefits, and the provision for loan losses along with a higher effective income tax rate.

     The Company's capital position, by industry-standard measures, remains strong. The ratio of average total stockholders' equity to average total assets was 7.47% and 7.15% in 1996 and 1995, respectively. At December 31, 1996, this ratio was 7.89%. Based upon banking industry regulatory guidelines, a "well capitalized" institution must maintain a Tier I leverage ratio of at least 5.00% and Tier I and total capital to risk-weighted assets ratios of at least 6.00% and 10.00%, respectively. At December 31, 1996, the Company's Tier I leverage ratio was 7.71%, while its risk-weighted ratios were 12.48% for Tier I capital and 13.73% for total capital. These ratios are substantially in excess of the foregoing regulatory guidelines and also compare favorably to the Company's peers.

     The increase in net income during 1996 resulted in an improvement in one of the Company's primary measures of financial performance. During 1996, return on average assets increased by 3 basis points versus 1995 to 0.97%, while the return on average equity was 12.98%, a slight decline from 13.11% in 1995. The lower return on equity during 1996 was directly related to the increase in equity resulting from the Company's 1996 common stock rights offering. In July 1996, the Company raised $4.3 million in common equity related to the rights offering. Although this equity, which is being used to support expansion of the Company's balance sheet, improves the Company's capital ratios, it depressed return on average equity in the near term. During 1997, management of the Company expects that the return on equity ratio will improve as the rights offering proceeds will be utilized for a full year. The Company's primary trade area is Long Island and 1996 was the first year of sustained recovery for the local economy since the early 1990s. Job creation improved and small businesses continued to expand and grow throughout the year. Long Island has become a fertile growth area for small business creation, particularly in the high-tech sector. The Company is an active participant in lending to small businesses in a variety of Long Island industries. Throughout 1996, the Company experienced strong loan demand and equally strong growth in demand deposit balances. This growth was particularly in evidence during the fourth quarter of the year and has shown signs of continuing into 1997. This scenario bodes well for the Company if the local economy continues its momentum throughout the remainder of the year. An unsettled interest rate picture, combined with strong loan demand has resulted in limited investment portfolio activity during the past two years. Management anticipates that a continued shift in the Company's asset mix from investments to loans will improve both the interest rate spread and net income and, as a result, enhance financial performance ratios in 1997.

Technology and Product Delivery Channels

     Like all financial services firms in the Long Island area, the Company is faced with intense competition for both consumer and business market share. As a community bank, the Company is, and always has been, relationship driven. Management of the Company is committed to creating stockholder value by offering a competitive array of products that meet the needs of our customers in every way. The Company's Mission Statement indicates that "high-quality customer service is the first mission of this organization." A logical extension of these objectives is to offer these products and provide quality service through the most efficient and convenient delivery channels available. Highlights of the Company's efforts during 1996 to utilize technology to enhance service quality and to provide alternative product delivery channels are as follows.

   Improving the way that the Company's business customers do business was the primary focus of the 1996 technology initiatives. Business Direct Access, the Company's corporate cash management product, was successfully introduced during the fourth quarter of the year. Business and municipal customers now have access to their account balances on a "real-time" basis and they can also make transfers between accounts, initiate wire transfers, ACH payments and stop payment orders, as well as send electronic messages to their account representative through a personal computer. For those commercial customers that do not need the

STATE BANCORP, INC. AND SUBSIDIARY


sophistication of a cash management product, the Company's automated voice response system, Touch24, was expanded to include this customer segment during 1996. All of the benefits of 24-hour per day account information are now available to even the smallest of the Company's commercial clients. In addition to the foregoing product enhancements, customer service was also improved during the past year through the introduction of a wide area network linking a majority of the Company's staff via a frame relay circuit. Customer inquiries can now be handled much faster through this state of the art data communications technology. A process that was begun in 1996 and will likely extend through 1997 involves putting a personal computer on the desk of every employee in the Company. The advent of client/ server technology makes the P.C. an even more powerful tool for customer service, product delivery and financial analysis than it has recently been. The Company always strives to stay ahead of the rapidly changing technology that is available in the financial services industry, and the expanded use of P.C.s as a productivity tool is but one way to achieve that.

     The outlook for 1997 is even more ambitious on the technology front. Home banking, bill payment via telephone or P.C., a teller automation system and an Internet site are but a few of the items on the 1997 agenda. Although the backbone of the Company is its personal service, a large and growing portion of the population needs and desires alternative delivery systems to perform their routine banking transactions. State Bancorp intends to be the Company of choice in the markets that it serves and an ever expanding stable of automated banking products is an essential element of that strategy.

Net Interest Income
1996 versus 1995

     Net interest income, the difference between interest earned on loans and investments and interest paid on deposits and borrowed funds, increased by 15.9% to $24.0 million in 1996 as the result of growth in average interest-earning assets of $46 million ( 9.0%) coupled with a widening of the Company's net interest rate spread. The asset expansion was largely loan-driven with commercial loans, commercial mortgages and tax-exempt lending all showing strong growth from year to year. Short-term money market instruments increased by $7 million, on average, primarily as collateral for the Company's municipal deposit gathering function. Average investment securities declined by $14 million (6.1%) as the Company redeployed maturing U.S. Treasury and municipal securities into higher-yielding loans. The growth in earning assets during 1996 followed increases of 10.3% and 2.0% in 1995 and 1994, respectively. Funding the asset expansion were increases in core deposits, principally business demand balances, large denomination certificates of deposit and securities sold under agreements to repurchase.

     Management of the Company was especially pleased with the increase in average core deposit balances during 1996. Retention and growth of these funds (demand, money market and savings deposits) are of paramount importance to the Company's efforts to improve its net interest rate spread. Increased calling efforts by both branch managers and lending officers were responsible for the growth in all core deposit balances. During 1996, the Company's spread improved by 22 basis points to 4.48%, its widest margin since 1989. The improved spread was due solely to a lower cost of funds resulting principally from the foregoing factors. Despite an enhanced mix of interest-earning assets, the rate on total earning assets was flat in 1996 versus 1995 due to the lower interest rate environment in which to reinvest cash flows from mortgage-backed securities ("MBS") and a large interest reversal related to a commercial mortgage workout. Management anticipates further expansion of the net interest rate spread in 1997 as demand deposit balances and loan volumes are each projected to increase.

     Following rates of growth of 11.6% and 4.5% in 1995 and 1994, respectively, average loans rose by 19.9% in 1996, their strongest rate of growth since 1990. A combination of an expanded lending group within the Company, an improved and growing local economy and an enhanced awareness of the Company in the local marketplace have all combined to generate the recent strong growth in loans. The economic optimism that began to take hold on Long Island during the latter half of 1994 began to manifest itself during 1995 and 1996 in the form of expanded business lines of credit, draw downs of existing lines and additional investments in plant and equipment to expand local middle market businesses. The Company, offering superior service and response time coupled with competitive product pricing, has been an active lender during the past two years. Average commercial loans, commercial and residential mortgages and tax-exempt lending grew at rates of 27.7%, 15.5% and 24.9%, respectively, during 1996. At December 31, 1996, total loans outstanding amounted to $353 million, up 22.9% when compared to the comparable 1995 date.

     Based upon recent local and national economic forecasts, management of the Company is confident that loan growth will be strong in 1997, though it is unlikely that the rate of growth will approach 1996's level. A continuation of the banking industry's recent consolidation and a redoubled effort to penetrate the Queens County marketplace are expected to provide ample opportunity to increase the loan portfolio over the next 12-18 months.

STATE BANCORP, INC. AND SUBSIDIARY


1995 versus 1994

     Net interest income rose by 7.6% during 1995 as the result of a $48 million increase in average interest-earning assets, principally commercial loans and commercial mortgages. Growth in investment securities, mainly taxable government agency issues, and short-term money market instruments also contributed to the asset expansion. Funding the increase in interest-earning assets were increases in retail and municipal certificates of deposit, demand deposits and securities sold under agreements to repurchase (repos). These increases offset a year-to-year decline in savings balances as the Company faced disintermediation of these low cost funds in the higher interest rate environment that prevailed during 1995.

     The result of the foregoing shift in the Company's mix of supporting funds was a ten basis point narrowing of the net interest rate spread to 4.26% in 1995. Substantially higher rates on short-term sources of funds, principally retail and municipal certificates of deposit and repos, coupled with the Company's greater reliance on these funds during 1995, combined to squeeze the spread from 1994's level. The Company introduced a competitively priced savings product, Prosperity Savings, in early 1995. This product, with a rate tied to the 90-day T-bill rate, was successful in stemming some of the outflow of retail savings balances to mutual funds and financial intermediaries. In addition, the product brought new customers to the Company's branches and created cross-sell opportunities for branch staff.

Securities Held to Maturity and Securities Available for Sale

     SFAS No. 115 requires the Company, at the time of purchase, to designate each investment security as either "available for sale"("AFS"), "held to maturity" or "trading," depending upon investment objectives, liquidity needs and ultimate intent. Securities available for sale are stated at the lower of aggregate cost or market value, with unrealized gains or losses reported as a separate component of stockholders' equity until realized. Securities held to maturity are stated at cost, adjusted for amortization of premium or accretion of discount, if any. Trading securities are generally purchased with the intent of capitalizing on short-term price differences by selling them in the near term. The Company did not hold any trading securities at December 31, 1996 and 1995.

     At December 31, 1996, the Company held $157 million in AFS securities (approximately 84% of the investment portfolio) at a pre-tax unrealized net loss of $1.6 million. At year-end, the AFS portfolio was divided into the following categories: 49% MBS (mainly FNMA and GNMA obligations); 24% callable U.S. government agency securities; and 11% local municipal and other securities. The balance of the investment portfolio was comprised of local municipal notes classified as held to maturity. An uncertain interest rate environment and a yield curve that did not provide investment value within the Company's Investment Policy purchase parameters resulted in a year of little activity in the investment portfolio. Maturities and principal pay downs were replaced at higher yields within specific criteria established by the Company's Funds Management Committee. Purchases of intermediate-term callable government agency securities were made during the year when market conditions were favorable. These taxable issues replaced cash flows from MBS as well as maturing U.S. Treasury and local municipal obligations, which had been on the books at substantially lower yields.

     The Company's investment portfolio is low-risk in nature due to its concentration of U.S. government agency and AAA-rated MBS balloon and pass-through securities. As of December 31, 1996, the MBS portfolio had an average life of 2.9 years after adjusting for historical prepayment patterns. Approximately 43% of the MBS portfolio, including collateralized mortgage obligations ("CMOs"), had final maturities in excess of five years. In general, principal prepayments on these securities will increase as interest rates fall and, conversely, prepayments will slow down as interest rates rise. CMOs accounted for approximately 8% of the total investment portfolio as of year-end 1996. None of the CMOs held by the Company met the regulatory definition of a high-risk security nor did the Company own any structured notes as of December 31, 1996. The government agency portfolio, callable in 1997, had final maturities in the seven-year to ten-year maturity range.

Summary of Loan Loss Experience and Allowance for Possible Loan Losses

     The Company's senior lending personnel work in conjunction with line lenders to determine the level of risk in the Company's loan-related assets and establish an adequate level for the allowance for possible loan losses. An outside loan review consultant is also utilized to independently verify the loan classifications and the adequacy of the allowance for possible loan losses. Management actively seeks to reduce the level of nonperforming assets through aggressive collection efforts and, where necessary, litigation and charge-off. As illustrated in Table I, the Company's nonperforming assets, defined by the Company as nonaccrual loans and other real estate owned, declined by $1.4 million at year-end 1996 versus 1995 following only a nominal increase at year-end 1995 versus 1994.

STATE BANCORP, INC. AND SUBSIDIARY


     At December 31, 1996, total nonperforming assets as a percentage of loans and other real estate owned was 1.95% as compared to 2.87% and 3.22% at year-end 1995 and 1994, respectively. Nonaccrual loans as a percentage of total loans declined significantly to 1.66% at year-end 1996 versus 2.87% at the comparable 1995 date. Nonperforming assets, as defined by the Company, declined by $1.4 million in 1996 as the result of a $2.4 million reduction in nonaccrual loans, primarily loans secured by real estate, net of a $1.0 million increase in other real estate owned. The reduction in nonaccrual loans during 1996 resulted from a combination of loan repayments, foreclosures and charge-offs. The year-end 1996 other real estate owned balance is comprised of two commercial properties formerly on nonaccrual status. These properties are actively being marketed for sale, and management expects that the larger of the two will be sold during 1997 with no material income statement impact. Although nonperforming assets were virtually unchanged at year-end 1995 versus year-end 1994, a significant shift in the component elements took place. During 1995, $1.6 million in commercial loans secured by real estate went on nonaccrual status while the Company sold three other real estate owned properties and transferred two properties classified as in-substance foreclosures back into the loan portfolio. Losses on the sale of other real estate owned resulted in no material impact on the 1995 income statement.

     Management of the Company has spent considerable time during 1996 and 1995 strategizing over the Company's level of nonperforming loans. A more aggressive strategy of collection through litigation, combined with enhanced collateral positions on virtually all nonperforming assets, has yielded improved coverage ratios at year-end 1996. Nonaccrual loans and nonperforming assets to total loans and the allowance for loan losses as a percentage of nonaccrual loans have all improved substantially since year-end 1995. The only ratio showing a decline is the allowance for loan losses as a percentage of nonaccrual loans, other real estate owned, restructured, accruing loans and loans 90 days or more past due and still accruing interest. This ratio's decline results from a significant increase in restructured, accruing loans during 1996. As outlined in the Company's 1996 Form 10-Q filings, one commercial mortgage credit totaling $4.7 million was restructured during 1996 to a rate of interest below its contractual rate and will remain so until the underlying project is complete. Management expects that cash flows will again be sufficient to support a market rate of interest on this credit by year-end 1997. Management has determined that the current level of the allowance for loan losses is adequate in relation to the risks present in the portfolio. The Company's loan portfolio is concentrated in commercial and industrial loans and commercial mortgages, the majority of which are secured by collateral with a market value in excess of the carrying value of the individual loans. In recognition of the growth in the portfolio recorded during 1996 and the higher level of net charge-offs experienced ($1.5 million versus $1.1 million in 1995), the provision for loan losses was increased by $300 thousand to a level of $1.5 million. The resulting allowance for loan losses balance of $5.0 million at December 31, 1996 amounted to 1.42% of loans outstanding versus 1.74% in 1995 and 1.93% in 1994. Although the local economy has continued to show signs of growth and improvement during the past year, weaknesses in certain sectors of the economy are still in evidence. The potential consequences of an increase in interest rates or a prolonged slowdown in either the housing or retail sectors, both of which impact the Company's borrower base, makes it difficult to forecast the impact on asset quality that will result during 1997 or any additional charge-offs that will be required during the year.

     It is the present intent of management to further increase the level of the allowance for possible loan losses to reflect any exposure represented by fluctuations in the Long Island real estate market, and the underlying value that the market provides as collateral to certain segments of the loan portfolio. In recognition of the economic uncertainties previously elaborated upon, the normal risks inherent in any credit portfolio and anticipated growth in the loan portfolio, management anticipates that the 1997 provision for loan losses will approximate, or moderately exceed, 1996's level. The provision is continually evaluated relative to portfolio risk and regulatory guidelines and will continue to be closely reviewed throughout 1997.

     The Company has no foreign loans outstanding. The only concentration of loans exceeding 10% of total loans is the Bank's loans totaling $67.4 million from real estate operators, lessors and developers. Repayment of these loans is dependent in part upon the overall economic health of the Company's market area and current real estate values. Management of the Company is not aware of any trends, events or uncertainties that will have, or that are reasonably likely to have, a material effect on the Company's liquidity, capital resources or future operating results. For loans not separately disclosed herein, management is not aware of information relating to any material credit that would impact the ability of those borrowers to comply with loan repayment terms.

STATE BANCORP, INC. AND SUBSIDIARY


Table I

                                                                 Analysis of Nonperforming Assets
                                                  ----------------------------------------------------------
At December 31,                                       1996          1995        1994        1993        1992
------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Nonaccrual Loans                                  $  5,869      $  8,247    $  6,707    $  7,142    $  8,381
Other Real Estate Owned                              1,027            --       1,555       1,053         396
------------------------------------------------------------------------------------------------------------
    Total Nonperforming Assets                    $  6,896      $  8,247    $  8,262    $  8,195    $  8,777
------------------------------------------------------------------------------------------------------------
Restructured, Accruing Loans                      $  6,524(1)   $  3,344    $  3,608    $  1,084    $  1,181
Loans 90 Days or More Past Due
  and Still Accruing Interest                     $  1,228      $    337    $  1,162    $  3,289    $  4,188
------------------------------------------------------------------------------------------------------------
Total Loans Outstanding                           $353,303      $287,579    $255,145    $231,116    $220,637
Total Stockholders' Equity                        $ 48,569      $ 40,588    $ 36,170    $ 34,715    $ 31,000
Allowance for Loan Losses                         $  5,009      $  5,004    $  4,929    $  4,725    $  5,068

Key Ratios at December 31:
Allowance for Loan Losses as a % of Total Loans       1.42%         1.74%       1.93%       2.04%       2.30%
Nonaccrual Loans as a % of Total Loans                1.66%         2.87%       2.63%       3.09%       3.80%
Nonperforming Assets (2) as a % of Total Loans
  and Other Real Estate Owned                         1.95%         2.87%       3.22%       3.53%       3.97%
Allowance for Loan Losses as a
  % of Nonaccrual Loans                              85.35%        60.68%      73.49%      66.16%      60.47%
Allowance for Loan Losses as a % of
  Nonaccrual Loans, Restructured, Accruing
    Loans and Loans 90 Days or more Past
    Due and Still Accruing Interest                  36.77%        41.95%      42.95%      41.03%      36.86%

(1) Includes one credit totaling $4.7 million, which is collateralized by commercial real estate with a current appraised value significantly in excess of the carrying value of the credit. The restructured rate on this credit will remain below the contractual rate until the underlying project is complete. It is estimated that cash flows will again be sufficient to support a market rate of interest on this credit during the fourth quarter of 1997.

(2) Excludes restructured, accruing loans and loans 90 days or more past due and still accruing interest.

Other Income
1996 versus 1995

     Other income totaled $1.9 million in 1996, an increase of 30.5% over 1995. This improvement follows a 12.6% increase in 1995 and a 61.6% decrease in 1994. The 1994 decrease was due solely to a negative variance in securities transaction income from year to year. If securities transactions are excluded from other income, the Company has recorded growth rates of 16.5%, 14.2% and 35.3% in 1996, 1995 and 1994, respectively.

     Service charges on deposit accounts, the largest component of other income, rose by 17.2% in 1996 versus 1995. Approximately 40% of this growth related to increased account service charges resulting from continued growth in commercial demand deposit balances. The remainder of the increase related to higher levels of insufficient funds fees on both personal and business accounts, largely the result of improved monitoring of waivers.

     During 1996, the Company recorded $135 thousand in net security gains as the result of selected sales of investment securities to achieve certain portfolio restructuring goals. This increase compares to a net loss of $55 thousand in 1995.

     Other operating income rose by 14.3% in 1996 as the result of improvements in ATM service charges, wire transfer and letter of credit fees and higher safe deposit charges. Products introduced in late 1996, such as Business Direct Access, and others slated for roll-out in 1997, such as telephonic bill payment and home banking, are expected to generate additional revenue in 1997. In addition, continued growth of the Company's commercial customer base is also expected to yield increases in deposit service charges and related fees next year.

1995 versus 1994

     The 14.2% increase in other income recorded during 1995, adjusted to exclude securities transaction losses, resulted from improvements in deposit service charges (up 14.5%) and other operating revenue such as letters of credit, annuity commissions, wire transfer fees and ATM service charges.

STATE BANCORP, INC. AND SUBSIDIARY


Operating Expenses
1996 versus 1995

     Operating expenses increased to $15.5 million in 1996, representing a growth rate of 15.2%. The largest component of the increase was in salaries and other employee benefits, up $1.1 million or 14.1%, due to growth in staff count, higher supplementary compensation accruals, and related increases in 401(K) and employee stock ownership plan contributions. Also contributing to the higher level of expenses in 1996 were increases in Federal Deposit Insurance Corporation ("FDIC") deposit assessment fees (up 34.6%) and other operating expenses (up 28.2%).

     Despite the high rate of growth in operating expenses during 1996, the Company's expense control ratios, relative to its peer group, are still strong. Expense control is measured many different ways, however, the Company utilizes the operating efficiency ratio and the ratio of operating expenses to average assets as its primary yardsticks. The Company's operating efficiency ratio (total operating expenses divided by the sum of fully taxable equivalent net interest income and other income) was 58.1% in 1996 and 1995, after improving from 59.3% in 1994. Excluding a one-time savings association insurance fund
(SAIF) recapitalization fee of $498 thousand paid by the Company during 1996, the operating efficiency ratio would have improved to 56.2%. The second measure of expense control utilized by the Company is total operating expenses to average assets. The Company recorded ratios of 2.64%, 2.51% and 2.61% in 1996, 1995 and 1994, respectively, in this category. Excluding the SAIF assessment, the 1996 ratio would have been 2.56%. These ratios all compare very favorably to the Company's peers and place it in the top 20% of its industry group. Management of the Company places great emphasis on control of operating expenses while also providing the resources necessary to grow the Company's revenue base. Growth in loans and other income are expected to outpace increases in operating expenses during 1997, thereby resulting in anticipated improvements in each of the foregoing expense control ratios next year. The Company's long-term goal is to reduce its operating efficiency ratio to a level of 50% or less and to lower the operating expenses to average assets ratio to 2.25% by the year 2000. An analysis of the components of 1996 operating expenses, by category, follows.

     Occupancy expenses amounted to $1.3 million in 1996, up 2.1% versus 1995. This nominal increase resulted from higher maintenance fees at various locations coupled with rental escalations on leased properties. Occupancy costs are expected to rise in 1997 as the result of the relocation of the Company's lending group to new and larger space in the Jericho Plaza office complex. The consolidation of the lending group from three locations to one occurred in November 1996. While this move will increase costs in the short run, it has already created efficiencies in operations and also provides for future growth in staff, while at the same time creating a more central location for the group to conduct its activities.

     Equipment expenses were up a modest 1.6% in 1996 due to higher costs for equipment rental, maintenance and repairs. Depreciation expense was flat on a year-over-year basis. Depreciation expense will increase in 1997 due to the purchase of additional furniture and office equipment related to the aforementioned relocation of the lending group and the roll-out of various technology initiatives throughout the year.

     Deposit assessment fees were up substantially during 1996 as the result of the $498 thousand payment to the FDIC, related to the much publicized SAIF recapitalization. This one-time fee was paid by the Company as the result of deposits acquired in 1992 under the OAKAR provision. Deposit assessment expenses will decline dramatically in 1997 under the current FDIC assessment rate structure. The majority of the Company's deposits are insured by the Bank Insurance Fund (BIF), while the balance are insured by SAIF. Currently, the BIF assessment rate is $0.013 per $100 of deposits while SAIF deposits are assessed at a rate of $0.065 per $100 of deposits. Based upon year-end 1996 deposit levels and preliminary projections for 1997 deposit growth, management anticipates a decline of approximately 75% in the Company's 1997 deposit assessment fees.

     Amortization of intangibles declined by 4.6% in 1996 as the result of the run-off of certain intangible assets acquired in 1992 branch purchase transactions. Excluding further acquisition activity, intangibles amortization is expected to remain flat in 1997 before declining significantly in 1998, when the premiums paid on deposits acquired in 1992 are fully amortized.

     Other operating expenses increased by 28.2% to $3.5 million in 1996 versus 1995. This increase resulted from growth in several categories, most notably credit and collection fees, marketing and advertising expenses, computer software maintenance, audit and examination fees and directors retirement costs. The increase in credit and collection expenses was due to additional use of outside counsel to pursue legal remedies with respect to past due and nonperforming loans. Marketing and advertising costs were up as the result of new business development efforts in additional markets, principally Suffolk and Queens Counties. It is expected that marketing and advertising programs will expand further in 1997 as the result of increased utilization of television and other media for corporate image promotion. Computer software maintenance cost increases directly result from expanded product offerings and licensing of software related to expanded usage of P.C.s by all Company staff. Management of the Company expects that operating expenses will continue to grow as the Company expands its operations, the markets it serves and the products it offers, however, a rate of growth of 5% - 10% is a more likely estimate for 1997.

STATE BANCORP, INC. AND SUBSIDIARY


     The Company's effective tax rate increased to 36% in 1996 from 33% a year earlier. This increase was largely due to a lower level of tax-exempt income, resulting from a decline in the average volume of municipal securities owned. Somewhat offsetting these factors was the sunset provision, on July 1, 1996, of the New York State business surtax. This surtax had declined from 15% in 1993 to its phase-out in mid-year 1996. Management of the Company anticipates that the 1997 effective tax rate will approximate the 36% recorded during 1996.

1995 versus 1994

     Operating expenses rose by 5.9% to $13.5 million during 1995. Growth in salaries and other employee benefits of 13.3% was the principal reason for this increase. An increase in staff count, mainly in the commercial lending area, along with related increases in supplementary compensation, pension contributions and health insurance costs accounted for the growth in this expense category. Excluding the aforementioned increase in staff-related expenses, total operating expenses declined by 2.8% in 1995 versus 1994.

     Occupancy costs increased by 5.7% over 1994, due to higher rental costs on leased properties coupled with an increase in building maintenance and depreciation expense.

     Equipment expenses were up by 2.6% when compared to 1994, due to a higher level of depreciation in 1995. A 2.8% decline in equipment maintenance, repairs and service contracts expenses, resulting from benefits associated with consolidating service contracts under an umbrella maintenance agreement during 1994, somewhat offset the higher depreciation.

     Deposit assessment fees declined substantially during 1995 to $542 thousand from $942 thousand in the prior year. This reduction resulted from a decline in the Company's assessment rate on its BIF-insured deposits. The Company, classified by the FDIC risk-rating system as "well capitalized," was assessed during 1995 at the lowest premium rates allowed. Effective June 1, 1995, the FDIC lowered the deposit assessment premium on BIF deposits from $0.23 per $100 of deposits to $0.04 on an annual basis. Due to branch acquisitions made in 1992 under the OAKAR provision, the Company has assessable deposits in both the BIF and SAIF. The FDIC did not lower the assessment rate on SAIF deposits during 1995 due to that fund's then current financial condition, therefore, the Company was assessed at a rate of $0.23 per $100 of deposits on its SAIF deposits during 1995.

     Intangibles amortization expense increased by 7.5% in 1995 due to adjustments made in 1994 related to the final amortization of certain intangibles acquired as a result of 1992 branch purchase activity.

     Other operating expenses advanced by 4.1% to $2.7 million in 1995, due to higher marketing and advertising, other real estate and computer software costs. Somewhat offsetting these negative factors were declines in credit and collection and legal fees.

     The Company's effective tax rate increased slightly during 1995 to 33% from 32% in 1994. The higher tax rate in 1995 resulted from a higher proportion of taxable income, principally related to loans and government agency securities, which is taxed at a combined Federal and state marginal rate of 41%.

Capital Resources

     A strong capital position is absolutely essential to support continued growth and profitability, to serve the needs of depositors and creditors, and to yield an attractive and com-petitive rate of return to stockholders. At December 31, 1996, stockholders' equity totaled $48.6 million, an increase of $8.0 million or 19.7% over year-end 1995. Total equity at December 31, 1995 and 1994 was $40.6 million and $36.2 million, respectively. The application of SFAS No. 115 resulted in a $936 thousand reduction in stockholders' equity at December 31, 1996 and a $33 thousand reduction in equity at December 31, 1995. Excluding the impact of SFAS No. 115 in 1996, 1995 and 1994, stockholders' equity has grown at rates of 21.9%, 9.5% and 9.5%, respectively. The increase in stockholders' equity during 1996 was bolstered by the Company's common stock rights offering, which added $4.3 million in net proceeds to the equity base upon its completion. Excluding capital raised under the rights offering, stockholders' equity grew at a rate of 9.2% in 1996 versus 1995.

     Earnings less cash dividends paid on common stock, also known as internal capital generation, is the primary catalyst supporting the Company's future growth of assets and, most importantly, stockholder value. Management constantly evaluates the Company's capital position in light of current and future growth objectives. Although the Company accessed the equity market in 1996 and has not utilized the debt market, management continues to monitor these markets closely. Strength in the Company's stock price also makes raising additional equity a viable alternative in the capital planning process. During 1996, stockholders approved a resolution amending the Company's certificate of incorporation to increase the number of authorized shares from 10 million to 20 million and to include up to 250 thousand shares of preferred stock. The Company has no present plans to issue or utilize the preferred shares. These shares do, however, afford management additional flexibility with respect to future equity financings to support business expansion.

     As previously described, the Company added $4.3 million to capital during 1996 through a rights offering. The Company's Employee Stock Ownership Plan("ESOP"), already the largest owner of record of Company stock, leveraged itself to purchase 100,000 shares in the offering. As of December 31, 1996, the ESOP owned over 9% of the Company's outstanding shares.

STATE BANCORP, INC. AND SUBSIDIARY


     Management strives to provide stockholders with a competitive return on their investment in the Company. During 1996, the Board of Directors increased the quarterly cash dividend on the Company's common stock from $0.10 per share to $0.12, in addition to paying an 8% stock dividend. This was the fifteenth year in a row that the Company has declared a stock dividend.

     The Company makes a common stock dividend reinvestment plan available to its stockholders. This plan allows existing stockholders to reinvest cash dividends in Company stock and/or to purchase additional shares through optional cash investments on a quarterly basis. Shares are purchased at a 5% discount from the current market price under either plan option. During 1996 and 1995, $703 thousand and $680 thousand, respectively, were added to stockholders' equity through plan participation. Approximately 25% of the Company's cash dividends were reinvested in 1996 under this plan, and since inception, $2.0 million in additional equity has been added through plan participation. Management anticipates continued future growth in equity through the program.

     State Bancorp, Inc. and its subsidiary are subject to various regulatory capital requirements administered by the Federal Reserve Board and the Federal Deposit Insurance Corporation. These regulatory authorities measure capital adequacy on a risk-weighted assets basis. Their guidelines provide a method of monitoring capital adequacy that is sensitive to the risk factors inherent in a bank's asset base, including off-balance sheet exposures. The guidelines assign various weights to different asset types depending upon their risk profile. Generally speaking, assets with greater risk require more capital support than do less risky assets. In addition, a leverage standard has been established to supplement the risk-based ratios in assessing an institution's overall capital adequacy. Failure to maintain the Bank's capital ratios in excess of minimum regulatory guidelines requires bank regulatory authorities to take prompt corrective action in accordance with the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). The regulations arising from FDICIA established five categories of capitalization for depository institutions: (1) well-capitalized, (2) adequately capitalized, (3) undercapitalized, (4) significantly undercapitalized and (5) critically undercapitalized. Based upon its December 31, 1996 capital position as outlined in Table II, the Bank's capital ratios far exceed the minimums established for a well-capitalized institution. Failure to meet minimum capital requirements can initiate certain actions by regulators that could have a direct effect on the Company's and the Bank's operations and financial statements. The Company has no plans or commitments for capital utilization or expenditures that would affect its current capital position or would impact its future financial performance.


Table II

                                                                                                    Regulatory
                                                        Bank's Ratios as of December 31,          Criteria for
                                      Regulatory       ----------------------------------     Well Capitalized
                                         Minimum         1996          1995          1994          Institution
---------------------------------------------------------------------------------------------------------------
Leverage Ratio -- Tier I Capital to
  Total Adjusted Assets                     4.00%        7.01%         6.56%         6.75%                5.00%
Tier I Capital/Risk Weighted Assets         4.00%       11.11%        11.35%        11.83%                6.00%
Total Capital/Risk Weighted Assets          8.00%       12.36%        12.81%        13.51%               10.00%

Liquidity

     Liquidity management is a fundamental component of the Company's business strategy. The objective of liquidity management is to ensure the ability to access funding which will enable the Company to maintain cash flows sufficient to meet immediate and future demands for credit, deposit withdrawals, maturing liabilities and operating expenses and to do so without incurring significant losses. After assessing actual and projected cash flow needs, management seeks to obtain funding at the most economical cost to the Company. These funds can be obtained by converting liquid assets to cash or by attracting new deposits or other sources of funding. Many factors affect the Company's ability to meet its liquidity needs, including variations in the markets served, loan demand, its asset/liability mix, its reputation and credit standing in its markets, and general economic conditions.

     The Funds Management Committee is responsible for oversight of the Company's liquidity position and management of its asset/liability structure. This Committee monitors the loan and investment portfolios, while also examining the maturity structure and volatility characteristics of the Company's liabilities to develop an optimum asset/liability mix. Funding sources available to the Company include retail, commercial and municipal deposits, purchased liabilities and stockholders' equity. If needed for short-term liquidity purposes, the Company has access to $16.5 million in informal unsecured lines of credit extended by correspondent banks. In addition, the Company can utilize its line of credit with the Federal Home Loan Bank of New York ("FHLB-NY") to access up to $13.7 million in market-rate funds with maturities of up to thirty years. The Company does not utilize brokered deposits as a source of funds, nor has it engaged in any

STATE BANCORP, INC. AND SUBSIDIARY


derivatives activities during 1995 or 1996 to manage its liquidity or interest rate risk.

     Asset liquidity is provided by short-term investments and the marketability of securities available for sale. At December 31, 1996, the Company had $187 million in such liquid assets. The Company's loan portfolio and investment securities held to maturity also provide an excellent source of internal liquidity through maturities and periodic repayments of principal. At year-end 1996, approximately $179 million of these assets, including mortgage-backed securities, were due to mature or be repaid within one year. Cash flows provided by the loan and investment portfolios are typically utilized to reduce the Company's borrowed funds position and/or to fund loan growth.

Interest Rate Sensitivity

     Interest rate sensitivity and the repricing characteristics of assets and liabilities are managed by the Company's Funds Management Committee. The Committee's mandate is to maximize net interest income within acceptable levels of risk established by policy. Interest rate risk is measured using financial modeling techniques, including stress tests, to measure the impact of changes in interest rates on future earnings.

     Net interest income, the Company's primary source of earnings, is affected by interest rate movements. To mitigate the impact of changes in interest rates, the balance sheet must be structured so that repricing opportunities exist for both assets and liabilities in approximately equivalent amounts at basically the same time intervals. Imbalances in these repricing opportunities at any point in time constitute an interest-sensitivity gap, which is the difference between interest-sensitive assets and interest-sensitive liabilities. These static measurements do not reflect the results of any projected activity and are best utilized as early indicators of potential interest rate exposures.

     The accompanying table sets forth the amounts of assets and liabilities outstanding as of December 31, 1996 which, based upon certain assumptions, are expected to reprice or mature in each of the time frames shown. Except as stated, the amount of assets and liabilities shown to reprice or mature within a particular time frame was determined in accordance with the earlier of the term to repricing or the contractual terms of the asset or liability. The Company bases its deposit decay rates on assumptions established by management which reflect historical experience over the three years ended December 31, 1996. Thus, the decay rates for deposit accounts, with the exception of C.D.s, for which contractual maturities are readily available, were as follows: 20% per year for savings deposits; 33% per year for money fund and NOW accounts of individuals, partnerships and corporations; all money fund and NOW accounts of municipalities are included in the 0-6 months time frame due to their seasonality and volatility. Management feels that these decay assumptions reflect the historical stability of the Company's core deposit base, which may or may not be indicative of the industry average of its peers.

     An asset-sensitive gap indicates an excess of interest-sensitive assets over interest-sensitive liabilities, whereas a liability-sensitive gap indicates the opposite. At December 31, 1996, the Company had a one-year cumulative asset-sensitivity gap of $104 million. In a rising rate environment, an asset sensitive gap position generally indicates that increases in income from interest-earning assets will outpace increases in expenses associated with funding those assets. In addition, the Company's net interest spread and net income would also improve under this scenario. Conversely, in a declining interest rate environment, the Company's cost of funds would decline more slowly than the yield on its rate-sensitive assets and would likely result in a contraction of net interest income. This risk can be reduced by various strategies, including the administration of liability costs and the investment of asset maturities and cash flows in such a way as to insulate net interest income from the effects of changes in interest rates. As previously mentioned, a static gap position is best utilized as a tool for early detection of potential interest rate exposure. Management's goal is to manage the Company's cumulative one-year gap such that rate-sensitive assets and liabilities are approximately equal in that time frame. Due to the nature of the Company's business, primarily the seasonality of its municipal funding function, an exactly matched one-year gap is unlikely to occur. Rather, management relies on simulation analysis to manage the Company's asset/liability position on a dynamic repricing basis. Simulation modeling applies alternative interest rate scenarios and periodic forecasts of future business activity to estimate the related impact on net interest income. The use of simulation modeling assists management in its continuing efforts to achieve earnings growth in a variety of interest rate environments. Asset and liability management efforts also may involve the use of off-balance sheet instruments such as interest rate swaps to minimize risk. The Company does not utilize swaps or other derivative instruments to manage its asset/liability position.

STATE BANCORP, INC. AND SUBSIDIARY


TABLE III

                                                                                  Sensitivity Time Horizon
                                                        ----------------------------------------------------------------------------
                                                                                                  Over    Noninterest-
                                                        0-6 Months  6-12 Months   1-5 Years     5 Years      Sensitive        Total
------------------------------------------------------------------------------------------------------------------------------------
INTEREST-SENSITIVE ASSETS (1)
(Dollars in Thousands)
  Loans (net of unearned income) (2)                     $ 239,056     $ 20,506    $ 58,177    $ 29,695       $  5,869    $ 353,303
  Securities Purchased Under
    Agreements to Resell                                    30,000           --          --          --             --       30,000
  Securities Held to Maturity                               23,974        6,355          84          56             --       30,469
  Securities Available for Sale (3)                         33,019       20,181      60,743      42,603          1,971      158,517
  Unrealized Net Loss on Securities
    Available for Sale                                      (1,585)          --          --          --             --       (1,585)
------------------------------------------------------------------------------------------------------------------------------------
      Total Interest-Earning Assets                        324,464       47,042     119,004      72,354          7,840      570,704
  Cash and Due from Banks                                   34,677           --          --          --             --       34,677
  All Other Assets (7)                                       4,098        2,281          --          --          3,658       10,037
------------------------------------------------------------------------------------------------------------------------------------
      Total Assets                                       $ 363,239     $ 49,323    $119,004    $ 72,354       $ 11,498    $ 615,418
------------------------------------------------------------------------------------------------------------------------------------
INTEREST-SENSITIVE LIABILITIES (1)
  Savings Accounts (4)                                   $  11,018     $ 11,018    $ 88,146    $     --       $     --    $ 110,182
  Money Fund and Now Accounts (5)                           53,511        7,321      29,730          --             --       90,562
  Time Deposits (6)                                        114,003       19,349      43,518         235             --      177,105
------------------------------------------------------------------------------------------------------------------------------------
    Total Interest-Bearing Deposits                        178,532       37,688     161,394         235             --      377,849
    Federal Funds Purchased, Securities Sold
      Under Agreements to Repurchase and
      Other Short-term Borrowings                           89,679           --          --          --             --       89,679
  All Other Liabilities, Equity and
    Demand Deposits (7)                                      2,439          186          96          --        145,169      147,890
------------------------------------------------------------------------------------------------------------------------------------
      Total Liabilities and Equity                       $ 270,650     $ 37,874    $161,490    $    235       $145,169    $ 615,418
====================================================================================================================================
      Cumulative Interest-Sensitivity Gap                $  92,589     $104,038    $ 61,552    $133,671       $      0    $       0
====================================================================================================================================
      Cumulative Interest-Sensitivity Ratio                  134.2%       133.7%      113.1%      128.4%
      Cumulative Interest-Sensitivity Gap
        as a % of Total Assets                                25.5%        25.2%       11.6%       22.1%

(1) Allocations to specific interest-sensitivity periods are based on the earlier of the repricing or maturity date.

(2)  Nonaccrual loans are shown in the non-interest sensitive category.

(3) Estimated principal reductions have been assumed for mortgage-backed securities based upon their current constant prepayment rates.

(4) Savings deposits are assumed to decline at a rate of 20% per year over a five-year period based upon the nature of their historically stable core deposit relationships.

(5) Money Fund and Now accounts of individuals, partnerships and corporations are assumed to decline at a rate of 33% per year over a three-year period based upon the nature of their historically stable core deposit relationships. Money Fund and NOW accounts of municipalities are included in the 0-6 months category.

(6)  Reflected as maturing in each instrument's period of contractual maturity.

(7) Other Assets and Liabilities are shown according to their contractual payment schedule or a reasonable estimate thereof.

Effect of New Accounting Pronouncements

     Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFASNo. 125"), establishes accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a financial components approach that focuses on control. Under this approach, an entity, subsequent to a transfer of financial assets, must recognize the financial and servicing assets it controls and the liabilities it has incurred, at fair value, if practical, and must derecognize financial assets when control has been surrendered and liabilities when extinguished. SFAS No. 125 provides standards for distinguishing transfers of financial assets that are sales from those that are secured borrowings. A transfer not meeting the criteria for a sale must be accounted for as a secured borrowing with pledge of collateral. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, except for certain provisions which were deferred for one year by Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125" ("SFAS No. 127"). Management is currently assessing the effect that the adoption of SFAS No. 125 and SFAS No. 127 will have on the consolidated financial statements.

STATE BANCORP, INC. AND SUBSIDIARY


Statistical Information

Distribution of Assets, Liabilities and Stockholder's Equity:
Net Interest Income and Rates

     The following table presents the average daily balances of the Bank's assets, liabilities and stockholder's equity, together with an analysis of net interest earnings and average rates, for each major category of interest-earning assets and interest-bearing liabilities. Interest and average rates are computed on a fully taxable-equivalent basis, adjusted for certain disallowed interest expense deductions, using a tax rate of 34% in 1996, 1995 and 1994. Nonaccruing loans are included in the average balances (in thousands):

For the Years Ended December 31,                  1996                             1995                            1994
------------------------------------------------------------------------------------------------------------------------------------
                                      Average              Average     Average              Average     Average             Average
                                      Balance   Interest      Rate     Balance   Interest      Rate     Balance   Interest     Rate
------------------------------------------------------------------------------------------------------------------------------------
Assets:
Securities held to maturity and
  securities available for sale:
    Taxable                          $168,826    $10,793      6.39%   $171,924    $10,813      6.29%   $150,713    $ 8,906     5.91%
    Tax-exempt                         41,316      2,172      5.26      51,834      2,872      5.54      56,585      2,382     4.21
------------------------------------------------------------------------------------------------------------------------------------
Total Securities                      210,142     12,965      6.17     223,758     13,685      6.12     207,298     11,288     5.45
Federal funds sold and
  securities purchased
  under agreements
  to resell                            32,004      1,735      5.42      24,776      1,467      5.92      20,779        907     4.36
Loans (net of unearned income):
    Taxable                           306,646     28,560      9.31     255,993     24,582      9.60     228,341     19,366     8.48
    Tax-exempt                          7,116        752     10.57       5,683        659     11.60       6,182        608     9.84
------------------------------------------------------------------------------------------------------------------------------------
Total loans-- net                     313,762     29,312      9.34     261,676     25,241      9.65     234,523     19,974     8.52
Total interest-earning assets         555,908    $44,012      7.92%    510,210    $40,393      7.92%    462,600    $32,169     6.95%
Allowance for loan losses              (5,114)                          (5,050)                          (5,171)
------------------------------------------------------------------------------------------------------------------------------------
                                      550,794                          505,160                          457,429
------------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks                24,434                           18,453                           17,431
Bank premises and
  equipment-- net                       3,028                            2,935                            2,692
Other assets                           10,154                           10,664                           11,007
------------------------------------------------------------------------------------------------------------------------------------
Total Assets                      $588,410                           $537,212                          $488,559
====================================================================================================================================

Liabilities and
  Stockholder's Equity:
Savings and time deposits:
  Savings                            $191,828    $ 4,825      2.52%   $190,518    $ 5,179      2.72%   $210,587    $ 4,558     2.16%
  Time                                230,559     12,490      5.42     210,244     11,926      5.67     152,035      6,381     4.20
------------------------------------------------------------------------------------------------------------------------------------
Total savings and
  time deposits                       422,387     17,315      4.10     400,762     17,105      4.27     362,622     10,939     3.02
Federal funds purchased                 3,578        207      5.79       2,578        160      6.21       3,277        149     4.55
Securities sold under
  agreements to repurchase             27,667      1,529      5.53      23,273      1,387      5.96      20,341        890     4.38
Other borrowed funds                    1,425         80      5.61         263         17      6.46          --         --       --
------------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing
  liabilities                         455,057     19,131      4.20     426,876     18,669      4.37     386,240     11,978     3.10
------------------------------------------------------------------------------------------------------------------------------------
Demand deposits                        87,136                           69,177                           64,577
------------------------------------------------------------------------------------------------------------------------------------
Other liabilities                       2,285                            2,735                            2,640
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                     544,478                          498,788                          453,457
Stockholder's equity                   43,932                           38,424                           35,102
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and
  Stockholder's Equity               $588,410                         $537,212                         $488,559
------------------------------------------------------------------------------------------------------------------------------------
Net interest income/rate --
  tax-equivalent basis                            24,881      4.48%                21,724      4.26%                20,191     4.36%
Less -- tax equivalent
  basis adjustment                                   833                              967                              902
------------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                              $24,048                          $20,757                          $19,289
====================================================================================================================================

STATE BANCORP, INC. AND SUBSIDIARY


Analysis of Changes in Net Interest Income

     The following table presents a comparative analysis of the changes in the Bank's interest income and interest expense due to the changes in the average volume and the average rates earned on interest-earning assets and due to the changes in the average volume and the average rates paid on interest-bearing liabilities. Interest and average rates are computed on a fully taxable-equivalent basis, adjusted for certain disallowed interest expense deductions, using a tax rate of 34% in 1996, 1995 and 1994. Variances in rate/volume relationships have been allocated proportionately to average volume and average rate as they compare to each other (in thousands):

                                                     Year 1996 over 1995                           Year 1995 over 1994
                                         ------------------------------------------------------------------------------------
                                            Due to Change in:                              Due to Change in:
                                         -------------------------           Net         ----------------------           Net
                                         Average         Average        Increase         Average        Average      Increase
                                          Volume            Rate      (Decrease)          Volume           Rate    (Decrease)
-----------------------------------------------------------------------------------------------------------------------------
Interest Income:
Securities held to maturity and
  securities available for sale:
    Taxable                              $  (197)        $   177         $   (20)        $ 1,309         $  598        $1,907
    Tax-exempt                              (559)           (141)           (700)           (213)           703           490
-----------------------------------------------------------------------------------------------------------------------------
Total securities                            (756)             36            (720)          1,096          1,301         2,397
Federal funds sold and securities
  purchased under agreements
  to resell                                  400            (132)            268             196            364           560
Loans (net of unearned income):
  Taxable                                  4,737            (759)          3,978           2,493          2,723         5,216
  Tax-exempt                                 155             (62)             93             (52)           103            51
-----------------------------------------------------------------------------------------------------------------------------
Total loans-- net                          4,892            (821)          4,071           2,441          2,826         5,267
Total Interest Income                      4,536            (917)          3,619           3,733          4,491         8,224
  ---------------------------------------------------------------------------------------------------------------------------
Interest Expense:
Savings and time deposits:
  Savings                                     35            (389)           (354)           (465)         1,086           621
  Time                                     1,117            (553)            564           2,891          2,654         5,545
-----------------------------------------------------------------------------------------------------------------------------
Total savings and time deposits            1,152            (942)            210           2,426          3,740         6,166
Federal funds purchased                       58             (11)             47             (36)            47            11
Securities sold under agreements
  to repurchase                              248            (106)            142             142            355           497
Other borrowed funds                          66              (3)             63              17             --            17
-----------------------------------------------------------------------------------------------------------------------------
Total Interest Expense                     1,524          (1,062)            462           2,549          4,142         6,691
-----------------------------------------------------------------------------------------------------------------------------
Change in Net Interest Income
  (Tax-Equivalent Basis)                 $ 3,012         $   145         $ 3,157         $ 1,184         $  349        $1,533
-----------------------------------------------------------------------------------------------------------------------------

STATE BANCORP, INC. AND SUBSIDIARY


Investment Portfolio

     The following table presents the amortized cost of held to maturity and available for sale securities held by the Company for each reported period (in thousands):

December 31,                                                1996                    1995                    1994
------------------------------------------------------------------------------------------------------------------------
                                                   Amortized      Market   Amortized      Market   Amortized      Market
                                                        Cost       Value        Cost       Value        Cost       Value

------------------------------------------------------------------------------------------------------------------------
Type
U.S. Treasury securities                            $     --    $     --    $ 25,482    $ 25,732    $ 25,839    $ 25,135
Obligations of states and political subdivisions      48,632      48,654      42,955      42,970      60,717      60,454
Mortgage-backed securities and
   collateralized mortgage obligations                93,598      92,411     137,815     137,416     120,142     113,515
Government Agency securities                          44,785      44,382      24,989      25,068      10,000       9,694
Corporate securities                                   1,971       1,971       1,430       1,430          18          18
------------------------------------------------------------------------------------------------------------------------

Total                                               $188,986    $187,418    $232,671    $232,616    $216,716    $208,816
========================================================================================================================

     The following table presents the maturity distribution and the weighted average yield of the Company's investment portfolio at December 31, 1996 (in thousands). The yield information does not give effect to changes in fair value of investments available for sale that are reflected as a component of stockholders' equity.

                                                                                Maturing
                                    ---------------------------------------------------------------------------------------------
                                          Within                After One But            After Five But              After
                                         One Year             Within Five Years         Within Ten Years           Ten Years
                                    ---------------------------------------------------------------------------------------------
                                     Amount    Yield*          Amount    Yield*         Amount    Yield*         Amount    Yield*
---------------------------------------------------------------------------------------------------------------------------------
Type
Obligations of states and
   political subdivisions           $48,335      5.15%        $    85      6.24%        $  217      8.57%        $   --       --%
Mortgage-backed securities
   and collateralized
   mortgage obligations**             1,609      6.54          85,502      6.38          5,300      8.23             --        --
Government Agency securities         44,382      7.38              --        --             --        --             --        --
Corporate securities                     --        --              --        --             --        --          1,971      6.40
---------------------------------------------------------------------------------------------------------------------------------
Total                               $94,326      6.23%        $85,587      6.38%        $5,517      8.24%        $1,971      6.40%
=================================================================================================================================

 *   Fully tax-equivalent basis using a tax rate of 34%.

** Assumes maturity dates pursuant to average life as determined by constant prepayment rates.

STATE BANCORP, INC. AND SUBSIDIARY


Loan Portfolio

     The following table categorizes the Company's loan portfolio for each reported period (in thousands):

December 31,                              1996            1995            1994            1993            1992
--------------------------------------------------------------------------------------------------------------
Commercial and industrial             $163,780        $130,617        $112,286        $ 95,644        $ 91,063
Real estate-- mortgage                 160,104         137,067         126,107         117,275         104,916
Real estate-- construction              13,132           7,798           3,349           3,203           5,743
Loans to individuals                     7,526           6,323           6,746           8,193          11,022
Tax-exempt and other                     8,841           5,838           6,742           6,801           7,893
--------------------------------------------------------------------------------------------------------------
Gross loans                            353,383         287,643         255,230         231,116         220,637
Less: unearned income                       80              64              85              --              --
--------------------------------------------------------------------------------------------------------------
Loans-- net of unearned income        $353,303        $287,579        $255,145        $231,116        $220,637
==============================================================================================================

     The following table presents the maturities of selected loans and the sensitivities of those loans to changes in interest rates at December 31, 1996 (in thousands):

                                  One Year    One Through          Over
                                   or Less     Five Years    Five Years           Total
---------------------------------------------------------------------------------------
Commercial and industrial         $106,913        $49,051        $7,816        $163,780
Real estate-- construction          11,714          1,418            --          13,132
---------------------------------------------------------------------------------------
Total                             $118,627        $50,469        $7,816        $176,912
=======================================================================================
Loans maturing after
  one year with:
    Fixed interest rate                           $ 7,842        $2,178        $ 10,020
    Variable interest rate                        $42,627        $5,638        $ 48,265

     The following table presents the Company's nonaccrual, past due and restructured loans for each reported period (in thousands):

December 31,                                            1996             1995          1994          1993          1992
-----------------------------------------------------------------------------------------------------------------------
Nonaccrual loans                                      $5,869           $8,247        $6,707        $7,142        $8,381
Loans 90 days or more past due and
   still accruing interest                            $1,228           $  337        $1,162        $3,289        $4,188
Restructured, accruing loans                          $6,524(1)        $3,344        $3,608        $1,084        $1,181
Interest income on nonaccrual and restructured
   loans which would have been recorded under
   original loan terms                                $1,432           $  837        $  571        $  686        $  813
Interest income on nonaccrual and restructured
   loans recorded during the period                   $  263           $  260        $  124        $   48        $   22

(1) Includes one credit totaling $4.7 million, which is collateralized by commercial real estate with a current appraised value significantly in excess of the carrying value of the credit.

STATE BANCORP, INC. AND SUBSIDIARY


Summary of Loan Loss Experience

     The determination of the balance of the allowance for possible loan losses is based upon a review and analysis of the Company's loan portfolio and reflects an amount which, in management's judgement, is adequate to provide for possible future losses. Management's review includes monthly analysis of past due and nonaccrual loans and detailed, periodic loan by loan analysis. The adoption of SFAS No. 114 and SFAS No. 118 did not have a material effect on the financial statements and the allowance for possible loan losses.

     The principal factors considered by management in determining the adequacy of the allowance are the growth and composition of the loan portfolio, historical loss experience, the level of nonperforming loans, economic conditions, the value and adequacy of collateral and the current level of the allowance. While management utilizes all available information to estimate the adequacy of the allowance for loan losses, the ultimate collectibility of a substantial portion of the loan portfolio and the need for future additions to the allowance will be based upon changes in economic conditions and other relevant factors.

     The following table presents an analysis of the Company's allowance for possible loan losses for each reported period (in thousands):

                                          1996           1995           1994           1993           1992
----------------------------------------------------------------------------------------------------------
Balance, January 1                      $5,004         $4,929         $4,725         $5,068         $3,039
Charge-offs:
   Commercial and industrial             1,018            777          1,175          1,645            840
   Real estate-- mortgage                  445            239            694          1,663             66
   Loans to individuals                    132            133             45            103             25
   Loans to others                          --             45             --             --             --
----------------------------------------------------------------------------------------------------------
Total charge-offs                        1,595          1,194          1,914          3,411            931
----------------------------------------------------------------------------------------------------------
Recoveries:
   Commercial and industrial                79             52            119             59             53
   Real estate-- mortgage                   14              6             47              5             --
   Loans to individuals                      7             11              2              4              2
----------------------------------------------------------------------------------------------------------
Total recoveries                           100             69            168             68             55
----------------------------------------------------------------------------------------------------------
Net charge-offs                          1,495          1,125          1,746          3,343            876
----------------------------------------------------------------------------------------------------------
Additions charged to operations          1,500          1,200          1,950          3,000          2,905
----------------------------------------------------------------------------------------------------------
Balance at end of period                $5,009         $5,004         $4,929         $4,725         $5,068
----------------------------------------------------------------------------------------------------------
Ratio of net charge-offs during
   the period to average loans
   outstanding during the period          0.48%          0.43%          0.74%          1.49%          0.42%
----------------------------------------------------------------------------------------------------------

     The following table presents the allocation of the Company's allowance for possible loan losses for each reported period (in thousands):

                                   Percent of          Percent of            Percent of            Percent of           Percent of
                                     Loans to            Loans to              Loans to              Loans to             Loans to
                                        Total               Total                 Total                 Total                Total
                              1996      Loans     1995      Loans       1994      Loans       1993      Loans      1992      Loans
-----------------------------------------------------------------------------------------------------------------------------------
Commercial and industrial   $2,452       46.4%  $1,972       45.4%    $2,004       44.0%    $2,527       41.4%   $2,465       41.3%
Real estate-- mortgage       1,658       45.3    1,746       47.7      1,503       49.4      1,726       50.7     1,086       47.5
Real estate-- construction     423        3.7       43        2.7         19        1.3        167        1.4       271        2.6
Loans to individuals           143        2.1      158        2.2         54        2.7        149        3.6        26        5.0
Tax exempt and other            51        2.5       70        2.0         39        2.6         48        2.9        21        3.6
Unallocated                    282         --    1,015         --      1,310         --        108         --     1,199         --
-----------------------------------------------------------------------------------------------------------------------------------
Total                       $5,009      100.0%  $5,004      100.0%    $4,929      100.0%    $4,725      100.0%   $5,068      100.0%
===================================================================================================================================

STATE BANCORP, INC. AND SUBSIDIARY


Deposits

     The following table presents the average balance and the average rate paid on the Company's deposits for each reported period (in thousands):

                                                       1996                         1995                         1994
-------------------------------------------------------------------------------------------------------------------------------
                                              Average        Average       Average        Average       Average        Average
                                              Balance           Rate       Balance           Rate       Balance           Rate
-------------------------------------------------------------------------------------------------------------------------------
Demand deposits                              $ 87,136                     $ 69,177                     $ 64,577
Interest-bearing transaction accounts          26,545           1.81%       22,286           1.79%       21,226           1.38%
Money market deposit accounts                  56,636           2.18%       60,307           2.40%       66,591           1.87%
Savings deposits                              108,647           2.86%      107,925           3.09%      122,770           2.46%
Time certificates of deposit of
   $100,000 or more                           134,837           5.35%      106,510           5.79%       75,988           4.11%
Other time deposits                            95,722           5.51%      103,734           5.56%       76,047           4.29%
-------------------------------------------------------------------------------------------------------------------------------
Total                                        $509,523           3.40%     $469,939           3.64%     $427,199           2.56%
===============================================================================================================================

     The following table sets forth, by time remaining to maturity, the Company's certificates of deposit of $100,000 or more, at December 31, 1996 (in thousands):

3 months or less                                                         $74,194
Over 3 months through 6 months                                             6,971
Over 6 months through 12 months                                            2,622
Over 12 months                                                             5,086
--------------------------------------------------------------------------------
Total                                                                    $88,873
--------------------------------------------------------------------------------

Return on Equity and Assets

     The following table presents the Company's return on average stockholder's equity and assets, the dividend payout ratio and the average equity to average assets ratio for each reported period. The calculations are based on recorded assets and give effect to the changes in fair value of securities available for sale.

                                                    1996            1995            1994
-----------------------------------------------------------------------------------------
Return on average stockholder's equity             12.98%          13.11%          11.45%
Return on average assets                            0.97%           0.94%           0.83%
Dividend payout ratio                              37.37%          46.72%          29.43%
Average equity to average assets                    7.47%           7.15%           7.21%

Short-Term Borrowings

     The following information is provided on the Company's short-term borrowings for each reported period (in thousands):

                                                                                1996            1995            1994
--------------------------------------------------------------------------------------------------------------------
Balance, December 31, --
   Securities sold under agreements to repurchase                            $74,079         $83,218         $74,916
   Federal Funds purchased                                                   $ 3,600         $17,000         $16,000
   Federal Home Loan Bank advances                                           $12,000         $10,000              --
--------------------------------------------------------------------------------------------------------------------
Weighted average interest rate on Balance, December 31, 1996 --
   Securities sold under agreements to repurchase                               5.62%           5.85%           6.01%
   Federal Funds purchased                                                      9.00%           6.00%           6.38%
   Federal Home Loan Bank advances                                              6.88%           6.05%             --
--------------------------------------------------------------------------------------------------------------------
Maximum outstanding at any month end --
   Securities sold under agreements to repurchase                            $74,079         $89,358         $77,687
   Federal Funds purchased                                                   $14,500         $17,000         $16,000
   Federal Home Loan Bank advances                                           $12,000         $10,000              --
--------------------------------------------------------------------------------------------------------------------
Average daily amount outstanding --
   Securities sold under agreements to repurchase                            $27,667         $23,273         $20,341
   Federal Funds purchased                                                   $ 3,578         $ 2,578         $ 3,277
   Federal Home Loan Bank advances                                           $ 1,425         $   263              --
--------------------------------------------------------------------------------------------------------------------
Weighted average interest rate on average daily amount outstanding --
   Securities sold under agreements to repurchase                               5.53%           5.96%           4.38%
   Federal Funds purchased                                                      5.79%           6.21%           4.55%
   Federal Home Loan Bank advances                                              5.61%           6.46%            --%
--------------------------------------------------------------------------------------------------------------------

STATE BANCORP, INC. AND SUBSIDIARY


Selected Quarterly Financial Data (in thousands of dollars)

                                                                 1996                                         1995
                                            ----------------------------------------------------------------------------------------
                                                1st         2nd         3rd         4th        1st        2nd        3rd         4th
                                            Quarter     Quarter     Quarter     Quarter    Quarter    Quarter    Quarter     Quarter
------------------------------------------------------------------------------------------------------------------------------------
Interest income                             $10,733     $10,656     $10,411     $11,379     $8,936     $9,820     $9,826     $10,844
Interest expense                              4,898       4,727       4,522       4,984      4,078      4,773      4,604       5,214
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                           5,835       5,929       5,889       6,395      4,858      5,047      5,222       5,630
Provision for possible
   loan losses                                  375         375         375         375        375        375        375          75
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after
   provision for possible
   loan losses                                5,460       5,554       5,514       6,020      4,483      4,672      4,847       5,555
Other income                                    445         438         386         589        347        344        365         368
Operating expenses                            3,667       3,754       4,297       3,818      3,365      3,494      3,187       3,437
------------------------------------------------------------------------------------------------------------------------------------
Income before
   income taxes                               2,238       2,238       1,603       2,791      1,465      1,522      2,025       2,486
Provision for
   income taxes                                 810         825         545         988        436        454        693         876
------------------------------------------------------------------------------------------------------------------------------------
Net income                                  $ 1,428     $ 1,413     $ 1,058     $ 1,803     $1,029     $1,068     $1,332     $ 1,610
====================================================================================================================================
Earnings per
   common share                             $  0.31     $  0.31     $  0.22     $  0.36     $ 0.23     $ 0.24     $ 0.29     $  0.36
====================================================================================================================================

Market Data

     The following is a three-year comparison of dividends and stock prices:

                                            1996          1995             1994
-------------------------------------------------------------------------------
Annual cash dividends                      $0.44         $0.52            $0.27
Annual stock dividends issued                  8%           10%              10%

     The Company's common stock trades on the NASDAQ Small-Cap market under the symbol STBC. As quoted by the National Association of Securities Dealers, Inc., the approximate high and low bid prices for the years ended December 31, 1996, 1995 and 1994 were as follows:

                                First        Second          Third       Fourth
                              Quarter       Quarter        Quarter      Quarter
--------------------------------------------------------------------------------
1996
   High Bid                    14 1/4        14 1/8         12 1/4       12 5/8
   Low Bid                     14 1/8        12             11 1/2       11 7/8

1995
   High Bid                    12            12 1/2         12 1/4       14 1/4
   Low Bid                     10 1/4        11 3/8         12           12 1/4

1994
   High Bid                    10 1/4        11             11           11
   Low Bid                     10             9 3/4         10 1/2       10

STATE BANCORP, INC. AND SUBSIDIARY
Five Year Summary of Operations
For the Years Ended December 31,

                                                           1996             1995             1994             1993             1992
-----------------------------------------------------------------------------------------------------------------------------------
Interest income                                    $ 43,178,725     $ 39,426,356     $ 31,267,004     $ 29,139,761     $ 27,481,046
Interest expense                                     19,130,627       18,669,569       11,977,716       11,397,441       13,529,510
-----------------------------------------------------------------------------------------------------------------------------------

Net interest income                                  24,048,098       20,756,787       19,289,288       17,742,320       13,951,536
Provision for possible loan losses                    1,500,000        1,200,000        1,950,000        3,000,000        2,905,367
-----------------------------------------------------------------------------------------------------------------------------------

Net interest income after
   provision for possible loan losses                22,548,098       19,556,787       17,339,288       14,742,320       11,046,169
Other income                                          1,858,131        1,424,147        1,265,230        3,293,765        4,474,728
Operating expenses                                   15,536,513       13,483,056       12,733,176       12,521,708       10,347,956
-----------------------------------------------------------------------------------------------------------------------------------

Income before income taxes                            8,869,716        7,497,878        5,871,342        5,514,377        5,172,941
Provision for income taxes                            3,167,704        2,459,213        1,852,709        1,806,029        1,709,856
-----------------------------------------------------------------------------------------------------------------------------------

Net income                                         $  5,702,012     $  5,038,665     $  4,018,633     $  3,708,348     $  3,463,085
===================================================================================================================================

Earnings per common share                          $       1.20     $       1.12     $       0.91     $       0.84     $       0.79
===================================================================================================================================

Stock dividends                                               8%              10%              10%              10%              10%
Cash dividends per common share                    $       0.44     $       0.52     $       0.27     $       0.24     $       0.21
Weighted average number of
   shares outstanding adjusted

   for stock dividends                                4,763,988        4,505,246        4,434,438        4,390,078        4,378,457
Total assets                                       $615,417,655     $650,950,468     $505,360,719     $490,714,979     $424,453,010
Total deposits                                     $474,450,489     $497,739,954     $377,324,602     $367,828,761     $391,844,076
Total stockholders' equity                         $ 48,569,471     $ 40,587,552     $ 36,170,470     $ 34,715,248     $ 31,000,458
Return on total average assets                             0.97%            0.94%            0.83%            0.78%            0.86%
Return on total average
   stockholders' equity                                   12.98%           13.11%           11.45%           11.53%           11.65%

Board of Directors and Executive Officers
Effective February 1, 1997

STATE BANCORP, INC. and STATE BANK OF LONG ISLAND

Board of Directors

Thomas F. Goldrick, Jr.
Chairman and Chief Executive Officer
State Bancorp, Inc. and State Bank of Long Island

Gary Holman
Vice Chairman of the Board
State Bancorp, Inc. and State Bank of Long Island
Of Counsel, Cahn Wishod & Lamb LLP, Attorneys

J. Robert Blumenthal
President, Harwyn Enterprises, Inc.

Carl R. Bruno
Chief Financial Officer, Di Fazio Electric, Inc.

Arthur Dulik, Jr.
Chief Financial Officer, Altana, Inc.

Robert J. Grady
Retired

Richard W. Merzbacher
President, State Bank of Long Island
Vice Chairman, State Bancorp, Inc.

Joseph F. Munson
President, TRM International, Inc.

Raymond M. Piacentini
President, Piacentini, Hadlock, Harvey & Co., LLC
A Professional Services Firm

John F. Picciano, Esq.
Attorney

Daniel T. Rowe
President, State Bancorp, Inc.
Vice Chairman, State Bank of Long Island

Suzanne H. Rueck
Manager, New Hyde Park Inn


STATE BANCORP, INC.

Officers

Office of the Chairman

Thomas F. Goldrick, Jr.
Chairman and Chief Executive Officer

Daniel T. Rowe
President

Richard W. Merzbacher
Vice Chairman

Brian K. Finneran
Secretary/Treasurer

STATE BANK OF LONG ISLAND

Executive Officers

Office of the Chairman

Thomas F. Goldrick, Jr.
Chairman and Chief Executive Officer

Richard W. Merzbacher
President

Daniel T. Rowe
Vice Chairman

Frederick C. Braun
Executive Vice President and
Senior Lending Officer

Brian K. Finneran
Executive Vice President and
Chief Financial Officer

State Bank of Long Island - Officers and Administration
Effective February 1, 1997

Financial Group

Theresa DiVittorio
Vice President and Comptroller

Philip J. Nardella
Vice President

John P. Rom
Vice President

Katherine A. O'Brien
Assistant Vice President

Management Information Systems

Susanne Pheffer
Senior Vice President

Diane T. Beck
Assistant Vice President

Janine M. Martini
Assistant Manager

Annette DiRe
Administrative Assistant

Corporate Services

Robert J. Valli
Senior Vice President
Director of Municipal Finance
   and Community Relations

Mary E. Durkin
Vice President
Director of Human Resources and Training

John McWhirk
Vice President
Director of Marketing
   and Product Development

Lillian C. Hegler
Assistant to the Chairman
Branch Administration

Thomas A. Arnone
Senior Vice President

Kevin J. Carroll
Manager

Elizabeth A. Mead
Assistant Manager

Bank Operations/Facilities

Raymond D. Wagner
First Vice President

Joseph M. McNeill
Vice President

Carol J. Bergmann
Assistant Vice President and Assistant Secretary

Cynthia M. Monahan
Manager

Garden City South Branch

Paul R. Cronen
Manager

Lisa A. Pandolfo
Assistant Manager

Hauppauge Branch

John J. Kurek
Vice President

Stephen N. Pedersen
Assistant Manager

Gloria F. Heim
Administrative Assistant

Huntington Branch

Karen M. Williams
Assistant Vice President

Helen M. Gilfedder
Assistant Manager

Denise Cummings
Administrative Assistant

Jericho Branch

Rocco Reda
Vice President

Blanche Stanford
Manager

Robert Insalaco
Assistant Manager

Cara Orlando
Administrative Assistant

Eftihia Karachalios
Administrative Assistant

New Hyde Park Branch

Edward L. Kelly
Vice President

Lucille N. Jessen
Manager

Rosemary DiMario
Assistant Manager

Rina Miletic
Administrative Assistant

Oyster Bay Branch

Robert J. Connors
Vice President

Maureen McTiernan
Manager

Diane Grochocki
Assistant Manager

Regional Financial Center Rockville Centre

Dominick Principato
Vice President

Lisa Ramos-Lopez
Assistant Manager

Commercial Lending Group

Senior Vice Presidents:
Charles A. Hoffman
Robert J. Nicols
Kenneth M. Scheriff
William H. Tucker
Jan Yngstrom

First Vice President:
George K. DeHaven

Vice Presidents:
Jeffrey N. Barber
James T. Burns
Patrick M. Demery
Kevin T. Hennessy
Fred A. Heruth
Kevin R. McHale
Stephen B. Mischo
Richard J. O'Brien
Michael O'Leary
Richard E. Ryan
Michael P. Sabala
Thomas Scott Swain

Assistant Vice Presidents:
Geraldine Harden
Karyn F. Rodriguez

Assistant Managers:
Maria Billiris
Anne N. Capogrosso
Deanne L. Fitteron

Administrative Assistants:
Daniel Lehan
Sean Umhafer
Suzanne E. Weber
Peter Welch

Consumer Loan Department

Jean M. Cassese
Vice President

John J. McEniry
Assistant Vice President

Lisa Prete
Administrative Assistant

Loan Operations Group

Siu Chan
Assistant Manager

Norma N. Casello
Administrative Assistant

Patricia Salvatore
Administrative Assistant

STATE BANCORP, INC. AND SUBSIDIARY
Advisory Board

Henry Alpert, Secretary
Spartan Petroleum Corp.

Andrew C. Andron, President
Century 21 Andron Realty

Maureen Appel, Headmistress
Connelly School of the Holy Child

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

Kermit Gordon
Kermit Enterprises

Henry P. Greve, CPA
Greve, Schmidt & Trageser, P.C.

Joan Griesmeyer, Consultant
Bradley & Parker

Joseph M. Gunning, President
Gunning Business Machines

Conrad P. Homler, CPA
Homler & Dalessandro

Seymour Katchen, CPA
Katchen, Palmetto, Fellerman & Company

Robert F. Kearns, Executive Vice President
B. H. Aircraft Company, Inc.

Owen Kilgannon, CPA
Kilgannon, Furey, Dufek & Company

Patrick McAllister
Great Eastern Printing Co.

Lynn McAuley, Ph.D.
Madonna Heights Services

Gerard J. McKeon, Retired
The New York Racing Association

Robert E. Meyer
Real Estate Appraiser

Donald Monti, President
Concorde Management

Dominick Nuzzi
Nuzzi Transportation Services

John J. Nuzzi
Nuzzi Fuel Co.

Peter N. Paternostro, CPA
Paternostro, Ruckh, Callahan & DeFreitas

Charles Peluso, CPA
Margolin, Winer & Evens

Joseph Provenzano, President
Long Island Floors, Inc.

Fred Scott, Chairman
State Bank of Long Island Advisory Board

Ralph Somma, Vice President
Brueton Industries, Inc.

William G. Spanos
Attorney at Law

Charles I. Steinberg, CFO
Continental Global Equipment Corp.

Jerome Stubenhaus, CLU
Nassau Radiologic Group, P.C.

Corporate Information


EXECUTIVE OFFICES

699 Hillside Avenue
New Hyde Park, NY 11040-2512
Tel:(516) 437-1000
Fax:(516) 437-1032

ANNUAL MEETING OF STOCKHOLDERS
State Bancorp, Inc.'s Annual Stockholders' Meeting will be held on Tuesday, April 29, 1997 at 10:00 a.m.
at the New Hyde Park Inn, New Hyde Park, NY.

INVESTOR RELATIONS

Stockholders, security analysts and others seeking financial information about State Bancorp, Inc.
should contact Brian K. Finneran, Executive Vice
President and Chief Financial Officer at (516)
465-2251.

Copies of the Company's earnings releases and other financial publications, including the Annual
Report on Form 10-K filed with the Securities and Exchange Commission, are available without charge upon written request.

FDIC RULES AND REGULATIONS, PART 350.4(d)

This statement has not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit
Insurance Corporation.

STOCKHOLDER ACCOUNT INQUIRIES
To expedite changes of address or registration, consolidation of accounts and the replacement of stock certificates or dividend checks, stockholders should contact the Company's registrar and transfer agent directly:

   Chase Mellon Shareholder Services LLC
   85 Challenger Road
   Ridgefield Park, NJ 07660
   (800) 526-0801

STOCK LISTING

State Bancorp, Inc. is traded on the NASDAQ
Small-Cap market under the symbol STBC.
Price information appears in the Wall Street Journal, New York Times and other newspapers under StateBcp.

INDEPENDENT AUDITORS

Deloitte & Touche LLP
Two Jericho Plaza
Jericho, NY 11753

COUNSEL

Cahn, Wishod & Lamb LLP
534 Broadhollow Road
Melville, NY 11747

[PHOTO


                  [GRAPHIC] State Bank of Long Island
                                                                         [PHOTO]

                                 Branch Locations
                                 MAIN OFFICE
                                 699 Hillside Avenue
                                 New Hyde Park, NY 11040-2512
                                 (516) 437-1000

                                 135 South Street
                                 Oyster Bay,
                                 NY 11771-2283
                                 (516) 922-0200

                                 339 Nassau Boulevard
                                 Garden City South, NY 11530-5313
                                 (516) 481-3900

                                 Lincoln Plaza
                                 2 Lincoln Avenue
                                 Rockville Centre, NY 11570-5724
                                 (516) 678-6000

                                 501 North Broadway
                                 Jericho, NY 11753-2107
                                 (516) 822-4000

                                 580 East Jericho Turnpike
                                 Huntington Station, NY 11746-7378
                                 (516) 271-5900

                                 740 Veterans Memorial Highway
                                 Hauppauge, NY 11788-1231
                                 (516) 979-0700

                                 Regional Lending Facility
                                 Two Jericho Plaza
                                 Jericho, NY 11753-1683
                                 (516) 465-2300

                                                              [PHOTO]


                                 [GRAPHIC] Touch 24
                                 (516) 437-1111