Form 10-K, Exhibit 13
period 1997-12-31
STATE BANCORP INC
filed 1998-04-01
CIK 723458

STATE
BANCORP,
INC.

                                                        [PHOTO OMITTED]

                                  1997 Annual Report         [PHOTO OMITTED]

                                                         [PHOTO OMITTED]

                                               ...We Are Long Island

[LOGO] STATE BANCORP, INC.

      State Bank of Long Island was founded in 1966 by an energetic group of civic minded businessmen seeking to enhance the quality of banking services on Long Island. They succeeded perhaps beyond their fondest expectations--and for many years now State Bank has ranked among the highest performing banks in New York State.

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

Table of Contents

 1   Financial Highlights

 2   Letter to Our Stockholders, Customers and Friends

 4   Building Partnerships

 9   Financial Statements

13   Notes to Consolidated Financial Statements

28   Independent Auditor's Report

29   Management's Discussion and Analysis of
     Financial Condition and Results of Operations

42   Statistical Information

50   Market Data

51   Five Year Summary of Operations

52   Board of Directors and Executive Officers

53   State Bank of Long Island--Officers

55   State Bancorp, Inc. and Subsidiary Advisory Board

56   Corporate Information

                              [BAR GRAPH OMITTED]

WEB SITE
                               [GRAPHIC OMITTED]

      Visit the Bank's World Wide Web site at www.statebankofli.com to review the latest information on earnings reports, dividend declarations, press releases and current stock prices.

      In addition, you will find a complete listing of our branch locations, loan and deposit products with current rates, two user-friendly calculators that you may find helpful and loan application materials.

      There are numerous opportunities throughout the site for you to talk to us directly regarding stockholder issues or to simply request information on our products and services. We encourage you to take full advantage of these opportunities to tell us what you think.



Designed by Curran & Connors, Inc.

                                                                           -----
                                                                             1


                                              STATE BANCORP, INC. AND SUBSIDIARY

FINANCIAL HIGHLIGHTS
(in thousands)
                                                -----------------------------
                                                  1997    % Change       1996
                                                =============================
Total Assets ................................   $738,089     19.9%   $615,418

Stockholders' Equity ........................   $ 54,930     13.1%   $ 48,569

Net Income ..................................   $  7,105     24.6%   $  5,702

Return on Average Assets ....................       1.05%                0.97%

Return on Average Stockholders' Equity ......      13.76%               12.98%

                              [BAR GRAPH OMITTED]

                              [BAR GRAPH OMITTED]

                              [BAR GRAPH OMITTED]

----
  2


                                 [PHOTO OMITTED]
Office of the Chairman

Daniel T. Rowe, President; Richard W. Merzbacher, Vice Chairman; Thomas F. Goldrick, Jr., Chairman and Chief Executive Officer

TO OUR STOCKHOLDERS, CUSTOMERS AND FRIENDS

      As we begin the year 1998, it is with a considerable measure of pride and satisfaction that we are able to look back upon the year just ended, 1997, and to report again to our many friends the completion of yet another year of record earnings, asset growth, and a significant expansion of our equity capital base. This marks our twenty-seventh consecutive year of earnings improvement, a record we continue to feel is unparalleled among commercial banks in the State of New York. It is with much enthusiasm that all of us in the State Bank family look forward to a continuation of these past successes as we move ever closer to the new millennium.

      The year 1997 brought with it a continuing strengthening of the Long Island economy. Many of the sector components so critical to creating solid, sustainable growth in our economy demonstrated ongoing vitality in the past year, most notably in the areas of employment growth, commercial real estate and the service and technology sectors. We will continue to monitor closely these important signs of economic vibrancy in the Long Island region, and the overall condition of our area's economy, of which we are so much a part.

      Turning to our financial results for 1997, we are once again delighted to be able to report a significant increase in net income - 24.6% - to a record level of $7.1 million or $1.17 per share for the year 1997. As noted above, this is our 27th consecutive year of earnings growth and we truly believe this is an achievement unique among our peers. In addition, the Company's return on assets improved to 1.05 % and return on equity also improved markedly to a level of 13.76%. We are quite proud of the continued enhancement of both of these profitability indices. Similarly, we are pleased to report the ongoing growth in several critical components of the Company's balance sheet. Loans and deposits, the core of our business, both increased on average by 15% during the course of 1997 as compared with the prior year, truly an encouraging trend, and one which will again be diligently pursued during the course of 1998. Finally, the Company's capital ratios continue at levels well in excess of Federal regulatory criteria for well-capitalized institutions. Total stockholders' equity approximated $55 million at December 31, 1997, and on average during the year reflected an increase in excess of 17% as compared with the prior year's average. The continuing growth in the financial strength of our Company has built a sound foundation as we move towards the new millennium.

      For a more detailed analysis of the consolidated financial statements, please refer to Management's Discussion and Analysis of Financial Condition and Results of Operations found on Page 29 of this report.

      Several significant product developments affected our Company during the course of 1997, including the introduction of both our Small Business Line of Credit product, as well as Business Direct Access, our PC-based commercial cash management system. Both of these financial product offerings met with a great deal of success immediately upon introduction, and the utilization of both of these state-of-the-art services continues to grow dramatically on a monthly basis.

      We are equally pleased to report the successful opening in late 1997 of our two newest locations--our Farmingdale office on Smith Street in Farmingdale and our MacArthur office, located directly across from the entrance to Long Island MacArthur Airport on Veterans Highway. This now brings our total number of full service branches to nine, extending from western Nassau County to central Suffolk County.

      During 1998, we look forward to many exciting developments within our Company. During the second quarter of this year, we anticipate the capitalization of our two newest subsidiaries, SB Portfolio Management Corp., and SB Financial Services Corp. These subsidiaries will be chartered in Delaware, and will engage in the management of the Bank's investment portfolio as well as the performance of various rate risk analyses and asset/liability management functions. These subsidiaries will be managed by an executive, formerly

                                                                            ----
                                                                              3


Board of Directors

Standing (Left to Right), Carl R. Bruno, Joseph F. Munson, J. Robert Blumenthal, Suzanne H. Rueck, Raymond M. Piacentini, Arthur Dulik, Jr., Gerald P. Rosenberg (Secretary to the Board), John F. Picciano. Seated (left to right), Gary Holman, Richard W. Merzbacher, Thomas F. Goldrick, Jr., Daniel T. Rowe, Robert J. Grady.

associated with the Company for many years in the capacity of Vice President and Comptroller. We are delighted to welcome him back to the State Bank family in this new capacity. Also during 1998, we look forward to the expansion of our Municipal Finance group, with the addition of Ken Messina as First Vice President, joining Senior Vice President Robert Valli in serving the varied financial needs of our Long Island towns, school districts and villages. Lastly, we are pleased to announce the recent signing of an agreement with U.S. Trust Company, designed to bring a full range of investment management and trust services together with considerable expertise to our growing customer base. U.S. Trust has been a leading provider of these services for over 145 years in the New York market, and we are truly delighted to now be able to offer the highest level of investment-related products and services to our valued customers.

      As reported over the past several years, our Dividend Reinvestment Plan continues to afford our stockholders the opportunity to reinvest their cash dividends into Company stock. Since its inception just a few years ago, this Plan has been exceptionally well received and has served to contribute nearly $3 million in capital toward the continuing growth of our Company. We have attached a perforated card on the back cover of this report should you wish to become a participant of this highly regarded plan.

      Certainly the year 1997 was again one of significant accomplishment for all of us here at State Bancorp, Inc. and State Bank of Long Island. Our 27th year of record earnings and the continued strong growth of deposits, loans and stockholder equity are but a few of the notable goals achieved during the year just ended. 1998 promises to be equally as rewarding, and will take us yet a step closer to the realization of our Mission 2000 strategic plan, and the ambitious goals set forth therein.

      Once again, the untiring efforts of both our Board of Directors and our Advisory Board have contributed greatly to the successes enjoyed by our Company over these many years. We look forward to the year ahead and the continuing opportunity to offer the people, businesses and governments across Long Island the very finest in financial products and services.


/s/ Thomas F. Goldrick, Jr.

Thomas F. Goldrick, Jr.
Chairman and Chief Executive Officer


/s/ Richard W. Merzbacher

Richard W. Merzbacher
Vice-Chairman


/s/ Daniel T. Rowe

Daniel T. Rowe
President

----
  4


BUILDING PARTNERSHIPS

      The Long Island area is recognized across the nation and around the world for the innovative talent that it has fostered and for its ability to cultivate an entrepreneurial spirit. Long Island was home to Walt Whitman--one of America's greatest poets; Barbara McClintock--the Nobel Prize winning discoverer of the "jumping gene theory" of genetic mutation which was the beginning for all genetic cancer research; Charles Lindbergh--whose historic transatlantic flight from Roosevelt Field to Paris kick-started the aviation industry; and Guglielmo Marconi--the inventor of the wireless telegraph who set up the first commercial broadcast station in the United States on Long Island.

      Many of the trends or events that are so much a part of our daily lives were started by Long Island businesses that recognized the intrinsic value of a new idea and were able to develop its potential well ahead of the marketplace. It was Grumman that built all six spacecraft that landed men on the moon and returned the Apollo 13 astronauts back home safely; it was King Kullen that introduced us to supermarket shopping; and Fonar Corporation that developed the magnetic resonance imaging system that so greatly enhanced your physician's diagnostic capabilities.

      There are approximately 85,000 businesses on Long Island that employ 1.1 million workers and generate over $40 billion of goods and services each year. Their collective productivity and successes are greater than many states and foreign countries can claim.(1)

      As an independent community bank, State Bank of Long Island has a vested interest in seeing the businesses and people of our communities prosper. We are constantly striving to forge long-term banking relationships with customers that not only provide for their financial needs, but also acknowledge their dedication to their respective industries and their overall contribution to their communities.

      It gives us great pleasure to highlight in this year's annual report some of our customers that, in our opinion, exemplify that Long Island entrepreneurial spirit and the ability to lead in their field.

(1) 1997 Long Island Almanac, LIBN.
    1996 Advantage Long Island, LIA.


                                [PHOTO OMITTED]

Aaron Liebowitz, Executive Director, ACLD; Michael O'Leary, Vice President, SBLI; Robert Nicols, Senior Vice President, SBLI.

Adults and Children with Learning and
Developmental Disabilities, Inc.
Bethpage, New York

      Adults and Children with Learning and Developmental Disabilities, Inc.
(ACLD) provides services to more than 1,500 infants, children and adults with disabilities and their families. Programs are available in the areas of early intervention, recreation, residential, vocational, day treatment and family support services. ACLD operates 54 program sites and employs over 600 staff members.

      State Bank of Long Island is the lead bank for ACLD providing a line of credit, a term loan to refinance land for future expansion, along with checking and cash management services.

"Recently we strengthened our relationship with State Bank of Long Island by making them our primary bank. The reason we did this was simple--State Bank has demonstrated a commitment to providing innovative banking programs to the not-for-profit community. They have recognized the economic vitality of this sector of Long Island's economy and the Bank Officers have taken the time to learn our industry, its revenue streams and the regulatory environment in which we operate. We are looking forward to a long-term and very positive relationship with State Bank."

                                                      Aaron Liebowitz,
                                                      Executive Director, ACLD

                                                                            ----
                                                                              5

                                [PHOTO OMITTED]


Ken Scheriff, Senior Vice President, SBLI; Scott Swain, Vice President, SBLI; Robert Antonucci, Stonington Field Supervisor; Nicholas Cassis, Principal, Dockside Associates, LTD.

Dockside Associates, LTD.
Stonington
Port Jefferson Station, New York

      Stonington is a 170-unit residential, single-family condominium development on 25 acres of professionally landscaped gardens, including two ponds and walkways. The model units are dramatic and clean and are designed to reflect the essential elements of active lifestyles.

      State Bank is the primary bank for Stonington providing a comprehensive construction package, checking and other related financial services.

"One of the wisest decisions we ever made was to work with State Bank of Long Island as our primary lender. Their expert knowledge of the business, and their professional approach made many of our tasks so much easier to deal with. For us, they brought new meaning to the terms personal service and commitment."

                                                        Peter Vander Schuyt,
                                                        Marketing Director

Montana Agency, Inc.
Hicksville, New York

      Montana Agency, Inc. was established in 1946 by Charles I. Montana Sr. and was originally a real estate agency. Since then, it has grown into a financial services company offering personal and business insurance, life and health insurance, pension management and mutual funds. Now, it is operated by Charles Sr.'s sons, Charles I. Montana Jr. and George D. Montana.

      Montana Agency maintains several business checking, money fund savings, CD's and assorted personal checking accounts for clients at State Bank of Long Island. In addition, they have opened two small business credit lines and are setting up a cash management service.

"As a financial services agency, we recognize the importance of having a personal relationship that is responsive to our needs. State Bank has established such a relationship with us and we value the level of personal service provided by our account officer and by the branch staff."

                                                         Charles I. Montana Jr.,
                                                       President, Montana Agency

                                [PHOTO OMITTED]

Blanche Stanford, Jericho Branch Manager, SBLI; George D. Montana, Vice President, Montana Agency; Charles I. Montana Jr., President, Montana Agency; Rocco Reda, Vice President, SBLI.

----
  6


                                [PHOTO OMITTED]

Jack Schwartz, Principal, Jacobson & Schwartz; Ann Goulding, Rockville Centre Branch Manager, SBLI.

Jacobson & Schwartz
Rockville Centre, New York

      Jacobson & Schwartz have been in existence since 1962. Their primary field of law is that of litigation in the defense of property and casualty claims for the insurance industry. They represent clients in all of the counties of New York City as well as both counties of Long Island.

      Jacobson & Schwartz has a term loan with State Bank and also maintains operating accounts, escrow accounts, IOLA accounts, and savings accounts. In addition, there are numerous personal accounts for the principals.

"The relationship between our firm and State Bank of Long Island has been one of mutual trust and confidence. All of the people associated with State Bank have shown a deep sense of caring for our needs, whether they be trivial or of a significant nature. It is evident that the people of State Bank are the ones who make the difference and who enrich this relationship that has grown from the very first deposit on the very first day. It appears that this quality sets State Bank apart from their competitors and makes doing business with the Bank very pleasant."

                                         Jack Schwartz,
                                         Principal, Jacobson & Schwartz

East Williston U.F.S.D.
Old Westbury, New York

      East Williston is a comprehensive K-12 school district with approximately 1500 students enrolled in three schools: North Side School, grades K-4; Willets Road School, grades 5-7; and the Wheatley School, grades 8-12. The District prides itself on an individualized and personalized approach to educating its students. Classes of instruction are relatively small; student support services are strong; and curricular and co-curricular programs are diverse. Many East Williston students are actively involved in exchange programs with students worldwide, and the high school has recently sponsored student exchanges with Spain, France and Russia.

      The District has its business accounts at State Bank. The Bank actively bids on the District's short-term notes and certificates of deposit.

"State Bank of Long Island is a community-oriented bank that actively promotes competitive interest rates on notes and is most supportive in providing our District with financial guidance and assistance."

                                         Ronald Izzo,
                                         Assistant Superintendent for Business

                                [PHOTO OMITTED]

Ronald Izzo, Assistant Superintendent for Business, East Williston, U.F.S.D.; Robert J. Valli, Senior Vice President, Director of Municipal Finance/Community Relations, SBLI.

                                                                            ----
                                                                              7


                                [PHOTO OMITTED]

Sean M. Umhafer, Assistant Manager, SBLI; Barbara Hanratty, Treasurer, Firematic Supply; Michael Hanratty, President, Firematic Supply; Jean-Ann Yngstrom, Senior Vice President, SBLI; Frederick C. Braun III, Executive Vice President, SBLI.

Firematic Supply Co., Inc.
Shirley, New York

      Incorporated in 1961, Firematic has the exclusive distribution rights for Pierce Manufacturing, Inc., one of the leading builders of customized fire trucks in the United States, covering Long Island, Connecticut and the New York City area. The fire equipment division sells a wide variety of fire fighting tools, turnout gear, SCBA and lights. They also have the exclusive distribution rights for Hale Firepump, Co. (maker of the Hurst Tool--"Jaws of Life") for Long Island, New York City, Connecticut and Rhode Island. Firematic is also engaged in the sale and service of fire extinguishers to commercial, industrial and municipal enterprises.

      Firematic maintains several corporate operating and lending account relationships with State Bank.

"State Bank of Long Island has always responded to the needs of our growing Company. Their customer service exceeds all others."

                                          Michael Hanratty,
                                          President, Firematic Supply

B.H. Aircraft Company, Inc.
Farmingdale, New York

      B.H. Aircraft is a manufacturer of precision engine components and structural assemblies for the aviation industry. From Lindbergh's monoplane to the SR-71 Blackbird, their products and skills have furthered technological leaps towards space. The Company is one of the industry's leading providers of exotic metal weldments to the gas turbine engine and aerospace markets. Moreover, their decades of experience in processing high-temperature alloys has enabled them to undertake the most challenging of assembly designs.

      B.H. Aircraft has a full service corporate banking relationship with State Bank of Long Island that includes deposits, a line of credit, equipment term loans, and a commercial mortgage.

      "The B.H. relationship with State Bank exists because their account officers have taken the time and effort to develop a thorough understanding of our industry. Proud as we are of the Cradle of Aviation designation, Long Island has witnessed too many ventures that have failed as a result of the inherent cyclical nature of the aerospace industry. Thanks to State Bank, we are entering our 65th year of operation in a truly state-of-the-art manufacturing facility, poised to accept the challenging technologies of the 21st century."

                                          Daniel Shannon,
                                          Treasurer, B.H. Aircraft Company,Inc.

                                [PHOTO OMITTED]

Richard J. O'Brien, Vice President, SBLI; Richard W. Merzbacher, President, SBLI; Daniel Shannon, Treasurer, B.H. Aircraft
Company, Inc.

----
  8


                                [PHOTO OMITTED]

Diane M. Jones, President, Midbury Industries, Inc.; Paul R. Cronen, Garden City South Branch Manager, SBLI.

Midbury Industries, Inc.
Freeport, New York

      Midbury Industries is a manufacturer of customized plastic injection molded products. These precision components are designed and assembled for various industries where tolerances are a critical factor. Applications include, electronic enclosures for electrocardiograph machines, display packing for the music industry, toys, housewares and other electronic devices.

      In addition to Midbury's operating accounts, State Bank's Garden City South branch also services their money fund savings and passbook accounts. Based on their corporate account experiences, the owners of Midbury moved all their personal accounts to that office--including one for the local Cub Scout Pack.

"State Bank services the small company the way a large corporation expects to be serviced. Because of their friendly and courteous service, I brought my personal, business and Cub Scout accounts to their Garden City branch."

                                          Diane M. Jones,
                                          President, Midbury Industries, Inc.

FINANCIAL TABLE OF CONTENTS

Consolidated Financial Statements..........................................    9
Notes to Consolidated Financial Statements.................................   13
Independent Auditor's Report...............................................   28
Management's Discussion and Analysis of
  Financial Condition and Results of Operations............................   29
Statistical Information....................................................   42
Market Data................................................................   50
Five Year Summary of Operations............................................   51

                                                                            ----
                                                                              9

                                              STATE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
December 31, 1997 and 1996

                                                                               ----------------------------------------
                                                                                Notes            1997              1996
                                                                               ========================================
ASSETS:
 Cash and due from banks .............................................              10   $  26,932,820    $  34,676,593
 Securities purchased under agreements to resell .....................               1      34,000,000       30,000,000
                                                                               ----------------------------------------
 Cash and cash equivalents ...........................................                      60,932,820       64,676,593
 Securities held to maturity (estimated fair value
  of $10,644,882 in 1997 and $30,486,626 in 1996) ....................             1,2      10,637,143       30,469,524
 Securities available for sale--at estimated fair value ..............             1,2     277,577,567      156,931,674
 Loans (net of allowance for possible loan losses of
  $5,123,651 in 1997 and $5,008,965 in 1996) .........................          1,3,12     372,509,616      348,293,930
 Bank premises and equipment--net ....................................             1,4       3,501,031        2,996,124
 Other assets ........................................................           1,5,7      12,930,760       12,049,810
                                                                               ----------------------------------------
TOTAL ASSETS .........................................................                   $ 738,088,937    $ 615,417,655
                                                                               ========================================
LIABILITIES:
 Deposits: ...........................................................               1
  Demand .............................................................                   $ 107,639,101    $  96,600,418
  Savings ............................................................                     179,958,856      200,744,964
  Time ...............................................................                     323,629,963      177,105,107
                                                                               ----------------------------------------
 Total deposits ......................................................                     611,227,920      474,450,489
 Federal funds purchased .............................................               6       6,000,000        3,600,000
 Securities sold under agreements to repurchase ......................                      14,818,000       74,079,000
 Other short-term borrowings .........................................               6      47,000,000       12,000,000

 Accrued expenses, taxes and other liabilities .......................               7       4,112,754        2,718,695
                                                                               ----------------------------------------
 Total liabilities ...................................................                     683,158,674      566,848,184
                                                                               ----------------------------------------
COMMITMENTS AND CONTINGENT LIABILITIES ...............................         9,10,12

STOCKHOLDERS' EQUITY: ................................................            8,15
 Preferred stock, $0.01 par value, authorized 250,000 shares .........                              --               --
 Common stock, $5.00 par value, authorized 20,000,000 shares;
  issued 6,194,126 shares in 1997 and 6,121,258 shares in 1996;
  outstanding--6,109,083 shares in 1997 and 6,016,660 shares in 1996 .                      30,970,630       25,505,240

 Surplus .............................................................                      18,457,388       22,915,331
 Retained earnings ...................................................                       6,567,744        2,130,980
 Unrealized net loss on securities available for sale (net of deferred
  income tax benefit of $149,144 in 1997 and $649,167 in 1996) .......                        (215,067)        (936,100)

 Unearned compensation ...............................................               9        (850,432)      (1,045,980)
                                                                               ----------------------------------------
 Total stockholders' equity ..........................................                      54,930,263       48,569,471
                                                                               ----------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ...........................                   $ 738,088,937    $ 615,417,655
                                                                               ========================================

See Notes to Consolidated Financial Statements.

----
 10


                                              STATE BANCORP, INC. AND SUBSIDIARY

STATEMENTS OF CONSOLIDATED EARNINGS
For The Years Ended December 31, 1997, 1996 and 1995

                                                                  -------------------------------------------------
                                                                  Notes         1997            1996          1995
                                                                  =================================================
INTEREST INCOME:                                                    1
 Loans ........................................................     3   $ 34,345,284    $ 29,063,647   $ 25,022,021
 Federal funds sold and securities purchased
  under agreements to resell ..................................            1,989,006       1,734,542      1,466,075
 Securities held to maturity and securities available for sale:
  United States Treasury securities ...........................                   --         648,878      1,616,262
  States and political subdivisions ...........................            2,108,431       1,607,059      2,132,573
  Mortgage-backed securities ..................................            4,781,902       7,658,115      7,521,153
  Government Agency securities ................................            7,305,284       2,343,098      1,584,265
  Other .......................................................              134,275         123,386         84,007
                                                                  -------------------------------------------------
Total interest income .........................................           50,664,182      43,178,725     39,426,356
                                                                  -------------------------------------------------
INTEREST EXPENSE:
 Time certificates of deposit of $100,000 or more .............           10,150,061       7,390,698      6,167,786
 Other deposits and temporary borrowings ......................           12,540,136      11,739,929     12,501,783
                                                                  -------------------------------------------------
 Total interest expense .......................................           22,690,197      19,130,627     18,669,569
                                                                  -------------------------------------------------
 Net interest income ..........................................           27,973,985      24,048,098     20,756,787

PROVISION FOR POSSIBLE LOAN LOSSES ............................   1,3      1,950,000       1,500,000      1,200,000
                                                                  -------------------------------------------------
 Net interest income after provision for possible
  loan losses .................................................           26,023,985      22,548,098     19,556,787
                                                                  -------------------------------------------------
OTHER INCOME:
 Service charges on deposit accounts ..........................            1,236,964       1,305,089      1,113,625
 Net security (losses) gains ..................................              (53,180)        135,130        (55,162)
 Other operating income .......................................              450,515         417,912        365,684
                                                                  -------------------------------------------------
 Total other income ...........................................            1,634,299       1,858,131      1,424,147
                                                                  -------------------------------------------------
 Income before operating expenses .............................           27,658,284      24,406,229     20,980,934
                                                                  -------------------------------------------------
OPERATING EXPENSES:
 Salaries and other employee benefits .........................     9      9,827,811       8,857,594      7,765,544
 Occupancy ....................................................    10      1,557,255       1,341,643      1,314,268
 Equipment ....................................................              613,620         514,630        506,673
 Deposit assessment fees ......................................              123,015         729,386        542,034
 Amortization of intangibles ..................................              605,147         605,147        634,007
 Other operating expenses .....................................            3,995,588       3,488,113      2,720,530
                                                                  -------------------------------------------------
 Total operating expenses .....................................           16,722,436      15,536,513     13,483,056
                                                                  -------------------------------------------------
INCOME BEFORE INCOME TAXES ....................................           10,935,848       8,869,716      7,497,878
PROVISION FOR INCOME TAXES ....................................   1,7      3,830,358       3,167,704      2,459,213
                                                                  -------------------------------------------------
NET INCOME ....................................................         $  7,105,490    $  5,702,012   $  5,038,665
                                                                  =================================================
BASIC EARNINGS PER COMMON SHARE ...............................     1   $       1.17    $       1.00   $       0.93
                                                                  =================================================
DILUTED EARNINGS PER COMMON SHARE .............................     1   $       1.15    $       0.98   $       0.92
                                                                  =================================================
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING ...................            6,069,284       5,716,786      5,406,295
                                                                  =================================================

See Notes to Consolidated Financial Statements.

                                                                            ----
                                                                             11


                                              STATE BANCORP, INC. AND SUBSIDIARY

STATEMENTS OF CONSOLIDATED CASH FLOWS
For The Years Ended December 31, 1997, 1996 and 1995

                                                             -----------------------------------------------
                                                                      1997             1996             1995
                                                             ===============================================
OPERATING ACTIVITIES:
 Net income ..............................................   $   7,105,490    $   5,702,012    $   5,038,665
 Adjustments to reconcile net income to net
  cash provided by operating activities:
   Provision for possible loan losses ....................       1,950,000        1,500,000        1,200,000
   Depreciation and amortization of bank premises
    and equipment ........................................         553,591          536,390          532,136
   Amortization of intangibles ...........................         605,147          605,147          634,007
   Deferred income tax benefit ...........................        (365,200)        (203,029)        (280,277)
   Amortization of net premium on securities .............       1,520,924        1,336,874        1,234,306
   Net security losses (gains) ...........................          53,180         (135,130)          55,162
   Gain on sale of other real estate owned ("OREO") ......         (56,680)         (89,084)          (7,330)
   Amortization of unearned compensation .................         316,125          155,254               --
   (Increase) decrease in other assets, net ..............      (2,458,249)         149,082          (80,725)
   Increase in accrued expenses, taxes
    and other liabilities ................................       1,263,659          134,572        1,034,645
                                                             -----------------------------------------------
  Net cash provided by operating activities ..............      10,487,987        9,692,088        9,360,589
                                                             -----------------------------------------------
INVESTING ACTIVITIES:
 Proceeds from maturities of securities held to maturity .      32,606,246       28,255,808       60,852,844
 Purchases of securities held to maturity ................     (12,817,751)     (30,562,652)     (41,797,155)
 Proceeds from sales of securities available for sale ....     203,914,634      149,572,257       46,892,356
 Proceeds from maturities of securities available for sale     144,113,718       82,595,593
 Purchases of securities available for sale ..............    (468,983,407)    (187,378,118)    (120,245,893)
 Increase in loans--net ..................................     (26,355,020)     (68,946,068)     (33,558,101)
 Proceeds from sale of OREO ..............................       1,083,343          789,084          461,099
 Purchases of bank premises and equipment--net ...........      (1,058,498)        (573,114)        (771,721)
                                                             -----------------------------------------------
 Net cash used in investing activities ...................    (127,496,735)     (26,247,210)     (51,113,188)
                                                             -----------------------------------------------
FINANCING ACTIVITIES:
 (Decrease) increase in demand and savings deposits ......      (9,747,425)     (21,446,672)      77,520,526
 Increase (decrease) in time deposits ....................     146,524,856       (1,842,793)      42,894,826
 Increase (decrease) in Federal funds purchased ..........       2,400,000      (13,400,000)       1,000,000
 (Decrease) increase in securities sold under agreements
  to repurchase ..........................................     (59,261,000)      (9,138,774)       8,301,479
 Increase in other short-term borrowings .................      35,000,000        2,000,000       10,000,000
 Cash dividends paid .....................................      (2,538,326)      (1,952,039)      (1,932,701)
 Proceeds from shares issued under the dividend
  reinvestment plan ......................................         809,862          703,183          679,813
 Proceeds from stock options exercised ...................          77,008          191,825          175,378
 Proceeds from rights exercised ..........................              --        4,263,307               --
                                                             -----------------------------------------------
 Net cash provided by (used in) financing activities .....     113,264,975      (40,621,963)     138,639,321
                                                             -----------------------------------------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS .....      (3,743,773)     (57,177,085)      96,886,722

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR ...........      64,676,593      121,853,678       24,966,956
                                                             -----------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR .................   $  60,932,820    $  64,676,593    $ 121,853,678
                                                             ===============================================
SUPPLEMENTAL DATA:
 Interest paid ...........................................   $  22,027,177    $  19,121,173    $  18,355,250
                                                             ===============================================
 Income taxes paid .......................................   $   4,328,779    $   3,557,075    $   2,472,750
                                                             ===============================================
 Transfer from loans to OREO .............................   $     189,334    $   1,726,663    $          --
                                                             ===============================================
 Adjustment to unrealized net loss on securities
  available for sale .....................................   $   1,221,056    $   1,528,398    $  (1,500,759)
                                                             ===============================================
 Dividends declared but not paid as of year end ..........   $     730,526    $     600,126    $     421,191
                                                             ===============================================

See Notes to Consolidated Financial Statements.

----
 12


                                              STATE BANCORP, INC. AND SUBSIDIARY

STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY
For The Years Ended December 31, 1997, 1996 and 1995

                                  -------------------------------------------------------------------------------------------------
                                                                                          Unrealized
                                                                                         Net Loss on
                                                                                          Securities
                                                Common                       Retained      Available      Unearned
                                  Notes          Stock        Surplus        Earnings       for Sale  Compensation           Total
                                  =================================================================================================
Balance, January 1, 1995 .....            $ 18,764,095   $ 13,114,916    $  5,201,989    $  (910,530)                 $ 36,170,470
Net income ...................                                              5,038,665                                    5,038,665
Cash dividend
 ($.43 per share) ............        1                                    (2,353,892)                                  (2,353,892)
10% stock dividend (378,221
 shares at market value) .....        1      1,891,105      2,836,657      (4,727,762)
Shares issued under the
 dividend reinvestment
 plan (58,824 shares
 at 95% of market value) .....                 294,120        385,693                                                      679,813
Stock options exercised ......        8        110,240         65,138                                                      175,378
Change in unrealized
 net loss on securities
 available for sale ..........        2                                                      877,118                       877,118
                                  -------------------------------------------------------------------------------------------------

Balance, December 31, 1995 ...              21,059,560     16,402,404       3,159,000        (33,412)                   40,587,552
Net income ...................                                              5,702,012                                    5,702,012
Cash dividend
 ($.37 per share) ............        1                                    (2,130,974)                                  (2,130,974)
8% stock dividend (340,671
 shares at market value) .....        1      1,703,355      2,895,703      (4,599,058)
Shares issued under the
 dividend reinvestment
 plan (57,752 shares
 at 95% of market value) .....                 288,760        414,423                                                      703,183
Stock options exercised ......        8        125,000         66,825                                                      191,825
Rights exercised .............        9      2,328,565      3,134,742                                  $(1,200,000)      4,263,307
Amortization of unearned
 compensation ................        9                         1,234                                      154,020         155,254
Change in unrealized
 net loss on securities
 available for sale ..........        2                                                     (902,688)                     (902,688)
                                  -------------------------------------------------------------------------------------------------

Balance, December 31, 1996 ...              25,505,240     22,915,331       2,130,980       (936,100)   (1,045,980)     48,569,471
Net income ...................                                              7,105,490                                    7,105,490
Cash dividend
 ($.44 per share) ............        1                                    (2,668,726)                                  (2,668,726)
6 for 5 stock split (1,026,672
 shares at $5.00 par value) ..        1      5,133,360     (5,133,360)
Shares issued under the
 dividend reinvestment
 plan (54,581 shares
 at 95% of market value) .....                 272,905        536,957                                                      809,862
Stock options exercised ......        8         59,125         17,883                                                       77,008
Amortization of unearned
 compensation ................        9                       120,577                                      195,548         316,125
Change in unrealized
 net loss on securities
 available for sale ..........        2                                                      721,033                       721,033
                                  -------------------------------------------------------------------------------------------------
Balance, December 31, 1997 ...            $ 30,970,630   $ 18,457,388    $  6,567,744    $  (215,067)  $  (850,432)   $ 54,930,263
                                  -------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

                                                                            ----
                                                                             13


                                              STATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING
   AND REPORTING POLICIES

      Organization and Nature of Operations--The consolidated financial statements include the accounts of State Bancorp, Inc. and its wholly-owned subsidiary, State Bank of Long Island (the "Bank"). The Bank's consolidated financial statements include the accounts of its wholly-owned subsidiaries, New Hyde Park Leasing Corporation and SB ORE Corp. State Bancorp, Inc. and subsidiary are collectively referred to hereafter as the "Company." All intercompany accounts and transactions have been eliminated.

      The Company was incorporated as a bank holding company under the laws of the state of New York in 1985 to provide consumer, commercial and municipal banking services to clients located primarily in the Queens, Nassau and Suffolk County areas. It offers a full range of deposit and loan products through nine full service branches. In addition, the Company offers merchant credit card services, access to annuity products and offers a consumer debit card with membership in a national ATM network. The Company currently has ATMs at five of its nine branch locations.

      Basis of Presentation--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

      The accounting and reporting policies of the Company conform with generally accepted accounting principles and with general practice within the banking industry. The following is a summary of the more significant accounting and reporting policies:

      Securities Held to Maturity and Securities Available For Sale--At the time of purchase of a security, the Bank designates the security as either available for sale or held to maturity, depending upon investment objectives, liquidity needs and intent. Securities held to maturity are stated at cost, adjusted for premium amortized or discount accreted, if any. The Bank has the positive intent and ability to hold such securities to maturity. Securities available for sale are stated at estimated fair value. Unrealized gains and losses are excluded from earnings and reported net of tax as a separate component of stockholders' equity until realized. Trading securities are purchased and held principally for the purpose of selling them in the near term. Trading generally reflects active and frequent buying and selling, and trading securities are generally used with the objective of generating profits on short-term differences in price. As of December 31, 1997 and 1996, the Bank did not hold any trading securities. Interest earned on investment securities is included in interest income. Realized gains and losses on the sale of securities are reported in the statement of consolidated earnings and determined using the adjusted cost of the specific security sold.

      Income Recognition--The Bank discontinues the accrual of interest on loans whenever there is reasonable doubt that interest and/or principal will be collected, or when either principal or interest is 90 days or more past due and the loan is not well collateralized nor in the process of collection. Income is not accrued for installment loans which are 90 days past due unless the Bank holds cash collateral therefor. Interest received on nonaccrual loans is either applied against principal or reported as income, according to management's judgement as to the collectibility of the principal.

      Allowance for Possible Loan Losses--The allowance for possible loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance when management believes that the collectibility of the principal is unlikely, while recoveries of previously charged-off loans are credited to the reserve. The balance in the allowance for possible loan losses is maintained at a level that, in the opinion of management, is sufficient to absorb future losses. To determine that level, management identifies problem loans based on the financial condition of the borrower, the value of any collateral and/or guarantor support. Based upon the resultant risk categories assigned to each loan and the procedures regarding impairment described below, an appropriate reserve level is determined. Management also evaluates the quality of, and changes in, the portfolio, while also taking into consideration the Bank's historical loss experience, the existing economic climate of the service area in which the Bank operates, examinations by regulatory authorities, internal reviews and other evaluations in determining the appropriate allowance balance. While management utilizes all available information to estimate the adequacy of the allowance for possible loan losses, the ultimate collectibility of a substantial portion of the loan portfolio and the need for future additions to the allowance will be based upon changes in economic conditions and other relevant factors.

      The Company accounts for impaired loans in accordance with Statements of Financial Accounting Standards

----
 14


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." Commercial and commercial real estate loans are considered impaired when, based on current information and events, it is probable that the Company will not be able to collect all of the principal and interest due under the contractual terms of the loan. Management considers all nonaccrual loans for impairment. Large groups of smaller-balance homogeneous loans, such as consumer and residential mortgages, are collectively evaluated for impairment.

      The allowance for possible loan losses related to loans that are impaired includes reserves which are based upon the expected future cash flows, discounted at the loan's effective interest rate, or the fair value of the underlying collateral for collateral-dependent loans, or the observable market price. This evaluation is inherently subjective as it requires material estimates, including the amount and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change.

      Bank Premises and Equipment-Net--Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation expense is computed on the straight-line method over the estimated useful lives of the related assets which range from 3 to 40 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining terms of the leases.

      Loan Origination Fees and Costs--Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan.

      Income Taxes--The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Company's consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial accounting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. As changes in tax laws are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

      Cash Dividends--Cash dividends per common share have been restated to give retroactive effect to stock splits and dividends.

      Stock Dividends--Stock dividends issued are recorded by transferring the aggregate market value of the shares issued from retained earnings to common stock and surplus. All per share information included in the consolidated financial statements and the notes thereto has been restated to give retroactive effect to stock dividends.

      Earnings Per Common Share--The Company adopted SFAS No. 128, "Earnings Per Share" effective December 31, 1997. Basic earnings per common share is computed based on the weighted average number of shares outstanding. Diluted earnings per share is computed based on the weighted average number of shares outstanding, increased by the number of common shares that are assumed to have been purchased with the proceeds from the exercise of stock options (treasury stock method). These purchases were assumed to have been made at the average market price of the common stock. The average market price is based on the average closing bid price for the common stock. retroactive recognition has been given for stock dividends and splits, as well as for the adoption of SFAS No. 128.

                                        ----------------------------------------
For the years ended December 31,              1997           1996           1995
                                        ========================================
Net Income ........................     $7,105,490     $5,702,012     $5,038,665

Average dilutive stock
 options outstanding ..............        247,407        177,740        217,860

Average exercise
 price per share ..................     $     8.18     $     6.70     $     6.57

Average market price--
 diluted basis ....................     $    17.83     $    12.90     $    12.11

Average common shares
 outstanding ......................      6,069,284      5,716,786      5,406,295

Increase in shares due
 to exercise of options--
 diluted basis ....................        133,952         85,364         99,662
                                        ----------------------------------------
Adjusted shares
 outstanding--diluted .............      6,203,236      5,802,150      5,505,957
                                        ========================================
Net income per share--
 basic ............................     $     1.17     $     1.00     $     0.93
                                        ========================================
Net income per share--
 diluted ..........................     $     1.15     $     0.98     $     0.92
                                        ========================================

      Statements of Cash Flows--For the purpose of presenting the statements of cash flows, the Company considers Federal funds sold and securities purchased under agreements to resell to be cash equivalents because such assets are convertible into fixed amounts of cash within several days of initial purchase.

                                                                            ----
                                                                             15


                                              STATE BANCORP, INC. AND SUBSIDIARY

      Loans Foreclosed--Property acquired through foreclosure (other real estate owned or "OREO") is stated at the lower of cost or fair value less estimated selling costs. Losses arising at the time of foreclosure are charged against the allowance for possible loan losses. Revenues and expenses from operations or changes in the carrying value of these assets are included in other income and operating expenses.

      Intangibles--Intangibles consist of core deposit intangibles and the excess market value of leases acquired. Intangibles are carried at cost less accumulated amortization. Amortization is provided over the period of anticipated benefit (3 to 19 years).

      Accounting for Stock Options--The Company accounts for stock-based compensation using the intrinsic value method, which recognizes as expense the difference between the market value of the stock and the exercise price at grant date. In the year ended December 31, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which permits the use of the intrinsic value method of accounting for stock-based compensation but also requires the Company to disclose the pro forma effects of accounting for stock-based compensation using the fair value method as described in the optional accounting requirements of SFAS No. 123.

      Accounting Principles Issued But Not Adopted--The Financial Accounting Standards Board issued the following three accounting principles, which have not yet been adopted. SFAS No. 130, "Reporting Comprehensive Income" requires an entity to present, as a component of comprehensive income, the amounts from transactions and other events which currently are excluded from the statement of consolidated earnings and are recorded directly to stockholders' equity. SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" requires an entity to disclose financial information in a manner consistent with internally used information and requires more detailed disclosures of operating and reporting segments than are currently in practice. SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" revises employers' disclosures about pension an other postretirement benefit plans, but it does not change the measurement or recognition of those plans. The statements are applicable for years beginning after December 15, 1997. Management does not believe that the adoption of SFASNo. 130, No. 131 or No. 132 will have a material effect on the consolidated financial statements.

      Reclassifications--Certain reclassifications have been made to prior years' amounts to conform them to the current year's presentation.

----
 16


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

2. SECURITIES HELD TO MATURITY AND SECURITIES AVAILABLE FOR SALE

      The amortized cost, gross unrealized gains and losses, and estimated fair value of securities held to maturity and securities available for sale at December 31, 1997 and 1996 are as follows:

                                        ----------------------------------------------------------
                                                              December 31, 1997
                                        ==========================================================
                                                              Gross          Gross
                                           Amortized     Unrealized     Unrealized       Estimated
                                                Cost          Gains         Losses      Fair Value
                                        ----------------------------------------------------------
Securities Held to Maturity:
 Obligations of states and
  political subdivisions ............   $ 10,637,143   $      9,837   $     (2,098)   $ 10,644,882
                                        ----------------------------------------------------------
Total Securities Held to Maturity ...     10,637,143          9,837         (2,098)     10,644,882
                                        ----------------------------------------------------------
Securities Available for Sale:
 Obligations of states and
  political subdivisions ............     59,879,966          5,432        (72,275)     59,813,123
 Government Agency securities .......    153,177,184        154,020        (43,477)    153,287,727
 Corporate securities ...............      2,368,150             --             --       2,368,150
 Mortgage-backed securities and
  collateralized mortgage obligations     62,516,478         35,291       (443,202)     62,108,567
                                        ----------------------------------------------------------
Total Securities Available for Sale .    277,941,778        194,743       (558,954)    277,577,567
                                        ----------------------------------------------------------
Total Securities ....................   $288,578,921   $    204,580   $   (561,052)   $288,222,449
                                        ==========================================================

                                        ----------------------------------------------------------
                                                              December 31, 1996
                                        ==========================================================
                                                                              Gross          Gross
                                           Amortized     Unrealized      Unrealized      Estimated
                                                Cost          Gains          Losses     Fair Value
                                        ----------------------------------------------------------
Securities Held to Maturity:
 Obligations of states and
  political subdivisions ............   $ 30,469,524   $     17,102   $         --    $ 30,486,626
                                        ----------------------------------------------------------
Total Securities Held to Maturity ...     30,469,524         17,102             --      30,486,626
                                        ----------------------------------------------------------
Securities Available for Sale:
 Obligations of states and
  political subdivisions ............     18,162,605          9,738         (4,343)     18,168,000
 Government Agency securities .......     44,785,256          5,282       (408,808)     44,381,730
 Corporate securities ...............      1,971,050             --             --       1,971,050
 Mortgage-backed securities and
  collateralized mortgage obligations     93,598,030         48,814     (1,235,950)     92,410,894
                                        ----------------------------------------------------------
Total Securities Available for Sale .    158,516,941         63,834     (1,649,101)    156,931,674
                                        ----------------------------------------------------------
Total Securities ....................   $188,986,465   $     80,936   $ (1,649,101)   $187,418,300
                                        ==========================================================

                                                                            ----
                                                                             17


                                              STATE BANCORP, INC. AND SUBSIDIARY

      The amortized cost and estimated fair value of securities held to maturity and securities available for sale at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                      ---------------------------
                                                                         Amortized      Estimated
                                                                              Cost     Fair Value
                                                                      ===========================
Securities Held to Maturity:
 Due in one year or less ..........................................   $ 10,539,143   $ 10,537,817
 Due after five years through ten years ...........................         98,000        107,065
                                                                      ---------------------------
Total Securities Held to Maturity .................................   $ 10,637,143   $ 10,644,882
                                                                      ---------------------------
Securities Available for Sale:
 Due in one year or less ..........................................   $ 59,784,966   $ 59,714,274
 Due after five years through ten years ...........................    148,253,360    148,369,075
 Due after ten years ..............................................      7,386,974      7,385,651
                                                                      ---------------------------
  Subtotal ........................................................    215,425,300    215,469,000
 Mortgage-backed securities and collateralized mortgage obligations     62,516,478     62,108,567
                                                                      ---------------------------
 Total Securities Available for Sale ..............................   $277,941,778   $277,577,567
                                                                      ===========================

      In 1997, 1996 and 1995, gross gains of $192,958, $325,979 and $7,758 and gross losses of $246,138, $190,849 and $62,920, respectively, were realized on the sale of securities available for sale.

      At December 31, 1997, the Bank owned securities held to maturity and securities available for sale in excess of ten percent of stockholder's equity for the following issuers:

                                                 -------------------------------
                                                    Amortized         Estimated
                                                         Cost        Fair Value
                                                 ===============================
Town of Oyster Bay ............................  $ 20,198,653      $ 20,142,190
Village of Mineola ............................  $  7,558,134      $  7,557,270
East Williston Union Free School District .....  $  5,510,356      $  5,507,700

      Securities held to maturity and securities available for sale with an amortized cost of $262,904,988 and $175,123,931 and an estimated fair value of $262,606,489 and $173,565,163 at December 31, 1997 and 1996, respectively, were pledged for public deposits, securities sold under agreements to repurchase and fiduciary purposes.

3. LOANS--NET

   At December 31, 1997 and 1996, net loans consisted of the following:

                                                --------------------------------
                                                        1997                1996
                                                ================================
Commercial and industrial ..............        $172,524,092        $163,780,246
Real estate--mortgage ..................         174,479,673         160,104,423
Real estate--construction ..............          14,712,909          13,131,899
Loans to individuals ...................           7,077,091           7,525,603
Tax exempt and other ...................           8,919,977           8,841,199
                                                --------------------------------
Gross loans ............................         377,713,742         353,383,370
Less:
 Unearned income .......................              80,475              80,475
 Allowance for possible
  loan losses ..........................           5,123,651           5,008,965
                                                --------------------------------
Loans--net .............................        $372,509,616        $348,293,930
                                                ================================

      The Bank's real estate loans and loan commitments are primarily for properties located throughout Long Island, New York. It is the Bank's policy to spread risk among a broad range of industries and to monitor concentration and associated levels of risk on an ongoing basis. As of December 31, 1997 and 1996, the only concentration of loans

----
 18


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

exceeding 10% of total loans was the Bank's loans totaling $64,030,000 and $67,400,000, respectively, from real estate operators, lessors and developers. Repayment of these loans is dependent in part upon the overall economic health of the Company's market area and current real estate values. Credit losses arising from lending transactions in this industry compare favorably with the Bank's credit loss experience on its portfolio as a whole. The Bank considers the credit circumstances, the nature of the project, and loan to value ratios for all real estate loans. The Bank's loan to value policies are generally more conservative than regulatory guidelines.

      The Bank makes loans to its directors and executive officers, and other related parties, in the ordinary course of its business. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and, in the opinion of management, do not bear more than normal credit risk. Loans made to directors and executive officers, either directly or indirectly, totaled $1,428,618 and $2,171,487 at December 31, 1997 and 1996, respectively. New loans totaling $3,394,719 and $2,083,206 were extended and payments of $4,137,588 and $2,351,224 were received during 1997 and 1996, respectively, on these loans.

      Activity in the allowance for possible loan losses for the three years ended December 31, 1997 is as follows:

                                               -----------------------------------------
                                                      1997           1996           1995
                                               =========================================
Balance, January 1 .........................   $ 5,008,965    $ 5,004,216    $ 4,928,521
Provision charged  to income ...............     1,950,000      1,500,000      1,200,000
Charge-offs, net of  recoveries of $222,429,
 $99,796 and $69,744 .......................    (1,835,314)    (1,495,251)    (1,124,305)
                                               -----------------------------------------

Balance, December 31 .......................   $ 5,123,651    $ 5,008,965    $ 5,004,216
                                               =========================================

      As of December 31, 1997 and 1996, the recorded investment in loans that are considered to be impaired is summarized below.

                                                       -------------------------
                                                             1997           1996
                                                       =========================
Amount measured using the present value of
 expected future cash flows, discounted
 at each loan's effective interest rate ..........     $6,329,049     $6,254,441
Impaired collateral-dependent loans ..............      2,756,308      3,024,091
                                                       -------------------------
Total amount evaluated as impaired ...............     $9,085,357     $9,278,532
                                                       =========================
Average impaired loan balance ....................     $9,575,104     $7,428,255
                                                       =========================
Interest income recognized on impaired loans .....     $  420,421     $  113,108
                                                       =========================

      As a result of the Bank's measurement of impaired loans, an allowance for possible loan losses of approximately $953,000 and $1,244,000 was established for $9,085,357 and $8,602,044 of the total impaired loans at December 31, 1997 and 1996, respectively. No specific allowance was required for the remaining balance of impaired loans in 1997 and 1996.

      At December 31, 1997 and 1996, loans with unpaid principal balances on which the Bank is no longer accruing interest income were $4,257,674 and $5,869,349, respectively. Interest income would have been approximately $367,000 and $575,000 greater in 1997 and 1996, respectively, had these loans been current. Interest income on total nonaccrual loans, which is recorded only when received, amounted to approximately $70,000, $35,000 and $61,000 for 1997, 1996 and 1995, respectively.

      At December 31, 1997 and 1996, loans restructured, and still accruing interest in accordance with the modified terms, were $7,288,860 and $6,524,403, respectively. Interest income would have been approximately $349,000 and $427,000 greater in 1997 and 1996, respectively, had the restructured loans performed according to their original terms.

                                                                            ----
                                                                             19


                                              STATE BANCORP, INC. AND SUBSIDIARY

4. BANK PREMISES AND EQUIPMENT--NET

      At December 31, 1997 and 1996, Bank premises and equipment consisted of the following:

                                      ------------------------------------------
                                                     Accumulated
                                                   Depreciation/        Net Book
                                            Cost    Amortization           Value
                                      ==========================================
December 31, 1997:
 Building ......................      $1,711,391      $  661,102      $1,050,289
 Leasehold improvements ........       1,139,326         404,762         734,564
 Furniture and fixtures ........       4,560,370       2,844,192       1,716,178
                                      ------------------------------------------
Total ..........................      $7,411,087      $3,910,056      $3,501,031
                                      ==========================================
December 31, 1996:
 Building ......................      $1,699,259      $  603,032      $1,096,227
 Leasehold improvements ........       1,283,642         536,657         746,985
 Furniture and fixtures ........       4,174,451       3,021,539       1,152,912
                                      ------------------------------------------
Total ..........................      $7,157,352      $4,161,228      $2,996,124
                                      ==========================================

5. OTHER ASSETS

      At December 31, 1997 and 1996, other assets consisted of the following:

                                                   -----------------------------
                                                          1997              1996
                                                   =============================
Core deposit intangibles (net
 of accumulated amortization
 of $3,248,904 and $2,679,895) .............       $    47,418       $   616,427
Interest receivable--investments ...........         4,634,195         2,540,648
Interest receivable--loans .................         2,342,674         2,190,192
Net deferred income taxes ..................         2,972,770         3,123,074
Prepaid expenses ...........................           770,998           673,454
Excess market value of leases
 acquired (net of accumulated
 amortization of $186,417
 and $150,560) .............................           435,769           471,906
Cash surrender value of life
 insurance policies ........................         1,157,367         1,000,731
Principal receivable--
 mortgage-backed securities ................            28,667           169,777
Other real estate owned ....................           189,334         1,026,663
Other ......................................           351,568           236,938
                                                   -----------------------------
Total ......................................       $12,930,760       $12,049,810
                                                   =============================

6. LINES OF CREDIT

      At December 31, 1997 and 1996, correspondent banks extended informal unsecured lines of credit aggregating $16,500,000 to the Bank for the purchase of Federal funds and for foreign exchange transactions. The average amount outstanding under these credit facilities was $2,620,000 in 1997 and $3,578,000 in 1996. At December 31, 1997 and 1996, $6,000,000 and $3,600,000, respectively, were outstanding under these facilities.

      In addition to the above, the Bank may use a line of credit with the Federal Home Loan Bank of New York ("FHLB") for overnight funding or on a term basis to match fund asset purchases. Based upon a multiple of the FHLB stock that the Bank owns, approximately $47,000,000 of this line may be drawn on a term or overnight basis. The FHLB line is renewed on an annual basis. In October 1997, the Bank entered into a five year, callable term borrowing with FHLB under this line. At December 31, 1997, $25,000,000 was outstanding under the term line at an interest rate of 5.49% through October 1998. The average amount outstanding for 1997 was $4,521,000. On an overnight basis, $22,000,000 and $12,000,000 was outstanding as of December 31, 1997 and 1996, respectively. The average amount outstanding under this facility was $6,865,000 in 1997 and $1,425,000 in 1996.

----
 20


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

7. INCOME TAXES

      The components of income tax expense for the years ended December 31, 1997, 1996 and 1995 are as follows:

                              --------------------------------------------------
                                     1997               1996               1995
                              ==================================================
Federal:
 Current ..............       $ 3,059,510        $ 2,465,747        $ 1,915,595
 Deferred .............          (320,722)          (202,633)          (204,411)
                              --------------------------------------------------
Subtotal ..............         2,738,788          2,263,114          1,711,184
                              ==================================================
State:
 Current ..............         1,136,048            904,986            823,895
 Deferred .............           (44,478)              (396)           (75,866)
                              --------------------------------------------------
Subtotal ..............         1,091,570            904,590            748,029
                              --------------------------------------------------
Total .................       $ 3,830,358        $ 3,167,704        $ 2,459,213
                              ==================================================

      Total income tax expense was different from the amounts computed by applying the statutory Federal income tax rate to income before income taxes due to the following:

                                                         1997                     1996                   1995
                                                ====================================================================
                                                                % of                    % of                    % of
                                                              Pretax                  Pretax                  Pretax
                                                     Amount   Income         Amount   Income         Amount   Income
                                                --------------------------------------------------------------------
Income tax expense at statutory rate ........   $ 3,718,188    34.0%    $ 3,015,703    34.0%    $ 2,549,279    34.0%
Increase (reduction) in taxes resulting from:
 Tax exempt interest on investments,
  net of interest expense disallowed of
  $330,121, $190,349 and $269,939 ...........      (575,904)   (5.3)       (520,137)   (5.9)       (601,743)   (8.0)
 State income tax, net of Federal
  tax benefit ...............................       720,436     6.6         597,029     6.7         493,699     6.6
 Other ......................................       (32,362)   (0.3)         75,109     0.9          17,978     0.2
                                                --------------------------------------------------------------------
Income tax expense ..........................   $ 3,830,358    35.0%    $ 3,167,704    35.7%    $ 2,459,213    32.8%
                                                ====================================================================

      At December 31, 1997 and 1996, the deferred tax assets and liability are comprised of the following:

                                                  ------------------------------
                                                         1997              1996
                                                  ==============================
Deferred tax assets:
 Allowance for possible loan losses ........      $ 1,942,645       $ 2,058,599
 Unrealized holding loss on
  securities available for sale ............          149,144           649,167
 Intangible assets .........................          866,453           733,823
 Property and equipment ....................          149,533           105,660
 Other .....................................           63,777            73,039
                                                  ------------------------------
  Subtotal .................................        3,171,552         3,620,288

Deferred tax liability--
 Recapture of allowance for
possible loan losses .......................         (198,782)         (497,214)
                                                  ------------------------------
Net deferred tax asset .....................      $ 2,972,770       $ 3,123,074
                                                  ==============================

      The deferred tax assets and liability are netted and presented in a single amount, which is included in other assets in the accompanying consolidated balance sheets. The income tax (benefit) expense associated with net security (losses) or gains amounted to ($21,777), $55,376 and ($22,891) in 1997, 1996 and
1995, respectively.

                                                                            ----
                                                                             21


                                              STATE BANCORP, INC. AND SUBSIDIARY

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

      At December 31, 1997, 85,389 options for the purchase of 155,229 shares were exercisable, and 152,008 shares were reserved for possible issuance. A summary of stock option activity follows after giving retroactive effect to all stock dividends:

                                            ------------------------------------------------------------------------------------
                                                                                    Option Price                Weighted Average
                                                Number         Number          (Approximate Fair                  Exercise Price
                                            of Options      of Shares    Value at Date of Grant)          Total        Per Share
                                            ====================================================================================
Outstanding--
 January 1, 1995 .....................          88,700        214,292           $  10.60-$ 31.00    $ 1,279,544           $ 5.97
 Granted .............................          29,300         41,770                    $12.625        369,913           $ 8.86
 Exercised ...........................          (5,659)       (31,418)          $  30.00-$ 31.00       (175,378)          $ 5.58
 Cancelled or forfeited ..............          (2,694)        (6,784)          $  10.60-$ 31.00        (41,716)          $ 6.15
                                            -------------------------                               -----------
Outstanding--
 December 31, 1995 ...................         109,647        217,860           $  10.60-$ 30.00      1,432,363           $ 6.57
 Granted .............................          30,900         40,046                    $ 14.25        440,325           $11.00
 Exercised ...........................          (7,453)       (32,279)          $  10.60-$ 30.00       (191,825)          $ 5.94
 Cancelled or forfeited ..............          (4,199)        (8,359)          $  10.60-$ 30.00        (54,339)          $ 6.50
                                            -------------------------                               -----------
Outstanding--
 December 31, 1996 ...................         128,895        217,268            $ 10.60-$ 14.25      1,626,524           $ 7.49
 Granted .............................          36,600         43,920                    $13.375        489,525           $11.15
 Exercised ...........................          (6,525)       (12,267)           $ 10.60-$ 14.25        (77,008)          $ 6.28
 Cancelled or forfeited ..............          (1,200)        (1,514)           $12.625-$ 14.25        (16,163)          $10.68
                                            -------------------------                               -----------
Outstanding--
 December 31, 1997 ...................         157,770        247,407            $ 10.60-$ 14.25     $2,022,878           $ 8.18
                                            ====================================================================================

      The following summarizes shares subject to purchase from options outstanding and exercisable as of December 31, 1997:

                                             ---------------------------------------------------------------------------------
                                                            Weighted Average
                                                 Shares            Remaining   Weighted Average       Shares  Weighted Average
Range of Exercise Prices                     Outstanding    Contractual Life     Exercise Price  Exercisable    Exercise price
                                             =================================================================================
$5.80-$6.59 ...........................          125,555           1.9 years             $ 6.07      125,555             $6.07
$8.86-$11.15 ..........................          121,852           6.2 years             $10.35       29,674             $9.56
                                             -----------                                         -----------
                                                 247,407           4.0 years             $ 8.18      155,229             $6.74
                                             =================================================================================

----
 22


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

      The estimated fair value of options granted during 1997 and 1996 was $2.48 and $2.84 per share, respectively. The Company applies APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its incentive stock option plans. Had compensation cost for the Company's two plans been determined at the fair value on the grant dates for awards under those plans, consistent with the method in SFAS No. 123, "Accounting for Stock-based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.

                               -------------------------------------------------
                                        1997              1996              1995
                               =================================================
Net income
 As reported .............     $   7,105,490     $   5,702,012     $   5,038,665
 Pro Forma ...............     $   7,020,040     $   5,639,263     $   4,997,865
                               -------------------------------------------------
Basic earnings per
 common share
 As reported .............     $        1.17     $        1.00     $        0.93
 Pro Forma ...............     $        1.16     $        0.99     $        0.92
                               =================================================

      The fair value of options granted under the Company's incentive stock option plans during 1997, 1996 and 1995 were estimated on the date of grant using the Binomial option-pricing model with the following weighted-average assumptions used:

                                           -------------------------------------
                                               1997          1996          1995
                                           =====================================
Dividend yield .......................          3.8%          3.4%          2.9%
Expected volatility ..................         13.3%         13.8%        43.11%
Risk-free interest rate ..............         6.63%         6.25%         6.25%
Expected life of options .............     7.5 years     7.8 years     7.8 years

9. EMPLOYEE BENEFIT PLANS

      The Bank has an Employee Stock Ownership Plan (the "ESOP") which is a defined contribution plan covering substantially all full-time employees. Bank contributions to the ESOP represent a minimum of three percent of an employee's annual gross compensation. Employees become 20 percent vested after two years of employment, with an additional 20 percent vesting each year. Full vesting takes place upon the completion of six years of employment. Employee contributions are not permitted. At December 31, 1997, the ESOP had all of its assets invested in the Company's common stock. The Bank funds all amounts when due.

      In conjunction with the Rights Offering, in July 1996, the ESOP borrowed $1,200,000 from the Company to purchase 100,000 of the Company's shares. As such, the Company recorded a deduction from stockholders' equity to reflect the unearned compensation for the shares. As the unearned shares are released from collateral and allocated among participants, the Company recognizes compensation expense equal to the current market price of the shares released and the shares become outstanding for earnings per share computations. Contributions under the ESOP charged to operations amounted to $541,722, $433,294 and $346,284 in 1997, 1996 and 1995, respectively. Compensation expense of $316,125 and $155,254 is applicable to the 19,555 shares and the 12,835 shares allocated in 1997 and 1996, respectively. As of December 31, 1997 and 1996, the value of the 85,043 and the 87,165 unallocated shares was $2,189,857 and $1,100,458, respectively.

      The Bank has a 401(k) Retirement Plan and Trust (the "401(k) Plan"), which covers substantially all full-time employees. Employees may elect to contribute up to sixteen percent of their annual gross compensation to the 401(k) Plan, and the Bank will match one half of the employee's contribution up to a maximum of three percent of the employee's annual gross compensation. Employees are fully vested in both their own and Bank contributions. Bank contributions under the 401(k) Plan amounted to $168,902, $151,731 and $129,730 in 1997, 1996 and 1995,
respectively. The Bank funds all amounts when due. At December 31, 1997, contributions to the 401(k) Plan were invested in either a bond, equity, money market, capital appreciation, international equity, emerging markets equity, or diversified fund as directed by each employee.

      During 1995, the Bank adopted non-qualified deferred compensation plans (the "Plans") for each officer for whom contributions under the ESOP are limited by the applicable provisions of the Internal Revenue Code. Bank contributions under the Plans totaled $35,755, $25,297 and $24,923 in 1997, 1996 and 1995, respectively.

10. COMMITMENTS AND CONTINGENT LIABILITIES

      Leases--The Bank is obligated under various leases covering branches, office space and the land on which its head office is built. The minimum payments under these leases, certain of which contain escalation clauses, are:

   1998 ........................................................      $  968,606
   1999 ........................................................         994,559
   2000 ........................................................         972,439
   2001 ........................................................         988,471
   2002 ........................................................         990,417
   Remainder to 2011 ...........................................       4,518,006
                                                                      ----------
   Total .......................................................      $9,432,498
                                                                      ==========

                                                                            ----
                                                                             23


                                              STATE BANCORP, INC. AND SUBSIDIARY

      Rent expense was approximately $858,000, $657,000 and $643,000 for 1997, 1996 and 1995, respectively.

      Directors' Incentive Retirement Plan--The Company has a Directors' Incentive Retirement Plan for former directors of the Company who elected to retire after having completed certain minimum service requirements. Under the retirement plan, directors who elected to retire are entitled to receive, for a period of five years after such retirement, certain compensation, as defined in the retirement plan, as long as such director continues to consult with the Company in an advisory capacity (or, if the director expires prior to the completion of the consulting period, the beneficiary or estate designated by the director is entitled to receive such remaining compensation).

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

      During 1997, 1996 and 1995, the Bank charged approximately $133,000, $263,000 and $160,000, respectively, to operations relating to the retirement plans.

      Severance Commitments--The Company has three Change of Control Employment Agreements (the "Plans") for certain key executives who are full-time employees of the title of Senior Vice President and above and who are designated as Plan participants by the Board of Directors. The Plans provide for certain rights accruing to participants in the event of a termination of the participant's employment within one year after a change in control of the Company. These rights include a cash payment and the continuation of certain employee benefits. In addition, all stock options held by a participant will become immediately exercisable. In the event that the participant enters into an employment contract, as defined in the Plans, all rights to the severance payment and other benefits set forth above will terminate. No amounts have been paid or accrued under the Plans.

      Pending Claims and Contingent Liabilities--There are various pending claims and contingent liabilities arising in the normal course of business which are not reflected in the accompanying consolidated financial statements. Management considers that the aggregate liability, if any, resulting from pending claims and contingent liabilities will not be material.

      Other--The Bank is required to maintain balances with the Federal Reserve Bank of New York to satisfy reserve requirements. These balances averaged approximately $5,812,000 and $4,408,000 in 1997 and 1996 respectively.

----
 24


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

11. STATE BANCORP, INC. (PARENT COMPANY ONLY)

   Certain condensed financial information follows (in thousands):

                                                                December 31,
                                                           --------------------
                                                               1997        1996
                                                           --------------------
BALANCE SHEETS
ASSETS:
 Cash ..................................................   $    176    $  4,418
 Dividends receivable and other assets .................        744         600
 Investment in the Bank ................................     54,741      44,151
                                                           --------------------
 Total Assets ..........................................   $ 55,661    $ 49,169
                                                           ====================
Liability--Dividends Payable ...........................   $    731    $    600
                                                           --------------------
Stockholders' Equity:
 Preferred stock .......................................         --          --
 Common stock ..........................................     30,970      25,505
 Surplus ...............................................     18,457      22,915
 Retained earnings .....................................      6,568       2,131
 Unrealized net loss on securities available for sale ..       (215)       (936)
 Unearned compensation .................................       (850)     (1,046)
                                                           --------------------
 Total Stockholders' Equity ............................     54,930      48,569
                                                           --------------------
 Total Liability and Stockholders' Equity ..............   $ 55,661    $ 49,169
                                                           ====================

                                                        For the Years Ended December 31,
                                                        --------------------------------
                                                            1997        1996        1995
                                                        ================================
INCOME STATEMENTS
Dividends from the Bank .............................   $  2,668    $  2,131    $  2,354
Equity in the undistributed
 earnings of the Bank ...............................      4,437       3,571       2,685
                                                        --------------------------------
Net Income ..........................................   $  7,105    $  5,702    $  5,039
                                                        ================================
CASH FLOWS
Operating Activities:
 Net income .........................................   $  7,105    $  5,702    $  5,039
 Increase in other assets ...........................       (144)       (179)       (421)
 Increase in other liabilities ......................        131         179         421
 Equity in the undistributed earnings of the Bank ...     (4,437)     (3,571)     (2,685)
                                                        --------------------------------
 Net cash provided by operating activities ..........      2,655       2,131       2,354
                                                        --------------------------------
Financing Activities:
 Cash dividends .....................................     (2,668)     (2,131)     (2,354)
 Proceeds from issuance of common stock .............        887       5,313         855
 Capital contribution to the Bank ...................     (5,116)       (895)       (855)
                                                        --------------------------------
 Net cash (used in) provided by financing activities      (6,897)      2,287      (2,354)
                                                        --------------------------------
 Net Change in Cash .................................   $ (4,242)   $  4,418    $     --
                                                        ================================

                                                                            ----
                                                                             25


                                              STATE BANCORP, INC. AND SUBSIDIARY

12. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

      The Bank's exposure to credit loss in the event of nonperformance by third parties for commitments to extend credit and letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral required varies, but may include accounts receivable, inventory, equipment, real estate, and income-producing commercial properties. At December 31, 1997 and 1996, commitments to originate loans and commitments under unused lines of credit for which the Bank is obligated amounted to approximately $83,214,000 and $84,263,000, respectively.

      Letters of credit are conditional commitments issued by the Bank guaranteeing payments of drafts in accordance with the terms of the letter of credit agreements. Commercial letters of credit are used primarily to facilitate trade or commerce and are also issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Collateral may be required to support letters of credit based upon management's evaluation of the creditworthiness of each customer. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Most letters of credit expire within one year. Management does not anticipate any material losses as a result of these transactions.

      At December 31, 1997 and 1996, the Bank had letters of credit outstanding of approximately $3,461,000 and $4,180,000, respectively.

13. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

      Fair value estimates are made as of a specific point in time based on the characteristics of financial instruments and market information. Where available, quoted market prices are used. However, markets do not exist for a portion of the Bank's financial instruments and, as a result, fair value estimates require judgements regarding future cash flows. These judgements are subjective in nature, involve uncertainties and therefore may change significantly at future measurement dates. The fair value information that follows is intended to supplement, but not replace, the basic consolidated financial statements and other traditional financial data presented throughout this report. The calculation of estimated fair values is based on market conditions at December 31, 1997 and 1996 and is not reflective of current or future fair values. Furthermore, the value of long-term relationships with depositors is not reflected. The value of those relationships is significant.

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

      Cash and Short-Term Investments--For cash and short-term investments (due from banks, Federal funds sold, securities purchased under agreements to resell, accrued interest receivable and certain other short-term assets), the carrying amount is a reasonable estimate of fair value.

      Securities Held to Maturity and Securities Available for Sale--For securities held to maturity and securities available for sale, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using a quoted market price for similar securities.

      Loans--The fair value of loans is estimated by discounting the expected future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

----
 26


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

      Deposits--The fair value of demand deposits, savings accounts and time deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

      Other Short-Term Liabilities--Other short-term liabilities (Federal funds purchased, securities sold under agreements to repurchase, accrued interest payable and certain other short-term liabilities) are considered to have fair values equal to their carrying amounts due to their short-term nature. These instruments are presented in the table below as other short-term liabilities.

      Commitments to Extend Credit, Standby Letters of Credit and Commercial Letters of Credit--The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter parties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of standby letters of credit and commercial letters of credit is based on fees currently charged for similar agreements.

      The estimated fair values of the Bank's financial instruments, in thousands, are as follows:

                                      ----------------------------------------------------------
                                                              December 31,
                                                  1997                            1996
                                      ==========================================================
                                      Carrying    Estimated Fair      Carrying    Estimated Fair
                                        Amount             Value        Amount             Value
                                      ----------------------------------------------------------
Financial assets:
 Cash and short-term investments      $ 68,681          $ 68,681      $ 70,081          $ 70,081
 Securities held to maturity and
  securities available for sale        288,215           288,222       187,401           187,418
 Loans--net of the allowance
  for possible loan losses .....       372,509           378,245       348,294           352,445
                                      ----------------------------------------------------------
Total ..........................      $729,405          $735,148      $605,776          $609,944
                                      ==========================================================
Financial liabilities:
 Deposits ......................      $611,228          $612,167      $474,450          $479,234
 Other short-term liabilities ..        69,349            69,349        90,547            90,547
                                      ----------------------------------------------------------
Total ..........................      $680,577          $681,516      $564,997          $569,781
                                      ==========================================================

                                                                            ----
                                                                             27


                                              STATE BANCORP, INC. AND SUBSIDIARY

14. REGULATORY MATTERS

      Dividends paid by the Company are subject to restrictions by certain regulatory agencies. Under these restrictions, approximately $8,062,000 was available for payment of dividends at December 31, 1997, without prior approval of those regulatory agencies.

      The Company and the Bank are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under the capital adequacy guidelines, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts, and the Bank's classification under the regulatory framework for prompt corrective action, are also subject to qualitative judgements by the regulators about components, risk weighting and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total capital and Tier I capital, as defined in the regulations, to risk weighted assets and of Tier I capital to adjusted average assets. Management believes, as of December 31, 1997, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

      As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category. The Company's and the Bank's capital amounts and ratios are as follows (in thousands):

                                            ===============================================================================
                                                                                                            To Be Well
                                                                                                         Capitalized Under
                                                                              For Capital                Prompt Corrective
                                                     Actual                Adequacy Purposes             Action Provisions
                                            -------------------------------------------------------------------------------
                                             Amount          Ratio        Amount         Ratio         Amount         Ratio
                                            ===============================================================================
As of December 31, 1997:
 Tier I Capital to Total Adjusted
  Average Assets (Leverage):
   The Company ...........................  $54,662          7.50%       $29,155         4.00%            N/A          N/A
   The Bank ..............................   54,191          7.43%        29,174         4.00%        $36,444        5.00%
 Tier I Capital to Risk Weighted Assets:
   The Company ...........................   54,662         12.55%        17,416         4.00%            N/A          N/A
   The Bank ..............................   54,191         12.40%        17,476         4.00%         26,214        6.00%
 Total Capital to Risk Weighted Assets:
   The Company ...........................   59,786         13.73%        34,833         8.00%            N/A          N/A
   The Bank ..............................   59,315         13.58%        34,951         8.00%         43,689       10.00%

As of December 31, 1996:
 Tier I Capital to Total Adjusted
  Average Assets (Leverage):
   The Company ...........................  $48,417          7.71%       $25,119         4.00%            N/A          N/A
   The Bank ..............................   43,999          7.01%        25,106         4.00%        $31,400        5.00%
 Tier I Capital to Risk Weighted Assets:
   The Company ...........................   48,417         12.48%        15,515         4.00%            N/A          N/A
   The Bank ..............................   43,999         11.11%        15,841         4.00%         23,762        6.00%
 Total Capital to Risk Weighted Assets:
   The Company ...........................   53,267         13.73%        31,029         8.00%            N/A          N/A
   The Bank ..............................   48,950         12.36%        31,682         8.00%         39,603       10.00%

----
 28


INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of State Bancorp, Inc.

      We have audited the accompanying consolidated balance sheets of State Bancorp, Inc. and subsidiary (the "Company") as of December 31, 1997 and 1996 and the related statements of consolidated earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

      In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of State Bancorp, Inc. and subsidiary at December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
January 23, 1998

                                                                            ----
                                                                             29

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

      For the year ended December 31, 1997, the Company again achieved record levels of earnings, assets, deposits and stockholders' equity. The following discussion is intended to provide the reader with further insight into the principal factors contributing to the Company's 1997 financial results.

RESULTS OF OPERATIONS AND FINANCIAL CONDITION

SUMMARY OF FINANCIAL PERFORMANCE

      The Company achieved its twenty-seventh consecutive year of record earnings during 1997. Net income increased by 24.6% to $7.1 million or $1.17 per common share in 1997 versus $5.7 million or $1.00 per share in 1996 (per share earnings have been adjusted to reflect the impact of the six-for-five stock split declared by the Company during 1997). Growth in net interest income (up 16.3%), resulting from an expanded interest-earning asset base and a wider net interest rate spread, was the principal reason for the growth in earnings during 1997. To a lesser degree, a lower effective tax rate also positively impacted net income in 1997. Somewhat offsetting the foregoing factors were increases in operating expenses, principally salaries and benefits, and the provision for possible loan losses along with a lower level of other income.

      The Company's capital position, by industry-standard measures, remains strong. The ratio of average total stockholders' equity to average total assets was 7.61% and 7.47% in 1997 and 1996, respectively. At December 31, 1997, this ratio was 7.89%. Based upon banking industry regulatory guidelines, a "well capitalized" institution must maintain a Tier I leverage ratio of at least 5.00% and Tier I and total capital to risk-weighted assets ratios of at least 6.00% and 10.00%, respectively. At December 31, 1997, the Company's Tier I leverage ratio was 7.50% while its risk-weighted ratios were 12.55% for Tier I capital and 13.73% for total capital. These ratios are substantially in excess of the foregoing regulatory guidelines and also compare favorably to the Company's peers.

      The increase in net income during 1997 resulted in improvements in each of the Company's primary measures of financial performance. During 1997, return on average assets increased by 8 basis points versus 1996 to 1.05%, while the return on average equity improved to 13.76%, an increase of 78 basis points from 12.98% in 1996. The improved financial performance ratios achieved during 1997 result from an efficient leveraging of the Company's capital base. The proceeds of the Company's 1996 common stock rights offering were utilized during 1997 to grow the loan and investment portfolios while also maintaining the Company's strong capital foundation. Long Island, the Company's primary trade area, enjoyed another year of economic growth and expansion during 1997. Job creation improved again and small businesses continued to expand and grow throughout the year. Long Island has become a fertile growth area for small business creation, particularly in the high-tech sector. The Company is an active participant in lending to small businesses in a variety of Long Island industries. During 1997, loan demand was good, though not as strong as the Company experienced during 1996. Although all signs point to a thriving economy in 1998, the Long Island marketplace is among the most competitive in the country. Competition from commercial and savings banks, financial services conglomerates and insurance companies has created pricing concerns for the Company relative to the credit risk of the Company's small business borrower base. This competition, coupled with ongoing consolidation among a portion of the Company's customer base, resulted in a slower rate of loan growth during the latter part of 1997. Management of the Company expects that this trend will continue during much of 1998. This scenario would result in some net interest margin compression during 1998 as asset growth would likely come from the fixed income investment portfolio at narrower spreads than the loan portfolio produces. However, anticipated expense reductions and operating efficiencies will offset a portion of the shortfall in net interest income. The outlook for interest rates is also uncertain at this point, however, it appears that rates will remain within the narrow band that they have recently occupied. This scenario, while also contributing to net interest rate spread compression, may serve to improve the outlook for loan growth in 1998. Management expects that, although the upcoming year will be one of many challenges for the Company, a growing local economy, a stable interest rate environment, well-situated branch locations and a competitive

----
 30


MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Continued)

product line will produce yet another year of growth in earnings during 1998.

INFORMATION SERVICES

Customer Service and Product Development

      State Bancorp, Inc.'s great success over the past thirty-one years is based upon many factors, but one looms larger than the rest: Relationships. As a community bank, the Company is, and always has been, relationship driven. Management of the Company is committed to creating stockholder value by offering a competitive array of products that meet the needs of our stockholders, customers and vendors in every way. The Company's Mission Statement indicates that "high-quality customer service is the first mission of this organization." A logical extension of these objectives is to offer these products and provide quality service through the most efficient and convenient delivery channels available. Highlights of the Company's efforts during 1997 to utilize technology to enhance service quality and to provide alternative product delivery channels are as follows.

      State Bancorp, Inc.'s mandate has always been to provide the very best in customer service. Thirty-one years ago, that service was provided from one location in New Hyde Park. By the close of 1997, the Company had expanded to nine branch locations throughout Nassau and Suffolk Counties and a centralized Lending Facility in Jericho, centrally located to provide convenient support for the Company's small business loan base. During the last week of December 1997, the Company opened new branches in Farmingdale and Holbrook (MacArthur Airport) in Suffolk County. These new branches are located near commercial and industrial centers that will provide substantial opportunity to call on small businesses that the Company has previously been unable to attract from their existing financial services provider due to more convenient branch outlets. In addition, these branches provide the Company's municipal calling officers with two new locations in Suffolk County providing opportunity for further expansion of our municipal finance group.

      The Company's ability to continue to grow rests on its willingness and ability to invest in state-of-the-art information systems technology. During 1997, the Company completed its teller automation project. The new system utilized by the Company's tellers at each of its branch locations provides faster response time and creates customer histories that will enable branch personnel to better serve our customer base upon each return visit to our branch locations. In addition to the foregoing, the Company's corporate cash management product, Business Direct Access (BDA), was substantially expanded during the year. Introduced during the fourth quarter of 1996, BDA installations more than doubled during 1997. Business and municipal customers now have access to their account balances on a "real-time" basis and they can also make transfers between accounts, initiate wire transfers, ACH payments and stop payment orders as well as send electronic messages to their account representative through a personal computer. This product has proven to be an excellent source of new business and additional deposit balances. For those commercial customers that do not need the sophistication of a cash management product, the Company's automated voice response system, Touch24, is available to customers 24 hours per day, seven days a week. All of the benefits of 24 hour per day account information are now available to even the smallest of the Company's commercial clients. During 1997, call volume on Touch24 tripled, a clear signal of customer acceptance of this automated voice response technology. The Company's most obvious use of information technology is its Internet website. Up and running since December 1997, the Company's website (www.statebankofli.com) has been a success from its first day live. Customers, stockholders and web surfers alike are able to obtain the Company's latest press releases, loan and deposit rates, branch locations and hours or apply for a loan on-line. Daily usage of the site, measured by the number of "hits," has grown exponentially since December. This alternative delivery channel is but another way that the Company is able to serve its customer base twenty-four hours per day.

    A process that was begun in 1996 and will be completed in early 1998 involves putting a personal computer on the desk of every employee in the Company. The advent of client/server technology has made the PC an indispensable tool for branch personnel, financial group staff members, loan officers and operations support staff alike. Customer service has improved by leaps and bounds through the utilization of PC technology. Information that once took days to locate is now available to customer service representatives at the touch of a button. The Company always strives to stay ahead of the rapidly changing technology that is available in the financial services industry and the expanded use of PCs as a productivity tool is but one way to achieve that.

                                                                            ----
                                                                             31


                                              STATE BANCORP, INC. AND SUBSIDIARY

      The pace of technological change will only accelerate in 1998. Home banking, bill payment via telephone or PC and the replacement of the Company's mainframe computer system are but the most high-profile projects planned thus far. Although service is what truly differentiates banks and financial services providers from one another, a full range of competitive products and a variety of delivery systems must be provided to allow customers the freedom of choice that they desire and deserve. State Bancorp intends to be the financial company of choice in the markets that it serves and an ever expanding array of automated banking products is the cornerstone of that strategy.

Year 2000 Compliance

   State Bancorp has had a Year 2000 (Y2K) Action Team in place since late 1996 to address this important problem. The head of the Action Team is responsible for all Y2K initiatives, including hardware and software compliance testing, and quarterly reporting to the Company's Board of Directors. The Y2K Action Team has already completed the first two phases of the Company's Y2K project: the Awareness and Assessment phases. During these two phases, staff members from tellers on up to the Board of Directors were educated about the Y2K problem and they were also asked to identify daily tasks that were date sensitive and, therefore, at risk for noncompliance. All of the Company's hardware and software applications have been identified, reviewed and classified according to their level of compliance with Y2K objectives as set forth by the Y2K Action Team.

      The Y2K Action Team is currently in the Renovation phase of the Y2K project which includes upgrading all noncompliant hardware and software. Upon completion of this phase, the Action Team will embark on the most important phase in the project: the Validation phase. It is the Company's intent to have all critical applications tested prior to the end of 1998. Written confirmation of all validation tests and their results will be reported to the Board of Directors as they are finalized. The Company also intends to send a questionnaire to its commercial customer base to assess their level of compliance with Y2K issues. The Company, in certain instances, relies on outside vendors and other third party service providers to perform various services. Before proceeding with any new contracts or extensions of existing contracts, the Company will require each of these service providers to provide written proof of their Y2K compliance.

      Management of the Company anticipates that all of the Company's date-sensitive hardware, software and other systems will be tested and found to be Y2K compliant prior to year-end 1998. The Company has not developed any of its own computer programs internally nor does it employ a programming staff. All of the programs utilized by the Company have been purchased from third party vendors. The cost to identify and ensure compliance with all Y2K issues has not as yet been estimated, however, it is not expected to be material to the Company's consolidated financial statements in 1998 or 1999.

NET INTEREST INCOME

1997 Versus 1996

      Net interest income, the difference between interest earned on loans and investments and interest paid on deposits and borrowed funds, is the Company's primary source of earnings. Net interest income is affected by the level and composition of assets, liabilities and stockholders' equity, as well as changes in market interest rates. Net interest income increased by $3.9 million or 16.3% to $28.0 million in 1997 as the result of growth in average interest-earning assets of $84 million (15.1%) coupled with a widening of the Company's net interest rate spread. The asset expansion was due largely to growth in taxable Government Agency securities and loans. Commercial loans and commercial mortgages were each up sharply as the average loan portfolio expanded by $47 million or 15.0% in 1997 versus 1996. Average investment securities increased by $32 million or 15.3% due to a $73 million increase in Government Agency paper, primarily callable issues with five- to ten-year final maturities. This growth was funded in part by cash flows from the Company's mortgage-backed portfolio and maturities of Treasury securities. Short-term money market instruments increased by $4 million, on average, primarily as collateral for the Company's municipal deposit gathering function. Earning asset growth during 1997 followed increases of 9.0% and 10.3% in 1996 and 1995, respectively. Funding the asset expansion were increases in core deposits, principally demand balances, large denomination certificates of deposit, securities sold under agreements to repurchase (repos) and other borrowed funds, principally Federal Home Loan Bank of New York (FHLB) advances.

----
 32


MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Continued)

      Average core deposit balances increased by $31 million or 11.3% in 1997. Management of the Company has made the retention and growth of these low-cost deposits (demand, money market and savings deposits) a key element in the Company's expansion strategy. These low-cost deposits also are critical to the Company's efforts to widen its net interest rate spread. Increased calling efforts by both branch managers and lending officers coupled with an expanded municipal calling program were responsible for the growth in all core deposit balances. Average demand deposit balances grew by 13.9% in 1997 and have increased by approximately 54%, on average, since 1994. During 1997, the Company's net interest rate spread improved by four basis points to 4.52%, its widest margin since 1989. The improved spread resulted from an increase in the yield on interest-earning assets as growth in the loan portfolio improved the Company's asset mix. Despite the increase in core deposit funding previously described, the average rate paid on the Company's supporting funds increased due to the utilization of large-denomination certificates of deposit and short-term borrowed funds. Although these funds were utilized to support asset growth that adds incrementally to net interest income, their marginal spread is narrower than the Company's overall net interest spread and, therefore, causes some spread compression. Management anticipates further expansion of the net interest rate spread in 1998 as demand deposit balances and loan volumes are each projected to increase. The Company's new branches are expected to provide access to low-cost sources of funds as well as provide ample opportunity to expand the Company's loan portfolio in previously underserved areas of Suffolk county.

      The 15.0% rate of growth in average loans during 1997 follows increases of 19.9% in 1996 and 4.5% in 1995. The growth in loans during the 1996-97 period has been the Company's strongest two year growth period since 1990-91. A combination of an expanded lending group within the Company, a strong local economy, an enhanced awareness of the Company in the local marketplace and new product offerings have all combined to generate the recent expansion of the loan portfolio. The combination of low interest rates and low inflation have fueled both the local and national economies during the past three years. The Company's customer base has responded to these conditions by increasing their lines of credit, drawing down existing lines and making additional investments in property, plant and equipment. The Company, offering superior service and response time coupled with competitive product offerings and pricing, has been an active lender during the past two years. Average commercial loans, commercial and residential mortgages and tax-exempt lending grew at rates of 13.3%, 17.1% and 11.7%, respectively, in 1997. At December 31, 1997, total loans outstanding amounted to $378 million, up 6.9% when compared to year-end 1996.

      Based upon recent local and national economic forecasts, management of the Company is confident that loan growth will be good in 1998, though it is unlikely that the rate of growth will approach the levels recorded during 1996 and 1997. A continuation of the banking industry's recent consolidation and an expanded effort to penetrate the Suffolk and Queens county marketplaces are expected to provide substantial opportunity to increase the loan portfolio over the next 12 to 18 months.

1996 versus 1995

      Net interest income grew by 15.9% during 1996 as the result of a $46 million increase in average interest-earning assets, principally commercial loans and commercial mortgages. Growth in short-term money market instruments also contributed to the asset expansion. The investment portfolio, on average, declined by 6.1% during 1996 as the Company redeployed maturing U.S. Treasury and municipal securities into higher-yielding loans. Funding the higher level of interest-earning assets were increases in core deposits, principally business demand balances, large denomination certificates of deposit and repos. These increases were used to offset the continued disintermediation of low-cost savings balances to mutual funds and equity investments.

      The result of the foregoing shift in the Company's mix of supporting funds was a twenty-two basis point improvement in the net interest rate spread to 4.48% in 1996 versus 1995. The improved spread was largely the result of a lower cost of funds due to growth in core deposit balances, primarily demand deposits, coupled with a lower interest rate environment during 1996. Substantial rate reductions on time deposits, repos and other borrowed funds resulted in a twenty-two basis point reduction in the Company's overall cost of funds in 1996.

SECURITIES HELD TO MATURITY AND
SECURITIES AVAILABLE FOR SALE

      SFAS No. 115 requires the Company, at the time of purchase, to designate each investment security as

                                                                            ----
                                                                             33


                                              STATE BANCORP, INC. AND SUBSIDIARY

either "available for sale"("AFS"), "held to maturity" or "trading," depending upon investment objectives, liquidity needs and ultimate intent. Securities available for sale are stated at the lower of aggregate cost or market value, with unrealized gains or losses reported as a separate component of stockholders' equity until realized. Securities held to maturity are stated at cost, adjusted for amortization of premium or accretion of discount, if any. Trading securities are generally purchased with the intent of capitalizing on short-term price differences by selling them in the near term. The Company did not hold any trading securities at December 31, 1997 and 1996.

      At December 31, 1997, the Company held $278 million in AFS securities (approximately 96% of the investment portfolio) at a pre-tax unrealized net loss of $364 thousand, down from $1.6 million at year-end 1996. At year-end, the AFS portfolio was divided into the following categories: 55% callable U.S. Government agency securities; 22% MBS securities (mainly FNMA and FHLMC obligations); and 23% local municipal and other securities. The balance of the investment portfolio was comprised of short-term local municipal notes classified as held to maturity. The vast majority of the growth in the Company's investment portfolio took place in the U.S. Government agency category. Agency holdings increased by $109 million at year-end 1997 versus the same period a year ago. These securities are all callable within one-year and most have final maturities of less than ten years. The relatively flat yield curve that prevailed for most of 1997 provided little spread opportunity in any instrument other than an agency issue. The Company's investment policy is conservative and has liquidity and safety paramount among its objectives. Agency securities satisfy these objectives while also providing a spread above the Company's incremental funding rate. Growth in tax-exempt local municipal notes also occurred during 1997. The Company continues to expand its municipal relationships and, as a natural outgrowth of that business, has increased its holdings of short-term (one year or less) municipal paper. During 1997, the Company's holdings of mortgage-backed securities declined by $30 million as the result of normal principal paydowns and sales of selected issues during the year. Management expects that this trend will continue in 1998 and the mortgage-backed portfolio will decline throughout the year.

      The Company's investment portfolio is low-risk in nature due to its concentration of U.S. Government agency, local municipal notes and AAA-rated MBS balloon and pass-through securities. As of December 31, 1997, the MBS portfolio had an average life of 2.0 years after adjusting for historical prepayment patterns. Approximately 30% of the MBS portfolio, including collateralized mortgage obligations ("CMOs"), had final maturities in excess of five years. In general, principal prepayments on these securities will increase as interest rates fall and, conversely, prepayments will slow down as interest rates rise. CMOs accounted for approximately 5% of the total investment portfolio as of year-end 1997. None of the CMOs held by the Company met the regulatory definition of a high-risk security nor did the Company own any structured notes as of December 31, 1997.

SUMMARY OF LOAN LOSS EXPERIENCE AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

      The Company's senior lending personnel work in conjunction with line lenders to determine the level of risk in the Company's loan-related assets and to establish an adequate level for the allowance for possible loan losses. An outside loan review consultant is also utilized to independently verify the loan classifications and the adequacy of the allowance for possible loan losses. Management actively seeks to reduce the level of nonperforming assets through aggressive collection efforts and, where necessary, litigation and charge-off. As illustrated in Table I, the Company's nonperforming assets, defined as nonaccrual loans and other real estate owned, declined by $2.4 million at year-end 1997 versus 1996 following a $1.4 million decline in 1996 versus 1995.

      At December 31, 1997, total nonperforming assets, defined by the Company as nonaccrual loans and other real estate owned, as a percentage of loans and other real estate owned declined to 1.18% as compared to 1.95% and 2.87% at year-end 1996 and 1995, respectively. Nonaccrual loans as a percentage of total loans also declined significantly to 1.13% at year-end 1997 versus 1.66% at the comparable 1996 date. Nonperforming assets, as defined by the Company, declined by $2.4 million in 1997 as the result of a $1.6 million reduction in nonaccrual loans, primarily commercial and industrial loans and loans secured by real estate, and an $838 thousand decrease in other real estate owned, due to the sale of two properties during 1997. The reduction in nonaccrual loans during 1997 resulted from a combination of loan repayments and charge-offs. The year-end 1997 other real estate owned balance is comprised of one residential property formerly on nonaccrual status. This property is actively being marketed for sale and

----
 34


MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Continued)

management expects it will be sold during 1998 with no material income statement impact.

      Management of the Company actively reviews the level and composition of nonperforming assets. During 1997, this meant a continuation of recent years' strategy of collection through litigation combined with enhanced collateral positions on virtually all nonperforming assets. The result, as previously outlined, was a substantial reduction in nonperforming assets during 1997 and improved coverage ratios at year-end. Nonaccrual loans and nonperforming assets to total loans, the allowance for loan losses as a percentage of nonaccrual loans and the allowance for loan losses as a percentage of nonaccrual loans, restructured accruing loans and loans 90 days or more past due and still accruing have all improved during 1997 and most have improved for the past two or three years. As outlined in the Company's 1996 and 1997 Form 10-Q filings, one commercial mortgage credit totaling $5.0 million was restructured during 1996 to a rate of interest below its contractual rate . The project is now complete and management expects that cash flows will again be sufficient to support a market rate of interest on this credit during 1998. At December 31, 1997, the Company's portfolio of restructured, accruing loans is comprised mainly of loans which have demonstrated performance in accordance with the terms of their restructure agreements, however, they did not yield a market rate of interest subsequent to their restructuring.

      Based upon current economic conditions, management has determined that the current level of the allowance for loan losses is adequate in relation to the risks present in the portfolio. Management considers, among other things, delinquency trends, concentrations within segments of the loan portfolio as well as recent charge-off experience when assessing the degree of credit risk in the portfolio. Collateral appraisals and estimates of current value influence the estimation of the required allowance balance at any point in time. The Company's loan portfolio is concentrated in commercial and industrial loans and commercial mortgages, the majority of which are fully secured by collateral with a market value in excess of the carrying value of the individual loans. In recognition of the growth in the loan portfolio recorded during both 1997 and 1996 and the higher level of net charge-offs experienced ($1.8 million in 1997 versus $1.5 million in 1996), the provision for loan losses was increased by $450 thousand to a level of $1.95 million during 1997. The resulting allowance for loan losses balance of $5.1 million at December 31, 1997 amounted to 1.36% of loans outstanding versus 1.42% in 1996 and 1.74% in 1995. Although the local economy continued to grow and expand during the past year, existing weaknesses in certain sectors may cause future problems. The potential consequences of an increase in interest rates or a prolonged slowdown in either the housing or retail sectors, both of which impact the Company's borrower base, make it difficult to forecast the impact on asset quality that will result during 1998 or any additional charge-offs that will be required during the year.

      It is the present intent of management to further increase the level of the allowance for possible loan losses to reflect any exposure represented by fluctuations in the Long Island real estate market, and the underlying value that the market provides as collateral to certain segments of the loan portfolio. In recognition of the economic uncertainties previously discussed, the normal risks inherent in any credit portfolio and expected growth in the loan portfolio, management anticipates that the 1998 provision for loan losses will moderately exceed 1997's level. The provision is continually evaluated relative to portfolio risk and regulatory guidelines and will continue to be closely reviewed throughout 1998. In addition, various regulatory agencies, as an integral part of their examination process, closely review the allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their assessment of information available to them at the time of their examinations.

      The Company has no foreign loans outstanding. The only concentration of loans exceeding 10% of total loans is the Bank's loans totaling $64 million from real estate operators, lessors, and developers. Repayment of these loans is dependent in part upon the overall economic health of the Company's market area and current real estate values. Management of the Company is not aware of any trends, events or uncertainties that will have, or that are reasonably likely to have, a material effect on the company's liquidity, capital resources or future operating results. For loans not separately disclosed herein, management is not aware of information relating to any material credit that would impact the ability of those borrowers to comply with loan repayment terms.

                                                                            ----
                                                                             35


                                              STATE BANCORP, INC. AND SUBSIDIARY


Table I                                                             Analysis of Nonperforming Assets At December 31,
                                                             ------------------------------------------------------------
(Dollars in thousands)                                           1997          1996          1995        1994        1993
                                                             ============================================================
Nonaccrual Loans .........................................   $  4,258      $  5,869      $  8,247    $  6,707    $  7,142
Other Real Estate ........................................        189         1,027            ==       1,555       1,053
                                                             ------------------------------------------------------------
 Total Nonperforming Assets ..............................   $  4,447      $  6,896      $  8,247    $  8,262    $  8,195
                                                             ============================================================
Restructured, Accruing Loans .............................   $  7,289(1)   $  6,524(1)   $  3,344    $  3,608    $  1,084
                                                             ============================================================
Loans 90 Days or More Past Due and Still Accruing Interest   $  1,590      $  1,228      $    337    $  1,162    $  3,289
                                                             ============================================================
Total Loans Outstanding ..................................   $377,633      $353,303      $287,643    $255,230    $231,116
Total Stockholders' Equity ...............................   $ 54,930      $ 48,569      $ 40,588    $ 36,170    $ 34,715
Allowance for Loan Losses ................................   $  5,124      $  5,009      $  5,004    $  4,929    $  4,725

Key Ratios at December 31:

 Allowance for Loan Losses as a % of Total Loans .........       1.36%         1.42%         1.74%       1.93%       2.04%
 Nonaccrual Loans as a % of Total Loans ..................       1.13%         1.66%         2.87%       2.63%       3.09%
 Nonperforming Assets (2) as a % of Total Loans and
  Other Real Estate ......................................       1.18%         1.95%         2.87%       3.22%       3.53%
 Allowance for Loan Losses as a % of Nonaccrual Loans ....     120.34%        85.35%        60.68%      73.49%      66.16%
 Allowance for Loan Losses as a % of Nonaccrual Loans,
  Restructured, Accruing Loans and Loans 90 Days or
  more Past Due and Still Accruing Interest ..............      39.00%        36.77%        41.95%      42.95%      41.03%

(1) Includes one credit totaling $5.0 million at December 31, 1997 and $4.7 million at December 31, 1996 which is collateralized by commercial real estate with a current appraised value in excess of the carrying value of the credit. The restructured rate on this credit will remain below the contractual rate until cash flows are again sufficient to support a market rate of interest.

(2) Excludes restructured, accruing loans and loans 90 days or more past due and still accruing interest.

OTHER INCOME

1997 Versus 1996 Comparison

      Other income declined by 12.0% to $1.6 million in 1997 when compared to 1996. This decline resulted from a lower level of securities transaction income coupled with a decline in return item charges. The 1997 decline follows improvements of 30.5% and 12.6% in 1996 and 1995, respectively. If securities transactions are excluded from other income, the Company would have recorded a 2.0% reduction in other income during 1997 and growth rates of 16.5% and 14.2% in 1996 and 1995, respectively.

      Service charges on deposit accounts, the Company's largest source of other income, declined by 5.2% in 1997 versus 1996. The reduction in deposit service charges resulted from the loss of several large commercial customers, largely through their acquisition, coupled with substantially lower levels of insufficient funds fees on both personal and business accounts.

      During 1997, the Company recorded $53 thousand in net security losses as the result of selected sales of investment securities, principally local short-term municipal notes, to achieve certain portfolio restructuring goals. This loss compares to a net gain of $135 thousand in 1996.

      Other operating income improved by 7.8% during 1997 as the result of growth in cash management and wire transfer fees and merchant processing charges. The Company's cash management product, Business Direct Access, has been very well received and is expected to add significantly to other income in 1998 and 1999. In addition to the foregoing, fees from ATM services and the sale of annuities also grew during 1997 versus 1996. Products such as telephone bill payment and home banking are expected to be introduced during 1998 and generate additional revenue. In addition, continued growth of the Company's commercial customer base, due largely to the Company's new branch locations in Suffolk county, is also expected to yield increases in deposit service charges and related fees next year.

1996 versus 1995

      Other income advanced by 16.5% during 1996, adjusted to exclude securities transaction losses, due primarily to a 17.2% increase in deposit service charges. This growth resulted from increased account service charges related to continued growth in the Company's commercial demand deposit balances. Additionally, higher levels of insufficient funds fees, ATM service charges, wire transfer and letter of credit fees also added to the improvement in other income during 1996.

----
 36


MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Continued)

OPERATING EXPENSES

1997 versus 1996

      Operating expenses grew by 7.6% to $16.7 million in 1997 when compared to 1996. The largest component of the increase was in salaries and other employee benefits, up $1.0 million or 11.0%, resulting from growth in staff count, higher supplementary compensation accruals, and related increases in 401(k) and employee stock ownership plan (ESOP) contributions. Also contributing to the higher level of expenses in 1997 were increases in occupancy costs (up 16.1%), equipment expenses (up 19.2%) and other operating expenses (up 14.5%).

      Growth in operating expenses during 1997 was reduced to approximately half the rate recorded during 1996 (7.6% versus 15.2%). Despite this improvement, the Company is still focused on its targets of improving the rate of growth in annual operating expenses to a level below the prevailing rate of inflation in addition to reducing the operating efficiency ratio (total operating expenses divided by the sum of fully taxable equivalent net interest income and other income) to a level below 50%. The Company's primary expense control rates of measurement, relative to its peer group, are still strong. Expense control is measured many different ways, however, the Company continues to utilize the operating efficiency ratio and the ratio of operating expenses to average assets as its primary yardsticks. The Company's operating efficiency ratio improved to 54.8% in 1997 versus 58.1% in 1996 and 1995. Excluding a one-time savings association insurance fund (SAIF) recapitalization fee of $498 thousand paid by the Company during 1996, the operating efficiency ratio would have improved to 56.2% in that year. The second measure of expense control utilized by the Company is total operating expenses to average assets. The Company recorded ratios of 2.47%, 2.64% and 2.51% in 1997, 1996 and 1995, respectively, in this category. Excluding the SAIF assessment, the 1996 ratio would have been 2.56%. These ratios all compare very favorably to the Company's peers and place it in the top 15%-20% of its industry group. Management of the Company has always placed great emphasis on control of operating expenses. Management is also aware, however, that the resources necessary to grow the Company's revenue base must also be made available in order to improve earnings. Along these lines, management also monitors the ratio of average assets per employee and, at approximately $4 million per employee, the Company ranks in the top 12% of its peer group in this category. This efficient utilization of staff is another reason behind the Company's excellent record of growth in earnings and assets. Growth in loans and other income are again expected to outpace increases in operating expenses during 1998, thereby resulting in anticipated improvements in each of the foregoing expense control ratios next year. The Company's long-term goal continues to be to reduce its operating efficiency ratio to a level of 50% or less and to lower the operating expenses to average assets ratio to 2.25% by the year 2000. An analysis of the components of 1997 operating expenses, by category, follows.

      Occupancy expenses amounted to $1.6 million in 1997, an increase of 16.1% versus 1996. This increase resulted from the relocation of the Company's lending group to larger offices in the Jericho Plaza office complex. In addition, higher utility costs, primarily due to the additional space occupied, and higher real estate taxes, due to a certiorari proceeding at a former location, also contributed to 1997's increase in occupancy costs. Occupancy costs are expected to rise again in 1998 as the result of the full year impact of the relocation to Jericho Plaza (nine months of rent expense was included in 1997 totals) and the new branch locations in Farmingdale and Holbrook.

      Equipment expenses rose by 19.2% in 1997 due to higher costs for depreciation, equipment purchases, rentals, maintenance and repairs. Depreciation expense, due to purchases of various office equipment, principally computers and network hardware during the latter half of 1996 and early 1997, increased by 11.0%. It is expected that this category will again increase during 1998 due to various planned technology initiatives, including the imminent replacement of the Company's mainframe computer system during the upcoming year, along with depreciation related to furniture and equipment purchased for the two new branches.

      Deposit assessment fees declined by $606 thousand or 83.1% during 1997 due primarily to 1996's one-time $498 payment to the FDIC related to the much publicized 1996 SAIF recapitalization. This one-time fee was paid by the Company as the result of deposits acquired in 1992 under the OAKAR provision. Excluding this non-recurring item, deposit assessment fees still would have declined during 1997 due to recent changes made to the FDIC assessment rate structure. The majority of the Company's deposits are insured by the Bank Insurance Fund
(BIF); the balance is insured by SAIF. Currently, the BIF assessment rate is $0 per $100 of deposits while SAIF deposits are assessed at a rate of $0.23 per $100 of deposits. Based upon year-end 1997 deposit levels and preliminary projections for 1998 deposit growth, management anticipates an increase of approximately 10% in the Company's 1998 deposit assessment fees.

                                                                            ----
                                                                             37


                                              STATE BANCORP, INC. AND SUBSIDIARY

      Amortization of intangibles was flat in 1997 versus 1996. Excluding further acquisition activity, intangibles amortization will decline by approximately $500 thousand or 90% in 1998 due to the run-off of core deposit amortization expenses in early 1998. These expenses related to the acquisition of two branches during 1992.

      Other operating expenses increased by 14.5% to $4.0 million in 1997 when compared to 1996. This increase resulted from growth in several categories, most notably credit and collection fees, computer software maintenance, audit and examination fees, directors meeting fees and meetings and seminars expenses. The increase in credit and collection expenses was due to an expanded role for outside counsel in pursuing legal remedies with respect to past due and nonperforming loans. Computer software maintenance cost increases result directly from expanded product offerings and licensing of software related to expanded usage of PCs by all Company staff. Management of the Company expects that operating expenses will continue to grow as the Company expands its operations, the markets it serves and the products it offers. Management anticipates an estimated overall 1998 expense growth rate of 3% to 7%.

      The Company's effective tax rate declined to 35% in 1997 from 36% a year earlier. This decrease was largely due to a higher level of tax-exempt income resulting from an increase in the average volume of tax-exempt loans and municipal securities. In addition, a larger deduction in 1997 for dividends paid on shares owned by the Company's ESOP and the phase-out of the New York State business surtax in July 1996 also served to reduce the Company's effective tax rate. Management of the Company anticipates that the 1998 effective tax rate will approximate the 35% recorded during 1997.

1996 versus 1995

      Operating expenses increased by 15.2% in 1996 to $15.5 million. Growth in salaries and other employee benefits of 14.1% was the principal reason for this increase. An increase in staff count, in several areas of the Company, coupled with related increases in supplementary compensation, 401(k) and ESOP contributions and health insurance costs accounted for the growth in this expense category.

      Occupancy costs rose by a nominal 2.1% in 1996 versus 1995 due to higher maintenance fees at various locations coupled with rental escalations on several leased properties.

      Equipment expenses were up by a modest 1.6% when compared to 1995 due to higher costs for equipment rental, maintenance and repairs. Depreciation expense was flat on a year to year basis.

      Deposit assessment fees were up substantially in 1996 as the result of a $498 thousand payment to the FDIC, related to the highly publicized SAIF recapitalization during that year. This one-time fee was paid by the Company as the result of deposits acquired in 1992 under the OAKAR provision.

      Intangibles amortization expense declined by 4.6% in 1996 as the result of the run-off of certain intangible assets acquired in 1992 branch purchase transactions.

      Other operating expenses increased by 28.2% to $3.5 million in 1996 as the result of growth in several categories, most notably credit and collection fees, marketing and advertising expenses, computer software maintenance costs, audit and examination expenses and directors' retirement costs.

      The Company's effective tax rate increased to 36% in 1996 from 33% in 1995. The higher tax rate in 1996 resulted from a lower level of tax-exempt income, due to a decline in the average volume of municipal securities owned. Somewhat offsetting these factors was the sunset provision in July 1996 of the New York State business surtax from its high of 15% in 1993.

CAPITAL RESOURCES

      The Company's capacity to grow its assets and earnings stems, in part, from the significance of its capital strength. The Company strives to maintain an optimal level of capital, commensurate with its risk profile, on which an attractive rate of return to stockholders will be realized over both the short and long term, while serving depositors', creditors' and regulatory needs. In determining an optimal capital level, the Company also considers the capital levels of its peers and the evaluations of its primary regulators. At December 31, 1997, stockholders' equity totaled $54.9 million, an increase of $6.4 million or 13.1% over year-end 1996. Total equity at December 31, 1996 and 1995 was $48.6 million and $40.6 million, respectively. The application of SFAS No. 115 resulted in a $215 thousand reduction in stockholders' equity at December 31, 1997 and a $936 thousand reduction in equity at December 31, 1996. Excluding the impact of SFAS No. 115 in 1997, 1996 and 1995, stockholders' equity has grown at rates of 11.4%, 21.9% and 9.5%, respectively. The increase in stockholders' equity during 1996 was bolstered by the Company's common stock rights offering which added $4.3 million in net proceeds to the equity base upon its completion. Excluding capital raised under the rights offering, stockholders' equity grew at a rate of 9.2% in 1996 versus 1995.

      Internal capital generation, defined as earnings less cash dividends paid on common stock, is the primary catalyst supporting the Company's future growth of

----
 38


MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Continued)


assets and, most importantly, stockholder value. Management constantly evaluates the Company's capital position in light of current and future growth objectives. Although the Company did not access either the equity or debt markets in 1997, management continues to monitor these markets closely. Strength in the Company's stock price also makes raising additional equity a viable alternative in the capital planning process. During 1997, the Company's common stock was the eighth best performing bank stock in the country, based upon total return criteria, as reported in the January 1998 issue of Bank Investor magazine. This performance gives management additional flexibility when reviewing capital requirements. During 1996, stockholders approved a resolution amending the Company's certificate of incorporation to increase the number of authorized shares to include up to 250 thousand shares of preferred stock. The Company has no present plans to issue or utilize the preferred shares. These shares do, however, also afford management additional flexibility with respect to future equity financings to support business expansion.

      Management strives to provide stockholders with a competitive return on their investment in the Company. During 1997, the Board of Directors increased the quarterly cash dividend on the Company's common stock from $0.10 per share to $0.12 (adjusted for the 6 for 5 stock split) in addition to declaring a 6 for 5 stock split. This action effectively increased the common stock dividend by 20%.

      Since 1993, the Company has also made a common stock dividend reinvestment plan available to its stockholders. This plan allows existing stockholders to reinvest cash dividends in Company stock and/or to purchase additional shares through optional cash investments on a quarterly basis. Shares are purchased at a 5% discount from the current market price under either plan option. During 1997 and 1996, $810 thousand and $703 thousand, respectively, were added to stockholders' equity through plan participation. Approximately 30% of the Company's cash dividends were reinvested in 1997 under this plan, and since inception, approximately $2.8 million in additional equity has been added through plan participation. Management anticipates continued future growth in equity through the program.

      State Bancorp, Inc. and its subsidiary are subject to various regulatory capital requirements administered by the Federal Reserve Board and the Federal Deposit Insurance Corporation. These regulatory authorities measure capital adequacy on a risk-weighted assets basis. Their guidelines provide a method of monitoring capital adequacy that is sensitive to the risk factors inherent in a bank's asset base, including off-balance sheet exposures. The guidelines assign various weights to different asset types depending upon their risk profile. Generally speaking, assets with greater risk require more capital support than do less risky assets. In addition, a leverage standard has been established to supplement the risk-based ratios in assessing an institution's overall capital adequacy. Failure to maintain the Bank's capital ratios in excess of minimum regulatory guidelines requires bank regulatory authorities to take prompt corrective action in accordance with the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). The regulations arising from FDICIA established five categories of capitalization for depository institutions: (1) well capitalized, (2) adequately capitalized, (3) undercapitalized, (4) significantly undercapitalized and (5) critically undercapitalized. Based upon its December 31, 1997 capital position as outlined in Table II, the Bank's capital ratios far exceed the minimums established for a well-capitalized institution. Failure to meet minimum capital requirements can initiate certain actions by regulators that could have a direct effect on the Company's and the Bank's operations and consolidated financial statements. The Company has no plans or commitments for capital utilization or expenditures that would affect its current capital position or would impact its future financial performance.

LIQUIDITY

      Liquidity management is a fundamental component of the Company's business strategy. The objective of liquidity management is to assure the ability of the Company and its subsidiary to meet their financial obligations. These obligations include the withdrawal of deposits on demand or at their contractual maturity, the repayment of borrowings as they mature, the ability to fund new and existing loan commitments and to take advantage of business opportunities as they arise. Liquidity is composed of the maintenance of a strong base of core customer funds, maturing short-term assets, the ability to sell marketable securities and access to lines of credit and the capital markets. Liquidity at the Company is measured and monitored daily, thereby allowing management to better understand and react to emerging balance sheet trends. After assessing actual and projected cash flow needs, management seeks to obtain funding at the most economical cost to the Company. These funds can be obtained by converting liquid assets to cash or by attracting new deposits or other sources of funding. Many factors affect the Company's ability to meet its liquidity needs, including variations in the markets served, loan demand, its asset/liability mix, its reputation and credit standing in its markets, and general economic conditions.

                                                                            ----
                                                                             39

                                              STATE BANCORP, INC. AND SUBSIDIARY


                                             ------------------------------------------------------------
Table II                                                      Ratios as of December 31,
                                             ------------------------------------------------------------
                                                                                              Regulatory
                                                                                            Criteria for
                                              Regulatory                                Well Capitalized
                                                 Minimum      1997      1996     1995        Institution
                                             ============================================================
Leverage Ratio-Tier I Capital to
 Total Adjusted Assets ...................   4.00%-5.00%     7.43%     7.01%    6.56%              5.00%
Tier I Capital/Risk Weighted Assets ......         4.00%    12.40%    11.11%   11.35%              6.00%
Total Capital/Risk Weighted Assets .......         8.00%    13.58%    12.36%   12.81%             10.00%
                                             ============================================================

      The Funds Management Committee is responsible for oversight of the Company's liquidity position and management of its asset/liability structure. This Committee monitors the loan and investment portfolios while also examining the maturity structure and volatility characteristics of the Company's liabilities to develop an optimum asset/liability mix. Funding sources available to the Company include retail, commercial and municipal deposits, purchased liabilities and stockholders' equity. If needed for short-term liquidity purposes, the Company has access to $16.5 million in informal unsecured lines of credit extended by correspondent banks. In addition, the Company can utilize its line of credit with the FHLBto access up to $47 million in market rate funds with maturities of up to thirty years. The Company does not utilize brokered deposits as a source of funds nor has it engaged in any derivatives activities during 1996 or 1997 to manage its liquidity or interest rate risk.

      Asset liquidity is provided by short-term investments and the marketability of securities available for sale. At December 31, 1997, the Company had $312 million in such liquid assets. The Company's loan portfolio and investment securities held to maturity also provide an excellent source of internal liquidity through maturities and periodic repayments of principal. Cash flows provided by the loan and investment portfolios are typically utilized to reduce the Company's borrowed funds position and/or to fund loan growth.

ASSET/LIABILITY AND INTEREST RATE RISK MANAGEMENT

      The goal of the Company's asset/liability and interest rate risk management is to ensure that liquidity, capital, interest rate and market risk are prudently managed. Asset/liability and interest rate risk management are governed by policies reviewed and approved annually by the Company's Board of Directors. The Board has delegated responsibility for asset/liability and interest rate risk management to the Funds Management Committee. The Funds Management Committee sets strategic directives that guide the day to day asset/ liability management activities of the Company as well as reviewing and approving all major funding, capital and market risk management programs.

      Interest rate sensitivity and the repricing characteristics of assets and liabilities are also managed by the Company's Funds Management Committee. The Committee's mandate is to maximize net interest income within acceptable levels of risk established by policy. Interest rate risk is the risk to earnings or capital arising from movements in interest rates. It is the assumption of interest rate risk along with credit risk that drives the Company's net interest margin. Management must determine the appropriate level of risk which enables the Company to achieve its performance objectives within the confines imposed by its business objectives and the external environment within which it operates. Interest rate risk arises from repricing risk, basis risk, yield curve risk or options risk and is measured using financial modeling techniques, including stress tests, to measure the impact of changes in interest rates on future earnings.

      Net interest income, the Company's primary source of earnings, is affected by interest rate movements. To mitigate the impact of changes in interest rates, the balance sheet must be structured so that repricing opportunities exist for both assets and liabilities in approximately equivalent amounts at basically the same time intervals. Imbalances in these repricing opportunities at any point in time constitute an interest-sensitivity gap, which is the difference between interest-sensitive assets and interest-sensitive liabilities. These static measurements do not reflect the results of any projected activity and are best utilized as early indicators of potential interest rate exposures. The primary objectives of the Company's asset/liability management are to continually evaluate the interest rate risk inherent in the Company's balance sheet; to determine the level and direction of risk appropriate given the Bank's strategic focus, operating environment, liquidity requirements and performance objectives; and to manage this risk in a prudent manner consistent with approved policy.

----
 40


MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Continued)


      Table III sets forth the amounts of assets and liabilities outstanding as of December 31, 1997 which, based upon certain assumptions, are expected to reprice or mature in each of the time frames shown. Except as stated, the amount of assets and liabilities shown to reprice or mature within a particular time frame was determined in accordance with the earlier of the term to repricing or the contractual terms of the asset or liability. The Company bases its deposit decay rates on assumptions established by management which reflect historical experience over the three years ended December 31, 1997. Thus, the decay rates for deposit accounts, with the exception of CDs, for which contractual maturities are readily available, were as follows: 20% per year for savings deposits; 33% per year for money fund and NOW accounts of individuals, partnerships and corporations; all money fund and NOW accounts of municipalities are included in the 0-6 months time frame due to their seasonality and volatility. Management feels that these decay assumptions reflect the historical stability of the Company's core deposit base, which may or may not be indicative of the industry average of its peers.

      An asset-sensitive gap indicates an excess of interest-sensitive assets over interest-sensitive liabilities, whereas a liability-sensitive gap indicates the opposite. At December 31, 1997, the Company had a one-year cumulative asset-sensitivity gap of $96 million. In a rising rate environment, an asset-sensitive gap position generally indicates that increases in income from interest-earning assets will outpace increases in expenses associated with funding those assets. In addition, the Company's net interest spread and net income would also improve under this scenario. Conversely, in a declining interest rate environment, the Company's cost of funds would decline more slowly than the yield on its rate-sensitive assets and would likely result in a contraction of net interest income. This risk can be reduced by various strategies, including the administration of liability costs and the investment of asset maturities and cash flows in such a way as to insulate net interest income from the effects of changes in interest rates. As previously mentioned, a static gap position is best utilized as a tool for early detection of potential interest rate exposure. Management's goal is to manage the Company's cumulative one-year gap such that rate-sensitive assets and liabilities are approximately equal in that time frame. Due to the nature of the Company's business, primarily the seasonality of its municipal funding function, an exactly matched one-year gap is unlikely to occur. Rather, management relies on simulation analysis to manage the Company's asset/liability position on a dynamic repricing basis. Simulation modeling applies alternative interest rate scenarios and periodic forecasts of future business activity to estimate the related impact on net interest income. The use of simulation modeling assists management in its continuing efforts to achieve earnings growth in a variety of interest rate environments. Asset and liability management efforts also may involve the use of off-balance sheet instruments such as interest rate swaps to minimize risk. The Company does not utilize swaps or other derivative instruments to manage its asset/liability position.

                                                                            ----
                                                                             41

                                              STATE BANCORP, INC. AND SUBSIDIARY


TABLE III                                                               Sensitivity Time Horizon
                                             ============================================================================
                                                   0-6          6-12           1-5       Over 5  Noninterest-
INTEREST-SENSITIVE ASSETS (1)                   Months        Months         Years        Years     Sensitive       Total
                                             ----------------------------------------------------------------------------
 (Dollars in Thousands)
 Loans (net of unearned income) (2) ......   $ 249,886     $  21,548     $  59,600    $  42,341    $   4,258    $ 377,633
 Securities Purchased Under
  Agreements to Resell ...................      34,000            --            --           --           --       34,000
 Securities Held to Maturity .............       5,171         5,368            --           98           --       10,637
 Securities Available for Sale (3) .......     125,085        82,680        42,179       25,630        2,368      277,942
                                             ----------------------------------------------------------------------------
    Total Interest-Earning Assets ........     414,142       109,596       101,779       68,069        6,626      700,212
                                             ----------------------------------------------------------------------------
 Unrealized Net Loss on Securities
  Available for Sale .....................        (364)                                                              (364)
 Cash and Due from Banks .................      26,933            --            --           --           --       26,933
 All Other Assets (7) ....................       5,985         2,572            --           --        2,751       11,308
                                             ----------------------------------------------------------------------------
    Total Assets .........................   $ 446,696     $ 112,168     $ 101,779    $  68,069    $   9,377    $ 738,089
                                             ============================================================================

INTEREST-SENSITIVE LIABILITIES (1)

 Savings Accounts (4) ....................   $  10,668     $  10,668     $  85,348    $      --    $      --    $ 106,684
 Money Fund and Now Accounts (5) .........      39,716         6,632        26,927           --           --       73,275
 Time Deposits (6) .......................     261,655        30,425        31,279          271           --      323,630
                                             ----------------------------------------------------------------------------

    Total Interest-Bearing Deposits ......     312,039        47,725       143,554          271           --      503,589
 Federal Funds Purchased, Securities
  Sold Under Agreements to Repurchase
  and Other Short-term Borrowings ........      42,818        25,000            --           --           --       67,818
                                             ----------------------------------------------------------------------------
    Total Interest-Bearing Liabilities ...     354,857        72,725       143,554          271           --      571,407
 All Other Liabilities, Equity and
  Demand Deposits (7) ....................       3,597           422            95                   162,568      166,682
                                             ----------------------------------------------------------------------------
    Total Liabilities and Equity .........   $ 358,454     $  73,147     $ 143,649    $     271    $ 162,568    $ 738,089
                                             ============================================================================
 Cumulative Interest-Sensitivity Gap (8) .   $  59,285     $  96,156     $  54,381    $ 122,179    $ 128,805
                                             ============================================================================
 Cumulative Interest-Sensitivity Ratio (9)       116.7%        122.5%        109.5%       121.4%       122.5%
 Cumulative Interest-Sensitivity Gap
  as a % of Total Assets .................         8.0%         13.0%          7.4%        16.6%        17.4%
                                             ============================================================================

(1) Allocations to specific interest-sensitivity periods are based on the earlier of the repricing or maturity date.
(2)   Nonaccrual loans are shown in the non-interest sensitive category.
(3) Estimated principal reductions have been assumed for mortgage-backed securities based upon their current constant prepayment rates.
(4) Savings deposits are assumed to decline at a rate of 20% per year over a five-year period based upon the nature of their historically stable core deposit relationships.
(5) Money Fund and Now accounts of individuals, partnerships and corporations are assumed to decline at a rate of 33% per year over a three-year period based upon the nature of their historically stable core deposit relationships. Money Fund and NOW accounts of municipalities are included in the 0-6 months category.
(6)   Reflected as maturing in each instrument's period of contractual maturity.
(7) Other Assets and Liabilities are shown according to their contractual payment schedule or a reasonable estimate thereof.
(8)   Total interest-earning assets minus total interest-bearing liabilities.
(9) Total interest-earning assets as a percentage of total interest-bearing liabilities.

----
 42


STATISTICAL INFORMATION


DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDER'S EQUITY:
Net Interest Income and Rates

      The following table presents the average daily balances of the Bank's assets, liabilities and stockholder's equity, together with an analysis of net interest earnings and average rates, for each major category of interest-earning assets and interest-bearing liabilities. Interest and average rates are computed on a fully taxable-equivalent basis, adjusted for certain disallowed interest expense deductions, using a tax rate of 34% in 1997, 1996, and 1995. Nonaccruing loans are included in the average balances (in thousands):

                                                               For the Years Ended December 31,
                                        -------------------------------------------------------------------------------------------
                                                       1997                         1996                         1995
                                        ===========================================================================================
                                         Average              Average   Average             Average   Average             Average
ASSETS:                                  Balance    Interest    Rate    Balance   Interest    Rate    Balance  Interest     Rate
                                        ===========================================================================================
Securities held to maturity and
  securities available for sale:
  Taxable ...........................   $ 185,763   $  12,222   6.58%  $ 168,826  $ 10,793   6.39%  $ 171,924  $ 10,813       6.29%
  Tax-exempt ........................      56,569       2,746   4.85      41,316     2,172   5.26      51,834     2,872       5.54
                                        -------------------------------------------------------------------------------------------
Total Securities ....................     242,332      14,968   6.18     210,142    12,965   6.17     223,758    13,685       6.12
Federal funds sold and
 securities purchased under
 agreements to resell ...............      36,366       1,995   5.49      32,004     1,735   5.42      24,776     1,467       5.92
                                        -------------------------------------------------------------------------------------------
Loans (net of unearned income):
 Taxable ............................     353,244      33,782   9.56     306,646    28,560   9.31     255,993    24,582       9.60
 Tax-exempt .........................       7,929         842  10.62       7,116       752  10.57       5,683       659      11.60
                                        -------------------------------------------------------------------------------------------
Total loans--net ....................     361,173      34,624   9.59     313,762    29,312   9.34     261,676    25,241       9.65
                                        -------------------------------------------------------------------------------------------
Total interest-earning assets .......     639,871   $  51,587   8.06%    555,908  $ 44,012   7.92%    510,210  $ 40,393       7.92%
Allowance for loan losses ...........      (5,235)                        (5,114)                      (5,050)
                                        -------------------------------------------------------------------------------------------
                                          634,636                        550,794                      505,160
Cash and due from banks .............      29,667                         24,434                       18,453
Bank premises and
 equipment--net .....................       3,188                          3,028                        2,935
Other assets ........................      10,859                         10,154                       10,664
                                        -------------------------------------------------------------------------------------------
Total Assets ........................   $ 678,350                      $ 588,410                    $ 537,212
                                        ===========================================================================================
LIABILITIES AND STOCKHOLDER'S EQUITY:
Savings and time deposits:
 Savings ............................   $ 210,808   $   5,257   2.49%  $ 191,828  $  4,825   2.52%  $ 190,518  $  5,179       2.72%
 Time ...............................     273,402      15,187   5.55     230,559    12,490   5.42     210,244    11,926       5.67
                                        -------------------------------------------------------------------------------------------
Total savings and time deposits .....     484,210      20,444   4.22     422,387    17,315   4.10     400,762    17,105       4.27
Federal funds purchased .............       2,620         154   5.88       3,578       207   5.79       2,578       160       6.21
Securities sold under
 agreements to repurchase ...........      25,680       1,448   5.64      27,667     1,529   5.53      23,273     1,387       5.96
Other borrowed funds ................      11,385         644   5.66       1,425        80   5.61         263        17       6.46
                                        -------------------------------------------------------------------------------------------
Total interest-bearing liabilities ..     523,895      22,690   4.33     455,057    19,131   4.20     426,876    18,669       4.37
Demand deposits .....................      99,251                         87,136                       69,177
Other liabilities ...................       3,578                          2,285                        2,735
                                        -------------------------------------------------------------------------------------------
Total liabilities ...................     626,724                        544,478                      498,788
Stockholder's equity ................      51,626                         43,932                       38,424
                                        -------------------------------------------------------------------------------------------
Total Liabilities and
 Stockholder's Equity ...............   $ 678,350                      $ 588,410                    $ 537,212
                                        ===========================================================================================
Net interest income/rate--
  tax-equivalent basis ..............                  28,897   4.52%               24,881   4.48%               21,724       4.26%
Less--tax equivalent basis
 adjustment .........................                     923                          833                          967
                                        -------------------------------------------------------------------------------------------
Net Interest Income .................               $  27,974                    $  24,048                     $ 20,757
                                        ===========================================================================================

                                                                            ----
                                                                             43


                                              STATE BANCORP, INC. AND SUBSIDIARY


ANALYSIS OF CHANGES IN NET INTEREST INCOME

      The following table presents a comparative analysis of the changes in the Bank's interest income and interest expense due to the changes in the average volume and the average rates earned on interest-earning assets and due to the changes in the average volume and the average rates paid on interest-bearing liabilities. Interest and average rates are computed on a fully taxable-equivalent basis, adjusted for certain disallowed interest expense deductions, using a tax rate of 34% in 1997, 1996 and 1995. Variances in rate/volume relationships have been allocated proportionately to average volume and average rate as they compare to each other (in thousands):

                                             Year 1997 over 1996                Year 1996 over 1995
                                    ------------------------------------------------------------------------
                                              Due to Change in:                  Due to Change in:
                                                                   Net                                   Net
                                    Average      Average      Increase    Average      Average      Increase
                                     Volume         Rate    (Decrease)     Volume         Rate    (Decrease)
                                    ========================================================================
INTEREST INCOME:
Securities held to maturity and
 securities available for sale:
  Taxable .........................  $1,107        $ 322        $1,429     $ (197)       $ 177       $ (20)
  Tax-exempt ......................     751         (177)          574       (559)        (141)       (700)
                                    ------------------------------------------------------------------------
Total securities ..................   1,858          145         2,003       (756)          36        (720)
Federal funds sold and
 securities purchased under
 agreements to resell .............     239           21           260        400         (132)        268
                                    ------------------------------------------------------------------------
Loans (net of unearned income):
 Taxable ..........................   4,439          783         5,222      4,737         (759)      3,978
 Tax-exempt .......................      86            3            89        155          (62)         93
                                    ------------------------------------------------------------------------
Total loans--net ..................   4,525          786         5,311      4,892         (821)      4,071
                                    ------------------------------------------------------------------------
Total Interest Income .............   6,622          952         7,574      4,536         (917)      3,619
                                    ------------------------------------------------------------------------
INTEREST EXPENSE:
Savings and time deposits:
 Savings ..........................     474          (42)          432         35         (389)       (354)
 Time .............................   2,373          324         2,697      1,117         (553)        564
                                    ------------------------------------------------------------------------
Total savings and time deposits ...   2,847          282         3,129      1,152         (942)        210
Federal funds purchased ...........     (56)           3           (53)        58          (11)         47
Securities sold under agreements
 to repurchase ....................    (112)          30           (82)       248         (106)        142
Other borrowed funds ..............     563            1           564         66           (3)         63
                                    ------------------------------------------------------------------------
Total Interest Expense ............   3,242          316         3,558      1,524       (1,062)        462
                                    ------------------------------------------------------------------------
Change in Net Interest Income
 (Tax-Equivalent Basis) ...........  $3,380        $ 636        $4,016     $3,012        $ 145      $3,157
                                    ========================================================================

----
 44


STATISTICAL INFORMATION
(Continued)


INVESTMENT PORTFOLIO

      The following table presents the amortized cost of held to maturity and available for sale securities held by the Company for each reported period (in thousands):

                                                                   December 31,
                                        -----------------------------------------------------------------
                                                 1997                   1996                  1995
                                        =================================================================
                                        Amortized     Market   Amortized     Market   Amortized    Market
                                             Cost      Value        Cost      Value        Cost     Value
                                        -----------------------------------------------------------------
Type

U.S. Treasury securities .............  $     --   $     --    $     --    $    --   $  25,482   $ 25,732
Obligations of states and political
 subdivisions ........................    70,517     70,458      48,632     48,654      42,955     42,970
Mortgage-backed securities and
 collateralized mortgage obligations .    62,517     62,108      93,598     92,411     137,815    137,416
Government Agency securities .........   153,177    153,288      44,785     44,382      24,989     25,068
Corporate securities .................     2,368      2,368       1,971      1,971       1,430      1,430
                                        -----------------------------------------------------------------
Total ................................  $288,579   $288,222    $188,986   $187,418   $ 232,671   $232,616
                                        =================================================================

      The following table presents the maturity distribution and the weighted average yield of the Company's investment portfolio at December 31, 1997 (in thousands). The yield information does not give effect to changes in estimated fair value of investments available for sale that are reflected as a component of stockholders' equity.

                                                                               Maturing
                                          ------------------------------------------------------------------------------
                                               Within            After One But       After Five But          After
                                              One Year         Within Five Years    Within Ten Years       Ten Years
                                          ------------------------------------------------------------------------------
                                           Amount   Yield*     Amount      Yield*    Amount   Yield*     Amount   Yield*
                                          ------------------------------------------------------------------------------
Type

Obligations of states
 and political subdivisions ..........    $70,253    4.84%    $    --         --%   $   197    8.48%    $    --      --%
Mortgage-backed securities and
 collateralized mortgage obligations**      7,491    5.47      54,617       6.29         --      --          --      --
Government Agency securities*** ......    153,288    6.84          --         --         --      --          --      --
Corporate securities .................         --      --          --         --         --      --       2,368    6.51
                                          ------------------------------------------------------------------------------
Total ................................    $231,032   6.19%    $54,617       6.29%   $   197    8.48%    $ 2,368    6.51%
                                          ==============================================================================

*     Fully tax-equivalent basis using a tax rate of 34%.

** Assumes maturity dates pursuant to average life as determined by constant prepayment rates.

*** Assumes coupon yields for securities passed their call dates and not bought at a discount; yields to call for securities not passed their call dates and not bought at a discount; and yields to maturity for securities purchased at a discount.

                                                                            ----
                                                                             45


                                              STATE BANCORP, INC. AND SUBSIDIARY


LOAN PORTFOLIO

      The following table categorizes the Company's loan portfolio for each reported period (in thousands):

                                                   December 31,
                                ------------------------------------------------
                                  1997      1996      1995      1994      1993
                                ================================================
Commercial and industrial ....  $172,524  $163,780  $130,617  $112,286  $ 95,644
Real estate-mortgage .........   174,480   160,104   137,067   126,107   117,275
Real estate-construction .....    14,713    13,132     7,798     3,349     3,203
Loans to individuals .........     7,077     7,526     6,323     6,746     8,193
Tax-exempt and other .........     8,920     8,841     5,838     6,742     6,801
                                ------------------------------------------------
Gross loans ..................   377,714   353,383   287,643   255,230   231,116
Less: unearned income ........        80        80        64        85        --
                                ------------------------------------------------
Loans--net of unearned income   $377,634  $353,303  $287,579  $255,145  $231,116
                                ================================================

      The following table presents the maturities of selected loans and the sensitivities of those loans to changes in interest rates at December 31, 1997 (in thousands):

                                     -------------------------------------------
                                     One Year  One Through        Over
                                      or Less   Five Years  Five Years     Total
                                     ===========================================
Commercial and industrial ........   $122,280      $42,826     $ 7,418  $172,524
Real estate-construction .........     12,964        1,749          --    14,713
                                     -------------------------------------------
Total ............................   $135,244      $44,575     $ 7,418  $187,237
                                     ===========================================
Loans maturing after
 one year with:
  Fixed interest rate ............                 $ 9,848     $ 1,306  $ 11,154
  Variable interest rate .........                 $34,727     $ 6,112  $ 40,839

      The following table presents the Company's nonaccrual, past due and restructured loans for each reported period (in thousands):

                                                                 December 31,
                                                 -------------------------------------------
                                                 1997       1996       1995    1994    1993
                                                 ===========================================
Nonaccrual loans .............................  $4,258     $5,869     $8,247  $6,707  $7,142
Loans 90 days or more past due and still
 accruing interest ...........................  $1,590     $1,228     $  337  $1,162  $3,289
Restructured, accruing loans .................  $7,289(1)  $6,524(1)  $3,344  $3,608  $1,084
Interest income on nonaccrual and restructured
 loans which would have been recorded under
 original loan terms .........................  $1,192     $1,265     $  837  $  571  $  686
Interest income on nonaccrual and restructured
 loans recorded during the period ............  $  476     $  263     $  260  $  124  $   48

(1) Includes one credit totaling $5.0 million and $4.7 million in 1997 and 1996, respectively, which is collateralized by commercial real estate with a current appraised value in excess of the carrying value of the credit.

----
 46


STATISTICAL INFORMATION
(Continued)


SUMMARY OF LOAN LOSS EXPERIENCE

      The determination of the balance of the allowance for possible loan losses is based upon a review and analysis of the Company's loan portfolio and reflects an amount which, in management's judgement, is adequate to provide for losses. Management's review includes monthly analysis of past due and nonaccrual loans and detailed, periodic loan by loan analyses. The adoption of SFAS No. 114 and SFAS No. 118 did not have a material effect on the consolidated financial statements and the allowance for possible loan losses.

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

      The following table presents an analysis of the Company's allowance for possible loan losses for each reported period (in thousands):

                                     ------------------------------------------
                                      1997     1996     1995     1994     1993
                                     ==========================================
Balance, January 1 ................  $5,009   $5,004   $4,929   $4,725   $5,068
                                     ------------------------------------------
Charge-offs:
 Commercial and industrial ........   1,509    1,018      777    1,175    1,645
 Real estate-mortgage .............     379      445      239      694    1,663
 Loans to individuals .............     169      132      133       45      103
 Loans to others ..................      --       --       45       --       --
                                     ------------------------------------------
Total charge-offs .................   2,057    1,595    1,194    1,914    3,411
                                     ------------------------------------------
Recoveries:
 Commercial and industrial ........     189       79       52      119       59
 Real estate-mortgage .............      23       14        6       47        5
 Loans to individuals .............      10        7       11        2        4
                                     ------------------------------------------
Total recoveries ..................     222      100       69      168       68
                                     ------------------------------------------
Net charge-offs ...................   1,835    1,495    1,125    1,746    3,343

Additions charged to operations ...   1,950    1,500    1,200    1,950    3,000
                                     ------------------------------------------
Balance at end of period ..........  $5,124   $5,009   $5,004   $4,929   $4,725
                                     ==========================================
Ratio of net charge-offs
 during the period to average loans
 outstanding during the period ....    0.51%    0.48%    0.43%    0.74%    1.49%
                                     ==========================================

                                                                            ----
                                                                             47


                                              STATE BANCORP, INC. AND SUBSIDIARY


      The following table presents the allocation of the Company's allowance for possible loan losses for each reported period (in thousands):

                               --------------------------------------------------------------------------------------------
                                     Percent of          Percent of         Percent of        Percent of         Percent of
                                       Loans to            Loans to           Loans to          Loans to           Loans to
                                          Total               Total              Total             Total              Total
                                 1997     Loans      1996     Loans     1995     Loans     1994    Loans      1993    Loans
                               ============================================================================================
Commercial and industrial ...  $2,210      45.7%   $2,452      46.4%  $1,972      45.4%  $2,004     44.0%   $2,527     41.4%
Real estate-mortgage ........   1,790      46.2     1,658      45.3    1,746      47.7    1,503     49.4     1,726     50.7
Real estate-construction ....     499       3.9       423       3.7       43       2.7       19      1.3       167      1.4
Loans to individuals ........      82       1.9       143       2.1      158       2.2       54      2.7       149      3.6
Tax exempt and other ........      50       2.3        51       2.5       70       2.0       39      2.6        48      2.9
Unallocated .................     493        --       282        --    1,015        --    1,310       --       108       --
                               --------------------------------------------------------------------------------------------
Total .......................  $5,124     100.0%   $5,009     100.0%  $5,004     100.0%  $4,929    100.0%   $4,725    100.0%
                               ============================================================================================

DEPOSITS

      The following table presents the average balance and the average rate paid on the Company's deposits for each reported period (in thousands):

                                         -----------------------------------------------------------
                                                  1997                 1996               1995
                                         ===========================================================
                                           Average   Average    Average   Average   Average  Average
                                           Balance      Rate    Balance      Rate   Balance     Rate
                                         -----------------------------------------------------------
Demand deposits .......................  $  99,251            $  87,136            $ 69,177
Interest-bearing transaction accounts .     38,033     2.00%     26,545     1.81%    22,286    1.79%
Money market deposit accounts .........     64,746     2.15%     56,636     2.18%    60,307    2.40%
Savings deposits ......................    108,029     2.88%    108,647     2.86%   107,925    3.09%
Time certificates of deposit of
 $100,000 or more .....................    181,856     5.58%    134,837     5.35%   106,510    5.79%
Other time deposits ...................     91,546     5.50%     95,722     5.51%   103,734    5.56%
                                         -----------------------------------------------------------
Total .................................  $ 583,461     3.50%  $ 509,523     3.40%  $469,939    3.64%
                                         ===========================================================

      The following table sets forth, by time remaining to maturity, the Company's certificates of deposit of $100,000 or more, at December 31, 1997 (in thousands):

3 months or less ...............................................  $222,080
Over 3 months through 6 months .................................     6,630
Over 6 months through 12 months ................................     4,939
Over 12 months .................................................     3,309
                                                                  --------
Total ..........................................................  $236,958
                                                                  ========

----
 48


STATISTICAL INFORMATION
(Continued)


RETURN ON EQUITY AND ASSETS

      The following table presents the Company's return on average stockholders' equity and assets, the dividend payout ratio and the average equity to average assets ratio for each reported period. The calculations are based on recorded assets and give effect to the changes in fair value of securities available for sale.

                                                  ------------------------------
                                                   1997        1996        1995
                                                  ==============================
Return on average assets ...................       1.05%       0.97%       0.94%
Return on average stockholders' equity .....      13.76%      12.98%      13.11%
Dividend payout ratio ......................      37.56%      37.37%      46.72%
Average equity to average assets ...........       7.61%       7.47%       7.15%

SHORT-TERM BORROWINGS

      The following information is provided on the Bank's short-term borrowings for each reported period (in thousands):

                                                                      ---------------------------
                                                                         1997      1996      1995
                                                                      ===========================
Balance, December 31--
 Securities sold under agreements to repurchase ....................  $14,818   $74,079   $83,218
 Federal funds purchased ...........................................  $ 6,000   $ 3,600   $17,000
 Federal Home Loan Bank advances ...................................  $47,000   $12,000   $10,000

Weighted average interest rate on Balance, December 31, 1997--
 Securities sold under agreements to repurchase ....................     6.29%     5.62%     5.85%
 Federal funds purchased ...........................................     7.00%     9.00%     6.00%
 Federal Home Loan Bank advances ...................................     6.08%     6.88%     6.05%

Maximum outstanding at any month end--
 Securities sold under agreements to repurchase ....................  $79,680   $74,079   $89,358
 Federal funds purchased ...........................................  $15,500   $14,500   $17,000
 Federal Home Loan Bank advances ...................................  $47,000   $12,000   $10,000

Average daily amount outstanding--
 Securities sold under agreements to repurchase ....................  $25,680   $27,667   $23,273
 Federal funds purchased ...........................................  $ 2,620   $ 3,578   $ 2,578
 Federal Home Loan Bank advances ...................................  $11,385   $ 1,425   $   263

Weighted average interest rate on average daily amount outstanding--
 Securities sold under agreements to repurchase ....................     5.56%     5.53%     5.96%
 Federal funds purchased ...........................................     5.81%     5.79%     6.21%
 Federal Home Loan Bank advances ...................................     5.58%     5.61%     6.46%

                                                                            ----
                                                                             49


                                              STATE BANCORP, INC. AND SUBSIDIARY


SELECTED QUARTERLY FINANCIAL DATA (in thousands)

                                     ----------------------------------------------------------------------------------------
                                                        1997                                          1996
                                     ========================================================================================
                                         1st        2nd         3rd         4th        1st         2nd         3rd        4th
                                     Quarter    Quarter     Quarter     Quarter    Quarter     Quarter     Quarter    Quarter
                                     ----------------------------------------------------------------------------------------
Interest income ...................  $11,524    $13,232     $12,344     $13,564    $10,733     $10,656     $10,411    $11,379
Interest expense ..................    4,932      5,939       5,506       6,313      4,898       4,727       4,522      4,984
                                     ----------------------------------------------------------------------------------------
Net interest income ...............    6,592      7,293       6,838       7,251      5,835       5,929       5,889      6,395
Provision for possible
 loan losses ......................      450        600         450         450        375         375         375        375
                                     ----------------------------------------------------------------------------------------
Net interest income after provision
 for possible loan losses .........    6,142      6,693       6,388       6,801      5,460       5,554       5,514      6,020
Other income ......................      415        374         365         480        445         438         386        589
Operating expenses ................    3,906      4,146       4,236       4,435      3,667       3,754       4,297      3,818
                                     ----------------------------------------------------------------------------------------
Income before income taxes ........    2,651      2,921       2,517       2,846      2,238       2,238       1,603      2,791
Provision for income taxes ........      937      1,022         895         976        810         825         545        988
                                     ----------------------------------------------------------------------------------------
Net income ........................  $ 1,714     $1,899     $ 1,622     $ 1,870    $ 1,428     $ 1,413     $ 1,058     $1,803
                                     ========================================================================================
Basic earnings per
 common share .....................  $   .28     $  .31     $   .27     $   .31    $   .25     $   .25     $   .19     $  .31
                                     ========================================================================================

----
 50

MARKET DATA                                   STATE BANCORP, INC. AND SUBSIDIARY


MARKET DATA

      The following is a three-year comparison of dividends and stock prices:

                                                   -----------------------------
                                                    1997      1996       1995
                                                   =============================
Annual cash dividends .........................    $0.44     $0.37     $   0.43
Annual stock split/stock dividends issued .....       20%        8%          10%

      The Company's common stock trades on the NASDAQ Small-Cap market under the symbol STBC. As quoted by the National Association of Securities Dealers, Inc., the approximate high and low bid prices for the years ended December 31, 1997, 1996, and 1995 were as follows:

                                 ------------------------------------------
                                   First      Second       Third     Fourth
                                 Quarter     Quarter     Quarter    Quarter
                                 ==========================================
1997
   High Bid .....................  16 1/2     18 1/2     20 5/8      26 7/8
   Low Bid ......................  12 1/2     14         15          20 1/8

1996
   High Bid .....................  14 1/2     14 1/8     12 1/4      12 5/8
   Low Bid ......................  14 1/8     12         11 1/2      11 7/8

1995
   High Bid .....................  12         12 1/2     12 1/4      14 1/4
   Low Bid ......................  10 1/4     11 3/8     12          12 1/4

                                                                            ----
                                                                             51


FIVE YEAR SUMMARY OF OPERATIONS               STATE BANCORP, INC. AND SUBSIDIARY

                                         ------------------------------------------------------------------------
For the Years Ended December 31, ......          1997           1996           1995           1994           1993
                                         ========================================================================
Interest income .......................  $ 50,664,182   $ 43,178,725   $ 39,426,356   $ 31,267,004   $ 29,139,761
Interest expense ......................    22,690,197     19,130,627     18,669,569     11,977,716     11,397,441
                                         ------------------------------------------------------------------------

Net interest income ...................    27,973,985     24,048,098     20,756,787     19,289,288     17,742,320
Provision for possible loan losses ....     1,950,000      1,500,000      1,200,000      1,950,000      3,000,000
                                         ------------------------------------------------------------------------

Net interest income after provision for
 possible loan losses .................    26,023,985     22,548,098     19,556,787     17,339,288     14,742,320
Other income ..........................     1,634,299      1,858,131      1,424,147      1,265,230      3,293,765
Operating expenses ....................    16,722,436     15,536,513     13,483,056     12,733,176     12,521,708
                                         ------------------------------------------------------------------------

Income before income taxes ............    10,935,848      8,869,716      7,497,878      5,871,342      5,514,377
Provision for income taxes ............     3,830,358      3,167,704      2,459,213      1,852,709      1,806,029
                                         ------------------------------------------------------------------------

Net income ............................  $  7,105,490   $  5,702,012   $  5,038,665   $  4,018,633   $  3,708,348
                                         ========================================================================

Basic earnings per common share .......  $       1.17   $       1.00   $       0.93   $       0.76   $       0.70
                                         ========================================================================

Stock split/dividends .................            20%             8%            10%            10%            10%

Weighted average number of
 shares outstanding adjusted
 for stock dividends and splits .......     6,069,284      5,716,786      5,406,295      5,321,326      5,268,094
Total assets ..........................  $738,088,937   $615,417,655   $650,950,468   $505,360,719   $490,714,979
Total deposits ........................  $611,227,920   $474,450,489   $497,739,954   $377,324,602   $367,828,761
Total stockholders' equity ............  $ 54,930,263   $ 48,569,471   $ 40,587,552   $ 36,170,470   $ 34,715,248
Return on total average assets ........          1.05%          0.97%          0.94%          0.83%          0.78%
Return on total average
 stockholders' equity .................         13.76%         12.98%         13.11%         11.45%         11.53%
Cash dividends per common share .......  $       0.44   $       0.37   $       0.43   $       0.22   $       0.20

----
 52


BOARD OF DIRECTORS AND EXECUTIVE OFFICERS     STATE BANCORP, INC. AND SUBSIDIARY


STATE BANCORP, INC. AND
STATE BANK OF LONG ISLAND

Board of Directors

Thomas F. Goldrick, Jr.
Chairman and Chief Executive Officer
State Bancorp, Inc. and State Bank of
Long Island

Gary Holman
Vice Chairman of the Board
State Bancorp, Inc. and State Bank of
Long Island
Of Counsel, Cahn, Wishod & Lamb LLP

J. Robert Blumenthal
President, Harwyn Enterprises, Inc.

Carl R. Bruno
Chief Financial Officer,
DiFazio Electric, Inc.

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

STATE BANK OF LONG ISLAND

Executive Officers

Office of the Chairman

Thomas F. Goldrick, Jr.
Chairman and Chief Executive Officer

Richard W. Merzbacher
President

Daniel T. Rowe
Vice Chairman

Frederick C. Braun, III
Executive Vice President and
Senior Lending Officer

Brian K. Finneran
Executive Vice President and
Chief Financial Officer

                                                                            ----
                                                                             53


STATE BANK OF LONG ISLAND--OFFICERS           STATE BANCORP, INC. AND SUBSIDIARY
Effective February 1, 1998


Financial Group

Theresa DiVittorio
First Vice President & Comptroller

Philip J. Nardella
Vice President

Thomas C. Padden
Vice President

John P. Rom
Vice President

Carol J. Bergmann
Assistant Vice President &
Assistant Secretary

Mary Ann DiLorenzo
Assistant Vice President

Steven Karaman
Administrative Assistant

Tiffany Tzakas
Administrative Assistant


Bank Operations/Facilities

Raymond D. Wagner
First Vice President

Maureen McTiernan
Manager

Valerie Stewart
Administrative Assistant


Management Information Systems
and Data Processing

Susanne Pheffer
Senior Vice President

Diane T. Beck
Vice President

Joseph M. McNeill
Vice President

Janine M. Martini
Manager

Jon Montana
Administrative Assistant


Corporate Services

Robert J. Valli
Senior Vice President &
Director of Municipal Finance
& Community Relations

Mary E. Durkin
Vice President & Director of Human
Resources & Training

John McWhirk
Vice President & Director of
Marketing & Product Development


Branch Administration

Thomas A. Arnone
Senior Vice President

Kevin J. Carroll
Assistant Vice President

Elizabeth A. Mead
Assistant Manager

Cara Maloney
Administrative Assistant


Farmingdale Branch

Peter J. Yovine
Assistant Vice President

Catherine R. Lingstuyl
Assistant Manager

Denise Cummings
Administrative Assistant


Garden City South Branch

Paul R. Cronen
Manager

Lisa A. Pandolfo
Assistant Manager


Hauppauge Branch

John J. Kurek
Vice President

Stephen N. Pedersen
Manager

Sharon Klinkhardt
Administrative Assistant


Huntington Branch

Karen M. Williams
Assistant Vice President

Helen M. Gilfedder
Assistant Manager


Jericho Branch

Rocco Reda
Vice President

Blanche E. Stanford
Manager

Robert Insalaco
Assistant Manager

Eftihia Karachalios
Administrative Assistant


MacArthur Branch

Iris Taibbi
Manager

Clare M. O'Shaughnessy
Assistant Manager


New Hyde Park Branch

Edward L. Kelly
Vice President

Lucille N. Jessen
Manager

Rosemary A. DiMario
Assistant Manager

Rina Miletic
Assistant Manager


Oyster Bay Branch

Robert J. Connors
Vice President

Diane E. Grochocki
Assistant Manager


Regional Financial Center

Rockville Centre

Ann Goulding
Manager

Lisa Ramos-Lopez
Assistant Manager

----
 54


STATE BANK OF LONG ISLAND--OFFICERS           STATE BANCORP, INC. AND SUBSIDIARY
Effective February 1, 1998 (Continued)


Commercial Lending Group

Charles A. Hoffman
Senior Vice President

Robert J. Nicols
Senior Vice President

Kenneth M. Scheriff
Senior Vice President

William H. Tucker
Senior Vice President

Jean-ann Yngstrom
Senior Vice President

George K. DeHaven
First Vice President

Jeffrey N. Barber
Vice President

James T. Burns
Vice President

Patrick M. Demery
Vice President

Kevin T. Hennessy
Vice President

Fred A. Heruth
Vice President

Kevin R. McHale
Vice President

Stephen B. Mischo
Vice President

Richard J. O'Brien
Vice President

Michael O'Leary
Vice President

Richard E. Ryan
Vice President

Michael P. Sabala
Vice President

Thomas Scott Swain
Vice President

Geraldine L. Harden
Assistant Vice President

Karyn F. Rodriguez
Assistant Vice President

Maria Billiris
Assistant Manager

Anne N. Dragovcic
Assistant Manager

Deanne L. Fitteron
Assistant Manager

Daniel Lehan
Assistant Manager

Sean Umhafer
Assistant Manager

Carol Golde
Administrative Assistant

Christopher Van Bell
Administrative Assistant

Luanne Walter
Administrative Assistant

Suzanne E. Weber
Administrative Assistant


Consumer Loan Department

Jean M. Cassese
Vice President

John J. McEniry
Assistant Vice President

Lisa M. Prete
Assistant Manager


Loan Operations Group

Siu Chan
 Manager

Patricia Salvatore
Administrative Assistant

                                                                            ----
                                                                             55


STATE BANCORP, INC. AND SUBSIDIARY            STATE BANCORP, INC. AND SUBSIDIARY
ADVISORY BOARD


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

Ralph Somma, Vice President
Brueton Industries, Inc.

William G. Spanos
Attorney at Law

Charles I. Steinberg, CFO
Continental Global
Equipment Corp.

Jerome Stubenhaus, CLU
Nassau Radiologic Group, P.C.

----
 56


CORPORATE INFORMATION                         STATE BANCORP, INC. AND SUBSIDIARY


EXECUTIVE OFFICES
699 Hillside Avenue
New Hyde Park, NY 11040-2512
Tel: (516) 437-1000
Fax: (516) 437-1032

2 Jericho Plaza
Jericho, NY 11753-1683
Tel: (516) 465-2300
Fax: (516) 465-6700

ANNUAL MEETING OF STOCKHOLDERS

State Bancorp, Inc.'s Annual Stockholders' Meeting will be held on Tuesday, April 28, 1998 at 10:00 a.m. at the New Hyde Park Inn, New Hyde Park, NY.

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

      Chase Mellon Shareholder
      Services LLC
      85 Challenger Road
      Ridgefield Park, NJ 07660
      (800) 526-0801
      www.chasemellon.com

FDIC RULES AND REGULATIONS,
Part 350.4(d)

This statement has not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.

INDEPENDENT AUDITORS

Deloitte & Touche LLP
1700 Market Street
Philadelphia, PA 19103-3984

COUNSEL

Cahn, Wishod & Lamb LLP
534 Broadhollow Road
Melville, NY 11747

                      [Logo] DIVIDEND REINVESTMENT PROGRAM

If you would like more information on State Bancorp's dividend reinvestment program, please complete and return this card.

Please Print:

Name ___________________________________________________________________________

Address ________________________________________________________________________

City ________________________ State ________________ Zip _______________________

Daytime telephone number _______________________________________________________

--------------------------------------------------------------------------------

                     [Logo] FINANCIAL PRODUCTS AND SERVICES

If you would like more information on any of our products and services, please complete and return this postage-paid reply card. Product and service information can also be obtained by visiting our web site at www.statebankofli.com.

Please send me information on:
 |_|  Checking                            |_|  Business Checking
 |_|  Savings                             |_|  Business Savings
 |_|  Certificates of Deposit             |_|  Small Business Credit Lines
 |_|  Personal Lines of Credit            |_|  Commercial Lines of Credit
 |_|  Auto Loans                          |_|  Term Loans
 |_|  Home Mortgages                      |_|  Commercial Mortgages
 |_|  Home Equity Loans                   |_|  Electronic Cash Management
 |_|  IRA's                               |_|  Merchant Card Services

Please Print:

Name ___________________________________________________________________________

Address ________________________________________________________________________

City ________________________ State ________________ Zip _______________________

Daytime telephone number _______________________________________________________

[Logo] STATE BANK OF LONG ISLAND


Branch Locations

MAIN OFFICE
699 Hillside Avenue
New Hyde Park, NY 11040-2512
(516) 437-1000
(516) 465-2200

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

Lincoln Plaza
2 Lincoln Avenue
Rockville Centre, NY 11570-5724
(516) 678-6000

501 North Broadway
Jericho, NY 11753-2107
(516) 822-4000

580 East Jericho Turnpike
Huntington Station, NY 11746-7378
(516) 271-5900

740 Veterans Memorial Highway
Hauppauge, NY 11788-1231
(516) 979-0700

4250 Veterans Memorial Highway
Holbrook, NY 11741-4001
(516) 630-0500

27 Smith Street
Farmingdale, NY 11735-1022
(516) 847-3900

Lending Facility

Two Jericho Plaza
Jericho, NY 11753-1683
(516) 465-2300

Internet Address

www.statebankofli.com

Touch 24

(516) 421-7900

                                                           ...We Are Long Island