Form 10-K, Exhibit 13
period 1998-12-31
STATE BANCORP INC
filed 1999-03-31
CIK 723458

EXHIBIT (13)
                         ANNUAL REPORT TO STOCKHOLDERS

STATE BANCORP, INC. [LOGO]

                    1998 ANNUAL REPORT

               WE ARE LONG ISLAND

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

                               [GRAPHIC OMITTED]

TABLE OF CONTENTS

1     Financial Highlights

2     Letter to Our Stockholders, Customers and Friends

4     Community Service

6     Technology

7     Subsidiaries

8     Board of Directors

9     Financial Table of Contents

10    Consolidated Financial Statements

14    Notes to Consolidated Financial Statements

24    Independent Auditors' Report

25 Management's Discussion and Analysis of Financial Condition and Results of Operations

38    Statistical Information

44    Market Data and Five Year Summary of Operations

45    Board of Directors and Executive Officers

46    State Bank of Long Island--Officers

48    State Bancorp, Inc. and Subsidiary Advisory Board

Inside Back Cover
   Corporate Information

                                              STATE BANCORP, INC. AND SUBSIDIARY

FINANCIAL HIGHLIGHTS
(in thousands)

                                                  1998      % Change              1997
=========================================================================================
Total Assets .........................        $732,694          (0.7)%        $738,089

Stockholders' Equity .................        $ 60,858          10.8%         $ 54,930

Net Income ...........................        $  8,203          15.5%         $  7,105

Return on Average Assets .............            1.11%                           1.05%

Return on Average Stockholders' Equity           14.16%                          13.76%

==========================================================================================

                                   Net Income
                             (dollars in millions)

                                [GRAHPIC OMITTED]

                              Shareholders' Equity
                             (dollars in millions)

                                [GRAHPIC OMITTED]

                              Total Average Assets
                             (dollars in millions)

                                [GRAHPIC OMITTED]

TO OUR STOCKHOLDERS, CUSTOMERS AND FRIENDS

As we begin the final year of the current millennium and look towards the much anticipated year 2000, we do so with a great sense of pride, looking back over our many years of accomplishment and continued growth. 1998 was indeed a year in which all of us associated with State Bancorp can take great satisfaction. Not only was it our twenty-eighth consecutive year of record earnings, but it was also a year in which our Company recorded significant levels of growth in loans, deposits and total stockholders' equity as well. It is the history of these many successes that causes all of us in the State Bank family to look forward with eager anticipation to the new millennium, which will now be upon us in just a few short months.

      We have also been encouraged during 1998 by the continuing strength of our local economy. All across Long Island, the sense of economic vibrancy resounds in virtually all sectors, from commercial real estate and record levels of employment, to our service and technology sectors as well. While we are greatly appreciative of the opportunities this economic vitality has afforded our Company, we are well aware that such strength likely cannot endure indefinitely, and consequently we monitor closely the ongoing condition of our Long Island economy, of which we are so very much a part.

      Summarizing the financial highlights of 1998, net income was $8.2 million or $1.27 per share, representing an increase of 15.5% as compared to 1997. As noted earlier, we are very proud that our level of earnings in 1998 represented the twenty-eighth consecutive year of such record results, truly a remarkable accomplishment and one that we feel may well be unparalleled both within New York State and on a national scope as well. The Company's capital ratios, of course, continue at levels well in excess of Federal regulatory guidelines for well capitalized institutions. Loans and deposits, our key balance sheet components, increased on average by 7% and 9% respectively during the course of 1998 as compared with the prior year. This continues to be a most encouraging trend, and one which we expect will prevail throughout the balance of 1999. The continuing growth of our Company, coupled with the increasing efficiencies we have been able to realize, will certainly serve us well as we move into the new millennium.

      For a more detailed analysis of the Company's consolidated financial statements, please refer to Management's Discussion and Analysis of Financial Condition and Results of Operations on page 25 of this report.

      During 1998, we were able to realize continued growth in many of our newer product offerings. Specifically, our Small Business Line of Credit product, as well as our recently introduced home equity loan product, Prime for Life, have been met with a great deal of success during the past year. Prime for Life has proven to be extremely attractive to a large number of our existing as well as new customers, primarily due to its lifetime prime rate of interest and the fact that there are absolutely no closing costs involved. Similarly, our Small Business Line of Credit has proven to offer great value to our business clients by providing ready access to a significant line of credit.

      Also during 1998, we officially began the operation of our Bank's two newest subsidiaries, SB Financial Services Corp. and SB Portfolio Management Corp. Both of these subsidiaries, chartered in Delaware, are managed by Matthew
T. Novak, who was formerly associated with the Company for many years in the capacity of Vice President and Comptroller. We are delighted to have Matt's expertise back on board and look forward to a continuing increase in the level of contribution being provided by these subsidiaries in the areas of asset/liability management and fixed income portfolio management.

      As we move through 1999, we also look forward to a continuing expansion of our relationship with U.S. Trust Company. This alliance was forged during the past year for the purpose of bringing a full range of investment management and trust services to our growing customer base. As a leader in providing these services to the New York market for over 145 years, we are delighted that U.S. Trust is now able to bring the highest level of investment and wealth management products and services to our valued customers.

      We again would like to bring to the attention of our Stockholders our Dividend Reinvestment Plan, which continues to afford our Stockholders the opportunity to reinvest their cash dividends into Company stock. Since its inception in 1993, this Plan has been exceptionally well received and has served to contribute nearly $4 million in capital toward the continuing growth of our Company. We have attached a perforated card in this report should you wish to become a participant in this highly regarded program.

      Once again, the untiring efforts of both our Board of Directors and our Advisory Board have contributed greatly to the successes enjoyed by our Company over these many years.

We were delighted to welcome eleven new members to our expanded Advisory Board during 1998. We believe that each of these individuals will bring significant business strengths to our Company. They now join the thirty-two continuing members of our Advisory Board to constitute a diverse group of professionals, representing a broad cross-section of our Long Island business community. A roster of our Advisory Board members, together with their respective business affiliations, appears on page 48 of this report.

      We also note the retirement in the last quarter of 1998 of one of our Company's long-standing directors, Robert J. Grady. Bob has served our Company in the capacity of Director, as well as Chairman of many of our Board's committees, since 1968. In his thirty years of service with the Board, Bob has contributed considerable time and effort in helping to guide our Company through three decades of growth and prosperity. It is with a great sense of appreciation that we wish him and his family much happiness in retirement.

      The year 1998 was one of great accomplishment for all of us here at State Bancorp and State Bank of Long Island. It is with eager anticipation that we now turn our attention to the 21st century and the number of challenges and opportunities that will be brought before us. We remain confident that the years ahead will bring us even greater successes as we continue to serve the people, businesses and governments of Long Island.

[PHOTO OMITTED]


/s/ Thomas F. Goldrick, Jr.

Thomas F. Goldrick, Jr.
Chairman and Chief Executive Officer

[PHOTO OMITTED]


/s/ Richard W. Merzbacher

Richard W. Merzbacher
Vice Chairman

[PHOTO OMITTED]


/s/ Daniel T. Rowe

Daniel T. Rowe
President

COMMUNITY SERVICE

At State Bank of Long Island, building relationships in the communities we serve extends beyond the financial services we provide. In addition to being a leading provider of commercial and consumer loans, cash management, checking, savings and investment options, we are an active partner with various non-profit and charitable organizations whose purpose is to improve the overall well-being of our community. Many of our officers serve on the Board of Directors of local organizations, and employees are encouraged to volunteer their time for Chambers of Commerce, local business associations, civic and senior citizen groups and various fund drives. Giving back to the communities we serve through direct contributions and the enthusiastic volunteering of our staff are essential elements of our corporate character. Being a good neighbor is a high priority at State Bank of Long Island.

                                 [PHOTO OMITTED]

St. Mary's Children and Family Services, Inc.

      St. Mary's, founded in 1894 by the Sisters of Mercy, is a non-profit, non-sectarian agency caring for abused, neglected and troubled children and families in crisis. St. Mary's cares for more than 800 children of all ages and from all walks of life. In addition to the main residential campus in Syosset, St. Mary's has 5 group homes in Nassau and Suffolk Counties, a Preventive Service Office in Garden City and more than 90 foster families who provide care for children in need.

      In addition to the many financial services that State Bank of Long Island provides to St. Mary's, our staff participates in training programs for senior students that offer basic instruction in money management and the operation of financial markets. Recently, several of these students were invited to take part in a "hands-on, job shadowing day" in our branches where they got a first-hand look at how a bank operates. Also, one of the students was invited to the American Stock Exchange with the Bank's senior management to take part in the ceremonial activities for the Bank's first day of AMEX trading. The job shadowing program was, in many ways, as enlightening to the Bank's staff as it was to the students. As corporate citizens, there are no commitments we can make that are more compelling than those involving the well-being of our future generation, especially those at-risk.

                            "The commitment of State
                       Bank's Staff and the enthusiastic
                      participation of St. Mary's students
                             made the job shadowing
                           program a great success."

Big Brothers Big Sisters of Long Island

      Big Brothers Big Sisters of Long Island is a not-for-profit organization that is affiliated with Big Brothers Big Sisters of America. The national agency was chartered by Congress in 1904. The Long Island Chapter recruits, trains and carefully matches volunteers/mentors on a one-to-one basis with children in the program. The children are those who display a need for special adult attention, friendship, guidance and role modeling. When a match is made, an agency social worker supervises the child and volunteer on a regular basis, always striving toward achieving short-and long-term goals tailored to the child's needs.

                                [GRAPHIC OMITTED]

      The Long Island Chapter also began a High School Program to meet the needs of at-risk youth in local schools. This Program now operates in eleven school districts on Long Island and is a model which has been replicated throughout the United States. The agency must raise more than fifty

                                 [PHOTO OMITTED]

percent of its annual budget through private donations and special events such as Bowl For Kids Sake. State Bank of Long Island supports the good works of Big Brothers Big Sisters with direct contributions and by participating in the bowling fund raiser. During 1998, over 30 of our employees took part in the bowl-a-thon and received an award for being the leading fund raiser for the event. Our leadership in these initiatives helps broaden the general awareness of Big Brothers Big Sisters' intervention programs and the difference that they can make in a child's life.

L.I.V.E.


      The Long Island Volunteer Enterprise (L.I.V.E.) is a coalition of companies, who, in cooperation with Long Island United Way and the Long Island Volunteer Center, join in a community service effort to help improve Long Island. During its five-year history, L.I.V.E. has provided hundreds of non-profit and community-based organizations with over 13,000 corporate volunteers to help meet the needs of those agencies. Teams of volunteers from sponsoring companies, which now total over 115, contribute one day's effort on meaningful projects, such as painting and refurbishing shelters and group homes, serving in soup kitchens, revitalizing parks, planting trees and gardens and mentoring. State Bank's employees are understandably proud of the rewarding projects they have completed, such as the repainting of the ice house on Sagamore Hill, refitting a playground at a child center and restoring historical landmarks.

                               [GRAPHIC OMITTED]

                         "Teams of State Bank L.I.V.E.
                          volunteers are pitching in,
                          cleaning up and renewing the
                         Long Island spirit that is key
                            to our quality of life."

Hauppauge Industrial Award

      The Hauppauge Industrial Association is a business organization of approximately 700 companies in the Hauppauge area. The goal of the Association is to create an environment in which business can prosper and contribute to the growth of the Long Island region. Each year, the HIA honors member companies that are leaders in their fields and have made noteworthy contributions to the economic or social well-being of the community. For 1998, State Bank of Long Island was the sponsor of the Small Business Achievement Award. This Award is given to a company with less than 100 employees that has successfully met the competitive challenges in its industry and has made a commitment to grow on Long Island. The recipient was Carr Business Systems which has been providing companies with sales and service of office equipment since 1937. As a result of sponsoring this Award, State Bank not only generates goodwill, but also increases the awareness of our small business services.

      There are numerous other philanthropic agencies with which we have long-standing partnerships. Our relationship with the Red Cross, for example, goes back almost to our beginning and continues today unabated. We are principal sponsors of the Oysterfest, Art & Essay Contest for National Children's Dental Health Month and several mini-marathons across Long Island.

      At State Bank we believe that being a good neighbor goes beyond just good business.

TECHNOLOGY

State Bank of Long Island is committed to keeping up with the rapid changes that are constantly occurring in technology and to implementing improvements when they provide added value to our customers. With our record growth, our successful launching of new branches and our expanding customer base, the demands on our systems support capabilities have increased dramatically. As a result, last year we upgraded our mainframe computer system to a Unisys NX5601-21 series processor which both improved our on-line transaction processing and system response time. This server combines in a single system the user-friendly open environment that characterizes today's client/server solutions with the mission critical capabilities traditionally associated with enterprise servers. Most importantly, the new server gives us the capacity to continue expanding our business base and to enhance the services we already offer.

                        "Investing in new technology will
                         help us work more effectively
                             in the new millennium."

Bringing Technology to Business

      An immediate impact of the new mainframe was an upgrade to a Windows environment for our Business Direct

Access (BDA) customers. BDA is a state-of-the-art electronic cash management system that links business customers via a personal computer to all of their State Bank accounts. Through menu interfaces, customers have the ability to check balances, make transfers, initiate wire and ACH transactions, stop payments and send and receive electronic messages. The new Windows environment provides quicker access to account information in a point and click format that is more familiar to its users. Our new server can fully support BDA and other processing applications without reducing response time to any system.

Year 2000

      The year 2000 brings with it many challenges, particularly with respect to computer systems. The major issue is the ability of computer systems to properly handle dates subsequent to 1999. For example, some systems may interpret 01/01/00 as January 1, 1900 rather than January 1, 2000. The concern is that systems will malfunction or produce inaccurate and unreliable information in critical areas.

Y2K [LOGO]

      At State Bank of Long Island, we have been aware of this potential problem for several years and have been addressing the possible effects it may have on our operations. We have formed a Year 2000 Action Team to thoroughly examine every aspect of our operations, as well as those of each of the major vendors and customers that support us. The Action Team has developed a Plan to address the potential effect of Year 2000 on our critical applications. The first three phases of the Plan are completed: Awareness, Assessment and Renovation. The Validation phase has begun and will continue through 1999. Although all critical applications have been tested and deemed compliant, we will continue to test applications throughout 1999 to re-affirm that they will function properly on and after January 1, 2000.

SUBSIDIARIES

In 1998, the Bank organized and capitalized two wholly-owned Delaware subsidiaries, SB Portfolio Management Corp. and SB Financial Services Corp. The purpose of the Delaware subsidiaries is the performance of balance sheet management services and activities which will enhance the Bank's earnings and market value within a desired risk profile.

      SB Portfolio Management Corp. maintains and manages a fixed income investment portfolio contributed by the Bank in exchange for all of its common stock. The investment portfolio is used as a primary tool for implementing balance sheet management strategies while satisfying the primary investment objectives of liquidity, income and safety. The investment activities conducted by this subsidiary include strategy development, security selection, trade execution, trade settlement and security safekeeping.

      SBFinancial Services Corp. provides balance sheet management services, primarily to the Bank and SBPortfolio Management Corp., with a focus on interest rate risk management. Interest rate risk management services includes the measurement and monitoring of a financial institution's exposure to changes in interest rates, as well as the development of appropriate on-balance sheet and off-balance sheet hedging strategies to manage this type of market risk within an acceptable range of risk tolerance. In addition, balance sheet optimization, capital adequacy, funding strategies, performance measurement, and merger and acquisition services will be performed by this subsidiary.

      Strategic initiatives that the Delaware subsidiaries will evaluate in 1999 are:

o     Short term investment portfolio yield enhancement strategies.

o     Investment portfolio growth and sector diversification alternatives.

o     Third party provider of asset/liability and Delaware nexus services.

o     Delaware balance sheet expansion opportunities.

BOARD OF DIRECTORS

                                [PHOTO OMITTED]

Standing from left to right:

Joseph F. Munson
Chairman, TRM International, Inc.

Richard W. Merzbacher
Vice Chairman, State Bancorp, Inc. and
President, State Bank of Long Island

Thomas F. Goldrick, Jr.
Chairman and Chief Executive Officer
State Bancorp, Inc. and State Bank of Long Island

Raymond M. Piacentini
Vice President, Donaldson, Lufkin & Jenrette,
Investment Services, Inc.

Seated:

Daniel T. Rowe
President, State Bancorp, Inc. and
Vice Chairman, State Bank of Long Island

Gerald P. Rosenberg
Secretary to the Board

                                 [PHOTO OMITTED]

Standing from left to right:

Gary Holman
Vice Chairman of the Board of Directors,
State Bancorp, Inc. and State Bank of Long Island;
Partner, Lamb & Barnosky, LLP

Suzanne H. Rueck
Manager, New Hyde Park Inn

Arthur Dulik, Jr.
Chief Financial Officer, Altana, Inc.

Carl R. Bruno
Chief Financial Officer,
DiFazio Electric, Inc.

Seated:

John F. Picciano
Attorney

J. Robert Blumenthal
President, Harwyn Enterprises, Inc.

FINANCIAL TABLE OF CONTENTS

10  Consolidated Financial Statements
14  Notes to Consolidated Financial Statements
24  Independent Auditors' Report
25  Management's Discussion and Analysis of Financial
    Condition and Results of Operations
38  Statistical Information
44  Market Data and Five Year Summary of Operations

CONSOLIDATED BALANCE SHEETS                   STATE BANCORP, INC. AND SUBSIDIARY
December 31, 1998 and 1997

-------------------------------------------------------------------------------------------------------------------------------
                                                                                     Notes              1998              1997
===============================================================================================================================
ASSETS:
  Cash and due from banks ...............................................               10     $  19,274,435     $  26,932,820
  Securities purchased under agreements to resell .......................                1                --        34,000,000
-------------------------------------------------------------------------------------------------------------------------------
  Cash and cash equivalents .............................................                         19,274,435        60,932,820
  Securities held to maturity (estimated fair value of $2,526,401 in 1998
    and $10,644,882 in 1997) ............................................              1,2         2,516,035        10,637,143
  Securities available for sale--at estimated fair value ................              1,2       279,338,611       277,577,567
  Loans (net of allowance for possible loan losses of
    $5,788,440 in 1998 and $5,123,651 in 1997) ..........................           1,3,12       414,847,940       372,509,616
  Bank premises and equipment--net ......................................              1,4         3,878,013         3,501,031
  Other assets ..........................................................            1,5,7        12,838,476        12,930,760
-------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS ............................................................                      $ 732,693,510     $ 738,088,937
===============================================================================================================================
LIABILITIES:
  Deposits: .............................................................                1
    Demand ..............................................................                      $ 125,327,460     $ 107,639,101
    Savings .............................................................                        195,614,058       179,958,856
    Time ................................................................                        276,079,430       323,629,963
-------------------------------------------------------------------------------------------------------------------------------
  Total deposits ........................................................                        597,020,948       611,227,920
  Federal funds purchased ...............................................                6                --         6,000,000
  Securities sold under agreements to repurchase ........................                6        34,529,000        14,818,000
  Other short-term borrowings ...........................................                6        35,000,000        47,000,000
  Accrued expenses, taxes and other liabilities .........................                7         5,285,670         4,112,754
-------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES .......................................................                        671,835,618       683,158,674
-------------------------------------------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENT LIABILITIES ..................................          9,10,12

STOCKHOLDERS' EQUITY: ...................................................             8,14
  Preferred stock, $0.01 par value, authorized 250,000 shares ...........                                 --                --
  Common stock, $5.00 par value, authorized 20,000,000 shares;
    issued 6,593,340 shares in 1998 and 6,503,832 shares in 1997;
    outstanding--6,512,138 shares in 1998 and 6,414,537 shares in 1997 ..                         32,966,700        30,970,630
  Surplus ...............................................................                         24,236,479        18,457,388
  Retained earnings .....................................................                          4,866,852         6,567,744
  Treasury stock ........................................................                1          (188,375)               --
  Accumulated other comprehensive income ................................                           (364,710)         (215,067)
  Unearned compensation .................................................                9          (659,054)         (850,432)
-------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity ..............................................                         60,857,892        54,930,263
-------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ..............................                      $ 732,693,510     $ 738,088,937
-------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME             STATE BANCORP, INC. AND SUBSIDIARY
For the Years Ended December 31, 1998, 1997 and 1996

---------------------------------------------------------------------------------------------------------------------
                                                              Notes            1998             1997             1996
=====================================================================================================================
INTEREST INCOME: .........................................        1
  Loans ..................................................        3    $ 36,638,602     $ 34,345,284     $ 29,063,647
  Federal funds sold and securities purchased
    under agreements to resell ...........................                3,370,650        1,989,006        1,734,542
  Securities held to maturity and securities
    available for sale:
    United States Treasury securities ....................                       --               --          648,878
    States and political subdivisions ....................                1,967,036        2,108,431        1,607,059
    Mortgage-backed securities ...........................                2,560,897        4,781,902        7,658,115
    Government Agency securities .........................               10,040,535        7,305,284        2,343,098
    Other ................................................                  191,444          134,275          123,386
---------------------------------------------------------------------------------------------------------------------
Total interest income ....................................               54,769,164       50,664,182       43,178,725
---------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
  Time certificates of deposit of $100,000 or more .......               12,283,595       10,150,061        7,390,698
  Other deposits and temporary borrowings ................               11,880,491       12,540,136       11,739,929
---------------------------------------------------------------------------------------------------------------------
  Total interest expense .................................               24,164,086       22,690,197       19,130,627
---------------------------------------------------------------------------------------------------------------------
  Net interest income ....................................               30,605,078       27,973,985       24,048,098
Provision for Possible Loan Losses .......................      1,3       1,800,000        1,950,000        1,500,000
---------------------------------------------------------------------------------------------------------------------
Net interest income after provision for possible
  loan losses ............................................               28,805,078       26,023,985       22,548,098
---------------------------------------------------------------------------------------------------------------------
OTHER INCOME:
  Service charges on deposit accounts ....................                1,148,359        1,236,964        1,305,089
  Net security (losses) gains ............................                  (63,771)         (53,180)         135,130
  Other operating income .................................                  448,523          450,515          417,912
---------------------------------------------------------------------------------------------------------------------
Total other income .......................................                1,533,111        1,634,299        1,858,131
---------------------------------------------------------------------------------------------------------------------
Income before operating expenses .........................               30,338,189       27,658,284       24,406,229
---------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
  Salaries and other employee benefits ...................        9      10,982,354        9,827,811        8,857,594
  Occupancy ..............................................       10       1,732,772        1,557,255        1,341,643
  Equipment ..............................................                  728,757          613,620          514,630
  Marketing and advertising ..............................                  543,000          361,000          360,355
  Deposit assessment fees ................................                  137,936          123,015          729,386
  Amortization of intangibles ............................                   83,554          605,147          605,147
  Other operating expenses ...............................                3,759,110        3,634,588        3,127,758
---------------------------------------------------------------------------------------------------------------------
Total operating expenses .................................               17,967,483       16,722,436       15,536,513
---------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES ...............................               12,370,706       10,935,848        8,869,716
PROVISION FOR INCOME TAXES ...............................      1,7       4,168,161        3,830,358        3,167,704
---------------------------------------------------------------------------------------------------------------------
NET INCOME ...............................................             $  8,202,545     $  7,105,490     $  5,702,012
=====================================================================================================================
BASIC EARNINGS PER COMMON SHARE ..........................        1    $       1.27     $       1.11     $       0.95
=====================================================================================================================
DILUTED EARNINGS PER COMMON SHARE ........................        1    $       1.24     $       1.09     $       0.94
=====================================================================================================================
AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING ............................................                6,477,600        6,372,748        6,002,625
=====================================================================================================================

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS         STATE BANCORP, INC. AND SUBSIDIARY
For the Years Ended December 31, 1998, 1997 and 1996

----------------------------------------------------------------------------------------------------------------------------
                                                                                    1998              1997              1996
============================================================================================================================
OPERATING ACTIVITIES:
  Net income ..........................................................    $   8,202,545     $   7,105,490     $   5,702,012
  Adjustments to reconcile net income to net cash provided by operating activities:
      Provision for possible loan losses ..............................        1,800,000         1,950,000         1,500,000
      Depreciation and amortization of bank premises and equipment ....          689,991           553,591           536,390
      Amortization of intangibles .....................................           83,554           605,147           605,147
      Deferred income tax benefit .....................................         (417,000)         (365,200)         (203,029)
      Amortization of net premium on securities .......................          794,427         1,520,924         1,336,874
      Net security losses (gains) .....................................           63,771            53,180          (135,130)
      Gain on sale of other real estate owned ("OREO") ................          (17,060)          (56,680)          (89,084)
      Amortization of unearned compensation ...........................          264,155           316,125           155,254
      Decrease (increase) in other assets, net ........................        1,017,041        (2,458,249)          149,082
      Increase in accrued expenses, taxes and other liabilities .......        1,122,956         1,263,659           134,572
----------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities .............................       13,604,380        10,487,987         9,692,088
----------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
  Proceeds from maturities of securities held to maturity .............       14,803,516        32,606,246        28,255,808
  Purchases of securities held to maturity ............................       (6,684,533)      (12,817,751)      (30,562,652)
  Proceeds from sales of securities available for sale ................      395,716,130       203,914,634       149,572,257
  Proceeds from maturities of securities available for sale ...........      257,840,968       144,113,718        82,595,593
  Purchases of securities available for sale ..........................     (656,400,168)     (468,983,407)     (187,378,118)
  Increase in loans--net ..............................................      (44,978,324)      (26,355,020)      (68,946,068)
  Proceeds from sale of OREO ..........................................          342,060         1,083,343           789,084
  Purchases of bank premises and equipment, net .......................       (1,066,973)       (1,058,498)         (573,114)
----------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities .................................      (40,427,324)     (127,496,735)      (26,247,210)
----------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
  Increase (decrease) in demand and savings deposits ..................       33,343,561        (9,747,425)      (21,446,672)
  (Decrease) increase in time deposits ................................      (47,550,533)      146,524,856        (1,842,793)
  (Decrease) increase in Federal funds purchased ......................       (6,000,000)        2,400,000       (13,400,000)
  Increase (decrease) in securities sold under agreements to repurchase       19,711,000       (59,261,000)       (9,138,774)
  (Decrease) increase in other short-term borrowings ..................      (12,000,000)       35,000,000         2,000,000
  Cash dividends paid .................................................       (3,294,506)       (2,538,326)       (1,952,039)
  Proceeds from shares issued under the dividend reinvestment plan ....          867,842           809,862           703,183
  Proceeds from stock options exercised ...............................          275,570            77,008           191,825
  Purchase of treasury stock ..........................................         (188,375)               --                --
  Proceeds from rights exercised ......................................               --                --         4,263,307
----------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by financing activities ...................      (14,835,441)      113,264,975       (40,621,963)
----------------------------------------------------------------------------------------------------------------------------
NET DECREASE IN CASH AND CASH EQUIVALENTS .............................      (41,658,385)       (3,743,773)      (57,177,085)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR ........................       60,932,820        64,676,593       121,853,678
----------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR ..............................    $  19,274,435     $  60,932,820     $  64,676,593
----------------------------------------------------------------------------------------------------------------------------
Supplemental Data:
  Interest paid .......................................................    $  24,363,965     $  22,027,177     $  19,121,173
============================================================================================================================
  Income taxes paid ...................................................    $   4,358,592     $   4,328,779     $   3,557,075
============================================================================================================================
  Transfer from loans to OREO .........................................    $     840,000     $     189,334     $   1,726,663
============================================================================================================================
  Adjustment to unrealized net loss on securities available for sale ..    $    (225,954)    $   1,221,056     $   1,528,398
============================================================================================================================
  Dividends declared but not paid as of year end ......................    $     780,485     $     730,526     $     600,126
============================================================================================================================

See Notes to Consolidated Financial Statements.

                                              STATE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
AND COMPREHENSIVE INCOME
For the Years Ended December 31, 1998, 1997 and 1996

                                                                                                               Accumulated
                                                                                                                     Other
                                                    Common                        Retained        Treasury   Comprehensive
                                        Notes        Stock         Surplus        Earnings           Stock          Income
===========================================================================================================================
Balance, January 1, 1996 ................      $21,059,560    $ 16,402,404    $  3,159,000                    $    (33,412)
Comprehensive income:
  Net income ............................                                        5,702,012

  Other comprehensive income, net
    of tax:
    Unrealized holding losses arising
      during the period .................
    Reclassification adjustment
      for gains included in net income ..

  Total other comprehensive income ......                                                                         (902,688)
Total comprehensive income ..............
Cash dividend ($.35 per share) ..........  1                                    (2,130,974)
8% stock dividend (340,671 shares at
  market value) .........................  1     1,703,355       2,895,703      (4,599,058)
Shares issued under the dividend
  reinvestment plan (57,752 shares
  at 95% of market value) ...............          288,760         414,423
Stock options exercised .................  8       125,000          66,825
Rights exercised ........................  9     2,328,565       3,134,742
Amortization of unearned compensation ...  9                         1,234
---------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996 ..............       25,505,240      22,915,331       2,130,980                        (936,100)
Comprehensive income:
  Net income ............................                                        7,105,490

  Other comprehensive income, net
    of tax:
    Unrealized holding gains arising
      during the period .................
    Reclassification adjustment for
      losses included in net income .....

  Total other comprehensive income ......                                                                          721,033
Total comprehensive income ..............
Cash dividend ($.42 per share) ..........  1                                    (2,668,726)
6 for 5 stock split (1,026,672
  shares at $5.00 par value) ............  1     5,133,360      (5,133,360)
Shares issued under the dividend
  reinvestment plan (54,581 shares at
  95% of market value) ..................          272,905         536,957
Stock options exercised .................  8        59,125          17,883
Amortization of unearned compensation ...  9                       120,577
---------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997 ..............       30,970,630      18,457,388       6,567,744                        (215,067)
Comprehensive income:
  Net income ............................                                        8,202,545

  Other comprehensive income, net of tax:
    Unrealized holding losses arising
      during the period .................
    Reclassification adjustment for gains
  included in net income ................

  Total other comprehensive income ......                                                                         (149,643)

Total comprehensive income ..............

Cash dividend ($.52 per share) ..........  1                                    (3,344,465)
5% stock dividend (312,332 shares at
  market value ..........................  1     1,561,660       4,997,312      (6,558,972)
Shares issued under the dividend
  reinvestment plan (42,725 shares
  at 95% of market value) ...............          213,625         654,217
Stock options exercised .................  8       220,785          54,785
Treasury stock purchased ................  1                                                  $   (188,375)
Amortization of unearned compensation ...  9                        72,777
---------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998 ..............     $ 32,966,700    $ 24,236,479    $  4,866,852    $   (188,375)   $   (364,710)
===========================================================================================================================

                                                                                Compre-
                                             Unearned                           hensive
                                           Compensation           Total          Income
========================================================================================
Balance, January 1, 1996 ................                  $ 40,587,552
Comprehensive income:
  Net income ............................                     5,702,012    $  5,702,012
                                                                           -------------
  Other comprehensive income, net
    of tax:
    Unrealized holding losses arising
      during the period .................                                      (648,084)
    Reclassification adjustment
      for gains included in net income ..                                      (254,604)
                                                                           -------------
  Total other comprehensive income ......                      (902,688)       (902,688)
                                                                           -------------
Total comprehensive income ..............                                  $  4,799,324
                                                                           =============
Cash dividend ($.35 per share) ..........                    (2,130,974)
8% stock dividend (340,671 shares at
  market value) .........................                            --
Shares issued under the dividend
  reinvestment plan (57,752 shares
  at 95% of market value) ...............                       703,183
Stock options exercised .................                       191,825
Rights exercised ........................  $ (1,200,000)      4,263,307
Amortization of unearned compensation ...       154,020         155,254
------------------------------------------------------------------------
Balance, December 31, 1996 ..............    (1,045,980)     48,569,471
Comprehensive income:
  Net income ............................                     7,105,490    $  7,105,490
                                                                           -------------
  Other comprehensive income, net
    of tax:
    Unrealized holding gains arising
      during the period .................                                       713,816
    Reclassification adjustment for
      losses included in net income .....                                         7,217
                                                                           -------------
  Total other comprehensive income ......                       721,033         721,033
                                                                           -------------
Total comprehensive income ..............                                  $  7,826,523
                                                                           =============
Cash dividend ($.42 per share) ..........                    (2,668,726)
6 for 5 stock split (1,026,672
  shares at $5.00 par value) ............                            --
Shares issued under the dividend
  reinvestment plan (54,581 shares at
  95% of market value) ..................                       809,862
Stock options exercised .................                        77,008
Amortization of unearned compensation ...       195,548         316,125
------------------------------------------------------------------------
Balance, December 31, 1997 ..............      (850,432)     54,930,263
Comprehensive income:
  Net income ............................                     8,202,545    $  8,202,545
                                                                           -------------
  Other comprehensive income, net of tax:
    Unrealized holding losses arising
      during the period .................                                      (127,239)
    Reclassification adjustment for gains
  included in net income ................                                       (22,404)
                                                                           -------------
  Total other comprehensive income ......                      (149,643)       (149,643)
                                                                           -------------
Total comprehensive income ..............                                  $  8,052,902
                                                                           =============
Cash dividend ($.52 per share) ..........                    (3,344,465)
5% stock dividend (312,332 shares at
  market value ..........................                            --
Shares issued under the dividend
  reinvestment plan (42,725 shares
  at 95% of market value) ...............                       867,842
Stock options exercised .................                       275,570
Treasury stock purchased ................                      (188,375)
Amortization of unearned compensation ...       191,378         264,155
------------------------------------------------------------------------
Balance, December 31, 1998 ..............  $   (659,054)   $ 60,857,892
========================================================================================

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting and
Reporting Policies

Organization and Nature of Operations--The consolidated financial statements include the accounts of State Bancorp, Inc. and its wholly-owned subsidiary, State Bank of Long Island (the "Bank"). The Bank's consolidated financial statements include the accounts of its wholly-owned subsidiaries, SB Portfolio Management Corp. ("SB Portfolio"), SB Financial Services Corp. ("SB
Financial"), SB ORE Corp. and New Hyde Park Leasing Corporation. SB Portfolio and SB Financial are Delaware-based subsidiaries formed in June 1998. SB Portfolio manages a portfolio of fixed income investments, and SB Financial provides balance sheet management services with a focus on interest rate risk management. State Bancorp, Inc. and subsidiary are collectively referred to hereafter as the "Company." All intercompany accounts and transactions have been eliminated.

      The Company was incorporated as a bank holding company under the laws of the State of New York in 1985 to provide consumer, commercial and municipal banking services to clients located primarily in the Queens, Nassau and Suffolk County areas. It offers a full range of deposit and loan products through nine full-service branches. In addition, the Company offers merchant credit card services, access to annuity products and offers a consumer debit card with membership in a national ATM network. The Company currently has ATMs at five of its nine branch locations.

Basis of Presentation--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

      The accounting and reporting policies of the Company conform with generally accepted accounting principles and with general practice within the banking industry. The following is a summary of the more significant accounting and reporting policies:

Securities Held to Maturity and Securities Available For Sale--At the time of purchase of a security, the Bank designates the security as either available for sale or held to maturity, depending upon investment objectives, liquidity needs and intent. Securities held to maturity are stated at cost, adjusted for premium amortized or discount accreted, if any. The Bank has the positive intent and ability to hold such securities to maturity. Securities available for sale are stated at estimated fair value. Unrealized gains and losses are excluded from income and reported net of tax as a separate component of stockholders' equity until realized. Trading securities are purchased and held principally for the purpose of selling them in the near term. Trading generally reflects active and frequent buying and selling, and trading securities are generally used with the objective of generating profits on short-term differences in price. As of December 31, 1998 and 1997, the Bank did not hold any trading securities. Interest earned on investment securities is included in interest income. Realized gains and losses on the sale of securities are reported in the statements of consolidated income and determined using the adjusted cost of the specific security sold.

Income Recognition--The Bank discontinues the accrual of interest on loans whenever there is reasonable doubt that interest and/or principal will be collected, or when either principal or interest is ninety days or more past due and the loan is not well collateralized nor in the process of collection. Income is not accrued for installment loans which are ninety days past due unless the Bank holds cash collateral therefor. Interest received on nonaccrual loans is either applied against principal or reported as income, according to management's judgement as to the collectibility of the principal.

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

      The Company accounts for impaired loans in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures." Commercial and commercial real estate loans are considered impaired when, based on current information and events, it is probable that the Company will not be able to collect all of the principal and interest due under the contractual terms of the loan.

                                              STATE BANCORP, INC. AND SUBSIDIARY

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

Bank Premises and Equipment--Net--Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation expense is computed by the straight-line method over the estimated useful lives of the related assets which range from 3 to 40 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining terms of the leases.

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

Treasury Stock--Stock held in treasury by the Company is accounted for using the cost method which treats stock held in treasury as a reduction to total stockholders' equity.

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

                                                For the Years Ended December 31,
--------------------------------------------------------------------------------
                                                1998          1997          1996
================================================================================
Net Income ...........................    $8,202,545    $7,105,490    $5,702,012
Average dilutive stock
  options outstanding ................       213,334       259,777       186,627
Average exercise price per share .....    $     6.43    $     8.18    $     6.70
Average market price--
  diluted basis ......................    $    20.11    $    17.83    $    12.90
Average common shares
  outstanding ........................     6,477,600     6,372,748     6,002,625
Increase in shares due to exercise
  of options--diluted basis ..........       126,745       140,650        70,234
--------------------------------------------------------------------------------
Adjusted shares outstanding--
  diluted ............................     6,604,345     6,513,398     6,072,859
--------------------------------------------------------------------------------
Net income per share--basic ..........    $     1.27    $     1.11    $     0.95
================================================================================
Net income per share--diluted ........    $     1.24    $     1.09    $     0.94
================================================================================

Statements of Cash Flows--For the purpose of presenting the consolidated statements of cash flows, the Company considers Federal funds sold and securities purchased under agreements to resell to be cash equivalents because such assets are convertible into fixed amounts of cash within several days of initial purchase.

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

Accounting for Stock Options--The Company accounts for stock-based compensation using the intrinsic value method, which recognizes as expense the difference between the market value of the stock and the exercise price at grant date. The Company discloses the pro forma effects of accounting for stock-based compensation using the fair value method.

Recent Accounting Developments--During 1998, the Company adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 130 requires an entity to present, as a component of comprehensive income, the amounts from transactions and other

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)



events which currently are excluded from the statement of income and are recorded directly to stockholders' equity. SFAS No. 131 requires an entity to disclose financial information in a manner consistent to internally used information and requires more detailed disclosures of operating and reporting segments than are currently in practice. The adoption of SFAS No. 130 and No. 131, which concerns disclosure standards only, did not have a material impact on the Company's financial position and results of operations.

Accounting Principles Issued But Not Adopted--In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management believes that the adoption of SFAS No. 133 will not have a material impact on the consolidated financial statements.

Reclassifications--Certain reclassifications have been made to prior years' amounts to conform them to the current year's presentation.

2. SECURITIES HELD TO MATURITY AND SECURITIES AVAILABLE FOR SALE

      The amortized cost, gross unrealized gains and losses, and estimated fair value of securities held to maturity and securities available for sale at December 31, 1998 and 1997 are as follows:

------------------------------------------------------------------------------------------------
                                                        December 31, 1998
------------------------------------------------------------------------------------------------
                                                         Gross           Gross
                                     Amortized      Unrealized      Unrealized        Estimated
                                          Cost           Gains          Losses       Fair Value
================================================================================================
Securities Held to Maturity:
  Obligations of states
    and political
    subdivisions .............    $  2,516,035    $     10,458    $        (92)    $  2,526,401
------------------------------------------------------------------------------------------------
Total Securities Held
  to Maturity ................       2,516,035          10,458             (92)       2,526,401
------------------------------------------------------------------------------------------------
Securities Available for Sale:
  Obligations of states
    and political
    subdivisions .............      21,644,855           7,483         (12,103)      21,640,235
  Government Agency
    securities ...............     213,274,365         193,205        (444,399)     213,023,171
  Corporate securities .......       2,368,150              --              --        2,368,150
  Mortgage-backed
    securities and
    collateralized
    mortgage
    obligations ..............      42,641,405              --        (334,350)      42,307,055
------------------------------------------------------------------------------------------------
Total Securities
  Available for Sale .........     279,928,775         200,688        (790,852)     279,338,611
------------------------------------------------------------------------------------------------
Total Securities .............    $282,444,810    $    211,146    $   (790,944)    $281,865,012
================================================================================================

------------------------------------------------------------------------------------------------
                                                           December 31, 1997
------------------------------------------------------------------------------------------------
                                                         Gross           Gross
                                     Amortized      Unrealized      Unrealized        Estimated
                                          Cost           Gains          Losses       Fair Value
================================================================================================
Securities Held to Maturity:
  Obligations of states
    and political
    subdivisions .............    $ 10,637,143    $      9,837    $     (2,098)    $ 10,644,882
------------------------------------------------------------------------------------------------
Total Securities Held
  to Maturity ................      10,637,143           9,837          (2,098)      10,644,882
------------------------------------------------------------------------------------------------
Securities Available for Sale:
  Obligations of states
    and political
    subdivisions .............      59,879,966           5,432         (72,275)      59,813,123
  Government Agency
    securities ...............     153,177,184         154,020         (43,477)     153,287,727
  Corporate securities .......       2,368,150              --              --        2,368,150
  Mortgage-backed
    securities and
    collateralized
    mortgage
    obligations ..............      62,516,478          35,291        (443,202)      62,108,567
------------------------------------------------------------------------------------------------
Total Securities
  Available for Sale .........     277,941,778         194,743        (558,954)     277,577,567
------------------------------------------------------------------------------------------------
Total Securities .............    $288,578,921    $    204,580    $   (561,052)    $288,222,449
================================================================================================

      The amortized cost and estimated fair value of securities held to maturity and securities available for sale at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

--------------------------------------------------------------------------------
                                                      Amortized        Estimated
                                                           Cost       Fair Value
================================================================================
Securities Held to Maturity:
  Due in one year or less ....................     $  2,432,035     $  2,434,001
  Due after five years through ten years .....           84,000           92,400
--------------------------------------------------------------------------------
Total Securities Held to Maturity ............     $  2,516,035     $  2,526,401
================================================================================
Securities Available for Sale:
  Due in one year or less ....................     $ 21,549,855     $ 21,541,435
  Due after one year through five years ......        5,000,000        5,005,000
  Due after five years through ten years .....      101,815,416      101,832,121
  Due after ten years ........................      108,922,099      108,653,000
--------------------------------------------------------------------------------
Subtotal .....................................      237,287,370      237,031,556
Mortgage-backed securities and
  collateralized mortgage obligations ........       42,641,405       42,307,055
--------------------------------------------------------------------------------
Total Securities Available for Sale ..........     $279,928,775     $279,338,611
================================================================================

      In 1998, 1997 and 1996, gross gains of $231,194, $192,958 and $325,979 and gross losses of $294,965, $246,138 and $190,849, respectively, were realized on the sale of securities available for sale.

      At December 31, 1998, the Bank did not own any securities held to maturity or securities available for sale for any one issuer in excess of ten percent of stockholders' equity.

      Securities held to maturity and securities available for sale with an amortized cost of $279,701,658 and $262,904,988 and an estimated fair value of $279,121,413 and $262,606,489 at December 31, 1998 and 1997, respectively, were pledged for public deposits, securities sold under agreements to repurchase and fiduciary purposes.

                                              STATE BANCORP, INC. AND SUBSIDIARY
3. LOANS--NET

      At December 31, 1998 and 1997, net loans consisted of the following:

                                                          1998              1997
================================================================================
Commercial and industrial ..................      $197,601,552      $172,524,092
Real estate--mortgage ......................       187,740,359       174,479,673
Real estate--construction ..................        17,164,726        14,712,909
Loans to individuals .......................         7,748,895         7,077,091
Tax exempt and other .......................        10,461,323         8,919,977
--------------------------------------------------------------------------------
Gross loans ................................       420,716,855       377,713,742
Less:
  Unearned income ..........................            80,475            80,475
  Allowance for possible loan losses .......         5,788,440         5,123,651
--------------------------------------------------------------------------------
Loans--net .................................      $414,847,940      $372,509,616
================================================================================

      The Bank's real estate loans and loan commitments are primarily for properties located throughout Long Island, New York. It is the Bank's policy to spread risk among a broad range of industries and to monitor concentration and associated levels of risk on an ongoing basis. As of December 31, 1998 and 1997, the only concentration of loans exceeding ten percent of total loans was the Bank's loans totaling $71,590,000 and $64,030,000, respectively, from real estate operators, lessors and developers. Repayment of these loans is dependent in part upon the overall economic health of the Company's market area and current real estate values. Credit losses arising from lending transactions in this industry compare favorably with the Bank's credit loss experience on its portfolio as a whole. The Bank considers the credit circumstances, the nature of the project, and loan to value ratios for all real estate loans. The Bank's loan to value policies are generally more conservative than regulatory guidelines.

      The Bank makes loans to its directors and executive officers, and other related parties, in the ordinary course of its business. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and, in the opinion of management, do not bear more than normal credit risk. Loans made to directors and executive officers, either directly or indirectly, totaled $1,537,146 and $1,428,618 at December 31, 1998 and 1997, respectively. New loans totaling $2,727,675 and $3,394,719 were extended and payments of $2,619,147 and $4,137,588 were received during 1998 and 1997, respectively, on these loans.

      Activity in the allowance for possible loan losses for the three years ended December 31, 1998 is as follows:

--------------------------------------------------------------------------------
                                           1998            1997            1996
================================================================================
Balance, January 1 .............    $ 5,123,651     $ 5,008,965     $ 5,004,216
Provision charged to income ....      1,800,000       1,950,000       1,500,000
Charge-offs, net of recoveries
  of $520,990, $222,429
and $99,796 ....................     (1,135,211)     (1,835,314)     (1,495,251)
-------------------------------------------------------------------------------
Balance, December 31 ...........    $ 5,788,440     $ 5,123,651     $ 5,008,965
================================================================================

      As of December 31, 1998 and 1997, the recorded investment in loans that are considered to be impaired is summarized below.

--------------------------------------------------------------------------------
                                                            1998            1997
================================================================================
Amount measured using the present value
  of expected future cash flows, discounted
  at each loan's effective
  interest rate ................................      $5,529,049      $6,329,049
Impaired collateral-dependent loans ............       3,133,067       2,756,308
--------------------------------------------------------------------------------
Total amount evaluated as impaired .............      $8,662,116      $9,085,357
--------------------------------------------------------------------------------
Average impaired loan balance ..................      $8,437,893      $9,575,104
--------------------------------------------------------------------------------
Interest income recognized
  on impaired loans ............................      $  315,543      $  420,421
================================================================================

      As a result of the Bank's measurement of impaired loans, an allowance for possible loan losses of approximately $1,420,000 and $953,000 was established for $8,352,709 and $9,085,357 of the total impaired loans at December 31, 1998 and 1997, respectively. No specific allowance was required for the remaining balance of impaired loans in 1998.

      At December 31, 1998 and 1997, loans with unpaid principal balances on which the Bank is no longer accruing interest income were $3,676,431 and $4,257,674, respectively. Interest income would have been approximately $262,000, $367,000 and $575,000 greater in 1998, 1997 and 1996, respectively, had these loans been current. Interest income on total nonaccrual loans, which is recorded only when received, amounted to approximately $64,000, $70,000 and $35,000 for 1998, 1997 and 1996, respectively.

      At December 31, 1998 and 1997, loans restructured, and still accruing interest in accordance with the modified terms, were $5,544,775 and $7,288,860, respectively. Interest income would have been approximately $248,000, $349,000 and $427,000 greater in 1998, 1997 and 1996, respectively, had the restructured loans performed according to their original terms.

4. Bank Premises and Equipment--Net

      At December 31, 1998 and 1997, Bank premises and equipment consisted of the following:

--------------------------------------------------------------------------------
                                                     Accumulated
                                                   Depreciation/        Net Book
                                            Cost    Amortization           Value
================================================================================
December 31, 1998:
  Building .....................      $1,727,116      $  727,607      $  999,509
  Leasehold improvements .......       1,348,110         466,993         881,117
  Furniture and fixtures .......       3,400,524       2,308,849       1,091,675
  Computer equipment
    and software ...............       1,868,853         963,141         905,712
--------------------------------------------------------------------------------
Total ..........................      $8,344,603      $4,466,590      $3,878,013
================================================================================
December 31, 1997:
  Building .....................      $1,711,391      $  661,102      $1,050,289
  Leasehold improvements .......       1,139,326         404,762         734,564
  Furniture and fixtures .......       3,328,176       2,107,529       1,220,647
  Computer equipment
    and software ...............       1,232,194         736,663         495,531
--------------------------------------------------------------------------------
Total ..........................      $7,411,087      $3,910,056      $3,501,031
================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)


5. Other Assets


  At December 31, 1998 and 1997, other assets consisted of the following:

--------------------------------------------------------------------------------
                                                             1998           1997
================================================================================
Core deposit intangibles (net of accumulated
  amortization of $3,296,322 and $3,248,904) .....    $        --    $    47,418
Interest receivable--investments .................      3,837,573      4,634,195
Interest receivable--loans .......................      2,002,240      2,342,674
Net deferred income taxes ........................      3,466,081      2,972,770
Prepaid expenses .................................        774,634        770,998
Excess market value of leases acquired
  (net of accumulated amortization
  of $222,833 and $186,697) ......................        399,633        435,769
Cash surrender value of life insurance policies ..      1,232,822      1,157,367
Principal receivable--mortgage-backed securities .         28,882         28,667
Other real estate owned ..........................        704,334        189,334
Other ............................................        392,277        351,568
--------------------------------------------------------------------------------
Total ............................................    $12,838,476    $12,930,760
================================================================================

6. Lines of Credit and Borrowed Funds

      At December 31, 1998 and 1997, correspondent banks extended unsecured lines of credit aggregating $16,500,000 to the Bank for the purchase of Federal funds and for foreign exchange transactions. The average amount outstanding under these credit facilities was $996,000 in 1998 and $2,620,000 in 1997. At December 31, 1998 and 1997, $0 and $6,000,000, respectively, were outstanding under these facilities.

      Securities sold under agreements to repurchase generally mature within one to seven days from the transaction date. The average amount outstanding under such agreements was $3,411,000 in 1998 and $25,680,000 in 1997. At December 31, 1998 and 1997, $34,529,000 and $14,818,000, respectively, were outstanding under such agreements.

      In addition to the above, the Bank may use a line of credit with the Federal Home Loan Bank of New York ("FHLB") for overnight funding or on a term basis to match fund asset purchases. Based upon a multiple of the FHLB stock that the Bank owns, approximately $28,500,000 of this line may be drawn on a term or overnight basis. The FHLB line is renewed on an annual basis. In October 1997, the Bank entered into a five year, callable term borrowing with FHLB under this line. At December 31, 1998 and 1997, $25,000,000 was outstanding under the term line, at an interest rate of 5.49%. The average amount outstanding for 1998 and 1997 was $25,000,000 and $4,520,000, respectively. On an overnight basis, $0 and $22,000,000 were outstanding as of December 31, 1998 and 1997, respectively. The average amount outstanding under this facility was $2,393,000 in 1998 and $6,865,000 in 1997.

      Also, in February 1998, the Bank entered into a ten year, callable term borrowing with a brokerage firm. At December 31, 1998, $10,000,000 was outstanding under this agreement, at an interest rate of 4.85%. The average amount outstanding for 1998 was $8,712,000.

7. Income Taxes

      The components of income tax expense for the years ended December 31, 1998, 1997 and 1996 are as follows:

--------------------------------------------------------------------------------
                                     1998               1997               1996
================================================================================
Federal:
  Current .............       $ 3,654,631        $ 3,059,510        $ 2,465,747
  Deferred ............          (372,000)          (320,722)          (202,633)
--------------------------------------------------------------------------------
Subtotal ..............         3,282,631          2,738,788          2,263,114
--------------------------------------------------------------------------------
State:
  Current .............           930,530          1,136,048            904,986
--------------------------------------------------------------------------------
  Deferred ............           (45,000)           (44,478)              (396)
--------------------------------------------------------------------------------
Subtotal ..............           885,530          1,091,570            904,590
--------------------------------------------------------------------------------
Total .................       $ 4,168,161        $ 3,830,358        $ 3,167,704
================================================================================

      Total income tax expense was different from the amounts computed by applying the statutory Federal income tax rate to income before income taxes due to the following:

--------------------------------------------------------------------------------------------------
                                  1998                     1997                      1996
==================================================================================================
                                         % of                      % of                      % of
                                       Pretax                    Pretax                    Pretax
                           Amount      Income        Amount      Income       Amount       Income
==================================================================================================
Income tax
  expense at
  statutory rate ...    $ 4,206,040     34.0%     $ 3,718,188     34.0%     $ 3,015,703     34.0%
Increase (reduction)
  in taxes resulting
  from:
  Tax exempt
    interest on
    investments,
    net of interest
    expense
    disallowed
    of $306,676,
    $330,121 and
    $190,349........       (568,481)    (4.6)        (575,904)    (5.3)        (520,137)    (5.9)
  State income tax,
    net of Federal
    tax benefit ....        584,450      4.7          720,436      6.6          597,029      6.7
  Other ............        (53,848)    (0.4)         (32,362)    (0.3)          75,109      0.9
--------------------------------------------------------------------------------------------------
Income tax
  expense ..........    $ 4,168,161     33.7%     $ 3,830,358     35.0%     $ 3,167,704     35.7%
==================================================================================================

      At December 31, 1998 and 1997, the deferred tax assets and liability are comprised of the following:

-------------------------------------------------------------------------------------------------
                                                                        1998                 1997
=================================================================================================
Deferred tax assets:
  Allowance for possible loan losses ..................          $ 2,222,180          $ 1,942,645
  Unrealized holding loss on securities
    available for sale ................................              225,455              149,144
  Intangible assets ...................................              788,143              866,453
  Bank premises and equipment .........................              132,293              149,533
  Other ...............................................               98,010               63,777
-------------------------------------------------------------------------------------------------
Subtotal ..............................................            3,466,081            3,171,552
Deferred tax liability--recapture of
  allowance for possible loan losses ..................                   --             (198,782)
-------------------------------------------------------------------------------------------------
Net deferred tax assets ...............................          $ 3,466,081          $ 2,972,770
=================================================================================================

                                              STATE BANCORP, INC. AND SUBSIDIARY

      The deferred tax assets and liability are netted and presented in a single amount, which is included in other assets in the accompanying consolidated balance sheets. The income tax (benefit) expense associated with net security (losses) or gains amounted to ($33,534), ($21,777) and $55,376 in 1998, 1997 and
1996, respectively.

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

      At December 31, 1998, 95,119 options for the purchase of 159,432 shares were exercisable, and 89,291 shares were reserved for possible issuance. A summary of stock option activity follows after giving retroactive effect to all stock splits and dividends:

---------------------------------------------------------------------------------------------------------------------------------
                                                                                          Option Price          Weighted Average
                                                         Number       Number         (Approximate Fair            Exercise Price
                                                       of Options   of Shares   Value at Date of Grant)     Total      Per Share
=================================================================================================================================
Outstanding--
  January 1, 1996..................................     118,647      241,004       $  10.60-$  30.00    $ 1,432,363       $ 6.43
  Granted..........................................      30,900       42,048                $  14.25        440,325       $10.47
  Exercised........................................      (7,453)     (33,893)      $  10.60-$  30.00       (191,825)      $ 5.66
  Cancelled or forfeited...........................      (4,199)      (8,777)      $  10.60-$  30.00        (54,339)      $ 6.19
---------------------------------------------------------------------------------------------------------------------------------
Outstanding--
  December 31, 1996................................     137,895      240,382       $  10.60-$  14.25      1,626,524       $ 7.25
  Granted..........................................      36,600       46,116                 $13.375        489,525       $10.62
  Exercised........................................      (6,525)     (12,880)      $  10.60-$  14.25        (77,008)      $ 5.98
  Cancelled or forfeited...........................      (1,200)      (1,590)      $ 12.625-$  14.25        (16,163)      $10.17
---------------------------------------------------------------------------------------------------------------------------------
Outstanding--
  December 31, 1997................................     166,770      272,028        $  10.60-$ 14.25      2,022,878       $ 7.87
  Granted..........................................      55,150       57,910                 $ 23.00      1,268,450       $21.90
  Exercised........................................     (21,345)     (45,906)        $ 10.60-$ 14.25       (275,570)      $ 6.00
  Cancelled or forfeited...........................        (900)      (1,062)        $13.375-$ 23.00        (16,988)      $16.00
---------------------------------------------------------------------------------------------------------------------------------
Outstanding--
  December 31, 1998                                     199,675      282,970         $ 10.60-$ 23.00     $2,998,770       $11.01
=================================================================================================================================

      The following summarizes shares subject to purchase from options outstanding and exercisable as of December 31, 1998:

--------------------------------------------------------------------------------------------------------------------
                                            Weighted Average
                                 Shares            Remaining  Weighted Average              Shares  Weighted Average
Range of Exercise Prices    Outstanding     Contractual Life    Exercise Price         Exercisable    Exercise price
=====================================================================================================================
$5.52-$ 6.28 ..............      89,500            1.4 years            $ 5.81              89,500            $ 5.81
$8.43-$10.62 ..............     136,082            5.2 years            $ 9.84              69,932            $ 9.50
$21.90 ....................      57,388            7.1 years            $21.90                  --            $   --
--------------------------------------------------------------------------------------------------------------------
                                282,970            4.4 years            $11.01             159,432            $ 7.43
=====================================================================================================================

      The estimated fair value of options granted during 1998 and 1997 was $6.04 and $2.48 per share, respectively. The Company applies APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its incentive stock option plans. Had compensation cost for the Company's two plans been determined at the fair value on the grant dates for awards under those plans, consistent with the method in SFAS No. 123, "Accounting for Stock-based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.

--------------------------------------------------------------------------------
                                           1998            1997             1996
================================================================================
Net income
  As reported .................    $  8,202,545    $  7,105,490    $   5,702,012
  Pro Forma ...................    $  8,029,596    $  7,020,040    $   5,639,263
--------------------------------------------------------------------------------
Basic earnings per common share
  As reported .................    $       1.27    $       1.11    $        0.95
  Pro Forma ...................    $       1.24    $       1.10    $        0.94
================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

      The fair value of options granted under the Company's incentive stock option plans during 1998, 1997 and 1996 were estimated on the date of grant using the Binomial option-pricing model with the following weighted-average assumptions used:

--------------------------------------------------------------------------------
                                             1998           1997           1996
================================================================================
Dividend yield ....................           2.7%           3.8%           3.4%
Expected volatility ...............          26.0%          13.3%          13.8%
Risk free interest rate ...........          4.56%          6.63%          6.25%
Expected life of options ..........       7 years      7.5 years      7.8 years
================================================================================

9. Employee Benefit Plans

      The Bank has an Employee Stock Ownership Plan (the "ESOP") which is a defined contribution plan covering substantially all full-time employees. Bank contributions to the ESOP represent a minimum of three percent of an employee's annual gross compensation. Employees become 20 percent vested after two years of employment, with an additional 20 percent vesting each year. Full vesting takes place upon the completion of six years of employment. Employee contributions are not permitted. At Dec ember 31, 1998, the ESOP had all of its assets invested in the Company's common stock. The Bank funds all amounts when due.

      In conjunction with the Rights Offering in July 1996, the ESOP borrowed $1,200,000 from the Company to purchase 126,000 of the Company's shares (adjusted for stock dividends and splits). As such, the Company recorded a deduction from stockholders' equity to reflect the unearned compensation for the shares. As the unearned shares are released from collateral and allocated among participants, the Company recognizes compensation expense equal to the current market price of the shares released and the shares become outstanding for earnings per share computations. Contributions under the ESOP charged to operations amounted to $631,494, $541,722 and $433,294 in 1998, 1997 and 1996,
respectively. Of that amount, compensation expense of $398,242 and $316,125 is applicable to the 20,093 shares and the 19,555 shares allocated in 1998 and 1997, respectively. As of December 31, 1998 and 1997, the value of the 69,202 and the 85,043 unallocated shares was $1,124,533 and $2,189,857, respectively.

      The Bank has a 401(k) Retirement Plan and Trust (the "401(k) Plan"), which covers substantially all full-time employees. Employees may elect to contribute up to sixteen percent of their annual gross compensation to the 401(k) Plan, and the Bank will match one half of the employee's contribution up to a maximum of three percent of the employee's annual gross compensation. Employees are fully vested in both their own and Bank contributions. Bank contributions under the 401(k) Plan amounted to $180,825, $168,902 and $151,731 in 1998, 1997 and 1996,
respectively. The Bank funds all amounts when due. At December 31, 1998, contributions to the 401(k) Plan were invested in either a bond, equity, money market, capital appreciation, international equity, emerging markets equity, or diversified fund as directed by each employee.

      During 1995, the Bank adopted non-qualified deferred compensation plans (the "Plans") for each officer for whom contributions under the ESOP are limited by the applicable provisions of the Internal Revenue Code. Bank contributions under the Plans totaled $51,653, $35,755 and $25,297 in 1998, 1997 and 1996, respectively.

10. Commitments and Contingent Liabilities

Leases--The Bank is obligated under various leases covering certain equipment, branches, office space and the land on which its head office is built. The minimum payments under these leases, certain of which contain escalation clauses, are:

--------------------------------------------------------------------------------
  1999..........................................................$1,081,319
  2000.......................................................... 1,103,199
  2001.......................................................... 1,119,231
  2002.......................................................... 1,121,177
  2003.......................................................... 1,039,214
  Remainder to 2011............................................. 3,582,152
--------------------------------------------------------------------------------
  Total                                                         $9,046,292
================================================================================

      Rent expense was approximately $982,000, $858,000 and $657,000 for 1998, 1997 and 1996, respectively.

Directors' Incentive Retirement Plan--The Company has a Directors' Incentive Retirement Plan for former directors of the Company who elected to retire after having completed certain minimum service requirements. Under the retirement plan, directors who elect to retire are entitled to receive, for a period of five years after such retirement, certain compensation, as defined in the retirement plan, as long as such director continues to consult with the Company in an advisory capacity (or, if the director expires prior to the completion of the consulting period, the beneficiary or estate designated by the director is entitled to receive such remaining compensation).

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

Directors' Stock Plan--The Company approved a Directors' Stock Plan in 1998 for each outside director and the secretary to the Board of Directors. Commencing January 1, 1999, and on January 1 of each subsequent year, each participant will be granted an award of 100 share credits for the preceding year of service. Each participant will also receive share credits for cash or stock dividends that would have been paid if the share credits had been actual shares. Awards shall be paid after the

                                              STATE BANCORP, INC. AND SUBSIDIARY

participant has ceased to be a director or secretary. If the participant expires, the shares will be awarded to his/her beneficiary or estate. There are 105,000 shares reserved for possible issuance.

      During 1998, 1997 and 1996, the Bank charged approximately $126,000, $133,000 and $263,000, respectively, to operations relating to the retirement and stock plans.

Severance Commitments--The Company has five Executive Severance Plans (the "Plans") for certain key executives who are full-time employees of the title of Senior Vice President and above and who are designated as Plan participants by the Board of Directors. The Plans provide for certain rights accruing to participants in the event of a termination of the participant's employment within one year after a change in control of the Company. These rights include a cash payment and the continuation of certain employee benefits. In addition, all stock options held by a participant will become immediately exercisable. In the event that the participant enters into an employment contract, as defined in the Plans, all rights to the severance payment and other benefits set forth above will terminate. No amounts have been paid or accrued under the Plans.

Pending Claims and Contingent Liabilities--There are various pending claims and contingent liabilities arising in the normal course of business which are not reflected in the accompanying consolidated financial statements. Management considers that the aggregate liability, if any, resulting from pending claims and contingent liabilities will not be material.

Other--The Bank is required to maintain balances with the Federal Reserve Bank of New York to satisfy reserve requirements. These balances averaged approximately $3,391,000 and $5,812,000 in 1998 and 1997, respectively.

11. State Bancorp, Inc. (Parent Company Only)

      Certain condensed financial information follows (in thousands of dollars):

                                                                December 31,
--------------------------------------------------------------------------------
                                                            1998           1997
================================================================================
BALANCE SHEET
Assets:
  Cash ...........................................      $    636       $    176
  Dividends receivable and other assets ..........         1,023          1,026
  Investment in the Bank .........................        60,311         54,459
-------------------------------------------------------------------------------
Total Assets .....................................      $ 61,970       $ 55,661
================================================================================
Liabilities ......................................      $  1,112       $    731
-------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY:
  Preferred stock ................................            --             --
  Common stock ...................................        32,967         30,970
  Surplus ........................................        24,236         18,457
  Retained earnings ..............................         4,867          6,568
  Treasury stock .................................          (188)            --
  Unrealized net loss on securities
  available for sale .............................          (365)          (215)
  Unearned compensation ..........................          (659)          (850)
-------------------------------------------------------------------------------
Total Stockholders' Equity .......................        60,858         54,930
================================================================================
Total Liabilities and Stockholders' Equity .......      $ 61,970       $ 55,661
================================================================================

                                               For the years ended December 31,
--------------------------------------------------------------------------------
                                                   1998        1997        1996
================================================================================
Income Statement
Dividends from the Bank ....................    $ 3,344     $ 2,668     $ 2,131
Equity in the undistributed earnings
  of the Bank ..............................      4,859       4,437       3,571
-------------------------------------------------------------------------------
Net Income .................................    $ 8,203     $ 7,105     $ 5,702
================================================================================
Cash Flows
Operating Activities:
  Net income ...............................    $ 8,203     $ 7,105     $ 5,702
  Decrease (increase) in other assets ......          3        (426)       (179)
  Increase in liabilities ..................        332          --         179
  Equity in the undistributed earnings
    of the Bank ............................     (4,859)     (4,437)     (3,571)
-------------------------------------------------------------------------------
Net cash provided by operating activities ..      3,679       2,242       2,131
--------------------------------------------------------------------------------
Financing Activities:
  Cash dividends paid ......................     (3,295)     (2,538)     (2,131)
  Proceeds from issuance of
    common stock ...........................      1,143         887       5,313
  Capital contribution to the Bank .........       (879)     (4,833)       (895)
  Payment to repurchase common stock .......       (188)         --          --
-------------------------------------------------------------------------------
Net cash (used in) provided by
  financing activities .....................     (3,219)     (6,484)      2,287
--------------------------------------------------------------------------------
Net Changes in Cash ........................    $   460     $(4,242)    $ 4,418
================================================================================

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

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral required varies, but may include accounts receivable, inventory, equipment, real estate, and income-producing commercial properties. At December 31, 1998 and 1997, commitments to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

originate loans and commitments under unused lines of credit for which the Bank is obligated amounted to approximately $120,688,000 and $83,214,000, respectively.

      Letters of credit are conditional commitments issued by the Bank guaranteeing payments of drafts in accordance with the terms of the letter of credit agreements. Commercial letters of credit are used primarily to facilitate trade or commerce and are also issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Collateral may be required to support letters of credit based upon management's evaluation of the creditworthiness of each customer. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Most letters of credit expire within one year. Management does not anticipate any material losses as a result of these transactions. At December 31, 1998 and 1997, the Bank had letters of credit outstanding of approximately $3,933,000 and $3,461,000, respectively.

13. Disclosures About Fair Value of Financial Instruments

      Fair value estimates are made as of a specific point in time based on the characteristics of financial instruments and market information. Where available, quoted market prices are used. However, markets do not exist for a portion of the Bank's financial instruments and, as a result, fair value estimates require judgements regarding future cash flows. These judgements are subjective in nature, involve uncertainties and therefore may change significantly at future measurement dates. The fair value information that follows is intended to supplement, but not replace, the basic consolidated financial statements and other traditional financial data presented through out this report. The calculation of estimated fair values is based on market conditions at December 31, 1998 and 1997 and is not reflective of current or future fair values. Furthermore, the value of long-term relationships with depositors is not reflected. The value of those relationships is significant.

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Cash and Short -Term Investments--For cash and short-term investments (due from banks, Federal funds sold, securities purchased under agreements to resell, accrued interest receivable and certain other short-term assets), the carrying amount is a reasonable estimate of fair value.

Securities Held to Maturity and Securities Available for Sale--For securities held to maturity and securities available for sale, the estimated fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using a quoted market price for similar securities.

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

      The estimated fair values of the Bank's financial instruments, in thousands, are as follows:

                                                      December 31,
-----------------------------------------------------------------------------------
                                         1998                       1997
-----------------------------------------------------------------------------------
                                 Carrying     Estimated     Carrying      Estimated
                                   Amount    Fair Value       Amount     Fair Value
====================================================================================
Financial assets:
  Cash and short-term
    investments ...........      $ 25,889      $ 25,889      $ 68,681      $ 68,681
  Securities held to
    maturity and securities
    available for sale ....       281,855       281,865       288,215       288,222
  Loans--net of the
    allowance for
    possible loan
    losses ................       414,848       430,084       372,509       378,245
-----------------------------------------------------------------------------------
Total .....................      $722,592      $737,838      $729,405      $735,148
====================================================================================
Financial liabilities:
  Deposits ................      $597,021      $598,523      $611,228      $612,167
  Other short-term
    liabilities ...........        70,860        70,860        69,349        69,349
-----------------------------------------------------------------------------------
Total .....................      $667,881      $669,383      $680,577      $681,516
====================================================================================

                                              STATE BANCORP, INC. AND SUBSIDIARY

14. Regulatory Matters

      Dividends paid by the Company are subject to restrictions by certain regulatory agencies. Under these restrictions, approximately $9,764,000 was available for payment of dividends at December 31, 1998, without prior approval of those regulatory agencies.

      The Company and the Bank are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and the Bank's classification are also subject to qualitative judgements by the regulators about components, risk weightings and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total capital and Tier I capital, as defined in the regulations, to risk weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1998, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

      As of December 31, 1998, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category. The Company's and the Bank's capital amounts and ratios are as follows (in thousands):

----------------------------------------------------------------------------------------------------------------------
                                                                                                     To Be Well
                                                                           For Capital            Capitalized Under
                                                                            Adequacy              Prompt Corrective
                                                    Actual                  Purposes              Action Provisions
----------------------------------------------------------------------------------------------------------------------
                                               Amount      Ratio        Amount       Ratio        Amount       Ratio
======================================================================================================================
As of December 31, 1998:
Tier I Capital to Total Adjusted
   Average Assets (Leverage):
  The Company ..........................      $60,823       8.05%       $30,208       4.00%           N/A        N/A
  The Bank .............................      $60,276       7.98%       $30,214       4.00%       $37,760       5.00%
 Tier I Capital to Risk Weighted Assets:
  The Company ..........................      $60,823      12.82%       $18,982       4.00%           N/A        N/A
  The Bank .............................      $60,276      12.64%       $19,077       4.00%       $28,615       6.00%
Total Capital to Risk Weighted Assets:
  The Company ..........................      $66,611      14.04%       $37,965       8.00%           N/A        N/A
  The Bank .............................      $66,064      13.85%       $38,153       8.00%       $47,691      10.00%
---------------------------------------------------------------------------------------------------------------------
As of December 31, 1997:
Tier I Capital to Total Adjusted
   Average Assets (Leverage):
  The Company ..........................      $54,662       7.50%       $29,155       4.00%           N/A        N/A
  The Bank .............................      $54,191       7.43%       $29,174       4.00%       $36,444       5.00%
Tier I Capital to Risk Weighted Assets:
  The Company ..........................      $54,662      12.55%       $17,416       4.00%           N/A        N/A
  The Bank .............................      $54,191      12.40%       $17,476       4.00%       $26,214       6.00
Total Capital to Risk Weighted Assets:
  The Company ..........................      $59,786      13.73%       $34,833       8.00%           N/A        N/A
  The Bank .............................      $59,315      13.58%       $34,951       8.00%       $43,689      10.00%
======================================================================================================================

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of State Bancorp, Inc.
New Hyde Park, New York

      We have audited the accompanying consolidated balance sheets of State Bancorp, Inc. and subsidiary (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, aswell as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of State Bancorp, Inc. and subsidiary at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
January 21, 1999

MANAGEMENT'S DISCUSSION AND ANALYSIS          STATE BANCORP, INC. AND SUBSIDIARY
OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS

OVERVIEW

      State Bancorp, Inc. (the "Company") is a one-bank holding company which was formed on June 24, 1986. The Company operates as the parent for its wholly-owned subsidiary, State Bank of Long Island and subsidiaries (the "Bank"), a New York State chartered commercial bank founded in 1966. The income of the Company is derived through the operation of the Bank and its subsidiaries, SB Portfolio Management Corp. ("SB Portfolio"), SB Financial Services Corp. ("SB Financial"), New Hyde Park Leasing Corporation and SB ORE Corp.

      The Bank serves its customer base through nine full-service branches and a lending center in Jericho. Of the Bank's branch locations, five are in Nassau County and four are located in Suffolk County. The Bank offers a full range of retail banking services to individuals, corporations, municipalities and small to medium-sized businesses. Retail products include checking accounts, NOW accounts, money market accounts, passbook and statement savings accounts, certificates of deposit, individual retirement accounts, commercial loans, personal loans, residential, construction, home equity, commercial mortgage loans, consumer loans and small business lines of credit. In addition, the Bank also provides access to annuity products, discount brokerage services and, through its association with U.S. Trust Company, a full range of wealth management and financial planning services.

      During 1998, SB Portfolio and SB Financial, based in Wilmington, Delaware, each wholly-owned subsidiaries of the Bank, were formed. SB Portfolio provides investment management services to the Bank and the Company while SB Financial provides balance sheet management services such as interest rate risk modeling, asset/liability management reporting and general advisory services to the Bank.

      For the year ended December 31, 1998, the Company again achieved record levels of earnings, loans, core deposits and stockholders' equity. The following discussion is intended to provide the reader with further insight into the principal factors contributing to the financial results of the Company and its operating subsidiary for the periods shown. It should be read in conjunction with the consolidated financial statements and notes thereto for a full understanding of this analysis.

RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Summary of Financial Performance

      The Company achieved its twenty-eighth consecutive year of record earnings during 1998. Net income increased by 15.5% to $8.2 million or $1.27 basic earnings per common share in 1998 versus $7.1 million or $1.11 per share in 1997 (per share earnings have been adjusted to reflect the impact of the five percent stock dividend declared by the Company during 1998). Fully diluted earnings per common share were $1.24 and $1.09 in 1998 and 1997, respectively. Growth in net interest income (up 9.4%), a reduction in the provision for loan losses and a lower effective income tax rate were the principal reasons for the improved earnings during 1998. The increase in net interest income resulted from an expanded interest-earning asset base, primarily through growth in the commercial loan portfolio. Somewhat offsetting the foregoing factors was a decline in other income coupled with an increase in operating expenses, principally salaries and benefits.

      The Company's capital position, by all industry-standard measures, remains strong. The ratio of average total stockholders' equity to average total assets was 7.83% and 7.61% in 1998 and 1997, respectively. Based upon banking industry regulatory guidelines, a "well capitalized" institution must maintain a Tier I leverage ratio of at least 5.00% and Tier I and total capital to risk-weighted assets ratios of at least 6.00% and 10.00%, respectively. At December 31, 1998, the Company's Tier I leverage ratio was 8.05% while its risk-weighted ratios were 12.82% for Tier I capital and 14.04% for total capital. These ratios are substantially in excess of the foregoing regulatory guidelines and also compare favorably to the Company's peers.

      The growth in net income during 1998 resulted in improvements in each of the Company's primary measures of financial performance. During 1998, return on average assets increased by 6 basis points versus 1997 to 1.11%, while return on average equity improved to 14.16%, an increase of 40 basis points from 13.76% in 1997. The improved financial performance ratios achieved during 1998 result from continued leveraging of the Company's capital base. The proceeds of the Company's 1996 common stock rights offering along with retained earnings were utilized during 1998 to grow the loan and investment portfolios while also maintaining the Company's strong capital foundation. Long Island, the Company's primary trade area, enjoyed yet another year of economic growth and expansion during 1998. During the past ten years, Long Island's economy has transformed itself from one that was largely dependent on one industry for job creation and growth to one that is now as varied as it is strong. Long Island has become a fertile growth area for small business, particularly in the high-tech, medical and services sectors. The Company continues to be an active participant in small business lending to a wide variety of Long Island industries. During 1998 loan demand was good overall, though much of the growth took place late in the year. On a year over year basis, total loans grew by 11.4% versus 1997. All signs continue to point to a continued thriving economy in 1999; however, the Long Island marketplace is among the most competitive in the country, and management is well aware that past performance is not indicative of future results. Intense competition from commercial and savings banks, financial services conglomerates and insurance companies has created a virtual banking industry where consumers and businesses alike can obtain loans online and invest in CDs and mutual funds with institutions across the country, or around the world, by the click of a mouse. This all out scramble for penetration into the consumer and business "pocketbook" of the Company's

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(continued)

customer base has created pricing concerns for management relative to the credit risk of the Company's small business borrower base. This competition, along with an increased sophistication among consumers and corporate treasurers, makes management's outlook for 1999 one of cautious optimism. Management of the Company is acutely aware of the current economy's position in the longest post-war business expansion on record. For all of the foregoing reasons, it is likely that 1999 will see loan growth of five to eight percent in the Company's core competencies of commercial and industrial credits and commercial mortgages but at spreads that continue to shrink. This scenario, combined with a yield curve that may continue to flatten, could result in net interest margin compression during 1999. Additional asset growth will likely come from the fixed income investment portfolio at thinner spreads than the loan portfolio produces. The Company will aggressively pursue expense reductions and operating efficiencies along with noninterest income sales initiatives to offset a portion of the shortfall in net interest income. The outlook for interest rates in 1999, while uncertain, appears to call for continued reductions in both long- and short-term rates in an effort to bring down the "real" rate of interest to a level closer to the historical standard. Lower rates would provide additional stimulus for the economy, both local and national, to continue its remarkable expansion. Management expects that the upcoming year will provide additional challenges for the Company. Growth in the local economy, a stable interest rate environment, well-situated branch locations, a competitive product line, and, most of all, a professional and motivated staff, should, however, produce yet another year of growth in earnings during 1999.

INFORMATION SERVICES

Banking When and Where the Customer Wants It

      The one constant in banking over the past ten years has been that the pace of technological change continues to accelerate. It has accelerated to a level at which even "Moore's Law" seems obsolete. The new breed of banking customer wants and needs to have full-service banking available twenty-four hours a day, seven days a week. The new breed of bank must deliver these services or it will not survive into the millennium. State Bancorp has always prided itself on being both "High Tech" and "High Touch." This phrase, while somewhat overused in the past few years, aptly describes the technological mission statement that will enable the Company to thrive and prosper in the coming years.

      During 1998, the Company strengthened its technology partnership with Fiserv and Unisys by replacing its mainframe computer system with equipment that will provide for improved current processing while also allowing for future growth and expansion. The Company's continued growth in locations and transactions required a technological "centerpiece" that could support a multi-channel service delivery system for years to come. The Unisys Clearpath mainframe installed during 1998 is a workhorse that will do just that.

      During 1998, the Company also consolidated its Management Information Systems and Data Processing departments under one roof at our Huntington facility. This group is responsible for the wide range of Company hardware and software, both PC and mainframe, that supports the entire spectrum of customer service provided by our relationship bankers. We have already seen great synergies between the departments that were not available previously due to logistical issues. This area of the Company will be counted on to support the systems backbone that allows a community bank like State Bancorp to effectively compete with far larger and more geographically diverse financial service organizations. With products such as Touch24 and Business Direct Access and with a corporate website, www.statebankofli.com, the Company's business and consumer clientele need not change out of their pajamas to perform their basic banking services. These service delivery channels level the playing field with our larger bank and nonbank competitors.

      During 1999, the Company expects to introduce document imaging in an effort to improve customer service by reducing research time for branch and loan department personnel. This system will enable the Company to convert its paper documents to images with the ability to store and retrieve the documents within seconds. A logical extension of this technology is check imaging and image proof of deposit. Each of these processes will be reviewed during the upcoming year with an eye toward implementation during 2000. These technologies will enable the Company to both improve customer service and streamline back office operations. It is not the Company's intent to be a market leader with respect to the introduction of new products, however, we will continue to provide products and services that our customers need and, indeed, demand.

Year 2000 Compliance

      The Year 2000 ("Y2K") problem centers on the inability of certain computer systems to recognize the year 2000. Many existing computer systems may incorrectly identify a four-digit date field ending in "00" as the year 1900 rather than the year 2000. The Company, like other banks and financial services firms that rely on date-sensitive information in their calculations, may be negatively impacted by the Y2K problem. If computer systems are not corrected to properly identify the year 2000, computer systems applications may fail or produce erroneous results, which could impact the Company's ability to transact normal business activities. In addition, in certain instances, failure to adequately address the Y2K problem could adversely impact the Company's suppliers and creditors and the creditworthiness of its borrowers.

      The Company's Y2K Action Team was formed in 1996 to address this problem. The Y2K Action Team has completed the first three phases of this project: the Awareness, Assessment and Renovation phases. The Validation phase, which is the most

                                              STATE BANCORP, INC. AND SUBSIDIARY

important phase of the project, has begun and will continue throughout 1999. Although all critical applications have been tested and deemed compliant, the Company will continue to test certified applications throughout 1999 to reaffirm that they will function properly on and after January 1, 2000.

      The Company has also sent out Year 2000 awareness literature to all of its deposit customers, and, in addition, Y2K questionnaires have been sent to each of the Company's commercial and municipal customers to assess their awareness of the Year 2000 problem. The Company, in certain instances, relies on outside vendors and other third party service providers to perform various services. Before proceeding with any new contracts or extensions of existing contracts, the Company requires each of these service providers to provide written proof of their Y2K compliance.

      The Company has not developed any of its own computer programs internally nor does it employ a programming staff. All of the software related to its major application systems has been purchased from third party vendors. Generally, software provided by third parties and included in the Company's systems is developed by leading software suppliers with Y2K programs underway and a majority of these vendors have certified that their products are Y2K compliant. As part of its assessment procedures, the Company assessed the action plans of each major outside vendor. However, there can be no guarantee that the software of other companies, on which the Company's systems rely, will be converted in a timely manner or that failure to properly convert by another company would not have a material adverse effect on the Company. The Company presently believes that, with continued modifications to existing software and conversions to new software, its Y2K problems will be mitigated without causing a material adverse effect upon the operations of the Company and that its internal systems and equipment will be Y2K compliant in a timely manner.

      Even if the Company expects all of the Y2K Project to be successful with respect to its own applications, the possibility remains that the Company may experience Y2K-related disruptions caused by the inadequate preparations of third parties, including service bureaus, electric and gas utilities, telecommunications companies and the providers of institutional clearing services. In the event that system failures occur related to the Y2K problem, the Company has revised its business resumption contingency plans to address these risks. Each of the Company's business units has incorporated their unique risks into a modified business resumption plan. These plans will be continually reviewed throughout 1999.

      Monitoring and managing the Y2K Project will result in additional direct and indirect costs to the Company. Direct charges include potential charges by third party software vendors for product enhancements, costs involved in testing software products for Y2K compliance, training, and any resulting costs for developing business resumption contingency plans for any mission critical Y2K problems. Indirect costs will principally consist of the time devoted by employees to monitoring software vendor progress, testing enhanced software products and implementing any contingency plans. The Company estimates that its total costs related to the Y2K problem will total approximately $250,000, of which $148,000 is related to the cost to enhance or replace existing software and hardware. The balance of the Y2K-related expenses represents the redeployment of existing resources within the Company. Two of the Company's other information technology projects, document and check imaging and personal computer banking, have been delayed due to the completion of the Y2K project. Both direct and indirect costs of addressing the Y2K problem will be charged to earnings as incurred. To date, $107,000 of the total estimated cost associated with the Y2K problem has been incurred. Funds are provided by operations and are included in existing operating budgets.

      The preceding Y2K discussion contained various for ward- looking statements which represent the Company's beliefs or expectations regarding future events. When used in the Y2K discussion, the words "believes," "expects," "estimates" and similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties. The anticipated impact and costs of the Y2K project, as well as the date on which the Company expects to complete the validation testing phase and the contingency plan of the Y2K project, are based on management's best estimates using information currently available as well as numerous assumptions about future events. However, there can be no guarantee that these estimates will be achieved and actual results may differ materially from these plans. Differences include, but are not limited to, the availability of qualified personnel and other information technology; the ability to identify and remediate all date-sensitive lines of computer code or to replace computer chips in affected systems or equipment; and the actions of governmental agencies or other third parties with respect to Y2K problems. Based on its current estimates with information currently available, costs to ensure compliance with Y2K issues did not have a material adverse impact on the Company's consolidated financial statements during 1998, nor are they expected to in 1999.

NET INTEREST INCOME

1998 versus 1997

      Net interest income, the difference between interest earned on loans and investments and interest paid on deposits and borrowed funds is the Company's largest source of recurring earnings. Net interest income is affected by the level and composition of assets, liabilities and stockholders' equity, as well as changes in market interest rates. Net interest income improved by 9.4% to $30.6 million in 1998 as the result of growth in average interest-earning assets of $64 million (10.1%). This asset expansion was due largely to growth in loans, taxable Government Agency securities and money market instruments. Increases in commercial loans and commercial mortgages paced the $24 million or 6.8% expansion in average loans outstanding in 1998 versus 1997. Average investment securities

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(continued)

increased by $13 million or 7.9% due to a $44 million increase in Government Agency paper, primarily callable issues with five to ten-year final maturities. This growth was funded in part by cash flows from the Company's mortgage-backed portfolio and maturities and sales of local tax-exempt municipal issues. Short-term money market instruments increased by $27 million, on average, principally as collateral for the Company's municipal deposit gathering function. Earning asset growth in 1998 followed increases of 15.1% and 9.0% in 1997 and 1996, respectively. Additional funding of the asset expansion came via increases in core deposits, principally demand balances, large denomination certificates of deposit, money fund accounts, securities sold under agreements to repurchase (repos) and other borrowed funds, principally Federal Home Loan Bank of New York (FHLB) term advances.

      Average core deposit balances increased by $15 million or 11.3% to $325 million in 1998. Management of the Company has made the retention and growth of these low-cost deposits (demand, money market and savings deposits) a key element in the Company's expansion strategy. These low-cost deposits also are critical to the Company's efforts to widen its net interest margin. During 1998 and 1997, average core deposit balances represented 51.0% and 53.1% of total deposits, respectively. Growth in the commercial banking sector and an expanded municipal banking department, which resulted in new relationships throughout Long Island, were responsible for the growth in all core deposit categories. Average demand deposit balances grew by 16.4% and 13.9% in 1998 and 1997, respectively, and have increased by approximately 67% on average since 1995. During 1998, the Company's net interest margin narrowed slightly to 4.47%, from 4.52% a year ago. The reduced margin resulted from a shift in the earning-asset mix to a greater dependence on lower-yielding money market instruments and taxable investment securities. Growth in these asset categories occurred at a faster rate than in the loan portfolio which produces average yields in excess of 350 to 400 basis points higher. The result of this asset shifting was a fifteen basis point decline in the average interest-earning asset rate to 7.91% in 1998. Despite the increase in core deposit funding previously described, the average rate paid on the Company's supporting funds declined by a nominal ten basis points due to the utilization of large-denomination certificates of deposit and short- term borrowed funds to support a majority of the asset expansion. Although these funds were utilized to support asset growth that adds incrementally to net interest income, their incremental spread is somewhat narrower than the Company's overall net interest margin and, therefore, causes some margin compression. Management anticipates an expansion of the net interest margin in 1999 as demand deposit balances and loan volumes are each projected to increase at rates that approximate 1998 levels. Management of the Company expects that the maturation of its new Suffolk County branches will provide access to additional low-cost sources of funds as well as provide ample opportunity to expand the Company's loan portfolio in previously underserved areas of the county. In addition, further penetration into Queens County is also expected to produce additional commercial banking relationships that will enhance profitability in 1999 and beyond.

      Average total loans grew by 6.8%, 15.0% and 19.9% in 1998, 1997 and 1996, respectively. This growth, which has moderated somewhat due to intense competition from competitors ranging from small credit unions to financial services behemoths such as Citigroup, has been achieved with no adverse impact on credit quality. The Company added to its lending staff during 1998 and, combined with a very strong local economy and improved product offerings, was able to generate quality loan growth in a very competitive marketplace. The combination of low interest rates and low inflation has driven both the local and national economies during the past several years. The Company's customer base has actively sought to increase their lines of credit and make additional investments in property, plant, equipment and residences during this very favorable economic climate. The Company has responded by developing new products such as its Small Business Line of Credit and Prime For Life home equity offering. These innovative products, coupled with responsive and personal customer service, have enabled the Company to take advantage of opportunities presented by the continued consolidation of the local banking market. Average commercial loans, consumer installment loans and tax-exempt lending grew at rates of 9.1%, 28.5% and 7.4%, respectively, in 1998. At December 31, 1998, total loans outstanding amounted to $421 million, up 11.4% when compared to the comparable 1997 date. The year-end loan portfolio was comprised of approximately 47% commercial loans, 38% commercial mortgages, 9% residential mortgages and 6% all other loans. It is expected that the 1999 loan mix will remain, on a percentage basis, approximately the same as 1998.

      Based upon recent local and national economic forecasts, management of the Company is confident that loan growth will be strong in 1999, though at a rate similar to that experienced in 1998, not nearly at the rates of growth seen in 1997 and 1996. A continuation of the banking industry's recent consolidation and an expanded effort to penetrate the Suffolk and Queens County marketplaces are expected to provide substantial opportunity to continue to increase the loan portfolio over the next 12-18 months.

1997 versus 1996

      Net interest income expanded by $3.9 million or 16.3% during 1997 as the result of growth in interest-earning assets of $84 million coupled with a four basis point widening of the net interest rate margin. The asset expansion resulted from increases in Government Agency securities (up $73 million), primarily callable issues, commercial loans and commercial mortgages (up $45 million in total) and short-term money market instruments. Funding the growth in interest-earning assets were paydowns on mortgage-backed securities, maturing U.S. Treasury securities and increases in core deposits, principally

                                              STATE BANCORP, INC. AND SUBSIDIARY

demand balances, large denomination certificates of deposit, repos and other borrowed funds, principally FHLB advances.

      The foregoing shift in the Company's balance sheet mix resulted in an increase in the net interest rate margin to 4.52%, the Company's widest margin since 1989. The improved spread was due to an increase in the yield earned on interest-earning assets coupled with growth in interest-free demand deposits and equity capital utilized to fund the asset growth. Somewhat offsetting these positive factors were higher rates on time deposits, primarily certificates of deposit over $100,000, repos and other borrowed funds.

SECURITIES HELD TO MATURITY AND SECURITIES
AVAILABLE FOR SALE

      SFAS No. 115 requires the Company, at the time of purchase, to designate each investment security as either "available for sale" ("AFS"), "held to maturity" or "trading," depending upon investment objectives, liquidity needs and ultimate intent. Securities available for sale are stated at the lower of aggregate cost or market value, with unrealized gains or losses reported as a separate component of stockholders' equity until realized. Securities held to maturity are stated at cost, adjusted for amortization of premium or accretion of discount, if any. Trading securities are generally purchased with the intent of capitalizing on short-term price differences by selling them in the near term. The Company did not hold any trading securities at December 31, 1998 and 1997.

      At December 31, 1998, the Company held $279 million in AFS securities (approximately 99% of the investment portfolio) at a pre-tax unrealized net loss of $590 thousand, up from $364 thousand at year-end 1997. At year-end, the AFS portfolio was divided into the following categories: 76% callable U.S. Government Agency securities; 15% MBS securities (mainly FNMA and GNMA obligations); and 9% local municipal and other securities. The balance of the investment portfolio was comprised of short-term local municipal notes classified as held to maturity. The vast majority of the growth in the Company's investment portfolio took place in the U.S. Government Agency category. Agency holdings increased by $60 million at year-end 1998 versus the same period a year ago. These securities are all callable within two years, and most have final maturities of less than ten years. The relatively flat yield curve that has continued to prevail for the past two years again provided little spread opportunity during 1998 in any instrument other than an agency issue. The Company's investment policy is conservative and has liquidity and safety paramount among its objectives. Agency securities satisfy these objectives while also providing a spread above the Company's incremental funding rate. The Company's portfolio of tax-exempt local municipal notes declined by $46 million at year-end 1998 versus the comparable 1997 date. The Company continues to expand its municipal relationships and, as a natural outgrowth of that business, purchases short-term (one year or less) municipal paper. Much of the municipal paper that is purchased is classified as available for sale and is sold into the secondary market very shortly thereafter. During 1998, the Company's holdings of mortgage-backed securities declined by $20 million as the result of principal paydowns which have accelerated in recent years as a direct result of the prevailing low interest rate environment. Management expects that this trend will continue in 1999 and the mortgage- backed portfolio will decline throughout the year as interest rates are forecast to remain relatively stable during the next twelve months.

      The Company's investment portfolio is low-risk in nature due to its concentration of U.S. Government Agency, local municipal notes and AAA-rated MBS balloon and pass-through securities. As of December 31, 1998, the MBS portfolio had an average life of 2.4 years after adjusting for historical pre-payment patterns. Approximately 41% of the MBS portfolio, including collateralized mortgage obligations ("CMOs"), had final maturities in excess of five years. In general, principal prepayments on these securities will increase as interest rates fall and, conversely, prepayments will slow down as interest rates rise. CMOs accounted for approximately 2% of the total investment portfolio as of year-end 1998. None of the CMOs held by the Company met the regulatory definition of a high-risk security nor did the Company own any structured notes as of December 31, 1998. The Government Agency portfolio, callable in 1999 and 2000, had final maturities in the seven-to fifteen-year maturity range.

SUMMARY OF LOAN LOSS EXPERIENCE AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

      One of management's main objectives is to maintain a high quality loan portfolio in all economic climates. This objective is achieved by maintaining high underwriting standards coupled with regular evaluation of each borrower's creditworthiness and risk exposure. Management seeks to avoid loan concentrations within industries and customer segments in order to minimize credit exposure. The Company's senior lending personnel work in conjunction with line lenders to determine the level of risk in the Company's loan-related assets and establish an adequate level for the allowance for possible loan losses. An outside loan review consultant is also utilized to independently verify the loan classifications and the adequacy of the allowance for possible loan losses. Management actively seeks to reduce the level of nonperforming assets, defined as nonaccrual loans and other real estate owned, through aggressive collection efforts and, where necessary, litigation and charge-off. Other real estate owned properties are aggressively marketed for sale utilizing local commercial and residential realtors, where necessary.

      Management of the Company recognizes that, despite its best efforts to minimize risk through a rigorous credit review process, losses will occur. In times of economic slowdown or overexpansion, the risk inherent in the Company's loan portfolio will increase. The timing and amount of loan losses

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(continued)

that occur is dependent upon several factors, most notably current and expected economic conditions and the financial condition of the Company's borrowers. The allowance for loan losses is available to absorb charge-offs from any loan category, while additions are made through the provision for loan losses, which is a charge to operating earnings. The adequacy of the provision and the resulting allowance for loan losses is determined by management's continuing review of the loan portfolio, including identification and review of individual problem situations that may affect a borrower's ability to repay, delinquency and nonperforming loan data, collateral values, regulatory examination results and changes in the size and character of the loan portfolio. Thus an increase in the size of the loan portfolio or in any of its components could necessitate an increase in the allowance even though credit quality and problem loan totals may be improving.

      As illustrated in Table I, the Company's nonperforming assets declined by $67 thousand to $4.4 million at year-end 1998 versus 1997 following a $2.4 million decline in 1997 versus 1996. At December 31, 1998, total nonperforming assets, defined by the Company as nonaccrual loans and other real estate owned, as a percentage of loans and other real estate owned declined to 1.04% as compared to 1.18% and 1.95% at year-end 1997 and 1996, respectively. Nonaccrual loans as a percentage of total loans declined for the third consecutive year to 0.87% at year-end 1998 versus 1.13% and 1.66% at the comparable 1997 and 1996 dates. The year-end 1998 decline in nonperforming assets, as defined by the Company, resulted from a $582 thousand decrease in nonaccrual loans, which was largely offset by an increase in other real estate owned of $515 thousand. The reduction in nonaccrual loans during 1998 resulted from a combination of loan repayments and charge-offs. The year-end 1998 other real estate owned balance is comprised of one residential property and one income-producing commercial building. Each of these properties is actively being marketed for sale, and management expects they will be sold during 1999 with no material income statement impact.

      Management of the Company actively reviews the level and composition of nonperforming assets. During 1998, this meant a continuation of recent years' strategy of collection through litigation combined with enhanced collateral positions on virtually all nonperforming assets. The result, as outlined above, was a continued reduction in nonperforming assets during 1998 and improved coverage ratios at year-end. Nonaccrual loans and nonperforming assets to total loans, the allowance for loan losses as a percentage of nonaccrual loans and the allowance for loan losses as a percentage of nonaccrual loans, restructured, accruing loans and loans 90 days or more past due and still accruing have all improved during 1998 and most have improved for the past several years. As outlined in the Company's recent Form 10-Q filings, one commercial mortgage credit totaling $5.0 million was restructured during 1996 to a rate of interest below its contractual rate. The project is now complete, however, the restructured rate on this credit will remain below the contractual rate until cash flows are again sufficient to support a market rate of interest. At December 31, 1998, the Company's portfolio of restructured, accruing loans was comprised mainly of loans which have demonstrated performance in accordance with the terms of their restructure agreements, however, they did not yield a market rate of interest subsequent to their restructuring.

      Based upon current economic conditions, management has determined that the current level of the allowance for loan losses is adequate in relation to the risks present in the portfolio. Management considers, among other things, delinquency trends, concentrations within segments of the loan portfolio as well as recent charge-off experience when assessing the degree of credit risk in the portfolio. Collateral appraisals and estimates of current value influence the estimation of the required allowance balance at any point in time. The Company's loan port folio is concentrated in commercial and industrial loans and commercial mortgages, the majority of which are fully secured by collateral with a market value in excess of the carrying value of the individual loans. In recognition of the improved credit quality recorded during both 1997 and 1998 and the lower level of net charge-offs experienced ($1.1 million in 1998 versus $1.8 million in 1997), the provision for loan losses declined slightly to $1.8 million in 1998 versus $1.95 million in 1997. The resulting allowance for loan losses balance of $5.8 million at December 31, 1998 amounted to 1.38% of loans outstanding versus 1.36% in 1997 and 1.42% in 1996. Also adding to the higher level of the allowance during 1998 was an increase in recoveries on loans previously charged off to $521 thousand, the highest level in over fifteen years. Although the local economy continued to grow and expand during the past year, existing weaknesses in certain sectors of the economy may cause future problems. The potential consequences of an increase in interest rates or a prolonged economic slowdown in industries which impact the Company's borrower base, make it difficult to forecast the impact on asset quality that will result during 1999 or any additional charge-offs that will be required during the year.

      It is the present intent of management to further increase the level of the allowance for possible loan losses to reflect any exposure represented by fluctuations in the Long Island real estate market, and the underlying value that that market provides as collateral to certain segments of the loan portfolio. In recognition of the economic uncertainties previously elaborated upon, the normal risks inherent in any credit portfolio and expected growth in the loan portfolio, management anticipates that the 1999 provision for loan losses will likely exceed 1998's level. The provision is continually evaluated relative to portfolio risk and regulatory guidelines and will continue to be closely reviewed throughout 1999. In addition, various regulatory agencies, as an integral part of their examination process, closely review the allowance for loan losses. Such agencies may require the Company to recognize additions to the

                                              STATE BANCORP, INC. AND SUBSIDIARY

allowance based on their judgement of information available to them at the time of their examinations.

      The Company has no foreign loans outstanding. The only concentration of loans exceeding 10% of total loans is the Bank's loans totaling $72 million from real estate operators, lessors, and developers. Repayment of these loans is dependent in part upon the overall economic health of the Company's market area and current real estate values. Management of the Company is not aware of any trends, events or uncertainties that will have, or that are reasonably likely to have, a material effect on the company's liquidity, capital resources or future operating results. For loans not separately disclosed herein, management is not aware of information relating to any material credit that would impact the ability of those borrowers to comply with loan repayment terms.

Table I                                                  Analysis of Nonperforming Assets at December 31,
--------------------------------------------------------------------------------------------------------------------
(Dollars in thousands) .............          1998             1997             1996             1995           1994
                                         ===========================================================================
Nonaccrual Loans ...................      $  3,676         $  4,258         $  5,869         $  8,247       $  6,707
Other Real Estate ..................           704              189            1,027               --          1,555
--------------------------------------------------------------------------------------------------------------------
Total Nonperforming Assets .........      $  4,380         $  4,447         $  6,896         $  8,247       $  8,262
                                         ===========================================================================
Restructured, Accruing Loans .......      $  5,545(1)      $  7,289(1)      $  6,524(1)      $  3,344       $  3,608
                                         ===========================================================================
Loans 90 Days or More Past Due
and Still Accruing Interest ........      $  1,352         $  1,590         $  1,228         $    337       $  1,162
                                         ===========================================================================
Total Loans Outstanding ............      $420,636         $377,633         $353,303         $287,643       $255,230
Total Stockholders' Equity .........      $ 60,858         $ 54,930         $ 48,569         $ 40,588       $ 36,170
Allowance for Loan Losses ..........      $  5,788         $  5,124         $  5,009         $  5,004       $  4,929
Key Ratios at December 31:

Allowance for Loan Losses as a
Percent of Total Loans .............          1.38%            1.36%            1.42%            1.74%          1.93%
Nonaccrual Loans as a Percent
 of Total Loans ....................          0.87%            1.13%            1.66%            2.87%          2.63%
Nonperforming Assets (2) as a
Percent of Total Loans and Other
 Real Estate .......................          1.04%            1.18%            1.95%            2.87%          3.22%
Allowance for Loan Losses as a
Percent of Nonaccrual Loans ........        157.45%          120.34%           85.35%           60.68%         73.49%
Allowance for Loan Losses as a
Percent of Nonaccrual Loans,
Restructured, Accruing
  Loans and Loans 90 Days or More
Past Due and Still Accruing Interest         54.74%           39.00%           36.77%           41.95%         42.95%
---------------------------------------------------------------------------------------------------------------------

(1) Includes one credit totaling $5.0 million at December 31, 1998 and 1997 and $4.7 million at December 31, 1996 which is collateralized by commercial real estate with a current appraised value in excess of the carrying value of the credit. The restructured rate on this credit will remain below the contractual rate until cash flows are again sufficient to support a market rate of interest.

(2) Excludes restructured, accruing loans and loans 90 days or more past due and still accruing interest.

OTHER INCOME

1998 versus 1997

      Other income declined by 6.2% to $1.5 million in 1998 when compared to 1997. This decline resulted from a lower level of service charges on deposit accounts, principally return item charges, a higher level of net security losses and a nominal reduction in other operating income (down 0.4%). The 1998 decline follows a 12.0% decline in 1997 and a 30.5% improvement in 1996. If securities transactions are excluded from other income, the Company would have recorded a 5.4% reduction in other income during 1998, a reduction of 2.0% in 1997 and growth of 16.5% in 1996.

      Service charges on deposit accounts represent the Company's primary source of other income. These fees declined by 7.2% in 1998 versus 1997 as the result of the loss of several high volume, high maintenance relationships, an increase in average demand deposit balances to cover service charges and a substantial decline in insufficient funds fees on both personal and business accounts. The Company has experienced two consecutive years of declines in deposit service charge income largely due to more effective management of demand balances by its customer base.

      During 1998, the Company recorded $64 thousand in net security losses as the result of selected sales of investment securities, principally local short-term municipal notes, to achieve certain portfolio restructuring goals. This compares to net losses of $53 thousand in 1997.

      Other operating income decreased by a modest 0.4% during 1998 as the result of declines in annuity commission income, safe deposit rent and checkbook fees. On a positive note, strong growth in letter of credit fees, merchant services income, ATM processing fees and wire transfer income largely offset the foregoing reductions. Products such as telephone bill payment and home banking, expected to be introduced during 1998, are now on schedule for 1999 and are expected to generate additional revenue next year. In addition, continued growth of the Company's commercial customer base, due largely to the Company's new branch locations in Suffolk County and anticipated penetration in the Queens County marketplace, is also expected to yield increases in deposit service charges and related fees next year. In addition, the assessment of an ATM surcharge on noncustomers will also add to fee income during 1999 as the Company prices this value-added service more competitively. The Company has also added a full-time sales director to the branch banking division in an effort to improve the cross-selling of various products to existing customers as well as to more readily identify prospective customers through ongoing marketing efforts in local communities.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(continued)

1997 versus 1996

      Other income declined by 12.0% in 1997 versus 1996. This decline was due to a lower level of securities transaction income coupled with a decrease in service charges on deposits. The lower level of service charge income was due to the same reasons noted in the 1998 versus 1997 comparison.

OPERATING EXPENSES

1998 versus 1997

      Operating expenses increased by 7.4% to $18.0 million in 1998 when compared to 1997. The largest component of the increase was in salaries and other employee benefits, up $1.2 million or 11.7%, resulting from growth in staff count, increased health care costs, higher supplementary compensation accruals, and related increases in 401(k) and employee stock ownership plan
(ESOP) contributions. Also contributing to the growth in expenses during 1998 were increases in occupancy costs (up 11.3%), equipment expenses (up 18.9%), deposit assessment fees (up 12.1%) and other operating, marketing and advertising expenses (up 7.7%). Some what offsetting these increases was a $522 thousand reduction in amortization of intangibles expense as the premium paid for deposits acquired in 1992 branch purchases was fully amortized early in 1998.

      Growth in operating expenses during 1998 was slightly below the level recorded in 1997 (7.4% versus 7.6%). Despite this minor improvement, the Company is still focused on its targets of improving the rate of growth in annual operating expenses to a level below the prevailing rate of inflation in addition to reducing the operating efficiency ratio (total operating expenses divided by the sum of fully taxable equivalent net interest income and other income) to a level below 50%. Expansion of staff and facilities resulting from the opening of two new branches in late 1997 along with growth in both the lending staff and operational support functions have resulted in rates of operating expense growth above corporate targets in recent years. The resultant expansion of the Company's asset and revenue bases, however, has more than kept pace.

      The Company's primary expense control rates of measurement, relative to its peer group, are still strong. Expense control is measured many different ways, however, the Company continues to utilize the operating efficiency ratio and the ratio of operating expenses to average assets as its primary yardsticks. The Company's operating efficiency ratio improved to 54.4% in 1998 versus 54.8% and 58.1% in 1997 and 1996, respectively. Excluding a one-time savings association insurance fund (SAIF) recapitalization fee of $498 thousand paid by the Company during 1996, the operating efficiency ratio would have been 56.2% in that year. The second measure of expense control utilized by the Company is total operating expenses to average assets. The Company recorded ratios of 2.43%, 2.47% and 2.64% in 1998, 1997 and 1996, respectively, in this category. Excluding the SAIF assessment, the 1996 ratio would have been 2.56%. These ratios all compare very favorably to the Company's peers and place it in the top 15% of its industry peer group. Management of the Company continues to place great emphasis on control of operating expenses, but always in the context of prudent growth of profitable lines of business. Management is also aware, however, that the resources necessary to grow the Company's revenue base must also be made available in order to improve earnings. Along these lines, management also monitors the ratio of average assets per employee and, at over $4.2 million per employee, the Company ranks in the top 10% of its peer group in this category. This efficient utilization of staff is another reason behind the Company's excellent record of growth in earnings and assets. Although the Company's staff count has more than doubled during the past six years, management has always adhered to the Company founders' original philosophy of "measured, orderly growth."

      Growth in both net interest income and other income are again expected to outpace increases in operating expenses during 1999, thereby resulting in anticipated improvements in each of the foregoing expense control ratios next year. The Company's long-term goal, as stated in previous stockholder communications, continues to be to reduce its operating efficiency ratio to a level of 50% or less and to lower the operating expenses to average assets ratio to 2.25% by the year 2000. An analysis of the components of 1998 operating expenses, by category, follows.

      Occupancy expenses totaled $1.7 million in 1998, an increase of 11.3% versus 1997. This increase resulted principally from the opening of two branch facilities in Suffolk County in December 1997. The full year impact of these locations was felt in 1998. In addition, the full year impact of occupying the Jericho lending facility was recorded in 1998 (versus nine months in 1997) and, coupled with rent escalations at this facility and two branch locations, also added to the increase in occupancy expenses during 1998. Higher utility costs, primarily due to the additional space occupied, and higher real estate taxes also added to 1998's expense growth. During 1999, occupancy costs are expected to remain at approximately the level recorded in 1998. The favorable settlement of pending certiorari proceedings during 1999 are expected to offset scheduled rent escalations during the next twelve months.

      Equipment expenses grew by 18.8% in 1998 due to higher depreciation expenses and costs related to equipment purchases. Depreciation expense increased due to purchases of office equipment related to the new branch facilities, growth in the Company's personal computer network and the replacement of the Company's mainframe computer during the latter half of 1998. Growth in this category amounted to 27.5% in 1998 and it is expected that this category will again increase during 1999, though at a lower rate, due to the full year impact of the mainframe depreciation coupled with additional planned technology initiatives during the coming year.

      Deposit assessment fees increased by 12.1% as the result of growth in the Company's assessable deposit base. The majority of the Company's deposits are insured by the Bank Insurance

                                              STATE BANCORP, INC. AND SUBSIDIARY

Fund ("BIF") while the balance is insured by the Savings Association Insurance Fund ("SAIF"). Currently, the Company's BIF assessment rate is $0.01 per $100 of deposits while SAIF deposits are assessed at a rate of $0.06 per $100 of deposits to support the FICO bonds issued by the FDIC. Based upon year-end 1998 deposit levels and preliminary projections for 1999 deposit growth, management anticipates an increase of approximately 8%-10% in the Company's 1999 deposit assessment fees.

      Amortization of intangibles declined by $522 thousand or 86.2% due to the runoff of the core deposit premium paid in connection with branches acquired in 1992 from Anchor Savings Bank. Excluding further acquisition activity, intangibles amortization will be flat in 1999 versus 1998.

      Other operating expenses, including marketing and advertising expenses, increased by 7.7% to $4.3 million in 1998 when compared to 1997. This increase resulted from growth in several categories, most notably marketing and advertising expenses, computer software maintenance, stationery and supplies costs, postage, other real estate expenses and checkbook charges. The increase in marketing and advertising costs related to the grand opening celebrations for the two new branches and promotional materials related to the Small Business Line of Credit and Prime For Life loan products. Computer software maintenance cost increases resulted from enhanced product offerings and licensing of software related to expanded usage of PCs by all Company staff. Other real estate expenses grew in 1998 as the result of gains recorded in 1997 on the sale of properties previously owned. Likewise, stationery and supplies and postage expenses increased as the direct result of an expansion of both the branch network and general business activities. Management of the Company expects that operating expenses will continue to grow as the Company expands its operations, the markets it serves and the products it offers. Management anticipates an overall rate of increase of 5%-7% as a likely 1999 expense growth estimate.

1997 versus 1996

      Operating expenses increased by 7.6% in 1997 to $16.7 million. As was the case in the 1998 comparison, growth in salaries and other employee benefits was the principal reason for this increase. An increase in staff count, higher supplementary compensation accruals and related increases in 401(k) and ESOP contributions resulted in an 11.0% rise in salaries and benefits expenses during 1997.

      Occupancy costs rose by 16.1% in 1997 due to the relocation of the Company's lending group to larger offices in the Jericho Plaza office complex. In addition, higher utility costs and real estate taxes also added to the growth in this expense category in 1997.

      Equipment expenses expanded by 19.2% when compared to 1996 due to higher costs for depreciation, equipment purchases, rentals, maintenance and repairs. The expansion of the Company's wide area personal computer network, coupled with the purchase of other office equipment, resulted in an 11.0% increase in depreciation expense in 1997.

      Deposit assessment fees declined by 83.1% in 1997 as the result of changes in the FDIC assessment rate structure coupled with a one-time payment of $498 thousand to the FDIC during 1996 to support the SAIF recapitalization.

      Amortization of intangibles was flat in 1997 versus 1996.

      Other operating expenses, including marketing and advertising expenses, increased by 14.5% to $4.0 million in 1997 when compared to 1996. This increase resulted from growth in several categories, mainly credit and collection fees, computer software maintenance, audit and examination fees, directors' meeting fees and meeting and seminar expenses.

EFFECTIVE INCOME TAX RATE

1998 versus 1997

      The Company's effective tax rate declined to 33.7% in 1998 from 35.0% a year earlier. This decrease was largely due to the establishment of the Bank's Delaware subsidiary, SB Portfolio in June 1998. SB Portfolio provides investment management services to the Bank and the Company. At year-end 1998, approximately $160 million in Government Agency securities were managed by SB Portfolio in Delaware, and consequently the income thereon is exempt from New York State income taxes. Somewhat offsetting this improvement was a decline in tax-exempt municipal income resulting from a decline in the average volume of tax-exempt loans and municipal securities. Management of the Company anticipates that the 1999 effective tax rate will approximate 31.0% due to the full year operation of SB Portfolio.

1997 versus 1996

      The Company's effective tax rate declined to 35.0% in 1997 from 35.7% a year earlier. This decrease was largely due to a higher level of tax-exempt income coupled with a larger deduction in 1997 for dividends paid on shares owned by the Company's ESOP. In addition, the phase out of the New York State business surtax in July 1996 also served to reduce the Company's effective tax rate in 1997.

CAPITAL RESOURCES

      The Company's foundation for success and its capacity to grow its assets and earnings largely stem from the significance of its capital position. The Company strives to maintain an optimal level of capital, commensurate with its risk profile, on which an attractive rate of return to stockholders will be realized over both the short and long term, while serving depositors', creditors' and regulatory needs. In determining an optimal capital level, the Company also considers the capital levels of its peers and the evaluations of its primary regulators. During 1998, the Company's capital foundation was expanded by the amount of its net income earned and common stock issued net of cash dividends paid to stockholders and shares repurchased. At December 31, 1998, stockholders' equity totaled $60.9 million, an increase of $5.9 million or 10.8% over year-end 1997. Total equity at December 31, 1997 and 1996

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(continued)

was $54.9 million and $48.6 million, respectively. The application of SFAS No. 115 resulted in a $365 thousand reduction in stockholders' equity at December 31, 1998 and a $215 thousand reduction in equity at December 31, 1997. The increase in stockholders' equity during 1997 was solely earnings-driven while year-end 1996 capital was bolstered by the Company's common stock rights offering which added $4.3 million in net proceeds to the equity base upon its completion in that year.

      Internal capital generation, defined as net income less cash dividends paid on common stock, is the primary catalyst supporting the Company's future growth of assets and, most importantly, stockholder value. Management constantly evaluates the Company's capital position in light of current and future growth objectives. Although the Company did not access either the equity or debt markets in 1998, management continues to monitor these markets closely.

      Significant growth in equity capital during 1998 prompted the Board of Directors to approve a stock repurchase program during the past year. Originally capped at 50,000 shares in February 1998, the Board later in the year expanded the maximum number of shares eligible for repurchase to 200,000. As of year-end 1998, the Company had repurchased 12,000 shares of its common stock in the open market. Management closely monitors the stock price for opportunities to repurchase shares at levels that will be immediately accretive to earnings per share. Subject to market conditions, it is anticipated that additional shares will be repurchased under this program during 1999. The Company has no present plans to issue or utilize preferred shares. These shares do, however, also afford management additional flexibility with respect to future equity financings to support business expansion.

      Management strives to provide stockholders with a competitive return on their investment in the Company. During 1998, the Board of Directors distributed quarterly cash dividends on the Company's common stock of $0.12 per share and a $0.05 special dividend in July 1998 ($0.52 in total, adjusted for the 5% stock dividend paid in 1998) in addition to paying a 5% stock dividend.

      The Company also makes a common stock dividend reinvestment plan available to its stockholders. This plan allows existing stockholders to reinvest cash dividends in Company stock and/or to purchase additional shares through optional cash investments on a quarterly basis. Shares are purchased at a 5% discount from the current market price under either plan option. During 1998 and 1997, $868 thousand and $810 thousand, respectively, were added to stockholders' equity through plan participation. Approximately 25% of the Company's cash dividends were reinvested in 1998 under this plan, and since inception, approximately $3.7 million in additional equity has been added through plan participation. Management anticipates continued future growth in equity through the program.

      State Bancorp, Inc. and its subsidiary are subject to various regulatory capital requirements administered by the Federal Reserve Board and the Federal Deposit Insurance Corporation. These regulatory authorities measure capital adequacy on a risk-weighted assets basis. Their guidelines provide a method of monitoring capital adequacy that is sensitive to the risk factors inherent in a bank's asset base, including off-balance sheet exposures. The guidelines assign various weights to different asset types depending upon their risk profile. Generally speaking, assets with greater risk require more capital support than do less risky assets. In addition, a leverage standard has been established to supplement the risk-based ratios in assessing an institution's overall capital adequacy. Failure to maintain the Bank's capital ratios in excess of minimum regulatory guidelines requires bank regulatory authorities to take prompt corrective action in accordance with the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). The regulations arising from FDICIA established five categories of capitalization for depository institutions: (1) well capitalized, (2) adequately capitalized, (3) undercapitalized, (4) significantly undercapitalized and (5) critically undercapitalized. Based upon its December 31, 1998 capital position as outlined in Table II, the Bank's capital ratios far exceed the minimums established for a well-capitalized institution and exceed, by a significant margin, the minimum requirements under FDICIA. Failure to meet minimum capital requirements can initiate certain actions by regulators that could have a direct effect on the Company's and the Bank's operations and financial statements. The Company has no plans or commitments for capital utilization or expenditures that would affect its current capital position or would impact its future financial performance.

TABLE II                                                                                 Regulatory
                                                         Ratios as of December 31,     Criteria for
                                                      -------------------------------          Well
                                        Regulatory                                      Capitalized
                                           Minimum     1998         1997         1996   Institution
====================================================================================================
Leverage Ratio--Tier I Capital to
  Total Adjusted Assets ................ 3.00-5.00%    7.98%        7.43%        7.01%        5.00%
Tier I Capital/Risk Weighted Assets ....  4.00%       12.64%       12.40%       11.11%        6.00%
Total Capital/Risk Weighted Assets .....  8.00%       13.85%       13.58%       12.36%       10.00%
====================================================================================================

                                              STATE BANCORP, INC. AND SUBSIDIARY

LIQUIDITY

      Liquidity management is defined as the Company's and its subsidiary's ability to meet their financial obligations on a continuous basis without material loss or disruption of normal operations. These obligations include the withdrawal of deposits on demand or at their contractual maturity, the repayment of borrowings as they mature, the ability to fund new and existing loan commitments and to take advantage of business opportunities as they arise. Liquidity is composed of the maintenance of a strong base of core deposits, maturing short-term assets including cash and due from banks, the ability to sell marketable securities and access to lines of credit and the capital markets. Liquidity at the Company is measured and monitored daily, thereby allowing management to better understand and react to emerging balance sheet trends. After assessing actual and projected cash flow needs, management seeks to obtain funding at the most economical cost to the Company. These funds can be obtained by converting liquid assets to cash or by attracting new deposits or other sources of funding. Many factors affect the Company's ability to meet its liquidity needs, including variations in the markets served, loan demand, its asset/liability mix, its reputation and credit standing in its markets, and general economic conditions.

      The Funds Management Committee is responsible for oversight of the Company's liquidity position and management of its asset/liability structure. This Committee monitors the loan and investment portfolios while also examining the maturity structure and volatility characteristics of the Company's liabilities to develop an optimum asset/liability mix. Funding sources available to the Company include retail, commercial and municipal deposits, purchased liabilities and stockholders' equity. If needed for short-term liquidity purposes, the Company has access to $16.5 million in unsecured lines of credit extended by correspondent banks. In addition, the Company can utilize its line of credit with FHLB to access up to $28.5 million in market rate-funds with maturities of up to thirty years. The Company does not utilize brokered deposits as a source of funds nor did it engage in any derivatives activities during 1998 or 1997 to manage its liquidity or interest rate risk.

      Asset liquidity is provided by short-term investments and the marketability of securities available for sale. At December 31, 1998, the Company had $279 million in such liquid assets. The Company's loan portfolio and investment securities held to maturity also provide an excellent source of internal liquidity through maturities and periodic repayments of principal. At year-end 1998, approximately $202 million of these assets, including mortgage-backed securities, were due to mature or be repaid within one year. Cash flows provided by the loan and investment port folios are typically utilized to reduce the Company's borrowed funds position and/or to fund loan and investment securities growth. The Company's operating, investing and financing activities are conducted within the overall constraints of the Company's liquidity management policy.

      While past performance does not guarantee future results, management believes that the Company's funding sources, including dividends from its subsidiary, and the Bank's funding sources will be adequate to meet their future liquidity requirements.

ASSET/LIABILITY MANAGEMENT AND MARKET RISK

      The process by which financial institutions manage interest- earning assets and funding sources under different interest rate environments is called asset/liability management. The primary goal of asset/liability management is to increase net interest income within an acceptable range of overall risk tolerance. Management must ensure that liquidity, capital, interest rate and market risk are prudently managed. Asset/liability and interest rate risk management are governed by policies reviewed and approved annually by the Company's Board of Directors. The Board has delegated responsibility for asset/liability and interest rate risk management to the Funds Management Committee. The Funds Management Committee sets strategic directives that guide the day to day asset/liability management activities of the Company as well as reviewing and approving all major funding, capital and market risk management programs.

INTEREST RATE RISK

      Interest rate risk is the risk to earnings or capital arising from movements in interest rates. This risk can be quantified by measuring the change in net interest margin relative to changes in market rates. Risk is identified by reviewing repricing characteristics of interest-earning assets and interest-bearing liabilities. The Company's Funds Management Committee sets forth guidelines that limit the level of interest rate risk within specified tolerance ranges. Management must determine the appropriate level of risk which will enable the Company to achieve its performance objectives within the confines imposed by its business objectives and the external environment within which it operates. Interest rate risk arises from repricing risk, basis risk, yield curve risk or options risk and is measured using financial modeling techniques, including quarterly interest rate shock simulations, to measure the impact of changes in interest rates on earnings for periods up to two years. These simulations are used to determine whether corrective action may be warranted or required in order to adjust the overall interest rate risk profile of the Company. The Company's asset/liability and interest rate risk management policy limits interest rate risk exposure to +/-12% of base case net income for net earnings at risk and +/-15% for equity value at risk as a percentage of market value of portfolio equity. Net earnings at risk is the potential adverse change in net income arising from a +/-200 basis point change in interest rates, measured over a one-year time horizon. Equity value at risk is the potential adverse change in the present value (market value) of total equity arising from a +/-200 basis point change in interest rates. Simulation results are influenced by a number of estimates and assumptions with regard to embedded options, prepayment behaviors, pricing strategies and cash flows. Such assumptions and estimates are inherently uncertain and, as a consequence, results will neither precisely estimate net interest income nor precisely measure the impact of higher or lower interest rates on net interest income.

      To mitigate the impact of changes in interest rates, the balance sheet must be structured so that repricing opportunities exist for both assets and liabilities in approximately equivalent amounts at basically the same time intervals. Imbalances in these repricing opportunities at any point in time constitute an interest-sensitivity gap, which is the difference between interest-sensitive assets and interest-sensitive liabilities. These static measurements do not reflect the results of any projected activity and are best utilized as early indicators of potential interest rate exposures. The primary objectives of the Company's asset/ liability management are to continually evaluate the interest rate risk inherent in the Company's balance sheet; to determine the level and direction of risk appropriate given the Company's strategic focus, operating environment, liquidity requirements and performance objectives; and to manage this risk in a prudent manner consistent with approved policy.

      The accompanying table sets forth the amounts of assets and liabilities outstanding as of December 31, 1998 which, based upon certain assumptions, are expected to reprice or mature in each of the time frames shown. Except as stated, the amount of assets and liabilities shown to reprice or mature within a particular time frame was determined in accordance with the earlier of the term to repricing or the contractual terms of the asset or liability. The Company bases its deposit decay rates on assumptions established by management which reflect historical experience over the three years ended December 31, 1998. Thus, the decay rates for deposit accounts, with the exception of CDs, for which contractual maturities are readily available, were as follows: 20% per year for savings deposits; 33% per year for money fund and NOW accounts of individuals, partnerships and corporations; all money fund and NOW accounts of municipalities are included in the 0-6 months time frame due to their seasonality and volatility. Management feels that these decay assumptions reflect the historical stability of the Company's core deposit base, which may or may not be indicative of the industry average of its peers.

      An asset-sensitive gap indicates an excess of interest-sensitive assets over interest-sensitive liabilities, whereas a liability-sensitive gap indicates the opposite. At December 31, 1998, the Company had a one-year cumulative asset-sensitivity gap of $91 million. In a rising rate environment, an asset sensitive gap position generally indicates that increases in income from interest-earning assets will outpace increases in expenses associated with funding those assets. In addition, the Company's net interest spread and net income would also improve under this scenario. Conversely, in a declining interest rate environment, the Company's cost of funds would decline more slowly than the yield on its rate-sensitive assets and would likely result in a contraction of net interest income. This risk can be reduced by various strategies, including the administration of liability costs and the investment of asset maturities and cash flows in such a way as to insulate net interest income from the effects of changes in interest rates. As previously mentioned, a static gap position is best utilized as a tool for early detection of potential interest rate exposure. Management's goal is to manage the Company's cumulative one-year gap such that rate-sensitive assets and liabilities are approximately equal in that time frame. Due to the nature of the Company's business, primarily the seasonality of its municipal funding function, an exactly matched one-year gap is unlikely to occur. Rather, management relies on simulation analysis to manage the Company's asset/liability position on a dynamic repricing basis. Simulation modeling applies alternative interest rate scenarios and periodic forecasts of future business activity to estimate the related impact on net interest income. The use of simulation modeling assists management in its continuing efforts to achieve earnings growth in a variety of interest rate environments. Asset and liability management efforts also may involve the use of off-balance sheet instruments such as interest rate swaps to minimize risk. The Company does not utilize swaps or other derivative instruments to manage its asset/liability position.

                                              STATE BANCORP, INC. AND SUBSIDIARY

TABLE III                                                                SENSITIVITY TIME HORIZON
=================================================================================================================================
                                                          0-6         6-12          1-5         Over Noninterest-
Interest-sensitive Assets (1)                          Months       Months        Years      5 Years    Sensitive         Total
=================================================================================================================================
(Dollars in Thousands)
  Loans (net of unearned income) (2) ...........    $ 257,766      $18,249     $ 70,574     $ 70,371     $  3,676     $ 420,636
  Securities Held to Maturity ..................          342        2,090           --           84           --         2,516
  Securities Available for Sale (3) ............      156,633       49,319       34,944       36,665        2,368       279,929
---------------------------------------------------------------------------------------------------------------------------------
    Total Interest-Earning Assets ..............      414,741       69,658      105,518      107,120        6,044       703,081
---------------------------------------------------------------------------------------------------------------------------------
  Unrealized Net Loss on Securities Available
    for Sale ...................................         (590)          --           --           --           --          (590)
  Cash and Due from Banks ......................       19,274           --           --           --           --        19,274
  All Other Assets (7) .........................        5,292        1,776           --           --        3,861        10,929
---------------------------------------------------------------------------------------------------------------------------------
    Total Assets ...............................    $ 438,717      $71,434     $105,518     $107,120     $  9,905     $ 732,694
=================================================================================================================================
Interest-sensitive Liabilities (1)
  Savings Accounts (4) .........................    $  11,404      $11,404     $ 91,228     $     --     $     --     $ 114,036
  Money Fund and NOW Accounts (5) ..............       42,256        7,770       31,552           --           --        81,578
  Time Deposits (6) ............................      228,985       21,937       24,828          329           --       276,079
---------------------------------------------------------------------------------------------------------------------------------
    Total Interest-Bearing Deposits ............      282,645       41,111      147,608          329           --       471,693
  Securities Sold Under Agreements to Repurchase
    and Other Short-term Borrowings ............       69,529           --           --           --           --        69,529
---------------------------------------------------------------------------------------------------------------------------------
    Total Interest-Bearing Liabilities .........      352,174       41,111      147,608          329           --       541,222
  All Other Liabilities, Equity and
    Demand Deposits (7) ........................        4,638          575           73           --      186,186       191,472
---------------------------------------------------------------------------------------------------------------------------------
    Total Liabilities and Equity ...............    $ 356,812      $41,686     $147,681     $    329     $186,186     $ 732,694
=================================================================================================================================
  Cumulative Interest-Sensitivity Gap (8) ......    $  62,567      $91,114     $ 49,024     $155,815     $161,859
=================================================================================================================================
  Cumulative Interest-Sensitivity Ratio (9) ....        117.8%       123.2%       109.1%       128.8%       129.9%
  Cumulative Interest-Sensitivity Gap
    as a % of Total Assets .....................          8.5%        12.4%         6.7%        21.3%        22.1%
=================================================================================================================================

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

STATISTICAL INFORMATION

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDER'S EQUITY:
NET INTEREST INCOME AND RATES

      The following table presents the average daily balances of the Bank's assets, liabilities and stockholder's equity, together with an analysis of net interest earnings and average rates, for each major category of interest-earning assets and interest-bearing liabilities. Interest and average rates are computed on a fully taxable-equivalent basis, adjusted for certain disallowed interest expense deductions, using a tax rate of 34% in 1998, 1997 and 1996. Nonaccruing loans are included in the average balances (in thousands):

------------------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31,                     1998                            1997                          1996
====================================================================================================================================
                                          Average            Average     Average             Average     Average            Average
                                          Balance  Interest     Rate     Balance   Interest     Rate     Balance  Interest     Rate
------------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Securities held to maturity and
  securities available for sale:
    Taxable ..........................  $ 200,384   $12,778     6.38%  $ 185,763   $ 12,222     6.58%  $ 168,826   $10,793     6.39%
    Tax-exempt .......................     55,279     2,567     4.64      56,569      2,746     4.85      41,316     2,172     5.26
------------------------------------------------------------------------------------------------------------------------------------
Total Securities .....................    255,663    15,345     6.00     242,332     14,968     6.18     210,142    12,965     6.17
Federal funds sold, securities
  purchased under agreements to
  resell and interest-bearing
    deposits .........................     63,021     3,392     5.38      36,366      1,995     5.49      32,004     1,735     5.42
Loans (net of unearned income):
  Taxable ............................    377,095    36,026     9.55     353,244     33,782     9.56     306,646    28,560     9.31
  Tax-exempt .........................      8,513       917    10.77       7,929        842    10.62       7,116       752    10.57
                                        --------------------------------------------------------------------------------------------
Total loans--net .....................    385,608    36,943     9.58     361,173     34,624     9.59     313,762    29,312     9.34
Total interest-earning assets ........    704,292   $55,680     7.91%    639,871   $ 51,587     8.06%    555,908   $44,012     7.92%
Allowance for loan losses ............     (5,489)                        (5,235)                        (5,114)
------------------------------------------------------------------------------------------------------------------------------------
                                          698,803                        634,636                         550,794
------------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks ..............     26,607                         29,667                          24,434
Bank premises and equipment--net .....      3,545                          3,188                           3,028
Other assets .........................     11,463                         10,859                          10,154
------------------------------------------------------------------------------------------------------------------------------------
Total Assets .........................  $ 740,418                      $ 678,350                       $ 588,410
====================================================================================================================================
LIABILITIES AND STOCKHOLDER'S EQUITY:
Savings and time deposits:
  Savings ............................  $ 209,528   $ 4,795     2.29%  $ 210,808   $  5,257     2.49%  $ 191,828   $ 4,825     2.52%
  Time ...............................    312,900    17,155     5.48     273,402     15,187     5.55     230,559    12,490     5.42
------------------------------------------------------------------------------------------------------------------------------------
Total savings and time deposits ......    522,428    21,950     4.20     484,210     20,444     4.22     422,387    17,315     4.10
Federal funds purchased ..............        996        55     5.52       2,620        154     5.88       3,578       207     5.79
Securities sold under
  agreements to repurchase ...........      3,411       191     5.60      25,680      1,448     5.64      27,667     1,529     5.53
Other borrowed funds .................     36,207     1,968     5.44      11,385        644     5.66       1,425        80     5.61
------------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities ...    563,042    24,164     4.29     523,895     22,690     4.33     455,057    19,131     4.20
Demand deposits ......................    115,533                         99,251                          87,136
Other liabilities ....................      3,136                          2,622                           1,803
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities ....................    681,711                        625,768                         543,996
Stockholder's equity .................     58,707                         52,582                          44,414
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and
  Stockholder's Equity ...............  $ 740,418                       $678,350                       $ 588,410
====================================================================================================================================
Net interest income/rate-
  tax-equivalent basis ...............               31,516     4.47%                28,897     4.52%               24,881     4.48%
Less tax-equivalent basis
  adjustment .........................                  911                             923                            833
------------------------------------------------------------------------------------------------------------------------------------
Net Interest Income ..................              $30,605                        $ 27,974                        $24,048
====================================================================================================================================

                                              STATE BANCORP, INC. AND SUBSIDIARY

ANALYSIS OF CHANGES IN NET INTEREST INCOME

      The following table presents a comparative analysis of the changes in the Bank's interest income and interest expense due to the changes in the average volume and the average rates earned on interest-earning assets and due to the changes in the average volume and the average rates paid on interest-bearing liabilities. Interest and average rates are computed on a fully taxable-equivalent basis, adjusted for certain disallowed interest expense deductions, using a tax rate of 34% in 1998, 1997 and 1996. Variances in rate/volume relationships have been allocated proportionately to average volume and average rate as they compare to each other (in thousands):

------------------------------------------------------------------------------------------------------------------------------------
                                                                 Year 1998 over 1997                    Year 1997 over 1996
                                                          --------------------------------------------------------------------------
                                                           Due to Change in:                       Due to Change in:
                                                          -------------------                    --------------------
                                                                                         Net                                     Net
                                                          Average     Average       Increase      Average     Average       Increase
                                                           Volume        Rate     (Decrease)       Volume        Rate     (Decrease)
====================================================================================================================================
INTEREST INCOME:
Securities held to maturity and
securities available for sale:
  Taxable ..........................................      $   941       $(385)      $   556       $ 1,107       $ 322       $ 1,429
  Tax-exempt .......................................          (62)       (117)         (179)          751        (177)          574
------------------------------------------------------------------------------------------------------------------------------------
Total securities ...................................          879        (502)          377         1,858         145         2,003
Federal funds sold, securities
purchased under agreements
  to resell and interest-bearing deposits ..........        1,435         (38)        1,397           239          21           260
Loans (net of unearned income):
  Taxable ..........................................        2,279         (35)        2,244         4,439         783         5,222
  Tax-exempt .......................................           63          12            75            86           3            89
------------------------------------------------------------------------------------------------------------------------------------
Total loans--net ...................................        2,342         (23)        2,319         4,525         786         5,311
------------------------------------------------------------------------------------------------------------------------------------
Total Interest Income ..............................        4,656        (563)        4,093         6,622         952         7,574
------------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
Savings and time deposits:
  Savings ..........................................          (32)       (430)         (462)          474         (42)          432
  Time .............................................        2,168        (200)        1,968         2,373         324         2,697
------------------------------------------------------------------------------------------------------------------------------------
Total savings and time deposits ....................        2,136        (630)        1,506         2,847         282         3,129
Federal funds purchased ............................          (90)         (9)          (99)          (56)          3           (53)
Securities sold under agreements
to repurchase ......................................       (1,247)        (10)       (1,257)         (112)         30           (82)
Other borrowed funds ...............................        1,350         (26)        1,324           563           1           564
------------------------------------------------------------------------------------------------------------------------------------
Total Interest Expense .............................        2,149        (675)        1,474         3,242         316         3,558
------------------------------------------------------------------------------------------------------------------------------------
Change in Net Interest Income
  (Tax-Equivalent Basis) ...........................      $ 2,507       $ 112       $ 2,619       $ 3,380       $ 636       $ 4,016
====================================================================================================================================

INVESTMENT PORTFOLIO

  The following table presents the amortized cost of held to maturity and available for sale securities held by the Company for each reported period (in thousands):

                                                                        December 31,
-------------------------------------------------------------------------------------------------------------------
                                                   1998                       1997                     1996
===================================================================================================================
                                         Amortized       Market    Amortized        Market   Amortized      Market
                                              Cost        Value         Cost         Value        Cost       Value
------------------------------------------------------------------------------------------------------------------
TYPE
Obligations of states and political
  subdivisions                           $  24,161    $  24,167     $ 70,517     $  70,458   $  48,632   $  48,654
Mortgage-backed securities and
  collateralized mortgage obligations       42,642       42,307       62,517        62,108      93,598      92,411
Government Agency securities               213,274      213,023      153,177       153,288      44,785      44,382
Corporate securities                         2,368        2,368        2,368         2,368       1,971       1,971
------------------------------------------------------------------------------------------------------------------
Total                                     $282,445     $281,865     $288,579      $288,222    $188,986    $187,418
===================================================================================================================

STATISTICAL INFORMATION
(continued)

      The following table presents the maturity distribution and the weighted average yield of the Company's investment portfolio at December 31, 1998 (in thousands). The yield information does not give effect to changes in estimated fair value of investments available for sale that are reflected as a component of stockholders' equity.

                                                                                           Maturing
                                                         ---------------------------------------------------------------------------
                                                              Within          After One But       After Five But          After
                                                             One Year       Within Five Years    Within Ten Years       Ten Years
                                                        -----------------   -----------------    ----------------    --------------
                                                          Amount   Yield*     Amount  Yield*      Amount   Yield*    Amount   Yield*
====================================================================================================================================
Type
Obligations of states and
political subdivisions .............................    $ 23,973    4.75%    $    --      --%    $   184    8.35%    $   --      --%
Mortgage-backed securities and
  collateralized mortgage obligations** ............      15,180    6.81      17,066    5.54      10,061    6.78         --      --
Government Agency securities*** ....................     192,985    6.57      20,038    6.44          --                         --
Corporate securities ...............................                                                                  2,368    7.19
------------------------------------------------------------------------------------------------------------------------------------
Total ..............................................    $232,138    6.40%    $37,104    6.02%    $10,245    6.81%    $2,368    7.19%
====================================================================================================================================

*     Fully tax-equivalent basis using a tax rate of 34%.
** Assumes maturity dates pursuant to average lives as determined by constant prepayment rates.
*** Assumes coupon yields for securities past their call dates and not bought at a discount; yields to call for securities not past their call dates and not bought at a discount; and yields to maturity for securities purchased at a discount.

LOAN PORTFOLIO

      The following table categorizes the Company's loan portfolio for each reported period (in thousands):

                                                       December 31,
-----------------------------------------------------------------------------------------
                                   1998        1997        1996        1995        1994
=========================================================================================
Commercial and industrial ...    $197,601    $172,524    $163,780    $130,617    $112,286
Real estate--mortgage .......     187,740     174,480     160,104     137,067     126,107
Real estate--construction ...      17,165      14,713      13,132       7,798       3,349
Loans to individuals ........       7,749       7,077       7,526       6,323       6,746
Tax-exempt and other ........      10,461       8,920       8,841       5,838       6,742
-----------------------------------------------------------------------------------------
Gross loans .................     420,716     377,714     353,383     287,643     255,230
Less: unearned income .......          80          80          80          64          85
-----------------------------------------------------------------------------------------
Loans--net of unearned income    $420,636    $377,634    $353,303    $287,579    $255,145
=========================================================================================

      The following table presents the maturities of selected loans and the sensitivities of those loans to changes in interest rates at December 31, 1998 (in thousands):

-------------------------------------------------------------------------------------
                                       One Year  One Through        Over
                                        or Less   Five Years   Five Years       Total
=====================================================================================
Commercial and industrial .........    $130,068      $54,944      $12,589    $197,601
Real estate--construction .........       9,537        7,628           --      17,165
-------------------------------------------------------------------------------------
Total .............................    $139,605      $62,572      $12,589    $214,766
-------------------------------------------------------------------------------------
Loans maturing after one year with:
  Fixed interest rate .............                  $19,592      $ 4,029    $ 23,621
  Variable interest rate ..........                  $42,980      $ 8,560    $ 51,540
=====================================================================================

      The following table presents the Company's nonaccrual, past due and restructured loans for each reported period (in thousands):

                                                                                            December 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                      1998         1997         1996         1995      1994
===========================================================================================================================
Nonaccrual loans ...............................................    $3,676       $4,258       $5,869       $8,247    $6,707
Loans 90 days or more past due and still accruing interest .....    $1,352       $1,590       $1,228       $  337    $1,162
Restructured, accruing loans ...................................    $5,545(1)    $7,289(1)    $6,524(1)    $3,344    $3,608
Interest income on nonaccrual and restructured loans which would
  have been recorded under original loan terms .................    $  910       $1,192       $1,265       $  837    $  571
Interest income on nonaccrual and restructured
  loans recorded during the period .............................    $  400       $  476       $  263       $  260    $  124
===========================================================================================================================

(1) Includes one credit totaling $5.0 million in 1998 and 1997 and $4.7 million in 1996 which is collateralized by commercial real estate with a current appraised value in excess of the carrying value of the credit. The restructured rate on this credit will remain below the contractual rate until cash flows are again sufficient to support a market rate of interest.

                                              STATE BANCORP. INC. AND SUBSIDIARY

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

      The following table presents an analysis of the Company's allowance for possible loan losses for each reported period (in thousands):

------------------------------------------------------------------------------------------------------------------
                                                                 1998       1997       1996       1995       1994
==================================================================================================================
Balance, January 1 ........................................    $5,124     $5,009     $5,004     $4,929     $4,725
------------------------------------------------------------------------------------------------------------------
Charge-offs:
  Commercial and industrial ...............................     1,332      1,509      1,018        777      1,175
  Real estate--mortgage ...................................       197        379        445        239        694
  Loans to individuals ....................................       128        169        132        133         45
  Loans to others .........................................        --         --         --         45         --
------------------------------------------------------------------------------------------------------------------
Total charge-offs .........................................     1,657      2,057      1,595      1,194      1,914
------------------------------------------------------------------------------------------------------------------
Recoveries:
  Commercial and industrial ...............................       214        189         79         52        119
  Real estate--mortgage ...................................       297         23         14          6         47
  Loans to individuals ....................................        10         10          7         11          2
------------------------------------------------------------------------------------------------------------------
Total recoveries ..........................................       521        222        100         69        168
------------------------------------------------------------------------------------------------------------------
Net charge-offs ...........................................     1,136      1,835      1,495      1,125      1,746

Additions charged to operations ...........................     1,800      1,950      1,500      1,200      1,950
------------------------------------------------------------------------------------------------------------------
Balance at end of period ..................................    $5,788     $5,124     $5,009     $5,004     $4,929
==================================================================================================================
Ratio of net charge-offs during the period to average loans
  outstanding during the period ...........................      0.29%      0.51%      0.48%      0.43%      0.74%
==================================================================================================================

      The following table presents the allocation of the Company's allowance for possible loan losses for each reported period (in thousands):

------------------------------------------------------------------------------------------------------------------------------------
                                   Percent of           Percent of           Percent of           Percent of             Percent of
                                     Loans to             Loans to             Loans to             Loans to               Loans to
                                        Total                Total                Total                Total                  Total
                                1998    Loans        1997    Loans        1996    Loans        1995    Loans        1994      Loans
====================================================================================================================================
Commercial and Industrial ..  $3,320     47.0%     $2,210     45.7%     $2,452     46.4%     $1,972     45.4%     $2,004       44.0%
Real estate--mortgage ......   1,633     44.6       1,790     46.2       1,658     45.3       1,746     47.7       1,503       49.4
Real estate--construction ..     675      4.1         499      3.9         423      3.7          43      2.7          19        1.3
Loans to individuals .......      47      1.8          82      1.9         143      2.1         158      2.2          54        2.7
Tax exempt and other .......      67      2.5          50      2.3          51      2.5          70      2.0          39        2.6
Unallocated ................      46       --         493       --         282       --       1,015       --       1,310       --
------------------------------------------------------------------------------------------------------------------------------------
Total ......................  $5,788    100.0%     $5,124    100.0%     $5,009    100.0%     $5,004    100.0%     $4,929      100.0%
====================================================================================================================================

STATISTICAL INFORMATION
(continued)

DEPOSITS

  The following table presents the average balance and the average rate paid on the Company's deposits for each reported period (in thousands):

------------------------------------------------------------------------------------------------------------------------------------
                                                                 1998                      1997                        1996
====================================================================================================================================
                                                        Average       Average      Average       Average      Average       Average
                                                        Balance          Rate      Balance          Rate      Balance          Rate
------------------------------------------------------------------------------------------------------------------------------------
Demand deposits ...................................    $115,533                   $ 99,251                   $ 87,136
Interest-bearing transaction accounts .............      34,269          1.66%      38,033          2.00%      26,545          1.81%
Money market deposit accounts .....................      67,096          1.93       64,746          2.15       56,636          2.18
Savings deposits ..................................     108,163          2.71      108,029          2.88      108,647          2.86
Time certificates of deposit of $100,000 or more ..     223,749          5.41      181,856          5.58      134,837          5.35
Other time deposits ...............................      89,151          5.46       91,546          5.50       95,722          5.51
-----------------------------------------------------------------------------------------------------------------------------------
Total .............................................    $637,961          3.41     $583,461          3.50     $509,523          3.40
====================================================================================================================================

      The following table sets forth, by time remaining to maturity, the Company's certificates of deposit of $100,000 or more, at December 31, 1998 (in thousands):

--------------------------------------------------------------------------------
3 months or less ................................................     $180,822
Over 3 months through 6 months ..................................       12,187
Over 6 months through 12 months .................................        3,856
Over 12 months ..................................................        4,074
--------------------------------------------------------------------------------
Total ...........................................................     $200,939
================================================================================

RETURN ON EQUITY AND ASSETS

      The following table presents the Company's return on average stockholders' equity and assets, the dividend payout ratio and the average equity to average assets ratio for each reported period. The calculations are based on recorded assets and give effect to the changes in fair value of securities available for sale.

--------------------------------------------------------------------------------
                                                 1998         1997         1996
================================================================================
Return on average assets ...................     1.11%        1.05%        0.97%
Return on average stockholders' equity .....    14.16%       13.76%       12.98%
Dividend payout ratio ......................    40.77%       37.56%       37.37%
Average equity to average assets ...........     7.83%        7.61%        7.47%
================================================================================

                                              STATE BANCORP, INC. AND SUBSIDIARY

SHORT-TERM BORROWINGS

      The following information is provided on the Bank's short-term borrowings for each reported period (in thousands):

---------------------------------------------------------------------------------------------------------
                                                                           1998        1997        1996
=========================================================================================================
Balance, December 31--
  Securities sold under agreements to repurchase ...................    $34,529     $14,818     $74,079
  Federal funds purchased ..........................................    $    --     $ 6,000     $ 3,600
  Federal Home Loan Bank advances ..................................    $25,000     $47,000     $12,000
  Term borrowing--broker ...........................................    $10,000     $    --     $    --
---------------------------------------------------------------------------------------------------------
Weighted average interest rate on Balance, December 31--
  Securities sold under agreements to repurchase ...................       6.09%       6.29%       5.62%
  Federal funds purchased ..........................................         --        7.00%       9.00%
  Federal Home Loan Bank advances ..................................       5.49%       6.08%       6.88%
  Term borrowing--broker ...........................................       4.85%         --          --
---------------------------------------------------------------------------------------------------------
Maximum outstanding at any month end--
  Securities sold under agreements to repurchase ...................    $34,529     $79,680     $74,079
  Federal funds purchased ..........................................    $ 8,000     $15,500     $14,500
  Federal Home Loan Bank advances ..................................    $45,000     $47,000     $12,000
  Term borrowing--broker ...........................................    $10,000     $    --     $    --
---------------------------------------------------------------------------------------------------------
Average daily amount outstanding--
  Securities sold under agreements to repurchase ...................    $ 3,411     $25,680     $27,667
  Federal funds purchased ..........................................    $   996     $ 2,620     $ 3,578
  Federal Home Loan Bank advances ..................................    $27,393     $11,385     $ 1,425
  Term borrowing--broker ...........................................    $ 8,712     $    --     $    --
---------------------------------------------------------------------------------------------------------
Weighted average interest rate on average daily amount outstanding--
  Securities sold under agreements to repurchase ...................       5.60%       5.64%       5.53%
  Federal funds purchased ..........................................       5.52%       5.88%       5.79%
  Federal Home Loan Bank advances ..................................       5.50%       5.66%       5.61%
  Term borrowing--broker ...........................................       4.85%         --          --
=========================================================================================================

SELECTED QUARTERLY FINANCIAL DATA (IN THOUSANDS)

------------------------------------------------------------------------------------------------------------------------------------
                                                                   1998                                        1997
------------------------------------------------------------------------------------------------------------------------------------
                                                    1st        2nd        3rd        4th        1st        2nd        3rd        4th
                                                Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter
====================================================================================================================================
Interest income ............................    $13,920    $13,367    $13,365    $14,117    $11,524    $13,232    $12,344    $13,564
Interest expense ...........................      6,734      5,810      6,170      5,450      4,932      5,939      5,506      6,313
------------------------------------------------------------------------------------------------------------------------------------
Net interest income ........................      7,186      7,557      7,195      8,667      6,592      7,293      6,838      7,251
Provision for possible loan losses .........        450        450        450        450        450        600        450        450
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
  for possible loan losses .................      6,736      7,107      6,745      8,217      6,142      6,693      6,388      6,801
Other income ...............................        407        352        373        401        415        374        365        480
Operating expenses .........................      4,490      4,457      4,446      4,574      3,906      4,146      4,236      4,435
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes .................      2,653      3,002      2,672      4,044      2,651      2,921      2,517      2,846
Provision for income taxes .................        918      1,048        880      1,322        937      1,022        895        976
------------------------------------------------------------------------------------------------------------------------------------
Net income .................................    $ 1,735    $ 1,954    $ 1,792    $ 2,722    $ 1,714    $ 1,899    $ 1,622    $ 1,870
====================================================================================================================================
Basic earnings per common share* ...........    $  0.27    $  0.30    $  0.28    $  0.42    $  0.27    $  0.30    $  0.25    $  0.29
====================================================================================================================================
Diluted earnings per common share* .........    $  0.27    $  0.29    $  0.27    $  0.41    $  0.27    $  0.28    $  0.25    $  0.29
====================================================================================================================================

*Retroactive recognition has been given for stock dividends and splits.

MARKET DATA                                   STATE BANCORP, INC. AND SUBSIDIARY

      The following is a three-year comparison of dividends and stock prices:

-----------------------------------------------------------------------------------------------------
                                                                           1998       1997      1996
=====================================================================================================
Annual cash dividends* ................................................   $0.52      $0.42     $0.35
Annual stock dividends/stock split issued .............................       5%        20%        8%
=====================================================================================================

      Effective January 28, 1999, the Company's common stock began trading on the American Stock Exchange under the symbol STB. For the years ended December 31, 1998, 1997 and 1996, the Company's common stock traded on the NASDAQ Small-Cap market under the symbol STBC. As quoted by the National Association of Securities Dealers, Inc., the approximate high and low closing bid prices for the years ended December 31, 1998, 1997 and 1996 were as follows:

-----------------------------------------------------------------------------------------------------
                                                               First     Second      Third     Fourth
                                                             Quarter    Quarter    Quarter    Quarter
=====================================================================================================
1998
  High Bid ................................................   25 3/4     22 3/4     21         18
  Low Bid .................................................   22         19 1/2     18         15 1/2

1997
  High Bid ................................................   16 1/2     18 1/2     20 5/8     26 7/8
  Low Bid .................................................   12 1/2     14         15         20 1/8

1996
  High Bid ................................................   14 1/4     14 1/8     12 1/4     12 5/8
  Low Bid .................................................   14 1/8     12         11 1/2     11 7/8
=====================================================================================================

FIVE YEAR SUMMARY OF OPERATIONS
For the Years Ended December 31,

------------------------------------------------------------------------------------------------------------------------------------
                                                               1998            1997            1996            1995            1994
====================================================================================================================================
Interest income ....................................   $ 54,769,164    $ 50,664,182    $ 43,178,725    $ 39,426,356    $ 31,267,004
Interest expense ...................................     24,164,086      22,690,197      19,130,627      18,669,569      11,977,716
------------------------------------------------------------------------------------------------------------------------------------
Net interest income ................................     30,605,078      27,973,985      24,048,098      20,756,787      19,289,288
Provision for possible loan losses .................      1,800,000       1,950,000       1,500,000       1,200,000       1,950,000
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
 for possible loan losses ..........................     28,805,078      26,023,985      22,548,098      19,556,787      17,339,288
Other income .......................................      1,533,111       1,634,299       1,858,131       1,424,147       1,265,230
Operating expenses .................................     17,967,483      16,722,436      15,536,513      13,483,056      12,733,176
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes .........................     12,370,706      10,935,848       8,869,716       7,497,878       5,871,342
Provision for income taxes .........................      4,168,161       3,830,358       3,167,704       2,459,213       1,852,709
------------------------------------------------------------------------------------------------------------------------------------
Net income .........................................   $  8,202,545    $  7,105,490    $  5,702,012    $  5,038,665    $  4,018,633
------------------------------------------------------------------------------------------------------------------------------------
Basic earnings per common share* ...................   $       1.27    $       1.11    $       0.95    $       0.89    $       0.72
====================================================================================================================================
Diluted earnings per common share* .................   $       1.24    $       1.09    $       0.94    $       0.87    $       0.71
Stock dividends/split ..............................              5%             20%              8%             10%             10%
Cash dividends per common share* ...................   $       0.52    $       0.42    $       0.35    $       0.41    $       0.21
Weighted average number of shares
 outstanding* ......................................      6,477,600       6,372,748       6,002,625       5,676,610       5,587,392
Total assets .......................................   $732,693,510    $738,088,937    $615,417,655    $650,950,468    $505,360,719
Total deposits .....................................   $597,020,948    $611,227,920    $474,450,489    $497,739,954    $377,324,602
Total stockholders' equity .........................   $ 60,857,892    $ 54,930,263    $ 48,569,471    $ 40,587,552    $ 36,170,470
Return on total average assets .....................           1.11%           1.05%           0.97%           0.94%           0.83%
Return on total average stockholders' equity .......          14.16%          13.76%          12.98%          13.11%          11.45%
====================================================================================================================================

*Retroactive recognition has been given for stock dividends and splits.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS     STATE BANCORP, INC. AND SUBSIDIARY
Effective February 1, 1999

STATE BANCORP, INC. AND
STATE BANK OF LONG ISLAND

Board of Directors

Thomas F. Goldrick, Jr.
Chairman and Chief Executive Officer
State Bancorp, Inc. and State Bank of
Long Island

Gary Holman
Vice Chairman of the Board
State Bancorp, Inc. and State Bank of
Long Island
Partner, Lamb & Barnosky, LLP

J. Robert Blumenthal
President, Harwyn Enterprises, Inc.

Carl R. Bruno
Chief Financial Officer, DiFazio Electric, Inc.

Arthur Dulik, Jr.
Chief Financial Officer, Altana, Inc.

Richard W. Merzbacher
President, State Bank of Long Island
Vice Chairman, State Bancorp, Inc.

Joseph F. Munson
Chairman, TRM International, Inc.

Raymond M. Piacentini
Vice President
Donaldson, Lufkin & Jenrette
Investment Services, Inc.

John F. Picciano
Attorney

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

Richard W. Merzbacher
President

Daniel T. Rowe
Vice Chairman

Frederick C. Braun, III
Executive Vice President and
Senior Lending Officer

Brian K. Finneran
Executive Vice President and
Chief Financial Officer

STATE OF BANK OF LONG ISLAND OFFICERS
Effective February 1, 1999

Financial Group

Theresa DiVittorio, C.P.A.
First Vice President & Comptroller

Philip J. Nardella, C.P.A.
Vice President

Thomas C. Padden
Vice President

Carol J. Bergmann
Assistant Vice President and
Assistant Secretary

Mary Ann DiLorenzo
Assistant Vice President

Steven Karaman
Administrative Assistant


Bank Operations/Facilities

Raymond D. Wagner
First Vice President

Maureen McTiernan
Assistant Vice President

Jennie DiFilippi
Assistant Manager

Valerie Stewart
Assistant Manager

Management Information
Systems and Data Processing

Susanne Pheffer
Senior Vice President

Diane T. Beck
Vice President

Joseph M. McNeill
Vice President

Janine M. Specht
Manager

Jon Montana
Assistant Manager

Human Resources

Mary E. Durkin
Vice President and Director of
Human Resources and Training

Marketing

John McWhirk
Vice President and Director of
Marketing and Product Development

Branch Administration

Thomas A. Arnone
Senior Vice President

Douglas W. Vergith
Vice President

Kevin J. Carroll
Assistant Vice President

Elizabeth A. Zona
Manager

Debbie A. Hartman
Assistant Manager

Cara Maloney
Assistant Manager

Robert Burke, Jr.
Administrative Assistant

Farmingdale Branch

Peter J. Yovine
Assistant Vice President

Catherine R. Lingstuyl
Assistant Manager

Denise Cummings
Administrative Assistant

Garden City South Branch

Paul R. Cronen
Manager

Lisa A. Pandolfo
Assistant Manager

Hauppauge Branch

John J. Kurek
Vice President

Rocco Reda
Vice President

Stephen N. Pedersen
Manager

Huntington Branch

Karen M. Williams
Assistant Vice President

Karen Papsidero
Manager

Helen M. Gilfedder
Assistant Manager

Jericho Branch

Blanche E. Stanford
Manager

Robert Insalaco
Assistant Manager

Eftihia Karachalios
Administrative Assistant

MacArthur Branch

Iris Taibbi
Manager

Clare M. O'Shaughnessy
Assistant Manager

Sharon Klinkhardt
Administrative Assistant

New Hyde Park Branch

Edward L. Kelly
Vice President

Lucille N. Jessen
Manager

Rosemary A. DiMario
Assistant Manager

Rina Miletic
Assistant Manager

Oyster Bay Branch

Robert J. Connors
Vice President

Diane E. Grochocki
Assistant Manager

Rockville Centre Branch

Ann Goulding
Manager

Lisa Ramos-Lopez
Assistant Manager

Municipal Finance

Robert J. Valli
Senior Vice President and Director of
Municipal Finance and Community Relations

Kenneth A. Messina
First Vice President

John P. Rom
Vice President

Hazel F. McCord
Administrative Assistant

                                              STATE BANCORP, INC. AND SUBSIDIARY

Commercial Lending Group

Charles A. Hoffman
Senior Vice President

Robert J. Nicols
Senior Vice President

Kenneth M. Scheriff
Senior Vice President

William H. Tucker
Senior Vice President

Jean-ann Yngstrom
Senior Vice President

George K. DeHaven
First Vice President

Fred A. Heruth
First Vice President

Jeffrey N. Barber
Vice President

James T. Burns
Vice President

Patrick M. Demery
Vice President

Kevin T. Hennessy
Vice President

Kevin R. McHale
Vice President

Stephen B. Mischo
Vice President

Richard J. O'Brien
Vice President

Michael O'Leary
Vice President

Michael P. Sabala
Vice President

Thomas Scott Swain
Vice President

Geraldine L. Harden
Assistant Vice President

Lori D. Keller
Assistant Vice President

Jeffrey B. Reid
Assistant Vice President

Karyn F. Rodriguez
Assistant Vice President

Maria Billiris
Assistant Manager

Anne N. Dragovcic
Assistant Manager

Daniel Lehan
Assistant Manager

Christopher Van Bell
Assistant Manager

Carol Golde
Administrative Assistant

Consumer Loan Department

Jean M. Cassese
Vice President

John J. McEniry
Assistant Vice President

Loan Operations Group

Siu Chan
Manager

Patricia Salvatore
Administrative Assistant

STATE BANCORP, INC. AND SUBSIDIARY                 STATE BANCORP. AND SUBSIDIARY
ADVISORY BOARD

Henry Alpert, Secretary
Spartan Petroleum Corp.

Andrew C. Andron, President
Century 21 Andron Realty

Maureen Appel, Headmistress
Connelly School of the Holy Child

Marvin Buchner, President
Council Commerce Corp.

Salvatore Catania, Secretary
Murray M. Braunstein, Inc.

Angelo Francis Corva, President
Angelo Francis Corva & Associates

Anthony J. Demasco, CPA, Partner
Demasco, Sena & Jahelka

Monroe Diefendorf, Jr., President
Diefendorf Capital Planning Associates

Debbie C. Eichen, CPA Eichen & DiMeglio, P.C.

Joseph Farber
Previte, Farber & Rosen, PC

Fred H. Fellows, President
Fibre Materials Co., Inc.

Ronald F. Friedenthal
Independent Insurance Broker

Frank Giorgio, Jr., Esq.
Giorgio & DePoto

George Goettelmann, Jr., President
A. E. Goettelmann & Co.

Kermit Gordon
Kermit Enterprises

Henry P. Greve, CPA
Greve, Schmidt & Trageser, P.C.

Joan Griesmeyer, Consultant
Bradley & Parker

Joseph M. Gunning, President
Gunning Business Machines

Anne S. Hadlock, CPA, Partner
Stanley, Marks & Co., LLP

Jean A. Hegler, Attorney
Brosnan & Hegler, Attorneys

Edward Heil
Independent Network Group

Conrad P. Homler, CPA

Seymour Katchen, CPA
Palmetto, Mollo & Co.

Michael Katz, President
Decor Moulding & Supply

Robert F. Kearns, Executive Vice President
B. H. Aircraft Company, Inc.

Owen Kilgannon, CPA
Kilgannon, Furey, Dufek & Company

Carol Konner, President
Konner Development Corp.

Patrick McAllister
Great Eastern Printing Co.

Gerard J. McKeon, Retired
The New York Racing Association

Frederick J. Meyer, Chairman
Mariculture Technologies, Inc.

Robert E. Meyer
Robert E. Meyer Real Estate Appraisals

Donald Monti, President
Concorde Management

Dominick Nuzzi
Allegiance Van Lines, Inc.

John J. Nuzzi
Nuzzi Fuel Co.

Peter N. Paternostro, CPA, Partner
Rynkar, Paternostro & Co., LLP

Charles Peluso, CPA
Margolin, Winer & Evens

Joseph Provenzano, President
Long Island Floors, Inc.

Charles W. Schwing, Consultant
Schwing Electrical Supply Corp.

Fred Scott, Chairman
State Bank of Long Island
Advisory Board

Ralph Somma, Executive Vice President
Brueton Industries, Inc.

Charles I. Steinberg, President
Financial Pacesetters, Inc.

Jerome Stubenhaus, CLU
Nassau Radiologic Group, P.C.

Jeffrey S. Wilks
Spiegel Associates

                                            STATE BANCORP, INC. AND SUBSIDIARIES

CORPORATE INFORMATION

EXECUTIVE OFFICES

699 Hillside Avenue
New Hyde Park, NY 11040-2512
Tel: (516) 437-1000
Fax: (516) 437-1032

2 Jericho Plaza
Jericho, NY 11753-1683
Tel: (516) 465-2300
Fax: (516) 465-6700

ANNUAL MEETING OF STOCKHOLDERS

State Bancorp, Inc.'s Annual Stockholders' Meeting will be held on Tuesday, April 27, 1999 at 10:00 a.m. at the New Hyde Park Inn, New Hyde Park, NY.

INVESTOR RELATIONS

Stockholders, security analysts and others seeking information about State Bancorp, Inc. should contact Brian K. Finneran, Executive Vice President and Chief Financial Officer at (516) 465-2251.

Copies of the Company's earnings releases and other financial publications, including the Annual Report on Form 10-K filed with the Securities and Exchange Commission, are available without charge upon written request to:

      Theresa DiVittorio
      First Vice President & Comptroller
      State Bank of Long Island
      699 Hillside Avenue
      New Hyde Park, NY 11040-2512

STOCK LISTING

State Bancorp, Inc. is traded on the American Stock Exchange under the symbol STB. Price information appears in the Wall Street Journal, New York Times and other news papers under StateBcp.

STOCKHOLDER ACCOUNT INQUIRIES

To expedite changes of address or registration, consolidation of accounts and the replacement of stock certificates or dividend checks, stockholders should contact the Company's registrar and transfer agent directly:

      Norwest Shareowner Services
      161 North Concord Exchange
      South St. Paul, MN 55075
      (800) 468-9716

FDIC RULES AND REGULATIONS, 350.4(D)

This statement has not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.

INDEPENDENT AUDITORS

Deloitte & Touche LLP
1700 Market Street
Philadelphia, PA 19103-3984

COUNSEL

Lamb & Barnosky, LLP
534 Broadhollow Road
Melville, NY 11747-9034

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

4250 Veterans Memorial Highway
Holbrook, NY 11741-4001
(516) 630-0500

27 Smith Street
Farmingdale, NY 11735-1022
(516) 847-3900

Lending Facility

Two Jericho Plaza
Jericho, NY 11753-1683
(516) 465-2300

Internet Address

www.statebankofli.com

Touch 24

(516) 421-7900

Subsidiary Locations

SBPortfolio Management Corp.
1403 Foulk Road, Suite 102
Wilmington, DE 19803
(302) 479-5936

SB Financial Services Corp.
1403 Foulk Road, Suite 102
Wilmington, DE 19803
(302) 479-7534

SBORE Corp.
699 Hillside Avenue
New Hyde Park, NY11040
(516) 465-2200

New Hyde Park Leasing Corporation
699 Hillside Avenue
New Hyde Park, NY11040
(516) 465-2200

WE ARE LONG ISLAND