Form 10-K, Exhibit 13
period 1999-12-31
STATE BANCORP INC
filed 2000-03-29
CIK 723458

[LOGO] STATE BANCORP, INC.

                                Customer Service

                                 [PHOTO OMITTED]

                                  Performance

                                     Growth

                                        Community

                                                              ANNUAL
                                                              ------------99----
                                                              REPORT

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

--------------------------------------------------------------------------------

    [The following table was depicted as a bar graph in the printed material]

Ten-Year Net Income Trend
    ($ in Millions)

'90 .....................      $   2.8
'91 .....................      $   3.2
'92 .....................      $   3.5
'93 .....................      $   3.7
'94 .....................      $   4.0
'95 .....................      $   5.0
'96 .....................      $   5.7
'97 .....................      $   7.1
'98 .....................      $   8.2
'99 .....................      $  10.3

--------------------------------------------------------------------------------

TABLE OF CONTENTS

 1   Selected Financial Data

 2   Letter to Our Stockholders, Customers and Friends

 5   Customer Service

12   Board of Directors

13   Financial Table of Contents

14   Consolidated Financial Statements

18   Notes to Consolidated Financial Statements

28   Independent Auditors' Report

29   Management's Discussion and Analysis of
     Financial Condition and Results of Operations

42   Statistical Information

48   Market Data

49   Board of Directors and Executive Officers

50   State Bank of Long Island--Officers

52   State Bancorp, Inc. and Subsidiary Advisory Board

Inside Back Cover
   Corporate Information

Selected Financial Data                       STATE BANCORP, INC. AND SUBSIDIARY

-------------------------------------------------------------------------------1


                                                    ------------
Fiscal Year Ended December 31,                          1999             1998           1997            1996           1995

--------------------------------------------------------------------------------------------------------------------------------
                                                          OPERATING RESULTS
--------------------------------------------------------------------------------------------------------------------------------
Interest income .................................   $ 61,508,519    $ 54,769,164    $ 50,664,182    $ 43,178,725    $ 39,426,356
Interest expense ................................   $ 25,473,096    $ 24,164,086    $ 22,690,197    $ 19,130,627    $ 18,669,569
Net interest income .............................   $ 36,035,423    $ 30,605,078    $ 27,973,985    $ 24,048,098    $ 20,756,787
Provision for possible loan losses ..............   $  3,000,000    $  1,800,000    $  1,950,000    $  1,500,000    $  1,200,000
Net interest income after provision
  for possible loan losses ......................   $ 33,035,423    $ 28,805,078    $ 26,023,985    $ 22,548,098    $ 19,556,787
Other income ....................................   $  2,146,042    $  1,533,111    $  1,634,299    $  1,858,131    $  1,424,147
Operating expenses ..............................   $ 20,452,093    $ 17,967,483    $ 16,722,436    $ 15,536,513    $ 13,483,056
Net income ......................................   $ 10,328,708    $  8,202,545    $  7,105,490    $  5,702,012    $  5,038,665

--------------------------------------------------------------------------------------------------------------------------------
                                                          COMMON SHARE DATA
--------------------------------------------------------------------------------------------------------------------------------
Basic earnings per common share(1) ..............   $       1.48    $       1.19    $       1.05    $       0.90    $       0.84
Diluted earnings per common share(1) ............   $       1.46    $       1.17    $       1.03    $       0.89    $       0.82
Stock dividends/splits ..........................              6%              5%             20%              8%             10%
Cash dividends per common share(1) ..............   $       0.50    $       0.49    $       0.40    $       0.33    $       0.39

--------------------------------------------------------------------------------------------------------------------------------
                                                         FINANCIAL POSITION
--------------------------------------------------------------------------------------------------------------------------------
Total assets ....................................   $949,829,410    $732,693,510    $738,088,937    $615,417,655    $650,950,468
Total loans(2) ..................................   $488,948,385    $420,636,380    $377,633,267    $353,302,895    $287,578,741
Total deposits ..................................   $804,462,926    $597,020,948    $611,227,920    $474,450,489    $497,739,954
Total stockholders' equity ......................   $ 56,103,097    $ 60,857,892    $ 54,930,263    $ 48,569,471    $ 40,587,552
Weighted average number of common
  shares outstanding(1) .........................      6,962,772       6,866,256       6,755,113       6,362,782       6,017,206

--------------------------------------------------------------------------------------------------------------------------------
                                                             OTHER DATA
--------------------------------------------------------------------------------------------------------------------------------
Return on total average assets ..................           1.23%           1.11%           1.05%           0.97%           0.94%
Return on total average
  stockholders' equity ..........................          17.35%          14.16%          13.76%          12.98%          13.11%
Operating efficiency ratio ......................           51.7%           54.4%           54.8%           58.1%           58.1%
Dividend payout ratio ...........................          33.43%          40.77%          37.56%          37.37%          46.72%
                                                    ------------

(1)   Retroactive recognition has been given for stock dividends and splits.
(2)   Net of unearned income.

To Our Stockholders, Customers and Friends:

-------------------------------------------------------------------------------2


The start of each new year is invariably filled with a good degree of excitement and anticipation of what is to come in the months ahead. This is more evident than ever before as we begin the year 2000 and all of us, together, begin our journey into the new millennium. We at State Bancorp are able to look forward to this much heralded year with a considerable measure of pride, having closed the 1990's with our most successful year to date, and our twenty-ninth consecutive year of record earnings. We are delighted to be able to report to our many friends on our success of the past year, and our attainment, once again, of record levels of growth in loans, deposits, and Tier I capital. These are all significant milestones which the entire State Bancorp family, past and present, can look upon with enormous pride and sense of accomplishment as we enter this historic year 2000.

      As we are all well aware, the year 1999 brought with it a continuation of the strong growth we have been experiencing in the Long Island economy. Many of the sector components so critical to creating solid, sustainable growth in our economy demonstrated continued vitality in the past year, most notably in the areas of employment, real estate and the increasingly important service and technology sectors. As we have noted previously, we are well aware that such strength, while showing great resiliency, likely cannot endure indefinitely and consequently we will always closely monitor the ongoing condition of our Long Island economy, of which we are so very much a part.

      Turning to our financial results for 1999, we are once again delighted to be able to report a very significant increase in net income--25.9%--to yet another record level of $10.3 million or $1.48 per share for the year 1999. As noted above, this is now our twenty-ninth consecutive year of earnings growth and we continue to believe that this is an achievement unique among our peers, both locally and on a national scale as well. This is truly a remarkable record which has been sustained throughout numerous business cycles, and we express our deep appreciation to all of our stockholders, customers and friends for making this possible. We should all be very proud indeed.

    [The following table was depicted as a bar graph in the printed material]

                                   Net Income
                                 ($ in Millions)

                       '95 .....................  $  5.0
                       '96 .....................  $  5.7
                       '97 .....................  $  7.1
                       '98 .....................  $  8.2
                       '99 .....................  $ 10.3

      More specifically, with regard to 1999's financial highlights, the Company's return on assets improved to 1.23% and return on equity also improved markedly to a level of 17.35%. We are very pleased with the continual increases of both of these profitability indices. Similarly, we are pleased to report strong growth in several critical components of the Company's balance sheet. Deposits increased by nearly 35% during the year, while loans outstanding were up by more than 16% as compared with 1998. Additionally, stockholders' equity grew at a year-to-year rate of 12.1%, excluding portfolio valuations related to SFAS No. 115. Finally, the Company's capital ratios continued at levels well in excess of federal regulatory criteria for well-capitalized institutions, with our Tier I leverage ratio at a very solid 7.02%. The continuing growth in the financial strength of our Company has certainly created a most secure foundation as we move into the new millennium.

    [The following table was depicted as a bar graph in the printed material]

                              Total Average Assets
                                 ($ in Millions)

                       '95 .....................  $ 537.2
                       '96 .....................  $ 588.4
                       '97 .....................  $ 678.4
                       '98 .....................  $ 740.2
                       '99 .....................  $ 841.5


      For a more detailed analysis of the consolidated financial statements, please refer to Management's Discussion and Analysis of Financial Condition and Results of Operations found on page 29 of this report.

      During 1999, we were able to devote considerable resources to the updating and enhancement of our Company's strategic plan, Mission 2000. You may recall that back in 1993, we developed Mission 2000 in order to create a strategic vision of what our Company might look like in the year 2000. The financial aspect of this plan contemplated an institution of $1 billion in assets and $10 million in net income at the close of the year 2000. We are most pleased that we have been able to reach the $10 million income threshold a year ahead of schedule, and while assets are not yet consistently at the $1 billion level, we expect that this goal, as well, may well be realized

-------------------------------------------------------------------------------3


                                 [PHOTO OMITTED]
(from left to right)

Richard W. Merzbacher
Vice Chairman

Thomas F. Goldrick, Jr.
Chairman and Chief Executive Officer

Daniel T. Rowe
President

-------------------------------------------------------------------------------4

ahead of schedule. Of course any strategic vision requires continued updating, and it was to this end that we devoted significant time and effort during the latter part of the year just ended. I am pleased to report that our strategic plan has now been contemporized and adopted by our Board of Directors, and will provide us with the strategic vision necessary to successfully guide us through the early years of this decade.

    [The following table was depicted as a bar graph in the printed material]

                               Return on Average
                              Stockholders' Equity
                                      (%)

                       '95 .....................  $ 13.11
                       '96 .....................  $ 12.98
                       '97 .....................  $ 13.76
                       '98 .....................  $ 14.16
                       '99 .....................  $ 17.35

      During the year ahead, we look forward to many exciting developments within our Company. On the technology front, we had a very smooth passage into the year 2000, and we now eagerly anticipate the completion of our Check Imaging project during the first half of the year. This state-of-the-art service will provide all of our customers with a clear and precise image of their monthly statements and checks and will greatly facilitate the reconciliation, record keeping and retention of financial records. In addition, account research and customer request handling will be greatly enhanced in each of our branches, providing our valued customers with the very highest level of service and product integrity available in the banking industry today. We look forward with much enthusiasm to this very significant advancement in state-of-the-art technology.

      We are further pleased to report on the continuing expansion of our Delaware subsidiaries, SB Portfolio Management and SB Financial Services. The growth of both of these subsidiaries has necessitated a significant expansion of our Delaware facilities. We look forward to further growth in the years ahead as these subsidiaries continue to develop and enhance the consulting services they provide in both portfolio management and asset and liability management, employing the most advanced financial modeling techniques and technologies presently available.

      We again would like to bring to the attention of our Stockholders our Dividend Reinvestment Plan, which continues to afford our Stockholders the opportunity to reinvest their cash dividends into Company stock. Since its inception in 1993, this Plan has been exceptionally well received and has served to contribute nearly $5 million in capital toward the continuing growth of our Company. We have attached a perforated card in this report should you wish to become a participant in this highly regarded program.

      Once again, the untiring efforts of both our Board of Directors and our Advisory Board have contributed greatly to the successes enjoyed by our Company over these many years. We believe that each of our Directors and Advisory Board members contribute significant business strengths to our Company and constitute a diverse group of professionals representing a broad cross-section of our Long Island business community. A roster of our Board of Directors and Advisory Board members, together with their respective business affiliations, appears on pages 49 and 52 of this report.

      The year 1999 was one of significant accomplishment for all of us here at State Bancorp and State Bank of Long Island. It is with eager anticipation that we now look forward to the new millennium with all of the challenges and opportunities it will present for our Company. We are confident that the years ahead will bring us even greater successes, as we continue to serve the people, businesses and governments of our Long Island marketplace, as the region's pre-eminent independent commercial bank.

Sincerely,


/s/ Thomas F. Goldrick, Jr.

Thomas F. Goldrick, Jr.
Chairman and Chief Executive Officer


/s/ Richard W. Merzbacher

Richard W. Merzbacher
Vice Chairman


/s/ Daniel T. Rowe
Daniel T. Rowe
President

[LOGO] Customer Service

-------------------------------------------------------------------------------5


According to the consulting firm Peppers & Rogers Group, the quintessential definition of any business's ultimate reason for being is satisfying customer needs. This was true before the days of Julius Caesar and will be true a thousand years from now. Everything else that we do--production, engineering, accounting, logistics--everything other than satisfying a customer's need is just cost.

      At State Bank of Long Island, this simple axiom of knowing and satisfying customer needs has been a cornerstone of our business philosophy and a major reason for our unparalleled success in the Long Island marketplace. It is an intangible attribute that we thought could best be explained by those with responsibility for delivering it--our account officers. And, since it is the customer who, in the final analysis, decides if any benefit is real, we have included a sampling of their evaluations of our service.

Account Officer: Kevin T. Hennessy, Vice President.
Customer: Official Offset Corporation.

[PHOTO OMITTED]

Kevin T. Hennessy, Vice President, Commercial Lending Division.

[PHOTOS OMITTED]

Philene Paulino, Vice President, Official Offset Corporation; Frank Paulino, Vice President, Official Offset Corporation; Ben Paulino, President, Official Offset Corporation; Kevin T. Hennessy, Vice President, SBLI.

[LOGO] Customer Service

-------------------------------------------------------------------------------6


"Effective customer service starts with taking the time and effort to know your customer and his/her industry and then acting in their and the Bank's best interest," says Kevin Hennessy, Vice President and Commercial Lending Officer. "We recognize that we cannot be everything to everybody, but our responsiveness, follow-through and flexibility gives us a clear advantage over all our competition--big or small."

      The sincerity and integrity that Kevin brings to each of his customers has helped foster many long-term relationships with companies like Official Offset Corporation, Amityville, New York. Official Offset is a commercial printing company that provides a full range of printing services from typesetting and lithography to six color runs of any size. Over the years, Official Offset has expanded their loan relationship with the Bank to include a line of credit and equipment financing. In addition, they have also established several business and personal deposit relationships that includes two generations of ownership.

--------------------------------------------------------------------------------
"State Bank has been very responsive and has found the most beneficial and economic ways to help finance our growth. They have also assisted in the transition of ownership from myself to my children, thereby assuring our future prosperity."
                          Ben Paulino, President,
                          Official Offset Corporation
--------------------------------------------------------------------------------

Account Officer: Iris Taibbi,
Manager, MacArthur Branch.
Customer: J. Petrocelli Construction, Inc.

      "Our dedication to building customer relationships begins with a total commitment to personalized service by the entire staff and by our ability to deliver a full line of tailored financial products. It is our practice to know all our customers by name, and always, always to treat each customer as if they were our only customer. We know we are doing the right thing when our current customers routinely bring new business to us," says Iris Taibbi. "We treat customers as guests when they come and when they go, whether they buy something or not."

J. Petrocelli Construction, Inc., Ronkonkoma, New York, has a full banking relationship with Iris's MacArthur Branch, including loans, business checking, personal accounts and various other products to assist their business. John M. Petrocelli, Sr., whose ideas on quality and service have made the company one of the most respected firms in the construction industry today, founded J. Petrocelli Construction in 1959. This family business is well known for the skill and craftsmanship that goes into every project whether it's a new building, a renovation, an addition or an alteration. They are dedicated to making concepts a reality--on time and within budget.

--------------------------------------------------------------------------------
"We are very happy with our banking relationship with State Bank. The idea of banking with a community bank that offers so much value to us is something we thought did not exist anymore. This is a partnership that will assist us in our growth."

                 John and Joan Petrocelli
                 J. Petrocelli Construction, Inc.
--------------------------------------------------------------------------------

                                [PHOTO OMITTED]

                 Iris Taibbi, Branch Manager, MacArthur Branch.

                                [PHOTOS OMITTED]

        John and Joan Petrocelli, along with their four sons, John Jr., Jerome, Joseph and Jim greet Iris at their corporate office.

[LOGO] Customer Service

-------------------------------------------------------------------------------8


Account Officer:
Maria Billiris, Commercial Loan Manager, Commercial Lending.
Customer: Castella Imports, Inc.

            "There is an alliance that develops between banker and client that is based on trust, honesty of purpose and working together to achieve mutually compatible goals. For us, it begins by gaining an understanding of our customer's needs and financial goals and then delivering solutions that will make a difference to the client. At State Bank, we are not encumbered by excess layers of management and we have the ability to respond quickly to any inquiry. I make myself available to clients at any time--after all, their success is our success and vice versa," states Maria Billiris.

Castella Imports, Inc., Farmingdale, New York, is one of the largest importers of specialty foods in America. They manufacture, package and distribute a wide array of products including spices, olives, olive oil, nuts and fine foods to retail and wholesale outlets across the country. State Bank has provided the financing which has enabled the company to expand almost from its inception. It is a long-term financial partnership that will continue to grow well into the new millennium.

                                [PHOTO OMITTED]

     Maria Billiris, Commercial Loan Manager, Commercial Lending Division.

--------------------------------------------------------------------------------
"As a growing business, Castella Imports' financial needs are met with the hands-on approach and dedication we expect. The State Bank family has provided the personal attention needed for our firm to operate more effectively and continue to grow for years to come."
                              Anastasia Valsamos
                              Manager,
                              Castella Imports, Inc.
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------9

                                [PHOTO OMITTED]

       Maria Billiris, Commercial Loan Manager, SBLI; Anastasia Valsamos, Manager, Castella Imports, Inc., at their new Farmingdale facility.

[LOGO] Customer Service

------------------------------------------------------------------------------10


Account Officers:
Robert J. Valli,
Senior Vice President, Municipal Banking.
Ken Messina,
First Vice President, Municipal Banking.
Customer: Incorporated Village of New Hyde Park.

      "Over the years, State Bank has developed a unique and very successful Municipal Banking program that extends well beyond the reach of our branches. Our Municipal Banking Group has a "team" mentality which provides constant backup when servicing our customers. We make a special effort to not only provide the best financial services for our municipal customers, but we build warm, personal relationships with municipal staffers at all levels. Every municipal relationship is important to us, and we want them to know it. Also, we have the flexibility to respond to municipal needs in a timely and meaningful manner," says Bob Valli, Senior Vice President, Municipal Banking.

The Village of New Hyde Park has maintained a banking relationship with State Bank for almost 20 years. Municipalities require special financial considerations due to their unique structure and fiduciary responsibility to taxpayers. State Bank is well versed in these special requirements and, in addition to providing basic deposit services, aggressively bids on Certificates of Deposit and short-term debt.

--------------------------------------------------------------------------------
"Most banks talk about personal service but can't deliver it on a consistent basis. State Bank always provides prompt, efficient and friendly service at every level. You feel as if you are a family member and, in a way, you are."
               Roy Biehayn, Village Clerk,
               Incorporated Village of New Hyde Park
--------------------------------------------------------------------------------

                                [PHOTOS OMITTED]

Ken Messina, First Vice President, Municipal Banking, SBLI; Bob Valli, Senior Vice President, Municipal Banking, SBLI; Roy Biehayn, Village Clerk, Incorporated Village of New Hyde Park.

                                [PHOTOS OMITTED]

Bob Valli, Senior Vice President, SBLI; Ken Messina, First Vice President, SBLI.

------------------------------------------------------------------------------11

                                [PHOTOS OMITTED]

Fred A. Heruth, First Vice President, SBLI; Peter Schwing, Schwing Electrical; Jack Dunigan, Schwing Electrical; Charles W. Schwing, Schwing Electrical.

                                 [PHOTO OMITTED]

        Fred A. Heruth, First Vice President, Commercial Lending, SBLI.

Account Officer: Fred A. Heruth,
First Vice President, Commercial Lending.
Customer: Schwing Electrical Supply Corporation.

      "My philosophy on customer service is quite simple: in quick order, get to know your customer's needs, marketplace and expectations of you; be available 24 hours a day, 7 days a week; know your Bank's products; accurately interpret your customer's requests and then take the time to explain the details of what you are recommending to your customer's complete understanding. That extra step of being precise is the cornerstone of effective service delivery. Here at State Bank, all lending decisions are local--our ability to approve a loan request, once completed, can virtually just take minutes," says Fred Heruth, SBLI.

Schwing Electrical Supply Corporation, Farmingdale, New York, is Long Island's only independent electrical distributor with multiple locations. They are a wholesale distributor of electrical construction equipment and they generate extensive sales from their export division. State Bank provides Schwing with lines of credit, equipment and vehicle financing, deposit services and is working with Schwing's management team on expansion programs.

--------------------------------------------------------------------------------
"Schwing, having just celebrated its 40th anniversary in business, has had relationships with a number of banking institutions on Long Island and all have come up short in one area or another. We feel that State Bank of Long Island accommodates our aggressive approach to business and we have yet to find an instance where our needs were not fully satisfied."
               Charles W. Schwing, Founder,
               Schwing Electrical Supply Corporation
--------------------------------------------------------------------------------

Board of Directors                            STATE BANCORP, INC. AND SUBSIDIARY

------------------------------------------------------------------------------12


                                 [PHOTOS OMITTED]

(Standing from left to right)

Joseph F. Munson
Chairman, TRM International, Inc.

Richard W. Merzbacher
Vice Chairman, State Bancorp, Inc. and
President, State Bank of Long Island

Thomas F. Goldrick, Jr.
Chairman and Chief Executive Officer
State Bancorp, Inc. and
State Bank of Long Island

Arthur Dulik, Jr.
Chief Financial Officer,  Altana, Inc.

J. Robert Blumenthal
President, Harwyn Enterprises, Inc.

Gerald P. Rosenberg
Secretary to the Board

Daniel T. Rowe
President, State Bancorp, Inc. and
Vice Chairman, State Bank of Long Island

(Seated from left to right)

Carl R. Bruno
Chief Financial Officer,
DiFazio Electric, Inc.

Gary Holman
Vice Chairman of the Board of Directors,
State Bancorp, Inc. and
State Bank of Long Island;
Partner, Lamb & Barnosky, LLP

Suzanne H. Rueck
Manager, New Hyde Park Inn

John F. Picciano
Attorney

                                                     Financial Table of Contents

------------------------------------------------------------------------------13


                     Consolidated Financial Statements .....................  14

                     Notes to Consolidated Financial Statements ............  18

                     Independent Auditors' Report ..........................  28

                     Management's Discussion and Analysis of
                       Financial Condition and Results of Operations .......  29

                     Statistical Information ...............................  42

                     Market Data ...........................................  48

Consolidated Balance Sheets                   STATE BANCORP, INC. AND SUBSIDIARY
December 31, 1999 and 1998

------------------------------------------------------------------------------14


                                                                                                   -------------
                                                                                          Notes             1999           1998
---------------------------------------------------------------------------------------------------------------------------------
ASSETS:
  Cash and due from banks ............................................................        10   $  37,428,471    $  19,274,435
  Securities purchased under agreements to resell ....................................         1      27,000,000               --
---------------------------------------------------------------------------------------------------------------------------------
  Cash and cash equivalents ..........................................................                64,428,471       19,274,435
  Securities held to maturity (estimated fair value of
    $565,528 in 1999 and $2,526,401 in 1998) .........................................       1,2         569,002        2,516,035
  Securities available for sale--at estimated fair value .............................       1,2     376,861,995      279,338,611
  Loans (net of allowance for possible loan losses of
    $7,106,627 in 1999 and $5,788,440 in 1998) .......................................    1,3,12     481,841,758      414,847,940
  Bank premises and equipment--net ...................................................       1,4       3,639,681        3,878,013
  Other assets .......................................................................     1,5,7      22,488,503       12,838,476
---------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS .........................................................................             $ 949,829,410    $ 732,693,510
=================================================================================================================================

LIABILITIES:
  Deposits:                                                                                    1
    Demand ...........................................................................             $ 132,961,189    $ 125,327,460
    Savings ..........................................................................               198,396,801      195,614,058
    Time .............................................................................               473,104,936      276,079,430
---------------------------------------------------------------------------------------------------------------------------------
  Total deposits .....................................................................               804,462,926      597,020,948
  Federal funds purchased ............................................................         6      16,450,000               --
  Securities sold under agreements to repurchase .....................................         6      26,888,000       34,529,000
  Other short-term borrowings ........................................................         6      40,000,000       35,000,000
  Accrued expenses, taxes and other liabilities ......................................         7       5,925,387        5,285,670
---------------------------------------------------------------------------------------------------------------------------------
  Total liabilities ..................................................................               893,726,313      671,835,618
=================================================================================================================================

COMMITMENTS AND CONTINGENT LIABILITIES ...............................................   9,10,12

STOCKHOLDERS' EQUITY:                                                                       8,14
  Preferred stock, $0.01 par value, authorized 250,000 shares ........................                        --               --
  Common stock, $5.00 par value, authorized 20,000,000 shares; issued 7,078,221 shares in 1999 and 6,988,940 shares in 1998; outstanding--6,962,606 shares in 1999 and
    6,902,866 shares in 1998 .........................................................                35,391,105       32,966,700
  Surplus ............................................................................                29,492,832       24,236,479
  Retained earnings ..................................................................                 5,119,181        4,866,852
  Treasury stock (62,200 shares in 1999 and 12,000 shares in 1998) ...................         1        (918,649)        (188,375)
  Accumulated other comprehensive loss ...............................................               (12,501,470)        (364,710)
  Unearned compensation ..............................................................         9        (479,902)        (659,054)
---------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity ...........................................................                56,103,097       60,857,892
---------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ...........................................             $ 949,829,410    $ 732,693,510
=================================================================================================================================
                                                                                                   -------------

See Notes to Consolidated Financial Statements.

Consolidated Statements of Income             STATE BANCORP, INC. AND SUBSIDIARY
For the Years Ended December 31, 1999, 1998 and 1997

------------------------------------------------------------------------------15


                                                                                     ------------
                                                                            Notes            1999            1998            1997
---------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:                                                                1
  Loans ................................................................        3    $ 40,339,780    $ 36,638,602    $ 34,345,284
  Federal funds sold and securities purchased under agreements to resell                1,258,276       3,370,650       1,989,006
  Securities held to maturity and securities available for sale:
    States and political subdivisions ..................................                1,766,334       1,967,036       2,108,431
    Mortgage-backed securities .........................................                1,692,414       2,560,897       4,781,902
    Government Agency securities .......................................               16,256,014      10,040,535       7,305,284
    Other ..............................................................                  195,701         191,444         134,275
---------------------------------------------------------------------------------------------------------------------------------
Total interest income ..................................................               61,508,519      54,769,164      50,664,182
---------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
  Time certificates of deposit of $100,000 or more .....................               13,897,682      12,283,595      10,150,061
  Other deposits and temporary borrowings ..............................               11,575,414      11,880,491      12,540,136
---------------------------------------------------------------------------------------------------------------------------------
  Total interest expense ...............................................               25,473,096      24,164,086      22,690,197
---------------------------------------------------------------------------------------------------------------------------------

  Net interest income ..................................................               36,035,423      30,605,078      27,973,985
PROVISION FOR POSSIBLE LOAN LOSSES .....................................      1,3       3,000,000       1,800,000       1,950,000
---------------------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for possible loan losses .........               33,035,423      28,805,078      26,023,985
---------------------------------------------------------------------------------------------------------------------------------
OTHER INCOME:
  Service charges on deposit accounts ..................................                1,518,212       1,148,359       1,236,964
  Net security losses ..................................................                 (375,689)        (63,771)        (53,180)
  Other operating income ...............................................                1,003,519         448,523         450,515
---------------------------------------------------------------------------------------------------------------------------------
Total other income .....................................................                2,146,042       1,533,111       1,634,299
---------------------------------------------------------------------------------------------------------------------------------
Income before operating expenses .......................................               35,181,465      30,338,189      27,658,284
---------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
  Salaries and other employee benefits .................................        9      13,028,108      10,982,354       9,827,811
  Occupancy ............................................................       10       1,772,853       1,732,772       1,557,255
  Equipment ............................................................                  801,745         728,757         613,620
  Marketing and advertising ............................................                  595,010         543,000         361,000
  Deposit assessment fees ..............................................                  146,226         137,936         123,015
  Amortization of intangibles ..........................................                   36,137          83,554         605,147
  Other operating expenses .............................................                4,072,014       3,759,110       3,634,588
---------------------------------------------------------------------------------------------------------------------------------
  Total operating expenses .............................................               20,452,093      17,967,483      16,722,436
---------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES .............................................               14,729,372      12,370,706      10,935,848
PROVISION FOR INCOME TAXES .............................................      1,7       4,400,664       4,168,161       3,830,358
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME .............................................................             $ 10,328,708    $  8,202,545    $  7,105,490
=================================================================================================================================
BASIC EARNINGS PER COMMON SHARE ........................................        1    $       1.48    $       1.19    $       1.05
=================================================================================================================================
DILUTED EARNINGS PER COMMON SHARE ......................................        1    $       1.46    $       1.17    $       1.03
=================================================================================================================================
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING ............................                6,962,772       6,866,256       6,755,113
=================================================================================================================================
                                                                                     ------------

See Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows         STATE BANCORP, INC. AND SUBSIDIARY
For the Years Ended December 31, 1999, 1998, 1997

------------------------------------------------------------------------------16


                                                                          -------------
                                                                                   1999             1998             1997
-------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
  Net income ..........................................................   $  10,328,708    $   8,202,545    $   7,105,490
    Adjustments to reconcile net income to net cash provided by operating activities:
      Provision for possible loan losses ..............................       3,000,000        1,800,000        1,950,000
      Depreciation and amortization of bank premises and equipment ....         817,083          689,991          553,591
      Amortization of intangibles .....................................          36,137           83,554          605,147
      Deferred income tax benefit .....................................        (496,797)        (417,000)        (365,200)
      (Accretion) amortization of net (discount) premium on securities         (500,607)         794,427        1,520,924
      Net security losses .............................................         375,689           63,771           53,180
      Net gains on sale of other real estate owned ("OREO") ...........            (670)         (17,060)         (56,680)
      Amortization of unearned compensation ...........................         255,834          264,155          316,125
      (Increase) decrease in other assets, net ........................      (3,223,128)       1,017,041       (2,458,249)
      Increase in accrued expenses, taxes and other liabilities .......         513,729        1,122,956        1,263,659
-------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities .............................      11,105,978       13,604,380       10,487,987
-------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
  Proceeds from maturities of securities held to maturity .............       2,941,533       14,803,516       32,606,246
  Purchases of securities held to maturity ............................        (994,500)      (6,684,533)     (12,817,751)
  Proceeds from sales of securities available for sale ................     272,657,870      395,716,130      203,914,634
  Proceeds from maturities of securities available for sale ...........      84,820,645      257,840,968      144,113,718
  Purchases of securities available for sale ..........................    (473,684,314)    (656,400,168)    (468,983,407)
  Increase in loans, net ..............................................     (69,993,818)     (44,978,324)     (26,355,020)
  Proceeds from sale of OREO ..........................................         705,004          342,060        1,083,343
  Purchases of bank premises and equipment, net .......................        (578,751)      (1,066,973)      (1,058,498)
-------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities .................................    (184,126,331)     (40,427,324)    (127,496,735)
-------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
  Increase (decrease) in demand and savings deposits ..................      10,416,472       33,343,561       (9,747,425)
  Increase (decrease) in time deposits ................................     197,025,506      (47,550,533)     146,524,856
  Increase (decrease) in Federal funds purchased ......................      16,450,000       (6,000,000)       2,400,000
  (Decrease) increase in securities sold under agreements to repurchase      (7,641,000)      19,711,000      (59,261,000)
  Increase (decrease) in other short-term borrowings ..................       5,000,000      (12,000,000)      35,000,000
  Cash dividends paid .................................................      (3,326,924)      (3,294,506)      (2,538,326)
  Proceeds from shares issued under the dividend reinvestment plan ....         761,179          867,842          809,862
  Proceeds from stock options exercised ...............................         219,430          275,570           77,008
  Purchase of treasury stock ..........................................        (730,274)        (188,375)              --
-------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities ...................     218,174,389      (14,835,441)     113,264,975
-------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ..................      45,154,036      (41,658,385)      (3,743,773)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR ........................      19,274,435       60,932,820       64,676,593
-------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR ..............................   $  64,428,471    $  19,274,435    $  60,932,820
=========================================================================================================================
SUPPLEMENTAL DATA:
  Interest paid .......................................................   $  24,524,372    $  24,363,965    $  22,027,177
=========================================================================================================================
  Income taxes paid ...................................................   $   5,291,000    $   4,358,592    $   4,328,779
=========================================================================================================================
  Transfer from loans to OREO .........................................   $          --    $     840,000    $     189,334
=========================================================================================================================
  Adjustment to unrealized net loss on securities available for sale ..   $ (18,807,332)   $    (225,954)   $   1,221,056
=========================================================================================================================
  Dividends declared but not paid as of year end ......................   $     906,473    $     780,485    $     730,526
=========================================================================================================================
                                                                          -------------

See Notes to Consolidated Financial Statements

Consolidated Statements of Stockholders'      STATE BANCORP, INC. AND SUBSIDIARY
Equity and Comprehensive Income (Loss)
For the Years Ended December 31, 1999, 1998, 1997

------------------------------------------------------------------------------17


                                                                                                                 Accumulated
                                                                                                                       Other
                                                                                                                     Compre-
                                                              Common                    Retained    Treasury         hensive
                                                   Notes       Stock       Surplus      Earnings       Stock    Income (Loss)
------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1997 .........................       $25,505,240   $22,915,331    $2,130,980   $      --    $   (936,100)
------------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
  Net income .....................................                                     7,105,490

  Other comprehensive income, net of tax:
    Unrealized holding gains
      arising during the period ..................
    Reclassification adjustment for losses
      included in net income .....................

  Total other comprehensive income ...............                                                                   721,033

Total comprehensive income .......................

Cash dividend ($.40 per share) ...................  1                                 (2,668,726)
6 for 5 stock split (1,026,672 shares
  at $5.00 par value) ............................  1      5,133,360    (5,133,360)
Shares issued under the dividend reinvestment
  plan (54,581 shares at 95% of market value) ....           272,905       536,957
Stock options exercised ..........................  8         59,125        17,883
Amortization of unearned compensation ............  9                      120,577
------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997 .......................        30,970,630    18,457,388     6,567,744                    (215,067)
------------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
  Net income .....................................                                     8,202,545

  Other comprehensive income, net of tax:
    Unrealized holding losses
      arising during the period ..................
    Reclassification adjustment for gains
      included in net income .....................

  Total other comprehensive loss .................                                                                  (149,643)

Total comprehensive income .......................

Cash dividend ($.49 per share) ...................  1                                 (3,344,465)
5% stock dividend (312,332 shares
  at market value) ...............................  1      1,561,660     4,997,312    (6,558,972)
Shares issued under the dividend reinvestment
  plan (42,725 shares at 95% of market value) ....           213,625       654,217
Stock options exercised ..........................  8        220,785        54,785
Treasury stock purchased .........................  1                                               (188,375)
Amortization of unearned compensation ............  9                       72,777
------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998 .......................        32,966,700    24,236,479     4,866,852    (188,375)       (364,710)
------------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
  Net income .....................................                                    10,328,708

  Other comprehensive income, net of tax:
    Unrealized holding losses
      arising during the period ..................
    Reclassification adjustment for losses
      included in net income .....................

  Total other comprehensive loss .................                                                               (12,136,760)

Total comprehensive loss .........................

Cash dividend ($.50 per share) ...................  1                                 (3,452,912)
6% stock dividend (398,404 shares
  at market value) ...............................  1      1,992,020     4,631,447    (6,623,467)
Shares issued under the dividend reinvestment
  plan (50,931 shares at 95% of market value) ....           254,655       506,524
Stock options exercised ..........................  8        177,730        41,700
Treasury stock purchased .........................  1                                               (730,274)
Amortization of unearned compensation ............  9                       76,682
------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999 .......................       $35,391,105   $29,492,832    $5,119,181   $(918,649)   $(12,501,470)
==============================================================================================================================
------------------------------------------------------------------------------------------------------------------------------



                                                             Unearned                       Compre-
                                                              Compen-                       hensive
                                                   Notes       sation          Total         Income
---------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1997 .........................        $(1,045,980)   $48,569,471
------------------------------------------------------------------------------------
Comprehensive income:
  Net income .....................................                         7,105,490    $ 7,105,490
                                                                                        -----------
  Other comprehensive income, net of tax:
    Unrealized holding gains
      arising during the period ..................                                          713,816
    Reclassification adjustment for losses
      included in net income .....................                                            7,217
                                                                                        -----------
  Total other comprehensive income ...............                           721,033        721,033
                                                                                        -----------
Total comprehensive income .......................                                      $ 7,826,523
                                                                                        ===========
Cash dividend ($.40 per share) ...................  1                     (2,668,726)
6 for 5 stock split (1,026,672 shares
  at $5.00 par value) ............................  1                            --
Shares issued under the dividend reinvestment
  plan (54,581 shares at 95% of market value) ....                           809,862
Stock options exercised ..........................  8                         77,008
Amortization of unearned compensation ............  9         195,548        316,125
------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997 .......................           (850,432)    54,930,263
------------------------------------------------------------------------------------
Comprehensive income:
  Net income .....................................                         8,202,545    $ 8,202,545
                                                                                        -----------
  Other comprehensive income, net of tax:
    Unrealized holding losses
      arising during the period ..................                                         (127,239)
    Reclassification adjustment for gains
      included in net income .....................                                          (22,404)
                                                                                        -----------
  Total other comprehensive loss .................                          (149,643)      (149,643)
                                                                                        -----------
Total comprehensive income .......................                                      $ 8,052,902
                                                                                        ===========
Cash dividend ($.49 per share) ...................  1                     (3,344,465)
5% stock dividend (312,332 shares
  at market value) ...............................  1                             --
Shares issued under the dividend reinvestment
  plan (42,725 shares at 95% of market value) ....                           867,842
Stock options exercised ..........................  8                        275,570
Treasury stock purchased .........................  1                       (188,375)
Amortization of unearned compensation ............  9         191,378        264,155
------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998 .......................           (659,054)    60,857,892
------------------------------------------------------------------------------------
Comprehensive income:
  Net income .....................................                        10,328,708    $10,328,708
                                                                                        -----------
  Other comprehensive income, net of tax:
    Unrealized holding losses
      arising during the period ..................                                      (12,155,511)
    Reclassification adjustment for losses
      included in net income .....................                                           18,751
                                                                                        -----------
  Total other comprehensive loss .................                       (12,136,760)   (12,136,760)
                                                                                        -----------
Total comprehensive loss .........................                                      $(1,808,052)
                                                                                        ===========
Cash dividend ($.50 per share) ...................  1                     (3,452,912)
6% stock dividend (398,404 shares
  at market value) ...............................  1                             --
Shares issued under the dividend reinvestment
  plan (50,931 shares at 95% of market value) ....                           761,179
Stock options exercised ..........................  8                        219,430
Treasury stock purchased .........................  1                       (730,274)
Amortization of unearned compensation ............  9         179,152        255,834
------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999 .......................          $(479,902)   $56,103,097
====================================================================================
------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

------------------------------------------------------------------------------18


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

      The Company was incorporated as a bank holding company under the laws of the state of New York in 1985 to provide consumer, commercial and municipal banking services to clients located primarily in the Queens, Nassau and Suffolk County areas. It offers a full range of deposit and loan products through nine full service branches. In addition, the Company offers merchant credit card services, access to mutual fund and annuity products and offers a consumer debit card with membership in a national ATM network. The Company currently has ATMs at five of its nine branch locations.

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

Securities Held to Maturity and Securities Available For Sale--At the time of purchase of a security, the Bank designates the security as either available for sale or held to maturity, depending upon investment objectives, liquidity needs and intent. Securities held to maturity are stated at cost, adjusted for premium amortized or discount accreted, if any. The Bank has the positive intent and ability to hold such securities to maturity. Securities available for sale are stated at estimated fair value. Unrealized gains and losses are excluded from income and reported net of tax as a separate component of stockholders' equity until realized. Trading securities are purchased and held principally for the purpose of selling them in the near term. Trading generally reflects active and frequent buying and selling, and trading securities are generally used with the objective of generating profits on short-term differences in price. As of December 31, 1999 and 1998, the Bank did not hold any trading securities. Interest earned on investment securities is included in interest income. Realized gains and losses on the sale of securities are reported in the statements of consolidated income and determined using the adjusted cost of the specific security sold.

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

Allowance for Possible Loan Losses--The allowance for possible loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance when management believes that the collectibility of the principal is unlikely, while recoveries of previously charged-off loans are credited to the allowance. The balance in the allowance for possible loan losses is maintained at a level that, in the opinion of management, is sufficient to absorb possible losses. To determine that level, management identifies problem loans based on the financial condition of the borrower, the value of any collateral and/or guarantor support. Based upon the resultant risk categories assigned to each loan and the procedures regarding impairment described below, an appropriate reserve level is determined. Management also evaluates the quality of, and changes in, the portfolio, while also taking into consideration the Bank's historical loss experience, the existing economic climate of the service area in which the Bank operates, examinations by regulatory authorities, internal reviews and other evaluations in determining the appropriate allowance balance. While management utilizes all available information to estimate the adequacy of the allowance for possible loan losses, the ultimate collectibility of a substantial portion of the loan portfolio and the need for future additions to the allowance will be based upon changes in economic conditions and other relevant factors.

      The Company accounts for impaired loans in accordance with Statements of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures." Commercial and commercial real estate loans are considered impaired when, based on current information and events, it is probable that the Company will not be able to collect all of the principal and interest due under the contractual terms of the loan. Management considers all nonaccrual loans for impairment. Large groups of smaller-balance homogeneous loans, such as consumer and residential mortgages, are collectively evaluated for impairment.

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

                                              STATE BANCORP, INC. AND SUBSIDIARY

------------------------------------------------------------------------------19


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

Treasury Stock--Stock held in treasury by the Company is accounted for using the cost method, which treats stock held in treasury as a reduction to total stockholders' equity.

Cash Dividends--Cash dividends per common share have been restated to give retroactive effect to stock dividends and splits.

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

                                         -----------
For the Years Ended December 31,              1999           1998          1997
--------------------------------------------------------------------------------
Net Income ...........................   $10,328,708   $ 8,202,545   $ 7,105,490
Average dilutive stock options
  outstanding ........................       200,039       226,134       275,364
Average exercise price per share .....   $      5.00   $      6.43   $      8.18
Average market price--diluted basis ..   $     16.00   $     20.11   $     17.83
Average common shares outstanding ....     6,962,772     6,866,256     6,755,113
Increase in shares due to exercise
  of options--diluted basis ..........        99,181       134,349       149,089
--------------------------------------------------------------------------------
Adjusted shares outstanding--diluted .     7,061,953     7,000,605     6,904,202
--------------------------------------------------------------------------------
Net income per share--basic ..........   $      1.48   $      1.19   $      1.05
================================================================================
Net income per share--diluted ........   $      1.46   $      1.17   $      1.03
================================================================================
                                         -----------

Statements of Cash Flows--For the purpose of presenting the statements of cash flows, the Company considers Federal funds sold and securities purchased under agreements to resell to be cash equivalents because such assets are convertible into fixed amounts of cash within several days of initial purchase.

Loans Foreclosed--Property acquired through foreclosure (other real estate owned or "OREO") is stated at the lower of cost or fair value less estimated selling costs. Losses arising at the time of foreclosure are charged against the allowance for possible loan losses. Revenues and expenses from operations or changes in the carrying value of these assets are included in operating expenses.

Intangibles--Intangibles consist of core deposit intangibles and the excess market value of leases acquired. Intangibles are carried at cost less accumulated amortization. Amortization is provided over the period of anticipated benefit (3 to 19 years).

Accounting for Stock Options--The Company accounts for stock-based compensation using the intrinsic value method which recognizes as expense the difference between the market value of the stock and the exercise price at grant date. The Company discloses the pro forma effects of accounting for stock-based compensation using the fair value method.

Recent Accounting Developments--During 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 130 requires an entity to present, as a component of comprehensive income, the amounts from transactions and other events which currently are excluded from the statement of income and are recorded directly to stockholders' equity. SFAS No. 131 requires an entity to disclose financial information in a manner consistent to internally used information and requires more detailed disclosures of operating and reporting segments than are currently in practice. The adoption of SFAS No. 130 and No. 131, which concerns disclosure standards only, did not have a material impact on the Company's financial position and results of operations.

Accounting Principles Issued and Not Adopted--In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. This statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. This statement, as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," is effective for all fiscal quarters of fiscal years beginning after June 15, 2000, and should not be applied retroactively to financial statements of prior periods. Management of the Bank does not believe this statement will have a material impact on the Bank's results of operations or financial position when adopted.

Reclassifications--Certain reclassifications have been made to prior years' amounts to conform them to the current year's presentation.

Notes to Consolidated Financial Statements
(continued)

------------------------------------------------------------------------------20


2. SECURITIES HELD TO MATURITY AND SECURITIES AVAILABLE FOR SALE

      The amortized cost, gross unrealized gains and losses, and estimated fair value of securities held to maturity and securities available for sale at December 31, 1999 and 1998 are as follows:

                                      ---------------------------------------------------------------------
                                                             Gross               Gross
                                         Amortized      Unrealized          Unrealized            Estimated
December 31, 1999                             Cost           Gains              Losses           Fair Value
-----------------------------------------------------------------------------------------------------------
Securities Held to Maturity:
  Obligations of states and
    political subdivisions ...        $    569,002          $4,200        $     (7,674)        $    565,528
-----------------------------------------------------------------------------------------------------------
Total Securities Held
  to Maturity ................             569,002           4,200              (7,674)             565,528
-----------------------------------------------------------------------------------------------------------
Securities Available for Sale:
  Obligations of states and
    political subdivisions ...          89,096,446              --            (376,891)          88,719,555
  Government Agency
    securities ...............         279,702,951              --         (18,266,198)         261,436,753
  Corporate securities .......           4,285,950              --                  --            4,285,950
  Mortgage-backed secu-
    rities and collateralized
    mortgage obligations .....          23,174,145              --            (754,408)          22,419,737
-----------------------------------------------------------------------------------------------------------
Total Securities
  Available for Sale .........         396,259,492              --         (19,397,497)         376,861,995
===========================================================================================================
Total Securities .............        $396,828,494          $4,200        $(19,405,171)        $377,427,523
===========================================================================================================
                                      ---------------------------------------------------------------------

                                                               Gross               Gross
                                         Amortized        Unrealized          Unrealized            Estimated
December 31, 1998                             Cost             Gains              Losses           Fair Value
-------------------------------------------------------------------------------------------------------------
Securities Held to Maturity:
  Obligations of states
    and political subdivisions        $  2,516,035        $   10,458        $        (92)        $  2,526,401
-------------------------------------------------------------------------------------------------------------
Total Securities Held
  to Maturity ................           2,516,035            10,458                 (92)           2,526,401
-------------------------------------------------------------------------------------------------------------
Securities Available for Sale:
  Obligations of states
    and political subdivisions          21,644,855             7,483             (12,103)          21,640,235
  Government Agency
    securities ...............         213,274,365           193,205            (444,399)         213,023,171
  Corporate securities .......           2,368,150                --                  --            2,368,150
  Mortgage-backed securities
    and collateralized
    mortgage obligations .....          42,641,405                --            (334,350)          42,307,055
-------------------------------------------------------------------------------------------------------------
Total Securities
  Available for Sale .........         279,928,775           200,688            (790,852)         279,338,611
=============================================================================================================
Total Securities .............        $282,444,810        $  211,146        $   (790,944)        $281,865,012
=============================================================================================================

      The amortized cost and estimated fair value of securities held to maturity and securities available for sale at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      Amortized        Estimated
                                                           Cost       Fair Value
--------------------------------------------------------------------------------
Securities Held to Maturity:
  Due in one year or less ....................     $    242,000     $    241,395
  Due after one year through five years ......          327,002          324,133
--------------------------------------------------------------------------------
Total Securities Held to Maturity ............     $    569,002     $    565,528

Securities Available for Sale:
  Due in one year or less ....................     $ 87,296,051     $ 86,990,597
  Due after one year through five years ......       25,000,000       24,167,000
  Due after five years through ten years .....      123,231,510      116,949,370
  Due after  ten years .......................      137,557,786      126,335,291
--------------------------------------------------------------------------------
Subtotal .....................................      373,085,347      354,442,258
Mortgage-backed securities and
  collateralized mortgage obligations ........       23,174,145       22,419,737
--------------------------------------------------------------------------------
Total Securities Available for Sale ..........     $396,259,492     $376,861,995
================================================================================

      In 1999, 1998 and 1997, gross gains of $68,091, $231,194 and $192,958 and gross losses of $443,780, $294,965 and $246,138, respectively, were realized on the sale of securities available for sale.

      At December 31, 1999, the Bank owned securities available for sale in excess of ten percent of stockholder's equity for the following issuers:

                                                   Amortized           Estimated
                                                        Cost          Fair Value
--------------------------------------------------------------------------------
Town of Oyster Bay .....................         $16,131,448         $16,064,000
Village of Hempstead ...................         $ 6,991,600         $ 6,978,316
--------------------------------------------------------------------------------

      Securities held to maturity and securities available for sale with an amortized cost of $396,828,494 and $279,701,658 and an estimated fair value of $377,427,523 and $279,121,413 at December 31, 1999 and 1998, respectively, were pledged for public deposits, securities sold under agreements to repurchase, other short-term borrowings and fiduciary purposes.

3. LOANS--NET

      At December 31, 1999 and 1998, net loans consisted of the following:

                                                   ------------
                                                           1999             1998
--------------------------------------------------------------------------------
Commercial and industrial ....................     $220,874,178     $197,601,552
Real estate--mortgage ........................      216,954,748      187,740,359
Real estate--construction ....................       25,752,261       17,164,726
Loans to individuals .........................        5,738,600        7,748,895
Tax exempt and other .........................       19,709,073       10,461,323
--------------------------------------------------------------------------------
Gross loans ..................................      489,028,860      420,716,855
Less:
  Unearned income ............................           80,475           80,475
  Allowance for possible loan losses .........        7,106,627        5,788,440
--------------------------------------------------------------------------------
Loans--net ...................................     $481,841,758     $414,847,940
================================================================================
                                                   ------------

                                              STATE BANCORP, INC. AND SUBSIDIARY

------------------------------------------------------------------------------21


      The Bank's real estate loans and loan commitments are primarily for properties located throughout Long Island, New York. It is the Bank's policy to spread risk among a broad range of industries and to monitor concentration and associated levels of risk on an ongoing basis. As of December 31, 1999 and 1998, the only concentration of loans exceeding 10% of total loans was the Bank's loans totaling $77,541,000 and $71,590,000, respectively, from real estate operators, lessors and developers. Repayment of these loans is dependent in part upon the overall economic health of the Company's market area and current real estate values. Credit losses arising from lending transactions in this industry compare favorably with the Bank's credit loss experience on its portfolio as a whole. The Bank considers the credit circumstances, the nature of the project, and loan to value ratios for all real estate loans. The Bank's loan to value policies are generally more conservative than regulatory guidelines.

      The Bank makes loans to its directors and executive officers, and other related parties, in the ordinary course of its business. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and, in the opinion of management, do not bear more than normal credit risk. Loans made to directors and executive officers, either directly or indirectly, totaled $1,727,093 and $1,537,146 at December 31, 1999 and 1998, respectively. New loans totaling $2,860,050 and $2,727,675 were extended and payments of $2,670,103 and $2,619,147 were received during 1999 and 1998, respectively, on these loans.

      Activity in the allowance for possible loan losses for the three years ended December 31, 1999 is as follows:

                                      ------------
                                             1999           1998           1997
--------------------------------------------------------------------------------
Balance, January 1 ................   $ 5,788,440    $ 5,123,651    $ 5,008,965
Provision charged to income .......     3,000,000      1,800,000      1,950,000
Charge-offs, net of recoveries
  of $443,881, $520,990
  and $222,429 ....................    (1,681,813)    (1,135,211)    (1,835,314)
--------------------------------------------------------------------------------
Balance, December 31 ..............   $ 7,106,627    $ 5,788,440    $ 5,123,651
================================================================================
                                      ------------

      As of December 31, 1999 and 1998, the recorded investment in loans that are considered to be impaired is summarized below.

                                                         ----------
                                                               1999         1998
--------------------------------------------------------------------------------
Amount measured using the present value of expected
  future cash flows, discounted at each loan's
  effective interest rate ............................   $       --   $5,529,049
Impaired collateral-dependent loans ..................    3,981,474    3,133,067
--------------------------------------------------------------------------------
Total amount evaluated as impaired ...................   $3,981,474   $8,662,116
================================================================================
Average impaired loan balance ........................   $6,581,068   $8,437,893
================================================================================
Interest income recognized on impaired loans .........   $   36,099   $  315,543
================================================================================
                                                         ----------

      As a result of the Bank's measurement of impaired loans, an allowance for possible loan losses of approximately $608,000 and $1,420,000 was established for $3,981,474 and $8,352,709 of the total impaired loans at December 31, 1999 and 1998, respectively. No specific allowance was required for the remaining balance of impaired loans in 1998.

      At December 31, 1999 and 1998, loans with unpaid principal balances on which the Bank is no longer accruing interest income were $5,193,855 and $3,676,431, respectively. Interest income would have been approximately $423,000, $262,000 and $367,000 greater in 1999, 1998 and 1997 respectively, had these loans been current. Interest income on total nonaccrual loans, which is recorded only when received, amounted to approximately $48,000, $64,000 and $70,000 for 1999, 1998 and 1997, respectively.

      At December 31, 1999 and 1998, loans restructured, and still accruing interest in accordance with the modified terms, were $421,511 and $5,544,775, respectively. Interest income would have been approximately $20,000, $248,000 and $349,000 greater in 1999, 1998 and 1997 respectively, had the restructured loans performed according to their original terms.

      At December 31, 1999, commercial real estate mortgages of $77,720,101 were pledged at the Special Liquidity Facility of the Federal Reserve Bank of New York.

4. BANK PREMISES AND EQUIPMENT--NET

      At December 31, 1999 and 1998, Bank premises and equipment consisted of the following:

                                      ------------------------------------------
                                                     Accumulated
                                                   Depreciation/        Net Book
                                            Cost    Amortization           Value
--------------------------------------------------------------------------------
December 31, 1999:
  Building .....................      $1,885,161      $  787,900      $1,097,261
  Leasehold improvements .......       1,374,673         575,767         798,906
  Furniture and fixtures .......       3,521,936       2,519,595       1,002,341
  Computer equipment
    and software ...............       1,970,345       1,229,172         741,173
--------------------------------------------------------------------------------
Total ..........................      $8,752,115      $5,112,434      $3,639,681
================================================================================
                                      ------------------------------------------
December 31, 1998:
  Building .....................      $1,727,116      $  727,607      $  999,509
  Leasehold improvements .......       1,348,110         466,993         881,117
  Furniture and fixtures .......       3,400,524       2,308,849       1,091,675
  Computer equipment
    and software ...............       1,868,853         963,141         905,712
--------------------------------------------------------------------------------
Total ..........................      $8,344,603      $4,466,590      $3,878,013
================================================================================

5. OTHER ASSETS

      At December 31, 1999 and 1998, other assets consisted of the following:

                                                       -----------
                                                              1999          1998
--------------------------------------------------------------------------------
Interest receivable--investments ...................   $ 6,026,305   $ 3,837,573
Interest receivable--loans .........................     2,716,599     2,002,240
Net deferred income taxes ..........................    10,633,449     3,466,081
Prepaid expenses ...................................       648,060       774,634
Excess market value of leases acquired
  (net of accumulated amortization
  of $258,970 and $222,833) ........................       363,496       399,633
Cash surrender value of life insurance policies ....     1,504,269     1,232,822
Principal receivable--mortgage-backed securities ...        17,837        28,882
Other real estate owned ............................            --       704,334
Other ..............................................       578,488       392,277
--------------------------------------------------------------------------------
Total ..............................................   $22,488,503   $12,838,476
================================================================================
                                                       -----------

Notes to Consolidated Financial Statements
(continued)

------------------------------------------------------------------------------22


6. LINES OF CREDIT AND BORROWED FUNDS

      At December 31, 1999 and 1998, correspondent banks extended unsecured lines of credit aggregating $16,500,000 to the Bank for the purchase of Federal funds and for foreign exchange transactions. Federal funds purchased and securities sold under agreements to repurchase generally mature within one to seven days from the transaction date.

      In addition to the above, the Bank may use a line of credit with the Federal Home Loan Bank of New York ("FHLB") for overnight funding or on a term basis to match fund asset purchases. Based upon a multiple of the FHLB stock that the Bank currently owns, approximately $40,000,000 of this line may be drawn on a term or overnight basis. The FHLB line is renewed on an annual basis. In October 1997, the Bank entered into a five-year, callable term borrowing with FHLB under this line. At December 31, 1999 and 1998, the interest rate was 5.49%. In February 1998, the Bank entered into a ten-year, callable term borrowing with a brokerage firm which was called in November of 1999 and was not renewed. At December 31, 1998 and until the call date, the interest rate was 4.85%.

      Also, at December 31, 1999, commercial real estate mortgages of $77,720,101 were pledged at the Special Liquidity Facility of the Federal Reserve Bank of New York, enabling the Bank to draw upon a line of up to $49,506,083. Any borrowings under this Special Liquidity Facility would carry an interest rate of 150 basis points in excess of the Federal funds borrowing rate. The Bank has yet to draw upon its line established during the fourth quarter of 1999.

      The following summarizes the amounts at December 31, 1999 and 1998, and the average amounts for 1999 and 1998 of borrowed funds outstanding:

                        Outstanding at December 31,   Average Amount Outstanding
                         -----------                   -----------
--------------------------------------------------------------------------------
                                1999          1998            1999          1998
--------------------------------------------------------------------------------
Federal funds
  purchased ...........  $16,450,000   $        --     $ 1,474,000   $   996,000
Securities sold under
  agreements to
  repurchase ..........  $26,888,000   $34,529,000     $28,161,000   $ 3,411,000
FHLB--overnight .......  $15,000,000   $        --     $ 2,304,000   $ 2,393,000
FHLB--term ............  $25,000,000   $25,000,000     $25,000,000   $25,000,000
Brokerage firm ........  $        --   $10,000,000     $ 8,822,000   $ 8,712,000
--------------------------------------------------------------------------------
                         -----------                   -----------

7. INCOME TAXES

  The components of income tax expense for the years ended December 31, 1999, 1998 and 1997 are as follows:

                              -----------
                                     1999               1998               1997
--------------------------------------------------------------------------------
Federal:
  Current .............       $ 4,729,515        $ 3,654,631        $ 3,059,510
  Deferred ............          (446,007)          (372,000)          (320,722)
--------------------------------------------------------------------------------
Subtotal ..............         4,283,508          3,282,631          2,738,788
--------------------------------------------------------------------------------
State:
  Current .............           167,946            930,530          1,136,048
  Deferred ............           (50,790)           (45,000)           (44,478)
--------------------------------------------------------------------------------
Subtotal ..............           117,156            885,530          1,091,570
--------------------------------------------------------------------------------
Total                         $ 4,400,664        $ 4,168,161        $ 3,830,358
================================================================================
                              -----------

      Total income tax expense was different from the amounts computed by applying the statutory Federal income tax rate to income before income taxes due to the following:

                                  1999                      1998                      1997
                        ---------------------     ---------------------     ----------------------
                                         % of                      % of                      % of
                                       Pretax                    Pretax                    Pretax
                             Amount    Income          Amount    Income          Amount    Income
--------------------------------------------------------------------------------------------------
Income tax
  expense at
statutory rate ......   $ 5,155,280      35.0%    $ 4,329,747      35.0%    $ 3,827,546      35.0%
Surtax exemption ....      (107,648)     (0.7)       (123,707)     (1.0)       (109,358)     (1.0)
Increase (reduction)
  in taxes resulting
  from:
    Tax exempt
      interest on
      investments,
      net of interest
      expense
      disallowed
      of $277,246,
      $306,676 and
      $330,121.......      (626,163)     (4.3)       (568,481)     (4.6)       (575,904)     (5.3)
    State income tax,
      net of Federal
      tax benefit ...        77,008       0.5         584,450       4.7         720,436       6.6
    Other ...........       (97,813)     (0.6)        (53,848)     (0.4)        (32,362)     (0.3)
--------------------------------------------------------------------------------------------------
Income tax expense ..   $ 4,400,664      29.9%    $ 4,168,161      33.7%    $ 3,830,358      35.0%
==================================================================================================

      At December 31, 1999 and 1998, the deferred tax assets and liability are comprised of the following:

                                                     -----------
                                                            1999            1998
--------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for possible loan losses ...........     $ 2,790,910     $ 2,222,180
  Unrealized holding loss on securities
    available for sale .........................       6,896,027         225,455
  Intangible assets ............................         694,475         788,143
  Bank premises and equipment ..................         136,498         132,293
  Other ........................................         115,539          98,010
--------------------------------------------------------------------------------
Subtotal .......................................      10,633,449       3,466,081
Deferred tax liability .........................              --              --
Net deferred tax assets ........................     $10,633,449     $ 3,466,081
================================================================================
                                                     -----------

      The deferred tax assets and liability are netted and presented in a single amount, which is included in other assets in the accompanying consolidated balance sheets. The income tax (benefit) expense associated with net security (losses) or gains amounted to ($157,510), ($33,534) and ($21,777) in 1999, 1998
and 1997, respectively.

                                              STATE BANCORP, INC. AND SUBSIDIARY

------------------------------------------------------------------------------23


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

      At December 31, 1999, 116,050 options for the purchase of 181,672 shares were exercisable, and 37,519 shares were reserved for possible issuance. A summary of stock option activity follows after giving retroactive effect to all stock splits and dividends:

                                                                               Option Price                      Weighted Average
                                          Number          Number          (Approximate Fair                        Exercise Price
                                      of Options       of Shares    Value at Date of Grant)             Total           Per Share
---------------------------------------------------------------------------------------------------------------------------------
Outstanding--
  January 1, 1997 ...................    137,895         254,818            $ 10.60-$ 14.25        $1,743,524              $ 6.84
  Granted ...........................     36,600          48,883                    $13.375           489,525              $10.01
  Exercised .........................     (6,525)        (13,653)           $ 10.60-$ 14.25           (77,008)             $ 5.64
  Cancelled or forfeited ............     (1,200)         (1,685)           $12.625-$ 14.25           (16,163)             $ 9.59
---------------------------------------------------------------------------------------------------------------------------------
Outstanding--
  December 31, 1997 .................    166,770         288,363            $ 10.60-$ 14.25         2,139,878              $ 7.42
  Granted ...........................     55,150          61,385                    $ 23.00         1,268,450              $20.66
  Exercised .........................    (21,345)        (48,660)           $ 10.60-$ 14.25          (275,570)             $ 5.66
  Cancelled or forfeited ............       (900)         (1,137)           $13.375-$ 23.00           (16,988)             $14.93
---------------------------------------------------------------------------------------------------------------------------------
Outstanding--
  December 31, 1998 .................    199,675         299,951            $ 10.60-$ 23.00         3,115,770              $10.39
  Granted ...........................     61,000          64,660                    $ 17.25         1,052,250              $16.27
  Exercised .........................    (16,888)        (37,529)           $ 10.60-$ 14.25          (217,830)             $ 5.80
  Cancelled or forfeited ............     (3,825)         (4,490)           $13.375-$ 23.00           (70,891)             $15.79
---------------------------------------------------------------------------------------------------------------------------------
Outstanding--
 December 31, 1999 ..................    239,962         322,592            $ 10.60-$ 23.00        $3,879,299              $12.03
=================================================================================================================================

      The following summarizes shares subject to purchase from options outstanding and exercisable as of December 31, 1999:

                                                   Weighted Average
                                        Shares            Remaining         Weighted Average            Shares      Weighted Average
Range of Exercise Prices           Outstanding     Contractual Life           Exercise Price       Exercisable        Exercise price
------------------------------------------------------------------------------------------------------------------------------------
$5.21-$5.52 ......................      58,605            0.9 years                   $ 5.36            58,605               $ 5.36
$8.00-$10.01 .....................     141,493            4.2 years                   $ 9.28           108,290               $ 9.06
$16.27-$20.66 ....................     122,494            6.6 years                   $18.39            14,777               $20.66
------------------------------------------------------------------------------------------------------------------------------------
                                       322,592            4.5 years                   $12.03           181,672               $ 8.81
====================================================================================================================================

      The estimated fair value of options granted during 1999 and 1998 was $3.09 and $6.04 per share, respectively. The Company applies Accounting Principles Board ("APB") Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its incentive stock option plans. Had compensation cost for the Company's two plans been determined at the fair value on the grant dates for awards under those plans, consistent with the method in SFAS No. 123, "Accounting for Stock-based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.

                                       -----------
                                              1999           1998           1997
--------------------------------------------------------------------------------
Net income
  As reported .................        $10,328,708     $8,202,545     $7,105,490
  Pro Forma ...................        $10,146,658     $8,029,596     $7,020,040
--------------------------------------------------------------------------------
Basic earnings per common share
  As reported .................        $      1.48     $     1.19     $     1.05
  Pro Forma ...................        $      1.46     $     1.17     $     1.04
================================================================================
                                       -----------

      The fair value of options granted under the Company's incentive stock option plans during 1999, 1998 and 1997 were estimated on the date of grant using the Binomial option-pricing model with the following weighted-average assumptions used:

                                            --------
                                               1999         1998          1997
--------------------------------------------------------------------------------
Dividend yield .........................        3.2%         2.7%          3.8%
Expected volatility ....................       19.6%        26.0%         13.3%
Risk-free interest rate ................       4.31%        4.56%         6.63%
Expected life of options ...............    7 years      7 years     7.5 years
================================================================================
                                            --------

9. EMPLOYEE BENEFIT PLANS

      The Bank has an Employee Stock Ownership Plan (the "ESOP") which is a defined contribution plan covering substantially all full-time employees. Bank contributions to the ESOP represent a minimum of three percent of an employee's annual gross compensation. Employees become 20 percent vested after two years of employment, with an additional 20 percent vesting each year. Full vesting takes place upon the completion of six years of employment. Employee contributions are not permitted. At December 31, 1999, the ESOP had all of its assets invested in the Company's common stock. The Bank funds all amounts when due.

Notes to Consolidated Financial Statements
(continued)

------------------------------------------------------------------------------24


      In conjunction with the Rights Offering in July 1996, the ESOP borrowed $1,200,000 from the Company to purchase 133,560 (adjusted for stock dividends and splits) of the Company's shares. As such, the Company recorded a deduction from stockholders' equity to reflect the unearned compensation for the shares. As the unearned shares are released from collateral and allocated among participants, the Company recognizes compensation expense equal to the current market price of the shares released and the shares become outstanding for earnings per share computations. Contributions under the ESOP charged to operations amounted to $703,165, $631,494 and $541,722 in 1999, 1998 and 1997,
respectively. Compensation expense of $309,012 and $398,242 is applicable to the 19,617 shares and the 21,299 shares allocated in 1999 and 1998, respectively. As of December 31, 1999 and 1998, the value of the 53,737 and the 73,354 unallocated shares was $765,752 and $1,124,533, respectively.

      The Bank has a 401(k) Retirement Plan and Trust (the "401(k) Plan"), which covers substantially all full-time employees. Employees may elect to contribute up to sixteen percent of their annual gross compensation to the 401(k) Plan, and the Bank will match one half of the employee's contribution up to a maximum of three percent of the employee's annual gross compensation. Employees are fully vested in both their own and Bank contributions. Bank contributions under the 401(k) Plan amounted to $209,109, $180,825 and $168,902 in 1999, 1998 and 1997,
respectively. The Bank funds all amounts when due. At December 31, 1999, contributions to the 401(k) Plan were invested in either a bond, equity, money market, capital appreciation, international equity, emerging markets equity, or diversified fund as directed by each employee.

      During 1995, the Bank adopted nonqualified deferred compensation plans (the "Plans") for each officer for whom contributions under the ESOP are limited by the applicable provisions of the Internal Revenue Code. Bank contributions under the Plans totaled $56,432, $51,653 and $35,755 in 1999, 1998 and 1997, respectively.

10. COMMITMENTS AND CONTINGENT LIABILITIES

Leases--The Bank is obligated under various leases covering certain equipment, branches, office space and the land on which its head office is built. The minimum payments under these leases, certain of which contain escalation clauses, are:

--------------------------------------------------------------------------------
2000 ..............................................................   $1,110,094
2001 ..............................................................    1,126,126
2002 ..............................................................    1,128,072
2003 ..............................................................    1,045,839
2004 ..............................................................      975,546
Remainder to 2011 .................................................    2,642,805
--------------------------------------------------------------------------------
Total .............................................................   $8,028,482
================================================================================

      Rent expense was approximately $1,039,000, $982,000 and $858,000 for 1999, 1998 and 1997, respectively.

Directors' Incentive Retirement Plan--The Company has a Directors' Incentive Retirement Plan for former directors of the Company who elect to retire after having completed certain minimum service requirements. Under the retirement plan, directors who elect to retire are entitled to receive, for a period of five years after such retirement, certain compensation, as defined in the retirement plan, as long as such director continues to consult with the Company in an advisory capacity (or, if the director expires prior to the completion of the consulting period, the beneficiary or estate designated by the director is entitled to receive such remaining compensation).

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

Directors' Stock Plan--The Company approved a Directors' Stock Plan in 1998 for each outside director and the secretary to the Board of Directors. Commencing January 1, 1999, and on January 1 of each subsequent year, each participant will be granted an award of 100 share credits for the preceding year of service. Each participant will also receive share credits for cash or stock dividends that would have been paid if the share credits had been actual shares. Awards shall be paid after the participant has ceased to be a director or secretary. If the participant expires, the shares will be awarded to his/her beneficiary or estate. There are 105,000 shares reserved for possible issuance.

      During 1999, 1998 and 1997, the Bank charged approximately $82,000, $126,000 and $133,000, respectively, to operations relating to the retirement and stock plans.

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

Other--The Bank is required to maintain balances with the Federal Reserve Bank of New York to satisfy reserve requirements. These balances averaged approximately $831,000 and $3,391,000 in 1999 and 1998, respectively.

                                              STATE BANCORP, INC. AND SUBSIDIARY

------------------------------------------------------------------------------25


11. STATE BANCORP, INC. (PARENT COMPANY ONLY)

      Certain condensed financial information follows (dollars in thousands):

                                                         --------
December 31,                                                 1999          1998
--------------------------------------------------------------------------------
BALANCE SHEET
Assets:
  Cash .............................................     $    182      $    636
  Dividends receivable and other assets ............        1,001         1,023
  Investment in the Bank ...........................       56,029        60,311
--------------------------------------------------------------------------------
Total Assets .......................................     $ 57,212      $ 61,970
================================================================================
Liabilities ........................................     $  1,109      $  1,112
--------------------------------------------------------------------------------
Stockholders' Equity:
  Preferred stock ..................................           --            --
  Common stock .....................................       35,391        32,967
  Surplus ..........................................       29,493        24,236
  Retained earnings ................................        5,119         4,867
  Treasury stock ...................................         (919)         (188)
  Accumulated other comprehensive income ...........      (12,501)         (365)
  Unearned compensation ............................         (480)         (659)
--------------------------------------------------------------------------------
Total Stockholders' Equity .........................       56,103        60,858
--------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity .........     $ 57,212      $ 61,970
================================================================================
                                                         --------

                                                   --------
For the years ended December 31,                       1999        1998        1997
-----------------------------------------------------------------------------------
INCOME STATEMENT
Dividends from the Bank ........................   $  3,453    $  3,344    $  2,668
Equity in the undistributed earnings of the Bank      6,876       4,859       4,437
-----------------------------------------------------------------------------------
Net Income .....................................   $ 10,329    $  8,203    $  7,105
===================================================================================
CASH FLOWS
Operating Activities:
  Net income ...................................   $ 10,329    $  8,203    $  7,105
  Decrease (increase) in other assets ..........         22           3        (426)
  (Decrease) increase in other liabilities .....         (3)        332          --
  Equity in the undistributed earnings
    of the Bank ................................     (6,876)     (4,859)     (4,437)
-----------------------------------------------------------------------------------
Net cash provided by operating activities ......      3,472       3,679       2,242
-----------------------------------------------------------------------------------
Financing Activities:
  Cash dividends paid ..........................     (3,327)     (3,295)     (2,538)
  Proceeds from issuance of common stock .......        980       1,143         887
  Capital contribution to the Bank .............       (849)       (879)     (4,833)
  Payment to repurchase common stock ...........       (730)       (188)         --
-----------------------------------------------------------------------------------
Net cash used in financing activities ..........     (3,926)     (3,219)     (6,484)
-----------------------------------------------------------------------------------
Net Changes in Cash ............................   $   (454)   $    460    $ (4,242)
===================================================================================
                                                   --------

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

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral required varies, but may include accounts receivable, inventory, equipment, real estate, and income-producing commercial properties. At December 31, 1999 and 1998, commitments to originate loans and commitments under unused lines of credit for which the Bank is obligated amounted to approximately $125,318,000 and $120,688,000, respectively.

      Letters of credit are conditional commitments issued by the Bank guaranteeing payments of drafts in accordance with the terms of the letter of credit agreements. Commercial letters of credit are used primarily to facilitate trade or commerce and are also issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Collateral may be required to support letters of credit based upon management's evaluation of the creditworthiness of each customer. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Most letters of credit expire within one year. Management does not anticipate any material losses as a result of these transactions. At December 31, 1999 and 1998, the Bank had letters of credit outstanding of approximately $4,611,000 and $3,933,000, respectively.

13. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

      Fair value estimates are made as of a specific point in time based on the characteristics of financial instruments and market information. Where available, quoted market prices are used. However, markets do not exist for a portion of the Bank's financial instruments and, as a result, fair value estimates require judgements regarding future cash flows. These judgements are subjective in nature, involve uncertainties and therefore may change significantly at future measurement dates. The fair value information that follows is intended to supplement, but not replace, the basic consolidated financial statements and other traditional financial data presented throughout this report. The calculation of estimated fair values is based on market conditions at December 31, 1999 and 1998 and is not reflective of current or future fair values. Furthermore, the value of long-term relationships with depositors is not reflected. The value of those relationships is significant.

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

Notes to Consolidated Financial Statements
(continued)

------------------------------------------------------------------------------26


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

      The estimated fair values of the Bank's financial instruments, in thousands, are as follows:

                                  ---------------------
December 31,                               1999                    1998
--------------------------------------------------------------------------------
                                  Carrying    Estimated    Carrying    Estimated
                                    Amount   Fair Value      Amount   Fair Value
--------------------------------------------------------------------------------
Financial assets:
  Cash and short-term
    investments ................  $ 73,819     $ 73,819    $ 25,889     $ 25,889
  Securities held to maturity
    and securities available
    for sale ...................   377,431      377,428     281,855      281,865
  Loans--net of the allowance
    for possible loan losses ...   481,842      488,362     414,848      430,084
--------------------------------------------------------------------------------
Total ..........................  $933,092     $939,609    $722,592     $737,838
================================================================================
Financial liabilities:
  Deposits .....................  $804,463     $804,411    $597,021     $598,523
  Other short-term liabilities .    85,618       85,618      70,860       70,860
--------------------------------------------------------------------------------
Total ..........................  $890,081     $890,029    $667,881     $669,383
================================================================================
                                  ---------------------

14. REGULATORY MATTERS

      Dividends paid by the Company are subject to restrictions by certain regulatory agencies. Under these restrictions, approximately $12,959,000 was available for payment of dividends at December 31, 1999, without prior approval of those regulatory agencies.

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

      Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total capital and Tier I capital, as defined in the regulations, to risk weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1999, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

                                              STATE BANCORP, INC. AND SUBSIDIARY

------------------------------------------------------------------------------27


      As of December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category. The Company's and the Bank's capital amounts and ratios are as follows (in thousands):

                                                                --------------------------------------------------------------------
                                                                                                                   To Be Well
                                                                                          For Capital           Capitalized Under
                                                                                           Adequacy             Prompt Corrective
                                                                      Actual               Purposes             Action Provisions
------------------------------------------------------------------------------------------------------------------------------------
                                                                Amount     Ratio        Amount    Ratio        Amount        Ratio
------------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1999:
Tier I Capital to Total Adjusted Average Assets (Leverage):
  The Company .............................................    $68,241      7.02%      $38,884     4.00%          N/A          N/A
  The Bank ................................................    $68,167      7.04%      $38,731     4.00%      $48,414         5.00%
Tier I Capital to Risk Weighted Assets:
  The Company .............................................    $68,241     11.78%      $23,172     4.00%          N/A          N/A
  The Bank ................................................    $68,167     11.69%      $23,325     4.00%      $34,987         6.00%
Total Capital to Risk Weighted Assets:
  The Company .............................................    $75,348     13.01%      $46,332     8.00%          N/A          N/A
  The Bank ................................................    $75,274     12.91%      $46,645     8.00%      $58,307        10.00%
------------------------------------------------------------------------------------------------------------------------------------
                                                                --------------------------------------------------------------------
As of December 31, 1998:
Tier I Capital to Total Adjusted Average Assets (Leverage):
  The Company .............................................    $60,823      8.05%      $30,208     4.00%          N/A          N/A
  The Bank ................................................    $60,276      7.98%      $30,214     4.00%      $37,760         5.00%
Tier I Capital to Risk Weighted Assets:
  The Company .............................................    $60,823     12.82%      $18,982     4.00%          N/A          N/A
  The Bank ................................................    $60,276     12.64%      $19,077     4.00%      $28,615         6.00%
Total Capital to Risk Weighted Assets:
  The Company .............................................    $66,611     14.04%      $37,965     8.00%          N/A          N/A
  The Bank ................................................    $66,064     13.85%      $38,153     8.00%      $47,691        10.00%
------------------------------------------------------------------------------------------------------------------------------------

Independent Auditors' Report

------------------------------------------------------------------------------28


To the Board of Directors and Stockholders of State Bancorp, Inc.
New Hyde Park, New York

      We have audited the accompanying consolidated balance sheets of State Bancorp, Inc. and subsidiary (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of State Bancorp, Inc. and subsidiary at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
January 28, 2000

Management's Discussion and Analysis of       STATE BANCORP, INC. AND SUBSIDIARY
Financial Condition and Results of Operations

------------------------------------------------------------------------------29


OVERVIEW

      State Bancorp, Inc. (the "Company") is a one-bank holding company, which was formed on June 24, 1986. The Company operates as the parent for its wholly-owned subsidiary, State Bank of Long Island and subsidiaries (the "Bank"), a New York State chartered commercial bank founded in 1966. The income of the Company is derived through the operation of the Bank and its subsidiaries, SB Portfolio Management Corp. ("SB Portfolio"), SB Financial Services Corp. ("SB Financial"), New Hyde Park Leasing Corp. and SB ORE Corp.

      The Bank serves its customer base through nine full-service branches and a lending center in Jericho. Of the Bank's branch locations, five are in Nassau County and four are located in Suffolk County. The Bank offers a full range of retail banking services to individuals, corporations, municipalities and small to medium-sized businesses. Retail products include checking accounts, NOW accounts, money market accounts, passbook and statement savings accounts, certificates of deposit, individual retirement accounts, commercial loans, personal loans, residential, construction, home equity, commercial mortgage loans, consumer loans and small business lines of credit. In addition, the Bank also provides access to annuity products, mutual funds, discount brokerage services and, through its association with U.S. Trust Company, a full range of wealth management and financial planning services.

      SB Portfolio and SB Financial, based in Wilmington, Delaware, each wholly-owned subsidiaries of the Bank, were formed in 1998. SB Portfolio provides investment management services to the Bank and the Company while SB Financial provides balance sheet management services such as interest rate risk modeling, asset/liability management reporting and general advisory services to the Bank.

      For the year ended December 31, 1999, the Company again recorded record levels of earnings, loans, investment securities, core deposits and Tier I capital. The following discussion is intended to provide the reader with further insight into the principal factors contributing to the financial results of the Company and its operating subsidiary for the periods shown. It should be read in conjunction with the consolidated financial statements and notes thereto for a full understanding of this analysis.

      The Company's 1999 performance is discussed in detail on the following pages. Certain statements contained in this discussion are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations regarding a range of issues that could potentially impact the Company's performance in future periods. Forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those discussed herein.

RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Summary of Financial Performance

      The Company achieved its twenty-ninth consecutive year of record earnings during 1999. Net income improved by 25.9% to $10.3 million or $1.48 basic earnings per common share in 1999 versus $8.2 million or $1.19 per share in 1998 (per share earnings have been adjusted to reflect the impact of the 6% stock dividend declared by the Company during 1999). Fully diluted earnings per common share were $1.46 and $1.17 in 1999 and 1998, respectively. Growth in net interest income (up 17.7%) and other income (up 40.0%) and a lower effective income tax rate were the principal reasons for the improved earnings during 1999. The increase in net interest income resulted from an expanded interest-earning asset base, primarily through growth in the commercial loan portfolio. Somewhat offsetting the foregoing factors were increases in operating expenses, principally salaries and benefits, and the provision for loan losses.

      The Company's capital position, by all industry-standard measures, remains strong. The ratio of average total stockholders' equity to average total assets was 7.16% and 7.93% in 1999 and 1998, respectively. Based upon banking industry regulatory guidelines, a "well capitalized" institution must maintain a Tier I leverage ratio of at least 5.00% and Tier I and total capital to risk-weighted assets ratios of at least 6.00% and 10.00%, respectively. At December 31, 1999, the Company's Tier I leverage ratio was 7.02% while its risk-weighted ratios were 11.78% for Tier I capital and 13.01% for total capital. These ratios are substantially in excess of the foregoing regulatory guidelines and also compare favorably to the Company's peers.

      The continued growth in net income during 1999 resulted in substantial improvements in each of the Company's primary measures of financial performance. During 1999, return on average assets increased by 12 basis points versus 1998 to 1.23%, while the return on average equity improved to 17.35%, an increase of 319 basis points from 1998's level. The improved financial performance ratios achieved during 1999 result from efficient leveraging of the Company's capital base. Growth in interest-earning assets was accompanied by a 14 basis point improvement in the net interest margin to 4.61% and a reduction in the Company's operating efficiency ratio from 54.4% in 1998 to 51.7% in 1999.

      The Company's primary trade area, Nassau and Suffolk Counties on Long Island, enjoyed another year of strong economic growth and expansion during 1999. The Long Island economy continues to transform itself into a dynamic high-tech incubator for cutting edge "dot.com" companies from one that was largely dependent on one industry for job creation less than a decade ago. The primary strength of the local economy now is its great diversity. Long Island has become a fertile growth area for small business creation, particularly in the high-tech, medical and services sectors. The Company is an active participant in lending to small businesses in a wide variety of Long Island industries. Loan demand was strong throughout 1999. On a year to year basis, total loans grew by 16.2% versus 1998. Although most statistics continue to point to a continuation of recent economic conditions in 2000, the recent increase in short-term interest rates may begin to cool off capital investment within

Management's Discussion and Analysis of
Financial Condition and Results of Operations
(continued)

------------------------------------------------------------------------------30


the Company's customer base. The Long Island marketplace is among the most competitive in the country, and management is well aware that past performance is not indicative of future results. Intense competition from commercial and savings banks, financial services conglomerates and insurance companies has created a virtual banking industry where consumers and businesses alike can obtain loans online and invest in CDs and mutual funds with institutions across the country, or around the world, sweep idle balances into a wide variety of investments, all by the click of a mouse from their home or office on a "24/7" basis. As a result of recent congressional legislation, this full-court press by both new and traditional competitors will only accelerate in the months and years to come. Relationships are no longer of paramount importance for many businesses or consumers. Convenience, flexibility and technology have created a new paradigm in banking. The transactional nature of the banking industry has created pricing concerns for management relative to the credit risk of the Company's small business borrower base. Intense competition, along with an ever growing sophistication among consumers and corporate treasurers makes management's outlook for 2000 one of guarded optimism. The current economic expansion continues to set new records each month. Management of the Company is aware of the current economy's position in the longest post-war business expansion on record and has chosen to be very cautious with respect to granting credit to current and prospective borrowers. For these reasons, it is likely that 2000 will see loan growth of 5% to 7% in the Company's core competencies of commercial and industrial credits and commercial mortgages but at spreads that are likely to narrow somewhat from current levels. This scenario, combined with rising short-term interest rates that increase funding costs for the Company, will result in net interest margin compression during 2000. Additional asset growth will likely come from the fixed income investment portfolio at narrower margins than the loan portfolio produces. The Company will continue to aggressively pursue expense reductions and operating efficiencies along with revenue-generating sales initiatives to offset a portion of the shortfall in net interest income. The outlook for interest rates in 2000 is not crystal clear, but it does appear that short-term rates will continue to rise during the first six months of the year or until the Federal Open Market Committee sees evidence of a slowdown in economic expansion. Management expects that the upcoming year will provide significant challenges for the Company. By continuing our philosophy of Measured, Orderly Growth, maintaining a "Customer First" attitude and adhering to the ideals contained in our mission statement, the Company has been able to apply a consistent standard of excellence that we feel will produce yet another year of record earnings during 2000.

INFORMATION SERVICES

Moving at Net Speed

      The phrase "moving at net speed" has entered the language lexicon during the past couple of years. It describes the hyper pace of change that occurs on the Internet and to companies that operate there. This phrase has also moved into use in the banking industry as financial services companies realize that they can no longer conduct business as usual if they want to thrive in the new millennium. Management of the Company realized that "business as usual" no longer exists for us or for our customer base. Harnessing the power of the Internet and emerging technology is no longer a luxury for community banks; it is an essential element of corporate strategy to compete with the vast array of competitors that now occupy the banking landscape. The Company's customer base, commercial, municipal and consumers alike, demand "24/7" access to their account information. State Bancorp has become a "click and mortar" organization capable of operating around the clock or around the corner, depending on each customer's unique needs. With products such as Touch24 and Business Direct Access and with a corporate website, www.statebankofli.com, the Company's business and consumer clientele can be in touch with their money when it is convenient for them.

      During 1999, the Company devoted significant resources to addressing the Y2K issue. With that project now just a fond memory, projects such as check and document imaging and Internet banking will become realities within the next eighteen months. Check imaging will simplify account management for customers, eliminate the need to file cancelled checks and create great flexibility for corporate treasurers that may utilize a CD-ROM option for monthly account reconcilement. Document imaging will improve customer service by reducing research time for branch and loan department personnel. This system will enable the Company to convert its paper documents to images with the ability to store and retrieve the documents within seconds. Finally, Internet banking is expected to be offered to customers in the early part of 2001. This project is being spearheaded by our Management Information Systems group and, upon completion, it will provide a level of convenience and flexibility usually only associated with far larger institutions. State Bancorp, Inc. will continue to utilize emerging technologies to better serve customers in every market that we serve.

Year 2000 Compliance

      The Company's Y2K Action Team was formed in 1996 to address the anticipated century date change problem and ensure a smooth transition for both customers and staff. Prior to year-end 1999, the Y2K Action Team had completed each of the four phases of the Y2K project: Awareness, Assessment, Renovation and Validation. The result of this effort was a smooth transition to the new millennium with no systems problems whatsoever. All Company systems have been up and running without any downtime at all. All critical Company systems will continue to be monitored throughout 2000. In addition to the foregoing systems-related effort, management of the Company was in constant contact with major retail, commercial and institutional customers as well as third party vendors to be certain that the Company would not be impacted by the failure of an outside entity.

      The Company does not develop any of its own computer programs internally nor does it employ a programming staff. All of the software related to its major application systems has been pur-

                                              STATE BANCORP, INC. AND SUBSIDIARY

------------------------------------------------------------------------------31


chased from third-party vendors. Generally, software provided by third parties and included in the Company's systems is developed by leading software suppliers that provided their own Y2K quality assurance and compliance. Each of the Company's business units had incorporated their unique risks into a modified business resumption plan prior to year-end 1999.

      Monitoring and managing the Y2K Project resulted in additional direct and indirect costs to the Company. Direct charges included charges by third-party software vendors for product enhancements, costs involved in testing software products for Y2K compliance, training, and any resulting costs for developing business resumption contingency plans for any mission-critical Y2K problems. Indirect costs principally consisted of the time devoted by employees to monitoring software vendor progress, testing enhanced software products and implementing any contingency plans. The Company's total costs related to the Y2K problem were approximately $259 thousand, of which $164 thousand was related to the costs to enhance or replace existing software and hardware. The balance of the Y2K-related expenses represents the redeployment of existing resources within the Company. Both direct and indirect costs of addressing the Y2K problem were charged to earnings as incurred, were provided by operations and were included in existing operating budgets. Two of the Company's other information technology projects, document and check imaging and Internet banking, were delayed due to the completion of the Y2K project. These projects, and others, will now be undertaken as part of the Company's ongoing efforts to provide the very latest technology to its customer base to enhance their banking experience.

      The preceding Y2K discussion contained various forward-looking statements that represent the Company's beliefs or expectations regarding future events. When used in the Y2K discussion, the words "believes," "expects," "estimates" and similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should any of the underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.

NET INTEREST INCOME

1999 versus 1998

      Net interest income, the difference between interest earned on loans and investments and interest paid on deposits and borrowed funds, provides the Company's primary source of operating earnings. Net interest income is affected by the level and composition of assets, liabilities and stockholders' equity, as well as changes in market interest rates. Net interest income increased by 17.7% to $36.0 million in 1999 as the result of growth in average interest-earning assets of $98 million (14.0%). Growth in loans and taxable Government Agency securities accounted for the vast majority of the asset expansion. Increases in commercial loans and commercial mortgages led the $64 million or 16.7% increase in average loans outstanding in 1999 versus 1998. Average investment securities increased by $71 million or 27.9% due to a $98 million increase in Government Agency paper, primarily callable issues with five- to ten-year final maturities. This growth was funded in part by cash flows from the Company's mortgage-backed portfolio and maturities and sales of local tax-exempt municipal issues. A majority of the Company's investment portfolio is owned and managed by SB Portfolio Management Corp., a wholly-owned subsidiary of State Bank of Long Island located in Wilmington, Delaware. Earning asset growth in 1999 followed increases of 15.1% and 10.1% in 1998 and 1997, respectively. Also funding the asset expansion were increases in core deposits, principally demand deposit balances, large denomination certificates of deposit, money fund accounts and securities sold under agreements to repurchase (repos).

      Average core deposit (defined as demand deposits, NOW accounts, money fund and savings accounts) balances increased by $28 million or 8.5% to $353 million in 1999. The growth and retention of low-cost core deposit balances is among the most daunting management challenges in banking today. A vast array of competitors exists for these valuable deposits. Management of the Company continually strategizes over new and unique ways to expand these deposits since this is a key element in the Company's growth strategy. These low-cost deposits also are critical to the Company's efforts to widen its net interest margin. During 1999 and 1998, average core deposit balances represented 50% and 51% of total deposits, respectively. Growth in the commercial banking sector and an expanded municipal banking department which resulted in new relationships throughout Long Island were responsible for the growth in all core deposit categories. Average demand deposit balances grew by 19.1% and 15.4% in 1999 and 1998, respectively, and have increased by approximately 100% on average since 1995. During 1999, the Company's net interest margin improved to 4.61%, from 4.47% a year ago. The wider margin resulted from a shift in the earning-asset mix to a greater dependence on higher-yielding loans and Government Agency investment securities. Growth in these asset categories was funded by core deposit growth and by maturities and sales of lower-yielding assets. The increase in core deposit funding previously described contributed to a 26 basis point decline in the average rate paid on the Company's supporting funds to 3.14% in 1999. Also funding asset growth were increases in large denomination certificates of deposit and short-term repos. Although the use of these market rate funds adds incrementally to net interest income, their funding spread is somewhat narrower than the Company's overall net interest margin and, therefore, causes some margin compression relative to the use of core deposits and retained earnings. Management anticipates a nominal expansion of the net interest margin in 2000 as demand deposit balances and loan volumes are each projected to increase. The interest rate outlook, however, is somewhat uncertain for the next twelve months. Future rate increases may cause funding costs to grow at a faster pace than asset margins, thereby causing a decline in net interest margin. Management

Management's Discussion and Analysis of
Financial Condition and Results of Operations
(continued)

------------------------------------------------------------------------------32


of the Company expects that the continued maturation of the Suffolk County branches opened in late 1997 will provide access to additional low-cost sources of funds as well as provide ample opportunity to expand the Company's loan portfolio in previously under-served areas of the county. In addition, the Company has plans to expand its branch network further east in Suffolk County as well as into Queens County in 2000. As has been the case with recent branch openings, the Company expects that these new locations will produce additional commercial banking relation ships, both for deposits and loans, that will enhance profitability in 2000 and beyond.

      Average total loans grew by 16.7%, 6.8% and 15.0% in 1999, 1998 and 1997, respectively. This growth, which has occurred despite intense competition from competitors ranging from small credit unions to financial services behemoths such as Citigroup and American Express, has been achieved with no adverse impact on credit quality. The Company, with no additional lenders, took advantage of Long Island's strong local economy in 1999 and was able to generate quality loan growth in a very competitive marketplace. The combination of low interest rates and low inflation has driven both the local and national economies during the past several years. The Company's customer base has actively sought to increase their lines of credit and make additional investments in property, plant, equipment and residences during this very favorable economic climate. The Company has responded by developing new products such as its Business Direct Access cash management tool, and the Small Business Line of Credit and Prime For Life home equity offering. These innovative products, coupled with responsive and personal customer service that are second to none, have enabled the Company to take advantage of opportunities presented by the continued consolidation of the local banking market. Average commercial loans, commercial mortgages and tax-exempt lending grew at rates of 14.7%, 17.5% and 39.5%, respectively, in 1999. At December 31, 1999, total loans outstanding amounted to $489 million, up 16.2% when compared to the comparable 1998 date. The year-end loan portfolio was comprised of approximately 46% commercial loans, 40% commercial mortgages, 6% residential mortgages and 8% all other loans. It is expected that the 2000 loan mix will remain, on a percentage basis, approximately the same as 1999.

      Based upon recent local and national economic forecasts, management of the Company is confident that loan growth will be strong in 2000, though at a rate similar to that experienced in 1998, not nearly at the rates of growth seen in the past year. A continuation of the banking industry's recent consolidation and an expanded effort to penetrate the central and eastern Suffolk and Queens County marketplaces are expected to provide substantial opportunity to continue to increase the loan portfolio over the next 12-18 months. Management of the Company is committed to quality loan growth. A comprehensive credit and peer review process provides a quality control tool to ensure that only high quality loans are brought to credit committee for consideration.

1998 versus 1997

      Net interest income expanded by $2.6 million or 9.4% during 1998 as the result of growth in interest-earning assets of $64 million. The asset expansion resulted from increases in short-term money market instruments (up $27 million), commercial loans and commercial mortgages (up $24 million in total) and taxable investment securities, primarily callable government agency issues. Funding the growth in interest-earning assets were paydowns on mortgage-backed securities, increases in core deposits, principally demand balances, and growth in large denomination certificates of deposit, repos and other borrowed funds, principally FHLB advances.

      The foregoing shift in the Company's balance sheet mix resulted in a slight narrowing of the net interest rate margin to 4.47% from 4.52% in 1997. The lower spread was due to a shift in the interest-earning asset mix to greater concentration of lower-yielding money market instruments than in the previous year. A slower rate of loan growth in 1998 coupled with generally lower interest rates throughout the year more than offset the Company's lower cost of funds. Growth in interest-free demand deposits and equity capital utilized to fund the asset growth helped to cause a ten basis point decline in the cost of funds to 3.44%.

INVESTMENT SECURITIES

      SFAS No. 115 requires the Company, at the time of purchase, to designate each investment security as either "available for sale"("AFS"), "held to maturity" or "trading," depending upon investment objectives, liquidity needs and ultimate intent. Securities available for sale are stated at the lower of aggregate cost or market value, with unrealized gains or losses reported as a separate component of stockholders' equity until realized. Securities held to maturity are stated at cost, adjusted for amortization of premium or accretion of discount, if any. Trading securities are generally purchased with the intent of capitalizing on short-term price differences by selling them in the near term. The Company did not hold any trading securities at December 31, 1999 and 1998.

      At December 31, 1999, the Company held $377 million in AFS securities (99.9% of the investment portfolio) at a pre-tax unrealized net loss of $19.3 million, up from $590 thousand at year-end 1998. This significant increase resulted from a combination of higher interest rates in 1999 and the negative convexity present in the callable Agency securities in the Company's portfolio. As rates rise, these securities decline in value and are less likely to be called prior to maturity. At year-end 1999, the AFS portfolio was divided into the following categories: 70% callable U.S. Government Agency securities; 23% local municipal paper (maturities of less than one year); 6% MBS securities (mainly FNMA and GNMA obligations); and 1% all other securities, primarily FHLB stock. The held to maturity portion of the portfolio which totaled less than $1 million, was comprised of short-term local municipal notes. Approximately half of the growth in the

                                              STATE BANCORP, INC. AND SUBSIDIARY

------------------------------------------------------------------------------33


Company's investment portfolio took place in the U.S. Government Agency category. Agency holdings increased by $66 million at year-end 1999 versus the same period a year ago. These securities are all callable within two years, and most have final maturities of less than ten years. As previously stated, the rising rate environment present throughout 1999 makes it likely that these securities will not be called in the near future. They are, however, AAA credits that provide a very competitive yield well in excess of the Company's incremental funding cost and are pledgeable to secure municipal deposits and other borrowings. The Company's investment policy is conservative and has liquidity and safety paramount among its objectives. The Company's portfolio of tax-exempt local municipal notes increased by $65 million at year-end 1999 versus the comparable 1998 date. The Company continues to expand its municipal relationships and, as a natural outgrowth of that business, purchases short-term (one year or less) municipal paper. Much of the municipal paper that is purchased is classified as available for sale and eventually sold into the secondary market when market conditions are favorable. During 1999, the Company's holdings of mortgage-backed securities declined by $19 million as the result of principal paydowns. This follows paydowns of $20 million in 1998. Management expects that this trend will continue in 2000, but at a slower rate, due to the current and forecasted interest rate.

      The Company's investment portfolio is low-risk in nature due to its concentration of U.S. Government Agency, local municipal notes and AAA-rated MBS balloon and pass-through securities. As of December 31, 1999, the MBS portfolio had an average life of approximately 2 years after adjusting for historical prepayment patterns. Approximately 35% of the MBS portfolio, including collateralized mortgage obligations ("CMOs"), had final maturities in excess of five years. In general, principal prepayments on these securities will increase as interest rates fall and, conversely, prepayments will slow down as interest rates rise. CMOs accounted for approximately 1% of the total investment portfolio as of year-end 1999. None of the CMOs held by the Company met the regulatory definition of a high-risk security nor did the Company own any structured notes as of December 31, 1999. The Government Agency portfolio, callable in 2000 and 2001, had final maturities in the seven- to fifteen-year maturity range.

      The Company's investment subsidiary, SB Portfolio Management Corp. ("SB Portfolio"), which was initially capitalized in 1998, continued to grow throughout 1999. Located in Wilmington, Delaware, this subsidiary now holds and manages approximately 51% of the Company's investment securities. The vast majority of securities domiciled with SB Portfolio are callable Agency issues; however, a portion of its portfolio is also dedicated to tax-exempt paper as well. SB Portfolio has its own investment policy and Board of Directors, however, it still adheres to the stringent safety and quality standards present throughout the Company in its investment evaluation process. Management of the Company expects that SB Portfolio will continue to grow in 2000 through the reinvestment of its own interest income as well as through additional capital infusions from the parent company if market conditions warrant.

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

      Management of the Company recognizes that, despite its best efforts to minimize risk through a rigorous credit review process, losses will occur. In times of economic slowdown, either regional or nationally, the risk inherent in the Company's loan portfolio will increase. The timing and amount of loan losses that occur is dependent upon several factors, most notably current and expected economic conditions and the financial condition of the Company's borrowers. The allowance for loan losses is available to absorb charge-offs from any loan category, while additions are made through the provision for loan losses, which is a charge to operating earnings. The adequacy of the provision and the resulting allowance for loan losses is determined by management's continuing review of the loan portfolio, including identification and review of individual problem situations that may affect a borrower's ability to repay, delinquency and nonperforming loan data, collateral values, regulatory examination results and changes in the size and character of the loan portfolio. Thus, an increase in the size of the loan portfolio or in any or its components could necessitate an increase in the allowance even though credit quality and problem loan totals may be improving.

      As illustrated in Table I, the Company's nonperforming assets increased by $814 thousand to $5.2 million at year-end 1999 versus 1998 following a $67 thousand decline in 1998 versus 1997. At December 31, 1999, total nonperforming assets, defined by the Company as nonaccrual loans and other real estate owned, as a percentage of loans and other real estate owned grew nominally to 1.06% as compared to 1.04% and 1.18% at year-end 1998 and

Management's Discussion and Analysis of
Financial Condition and Results of Operations
(continued)

------------------------------------------------------------------------------34


1997, respectively. Nonaccrual loans as a percentage of total loans increased to 1.06% at year-end 1999 versus 0.87% and 1.13% at the comparable 1998 and 1997 dates. The year-end 1999 increase in nonperforming assets, as defined by the Company, resulted from a $1.5 million increase in nonaccrual loans, which was somewhat offset by a decline in other real estate owned of $704 thousand resulting from the sale of two properties during 1999. These sales were accomplished with a very negligible impact on the Company's consolidated statement of income. The growth in nonaccrual loans during 1999 resulted from the transfer of a large commercial real estate loan from the restructured, accruing category in 1998. This loan, which is collateralized by commercial real estate with a current appraised value in excess of the carrying value of the credit, was partly written down during 1999 and transferred to nonaccrual status when the collection of interest became doubtful. Management actively reviews this credit and it consumes substantial managerial resources throughout the year, however, it is unlikely to move to full accrual status during 2000.

      Management of the Company actively reviews the level and composition of nonperforming assets. During 1999, this meant a continuation of recent years' strategy of collection through litigation combined with enhanced collateral positions on virtually all nonperforming assets. The result in 1999 was a substantial decline in the total level of nonaccrual loans, restructured, accruing loans and loans 90 days or more past due and still accruing. The total level of these assets declined by $5.7 million during 1999 to $5.6 million. This substantial improvement in quality resulted in an improved coverage ratio at year-end. The allowance for loan losses as a percentage of nonaccrual loans declined slightly to 137% from 157% at year-end 1998, however, the allowance for loan losses as a percentage of nonaccrual loans, restructured, accruing loans and loans 90 days or more past due and still accruing improved dramatically during 1999 to 127% from 55% and 39% in 1998 and 1997, respectively. As outlined in the Company's recent Form 10-Q filings and previously discussed herein, one commercial mortgage credit now totaling $3.5 million was restructured during 1996 to a rate of interest below its contractual rate. Although the project has been completed, this credit has been moved to nonaccrual status until cash flows are again sufficient to support a market rate of interest. At December 31, 1999, the Company's portfolio of restructured, accruing loans was comprised mainly of loans which have demonstrated performance in accordance with the terms of their restructure agreements, however, they did not yield a market rate of interest subsequent to their restructuring.

      Based upon current economic conditions, management has determined that the current level of the allowance for loan losses is adequate in relation to the risks present in the portfolio. Management considers, among other things, delinquency trends, concentrations within segments of the loan portfolio as well as recent charge-off experience when assessing the degree of credit risk in the portfolio. Collateral appraisals and estimates of current value influence the estimation of the required allowance balance at any point in time. The Company's loan portfolio is concentrated in commercial and industrial loans and commercial mortgages, the majority of which are fully secured by collateral with a market value in excess of the carrying value of the individual loans. Although overall loan quality continues to improve, management of the Company increased the level of the provision for loan losses during 1999 in recognition of the year's strong loan growth and the higher level of net charge-offs experienced ($1.7 million versus $1.1 million in 1998). The provision for loan losses totaled $3.0 million in 1999 versus $1.8 million in 1998 and $1.95 million in 1997. The resulting allowance for loan losses balance of $7.1 million at December 31, 1999 amounted to 1.45% of loans outstanding versus 1.38% in 1998 and 1.36% in 1997. Also adding to the higher level of the allowance during 1999 was another strong year for loan recoveries. Recoveries, although below 1998's level of $521 thousand, amounted to $444 thousand, among the best years in recent Company history. Although the local economy continued to grow and expand during the past year, existing weaknesses in certain sectors of the economy may cause future problems. The potential consequences of an increase in interest rates or a prolonged economic slowdown in industries which impact the Company's borrower base, make it difficult to forecast the impact on asset quality that will result during 2000 or any additional charge-offs that will be required during the year.

      It is the present intent of management to further increase the level of the allowance for possible loan losses to reflect any exposure represented by fluctuations in the Long Island real estate market, and the underlying value that that market provides as collateral to certain segments of the loan portfolio. In recognition of the economic uncertainties previously elaborated upon, the normal risks inherent in any credit portfolio and expected growth in the loan portfolio, management anticipates that the 2000 provision for loan losses will moderately exceed 1999's level. The provision is continually evaluated relative to portfolio risk and regulatory guidelines and will continue to be closely reviewed throughout 2000. In addition, various regulatory agencies, as an integral part of their examination process, closely review the allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment of information available to them at the time of their examinations.

      The Company has no foreign loans outstanding. The only concentration of loans exceeding 10% of total loans is the Bank's loans totaling $77.5 million from real estate operators, lessors, and developers. Repayment of these loans is dependent in part upon the overall economic health of the Company's market area and current real estate values. Management of the Company is not aware of any trends, events or uncertainties that will have, or that are reasonably likely to have, a material effect on the Company's liquidity, capital resources or future operating results. For loans not separately disclosed herein, management is not aware of information relating to any material credit that would impact the ability of those borrowers to comply with loan repayment terms.

                                              STATE BANCORP, INC. AND SUBSIDIARY

------------------------------------------------------------------------------35


TABLE I (dollars in thousands)

                                                                    Analysis of Nonperforming Assets at December 31,
------------------------------------------------------------------------------------------------------------------------------
                                                                  1999          1998          1997          1996          1995
------------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans ..........................................   $  5,194(1)   $  3,676      $  4,258      $  5,869      $  8,247
Other real estate .........................................         --           704           189         1,027            --
------------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets ................................   $  5,194      $  4,380      $  4,447      $  6,896      $  8,247
==============================================================================================================================
Restructured, accruing loans ..............................   $    422      $  5,545(1)   $  7,289(1)   $  6,524(1)   $  3,344
==============================================================================================================================
Loans 90 days or more past due and still accruing interest    $      3      $  1,352      $  1,590      $  1,228      $    337
==============================================================================================================================
Total loans outstanding ...................................   $488,948      $420,636      $377,633      $353,303      $287,643
Total stockholders' equity ................................   $ 56,103      $ 60,858      $ 54,930      $ 48,569      $ 40,588
Allowance for loan losses .................................   $  7,107      $  5,788      $  5,124      $  5,009      $  3,004
Key ratios at December 31:
Allowance for loan losses as a percent of total loans .....       1.45%         1.38%         1.36%         1.42%         1.74%
Nonaccrual loans as a percent of total loans ..............       1.06%         0.87%         1.13%         1.66%         2.87%
Nonperforming assets (2) as a percent of total
  loans and other real estate .............................       1.06%         1.04%         1.18%         1.95%         2.87%
Allowance for loan losses as a percent of nonaccrual loans      136.83%       157.45%       120.34%        85.35%        60.68%
Allowance for loan losses as a percent of nonaccrual loans,
  restructured, accruing loans and loans 90 days or more
  past due and still accruing interest ....................     126.50%        54.74%        39.00%        36.77%        41.95%
------------------------------------------------------------------------------------------------------------------------------
                                                              ---------

(1) Includes one credit totaling $3.5 million at December 31, 1999, $5.0 million at December 31, 1998 and 1997 and $4.7 million at December 31, 1996, which is collateralized by commercial real estate with a current appraised value in excess of the carrying value of the credit. The restructured rate on this credit will remain below the contractual rate until cash flows are again sufficient to support a market rate of interest.
(2) Excludes restructured, accruing loans and loans 90 days or more past due and still accruing interest.

OTHER INCOME

1999 versus 1998

      Other income increased substantially in 1999 when compared to 1998. Total other income grew by 40.0% in 1999 versus 1998. Excluding net security losses, other income would have totaled $2.5 million in 1999, up 57.9% over 1998. This increase resulted from a growth in return item charges, ATM fees, wire transfer fees, letter of credit fees, cash management fees and charges, annuity income and merchant services fees. In addition to the foregoing improvements, the Company recorded a $122 thousand nonrecurring gain on the sale of equity securities received from the demutualization of an insurance company from which the Company had previously purchased life insurance policies. Somewhat offsetting these improvements was a higher level of net security losses. The 1999 increase reverses the trend of declines recorded in 1998 (6.2%) and 1997 (12.0%). If securities transactions are excluded from other income, the Company would have recorded a 5.4% reduction in other income during 1998 and a reduction of 2.0% in 1997.

      Return item charges represent the Company's primary source of other income. These fees increased by 54.8% in 1999 versus 1998 as the result of an increase in volume related to the addition of several large new commercial deposit relationships coupled with an increase in the statutory ceiling rate of $15 per item imposed by New York State. Service charges on deposits, another large source of fee revenue to the Company increased by 6.4% in 1999 as the result of new customer relationships, both consumer and commercial, and a more stringent review process over fee waivers.

      During 1999, the Company recorded $375 thousand in net security losses as the result of selected sales of investment securities, principally local short-term municipal notes, to achieve certain portfolio restructuring goals. This compares to net losses of $64 thousand in 1998.

      Other operating income increased by 123.7% during 1999 as the result of improvements in several categories, most notably ATM fees, wire transfer fees, cash management fees and charges, letter of credit fees, annuity commissions and merchant services income. Excluding the previously mentioned nonrecurring gain recorded in other operating income during 1999, this category would have improved by 97% versus 1998. Excluding the growth in ATM fee income, which resulted in part from the imposition of a surcharge on non-customers at Company ATMs during 1999, most categories improved due to growth in the Company's customer base and improved sales of existing products. New products such as a third-party money market sweep account for business relationships and sales of variable annuities and

Management's Discussion and Analysis of
Financial Condition and Results of Operations
(continued)

------------------------------------------------------------------------------36


mutual funds were introduced during 1999. These products are expected to more meaningfully add to other income in 2000. In addition, continued growth of the Company's commercial customer base, due largely to the Company's current and planned branch locations in Suffolk and Queens Counties marketplaces, is also expected to yield increases in deposit service charges and related fees next year. The addition of a full-time sales director to the branch banking division, coupled with formal sales training for branch and lending staff, helped to improve the cross-sell ratio of various products to existing customers in 1999 as well as to identify prospective customers through ongoing marketing efforts in local communities.

1998 versus 1997

      Other income declined by 6.2% in 1998 versus 1997. This decline was due to a lower level of service charges on deposit accounts, principally return item charges, a higher level of net security losses and a nominal reduction in other operating income. The lower level of service charge income was also due in part to the loss of several high volume, high maintenance commercial relationships in 1998, coupled with an increase in average demand deposit balances used to cover service charges.

OPERATING EXPENSES

1999 versus 1998

      Operating expenses increased by 13.8% to $20.5 million in 1999 when compared to 1998. The largest component of the increase was in salaries and other employee benefits, up $2.0 million or 18.6%, resulting from growth in staff count, increased health care costs, higher supplementary compensation accruals, and related increases in 401(k) and employee stock ownership plan
(ESOP) contributions. Also contributing to the growth in expenses during 1999 were more moderate increases in occupancy costs (up 2.3%), equipment expenses (up 10.0%), marketing and advertising costs (up 9.6%), deposit assessment fees (up 6.0%) and other operating expenses (up 8.3%). Somewhat offsetting these increases was a $47 thousand reduction in amortization of intangibles as the premium paid for deposits acquired in 1992 branch purchases was fully amortized early in 1998.

      Growth in operating expenses during 1999 was well in excess of the level recorded in 1998 due largely to continued growth in the Company's various lines of business and the staff and infrastructure necessary to support that growth and expansion. More than ever, the Company is focused on its targets of improving the rate of growth in annual non-staff operating expenses to a level below the prevailing rate of inflation in addition to reducing the operating efficiency ratio (total operating expenses divided by the sum of fully taxable equivalent net interest income and other income) to a level below 50%. The continued expansion of staff and branch facilities in recent years along with growth in both the lending staff and operational support functions have resulted in rates of operating expense growth above corporate targets in recent years. The resultant expansion of the Company's asset and, more importantly, revenue bases, has more than kept pace.

      The Company's primary expense control rates of measurement, relative to its peer group, are still very competitive. Although expense control is measured many different ways, the Company focuses on the operating efficiency ratio and the ratio of operating expenses to average assets as its primary yardsticks. The Company's operating efficiency ratio improved to 51.7% in 1999 versus 54.4% and 54.8% in 1998 and 1997, respectively. The second measure of expense control utilized by the Company is total operating expenses to average assets. The Company recorded ratios of 2.43% in 1999 and 1998 and 2.47% in 1997 in this category. These ratios all compare very favorably to the Company's peers and continually place it in the top 15% of its industry peer group. Management of the Company is very cognizant of expense management and places great emphasis on control of operating expenses, but always in the context of prudent growth of profitable lines of business. Management is also aware, however, that the resources necessary to grow the Company's revenue base must also be made available in order to improve earnings. Along these lines, management also monitors the ratio of average assets per employee and, at over $4.3 million per employee, the Company ranks in the top 10% of its peer group in this category. This efficient utilization of staff is another reason behind the Company's excellent record of growth in earnings and assets. Although the Company's staff count has grown substantially during the past several years, management has always adhered to the Company founders' original philosophy of "measured, orderly growth."

      Growth in both net interest income and other income are again expected to outpace increases in operating expenses during 2000, thereby resulting in anticipated improvements in each of the foregoing expense control ratios next year. The Company's long-term goal, as stated in previous stockholder communications, continues to be to reduce its operating efficiency ratio to a level of 50% or less and to lower the operating expenses to average assets ratio to 2.25%. While this was a short-term goal for the year 2000, it remains a long-term objective to continually improve these ratios in both absolute terms and in relation to the Company's community bank peer group. An analysis of the components of 1999 operating expenses, by category, follows.

      Occupancy expenses totaled $1.8 million in 1999, an increase of 2.3% versus 1998. This increase resulted principally from higher rental costs and increased real estate taxes. Normal lease escalations were recorded at several facilities during 1999, however, these expenses were largely offset by lower utility costs. During 2000, occupancy costs are expected to increase due to an expansion of our Jericho Plaza office space to accommodate some additional centralization of support staff at that facility along with potential branch expansion in both Suffolk and Queens Counties. Potentially offsetting some of these additional costs is the anticipated settlement of favorable certiorari proceedings at two of our branch locations. These settlements

                                              STATE BANCORP, INC. AND SUBSIDIARY

------------------------------------------------------------------------------37


have been tied up in the Nassau County legislature during the past year but are expected to be processed during the first half of 2000.

      Equipment expenses grew by 10.0% in 1999 due to higher depreciation expenses and costs related to equipment purchases. Depreciation expense increased due to purchases of office equipment related to staff expansion, continued growth and development of the Company's personal computer networks and the replacement of the Company's mainframe computer during the fourth quarter of 1998. Growth in this category amounted to 22.1% in 1999 and it is expected that this category will again increase during 2000, though at a lower rate, due to additional planned technology initiatives during the coming year and equipment purchases related to anticipated branch openings.

      Deposit assessment fees increased by 6.0% as the result of growth in the Company's assessable deposit base. The majority of the Company's deposits are insured by the Bank Insurance Fund ("BIF") while the balance is insured by the Savings Association Insurance Fund ("SAIF"). Currently, the Company's BIF assessment rate is $0.01 per $100 of deposits while SAIF deposits are assessed at a rate of $0.06 per $100 of deposits to support the FICO bonds issued by the FDIC. Based upon year-end 1999 deposit levels and preliminary projections for 2000 deposit growth, management anticipates an increase of approximately 10% in the Company's 2000 deposit assessment fees.

      Amortization of intangibles declined by $47 thousand or 56.8% due to the final amortization core deposit premiums paid in connection with branches acquired in 1992 from Anchor Savings Bank. Excluding further acquisition activity, intangibles amortization will be flat in 2000 versus 1999.

      Other operating expenses, including marketing and advertising expenses, increased by 8.5% to $4.7 million in 1999 when compared to 1998. This increase resulted from growth in several categories, most notably credit and collection fees, subsidiary operating expenses, marketing and advertising costs, computer software maintenance, stationery and supplies costs and audits and examination fees. The increase in credit and collection costs was the direct result of more aggressive litigation and collection efforts related to nonperforming assets. The growth in marketing and advertising costs resulted from expanded use of local media to support image advertising at the corporate level. Computer software maintenance cost increases resulted from enhanced product offerings and licensing of software related to expanded usage of PCs by all Company staff. Likewise, stationery and supplies and postage expenses increased as the direct result of an expansion of both the branch network and general business activities. Audits and examination fees increased due to the ongoing cost of regulatory examinations. Management of the Company expects that operating expenses will continue to grow as the Company expands its operations, the markets it serves and the products it offers. Management anticipates an overall rate of increase of 7%-9% as a 2000 expense growth estimate.

1998 versus 1997

      Operating expenses increased by 7.4% in 1998 to $18.0 million. As was the case in the 1999 comparison, growth in salaries and other employee benefits was the principal reason for this increase. An increase in staff count, higher supplementary compensation accruals and related increases in 401(k) and ESOP contributions resulted in an 11.7% rise in salaries and benefits expenses during 1998.

      Occupancy costs rose by 11.3% in 1998 due principally to the opening of two branch facilities in late 1997. In addition, the full year impact of occupying the Jericho Plaza office complex was recorded in 1998. Higher utility costs and real estate taxes also added to the growth in this expense category during 1998.

      Equipment expenses grew by 18.8% when compared to 1997 due to higher depreciation expenses and costs related to equipment purchases. Expansion of the Company's branch network, growth in the Company's personal computer network and the replacement of the Company's mainframe computer system in 1998 resulted in a 27.5% increase in depreciation expense in 1998.

      Deposit assessment fees increased by 12.1% in 1998 as the result of growth in the Company's assessable deposit base.

      Amortization of intangibles declined by $522 thousand or 86.2% in 1998 versus 1997. This decline resulted from the runoff of the core deposit premium paid in connection with 1992 branch acquisitions.

      Other operating expenses, including marketing and advertising expenses, increased by 7.7% to $4.3 million in 1998 when compared to 1997. This increase resulted from growth in several categories, mainly marketing and advertising, computer software maintenance, stationery and supplies, postage, other real estate expenses and checkbook charges.

EFFECTIVE INCOME TAX RATE

1999 versus 1998

      Income tax provisions of $4.4 million, $4.2 million and $3.8 million were recorded in 1999, 1998 and 1997, respectively. The Company is currently subject to both a statutory incremental federal tax rate of 35% (34% for the first $10 million of taxable income), and a New York State tax rate of 9%, plus a surcharge of 17% in 1999 and 1998. The Company's overall effective tax rate was 29.9%, 33.7% and 35.5% in 1999, 1998 and 1997, respectively.

      The decline in 1999's effective tax rate was largely due to the full year impact of the Bank's Delaware subsidiary, SB Portfolio Management Corp., which was established in June 1998. SB Portfolio provides investment management services to the Bank and the Company. At year-end 1999, approximately $203 million in Government Agency and tax-exempt municipal securities were managed by SB Portfolio in Delaware, and consequently the income thereon is exempt from New York State income taxes. Management of the Company anticipates that the 2000 effective tax rate will approximate 30.0%.

Management's Discussion and Analysis of
Financial Condition and Results of Operations
(continued)

------------------------------------------------------------------------------38


1998 versus 1997

      The Company's effective tax rate declined to 33.7% in 1998 from 35.0% in 1997. This decrease was largely due to the establishment of SB Portfolio Management Corp. in June 1998. Somewhat offsetting the benefits provided by SB Portfolio was a decline in tax-exempt municipal income resulting from a decline in the average volume of tax-exempt loans and municipal securities.

CAPITAL RESOURCES

      The Company's foundation for successful performance, efficient utilization of assets and its capacity to grow its assets and earnings largely stem from the significance of its capital position. The Company strives to maintain an optimal level of capital, commensurate with its risk profile, on which an attractive rate of return to stockholders will be realized over both the short and long term, while serving depositors', creditors' and regulatory needs. In determining an optimal capital level, the Company also considers the capital levels of its peers and the evaluations of its primary regulators. During 1999, the Company's capital foundation was expanded by the amount of its net income earned and common stock issued net of cash dividends paid to stockholders and shares repurchased. At December 31, 1999, stockholders' equity totaled $56.1 million, a decline of $4.8 million from year-end 1998. Total equity at December 31, 1997 was $54.9 million. The application of SFAS No. 115 resulted in a $12.5 million reduction in stockholders' equity at December 31, 1999 and a $365 thousand reduction in equity at December 31, 1998. Excluding the impact of this mandated adjustment, stockholders' equity would have grown by $7.4 million or 12.1% in 1999. Retention of earnings, net of cash dividends paid on common stock, added $6.9 million to equity last year. Somewhat offsetting this growth was the repurchase of 50,200 shares of stock as part of the Company's stock repurchase plan. If market conditions warrant, management will repurchase additional shares of common stock on the open market during the next twelve months. This action will only occur if management feels that the purchase will be at prices that are accretive to earnings per share.

      Internal capital generation, defined as earnings less cash dividends paid on common stock, is the primary catalyst supporting the Company's future growth of assets and, most importantly, stockholder value. Management constantly evaluates the Company's capital position in light of current and future growth objectives. Although the Company did not access either the equity or debt markets in 1999, management continues to monitor these markets closely.

      The Company has no present plans to issue or utilize preferred shares. These shares do, however, also afford management additional flexibility with respect to future equity financing to support business expansion.

      Management strives to provide stockholders with a competitive return on their investment in the Company. During 1999, the Board of Directors distributed quarterly cash dividends on the Company's common stock amounting to $0.51 in addition to paying a 6% stock dividend. The current quarterly cash dividend rate is $0.13 per share.

      The Company also makes a common stock dividend reinvestment plan available to its stockholders. This plan allows existing stockholders to reinvest cash dividends in Company stock and/or to purchase additional shares through optional cash investments on a quarterly basis. Shares are purchased at a 5% discount from the current market price under either plan option. During 1999 and 1998, $761 thousand and $868 thousand, respectively, were added to stockholders' equity through plan participation. Approximately 22% of the Company's cash dividends were reinvested in 1999 under this plan, and since inception, approximately $4.5 million in additional equity has been added through plan participation. Management anticipates continued future growth in equity through the program.

      State Bancorp, Inc. and its subsidiary are subject to various regulatory capital requirements administered by the Federal Reserve Board and the Federal Deposit Insurance Corporation. These regulatory authorities measure capital adequacy on a risk-weighted assets basis. Their guidelines provide a method of monitoring capital adequacy that is sensitive to the risk factors inherent in a bank's asset base, including off-balance sheet exposures. The guidelines assign various weights to different asset types depending upon their risk profile. Generally speaking, assets with greater risk require more capital support than do less risky assets. In addition, a leverage standard has been established to supplement the risk-based ratios in assessing an institution's overall capital adequacy. Failure to maintain the Bank's capital ratios in excess of minimum regulatory guidelines requires bank regulatory authorities to take prompt corrective action in accordance with the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). The regulations arising from FDICIA established five categories of capitalization for depository institutions: (1) well-capitalized, (2) adequately capitalized, (3) undercapitalized, (4) significantly undercapitalized and (5) critically undercapitalized. Based upon its December 31, 1999 capital position as outlined in Table II, the Bank's capital ratios far exceed the minimums established for a well-capitalized institution and exceed, by a significant margin, the minimum requirements under FDICIA. Failure to meet minimum capital requirements can initiate certain actions by regulators that could have a direct effect on the Company's and the Bank's operations and financial statements. The Company has no plans or commitments for capital utilization or expenditures that would affect its current capital position or would impact its future financial performance.

                                              STATE BANCORP, INC. AND SUBSIDIARY

------------------------------------------------------------------------------39


TABLE II

                                                                                                               Regulatory
                                                                                                                 Criteria
                                                                                  Ratios as of December 31,     for Well-
                                                                 Regulatory     ---------------------------   Capitalized
                                                                    Minimum      1999       1998      1997    Institution
--------------------------------------------------------------------------------------------------------------------------
Leverage ratio--Tier 1 Capital to Total Adjusted Assets .......   3.00-5.00%     7.04%      7.98%     7.43%          5.00%
Tier 1 Capital/Risk-Weighted Assets ...........................        4.00%    11.69%     12.64%    12.40%          6.00%
Total Capital/Risk-Weighted Assets ............................        8.00%    12.91%     13.85%    13.58%         10.00%
--------------------------------------------------------------------------------------------------------------------------
                                                                                ------

LIQUIDITY

      Liquidity management is defined as the Company's and its subsidiary's ability to meet their financial obligations on a continuous basis without material loss or disruption of normal operations. These obligations include the withdrawal of deposits on demand or at their contractual maturity, the repayment of borrowings as they mature, the ability to fund new and existing loan commitments and to take advantage of business opportunities as they arise. Liquidity is composed of the maintenance of a strong base of core deposits, maturing short-term assets including cash and due from banks, the ability to sell marketable assets and access to lines of credit and the capital markets. Liquidity at the Company is measured and monitored daily, thereby allowing management to better understand and react to emerging balance sheet trends. After assessing actual and projected cash flow needs, management seeks to obtain funding at the most economical cost to the Company. These funds can be obtained by converting liquid assets to cash or by attracting new deposits or other sources of funding. Many factors affect the Company's ability to meet its liquidity needs, including variations in the markets served, loan demand, its asset/liability mix, its reputation and credit standing in its markets, and general economic conditions.

      The Funds Management Committee is responsible for oversight of the Company's liquidity position and management of its asset/liability structure. This Committee monitors the loan and investment portfolios while also examining the maturity structure and volatility characteristics of the Company's liabilities to develop an optimum asset/liability mix. Funding sources available to the Company include retail, commercial and municipal deposits, purchased liabilities and stockholders' equity. If needed for short-term liquidity purposes, the Company has access to $16.5 million in unsecured lines of credit extended by correspondent banks. In addition, the Company can utilize its line of credit with FHLB to access up to $28.5 million in market rate-funds with maturities of up to thirty years. The Company does not utilize brokered deposits as a source of funds nor did it engage in any derivatives activities during 1999 or 1998 to manage its liquidity or interest rate risk.

      Asset liquidity is provided by short-term investments and the marketability of securities available for sale. At December 31, 1999, the Company had $377 million in such liquid assets. The Company's loan portfolio and investment securities held to maturity also provide an excellent source of internal liquidity through maturities and periodic repayments of principal. At year-end 1999, approximately $282 million of these assets, including mortgage-backed securities, were due to mature or be repaid within one year. Cash flows provided by the loan and investment portfolios are typically utilized to reduce the Company's borrowed funds position and/or to fund loan and investment securities growth. The Company's operating, investing and financing activities are conducted within the overall constraints of the Company's liquidity management policy.

      While past performance does not guarantee future results, management believes that the Company's funding sources, including dividends from its subsidiary, and the Bank's funding sources will be adequate to meet their future liquidity requirements.

ASSET/LIABILITY MANAGEMENT AND MARKET RISK

      The process by which financial institutions manage interest-earning assets and funding sources under different interest rate environments is called asset/liability management. The primary goal of asset/liability management is to increase net interest income within an acceptable range of overall risk tolerance. Management must ensure that liquidity, capital, interest rate and market risk are prudently managed. Asset/liability and interest rate risk management are governed by policies reviewed and approved annually by the Company's Board of Directors. The Board has delegated responsibility for asset/liability and interest rate risk management to the Funds Management Committee. The Funds Management Committee meets quarterly and sets strategic directives that guide the day to day asset/liability management activities of the Company as well as reviewing and approving all major funding, capital and market risk management programs. In addition to the Funds Management Committee, a Management Asset/Liability Committee (ALCO) meets monthly to discuss current market conditions, balance sheet management strategies, deposit and loan pricing issues and interest rate risk measurement and mitigation.

Management's Discussion and Analysis of
Financial Condition and Results of Operations
(continued)

------------------------------------------------------------------------------40


INTEREST RATE RISK

      Interest rate risk is the risk to earnings or capital arising from movements in interest rates. This risk can be quantified by measuring the change in net interest margin relative to changes in market rates. Risk is identified by reviewing repricing characteristics of interest-earning assets and interest-bearing liabilities. The Company's Funds Management Committee sets forth guidelines that limit the level of interest rate risk within specified tolerance ranges. Management must determine the appropriate level of risk which will enable the Company to achieve its performance objectives within the confines imposed by its business objectives and the external environment within which it operates. Interest rate risk arises from repricing risk, basis risk, yield curve risk or options risk and is measured using financial modeling techniques, including quarterly interest rate shock simulations, to measure the impact of changes in interest rates on earnings for periods up to two years. These simulations are used to determine whether corrective action may be warranted or required in order to adjust the overall interest rate risk profile of the Company. The Company's asset/liability and interest rate risk management policy limits interest rate risk exposure to +/-12% of base case net income for net earnings at risk and +/-15% for equity value at risk as a percentage of market value of portfolio equity. Net earnings at risk is the potential adverse change in net income arising from a +/-200 basis point change in interest rates, measured over a one-year time horizon. Equity value at risk is the potential adverse change in the present value (market value) of total equity arising from a +/-200 basis point change in interest rates. Simulation results, utilizing the Sendero asset/liability model, are influenced by a number of estimates and assumptions with regard to embedded options, prepayment behaviors, pricing strategies and cash flows. Such assumptions and estimates are inherently uncertain and, as a consequence, results will neither precisely estimate net interest income nor precisely measure the impact of higher or lower interest rates on net interest income.

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

      The accompanying table sets forth the amounts of assets and liabilities outstanding as of December 31, 1999 which, based upon certain assumptions, are expected to reprice or mature in each of the time frames shown. Except as stated, the amount of assets and liabilities shown to reprice or mature within a particular time frame was determined in accordance with the earlier of the term to repricing or the contractual terms of the asset or liability. The Company bases its deposit decay rates on assumptions established by management, which reflect historical experience over the three years ended December 31, 1999. Thus, the decay rates for deposit accounts, with the exception of CDs, for which contractual maturities are readily available, were as follows: 10% per year for savings deposits; 20% per year for money fund and NOW accounts of individuals, partnerships and corporations; all money fund and NOW accounts of municipalities are included in the 0-6 months time frame due to their seasonality and volatility. Management feels that these decay assumptions reflect the historical stability of the Company's core deposit base, which may or may not be indicative of the industry average of its peers.

      An asset-sensitive gap indicates an excess of interest-sensitive assets over interest-sensitive liabilities, whereas a liability-sensitive gap indicates the opposite. At December 31, 1999, the Company had a one-year cumulative liability-sensitivity gap of $153 million. In a rising rate environment, a liability-sensitive gap position generally indicates that increases in expenses utilized to fund interest-earning assets will outpace increases in interest income associated with those assets. In addition, the Company's net interest spread and net income would also decline under this scenario. Conversely, in a declining interest rate environment, the Company's cost of funds would decline more rapidly than the yield on its rate-sensitive assets and would likely result in an expansion of net interest income. This risk can be reduced by various strategies, including the administration of liability costs and the investment of asset maturities and cash flows in such a way as to insulate net interest income from the effects of changes in interest rates. As previously mentioned, a static gap position is best utilized as a tool for early detection of potential interest rate exposure. Management's goal is to manage the Company's cumulative one-year gap such that rate-sensitive assets and liabilities are approximately equal in that time frame. Due to the nature of the Company's business, primarily the seasonality of its municipal funding function, an exactly matched one-year gap is unlikely to occur. Rather, management relies on simulation analysis to manage the Company's asset/liability position on a dynamic repricing basis. Simulation modeling applies alternative interest rate scenarios and periodic forecasts of future business activity to estimate the related impact on net interest income. The use of simulation modeling assists management in its continuing efforts to achieve earnings growth in a variety of interest rate environments. Asset and liability management efforts also may involve the use of off-balance sheet instruments such as interest rate swaps to minimize risk. The Company does not utilize swaps or other derivative instruments to manage its asset/liability position.

                                              STATE BANCORP, INC. AND SUBSIDIARY

------------------------------------------------------------------------------41


TABLE III (dollars in thousands)                                                   Sensitivity Time Horizon
------------------------------------------------------------------------------------------------------------------------------------
                                                                  0-6         6-12          1-5        Over  Noninterest-
                                                               Months       Months        Years      5 Years   Sensitive      Total
------------------------------------------------------------------------------------------------------------------------------------
INTEREST-SENSITIVE ASSETS (1)
Loans (net of unearned income) (2) .......................  $ 311,786    $  15,767    $  91,594    $  64,607   $   5,194  $ 488,948
Securities purchased under agreements to resell ..........     27,000           --           --           --          --     27,000
Securities held to maturity ..............................        242           --          327           --          --        569
Securities available for sale (3) ........................     58,658       38,919       44,110      250,286       4,286    396,259
------------------------------------------------------------------------------------------------------------------------------------
  Total interest-earning assets ..........................    397,686       54,686      136,031      314,893       9,480    912,776
------------------------------------------------------------------------------------------------------------------------------------
Unrealized net loss on securities available for sale .....    (19,397)          --           --           --          --    (19,397)
Cash and due from banks ..................................     37,428           --           --           --          --     37,428
All other assets (7) .....................................      7,288        3,165           --           --       8,569     19,022
------------------------------------------------------------------------------------------------------------------------------------
  Total Assets ...........................................  $ 423,005    $  57,851    $ 136,031    $ 314,893   $  18,049  $ 949,829
====================================================================================================================================
INTEREST-SENSITIVE LIABILITIES (1)
Savings accounts (4) .....................................  $   5,249    $   5,249    $  94,485    $      --   $      --  $ 104,983
Money fund and NOW accounts (5) ..........................     53,213        4,467       35,734           --          --     93,414
Time deposits (6) ........................................    429,955       23,446       19,335          369          --    473,105
------------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing deposits ..........................    488,417       33,162      149,554          369          --    671,502
Securities sold under agreements to repurchase
  and other short-term borrowings ........................     83,338           --           --           --          --     83,338
------------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities .....................    571,755       33,162      149,554          369          --    754,840
All other liabilities, equity and demand deposits (7) ....      5,391          471           63           --     189,064    194,989
------------------------------------------------------------------------------------------------------------------------------------
  Total Liabilities and Equity ...........................  $ 577,146    $  33,633    $ 149,617    $     369   $ 189,064  $ 949,829
====================================================================================================================================
Cumulative Interest-sensitivity gap (8) ..................  $(174,069)   $(152,545)   $(166,068)   $ 148,456   $ 157,936
====================================================================================================================================
Cumulative interest-sensitivity ratio (9) ................       69.6%        74.8%        78.0%       119.7%      120.9%
Cumulative interest-sensitivity gap as a % of Total Assets      (18.3%)      (16.1%)      (17.5%)       15.6%       16.6%
====================================================================================================================================

(1) Allocations to specific interest-sensitivity periods are based on the earlier of the repricing or maturity date.
(2)   Nonaccrual loans are shown in the noninterest-sensitive category.
(3) Estimated principal reductions have been assumed for mortgage-backed securities based upon their current constant prepayment rates.
(4) Savings deposits are assumed to decline at a rate of 10% per year over a five-year period based upon the nature of their historically stable core deposit relationships.
(5) Money fund and NOW accounts of individuals, partnerships and corporations are assumed to decline at a rate of 20% per year over a three-year period based upon the nature of their historically stable core deposit relationships. Money fund and NOW accounts of municipalities are included in the 0-6 months category.
(6)   Reflected as maturing in each instrument's period of contractual maturity.
(7) Other assets and liabilities are shown according to their contractual payment schedule or a reasonable estimate thereof.
(8)   Total interest-earning assets minus total interest-bearing liabilities.
(9) Total interest-earning assets as a percentage of total interest-bearing liabilities.

Statistical Information

------------------------------------------------------------------------------42


DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDER'S EQUITY:
NET INTEREST INCOME AND RATES

  The following table presents the average daily balances of the Bank's assets, liabilities and stockholder's equity, together with an analysis of net interest earnings and average rates, for each major category of interest-earning assets and interest-bearing liabilities. Interest and average rates are computed on a fully taxable-equivalent basis, adjusted for certain disallowed interest expense deductions, using a tax rate of 34% in 1999, 1998, and 1997. Nonaccruing loans are included in the average balances (dollars in thousands):

                                             -----------------------------
For the Years Ended December 31,                          1999                              1998
--------------------------------------------------------------------------------------------------------------
                                              Average              Average      Average              Average
                                              Balance   Interest      Rate      Balance   Interest      Rate
--------------------------------------------------------------------------------------------------------------
ASSETS:
Securities held to maturity and
  securities available for sale:
    Taxable ...............................  $274,182    $18,132      6.61%    $200,384    $12,778      6.38%
    Tax-exempt ............................    52,868      2,329      4.41       55,279      2,567      4.64
--------------------------------------------------------------------------------------------------------------
Total Securities ..........................   327,050     20,461      6.26      255,663     15,345      6.00
Federal funds sold, securities
  purchased under agreements to
  resell and interest-bearing deposits ....    25,543      1,270      4.97       63,021      3,392      5.38
Loans (net of unearned income):
  Taxable .................................   437,233     39,474      9.03      377,095     36,026      9.55
  Tax-exempt ..............................    12,845      1,299     10.11        8,513        917     10.77
--------------------------------------------------------------------------------------------------------------
Total loans--net ..........................   450,078     40,773      9.06      385,608     36,943      9.58
Total interest-earning assets .............   802,671    $62,504      7.79%     704,292    $55,680      7.91%
Allowance for loan losses .................    (6,648)                           (5,489)
--------------------------------------------------------------------------------------------------------------
                                              796,023                           698,803

Cash and due from banks ...................    25,803                            26,607
Bank premises and equipment--net ..........     3,706                             3,545
Other assets ..............................    17,731                            11,463
--------------------------------------------------------------------------------------------------------------
Total Assets ..............................  $843,263                          $740,418
==============================================================================================================
LIABILITIES AND STOCKHOLDER'S EQUITY:
Savings and time deposits:
  Savings .................................  $215,085    $ 3,709      1.72%    $209,528    $ 4,795      2.29%
  Time ....................................   358,699     18,197      5.07      312,900     17,155      5.48
--------------------------------------------------------------------------------------------------------------
Total savings and time deposits ...........   573,784     21,906      3.82      522,428     21,950      4.20
Federal funds purchased ...................     1,474         82      5.53          996         55      5.52
Securities sold under
  agreements to repurchase ................    28,161      1,513      5.30        3,411        191      5.60
Other borrowed funds ......................    36,126      1,972      5.41       36,105      1,968      5.44
--------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities ........   639,545     25,473      3.98      562,940     24,164      4.29
Demand deposits ...........................   137,343                           115,533
Other liabilities .........................     5,975                             3,238
--------------------------------------------------------------------------------------------------------------
Total liabilities .........................   782,863                           681,711
Stockholder's equity ......................    60,400                            58,707
--------------------------------------------------------------------------------------------------------------
Total Liabilities and
  Stockholder's Equity ....................  $843,263                          $740,418
==============================================================================================================
Net interest income/rate--
  tax-equivalent basis ....................               37,031      4.61%                 31,516      4.47%
Less tax-equivalent basis adjustment ......                  996                               911
--------------------------------------------------------------------------------------------------------------
Net Interest Income                                      $36,035                           $30,605
==============================================================================================================
                                             -----------------------------


For the Years Ended December 31,                              1997
------------------------------------------------------------------------------
                                                 Average               Average
                                                 Balance    Interest      Rate
------------------------------------------------------------------------------
ASSETS:
Securities held to maturity and
  securities available for sale:
    Taxable ...............................     $185,763     $12,222      6.58%
    Tax-exempt ............................       56,569       2,746      4.85
------------------------------------------------------------------------------
Total Securities ..........................      242,332      14,968      6.18
Federal funds sold, securities
  purchased under agreements to
  resell and interest-bearing deposits ....       36,366       1,995      5.49
Loans (net of unearned income):
  Taxable .................................      353,244      33,782      9.56
  Tax-exempt ..............................        7,929         842     10.62
------------------------------------------------------------------------------
Total loans--net ..........................      361,173      34,624      9.59
Total interest-earning assets .............      639,871     $51,587      8.06%
Allowance for loan losses .................       (5,235)
------------------------------------------------------------------------------
                                                 634,636

Cash and due from banks ...................       29,667
Bank premises and equipment--net ..........        3,188
Other assets ..............................       10,859
------------------------------------------------------------------------------
Total Assets ..............................     $678,350
==============================================================================
LIABILITIES AND STOCKHOLDER'S EQUITY:
Savings and time deposits:
  Savings .................................     $210,808    $  5,257      2.49%
  Time ....................................      273,402      15,187      5.55
------------------------------------------------------------------------------
Total savings and time deposits ...........      484,210      20,444      4.22
Federal funds purchased ...................        2,620         154      5.88
Securities sold under
  agreements to repurchase ................       25,680       1,448      5.64
Other borrowed funds ......................       11,385         644      5.66
------------------------------------------------------------------------------
Total interest-bearing liabilities ........      523,895      22,690      4.33
Demand deposits ...........................       99,251
Other liabilities .........................        2,622
------------------------------------------------------------------------------
Total liabilities .........................      625,768
Stockholder's equity ......................       52,582
------------------------------------------------------------------------------
Total Liabilities and
  Stockholder's Equity ....................     $678,350
==============================================================================
Net interest income/rate--
  tax-equivalent basis ....................                   28,897      4.52%
Less tax-equivalent basis adjustment ......                      923
------------------------------------------------------------------------------
Net Interest Income                                          $27,974
==============================================================================


                                              STATE BANCORP, INC. AND SUBSIDIARY

------------------------------------------------------------------------------43


ANALYSIS OF CHANGES IN NET INTEREST INCOME

      The following table presents a comparative analysis of the changes in the Bank's interest income and interest expense due to the changes in the average volume and the average rates earned on interest-earning assets and due to the changes in the average volume and the average rates paid on interest-bearing liabilities. Interest and average rates are computed on a fully taxable-equivalent basis, adjusted for certain disallowed interest expense deductions, using a tax rate of 34% in 1999, 1998 and 1997. Variances in rate/volume relationships have been allocated proportionately to average volume and average rate as they compare to each other (in thousands):

                                                                  -----------------------------
                                                                        Year 1999 over 1998              Year 1998 over 1997
                                                                  ------------------------------------------------------------------
                                                                   Due to Change in:                 Due to Change in:
                                                                  ------------------                 ------------------
                                                                                            Net                                 Net
                                                                  Average    Average   Increase      Average    Average    Increase
                                                                   Volume       Rate  (Decrease)      Volume       Rate   (Decrease)
------------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Securities held to maturity and securities available for sale:
  Taxable ....................................................    $ 4,864    $   490    $ 5,354      $   941    $  (385)    $   556
  Tax-exempt .................................................       (109)      (129)      (238)         (62)      (117)       (179)
------------------------------------------------------------------------------------------------------------------------------------
Total securities .............................................      4,755        361      5,116          879       (502)        377
Federal funds sold, securities purchased under agreements
  to resell and interest-bearing deposits ....................     (1,881)      (241)    (2,122)       1,435        (38)      1,397
Loans (net of unearned income):
  Taxable ....................................................      5,510     (2,062)     3,448        2,279        (35)      2,244
  Tax-exempt .................................................        441        (59)       382           63         12          75
------------------------------------------------------------------------------------------------------------------------------------
Total loans--net .............................................      5,951     (2,121)     3,830        2,342        (23)      2,319
------------------------------------------------------------------------------------------------------------------------------------
Total Interest Income ........................................      8,825     (2,001)     6,824        4,656       (563)      4,093
------------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
Savings and time deposits:
  Savings ....................................................        124     (1,210)    (1,086)         (32)      (430)       (462)
  Time .......................................................      2,387     (1,345)     1,042        2,168       (200)      1,968
------------------------------------------------------------------------------------------------------------------------------------
Total savings and time deposits ..............................      2,511     (2,555)       (44)       2,136       (630)      1,506
Federal funds purchased ......................................         27         --         27          (90)        (9)        (99)
Securities sold under agreements to repurchase ...............      1,330         (8)     1,322       (1,247)       (10)     (1,257)
Other borrowed funds .........................................         13         (9)         4        1,350        (26)      1,324
------------------------------------------------------------------------------------------------------------------------------------
Total Interest Expense .......................................      3,881     (2,572)     1,309        2,149       (675)      1,474
------------------------------------------------------------------------------------------------------------------------------------
Change in Net Interest Income
  (Tax-Equivalent Basis) .....................................    $ 4,944    $   571    $ 5,515      $ 2,507    $   112     $ 2,619
====================================================================================================================================
                                                                  -----------------------------

INVESTMENT PORTFOLIO

      The following table presents the amortized cost of held to maturity and available for sale securities held by the Company for each reported period (in thousands):

                                                    ----------------------
December 31,                                                 1999                      1998                      1997
------------------------------------------------------------------------------------------------------------------------------
                                                    Amortized    Estimated    Amortized    Estimated    Amortized    Estimated
                                                         Cost   Fair Value         Cost   Fair Value         Cost   Fair Value
------------------------------------------------------------------------------------------------------------------------------
TYPE:
Obligations of states and political subdivisions     $ 89,665     $ 89,285     $ 24,161     $ 24,167     $ 70,517     $ 70,458
Mortgage-backed securities and
  collateralized mortgage obligations ..........       23,174       22,420       42,642       42,307       62,517       62,108
Government Agency securities ...................      279,703      261,437      213,274      213,023      153,177      153,288
Corporate securities ...........................        4,286        4,286        2,368        2,368        2,368        2,368
------------------------------------------------------------------------------------------------------------------------------
Total ..........................................     $396,828     $377,428     $282,445     $281,865     $288,579     $288,222
==============================================================================================================================
                                                    ----------------------

Statistical Information
(continued)

------------------------------------------------------------------------------44


      The following table presents the maturity distribution and the weighted average yield of the Company's investment portfolio at December 31, 1999 (dollars in thousands). The yield information does not give effect to changes in estimated fair value of investments available for sale that are reflected as a component of stockholders' equity.

                                                     -------------------------------------------------------------------------------
                                                                                         Maturing
                                                     -------------------------------------------------------------------------------
                                                         Within            After One But       After Five But           After
                                                        One Year         Within Five Years     Within Ten Years       Ten Years
                                                     -----------------   -----------------   ------------------    -----------------
                                                      Amount   Yield(1)  Amount   Yield(1)     Amount   Yield(1)   Amount   Yield(1)
------------------------------------------------------------------------------------------------------------------------------------
TYPE:
Obligations of states and political subdivisions ..  $87,232    4.60%    $   327    7.10%    $  1,729    5.02%     $     --      --%
Mortgage-backed securities and
  collateralized mortgage obligations(2) ..........    9,752    5.55       2,397    5.91        8,430    6.78         1,841    6.15
Government Agency securities(3) ...................       --      --      24,167    6.04      115,220    6.68       122,050    6.79
Corporate securities ..............................       --      --          --                   --      --         4,286    6.09
------------------------------------------------------------------------------------------------------------------------------------
Total .............................................  $96,984    4.70%    $26,891    6.04%    $125,379    6.67%     $128,177    6.76%
====================================================================================================================================
                                                     -------------------------------------------------------------------------------

(1)   Fully tax-equivalent basis using a tax rate of 34%.
(2) Assumes maturity dates pursuant to average lives as determined by constant prepayment rates.
(3) Assumes coupon yields for securities past their call dates and not bought at a discount; yields to call for securities not past their call dates and not bought at a discount; and yields to maturity for securities purchased at a discount.

LOAN PORTFOLIO

      The following table categorizes the Company's loan portfolio for each reported period (in thousands):

                                                          December 31,
                                  --------
----------------------------------------------------------------------------------------------
                                      1999         1998         1997         1996         1995
----------------------------------------------------------------------------------------------
Commercial and industrial ...     $220,874     $197,601     $172,524     $163,780     $130,617
Real estate--mortgage .......      216,955      187,740      174,480      160,104      137,067
Real estate--construction ...       25,752       17,165       14,713       13,132        7,798
Loans to individuals ........        5,738        7,749        7,077        7,526        6,323
Tax-exempt and other ........       19,709       10,461        8,920        8,841        5,838
----------------------------------------------------------------------------------------------
Gross loans .................      489,028      420,716      377,714      353,383      287,643
Less: unearned income .......           80           80           80           80           64
----------------------------------------------------------------------------------------------
Loans--net of unearned income     $488,948     $420,636     $377,634     $353,303     $287,579
==============================================================================================
                                  --------

      The following table presents the maturities of selected loans and the sensitivities of those loans to changes in interest rates at December 31, 1999 (in thousands):

                                        -----------------------------------------------
                                                          One
                                        One Year      Through         Over
                                         or Less   Five Years   Five Years        Total
---------------------------------------------------------------------------------------
Commercial and industrial .........     $142,893     $ 62,872     $ 15,109     $220,874
Real estate--construction .........       24,390        1,362           --       25,752
---------------------------------------------------------------------------------------
Total .............................     $167,283     $ 64,234     $ 15,109     $246,626
=======================================================================================
Loans maturing after one year with:
  Fixed interest rate .............                  $ 24,059     $  4,568     $ 28,627
  Variable interest rate ..........                  $ 40,175     $ 10,541     $ 50,716
=======================================================================================
                                        -----------------------------------------------

                                              STATE BANCORP, INC. AND SUBSIDIARY

------------------------------------------------------------------------------45


      The following table presents the Company's nonaccrual, past due and restructured loans for each reported period (in thousands):

                                                                     --------
December 31,                                                           1999          1998          1997          1996          1995
------------------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans ...............................................     $5,194(1)     $3,676        $4,258        $5,869        $8,247
Loans 90 days or more past due and still accruing interest .....     $    3        $1,352        $1,590        $1,228        $  337
Restructured, accruing loans ...................................     $  422        $5,545(1)     $7,289(1)     $6,524(1)     $3,344
Interest income on nonaccrual and restructured loans which would
  have been recorded under original loan terms .................     $  517        $  910        $1,192        $1,265        $  837
Interest income on nonaccrual and restructured
  loans recorded during the period .............................     $   74        $  400        $  476        $  263        $  260
------------------------------------------------------------------------------------------------------------------------------------
                                                                     --------

(1) Includes one credit totaling $3.5 million at December 31, 1999, $5.0 million at December 31, 1998 and 1997 and $4.7 million at December 31, 1996, which is collateralized by commercial real estate with a current appraised value in excess of the carrying value of the credit.

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

      The following table presents an analysis of the Company's allowance for possible loan losses for each reported period (dollars in thousands):

                                                                ------
                                                                  1999        1998        1997        1996        1995
----------------------------------------------------------------------------------------------------------------------
Balance, January 1 ........................................     $5,788      $5,124      $5,009      $5,004      $4,929
----------------------------------------------------------------------------------------------------------------------
Charge-offs:
  Commercial and industrial ...............................        593       1,332       1,509       1,018         777
  Real estate--mortgage ...................................        987         197         379         445         239
  Real estate--construction ...............................        500          --          --          --          --
  Loans to individuals ....................................         45         128         169         132         133
  Loans to others .........................................         --          --          --          --          45
----------------------------------------------------------------------------------------------------------------------
Total charge-offs .........................................      2,125       1,657       2,057       1,595       1,194
----------------------------------------------------------------------------------------------------------------------
Recoveries:
  Commercial and industrial ...............................        204         214         189          79          52
  Real estate--mortgage ...................................        223         297          23          14           6
  Loans to individuals ....................................         17          10          10           7          11
----------------------------------------------------------------------------------------------------------------------
Total recoveries ..........................................        444         521         222         100          69
----------------------------------------------------------------------------------------------------------------------
Net charge-offs ...........................................      1,681       1,136       1,835       1,495       1,125
Additions charged to operations ...........................      3,000       1,800       1,950       1,500       1,200
----------------------------------------------------------------------------------------------------------------------
Balance at end of period ..................................     $7,107      $5,788      $5,124      $5,009      $5,004
======================================================================================================================
Ratio of net charge-offs during the period to average loans
  outstanding during the period ...........................       0.37%       0.29%       0.51%       0.48%       0.43%
======================================================================================================================
                                                                ------

Statistical Information
(continued)

------------------------------------------------------------------------------46


      The following table presents the allocation of the Company's allowance for possible loan losses for each reported period (in thousands):

                              ---------------
                                      Percent              Percent              Percent              Percent              Percent
                                     of Loans             of Loans             of Loans             of Loans             of Loans
                                     to Total             to Total             to Total             to Total             to Total
                                1999    Loans        1998    Loans        1997    Loans        1996    Loans        1995    Loans
----------------------------------------------------------------------------------------------------------------------------------
Commercial and Industrial     $3,725     45.2%     $3,320     47.0%     $2,210     45.7%     $2,452     46.4%     $1,972     45.4%
Real estate--mortgage ...      1,572     44.4       1,633     44.6       1,790     46.2       1,658     45.3       1,746     47.7
Real estate--construction        644      5.3         675      4.1         499      3.9         423      3.7          43      2.7
Loans to individuals ....         36      1.1          47      1.8          82      1.9         143      2.1         158      2.2
Tax exempt and other ....        144      4.0          67      2.5          50      2.3          51      2.5          70      2.0
Unallocated .............        986       --          46       --         493       --         282       --       1,015       --
----------------------------------------------------------------------------------------------------------------------------------
Total ...................     $7,107    100.0%     $5,788    100.0%     $5,124    100.0%     $5,009    100.0%     $5,004    100.0%
==================================================================================================================================
                              ---------------

DEPOSITS

      The following table presents the average balance and the average rate paid on the Company's deposits for each reported period (dollars in thousands):

                                                                   ------------------
                                                                          1999                 1998                 1997
                                                                    Average  Average     Average  Average      Average  Average
                                                                    Balance     Rate     Balance     Rate      Balance     Rate
-------------------------------------------------------------------------------------------------------------------------------
Demand deposits .................................................  $137,343       --%    $115,533      --%    $ 99,251       --%
Interest-bearing transaction accounts ...........................    40,800     1.06       34,269     1.66      38,033     2.00
Money market deposit accounts ...................................    65,952     1.26       67,096     1.93      64,746     2.15
Savings deposits ................................................   108,333     2.26      108,163     2.71     108,029     2.88
Time certificates of deposit of $100,000 or more ................   273,141     5.02      223,749     5.41     181,856     5.58
Other time deposits .............................................    85,558     5.02       89,151     5.46      91,546     5.50
-------------------------------------------------------------------------------------------------------------------------------
Total ...........................................................  $711,127     3.05%    $637,961     3.41%   $583,461     3.50%
===============================================================================================================================
                                                                   ------------------

      The following table sets forth, by time remaining to maturity, the Company's certificates of deposit of $100,000 or more, at December 31, 1999 (in thousands):

                                                                        --------
--------------------------------------------------------------------------------
3 months or less ...................................................    $333,173
Over 3 months through 6 months .....................................      15,788
Over 6 months through 12 months ....................................       3,889
Over 12 months .....................................................       2,751
--------------------------------------------------------------------------------
Total ..............................................................    $355,601
================================================================================
                                                                        --------

RETURN ON EQUITY AND ASSETS

      The following table presents the Company's return on average stockholders' equity and assets, the dividend payout ratio and the average equity to average assets ratio for each reported period. The calculations are based on recorded assets and give effect to the changes in fair value of securities available for sale.

                                                    ------
                                                     1999       1998       1997
--------------------------------------------------------------------------------
Return on total average assets .............         1.23%      1.11%      1.05%
Return on total average stockholders' equity        17.35%     14.16%     13.76%
Dividend payout ratio ......................        33.43%     40.77%     37.56%
Average equity to average assets ...........         7.07%      7.83%      7.61%
--------------------------------------------------------------------------------
                                                    ------

                                              STATE BANCORP, INC. AND SUBSIDIARY

------------------------------------------------------------------------------47


SHORT-TERM BORROWINGS

      The following information is provided on the Bank's short-term borrowings for each reported period (dollars in thousands):

                                                                         ---------
                                                                             1999          1998          1997
-------------------------------------------------------------------------------------------------------------
Balance, December 31--
  Securities sold under agreements to repurchase ...................     $ 26,888      $ 34,529      $ 14,818
  Federal funds purchased ..........................................     $ 16,450      $     --      $  6,000
  Federal Home Loan Bank advances ..................................     $ 40,000      $ 25,000      $ 47,000
  Term borrowing--broker ...........................................     $     --      $ 10,000      $     --
-------------------------------------------------------------------------------------------------------------
Weighted average interest rate on Balance, December 31--
  Securities sold under agreements to repurchase ...................         5.89%         6.09%         6.29%
  Federal funds purchased ..........................................         6.30%           --          7.00%
  Federal Home Loan Bank advances ..................................         5.53%         5.49%         6.08%
  Term borrowing--broker ...........................................           --          4.85%           --
-------------------------------------------------------------------------------------------------------------
Maximum outstanding at any month end--
  Securities sold under agreements to repurchase ...................     $100,485      $ 34,529      $ 79,680
  Federal funds purchased ..........................................     $ 16,450      $  8,000      $ 15,500
  Federal Home Loan Bank advances ..................................     $ 40,000      $ 45,000      $ 47,000
  Term borrowing--broker ...........................................     $ 10,000      $ 10,000      $     --
-------------------------------------------------------------------------------------------------------------
Average daily amount outstanding--
  Securities sold under agreements to repurchase ...................     $ 28,161      $  3,411      $ 25,680
  Federal funds purchased ..........................................     $  1,474      $    996      $  2,620
  Federal Home Loan Bank advances ..................................     $ 27,304      $ 27,393      $ 11,385
  Term borrowing--broker ...........................................     $  8,822      $  8,712      $     --
-------------------------------------------------------------------------------------------------------------
Weighted average interest rate on average daily amount outstanding--
  Securities sold under agreements to repurchase ...................         5.30%         5.60%         5.64%
  Federal funds purchased ..........................................         5.53%         5.52%         5.88%
  Federal Home Loan Bank advances ..................................         5.48%         5.50%         5.66%
  Term borrowing--broker ...........................................         4.85%         4.85%           --
-------------------------------------------------------------------------------------------------------------
                                                                         ---------

SELECTED QUARTERLY FINANCIAL DATA (dollars in thousands)

                                               --------------------------------------
                                                                1999                                        1998
--------------------------------------------------------------------------------------------------------------------------------
                                                   1st       2nd        3rd       4th         1st        2nd       3rd       4th
                                               Quarter   Quarter    Quarter   Quarter     Quarter    Quarter   Quarter   Quarter
--------------------------------------------------------------------------------------------------------------------------------
Interest income .............................  $13,723   $14,410    $16,015   $17,360     $13,920    $13,367   $13,365   $14,117
Interest expense ............................    5,223     5,477      6,787     7,986       6,734      5,810     6,170     5,450
--------------------------------------------------------------------------------------------------------------------------------
Net interest income .........................    8,500     8,933      9,228     9,374       7,186      7,557     7,195     8,667
Provision for possible loan losses ..........      750       750        750       750         450        450       450       450
--------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
  for possible loan losses ..................    7,750     8,183      8,478     8,624       6,736      7,107     6,745     8,217
Other income ................................      497       572        552       525         407        352       373       401
Operating expenses ..........................    4,978     4,994      5,105     5,375       4,490      4,457     4,446     4,574
--------------------------------------------------------------------------------------------------------------------------------
Income before income taxes ..................    3,269     3,761      3,925     3,774       2,653      3,002     2,672     4,044
Provision for income taxes ..................    1,020     1,192      1,170     1,018         918      1,048       880     1,322
--------------------------------------------------------------------------------------------------------------------------------
Net income ..................................  $ 2,249   $ 2,569    $ 2,755   $ 2,756     $ 1,735    $ 1,954   $ 1,792   $ 2,722
================================================================================================================================
Basic earnings per common share(1) ..........  $  0.33   $  0.36    $  0.40   $  0.39     $  0.25    $  0.29   $  0.26   $  0.39
================================================================================================================================
Diluted earnings per common share(1) ........  $  0.32   $  0.36    $  0.39   $  0.39     $  0.25    $  0.28   $  0.25   $  0.39
================================================================================================================================
                                               --------------------------------------

(1)   Retroactive recognition has been given for stock dividends and splits.

Market Data

------------------------------------------------------------------------------48


      The following is a three-year comparison of dividends and stock prices:

                                                     -------
                                                       1999      1998      1997
--------------------------------------------------------------------------------
Annual cash dividends(1) .........................   $ 0.50    $ 0.49    $ 0.40
Annual stock dividends/stock split issued ........        6%        5%       20%
--------------------------------------------------------------------------------
                                                     -------

(1)   Retroactive recognition has been given for stock dividends and splits.

      Effective January 28, 1999, the Company's common stock began trading on the American Stock Exchange under the symbol STB. For the years ended December 31, 1998 and 1997, the Company's common stock traded on the Nasdaq(R) Small-Cap market under the symbol STBC. The approximate high and low closing bid prices for the years ended December 31, 1999, 1998, and 1997 were as follows:

                              --------------------------------------------------
                                  1st           2nd           3rd           4th
                              Quarter       Quarter       Quarter       Quarter
--------------------------------------------------------------------------------
1999
  High Bid .................   18 1/4        16 5/8        16 5/8       15 5/16
  Low Bid ..................   16            14 5/8        14 5/8       14 1/8
                              --------------------------------------------------
1998
  High Bid .................   25 3/4        22 3/4        21           18
  Low Bid ..................   22            19 1/2        18           15 1/2
1997
  High Bid .................   16 1/2        18 1/2        20 5/8       26 7/8
  Low Bid ..................   12 1/2        14            15           20 1/8
--------------------------------------------------------------------------------

Board of Directors and Executive Officers     STATE BANCORP, INC. AND SUBSIDIARY

Effective March 1, 2000

------------------------------------------------------------------------------49


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

Richard W. Merzbacher
President

Daniel T. Rowe
Vice Chairman

Frederick C. Braun, III
Executive Vice President and
Senior Lending Officer

Brian K. Finneran
Executive Vice President and
Chief Financial Officer

State Bank of Long Island--Officers
Effective March 1, 2000

------------------------------------------------------------------------------50

Financial Group

Theresa DiVittorio, C.P.A.
First Vice President & Comptroller

Philip J. Nardella, C.P.A.
Vice President & Assistant Comptroller

Thomas C. Padden
Vice President

Carol J. Bergmann
Assistant Vice President and
Assistant Secretary

Mary Ann P. DiLorenzo
Assistant Vice President

Steven Karaman
Assistant Manager

Bank Operations/Facilities

Raymond D. Wagner
First Vice President

Maureen McTiernan
Assistant Vice President

Blanche E. Stanford
Manager

Jennie DiFilippi
Manager

Valerie Stewart
Assistant Manager

Management Information
Systems and Data Processing

Susanne Pheffer
Senior Vice President

Diane T. Beck
Vice President

Joseph M. McNeill
Vice President

Janine M. Specht
Manager

Jon Montana
Assistant Manager

Nathan Jones
Administrative Assistant

Frank Power
Administrative Assistant

Human Resources

Mary E. Durkin
Vice President and Director of
Human Resources and Training

Marketing

John McWhirk
Vice President and Director of
Marketing and Product Development

Scott Burkhardt
Administrative Assistant

Branch Administration

Thomas A. Arnone
Senior Vice President

Robert J. Connors
Vice President

Douglas W. Vergith
Vice President

Kevin J. Carroll
Assistant Vice President

Joseph Rainone
Manager

Elizabeth A. Zona
Manager

Cara Maloney
Assistant Manager

Lisa A. Pandolfo
Assistant Manager

Robert Burke, Jr.
Administrative Assistant

Western District

Philip Straub
Vice President and District Manager

New Hyde Park Branch

Philip Straub
Vice President

Lucille N. Jessen
Manager

Rosemary A. DiMario
Assistant Manager

Rina Miletic
Assistant Manager

Helen Kroner
Administrative Assistant

Garden City South Branch

Paul R. Cronen
Manager

Debbie Hartman
Assistant Manager

Rockville Centre Branch

Ann Goulding
Manager

Barbara Nilsen
Assistant Manager

Central District

Rocco Reda
Vice President and District Manager

Farmingdale Branch

Peter J. Yovine
Vice President

Catherine R. Lingstuyl
Assistant Manager

Denise Cummings
Administrative Assistant

Jericho Branch

Stephen N. Pedersen
Manager

Lisa Ramos-Lopez
Assistant Manager

Eftihia Karachalios
Assistant Manager

Oyster Bay Branch

Diane E. Grochocki
Manager

Mary Alfo
Administrative Assistant

Eastern District

Rosalie Mottola
Vice President and District Manager

Hauppauge Branch

John J. Kurek
Vice President

Robert Insalaco
Assistant Manager

Margaret Virigilio
Administrative Assistant

Huntington Branch

Karen M. Williams
Assistant Vice President

Karen Papsidero
Manager

Helen M. Gilfedder
Assistant Manager

MacArthur Branch

Iris Taibbi
Assistant Vice President

Clare M. O'Shaughnessy
Assistant Manager

Sharon Klinkhardt
Administrative Assistant

Municipal Finance

Robert J. Valli
Senior Vice President and Director of
Municipal Finance and Community Relations

Kenneth A. Messina
First Vice President

John P. Rom
Vice President

Hazel F. McCord
Assistant Manager

                                              STATE BANCORP, INC. AND SUBSIDIARY

------------------------------------------------------------------------------51


Commercial Lending Group

Charles A. Hoffman
Senior Vice President

Robert J. Nicols
Senior Vice President

Kenneth M. Scheriff
Senior Vice President

William H. Tucker
Senior Vice President

Jean-ann Yngstrom
Senior Vice President

George K. DeHaven
First Vice President

Fred A. Heruth
First Vice President

James Lacchini
First Vice President

Jeffrey N. Barber
Vice President

James T. Burns
Vice President

Patrick M. Demery
Vice President

Kevin T. Hennessy
Vice President

Stephen B. Mischo
Vice President

Richard J. O'Brien
Vice President

Michael O'Leary
Vice President

Michael P. Sabala
Vice President

Thomas Scott Swain
Vice President

Geraldine Harden
Assistant Vice President

Lori D. Keller
Assistant Vice President

Jeffrey B. Reid
Assistant Vice President

Karyn F. Rodriguez
Assistant Vice President

Maria Billiris
Commercial Loan Manager

Daniel Lehan
Commercial Loan Manager

Anne N. Dragovcic
Assistant Manager

Robert Friedrich
Assistant Manager

Christopher Van Bell
Assistant Manager

Carol Golde
Administrative Assistant

Joan Kuehne
Administrative Assistant

David Scott Linfoot
Administrative Assistant

Barbara Paradise
Administrative Assistant

Joseph Sacco
Assistant Manager

Stacey Wickham
Administrative Assistant

Consumer Loan Department

Jean M. Cassese
Vice President

John J. McEniry
Assistant Vice President

Loan Operations Group

Siu Chan
Manager

Patricia Salvatore
Administrative Assistant

Office of the Chairman

Janice Sanders
Assistant Secretary

SB Portfolio Management Corp.
SB Financial Services Corp.

Matthew T. Novak
President and Director

State Bancorp, Inc. and Subsidiary Advisory Board

------------------------------------------------------------------------------52


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

Robert F. Kearns Executive Vice President
B. H. Aircraft Company, Inc.

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

Corporate Information                         STATE BANCORP, INC. AND SUBSIDIARY

EXECUTIVE OFFICES

699 Hillside Avenue
New Hyde Park, NY 11040-2512
Tel: (516) 437-1000
Fax: (516) 437-1032

2 Jericho Plaza
Jericho, NY 11753-1683
Tel: (516) 465-2300
Fax: (516) 465-6700

ANNUAL MEETING OF STOCKHOLDERS

State Bancorp, Inc.'s Annual Stockholders' Meeting will be held on Tuesday, April 18, 2000 at 10:00 a.m. at the New Hyde Park Inn, New Hyde Park, NY.

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

Theresa DiVittorio
First Vice President and Comptroller
State Bank of Long Island
699 Hillside Avenue
New Hyde Park, NY 11040-2512

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

135 South Street
Oyster Bay, NY 11771-2283
(516) 922-0200

339 Nassau Boulevard
Garden City South, NY 11530-5313
(516) 481-3900

Lincoln Plaza
2 Lincoln Avenue
Rockville Centre, NY 11570-5724
(516) 678-6000

501 North Broadway
Jericho, NY 11753-2107
(516) 822-4000

580 East Jericho Turnpike
Huntington Station, NY 11746-7378
(631) 271-5900

740 Veterans Memorial Highway
Hauppauge, NY 11788-1231
(631) 979-0700

4250 Veterans Memorial Highway
Holbrook, NY 11741-4001
(631) 630-0500

27 Smith Street
Farmingdale, NY 11735-1022
(631) 847-3900

LENDING FACILITY
Two Jericho Plaza
Jericho, NY 11753-1683
(516) 465-2300

INTERNET ADDRESS
www.statebankofli.com

TOUCH 24--24 HOUR TELEPHONE BANKING
(631) 421-7900

SUBSIDIARY LOCATIONS
SB Portfolio Management Corp.
1403 Foulk Road, Suite 102
Wilmington, DE 19803
(302) 479-5936

SB Financial Services Corp.
1403 Foulk Road, Suite 102
Wilmington, DE 19803
(302) 479-7534

SB ORE Corp.
699 Hillside Avenue
New Hyde Park, NY 11040
(516) 465-2200

New Hyde Park Leasing Corporation
699 Hillside Avenue
New Hyde Park, NY 11040
(516) 465-2200