Form 10-K, Exhibit 13
period 2000-12-31
STATE BANCORP INC
filed 2001-03-29
CIK 723458

EXHIBIT (13)

                         ANNUAL REPORT TO STOCKHOLDERS

                                                          STATE BANCORP, INC.

1970
 1980
  1990
   2000

                              STRENGTH IN EARNINGS

                                 30 Consecutive

                                    years of

                                     Growth

       2000
     Annual
     Report

COMPANY PROFILE

State Bank of Long Island was founded in 1966 by an energetic group of civic-minded businessmen seeking to enhance the quality of banking services on Long Island. They succeeded perhaps beyond their fondest expectations--and for many years now State Bank has ranked among the highest performing banks in New York State.

   Over the years, the Bank has adhered to a philosophy of "Measured, Orderly Growth." By doing so, State Bank has grown to be the largest independent commercial bank headquartered in Nassau County. We have built a reputation for providing high quality personal service and have specialized in meeting the needs of the commercial, small business, municipal and consumer markets throughout Long Island.

SELECTED FINANCIAL DATA

Fiscal Year Ended December 31,                                   2000           1999           1998           1997           1996
---------------------------------------------------------------------------------------------------------------------------------
Operating Results
Interest income                                        $   72,925,122   $ 61,508,519   $ 54,769,164   $ 50,664,182   $ 43,178,725
Interest expense                                       $   35,788,522   $ 25,473,096   $ 24,164,086   $ 22,690,197   $ 19,130,627
Net interest income                                    $   37,136,600   $ 36,035,423   $ 30,605,078   $ 27,973,985   $ 24,048,098
Provision for probable loan losses                     $    3,250,000   $  3,000,000   $  1,800,000   $  1,950,000   $  1,500,000
Net interest income after provision for probable
  loan losses                                          $   33,886,600   $ 33,035,423   $ 28,805,078   $ 26,023,985   $ 22,548,098
Other income                                           $    2,435,755   $  2,146,042   $  1,533,111   $  1,634,299   $  1,858,131
Operating expenses                                     $   21,977,203   $ 20,452,093   $ 17,967,483   $ 16,722,436   $ 15,536,513
Net income                                             $   10,709,840   $ 10,328,708   $  8,202,545   $  7,105,490   $  5,702,012
---------------------------------------------------------------------------------------------------------------------------------
Common Share Data
Basic earnings per common share (1)                             $1.42          $1.37          $1.11          $0.97          $0.83
Diluted earnings per common share (1)                           $1.40          $1.35          $1.08          $0.95          $0.82
Stock dividends/splits                                              8%             6%             5%            20%             8%
Cash dividends per common share (1)                             $0.50          $0.46          $0.45          $0.37          $0.31
---------------------------------------------------------------------------------------------------------------------------------
Financial Position
Total assets                                           $1,021,223,348   $949,829,410   $732,693,510   $738,088,937   $615,417,655
Total loans (2)                                        $  496,992,446   $488,948,385   $420,636,380   $377,633,267   $353,302,895
Total deposits                                         $  895,107,149   $804,462,926   $597,020,948   $611,227,920   $474,450,489
Total stockholders' equity                             $   72,306,737   $ 56,103,097   $ 60,857,892   $ 54,930,263   $ 48,569,471
Weighted average number of common shares
  outstanding (1)                                           7,554,135      7,519,794      7,415,556      7,295,522      6,871,805
---------------------------------------------------------------------------------------------------------------------------------
Other Data
Return on average total assets                                   1.13%          1.23%          1.11%          1.05%          0.97%
Return on average total stockholders' equity                    17.91%         17.35%         14.16%         13.76%         12.98%
Operating efficiency ratio                                       52.5%          51.7%          54.4%          54.8%          58.1%
Dividend payout ratio                                           35.28%         33.43%         40.77%         37.56%         37.37%
---------------------------------------------------------------------------------------------------------------------------------

(1) Retroactive recognition has been given for stock dividends and splits.
(2) Net of unearned income.

Average Assets--
5-Year Trend
(Dollars in Millions)

'96       588.4
'97       678.4
'98       740.2
'99       841.5
'00       947.4

Return on Average
Stockholders' Equity--
5-Year Trend
(Percent)

'96       12.98
'97       13.76
'98       14.16
'99       17.35
'00       17.91

Net Income--
10-Year Trend
(Dollars in Thousands)

'91       3,146
'92       3,463
'93       3,708
'94       4,019
'95       5,039
'96       5,702
'97       7,105
'98       8,203
'99      10,329
'00      10,710

Thirty Consecutive
Years of
Increased Earnings

By adhering to its philosophy of "Measured, Orderly Growth" through all market conditions, your Company has built an extraordinary thirty-year track record that to our knowledge cannot be matched by any other bank in the United States.


2000
Net Income     $   10,710,000
Total Assets   $1,021,223,000
SBLI opens its tenth
branch and initiates an
expansion program.

1995
Net Income     $  5,039,000
Total Assets   $650,950,000
SBLI operates eight full
service branches.

1990
Net Income     $  2,759,000
Total Assets   $266,286,000
Two Regional Financial
Offices are opened.

1985
Net Income     $  1,736,274
Total Assets   $121,406,097

1980
Net Income    $     865,460
Total Assets    $59,411,614

1975
Net Income     $   438,065
Total Assets   $33,122,731
SBLI seeks two new
branch locations.

1970
Net Income $ 100,981
Total Assets $15,243,613
The new headquarters at
699 Hillside Avenue,
New Hyde Park is occupied.


Table of Contents

Selected Financial Data.....................Inside Front Cover
Letter to Our Stockholders, Customers and Friends............2
Expanding Into New Markets...................................4
Serving Local Businesses.....................................6
Board of Directors...........................................8
Consolidated Financial Statements............................9
Notes to Consolidated Financial Statements..................13
Independent Auditors' Report................................24

Management's Discussion and Analysis of
  Financial Condition and Results of Operations.............25
Statistical Information.....................................38
Market Data.................................................44
Board of Directors and Executive Officers...................45
State Bank of Long Island--Officers.........................46
Advisory Board..............................................48
Corporate Information........................Inside Back Cover

Letter
to Our
Stockholders

To Our Stockholders,
Customers and Friends:

It is with considerable pride and satisfaction that we are able to look upon the year just ended, 2000, and report to our many friends the completion of our thirtieth consecutive year of earnings growth for our Company. We know of no other bank in the United States that can match this extraordinary record of accomplishment, and we would like to thank all of you for your valuable contribution in achieving this new high water mark for performance. It was also a year in which our Company recorded significant levels of growth in deposits and stockholders' equity. These are milestones which the entire State Bancorp family can look upon with an enormous sense of accomplishment.

It would appear that Long Island ended the year 2000 with a strong economy, even if it is no longer expanding as rapidly as it had during the last few years. Approximately 30,000 new jobs were created in 2000 which is less than the 43,000 added in 1999--but still very positive. In fact, most economists are predicting that Long Island's unemployment rate will remain near a record low of 3 percent--which is a full percentage point below the U.S. rate. While the U.S. economy remains the single biggest determinant of what happens locally, we are encouraged by the recent decision of the Federal Reserve to cut interest rates and by the Island's ongoing diversification into industries such as computers, biotechnology, electronics


[PICTURE OMITTED]

Seated right: Thomas F. Goldrick, Jr.
Seated left: Daniel T. Rowe
Standing: Richard W. Merzbacher

State Bancorp, Inc.

and telecommunications which will lead our future growth. We anticipate a modest slowdown in growth over the coming year, and consequently for that reason, we will continue to monitor closely the ongoing conditions of the Long Island economy of which we are so very much a part.

Summarizing our financial highlights for 2000, net income was $10.7 million or $1.42 per share, representing an increase of 3.7% as compared to 1999. As noted earlier, we are very proud that our level of earnings in 2000 represented the thirtieth consecutive year of such record earnings. The Company's capital ratios continue at levels well in excess of Federal regulatory guidelines for well capitalized institutions. Loans and deposits increased on average by 7.8% and 20.6%, respectively, during the course of 2000 as compared with the prior year. The continuing growth in the financial strength of our Company provides the foundation necessary to move forward in 2001.

For a more detailed analysis of the Company's consolidated financial statements, please refer to Management's Discussion and Analysis of Financial Condition and Results of Operations on page 25 of this report.

During 2000, we initiated an aggressive branch expansion program, as outlined in our 2001-2003 Strategic Plan, by opening our tenth full service office in East Setauket. We are pleased to report that this office has been very successful in terms of deposit growth and new account relationships. As we look forward to the new year, we will be celebrating the grand openings of four new offices, including our newest Nassau County location, County Seat, in Mineola, and three Queens locations--Bulova Center followed by Maspeth and Long Island City. We are convinced that this expansion into new growth markets is a good investment in our future. Our Company has built a well deserved reputation for meeting the financial needs of customers by providing personalized, highly responsive banking service and a level of commitment that is so often missing in larger banks. Our strengths will serve us well in these new markets.

We again would like to bring to the attention of our stockholders our Dividend Reinvestment Plan, which continues to afford our stockholders the opportunity to reinvest their cash dividends into Company stock. Since its inception, this Plan has been well received and has served to contribute nearly $5.5 million in capital toward the continuing growth of our Company. A perforated card is attached in this report should you wish to become a participant in this program.

Once again, the untiring efforts of both our Board of Directors and our Advisory Board have contributed greatly to the success of our Company. We were delighted to welcome two new members to our Board in January, 2001. Our new Directors are Mr. Thomas E. Christman and Mr. Jeffrey S. Wilks. Mr. Christman, a Certified Public Accountant, is currently responsible for developing international business for Quick & Reilly. He also serves on the Board of the Catholic Healthcare System of Long Island and is an Adjunct Professor of Finance at St. John's University. Mr. Wilks is the Central District Manager for Spiegel Associates, a real estate development and management organization. He has served on the State Bank of Long Island Advisory Board and was an Associate Director for Sandler O'Neill & Partners, an investment banking firm. Mr. Wilks also serves as a member of the Executive Committee of the Banking & Finance Division of the UJA-Federation. We look forward to gaining the benefit of the varied talents brought to the Board by these new Directors.

The year 2000 was one of significant accomplishment for all of us here at State Bancorp and State Bank of Long Island. We look forward to the year ahead and the continuing opportunity to offer the people, businesses and governments across our market area the finest in financial products and services.

/s/ Thomas F. Goldrick, Jr.
Thomas F. Goldrick, Jr.
Chairman and
Chief Executive Officer

/s/ Richard W. Merzbacher
Richard W. Merzbacher
Vice Chairman

/s/ Daniel T. Rowe
Daniel T. Rowe
President
                                                                             3

Expanding
into new
Markets

INVESTING IN THE FUTURE OF OUR COMPANY

As part of our Strategic Plan, we have initiated an aggressive branch expansion program into selected market areas that we feel hold opportunity for the kind of highly personalized banking service we offer.

In July 2000, we opened our Three Village Office in East Setauket. This increased our branch network to 10 and strengthened our presence on eastern Long Island. For the relatively short time it has been open, the Three Village Branch has developed a strong connection with the community and in doing so has been very successful at attracting new relationships to the Bank.

In May 2001, we will open our County Seat Office in Mineola. Located in the heart of central Nassau County's business district, this facility will offer additional convenience for many existing customers and provide us with the opportunity to solicit new relationships. Using state-of-the-art technology and design, this new facility will offer the amenities of a multi-channel delivery system, as well as the traditional attentiveness our customers have come to expect.

Next, our plans include opening three new offices in the Queens marketplace before year-end. The locations we selected include Jackson Heights, Long Island City and Maspeth. Much of the economic growth in these areas has been driven in


State Bancorp, Inc.

large measure by small and mid-sized businesses--market segments that we know very well and have successfully cultivated over the years. We feel the Queens expansion will be a good fit for our style of banking.

This unprecedented expansion program will undoubtedly provide us with substantial new business opportunities. More importantly, it will help foster the consistent earnings growth that State Bank has demonstrated over the last thirty years.


[PICTURES OMITTED]

Photos: Far left
Three Village Office, East Setauket
Olga B. Belleau, Branch Manager and Assistant Vice President

Photos: Left
Bulova Building, Jackson Heights
Bessie Kayafas, Branch Manager

Photos: Bottom
County Seat, Mineola
Tim McCue, Branch Manager and Assistant Vice President

 Serving
  Local
   Businesses
    For Three Decades

OUR CUSTOMERS ARE OUR FIRST PRIORITY


From its beginning, State Bank has understood that its success depended in large part on its ability to satisfy customer needs and provide quality banking services. The local businessmen who founded the Bank appreciated the merits of and demand for traditional values in banking such as courtesy, personal attention, accessibility, responsiveness and competence. These values have remained a cornerstone of our business philosophy and have proven to be key in attracting new relationships and retaining old friends. It would seem that a ready smile, a "thank you for your business" and quick answers still have great appeal in the marketplace.

In 2000, the Bank completed a customer satisfaction survey through R.T. Nielson Co., a nationally known market research firm. The survey results, with a 5% margin for error, showed that over 95% of our business customers ranked the Bank's quality of service as good to excellent. Further, over 98% ranked State Bank as good to excellent at Professionalism, Prompt Problem Resolution and Courtesy. In addition, over 96% indicated that they would recommend the Bank to a friend or business associate. These incredibly high results were pleasing to see and they affirm that our customers appreciate the extra effort that our staff puts into meeting their needs.

Two relationships that have been part of the State Bank family for over thirty years are Educational Activities, Inc. and North Hills Country Club. We are pleased to highlight each of them in this year's report.

Educational Activities, Inc.
Baldwin, New York

Founded in 1948, Educational Activities is a family owned company dedicated to producing the finest curriculum-based materials priced to fit within a school's budget. The company began by publishing square-dance records, then expanded to physical education recordings, audiocassette/ workbook programs and videocassettes. Throughout the years, Educational Activities has remained committed to providing the highest quality materials at reasonable prices.

[PICTURE OMITTED]

Carol Harris Stern, Vice President, Educational Activities, Inc.;
Charles Hoffman, Senior Vice President, State Bank

"For over 30 years, Educational Activities has enjoyed a strong working relationship with State Bank. They are there when we need them."

Carol Harris Stern

State Bancorp, Inc.

"We are pleased with State Bank's
      responsiveness to our financial
 requirements. They have always
        provided prompt, professional service."

                        Dennis A. Sgambati

North Hills
Country Club
Manhasset,
New York

The challenging 18-hole golf course at NHCC was originally designed by Robert Trent Jones, a master course designer. Members say that the course presents a hilly terrain and probably has more trees on it than any other golf course in the world. In fact, Newsday recently rated the long par-four 10th among the toughest holes on Long Island. North Hills has been an active tournament host, including five Ike Championships and the first LPGA Tour's Western Union Classic. In addition, there is an annual invitational tournament whose winners include Gene Francis and Jerry Courville, Jr.


[PICTURE OMITTED]

Left to right:
Stephen B. Mischo,
Vice President,
State Bank; Joseph J. Indelicato,
Vice President, North Hills;
Jan Yngstrom, Senior Vice President,
State Bank; Dennis A. Sgambati, President,
North Hills

Board
   of
    Directors


[PICTURE OMITTED]


Standing from left to right: Gary Holman, Jeffrey S. Wilks, Richard W. Merzbacher, Carl R. Bruno, Thomas E. Christman, Arthur Dulik, Jr., Suzanne H. Rueck, John F. Picciano, Gerald P. Rosenberg (Secretary to the Board).
Seated from left to right: Thomas F. Goldrick, Jr., Joseph F. Munson, Daniel T. Rowe, J. Robert Blumenthal.

State Bancorp, Inc.

STATE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
December 31, 2000 and 1999

                                                                                           2000                    1999
-----------------------------------------------------------------------------------------------------------------------
ASSETS:
   Cash and due from banks (Note 10)                                             $   29,548,865            $ 37,428,471
   Federal funds sold (Note 1)                                                        1,300,000                      --
   Securities purchased under agreements to resell (Note 1)                          60,000,000              27,000,000
-----------------------------------------------------------------------------------------------------------------------
   Total cash and cash equivalents                                                   90,848,865              64,428,471
   Securities held to maturity (estimated fair value of
     $258,708 in 2000 and $565,528 in 1999) (Notes 1 and 2)                             261,600                 569,002
   Securities available for sale--at estimated fair value (Notes 1 and 2)           418,329,436             376,861,995
   Loans (net of allowance for probable loan losses
     of $9,207,243 in 2000 and $7,106,627 in 1999) (Notes 1, 3 and 12)              487,785,203             481,841,758
   Bank premises and equipment--net (Notes 1 and 4)                                   4,471,848               3,639,681
   Other assets (Notes 1,5 and 7)                                                    19,526,396              22,488,503
-----------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                     $1,021,223,348            $949,829,410
=======================================================================================================================
LIABILITIES:
   Deposits: (Note 1)
     Demand                                                                      $  147,807,136            $132,961,189
     Savings                                                                        244,697,890             198,396,801
     Time                                                                           502,602,123             473,104,936
-----------------------------------------------------------------------------------------------------------------------
   Total deposits                                                                   895,107,149             804,462,926
   Federal funds purchased (Note 6)                                                   9,700,000              16,450,000
   Securities sold under agreements to repurchase (Note 6)                              325,000              26,888,000
   Other short-term borrowings (Note 6)                                              35,000,000              40,000,000
   Accrued expenses, taxes and other liabilities (Note 7)                             8,784,462               5,925,387
-----------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                   948,916,611             893,726,313
-----------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENT LIABILITIES (Notes 9,10 and 12)

STOCKHOLDERS' EQUITY: (Notes 8 and 14)
   Preferred stock, $0.01 par value, authorized 250,000 shares                               --                      --
   Common stock, $5.00 par value, authorized 20,000,000 shares;
     issued 7,744,896 shares in 2000 and 7,644,479 shares in 1999;
     outstanding--7,527,383 shares in 2000 and 7,519,614 shares in 1999              38,724,480              35,391,105
   Surplus                                                                           34,518,406              29,492,832
   Retained earnings                                                                  4,779,837               5,119,181
   Treasury stock (178,900 shares in 2000 and 62,200 shares in 1999) (Note 1)        (2,422,428)               (918,649)
   Accumulated other comprehensive loss, net of taxes (Note 1)                       (2,972,336)            (12,501,470)
   Unearned compensation (Note 9)                                                      (321,222)               (479,902)
-----------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                           72,306,737              56,103,097
-----------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                       $1,021,223,348            $949,829,410
=======================================================================================================================

See Notes to Consolidated Financial Statements.

STATE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2000, 1999 and 1998

                                                                                 2000             1999             1998
-----------------------------------------------------------------------------------------------------------------------
INTEREST INCOME: (Note1)
   Loans (Note 3)                                                         $46,483,646      $40,339,780      $36,638,602
   Federal funds sold and securities purchased
     under agreements to resell                                             1,436,031        1,258,276        3,370,650
   Securities held to maturity and securities available for sale:
     States and political subdivisions                                      3,617,143        1,766,334        1,967,036
     Mortgage-backed securities                                             1,084,047        1,692,414        2,560,897
     Government Agency securities                                          19,795,697       16,256,014       10,040,535
     Other                                                                    508,558          195,701          191,444
-----------------------------------------------------------------------------------------------------------------------
Total interest income                                                      72,925,122       61,508,519       54,769,164
-----------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
   Time certificates of deposit of $100,000 or more                        20,774,290       13,897,682       12,283,595
   Other deposits and temporary borrowings                                 15,014,232       11,575,414       11,880,491
-----------------------------------------------------------------------------------------------------------------------
   Total interest expense                                                  35,788,522       25,473,096       24,164,086
-----------------------------------------------------------------------------------------------------------------------
   Net interest income                                                     37,136,600       36,035,423       30,605,078
PROVISION FOR PROBABLE LOAN LOSSES (Notes 1 and 3)                          3,250,000        3,000,000        1,800,000
-----------------------------------------------------------------------------------------------------------------------
Net interest income after provision for probable loan losses               33,886,600       33,035,423       28,805,078
-----------------------------------------------------------------------------------------------------------------------
OTHER INCOME:
   Service charges on deposit accounts                                      1,862,990        1,518,212        1,148,359
   Net security losses                                                       (529,013)        (375,689)         (63,771)
   Other operating income                                                   1,101,778        1,003,519          448,523
-----------------------------------------------------------------------------------------------------------------------
Total other income                                                          2,435,755        2,146,042        1,533,111
-----------------------------------------------------------------------------------------------------------------------
Income before operating expenses                                           36,322,355       35,181,465       30,338,189
-----------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
   Salaries and other employee benefits (Note 9)                           14,205,757       13,028,108       10,982,354
   Occupancy (Note 10)                                                      1,946,909        1,772,853        1,732,772
   Equipment                                                                  817,718          801,745          728,757
   Marketing and advertising                                                  738,402          595,010          543,000
   Deposit assessment fees                                                    176,228          146,226          137,936
   Amortization of intangibles                                                 36,137           36,137           83,554
   Other operating expenses                                                 4,056,052        4,072,014        3,759,110
-----------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                   21,977,203       20,452,093       17,967,483
-----------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                                 14,345,152       14,729,372       12,370,706
PROVISION FOR INCOME TAXES (Notes 1 and 7)                                  3,635,312        4,400,664        4,168,161
-----------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                $10,709,840      $10,328,708      $ 8,202,545
=======================================================================================================================
BASIC EARNINGS PER COMMON SHARE (Note 1)                                        $1.42            $1.37            $1.11
=======================================================================================================================
DILUTED EARNINGS PER COMMON SHARE (Note 1)                                      $1.40            $1.35            $1.08
=======================================================================================================================
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING (Note 1)                        7,554,135        7,519,794        7,415,556
=======================================================================================================================

See Notes to Consolidated Financial Statements.

STATE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2000, 1999 and 1998

                                                                                      2000           1999           1998
------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
   Net income                                                                $  10,709,840  $  10,328,708  $   8,202,545
   Adjustments to reconcile net income to net cash provided by operating activities:
       Provision for probable loan losses                                        3,250,000      3,000,000      1,800,000
       Depreciation and amortization of bank premises and equipment                818,977        817,083        689,991
       Amortization of intangibles                                                  36,137         36,137         83,554
       Deferred income tax benefit                                                (751,530)      (496,797)      (417,000)
       (Accretion) amortization of net (discount) premium on securities         (1,647,436)      (500,607)       794,427
       Net security losses                                                         529,013        375,689         63,771
       Net gains on sale of other real estate owned ("OREO")                            --           (670)       (17,060)
       Amortization of unearned compensation                                       207,774        255,834        264,155
       (Increase) decrease in other assets, net                                 (1,614,296)    (3,223,128)     1,017,041
       Increase in accrued expenses, taxes and other liabilities                 2,788,733        513,729      1,122,956
------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                       14,327,212     11,105,978     13,604,380
------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
   Proceeds from maturities of securities held to maturity                         307,400      2,941,533     14,803,516
   Purchases of securities held to maturity                                             --       (994,500)    (6,684,533)
   Proceeds from sales of securities available for sale                        219,488,608    272,657,870    395,716,130
   Proceeds from maturities of securities available for sale                   111,169,542     84,820,645    257,840,968
   Purchases of securities available for sale                                 (356,186,236)  (473,684,314)  (656,400,168)
   Increase in loans, net                                                       (9,193,445)   (69,993,818)   (44,978,324)
   Proceeds from sale of OREO                                                           --        705,004        342,060
   Purchases of bank premises and equipment, net                                (1,651,144)      (578,751)    (1,066,973)
------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                          (36,065,275)  (184,126,331)   (40,427,324)
------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
   Increase in demand and savings deposits                                      61,147,036     10,416,472     33,343,561
   Increase (decrease) in time deposits                                         29,497,187    197,025,506    (47,550,533)
   (Decrease) increase in Federal funds purchased                               (6,750,000)    16,450,000     (6,000,000)
   (Decrease) increase in securities sold
     under agreements to repurchase                                            (26,563,000)    (7,641,000)    19,711,000
   (Decrease) increase in other short-term borrowings                           (5,000,000)     5,000,000    (12,000,000)
   Cash dividends paid                                                          (3,707,596)    (3,326,924)    (3,294,506)
   Proceeds from shares issued under the dividend reinvestment plan                864,647        761,179        867,842
   Proceeds from stock options exercised                                           173,962        219,430        275,570
   Purchases of treasury stock                                                  (1,503,779)      (730,274)      (188,375)
------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                             48,158,457    218,174,389    (14,835,441)
------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                            26,420,394     45,154,036    (41,658,385)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                  64,428,471     19,274,435     60,932,820
------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                     $  90,848,865  $  64,428,471  $  19,274,435
========================================================================================================================
SUPPLEMENTAL DATA:
   Interest paid                                                             $  35,771,985  $  24,524,372  $  24,363,965
========================================================================================================================
   Income taxes paid                                                         $   4,481,000  $   5,291,000  $   4,358,592
========================================================================================================================
   Transfer from loans to OREO                                               $          --  $          --  $     840,000
========================================================================================================================
   Adjustment to unrealized net loss on securities available for sale        $  14,820,930  $ (18,807,332) $    (225,954)
========================================================================================================================
   Dividends declared but not paid as of year end                            $     976,815  $     906,473  $     780,485
========================================================================================================================

See Notes to Consolidated Financial Statements.

STATE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS'
EQUITY AND COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2000, 1999 and 1998

                                                                                  Accumulated                                Compre-
                                                                                        Other   Unearned                     hensive
                                     Common                Retained   Treasury  Comprehensive    Compen-                      Income
                                      Stock     Surplus    Earnings      Stock  (Loss) Income     sation         Total        (Loss)
------------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1998        $30,970,630 $18,457,388 $ 6,567,744 $       --    $  (215,067) $(850,432)  $54,930,263
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
   Net income                                             8,202,545                                          8,202,545 $  8,202,545
                                                                                                                       ------------
   Other comprehensive loss,
     net of tax:
     Unrealized holding losses
       arising during the period                                                                                           (127,239)
     Reclassification adjustment for
       gains included in net income                                                                                         (22,404)
                                                                                                                       ------------
   Total other comprehensive loss                                                    (149,643)                (149,643)    (149,643)
                                                                                                                       ------------
Total comprehensive income                                                                                             $  8,052,902
                                                                                                                       ============
Cash dividend ($.45 per share)
  (Note 1)                                               (3,344,465)                                        (3,344,465)
5% stock dividend (312,332 shares
   at market value) (Note 1)      1,561,660   4,997,312  (6,558,972)                                                --
Shares issued under the dividend
   reinvestment plan (42,725 shares
   at 95% of market value)          213,625     654,217                                                        867,842
Stock options exercised (Note8)     220,785      54,785                                                        275,570
Treasury stock purchased (Note 1)                                       (188,375)                             (188,375)
Amortization of unearned
   compensation (Note 9)                         72,777                                           191,378      264,155
----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998       32,966,700  24,236,479   4,866,852     (188,375)    (364,710)   (659,054)  60,857,892
----------------------------------------------------------------------------------------------------------------------
Comprehensive loss:
   Net income                                            10,328,708                                         10,328,708 $ 10,328,708
                                                                                                                       ------------
   Other comprehensive loss, net of tax:
     Unrealized holding losses
       arising during the period                                                                                        (12,155,511)
     Reclassification adjustment for
       losses included in net income                                                                                         18,751
                                                                                                                       ------------
   Total other comprehensive loss                                                 (12,136,760)             (12,136,760) (12,136,760)
                                                                                                                       ------------
Total comprehensive loss                                                                                               $ (1,808,052)
                                                                                                                       ============
Cash dividend ($.46 per share) (Note 1)                  (3,452,912)                                        (3,452,912)
6% stock dividend (398,404 shares
   at market value) (Note 1)      1,992,020   4,631,447  (6,623,467)                                                --
Shares issued under the dividend
   reinvestment plan (50,931 shares
   at 95% of market value)          254,655     506,524                                                        761,179
Stock options exercised (Note 8)    177,730      41,700                                                        219,430
Treasury stock purchased (Note 1)                                       (730,274)                             (730,274)
Amortization of unearned
   compensation (Note 9)                         76,682                                           179,152      255,834
----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999       35,391,105  29,492,832   5,119,181     (918,649)  (12,501,470)  (479,902)  56,103,097
----------------------------------------------------------------------------------------------------------------------
Comprehensive income:
   Net income                                            10,709,840                                         10,709,840 $ 10,709,840
                                                                                                                       ------------
   Other comprehensive income,
     net of tax:
     Unrealized holding gains arising
       during the period                                                                                                  9,188,734
     Reclassification adjustment for
       losses included in net income                                                                                        340,400
                                                                                                                       ------------
   Total other comprehensive income                                                  9,529,134               9,529,134    9,529,134
                                                                                                                       ------------
Total comprehensive income                                                                                             $ 20,238,974
                                                                                                                       ============
Cash dividend ($.50 per share) (Note 1)                  (3,777,938)                                        (3,777,938)
8% stock dividend (564,757 shares
   at market value) (Note 1)      2,823,785   4,447,461  (7,271,246)                                                --
Shares issued under the dividend
   reinvestment plan (68,452 shares
   at 95% of market value)          342,260     522,387                                                        864,647
Stock options exercised (Note 8)    167,330       6,632                                                        173,962
Treasury stock purchased (Note 1)                                     (1,503,779)                           (1,503,779)
Amortization of unearned
   compensation (Note 9)                         49,094                                           158,680      207,774
----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000      $38,724,480 $34,518,406 $ 4,779,837  $(2,422,428)  $(2,972,336) $(321,222) $72,306,737
======================================================================================================================

See Notes to Consolidated Financial Statements.

STATE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING AND
    REPORTING POLICIES

   Organization and Nature of Operations--The consolidated financial statements include the accounts of State Bancorp, Inc. and its wholly owned subsidiary, State Bank of Long Island (the "Bank"). The Bank's consolidated financial statements include the accounts of its wholly owned subsidiaries, SB Portfolio Management Corp. ("SB Portfolio"), SB Financial Services Corp. ("SB Financial"), SB ORE Corp. and New Hyde Park Leasing Corporation. SB Portfolio and SB Financial are Delaware-based subsidiaries formed in June 1998. SB Portfolio manages a portfolio of fixed income investments, and SB Financial provides balance sheet management services with a focus on interest rate risk management. State Bancorp, Inc. and subsidiary are collectively referred to hereafter as the "Company." All intercompany accounts and transactions have been eliminated.

   The Company was incorporated as a bank holding company under the laws of the state of New York in 1985 to provide consumer, commercial and municipal banking services to clients located primarily in the Queens, Nassau and Suffolk County areas. It offers a full range of deposit and loan products through ten full-service branches. In addition, the Company offers merchant credit card services, access to mutual fund and annuity products and offers a consumer debit card with membership in a national ATM network. The Company currently has ATMs at eight of its ten branch locations.

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

   Securities Held to Maturity and Securities Available For Sale--At the time of purchase of a security, the Bank designates the security as either available for sale or held to maturity, depending upon investment objectives, liquidity needs and intent. Securities held to maturity are stated at cost, adjusted for premium amortized or discount accreted, if any. The Bank has the positive intent and ability to hold such securities to maturity. Securities available for sale are stated at estimated fair value. Unrealized gains and losses are excluded from income and reported net of tax as accumulated other comprehensive income (loss) as a separate component of stockholders' equity until realized. Trading securities are purchased and held principally for the purpose of selling them in the near term. Trading generally reflects active and frequent buying and selling, and trading securities are generally used with the objective of generating profits on short-term differences in price. As of December 31, 2000 and 1999, the Bank did not hold any trading securities. Interest earned on investment securities is included in interest income. Realized gains and losses on the sale of securities are reported in the consolidated statements of income and determined using the adjusted cost of the specific security sold.

   Income Recognition--The Bank discontinues the accrual of interest on loans whenever there is reasonable doubt that interest and/or principal will be collected, or when either principal or interest is 90 days or more past due and the loan is not well collateralized or in the process of collection. Income is not accrued for installment loans which are 90 days past due unless the Bank holds cash collateral therefor. Interest received on nonaccrual loans is either applied against principal or reported as income, according to management's judgment as to the collectibility of the principal.

   Allowance for Probable Loan Losses--The allowance for probable loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance when management believes that the collectibility of the principal is unlikely, while recoveries of previously charged-off loans are credited to the allowance. The balance in the allowance for probable loan losses is maintained at a level that, in the opinion of management, is sufficient to absorb probable losses. To determine that level, management identifies problem loans based on the financial condition of the borrower, the value of any collateral and/or guarantor support. Based upon the resultant risk categories assigned to each loan and the procedures regarding impairment described below, an appropriate reserve level is determined. Management also evaluates the quality of, and changes in, the portfolio, while also taking into consideration the Bank's historical loss experience, the existing economic climate of the service area in which the Bank operates, examinations by regulatory authorities, internal reviews and other evaluations in determining the appropriate allowance balance. While management utilizes all available information to estimate the adequacy of the allowance for probable loan losses, the ultimate collectibility of a substantial portion of the loan portfolio and the need for future additions to the allowance will be based upon changes in economic conditions and other relevant factors.

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

STATE BANCORP, INC. AND SUBSIDIARY

   The allowance for probable loan losses related to loans that are impaired includes reserves which are based upon the expected future cash flows, discounted at the loan's effective interest rate, or the fair value of the underlying collateral for collateral-dependent loans, or the observable market price. This evaluation is inherently subjective as it requires material estimates, including the amount and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change.

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

   Earnings Per Common Share--Basic earnings per common share is computed based on the weighted average number of shares outstanding. Diluted earnings per share is computed based on the weighted average number of shares outstanding, increased by the number of common shares that are assumed to have been purchased with the proceeds from the exercise of stock options (treasury stock method). These purchases were assumed to have been made at the average market price of the common stock. The average market price is based on the average closing bid price for the common stock. Retroactive recognition has been given for stock dividends and splits.

For the Years Ended
December 31,                    2000        1999        1998
------------------------------------------------------------
Net income               $10,709,840 $10,328,708  $8,202,545
Average dilutive stock
   options outstanding       255,038     216,106     244,225
Average exercise price
   per share                 $  6.08     $  5.00     $  6.43
Average market price--
   diluted basis              $13.04      $16.00      $20.11
Average common
   shares outstanding      7,554,135   7,519,794   7,415,556
Increase in shares
   due to exercise of
   options--diluted basis     75,403     107,198     145,097
------------------------------------------------------------
Adjusted shares
   outstanding--
   diluted                 7,629,538   7,626,992   7,560,653
------------------------------------------------------------
Net income per
   share--basic              $  1.42     $  1.37     $  1.11
============================================================
Net income per
   share--diluted            $  1.40     $  1.35     $  1.08
============================================================

   Comprehensive Income--The Company presents as a component of comprehensive income the amounts from transactions and other events which currently are excluded from the statements of income and are recorded directly to retained earnings.

   Statements of Cash Flows--For the purpose of presenting the statements of cash flows, the Company considers Federal funds sold and securities purchased under agreements to resell to be cash equivalents because such assets are convertible into fixed amounts of cash within several days of initial purchase.

   Loans Foreclosed--Property acquired through foreclosure (other real estate owned or "OREO") is stated at the lower of cost or fair value less estimated selling costs. Losses arising at the time of foreclosure are charged against the allowance for probable loan losses. Revenues and expenses from operations or changes in the carrying value of these assets are included in operating expenses.

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

   Recent Accounting Developments--The Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation." The adoption of the interpretation did not have a significant impact on the Company's financial position or results of operations.

STATE BANCORP, INC. AND SUBSIDIARY

   In 2000, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001 and for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The adoption of this statement did not have a significant impact on the Company's financial position or results of operations.

   Accounting Principles Issued and Not Adopted--In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. This statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. This statement, as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," and by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," is effective for all fiscal quarters of fiscal years beginning after June 15, 2000, and should not be applied retroactively to financial statements of prior periods. The adoption of this statement as of January 1, 2001 did not have a significant impact on the Company's financial position or results of operations.

   Reclassifications--Certain reclassifications have been made to prior years' amounts to conform them to the current year's presentation.

2. SECURITIES HELD TO MATURITY AND
    SECURITIES AVAILABLE FOR SALE

   The amortized cost, gross unrealized gains and losses, and estimated fair value of securities held to maturity and securities available for sale at December 31, 2000 and 1999 are as follows:

                                                                                      Gross            Gross
                                                               Amortized         Unrealized       Unrealized        Estimated
December 31, 2000                                                   Cost              Gains           Losses       Fair Value
-----------------------------------------------------------------------------------------------------------------------------
Securities Held to Maturity:
   Obligations of states and political subdivisions         $    261,600         $    1,960      $    (4,852)    $    258,708
-----------------------------------------------------------------------------------------------------------------------------
Total Securities Held to Maturity                                261,600              1,960           (4,852)         258,708
-----------------------------------------------------------------------------------------------------------------------------
Securities Available for Sale:
   Obligations of states and political subdivisions          111,678,703          1,807,177          (31,079)     113,454,801
   Government Agency securities                              293,671,472             90,634       (6,216,907)     287,545,199
   Corporate securities                                        4,285,950                 --               --        4,285,950
   Mortgage-backed securities and collateralized
     mortgage obligations                                     13,269,878             13,454         (239,846)      13,043,486

-----------------------------------------------------------------------------------------------------------------------------
Total Securities Available for Sale                          422,906,003          1,911,265       (6,487,832)     418,329,436
-----------------------------------------------------------------------------------------------------------------------------
Total Securities                                            $423,167,603         $1,913,225      $(6,492,684)    $418,588,144
-----------------------------------------------------------------------------------------------------------------------------

                                                                                      Gross            Gross
                                                               Amortized         Unrealized       Unrealized        Estimated
December 31, 1999                                                   Cost              Gains           Losses       Fair Value
-----------------------------------------------------------------------------------------------------------------------------
Securities Held to Maturity:
   Obligations of states and political subdivisions         $    569,002         $    4,200      $    (7,674)    $    565,528
-----------------------------------------------------------------------------------------------------------------------------
Total Securities Held to Maturity                                569,002              4,200           (7,674)         565,528
-----------------------------------------------------------------------------------------------------------------------------
Securities Available for Sale:
   Obligations of states and political subdivisions           89,096,446                 --         (376,891)      88,719,555
   Government Agency securities                              279,702,951                 --      (18,266,198)     261,436,753
   Corporate securities                                        4,285,950                 --               --        4,285,950
   Mortgage-backed securities and
     collateralized mortgage obligations                      23,174,145                 --         (754,408)      22,419,737
-----------------------------------------------------------------------------------------------------------------------------
Total Securities Available for Sale                          396,259,492                 --      (19,397,497)     376,861,995
-----------------------------------------------------------------------------------------------------------------------------
Total Securities                                            $396,828,494         $    4,200     $(19,405,171)    $377,427,523
-----------------------------------------------------------------------------------------------------------------------------

STATE BANCORP, INC. AND SUBSIDIARY

   The amortized cost and estimated fair value of securities held to maturity and securities available for sale at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                         Amortized      Estimated
                                              Cost     Fair Value
-----------------------------------------------------------------
Securities Held to Maturity:
   Due after one year through
     five years                       $    261,600   $    258,708
-----------------------------------------------------------------
Total Securities Held to Maturity     $    261,600   $    258,708
=================================================================
Securities Available for Sale:
   Due in one year or less            $ 86,567,667   $ 86,625,888
   Due after one year
     through five years                 25,090,000     24,988,880
   Due after five years
     through ten years                 144,618,237    143,233,879
   Due after ten years                 153,360,221    150,437,303
-----------------------------------------------------------------
Subtotal                               409,636,125    405,285,950
Mortgage-backed securities
   and collateralized
   mortgage obligations                 13,269,878     13,043,486
-----------------------------------------------------------------
Total Securities Available for Sale   $422,906,003   $418,329,436
=================================================================

   In 2000, 1999 and 1998, gross gains of $2,035, $68,091 and $231,194 and gross losses of $531,048, $443,780 and $294,965, respectively, were realized on the sale of securities available for sale.

   At December 31, 2000, the Bank owned securities available for sale in excess of ten percent of stockholder's equity for the following issuers:

                                         Amortized      Estimated
                                              Cost     Fair Value
-----------------------------------------------------------------
Town of Hempstead, NY                  $12,204,142    $12,198,927
Incorporated Village of Mineola, NY    $ 9,755,333    $ 9,754,132
Town of Oyster Bay, NY                 $ 8,059,436    $ 8,067,700

   Securities held to maturity and securities available for sale with an amortized cost of $379,047,856 and $396,828,494 and an estimated fair value of $372,748,593 and $377,427,523 at December 31, 2000 and 1999, respectively, were pledged for public deposits, securities sold under agreements to repurchase, other short-term borrowings and fiduciary purposes.

3. LOANS--NET

   At December 31, 2000 and 1999, net loans consisted of the following:

                                         2000           1999
------------------------------------------------------------
Commercial and industrial        $229,251,315   $220,874,178
Real estate--mortgage             233,589,158    216,954,748
Real estate--construction          17,642,412     25,752,261
Loans to individuals                5,729,130      5,738,600
Tax exempt and other               10,863,906     19,709,073
------------------------------------------------------------
Gross loans                       497,075,921    489,028,860
Less:
   Unearned income                     83,475         80,475
   Allowance for probable
     loan losses                    9,207,243      7,106,627
------------------------------------------------------------
Loans--net                       $487,785,203   $481,841,758
------------------------------------------------------------

   The Bank's real estate loans and loan commitments are primarily for properties located throughout Long Island, New York. It is the Bank's policy to spread risk among a broad range of industries and to monitor concentration and associated levels of risk on an ongoing basis. As of December 31, 2000 and 1999, the only concentration of loans exceeding 10% of total loans was the Bank's loans totaling $76,456,000 and $77,541,000, respectively, from real estate operators, lessors and developers. Repayment of these loans is dependent in part upon the overall economic health of the Company's market area and current real estate values. Credit losses arising from lending transactions in this industry compare favorably with the Bank's credit loss experience on its portfolio as a whole. The Bank considers the credit circumstances, the nature of the project, and loan to value ratios for all real estate loans. The Bank's loan to value policies are generally more conservative than regulatory guidelines.

   The Bank makes loans to its directors and executive officers, and other related parties, in the ordinary course of its business. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and, in the opinion of management, do not bear more than normal credit risk. Loans made to directors and executive officers, either directly or indirectly, totaled $2,516,099 and $1,727,093 at December 31, 2000 and 1999, respectively. New loans totaling $2,942,808 and $2,860,050 were extended and payments of $2,153,802 and $2,670,103 were received during 2000 and 1999, respectively, on these loans.

STATE BANCORP, INC. AND SUBSIDIARY

   Activity in the allowance for probable loan losses for the three years ended December 31, 2000 is as follows:

December 31,                               2000        1999          1998
-------------------------------------------------------------------------
Balance, January 1,                 $ 7,106,627 $ 5,788,440   $ 5,123,651
Provision charged to income           3,250,000   3,000,000     1,800,000
Charge-offs, net of recoveries
   of $259,787, $443,881
   and $520,990                      (1,149,384) (1,681,813)   (1,135,211)
-------------------------------------------------------------------------
Balance, December 31,               $ 9,207,243 $ 7,106,627   $ 5,788,440
=========================================================================

   As of December 31, 2000, 1999 and 1998 the recorded investment in loans that are considered to be impaired is summarized below.

                                           2000        1999          1998
-------------------------------------------------------------------------
Amount measured using the
   present value of expected
   future cash flows, discounted
   at each loan's effective
   interest rate                    $ 1,125,000  $       --    $5,529,049
Impaired collateral-
   dependent loans                    9,057,396   3,981,474     3,133,067
-------------------------------------------------------------------------
Total amount evaluated
   as impaired                      $10,182,396  $3,981,474    $8,662,116
=========================================================================
Average impaired loan balance       $ 6,704,326  $6,581,068    $8,437,893
=========================================================================
Interest income recognized
   on impaired loans                $   119,406  $   36,099    $  315,543
=========================================================================

   As a result of the Bank's measurement of impaired loans, an allowance for probable loan losses of approximately $2,330,000 and $608,000 was established for $9,656,762 and $3,981,474 of the total impaired loans at December 31, 2000 and 1999, respectively. No specific allowance was required for the remaining balance of impaired loans in 2000.

   At December 31, 2000 and 1999, loans with unpaid principal balances on which the Bank is no longer accruing interest income were $10,735,672 and $5,193,855, respectively. Interest income would have been approximately $537,000, $423,000 and $262,000 greater in 2000, 1999 and 1998, respectively, had these loans been current. Interest income on total nonaccrual loans, which is recorded only when received, amounted to approximately $62,000, $48,000 and $64,000 for 2000, 1999 and 1998, respectively.

   At December 31, 2000 and 1999, loans restructured, and still accruing interest in accordance with the modified terms, were $405,859 and $421,511, respectively. Interest income would have been approximately $16,000, $20,000 and $248,000 greater in 2000, 1999 and 1998, respectively, had the restructured loans performed according to their original terms.

   At December 31, 2000 and 1999, commercial real estate mortgages of $72,525,715 and $77,720,101, respectively, were pledged at the Special Liquidity Facility of the Federal Reserve Bank of New York.

4. BANK PREMISES AND EQUIPMENT--NET

   At December 31, 2000 and 1999, Bank premises and equipment consisted of the following:
                                                      Accumulated
                                                    Depreciation/     Net Book
                                          Cost       Amortization        Value
------------------------------------------------------------------------------
December 31, 2000:
   Building                         $1,876,122         $  845,085   $1,031,037
   Leasehold improvements            1,564,740            656,820      907,920
   Furniture and fixtures            2,730,555          1,971,957      758,598
   Computer equipment
     and software                    3,296,610          1,522,317    1,774,293
------------------------------------------------------------------------------
Total                               $9,468,027         $4,996,179   $4,471,848
==============================================================================
December 31, 1999:
   Building                         $1,885,161         $  787,900   $1,097,261
   Leasehold improvements            1,374,673            575,767      798,906
   Furniture and fixtures            3,521,936          2,519,595    1,002,341
   Computer equipment
     and software                    1,970,345          1,229,172      741,173
------------------------------------------------------------------------------
Total                               $8,752,115         $5,112,434   $3,639,681
==============================================================================

5. OTHER ASSETS

   At December 31, 2000 and 1999, other assets consisted of the following:

                                                       2000          1999
-------------------------------------------------------------------------
Interest receivable--investments                $ 6,484,545   $ 6,026,305
Interest receivable--loans                        3,398,000     2,716,599
Net deferred income taxes                         6,093,184    10,633,449
Prepaid expenses                                    635,574       648,060
Excess market value of leases acquired
   (net of accumulated amortization
   of $295,107 and $258,970)                        327,359       363,496
Cash surrender value of life
   insurance policies                             1,672,544     1,504,269
Principal receivable--
   mortgage-backed securities                        18,543        17,837
Other                                               896,647       578,488
-------------------------------------------------------------------------
Total                                           $19,526,396   $22,488,503
-------------------------------------------------------------------------

6. LINES OF CREDIT AND BORROWED FUNDS

   At December 31, 2000 and 1999, correspondent banks extended unsecured lines of credit aggregating $17,000,000 and $16,500,000, respectively, to the Bank for the purchase of Federal funds and for foreign exchange transactions. Federal funds purchased and securities sold under agreements to repurchase generally mature within one to seven days from the transaction date.

STATE BANCORP, INC. AND SUBSIDIARY

   In addition to the above, the Bank may use a line of credit with the Federal Home Loan Bank of New York ("FHLB") for overnight funding or on a term basis to match fund asset purchases. Based upon a multiple of the FHLB stock that the Bank currently owns combined with the amount of collateral it currently has on deposit with FHLB, approximately $35,000,000 of this line may be drawn on a term or overnight basis. The FHLB line is renewed on an annual basis. In October 1997, the Bank entered into a five-year, callable term borrowing with FHLB under this line which was called in January of 2000 and was not renewed. At December 31, 1999 and until the call date, the interest rate was 5.49%. In February 1998, the Bank entered into a ten-year, callable term borrowing with a brokerage firm which was called in November of 1999 and was not renewed. At December 31, 1998 and until the call date, the interest rate was 4.85%.

   Also, at December 31, 2000 and 1999, commercial real estate mortgages of $72,525,715 and $77,720,101, respectively, were pledged at the Special Liquidity Facility of the Federal Reserve Bank of New York, enabling the Bank to draw upon a line of up to $47,072,820 and $49,506,083 at December 31, 2000 and 1999,
respectively. Any borrowings under this Special Liquidity Facility would carry an interest rate of 150 basis points in excess of the Federal funds borrowing rate. The Bank has yet to draw upon its line established during the fourth quarter of 1999.

   The following summarizes the amounts at December 31, 2000 and 1999, and the average amounts for 2000 and 1999 of borrowed funds outstanding:

                             Outstanding at             Average Amount
                              December 31,               Outstanding
-----------------------------------------------------------------------
                           2000          1999         2000         1999
-----------------------------------------------------------------------
Federal funds
   purchased        $ 9,700,000   $16,450,000  $ 1,428,000  $ 1,474,000
Securities sold
   under
   agreements
   to repurchase    $   325,000   $26,888,000  $ 8,251,000  $28,161,000
FHLB--
   overnight        $35,000,000   $15,000,000  $13,756,000  $ 2,304,000
FHLB--term          $        --   $25,000,000  $ 1,776,000  $25,000,000
Brokerage firm      $        --   $        --  $        --  $ 8,822,000

7. INCOME TAXES

   The components of income tax expense for the years ended December 31, 2000, 1999 and 1998 are as follows:

                                           2000        1999          1998
-------------------------------------------------------------------------
Federal:
   Current                           $4,334,564  $4,729,515    $3,654,631
   Deferred                            (610,641)   (446,007)     (372,000)
-------------------------------------------------------------------------
Subtotal                              3,723,923   4,283,508     3,282,631
-------------------------------------------------------------------------
State:
   Current                               52,278     167,946       930,530
   Deferred                            (140,889)    (50,790)      (45,000)
-------------------------------------------------------------------------
Subtotal                                (88,611)    117,156       885,530
-------------------------------------------------------------------------
Total                                $3,635,312  $4,400,664    $4,168,161
=========================================================================

   Total income tax expense was different from the amounts computed by applying the statutory Federal income tax rate to income before income taxes due to the following:

                                                               2000                       1999                     1998
                                                         -----------------         ------------------        -----------------
                                                                      % of                       % of                     % of
                                                                    Pretax                     Pretax                   Pretax
                                                         Amount     Income         Amount      Income        Amount     Income
------------------------------------------------------------------------------------------------------------------------------
Income tax expense at statutory rate                $ 5,020,803       35.0%    $5,155,280        35.0%   $4,329,747       35.0%
Surtax exemption                                       (114,095)      (0.8)      (107,648)       (0.7)     (123,707)      (1.0)
Increase (reduction) in taxes resulting from:
   Tax exempt interest on investments,
     net of interest expense disallowed
     of $368,702, $277,246 and $306,676              (1,126,415)      (7.9)      (626,163)       (4.3)     (568,481)      (4.6)
   State income tax, net of Federal tax benefit         (58,302)      (0.4)        77,008         0.5       584,450        4.7
   Other                                                (86,679)      (0.5)       (97,813)       (0.6)      (53,848)      (0.4)
------------------------------------------------------------------------------------------------------------------------------
Income tax expense                                  $ 3,635,312       25.4%    $4,400,664        29.9%   $4,168,161       33.7%
==============================================================================================================================

   At December 31, 2000 and 1999, the deferred tax assets and liability are comprised of the following:

                                               2000          1999
-----------------------------------------------------------------
Deferred tax assets:
   Allowance for probable loan losses $3,664,430 $ 2,790,910 Unrealized holding loss on securities
     available for sale                   1,604,232     6,896,027
   Intangible assets                        597,662       694,475
   Bank premises and equipment              167,981       136,498
   Other                                     58,879       115,539
-----------------------------------------------------------------
Subtotal                                  6,093,184    10,633,449
Deferred tax liability                           --            --
-----------------------------------------------------------------
Net deferred tax assets                  $6,093,184   $10,633,449
=================================================================

   The deferred tax assets and liability are netted and presented in a single amount, which is included in other assets in the accompanying consolidated balance sheets. The income tax benefit associated with net security losses amounted to $210,110, $157,210 and $33,534 in 2000, 1999 and 1998, respectively.

STATE BANCORP, INC. AND SUBSIDIARY

8. INCENTIVE STOCK OPTION PLANS

   Under the terms of the Company's incentive stock option plans adopted in January 1987, April 1994 and February 1999, options have been granted to certain key personnel which entitle each holder to purchase shares of the Company's common stock. The option price is the higher of the fair market value or the book value of the shares at the date of grant. Such options are exercisable commencing one year from the date of grant, at the rate of 25 percent per year, and expire eight years from the date of the grant.

   At December 31, 2000, 142,975 options for the purchase of 215,298 shares were exercisable, and 349,292 shares were reserved for possible issuance. A summary of stock option activity follows after giving retroactive effect to all stock splits and dividends:

                                                                                       Option Price                  Weighted
                                                                                       (Approximate                   Average
                                                       Number           Number        Fair Value at            Exercise Price
                                                   of Options        of Shares       Date of Grant)     Total       Per Share
-----------------------------------------------------------------------------------------------------------------------------
Outstanding--January 1, 1998                          166,770          311,431      $10.60  -$14.25    $2,139,878      $ 7.28
   Granted                                             55,150           66,296               $23.00     1,268,450      $20.28
   Exercised                                          (21,345)         (52,553)     $10.60  -$14.25      (275,570)     $ 5.56
   Cancelled or forfeited                                (900)          (1,228)     $13.375 -$23.00       (16,988)     $14.66
-----------------------------------------------------------------------------------------------------------------------------
Outstanding--December 31, 1998                        199,675          323,946      $10.60  -$23.00     3,115,770      $10.20
   Granted                                             61,000           69,833               $17.25     1,052,250      $15.07
   Exercised                                          (16,888)         (40,536)     $10.60  -$14.25      (217,830)     $ 5.37
   Cancelled or forfeited                              (3,825)          (4,849)     $13.375 -$23.00       (70,891)     $14.62
-----------------------------------------------------------------------------------------------------------------------------
Outstanding--December 31, 1999                        239,962          348,394      $10.60  -$23.00     3,879,299      $11.13
   Granted                                             70,650           76,302               $13.00       918,450      $12.04
   Exercised                                          (15,862)         (35,924)     $10.60  -$11.00      (173,962)     $ 4.84
   Cancelled or forfeited                              (2,700)          (3,321)     $13.00  -$23.00       (46,988)     $14.15
-----------------------------------------------------------------------------------------------------------------------------
Outstanding--December 31, 2000                        292,050          385,451      $10.60  -$23.00    $4,576,799      $11.87
=============================================================================================================================

   The following summarizes shares subject to purchase from options outstanding and exercisable as of December 31, 2000:

                                                                        Weighted
                                                                         Average           Weighted                      Weighted
                                                     Shares            Remaining            Average        Shares         Average
Range of Exercise Prices                        Outstanding     Contractual Life     Exercise Price   Exercisable  Exercise Price
---------------------------------------------------------------------------------------------------------------------------------
$ 5.11                                               27,367            0.3 years             $ 5.11        27,367          $ 5.11
$ 7.37-$ 9.27                                       151,909            3.2 years             $ 8.59       139,609          $ 8.53
$12.04-$19.13                                       206,175            6.2 years             $15.19        48,322          $17.71
---------------------------------------------------------------------------------------------------------------------------------
                                                    385,451            4.6 years             $11.87       215,298          $10.15
=================================================================================================================================

   The estimated fair value of options granted during 2000 and 1999 was $2.61 and $3.09 per share, respectively. The Company applies Accounting Principles Board ("APB") Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its incentive stock option plans. Had compensation cost for the Company's three plans been determined at the fair value on the grant dates for awards under those plans, consistent with the method in SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.

                                    2000          1999         1998
-------------------------------------------------------------------
Net income
     As reported             $10,709,840   $10,328,708   $8,202,545
     Pro forma               $10,506,440   $10,149,458   $8,029,596

Basic earnings per
   common share
     As reported                   $1.42         $1.37        $1.11
     Pro forma                     $1.39         $1.35        $1.08

   The fair value of options granted under the Company's incentive stock option plans during 2000, 1999 and 1998 were estimated on the date of grant using the Binary Option Pricing Model with the following weighted-average assumptions used:
                                    2000          1999         1998
-------------------------------------------------------------------
Dividend yield                       4.0%          3.2%         2.7%
Expected volatility                 23.8%         19.6%        26.0%
Risk-free interest rate             5.06%         4.31%        4.56%
Expected life of options         7 years       7 years      7 years

STATE BANCORP, INC. AND SUBSIDIARY

9. EMPLOYEE BENEFIT PLANS

   The Bank has an Employee Stock Ownership Plan (the "ESOP") which is a defined contribution plan covering substantially all full-time employees. Bank contributions to the ESOP represent a minimum of three percent of an employee's annual gross compensation. Employees become 20 percent vested after two years of employment, with an additional 20 percent vesting each year. Full vesting takes place upon the completion of six years of employment. Employee contributions are not permitted. At December 31, 2000, the ESOP had all of its assets invested in the Company's common stock. The Bank funds all amounts when due.

   In conjunction with the Rights Offering in July 1996, the ESOP borrowed $1,200,000 from the Company to purchase 144,245 (adjusted for stock dividends and splits) of the Company's shares. As such, the Company recorded a deduction from stockholders' equity to reflect the unearned compensation for the shares. As the unearned shares are released from collateral and allocated among participants, the Company recognizes compensation expense equal to the current market price of the shares released and the shares become outstanding for earnings per share computations. Contributions under the ESOP charged to operations amounted to $820,294, $703,165 and $631,494 in 2000, 1999 and 1998,
respectively. Compensation expense of $246,595 and $309,012 is applicable to the 19,422 shares and the 19,617 shares allocated in 2000 and 1999, respectively. As of December 31, 2000 and 1999, the value of the 38,613 and the 53,737 unallocated shares was $494,250 and $765,752, respectively.

   The Bank has a 401(k) Retirement Plan and Trust (the "401(k) Plan"), which covers substantially all full-time employees. Employees may elect to contribute up to sixteen percent of their annual gross compensation to the 401(k) Plan, and the Bank will match one-half of the employee's contribution up to a maximum of three percent of the employee's annual gross compensation. Employees are fully vested in both their own and Bank contributions. Bank contributions under the 401(k) Plan amounted to $235,503, $209,109 and $180,825 in 2000, 1999 and 1998,
respectively. The Bank funds all amounts when due. At December 31, 2000, contributions to the 401(k) Plan were invested in either a bond, equity, money market, capital appreciation, international equity, emerging markets equity, or diversified fund as directed by each employee.

   During 1995, the Bank adopted non-qualified deferred compensation plans (the "Plans") for each officer for whom contributions under the ESOP are limited by the applicable provisions of the Internal Revenue Code. Bank contributions under the Plans totaled $106,269, $56,432 and $51,653 in 2000, 1999 and 1998,
respectively.


10. COMMITMENTS AND CONTINGENT LIABILITIES

   Leases--The Bank is obligated under various leases covering certain equipment, branches, office space and the land on which its head office is built. The minimum payments under these leases, certain of which contain escalation clauses, are:

2001                                              $1,339,234
2002                                               1,354,625
2003                                               1,279,205
2004                                               1,215,753
2005                                               1,183,727
Remainder to 2011                                  2,498,907
------------------------------------------------------------
Total                                             $8,871,451
============================================================

   Rent expense was approximately $1,136,000, $1,039,000 and $982,000 for 2000,
1999 and 1998, respectively.

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

   Directors' Stock Plan--The Company approved a Directors' Stock Plan in 1998 for each outside director and the secretary to the Board of Directors. On January 1 of each year, each participant will be granted an award of 200 share credits for the preceding year of service. Each participant will also receive share credits for cash or stock dividends that would have been paid if the share credits had been actual shares. Awards shall be paid after the participant has ceased to be a director or secretary. If the participant expires, the shares will be awarded to his/her beneficiary or estate. There are remaining 118,082 shares reserved for possible issuance. During 1999, 105 shares were distributed to the first retired director since the plan's inception in 1998.

STATE BANCORP, INC. AND SUBSIDIARY

   During 2000, 1999 and 1998, the Bank charged approximately $106,000, $82,000 and $126,000, respectively, to operations relating to the retirement and stock plans.

   Severance Commitments--The Company has five Executive Severance Plans (the "Plans") for certain key executives who are full-time employees with the title of Senior Vice President and above and who are designated as Plan participants by the Board of Directors. The Plans provide for certain rights accruing to participants in the event of a termination of the participant's employment within one year after a change in control of the Company. These rights include a cash payment and the continuation of certain employee benefits. In addition, all stock options held by a participant will become immediately exercisable. In the event that the participant enters into an employment contract, as defined in the Plans, all rights to the severance payment and other benefits set forth above will terminate. No amounts have been paid or accrued under the Plans.

   Pending Claims and Contingent Liabilities--There are various pending claims and contingent liabilities arising in the normal course of business which are not reflected in the accompanying consolidated financial statements. Management considers that the aggregate liability, if any, resulting from pending claims and contingent liabilities will not be material.

   Other--The Bank is required to maintain balances with the Federal Reserve Bank of New York to satisfy reserve requirements. These balances averaged approximately $1,001,000 and $831,000 in 2000 and 1999, respectively.

11. STATE BANCORP, INC.
    (PARENT COMPANY ONLY)

   Certain condensed financial information follows (dollars in thousands):

December 31,                                      2000         1999
-------------------------------------------------------------------
BALANCE SHEET
Assets:
   Cash                                        $   155      $   182
   Dividends receivable
     and other assets                            1,337        1,001
   Investment in the Bank                       72,032       56,029
-------------------------------------------------------------------
Total Assets                                   $73,524      $57,212
===================================================================
Liabilities                                    $ 1,217      $ 1,109
-------------------------------------------------------------------
Stockholders' Equity:
   Preferred stock                                  --           --
   Common stock                                 38,724       35,391
   Surplus                                      34,518       29,493
   Retained earnings                             4,780        5,119
   Treasury stock                               (2,422)        (919)
   Accumulated other comprehensive loss         (2,972)     (12,501)
   Unearned compensation                          (321)        (480)
-------------------------------------------------------------------
Total Stockholders' Equity                      72,307       56,103
-------------------------------------------------------------------
Total Liabilities and Stockholders' Equity     $73,524      $57,212
===================================================================

For the Years Ended December 31,        2000      1999         1998
-------------------------------------------------------------------
INCOME STATEMENT
Dividends from the Bank,
   net of expenses                   $ 5,274   $ 3,453      $ 3,344
Equity in the undistributed
   earnings of the Bank                5,436     6,876        4,859
-------------------------------------------------------------------
Net Income                           $10,710   $10,329      $ 8,203
===================================================================
CASH FLOWS
Operating Activities:
   Net income                        $10,710   $10,329      $ 8,203
   (Increase) decrease
     in other assets                    (336)       22            3
   Increase (decrease) in liabilities    109        (3)         332
   Equity in the undistributed
     earnings of the Bank             (5,436)   (6,876)      (4,859)
-------------------------------------------------------------------
Net cash provided by
   operating activities                5,047     3,472        3,679
-------------------------------------------------------------------
Financing Activities:
   Cash dividends paid                (3,707)   (3,327)      (3,295)
   Proceeds from issuance
     of common stock                   1,039       980        1,143
   Capital contribution
     to the Bank                        (902)     (849)        (879)
   Payment to repurchase
     common stock                     (1,504)     (730)        (188)
-------------------------------------------------------------------
Net cash used in
   financing activities               (5,074)   (3,926)      (3,219)
-------------------------------------------------------------------
Net Changes in Cash                  $   (27)  $  (454)     $   460
===================================================================

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

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral required varies, but may include accounts receivable, inventory, equipment, real estate, and income-producing commercial properties. At December 31, 2000 and 1999, commitments to originate loans and commitments under unused lines of credit for which the Bank is obligated amounted to approximately $131,584,000 and $125,318,000, respectively.

STATE BANCORP, INC. AND SUBSIDIARY

   Letters of credit are conditional commitments issued by the Bank guaranteeing payments of drafts in accordance with the terms of the letter of credit agreements. Commercial letters of credit are used primarily to facilitate trade or commerce and are also issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Collateral may be required to support letters of credit based upon management's evaluation of the creditworthiness of each customer. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Most letters of credit expire within one year. Management does not anticipate any material losses as a result of these transactions. At December 31, 2000 and 1999, the Bank had letters of credit outstanding of approximately $3,615,000 and $4,611,000, respectively.

13. DISCLOSURES ABOUT FAIR VALUE OF
      FINANCIAL INSTRUMENTS

   Fair value estimates are made as of a specific point in time based on the characteristics of financial instruments and market information. Where available, quoted market prices are used. However, markets do not exist for a portion of the Bank's financial instruments and, as a result, fair value estimates require judgments regarding future cash flows. These judgments are subjective in nature, involve uncertainties and therefore may change significantly at future measurement dates. The fair value information that follows is intended to supplement, but not replace, the basic consolidated financial statements and other traditional financial data presented throughout this report. The calculation of estimated fair values is based on market conditions at December 31, 2000 and 1999 and is not reflective of current or future fair values. Furthermore, the value of long-term relationships with depositors is not reflected. The value of those relationships is significant.

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

   The estimated fair values of the Bank's financial instruments are as follows (in thousands):

December 31,                     2000                          1999
----------------------------------------------------------------------------
                         Carrying    Estimated         Carrying    Estimated
                           Amount   Fair Value           Amount   Fair Value
----------------------------------------------------------------------------
Financial assets:
   Cash and short-term
     investments       $  101,368   $  101,368         $ 73,819     $ 73,819
   Securities held
     to maturity
     and securities
     available for sale   418,591      418,588          377,431      377,428
   Loans--net of the
     allowance for
     probable loan
     losses               487,785      499,014          481,842      488,362
----------------------------------------------------------------------------
Total                  $1,007,744   $1,018,970         $933,092     $939,609
============================================================================
Financial liabilities:
   Deposits            $  895,107   $  896,975         $804,463     $804,411
   Other short-term
     liabilities           47,321       47,321           85,618       85,618
----------------------------------------------------------------------------
Total                  $  942,428   $  944,296         $890,081     $890,029
============================================================================

14. REGULATORY MATTERS

   Dividends paid by the Company are subject to restrictions by certain regulatory agencies. Under these restrictions, approximately $14,359,000 was available for payment of dividends at December 31, 2000, without prior approval of those regulatory agencies.

STATE BANCORP, INC. AND SUBSIDIARY

   The Company and the Bank are subject to various reg ulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and the Bank's classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total capital and Tier I capital, as defined in the regulations, to risk weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2000, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

   As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category. The Company's and the Bank's capital amounts and ratios are as follows (in thousands):

                                                                                                               To Be Well
                                                                                       For Capital          Capitalized Under
                                                                                         Adequacy           Prompt Corrective
                                                               Actual                    Purposes           Action Provisions
-----------------------------------------------------------------------------------------------------------------------------
                                                          Amount     Ratio         Amount       Ratio       Amount     Ratio
-----------------------------------------------------------------------------------------------------------------------------
As of December 31, 2000:
Tier I Capital to Total Adjusted
   Average Assets (Leverage):
     The Company                                         $74,952      7.57%       $39,605        4.00%         N/A        N/A
     The Bank                                            $74,677      7.46%       $40,041        4.00%     $50,052       5.00%
Tier I Capital to Risk Weighted Assets:
     The Company                                         $74,952     12.53%       $23,927        4.00%         N/A        N/A
     The Bank                                            $74,677     12.40%       $24,089        4.00%     $36,134       6.00%
Total Capital to Risk Weighted Assets:
     The Company                                         $82,452     13.78%       $47,868        8.00%         N/A        N/A
     The Bank                                            $82,224     13.66%       $48,155        8.00%     $60,193      10.00%
-----------------------------------------------------------------------------------------------------------------------------
As of December 31, 1999:
Tier I Capital to Total Adjusted
   Average Assets (Leverage):
     The Company                                         $68,241      7.02%       $38,884        4.00%         N/A        N/A
     The Bank                                            $68,167      7.04%       $38,731        4.00%     $48,414       5.00%
Tier I Capital to Risk Weighted Assets:
     The Company                                         $68,241     11.78%       $23,172        4.00%         N/A        N/A
     The Bank                                            $68,167     11.69%       $23,325        4.00%     $34,987       6.00%
Total Capital to Risk Weighted Assets:
     The Company                                         $75,348     13.01%       $46,332        8.00%         N/A        N/A
     The Bank                                            $75,274     12.91%       $46,645        8.00%     $58,307      10.00%
-----------------------------------------------------------------------------------------------------------------------------

15. SUBSEQUENT EVENTS

   On February 28, 2001, the Company's Board of Directors announced the acquisition of Studebaker-Worthington Leasing Corp. ("Studebaker") in a cash for stock transaction. Studebaker has provided business equipment leasing nationwide for over thirty years, specializing in small ticket leases up to $100,000 for computers and office equipment. Although the transaction is not significant to the Company's financial position or results of operations, the acquisition will complement the Company's current product offerings and provide additional diversification to the Company's traditional sources of income.

STATE BANCORP, INC. AND SUBSIDIARY
INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
State Bancorp, Inc.
New Hyde Park, New York

   We have audited the accompanying consolidated balance sheets of State Bancorp, Inc. and subsidiary (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of State Bancorp, Inc. and subsidiary at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
January 24, 2001

STATE BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

   State Bancorp, Inc. (the "Company") is a one-bank holding company, which was formed on June 24, 1986. The Company operates as the parent for its wholly owned subsidiary, State Bank of Long Island and subsidiaries (the "Bank"), a New York State chartered commercial bank founded in 1966. The income of the Company is derived through the operation of the Bank and its subsidiaries, SB Portfolio Management Corp. ("SB Portfolio"), SB Financial Services Corp. ("SB Financial"), New Hyde Park Leasing Corp. and SB ORE Corp.

   The Bank serves its customer base through ten full-service branches and a lending center in Jericho. Of the Bank's branch locations, five are in each of Nassau and Suffolk Counties. The Bank offers a full range of retail banking services to individuals, corporations, municipalities and small to medium-sized businesses. Retail products include checking accounts, NOW accounts, money market accounts, passbook and statement savings accounts, certificates of deposit, individual retirement accounts, commercial loans, personal loans, residential, construction, home equity, commercial mortgage loans, consumer loans, small business lines of credit and telephone banking. In addition, the Bank also provides access to annuity products, mutual funds, discount brokerage services, sweep products and, through its association with U.S. Trust Company, a full range of wealth management and financial planning services.

   SB Portfolio and SB Financial, based in Wilmington, Delaware, each wholly owned subsidiaries of the Bank, were formed in 1998. SB Portfolio provides investment management services to the Bank and the Company while SB Financial provides balance sheet management services such as interest rate risk modeling, asset/liability management reporting and general advisory services to the Bank.

   For the year ended December 31, 2000, the Company again recorded record levels of earnings, loans, investment securities, core deposits and Tier I capital. The following discussion is intended to provide the reader with further insight into the principal factors contributing to the financial results of the Company and its operating subsidiary for the periods shown. It should be read in conjunction with the consolidated financial statements and notes thereto for a full understanding of this analysis.

   The Company's 2000 performance is discussed in detail on the following pages. Certain statements contained in this discussion are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations regarding a range of issues that could potentially impact the Company's performance in future periods. Forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those discussed herein. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiary include, but are not limited to, changes in: market interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's primary trade area, accounting principles and guidelines and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing and services.

RESULTS OF OPERATIONS AND
FINANCIAL CONDITION

Summary of Financial Performance

   The Company achieved its thirtieth consecutive year of record earnings during 2000. Net income improved by 3.7% to $10.7 million or $1.42 basic earnings per common share in 2000 versus $10.3 million or $1.37 per share in 1999 (per share earnings have been adjusted to reflect the impact of the 8% stock dividend declared by the Company during 2000). Fully diluted earnings per common share were $1.40 and $1.35 in 2000 and 1999, respectively. Growth in net interest income (up 3.1%) and other income (up 13.5%) and a lower effective income tax rate were the primary reasons for the earnings growth during 2000. The increase in net interest income resulted from an expanded interest-earning asset base, primarily through growth in the investment portfolio. Somewhat offsetting the foregoing factors were increases in operating expenses, principally salaries and benefits and occupancy costs, and the provision for loan losses.

   The Company's capital position, by all industry-standard measures, remains strong. The ratio of average total stockholders' equity to average total assets was 6.31% and 7.16% in 2000 and 1999, respectively. Excluding adjustments related to SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," these ratios would have been approximately 7.65% and 7.75% in 2000 and 1999, respectively. Based upon banking industry regulatory guidelines, a "well capitalized" institution must maintain a Tier I leverage ratio of at least 5.00% and Tier I and total capital to risk-weighted assets ratios of at least 6.00% and 10.00%, respectively. At December 31, 2000, the Company's Tier I leverage ratio was 7.57% while its risk-weighted ratios were 12.23% for Tier I capital and 13.74% for total capital. These ratios are substantially in excess of the foregoing regulatory guidelines and also compare favorably to the Company's peers.

STATE BANCORP, INC. AND SUBSIDIARY

   The continued growth in net income during 2000 resulted in an improvement in the Company's primary measure of financial performance. During 2000, return on average equity improved to 17.91%, an increase of 56 basis points from 1999's record level. Return on average assets declined slightly to 1.13% from 1.23% a year ago. The Company's other primary measures of financial performance were down slightly during 2000. The Company's net interest margin declined by twenty-nine basis points to 4.32% while the Company's operating efficiency ratio rose slightly to 52.5% in 2000 from 51.7% in 1999.

   The Company's primary trade area, Nassau and Suffolk Counties on Long Island, enjoyed another year of strong economic growth and expansion during 2000, though at a slower pace than in recent years. The Long Island economy has successfully transformed itself into a dynamic high tech-driven incubator for cutting edge companies from one that was largely dependent on one industry for job creation only a decade ago. The primary strength of the local economy now is its great diversity. Long Island has become a fertile growth area for small business creation, particularly in the high-tech, medical, biotech and services sectors. Long Island, with great strength in the bioscience, electronics and computer science industries, is expected to be among the world's leaders in the convergence of these technologies into new industries during the coming years. The Company is an active participant in lending to small businesses in a wide variety of Long Island industries. Loan demand moderated somewhat during 2000. On a year-to-year basis, total loans grew by only 1.6% versus 1999. Although most statistics continue to point to a controlled "soft landing" for the economy in 2001, recent economic evidence may indicate otherwise. Lower short-term interest rates may not be enough to offset a slower rate of GDP growth and a marked reduction in consumer confidence. A reduction in retail sales, lower housing starts and a softening of demand for capital goods all point toward a bumpy economy in the upcoming year. The Long Island marketplace is among the most competitive in the country, and management is well aware that past performance is not indicative of future results. Intense competition from commercial and savings banks, financial services conglomerates and insurance companies has created a virtual banking industry where consumers and businesses alike can obtain loans online and invest in CDs and mutual funds with institutions across the country, or around the world, sweep idle balances into a wide variety of investments, all by the click of a mouse from their home or office on a "24/7/365" basis. Relationships are no longer of paramount importance for many businesses or consumers. Convenience, flexibility and technology have created a new paradigm in banking. Congressional legislation has promoted financial convergence among banks, financial services providers and the insurance industry. The banking industry's shift to a transactional nature creates pricing concerns for management relative to the credit risk of the Company's small business borrower base. Intense competition, along with a keen sophistication among consumers and corporate treasurers makes management's outlook somewhat guarded for 2001. The longest economic expansion in the post-war period is possibly drawing to a close. As a result, management of the Company has chosen to be very cautious with respect to granting credit to current and prospective borrowers. For these reasons, it is likely that 2001 will see loan growth of 3% to 5% in the Company's core competencies of commercial and industrial credits and commercial mortgages but at spreads that are likely to narrow somewhat from current levels as short-term interest rates continue to moderate. Lower short-term interest rates will improve the Company's funding costs and will likely offset the effect of anticipated reductions in the Company's Prime lending rate during 2001. Management expects that this anticipated movement in interest rates will have only a nominal impact on the Company's net interest margin during the coming year. Additional asset growth will likely come from the fixed income investment portfolio in both the taxable and tax-exempt areas. It is expected that the planned opening of four branch offices during 2001 will provide low-cost core deposit funding for any anticipated asset growth. The Company will continue to aggressively pursue expense reductions and operating efficiencies along with revenue-generating sales initiatives to improve net interest income. Management expects that the upcoming year will provide significant challenges for the Company. The planned opening of four branch locations, three of which are expected to be in Queens County, a market contiguous to the Company's primary trade area, coupled with planned technology upgrades and new product introductions, will provide a formidable array of challenges for management of the Company over the next twelve months. However, by continuing our philosophy of "Measured, Orderly Growth," maintaining a "Customer First" attitude and adhering to the ideals contained in our mission statement, the Company has been able to apply a consistent standard of excellence that we feel may produce yet another year of record earnings during 2001.

APPLYING "OLD ECONOMY"
PRINCIPLES TO NEW MARKETS

   Much attention has been given in the financial press recently to the demise of many "new economy" dot-com companies. These firms, which as recently as a year ago were the model by which all business was going to be judged, are now being lampooned for their lack of ability to execute their grand business plans. The Company, however, continues to rely on the "old economy" principles of customer service and satisfaction.

   In an industry where most financial services companies offer the same array of products, State Bancorp, Inc. has excelled at the simple art of pleasing the customer since the very beginning of its existence. The Company has always prided itself on offering products that its customer base needs at prices that they can afford to pay. Customers have become old friends over the years. A strong and stable management team, a competent and responsive staff and a stable of competitive, technologically advanced products and services available through multiple delivery channels have served the Company well in the Long Island marketplace for many years.

STATE BANCORP, INC. AND SUBSIDIARY

   During 2001, the Company has plans to open three new branches in Queens County. Although contiguous to Nassau County, home of the Company's headquarters, Queens has never been fully explored as a source of new business. All that will change during the next twelve months as management anticipates rolling out the Company's very successful formula for success in a large new market. Queens County is the home to two million people and more than 48 thousand small businesses. Queens is also home to New York City's fastest growing economy. Management of the Company recognizes the huge opportunities available in Queens County and expects that the Company's combination of outstanding service and competitive pricing will be an immediate success despite the large number of financial service competitors currently operating there.

   The Company will continue to pursue "organic" de novo growth opportunities in the tri-county area as they arise. Growth in commercial loans to small and medium-sized businesses as well as the generation of low-cost core deposit balances is driving the Company's 2001 branch expansion plans. In addition to the Queens market, the Company has plans to open a new branch office in the Garden City/Mineola area of Nassau County. This location, to be called the County Seat office, will provide a full range of banking services to the very large legal and accounting communities that are located nearby.

NET INTEREST INCOME

2000 versus 1999

   Net interest income, the difference between interest earned on loans and investments and interest paid on deposits and borrowed funds, provides the Company's primary source of operating earnings. Net interest income is affected by the level and composition of assets, liabilities and stockholders' equity, as well as changes in market interest rates. Net interest income increased by 3.1% to $37.1 million in 2000 as the result of growth in average interest-earning assets of $98 million (12.2%). Growth in loans, municipal securities and taxable Government Agency securities accounted for the asset expansion. Increases in commercial loans and commercial mortgages led the $35 million or 7.8% increase in average loans outstanding in 2000 versus 1999. Average investment securities increased by $62 million or 19.1% due to a $47 million increase in Government Agency paper, primarily callable issues with eight- to ten-year final maturities, coupled with an increase in tax-exempt municipal notes. This expansion was funded in part by cash flows from the Company's mortgage-backed portfolio. A majority of the Company's investment portfolio is owned and managed by SB Portfolio Management Corp., a wholly owned subsidiary of State Bank of Long Island located in Wilmington, Delaware.

   Average interest-earning assets have grown by 12.2%, 14.0% and 15.1% in 2000, 1999 and 1998, respectively. Primarily funding this asset expansion were increases in core deposits, principally demand deposit and Super NOW accounts, large denomination certificates of deposit, money fund accounts and retail certificates of deposit with maturities from six months to two years.

   Average core deposit balances (defined as demand deposits, NOW accounts, money fund and savings accounts) increased by $20 million or 5.6% to $372 million in 2000. The growth and retention of low-cost core deposit balances may be the single most difficult challenge in banking today. A vast array of competitors exists for this valuable funding source. Management of the Company counts this among its top priorities since the growth of these deposits is a key element in the Company's expansion strategy. These low-cost deposits also are critical to the Company's efforts to widen its net interest margin. During 2000 and 1999, average core deposit balances represented 43% and 50% of total deposits, respectively. An expanded municipal banking department, which continues to develop new relationships throughout Long Island, coupled with the opening of a new Suffolk County branch in 2000, were responsible for the growth in all core deposit categories. Average demand deposit balances grew by 2.3% and 19.1% in 2000 and 1999, respectively, and have, on average, doubled since 1995. During 2000, the Company's net interest margin narrowed to 4.32%, from 4.61% and 4.47% during the previous two years. The decline in margin resulted from several factors, most notably: higher short-term interest rates; a liability-sensitive balance sheet, and a shift in the interest-earning asset mix to a greater dependence on lower-yielding investment securities from higher-yielding loans. Growth in these asset categories was funded by growth in core deposits and retail and municipal certificates of deposit. The increase in certificate of deposit funding previously described coupled with higher short-term interest rates during 2000 contributed to a 75 basis point increase in the average rate paid on the Company's supporting funds to 3.93% in 2000 from 3.18% in 1999. Management anticipates a nominal expansion of the net interest margin in 2001 as demand deposit balances and loan volumes are each projected to increase while short-term interest rates are likely to fall based upon early actions taken thus far by the Federal Reserve Open Market Committee. Future rate cuts should initially benefit the Company as funding costs will contract at a faster pace than asset margins, thereby causing an expansion in net interest margin. Management of the Company expects that the continued maturation of the Suffolk County branch opened in mid-2000 and the ongoing growth of the Suffolk branches opened in late 1997 will provide access to additional low-cost sources of funds as well as provide ample opportunity to expand the Company's loan portfolio in previously under-served areas of that County. As previously noted, the Company has plans to expand its branch network to the west in Queens County in addition to a new Nassau County location in 2001. As has been the case with recent branch openings, the Company expects that these new locations will produce additional commercial and municipal banking relationships, both for deposits and loans, that will enhance profitability in 2001 and beyond.

STATE BANCORP, INC. AND SUBSIDIARY

   Average total loans grew by 7.8%, 16.7% and 6.8% in 2000, 1999 and 1998, respectively. This growth has been achieved with little adverse impact on credit quality. The Company, without expanding its lending staff, was able to take advantage of Long Island's strong local economy in 2000 and generate quality loan growth in a very competitive marketplace. The higher level of interest rates during 2000 coupled with some signs of weakness in the local economy were the primary reasons for the slower rate of growth in the Company's loan portfolio during the past year. Additional investments in property, plant and equipment, and to some extent, personal residences, were delayed or cancelled as the economy slowed during 2000. Management of the Company expects that the combination of lower interest rates and an expanded branch network will provide ample opportunities for loan growth during the next twelve to twenty-four months. Products such as Business Direct Access, a commercial cash management product, the Small Business Line of Credit and Prime For Life home equity loan product will provide commercial lenders and branch managers with a competitive arsenal of offerings for all types of relationships. These innovative products, coupled with responsive and personal customer service that are second to none, will continue to enable the Company to take advantage of opportunities presented by the ongoing consolidation of the local banking market. Average commercial loans, commercial mortgages and installment loans grew at rates of 5.1%, 10.9% and 15.1%, respectively, in 2000. At December 31, 2000, total loans outstanding amounted to $497 million, up 1.6% when compared to the comparable 1999 date. The year-end loan portfolio was comprised of approximately 45% commercial loans, 40% commercial mortgages, 7% residential mortgages and 8% all other loans. It is expected that the 2001 loan mix will remain, on a percentage basis, approximately the same as 2000.

   Based upon recent local and national economic forecasts, management of the Company is confident that loans outstanding will grow at a rate of 3% to 5% in 2001. The ongoing consolidation of the New York City and Long Island banking markets still provides the greatest potential for loan growth next year. As larger money center and regional bank competitors "roll-up" the local market, many retail, commercial and municipal customers are often neglected, as their bankers need to wait for headquarters to approve rates and product terms. A well managed, locally run community bank can thrive in this environment.

   Management of the Company is committed to quality loan growth. A comprehensive credit and peer review process provides a quality control tool to ensure that only high quality loans are brought to credit committee for consideration. This rigorous process will remain in place as the Company enters new geographic markets during 2001.

1999 versus 1998

   Net interest income improved by 17.7% to $36.0 million during 1999 as the result of growth in interest-earning assets of $98 million (up 14.0%). Growth in loans and taxable Government Agency securities accounted for the vast majority of the asset expansion. Increases in commercial loans and commercial mortgages led the $64 million or 16.7% increase in average loans outstanding in 1999 versus 1998. Average investment securities advanced by $71 million or 27.9% due to growth in Government Agency paper, primarily, callable issues with five- to ten-year final maturities. Funding the growth in interest-earning assets were paydowns on mortgage-backed securities, increases in core deposits, principally demand balances, and growth in large denomination certificates of deposit, money fund accounts and repos.

   During 1999, the Company's net interest rate margin widened to 4.61% from 4.47% in 1998. The improved spread resulted from a lower cost of funds (down 26 basis points to 3.18% in 1999) due principally to growth in core deposits. Average demand deposit balances grew by 19.1% in 1999. Also contributing to the improved spread was a shift in the interest-earning asset mix to greater concentration of higher-yielding loans and investment securities than in the previous year.

INVESTMENT SECURITIES

   SFAS No. 115 requires the Company, at the time of purchase, to designate each investment security as either "available for sale"("AFS"), "held to maturity" or "trading," depending upon investment objectives, liquidity needs and ultimate intent. Securities available for sale are stated at estimated fair value, with unrealized gains or losses reported as accumulated other comprehensive income
(loss) as a separate component of stockholders' equity until realized. Securities held to maturity are stated at cost, adjusted for amortization of premium or accretion of discount, if any. Trading securities are generally purchased with the intent of capitalizing on short-term price differences by selling them in the near term. The Company did not hold any trading securities at December 31, 2000 and 1999.

   At December 31, 2000, the Company held $418 million in AFS securities (99.9% of the investment portfolio) at a pretax unrealized net loss of $6.5 million, down from $19.4 million at year-end 1999. This reduction resulted from the significant decline in interest rates that occurred during the latter part of 2000. Due to the negative convexity present in the callable Agency securities in the Company's portfolio, it is likely that these securities will be called. As rates rise, these securities decline in value and are less likely to be called prior to maturity. At year-end 2000, the AFS portfolio was divided into the following categories: 69% callable U.S. Government Agency securities; 27% local municipal paper (mainly maturities of less than one year); 3% MBS securities (mostly FNMA and GNMA obligations); and 1% all other securities, primarily FHLB stock. The held to maturity portion of the portfolio which totaled less than $300 thousand, was comprised

STATE BANCORP, INC. AND SUBSIDIARY

of short-term local municipal notes. Approximately 40% of the growth in the Company's investment portfolio took place in the U.S. Government Agency category and the balance in the municipal sector. Agency holdings increased by $14 million at year-end 2000 versus the same period a year ago. These securities are all callable within two years, and most have final maturities of less than twelve years. As previously stated, if rates continue to fall during 2000, it appears likely that most of these securities will be called in the next twelve months. The notes are AAA credits that provide a very competitive yield well in excess of the Company's incremental funding cost and are pledgeable to secure municipal deposits and other borrowings. The Company's investment policy is conservative and has liquidity and safety paramount among its objectives. The Company's portfolio of tax-exempt municipal notes increased by $22 million at year-end 2000 versus the comparable 1999 date. The Company continues to expand its municipal relationships and, as a natural outgrowth of that business, purchases short-term (one year or less) municipal paper. Much of the municipal paper that is purchased is classified as available for sale and eventually sold into the secondary market when market conditions are favorable. During 2000, the Company's holdings of mortgage-backed securities declined by $9 million as the result of principal paydowns. This follows paydowns of $19 million and $20 million in 1999 and 1998, respectively. Management expects that this trend will continue in 2001 at a somewhat faster rate than in 2000, due to the current and forecasted interest rate environment.

   The Company's investment portfolio is low-risk in nature due to its concentration of U.S. Government Agency, local municipal notes and AAA-rated MBS balloon and pass-through securities. As of December 31, 2000, the MBS portfolio had an average life of approximately 6 years after adjusting for historical prepayment patterns. Approximately 65% of the MBS portfolio, including collateralized mortgage obligations ("CMOs"), had final maturities in excess of five years. In general, principal prepayments on these securities will increase as interest rates fall and, conversely, prepayments will slow down as interest rates rise. CMOs accounted for less than 1% of the total investment portfolio as of year-end 2000. None of the CMOs held by the Company met the regulatory definition of a high-risk security nor did the Company own any structured notes as of December 31, 2000. The Government Agency portfolio, callable in 2000 and 2001, had final maturities in the seven- to fifteen-year maturity range.

   The Company's investment subsidiary, SB Portfolio Management Corp. ("SB Portfolio"), which was initially capitalized in 1998, continued to grow throughout 2000. Located in Wilmington, Delaware, this subsidiary now holds and manages approximately 62% of the Company's investment securities. The vast majority of securities domiciled with SB Portfolio are callable Agency issues; however, a portion of its portfolio is also dedicated to tax-exempt paper as well. SB Portfolio has its own investment policy and Board of Directors; however, it still adheres to the stringent safety and quality standards present throughout the Company in its investment evaluation process. Management of the Company expects that SB Portfolio will continue to grow in 2001 through the reinvestment of its own interest income as well as through additional capital infusions from the parent company if market conditions warrant.

SUMMARY OF LOAN LOSS EXPERIENCE AND
ALLOWANCE FOR PROBABLE LOAN LOSSES

   One of management's main objectives is to maintain a high quality loan portfolio in all economic climates. This objective is achieved by maintaining high underwriting standards coupled with regular evaluation of each borrower's creditworthiness and risk exposure. Management seeks to avoid loan concentrations within industries and customer segments in order to minimize credit exposure. The Company's senior lending personnel work in conjunction with line lenders to determine the level of risk in the Company's loan-related assets and establish an adequate level for the allowance for probable loan losses. An outside loan review consultant is also utilized to independently verify the loan classifications and the adequacy of the allowance for probable loan losses. Management actively seeks to reduce the level of nonperforming assets, defined as nonaccrual loans and other real estate owned, through aggressive collection efforts and, where necessary, litigation and charge-off. Other real estate owned properties are aggressively marketed for sale utilizing local commercial and residential realtors, where necessary.

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

STATE BANCORP, INC. AND SUBSIDIARY

   As illustrated in Table I, the Company's nonperforming assets increased by $5.5 million to $10.7 million at year-end 2000 versus 1999 following an $814 thousand increase in 1999 over 1998. At December 31, 2000, total nonperforming assets, defined by the Company as nonaccrual loans and other real estate owned, as a percentage of loans and other real estate owned increased to 2.2% as compared to 1.1% and 0.9% at year-end 1999 and 1998, respectively. Nonaccrual loans as a percentage of total loans increased to 2.2% at year-end 2000 versus 1.1% and 0.9% at the comparable 1999 and 1998 dates. The year-end 2000 increase in nonperforming assets, as defined by the Company, resulted from a $5.5 million increase in nonaccrual loans. The growth in nonaccrual loans during 2000 resulted from the transfer of three large credits, both commercial and individual, from performing to nonaccrual status during the last quarter of 2000.

   These loans are fully secured by marketable collateral. The largest single nonaccrual loan is a $4.8 million credit collateralized by commercial real estate with a current appraised value in excess of the carrying value of the credit. This credit, described in recent Form 10-Q filings, was partly written down during 1999 and 2000 and was transferred to nonaccrual status when the collection of interest became doubtful. Management actively reviews this credit and it consumes substantial managerial resources throughout the year, however, it is unlikely to move to full accrual status during 2001.

   Management of the Company actively reviews the level and composition of nonperforming assets. During 2000, this meant a continuation of recent years' strategy of collection through litigation combined with enhanced collateral positions on virtually all nonperforming assets. During 2000, the Company experienced a substantial increase in the total level of nonaccrual loans, restructured, accruing loans and loans 90 days or more past due and still accruing. The total level of these assets advanced by $5.5 million during 2000 to $10.7 million at year-end. This increase in nonperforming assets resulted in diminished coverage ratios at year-end. The allowance for loan losses as a percentage of nonaccrual loans declined to 86% from 137% at year-end 1999, while the allowance for loan losses as a percentage of nonaccrual loans, restructured, accruing loans and loans 90 days or more past due and still accruing declined during 2000 to 63% from 127% in 1999. At December 31, 2000, the Company's portfolio of restructured, accruing loans was comprised mainly of loans which have demonstrated performance in accordance with the terms of their restructure agreements, however, they did not yield a market rate of interest subsequent to their restructuring.

   Based upon current economic conditions, management has determined that the current level of the allowance for loan losses is adequate in relation to the risks present in the portfolio. Management considers, among other things, delinquency trends, concentrations within segments of the loan portfolio as well as recent charge-off experience when assessing the degree of credit risk in the portfolio. Collateral appraisals and estimates of current value influence the estimation of the required allowance balance at any point in time. The Company's loan portfolio is concentrated in commercial and industrial loans and commercial mortgages, the majority of which are fully secured by collateral with a market value in excess of the carrying value of the individual loans. Management of the Company increased the level of the provision for loan losses during 2000 in recognition of the continued growth in the portfolio as well as in recognition of the increased level of nonperforming assets. The provision for loan losses totaled $3.3 million in 2000 versus *31 $3.0 million in 1999 and $1.8 million in 1998. The resulting allowance for loan losses balance of $9.2 million at December 31, 2000 amounted to 1.9% of loans outstanding versus 1.5% in 1999 and 1.4% in 1998. Also adding to the higher level of the allowance during 2000 was a lower level of net charge-offs in 2000 ($1.1 million versus $1.7 million in 1999). Loan recoveries totaled $260 thousand in 2000 versus $521 thousand in 1999 and $444 thousand in 1998. Although the local economy continued to grow and expand during the past year, existing weaknesses in certain sectors of the economy may cause future problems. The potential consequences of an increase in interest rates or a prolonged economic slowdown in industries which impact the Company's borrower base, make it difficult to forecast the impact on asset quality that will result during 2001 or any additional charge-offs that will be required during the year.

   It is the present intent of management to further increase the level of the allowance for probable loan losses to reflect any exposure represented by fluctuations in the Long Island real estate market, and the underlying value that that market provides as collateral to certain segments of the loan portfolio. In recognition of the economic uncertainties previously elaborated upon, the normal risks inherent in any credit portfolio and expected growth in the loan portfolio, management anticipates that the 2001 provision for loan losses will approximate 2000's level. The provision is continually evaluated relative to portfolio risk and regulatory guidelines and will continue to be closely reviewed throughout 2001. In addition, various regulatory agencies, as an integral part of their examination process, closely review the allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment of information available to them at the time of their examinations.

   The Company has no foreign loans outstanding. The only concentration of loans exceeding 10% of total loans is the Bank's loans totaling $76.5 million from real estate operators, lessors, and developers. Repayment of these loans is dependent in part upon the overall economic health of the Company's market area and current real estate values. Management of the Company is not aware of any trends, events or uncertainties that will have, or that are reasonably likely to have, a material effect on the Company's liquidity, capital resources or future operating results. For loans not separately disclosed herein, management is not aware of information relating to any material credit that would impact the ability of those borrowers to comply with loan repayment terms.

STATE BANCORP, INC. AND SUBSIDIARY

TABLE I
Analysis of Nonperforming
Assets at December 31,                            2000             1999              1998             1997               1996
-----------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Nonaccrual loans                              $ 10,736 (1)     $  5,194 (1)      $  3,676         $  4,258           $  5,869
Other real estate                                   --               --               704              189              1,027
-----------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets                    $ 10,736         $  5,194          $  4,380         $  4,447           $  6,896
=============================================================================================================================
Restructured, accruing loans                  $    406         $    422          $  5,545 (1)     $  7,289 (1)       $  6,524 (1)
=============================================================================================================================
Loans 90 days or more past due
   and still accruing interest                $  3,542         $      3          $  1,352         $  1,590           $  1,228
=============================================================================================================================
Total loans outstanding                       $496,992         $488,948          $420,636         $377,633           $353,303
Total stockholders' equity                    $ 72,307         $ 56,103          $ 60,858         $ 54,930           $ 48,569
Allowance for loan losses                     $  9,207         $  7,107          $  5,788         $  5,124           $  5,009

Key ratios at December 31,
Allowance for loan losses
   as a percent of total loans                     1.9%             1.5%              1.4%             1.4%               1.4%
Nonaccrual loans as a percent
   of total loans                                  2.2%             1.1%              0.9%             1.1%               1.7%
Nonperforming assets (2)
   as a percent of total loans
   and other real estate                           2.2%             1.1%              1.0%             1.2%               1.9%
Allowance for loan losses
   as a percent of nonaccrual loans               85.8%           136.8%            157.5%           120.3%              85.3%
Allowance for loan losses as a
   percent of nonaccrual loans,
   restructured, accruing loans
   and loans 90 days or more past
   due and still accruing interest                62.7%           126.5%             54.7%            39.0%              36.8%

(1) Includes related credits totaling $4.8 million at December 31, 2000, $3.5 million at December 31, 1999, $5.0 million at December 31, 1998 and 1997 and $4.7 million at December 31, 1996.
(2) Excludes restructured, accruing loans and loans 90 days or more past due and still accruing interest.

OTHER INCOME

2000 versus 1999

   Other income improved in 2000 when compared to 1999. Total other income grew by 13.5% in 2000 versus 1999. Excluding net security losses, other income would have totaled $3.0 million in 2000, up 17.6% over 1999. This increase resulted from higher levels of deposit service charges, return item charges, Investors Marketplace mutual fund sales fees, sweep account fees, wire transfer fees and cash management fees and charges. Somewhat offsetting these improvements was a higher level of net security losses in 2000 coupled with a $122 thousand nonrecurring gain recorded in 1999 on the sale of equity securities received from the demutualization of an insurance company from which the Company had previously purchased life insurance policies. The 2000 increase follows significant growth in other income achieved during 1999 (up 40.0%). If securities transactions were excluded from other income, the Company would have recorded a 57.9% increase in other income during 1999.

   Return item charges represent the Company's primary source of other income. These fees increased by 32.7% in 2000 versus 1999 as the result of continued growth in the Company's commercial customer base coupled with an increase in the statutory ceiling rate of $15 per item imposed by New York State in late 1999. Service charges on deposits, another large source of fee revenue to the Company, increased by 6.1% in 2000 as the result of new consumer and commercial customer relationships.

   During 2000, the Company recorded $529 thousand in net security losses as the result of selected sales of investment securities, principally local short-term municipal notes, to achieve certain portfolio restructuring goals. This compares to net losses of $376 thousand and $64 thousand in 1999 and 1998, respectively.

   Other operating income improved by 9.8% in 2000 as the result of improvements in several categories, most notably Investors Marketplace mutual fund sales fees, merchant services income, sweep account fees, and cash management fees and charges. Excluding the previously mentioned nonrecurring gain recorded in other operating income during 1999, this category improved by 21.9% versus 1999. Much of the growth in other operating income during 2000 was due to growth in the Company's customer base and improved sales of existing products. A third-party money market sweep account for business relationships was introduced during late 1999 and was enthusiastically received by the Company's customer base during this past year. This product, as well as the Company's strategic alliance with U.S. Trust Company for wealth management services, are each expected to more

STATE BANCORP, INC. AND SUBSIDIARY

meaningfully add to other income in 2001. In addition, continued growth of the Company's commercial customer base, due largely to the Company's current and planned branch locations in the Nassau and Queens County marketplaces, is also expected to yield increases in deposit service charges and related fees next year. The formal sales training for branch and lending staff conducted throughout 2000, coupled with a more mature sales culture throughout the Company, helped to again improve the cross-sell ratio of various products to existing customers in 2000 as well as to identify prospective customers through ongoing marketing efforts in local communities.

1999 versus 1998

   Other income grew by 40.0% in 1999 versus 1998. This increase resulted from growth in return item charges, ATM fees, wire transfer fees, letter of credit fees, cash management fees and charges, annuity income and merchant service fees. In addition to the foregoing improvements, the Company also recorded a $122 thousand nonrecurring gain on the sale of equity securities during 1999. Growth in the Company's customer base was the principal reason for the improvement in other income during 1999. Also aiding the growth in fees was an increase in the statutory ceiling imposed by New York State on return item charges coupled with the imposition of a surcharge on non-customers utilizing Company ATMs during 1999.

OPERATING EXPENSES

2000 versus 1999

   Operating expenses increased by 7.5% to $22.0 million in 2000 when compared to 1999. The largest component of the increase was in salaries and other employee benefits, up $1.2 million or 9.0%, resulting from growth in staff count, increased health care costs, higher supplementary compensation accruals, and related increases in 401(k) and employee stock ownership plan (ESOP) contributions. Also contributing to the growth in expenses during 1999 were advances in occupancy costs (up 9.8%), equipment expenses (up 2.0%), marketing and advertising costs (up 24.1%) and deposit assessment fees (up 20.5%). Partially offsetting these increases was a $16 thousand (0.4%) reduction in other operating expenses.

   Growth in operating expenses during 2000 moderated somewhat from the level recorded in 1999 (up 7.5% versus 13.8%). Although the Company continues to experience growth in its various lines of business, technology has assisted in reducing the level of staff and infrastructure necessary to support that growth and expansion. The Company continues to be focused on its targets of improving the rate of growth in annual non-staff operating expenses to a level below the prevailing rate of inflation in addition to reducing the operating efficiency ratio (total operating expenses divided by the sum of fully taxable-equivalent net interest income and other income) to a level below 50%. The ongoing expansion of staff and branch facilities in recent years along with growth in both the lending staff and operational support functions have resulted in rates of operating expense growth above corporate targets. This trend is likely to continue in 2001 as the Company expects to open four additional branch offices as well as add to its lending staff. Management of the Company expects that the projected expansion of the Company's asset and revenue bases will keep pace in 2001. Growth in loans and core deposit balances are planned for the coming year at levels that will more than offset the anticipated growth in operating expenses that comes with expansion of facilities and equipment.

   The Company's primary expense control rates of measurement, relative to its peer group, are still very competitive. Although expense control is measured many different ways, the Company focuses on the operating efficiency ratio and the ratio of operating expenses to average assets as its primary yardsticks. The Company's operating efficiency ratio increased nominally to 52.5% in 2000 versus 51.7% and 54.4% in 1999 and 1998, respectively. The second measure of expense control utilized by the Company is total operating expenses to average assets. The Company recorded ratios of 2.32% in 2000 and 2.43% in 1999 and 1998 in this category. These ratios all compare quite favorably to the Company's peers and continually place it in the top 10% to 15% of its industry peer group. Management of the Company is very cognizant of expense management and places great emphasis on control of operating expenses, but always in the context of prudent growth of profitable lines of business. Management is also aware, however, that the resources necessary to grow the Company's revenue base must also be made available in order to improve earnings. Along these lines, management also monitors the ratio of average assets per employee and, at over $4.5 million per employee, the Company also ranks in the top 10% of its peer group in this category. This efficient utilization of staff is another reason behind the Company's excellent record of growth in earnings and assets. Although the Company's staff count has grown substantially during the past several years, management continues to adhere to the Company founders' original philosophy of "Measured, Orderly Growth."

   Growth in both net interest income and other income are expected to outpace increases in operating expenses during 2001, thereby resulting in anticipated improvements in each of the foregoing expense control ratios next year. The Company's long-term goal, as stated in previous stockholder communications, continues to be to reduce its operating efficiency ratio to a level of 50% or less and to lower the operating expenses to average assets ratio to 2.25% or lower. While this is a short-term goal for the upcoming year, it remains a long-term objective to continually improve these ratios in both absolute terms and in relation to the Company's community bank peer group. An analysis of the components of 2000 operating expenses, by category, follows.

   Occupancy expenses totaled $1.9 million in 2000, an increase of 9.8% when compared to 1999. This increase resulted principally from higher rental costs, increased utility expenses and higher maintenance and repair costs. The increase in rental costs resulted from the opening of a new branch facility in East Setauket coupled with normal lease escalations at several facilities during 2000.

STATE BANCORP, INC. AND SUBSIDIARY

   Occupancy costs are expected to rise in 2001 due to branch expansion plans in both Nassau and Queens Counties. Potentially offsetting some of these additional costs is the anticipated settlement of a favorable certiorari proceeding at one of our branch locations. This settlement has been tied up in the Nassau County legislature during the past year but is expected to be processed during the coming year.

   Equipment expenses increased by 2.0% in 2000 due to growth in equipment purchases and related maintenance costs, principally due to continued expansion of the Company's personal computer networks. Depreciation expense was flat in 2000 when compared to 1999, however, it is expected that this category will increase during 2001 due to additional planned technology initiatives during the coming year and equipment purchases related to the anticipated branch openings.

   Deposit assessment fees grew by 20.5% as the result of growth in the Company's assessable deposit base. The majority of the Company's deposits are insured by the Bank Insurance Fund ("BIF") while the balance is insured by the Savings Association Insurance Fund ("SAIF"). Currently, the Company's BIF assessment rate is $0.01 per $100 of deposits while SAIF deposits are assessed at a rate of $0.06 per $100 of deposits to support the FICO bonds issued by the FDIC. Based upon year-end 2000 deposit levels and preliminary projections for 2001 deposit growth, management anticipates an increase of approximately 15% in the Company's 2001 deposit assessment fees.

   Amortization of intangibles was flat from year to year in 2000. Excluding further acquisition activity, intangibles amortization will be again flat in 2001 versus 2000.

   Marketing and advertising costs rose by 24.1% in 2000 versus 1999. This increase resulted principally from additional corporate image advertising, product marketing support and trade show sponsorships. It is expected that this expense category will increase again in 2001 as the Company expands its advertising budget to support the planned branch openings in Queens County.

   Other operating expenses declined by 0.4% to $4.1 million in 2000 when compared to 1999. This reduction resulted from contraction in several categories, most notably credit and collection fees, computer software maintenance and audits and examination fees. The decline in credit and collection costs was the direct result of more efficient litigation management efforts related to nonperforming assets. Computer software maintenance costs fell due to improved vendor pricing related to software licenses. Audits and examination fees decreased due to lower fees associated with regulatory examinations. Somewhat offsetting these improvements were increases in several expense categories, mainly legal fees, stationery and supplies expenses, meetings and seminars and subsidiary operating expenses. Management of the Company expects that operating expenses will continue to grow as the Company expands its operations, the markets it serves and the products it offers. Management anticipates an overall rate of increase of 8%-10% as a 2001 expense growth estimate.

1999 versus 1998

   Operating expenses grew by 13.8% to $20.5 million in 1999. As was the case in the 2000 comparison, growth in salaries and other employee benefits was the principal reason for this increase. An increase in staff count, higher supplementary compensation accruals and related increases in 401(k) and ESOP contributions resulted in an 18.6% rise in salaries and benefits expenses during 1999.

   Occupancy costs increased by a moderate 2.3% in 1999 due principally to higher rental costs and increased real estate taxes. Normal lease escalation costs were recorded at several facilities during 1999; however, these expenses were offset by lower utility costs during that year.

   Equipment expenses expanded by 10.0% when compared to 1998 due to higher depreciation expenses and costs related to equipment purchases. Depreciation expense increased due to purchases of office equipment related to staff expansion, continued growth and development of the Company's personal computer networks and the replacement of the Company's mainframe system late in 1998.

   Deposit assessment fees increased by 6.0% in 1999 as the result of growth in the Company's assessable deposit base.

   Amortization of intangibles declined by $47 thousand or 56.8% in 1999 versus 1998 due to the final amortization of core deposit premiums paid in connection with branches acquired in 1992.

   Other operating expenses, including marketing and advertising expenses, increased by 8.5% to $4.7 million in 1999 when compared to 1998. This increase resulted from growth in several categories, mainly credit and collection fees, subsidiary operating expenses, marketing and advertising costs, computer software maintenance, stationery and supplies costs and audits and examination fees.

EFFECTIVE INCOME TAX RATE

2000 versus 1999

   Income tax provisions of $3.6 million, $4.4 million and $4.2 million were recorded in 2000, 1999 and 1998, respectively. The Company is currently subject to both a statutory incremental federal tax rate of 35% (34% for the first $10 million of taxable income), and a New York State tax rate of 9%, plus a surcharge of 17%. The Company's overall effective tax rate was 25.3%, 29.9% and 33.7% in 2000, 1999 and 1998, respectively.

   The decline in 2000's effective tax rate was largely due to the continued activities of the Bank's Delaware subsidiary, SB Portfolio Management Corp. SB Portfolio provides investment management services to the Bank and the Company. At year-end 2000, approximately $262 million in Government Agencies, mortgage-backed and tax-exempt municipal securities were managed by SB Portfolio in Delaware, and consequently the income thereon is exempt from New York State income taxes. Management of the Company anticipates that the 2001 effective tax rate will approximate 26.0%.

STATE BANCORP, INC. AND SUBSIDIARY

1999 versus 1998

   The Company's effective tax rate declined to 29.9% in 1999 from 33.7% in 1998. This decrease was largely due to the full year operation of SB Portfolio during 1999. SB Portfolio was established in June 1998. At year-end 1999, SB Portfolio managed approximately $203 million in Government Agency and tax-exempt municipal securities.

CAPITAL RESOURCES

   The changing nature of the financial services industry, including the expansion of fee-based activities, requires a proactive view of capital management. Maintenance of appropriate levels of capital is subject to constraints and restrictions imposed by regulatory authorities, dividend requirements, risk elements and acquisition opportunities. The Company's capital management policies have been designed to ensure maintenance of appropriate levels of capital under a wide variety of economic conditions.

   The Company strives to maintain an optimal level of capital, commensurate with its risk profile, on which an attractive rate of return to stockholders will be realized over both the short and long term, while serving depositors', creditors' and regulatory needs. In determining an optimal capital level, the Company also considers the capital levels of its peers and the evaluations of its primary regulators. During 2000, the Company's capital base was expanded by the amount of its net income earned and common stock issued net of cash dividends paid to stockholders and shares repurchased. At December 31, 2000, stockholders' equity totaled $72.3 million, an increase of $16.2 million from year-end 1999. Total equity at December 31, 1998 was $60.9 million. The application of SFAS No. 115 resulted in a $3.0 million reduction in stockholders' equity at December 31, 2000 and a $12.5 million reduction in equity at December 31, 1999. Excluding the impact of this mandated adjustment, stockholders' equity would have grown by $6.7 million or 9.7% in 2000. Retention of earnings, net of cash dividends paid on common stock, added $6.9 million to equity last year. Somewhat offsetting this growth was the repurchase of 68,452 shares of stock as part of the Company's stock repurchase plan. If market conditions warrant, management will repurchase additional shares of common stock on the open market during the next twelve months. This action will only occur if management feels that the purchase will be at prices that are accretive to earnings per share.

   Internal capital generation, defined as earnings less cash dividends paid on common stock, is the primary catalyst supporting the Company's future growth of assets and, most importantly, stockholder value. Management constantly evaluates the Company's capital position in light of current and future growth objectives. Although the Company did not access either the equity or debt markets in 2000, management continues to monitor these markets closely.

   The Company has no present plans to issue or utilize preferred shares. These shares do, however, also afford management additional flexibility with respect to future equity financing to support business expansion.

   Management's goal is to provide stockholders with a competitive return on their investment in the Company. During 2000, the Board of Directors distributed quarterly cash dividends on the Company's common stock amounting to $0.52 in addition to paying an 8% stock dividend. The current quarterly cash dividend rate is $0.13 per share.

   The Company also makes a common stock dividend reinvestment plan available to its stockholders. This plan allows existing stockholders to reinvest cash dividends in Company stock and/or to purchase additional shares through optional cash investments on a quarterly basis. Shares are purchased at a 5% discount from the current market price under either plan option. During the 1998-2000 period, $2.5 million was added to stockholders' equity through plan participation. Approximately 24% of the Company's cash dividends were reinvested under this plan during the same period. Since inception, approximately $5.4 million in additional equity has been added through plan participation. Management anticipates continued future growth in equity through the program.

   State Bancorp, Inc. and its subsidiary are subject to various regulatory capital requirements administered by the Federal Reserve Board and the Federal Deposit Insurance Corporation. These regulatory authorities measure capital adequacy on a risk-weighted assets basis. Their guidelines provide a method of monitoring capital adequacy that is sensitive to the risk factors inherent in a bank's asset base, including off-balance sheet exposures. The guidelines assign various weights to different asset types depending upon their risk profile. Generally speaking, assets with greater risk require more capital support than do less risky assets. In addition, a leverage standard has been established to supplement the risk-based ratios in assessing an institution's overall capital adequacy. Failure to maintain the Bank's capital ratios in excess of minimum regulatory guidelines requires bank regulatory authorities to take prompt corrective action in accordance with the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). The regulations arising from FDICIA established five categories of capitalization for depository institutions: (1) well-capitalized, (2) adequately capitalized, (3) undercapitalized, (4) significantly undercapitalized and (5) critically undercapitalized. Based upon its December 31, 2000 capital position as outlined in Table II, the Bank's capital ratios far exceed the minimums established for a well-capitalized institution and exceed, by a significant margin, the minimum requirements under FDICIA. Failure to meet minimum capital requirements can initiate certain actions by regulators that could have a direct effect on the Company's and the Bank's operations and financial statements. The Company has no plans or commitments for capital utilization or expenditures that would affect its current capital position or would impact its future financial performance.

STATE BANCORP, INC. AND SUBSIDIARY

TABLE II

                                                                                            Regulatory
                                                                                              Criteria
                                                             Ratios as of December 31,       for Well-
                                             Regulatory    -----------------------------   Capitalized
                                                Minimum      2000       1999      1998     Institution
------------------------------------------------------------------------------------------------------
Leverage ratio--
   Tier I Capital to Total Adjusted Assets    3.00-5.00%     7.46%      7.04%     7.98%           5.00%
Tier I Capital/Risk Weighted Assets                4.00%    12.40%     11.69%    12.64%           6.00%
Total Capital/Risk Weighted Assets                 8.00%    13.66%     12.91%    13.85%          10.00%

LIQUIDITY

   Liquidity management is defined as the Company's and its subsidiary's ability to meet their financial obligations on a continuous basis without material loss or disruption of normal operations. These obligations include the withdrawal of deposits on demand or at their contractual maturity, the repayment of borrowings as they mature, the ability to fund new and existing loan commitments and to take advantage of business opportunities as they arise. Liquidity is composed of the maintenance of a strong and stable base of core deposits, a diversified mix of liabilities, maturing short-term assets including cash and due from banks, the ability to sell marketable assets without material loss and access to lines of credit and the capital markets. Liquidity at the Company is measured and monitored daily, thereby allowing management to better understand and react to emerging balance sheet trends. After assessing actual and projected cash flow needs, management seeks to obtain funding at the most economical cost to the Company. These funds can be obtained by converting liquid assets to cash or by attracting new deposits or other sources of funding. Many factors affect the Company's ability to meet its liquidity needs, including variations in the markets served, loan demand, its asset/liability mix, its reputation and credit standing in its markets, and general economic conditions.

   The Funds Management Committee is responsible for oversight of the Company's liquidity position and management of its asset/liability structure. This Committee monitors the loan and investment portfolios while also examining the maturity structure and volatility characteristics of the Company's liabilities to develop an optimum asset/liability mix. Funding sources available to the Company include retail, commercial and municipal deposits, purchased liabilities and stockholders' equity. If needed for short-term liquidity purposes, the Company has access to $16.5 million in unsecured lines of credit extended by correspondent banks. In addition, the Company can utilize its line of credit with FHLB to access up to $35.0 million in market rate-funds with maturities of up to thirty years. The Company does not utilize brokered deposits as a source of funds nor did it engage in any derivatives activities during 2000 or 1999 to manage its liquidity or interest rate risk.

   Asset liquidity is provided by short-term investments and the marketability of securities available for sale. At December 31, 2000, the Company had $418 million in such liquid assets. The Company's loan portfolio and investment securities held to maturity also provide an excellent source of internal liquidity through maturities and periodic repayments of principal. At year-end 2000, approximately $286 million of these assets, including mortgage-backed securities, were due to mature or be repaid within one year. Cash flows provided by the loan and investment portfolios are typically utilized to reduce the Company's borrowed funds position and/or to fund loan and investment securities growth. The Company's operating, investing and financing activities are conducted within the overall constraints of the Company's liquidity management policy.

   While past performance does not guarantee future results, management believes that the Company's funding sources, including dividends from its subsidiary, and the Bank's funding sources will be adequate to meet their future liquidity requirements.

ASSET/LIABILITY MANAGEMENT AND MARKET RISK

   The process by which financial institutions manage interest-earning assets and funding sources under different interest rate environments is called asset/liability management. The primary goal of asset/liability management is to increase net interest income within an acceptable range of overall risk tolerance. Management must ensure that liquidity, capital, interest rate and market risk are prudently managed. Asset/liability and interest rate risk management are governed by policies reviewed and approved annually by the Company's Board of Directors. The Board has delegated responsibility for asset/liability and interest rate risk management to the Funds Management Committee. The Funds Management Committee meets quarterly and sets strategic directives that guide the day-to-day asset/liability management activities of the Company as well as reviewing and approving all major funding, capital and market risk management programs. In addition to the Funds Management Committee, a Management Asset/Liability Committee (ALCO) meets monthly to discuss current market conditions, balance sheet management strategies, deposit and loan pricing issues and interest rate risk measurement and mitigation.

STATE BANCORP, INC. AND SUBSIDIARY

INTEREST RATE RISK

   Interest rate risk is the risk to earnings or capital arising from movements in interest rates. This risk can be quantified by measuring the change in net interest margin relative to changes in market rates. Risk is identified by reviewing repricing characteristics of interest-earning assets and interest-bearing liabilities. The Company's Funds Manage ment Committee sets forth guidelines that limit the level of interest rate risk within specified tolerance ranges. Management must determine the appropriate level of risk which will enable the Company to achieve its performance objectives within the confines imposed by its business objectives and the external environment within which it operates. Interest rate risk arises from repricing risk, basis risk, yield curve risk or options risk and is measured using financial modeling techniques, including quarterly interest rate shock simulations, to measure the impact of changes in interest rates on earnings for periods up to two years. These simulations are used to determine whether corrective action may be warranted or required in order to adjust the overall interest rate risk profile of the Company. The Company's asset/liability and interest rate risk management policy limits interest rate risk exposure to +/-12% of base case net income for net earnings at risk and +/- 15% for equity value at risk as a percentage of market value of portfolio equity. Net earnings at risk is the potential adverse change in net income arising from a +/- 200 basis point change in interest rates, measured over a one-year time horizon. Equity value at risk is the potential adverse change in the present value (market value) of total equity arising from a +/- 200 basis point change in interest rates. Simulation results, utilizing the Sendero asset/liability model, are influenced by a number of estimates and assumptions with regard to embedded options, prepayment behaviors, pricing strategies and cash flows. Such assumptions and estimates are inherently uncertain and, as a consequence, results will neither precisely estimate net interest income nor precisely measure the impact of higher or lower interest rates on net interest income. The results of these simulations are reported to the Company's Board of Directors on a quarterly basis.

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

   The accompanying table sets forth the amounts of assets and liabilities outstanding as of December 31, 2000 which, based upon certain assumptions, are expected to reprice or mature in each of the time frames shown. Except as stated, the amount of assets and liabilities shown to reprice or mature within a particular time frame was determined in accordance with the earlier of the term to repricing or the contractual terms of the asset or liability. The Company bases its deposit decay rates on assumptions established by management, which reflect historical experience over the three years ended December 31, 2000. Thus, the decay rates for deposit accounts, with the exception of CDs, for which contractual maturities are readily available, were as follows: 10% per year for savings deposits; 20% per year for money fund and NOW accounts of individuals, partnerships and corporations; all money fund and NOW accounts of municipalities are included in the 0-6 months time frame due to their seasonality and volatility. Management feels that these decay assumptions reflect the historical stability of the Company's core deposit base, which may or may not be indicative of the industry average of its peers. Management of the Company has engaged a consultant to perform a sophisticated core deposit valuation study during 2001. At the conclusion of the study, it is anticipated that the decay rates currently utilized by management may be modified somewhat.

   An asset-sensitive gap indicates an excess of interest-sensitive assets over interest-sensitive liabilities, whereas a liability-sensitive gap indicates the opposite. At December 31, 2000, the Company had a one-year cumulative liability-sensitivity gap of $145 million. In a rising rate environment, a liability-sensitive gap position generally indicates that increases in expenses utilized to fund interest-earning assets will outpace increases in interest income associated with those assets. In addition, the Company's net interest spread and net income would also decline under this scenario. Conversely, in a declining interest rate environment, the Company's cost of funds would decline more rapidly than the yield on its rate-sensitive assets and would likely result in an expansion of net interest income. This risk can be reduced by various strategies, including the administration of liability costs and the investment of asset maturities and cash flows in such a way as to insulate net interest income from the effects of changes in interest rates. As previously mentioned, a static gap position is best utilized as a tool for early detection of potential interest rate exposure. Management's goal is to manage the Company's cumulative one-year gap such that rate-sensitive assets and liabilities are approximately equal in that time frame. Due to the nature of the Company's business, primarily the seasonality of its municipal funding function, an exactly matched one-year gap is unlikely to occur. Rather, management relies on simulation analysis to manage the Company's asset/liability position on a dynamic repricing basis. Simulation modeling applies alternative interest rate scenarios and periodic forecasts of future business activity to estimate the related impact on net interest income. The use of simulation modeling assists management in its

STATE BANCORP, INC. AND SUBSIDIARY

continuing efforts to achieve earnings growth in a variety of interest rate environments. Asset and liability management efforts also may involve the use of off-balance sheet instruments such as interest rate swaps to minimize risk. The Company does not utilize swaps or other derivative instruments to manage its asset/liability position.

TABLE III

Sensitivity Time Horizon

                                                        0-6          6-12         1-5           Over    Noninterest-
                                                     Months        Months       Years        5 Years       Sensitive       Total
--------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
INTEREST-SENSITIVE ASSETS (1)
Loans (net of unearned income) (2)                $ 293,371     $  19,052    $113,752       $ 60,081        $ 10,736  $  496,992
Securities purchased under agreements
   to resell and Federal funds sold                  61,300            --          --             --              --      61,300
Securities held to maturity                              --            --         262             --              --         262
Securities available for sale (3)                    93,304        29,670      38,752        256,894           4,286     422,906
--------------------------------------------------------------------------------------------------------------------------------
       Total interest-earning assets                447,975        48,722     152,766        316,975          15,022     981,460
--------------------------------------------------------------------------------------------------------------------------------
Unrealized net loss on securities
   available for sale                                (4,577)           --          --             --              --      (4,577)
Cash and due from banks                              29,549            --          --             --              --      29,549
All other assets (7)                                  7,906         3,147          --             --           3,738      14,791
--------------------------------------------------------------------------------------------------------------------------------
       Total Assets                               $ 480,853     $  51,869    $152,766       $316,975        $ 18,760  $1,021,223
================================================================================================================================
INTEREST-SENSITIVE LIABILITIES (1)
Savings accounts (4)                              $   5,183     $   5,183    $ 41,462       $ 51,828        $     --  $  103,656
Money fund and NOW accounts (5)                     100,522         4,502      36,018             --              --     141,042
Time deposits (6)                                   454,689        26,255      21,210            448              --     502,602
--------------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing deposits              560,394        35,940      98,690         52,276              --     747,300
Securities sold under
   agreements to repurchase and
   other short-term borrowings                       45,025            --          --             --              --      45,025
--------------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing liabilities           605,419        35,940      98,690         52,276              --     792,325
All other liabilities, equity
   and demand deposits (7)                            8,412           292          80             --         220,114     228,898
--------------------------------------------------------------------------------------------------------------------------------
       Total Liabilities and Equity               $ 613,831     $  36,232    $ 98,770       $ 52,276        $220,114  $1,021,223
================================================================================================================================
Cumulative interest-sensitivity gap (8)           $(157,444)    $(144,662)   $(90,586)      $174,113        $189,135
====================================================================================================================
Cumulative interest-sensitivity ratio (9)              74.0%         77.4%       87.8%         122.0%          123.9%
Cumulative interest-sensitivity
   gap as a % of Total Assets                         (15.4)%       (14.2)%      (8.9)%         17.0%           18.5%

(1) Allocations to specific interest-sensitivity periods are based on the earlier of the repricing or maturity date.
(2) Nonaccrual loans are shown in the noninterest-sensitive category.
(3) Estimated principal reductions have been assumed for mortgage-backed securities based upon their current constant prepayment rates.
(4) Savings deposits are assumed to decline at a rate of 10% per year over a ten-year period based upon the nature of their historically stable core deposit relationships.
(5) Money fund and NOW accounts of individuals, partnerships and corporations are assumed to decline at a rate of 20% per year over a five-year period based upon the nature of their historically stable core deposit relationships. Money fund and NOW accounts of municipalities are included in the 0-6 months category.
(6) Reflected as maturing in each instrument's period of contractual maturity.
(7) Other assets and liabilities are shown according to their contractual payment schedule or a reasonable estimate thereof.
(8) Total interest-earning assets minus total interest-bearing liabilities.
(9) Total interest-earning assets as a percentage of total interest-bearing liabilities.

STATE BANCORP, INC. AND SUBSIDIARY

S T A T I S T I C A L    I N F O R M A T I O N

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDER'S EQUITY:
NET INTEREST INCOME AND RATES

   The following table presents the average daily balances of the Bank's assets, liabilities and stockholder's equity, together with an analysis of net interest earnings and average rates, for each major category of interest-earning assets and interest-bearing liabilities. Interest and average rates are computed on a fully taxable-equivalent basis, adjusted for certain disallowed interest expense deductions, using a tax rate of 34% in 2000, 1999 and 1998. Nonaccruing loans are included in the average balances (dollars in thousands):

For the Years Ended December 31,                    2000                         1999                         1998
-----------------------------------------------------------------------------------------------------------------------------
                                         Average           Average   Average            Average   Average             Average
                                         Balance  Interest    Rate   Balance   Interest    Rate   Balance   Interest     Rate
-----------------------------------------------------------------------------------------------------------------------------
ASSETS:
Securities held to maturity and
  securities available for sale:
     Taxable                            $297,788  $ 21,182    7.11% $274,182    $18,132    6.61% $200,384    $12,778     6.38%
     Tax-exempt                           91,800     5,041    5.49    52,868      2,329    4.41    55,279      2,567     4.64
-----------------------------------------------------------------------------------------------------------------------------
Total securities                         389,588    26,223    6.73   327,050     20,461    6.26   255,663     15,345     6.00
Federal funds sold, securities
   purchased under agreements to
   resell and interest-bearing deposits   26,011     1,642    6.31    25,543      1,270    4.97    63,021      3,392     5.38
Loans (net of unearned income):
   Taxable                               473,446    45,730    9.66   437,233     39,474    9.03   377,095     36,026     9.55
   Tax-exempt                             11,669     1,124    9.63    12,845      1,299   10.11     8,513        917    10.77
-----------------------------------------------------------------------------------------------------------------------------
Total loans--net                         485,115    46,854    9.66   450,078     40,773    9.06   385,608     36,943     9.58
Total interest-earning assets            900,714  $ 74,719    8.30%  802,671    $62,504    7.79%  704,292    $55,680     7.91%
Allowance for loan losses                 (8,087)                     (6,648)                      (5,489)
-----------------------------------------------------------------------------------------------------------------------------
                                         892,627                     796,023                      698,803
-----------------------------------------------------------------------------------------------------------------------------
Cash and due from banks                   30,122                      25,803                       26,607
Bank premises and equipment--net           4,213                       3,706                        3,545
Other assets                              21,861                      17,731                       11,463
-----------------------------------------------------------------------------------------------------------------------------
Total Assets                            $948,823                    $843,263                     $740,418
=============================================================================================================================
LIABILITIES AND
   STOCKHOLDER'S EQUITY:
Savings and time deposits:
   Savings                              $231,604  $  4,652    2.01% $215,085    $ 3,709    1.72% $209,528    $ 4,795     2.29%
   Time                                  485,261    29,551    6.02   358,699     18,197    5.02   312,900     17,155     5.42
-----------------------------------------------------------------------------------------------------------------------------
Total savings and time deposits          716,865    34,203    4.77   573,784     21,906    3.82   522,428     21,950     4.20
Federal funds purchased                    1,428        93    6.51     1,474         82    5.53       996         55     5.52
Securities sold under agreements
   to repurchase                           8,251       507    6.14    28,161      1,513    5.30     3,411        191     5.60
Other borrowed funds                      15,532       985    6.24    36,126      1,972    5.41    36,105      1,968     5.44
-----------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities       742,076  $ 35,788    4.82%  639,545    $25,473    3.98% $562,940    $24,164     4.29%
Demand deposits                          140,742                     137,343                      115,533
Other liabilities                          4,404                       5,975                        3,238
-----------------------------------------------------------------------------------------------------------------------------
Total liabilities                        887,222                     782,863                      681,711
Stockholder's equity                      61,601                      60,400                       58,707
-----------------------------------------------------------------------------------------------------------------------------
Total Liabilities and
   Stockholder's Equity                 $948,823                    $843,263                     $740,418
=============================================================================================================================
Net interest income/rate--
   tax-equivalent basis                           $ 38,931    4.32%             $37,031    4.61%             $31,516     4.47%
Less tax-equivalent basis
   adjustment                                        1,794                          996                          911
-----------------------------------------------------------------------------------------------------------------------------
Net Interest Income                               $ 37,137                      $36,035                      $30,605
=============================================================================================================================

STATE BANCORP, INC. AND SUBSIDIARY

ANALYSIS OF CHANGES IN NET INTEREST INCOME

   The following table presents a comparative analysis of the changes in the Bank's interest income and interest expense due to the changes in the average volume and the average rates earned on interest-earning assets and due to the changes in the average volume and the average rates paid on interest-bearing liabilities. Interest and average rates are computed on a fully taxable-equivalent basis, adjusted for certain disallowed interest expense deductions, using a tax rate of 34% in 2000, 1999 and 1998. Variances in rate/volume relationships have been allocated proportionately to average volume and average rate as they compare to each other (in thousands):

                                                           Year 2000 over 1999                   Year 1999 over 1998
-----------------------------------------------------------------------------------------------------------------------------
                                                     Due to Change in:                      Due to Change in:
-----------------------------------------------------------------------------------------------------------------------------
                                                    Average    Average     Net Increase   Average     Average    Net Increase
                                                     Volume       Rate       (Decrease)    Volume        Rate      (Decrease)
-----------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Securities held to maturity and
   securities available for sale:
     Taxable                                        $ 1,624     $1,426         $ 3,050    $ 4,864     $   490          $5,354
     Tax-exempt                                       2,032        680           2,712       (109)       (129)           (238)
-----------------------------------------------------------------------------------------------------------------------------
Total securities                                      3,656      2,106           5,762      4,755         361           5,116
Federal funds sold, securities purchased under
   agreements to resell and interest-bearing deposits    24        348             372     (1,881)       (241)         (2,122)
Loans (net of unearned income):
     Taxable                                          3,393      2,863           6,256      5,510      (2,062)          3,448
     Tax-exempt                                        (115)       (60)           (175)       441         (59)            382
-----------------------------------------------------------------------------------------------------------------------------
Total loans--net                                      3,278      2,803           6,081      5,951      (2,121)          3,830
-----------------------------------------------------------------------------------------------------------------------------
Total Interest Income                                 6,958      5,257          12,215      8,825      (2,001)          6,824
=============================================================================================================================

INTEREST EXPENSE:
Savings and time deposits:
   Savings                                              300        643             943        124      (1,210)         (1,086)
   Time                                               7,241      4,113          11,354      2,387      (1,345)          1,042
-----------------------------------------------------------------------------------------------------------------------------
Total savings and time deposits                       7,541      4,756          12,297      2,511      (2,555)            (44)
Federal funds purchased                                  (3)        14              11         27          --              27
Securities sold under agreements to repurchase       (1,197)       191          (1,006)     1,330          (8)          1,322
Other borrowed funds                                 (1,253)       266            (987)        13          (9)              4
-----------------------------------------------------------------------------------------------------------------------------
Total Interest Expense                                5,088      5,227          10,315      3,881      (2,572)          1,309
-----------------------------------------------------------------------------------------------------------------------------
Change in Net Interest Income
   (Tax-equivalent Basis)                           $ 1,870     $   30         $ 1,900    $ 4,944     $   571          $5,515
=============================================================================================================================

INVESTMENT PORTFOLIO

   The following table presents the amortized cost of held to maturity and available for sale securities held by the Company for each reported period (in thousands):


December 31,                                                2000                       1999                      1998
-----------------------------------------------------------------------------------------------------------------------------
                                                   Amortized   Estimated      Amortized   Estimated     Amortized   Estimated
                                                        Cost  Fair Value           Cost  Fair Value          Cost  Fair Value
-----------------------------------------------------------------------------------------------------------------------------
TYPE:
Obligations of states and political subdivisions    $111,941    $113,714       $ 89,665    $ 89,285      $ 24,161    $ 24,167
Mortgage-backed securities and
   collateralized mortgage obligations                13,270      13,043         23,174      22,420        42,642      42,307
Government Agency securities                         293,671     287,545        279,703     261,437       213,274     213,023
Corporate securities                                   4,286       4,286          4,286       4,286         2,368       2,368
-----------------------------------------------------------------------------------------------------------------------------
Total                                               $423,168    $418,588       $396,828    $377,428      $282,445    $281,865
=============================================================================================================================

STATE BANCORP, INC. AND SUBSIDIARY

   The following table presents the maturity distribution and the weighted average yield of the Company's investment portfolio at December 31, 2000 (dollars in thousands). The yield information does not give effect to changes in estimated fair value of investments available for sale that are reflected as a component of stockholders' equity.

                                                                            Maturing
-----------------------------------------------------------------------------------------------------------------------------
                                            Within              After One but       After Five but              After
                                           One Year           Within Five Years    Within Ten Years           Ten Years
-----------------------------------------------------------------------------------------------------------------------------
                                        Amount   Yield (1)    Amount    Yield (1)  Amount    Yield (1)    Amount    Yield (1)
-----------------------------------------------------------------------------------------------------------------------------
TYPE:
Obligations of states and
   political subdivisions             $ 86,626    6.22%      $   353     7.12%   $  3,347     7.17%     $ 23,391     8.53%
Mortgage-backed securities
   and collateralized mortgage
   obligations (2)                       2,099    5.72         2,571     6.50       7,812     6.82           561     6.39
Government Agency
   securities (3)                       32,419    7.58        24,898     6.04     124,874     6.71       105,354     6.64
Corporate securities                        --      --            --       --          --       --         4,286     6.09
-----------------------------------------------------------------------------------------------------------------------------
Total                                 $121,144    6.58%      $27,822     6.10%   $136,033     6.73%     $133,592     6.92%
=============================================================================================================================

(1) Fully tax-equivalent basis using a tax rate of 34%.
(2) Assumes maturity dates pursuant to average lives as determined by constant prepayment rates.
(3) Assumes coupon yields for securities past their call dates and not bought at a discount; yields to call for securities not past their call dates and not bought at a discount; and yields to maturity for securities purchased at a discount.

LOAN PORTFOLIO

   The following table categorizes the Company's loan portfolio for each reported period (in thousands):

December 31,                                     2000              1999             1998              1997            1996
--------------------------------------------------------------------------------------------------------------------------
Commercial and industrial                    $229,251          $220,874         $197,601          $172,524        $163,780
Real estate--mortgage                         233,589           216,955          187,740           174,480         160,104
Real estate--construction                      17,642            25,752           17,165            14,713          13,132
Loans to individuals                            5,729             5,738            7,749             7,077           7,526
Tax-exempt and other                           10,864            19,709           10,461             8,920           8,841
--------------------------------------------------------------------------------------------------------------------------
Gross loans                                   497,075           489,028          420,716           377,714         353,383
Less: unearned income                              83                80               80                80              80
--------------------------------------------------------------------------------------------------------------------------
Loans--net of unearned income                $496,992          $488,948         $420,636          $377,634        $353,303
==========================================================================================================================

   The following table presents the maturities of selected loans and the sensitivities of those loans to changes in interest rates at December 31, 2000 (in thousands):

                                                               One Year      One Through              Over
                                                                or Less       Five Years        Five Years           Total
--------------------------------------------------------------------------------------------------------------------------
Commercial and industrial                                      $148,405          $64,378           $16,468        $229,251
Real estate--construction                                        13,073            1,095             3,474          17,642
--------------------------------------------------------------------------------------------------------------------------
Total                                                          $161,478          $65,473           $19,942        $246,893
==========================================================================================================================
Loans maturing after one year with:
   Fixed interest rate                                                           $35,778           $ 5,165        $ 40,943
   Variable interest rate                                                        $29,695           $14,777        $ 44,472

STATE BANCORP, INC. AND SUBSIDIARY

   The following table presents the Company's nonaccrual, past due and restructured loans for each reported period (in thousands):

December 31,                                         2000              1999             1998              1997          1996
----------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans                                  $10,736 (1)        $5,194 (1)       $3,676            $4,258        $5,869
Loans 90 days or more past due
   and still accruing interest                    $ 3,542            $    3           $1,352            $1,590        $1,228
Restructured, accruing loans                      $   406            $  422           $5,545 (1)        $7,289 (1)    $6,524 (1)
Interest income on nonaccrual
   and restructured loans which
   would have been recorded
   under original loan terms                      $   638            $  517           $  910            $1,192        $1,265
Interest income on nonaccrual
   and restructured loans recorded
   during the period                              $    85            $   74           $  400            $  476          $263

(1) Includes related credits totaling $4.8 million at December 31, 2000, $3.5 million at December 31, 1999, $5.0 million at December 31, 1998 and 1997 and $4.7 million at December 31, 1996.

SUMMARY OF LOAN LOSS EXPERIENCE

   The determination of the balance of the allowance for probable loan losses is based upon a review and analysis of the Company's loan portfolio and reflects an amount which, in management's judgment, is adequate to provide for probable future losses. Management's review includes monthly analysis of past due and nonaccrual loans and detailed, periodic loan by loan analyses.

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

   The following table presents an analysis of the Company's allowance for probable loan losses for each reported period (dollars in thousands):

                                                     2000              1999             1998              1997           1996
-----------------------------------------------------------------------------------------------------------------------------
Balance, January 1,                                $7,107            $5,788           $5,124            $5,009         $5,004
-----------------------------------------------------------------------------------------------------------------------------
Charge-offs:
   Commercial and industrial                          868               593            1,332             1,509          1,018
   Real estate--mortgage                               21               987              197               379            445
   Real estate--construction                          500               500               --                --             --
   Loans to individuals                                20                45              128               169            132
-----------------------------------------------------------------------------------------------------------------------------
Total charge-offs                                   1,409             2,125            1,657             2,057          1,595
-----------------------------------------------------------------------------------------------------------------------------
Recoveries:
   Commercial and industrial                          237               204              214               189             79
   Real estate--mortgage                                8               223              297                23             14
   Loans to individuals                                14                17               10                10              7
-----------------------------------------------------------------------------------------------------------------------------
Total recoveries                                      259               444              521               222            100
-----------------------------------------------------------------------------------------------------------------------------
Net charge-offs                                     1,150             1,681            1,136             1,835          1,495
Additions charged to operations                     3,250             3,000            1,800             1,950          1,500
=============================================================================================================================
Balance at end of period                           $9,207            $7,107           $5,788            $5,124         $5,009
Ratio of net charge-offs during the
   period to average loans outstanding
   during the period                                 0.24%             0.37%            0.29%             0.51%          0.48%
=============================================================================================================================

STATE BANCORP, INC. AND SUBSIDIARY

   The following table presents the allocation of the Company's allowance for probable loan losses for each reported period (dollars in thousands):

                                      Percent of          Percent of           Percent of          Percent of        Percent of
                                        Loans to            Loans to             Loans to            Loans to          Loans to
                                           Total               Total                Total               Total             Total
                                 2000      Loans     1999      Loans     1998       Loans     1997      Loans     1996    Loans
-------------------------------------------------------------------------------------------------------------------------------
Commercial and industrial      $6,355       46.1%  $3,725       45.2%  $3,320        47.0%  $2,210       45.7%  $2,452     46.4%
Real estate--mortgage           2,118       47.0    1,572       44.4    1,633        44.6    1,790       46.2    1,658     45.3
Real estate--construction         282        3.5      644        5.3      675         4.1      499        3.9      423      3.7
Loans to individuals               34        1.2       36        1.1       47         1.8       82        1.9      143      2.1
Tax-exempt and other               62        2.2      144        4.0       67         2.5       50        2.3       51      2.5
Unallocated                       356         --      986         --       46          --      493         --      282       --
-------------------------------------------------------------------------------------------------------------------------------
Total                          $9,207      100.0%  $7,107      100.0%  $5,788       100.0%  $5,124      100.0%  $5,009    100.0%
===============================================================================================================================

DEPOSITS

   The following table presents the average balance and the average rate paid on the Company's deposits for each reported period (dollars in thousands):

                                                                  2000                    1999                     1998
-----------------------------------------------------------------------------------------------------------------------------
                                                           Average   Average        Average   Average        Average  Average
                                                           Balance      Rate        Balance      Rate        Balance     Rate
-----------------------------------------------------------------------------------------------------------------------------
Demand deposits                                           $140,742        --%      $137,343        --%      $115,533       --%
Interest-bearing transaction accounts                       57,945      1.09         40,800      1.06         34,269     1.66
Money market deposit accounts                               69,934      1.75         65,952      1.26         67,096     1.93
Savings deposits                                           103,725      2.70        108,333      2.26        108,163     2.71
Time certificates of deposit of $100,000 or more           335,825      6.08        273,141      5.02        223,749     5.41
Other time deposits                                        149,436      5.87         85,558      5.02         89,151     5.46
-----------------------------------------------------------------------------------------------------------------------------
Total                                                     $857,607      3.95%      $711,127      3.05%      $637,961     3.41%
=============================================================================================================================

   The following table sets forth, by time remaining to maturity, the Company's certificates of deposit of $100,000 or more, at December 31, 2000 (in thousands):

3 months or less                                                   $325,580
Over 3 months through 6 months                                       16,010
Over 6 months through 12 months                                       4,791
Over 12 months                                                        2,290
---------------------------------------------------------------------------
Total                                                              $348,671
===========================================================================

RETURN ON EQUITY AND ASSETS

   The following table presents the Company's return on average stockholders' equity and assets, the dividend payout ratio and the average equity to average assets ratio for each reported period. The calculations are based on recorded assets and give effect to the changes in fair value of securities available for sale.

                                                   2000       1999        1998
------------------------------------------------------------------------------
Return on total average assets                     1.13%      1.23%       1.11%
Return on total average stockholders' equity      17.91%     17.35%      14.16%
Dividend payout ratio                             35.28%     33.43%      40.77%
Average equity to average assets                   6.31%      7.07%       7.83%

STATE BANCORP, INC. AND SUBSIDIARY

SHORT-TERM BORROWINGS

   The following information is provided on the Bank's short-term borrowings for each reported period (dollars in thousands):

                                                                                     2000             1999               1998
-----------------------------------------------------------------------------------------------------------------------------
Balance, December 31--
   Securities sold under agreements to repurchase                                 $   325         $ 26,888            $34,529
   Federal funds purchased                                                        $ 9,700         $ 16,450            $    --
   Federal Home Loan Bank advances                                                $35,000         $ 40,000            $25,000
   Term borrowing--broker                                                         $    --         $     --            $10,000
-----------------------------------------------------------------------------------------------------------------------------
Weighted average interest rate on balance, December 31--
   Securities sold under agreements to repurchase                                    5.85%            5.89%              6.09%
   Federal funds purchased                                                           6.60%            6.30%                --
   Federal Home Loan Bank advances                                                   6.60%            5.53%              5.49%
   Term borrowing--broker                                                              --               --               4.85%
-----------------------------------------------------------------------------------------------------------------------------
Maximum outstanding at any month end--
   Securities sold under agreements to repurchase                                 $41,694         $100,485            $34,529
   Federal funds purchased                                                        $13,300         $ 16,450            $ 8,000
   Federal Home Loan Bank advances                                                $35,400         $ 40,000            $45,000
   Term borrowing--broker                                                         $    --         $ 10,000            $10,000
-----------------------------------------------------------------------------------------------------------------------------
Average daily amount outstanding--
   Securities sold under agreements to repurchase                                 $ 8,251         $ 28,161            $ 3,411
   Federal funds purchased                                                        $ 1,428         $  1,474            $   996
   Federal Home Loan Bank advances                                                $15,532         $ 27,304            $27,393
   Term borrowing--broker                                                         $    --         $  8,822            $ 8,712
-----------------------------------------------------------------------------------------------------------------------------
Weighted average interest rate on average daily amount outstanding--
   Securities sold under agreements to repurchase                                    6.14%            5.30%              5.60%
   Federal funds purchased                                                           6.51%            5.53%              5.52%
   Federal Home Loan Bank advances                                                   6.14%            5.48%              5.50%
   Term borrowing--broker                                                              --             4.85%              4.85%
-----------------------------------------------------------------------------------------------------------------------------

SELECTED QUARTERLY FINANCIAL DATA
(dollars in thousands)

                                                                 2000                                    1999
----------------------------------------------------------------------------------------------------------------------------
                                                   1st       2nd       3rd       4th       1st       2nd       3rd       4th
                                               Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter
----------------------------------------------------------------------------------------------------------------------------
Interest income                                $17,599   $17,997   $18,228   $19,101   $13,723   $14,410   $16,015   $17,360
Interest expense                                 8,207     8,910     9,322     9,350     5,223     5,477     6,787     7,986
----------------------------------------------------------------------------------------------------------------------------
Net interest income                              9,392     9,087     8,906     9,751     8,500     8,933     9,228     9,374
Provision for possible loan losses               1,000       750       750       750       750       750       750       750
----------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
   for possible loan losses                      8,392     8,337     8,156     9,001     7,750     8,183     8,478     8,624
Other income                                       724       754       449       509       497       572       552       525
Operating expenses                               5,304     5,536     5,370     5,767     4,978     4,994     5,105     5,375
----------------------------------------------------------------------------------------------------------------------------
Income before income taxes                       3,812     3,555     3,235     3,743     3,269     3,761     3,925     3,774
Provision for income taxes                       1,096       931       739       869     1,020     1,192     1,170     1,018
----------------------------------------------------------------------------------------------------------------------------
Net income                                     $ 2,716   $ 2,624   $ 2,496   $ 2,874   $ 2,249$    2,569   $ 2,755   $ 2,756
============================================================================================================================
Basic earnings per common share (1)              $0.36     $0.35     $0.33     $0.38     $0.31     $0.33     $0.37     $0.36
============================================================================================================================
Diluted earnings per common share (1)            $0.36     $0.34     $0.33     $0.37     $0.30     $0.33     $0.36     $0.36
============================================================================================================================

(1) Retroactive recognition has been given for stock dividends and splits.

STATE BANCORP, INC. AND SUBSIDIARY

M A R K E T   D A T A

   The following is a three-year comparison of dividends and stock prices:

                                                   2000        1999        1998
--------------------------------------------------------------------------------
Annual cash dividends (1)                         $0.50       $0.46       $0.45
Annual stock dividends/stock split issued             8%          6%          5%

(1) Retroactive recognition has been given for stock dividends and splits.

   Effective January 28, 1999, the Company's common stock has been trading on the American Stock Exchange under the symbol STB. For the year ended December 31, 1998, the Company's common stock traded on the NASDAQ Small-Cap market under the symbol STBC. The approximate high and low closing bid prices for the Company's common stock for the years ended December 31, 2000, 1999 and 1998 were as follows:

                    1st            2nd              3rd               4th
                Quarter        Quarter          Quarter           Quarter
-------------------------------------------------------------------------
2000
   High bid      14-1/8       13-13/16           14-1/4           13- 7/8
   Low bid       12-5/8       12- 1/4            11-7/8           12- 3/8

1999
   High bid      18-1/4       16-5/8             16-5/8           15-5/16
   Low bid       16           14-5/8             14-5/8           14-1/8

1998
   High bid      25-3/4       22-3/4             21               18
   Low bid       22           19-1/2             18               15-1/2

STATE BANCORP, INC. AND SUBSIDIARY

B O A R D  O F  D I R E C T O R S  A N D  E X E C U T I V E  O F F I C E R S

Effective February 1, 2001

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

Thomas E. Christman
Senior Consultant
Quick & Reilly/Fleet Securities, Inc.

Arthur Dulik, Jr.
Chief Financial Officer, Altana, Inc.

Richard W. Merzbacher
President, State Bank of Long Island
Vice Chairman, State Bancorp, Inc.

Joseph F. Munson
Chairman, TRM International, Inc.

John F. Picciano
Attorney

Daniel T. Rowe
President, State Bancorp, Inc.
Vice Chairman, State Bank of Long Island

Suzanne H. Rueck
Manager, New Hyde Park Inn

Jeffrey S. Wilks
Director of New Business Development
Spiegel Associates

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

Richard W. Merzbacher
President

Daniel T. Rowe
Vice Chairman

Frederick C. Braun, III
Executive Vice President and
Senior Lending Officer

Brian K. Finneran
Executive Vice President and
Chief Financial Officer

STATE BANCORP, INC. AND SUBSIDIARY

S T A T E   B A N K   O F   L O N G   I S L A N D  --  O F F I C E R S

Effective March 1, 2001

Financial Group

Theresa DiVittorio, CPA
First Vice President and Comptroller

Philip J. Nardella, CPA
Vice President and
Assistant Comptroller

Thomas C. Padden
Vice President

Carol J. Bergmann
Assistant Vice President and
Assistant Secretary

Mary Ann P. DiLorenzo
Assistant Vice President

Steven Karaman
Assistant Manager

Bank Operations/Facilities

Raymond D. Wagner
First Vice President

Maureen McTiernan
Assistant Vice President

Jennie DiFilippi
Manager

Blanche E. Stanford
Manager

Valerie Stewart
Manager

Management Information
Systems and Data Processing

Susanne Pheffer
Senior Vice President

Diane T. Beck
Vice President

Joseph M. McNeill
Vice President

Janine M. Specht
Assistant Vice President

Nathan Jones
Assistant Manager

Jon Montana
Assistant Manager

Barry K. Horne, Jr.
Administrative Assistant

Human Resources

Mary E. Durkin
First Vice President and Director
of Human Resources and Training

Marketing

John McWhirk
Vice President and Director of
Marketing and Product Development

Scott Burkhardt
Administrative Assistant

Natalie Heldt
Administrative Assistant

Branch Administration

Thomas A. Arnone
Senior Vice President

Robert J. Connors
Vice President

Kevin J. Carroll
Assistant Vice President

Lisa A. Pandolfo
Manager

Elizabeth A. Zona
Manager

Sales/New Business Development

Douglas W. Vergith
Vice President

Rocco Reda
Vice President

Alba Spinelli
Assistant Vice President

Joseph Rainone
Manager

Cara Maloney
Assistant Manager

District I

Philip Straub
Vice President and District Manager

New Hyde Park Branch

Raymond DiPresso
Assistant Vice President

Lucille N. Jessen
Manager

Rosemary A. DiMario
Assistant Manager

Rina Miletic
Assistant Manager

Helen Kroner
Administrative Assistant

Garden City South Branch

Paul R. Cronen
Manager

Daniela Manco
Assistant Manager

Dawn White
Administrative Assistant

Rockville Centre Branch

Ann Goulding
Manager

Barbara Nilsen
Assistant Manager

County Seat Branch*

Timothy P. McCue
Assistant Vice President

Marciano Itri
Assistant Manager

District II

Rosalie Mottola
Vice President and District Manager

Farmingdale Branch

Peter J. Yovine
Vice President

Catherine R. Lingstuyl
Assistant Manager

Denise Cummings
Administrative Assistant

Jericho Branch

Stephen N. Pedersen
Assistant Vice President

Eftihia Karachalios
Assistant Manager

Lisa Ramos-Lopez
Assistant Manager

Oyster Bay Branch

Diane E. Grochocki
Manager

Mary Alfo
Assistant Manager

*scheduled to open in 2001

STATE BANCORP, INC. AND SUBSIDIARY

Hauppauge Branch

John J. Kurek
Vice President

Robert Insalaco
Manager

Huntington Branch

Karen M. Williams
Assistant Vice President

Helen M. Gilfedder
Assistant Manager

Rani Mehrotra
Assistant Manager

MacArthur Branch

Iris Taibbi
Assistant Vice President

Clare M. O'Shaughnessy
Assistant Manager

Sharon Klinkhardt
Administrative Assistant

Three Village Branch

Olga B. Belleau
Assistant Vice President

Margaret Virgilio
Assistant Manager

Queens District

James Lacchini
First Vice President

Bulova Center Branch*

Bessie Kayafas
Manager

Maspeth Branch*

Robert Vollkommer
Assistant Vice President

Long Island City Branch*

Municipal Finance

Robert J. Valli
Senior Vice President and Director
of Municipal Finance and
Community Relations

Kenneth A. Messina
First Vice President

Michael P. Locorriere
Vice President

John P. Rom
Vice President

Hazel F. McCord
Assistant Manager

*scheduled to open in 2001

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

Geraldine Harden
Vice President

Kevin T. Hennessy
Vice President

Stephen B. Mischo
Vice President

Richard J. O'Brien
Vice President

Michael O'Leary
Vice President

Michael P. Sabala
Vice President

Thomas Scott Swain
Vice President

Maria Billiris
Assistant Vice President

Lori D. Keller
Assistant Vice President

Daniel Lehan
Assistant Vice President

Jeffrey B. Reid
Assistant Vice President

Karyn F. Rodriguez
Assistant Vice President

David Scott Linfoot
Commercial Loan Manager

Robert Friedrich
Assistant Manager

Raffaella Piccarreta
Assistant Manager

Karen Previdi
Assistant Manager

Joseph Sacco
Assistant Manager

Christopher Van Bell
Assistant Manager

Carol Golde
Administrative Assistant

Joan Kuehne
Administrative Assistant

Barbara Paradise
Administrative Assistant

Joann Riccobaldi-Cozzani
Administrative Assistant

Stacey Wickham-Bohr
Administrative Assistant

Consumer Loan Department

Jean M. Cassese
Vice President

John J. McEniry
Assistant Vice President

Allison Mattessich
Administrative Assistant

Loan Operations Group

Siu Chan
Assistant Vice President

Patricia Salvatore
Administrative Assistant

Office of the Chairman

Janice Clark
Assistant Secretary

Valerie McCarthy
Executive Staff Assistant

Ruth Mineo
Executive Staff Assistant

SB Portfolio Management Corp.

Matthew T. Novak
President and Director

SB Financial Services Corp.

Matthew T. Novak
President and Director

Carl S. Nadwodny
Vice President

Studebaker-Worthington
Leasing Corp.

Kenneth M. Paston
President and Director

Anthony Campisciano
Vice President

STATE BANCORP, INC. AND SUBSIDIARY

A D V I S O R Y   B O A R D

Henry Alpert, Secretary
Spartan Petroleum Corp.

Andrew C. Andron, President
Century 21 Andron Realty

Maureen Appel, Headmistress
Connelly School of the Holy Child

Marvin Buchner, President
Council Commerce Corp.

Salvatore Catania, Secretary
Murray M. Braunstein, Inc.

Anthony J. Demasco, CPA, Partner
Demasco, Sena & Jahelka LLP

Monroe Diefendorf, Jr., President
Diefendorf Capital Planning Associates

Debbie C. Eichen, CPA
Eichen & DiMeglio, P.C.

Fred H. Fellows, President
Fibre Materials Co., Inc.

Ronald F. Friedenthal
Independent Insurance Broker

Frank Giorgio, Jr., Esq.
Giorgio & DePoto

George Goettelmann, Jr., President
A. E. Goettelmann & Co.

Kermit Gordon
Kermit Enterprises

Henry P. Greve, CPA
Cohen, Greve & Co.,CPA, P.C.

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

Donald Monti, President
Concorde Management Services, Inc.

Dominick Nuzzi
Allegiance Van Lines, Inc.

John J. Nuzzi
Nuzzi Fuel Co.

Peter N. Paternostro, CPA, Partner
Paternostro & DeFreitas & Co., LLP

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

Fred Scott, Chairman
State Bank of Long Island
Advisory Board

Ralph Somma, Executive Vice President
Brueton Industries, Inc.

Charles I. Steinberg, President
Financial Pacesetters, Inc.

Jerome Stubenhaus, CLU
Nassau Radiologic Group, P.C.

STATE BANCORP, INC. AND SUBSIDIARY

C O R P O R A T E   I N F O R M A T I O N

Executive Offices

699 Hillside Avenue
New Hyde Park, NY 11040-2512
Tel: (516) 437-1000
     (516) 465-2200
Fax: (516) 437-1032

2 Jericho Plaza
Jericho, NY 11753-1683
Tel: (516) 465-2300
Fax: (516) 465-6700

Annual Meeting of Stockholders
State Bancorp. Inc.'s Annual Stockholders' Meeting will be held on Tuesday, April 24, 2001, at 10:00 a.m. at the New Hyde Park Inn, New Hyde Park, NY.

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

Wells Fargo Shareowner Services
161 North Concord Exchange
South St. Paul, MN 55075
(800) 468-9716

FDIC Rules and Regulations, Part 350.4(d)
This statement has not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.

Independent Auditors
Deloitte & Touche LLP
1700 Market Street
Philadelphia, PA 19103-3984

Counsel
Lamb & Barnosky, LLP
534 Broadhollow Road
Melville, NY 11747-9034

STATE BANK

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

234 Route 25A
East Setauket, NY 11733-2890
(631) 941-3000

LENDING FACILITY
Two Jericho Plaza
Jericho, NY 11753-1683
(516) 465-2300

INTERNET ADDRESS
www.statebankofli.com

TOUCH 24--
24 HOUR TELEPHONE BANKING
(631) 421-7900

SUBSIDIARY LOCATIONS
SB Portfolio Management Corp.
1403 Foulk Road, Suite 102
Wilmington, DE 19803
(302) 479-5936

SB Financial Services Corp.
1403 Foulk Road, Suite 102
Wilmington, DE 19803
(302) 479-7534

SB ORE Corp.
699 Hillside Avenue
New Hyde Park, NY 11040
(516) 465-2200

New Hyde Park Leasing Corporation
699 Hillside Avenue
New Hyde Park, NY 11040
(516) 465-2200

Studebaker-Worthington Leasing Corp.
100 Jericho Quadrangle
Jericho, NY 11753
(516) 938-5460