Form 10-K, Exhibit 13
period 2001-12-31
STATE BANCORP INC
filed 2002-03-27
CIK 723458

STATE BANCORP, INC.

Corporate Office
699 Hillside Avenue
New Hyde Park, NY 11040-2512
(516) 465-2200

STATE BANCORP, INC. 2001 Annual Report

GROWING
OUR BUSINESS

PORT WASHINGTON * STUDEBAKER-WORTHINGTON * JACKSON HEIGHTS * MASPETH * LI CITY

MEASURED, ORDERLY
GROWTH

STATE BANK HAS GROWN TO BE THE LARGEST INDEPENDENT
--------------------------------------------------------------------------------

MEASURED,
ORDERLY
GROWTH


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

                                Average assets--
                                  5-year trend
                              (dollars in millions)

                   '97      '98      '99      '00       '01

                  678.4    740.2    841.5    947.4    1,004.3


                                Return on Average
                             Stockholders' Equity--
                                  5-year trend
                                    (percent)

                    '97      '98      '99      '00      '01

                   13.76    14.16    17.35    17.91    13.94


                                  Net Income --
                                  10-year trend
                             (dollars in thousands)

 '92     '93     '94     '95     '96     '97     '98     '99      '00      '01

3,463   3,708   4,019   5,039   5,702   7,105   8,203   10,329   10,710   10,821

COMMERCIAL BANK HEADQUARTERED IN NASSAU COUNTY.
--------------------------------------------------------------------------------

SELECTED FINANCIAL DATA

Fiscal Year Ended December 31,                           2001            2000             1999            1998            1997
----------------------------------------------------------------------------------------------------------------------------------
Operating Results
Interest income                                     $ 69,937,207    $   72,925,122    $ 61,508,519    $ 54,769,164    $ 50,664,182
Interest expense                                      26,745,029        35,788,522      25,473,096      24,164,086      22,690,197
Net interest income                                   43,192,178        37,136,600      36,035,423      30,605,078      27,973,985
Provision for probable loan losses                     3,600,000         3,250,000       3,000,000       1,800,000       1,950,000
Net interest income after provision
   for probable loan losses                           39,592,178        33,886,600      33,035,423      28,805,078      26,023,985
Other income                                           4,973,313         2,435,755       2,146,042       1,533,111       1,634,299
Operating expenses                                    31,587,765        21,977,203      20,452,093      17,967,483      16,722,436
Net income                                          $ 10,820,834    $   10,709,840    $ 10,328,708    $  8,202,545    $  7,105,490
----------------------------------------------------------------------------------------------------------------------------------
Common Share Data
Basic earnings per common share (1)                        $1.38             $1.35           $1.31           $1.05           $0.92
Diluted earnings per common share (1)                      $1.35             $1.34           $1.29           $1.03           $0.90
Stock dividends/splits                                         5%                8%              6%              5%             20%
Cash dividends per common share (1)                        $0.54             $0.48           $0.44           $0.43           $0.35
----------------------------------------------------------------------------------------------------------------------------------
Financial Position
Total assets                                        $985,770,997    $1,021,223,348    $949,829,410    $732,693,510    $738,088,937
Total loans (2)                                     $551,597,698    $  496,992,446    $488,948,385    $420,636,380    $377,633,267
Total deposits                                      $884,709,462    $  895,107,149    $804,462,926    $597,020,948    $611,227,920
Total stockholders' equity                          $ 76,288,429    $   72,306,737    $ 56,103,097    $ 60,857,892    $ 54,930,263
Weighted average number of
   common shares outstanding (1)                       7,845,659         7,931,842       7,895,783       7,786,334       7,660,298
----------------------------------------------------------------------------------------------------------------------------------
Other Data
Return on average total assets                              1.08%             1.13%           1.23%           1.11%           1.05%
Return on average total stockholders' equity               13.94%            17.91%          17.35%          14.16%          13.76%
Operating efficiency ratio                                  64.5%             52.5%           51.7%           54.4%           54.8%
Dividend payout ratio                                      38.79%            35.28%          33.43%          40.77%          37.56%
----------------------------------------------------------------------------------------------------------------------------------

(1) Retroactive recognition has been given for stock dividends and splits.
(2) Net of unearned income and before allowance for probable loan losses.

DIVIDEND GROWTH

During each of the past twenty years, the Company has paid both cash and stock dividends to its common stockholders. Cash dividends per common share have grown at a compound annual growth rate of 15% per year and a total of $30 million has been paid to stockholders during this period. Stock dividends and splits ranging from 5% to 100% have also been distributed in each of these years.


                                 CASH DIVIDENDS
                                    PER SHARE

 '82     '83     '84     '85     '86     '87     '88     '89     '90     '91

$0.04   $0.04   $0.05   $0.06   $0.06   $0.07   $0.08   $0.10   $0.11   $0.13


 '92     '93     '94     '95     '96     '97     '98     '99     '00     '01

$0.14   $0.16   $0.18   $0.34   $0.29   $0.35   $0.43   $0.44   $0.48   $0.54

OFFERING THE PEOPLE, BUSINESSES AND MUNICIPALITIES ACROSS
--------------------------------------------------------------------------------

MESSAGE TO OUR STOCKHOLDERS

To Our Stockholders, Customers and Friends:

We are pleased to report that State Bancorp entered 2002 strong and healthy, following a year of growth in earnings, assets and capital, along with strong performance in return on equity and return on assets. 2001 was also a year of Company expansion on a number of fronts and significant investment in future business growth. Most notably, we integrated Studebaker-Worthington Leasing Corporation, our latest acquisition, into our organization; added to our branch network in Nassau County; expanded into Queens County; and strengthened our relationship with U.S. Trust.

   We are particularly pleased to report that in 2001 we achieved our 31st consecutive year of record earnings, a record that few--if any--financial institutions can match. Net income for the year was $10.8 million representing a 1.0% increase over the year 2000. Also, our Company's return on average assets was 1.08% for the year, and the return on average stockholders' equity was 13.94%. In addition, our growth in commercial loans, commercial mortgages and the acquisition of Studebaker-Worthington produced a 12% increase in average loans outstanding. Our asset expansion was funded by growth in deposits, principally core deposit balances which increased by 23%. Offsetting these positive results were higher operating expenses and an increase in the provision for probable loan losses.

   During 2001, our total operating expenditures rose by 44% to $31.6 million. The principal reasons for this increase were: our investment in new branch offices in Nassau and Queens; the acquisition of Studebaker-Worthington Leasing Corporation; and higher legal fees related to the ongoing litigation arising out of our deposit relationship with Island Mortgage Network, a former deposit customer, and its affiliates.

   During 2001, our legal fees rose by $3.0 million, due solely to the Island Mortgage litigations. The Bank has defended and will continue to defend these lawsuits vigorously, and it is our opinion that we have strong defenses.

   For a more detailed analysis of the Company's consolidated financial statements, please refer to Management's Discussion and Analysis of Financial Condition and Results of Operations on page 25 of this report.

   As indicated in our Strategic Plan, we continued, in 2001, our aggressive branch expansion program into markets that we believe hold opportunity for the kind of highly personalized banking service we offer. We are pleased to report the opening of our County Seat Office in Mineola in September 2001. Also, the first State Bank office opened in Queens County at the Bulova Corporate Center in Jackson Heights in June 2001, followed by the opening of our Maspeth Office on Grand Avenue--in the heart of that area's industrial sector. In addition, we expect to open, early in 2002, two more branches. The first will be in Port Washington, Nassau County and the second will be in Long Island City, which is among our region's most rapidly expanding markets.

   Each of our new offices is or will be staffed with managers and office personnel with considerable experience in their respective markets. Early indications are that our recently opened offices have been well received in their communities and they are anticipated to perform ahead of our initial expectations. With these additional locations, our branch network will include 15 strategically placed offices.

   In 2001, we also expanded our product line with the acquisition of Studebaker-Worthington Leasing Corporation, a business equipment leasing company with a 30-year history and a national presence. Studebaker-Worthington has a strong management team and its leasing expertise is a natural complement to State Bank's financial services for our commercial, business and municipal customers.

   Another area of growth has been our ongoing relationship with U.S. Trust. Our strategic alliance with U.S. Trust expanded throughout 2001 as the demand for specialized wealth management services continued to grow among our customers.

   Other investments during 2001 included a newly renovated space for our technology group; a state-of-the-art telecommunications system; a new web design; and Platform Automation for the future, which we anticipate will significantly enhance convenience for our customers.

   The tragic events of September 11th will affect all of us for years to come. We joined New York City, our country and the world in mourning for the many victims and their families. We also created a victims fund accepting donations from our employees and our customers. The fund raised nearly $20,000 and the Bank then tripled employee contributions. A significant

OUR MARKET AREA THE FINEST IN FINANCIAL PRODUCTS AND SERVICES.
--------------------------------------------------------------------------------

                                    [PHOTO]

Standing: Thomas F. Goldrick, Jr.; Seated left to right: Daniel T. Rowe, Richard W. Merzbacher part of this fund went directly to the families from a Queens firehouse that lost several members on September 11th. To support the wave of patriotism that came across our great country, the Bank offered free American flag lapel pins to all of our customers. To date, we have given out more than 7,000 of them.

   We would like to take this opportunity to acknowledge and thank the members of our Board of Directors and our Advisory Board, whose insight and support are invaluable. At the same time, it is with great sorrow that we note the passing of Joe Smolenski and George Mead, both long-time Board members, and Marvin Buchner, a long-standing Advisory Board member. We deeply appreciate the excellent guidance and support they contributed over many, many years. Also, it is with great sorrow that we note the unexpected passing of Lucille Jessen, our good friend and long-time New Hyde Park branch manager. She will be sorely missed. In her memory, our Employee Spirit Award will hence be called the Lucille Jessen Spirit Award.

   Lastly, we again would like to bring to the attention of our Stockholders our Dividend Reinvestment Plan, which continues to provide an opportunity to reinvest cash dividends into Company stock. Since it began in 1993, this Plan has been exceptionally well received and has served to contribute nearly $6.2 million in capital toward the growth of our Company. A perforated response card is attached in this report in the event you would like to receive more information on or wish to participate in this Plan.

   Looking forward, we are cautiously optimistic about 2002 as we expect the investment in our branch network and our product line to contribute significantly to the growth of our Company. Your management is ready to seize opportunities as they arise and we are most confident that we have the people, products, stability and infrastructure to make the most of any future opportunities. We thank you sincerely for your ongoing support.

/s/ Thomas F. Goldrick, Jr.

Thomas F. Goldrick, Jr.
Chairman and Chief Executive Officer


/s/ Richard W. Merzbacher

Richard W. Merzbacher
Vice Chairman


/s/ Daniel T. Rowe

Daniel T. Rowe
President

GROWING OUR BRANCH NETWORK
--------------------------------------------------------------------------------

EXPANDING INTO NEW MARKETS

At a time when many of our competitors have consolidated or contracted their branch networks, State Bank has continued an aggressive branch expansion program into new markets that hold opportunity for the kind of highly personalized banking service we deliver.

   From its beginning, State Bank has understood that its success depended in large part on its ability to satisfy customer needs and provide quality banking services. Our staff appreciates the demand for traditional values in banking such as courtesy, personal attention, accessibility, responsiveness and competence. These values have remained a cornerstone of our business and have proven to be key to attracting new relationships and retaining old friends.

   Expanding our branch network makes it easier for us to effectively deliver quality service and be more responsive to local needs. It also increases the convenience for the prospective customers we wish to reach.

   In 2001, we added three new offices to our network with two others scheduled to open early in 2002.

   During September, our County Seat Office in Mineola opened. Located in the heart of Nassau County's business district, this facility offers customers state-of-the-art technology and design, the amenities of a multi-channel delivery system as well as the traditional attentiveness our customers have come to expect. This office will provide a full range of banking services to the large legal and accounting communities located in that area.

   Next, our plans included opening three offices in Queens County. The locations selected included: Jackson Heights, Maspeth and Long Island City. Much of the economic growth in these areas has been driven by small and mid-size businesses. These are market segments that we know very well and have successfully cultivated over the years.

   In June, the first State Bank office in Queens County opened in the Bulova Corporate Center in Jackson Heights. The office is located on the ground level, offers extended banking hours to businesses in the Center and has the only ATM service in the building. In addition to the branch, the Bank opened a Corporate Lending Office on the fourth floor of the Bulova Center.

                                    [PHOTO]
                  Long Island City, architectural illustration

LONG ISLAND CITY

TO REACH NEW MARKETS.
--------------------------------------------------------------------------------

MASPETH

                                    [PHOTO]
           Our Maspeth office, Grand Avenue, opened in December, 2001


JACKSON HEIGHTS
                                    [PHOTO]
                    Ribbon cutting ceremony in Bulova Center


   Our Maspeth office opened in December on Grand Avenue in the heart of the industrial sector. This branch also offers extended hours as a convenience to local merchants, has ample parking and a drive-through window, and is the only commercial bank in this established business area. The reception by the community was overwhelmingly positive. Many businesses were pleased to have a bank move into the neighborhood and several wanted to open accounts before the office officially opened.

     Two additional offices are expected to open early in 2002. The first is in Port Washington, Nassau County, on Port Washington Boulevard. Construction is well underway and should be completed by mid-March. The Port Washington community includes a unique combination of commercial, small business, consumer and municipal prospects--which makes it an ideal location for the Bank to build new relationships.

   The second office to open in 2002 will be on 46th Avenue in Long Island City--which is considered a booming marketplace. In addition to being the largest community in Queens, Long Island City has been a magnet for new commercial enterprises for over ten years. Commercial real estate is at a premium and its value has soared, outpacing even Manhattan. It is a promising market in which we expect to do very well.

BRINGING VALUABLE FINANCIAL ALTERNATIVES TO OUR CUSTOMERS.
--------------------------------------------------------------------------------

BUILDING OUR BUSINESS LINES

                                    [PHOTO]
From left to right: Arnold Winitt, Controller; Maxine Blumberg,
National Sales Manager; Kenneth Paston, President; Anthony Campisciano, Vice President--Operations

Today's fastest growing method of business equipment financing is leasing. Eight out of ten American firms now lease some or all of their office equipment. Just about everything used in business--computers, software, medical equipment, production machinery and telecommunication systems-- can be leased. Leasing is a cost effective, practical way for businesses to acquire the equipment they need to manage or expand their business without incurring the up-front cash outlay or running the risk of getting caught with obsolete equipment. In fact, the national leasing market is now estimated at over $233 billion.

   In February, the Bank acquired Studebaker-Worthington Leasing Corporation. Studebaker has provided business equipment leasing nationwide for over thirty years, specializing in leases up to $100 thousand for computers and office equipment. However, there is virtually no commercial or professional equipment for which Studebaker does not offer leasing. Leasing can be for as little as $5,000 or up to $500,000 or more.

   Studebaker has successfully established a national presence with significant relationships in California, New York, Florida, Massachusetts and Texas. Customers of Studebaker-Worthington range from sole proprietors to some of the largest companies in America. One of the many advantages of leasing often noted by customers is that with a true lease, 100% of their monthly lease payment is deductible.

   The Studebaker-Worthington acquisition nicely complements State Bank's current product offerings and provides a valuable financial alternative to our commercial, small business and municipal customers.

                                    [PHOTO]
Studebaker has a national presence with significant relationships in California, New York, Florida, Massachusetts and Texas.

CONTRIBUTING TO A BETTER QUALITY OF LIFE IN THE COMMUNITIES WE SERVE.
--------------------------------------------------------------------------------

INVESTING IN OUR COMMUNITIES

                                    [PHOTO]
      Top: The U.S. Navy Sea Cadets training on a Coast Guard patrol boat

                                    [PHOTO]
Left: Tom Goldrick, Chairman, SBLI presents a grant check to Rick Aimetti, Sea Cadet Commander. From left to right: Michael O'Leary, VP and Grant Coordinator, SBLI; Rick Aimetti; Tom Goldrick


As a community bank, State Bank has always understood that investing in the neighborhoods we serve is good business. Since 1998, State Bank has provided grants to community organizations throughout Long Island. The program was established to make funds available to local, tax-exempt organizations engaged in activities that promote housing, local economic and socioeconomic development initiatives. To date, the Bank has granted over $92,000 to these organizations.

   In 2001, one of the Bank's grants went to the support of a U.S. Navy Sea Cadet Corps on Long Island. This nationwide organization is dedicated to helping American youth realize personal success and achievement through a nautically oriented program. Young Americans ages 13 through 17 develop skills in basic seamanship while learning the value of patriotism, courage, self reliance, teamwork and accountability. Cadets train aboard U.S. Navy and Coast Guard ships and are authorized by the Secretary of the Navy to wear Navy uniforms. There are over 800 Sea Cadet units with over 9,000 members supported and sponsored by Councils of the Navy League and America's Promise.

   After the September 11th attack on the World Trade Center, State Bank employees organized a WTC Victims Fund to help those in need. The Fund drew an outpouring of support by State Bank staff, family members and customers.

   When selecting organizations to receive distributions from the Fund, much care was taken to ensure that the money went to those most in need, while also honoring the specific requests of several contributors. One of the donations for $5,000 went to the Firefighters WTC Fund which will go directly to the needy families of those many firefighters lost from the FDNY Hazardous Materials unit in Maspeth, Queens. Another donation for $7,500 went to The New York Fire Department Widows' and Children's Fund which will be distributed directly to the families of fallen firefighters.


                                    [PHOTO]
Tom Goldrick and State Bankers present a donation check to Captain Stephen Bacci and the FDNY Haz-Mat Company in Maspeth, Queens.

PROVIDING EXCELLENT GUIDANCE AND SUPPORT.
--------------------------------------------------------------------------------

BOARD OF DIRECTORS

                                    [PHOTO]
Standing from left to right: Joseph F. Munson, J. Robert Blumenthal, Thomas E. Christman, Arthur Dulik, Jr., Jeffrey S. Wilks, Richard W. Merzbacher, Thomas F. Goldrick, Jr., Gerald P. Rosenberg (Secretary to the Board)

Seated from left to right: Carl R. Bruno, Daniel T. Rowe, John F. Picciano, Suzanne H. Rueck, Gary Holman

STATE BANCORP, INC. AND SUBSIDIARY
OFFICE LOCATIONS
--------------------------------------------------------------------------------

MAIN OFFICE
699 Hillside Avenue
New Hyde Park, NY 11040-2512
(516) 465-2200

NASSAU COUNTY
County Seat Office
222 Old Country Road
Mineola, NY 11501
(516) 240-6200

Garden City South Office
339 Nassau Boulevard
Garden City South, NY 11530-5313
(516) 481-3900

Jericho Office
501 North Broadway
Jericho, NY 11753-2107
(516) 822-4000

Oyster Bay Office
135 South Street
Oyster Bay, NY 11771-2283
(516) 922-0200

Rockville Centre Office
2 Lincoln Avenue
Rockville Centre, NY 11570-5724
(516) 678-6000

Port Washington Office*
960 Port Washington Boulevard
Port Washington, NY 11050

SUFFOLK COUNTY
Farmingdale Office
27 Smith Street
Farmingdale, NY 11735-1022
(631) 847-3900

Hauppauge Office
740 Veterans Memorial Highway
Hauppauge, NY  11788-1231
(631) 979-0700

Huntington Office
580 East Jericho Turnpike
Huntington Station, NY 11746-7378
(631) 271-5900

MacArthur Airport Office
4250 Veterans Memorial Highway
Holbrook, NY 11741-4001
(631) 630-0500

Three Village Office
234 Route 25A
East Setauket, NY 11733-2890
(631) 941-3000

QUEENS COUNTY
Maspeth Office
49-01 Grand Avenue
Maspeth, NY 11378
(718) 416-1400

Bulova Corporate Center
75-20 Astoria Boulevard
Jackson Heights, NY 11370
(718) 426-2200

Long Island City Office*
21-31 46th Avenue
Long Island City, NY 11101

Queens Regional Office
75-20 Astoria Boulevard
Jackson Heights, NY 11370
(718) 426-4600

LENDING FACILITY
Two Jericho Plaza
Jericho, NY 11753-1683
(516) 465-2300

INTERNET ADDRESS
www.statebankofli.com

TOUCH 24--
24 Hour Telephone Banking
1-866-STATEBK (Toll Free)
1-866-782-8325

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

SB Financial Services Corp.
1403 Foulk Road, Suite 102
Wilmington, DE 19803
(302) 479-7534

SB ORE Corp.
699 Hillside Avenue
New Hyde Park, NY 11040
(516) 465-2200

New Hyde Park Leasing Corporation
699 Hillside Avenue
New Hyde Park, NY 11040
(516) 465-2200

Studebaker-Worthington Leasing Corp.
100 Jericho Quadrangle
Jericho, NY 11753
(516) 938-5460

*scheduled to open in 2002

STATE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
December 31, 2001 and 2000
--------------------------------------------------------------------------------

                                                                                                    2001              2000
--------------------------------------------------------------------------------------------------------------------------------
ASSETS:
   Cash and due from banks                                                                      $ 25,310,091      $   29,548,865
   Federal funds sold                                                                              2,800,000           1,300,000
   Securities purchased under agreements to resell                                               110,000,000          60,000,000
--------------------------------------------------------------------------------------------------------------------------------
   Total cash and cash equivalents                                                               138,110,091          90,848,865
   Securities held to maturity (estimated fair value
     of $203,770 in 2001 and $258,708 in 2000)                                                       196,200             261,600
   Securities available for sale--at estimated fair value                                        275,213,366         418,329,436
   Loans (net of allowance for probable loan losses of
     $9,255,414 in 2001 and $9,207,243 in 2000)                                                  542,342,284         487,785,203
   Bank premises and equipment--net                                                                6,420,476           4,471,848
   Other assets                                                                                   23,488,580          19,526,396
--------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                    $985,770,997      $1,021,223,348
--------------------------------------------------------------------------------------------------------------------------------

LIABILITIES:
   Deposits:
     Demand                                                                                     $181,439,730      $  147,807,136
     Savings                                                                                     326,984,662         244,697,890
     Time                                                                                        376,285,070         502,602,123
--------------------------------------------------------------------------------------------------------------------------------
   Total deposits                                                                                884,709,462         895,107,149
   Federal funds purchased                                                                                --           9,700,000
   Securities sold under agreements to repurchase                                                         --             325,000
   Other borrowings                                                                               19,099,591          35,000,000
   Accrued expenses, taxes and other liabilities                                                   5,673,515           8,784,462
--------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                909,482,568         948,916,611
--------------------------------------------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' EQUITY:
   Preferred stock, $0.01 par value, authorized 250,000 shares                                            --                  --
   Common stock, $5.00 par value, authorized 20,000,000 shares;
     issued 8,234,119 shares in 2001 and 8,132,141 shares in 2000;
     outstanding 7,735,416 shares in 2001 and 7,903,752 shares in 2000                            41,170,595          38,724,480
   Surplus                                                                                        39,202,494          34,518,406
   Retained earnings                                                                               5,588,315           4,779,837
   Treasury stock (476,700 shares in 2001 and 178,900 shares in 2000)                             (7,071,149)         (2,422,428)
   Accumulated other comprehensive loss, net of taxes                                             (2,427,503)         (2,972,336)
   Unearned compensation                                                                            (174,323)           (321,222)
--------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                        76,288,429          72,306,737
--------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                      $985,770,997      $1,021,223,348
--------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

STATE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2001, 2000 and 1999

                                                                                  2001             2000             1999
---------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
   Loans                                                                      $48,177,441      $46,483,646      $40,339,780
   Federal funds sold and securities purchased
     under agreements to resell                                                 2,650,633        1,436,031        1,258,276
   Securities held to maturity and securities available for sale:
     States and political subdivisions                                          5,049,395        3,617,143        1,766,334
     Mortgage-backed securities                                                 3,205,282        1,084,047        1,692,414
     Government Agency securities                                              10,220,711       19,795,697       16,256,014
     Other                                                                        633,745          508,558          195,701
---------------------------------------------------------------------------------------------------------------------------
Total interest income                                                          69,937,207       72,925,122       61,508,519
---------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE:
   Time certificates of deposit of $100,000 or more                            13,121,537       20,774,290       13,897,682
   Other deposits and temporary borrowings                                     13,623,492       15,014,232       11,575,414
---------------------------------------------------------------------------------------------------------------------------
   Total interest expense                                                      26,745,029       35,788,522       25,473,096
---------------------------------------------------------------------------------------------------------------------------
   Net interest income                                                         43,192,178       37,136,600       36,035,423
PROVISION FOR PROBABLE LOAN LOSSES                                              3,600,000        3,250,000        3,000,000
---------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for probable loan losses                   39,592,178       33,886,600       33,035,423
---------------------------------------------------------------------------------------------------------------------------

OTHER INCOME:
   Service charges on deposit accounts                                          1,667,687        1,862,990        1,518,212
   Net security gains (losses)                                                  1,964,680         (529,013)        (375,689)
   Other operating income                                                       1,340,946        1,101,778        1,003,519
---------------------------------------------------------------------------------------------------------------------------
Total other income                                                              4,973,313        2,435,755        2,146,042
---------------------------------------------------------------------------------------------------------------------------
Income before operating expenses                                               44,565,491       36,322,355       35,181,465
---------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES:
   Salaries and other employee benefits                                        16,611,391       14,205,757       13,028,108
   Occupancy                                                                    2,197,673        1,946,909        1,772,853
   Equipment                                                                    1,126,168          817,718          801,745
   Legal fees                                                                   3,517,769          481,979          174,218
   Marketing and advertising                                                    1,476,335          738,402          595,010
   Other operating expenses                                                     6,658,429        3,786,438        4,080,159
---------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                       31,587,765       21,977,203       20,452,093
---------------------------------------------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                                                     12,977,726       14,345,152       14,729,372
PROVISION FOR INCOME TAXES                                                      2,156,892        3,635,312        4,400,664
---------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                    $10,820,834      $10,709,840      $10,328,708
---------------------------------------------------------------------------------------------------------------------------

BASIC EARNINGS PER COMMON SHARE                                                     $1.38            $1.35            $1.31
---------------------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER COMMON SHARE                                                   $1.35            $1.34            $1.29
---------------------------------------------------------------------------------------------------------------------------
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING                                     7,845,659        7,931,842        7,895,783
---------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

STATE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2001, 2000 and 1999
--------------------------------------------------------------------------------

                                                                                 2001             2000             1999
---------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
   Net income                                                               $  10,820,834    $  10,709,840    $  10,328,708
   Adjustments to reconcile net income to net cash provided by operating activities:
       Provision for probable loan losses                                       3,600,000        3,250,000        3,000,000
       Depreciation and amortization of bank premises and equipment             1,052,278          818,977          817,083
       Amortization of goodwill and other intangibles                             146,137           36,137           36,137
       Deferred income tax benefit                                                     --         (751,530)        (496,797)
       Accretion of net discount on securities                                 (2,846,929)      (1,647,436)        (500,607)
       Net security (gains) losses                                             (1,964,680)         529,013          375,689
       Net losses (gains) on sale of other real estate owned ("OREO")             607,769               --             (670)
       Amortization of unearned compensation                                      228,515          207,774          255,834
       Increase in other assets, net                                           (5,164,888)      (1,614,296)      (3,223,128)
       (Decrease) increase in accrued expenses, taxes and other liabilities    (3,218,527)       2,788,733          513,729
---------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                       3,260,509       14,327,212       11,105,978
---------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
   Proceeds from maturities of securities held to maturity                         65,400          307,400        2,941,533
   Purchases of securities held to maturity                                            --               --         (994,500)
   Proceeds from sales of securities available for sale                       583,011,481      219,488,608      272,657,870
   Proceeds from maturities of securities available for sale                  313,130,157      111,169,542       84,820,645
   Purchases of securities available for sale                                (747,394,695)    (356,186,236)    (473,684,314)
   Increase in loans, net                                                     (61,682,715)      (9,193,445)     (69,993,818)
   Proceeds from sale of OREO                                                   3,700,000               --          705,004
   Purchases of bank premises and equipment, net                               (3,000,907)      (1,651,144)        (578,751)
---------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities                            87,828,721      (36,065,275)    (184,126,331)
---------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
   Increase in demand and savings deposits                                    115,919,366       61,147,036       10,416,472
   (Decrease) increase in time deposits                                      (126,317,053)      29,497,187      197,025,506
   (Decrease) increase in Federal funds purchased                              (9,700,000)      (6,750,000)      16,450,000
   Decrease in securities sold under agreements to repurchase                    (325,000)     (26,563,000)      (7,641,000)
   (Decrease) increase in other borrowings                                    (15,900,409)      (5,000,000)       5,000,000
   Cash dividends paid                                                         (4,089,580)      (3,707,596)      (3,326,924)
   Proceeds from shares issued under the dividend reinvestment plan               891,772          864,647          761,179
   Proceeds from stock options exercised                                          339,266          173,962          219,430
   Proceeds from shares issued under the directors' stock plan                      2,355               --               --
   Purchases of treasury stock                                                 (4,648,721)      (1,503,779)        (730,274)
---------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by financing activities                           (43,828,004)      48,158,457      218,174,389
---------------------------------------------------------------------------------------------------------------------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                      47,261,226       26,420,394       45,154,036
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                 90,848,865       64,428,471       19,274,435
---------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                    $ 138,110,091    $  90,848,865    $  64,428,471
---------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DATA:
   Interest paid                                                            $  28,469,214    $  35,771,985    $  24,524,372
---------------------------------------------------------------------------------------------------------------------------
   Income taxes paid                                                        $   2,547,000    $   4,481,000    $   5,291,000
---------------------------------------------------------------------------------------------------------------------------
   Transfer from loans to OREO                                              $   3,525,634    $          --    $          --
---------------------------------------------------------------------------------------------------------------------------
   Adjustment to unrealized net loss on securities available for sale       $     819,264    $  14,820,930    $ (18,807,332)
---------------------------------------------------------------------------------------------------------------------------
   Dividends declared but not paid as of year end                           $   1,084,395    $     976,815    $     906,473
---------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

STATE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
AND COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2001, 2000 and 1999
--------------------------------------------------------------------------------

                                                                                   Accumulated
                                                                                      Other      Unearned
                                  Common                  Retained     Treasury   Comprehensive  Compensa-             Comprehensive
                                  Stock       Surplus     Earnings       Stock    (Loss) Income    tion       Total    Income (Loss)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1999       $32,966,700  $24,236,479  $ 4,866,852  $  (188,375) $  (364,710) $(659,054) $60,857,892
----------------------------------------------------------------------------------------------------------------------
Comprehensive loss:
   Net income                                             10,328,708                                        10,328,708  $10,328,708
                                                                                                                        -----------
   Other comprehensive loss,
     net of tax:
     Unrealized holding
       losses arising during
       the period                                                                                                       (12,155,511)
     Reclassification adjustment
        for losses included in
        net income                                                                                                           18,751
                                                                                                                        -----------
   Total other comprehensive
     loss                                                                          (12,136,760)            (12,136,760) (12,136,760)
                                                                                                                        -----------
Total comprehensive loss                                                                                                $(1,808,052)
                                                                                                                        -----------
Cash dividend ($.44 per share)                            (3,452,912)                                       (3,452,912)
6% stock dividend
   (398,404 shares at market
   value)                        1,992,020    4,631,447   (6,623,467)                                               --
Shares issued under the
  dividend reinvestment
  plan (50,931 shares at
  95% of market value)             254,655      506,524                                                        761,179
Stock options exercised            177,730       41,700                                                        219,430
Treasury stock purchased                                                 (730,274)                            (730,274)
Amortization of unearned
  compensation                                   76,682                                           179,152      255,834
----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999       35,391,105  29,492,832    5,119,181     (918,649) (12,501,470)  (479,902)  56,103,097
----------------------------------------------------------------------------------------------------------------------
Comprehensive income:
   Net income                                             10,709,840                                        10,709,840  $10,709,840
                                                                                                                        -----------
   Other comprehensive income,
     net of tax:
     Unrealized holding gains
       arising during the
       period                                                                                                             9,188,734
     Reclassification
       adjustment for losses
       included in net income                                                                                               340,400
                                                                                                                        -----------
   Total other comprehensive
     income                                                                          9,529,134               9,529,134    9,529,134
                                                                                                                        -----------
Total comprehensive income                                                                                              $20,238,974
                                                                                                                        -----------
Cash dividend ($.48 per share)                            (3,777,938)                                       (3,777,938)
8% stock dividend
   (564,757 shares at market
      value)                     2,823,785    4,447,461   (7,271,246)                                               --
Shares issued under the
  dividend reinvestment
  plan (68,452 shares at
  95% of market value)             342,260      522,387                                                        864,647
Stock options exercised            167,330        6,632                                                        173,962
Treasury stock purchased                                               (1,503,779)                          (1,503,779)
Amortization of unearned
  compensation                                   49,094                                           158,680      207,774
----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000      38,724,480   34,518,406    4,779,837   (2,422,428)  (2,972,336)  (321,222)  72,306,737
----------------------------------------------------------------------------------------------------------------------
Comprehensive income:
   Net income                                             10,820,834                                        10,820,834  $10,820,834
                                                                                                                        -----------
   Other comprehensive income,
     net of tax:
     Unrealized holding gains
       arising during the
       period                                                                                                             1,855,312
     Reclassification adjustment
       for gains included in
       net income                                                                                                        (1,310,479)
                                                                                                                        -----------
   Total other comprehensive
     income                                                                            544,833                 544,833      544,833
                                                                                                                        -----------
Total comprehensive income                                                                                              $11,365,667
                                                                                                                        -----------
Cash dividend ($.54 per share)                            (4,197,162)                                       (4,197,162)
5% stock dividend
   (375,416 shares at
   market value)                 1,877,080    3,938,114   (5,815,194)                                               --
Shares issued under the dividend
   reinvestment plan (61,933
   shares at 95% of market value)  309,665      582,107                                                        891,772
Stock options exercised            258,585       80,681                                                        339,266
Stock issued under Directors'
  Plan                                 785        1,570                                                          2,355
Treasury stock purchased                                               (4,648,721)                          (4,648,721)
Amortization of unearned
  compensation                                   81,616                                           146,899      228,515
----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001     $41,170,595  $39,202,494  $ 5,588,315  $(7,071,149) $(2,427,503) $(174,323) $76,288,429
----------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

STATE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING AND
   REPORTING POLICIES

   Organization and Nature of Operations--The consolidated financial statements include the accounts of State Bancorp, Inc. and its wholly owned subsidiary, State Bank of Long Island (the "Bank"). The Bank's consolidated financial statements include the accounts of its wholly owned subsidiaries, SB Portfolio Management Corp. ("SB Portfolio"), SB Financial Services Corp. ("SB Financial"), SB ORE Corp., Studebaker-Worthington Leasing Corp. ("SWLC") and New Hyde Park Leasing Corporation. SB Portfolio and SB Financial are Delaware-based subsidiaries formed in June 1998. SB Portfolio manages a portfolio of fixed income investments, and SB Financial provides balance sheet management services with a focus on interest rate risk management. Having provided business small-ticket equipment leasing nationwide for over thirty years, SWLC is a leasing subsidiary acquired as of February 1, 2001. State Bancorp, Inc. and subsidiary are collectively referred to hereafter as the "Company." All intercompany accounts and transactions have been eliminated.

   The Company was incorporated as a bank holding company under the laws of the state of New York in 1985 to provide consumer, commercial and municipal banking services to clients located primarily in the Queens, Nassau and Suffolk County areas. It offers a full range of deposit and loan products through thirteen full-service branches. In addition, the Company offers merchant credit card services, access to mutual fund and annuity products and offers a consumer debit card with membership in a national ATM network. The Company currently has ATMs at eleven of its thirteen branch locations.

   Basis of Presentation--The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

   The accounting and reporting policies of the Company conform with accounting principles generally accepted in the United States of America and with general practice within the banking industry. The following is a summary of the more significant accounting and reporting policies:

   Securities Held to Maturity and Securities Available for Sale--At the time of purchase of a security, the Bank designates the security as either available for sale or held to maturity, depending upon investment objectives, liquidity needs and intent. Securities held to maturity are stated at cost, adjusted for premium amortized or discount accreted, if any. The Bank has the positive intent and ability to hold such securities to maturity. Securities available for sale are stated at estimated fair value. Unrealized gains and losses are excluded from income and reported net of tax as accumulated other comprehensive income (loss) as a separate component of stockholders' equity until realized. Trading securities are purchased and held principally for the purpose of selling them in the near term. Trading generally reflects active and frequent buying and selling, and trading securities are generally used with the objective of generating profits on short-term differences in price. As of December 31, 2001 and 2000, the Bank did not hold any trading securities. Interest earned on investment securities is included in interest income. Realized gains and losses on the sale of securities are reported in the consolidated statements of income and determined using the adjusted cost of the specific security sold.

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

   Allowance for Probable Loan Losses--The allowance for probable loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance when management believes that the collectibility of the principal is unlikely, while recoveries of previously charged-off loans are credited to the allowance. The balance in the allowance for probable loan losses is maintained at a level that, in the opinion of management, is sufficient to absorb probable losses. To determine that level, management identifies problem loans based on the financial condition of the borrower, the value of any collateral and/or guarantor support. Based upon the resultant risk categories assigned to each loan and the procedures regarding impairment described below, an appropriate reserve level is determined. Management also evaluates the quality of, and changes in, the portfolio, while also taking into consideration the Bank's historical loss experience, the existing economic climate of the service area in which the Bank operates, examinations by regulatory authorities, internal reviews and other evaluations in determining the appropriate allowance balance. While management utilizes all available information to estimate the adequacy of the allowance for probable loan losses, the ultimate collectibility of a substantial portion of the loan portfolio and the need for future additions to the allowance will be based upon changes in economic conditions and other relevant factors.

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

STATE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

   In July 2001, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 102, "Selected Loan Loss Allowance Methodology and Documentation Issues." SAB No. 102 expresses the SEC staff's views on the development, documentation, and application of a systematic methodology for determining the allowance for probable loan losses in accordance with accounting principles generally accepted in the United States of America. Also in July 2001, the federal banking agencies issued guidance on this topic through the Federal Financial Institutions Examination Council interagency guidance, "Policy Statement on Allowance for Loan and Lease Losses Methodologies and Documentation for Banks and Savings Institutions." In management's opinion, the Company's methodology and documentation of the allowance for probable loan losses meets the guidance issued.

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

For the Years Ended December 31,          2001           2000           1999
-------------------------------------------------------------------------------
Net income                            $10,820,834    $10,709,840    $10,328,708
Average dilutive stock
   options outstanding                    452,870        267,790        226,911
Average exercise price per share           $10.28         $ 6.08         $ 5.00
Average market price--diluted basis        $15.61         $13.04         $16.00
Average common shares outstanding       7,845,659      7,931,842      7,895,783
Increase in shares due to exercise
   of options--diluted basis              154,629         79,173        112,558
-------------------------------------------------------------------------------
Adjusted shares outstanding--diluted    8,000,288      8,011,015      8,008,341
-------------------------------------------------------------------------------
Net income per share--basic                $ 1.38         $ 1.35         $ 1.31
-------------------------------------------------------------------------------
Net income per share--diluted              $ 1.35         $ 1.34         $ 1.29
-------------------------------------------------------------------------------

   Comprehensive Income (Loss)--The Company presents as a component of comprehensive income (loss) the amounts from transactions and other events which currently are excluded from the statements of income and are recorded directly to retained earnings.

   Statements of Cash Flows--For the purpose of presenting the statements of cash flows, the Company considers Federal funds sold and securities purchased under agreements to resell to be cash equivalents because such assets are convertible into fixed amounts of cash within several days of initial purchase. The Company may enter into purchase of U.S. Treasury, Government Agency and mortgage-backed securities under agreements to resell.

   Loans Foreclosed--Property acquired through foreclosure (other real estate owned or "OREO") is stated at the lower of cost or fair value less estimated selling costs. Losses arising at the time of foreclosure are charged against the allowance for probable loan losses. Revenues and expenses from operations or changes in the carrying value of these assets are included in operating expenses.

   Intangibles--Intangibles consist of core deposit intangibles and the excess market value of leases acquired. Intangibles are carried at cost less accumulated amortization. Amortization is provided over the period of anticipated benefit (usually 3 to 19 years). Management evaluates the carrying amount of intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has not recognized an impairment loss based on this evaluation.

   Goodwill--The excess of cost over fair value of net assets acquired generated from the acquisition of SWLC in February 2001, is amortized by the straight-line method over 20 years. Effective January 1, 2002, goodwill will be not be amortized, but reviewed annually for impairment.

   Accounting for Stock Options--The Company accounts for stock-based compensation using the intrinsic value method which recognizes as expense the difference between the market value of the stock and the exercise price at grant date. The Company discloses the pro forma effects of accounting for stock-based compensation using the fair value method.

   In 2000, the Company adopted the provisions of Financial Accounting Standards Board Interpretation ("FIN") No. 44, "Accounting for Certain Transactions Involving Stock Compensation." Since the issuance of FIN No. 44, the Financial Accounting Standards Board ("FASB") staff has received a number of questions related to accounting for stock compensation

STATE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

under Accounting Principles Board Opinion ("APB") No. 25 and FIN No. 44. The Emerging Issues Task Force ("EITF") in EITF 00-23 has reached consensuses on a number of questions, although some issues and questions are still being considered. The Company monitors the status of EITF 00-23.

   Recent Accounting Developments--In June 1998, Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued by the FASB. This statement requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. This statement, as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," and by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," was effective for all fiscal quarters of fiscal years beginning after June 15, 2000, and should not be applied retroactively to financial statements of prior periods. The adoption of this statement as of January 1, 2001 did not have a significant impact on the Company's financial position or results of operations.

   In June 2001, the FASB issued SFAS No. 141, "Business Combinations." The most significant changes made by SFAS No. 141 are: 1) requiring that the purchase method of accounting be used for all business combinations initiated after June 30, 2001; and 2) establishing specific criteria for the recognition of intangible assets separately from goodwill. The Company adopted SFAS No. 141 as of July 1, 2001, and the impact of such adoption has not had a material effect on the Company's financial statements.

   Accounting Principles Issued and Not Adopted--In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 primarily addresses the accounting for acquired goodwill and intangible assets (i.e., the post-acquisition accounting). The provisions of SFAS No. 142 will be effective for fiscal years beginning after December 15, 2001. The most significant changes made by SFAS No. 142 are: 1) goodwill and indefinite-lived intangible assets will no longer be amortized; 2) goodwill and indefinite-lived intangible assets will be tested for impairment at least annually; and 3) the amortization period of intangible assets with finite lives will no longer be limited to forty years.

   The Company adopted SFAS No. 142 effective January 1, 2002. Goodwill and intangible assets acquired after June 30, 2001 are subject immediately to the nonamortization and amortization provisions of this statement. In accordance with SFAS No. 142, existing goodwill was amortized through the remainder of 2001. At such time, amortization ceased and the Company will perform a goodwill impairment test. The principal effect of SFAS No. 142 is ceasing the amortization of goodwill, which amounts to approximately $100,000 annually after taxes. As the goodwill relates to the acquisition of a leasing subsidiary, SWLC, in February 2001, the effect on the Company's financial statements is not material.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The Company does not believe this statement will have a material impact on the Company's financial position or results of operations.

   Reclassifications--Certain reclassifications have been made to prior years' amounts to conform them to the current year's presentation.

2. ACQUISITION OF LEASING COMPANY

   Effective February 1, 2001, the Bank purchased SWLC, a leasing company that specializes in small-ticket leases for computers and office equipment. The Bank acquired approximately $20,217,000 in lease receivables net of an allowance for probable loan losses of $542,000, $1,705,000 in cash and $14,018,000 in notes payable. The excess of cost over fair value of net assets acquired amounted to $2,641,000, which is being amortized over 20 years.

3. SECURITIES HELD TO MATURITY AND SECURITIES AVAILABLE FOR SALE

   The amortized cost, gross unrealized gains and losses, and estimated fair value of securities held to maturity and securities available for sale at December 31, 2001 and 2000 are as follows:

                                                                                         Gross         Gross
                                                                         Amortized     Unrealized    Unrealized      Estimated
December 31, 2001                                                          Cost          Gains         Losses        Fair Value
--------------------------------------------------------------------------------------------------------------------------------
Securities Held to Maturity:
   Obligations of states and political subdivisions                    $    196,200    $   7,570    $         --    $    203,770
--------------------------------------------------------------------------------------------------------------------------------
Total Securities Held to Maturity                                           196,200        7,570              --         203,770
--------------------------------------------------------------------------------------------------------------------------------
Securities Available for Sale:
   Obligations of states and political subdivisions                      80,008,624       30,124      (1,312,606)     78,726,142
   Government Agency securities                                          31,820,328           --      (1,014,156)     30,806,172
   Corporate securities                                                   6,168,150           --         (35,000)      6,133,150
   Mortgage-backed securities and
     collateralized mortgage obligations                                160,973,567       62,631      (1,488,296)    159,547,902
--------------------------------------------------------------------------------------------------------------------------------
Total Securities Available for Sale                                     278,970,669       92,755      (3,850,058)    275,213,366
--------------------------------------------------------------------------------------------------------------------------------
Total Securities                                                       $279,166,869    $ 100,325    $ (3,850,058)   $275,417,136
--------------------------------------------------------------------------------------------------------------------------------

STATE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                                                                                         Gross         Gross
                                                                         Amortized     Unrealized    Unrealized      Estimated
December 31, 2000                                                          Cost          Gains         Losses        Fair Value
--------------------------------------------------------------------------------------------------------------------------------
Securities Held to Maturity:
   Obligations of states and political subdivisions                    $    261,600   $    1,960    $     (4,852)$       258,708
--------------------------------------------------------------------------------------------------------------------------------
Total Securities Held to Maturity                                           261,600        1,960          (4,852)        258,708
--------------------------------------------------------------------------------------------------------------------------------
Securities Available for Sale:
   Obligations of states and political subdivisions                     111,678,703    1,807,177         (31,079)    113,454,801
   Government Agency securities                                         293,671,472       90,634      (6,216,907)    287,545,199
   Corporate securities                                                   4,285,950           --              --       4,285,950
   Mortgage-backed securities and
     collateralized mortgage obligations                                 13,269,878       13,454        (239,846)     13,043,486
--------------------------------------------------------------------------------------------------------------------------------
Total Securities Available for Sale                                     422,906,003    1,911,265      (6,487,832)    418,329,436
--------------------------------------------------------------------------------------------------------------------------------
Total Securities                                                       $423,167,603   $1,913,225    $ (6,492,684)   $418,588,144
--------------------------------------------------------------------------------------------------------------------------------

   The amortized cost and estimated fair value of securities held to maturity and securities available for sale at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                 Amortized          Estimated
                                                   Cost             Fair Value
-------------------------------------------------------------------------------
Securities Held to Maturity:
   Due after one year through five years       $    196,200        $    203,770
-------------------------------------------------------------------------------
Total Securities Held to Maturity              $    196,200        $    203,770
-------------------------------------------------------------------------------

Securities Available for Sale:
   Due in one year or less                     $ 32,815,145        $ 32,807,965
   Due after five years
     through ten years                           13,187,834          12,927,782
   Due after ten years                           71,994,123          69,929,717
-------------------------------------------------------------------------------
Subtotal                                        117,997,102         115,665,464
Mortgage-backed securities
   and collateralized
   mortgage obligations                         160,973,567         159,547,902
-------------------------------------------------------------------------------
Total Securities Available for Sale            $278,970,669        $275,213,366
-------------------------------------------------------------------------------

   In 2001, 2000 and 1999, gross gains of $2,637,329, $2,035 and $68,091 and gross losses of $672,649, $531,048 and $443,780, respectively, were realized on the sale of securities available for sale.

   At December 31, 2001, the Bank did not own any securities held to maturity or securities available for sale for any one issuer in excess of ten percent of stockholder's equity.

   Securities held to maturity and securities available for sale with an amortized cost of $276,998,719 and $379,047,856 and an estimated fair value of $273,248,986 and $372,748,593 at December 31, 2001 and 2000, respectively, were pledged for public deposits, securities sold under agreements to repurchase, other short-term borrowings and fiduciary purposes.

4. LOANS--NET

   At December 31, 2001 and 2000, net loans consisted of the following:

                                                    2001               2000
-------------------------------------------------------------------------------
Commercial and industrial                      $264,475,460(1)     $229,251,315
Real estate--mortgage                           252,968,406         233,589,158
Real estate--construction                        16,258,014          17,642,412
Loans to individuals                              7,514,365           5,729,130
Tax exempt and other                             10,464,928          10,863,906
-------------------------------------------------------------------------------
Gross loans                                     551,681,173         497,075,921
Less:
   Unearned income                                   83,475              83,475
   Allowance for probable
     loan losses                                  9,255,414           9,207,243
-------------------------------------------------------------------------------
Loans--net                                     $542,342,284        $487,785,203
-------------------------------------------------------------------------------

(1) Includes $17,180,140 of lease receivables of SWLC subsidiary.

   The Bank's real estate loans and loan commitments are primarily for properties located throughout Long Island, New York. It is the Bank's policy to spread risk among a broad range of industries and to monitor concentration and associated levels of risk on an ongoing basis. As of December 31, 2001 and 2000, the only concentration of loans exceeding 10% of total loans was the Bank's loans totaling $74,490,000 and $76,456,000, respectively, from real estate operators, lessors and developers. Repayment of these loans is dependent in part upon the overall economic health of the Company's market area and current real estate values. Credit losses arising from lending transactions in this industry compare favorably with the Bank's credit loss experience on its portfolio as a whole. The Bank considers the credit circumstances, the nature of the project, and loan to value ratios for all real estate loans.

   The Bank makes loans to its directors and executive officers, and other related parties, in the ordinary course of its business. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and, do not bear more than normal credit risk. Loans made to directors

STATE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

and executive officers, either directly or indirectly, totaled $2,382,260 and $2,516,099 at December 31, 2001 and 2000, respectively. New loans totaling $1,946,269 and $2,942,808 were extended and payments of $2,080,108 and $2,153,802 were received during 2001 and 2000, respectively, on these loans.

   Activity in the allowance for probable loan losses for the three years ended December 31, 2001 is as follows:

                                      2001             2000            1999
-------------------------------------------------------------------------------
Balance, January 1,               $ 9,207,243      $ 7,106,627      $ 5,788,440
Adjustments                           542,312(1)            --               --
Provision charged to income         3,600,000        3,250,000        3,000,000
Charge-offs, net of recoveries
   of $161,143, $259,787
   and $443,881                    (4,094,141)      (1,149,384)      (1,681,813)
-------------------------------------------------------------------------------
Balance, December 31,             $ 9,255,414       $9,207,243      $ 7,106,627
-------------------------------------------------------------------------------

(1) Opening balance of allowance for probable loan losses of acquired leasing company.

   As of December 31, 2001, 2000 and 1999, the recorded investment in loans that are considered to be impaired is summarized below.

                                      2001             2000             1999
-------------------------------------------------------------------------------
Amount measured using the present
   value of expected future cash
   flows, discounted at each
   loan's effective interest rate  $4,226,806      $ 1,125,000       $       --
Impaired collateral-dependent
   loans                            3,857,762        9,057,396        3,981,474
-------------------------------------------------------------------------------
Total amount evaluated as
  impaired                         $8,084,568      $10,182,396       $3,981,474
-------------------------------------------------------------------------------
Average impaired loan balance      $8,378,960      $ 6,704,326       $6,581,068
-------------------------------------------------------------------------------
Interest income recognized
   on impaired loans               $    1,202      $   119,406       $   36,099
-------------------------------------------------------------------------------

   As a result of the Bank's measurement of impaired loans, an allowance for probable loan losses of approximately $4,143,000 and $2,330,000 was established for $8,084,568 and $9,656,762 of the total impaired loans at December 31, 2001 and 2000, respectively. No specific allowance was required for the remaining balance of impaired loans in 2000.

   At December 31, 2001 and 2000, loans with unpaid principal balances on which the Bank is no longer accruing interest income were $8,920,077 and $10,735,672, respectively. Interest income would have been approximately $684,000, $537,000 and $423,000 greater in 2001, 2000 and 1999, respectively, had these loans been current. Interest income on total nonaccrual loans, which is recorded only when received, amounted to approximately $7,000, $62,000 and $48,000 for 2001, 2000 and 1999, respectively.

   At December 31, 2001 and 2000, loans restructured, and still accruing interest in accordance with the modified terms, were $284,140 and $405,859, respectively. Interest income would have been approximately $10,000, $16,000 and $20,000 greater in 2001, 2000 and 1999, respectively, had the restructured loans performed according to their original terms.

   At December 31, 2001 and 2000, commercial real estate mortgages of $87,949,235 and $75,525,715, respectively, were pledged at the Discount Window of the Federal Reserve Bank of New York.

5. BANK PREMISES AND EQUIPMENT--NET

   At December 31, 2001 and 2000, Bank premises and equipment consisted of the following:

                                                   Accumulated
                                                   Depreciation/      Net Book
                                      Cost         Amortization         Value
-------------------------------------------------------------------------------
December 31, 2001:
   Building                       $ 1,908,187       $  909,981       $  998,206
   Leasehold improvements           2,913,076          777,881        2,135,195
   Furniture and fixtures           3,415,201        2,276,417        1,138,784
   Computer equipment
     and software                   4,437,173        2,288,882        2,148,291
-------------------------------------------------------------------------------
Total                             $12,673,637       $6,253,161       $6,420,476
-------------------------------------------------------------------------------
December 31, 2000:
   Building                       $ 1,876,122       $  845,085       $1,031,037
   Leasehold improvements           1,564,740          656,820          907,920
   Furniture and fixtures           2,730,555        1,971,957          758,598
   Computer equipment
     and software                   3,296,610        1,522,317        1,774,293
-------------------------------------------------------------------------------
Total                             $ 9,468,027       $4,996,179       $4,471,848
-------------------------------------------------------------------------------

6. OTHER ASSETS

   At December 31, 2001 and 2000, other assets consisted of the following:

                                                    2001                2000
-------------------------------------------------------------------------------
Interest receivable--investments                $ 1,382,546         $ 6,484,545
Interest receivable--loans                        2,573,460           3,398,000
Net deferred income taxes                         4,389,722           6,093,184
Prepaid expenses                                  1,210,938             635,574
Excess market value of leases acquired
   (net of accumulated amortization
   of $331,244 and $295,107)                        291,222             327,359
Goodwill (excess of cost over fair value
   of assets acquired, net of accumulated
   amortization of $110,000)                      2,530,924                  --
Cash surrender value of life insurance
  policies                                        1,674,607           1,672,544
Customer sweep accounts, net balances             3,787,900                  --
Principal receivable--municipal securities        3,297,005                  --
Principal receivable--mortgage-backed
  securities                                         13,191              18,543
Other                                             2,337,065             896,647
-------------------------------------------------------------------------------
Total                                           $23,488,580         $19,526,396
-------------------------------------------------------------------------------

7. LINES OF CREDIT AND BORROWED FUNDS

   At December 31, 2001 and 2000, correspondent banks extended unsecured lines of credit aggregating $21,450,000 and $17,000,000, respectively, as well as $10,000,000 in secured lines at December 31, 2001, to the Bank for the purchase of Federal funds and for foreign exchange transactions. Federal funds purchased and securities sold under agreements to repurchase generally mature within one to seven days from the transaction date.

STATE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

   In addition to the above, the Bank may use a line of credit with the Federal Home Loan Bank of New York ("FHLB") for overnight funding or on a term basis to match fund asset purchases. Based upon a multiple of the FHLB stock that the Bank currently owns combined with the amount of collateral it currently has on deposit with FHLB, approximately $35,000,000 of this line may be drawn on a term or overnight basis. The FHLB line is renewed on an annual basis. In October 1997, the Bank entered into a five-year, callable term borrowing with FHLB under this line, at an interest rate of 5.49%, which was called in January of 2000 and was not renewed.

   Also, at December 31, 2001 and 2000, commercial real estate mortgages of $87,949,235 and $72,525,715, respectively, were pledged at the Discount Window of the Federal Reserve Bank of New York, enabling the Bank to draw upon a line of up to $59,909,341 and $47,072,820 at December 31, 2001 and 2000,
respectively. The Discount Window interest rate is generally 50 basis points less than the Federal funds effective target rate. The Bank has yet to draw upon its line established during the fourth quarter of 1999.

   As a result of the acquisition of its leasing subsidiary, SWLC, in February of 2001, another component of the Bank's borrowed funds is obligations under equipment lease financing that are secured by the underlying collateral.

   The following summarizes the amounts at December 31, 2001 and 2000, and the average amounts for 2001 and 2000 of borrowed funds outstanding:

                                     Outstanding at                Average Amount
                                      December 31,                  Outstanding
                           -------------------------------------------------------------
                                2001             2000           2001            2000
----------------------------------------------------------------------------------------
Federal funds purchased     $        --      $ 9,700,000    $ 1,108,000      $ 1,428,000
Securities sold under
   agreements
   to repurchase            $        --      $   325,000    $   102,000      $ 8,251,000
FHLB--overnight             $12,000,000      $35,000,000    $ 8,838,000      $13,756,000
FHLB--term                  $        --      $        --    $        --      $ 1,776,000
Obligations under
   equipment lease
   financing                $ 7,099,591      $        --    $10,154,000      $        --

8. INCOME TAXES

   The components of income tax expense for the years ended December 31, 2001, 2000 and 1999 are as follows:

                                      2001             2000             1999
-------------------------------------------------------------------------------
Federal:
   Current                         $1,008,964       $4,334,564       $4,729,515
   Deferred                         1,685,202         (610,641)        (446,007)
-------------------------------------------------------------------------------
Subtotal                            2,694,166        3,723,923        4,283,508
-------------------------------------------------------------------------------
State:
   Current                           (281,101)          52,278          167,946
   Deferred                          (256,173)        (140,889)         (50,790)
-------------------------------------------------------------------------------
Subtotal                             (537,274)         (88,611)         117,156
-------------------------------------------------------------------------------
Total                              $2,156,892       $3,635,312       $4,400,664
-------------------------------------------------------------------------------

   Total income tax expense was different from the amounts computed by applying the statutory Federal income tax rate to income before income taxes due to the following:

                                                             2001                       2000                      1999
-------------------------------------------------------------------------------------------------------------------------------
                                                                   % of                        % of                       % of
                                                                  Pretax                      Pretax                     Pretax
                                                     Amount       Income         Amount       Income        Amount       Income
-------------------------------------------------------------------------------------------------------------------------------
Income tax expense at statutory rate              $ 4,542,204      35.0%      $ 5,020,803      35.0%      $5,155,280      35.0%
Surtax exemption                                     (129,777)     (1.0)         (114,095)     (0.8)        (107,648)     (0.7)
Increase (reduction) in taxes resulting from:
   Tax exempt interest on investments,
     net of interest expense disallowed
     of $169,740, $368,702 and $277,246            (1,715,544)    (13.2)       (1,126,415)     (7.9)        (626,163)     (4.3)
   State income tax, net of Federal tax benefit      (354,601)     (2.7)          (58,302)     (0.4)          77,008       0.5
   Other                                             (185,390)     (1.5)          (86,679)     (0.6)         (97,813)     (0.6)
-------------------------------------------------------------------------------------------------------------------------------
Income tax expense                                $ 2,156,892      16.6%      $ 3,635,312      25.3%      $4,400,664      29.9%
-------------------------------------------------------------------------------------------------------------------------------

   At December 31, 2001 and 2000, the deferred tax assets and liabilities are composed of the following:

                                                       2001             2000
-------------------------------------------------------------------------------
Deferred tax assets:
   Allowance for probable loan losses              $ 3,516,523       $3,664,430
   Unrealized holding loss on securities
     available for sale                              1,329,799        1,604,232
   Intangible assets                                   586,327          597,662
   Bank premises and equipment                         109,211          167,981
   AMT credits,  state NOL and other                   539,739           58,879
-------------------------------------------------------------------------------
Subtotal                                             6,081,599        6,093,184
-------------------------------------------------------------------------------
Deferred tax liabilities:
   Leasing activities                               (1,656,955)              --
   Other                                               (34,922)              --
-------------------------------------------------------------------------------
Subtotal                                            (1,691,877)              --
-------------------------------------------------------------------------------
Net deferred tax assets                            $ 4,389,722       $6,093,184
-------------------------------------------------------------------------------

   The deferred tax assets and liabilities are netted and presented in a single amount, which is included in other assets in the accompanying consolidated balance sheets. The income tax expense (benefit) associated with net security gains (losses) amounted to $654,201, $(210,110) and $(157,210) in 2001, 2000 and
1999, respectively.

9. INCENTIVE STOCK OPTION PLANS

   Under the terms of the Company's incentive stock option plans adopted in January 1987, April 1994 and February 1999, options have been granted to certain key personnel which entitle each holder to purchase shares of the Company's common stock. The option price is the higher of the fair market value or the book value of the shares at the date of grant. Such options are exercisable commencing one year from the date of grant, at the rate of 25 percent per year, and expire eight years from the date of grant.

STATE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

   At December 31, 2001, 163,252 options for the purchase of 231,857 shares were exercisable, and 197,458 shares were reserved for possible issuance. A summary of stock option activity follows after giving retroactive effect to all stock splits and dividends:

                                                                           Option Price                        Weighted
                                                                           (Approximate                        Average
                                             Number         Number        Fair Value at                     Exercise Price
                                           of Options     of Shares       Date of Grant)          Total        Per Share
--------------------------------------------------------------------------------------------------------------------------
Outstanding--January 1, 1999                199,675        339,128        $10.60 -$23.00       $3,117,300        $ 9.71
   Granted                                   61,000         73,321                $17.25        1,052,250        $14.35
   Exercised                                (16,888)       (42,548)       $10.60 -$14.25         (219,430)       $ 5.07
   Cancelled or forfeited                    (3,825)        (4,145)       $13.375-$23.00          (70,891)       $14.17
--------------------------------------------------------------------------------------------------------------------------
Outstanding--December 31, 1999              239,962        365,756        $10.60 -$23.00        3,879,229        $10.61
   Granted                                   70,650         80,114                $13.00          918,450        $11.46
   Exercised                                (15,862)       (37,692)       $10.60 -$11.00         (173,962)       $ 4.61
   Cancelled or forfeited                    (2,700)        (3,483)       $13.00 -$23.00          (46,988)       $13.48
--------------------------------------------------------------------------------------------------------------------------
Outstanding--December 31, 2000              292,050        404,695        $10.60 -$23.00        4,576,729        $11.31
   Granted                                  177,750        186,641                $15.00        2,666,250        $14.29
   Exercised                                (28,425)       (53,794)       $10.60 -$14.25         (339,266)       $ 6.31
   Cancelled or forfeited                   (13,300)       (16,317)       $10.60 -$23.00         (205,795)       $12.61
--------------------------------------------------------------------------------------------------------------------------
Outstanding--December 31, 2001              428,075        521,225        $12.625-$23.00       $6,697,918        $12.85
--------------------------------------------------------------------------------------------------------------------------

   The following summarizes shares subject to purchase from options outstanding and exercisable as of December 31, 2001:

                                                           Weighted
                                                           Average           Weighted                         Weighted
                                             Shares       Remaining          Average             Shares       Average
Range of Exercise Prices                  Outstanding  Contractual Life   Exercise Price      Exercisable  Exercise Price
--------------------------------------------------------------------------------------------------------------------------
$ 6.99-$11.46                               206,578       3.7 years           $ 9.42            149,609        $ 8.64
$14.29                                      182,073       7.2 years           $14.29                 --        $   --
$14.34-$18.25                               132,574       4.6 years           $16.22             82,248        $16.61
--------------------------------------------------------------------------------------------------------------------------
                                            521,225       5.1 years           $12.85            231,857        $11.47
--------------------------------------------------------------------------------------------------------------------------

   The estimated fair value of options granted during 2001 and 2000 was $2.52 and $2.61 per share, respectively. The Company applies APB No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its incentive stock option plans. Had compensation cost for the Company's three plans been determined at the fair value on the grant dates for awards under those plans, consistent with the method in SFAS No. 123, "Accounting for Stock-based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.

                                      2001             2000             1999
-------------------------------------------------------------------------------
Net income

   As reported                    $10,820,834      $10,709,840      $10,328,708
   Pro forma                      $10,522,401      $10,506,440      $10,149,458

Basic earnings per common share
   As reported                          $1.38            $1.35            $1.31
   Pro forma                            $1.34            $1.32            $1.29


   The fair value of options granted under the Company's incentive stock option plans during 2001, 2000 and 1999 were estimated on the date of grant using the Black-Scholes Single Option Pricing Model with the following weighted average assumptions used:

                                         2001             2000             1999
-------------------------------------------------------------------------------
Dividend yield                            3.4%             4.0%             3.2%
Expected volatility                      18.5%            23.8%            19.6%
Risk-free interest rate                  4.74%            5.06%            4.31%
Expected life of options              7 years          7 years          7 years

10. EMPLOYEE BENEFIT PLANS

   The Bank has an Employee Stock Ownership Plan (the "ESOP") which is a defined contribution plan covering substantially all full-time employees. Bank contributions to the ESOP represent a minimum of three percent of an employee's annual gross compensation. Employees become 20 percent vested after two years of employment, with an additional 20 percent vesting each year. Full vesting takes place upon the completion of six years of employment. Employee contributions are not permitted. At December 31, 2001, the ESOP had all of its assets invested in the Company's common stock. The Bank funds all amounts when due.

   In conjunction with the Rights Offering in July 1996, the ESOP borrowed $1,200,000 from the Company to purchase 151,457 (adjusted for stock dividends and splits) of the Company's shares. As such, the Company recorded a deduction from stockholders' equity to reflect the unearned compensation for the shares. As the unearned shares are released from collateral and allocated among participants, the Company recognizes compensation expense equal to the current market price of the shares released and the shares become outstanding for earnings per share computations. Contributions under the ESOP charged to operations amounted to $961,621, $820,294 and $703,165 in 2001, 2000 and 1999,
respectively. Compensation expense of $285,113 and $246,595 is applicable to the 18,540 shares and the 19,422 shares allocated in 2001 and 2000, respectively. As of December 31, 2001 and 2000, the value of the 22,003 and the 38,613 unallocated shares was $335,549 and $494,250, respectively.

STATE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

   The Bank has a 401(k) Retirement Plan and Trust (the "401(k) Plan"), which covers substantially all full-time employees. Employees may elect to contribute up to sixteen percent of their annual gross compensation to the 401(k) Plan, and the Bank will match one-half of the employee's contribution up to a maximum of three percent of the employee's annual gross compensation. Employees are fully vested in both their own and Bank contributions. Bank contributions under the 401(k) Plan amounted to $270,394, $235,503 and $209,109 in 2001, 2000 and 1999,
respectively. The Bank funds all amounts when due. At December 31, 2001, contributions to the 401(k) Plan were invested in either a bond, equity, money market, capital appreciation, international equity, emerging markets equity, or diversified fund as directed by each employee.

   During 1995, the Bank adopted non-qualified deferred compensation plans (the "Plans") for each officer for whom contributions under the ESOP are limited by the applicable provisions of the Internal Revenue Code. Bank contributions under the Plans totaled $96,610, $106,269 and $56,432 in 2001, 2000 and 1999,
respectively.

11. COMMITMENTS AND CONTINGENT LIABILITIES

   Leases--The Bank is obligated under various leases covering certain equipment, branches, office space and the land on which its head office is built. The minimum payments under these leases, certain of which contain escalation clauses, are:

2002                                         $1,852,322
2003                                          1,776,942
2004                                          1,777,731
2005                                          1,674,798
2006                                          1,246,235
Remainder to 2011                             1,334,514
-------------------------------------------------------
Total                                        $9,662,542
-------------------------------------------------------

   Rent expense was approximately $1,383,000, $1,136,000 and $1,039,000 for 2001, 2000 and 1999, respectively.

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

   Directors' Stock Plan--The Company approved a Directors' Stock Plan in 1998 for each outside director and the secretary to the Board of Directors. On January 1 of each year, each participant will be granted an award of 200 share credits for the preceding year of service. Each participant will also receive share credits for cash or stock dividends that would have been paid if the share credits had been actual shares. Awards shall be paid after the participant has ceased to be a director or secretary. If the participant expires, the shares will be awarded to his/her beneficiary or estate. There are remaining 122,088 shares reserved for possible issuance. During 2001, 165 shares were distributed to one retired director. No shares were distributed in 2000.

   During 2001, 2000 and 1999, the Bank charged approximately $125,000, $106,000 and $82,000, respectively, to operations relating to the retirement and stock plans.

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

   Pending Claims and Contingent Liabilities--The Bank is involved in a number of legal proceedings related to Island Mortgage Network, Inc. ("IMN") and certain related entities, which held deposit accounts at the Bank during portions of 1999 and 2000. IMN and its related entities were principally engaged in offering and providing mortgages to consumers. IMN was licensed by the Banking Department of the State of New York (the "Banking Department"), and various entities related to IMN were reportedly licensed to operate in a large number of other jurisdictions across the United States. IMN apparently financed its operations in significant part through the use of loans and/or revolving lines of credit provided by lenders ("Warehouse Lenders") that were not related to the Bank.

   On June 30, 2000, the Banking Department suspended IMN's license to engage in mortgage banking activities. On July 19, 2000, IMN and its publicly held parent company, AppOnline.com, Inc. ("AppOnline"), filed a petition under Chapter 11 of the Bankruptcy Code in the Eastern District of New York. On July 28, 2000, certain Warehouse Lenders filed an involuntary bankruptcy petition against Action Abstract, Inc. ("Action Abstract"), an entity to which they apparently had regularly wired funds in connection with their dealings with IMN. Bankruptcy cases are also ongoing as to several other entities related or allegedly related to IMN. The Chapter 11 Trustee of the estates of IMN, AppOnline and Action Abstract has obtained an order substantively consolidating all of those bankruptcy cases.

   In the course of the bankruptcy cases, it has been alleged that IMN and its affiliates engaged in a widespread pattern of fraud directed at the Warehouse Lenders, title agents, closing companies and others with whom IMN and its affiliates regularly dealt. The office of the United States Attorney for the

STATE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

Eastern District of New York ("USAO") has been conducting an inquiry into the manner in which IMN and its affiliates conducted their operations, which had included an examination of the relationship between IMN and its affiliated entities and the Bank. As the Bank had expected, the USAO has determined that based on the information it has to date it does not currently intend to seek an indictment against the Bank or any of its officers or employees for conduct relating to IMN. The Bank's representatives have also been in contact with the Banking Department and the Federal Deposit Insurance Corporation and will continue to work with them to address any questions or concerns they might have.

   The Bank has been named (along with other defendants) in lawsuits related to the activities of IMN and related companies. In certain of these litigations, the Bank was named as a defendant merely because monies in dispute were located in accounts at the Bank. In the remainder, while each complaint is somewhat different, the principal common allegation against the Bank is that it knew or should have known that the manner in which IMN and its affiliates were managing certain accounts was improper, and that the Bank's actions in this regard aided and abetted a fraudulent scheme by IMN and its affiliates. The six such cases currently pending against the Bank are as follows:

-- Imperial Warehouse Finance, Inc. v. Action Abstract, Inc., et al., Case No. 00 Civ. 3933, Eastern District of New York.

--   Blanton, et al. v. IMN Financial Corp., et al., Adv. Proc.
     No. 01-8096, Bankruptcy Court for the Eastern District of
     New York.

-- Moritz, et al. v. National Settlement Services Corp., et al., Civil Action No. 3:00 CV 426 MU, Western District of
     North Carolina.

-- Duboff, et al. v. Island Mortgage Network, Inc., et al., Index No. 10738/00, Supreme Court of the State of New York.

--   First American Title Insurance Co. v. State Bank of Long

     Island, Index No. 13438/01, Supreme Court of the State of New York.

--   Broward Title Co. v. Alan Jacobs, et al., Adv. Proc.
     No. 01-8181, Bankruptcy Court for the Eastern District of New York.

   In addition, the Chapter 11 Trustee appointed in the IMN bankruptcy cases and a number of other Warehouse Lenders have threatened to pursue their own claims against the Bank related to the Bank's dealings with IMN and its affiliates. The Bank is defending these lawsuits vigorously, and management believes that the Bank has substantial defenses to the claims that have been threatened or asserted to date. However, the ultimate outcome of these lawsuits cannot be predicted with certainty. The Bank's legal fees and expenses will be significant, and those costs, in addition to any costs associated with settling the IMN-related litigations or satisfying any adverse judgments, could have a material adverse effect on the Bank's results of operations or financial position. The Bank is continuing to explore the extent to which insurance coverage may be available to defray some of the costs associated with the IMN-related litigations, and the Bank is also investigating the extent to which it may have counterclaims against plaintiffs in those litigations, cross-claims against co-defendants, and claims against non-parties.

   The Company and the Bank are subject to other legal proceedings and claims that arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability, if any, with respect to such matters will not materially affect future operations.

   Other--The Bank is required to maintain balances with the Federal Reserve Bank of New York to satisfy reserve requirements. These balances averaged approximately $432,000 and $1,001,000 in 2001 and 2000, respectively.

12. STATE BANCORP, INC. (PARENT COMPANY ONLY)

   Certain condensed financial information follows (dollars in thousands):

December 31,                                               2001         2000
------------------------------------------------------------------------------
BALANCE SHEET
Assets:
   Cash                                                  $   583      $   155
   Dividends receivable and other assets                   1,608        1,337
   Investment in the Bank                                 75,474       72,032
------------------------------------------------------------------------------
Total Assets                                             $77,665      $73,524
------------------------------------------------------------------------------
Liabilities                                              $ 1,377      $ 1,217
------------------------------------------------------------------------------
Stockholders' Equity:
   Preferred stock                                            --           --
   Common stock                                           41,171       38,724
   Surplus                                                39,202       34,518
   Retained earnings                                       5,588        4,780
   Treasury stock                                         (7,071)      (2,422)
   Accumulated other comprehensive loss                   (2,428)      (2,972)
   Unearned compensation                                    (174)        (321)
------------------------------------------------------------------------------
Total Stockholders' Equity                                76,288       72,307
------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity               $77,665      $73,524
------------------------------------------------------------------------------


For the Years Ended December 31,              2001         2000         1999
------------------------------------------------------------------------------
INCOME STATEMENT
Dividends from the Bank,
   net of expenses                          $ 9,155      $ 5,274      $ 3,453
Equity in the undistributed
   earnings of the Bank                       1,666        5,436        6,876
------------------------------------------------------------------------------
Net Income                                  $10,821      $10,710      $10,329
------------------------------------------------------------------------------

CASH FLOWS Operating Activities:

   Net income                               $10,821      $10,710      $10,329
   (Increase) decrease in other assets         (271)        (336)          22
   Increase (decrease) in liabilities           159          109           (3)
   Equity in the undistributed
     earnings of the Bank                    (1,666)      (5,436)      (6,876)
------------------------------------------------------------------------------
Net cash provided by
   operating activities                       9,043        5,047        3,472
------------------------------------------------------------------------------
Financing Activities:
   Cash dividends paid                       (4,089)      (3,707)      (3,327)
   Proceeds from issuance of
     common stock                             1,233        1,039          980
   Capital contribution to the Bank          (1,110)        (902)        (849)
   Payment to repurchase
     common stock                            (4,649)      (1,504)        (730)
------------------------------------------------------------------------------
Net cash used in
   financing activities                      (8,615)      (5,074)      (3,926)
------------------------------------------------------------------------------
Net Changes in Cash                         $   428      $   (27)     $  (454)
------------------------------------------------------------------------------

13. FINANCIAL INSTRUMENTS WITH
     OFF-BALANCE SHEET RISK

   The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing

STATE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

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

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral required varies, but may include accounts receivable, inventory, equipment, real estate, and income-producing commercial properties. At December 31, 2001 and 2000, commitments to originate loans and commitments under unused lines of credit for which the Bank is obligated amounted to approximately $153,890,000 and $131,584,000, respectively.

   Letters of credit are conditional commitments issued by the Bank guaranteeing payments of drafts in accordance with the terms of the letter of credit agreements. Commercial letters of credit are used primarily to facilitate trade or commerce and are also issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Collateral may be required to support letters of credit based upon management's evaluation of the creditworthiness of each customer. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Most letters of credit expire within one year. Management does not anticipate any material losses as a result of these transactions. At December 31, 2001 and 2000, the Bank had letters of credit outstanding of approximately $6,834,000 and $3,615,000, respectively.

14. DISCLOSURES ABOUT FAIR VALUE
     OF FINANCIAL INSTRUMENTS

   Fair value estimates are made as of a specific point in time based on the characteristics of financial instruments and market information. Where available, quoted market prices are used. However, markets do not exist for a portion of the Company's financial instruments and, as a result, fair value estimates require judgments regarding future cash flows. These judgments are subjective in nature, involve uncertainties and therefore may change significantly at future measurement dates. The fair value information that follows is intended to supplement, but not replace, the basic consolidated financial statements and other traditional financial data presented throughout this report. The calculation of estimated fair values is based on market conditions at December 31, 2001 and 2000 and is not reflective of current or future fair values. Furthermore, the value of long-term relationships with depositors is not reflected. The value of those relationships is significant.

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

   Deposits--The fair value of demand deposits, savings accounts and time deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the interest rate swap rates of similar term points.

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

   The estimated fair values of the Company's financial instruments are as follows (in thousands):

December 31,                            2001                     2000
-------------------------------------------------------------------------------
                               Carrying   Estimated     Carrying     Estimated
                                Amount    Fair Value     Amount      Fair Value
-------------------------------------------------------------------------------
Financial assets:
   Cash and short-term
     investments               $143,277    $143,277    $  101,368    $  101,368
   Securities held to
     maturity and securities
     available for sale         275,410     275,417       418,591       418,588
   Loans--net of the allowance
     for probable loan losses   542,342     548,576       487,785       499,014
-------------------------------------------------------------------------------
Total                          $961,029    $967,270    $1,007,744    $1,018,970
-------------------------------------------------------------------------------
Financial liabilities:
   Deposits                    $884,709    $823,681    $  895,107    $  896,975
   Other short-term
     liabilities                 12,572      12,572        47,321        47,321
-------------------------------------------------------------------------------
Total                          $897,281    $836,253    $  942,428    $  944,296
-------------------------------------------------------------------------------

STATE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

15. REGULATORY MATTERS

   Dividends paid by the Company are subject to restrictions by certain regulatory agencies. Under these restrictions, approximately $9,842,000 was available for payment of dividends at December 31, 2001, without prior approval of those regulatory agencies.

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

   Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total capital and Tier I capital, as defined in the regulations, to risk weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2001, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

   As of December 31, 2001, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category. The Company's and the Bank's capital amounts and ratios are as follows (in thousands):

                                                                                                        To Be Well
                                                                              For Capital             Capitalized Under
                                                                               Adequacy               Prompt Corrective
                                                     Actual                    Purposes               Action Provisions
-------------------------------------------------------------------------------------------------------------------------
                                               Amount       Ratio         Amount       Ratio         Amount        Ratio
-------------------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 2001:
Tier I Capital to Total Adjusted
   Average Assets (Leverage):
     The Company                               $75,894      7.79%         $38,970      4.00%             N/A         N/A
     The Bank                                  $75,080      7.71%         $38,952      4.00%         $48,690        5.00%
Tier I Capital to Risk Weighted Assets:
     The Company                               $75,894     11.81%         $25,705      4.00%             N/A         N/A
     The Bank                                  $75,080     11.69%         $25,690      4.00%         $38,536        6.00%
Total Capital to Risk Weighted Assets:
     The Company                               $83,942     13.06%         $51,419      8.00%             N/A         N/A
     The Bank                                  $83,125     12.94%         $51,391      8.00%         $64,239       10.00%
-------------------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 2000:
Tier I Capital to Total Adjusted
   Average Assets (Leverage):
     The Company                               $74,952      7.57%         $39,605      4.00%             N/A         N/A
     The Bank                                  $74,677      7.46%         $40,041      4.00%         $50,052        5.00%
Tier I Capital to Risk Weighted Assets:
     The Company                               $74,952     12.53%         $23,927      4.00%             N/A         N/A
     The Bank                                  $74,677     12.40%         $24,089      4.00%         $36,134        6.00%
Total Capital to Risk Weighted Assets:
     The Company                               $82,452     13.78%         $47,868      8.00%             N/A         N/A
     The Bank                                  $82,224     13.66%         $48,155      8.00%         $60,193       10.00%
-------------------------------------------------------------------------------------------------------------------------

STATE BANCORP, INC. AND SUBSIDIARY
INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

To the Board of Directors and Stockholders
State Bancorp, Inc.
New Hyde Park, New York

   We have audited the accompanying consolidated balance sheets of State Bancorp, Inc. and subsidiary (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of State Bancorp, Inc. and subsidiary at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Philadelphia, Pennsylvania
February 1, 2002

STATE BANCORP, INC. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
OVERVIEW

   State Bancorp, Inc. (the "Company") is a one-bank holding company, which was formed on June 24, 1986. The Company operates as the parent for its wholly owned subsidiary, State Bank of Long Island and subsidiaries (the "Bank"), a New York State chartered commercial bank founded in 1966. The income of the Company is derived through the operation of the Bank and its subsidiaries, SB Portfolio Management Corp. ("SB Portfolio"), SB Financial Services Corp. ("SB Financial"), Studebaker-Worthington Leasing Corp. ("SWLC"), New Hyde Park Leasing Corp. and SB ORE Corp.

   The Bank serves its customer base through thirteen full-service branches and a lending center in Jericho. Of the Bank's branch locations, six are in Nassau County, five are in Suffolk County and two are in Queens County. The Bank offers a full range of retail banking services to individuals, corporations, municipalities and small to medium-sized businesses. Retail products include checking accounts, NOW accounts, money market accounts, passbook and statement savings accounts, certificates of deposit, individual retirement accounts, commercial loans, personal loans, residential, construction, home equity, commercial mortgage loans, consumer loans, small business lines of credit, equipment leases and telephone banking. In addition, the Bank also provides access to annuity products, mutual funds, discount brokerage services, sweep products and, through its association with U.S. Trust Company, a full range of wealth management and financial planning services.

   SB Portfolio and SB Financial, based in Wilmington, Delaware, each wholly owned subsidiaries of the Bank, were formed in 1998. SB Portfolio provides investment management services to the Bank and the Company while SB Financial provides balance sheet management services such as interest rate risk modeling, asset/liability management reporting and general advisory services to the Bank.

   The Company acquired SWLC, based in Jericho, N.Y., in February 2001. SWLC is a nationwide provider of business equipment leasing that has been conducting business for over thirty years.

   For the year ended December 31, 2001, the Company recorded record levels of earnings, loans, core deposits and Tier I capital. The following discussion is intended to provide the reader with further insight into the principal factors contributing to the financial results of the Company and its operating subsidiary for the periods shown. It should be read in conjunction with the consolidated financial statements and notes thereto for a full understanding of this analysis.

   The Company's 2001 performance is discussed in detail on the following pages. Certain statements contained in this discussion are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations regarding a range of issues that could potentially impact the Company's performance in future periods. Forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those discussed herein. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "is confident that" or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiary include, but are not limited to, changes in: market interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's primary trade area, accounting principles and guidelines and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing and services.

RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Summary of Financial Performance
   The Company achieved its thirty-first consecutive year of record earnings during 2001. Net income improved by 1.0% to $10.8 million or $1.38 basic earnings per common share in 2001 versus $10.7 million or $1.35 per share in 2000 (per share earnings have been adjusted to reflect the impact of the 5% stock dividend paid by the Company during 2001). Fully diluted earnings per common share were $1.35 and $1.34 in 2001 and 2000, respectively. Growth in net interest income (up 16.3%), greater net security gains and a lower effective income tax rate were the primary reasons for the earnings growth during 2001. The increase in net interest income resulted from an expanded interest-earning asset base, primarily through growth in the loan portfolio, coupled with an improved net interest margin. Somewhat offsetting the foregoing factors were increases in operating expenses, principally legal fees related to the litigations arising out of the Bank's deposit relationship with Island Mortgage Network and its affiliates, salaries and benefits and occupancy costs, and the provision for probable loan losses.

   The Company's capital position, by all industry-standard measures, remains strong. The ratio of average total stockholders' equity to average total assets was 7.73% and 6.31% in 2001 and 2000, respectively. Excluding adjustments related to SFAS No. 115, these ratios would have been approximately 7.73% and 7.65% in 2001 and 2000, respectively. Based upon banking industry regulatory guidelines, a "well capitalized" institution must maintain a Tier I leverage ratio of at least 5.00% and Tier I and total capital to risk-weighted assets ratios of at least 6.00% and 10.00%, respectively. At December 31, 2001, the Company's Tier I leverage ratio was 7.79% while its risk-weighted ratios were 11.81% for Tier I capital and 13.06% for total capital. These ratios are substantially in excess of the foregoing regulatory guidelines and also compare favorably to the Company's peers.

   Although net income improved during 2001, the Company's primary measures of financial performance declined. During 2001, return on average equity decreased to 13.94% versus 2000's record level of 17.91%. Excluding the impact of Statement of Financial Accounting Standards No. 115 ("SFAS No. 115"), the Company's returns on average equity were 13.94% and 14.78% during 2001 and 2000, respectively. Return on average assets declined slightly to 1.08% from 1.13% a year ago. The Company's primary expense measurement ratio, the operating efficiency ratio, rose during 2001 to 64.5% from 52.5% in 2000. The Company's net interest margin widened substantially during 2001 to 4.79%, a 47 basis point improvement from a year ago.

   The Company's primary trade area, Nassau and Suffolk Counties on Long Island, and Queens County in New York City, suffered through its most difficult twelve-month period in

STATE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

2001 since the early 1990s. The events of September 11th exacerbated the economic slowdown that was already taking place in the Long Island area. Over the past decade, the Long Island economy has successfully transformed itself into a dynamic high-tech-driven incubator for cutting edge companies from one that was primarily dependent on one industry for job creation for many years. The primary strength of the local economy now is its great diversity. Long Island has become a fertile growth area for small business creation, particularly in the high-tech, medical, biotech and services sectors. Queens County is one of the most diverse counties in the country and is the home to over 42,500 small businesses and over two million residents. The Company is an active participant in lending to small businesses in a wide variety of industries in the tri-county area surrounding its branch network. Loan demand improved somewhat during 2001. On a year-to-year basis, total gross loans, excluding the impact of SWLC, grew by 7.4% versus 2000. Although some statistics seem to point to an economic recovery in 2002, recent economic evidence is somewhat mixed. Consumer confidence improved during the fourth quarter of 2001, but that situation is tenuous at best and is largely dependent on worldwide events. Interest rates are at their lowest level in almost forty years and future rate reductions, if any, may no longer stimulate the economy.

   The tri-county marketplace is among the most competitive in the country, and management is well aware that past performance is not indicative of future results. Intense competition from commercial and savings banks, financial services conglomerates and insurance companies has created a financial services industry where consumers and businesses alike can access their investments and obtain funding online and invest in CDs and mutual funds with institutions across the country, or around the world, sweep idle balances into a wide variety of investments, all by the click of a mouse from their homes or offices. Consumers are no longer impressed by "24/7" service, as they have come to expect it from their financial service providers. Relationships are no longer of paramount importance for many businesses or consumers. Convenience, flexibility and technology have created a new paradigm in banking. The ongoing consolidation of the banking industry, spurred by both congressional legislation and competition, has promoted financial convergence among banks, financial services providers and the insurance industry. Intense competition, along with a keen sophistication among consumers and corporate treasurers makes management's outlook cautiously optimistic for 2002.

   Management of the Company has chosen to be very cautious with respect to granting credit to current and prospective borrowers. For these reasons, it is expected that 2002 will see loan growth of 4% to 6% in the Company's core competencies of commercial and industrial credits, commercial mortgages and equipment leasing at spreads that are expected to narrow somewhat from current levels as short-term interest rates find their bottom. Lower short-term interest rates contributed to the improvement in the Company's funding costs during 2001. Assuming no change in the shape of the yield curve, funding costs are not expected to decline in 2002. Further reductions in the Company's Prime lending rate during 2002 may negatively impact the net interest margin during the next twelve months.

   Additional asset growth in 2002 will likely come from the fixed income investment portfolio in both the taxable and tax-exempt areas. It is expected that the recent opening of three branch offices during 2001, and the planned opening of two additional branches during the first quarter of 2002, will provide low-cost core deposit funding for any anticipated asset growth. The Company will continue to aggressively pursue expense reductions and operating efficiencies along with revenue-generating sales initiatives to improve net interest income.

   Management expects that the upcoming year will provide significant challenges for the Company. The planned opening of two branch locations, one of which is expected to be in Queens County, a market penetrated by the Company for the first time in 2001, coupled with the continued integration of SWLC and ongoing technology upgrades, will provide a formidable array of challenges for management of the Company over the coming year. However, by continuing our philosophy of Measured, Orderly Growth, maintaining a "Customer First" attitude and adhering to the ideals contained in our mission statement and our long-term strategic plan, the Company has been able to apply a consistent standard of excellence that we feel will produce another productive year during 2002.

NET INTEREST INCOME

2001 versus 2000

   Net interest income, the difference between interest earned on loans and investments and interest paid on deposits and borrowed funds, is the Company's primary source of operating earnings. Net interest income is affected by the level and composition of assets, liabilities and stockholders' equity, as well as changes in market interest rates. Net interest income increased by 16.3% to $43.2 million in 2001 as the result of growth in average interest-earning assets of $59 million (6.6%) coupled with a wider net interest rate margin. Growth in loans, municipal and mortgage-backed securities and short-term securities purchased under agreements to resell ("SPUAR") accounted for the asset expansion. Increases in commercial loans, commercial mortgages and lease receivables led the $59 million or 12.2% increase in average loans outstanding in 2001 versus 2000. Average SPUARs, used to collateralize municipal deposits, increased by $45.2 million during 2001. Average investment securities decreased by $42 million or 10.8% due to a $133 million decline in Government Agency paper, resulting from third and fourth quarter asset sales and calls throughout the year. Somewhat offsetting this decline were increases in mortgage-backed notes (up $39.9 million) and tax-exempt municipal paper (up $31.8 million). A majority of the Company's investment portfolio is owned and managed by SB Portfolio Management Corp., a wholly owned subsidiary of State Bank of Long Island located in Wilmington, Delaware.

   Average interest-earning assets have grown by 6.6%, 12.2% and 14.0% in 2001, 2000 and 1999, respectively. Primarily funding this asset expansion were increases in low-cost core deposits, principally demand deposit and money fund savings accounts. Growth in these deposit categories offset reductions in both retail and large denomination certificates of deposit.

   Average core deposit balances increased by $86 million or 23.1% to $458 million in 2001. The growth and retention of low-cost core deposit balances is one of the Company's top strategic priorities since the growth of these deposits is a key element in the Company's expansion strategy. These low-cost deposits also are critical to the Company's efforts to improve net income through a wider net interest margin. During 2001, average core deposit balances represented 51% of total deposits; up from 43% a year ago. An expanded municipal banking

STATE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

department, which continues to develop new relationships throughout Long Island, new branches opened during the past two years and growth in commercial deposit relationships, were responsible for growth in all core deposit categories. Average demand deposit balances grew by 13.7% and 2.3% in 2001 and 2000, respectively, and have increased by 38.5% since 1998. Average savings deposits expanded by $67 million or 28.8% on a year-over-year basis. During 2001, the Company's net interest margin improved to 4.79%, from 4.32% and 4.61% during the previous two years. The wider margin resulted from several factors, most notably: the aforementioned shift in the Company's funding mix from CDs to core deposits; lower short-term interest rates; a liability-sensitive balance sheet, and a shift in the asset mix to a greater dependence on higher-yielding loans as a percentage of total earning assets. The increase in low cost sources of funding during 2001 coupled with the continued decline in short-term interest rates contributed to a 120 basis point decrease in the average rate paid on the Company's supporting funds to 2.76% in 2001 from 3.93% in 2000. Management anticipates a flat net interest margin in 2002 as demand deposit balances and loan volumes are each projected to increase while short-term interest rates are expected to moderate. Pricing pressure in the loan portfolio is expected to offset any improvement in funding costs that will result from continued core deposit expansion. Management of the Company expects that the continued maturation of the Suffolk County branch opened in mid-2000, the ongoing growth of the three branches opened in 2001 and the planned 2002 branch openings will provide access to additional low-cost sources of funds as well as provide ample opportunity to expand the Company's loan portfolio in previously under-served areas of both Queens and Suffolk Counties. As has been the case with recent branch openings, the Company expects that these new locations will produce additional commercial and municipal banking relationships, both for deposits and loans, that will enhance profitability in 2002 and beyond.

   Average total loans grew by 12.2%, 7.8% and 16.7% in 2001, 2000 and 1999, respectively. This growth has been achieved with little adverse impact on credit quality. The Company, once again, was able to take advantage of Long Island's diverse economy in 2001 and generate quality loan growth in a very competitive marketplace. Excluding leases acquired in the SWLC transaction, average loans grew at a year-to-year rate of 8.6%. The lower level of interest rates during 2001, which fueled the refinancing boom, coupled with additional industry consolidation were the primary reasons for the growth in the Company's loan portfolio during the past year. Additional investments in property, plant and equipment, in many industries have been put on hold since September 11th. Management of the Company expects that the combination of low interest rates and the ongoing expansion of the branch network will provide significant opportunity for loan growth during the next twelve to twenty-four months. Products such as Business Direct Access, a commercial cash management product, the Small Business Line of Credit and Prime For Life home equity loan products, along with a variety of equipment leasing options offered by SWLC provide commercial lenders and branch managers with a competitive arsenal of offerings for all types of relationships. These products, coupled with responsive and personal customer service that are second to none, will continue to enable the Company to take advantage of opportunities presented by the ongoing consolidation of the local banking market and our entree into new markets. Average commercial loans, commercial mortgages and installment loans grew at rates of 6.5%, 11.2% and 20.2%, respectively, in 2001. At December 31, 2001, total loans outstanding amounted to $552 million, up 11.0% when compared to the comparable 2000 date. Excluding SWLC, year-end loans outstanding rose by 7.4% in 2001. The year-end loan portfolio was comprised of approximately 43% commercial loans, 39% commercial mortgages, 10% residential mortgages and 8% all other loans and leases. It is expected that the 2002 loan mix will remain, on a percentage basis, approximately the same as 2001.

   Based upon recent local and national economic forecasts, management of the Company is confident that loans outstanding will grow at a rate of 4% to 6% in 2002. The ongoing consolidation of the New York City and Long Island banking markets still provides the greatest potential for loan growth next year. As larger money center and regional bank competitors continue to "roll-up" the local market, many retail, commercial and municipal customers are often left out in the cold, as their bankers need to wait for headquarters to approve rates and product terms. A well managed, locally run community bank with an excellent reputation and a strong capital base will thrive in this environment.

   Management of the Company is committed to quality loan growth. A comprehensive credit and peer review process provides a quality control tool to ensure that only high quality loans are brought to credit committee for consideration. This rigorous process is more important than ever as the Company enters new geographic markets and offers a wider product array during 2002.

2000 versus 1999

   Net interest income increased by 3.1% to $37.1 million during 2000 as the result of growth in interest-earning assets of $98 million (up 12.2%). Growth in loans, municipal securities and taxable Government Agency securities accounted for the asset expansion. Increases in commercial loans and commercial mortgages paced the $35 million or 7.8% increase in average loans outstanding in 2000 versus 1999. Average investment securities advanced by $62 million or 19.1% due to growth in Government Agency paper, primarily callable issues with eight to ten-year final maturities, coupled with an increase in tax-exempt municipal notes. Funding the growth in interest-earning assets were paydowns on mortgage-backed securities, increases in core deposits, and growth in retail and large denomination certificates of deposit.

   During 2000, the Company's net interest rate margin contracted to 4.32% from 4.61% in 1999. The narrower spread resulted from an increased cost of funds (up 75 basis points to 3.93% in 2000) due principally to higher interest rates and growth in high-cost interest-bearing sources of funds to support asset growth. Average time deposits increased by 35.2% while core deposit growth was a more modest 5.7% in 2000.

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

STATE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

Securities held to maturity are stated at cost, adjusted for amortization of premium or accretion of discount, if any. Trading securities are generally purchased with the intent of capitalizing on short-term price differences by selling them in the near term. The Company did not hold any trading securities at December 31, 2001 and 2000.

   At December 31, 2001, the Company held $275 million in AFS securities (99.9% of the investment portfolio) at a pretax unrealized net loss of $3.9 million, down from $6.5 million at year-end 2000. This significant decline resulted from lower interest rates and a balance sheet restructuring undertaken by the Company during 2001 whereby some portfolio gains were realized. At year-end 2001, the AFS portfolio was divided into the following categories: 11% callable U.S. Government Agency securities; 29% tax-exempt municipal paper, 58% mortgage-backed securities ("MBS") (mainly FNMA and GNMA obligations); and 2% all other securities, primarily FHLB stock. The held to maturity portion of the portfolio which totaled $196 thousand, was comprised solely of local municipal notes. Agency holdings decreased by $257 million at year-end 2001 to $31 million versus the same period a year ago. This decline was due to a combination of rate-related calls and the aforementioned sales. The remaining securities are all callable within two years, and most have final maturities of less than twelve years. If rates continue to fall during 2002, it is likely that these securities will be called in the next twelve months. The notes are AAA credits that provide a very competitive yield well in excess of the Company's incremental funding cost and are pledgeable to secure municipal deposits and other borrowings. The Company's investment policy is conservative and has liquidity and safety paramount among its objectives. The Company's portfolio of tax-exempt municipal notes declined by $35 million at year-end 2001 versus the comparable 2000 date. The Company continues to expand its municipal relationships and, as a natural outgrowth of that business, purchases short-term (one year or less) municipal paper. Much of the municipal paper that is purchased is classified as available for sale and eventually sold into the secondary market when market conditions are favorable. During 2001, the Company's holdings of mortgage-backed securities increased by $147 million as the result of favorable market conditions. In an interest rate environment that has not been experienced in more than a generation, management of the Company found significant value in the mortgage-backed market during 2001. The Company adopted a defensive investment philosophy during 2001 due in large measure to the belief that interest rates were approaching the bottom of the rate cycle. The Company purchased premium mortgage-backed securities as such securities provide better price stability, reinvestment opportunity and lower extension risk in a rising rate environment. The MBS portfolio also provides monthly cash flow through principal paydowns. The Company received paydowns of $23 million and $9 million in 2001 and 2000, respectively. Management expects that this trend will continue in 2002 at a similar rate due to the current and forecasted interest rate environment.

   The Company's investment portfolio is low-risk in nature due to its concentration of U.S. Government Agency, local municipal notes and AAA-rated MBS balloon and pass-through securities. As of December 31, 2001, the MBS portfolio had an average life of approximately four years after adjusting for historical prepayment patterns. Approximately 2% of the MBS portfolio, including collateralized mortgage obligations ("CMOs"), had final maturities in excess of five years. In general, principal prepayments on these securities will increase as interest rates fall and, conversely, prepayments will slow down as interest rates rise. CMOs accounted for less than 2% of the total investment portfolio as of year-end 2001. None of the CMOs held by the Company met the regulatory definition of a high-risk security nor did the Company own any structured notes as of December 31, 2001. The Government Agency portfolio, callable in 2001 and 2002, had final maturities in the seven- to fifteen-year maturity range.

   The Company's investment subsidiary, SB Portfolio Management Corp. ("SB Portfolio"), which was initially capitalized in 1998, continued to grow throughout 2001. Located in Wilmington, Delaware, this subsidiary now holds and manages approximately 79% of the Company's investment portfolio. The majority of securities domiciled with SB Portfolio are mortgage-backed issues; however, portions of its portfolio are also dedicated to Government Agency and tax-exempt paper as well. SB Portfolio has its own investment policy and Board of Directors; however, it still adheres to the stringent safety and quality standards present throughout the Company in its investment evaluation process. Management of the Company expects that SB Portfolio will continue to grow in 2002 through the reinvestment of its own interest income as well as through additional capital infusions from the parent Company if market conditions warrant. The Company did not provide additional capital to SB Portfolio during 2001.

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

   In management's opinion, the most critical accounting policy impacting the Company's financial statements is the evaluation of the allowance for probable loan losses. Management carefully monitors the credit quality of the loan portfolio and makes estimates about the amount of credit losses that have been incurred at each financial statement date. Management evaluates the fair value of collateral supporting the impaired loans using independent appraisals and other measures of fair value. This process involves subjective judgments and assumptions and is subject to change based on factors that may be outside the control of the Company.

   Management of the Company recognizes that, despite its best efforts to minimize risk through a rigorous credit review process, losses will occur. In times of economic slowdown, either regional or national, the risk inherent in the Company's loan

STATE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

portfolio will increase. The timing and amount of loan losses that occur is dependent upon several factors, most notably qualitative and quantitative factors about both the micro and macro economic conditions as reflected in the loan portfolio and the economy as a whole. Factors considered in this evaluation include, but are not limited to, estimated losses from loan and other credit arrangements, general economic conditions, changes in credit concentrations or pledged collateral, historical loan loss experience, and trends in portfolio volume, maturity, composition, delinquencies and nonaccruals. The allowance for probable loan losses is available to absorb charge-offs from any loan category, while additions are made through the provision for loan losses, which is a charge to operating earnings. The adequacy of the provision and the resulting allowance for probable loan losses is determined by management's continuing review of the loan portfolio, including identification and review of individual problem situations that may affect a borrower's ability to repay, delinquency and nonperforming loan data, collateral values, regulatory examination results and changes in the size and character of the loan portfolio. Thus, an increase in the size of the loan portfolio or in any of its components could necessitate an increase in the allowance even though credit quality and problem loan totals may be improving.

   As illustrated in Table I, the Company's nonperforming assets decreased by $2.1 million to $8.9 million at year-end 2001 versus 2000 following a $5.8 million increase in 2000 over 1999. At December 31, 2001, total nonperforming assets, defined by the Company as nonaccrual loans and other real estate owned, as a percentage of loans and other real estate owned declined to 1.6% as compared to 2.2% and 1.1% at year-end 2000 and 1999, respectively. The Company held no other real estate at year-end 2001. The year-end 2001 decrease in nonperforming assets, as defined by the Company, resulted primarily from a $1.8 million decrease in nonaccrual loans. The decline in nonaccrual loans during 2001 resulted from the transfer of a large commercial credit totaling $3.5 million to other real estate owned during 2001. That commercial property, previously described in regulatory filings, was subsequently sold at a loss of $608 thousand prior to year-end. Partially offsetting this reclassification was the transfer of a single commercial credit to nonaccrual status during the fourth quarter of 2001.

   Management of the Company actively reviews the level and composition of nonperforming assets. During 2001, this meant a continuation of recent years' strategy of collection through litigation combined with enhanced collateral positions on virtually all nonperforming assets. During 2001, the Company experienced a substantial decline in the total level of nonaccrual loans, restructured, accruing loans and loans 90 days or more past due and still accruing. The total level of these assets decreased by $5.1 million during 2001 to $9.6 million at year-end. This reduction in nonperforming assets resulted in enhanced coverage ratios at year-end. The allowance for probable loan losses as a percentage of nonaccrual loans improved to 104% from 86% at year-end 2000, while the allowance for probable loan losses as a percentage of nonaccrual loans, restructured, accruing loans and loans 90 days or more past due and still accruing increased during 2001 to 96% from 63% in 2000. As outlined in the Company's recent Form 10-Q filings and previously discussed herein, one commercial mortgage credit now totaling $1.2 million, after the transfer of the majority of the credit to other real estate in 2001, was restructured during 1996 to a rate of interest below its contractual rate. This credit will remain on nonaccrual status until cash flows are sufficient to support a market rate of interest. At December 31, 2001, the Company's portfolio of restructured, accruing loans was comprised mainly of loans which have demonstrated performance in accordance with the terms of their restructure agreements, however, they did not yield a market rate of interest subsequent to their restructuring.

   Based upon current economic conditions, management has determined that the current level of the allowance for probable loan losses is adequate in relation to the risks present in the portfolio. Management considers, among other things, delinquency trends, concentrations within segments of the loan portfolio as well as recent charge-off experience when assessing the degree of credit risk in the portfolio. Collateral appraisals and estimates of current value influence the estimation of the required allowance balance at any point in time. The Company's loan portfolio is concentrated in commercial and industrial loans and commercial mortgages, the majority of which are fully secured by collateral with a market value in excess of the carrying value of the individual loans. Although overall loan quality continues to improve, management of the Company increased the level of the provision for probable loan losses during 2001 in recognition of the continued growth in the portfolio as well as in recognition of the increased level of net charge-offs. The provision for probable loan losses totaled $3.6 million in 2001 versus $3.3 million in 2000 and $3.0 million in 1999. The resulting allowance for probable loan losses balance of $9.3 million at December 31, 2001 amounted to 1.7% of loans outstanding versus 1.9% in 2000 and 1.5% in 1999.

   Net loan charge-offs totaled $4.1 million in 2001 versus $1.2 million and $1.7 million in 2000 and 1999, respectively. Loan recoveries totaled $155 thousand in 2001 versus $260 thousand in 2000 and $521 thousand in 1999. Although the local economy continued to grow and expand during the past year, existing weaknesses in certain sectors of the economy may cause future problems. The potential consequences of an increase in interest rates or a prolonged economic slowdown in industries which impact the Company's borrower base, make it difficult to forecast the impact on asset quality that will result during 2002 or any additional charge-offs that will be required during the year.

   It is the present intent of management to further increase the level of the allowance for probable loan losses to reflect any exposure represented by fluctuations in the local real estate market, and the underlying value that that market provides as collateral to certain segments of the loan portfolio. In recognition of the economic uncertainties previously elaborated upon, the normal risks inherent in any credit portfolio and expected growth in the loan portfolio, management anticipates that the 2002 provision for loan losses will approximate 2001's level. The provision is continually evaluated relative to portfolio risk and regulatory guidelines and will continue to be closely reviewed throughout 2002. In addition, various regulatory agencies, as an integral part of their examination process, closely review the allowance for probable loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment of information available to them at the time of their examinations.

   The Company has no foreign loans outstanding. The only concentration of loans exceeding 10% of total loans is the Bank's loans totaling $74.5 million from real estate operators, lessors, and developers. Repayment of these loans is dependent in part upon

STATE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

the overall economic health of the Company's market area and current real estate values. Management of the Company is not aware of any trends, events or uncertainties that will have, or that are reasonably likely to have, a material effect on the Company's liquidity, capital resources or future operating results. For loans not separately disclosed herein, management is not aware of information relating to any material credit that would impact the ability of those borrowers to comply with loan repayment terms.

TABLE I

ANALYSIS OF NONPERFORMING
ASSETS AT DECEMBER 31,                           2001            2000            1999            1998            1997
--------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Nonaccrual loans                               $  8,920(1)     $ 10,736(1)     $  5,194(1)     $  3,676        $  4,258
Other real estate                                    --             330             115             704             189
--------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets                     $  8,920        $ 11,066        $  5,309        $  4,380        $  4,447
--------------------------------------------------------------------------------------------------------------------------
Restructured, accruing loans                   $    284        $    406        $    422        $  5,545(1)     $  7,289(1)
--------------------------------------------------------------------------------------------------------------------------
Loans 90 days or more past due
   and still accruing interest                 $    405        $  3,542        $      3        $  1,352        $  1,590
--------------------------------------------------------------------------------------------------------------------------
Total loans outstanding                        $551,598        $496,992        $488,948        $420,636        $377,633
Total stockholders' equity                     $ 76,288        $ 72,307        $ 56,103        $ 60,858        $ 54,930
Allowance for loan losses                      $  9,255        $  9,207        $  7,107        $  5,788        $  5,124

KEY RATIOS AT DECEMBER 31,
Allowance for loan losses
   as a percent of total loans                      1.7%            1.9%            1.5%            1.4%            1.4%
Nonaccrual loans as a
   percent of total loans                           1.6%            2.2%            1.1%            0.9%            1.1%
Nonperforming assets (2) as a percent
   of total loans and other real estate             1.6%            2.2%            1.1%            1.0%            1.2%
Allowance for loan losses as a
   percent of nonaccrual loans                    103.8%           85.8%          136.8%          157.5%          120.3%
Allowance for loan losses as a percent
   of nonaccrual loans, restructured,
   accruing loans and loans 90 days or
   more past due and still accruing interest       96.3%           62.7%          126.5%           54.7%           39.0%

(1) Includes related credits totaling $1.2 million at December 31, 2001, $4.8 million at December 31, 2000, $3.5 million at December 31, 1999 and $5.0 million at December 31, 1998 and 1997.
(2) Excludes restructured, accruing loans and loans 90 days or more past due and still accruing interest.

OTHER INCOME

2001 versus 2000

   Other income increased substantially in 2001 when compared to 2000. Total other income more than doubled in 2001 versus 2000. Excluding the impact of net security transactions in each year, other income would have totaled $3.0 million in 2001, up 1.5% over 2000. This increase resulted from $290 thousand in non-recurring gains realized from the receipt of life insurance proceeds related to two former Board members. Excluding these gains, other income would have declined by 8.3% versus 2000. Lower levels of return item charges, Investors Marketplace mutual fund sales fees, wire transfer fees and cash management fees and charges accounted for the decline in income. Somewhat offsetting these negative factors were improvements in letter of credit, sweep account and ATM transaction fees. The 2001 increase follows growth in other income achieved during 2000 (up 13.5%). If securities transactions were excluded from other income, the Company would have recorded a 17.6% increase in other income during 2000.

   Return item charges represent the Company's primary source of other income. These fees decreased by 14.7% in 2001 versus 2000 as the result of improved balance management by the Company's commercial customer base in part due to the lower interest rate environment experienced throughout the year. Service charges on deposits, another large source of fee revenue to the Company, declined moderately (down 1.7%) in 2001 as the result of new relationship pricing products introduced by the Company during 2001.

   During 2001, the Company recorded $2.0 million in net security gains as the result of selected sales of investment securities, principally longer-term municipal notes and Government Agency paper, to achieve certain portfolio restructuring goals. This compares to net losses of $529 thousand and $376 thousand in 2000 and 1999, respectively.

   Other operating income improved by 21.7% in 2001 as the result of the previously noted non-recurring gains on two former directors' life insurance policies. Excluding these gains, other operating income declined by 4.6% in 2001. Reductions in several categories, most notably wire transfer fees, Investors Marketplace mutual fund sales fees and cash management fees and charges, accounted for the decline. Growth in the Company's demand deposit base during 2001 allowed many commercial customers to reduce hard dollar charges for services through "analysis" pricing. Growth in the Company's customer base and improved sales of products such as letters of credit, sweep accounts and annuities served to partially offset the aforementioned reduction in fee income. A third-party

STATE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

money market sweep account for business relationships was introduced in 1999 and was enthusiastically received by the Company's customer base during 2001. This product, as well as the Company's strategic alliance with U.S. Trust Company for wealth management services, are each expected to more meaningfully add to other income in 2002 as the Company expands and develops its branch network throughout Nassau, Suffolk and Queens Counties. Ongoing sales training conducted for branch and lending staff, coupled with a more mature sales culture throughout the Company, helped to improve the cross-sell ratio of various products to existing customers in 2001 as well as to identify prospective customers through ongoing marketing efforts in local communities. A continuation of this effort in the new communities served by the Company's expanded branch network is expected to yield dividends in 2002 and beyond.

2000 versus 1999
   Other income grew by 13.5% in 2000 versus 1999. This increase resulted from growth in deposit service charges, return item charges, Investors Marketplace mutual fund sales fees, sweep account fees, wire transfer fees, and cash management fees and charges. Somewhat offsetting these improvements was a higher level of net security losses in 2000 coupled with a $122 thousand nonrecurring gain on the sale of equity securities during 1999. Also aiding the growth in fees in 2000 was an increase in the statutory ceiling imposed by New York State on return item charges coupled with the imposition of a surcharge on non-customers utilizing Company ATMs during late 1999.

OPERATING EXPENSES

2001 versus 2000
   Operating expenses increased by 43.7% to $31.6 million in 2001 when compared to 2000. The largest component of the increase related to legal fees incurred in connection with ongoing litigation arising out of the Bank's deposit relationship with Island Mortgage Network and its affiliates, as previously disclosed in the Company's 2001 Form 10-Q filings with the Securities and Exchange Commission. These fees totaled $3.3 million in 2001 versus $387 thousand in 2000. The Company expects to incur additional costs related to this litigation during 2002; however, these costs are not quantifiable at this point in time.

   The Bank is involved in a number of legal proceedings related to Island Mortgage Network, Inc. and certain related entities, which held deposit accounts at the Bank during portions of 1999 and 2000. IMN and its related entities were principally engaged in offering and providing mortgages to consumers. IMN was licensed by the Banking Department of the State of New York (the "Banking Department"), and various entities related to IMN were reportedly licensed to operate in a large number of other jurisdictions across the United States. IMN apparently financed its operations in significant part through the use of loans and/or revolving lines of credit provided by lenders ("Warehouse Lenders") that were not related to the Bank.

   On June 30, 2000, the Banking Department suspended IMN's license to engage in mortgage banking activities. On July 19, 2000, IMN and its publicly held parent company, AppOnline.com, Inc. ("AppOnline"), filed a petition under Chapter 11 of the Bankruptcy Code in the Eastern District of New York. On July 28, 2000, certain Warehouse Lenders filed an involuntary bankruptcy petition against Action Abstract, Inc. ("Action Abstract"), an entity to which they apparently had regularly wired funds in connection with their dealings with IMN. Bankruptcy cases are also ongoing as to several other entities related or allegedly related to IMN. The Chapter 11 Trustee of the estates of IMN, AppOnline and Action Abstract has obtained an order substantively consolidating all of those bankruptcy cases.

   In the course of the bankruptcy cases, it has been alleged that IMN and its affiliates engaged in a widespread pattern of fraud directed at the Warehouse Lenders, title agents, closing companies and others with whom IMN and its affiliates regularly dealt. The office of the United States Attorney for the Eastern District of New York ("USAO") has been conducting an inquiry into the manner in which IMN and its affiliates conducted their operations, which had included an examination of the relationship between IMN and its affiliated entities and the Bank. As the Bank had expected, the USAO has determined that based on the information it has to date it does not currently intend to seek an indictment against the Bank or any of its officers or employees for conduct relating to IMN. The Bank's representatives have also been in contact with the Banking Department and the Federal Deposit Insurance Corporation and will continue to work with them to address any questions or concerns they might have.

   The Bank has been named (along with other defendants) in lawsuits related to the activities of IMN and related companies. In certain of these litigations, the Bank was named as a defendant merely because monies in dispute were located in accounts at the Bank. In the remainder, while each complaint is somewhat different, the principal common allegation against the Bank is that it knew or should have known that the manner in which IMN and its affiliates were managing certain accounts was improper, and that the Bank's actions in this regard aided and abetted a fraudulent scheme by IMN and its affiliates. The six such cases currently pending against the Bank are as follows:

-- Imperial Warehouse Finance, Inc. v. Action Abstract, Inc., et al., Case No. 00 Civ. 3933, Eastern District of New York.

--   Blanton, et al. v. IMN Financial Corp., et al., Adv. Proc.
     No. 01-8096, Bankruptcy Court for the Eastern District of New York.

--   Moritz, et al. v. National Settlement Services Corp., et al.,
     Civil Action No. 3:00 CV 426 MU, Western District of North Carolina.

-- Duboff, et al. v. Island Mortgage Network, Inc., et al., Index No. 10738/00, Supreme Court of the State of New York.

--   First American Title Insurance Co. v. State Bank of Long

     Island, Index No. 13438/01, Supreme Court of the State of New York.

--   Broward Title Co. v. Alan Jacobs, et al., Adv. Proc.
     No. 01-8181, Bankruptcy Court for the Eastern District of New York.

   In addition, the Chapter 11 Trustee appointed in the IMN bankruptcy cases and a number of other Warehouse Lenders have threatened to pursue their own claims against the Bank related to the Bank's dealings with IMN and its affiliates. The Bank is defending these lawsuits vigorously, and management believes that the Bank has substantial defenses to the claims that have been threatened or asserted to date. However, the ultimate outcome of these lawsuits cannot be predicted with certainty. The Bank's legal fees and expenses will be significant, and those costs, in addition to any costs associated with settling the IMN-related litigations or satisfying any adverse

STATE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

judgments, could have a material adverse effect on the Bank's results of operations or financial position. The Bank is continuing to explore the extent to which insurance coverage may be available to defray some of the costs associated with the IMN-related litigations, and the Bank is also investigating the extent to which it may have counterclaims against plaintiffs in those litigations, cross-claims against co-defendants, and claims against non-parties.

   Salaries and other employee benefits also increased significantly during 2001 (up $2.4 million or 16.9%) as the result of the previously noted branch expansion program undertaken along with the impact of the acquisition of Studebaker-Worthington Leasing Corp. ("SWLC") in February 2001. SWLC has its headquarters in Jericho, N.Y. but operates in forty states through an extensive value-added reseller network. Approximately 25% of the growth in the Company's total operating expenses during 2001 resulted from the acquisition of SWLC. Growth in staff count, increased health care costs, higher FICA expenses, and related increases in 401(k) and employee stock ownership plan (ESOP) contributions all added to the increase in 2001 expenses. Also contributing to the growth in expenses during 2001 were advances in occupancy costs (up 12.9%), equipment expenses (up 37.7%), marketing and advertising costs (up 100.0%) and other operating expenses (up 75.8%).

   Growth in operating expenses during 2001 accelerated from the level recorded in 2000 due primarily to the previously noted IMN litigation, SWLC acquisition and the opening of three new branch offices in 2001 and one to open in 2002. Although the Company continues to experience growth in its various lines of business, enhanced utilization of technology has assisted in reducing the level of staff and infrastructure necessary to support that growth and expansion. The Company continues to be focused on its goal of lowering the rate of growth in annual non-staff operating expenses to a level below the prevailing rate of inflation in addition to reducing the operating efficiency ratio (total operating expenses divided by the sum of fully taxable equivalent net interest income and other income) once again to a level below 55%. The ongoing expansion of staff and branch facilities in recent years, along with growth in both the lending staff and operational support functions, have resulted in rates of operating expense growth above corporate targets. This trend will continue in 2002 as the Company expects to open two additional branch offices as well as add to its Jericho Plaza office space to accommodate the relocation of several departments from other locations where they could no longer expand to support the growth of the Company. Excluding the impact of 2002 litigation-related expenses which are not yet quantifiable, management of the Company expects that the projected expansion of the Company's asset and revenue bases will offset expected growth in the Company's expense base. Growth in loans and core deposit balances are planned for the coming year at levels that will more than offset the anticipated increase in operating expenses that comes with expansion of facilities and equipment.

   The Company's primary expense control rates of measurement are the operating efficiency ratio (total operating expenses divided by fully-taxable equivalent net interest income plus other income, excluding net security gains or losses) and the ratio of operating expenses to average assets as its primary yardsticks. The Company's operating efficiency ratio increased to 64.5% in 2001 versus 52.5% and 51.7% in 2000 and 1999, respectively. Excluding IMN legal expenses, the Company's operating efficiency ratio was 57.9%. The second measure of expense control utilized by the Company is total operating expenses to average assets. The Company recorded ratios of 3.15% in 2001 and 2.32% and 2.43% in 2000 and 1999, respectively, in this category. Excluding IMN-related legal fees, the 2001 ratio was 2.81%. These ratios all compare quite favorably to the Company's peers and continually place it in the top 10% to 20% of its industry peer group. Management of the Company is very cognizant of expense management and places great emphasis on control of operating expenses, but always in the context of prudent growth of profitable lines of business and expansion of branch locations. Management is also aware, however, that the resources necessary to grow the Company's revenue base must also be made available in order to improve earnings. Along these lines, management also monitors the ratio of average assets per employee and, at over $4.1 million per employee, the Company also ranks in the top 10% of its peer group in this category. This efficient utilization of staff is another reason behind the Company's excellent record of growth in earnings and assets.

   Growth in both net interest income and other income are expected to outpace increases in operating expenses (excluding IMN-related legal fees) during 2002, thereby resulting in anticipated improvements in each of the foregoing expense control ratios next year. The Company's long-term goal, as stated in previous stockholder communications, continues to be to reduce its operating efficiency ratio to a level of 50% or less and to lower the operating expenses to average assets ratio to 2.25% or lower. While this is unlikely to occur during 2002, it remains a long-term objective to continually improve these ratios in both absolute terms and in relation to the Company's community bank peer group. An analysis of the components of 2001 operating expenses, by category, follows.

   Occupancy expenses totaled $2.2 million in 2001, an increase of 12.9% when compared to 2000. This increase resulted principally from an expanded branch network, the acquisition of SWLC, higher rental costs, increased utility expenses and higher maintenance and repair costs. The increase in rental costs resulted from the opening of new branch facilities in East Setauket (2000), Jackson Heights, Mineola and Maspeth, coupled with the rental cost associated with SWLC's Jericho headquarters. Normal lease escalations at several facilities also added to the increase in rental expense during 2001. Somewhat offsetting these increases was the settlement of three Nassau County certiorari proceedings during 2001. Occupancy costs are expected to rise in 2002 due to branch expansion plans in both Nassau and Queens Counties and the expansion of the Company's Jericho Plaza office space.

   Equipment expenses increased by 37.7% to $1.1 million in 2001 as the result of equipment purchases and related maintenance costs, principally due to continued expansion of the Company's technology network. Depreciation expense grew by 28.5% in 2001 when compared to 2000, due to technology initiatives undertaken during the year and equipment purchases related to the previously noted branch openings.

   Legal fees, as previously noted, grew by $3.0 million during 2001. This increase was solely due to the ongoing IMN litigation previously disclosed in the Company's Form 10-Q filings. Management of the Company expects that additional fees will be incurred related to this litigation during 2002 but the extent of those fees are not quantifiable at this time.

STATE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

   Marketing and advertising costs doubled during 2001 versus 2000. This increase resulted from branch opening expenses, additional image advertising, product marketing support, trade show sponsorships and the impact of SWLC marketing expenses. It is expected that this expense category will increase again in 2002 as the Company expands its advertising budget to support the additional branch openings previously noted.

   Other operating expenses increased by $2.9 million or 75.8% in 2001 when compared to 2000. This substantial growth resulted from the acquisition of SWLC coupled with increases in several categories, most notably credit and collection fees, computer software maintenance, audits and examination fees, other real estate expenses and Board of Directors meeting fees. The increase in credit and collection costs was the direct result of more aggressive litigation efforts related to nonperforming assets. Computer software maintenance costs rose due to an increase in vendor pricing coupled with additional software licenses. Audits and examination fees increased due to higher fees associated with New York State regulatory examinations. Other real estate expenses increased as the result of the previously noted loss on the sale of a commercial property that was foreclosed on in 2001. The Company currently holds no other real estate property. Board of Directors meeting fees increased during 2001 as the result of additional meetings related to the IMN litigation. The acquisition of SWLC accounted for approximately 30% of the increase in other operating expenses in 2001. Somewhat offsetting these negative factors were decreases in several expense categories, mainly meetings and seminars, Delaware subsidiary operating expenses and deposit assessment fees. Management of the Company expects that operating expenses will continue to grow as the Company expands its operations, the markets it serves and the products it offers. Management anticipates an overall rate of increase of 12%-15% as a 2002 expense growth estimate.

2000 versus 1999
   Operating expenses grew by 7.5% to $22.0 million in 2000. The largest component of this increase was growth in salaries and other employee benefits, up $1.2 million or 9.0%, resulting from a growth in staff count, increased health care costs, higher supplementary compensation accruals and related increases in 401(k) and ESOP contributions.

   Occupancy costs increased by 9.8% in 2000 due principally to higher rental costs, increased utility expenses and increased maintenance and repair costs. The increase in rental costs resulted from the opening of a new branch facility coupled with lease escalation costs at several facilities during 2000.

   Equipment expenses grew by a moderate 2.0% when compared to 1999 due to growth in equipment purchases and related maintenance costs, principally due to the continued expansion of the Company's personal computer networks.

   Deposit assessment fees increased by 20.5% in 2000 as the result of growth in the Company's assessable deposit base.

   Marketing and advertising costs rose by 24.1% in 2000 versus 1999. This increase resulted principally from additional corporate image advertising, product marketing support and trade show sponsorships.

   Other operating expenses declined by 7.2% to $3.8 million in 2000 when compared to 1999. This reduction resulted from contraction in several categories, most notably credit and collection fees, computer software maintenance and audits and examination fees.

EFFECTIVE INCOME TAX RATE

2001 versus 2000
   Income tax provisions of $2.2 million, $3.6 million and $4.4 million were recorded in 2001, 2000 and 1999, respectively. The Company is currently subject to both a statutory incremental federal tax rate of 35% (34% for the first $10 million of taxable income), and a New York State tax rate of 9%, plus a surcharge of 17%. The Company's overall effective tax rate was 16.6%, 25.3% and 29.9% in 2001, 2000 and 1999, respectively.

   The decline in 2001's effective tax rate was largely due to the continued activities of the Bank's Delaware subsidiary, SB Portfolio Management Corp. SB Portfolio provides investment management services to the Bank and the Company. At year-end 2001, approximately $279 million in assets, primarily Government Agency, mortgage-backed and tax-exempt municipal securities, were managed by SB Portfolio in Delaware. The income from these assets is exempt from New York State income taxes. Management of the Company anticipates that the consolidated 2002 effective tax rate will approximate 23.0%.

   2000 versus 1999 The Company's effective tax rate declined to 25.3% in 2000 from 29.9% in 1999. This decrease was largely due to the activities of SB Portfolio Management Corp. At year-end 2000, approximately $262 million in Government Agencies, mortgage-backed and tax-exempt municipal securities were managed by SB Portfolio.

CAPITAL RESOURCES

   The Company's foundation for successful performance, efficient utilization of assets and its capacity to grow its assets and earnings largely stem from the significance of its capital position. The Company strives to maintain an optimal level of capital, commensurate with its risk profile, on which an attractive rate of return to stockholders will be realized over both the short and long term, while serving depositors', creditors' and regulatory needs. In determining an optimal capital level, the Company also considers the capital levels of its peers and the evaluations of its primary regulators. During 2001, the Company's capital foundation was expanded by the amount of its net income earned and common stock issued net of cash dividends paid to stockholders and shares repurchased. At December 31, 2001, stockholders' equity totaled $76.3 million, an increase of $4.0 million from year-end 2000. Total equity at December 31, 1999 was $56.1 million. The application of SFAS No. 115 resulted in a $2.4 million reduction in stockholders' equity at December 31, 2001 and a $3.0 million reduction in equity at December 31, 2000. Excluding the impact of this adjustment, stockholders' equity would have grown by $3.4 million or 4.6% in 2001. Retention of earnings, net of cash dividends paid on common stock, added $6.6 million to equity in 2001. Somewhat offsetting this growth was the repurchase of 297,800 shares of stock as part of the Company's stock repurchase plan. Approximately $4.6 million in capital was utilized to purchase these shares at an average price of $15.61 per share. Under the Board of Directors current share repurchase authorization, management may repurchase up to 523,300 additional shares if market conditions warrant. This action will only occur if management feels that the purchase will be at prices that are accretive to earnings per share.

STATE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

   Internal capital generation, defined as earnings less cash dividends paid on common stock, is the primary catalyst supporting the Company's future growth of assets and, most importantly, stockholder value. Management constantly evaluates the Company's capital position in light of current and future growth objectives. Although the Company did not access either the equity or debt markets in 2001, management continues to monitor these markets closely.

   The Company has no present plans to issue or utilize preferred shares. These shares, as well as Trust Preferred securities, afford management additional flexibility with respect to future equity financing to support business expansion.

   Management strives to provide stockholders with a competitive return on their investment in the Company. During 2001, the Board of Directors distributed quarterly cash dividends on the Company's common stock amounting to $0.54 in addition to paying a 5% stock dividend. The current quarterly cash dividend rate is $0.14 per share.

   The Company also makes a common stock dividend reinvestment plan available to its stockholders. This plan allows existing stockholders to reinvest cash dividends in Company stock and/or to purchase additional shares through optional cash investments on a quarterly basis. Shares are purchased at a 5% discount from the current market price under either plan option. During 2001 and 2000, $892 thousand and $865 thousand, respectively, were added to stockholders' equity through plan participation. Approximately 17% of the Company's cash dividends were reinvested in 2001 under this plan, and since inception, approximately $6.2 million in additional equity has been added through plan participation. Management anticipates continued future growth in equity through the program.

   State Bancorp, Inc. and its subsidiary are subject to various regulatory capital requirements administered by the Federal Reserve Board and the Federal Deposit Insurance Corporation. These regulatory authorities measure capital adequacy on a risk-weighted assets basis. Their guidelines provide a method of monitoring capital adequacy that is sensitive to the risk factors inherent in a bank's asset base, including off-balance sheet exposures. The guidelines assign various weights to different asset types depending upon their risk profile. Generally speaking, assets with greater risk require more capital support than do less risky assets. In addition, a leverage standard has been established to supplement the risk-based ratios in assessing an institution's overall capital adequacy. Failure to maintain the Bank's capital ratios in excess of minimum regulatory guidelines requires bank regulatory authorities to take prompt corrective action in accordance with the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). The regulations arising from FDICIA established five categories of capitalization for depository institutions: (1) well-capitalized, (2) adequately capitalized, (3) undercapitalized, (4) significantly undercapitalized and (5) critically undercapitalized. Based upon its December 31, 2001 capital position as outlined in Table II, the Bank's capital ratios exceed the minimums established for a well-capitalized institution and exceed, by a significant margin, the minimum requirements under FDICIA. Failure to meet minimum capital requirements can initiate certain actions by regulators that could have a direct effect on the Company's and the Bank's operations and financial statements. The Company has no plans or commitments for capital utilization or expenditures that would affect its current capital position or would impact its future financial performance.

TABLE II
                                                                                                             Regulatory
                                                                                                               Criteria
                                                                      Ratios as of December 31,               for Well-
                                              Regulatory        --------------------------------------      Capitalized
                                               Minimum          2001             2000             1999      Institution
-----------------------------------------------------------------------------------------------------------------------
Leverage ratio--Tier I Capital
   to Total Adjusted Assets                3.00-5.00%            7.71%            7.46%            7.04%        5.00%
Tier I Capital/Risk Weighted Assets             4.00%           11.69%           12.40%           11.69%        6.00%
Total Capital/Risk Weighted Assets              8.00%           12.94%           13.66%           12.91%       10.00%

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

   The Funds Management Committee and the Asset/Liability Management Committee
(ALCO) are jointly responsible for oversight of the Company's liquidity position and management of its asset/liability structure. This Committee monitors the loan and investment portfolios while also examining the maturity structure and volatility characteristics of the Company's liabilities to develop an optimum asset/liability mix. Funding sources available to the Company include retail, commercial and municipal deposits, purchased liabilities and stockholders' equity. If needed for short-term liquidity purposes, the Company has access to $21.5 million in unsecured lines of credit extended by correspondent banks. In addition, the Company can utilize its line of credit with FHLB to access up to $35.0 million in market rate-funds with maturities of up to thirty years. The Company did not utilize brokered deposits as a source of funds nor did it engage in any derivative activities during 2001 or 2000 to manage its liquidity or interest rate risk.

STATE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------


   Asset liquidity is provided by short-term investments and the marketability of securities available for sale. At December 31, 2001, the Company had $388 million in such liquid assets. The Company's loan portfolio and investment securities held to maturity also provide an excellent source of internal liquidity through maturities and periodic repayments of principal. At year-end 2001, approximately $229 million of these assets, including mortgage-backed securities, were due to mature or be repaid within one year. Cash flows provided by the loan and investment portfolios are typically utilized to reduce the Company's borrowed funds position and/or to fund loan and investment securities growth. The Company's operating, investing and financing activities are conducted within the overall constraints of the Company's liquidity management policy.

   While past performance does not guarantee future results, management believes that the Company's funding sources, including dividends from its subsidiary, and the Bank's funding sources will be adequate to meet their future liquidity requirements.

ASSET/LIABILITY MANAGEMENT AND MARKET RISK
   The process by which financial institutions manage interest-earning assets and funding sources under different interest rate environments is called asset/liability management. The primary goal of asset/liability management is to increase net interest income within an acceptable range of overall risk tolerance. Management must ensure that liquidity, capital, interest rate and market risk are prudently managed. Asset/liability and interest rate risk management are governed by policies reviewed and approved annually by the Company's Board of Directors. The Board has delegated responsibility for asset/ liability and interest rate risk management to the ALCO. The ALCO meets quarterly and sets strategic directives that guide the day-to-day asset/liability management activities of the Company as well as reviewing and approving all major funding, capital and market risk management programs. The ALCO, in conjunction with a noted industry consultant, also focuses on current market conditions, balance sheet management strategies, deposit and loan pricing issues and interest rate risk measurement and mitigation.

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

   The accompanying table sets forth the amounts of assets and liabilities outstanding as of December 31, 2001 which, based upon certain assumptions, are expected to reprice or mature in each of the time frames shown. Except as stated, the amount of assets and liabilities shown to reprice or mature within a particular time frame was determined in accordance with the earlier of the term to repricing or the contractual terms of the asset or liability. The Company bases its deposit decay rates on the results of a core deposit behavior study performed by an industry consultant during 2001. This study reflects historical experience over the four years ended December 31, 2001. Thus, the decay rates for deposit accounts, with the exception of CDs, for which contractual maturities are readily available, were as follows: 12.5% per year for savings deposits; 8.3% per year for demand deposits; 10% per year for money fund and NOW accounts of individuals, partnerships and corporations; and, 20% per year for money fund and NOW accounts of municipalities. All short-term municipal deposits are included in the 0-6 months category due to their seasonality and volatility. These decay assumptions reflect the historical stability of the Company's core deposit base, which may or may not be indicative of the industry average of its peers.

   An asset-sensitive gap indicates an excess of interest-sensitive assets over interest-sensitive liabilities, whereas a liability-sensitive gap indicates the opposite. At December 31, 2001, the Company had a one-year cumulative asset-sensitivity gap of $8 million. In a rising rate environment, an asset-sensitive gap position generally indicates that increases in income from interest-earning assets will outpace increases in expenses associated with funding those assets. In addition, the Company's

STATE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

net interest spread and net income would also improve under this scenario. Conversely, in a declining interest rate environment, the Company's cost of funds would decline more slowly than the yield on its rate-sensitive assets and would likely result in a contraction of net interest income. This risk can be reduced by various strategies, including the administration of liability costs and the investment of asset maturities and cash flows in such a way as to insulate net interest income from the effects of changes in interest rates. As previously mentioned, a static gap position is best utilized as a tool for early detection of potential interest rate exposure. Management's goal is to manage the Company's cumulative one-year gap such that rate-sensitive assets and liabilities are approximately equal in that time frame. Due to the nature of the Company's business, primarily the seasonality of its municipal funding function, an exactly matched one-year gap is unlikely to occur. Rather, management relies on simulation analysis to manage the Company's asset/ liability position on a dynamic repricing basis. Simulation modeling applies alternative interest rate scenarios and periodic forecasts of future business activity to estimate the related impact on net interest income. The use of simulation modeling assists management in its continuing efforts to achieve earnings growth in a variety of interest rate environments. Asset and liability management efforts also may involve the use of off-balance sheet instruments such as interest rate swaps to minimize risk. During 2001, the Company did not utilize swaps or other derivative instruments to manage its asset/liability position.

TABLE III
Sensitivity Time Horizon

                                                    0-6          6-12          1-5         Over    Noninterest-
                                                 Months        Months        Years      5 Years      Sensitive      Total
-------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
INTEREST-SENSITIVE ASSETS (1)
Loans (net of unearned income) (2)             $281,637      $ 25,460     $167,175     $ 68,406     $  8,920     $551,598
Securities purchased under
   agreements to resell,
   Federal funds sold and
   interest-bearing deposits                    113,646            --           --           --           --      113,646
Securities held to maturity                          --            --          196           --           --          196
Securities available for sale (3)                32,972        38,812       97,293      107,726        2,168      278,971
-------------------------------------------------------------------------------------------------------------------------
     Total interest-earning assets              428,255        64,272      264,664      176,132       11,088      944,411
-------------------------------------------------------------------------------------------------------------------------
Unrealized net loss on securities
   available for sale                            (3,757)           --           --           --           --       (3,757)
Noninterest-bearing cash and due from banks      24,464            --           --           --           --       24,464
All other assets (7)                              7,310         2,639          145          110       10,449       20,653
-------------------------------------------------------------------------------------------------------------------------
     Total Assets                              $456,272      $ 66,911     $264,809     $176,242     $ 21,537     $985,771
-------------------------------------------------------------------------------------------------------------------------

INTEREST-SENSITIVE LIABILITIES (1)
Savings accounts (4)                           $ 14,068      $  8,500     $ 68,002     $ 51,003     $     --     $141,573
Money fund and NOW accounts (5)                  69,635        10,085       80,682       25,010           --      185,412
Time deposits (6)                               348,633        16,871       10,366          415           --      376,285
-------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing deposits            432,336        35,456      159,050       76,428           --      703,270
Other borrowings                                 14,752         1,884        2,464           --           --       19,100
-------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing liabilities         447,088        37,340      161,514       76,428           --      722,370
All other liabilities, equity
   and demand deposits (7)                       13,540         7,923       60,006      105,644       76,288      263,401
-------------------------------------------------------------------------------------------------------------------------
     Total Liabilities and Equity              $460,628      $ 45,263     $221,520     $182,072     $ 76,288     $985,771
-------------------------------------------------------------------------------------------------------------------------
Cumulative interest-sensitivity gap (8)        $(18,833)     $  8,099     $111,249     $210,953     $222,041
------------------------------------------------------------------------------------------------------------
Cumulative interest-sensitivity ratio (9)          95.8%        101.7%       117.2%       129.2%       130.7%
Cumulative interest-sensitivity
   gap as a % of Total Assets                      (1.9)%         0.8%        11.3%        21.4%        22.5%

(1) Allocations to specific interest-sensitivity periods are based on the earlier of the repricing or maturity date.

(2) Nonaccrual loans are shown in the noninterest-sensitive category.

(3) Estimated principal reductions have been assumed for mortgage-backed securities based upon their current constant prepayment rates.

(4) Savings deposits, excluding short-term municipal deposits, are assumed to decline at a rate of 12.5% per year over an eight-year period based upon the nature of their historically stable core deposit relationships. Short-term municipal deposits are included in the 0-6 months category.


(5) Money fund and NOW accounts of individuals, partnerships and corporations are assumed to decline at a rate of 10% per year over a ten-year period based upon the nature of their historically stable core deposit relationships. Money fund and NOW accounts of municipalities are assumed to decline at a rate of 20% per year over a five-year period, except for short-term municipal deposits that are included in the 0-6 months category.

(6) Reflected as maturing in each instrument's period of contractual maturity.

(7) Other assets and liabilities are shown according to their contractual payment schedule or a reasonable estimate thereof. Demand deposits, excluding short-term municipal deposits, are assumed to decline at a rate of 8.3% per year over a twelve-year period based upon the nature of their historically stable core deposit relationships. Short-term municipal deposits are included in the 0-6 months category.

(8) Total interest-earning assets minus total interest-bearing liabilities.

(9) Total interest-earning assets as a percentage of total interest-bearing liabilities.

STATE BANCORP, INC. AND SUBSIDIARY
Statistical information
-------------------------------------------------------------------------------

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDER'S EQUITY:
NET INTEREST INCOME AND RATES
   The following table presents the average daily balances of the Bank's assets, liabilities and stockholder's equity, together with an analysis of net interest earnings and average rates, for each major category of interest-earning assets and interest-bearing liabilities. Interest and average rates are computed on a fully taxable-equivalent basis, adjusted for certain disallowed interest expense deductions, using a tax rate of 34% in 2001, 2000 and 1999. Nonaccruing loans are included in the average balances (dollars in thousands):

For the Years Ended December 31,                  2001                           2000                          1999
--------------------------------------------------------------------------------------------------------------------------------
                                      Average            Average     Average            Average     Average             Average
                                      Balance   Interest    Rate     Balance   Interest    Rate     Balance   Interest     Rate
---------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Securities held to maturity and
  securities available for sale:
    Taxable                          $221,935   $ 13,964    6.29%   $297,788   $ 21,182    7.11%   $274,182   $ 18,132     6.61%
    Tax-exempt                        125,379      7,525    6.00      91,800      5,041    5.49      52,868      2,329     4.41
-------------------------------------------------------------------------------------------------------------------------------
Total securities                      347,314     21,489    6.19     389,588     26,223    6.73     327,050     20,461     6.26
Federal funds sold, securities
   purchased under
   agreements to resell and
   interest-bearing deposits           68,252      2,747    4.02      26,011      1,642    6.31      25,543      1,270     4.97
Loans (net of unearned income):
     Taxable                          535,042     47,634    8.90     473,446     45,730    9.66     437,233     39,474     9.03
     Tax-exempt                         9,287        816    8.79      11,669      1,124    9.63      12,845      1,299    10.11
-------------------------------------------------------------------------------------------------------------------------------
Total loans--net                      544,329     48,450    8.90     485,115     46,854    9.66     450,078     40,773     9.06
Total interest-earning assets         959,895   $ 72,686    7.57%    900,714   $ 74,719    8.30%    802,671   $ 62,504     7.79%
Allowance for loan losses              (9,822)                        (8,087)                        (6,648)
-------------------------------------------------------------------------------------------------------------------------------
                                      950,073                        892,627                        796,023
-------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks                30,992                         30,122                         25,803
Bank premises and
   equipment--net                       5,206                          4,213                          3,706
Other assets                           17,434                         21,861                         17,731
-------------------------------------------------------------------------------------------------------------------------------
Total Assets                       $1,003,705                       $948,823                       $843,263
-------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND
   STOCKHOLDER'S EQUITY:
Savings and time deposits:
   Savings                         $  298,321   $  5,316    1.78%   $231,604   $  4,652    2.01%   $215,085    $ 3,709     1.72%
   Time                               441,962     20,083    4.54     485,261     29,551    6.02     358,699     18,197     5.02
-------------------------------------------------------------------------------------------------------------------------------
Total savings and time deposits       740,283     25,399    3.43     716,865     34,203    4.77     573,784     21,906     3.82
Federal funds purchased                 1,108         48    4.33       1,428         93    6.51       1,474         82     5.53
Securities sold under
   agreements to repurchase               102          4    3.92       8,251        507    6.14      28,161      1,513     5.30
Other borrowed funds                   18,992      1,294    6.81      15,532        985    6.24      36,126      1,972     5.41
-------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities    760,485     26,745    3.52     742,076     35,788    4.82     639,545     25,473     3.98
Demand deposits                       160,043                        140,742                        137,343
Other liabilities                       5,228                          4,404                          5,975
-------------------------------------------------------------------------------------------------------------------------------
Total liabilities                     925,756                        887,222                        782,863
Stockholder's equity                   77,949                         61,601                         60,400
-------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and
   Stockholder's Equity            $1,003,705                       $948,823                       $843,263
-------------------------------------------------------------------------------------------------------------------------------
Net interest income/rate--
   tax-equivalent basis                           45,941    4.79%                38,931    4.32%                37,031     4.61%
Less tax-equivalent
   basis adjustment                                2,749                          1,794                            996
-------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                              $43,192                        $37,137                        $36,035
-------------------------------------------------------------------------------------------------------------------------------

STATE BANCORP, INC. AND SUBSIDIARY
-------------------------------------------------------------------------------

ANALYSIS OF CHANGES IN NET INTEREST INCOME
   The following table presents a comparative analysis of the changes in the Bank's interest income and interest expense due to the changes in the average volume and the average rates earned on interest-earning assets and due to the changes in the average volume and the average rates paid on interest-bearing liabilities. Interest and average rates are computed on a fully taxable-equivalent basis, adjusted for certain disallowed interest expense deductions, using a tax rate of 34% in 2001, 2000 and 1999. Variances in rate/volume relationships have been allocated proportionately to average volume and average rate as they compare to each other (in thousands):

                                                        Year 2001 over 2000                  Year 2000 over 1999
----------------------------------------------------------------------------------------------------------------------
                                                  Due to Change in:                    Due to Change in:
----------------------------------------------------------------------------------------------------------------------
                                                  Average     Average   Net Increase   Average    Average  Net Increase
                                                   Volume        Rate     (Decrease)    Volume       Rate    (Decrease)
----------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Securities held to maturity and
   securities available for sale:
     Taxable                                      $(4,967)    $(2,251)    $(7,218)    $ 1,624     $ 1,426     $  3,050
     Tax-exempt                                     1,981         503       2,484       2,032         680        2,712
----------------------------------------------------------------------------------------------------------------------
Total securities                                   (2,986)     (1,748)     (4,734)      3,656       2,106        5,762
Federal funds sold, securities purchased
   under agreements to resell and
   interest-bearing deposits                        1,876        (771)      1,105          24         348          372
Loans (net of unearned income):
     Taxable                                        5,659      (3,755)      1,904       3,393       2,863        6,256
     Tax-exempt                                      (215)        (93)       (308)       (115)        (60)        (175)
----------------------------------------------------------------------------------------------------------------------
Total loans--net                                    5,444      (3,848)      1,596       3,278       2,803        6,081
----------------------------------------------------------------------------------------------------------------------
Total Interest Income                               4,334      (6,367)     (2,033)      6,958       5,257       12,215
----------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE:
Savings and time deposits:
   Savings                                          1,231        (567)        664         300         643          943
   Time                                            (2,463)     (7,005)     (9,468)      7,241       4,113       11,354
----------------------------------------------------------------------------------------------------------------------
Total savings and time deposits                    (1,232)     (7,572)     (8,804)      7,541       4,756       12,297
Federal funds purchased                               (18)        (27)        (45)         (3)         14           11
Securities sold under agreements to repurchase       (368)       (135)       (503)     (1,197)        191       (1,006)
Other borrowed funds                                  213          96         309      (1,253)        266         (987)
----------------------------------------------------------------------------------------------------------------------
Total Interest Expense                             (1,405)     (7,638)     (9,043)      5,088       5,227       10,315
----------------------------------------------------------------------------------------------------------------------
Change in Net Interest Income
   (Tax-equivalent Basis)                         $ 5,739     $ 1,271     $ 7,010     $ 1,870     $    30     $  1,900
----------------------------------------------------------------------------------------------------------------------

INVESTMENT PORTFOLIO
   The following table presents the amortized cost and estimated fair value of held to maturity and available for sale securities held by the Company for each period (in thousands):

December 31,                                            2001                    2000                    1999
----------------------------------------------------------------------------------------------------------------------
                                                Amortized   Estimated   Amortized   Estimated   Amortized    Estimated
                                                     Cost  Fair Value        Cost  Fair Value        Cost   Fair Value
----------------------------------------------------------------------------------------------------------------------
TYPE:
Obligations of states and political
   subdivisions                                 $  80,205   $  78,930    $111,941    $113,714    $ 89,665    $  89,285
Mortgage-backed securities and
   collateralized mortgage obligations            160,974     159,548      13,270      13,043      23,174       22,420
Government Agency securities                       31,820      30,806     293,671     287,545     279,703      261,437
Corporate securities                                6,168       6,133       4,286       4,286       4,286        4,286
----------------------------------------------------------------------------------------------------------------------
Total                                            $279,167    $275,417    $423,168    $418,588    $396,828     $377,428
----------------------------------------------------------------------------------------------------------------------

STATE BANCORP, INC. AND SUBSIDIARY
-------------------------------------------------------------------------------

   The following table presents the maturity distribution and the weighted average yield of the Company's investment portfolio at December 31, 2001 (dollars in thousands). The yield information does not give effect to changes in estimated fair value of investments available for sale that are reflected as a component of stockholders' equity.


                                                                    Maturing
-------------------------------------------------------------------------------------------------------------------------
                                            Within              After One but       After Five but           After
                                           One Year           Within Five Years    Within Ten Years        Ten Years
-------------------------------------------------------------------------------------------------------------------------
                                       Amount    Yield (1)    Amount    Yield (1) Amount   Yield (1)  Amount    Yield (1)
-------------------------------------------------------------------------------------------------------------------------
TYPE:
Obligations of states and
   political subdivisions           $ 32,808     2.75%    $    196       7.12%    $  779     7.15%    $ 45,140       8.15%
Mortgage-backed securities
   and collateralized
   mortgage obligations (2)               --       --      156,332       6.65      1,938     6.47        1,278       6.06
Government Agency securities (3)      14,705     5.00        8,184       5.50         --       --        7,917       6.46
Corporate securities                      --       --           --         --      3,965     7.50        2,168       4.20
-------------------------------------------------------------------------------------------------------------------------
Total                               $ 47,513     3.47%    $164,712       6.60%    $6,682     7.16%     $56,503       7.73%
-------------------------------------------------------------------------------------------------------------------------

(1) Fully tax-equivalent basis using a tax rate of 34%.
(2) Assumes maturity dates pursuant to average lives as determined by constant prepayment rates.
(3) Assumes coupon yields for securities past their call dates and not bought at a discount; yields to call for securities not past their call dates and not bought at a discount; and yields to maturity for securities purchased at a discount.

LOAN PORTFOLIO

   The following table categorizes the Company's loan portfolio for each period (in thousands):

December 31,                                2001             2000              1999              1998              1997
-----------------------------------------------------------------------------------------------------------------------
Commercial and industrial               $264,476(1)      $229,251          $220,874          $197,601          $172,524
Real estate--mortgage                    252,968          233,589           216,955           187,740           174,480
Real estate--construction                 16,258           17,642            25,752            17,165            14,713
Loans to individuals                       7,514            5,729             5,738             7,749             7,077
Tax-exempt and other                      10,465           10,864            19,709            10,461             8,920
-----------------------------------------------------------------------------------------------------------------------
Gross loans                              551,681          497,075           489,028           420,716           377,714
Less: unearned income                         83               83                80                80                80
-----------------------------------------------------------------------------------------------------------------------
Loans--net of unearned income           $551,598         $496,992          $488,948          $420,636          $377,634
-----------------------------------------------------------------------------------------------------------------------

(1) Includes $17,180 of lease receivables of SWLC subsidiary.

   The following table presents the maturities of selected loans and the sensitivities of those loans to changes in interest rates at December 31, 2001 (in thousands):

                                                          One Year      One Through              Over
                                                           or Less       Five Years        Five Years              Total
------------------------------------------------------------------------------------------------------------------------
Commercial and industrial                                 $170,063          $66,281           $28,132           $264,476
Real estate--construction                                   10,865            2,527             2,866             16,258
------------------------------------------------------------------------------------------------------------------------
Total                                                     $180,928          $68,808           $30,998           $280,734
------------------------------------------------------------------------------------------------------------------------
Loans maturing after one year with:
   Fixed interest rate                                                      $38,908           $13,668          $  52,576
   Variable interest rate                                                   $29,900           $17,330          $  47,230

STATE BANCORP, INC. AND SUBSIDIARY
-------------------------------------------------------------------------------

   The following table presents the Company's nonaccrual, past due and restructured loans for each period (in thousands):

December 31,                                2001              2000          1999              1998              1997
---------------------------------------------------------------------------------------------------------------------
Nonaccrual loans                          $8,920(1)        $10,736(1)     $5,194(1)         $3,676            $4,258
Loans 90 days or more past
   due and still accruing interest        $  405           $ 3,542        $    3            $1,352            $1,590
Restructured, accruing loans              $  284           $   406        $  422            $5,545(1)         $7,289(1)
Interest income on nonaccrual and
   restructured loans which would
   have been recorded under
   original loan terms                    $  720           $   638        $  517            $  910            $1,192
Interest income on nonaccrual and
   restructured loans recorded
   during the period                      $   27           $    85        $   74            $  400            $  476

(1) Includes related credits totaling $1.2 million at December 31, 2001, $4.8 million at December 31, 2000, $3.5 million at December 31, 1999 and $5.0 million at December 31, 1998 and 1997.

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

   The following table presents an analysis of the Company's allowance for probable loan losses for each period (dollars in thousands):

                                            2001            2000          1999          1998          1997
----------------------------------------------------------------------------------------------------------
Balance, January 1,                       $9,207          $7,107        $5,788        $5,124        $5,009
----------------------------------------------------------------------------------------------------------
Adjustments                                  542(1)           --            --            --            --
Charge-offs:
   Commercial and industrial               4,211             868           593         1,332         1,509
   Real estate--mortgage                      --              21           987           197           379
   Real estate--construction                  --             500           500            --            --
   Loans to individuals                       44              20            45           128           169
----------------------------------------------------------------------------------------------------------
Total charge-offs                          4,255           1,409         2,125         1,657         2,057
----------------------------------------------------------------------------------------------------------
Recoveries:
   Commercial and industrial                 143             237           204           214           189
   Real estate--mortgage                       4               8           223           297            23
   Loans to individuals                       14              14            17            10            10
----------------------------------------------------------------------------------------------------------
Total recoveries                             161             259           444           521           222
----------------------------------------------------------------------------------------------------------
Net charge-offs                            4,094           1,150         1,681         1,136         1,835
Additions charged to operations            3,600           3,250         3,000         1,800         1,950
----------------------------------------------------------------------------------------------------------
Balance at end of period                  $9,255          $9,207        $7,107        $5,788        $5,124
Ratio of net charge-offs during
   the period to average loans
   outstanding during the period            0.75%           0.24%         0.37%         0.29%         0.51%
----------------------------------------------------------------------------------------------------------

(1) Opening balance of allowance for probable loan losses of acquired leasing company.

STATE BANCORP, INC. AND SUBSIDIARY
-------------------------------------------------------------------------------


   The following table presents the allocation of the Company's allowance for probable loan losses for each period (dollars in thousands):

                                    Percent of          Percent of          Percent of          Percent of         Percent of
                                      Loans to            Loans to            Loans to            Loans to           Loans to
                                         Total               Total               Total               Total              Total
                               2001      Loans     2000      Loans     1999      Loans     1998      Loans     1997     Loans
------------------------------------------------------------------------------------------------------------------------------
Commercial and industrial    $5,938       47.9%  $6,355       46.1%  $3,725       45.2%  $3,320       47.0%  $2,210       45.7%
Real estate--mortgage         2,366       45.9    2,118       47.0    1,572       44.4    1,633       44.6    1,790       46.2
Real estate--construction        98        2.9      282        3.5      644        5.3      675        4.1      499        3.9
Loans to individuals             49        1.4       34        1.2       36        1.1       47        1.8       82        1.9
Tax-exempt and other             63        1.9       62        2.2      144        4.0       67        2.5       50        2.3
Unallocated                     741         --      356         --      986         --       46         --      493         --
------------------------------------------------------------------------------------------------------------------------------
Total                        $9,255      100.0%  $9,207      100.0%  $7,107      100.0%  $5,788      100.0%  $5,124      100.0%
------------------------------------------------------------------------------------------------------------------------------

DEPOSITS

   The following table presents the average balance and the average rate paid on the Company's deposits for each period (dollars in thousands):

                                                         2001                     2000                     1999
----------------------------------------------------------------------------------------------------------------------
                                                  Average  Average         Average   Average        Average   Average
                                                  Balance     Rate         Balance      Rate        Balance      Rate
----------------------------------------------------------------------------------------------------------------------
Demand deposits                                  $160,043       --%       $140,742       --%        $137,343       --%
Interest-bearing transaction accounts              73,828     1.16          57,945     1.09           40,800     1.06
Money market deposit accounts                     105,574     1.81          69,934     1.75           65,952     1.26
Savings deposits                                  118,919     2.15         103,725     2.70          108,333     2.26
Time certificates of deposit
   of $100,000 or more                            306,623     4.28         335,825     6.08          273,141     5.02
Other time deposits                               135,339     5.14         149,436     5.87           85,558     5.02
----------------------------------------------------------------------------------------------------------------------
Total                                            $900,326     2.82%       $857,607     3.95%        $711,127     3.05%
----------------------------------------------------------------------------------------------------------------------

   The following table sets forth, by time remaining to maturity, the Company's certificates of deposit of $100,000 or more, at December 31, 2001 (in thousands):

3 months or less                                                                                             $257,556
Over 3 months through 6 months                                                                                 15,268
Over 6 months through 12 months                                                                                 4,242
Over 12 months                                                                                                  1,949
----------------------------------------------------------------------------------------------------------------------
Total                                                                                                        $279,015
----------------------------------------------------------------------------------------------------------------------

RETURN ON EQUITY AND ASSETS
   The following table presents the Company's return on average stockholders' equity and assets, the dividend payout ratio and the average equity to average assets ratio for each period. The calculations are based on recorded assets and give effect to the changes in fair value of securities available for sale.


                                                                            2001              2000              1999
--------------------------------------------------------------------------------------------------------------------
Return on average total assets                                              1.08%             1.13%             1.23%
Return on average total stockholders' equity                               13.94%            17.91%            17.35%
Dividend payout ratio                                                      38.79%            35.28%            33.43%
Average equity to average assets                                            7.73%             6.31%             7.07%

STATE BANCORP, INC. AND SUBSIDIARY
-------------------------------------------------------------------------------

SHORT-TERM BORROWINGS
   The following information is provided on the Bank's short-term borrowings for each period (dollars in thousands):

                                                                             2001          2000          1999
-------------------------------------------------------------------------------------------------------------
Balance, December 31--
   Securities sold under agreements to repurchase                        $     --      $    325      $ 26,888
   Federal funds purchased                                               $     --      $  9,700      $ 16,450
   Federal Home Loan Bank advances                                       $ 12,000      $ 35,000      $ 40,000
   Term borrowing--broker                                                $     --      $     --      $     --
-------------------------------------------------------------------------------------------------------------
Weighted average interest rate on balance, December 31--
   Securities sold under agreements to repurchase                              --          5.85%         5.89%
   Federal funds purchased                                                     --          6.60%         6.30%
   Federal Home Loan Bank advances                                           1.85%         6.60%         5.53%
   Term borrowing--broker                                                      --            --            --
-------------------------------------------------------------------------------------------------------------
Maximum outstanding at any month end--
   Securities sold under agreements to repurchase                        $  2,000      $ 41,694      $100,485
   Federal funds purchased                                               $ 14,500      $ 13,300      $ 16,450
   Federal Home Loan Bank advances                                       $ 35,400      $ 35,400      $ 40,000
   Term borrowing--broker                                                $     --      $     --      $ 10,000
-------------------------------------------------------------------------------------------------------------
Average daily amount outstanding--
   Securities sold under agreements to repurchase                        $    102      $  8,251      $ 28,161
   Federal funds purchased                                               $  1,108      $  1,428      $  1,474
   Federal Home Loan Bank advances                                       $  8,838      $ 15,532      $ 27,304
   Term borrowing--broker                                                $     --      $     --      $  8,822
-------------------------------------------------------------------------------------------------------------
Weighted average interest rate on average daily amount outstanding--
   Securities sold under agreements to repurchase                            3.92%         6.14%         5.30%
   Federal funds purchased                                                   4.33%         6.51%         5.53%
   Federal Home Loan Bank advances                                           4.35%         6.14%         5.48%
   Term borrowing--broker                                                      --            --          4.85%
-------------------------------------------------------------------------------------------------------------

SELECTED QUARTERLY FINANCIAL DATA
(dollars in thousands)

                                                           2001                                     2000
---------------------------------------------------------------------------------------------------------------------------
                                           1st        2nd        3rd        4th        1st        2nd        3rd        4th
                                       Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter
---------------------------------------------------------------------------------------------------------------------------
Interest income                        $19,217    $18,107    $17,447    $15,166    $17,599    $17,997    $18,228    $19,101
Interest expense                         9,096      7,136      6,584      3,929      8,207      8,910      9,322      9,350
---------------------------------------------------------------------------------------------------------------------------
Net interest income                     10,121     10,971     10,863     11,237      9,392      9,087      8,906      9,751
Provision for probable loan losses         773        767        890      1,170      1,000        750        750        750
---------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
   for probable loan losses              9,348     10,204      9,973     10,067      8,392      8,337      8,156      9,001
Other income                               655        612      2,105      1,601        724        754        449        509
Operating expenses                       6,571      7,241      9,227      8,548      5,304      5,536      5,370      5,767
---------------------------------------------------------------------------------------------------------------------------
Income before income taxes               3,432      3,575      2,851      3,120      3,812      3,555      3,235      3,743
Provision for income taxes                 659        683        320        495      1,096        931        739        869
---------------------------------------------------------------------------------------------------------------------------
Net income                             $ 2,773    $ 2,892    $ 2,531    $ 2,625    $ 2,716    $ 2,624    $ 2,496    $ 2,874
---------------------------------------------------------------------------------------------------------------------------
Basic earnings per
   common share (1)                      $0.35      $0.37      $0.32      $0.34      $0.35      $0.33      $0.31      $0.36
---------------------------------------------------------------------------------------------------------------------------
Diluted earnings per
   common share (1)                      $0.35      $0.36      $0.31      $0.33      $0.34      $0.33      $0.31      $0.36
---------------------------------------------------------------------------------------------------------------------------

(1) Retroactive recognition has been given for stock dividends and splits.

STATE BANCORP, INC. AND SUBSIDIARY
MARKET DATA
-------------------------------------------------------------------------------

   The following is a three-year comparison of dividends and stock prices:

                                                                            2001              2000              1999
--------------------------------------------------------------------------------------------------------------------
Annual cash dividends (1)                                                  $0.54             $0.48             $0.44
Annual stock dividends/stock split issued                                      5%                8%                6%

(1) Retroactive recognition has been given for stock dividends and splits.

   Effective January 28, 1999, the Company's common stock has been trading on the American Stock Exchange under the symbol STB. Prior to that date, the Company's common stock traded on the NASDAQ Small-Cap market under the symbol STBC. The approximate high and low closing prices for the Company's common stock for the years ended December 31, 2001, 2000 and 1999 were as follows:

                                                            1st              2nd               3rd               4th
                                                        Quarter          Quarter           Quarter           Quarter
--------------------------------------------------------------------------------------------------------------------
2001
   High close                                             15.25            18.00             18.00             16.10
   Low close                                              12.94            15.00             15.70             15.13

2000
   High close                                             14.25            14.88             14.38             14.00
   Low close                                              12.75            12.31             12.00             12.63

1999
   High close                                             18.50            17.94             16.75             15.33
   Low close                                              16.13            15.63             14.75             14.19

STATE BANCORP, INC. AND SUBSIDIARY
BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
Effective February 1, 2002
-------------------------------------------------------------------------------

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

Carl R. Bruno
Chief Financial Officer, DiFazio Electric, Inc.

Thomas E. Christman
Senior Consultant
Quick & Reilly/Fleet Securities, Inc.

Arthur Dulik, Jr.
Chief Financial Officer, Altana, Inc.

Richard W. Merzbacher
President, State Bank of Long Island
Vice Chairman, State Bancorp, Inc.

Joseph F. Munson
Managing Member
High Point Partners, LLC

John F. Picciano
Senior Partner
Picciano & Scahill, P.C.

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

Janice Clark
Assistant Secretary

STATE BANK OF LONG ISLAND

Executive Officers

Office of the Chairman

Thomas F. Goldrick, Jr.
Chairman and Chief Executive Officer

Richard W. Merzbacher
President

Daniel T. Rowe
Vice Chairman

Frederick C. Braun, III
Executive Vice President and
Senior Lending Officer

Brian K. Finneran
Executive Vice President and
Chief Financial Officer

STATE BANCORP, INC. AND SUBSIDIARY
STATE BANK OF LONG ISLAND--OFFICERS
Effective March 1, 2002
-------------------------------------------------------------------------------

Financial Group

Theresa DiVittorio, CPA
First Vice President and Comptroller

Philip J. Nardella, CPA
Vice President and Assistant Comptroller

Thomas C. Padden
Vice President

Carol J. Bergmann
Assistant Vice President and
Assistant Secretary

Mary Ann P. DiLorenzo
Assistant Vice President

Steven Karaman
Assistant Manager

Lisa Marie Massa
Administrative Assistant

Bank Operations/Facilities

Raymond D. Wagner
First Vice President

Maureen McTiernan
Assistant Vice President

Jennie DiFilippi
Manager

Valerie Stewart
Manager

Joseph Crispino
Assistant Manager

Management Information Systems and Data Processing

Susanne Pheffer
Senior Vice President

Diane T. Beck
Vice President

Joseph M. McNeill
Vice President

Janine M. Specht
Assistant Vice President

Elizabeth A. Zona
Manager

Nathan Jones
Assistant Manager

Barry K. Horne, Jr.
Administrative Assistant

Human Resources

Mary E. Durkin
First Vice President and Director of
Human Resources and Training

Marketing

John McWhirk
Vice President and Director of
Marketing and Product Development

Scott Burkhardt
Assistant Manager

Natalie Heldt
Assistant Manager

Branch Administration

Thomas A. Arnone
Senior Vice President

Kevin J. Carroll
Assistant Vice President

Ann Marie Tarantino
Assistant Vice President

Karen M. Williams
Assistant Vice President

Sales/New Business Development

Douglas W. Vergith
Vice President

Rocco Reda
Vice President

Deborra Antonucci
Assistant Vice President

Alba Spinelli
Assistant Vice President

Cara Maloney
Manager

Joseph Rainone
Manager

District I

Philip Straub

Vice President and District Manager

New Hyde Park Branch

Raymond DiPresso
Assistant Vice President

Rosemary A. DiMario
Manager

Rina Miletic
Assistant Manager

Helen Kroner
Administrative Assistant

Garden City South Branch

Paul R. Cronen
Assistant Vice President

Dawn White
Assistant Manager

Margherita DiPrima
Administrative Assistant

Rockville Centre Branch

Ann Goulding
Manager

Barbara Nilsen
Assistant Manager

County Seat Branch

Timothy P. McCue
Assistant Vice President

Marciano Itri
Assistant Manager

Port Washington Branch*

Lucy Mazany
Vice President

June Alleyne
Manager

District II

Rosalie Mottola
Vice President and District Manager

Lisa A. Pandolfo
Manager

Farmingdale Branch

Peter J. Yovine
Vice President

Catherine R. Lingstuyl
Assistant Manager

Denise Cummings
Administrative Assistant

Jericho Branch

Stephen N. Pedersen
Assistant Vice President

Eftihia Karachalios
Assistant Manager

Lisa Ramos-Lopez
Assistant Manager

Oyster Bay Branch

Diane E. Grochocki
Manager

Mary Alfo
Assistant Manager

Hauppauge Branch

John J. Kurek
Vice President

Robert Insalaco
Manager

Huntington Branch

Helen M. Gilfedder
Assistant Manager

*scheduled to open in 2002

STATE BANCORP, INC. AND SUBSIDIARY
-------------------------------------------------------------------------------

Rani Mehrotra
Assistant Manager

MacArthur Branch

Iris Taibbi
Assistant Vice President

Clare M. O'Shaughnessy
Assistant Manager

Sharon Klinkhardt
Administrative Assistant

Three Village Branch

Olga B. Belleau
Assistant Vice President

Stacey Bifano
Assistant Manager

Queens District

James Lacchini
First Vice President

Bulova Center Branch

Bessie Kayafas
Manager

Maspeth Branch

Robert Vollkommer
Assistant Vice President

Carrie Martorana
Assistant Manager

Long Island City Branch*

Traude Kump
Vice President

Municipal Finance

Robert J. Valli
Senior Vice President and
Director of Municipal Finance
and Community Relations

Kenneth A. Messina
First Vice President

Michael P. Locorriere
Vice President

John P. Rom
Vice President

Hazel F. McCord
Assistant Manager

Commercial Lending Group

Charles A. Hoffman
Senior Vice President

Robert J. Nicols
Senior Vice President

*scheduled to open in 2002


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

Kevin T. Hennessy
Vice President

Stephen B. Mischo
Vice President

Richard J. O'Brien
Vice President

Michael O'Leary
Vice President

Thomas Scott Swain
Vice President

William Vrana
Vice President

Maria Billiris
Assistant Vice President

Craig Goldstein
Assistant Vice President

Lori D. Keller
Assistant Vice President

Daniel Lehan
Assistant Vice President

Jeffrey B. Reid
Assistant Vice President

Karyn F. Rodriguez
Assistant Vice President

Frederick Zwikelmaier
Assistant Vice President

David Scott Linfoot
Commercial Loan Manager

Joseph Sacco
Commercial Loan Manager

Christopher Van Bell
Commercial Loan Manager

Michele Klampfer
Assistant Manager

Raffaella Palazzo
Assistant Manager

Karen Previdi
Assistant Manager

Joann Riccobaldi-Cozzani
Assistant Manager

Joan Kuehne
Administrative Assistant

Barbara Paradise
Administrative Assistant

Consumer Loan Department

Jean M. Cassese
Vice President

John J. McEniry
Vice President

Loan Operations Group

Siu Chan
Assistant Vice President

Patricia Salvatore
Administrative Assistant

Office of the Chairman

Janice Clark
Assistant Secretary

Valerie McCarthy
Executive Staff Assistant

Ruth Mineo
Executive Staff Assistant

SB Portfolio Management Corp.

Matthew T. Novak
President and Director

SB Financial Services Corp.

Matthew T. Novak
President and Director

Carl S. Nadwodny
Vice President

Studebaker-Worthington Leasing Corp.

Kenneth M. Paston
President and Director

Anthony Campisciano
Vice President

STATE BANCORP, INC. AND SUBSIDIARY
ADVISORY BOARD
-------------------------------------------------------------------------------

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

Kermit Gordon
Kermit Enterprises

Henry P. Greve, CPA
Cohen, Greve & Co., CPA, P.C.

Joseph M. Gunning, President
Gunning Business Machines

Anne S. Hadlock, CPA, Partner
Stanley, Marks & Co., LLP

Jean A. Hegler, Attorney
Brosnan & Hegler, Attorneys

Edward Heil
Independent Network Group

Conrad P. Homler, CPA
Homler & Dalessandro

Seymour Katchen, CPA
Palmetto, Mollo & Co.


Michael Katz, President
Decor Moulding & Supply

Robert F. Kearns, Executive Vice President
B. H. Aircraft Company, Inc.

Owen Kilgannon, CPA
Giambalvo, Kilgannon & Giammarese

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

Ralph Somma, President
Brueton Industries, Inc.

Charles I. Steinberg, President
Financial Pacesetters, Inc.

Jerome Stubenhaus, CLU
Nassau Radiologic Group, P.C.

STATE BANCORP, INC. AND SUBSIDIARY
CORPORATE INFORMATION
-------------------------------------------------------------------------------

EXECUTIVE OFFICES
699 Hillside Avenue
New Hyde Park, NY 11040-2512
Tel:  (516) 437-1000
      (516) 465-2200
Fax:  (516) 437-1032

2 Jericho Plaza
Jericho, NY 11753-1683
Tel:  (516) 465-2300
Fax:  (516) 465-6700

ANNUAL MEETING OF STOCKHOLDERS
State Bancorp, Inc.'s Annual Stockholders' Meeting will be held on Tuesday, April 23, 2002 at 10:00 a.m. at the New Hyde Park Inn, New Hyde Park, NY.

INVESTOR RELATIONS
Stockholders, security analysts and others seeking information about State Bancorp, Inc. should contact:

Brian K. Finneran
Chief Financial Officer
(516) 465-2251
e-mail: Bfinneran@statebankofli.com

Copies of the Company's earnings releases and other financial publications, including the Annual Report on Form 10-K filed with the Securities and Exchange Commission, are available without charge upon written request to:

Theresa DiVittorio
First Vice President and Comptroller
State Bank of Long Island
699 Hillside Avenue
New Hyde Park, NY 11040-2512

STOCK LISTING
State Bancorp, Inc. is traded on the American Stock Exchange under the symbol STB. Price information appears in the Wall Street Journal, New York Times and other newspapers under StateBcp. At December 31, 2001, the total number of holders of record of State Bancorp, Inc.'s common stock was 1,422.

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

INDEPENDENT AUDITORS
Deloitte & Touche LLP
1700 Market Street
Philadelphia, PA 19103-3984

COUNSEL
Lamb & Barnosky, LLP
534 Broadhollow Road
Melville, NY 11747-9034


VIEW YOUR COMMON STOCK ACCOUNT ONLINE

   Wells Fargo Shareowner Services, the transfer agent for the Company's common stock, has introduced a new Internet Service: www.shareowneronline.com

   Shareowner Online is a web-enabled real-time service, available 24 hours a day, 7 days per week. This service provides shareholders of record with the ability to:

o  View account balances
o  View certificate, book-entry and payment history
o  View, print or request Form 1099
o  Request duplicate statements
o  Perform address changes

   Activating your account is easy. Go to www.shareowneronline.com and click on the "First Time Visitor New Member Registration" page. You will be prompted to select a Personal Identification Number (PIN) and you will also need your account number, which is found on your dividend check or dividend reinvestment statement.

   For questions about your account call 1-800-468-9716.