Form 10-K, Exhibit 13
period 2002-12-31
STATE BANCORP INC
filed 2003-03-28
CIK 723458

[LOGO] STATE BANCORP, INC.
                                                             2002 ANNUAL REPORT

            S T R E N G T H
           S T A B I L I T Y
              S E R V I C E

                               [GRAPHICS OMITTED]

SELECTED FINANCIAL DATA

Fiscal Year Ended December 31,                           2002            2001              2000            1999            1998
-------------------------------------------------------------------------------------------------------------------------------
Operating Results
Interest income                                $   67,132,444    $ 69,937,207    $   72,925,122    $ 61,508,519    $ 54,769,164
Interest expense                                   15,239,307      26,745,029        35,788,522      25,473,096      24,164,086
Net interest income                                51,893,137      43,192,178        37,136,600      36,035,423      30,605,078
Provision for probable loan losses                  3,560,000       3,600,000         3,250,000       3,000,000       1,800,000
Net interest income after provision
   for probable loan losses                        48,333,137      39,592,178        33,886,600      33,035,423      28,805,078
Other income                                        4,477,615       4,973,313         2,435,755       2,146,042       1,533,111
Operating expenses                                 37,477,362      31,587,765        21,977,203      20,452,093      17,967,483
Net income                                     $   11,302,611    $ 10,820,834    $   10,709,840    $ 10,328,708    $  8,202,545
-------------------------------------------------------------------------------------------------------------------------------
Common Share Data
Basic earnings per common share (1)            $         1.40    $       1.31    $         1.29    $       1.25    $       1.00
Diluted earnings per common share (1)          $         1.37    $       1.29    $         1.27    $       1.23    $       0.98
Stock dividends/splits                                      5%              5%                8%              6%              5%
Cash dividends per common share (1)            $         0.55    $       0.51    $         0.45    $       0.42    $       0.41
-------------------------------------------------------------------------------------------------------------------------------
Financial Position
Total assets                                   $1,362,282,184    $985,770,997    $1,021,223,348    $949,829,410    $732,693,510
Total loans (2)                                $  620,383,873    $551,597,698    $  496,992,446    $488,948,385    $420,636,380
Total deposits                                 $1,147,026,508    $884,709,462    $  895,107,149    $804,462,926    $597,020,948
Total stockholders' equity                     $   87,682,631    $ 76,288,429    $   72,306,737    $ 56,103,097    $ 60,857,892
Weighted average number of
   common shares outstanding (1)                    8,096,290       8,237,942         8,328,434       8,290,573       8,175,651
-------------------------------------------------------------------------------------------------------------------------------
Other Data
Return on average total assets                           0.95%           1.08%             1.13%           1.23%           1.11%
Return on average total stockholders' equity            13.66%          13.94%            17.91%          17.35%          14.16%
Operating efficiency ratio                               66.0%           64.5%             52.5%           51.7%           54.4%
Dividend payout ratio                                   39.06%          38.79%            35.28%          33.43%          40.77%
-------------------------------------------------------------------------------------------------------------------------------

(1) Retroactive recognition has been given for stock dividends and splits.
(2) Net of unearned income and before allowance for probable loan losses.

STRENGTH o STABILITY o SERVICE

Strength: Your Company completed another year of solid financial performance. This is our 32nd consecutive year of record earnings growth. We know of no other commercial bank in New York State that can match our record.

Stability: We remained focused throughout 2002 on our long-term strategic plan even though the general economy wavered. Also, the officer corps of State Bank has an average of over 20 years experience in their respective fields and our lenders have expertise in almost every industry type.

Service: Customer service continues to be our first priority. Our entire staff understands the merits of traditional values in banking such as courtesy, personal attention, accessibility, responsiveness and competence. In fact, in a recent survey, 97% of our customers ranked the Bank as good to excellent for prompt problem resolution, professionalism and courtesy.

                                 COMPANY PROFILE

          State Bank of Long Island was founded in 1966 by an energetic group of civic-minded businessmen seeking to enhance the
           quality of banking services on Long Island. They succeeded perhaps beyond their fondest expectations -- and for many years now State Bank has ranked among the highest performing banks in New York State.

             Over the years, the Bank has adhered to a philosophy of
             "MEASURED, ORDERLY GROWTH." By doing so, State Bank has
          grown to be the largest independent commercial bank headquar-
        tered in Nassau County. We have built a reputation for providing high-quality personal service and have specialized in meeting the needs of commercial, small business, municipal and consumer markets throughout Long Island.

AVERAGE ASSETS
(dollars in million)
[TABULAR REPRESENTATION OF BAR CHART]

                                 98   $  740.2
                                 99   $  841.5
                                 00   $  947.4
                                 01   $1,004.3
                                 02   $1,193.0

RETURN ON AVERAGE STOCKHOLDERS' EQUITY
(percent)
[TABULAR REPRESENTATION OF BAR CHART]

                                 98     14.16%
                                 99     17.35%
                                 00     17.91%
                                 01     13.94%
                                 02     13.66%

NET INCOME
(dollars in thousands)
[TABULAR REPRESENTATION OF BAR CHART]

                                 93    $ 3,708
                                 94    $ 4,019
                                 95    $ 5,039
                                 96    $ 5,702
                                 97    $ 7,105
                                 98    $ 8,203
                                 99    $10,329
                                 00    $10,710
                                 01    $10,821
                                 02    $11,303

TO OUR STOCKHOLDERS, CUSTOMERS AND FRIENDS:

We are pleased to report that State Bancorp, Inc. achieved another successful year in 2002. Your Company completed its 32nd consecutive year of record earnings growth, which likely cannot be matched by any other bank in New York State. Some of the factors that contributed to these results were a 7.3% increase in average loans and a 13.1% increase in average deposits. Of particular interest is that our new branch openings over the last eighteen months have generated over $125 million in deposit balances, mostly low-cost core deposits. In addition, the total assets of our Company reached an all time high of $1.36 billion. This success is attributable, in large measure, to the development and continuing implementation of a comprehensive strategic plan, and our determined adherence to the philosophy of measured, orderly growth.
     Over the past several years, our Company has established and pursued a number of initiatives that were outlined in our strategic plan. We are pleased with the progress we have made in achieving those initiatives during 2002. Specifically, we have:

o Expanded our branch network by opening five de novo branches during the last eighteen months that have, as noted earlier, generated over $125 million in deposits for the Company. Three of those branches are in a new market area for us, Queens County. Our tradition of making customer service our first priority, has attracted many new relationships in the Queens marketplace. Two additional branches were opened in Nassau County, one in Mineola and the other in Port Washington, both of which have been well received in their respective communities. During 2003, the Company will continue exploring new potential sites across our market area.

o Broadened our range of services by introducing a State Bank MasterMoney(TM) Card. Our MasterMoney(TM) Card can be used to perform any ATM transaction, such as cash withdrawals, deposits, transfers, etc., and can also be used to make purchases at over 16 million MasterCard(R) locations worldwide without having to write a check. It provides our customers with access to their balances where and when they need it. In addition, customers have the option of requesting an ATM only card which is limited to cash withdrawals at ATMs.

o Enhanced our technological capabilities. As the Bank's customer base has continued to embrace technology, it has and will continue to expect additional service delivery methods. In the Fall of 2002, we launched a business Internet banking service called BDA Online. Customers who had the opportunity to test run the system prior to its official introduction were very pleased with BDA Online's simplicity and cash management features. As of December 2002, personal inter-net banking with bill paying capabilities was being tested and should be ready for rollout during the next several months. Both of these services will help our customers manage their money more efficiently.

Summarizing our financial highlights for 2002, net income for the year was $11.3 million, representing a 4.5% increase over the comparable 2001 period. Basic earnings per common share were $1.40 in 2002, an increase of 6.9%, versus $1.31 a year ago. Fully diluted earnings per common share were $1.37 and $1.29 respectively for the same periods. The per share amounts have been restated to reflect a 5% stock dividend paid on July 12, 2002. As noted earlier, we are very proud that our level of earnings in 2002 represented our 32nd consecutive year of record earnings growth. Also, our Company's returns on average assets and stockholders' equity were 0.95% and 13.66% respectively in 2002. During the fourth quarter, our Company raised $10 million from a pooled trust preferred securities offering. The securities were issued by a newly established subsidiary, State Bancorp Capital Trust I and qualify as Tier I capital for regulatory purposes. The Company's capital ratios continue at levels well in excess of Federal regulatory guidelines for well-capitalized institutions.
     During July 2002, our Company was added to the Russell 2000 index, a leading benchmark of small-cap stocks.

CASH DIVIDENDS PER SHARE

                                [CHART OMITTED]

     We are further pleased to report on the continued success of Studebaker-Worthington Leasing Corporation which the Company acquired in 2001. Their leasing expertise has served many of our current commercial, business and municipal customers well. During 2003, the management of Studebaker Worthington will expand their vendor cooperative programs and begin cultivating new market segments that have considerable leasing potential.
     We would also like to acknowledge the ongoing contribution of our Delaware subsidiaries, SB Portfolio Management and SB Financial Services, for the consulting services they render in portfolio management, asset and liability management, and advanced financial modeling techniques. The services these subsidiaries provide make a valuable contribution to the success of our Company.
     Offsetting these positive results were higher operating expenses, which rose 18.6% to $37.5 million, due to growth in salaries and benefits, occupancy expenses, marketing costs and legal fees.
     For a more detailed analysis of the Company's consolidated financial statements, please refer to Management's Discussion and Analysis of Financial Condition and Results of Operations beginning on page 29 of this report.
     Once again, we would like to thank the members of our Board of Directors and our Advisory Board for their contribution to the success of our Company. We especially want to acknowledge the retirement of Gary Holman from our Board. He has served with great distinction since 1968 in numerous capacities including:
Chairman of the Executive Committee, Chairman of the Loan Committee and Vice Chairman of the Board. His professionalism, dedication, wisdom and counsel during the past 36 years have contributed immeasurably to the success of the Company. Upon his retirement, the Board of Directors conferred on him the honorary title of Vice Chairman Emeritus.
     We would also like to bring to your attention once again, our Dividend Reinvestment Plan, which continues to afford shareholders the opportunity to reinvest their dividends into Company stock. Since it began in 1993, the Plan has contributed over $8.6 million in capital toward the growth of our Company. A card is attached to this report should you wish to become a participant in this program.
     Looking forward to 2003, we are cautiously optimistic that we can continue to grow our Company in spite of uncertain economic conditions. The national economy continues to be anemic with unemployment drifting higher and consumer spending slipping due in part to concern over potential conflict in the Middle East and elsewhere and broad concern about the equity market. The Long Island area appears to have escaped the fallout from the national recession and is still showing modest employment growth, rising home prices and strong demand in the area of new home construction. It is our conviction that we continue to have the people, services, infrastructure and motivation to take advantage of opportunities as they arise in 2003.
     We look forward to the year ahead and the opportunity to offer the retail, business and government sectors across our market area, the finest in financial services.

/s/ Thomas F. Goldrick, Jr.

Thomas F. Goldrick, Jr.
Chairman and Chief Executive Officer

/s/ Richard W. Merzbacher

Richard W. Merzbacher
Vice Chairman

/s/ Daniel T. Rowe

Daniel T. Rowe
President

Since 1979, the Company has paid both cash and stock dividends to its common stockholders. Cash dividends per common share have grown at a compound annual growth rate of 14% per year and a total of $35 million has been paid to stockholders during this period. Stock dividends and splits ranging from 5% to 100% have been distributed in each of these years.

[PHOTO OMITTED]

Thomas F. Goldrick, Jr.
Chairman and Chief Executive Officer

[PHOTO OMITTED]

Richard W. Merzbacher
Vice Chairman

[PHOTO OMITTED]

Daniel T. Rowe
President

BOARD OF DIRECTORS

[PHOTO OMITTED]

Thomas F. Goldrick, Jr.
Chairman and Chief Executive
Officer, State Bancorp, Inc. and State
Bank of Long Island

[PHOTO OMITTED]

Richard W. Merzbacher
President, State Bank of Long Island
Vice Chairman, State Bancorp, Inc.

[PHOTO OMITTED]

Daniel T. Rowe
President, State Bancorp, Inc.
Vice Chairman, State Bank
of Long Island

[PHOTO OMITTED]

Arthur Dulik, Jr.
Chief Financial Officer,
Altana, Inc.

[PHOTO OMITTED]

Joseph F. Munson
Managing Member,
High Point Partners, LLC

[PHOTO OMITTED]

John F. Picciano
Senior Partner,
Picciano & Scahill, P.C.

[PHOTO OMITTED]

Gerald P. Rosenberg
Secretary to the Board

[PHOTO OMITTED]

J. Robert Blumenthal
President,
Harwyn Enterprises, Inc.

[PHOTO OMITTED]

Carl R. Bruno
Chief Financial Officer,
DiFazio Electric, Inc.

[PHOTO OMITTED]

Thomas E. Christman
Adjunct Professor of Finance,
St. John's University

[PHOTO OMITTED]

Suzanne H. Rueck
Director,
New Hyde Park Inn

[PHOTO OMITTED]

Jeffrey S. Wilks
Director of New Business Development,
Spiegel Associates

Gary Holman, Vice Chairman Emeritus, State Bancorp, Inc. and State Bank of Long Island; Partner, Lamb & Barnosky, LLP, with Thomas F. Goldrick, Jr., Chairman and Chief Executive Officer, State Bancorp, Inc. and State Bank of Long Island.

A Special Thanks for Distinguished Service

Gary Holman was a founder of State Bank of Long Island. Since 1968, he served as a Director of State Bank of Long Island and State Bancorp, Inc. His wisdom and counsel as Chairman of the Executive Committee, Chairman of the Loan Committee as well as Vice Chairman of the Board, have been invaluable in helping to provide strategic direction for the Bank. His professionalism, his dedication and his unwavering sincerity of purpose, have benefited all of us. Upon his retirement on February 25th, 2003, the Board of Directors conferred on him the honorary title of Vice Chairman Emeritus.

                               [GRAPHICS OMITTED]

(above left) Lucy Mazany, Vice President, State Bank meets with Dr. Kenneth R. Goodman, Physicians Diagnostics Imaging, P.C., St. Francis Hospital, at the Port Washington branch, (right), and with Richard N. Adonailo, Chief Financial Officer & Vice Chairman, Arizona Beverages.

"Successful banking relationships are built on service, mutual trust and confidence. State Bank understands the importance of satisfying customer needs as well as providing quality banking services. At State Bank, customer service is our first priority."

[PHOTO OMITTED]       Lucy Mazany
                      Vice President

[GRAPHIC OMITTED]

                              STATE BANK "SAILS"
                              INTO PORT WASHINGTON

When State Bank "steamed" into Port on March 25th, 2002, we drew a lot of curious attention from our new neighbors with a fully rigged sailboat set up in our branch lobby and fish bowls placed on the teller stations. The nautical promotion which included a Grand Opening Sweepstakes with the sailboat as 1st prize, gave Lucy Mazany, Vice President and Officer in Charge, and June Alleyne, Manager, the opportunity to "Welcome Aboard" many old friends and to introduce new customers to a better banking experience at State Bank. Both Lucy and June command a wealth of hands-on banking experience and have worked among the residents and businesses of Port Washington for many years.

Our goal is to provide the best products available from any commercial bank with an unwavering commitment to personal service.

     The branch, located on the block of Port Washington Blvd. and Main Street, was newly renovated and now offers ample parking in the back lot, drive up facilities, a 24 hour ATM, a night drop, safety deposit boxes, a customer financial center featuring free Internet access with a link to the Bank's website and CNN coverage. The branch has state-of-the-art technology in place to support rather than replace, customer service by our staff. Like other State Bank facilities, this branch has a team of seasoned professionals in place that are prepared to meet all of our customers' banking and financial service needs, including cash management, cost efficient equipment leasing, professional services support, commercial and small business credit, investment planning and transaction processing. Our goal is to provide the best products available from any commercial bank with an unwavering commitment to personal service.
     Personal service at State Bank means taking that extra step to know our customers by name; it means having a relationship manager who knows the nuances of your industry; it means open access when you need to contact your manager; it means problems, when they arise, are resolved promptly; and above all, it means we will treat you with the courtesy and respect you deserve.
     During the relatively short time that Port Washington has been in operation, Lucy and June have demonstrated their commitment to the community by actively participating in and sponsoring local charities, the chamber of commerce and civic groups in events such as the Harbor Festival, the Port Washington Octoberfest and the North Shore Animal League promotion.

[GRAPHIC OMITTED]

INTRODUCING THE STATE BANK
ATM CARD WITH PURCHASING
POWER...

Debit cards are rapidly becoming the payment option of choice in the United States. During the past decade, debit card use has increased dramatically especially among younger consumers who are beginning to appreciate its convenience. Today, more than 100 million people have debit cards which account for over $300 billion in purchases of goods and services. In fact, during the first half of 2002, debit card purchases outpaced purchases made with credit cards even though consumers carried twice as many credit cards as debit cards. In addition, over 60 percent of consumers preferred to pay for items with their debit card rather than cash or a check.
     Debit cards are typically used to pay for everyday items such as gasoline, groceries, restaurant meals and department store purchases, but they can also be used for hotels, airlines and other expenditures worldwide. With the debit card in your wallet, you don't have to carry cash or checks, and since it's not a credit card, you don't run up interest charges.
     The State Bank MasterMoney(TM) Card is designed to make your life a little easier by giving you better control of your everyday finances. When a purchase is made using your State Bank MasterMoney(TM) Card, the amount of the purchase is automatically deducted from your checking account and will appear on your monthly statement-just the way ATM transactions do now. So, unlike paying with cash, you will have a record of everything you buy. And, it eliminates the common hassles and procedures involved in getting a check approved- especially if you are out of state.

The State Bank MasterMoney(TM) Card is designed to make your life a little easier by giving you better control of your everyday finances.

     In addition to being a versatile financial tool that can help you keep track of your cash flow, your State Bank MasterMoney(TM) Card caN be used to get cash at any ATM machine where you see the NYCE(R), Cirrus(R) or MasterCard(R) logos simply by inserting your card and entering your Personal Identification Number (PIN).
     A State Bank MasterMoney(TM) Card is the wallet-size solution to making your life a little easier.

                               [GRAPHICS OMITTED]

The new State Bank MasterMoney(TM) Card is easy and convenient to use. With it, you can get cash at thousands of ATM machines, AND, shop at any store, restaurant or merchant- worldwide- that accepts MasterCard(R).

"Our MasterMoney(TM) Card gives our customers easier access to their money. It's safer than carrying cash and faster to use than writing a check. Now, customers can make purchases at over 16 million locations worldwide- wherever they see the MasterCard(R) logo, knowing that the money will be automatically deducted from their checking account."

Thomas A. Arnone
Senior Vice President             [PHOTO OMITTED]
Branch Administration

                               [GRAPHICS OMITTED]

(top right) State Bank customers testing the new personal Internet banking service. (right) Pictured (l-r) are State Bank employees Catherine Lingstuyl, Manager, State Bank Farmingdale Branch and Peter J. Yovine, Business Development Officer, with Thomas Haddock, President, H.T. Steel, Inc. and Susan Arato, Office Manager, H.T. Steel, Inc.

"It's an exciting time for State Bank of Long Island. Using the power of the Internet, we are able to provide quality, state-of-the-art on-line banking services to all our customers."

                         Diane Beck
[PHOTO OMITTED]          Vice President
                         Management Information Systems

[GRAPHIC OMITTED]

                                ON-LINE SERVICES

This year the Bank initiated an innovative program to provide convenient on-line Internet banking services to all of our customers. Based in part on customer feedback, we created user-friendly electronic banking services that offer customers fast, safe and easy access from their homes and offices.

We created user-friendly electronic banking services that offer customers fast, safe and easy access from their homes and offices.

Business On-line Banking
In September 2002, we completed a two-phase upgrade to our electronic business banking system Business Direct Access (BDA).
     The first phase was a conversion to a true "on-line" Internet based format
- BDA Online, making it much faster for our customers to access their accounts via our website www.statebankofli.com.
     In the second phase, we focused on not only improving the system's current features, but added additional ones - making BDA Online one of the most powerful electronic banking tools available. Satisfied customers like H.T. Steel, Inc. (picture at left), rate highly the improved system and additional features that include:

o Check Imaging - customers can view and print both front and back images of cancelled checks.

o Recurring transfers - both internal and external, can be set up (in addition to customer initiated transfers).

o    Process multiple transfers simultaneously.

Personal On-line Banking
In September 2002, we also began designing a state-of-the-art personal on-line banking service called PAM, or Personal Account Manager.
     Using the on-line personal banking system, customers will have the ability to manage their money faster and more conveniently than ever before, 24 hours a day, seven days a week, through the State Bank homepage.
     Utilizing a PC with Internet access, this service grants our customers quick and safe access to all their checking, savings, mortgage and loan information. Features include the ability to obtain account balance information, transfer funds, make bank loan payments, view and print images of checks and more.
     In addition, our customers will have the opportunity to upgrade their on-line personal banking system with EZ-Pay, our convenient electronic bill payment system. This product will help our customers save money and time by eliminating the need to pay monthly bills by writing checks. Other features include the ability to view payment history, set up repetitive payments, create and store a list of payees.
     The on-line personal banking service and EZ-Pay are currently in the final testing stages, and we expect a bank-wide roll-out in the second quarter of 2003.
     For more information on BDA Online or PAM, or to experience a free demonstration, please visit www.statebankofli.com.

[GRAPHIC OMITTED]

FINANCIAL CONTENTS

Consolidated Balance Sheets ..............................................   13

Consolidated Statements of Income ........................................   14

Consolidated Statements of Cash Flows ....................................   15

Consolidated Statements of Stockholders' Equity
   and Comprehensive Income ..............................................   16

Notes to Consolidated Financial Statements ...............................   17

Independent Auditors' Report .............................................   28

Management' s Discussion and Analysis of Financial
   Condition and Results of Operations ...................................   29

Statistical Information ..................................................   42

Board of Directors and Executive Officers ................................   49

State Bank of Long Island -- Officers ....................................   50

Advisory Board ...........................................................   52

Corporate Information ....................................................   IBC

STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2002 and 2001

                                                                                         2002            2001
-------------------------------------------------------------------------------------------------------------
ASSETS:
   Cash and due from banks                                                     $   50,586,855    $ 25,310,091
   Federal funds sold                                                                      --       2,800,000
   Securities purchased under agreements to resell                                 48,000,000     110,000,000
-------------------------------------------------------------------------------------------------------------
   Total cash and cash equivalents                                                 98,586,855     138,110,091
   Securities held to maturity (estimated fair value
      of $26,713,300 in 2002 and $203,770 in 2001)                                 26,711,314         196,200
   Securities available for sale--at estimated fair value                         582,899,187     275,213,366
   Loans (net of allowance for probable loan losses of
      $10,045,516 in 2002 and $9,255,414 in 2001)                                 610,338,357     542,342,284
   Bank premises and equipment--net                                                 7,879,767       6,420,476
   Net receivable--securities sales                                                14,173,044       3,297,005
   Other assets                                                                    21,693,660      20,191,575
-------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                   $1,362,282,184    $985,770,997
-------------------------------------------------------------------------------------------------------------

LIABILITIES:
   Deposits:
     Demand                                                                    $  215,876,137    $181,439,730
     Savings                                                                      498,767,318     326,984,662
     Time                                                                         432,383,053     376,285,070
-------------------------------------------------------------------------------------------------------------
   Total deposits                                                               1,147,026,508     884,709,462
   Federal funds purchased                                                          4,800,000              --
   Securities sold under agreements to repurchase                                  49,983,000              --
   Other borrowings                                                                52,665,644      19,099,591
   Net payable--securities purchases                                                2,009,000              --
   Accrued expenses, taxes and other liabilities                                    8,115,401       5,673,515
-------------------------------------------------------------------------------------------------------------
Total liabilities                                                               1,264,599,553     909,482,568
-------------------------------------------------------------------------------------------------------------
GUARANTEED PREFERRED BENEFICIAL INTEREST IN SUBORDINATED DEBT                      10,000,000              --

COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' EQUITY:
   Preferred stock, $0.01 par value, authorized 250,000 shares                             --              --
   Common stock, $5.00 par value, authorized 20,000,000 shares;
      issued 8,763,679 shares in 2002 and 8,645,825 shares in 2001;
      outstanding 7,979,862 shares in 2002 and 8,145,290 shares in 2001            43,818,395      41,170,595
   Surplus                                                                         45,714,829      39,202,494
   Retained earnings                                                                5,419,517       5,588,315
   Treasury stock (783,817 shares in 2002 and 476,700 shares in 2001)             (12,444,116)     (7,071,149)
   Accumulated other comprehensive income (loss), net of taxes                      5,218,101      (2,427,503)
    Unearned compensation                                                             (44,095)       (174,323)
-------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                         87,682,631      76,288,429
-------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                     $1,362,282,184    $985,770,997
-------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2002, 2001 and 2000

                                                                            2002           2001           2000
--------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
   Loans                                                            $ 43,491,358   $ 48,177,441   $ 46,483,646
   Federal funds sold and securities purchased
     under agreements to resell                                          532,335      2,650,633      1,436,031
   Securities held to maturity and securities available for sale:
     States and political subdivisions                                 3,620,202      5,049,395      3,617,143
     Mortgage-backed securities                                       11,771,292      3,205,282      1,084,047
     Government Agency securities                                      6,585,093     10,220,711     19,795,697
     Other                                                             1,132,164        633,745        508,558
--------------------------------------------------------------------------------------------------------------
Total interest income                                                 67,132,444     69,937,207     72,925,122
--------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE:
   Time certificates of deposit of $100,000 or more                    5,247,854     13,121,537     20,774,290
   Other deposits and temporary borrowings                             9,886,464     13,623,492     15,014,232
   Guaranteed preferred beneficial interest in subordinated debt         104,989             --             --
--------------------------------------------------------------------------------------------------------------
Total interest expense                                                15,239,307     26,745,029     35,788,522
--------------------------------------------------------------------------------------------------------------
Net interest income                                                   51,893,137     43,192,178     37,136,600
PROVISION FOR PROBABLE LOAN LOSSES                                     3,560,000      3,600,000      3,250,000
--------------------------------------------------------------------------------------------------------------
Net interest income after provision for probable loan losses          48,333,137     39,592,178     33,886,600
--------------------------------------------------------------------------------------------------------------

OTHER INCOME:
   Service charges on deposit accounts                                 1,478,932      1,667,687      1,862,990
   Net security gains (losses)                                         1,696,450      1,964,680       (529,013)
   Other operating income                                              1,302,233      1,340,946      1,101,778
--------------------------------------------------------------------------------------------------------------
Total other income                                                     4,477,615      4,973,313      2,435,755
--------------------------------------------------------------------------------------------------------------
Income before operating expenses                                      52,810,752     44,565,491     36,322,355
--------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES:
   Salaries and other employee benefits                               19,917,969     16,611,391     14,205,757
   Occupancy                                                           3,312,111      2,197,673      1,946,909
   Equipment                                                           1,366,314      1,126,168        817,718
   Legal fees                                                          3,546,470      3,517,769        481,979
   Marketing and advertising                                           2,123,772      1,476,335        738,402
   Other operating expenses                                            7,210,726      6,658,429      3,786,438
--------------------------------------------------------------------------------------------------------------
Total operating expenses                                              37,477,362     31,587,765     21,977,203
--------------------------------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                                            15,333,390     12,977,726     14,345,152
PROVISION FOR INCOME TAXES                                             4,030,779      2,156,892      3,635,312
--------------------------------------------------------------------------------------------------------------
NET INCOME                                                          $ 11,302,611   $ 10,820,834   $ 10,709,840
--------------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER COMMON SHARE                                     $       1.40   $       1.31   $       1.29
--------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER COMMON SHARE                                   $       1.37   $       1.29   $       1.27
--------------------------------------------------------------------------------------------------------------
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING                            8,096,290      8,237,942      8,328,434
--------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2002, 2001 and 2000

                                                                                          2002             2001             2000
--------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
   Net income                                                                  $    11,302,611    $  10,820,834    $  10,709,840
   Adjustments to reconcile net income to net cash provided by operating activities:
        Provision for probable loan losses                                           3,560,000        3,600,000        3,250,000
        Depreciation and amortization of bank premises and equipment                 1,302,171        1,052,278          818,977
        Amortization of goodwill and other intangibles                                  36,137          146,137           36,137
        Deferred income tax (benefit) expense                                         (325,625)       1,429,029         (751,530)
        Amortization (accretion) of net premium (discount) on securities             4,589,186       (2,846,929)      (1,647,436)
        Net security (gains) losses                                                 (1,696,450)      (1,964,680)         529,013
        Net losses on sale of other real estate owned ("OREO")                              --          607,769               --
        Amortization of unearned compensation                                          228,307          228,515          207,774
        Increase in other assets, net                                               (5,534,137)      (6,593,917)      (1,614,296)
        Increase (decrease) in accrued expenses, taxes and other liabilities         2,412,334       (3,218,527)       2,788,733
--------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                           15,874,534        3,260,509       14,327,212
--------------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES:
   Proceeds from maturities of securities held to maturity                              65,400           65,400          307,400
   Purchases of securities held to maturity                                        (26,425,500)              --               --
   Proceeds from sales of securities available for sale                            530,598,586      583,011,481      219,488,608
   Proceeds from maturities of securities available for sale                       172,346,644      313,130,157      111,169,542
   Purchases of securities available for sale                                   (1,010,578,695)    (747,394,695)    (356,186,236)
   Increase in loans, net                                                          (71,556,073)     (61,682,715)      (9,193,445)
   Proceeds from sale of OREO                                                               --        3,700,000               --
   Purchases of bank premises and equipment, net                                    (2,761,462)      (3,000,907)      (1,651,144)
--------------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by investing activities                               (408,311,100)      87,828,721      (36,065,275)
--------------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES:
   Increase in demand and savings deposits                                         206,219,063      115,919,366       61,147,036
   Increase (decrease) in time deposits                                             56,097,983     (126,317,053)      29,497,187
   Increase (decrease) in Federal funds purchased                                    4,800,000       (9,700,000)      (6,750,000)
   Increase (decrease) in securities sold under agreements to repurchase            49,983,000         (325,000)     (26,563,000)
   Increase (decrease) in other borrowings                                          33,566,053      (15,900,409)      (5,000,000)
   Guaranteed preferred beneficial interest in subordinated debt                    10,000,000               --               --
   Cash dividends paid                                                              (4,384,828)      (4,089,580)      (3,707,596)
   Proceeds from shares issued under the dividend reinvestment plan                  1,782,382          891,772          864,647
   Proceeds from stock options exercised                                               222,644          339,266          173,962
   Proceeds from shares issued under the directors' stock plan                              --            2,355               --
   Purchases of treasury stock                                                      (5,372,967)      (4,648,721)      (1,503,779)
--------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                                352,913,330      (43,828,004)      48,158,457
--------------------------------------------------------------------------------------------------------------------------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                               (39,523,236)      47,261,226       26,420,394
--------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                     138,110,091       90,848,865       64,428,471
--------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                       $    98,586,855    $ 138,110,091    $  90,848,865
--------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DATA:

   Interest paid                                                               $    15,218,785    $  28,469,214    $  35,771,985
--------------------------------------------------------------------------------------------------------------------------------
   Income taxes paid                                                           $     3,361,200    $   2,547,000    $   4,481,000
--------------------------------------------------------------------------------------------------------------------------------
   Transfer from loans to OREO                                                 $            --    $   3,525,634    $          --
--------------------------------------------------------------------------------------------------------------------------------
   Adjustment to unrealized net gain on securities available for sale          $    11,967,144    $     819,264    $  14,820,930
--------------------------------------------------------------------------------------------------------------------------------
   Dividends declared but not paid as of year end                              $     1,113,946    $   1,084,395    $     976,815
--------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
AND COMPREHENSIVE INCOME
For the Years Ended December 31, 2002, 2001 and 2000

                                                     Common                   Retained       Treasury
                                                      Stock      Surplus      Earnings          Stock
------------------------------------------------------------------------------------------------------
Balance, January 1, 2000                        $35,391,105  $29,492,832   $ 5,119,181   $   (918,649)
------------------------------------------------------------------------------------------------------
Comprehensive income:
   Net income                                                               10,709,840

   Other comprehensive income, net of tax:
     Unrealized holding gains
        during the period
     Reclassification for losses included
        in net income

   Total other comprehensive income

Total comprehensive income

Cash dividend ($.45 per share)                                              (3,777,938)
8% stock dividend
   (564,757 shares at market value)               2,823,785    4,447,461    (7,271,246)
Shares issued under the dividend reinvestment
   plan (68,452 shares at 95% of market value)      342,260      522,387
Stock options exercised                             167,330        6,632
Treasury stock purchased                                                                   (1,503,779)
Amortization of unearned compensation                             49,094
------------------------------------------------------------------------------------------------------
Balance, December 31, 2000                       38,724,480   34,518,406     4,779,837     (2,422,428)
------------------------------------------------------------------------------------------------------
Comprehensive income:
   Net income                                                               10,820,834

   Other comprehensive income, net of tax:
     Unrealized holding gains
        during the period
     Reclassification for gains
        included  in net income

   Total other comprehensive income

Total comprehensive income

Cash dividend ($.51 per share)                                              (4,197,162)
5% stock dividend
   (375,416 shares at market value)               1,877,080    3,938,114    (5,815,194)
Shares issued under the dividend reinvestment
   plan (61,933 shares at 95% of market value)      309,665      582,107
Stock options exercised                             258,585       80,681
Stock issued under Directors' Stock Plan                785        1,570
Treasury stock purchased                                                                   (4,648,721)
Amortization of unearned compensation                             81,616
------------------------------------------------------------------------------------------------------
Balance, December 31, 2001                       41,170,595   39,202,494     5,588,315     (7,071,149)
------------------------------------------------------------------------------------------------------
Comprehensive income:
   Net income                                                               11,302,611

   Other comprehensive income, net of tax:
     Unrealized holding gains
        during the period
     Reclassification for gains included
        in net income

   Total other comprehensive income

Total comprehensive income

Cash dividend ($.55 per share)                                              (4,414,379)
5% stock dividend
   (389,246 shares at market value)               1,946,230    5,110,800    (7,057,030)
Shares issued under the dividend
   reinvestment plan (111,296 shares
   at 95% of market value)                          556,480    1,225,902
Stock options exercised                             145,090       77,554
Treasury stock purchased                                                                   (5,372,967)
Amortization of unearned compensation                             98,079
------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2002                      $43,818,395   $45,714,82    $5,419,517   $(12,444,116)
------------------------------------------------------------------------------------------------------

                                                 Accumulated
                                                       Other                          Total
                                               Comprehensive        Unearned  Stockholders'   Comprehensive
                                               (Loss) Income    Compensation         Equity          Income
-----------------------------------------------------------------------------------------------------------
Balance, January 1, 2000                        $(12,501,470)      $(479,902)    56,103,097
-------------------------------------------------------------------------------------------
Comprehensive income:
   Net income                                                                    10,709,840     $10,709,840
                                                                                                -----------
   Other comprehensive income, net of tax:
     Unrealized holding gains
        during the period                                                                         9,188,734
     Reclassification for losses included
        in net income                                                                               340,400
                                                                                                -----------
   Total other comprehensive income                9,529,134                      9,529,134       9,529,134
                                                                                                -----------
Total comprehensive income                                                                      $20,238,974
                                                                                                ===========
Cash dividend ($.45 per share)                                                   (3,777,938)
8% stock dividend
   (564,757 shares at market value)                                                      --
Shares issued under the dividend reinvestment
   plan (68,452 shares at 95% of market value)                                      864,647
Stock options exercised                                                             173,962
Treasury stock purchased                                                         (1,503,779)
Amortization of unearned compensation                                158,680        207,774
-------------------------------------------------------------------------------------------
Balance, December 31, 2000                        (2,972,336)       (321,222)    72,306,737
-------------------------------------------------------------------------------------------
Comprehensive income:
   Net income                                                                    10,820,834     $10,820,834
                                                                                                -----------
   Other comprehensive income, net of tax:
     Unrealized holding gains
        during the period                                                                         1,855,312
     Reclassification for gains
        included  in net income                                                                  (1,310,479)
                                                                                                -----------
   Total other comprehensive income                  544,833                        544,833         544,833
                                                                                                -----------
Total comprehensive income                                                                      $11,365,667
                                                                                                ===========
Cash dividend ($.51 per share)                                                   (4,197,162)
5% stock dividend
   (375,416 shares at market value)                                                      --
Shares issued under the dividend reinvestment
   plan (61,933 shares at 95% of market value)                                      891,772
Stock options exercised                                                             339,266
Stock issued under Directors' Stock Plan                                              2,355
Treasury stock purchased                                                         (4,648,721)
Amortization of unearned compensation                                146,899        228,515
-------------------------------------------------------------------------------------------
Balance, December 31, 2001                        (2,427,503)       (174,323)    76,288,429
-------------------------------------------------------------------------------------------
Comprehensive income:
   Net income                                                                    11,302,611     $11,302,611
                                                                                                -----------
   Other comprehensive income, net of tax:
     Unrealized holding gains
        during the period                                                                         8,756,480
     Reclassification for gains included
        in net income                                                                            (1,110,876)
                                                                                                -----------
   Total other comprehensive income                7,645,604                      7,645,604       7,645,604
                                                                                                -----------
Total comprehensive income                                                                      $18,948,215
                                                                                                ===========
Cash dividend ($.55 per share)                                                   (4,414,379)
5% stock dividend
   (389,246 shares at market value)                                                      --
Shares issued under the dividend
   reinvestment plan (111,296 shares
   at 95% of market value)                                                        1,782,382
Stock options exercised                                                             222,644
Treasury stock purchased                                                         (5,372,967)
Amortization of unearned compensation                                130,228        228,307
-------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2002                        $5,218,101        $(44,095)    $87,682,631
-------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

STATE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES
     Organization and Nature of Operations--The consolidated financial statements include the accounts of State Bancorp, Inc. and its wholly owned subsidiaries, State Bank of Long Island (the "Bank") and State Bancorp Capital Trust I. The Bank's consolidated financial statements include the accounts of its wholly owned subsidiaries, SB Portfolio Management Corp. ("SB Portfolio"), SB Financial Services Corp. ("SB Financial"), SB ORE Corp., Studebaker-Worthington Leasing Corp. ("SWLC") and New Hyde Park Leasing Corporation and its subsidiary, P.W.B. Realty, L.L.C. SB Portfolio and SB Financial are Delaware-based subsidiaries formed in June 1998. SB Portfolio manages a portfolio of fixed income investments, and SB Financial provides balance sheet management services with a focus on interest rate risk management. Having provided business small-ticket equipment leasing nationwide for over thirty years, SWLC is a leasing subsidiary acquired as of February 1, 2001. State Bancorp, Inc. and subsidiaries are collectively referred to hereafter as the "Company." All intercompany accounts and transactions have been eliminated.
     The Company was incorporated as a bank holding company under the laws of the state of New York in 1985 to provide consumer, commercial and municipal banking services to clients located primarily in the Queens, Nassau and Suffolk County areas. It offers a full range of deposit and loan products through fifteen full-service branches. In addition, the Company offers merchant credit card services, access to mutual fund and annuity products and offers a consumer debit card with membership in a national ATM network. The Company currently has ATMs at thirteen of its fifteen branch locations.
     Basis of Presentation--The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.
     The accounting and reporting policies of the Company conform with accounting principles generally accepted in the United States of America and with general practice within the banking industry. The following is a summary of the more significant accounting and reporting policies:
     Securities Held to Maturity and Securities Available for Sale--At the time of purchase of a security, the Bank designates the security as either available for sale or held to maturity, depending upon investment objectives, liquidity needs and intent. Securities held to maturity are stated at cost, adjusted for premium amortized or discount accreted, if any. The Bank has the positive intent and ability to hold such securities to maturity. Securities available for sale are stated at estimated fair value. Unrealized gains and losses are excluded from income and reported net of tax as accumulated other comprehensive income
(loss) as a separate component of stockholders' equity until realized. Trading securities are purchased and held principally for the purpose of selling them in the near term. Trading generally reflects active and frequent buying and selling, and trading securities are generally used with the objective of generating profits on short-term differences in price. As of December 31, 2002 and 2001, the Bank did not hold any trading securities. Interest earned on investment securities is included in interest income. Realized gains and losses on the sale of securities are reported in the consolidated statements of income and determined using the adjusted cost of the specific security sold.
     Income Recognition--The Bank discontinues the accrual of interest on loans whenever there is reasonable doubt that interest and/or principal will be collected, or when either principal or interest is 90 days or more past due and the loan is not well collateralized or in the process of collection. Income is not accrued for installment loans which are 90 days past due unless the Bank holds cash collateral therefor. Interest received on nonaccrual loans is either applied against principal or reported as income, according to management's judgment as to the collectibility of the principal.
     Allowance for Probable Loan Losses--The allowance for probable loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance when management believes that the collectibility of the principal is unlikely, while recoveries of previously charged-off loans are credited to the allowance. The balance in the allowance for probable loan losses is maintained at a level that, in the opinion of management, is sufficient to absorb probable losses. To determine that level, management identifies problem loans based on the financial condition of the borrower, the value of any collateral and/or guarantor support. Based upon the resultant risk categories assigned to each loan and the procedures regarding impairment described below, an appropriate reserve level is determined. Management also evaluates the quality of, and changes in, the portfolio, while also taking into consideration the Bank's historical loss experience, the existing economic climate of the service area in which the Bank operates, examinations by regulatory authorities, internal reviews and other evaluations in determining the appropriate allowance balance. While management utilizes all available information to estimate the adequacy of the allowance for probable loan losses, the ultimate collectibility of a substantial portion of the loan portfolio and the need for future additions to the allowance will be based upon changes in economic conditions and other relevant factors.
     Commercial, and commercial real estate, loans are considered impaired when, based on current information and events, it is probable that the Company will not be able to collect all of the principal and interest due under the contractual terms of the loan. Management considers all nonac-crual loans for impairment. Large groups of smaller-balance homogeneous loans, such as consumer and residential mortgages, are collectively evaluated for impairment.
     The allowance for probable loan losses related to loans that are impaired includes reserves which are based upon the expected future cash flows, discounted at the loan's effective interest rate, or the fair value of the underlying collateral for collateral-dependent loans, or the observable market price. This evaluation is inherently subjective as it requires material estimates, including the amount and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change.
     In July 2001, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 102, "Selected Loan Loss Allowance Methodology and Documentation Issues." SAB No. 102 expresses the SEC staff's views on the development, documentation, and application of a systematic methodology for determining the allowance for probable loan losses in accordance with accounting principles gener-

STATE BANCORP, INC. AND SUBSIDIARIES

ally accepted in the United States of America. Also in July 2001, the federal banking agencies issued guidance on this topic through the Federal Financial Institutions Examination Council interagency guidance, "Policy Statement on Allowance for Loan and Lease Losses Methodologies and Documentation for Banks and Savings Institutions." In management's opinion, the Company's methodology and documentation of the allowance for probable loan losses meets the guidance issued.
   Bank Premises and Equipment--Net--Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation expense is computed on the straight-line method over the estimated useful lives of the related assets which range from 3 to 40 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining terms of the leases.
   Loan Origination Fees and Costs--Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan.
   Income Taxes--The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Company's consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial accounting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. As changes in tax laws are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.
   Treasury Stock--Stock held in treasury by the Company is accounted for using the cost method, which treats stock held in treasury as a reduction to total stockholders' equity.
   Cash Dividends--Cash dividends per common share have been restated to give retroactive effect to stock dividends and splits.
   Stock Dividends--Stock dividends issued are recorded by transferring the aggregate market value of the shares issued from retained earnings to common stock and surplus. All per share information included in the consolidated financial statements and the notes thereto has been restated to give retroactive effect to stock dividends.
   Earnings Per Common Share--Basic earnings per common share is computed based on the weighted average number of shares outstanding. Diluted earnings per share is computed based on the weighted average number of shares outstanding, increased by the number of common shares that are assumed to have been purchased with the proceeds from the exercise of stock options (treasury stock method). These purchases were assumed to have been made at the average market price of the common stock. The average market price is based on the average closing price for the common stock. Retroactive recognition has been given for stock dividends and splits.

For the Years Ended December 31,              2002          2001          2000
------------------------------------------------------------------------------
Net income                             $11,302,611   $10,820,834   $10,709,840
Average dilutive stock
  options outstanding                      579,336       475,514       281,179
Average exercise price per share       $     12.85   $      9.79   $      5.51
Average market price--diluted basis    $     17.04   $     14.87   $     11.83
Average common shares outstanding        8,096,290     8,237,942     8,328,434
Increase in shares due to exercise
  of options--diluted basis                142,309       162,361        83,132
------------------------------------------------------------------------------
Adjusted shares outstanding--diluted     8,238,599     8,400,303     8,411,566
------------------------------------------------------------------------------
Net income per share--basic            $      1.40   $      1.31   $      1.29
==============================================================================
Net income per share--diluted          $      1.37   $      1.29   $      1.27
==============================================================================

   Comprehensive Income (Loss)--The Company presents as a component of comprehensive income (loss) the amounts from transactions and other events which currently are excluded from the statements of income and are recorded directly to retained earnings.
   Statements of Cash Flows--For the purpose of presenting the statements of cash flows, the Company considers Federal funds sold and securities purchased under agreements to resell to be cash equivalents because such assets are convertible into fixed amounts of cash within several days of initial purchase. The Company may enter into purchases of U.S. Treasury, Government Agency and mortgage-backed securities under agreements to resell.
   Loans Foreclosed--Property acquired through foreclosure (other real estate owned or "OREO") is stated at the lower of cost or fair value less estimated selling costs. Losses arising at the time of foreclosure are charged against the allowance for probable loan losses. Revenues and expenses from operations or changes in the carrying value of these assets are included in operating expenses.
   Intangibles--Intangibles consist of core deposit intangibles and the excess market value of leases acquired. Intangibles are carried at cost less accumulated amortization. Amortization is provided over the period of anticipated benefit (usually 3 to 19 years). Management evaluates the carrying amount of intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has not recognized an impairment loss based on this evaluation.
   Goodwill--The excess of cost over fair value of net assets acquired generated from the acquisition of SWLC in February 2001, is amortized by the straight-line method over 20 years. Effective January 1, 2002, goodwill has not been amortized, but is reviewed annually for impairment.
   Accounting for Stock Options--The Company accounts for stock-based compensation using the intrinsic value method which recognizes as expense the difference between the market value of the stock and the exercise price at grant date. The Company discloses the pro forma effects of accounting for stock-based compensation using the fair value method.
   In December 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation --Transition and Disclosure, an amendment of FASB Statement No. 123." SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This statement is effective for financial statements for fiscal years ending after December 15, 2002. The Company adopted SFAS No. 148 as of December 31, 2002, and the impact of such adoption did not have a material impact on the Company's financial statements.
   The estimated fair value of options granted during 2002 and 2001 was $3.10 and $2.52 per share, respectively. The Company applies Accounting Principles Board Opinion ("APB") No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its incentive stock option plans. Had compensation cost for the Company's four plans been determined at the fair value

STATE BANCORP, INC. AND SUBSIDIARIES

on the grant dates for awards under those plans, consistent with the method in SFAS No. 123, "Accounting for Stock-based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.

                                             2002           2001           2000
-------------------------------------------------------------------------------
Net income
As reported                           $11,302,611    $10,820,834    $10,709,840
Deduct: Total stock-based
   employee compensation expense
   determined under fair value
   based method for all awards,
   net of related tax effects            (309,397)      (298,433)      (203,400)
-------------------------------------------------------------------------------
Pro forma                             $10,993,214    $10,522,401    $10,506,440
===============================================================================

Basic earnings per common share
     As reported                      $      1.40    $      1.31    $      1.29
     Pro forma                        $      1.36    $      1.28    $      1.26

Diluted earnings per common share
     As reported                      $      1.37    $      1.29    $      1.27
     Pro forma                        $      1.33    $      1.25    $      1.25

   The fair value of options granted under the Company's incentive stock option plans during 2002, 2001 and 2000 were estimated on the date of grant using the Black-Scholes Single Option Pricing Model with the following weighted-average assumptions used:

                                 2002            2001        2000
-----------------------------------------------------------------
Dividend yield                    3.4%            3.4%        4.0%
Expected volatility              17.7%           18.5%       23.8%
Risk-free interest rate          4.77%           4.74%       5.06%
Expected life of options    7.3 YEARS       7.0 years   7.0 years

   Accounting for Derivatives--In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued by the FASB. This statement requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. This statement, as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," and by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," was effective for all fiscal quarters of fiscal years beginning after June 15, 2000, and was not to be applied retroactively to financial statements of prior periods. The adoption of this statement as of January 1, 2001 did not have a significant impact on the Company's financial statements.
   Recent Accounting Developments--In June 2001, the FASB issued SFAS No. 141, "Business Combinations." The most significant changes made by SFAS No. 141 are:
(1) requiring that the purchase method of accounting be used for all business combinations initiated after June 30, 2001; and (2) establishing specific criteria for the recognition of intangible assets separately from goodwill. The Company adopted SFAS No. 141 as of July 1, 2001, and the impact of such adoption did not have a material effect on the Company's financial statements.
   In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 primarily addresses the accounting for acquired goodwill and intangible assets (i.e., the postacquisition accounting). The provisions of SFAS No. 142 are effective for fiscal years beginning after December 15, 2001. The most significant changes made by SFAS No. 142 are: (1) goodwill and indefinite-lived intangible assets are no longer amortized; (2) goodwill and indefinite-lived intangible assets are tested for impairment at least annually; and (3) the amortization period of intangible assets with finite lives is no longer limited to forty years. The Company adopted SFAS No. 142 effective January 1, 2002. The principal effect of SFAS No. 142 was ceasing the amortization of goodwill, which amounted to approximately $100,000 annually after taxes for the year ended December 31, 2001. The goodwill, which relates to the acquisition of a leasing subsidiary, Studebaker-Worthington Leasing Corp., in February 2001, equals approximately $2.4 million. In accordance with SFAS No. 142, the Company completed the transitional goodwill impairment test in the second quarter of 2002, and no evidence of impairment was identified.
   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The Company adopted SFAS No. 144 as of January 1, 2002, and the impact of such adoption did not have a material impact on the Company's financial statements.
   On October 1, 2002, the Company adopted SFAS No. 147, "Acquisitions of Certain Financial Institutions," which allows financial institutions meeting certain criteria to reclassify their unidentifiable intangible asset balances to goodwill and retroactively cease amortization beginning as of January 1, 2002. The adoption of this statement did not have a material effect on the Company's financial statements.
   In November 2002, the FASB issued FIN No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others." This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This Interpretation also incorporates, without change, the guidance in FIN No. 34, "Disclosure of Indirect Guarantees of Indebtedness of Others," which is being superseded. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements in this Interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company's adoption of this Interpretation as of December 31, 2002, did not have a material impact on the Company's financial statements.
   Reclassifications--Certain reclassifications have been made to prior years' amounts to conform them to the current year's presentation.

2. ACQUISITION OF LEASING COMPANY
   Effective February 1, 2001, the Bank purchased SWLC, a leasing company that specializes in small-ticket leases for computers and office equipment. The Bank acquired approximately $20,217,000 in lease receivables net of an allowance for probable loan losses of $542,000, $1,705,000 in cash and $14,018,000 in notes payable. The excess of cost over fair value of net assets acquired amounted to $2,641,000, which was being amortized over 20 years. The remaining goodwill of $2,391,000 is no longer amortized, but is evaluated annually for impairment in accordance with SFAS No. 142.

STATE BANCORP, INC. AND SUBSIDIARIES

3. SECURITIES HELD TO MATURITY AND SECURITIES AVAILABLE FOR SALE
   The amortized cost, gross unrealized gains and losses, and estimated fair value of securities held to maturity and securities available for sale at December 31, 2002 and 2001, are as follows:

                                                                                            Gross         Gross
                                                                           Amortized   Unrealized    Unrealized       Estimated
DECEMBER 31, 2002                                                               Cost        Gains        Losses      Fair Value
-------------------------------------------------------------------------------------------------------------------------------
Securities Held to Maturity:
   Obligations of states and political subdivisions                     $    130,800   $       --   $        --    $    130,800
   Government Agency securities                                           26,580,514       12,500       (10,514)     26,582,500
-------------------------------------------------------------------------------------------------------------------------------
Total Securities Held to Maturity                                         26,711,314       12,500       (10,514)     26,713,300
-------------------------------------------------------------------------------------------------------------------------------
Securities Available for Sale:
   Obligations of states and political subdivisions                       79,988,136    2,934,825        (8,721)     82,914,240
   Government Agency securities                                          177,887,760    2,081,548        (2,092)    179,967,216
   Corporate securities                                                   28,732,864      164,686       (14,450)     28,883,100
   Mortgage-backed securities and collateralized mortgage obligations    288,080,586    3,359,258      (305,213)    291,134,631
-------------------------------------------------------------------------------------------------------------------------------
Total Securities Available for Sale                                      574,689,346    8,540,317      (330,476)    582,899,187
===============================================================================================================================
Total Securities                                                        $601,400,660   $8,552,817   $  (340,990)   $609,612,487
===============================================================================================================================

                                                                                            Gross         Gross
                                                                           Amortized   Unrealized    Unrealized       Estimated
DECEMBER 31, 2001                                                               Cost        Gains        Losses      Fair Value
-------------------------------------------------------------------------------------------------------------------------------
Securities Held to Maturity:
   Obligations of states and political subdivisions                     $    196,200   $    7,570   $        --    $    203,770
-------------------------------------------------------------------------------------------------------------------------------
Total Securities Held to Maturity                                            196,200        7,570            --         203,770
-------------------------------------------------------------------------------------------------------------------------------
Securities Available for Sale:
   Obligations of states and political subdivisions                       80,008,624       30,124    (1,312,606)     78,726,142
   Government Agency securities                                           31,820,328           --    (1,014,156)     30,806,172
   Corporate securities                                                    6,168,150           --       (35,000)      6,133,150
   Mortgage-backed securities and collateralized mortgage obligations    160,973,567       62,631    (1,488,296)    159,547,902
-------------------------------------------------------------------------------------------------------------------------------
Total Securities Available for Sale                                      278,970,669       92,755    (3,850,058)    275,213,366
===============================================================================================================================
Total Securities                                                        $279,166,869   $  100,325   $(3,850,058)   $275,417,136
===============================================================================================================================

   The amortized cost and estimated fair value of securities held to maturity and securities available for sale at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                               Amortized      Estimated
                                                    Cost     Fair Value
-----------------------------------------------------------------------
Securities Held to Maturity:
   Due after one year through five years    $    130,800   $    130,800
   Due after ten years                        26,580,514     26,582,500
-----------------------------------------------------------------------
Total Securities Held to Maturity           $ 26,711,314   $ 26,713,300
=======================================================================

Securities Available for Sale:
   Due in one year or less                  $ 15,496,306   $ 15,491,414
   Due after one year through five years       5,398,450      5,384,000
   Due after five years through ten years     42,019,284     42,747,902
   Due after ten years                       223,694,720    228,141,240
-----------------------------------------------------------------------
Subtotal                                     286,608,760    291,764,556
Mortgage-backed securities and
   collateralized mortgage obligations       288,080,586    291,134,631
-----------------------------------------------------------------------
Total Securities Available for Sale         $574,689,346   $582,899,187
=======================================================================

   In 2002, 2001 and 2000, gross gains of $2,244,632, $2,637,329 and $2,035 and gross losses of $548,182, $672,649 and $531,048, respectively, were realized on the sale of securities available for sale.
   At December 31, 2002, the Bank did not own any securities held to maturity or securities available for sale for any one issuer in excess of ten percent of stockholder's equity.
   Securities held to maturity and securities available for sale with an amortized cost of $491,749,129 and $276,998,719 and an estimated fair value of $497,003,182 and $273,248,986 at December 31, 2002 and 2001, respectively, were pledged for public deposits, securities sold under agreements to repurchase, other short-term borrowings and fiduciary purposes.

4. LOANS--NET
   At December 31, 2002 and 2001, net loans consisted of the following:

                                                2002           2001
-------------------------------------------------------------------
Commercial and industrial               $243,625,776   $246,244,807
Real estate--mortgage                    298,187,463    252,968,406
Real estate--construction                 42,828,627     16,258,014
Lease receivables                         20,040,793     18,230,653
Loans to individuals                       7,385,523      7,514,365
Tax exempt and other                       8,331,166     10,464,928
-------------------------------------------------------------------
Gross loans                              620,399,348    551,681,173
Less:
   Unearned income                            15,475         83,475
   Allowance for probable loan losses     10,045,516      9,255,414
-------------------------------------------------------------------
Loans--net                              $610,338,357   $542,342,284
===================================================================

STATE BANCORP, INC. AND SUBSIDIARIES

   The Bank's real estate loans and loan commitments are primarily for properties located throughout Long Island, New York. It is the Bank's policy to spread risk among a broad range of industries and to monitor concentration and associated levels of risk on an ongoing basis. As of December 31, 2002 and 2001, the only concentration of loans exceeding 10% of total loans was the Bank's loans totaling $89,905,000 and $74,490,000, respectively, from real estate operators, lessors and developers. Repayment of these loans is dependent in part upon the overall economic health of the Company's market area and current real estate values. Credit losses arising from lending transactions in this industry compare favorably with the Bank's credit loss experience on its portfolio as a whole. The Bank considers the credit circumstances, the nature of the project, and loan to value ratios for all real estate loans.
   The Bank makes loans to its directors and executive officers, and other related parties, in the ordinary course of its business. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not bear more than normal credit risk. Loans made to directors and executive officers, either directly or indirectly, totaled $1,008,047 and $2,382,260 at December 31, 2002 and 2001, respectively. New loans totaling $1,885,995 and $1,946,269 were extended and payments of $3,260,208 and $2,080,108 were received during 2002 and 2001, respectively, on these loans.
   Activity in the allowance for probable loan losses for the three years ended December 31, 2002 is as follows:

                                        2002           2001              2000
-----------------------------------------------------------------------------
Balance, January 1               $ 9,255,414    $ 9,207,243       $ 7,106,627
Adjustments                               --        542,312(1)             --
Provision charged to income        3,560,000      3,600,000         3,250,000
Charge-offs, net of recoveries
   of $201,645, $ 161,143
   and $ 259,787                  (2,769,898)    (4,094,141)       (1,149,384)
-----------------------------------------------------------------------------
Balance, December 31             $10,045,516    $ 9,255,414       $ 9,207,243
=============================================================================

(1) Opening balance of allowance for probable loan losses of acquired leasing company.

    As of December 31, 2002, 2001 and 2000, the recorded investment in loans that are considered to be impaired is summarized below.

                                             2002          2001          2000
-----------------------------------------------------------------------------
Amount measured using the present
   value of expected future cash
   flows, discounted at each loan's
   effective interest rate            $ 3,352,079   $ 4,226,806   $ 1,125,000
Impaired collateral-dependent loans     1,602,115     3,857,762     9,057,396
-----------------------------------------------------------------------------
Total amount evaluated as impaired    $ 4,954,194   $ 8,084,568   $10,182,396
=============================================================================
Average impaired loan balance         $ 6,486,261   $ 8,378,960   $ 6,704,326
=============================================================================
Interest income recognized
   on impaired loans                  $     7,903   $     1,202   $   119,406
=============================================================================

   As a result of the Bank's measurement of impaired loans, an allowance for probable loan losses of approximately $2,027,000 and $4,143,000 was established for $4,954,194 and $8,084,568 of the total impaired loans at December 31, 2002 and 2001, respectively.
   At December 31, 2002 and 2001, loans with unpaid principal balances on which the Bank is no longer accruing interest income were $6,317,415 and $8,920,077, respectively. Interest income would have been approximately $358,000, $684,000 and $537,000 greater in 2002, 2001 and 2000 respectively, had these loans been current. Interest income on total nonaccrual loans, which is recorded only when received, amounted to approximately $80, $7,000 and $62,000 for 2002, 2001 and 2000, respectively.
   At December 31, 2002 and 2001, loans restructured, and still accruing interest in accordance with the modified terms, were $106,691 and $284,140, respectively. Interest income would have been approximately $3,000, $10,000 and $16,000 greater in 2002, 2001 and 2000, respectively, had the restructured loans performed according to their original terms.
   At December 31, 2002 and 2001, commercial real estate mortgages of $123,433,121 and $87,949,235, respectively, were pledged at the Federal Home Loan Bank of New York and the Discount Window of the Federal Reserve Bank of New York, respectively.

5. BANK PREMISES AND EQUIPMENT--NET
   At December 31, 2002 and 2001, Bank premises and equipment consisted of the following:

                                             Accumulated
                                            Depreciation/      Net Book
                                   Cost     Amortization          Value
-----------------------------------------------------------------------
DECEMBER 31, 2002:
   Building                 $ 2,501,955       $  986,839     $1,515,116
   Leasehold improvements     3,806,537          983,495      2,823,042
   Furniture and fixtures     4,319,385        2,450,676      1,868,709
   Computer equipment
     and software             4,541,905        2,869,005      1,672,900
-----------------------------------------------------------------------
Total                       $15,169,782       $7,290,015     $7,879,767
=======================================================================
December 31, 2001:
   Building                 $ 1,908,187       $  909,981     $  998,206
   Leasehold improvements     2,913,076          777,881      2,135,195
   Furniture and fixtures     3,415,201        2,276,417      1,138,784
   Computer equipment
     and software             4,437,173        2,288,882      2,148,291
-----------------------------------------------------------------------
Total                       $12,673,637       $6,253,161     $6,420,476
=======================================================================

6. OTHER ASSETS
   At December 31, 2002 and 2001, other assets consisted of the following:

                                                          2002          2001
----------------------------------------------------------------------------
Interest receivable--investments                   $ 5,316,707   $ 1,382,546
Interest receivable--loans                           2,265,298     2,573,460
Net deferred income taxes                              393,808     4,389,722
Prepaid expenses                                     1,259,311     1,210,938
Excess market value of leases acquired
   (net of accumulated amortization
   of $367,381 and $331,244)                           255,085       291,222
Goodwill (excess of cost over fair value
   of assets acquired, net of accumulated
   amortization of $110,000)                         2,390,924     2,530,924
Cash surrender value of life insurance policies      1,771,925     1,674,607
Customer sweep accounts, net balances                5,903,450     3,787,900
Principal receivable--mortgage-backed securities            --        13,191
Other                                                2,137,152     2,337,065
----------------------------------------------------------------------------
Total                                              $21,693,660   $20,191,575
============================================================================

7. LINES OF CREDIT AND BORROWED FUNDS
   At December 31, 2002 and 2001, correspondent banks extended unsecured lines of credit aggregating $36,450,000 and $21,450,000, respectively, as well as $10,000,000 and $10,000,000, respectively, in secured

STATE BANCORP, INC. AND SUBSIDIARIES

lines, to the Bank for the purchase of Federal funds and for foreign exchange transactions. Federal funds purchased and securities sold under agreements to repurchase generally mature within one to seven days from the transaction date.
   In addition to the above, the Bank may use a line of credit with the Federal Home Loan Bank of New York ("FHLB") for overnight funding or on a term basis to match fund asset purchases. Based upon a multiple of the FHLB stock that the Bank currently owns combined with the amount of collateral, including approximately $123,000,000 in commercial real estate mortgages, it currently has on deposit with FHLB, approximately $70,000,000 of this line may be drawn on a term or overnight basis. The FHLB line is renewed annually.
   Also, at December 31, 2001, commercial real estate mortgages of $87,949,235 were pledged at the Discount Window of the Federal Reserve Bank of New York, enabling the Bank to draw upon a line of up to $59,909,341. The Discount Window interest rate is generally 50 basis points less than the Federal funds effective target rate. The Bank had yet to draw upon its line established during the fourth quarter of 1999 when the Bank withdrew its line on May 1, 2002.
   As a result of the acquisition of its leasing subsidiary, SWLC, in February of 2001, another component of the Bank's borrowed funds is obligations under equipment lease financing that are secured by the underlying collateral.
   The following summarizes the amounts at December 31, 2002 and 2001, and the average amounts for 2002 and 2001 of borrowed funds outstanding:

                               Outstanding at             Average Amount
                                 December 31,               Outstanding
                          -----------------------------------------------------
                                 2002          2001          2002          2001
-------------------------------------------------------------------------------
Federal funds purchased   $ 4,800,000   $        --   $ 3,716,000   $ 1,108,000
Securities sold under
   agreements
   to repurchase          $49,983,000   $        --   $46,104,000   $   102,000
FHLB--overnight           $50,000,000   $12,000,000   $23,056,000   $ 8,838,000
Obligations under
   equipment lease
   financing              $ 2,665,644   $ 7,099,591   $ 5,283,000   $10,154,000

8. GUARANTEED PREFERRED BENEFICIAL INTEREST IN
   SUBORDINATED DEBT
   On October 29, 2002, State Bancorp Capital Trust I (the "Trust"), a statutory trust created under the Delaware Statutory Trust Act that is a subsidiary of the Company, issued $10,000,000 of Capital Securities ("Capital Securities"). The coupon rate is three-month LIBOR plus 345 basis points and is reset quarterly. The Trust's obligations under the Capital Securities issued are fully and unconditionally guaranteed by the Company.
   The proceeds from the sale of the Capital Securities of the Trust were utilized by the Trust to invest in $10,000,000 of Junior Subordinated Debentures (the "Debentures") of the Company. The Debentures bear a coupon rate of three-month LIBOR plus 345 basis points and is reset quarterly. The Debentures are unsecured and rank subordinate and junior in right of payment to all indebtedness, liabilities and obligations of the Company. The Debentures represent the sole assets of the Trust. The Company has the right to optionally redeem the Debentures prior to the maturity date of November 7, 2032, on or after November 7, 2007, at par. Under the occurrence of certain events, the Company may redeem the Debentures in whole or in part prior to November 7, 2007.
   The Trust is a wholly owned subsidiary of the Company, has no independent operations and issued securities that contained the full and unconditional guarantee of its parent, the Company.

9. INCOME TAXES
   The components of income tax expense for the years ended December 31, 2002, 2001 and 2000, are as follows:

                                     2002               2001               2000
-------------------------------------------------------------------------------
Federal:
   Current                    $ 3,877,081        $ 1,008,964        $ 4,334,564
   Deferred                      (156,556)         1,685,202           (610,641)
-------------------------------------------------------------------------------
Subtotal                        3,720,525          2,694,166          3,723,923
-------------------------------------------------------------------------------
State:
   Current                        479,323           (281,101)            52,278
   Deferred                      (169,069)          (256,173)          (140,889)
-------------------------------------------------------------------------------
Subtotal                          310,254           (537,274)           (88,611)
-------------------------------------------------------------------------------
Total                         $ 4,030,779        $ 2,156,892        $ 3,635,312
===============================================================================

   Total income tax expense was different from the amounts computed by applying the statutory Federal income tax rate to income before income taxes due to the following:

                                                             2002                    2001                    2000
------------------------------------------------------------------------------------------------------------------------
                                                                    % OF                    % of                    % of
                                                                  PRETAX                  Pretax                  Pretax
                                                       AMOUNT     INCOME       Amount     Income       Amount     Income
------------------------------------------------------------------------------------------------------------------------
Income tax expense at statutory rate              $ 5,366,687      35.0%  $ 4,542,204      35.0%  $ 5,020,803      35.0%
Surtax exemption                                     (153,334)     (1.0)     (129,777)     (1.0)     (114,095)     (0.8)
Increase (reduction) in taxes resulting from:
   Tax exempt interest on investments,
     net of interest expense disallowed
     of $55,927, $169,740 and $368,702             (1,312,877)     (8.6)   (1,715,544)    (13.2)   (1,126,415)     (7.9)
   State income tax, net of Federal tax benefit       204,768       1.3      (354,601)     (2.7)      (58,302)     (0.4)
   Other                                              (74,465)     (0.4)     (185,390)     (1.5)      (86,679)     (0.6)
------------------------------------------------------------------------------------------------------------------------
Income tax expense                                $ 4,030,779      26.3%  $ 2,156,892      16.6%  $ 3,635,312      25.3%
========================================================================================================================

STATE BANCORP, INC. AND SUBSIDIARIES

At December 31, 2002 and 2001, the deferred tax assets and liabilities are composed of the following:

                                                                     2002           2001
----------------------------------------------------------------------------------------
Deferred tax assets:
   Allowance for probable loan losses                         $ 3,910,798    $ 3,516,523
   Unrealized holding loss on securities available for sale            --      1,329,799
   Intangible assets                                              432,491        586,327
   Bank premises and equipment                                         --        109,211
   AMT credits, state NOL and other                               768,298        539,739
----------------------------------------------------------------------------------------
Subtotal                                                        5,111,587      6,081,599
----------------------------------------------------------------------------------------
Deferred tax liabilities:
   Unrealized holding gain on securities available for sale    (2,991,740)            --
   Leasing activities                                          (1,687,722)    (1,656,955)
   Other                                                          (38,317)       (34,922)
----------------------------------------------------------------------------------------
Subtotal                                                       (4,717,779)    (1,691,877)
----------------------------------------------------------------------------------------
Net deferred tax assets                                       $   393,808    $ 4,389,722
========================================================================================

   The deferred tax assets and liabilities are netted and presented in a single amount, which is included in other assets in the accompanying consolidated balance sheets. The income tax expense (benefit) associated with net security gains (losses) amounted to $585,574, $654,201 and $(210,110) in 2002, 2001 and
2000, respectively.

10. INCENTIVE STOCK OPTION PLANS
   Under the terms of the Company's incentive stock option plans adopted in January 1987, April 1994, February 1999 and February 2002, options have been granted to certain key personnel that entitle each holder to purchase shares of the Company's common stock. The option price is the higher of the fair market value or the book value of the shares at the date of grant. Such options are exercisable commencing one year from the date of grant, at the rate of 25 percent per year, and expire eight years from the date of grant.
   At December 31, 2002, 232,629 options for the purchase of 315,231 shares were exercisable, and 655,378 shares were reserved for possible issuance. A summary of stock option activity follows after giving retroactive effect to all stock splits and dividends:

                                                                      Option Price                  Weighted Average
                                      Number       Number        (Approximate Fair                    Exercise Price
                                  of Options    of Shares   Value at Date of Grant)        Total           Per Share
--------------------------------------------------------------------------------------------------------------------
Outstanding--January 1, 2000         239,962      383,888          $10.60 --$23.00    $3,879,229              $10.11
   Granted                            70,650       84,078                   $13.00       918,450              $10.92
   Exercised                         (15,862)     (39,555)         $10.60 --$11.00      (173,962)             $ 4.39
   Cancelled or forfeited             (2,700)      (3,657)         $13.00 --$23.00       (46,988)             $12.83
--------------------------------------------------------------------------------------------------------------------
Outstanding-December 31, 2000        292,050      424,754          $10.60 --$23.00     4,576,729              $10.78
   Granted                           177,750      195,940                   $15.00     2,666,250              $13.61
   Exercised                         (28,425)     (56,458)         $10.60 --$14.25      (339,266)             $ 6.01
   Cancelled or forfeited            (13,300)     (17,122)         $10.60 --$23.00      (205,795)             $12.01
--------------------------------------------------------------------------------------------------------------------
Outstanding--December 31, 2001       428,075      547,114          $12.625--$23.00     6,697,918              $12.24
   Granted                           126,850      133,186                   $17.30     2,194,505              $16.48
   Exercised                         (17,093)     (29,954)         $12.625--$17.25      (222,644)             $ 7.43
   Cancelled or forfeited             (3,250)      (3,547)         $13.00 --$17.30       (51,359)             $14.47
--------------------------------------------------------------------------------------------------------------------
Outstanding-December 31, 2002        534,582      646,799          $12.625--$23.00    $8,618,420              $13.32
====================================================================================================================

   The following summarizes shares subject to purchase from options outstanding and exercisable as of December 31, 2002:

                                         Weighted Average
                                Shares          Remaining   Weighted Average        Shares   Weighted Average
Range of Exercise Prices   Outstanding   Contractual Life     Exercise Price   Exercisable     Exercise Price
-------------------------------------------------------------------------------------------------------------
$ 6.66--$13.61                 376,273          4.6 years             $11.43       194,179             $ 9.94
$13.66--$17.38                 270,526          5.3 years             $15.95       121,052             $15.71
-------------------------------------------------------------------------------------------------------------
                               646,799          4.9 years             $13.32       315,231             $12.16
=============================================================================================================

STATE BANCORP, INC. AND SUBSIDIARIES

11. EMPLOYEE BENEFIT PLANS
   The Bank has an Employee Stock Ownership Plan (the "ESOP") which is a defined contribution plan covering substantially all full-time employees. Bank contributions to the ESOP represent a minimum of three percent of an employee's annual gross compensation. Employees become 20 percent vested after two years of employment, with an additional 20 percent vesting each year. Full vesting takes place upon the completion of six years of employment. Employee contributions are not permitted. At December 31, 2002, the ESOP had all of its assets invested in the Company's common stock. The Bank funds all amounts when due.
   In conjunction with the Rights Offering in July 1996, the ESOP borrowed $1,200,000 from the Company to purchase 159,030 (adjusted for stock dividends and splits) of the Company's shares. As such, the Company recorded a deduction from stockholders' equity to reflect the unearned compensation for the shares. As the unearned shares are released from collateral and allocated among participants, the Company recognizes compensation expense equal to the current market price of the shares released. Contributions under the ESOP charged to operations amounted to $1,144,799, $961,621 and $820,294 in 2002, 2001 and 2000,
respectively. Compensation expense of $294,488 and $285,113 is applicable to the 17,258 shares and the 18,540 shares allocated in 2002 and 2001, respectively. As of December 31, 2002 and 2001, the value of the 5,845 and 22,003 unallocated shares was $105,210 and $335,549, respectively.
   The Bank has a 401(k) Retirement Plan and Trust (the "401(k) Plan"), which covers substantially all full-time employees. Employees may elect to contribute up to sixteen percent of their annual gross compensation to the 401(k) Plan, and the Bank will match one-half of the employee's contribution up to a maximum of three percent of the employee's annual gross compensation. Employees are fully vested in both their own and the Bank's contributions. Bank contributions under the 401(k) Plan amounted to $322,564, $270,394 and $235,503 in 2002, 2001 and
2000, respectively. The Bank funds all amounts when due. At December 31, 2002, contributions to the 401(k) Plan were invested in bond, equity, money market, capital appreciation, international equity, emerging markets equity, or diversified funds as directed by each employee.
   During 1995, the Bank adopted nonqualified deferred compensation plans (the "Plans") for each officer for whom contributions under the ESOP are limited by the applicable provisions of the Internal Revenue Code. Bank contributions under the Plans totaled $70,773, $96,610 and $106,269 in 2002, 2001 and 2000,
respectively.

12. COMMITMENTS AND CONTINGENT LIABILITIES
   Leases--The Bank is obligated under various leases covering certain equipment, branches, office space and the land on which its head office is built. The minimum payments under these leases, certain of which contain escalation clauses, are:

2003                                          $ 2,232,129
2004                                            2,244,990
2005                                            2,148,553
2006                                            1,720,469
2007                                            1,605,535
Remainder to 2012                               6,093,846
---------------------------------------------------------
Total                                         $16,045,522
=========================================================

   Rent expense was approximately $2,099,000, $1,383,000 and $1,136,000 for 2002, 2001 and 2000, respectively.
   Directors' Incentive Retirement Plan--The Company has a Directors' Incentive Retirement Plan for former directors of the Company who elect to retire after having completed certain minimum service requirements. Under the retirement plan, directors who elect to retire are entitled to receive, for a period of five years after such retirement, certain compensation, as defined in the retirement plan, as long as such director continues to consult with the Company in an advisory capacity (or, if the director expires prior to the completion of the consulting period, the beneficiary or estate designated by the director is entitled to receive such remaining compensation).
   In 1992, the Company adopted a new retirement plan, whereby five individuals (four directors and the secretary to the Board of Directors), who had been eligible to receive benefits under the old retirement plan, agreed to cancel and surrender their rights in the old retirement plan in exchange for the terms of the new retirement plan. The new retirement plan provides for the payment of certain compensation annually to these five individuals through March 1, 2007. These individuals must be available to consult with the Company in an advisory capacity during this period (or, if the director or secretary expires prior to the completion of the consulting period, the beneficiary or estate designated by the director or secretary is entitled to receive such remaining compensation).
   Directors' Stock Plan--The Company approved a Directors' Stock Plan in 1998 for each outside director and the secretary to the Board of Directors. On January 1 of each year, each participant will be granted an award of 200 share credits for the preceding year of service. Each participant will also receive share credits for cash or stock dividends that would have been paid if the share credits had been actual shares. Awards shall be paid after the participant has ceased to be a director or secretary. If the participant expires, the shares will be awarded to his/her beneficiary or estate. There are remaining 125,790 shares reserved for possible issuance. During 2001, 173 shares were distributed to one retired director. No shares were distributed in 2002.
   During 2002, 2001 and 2000, the Bank charged approximately $128,000, $125,000 and $106,000, respectively, to operations relating to the retirement and stock plans.
   Severance Commitments--The Company has five Executive Severance Plans (the "Plans") for certain key executives who are full-time employees with the title of Senior Vice President and above and who are designated as Plan participants by the Board of Directors. The Plans provide for certain rights accruing to participants in the event of a termination of the participant's employment within one year after a change in control of the Company. These rights include a cash payment and the continuation of certain employee benefits. In addition, all stock options held by a participant will become immediately exercisable. In the event that the participant enters into an employment contract, as defined in the Plans, all rights to the severance payment and other benefits set forth above will terminate. No amounts have been paid or accrued under the Plans.
   Pending Claims and Contingent Liabilities--As previously reported, the Bank has been named (along with other defendants) in lawsuits related to

STATE BANCORP, INC. AND SUBSIDIARIES

the activities of Island Mortgage Network, Inc. and certain related companies ("IMN"). The cases pending against the Bank as of March 17, 2003 are as follows:

-- Blanton, et al. v. IMN Financial Corp., et al., Adv. Proc. No. 01-8096, Bankruptcy Court for the Eastern District of New York.
-- Moritz, et al. v. National Settlement Services Corp., et al., Civil Action No. 3:00 CV 426 MU, Western District of North Carolina.
-- First American Title Insurance Co. v. State Bank of Long Island, Index No. 13438/01, Supreme Court of the State of New York.
-- Broward Title Co. v. Alan Jacobs, et al., Adv. Proc. No. 01-8181, Bankruptcy Court for the Eastern District of New York.
-- Household Commercial Financial Services, Inc., et al. v. Action Abstract, Inc., et al., Adv. Proc. No. 02-8167, Bankruptcy Court for the Eastern District of New York.
-- Alan M. Jacobs, as Chapter 11 Trustee v. State Bank of Long Island, Adv. Proc. No. 02-8157, Bankruptcy Court for the Eastern District of New York.

   The Bank has recently settled the previously reported litigation filed by David Duboff and David Duboff, P.C. (together, the "Duboff Entities") for an immaterial amount. Pursuant to the settlement agreement all claims, counterclaims and cross-claims between the Bank and the Duboff Entities in that litigation as well as in the Broward adversary proceeding will be dismissed with prejudice.
   The Bank is defending these lawsuits vigorously, and management believes that the Bank has substantial defenses to the claims that have been asserted. However, the ultimate outcome of these lawsuits cannot be predicted with certainty. It also remains possible that other parties may pursue additional claims against the Bank related to the Bank's dealings with IMN and its affiliates. The Bank's legal fees and expenses will be significant, and those costs, in addition to any costs associated with settling the IMN-related litigations or satisfying any adverse judgments, could have a material adverse effect on the Bank's results of operations or financial position. The Bank is continuing to explore the extent to which insurance coverage may be available to defray some of the costs associated with the IMN-related litigations, as well as, in certain of the litigations, the pursuit of cross-claims against codefendants and claims against various third parties.
   In addition to the litigation noted above, the Company and the Bank are subject to other legal proceedings and claims that arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability, if any, with respect to such matters will not materially affect future operations.
   Other--The Bank is required to maintain balances with the Federal Reserve Bank of New York to satisfy reserve requirements. These balances averaged approximately $341,000 and $432,000 in 2002 and 2001, respectively.

13. STATE BANCORP, INC. (PARENT COMPANY ONLY)
     Certain condensed financial information follows (dollars in thousands):

December 31,                                                   2002        2001
-------------------------------------------------------------------------------
BALANCE SHEET
Assets:
   Cash                                                    $    635    $    583
   Dividends receivable and other assets                      1,802       1,608
   Investment in the Bank                                    96,784      75,474
   Investment in the Trust                                      313          --
-------------------------------------------------------------------------------
Total Assets                                               $ 99,534    $ 77,665
===============================================================================
Liabilities:
   Dividends payable and other liabilities                 $  1,541    $  1,377
-------------------------------------------------------------------------------
Total Liabilities                                             1,541       1,377
===============================================================================
Guaranteed preferred beneficial
   interest in subordinated debt                             10,310          --
Stockholders' Equity:
   Preferred stock                                               --          --
   Common stock                                              43,818      41,171
   Surplus                                                   45,715      39,202
   Retained earnings                                          5,420       5,588
   Treasury stock                                           (12,444)     (7,071)
   Accumulated other comprehensive
      income (loss)                                           5,218      (2,428)
   Unearned compensation                                        (44)       (174)
-------------------------------------------------------------------------------
Total Stockholders' Equity                                   87,683      76,288
-------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                 $ 99,534    $ 77,665
===============================================================================

For the years ended December 31,                   2002        2001        2000
-------------------------------------------------------------------------------
INCOME STATEMENT
Dividends from the Bank,
   net of expenses                             $  8,301    $  9,155    $  5,274
Equity in the undistributed earnings
   of the Bank and the Trust                      3,002       1,666       5,436
-------------------------------------------------------------------------------
Net Income                                     $ 11,303    $ 10,821    $ 10,710
-------------------------------------------------------------------------------

CASH FLOWS
Operating Activities:
   Net income                                  $ 11,303    $ 10,821    $ 10,710
   Increase in other assets                        (194)       (271)       (336)
   Increase in other liabilities                    164         159         109
   Equity in the undistributed earnings
      of the Bank and the Trust                  (3,002)     (1,666)     (5,436)
-------------------------------------------------------------------------------
Net cash provided by
   operating activities                           8,271       9,043       5,047
-------------------------------------------------------------------------------
Financing Activities:
   Cash dividends paid                           (4,385)     (4,089)     (3,707)
   Guaranteed preferred beneficial
      interest in subordinated debt              10,310          --          --
   Proceeds from issuance of
      common stock                                2,005       1,233       1,039
   Capital contribution to the Bank             (10,463)     (1,110)       (902)
   Capital contribution to the Trust               (313)         --          --
   Payment to repurchase
      common stock                               (5,373)     (4,649)     (1,504)
-------------------------------------------------------------------------------
Net cash used in financing activities            (8,219)     (8,615)     (5,074)
-------------------------------------------------------------------------------
Net Changes in Cash                            $     52    $    428    $    (27)
===============================================================================

STATE BANCORP, INC. AND SUBSIDIARIES

14. FINANCIAL INSTRUMENTS WITH
    OFF-BALANCE SHEET RISK
   The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby and documentary letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated financial statements. The Company has not engaged in derivatives activities for any of the reported periods.
   The Bank's exposure to credit loss in the event of nonperformance by third parties for commitments to extend credit and letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral required varies, but may include accounts receivable, inventory, equipment, real estate, and income-producing commercial properties. At December 31, 2002 and 2001, commitments to originate loans and commitments under unused lines of credit for which the Bank is obligated amounted to approximately $190,489,000 and $153,890,000, respectively.
   Letters of credit are conditional commitments issued by the Bank guaranteeing payments of drafts in accordance with the terms of the letter of credit agreements. Commercial letters of credit are used primarily to facilitate trade or commerce and are also issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Collateral may be required to support letters of credit based upon management's evaluation of the creditworthiness of each customer. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Most letters of credit expire within one year. Management does not anticipate any material losses as a result of these transactions. At December 31, 2002 and 2001, the Bank had letters of credit outstanding of approximately $7,783,000 and $6,834,000, respectively.

15. DISCLOSURES ABOUT FAIR VALUE
    OF FINANCIAL INSTRUMENTS
   Fair value estimates are made as of a specific point in time based on the characteristics of financial instruments and market information. Where available, quoted market prices are used. However, markets do not exist for a portion of the Company's financial instruments and, as a result, fair value estimates require judgments regarding future cash flows. These judgments are subjective in nature, involve uncertainties and therefore may change significantly at future measurement dates. The fair value information that follows is intended to supplement, but not replace, the basic consolidated financial statements and other traditional financial data presented throughout this report. The calculation of estimated fair values is based on market conditions at December 31, 2002 and 2001 and is not reflective of current or future fair values. Furthermore, the value of long-term relationships with depositors is not reflected. The value of those relationships is significant.
   The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.
   Cash and Short-Term Investments--For cash and short-term investments (due from banks, Federal funds sold, securities purchased under agreements to resell, accrued interest receivable and certain other short-term assets), the carrying amount is a reasonable estimate of fair value.
   Securities Held to Maturity and Securities Available for Sale--For securities held to maturity and securities available for sale, the estimated fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using a quoted market price for similar securities.
   Loans--The fair value of loans is estimated by discounting the expected future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.
   Deposits--The fair value of demand deposits, savings accounts and time deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the interest rate swap rates of similar term points.
   Other Short-Term Liabilities--Other short-term liabilities (Federal funds purchased, securities sold under agreements to repurchase, accrued interest payable and certain other short-term liabilities) are considered to have fair values equal to their carrying amounts due to their short-term nature. These instruments are presented in the table below as other short-term liabilities.
   Commitments to Extend Credit, Standby Letters of Credit and Commercial Letters of Credit--The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit-worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of standby letters of credit and commercial letters of credit is based on fees currently charged for similar agreements, which are not material to the financial statements.

STATE BANCORP, INC. AND SUBSIDIARIES

   The estimated fair values of the Company's financial instruments are as follows (in thousands):

December 31,                             2002                      2001
--------------------------------------------------------------------------------
                                 Carrying    Estimated     Carrying    Estimated
                                   Amount   Fair Value       Amount   Fair Value
--------------------------------------------------------------------------------
Financial assets:
   Cash and short-term
      investments              $  107,428   $  107,428   $  143,277   $  143,277
   Securities held to
      maturity and
      securities available
      for sale                    609,611      609,612      275,410      275,417
   Loans--net of the
      allowance for
      probable loan losses        610,338      622,092      542,342      548,576
--------------------------------------------------------------------------------
Total                          $1,327,377   $1,339,132   $  961,029   $  967,270
================================================================================
Financial liabilities:
   Deposits                    $1,147,027   $1,090,334   $  884,709   $  823,681
   Other short-term
   liabilities                    105,376      105,376       12,572       12,572
--------------------------------------------------------------------------------
Total                          $1,252,403   $1,195,710   $  897,281   $  836,253
================================================================================

16. REGULATORY MATTERS
   Dividends paid by the Company are subject to restrictions by certain regulatory agencies. Under these restrictions, approximately $10,308,000 was available for payment of dividends at December 31, 2002, without prior approval of those regulatory agencies.

   The Company and the Bank are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and the Bank's classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
   Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total capital and Tier I capital, as defined in the regulations, to risk weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2002, that the Company and the Bank meet all capital adequacy requirements to which they are subject.
   As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category. The Company's and the Bank's capital amounts and ratios are as follows (in thousands):

                                                                                    To Be Well-
                                                                  For Capital    Capitalized Under
                                                                   Adequacy      Prompt Corrective
                                                  Actual           Purposes      Action Provisions
--------------------------------------------------------------------------------------------------
                                             Amount    Ratio    Amount   Ratio    Amount    Ratio
--------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 2002:
Tier I Capital to Total Adjusted
   Average Assets (Leverage):
     The Company                            $89,819    6.95%   $51,694   4.00%       N/A      N/A
     The Bank                               $88,920    6.88%   $51,698   4.00%   $64,622    5.00%
Tier I Capital to Risk-Weighted Assets:
     The Company                            $89,819   11.36%   $31,626   4.00%       N/A      N/A
     The Bank                               $88,920   11.26%   $31,588   4.00%   $47,382    6.00%
Total Capital to Risk-Weighted Assets:
     The Company                            $99,700   12.62%   $63,201   8.00%       N/A      N/A
     The Bank                               $98,793   12.51%   $63,177   8.00%   $78,971   10.00%
--------------------------------------------------------------------------------------------------
As of December 31, 2001:
Tier I Capital to Total Adjusted
   Average Assets (Leverage):
     The Company                            $75,894    7.79%   $38,970   4.00%       N/A      N/A
     The Bank                               $75,080    7.71%   $38,952   4.00%   $48,690    5.00%
Tier I Capital to Risk-Weighted Assets:
     The Company                            $75,894   11.81%   $25,705   4.00%       N/A      N/A
     The Bank                               $75,080   11.69%   $25,690   4.00%   $38,536    6.00%
Total Capital to Risk-Weighted Assets:
     The Company                            $83,942   13.06%   $51,419   8.00%       N/A      N/A
     The Bank                               $83,125   12.94%   $51,391   8.00%   $64,239   10.00%
--------------------------------------------------------------------------------------------------

STATE BANCORP, INC. AND SUBSIDIARIES
INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
State Bancorp, Inc. New Hyde Park, New York

   We have audited the accompanying consolidated balance sheets of State Bancorp, Inc. and subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of State Bancorp, Inc. and subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
January 31, 2003

STATE BANCORP, INC. AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

OVERVIEW
   State Bancorp, Inc. (the "Company") is a one-bank holding company, which was formed on June 24, 1986. The Company operates as the parent for its wholly owned subsidiaries, State Bank of Long Island and subsidiaries (the "Bank"), a New York State chartered commercial bank founded in 1966 and State Bancorp Capital Trust I (the "Trust"), an entity formed in 2002 to issue Trust Preferred securities. The income of the Company is principally derived through the operation of the Bank and its subsidiaries, SB Portfolio Management Corp. ("SB Portfolio"), SB Financial Services Corp. ("SB Financial"), Studebaker-Worthington Leasing Corp. ("SWLC"), New Hyde Park Leasing Corp. and SB ORE Corp.
   The Bank serves its customer base through fifteen full-service branches and a lending center in Jericho. Of the Bank's branch locations, seven are in Nassau County, five are in Suffolk County and three are in Queens County. The Bank offers a full range of retail banking services to individuals, corporations, municipalities and small to medium-sized businesses. Retail products include checking accounts, NOW accounts, money market accounts, passbook and statement savings accounts, certificates of deposit, individual retirement accounts, commercial loans, personal loans, residential, construction, home equity, commercial mortgage loans, consumer loans, small business lines of credit, equipment leases and telephone banking. In addition, the Bank also provides access to annuity products, mutual funds, discount brokerage services, sweep and lock box products and, through its association with U.S. Trust Company, a full range of wealth management and financial planning services.
   SB Portfolio and SB Financial, based in Wilmington, Delaware, each wholly owned subsidiaries of the Bank, were formed in 1998. SB Portfolio provides investment management services to the Bank and the Company while SB Financial provides balance sheet management services such as interest rate risk modeling, asset/liability management reporting and general advisory services to the Bank.
   The Company acquired SWLC, based in Jericho, N.Y., in 2001. SWLC is a nationwide provider of business equipment leasing that has been conducting business for over thirty years.
   For the year ended December 31, 2002, the Company recorded record levels of earnings, loans, investment securities, total assets, core deposits and Tier I capital. The following discussion is intended to provide the reader with further insight into the principal factors contributing to the financial results of the Company and its operating subsidiary for the periods shown. It should be read in conjunction with the consolidated financial statements and notes thereto for a full understanding of this analysis.
   The Company's 2002 performance is discussed in detail on the following pages. Certain statements contained in this discussion are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations regarding a range of issues that could potentially impact the Company's performance in future periods. Forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those discussed herein. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "is confident that," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiary include, but are not limited to, changes in: market interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the company's primary trade area, accounting principles and guidelines and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing and services.

RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Summary of Financial Performance
   The Company achieved its thirty-second consecutive year of record earnings during 2002. Net income improved by 4.5% to $11.3 million in 2002 versus $10.8 million in 2001. Basic earnings per common share increased by 6.9% in 2002 to $1.40 per share from $1.31 a year ago (per share earnings have been adjusted to reflect the impact of a 5% stock dividend paid by the Company during 2002). Fully diluted earnings per common share were $1.37 and $1.29 in 2002 and 2001, respectively. Growth in net interest income (up 20.1%) was the primary reason for the earnings improvement during 2002. The increase in net interest income resulted from an expanded interest-earning asset base, primarily through growth in the loan and investment portfolios. Somewhat offsetting the foregoing factors were increases in operating expenses, principally salaries and benefits, occupancy costs and marketing and advertising expenses.
   The Company's capital position, by all industry-standard measures, remains strong. The ratio of average total stockholders' equity to average total assets was 6.94% and 7.73% in 2002 and 2001, respectively. Excluding adjustments related to SFAS No. 115, these ratios would have been approximately 6.81% and 7.73% in 2002 and 2001, respectively. Based upon banking industry regulatory guidelines, a "well capitalized" institution must maintain a Tier I leverage ratio of at least 5.00% and Tier I and total capital to risk-weighted assets ratios of at least 6.00% and 10.00%, respectively. At December 31, 2002, the Company's Tier I leverage ratio was 6.95% while its risk-weighted ratios were 11.36% for Tier I capital and 12.62% for total capital. These ratios are substantially in excess of the foregoing regulatory guidelines and also compare favorably to the Company's peers.
   Although net income improved during 2002, the Company's primary measures of financial performance declined nominally. During 2002, return on average equity decreased to 13.66% versus 2001's level of 13.94%. Excluding the impact of Statement of Financial Accounting Standards No. 115 ("SFAS 115"), the Company's returns on average equity were 13.92% and 13.94% during 2002 and 2001, respectively. Return on average assets declined to 0.95% from 1.08% a year ago. The Company's primary expense measurement ratio, the operating efficiency ratio, rose during 2002 to 66.0% from 64.5% in 2001. Despite the continued reduction in interest rates during 2002, the Company's net interest margin narrowed by only 2 basis points to 4.77% from 4.79% a year ago.
   The Company's primary trade area, Nassau and Suffolk Counties on Long Island and Queens County in New York City, continued to be caught in an economic malaise during 2002 that began after the horrific events of September 11th. Those events exacerbated the economic slowdown that

STATE BANCORP, INC. AND SUBSIDIARIES

was already taking place in the Long Island area. Although job creation has stagnated of late, the Long Island economy has successfully transformed itself into a dynamic high-tech-driven incubator for cutting edge companies during the past ten years. From an area that was primarily dependent on one industry for job creation for many years, the primary strength of the new local economy is its great diversity. Due to its highly educated work force, Long Island has become a fertile growth area for small business creation, particularly in the high-tech, medical, biotech and services sectors. Queens County is one of the most diverse counties in the country and is the home to over 42,500 small businesses and over two million residents. The Company is an active participant in lending to small businesses in a wide variety of industries in the tri-county area surrounding its branch network. Loan demand improved somewhat during 2002. On a year to year basis, total gross loans and leases grew, on average, by 7.3% versus 2001. Due to the volatile nature of current world events, consumer confidence has declined and efforts at fiscal stimulus by all levels of government have been largely unsuccessful. Interest rates are at their lowest level in nearly fifty years and future rate reductions, though unlikely, will probably not stimulate the economy. It is into this economic headwind that management of the Company begins 2003.
   The tri-county marketplace is among the most competitive in the country and management is well aware that past performance is not indicative of future results. Intense competition from commercial and savings banks, credit unions, financial services conglomerates and insurance companies has created a financial services industry where consumers and businesses alike can access their investments and obtain funding online and invest in CDs and mutual funds and sweep idle balances into a wide variety of investments, with institutions across the country, or around the world, all by the click of a mouse from their homes or offices. Consumers routinely expect "24/7" service excellence from their financial service providers. Relationships are no longer of paramount importance for many businesses or consumers. Convenience, flexibility and technology have created a new paradigm in banking. The ongoing consolidation of the banking industry, spurred by both congressional legislation and competition, has promoted financial convergence among banks, financial services providers and the insurance industry. Intense competition, along with a keen sophistication among consumers and corporate treasurers makes management's outlook cautiously optimistic for 2003. World events are expected to be the primary driver of the economy for the next twelve months. War in the Middle East, record deficits at home and an anxious populous not yet fully recovered from 9/11 make 2003 one of the most difficult years to predict in a generation.
   Management of the Company, as always, is very cautious with respect to granting credit to current and prospective borrowers. For these reasons, management expects that 2003 will see loan growth of 4% to 6% in the Company's core competencies of commercial and industrial credits, commercial mortgages and equipment leasing at spreads that are expected to narrow moderately from current levels as short-term interest rates have probably hit bottom. Assuming no change in the shape of the yield curve, funding costs are not expected to decline further in 2003. Further reductions in the Company's Prime lending rate during 2003 may negatively impact the net interest margin during the next twelve months.
   Additional asset growth in 2003 will likely come from the fixed income investment portfolio in both the taxable and tax-exempt areas. It is expected that the maturation of the five branch offices opened during the past two years will provide low-cost core deposit funding for any anticipated asset growth. The Company will continue to aggressively pursue expense reductions and operating efficiencies along with revenue-generating sales initiatives to improve net interest income.
   Management expects that the upcoming year will provide the most difficult challenges that the Company has ever faced. Competition continues to intensify from an array of competitors that continues to expand as banks from across the country and across the Hudson River stake their claim via acquisition and de novo branching strategies in the Long Island region. While no specific branch sites have been identified for 2003, technology upgrades and new products such as consumer Internet banking coupled with internal programs to dramatically enhance branch deposit growth and product cross-sell ratios will provide a formidable array of challenges for management of the Company over the coming year. This, of course, will all take place under the highest level of regulatory scrutiny ever directed at public companies. However, by continuing our philosophy of Measured, Orderly Growth, maintaining a "Customer First" attitude and adhering to the ideals contained in our mission statement and continually reinforced by our Board of Directors, the Company has been able to apply a consistent standard of excellence that management feels will produce another productive year during 2003.

NET INTEREST INCOME

2002 versus 2001
   Net interest income, the difference between interest earned on loans and investments and interest paid on deposits and borrowed funds, continues to be the Company's primary source of operating earnings. Net interest income is affected by the level and composition of assets, liabilities and stockholders' equity, as well as changes in market interest rates. Net interest income increased by 20.1% to $51.9 million in 2002 as the result of growth in average interest-earning assets of $172 million (17.9%). Growth in loans and mortgage-backed securities accounted for the asset expansion. Increases in commercial mortgages, consumer installment loans and lease receivables led the $39 million or 7.3% increase in average loans outstanding in 2002 versus 2001. Average investment securities grew by $167 million or 48.1% due to a $198 million increase in mortgage-backed securities. Somewhat offsetting this growth were declines in tax-exempt municipal paper (down $32 million) and Government agency securities (down $2 million). Approximately 48% of the Company's investment portfolio is owned and managed by SB Portfolio Management Corp., a wholly owned subsidiary of State Bank of Long Island located in Wilmington, Delaware.
   Average interest-earning assets have grown by 17.9%, 6.6% and 12.2% in 2002, 2001 and 2000, respectively. Primarily funding this asset expansion were increases in low-cost core deposits, principally demand and savings deposits and money market accounts. Growth in these deposit categories offset reductions in both retail and large denomination certificates of deposit.
   Average core deposit balances increased by $152 million or 33.2% to $610 million in 2002. The growth and retention of low-cost core deposit balances is one of the Company's top strategic priorities since the growth of these deposits is a key element in the Company's expansion strategy. These low-cost deposits also are critical to the Company's efforts to improve net income through the widest possible net interest margin. During 2002, average core deposit balances represented 60% of total deposits; up from 51% last year and 43% in 2000. The new branches

STATE BANCORP, INC. AND SUBSIDIARIES

opened in 2001 and 2002 coupled with an increase in municipal and commercial deposit relationships were responsible for growth in all core deposit categories. Average demand deposit balances grew by 24.2% and 13.7% in 2002 and 2001, respectively, and have increased by nearly 50% since 1999. Average savings deposits expanded by $113 million or 38.0% on a year over year basis. During 2002, the Company's net interest margin declined nominally to 4.77%, from 4.79% a year ago. The narrower margin resulted from several factors, most notably: lower short-term interest rates coupled with a moderately asset-sensitive balance sheet. A shift in the asset mix to a greater dependence on investment securities as a percentage of total earning assets coupled with lower interest rates during 2002 served to reduce the Company's yield on average interest-earning assets by 145 basis points to 6.12%. The substantial increase in low cost sources of funding during 2002 contributed to a 142 basis point decrease in the average rate paid on the Company's supporting funds to 1.34% in 2002 from 2.76% in 2001. Management anticipates a flat net interest margin in 2003 as low-cost core deposit balances and loan volumes are each projected to increase while short-term interest rates are expected to stabilize at current levels. Pricing pressure in the loan portfolio is expected to offset any improvement in funding costs that will result from continued core deposit expansion. Management expects that the continued maturation of the Company's new branches will provide access to additional low-cost sources of funds as well as provide ample opportunity to expand the Company's loan portfolio in previously underserved areas of Queens County and the north shore peninsula of Nassau County. As has been the case with all recent branch openings, the Company expects that these new locations will continue to produce additional commercial and municipal banking relationships, both for deposits and loans, that will enhance profitability in 2003 and beyond.
   Average total loans grew by 7.3%, 12.2% and 7.8% in 2002, 2001 and 2000, respectively. This growth has been achieved with little adverse impact on credit quality. The Company, once again, was able to take advantage of Long Island's diverse economy in 2002 and generate quality loan growth in a very competitive marketplace. The continued reduction in interest rates during 2002, which has fueled the ongoing residential and commercial refi-nancing boom, additional industry consolidation and an intensified calling effort, including a Queens loan blitz, were the primary reasons for the growth in the Company's loan portfolio during the past year. Additional investments in property, plant and equipment in many industries are on hold since 9/11. Management of the Company expects that the combination of low interest rates and the expanded branch network will provide significant opportunity for loan growth during the next twelve to twenty-four months. Competitive products, including an Internet-based commercial cash management system, along with a variety of equipment leasing options offered by SWLC, provide commercial lenders and branch managers with a competitive product arsenal for all types of relationships. These products, coupled with responsive and personal customer service, will continue to enable the Company to take advantage of opportunities presented by the ongoing consolidation of the local banking market and any entree into new markets. Average mortgages and installment loans grew at rates of 15.4% and 14.6%, respectively, in 2002. At December 31, 2002, total loans outstanding amounted to $620 million, up 12.5% when compared to the comparable 2001 date. The year-end loan portfolio was composed of approximately 43% commercial mortgages, 37% commercial loans, 11% residential mortgages and home equity lines of credit, and 9% all other loans and leases. It is expected that the 2003 loan mix will remain, on a percentage basis, approximately the same as 2002.
   Based upon recent local and national economic forecasts, management of the Company anticipates that loans outstanding will grow at a rate of 4% to 6% in 2003. The ongoing consolidation of the New York City and Long Island banking markets still provides the greatest potential for loan growth next year. As larger money center and regional bank competitors continue to "roll up" the local market, many retail, commercial and municipal customers are often left out in the cold, as their bankers need to wait for headquarters to approve rates and product terms. A well-managed, locally run community bank with an excellent reputation and a strong capital base will thrive in this environment.
   Management of the Company is committed to quality loan growth. A comprehensive credit and peer review process provides a quality control tool to ensure that only high quality loans are brought to credit committee for consideration. This rigorous process has never been more important as the Company expands into new geographic markets and combats the competition by offering an ever wider product array during 2003.

2001 versus 2000
   Net interest income increased by 16.3% to $43.2 million during 2001 as the result of growth in interest-earning assets of $59 million (up 6.6%). Growth in loans, municipal securities and mortgage-backed securities and short-term securities purchased under agreements to resell ("SPUAR") accounted for the asset expansion. Increases in commercial loans and commercial mortgages paced the $59 million or 12.2% increase in average loans outstanding in 2001 versus 2000. Average SPUARs, used to collateralize municipal deposits, increased by $45 million during 2001. Average investment securities decreased by $42 million or 10.8% due to a $133 million decline in Government Agency paper, resulting from assets sales and calls throughout the year. Somewhat offsetting this decline was an increase in mortgage-backed notes (up $40 million) and tax-exempt municipal paper (up $32 million). Funding the growth in interest-earning assets was an $86 million (23.1%) increase in core deposits, which provided 51% of total deposits in 2001 versus 43% in 2000.
   During 2001, the Company's net interest rate margin widened to 4.79% from 4.32% in 2000. The improved spread resulted from a lower cost of funds (down 120 basis points to 2.76% in 2001) due principally to a shift in the Company's funding mix from CDs to core deposits; lower short-term interest rates; a shift in the asset mix to a greater dependence on high-yielding loans as a percentage of interest-earning assets; and a moderately liability sensitive balance sheet structure.

INVESTMENT SECURITIES
   SFAS No. 115 requires the Company, at the time of purchase, to designate each investment security as either "available for sale"("AFS"), "held to maturity" or "trading," depending upon investment objectives, liquidity needs and ultimate intent. Securities available for sale are stated at the lower of aggregate cost or market value, with unrealized gains or losses reported as a separate component of stockholders' equity until realized. Securities held to maturity are stated at cost, adjusted for amortization of premium or accretion of discount, if any. Trading securities are generally purchased with the intent of capitalizing on short-term price differences by selling them in the near term. The Company did not hold any trading securities at December 31, 2002 and 2001.
   At December 31, 2002, the Company held $583 million in AFS securities (96% of the investment portfolio) at a pre-tax unrealized net gain of

STATE BANCORP, INC. AND SUBSIDIARIES

$8.2 million, versus a net loss of $3.9 million at year-end 2001. This significant improvement resulted from continued reductions in interest rates throughout 2002 coupled with purchases of defensive, high-coupon MBS product during 2002. At year-end 2002, the AFS portfolio was divided into the following categories: 5% corporate and other securities (including FHLB stock); 14% tax-exempt municipal paper; 31% callable U.S. Government Agency securities; and 50% mortgage-backed securities ("MBS") (mainly FNMA and GNMA obligations). The held to maturity portion of the portfolio, which totaled $27 million, was composed almost entirely of Agency securities.
   All categories of investment securities increased during 2002. In particular, MBS holdings grew by $132 million to $291 million at year-end 2002 while Agency securities increased by $176 million at the same date. The MBS securities purchased during 2002 are primarily medium-term (average life) in nature with most final maturities less than fifteen years. The Agency issues held by the Company are all callable within two years and most have final maturities of less than twelve years. If rates continue to fall during 2003, it is likely that these securities will be called in the next twelve months. The notes are AAA credits that provide a very competitive yield well in excess of the Company's incremental funding cost and are pledgeable to secure municipal deposits and other borrowings and, therefore, are an integral part of the Company's funding strategy. The Company's investment policy is conservative in nature and has liquidity and safety paramount among its objectives. The Company's portfolio of tax-exempt municipal notes increased by $4 million at year-end 2002 versus the comparable 2001 date. The Company continues to expand its municipal relationships and, as a natural outgrowth of that business, purchases short-term (one year or less) municipal paper. Much of the municipal paper that is purchased is classified as available for sale and eventually sold into the secondary market when market conditions are favorable.
   During 2002, the Company's holdings of mortgage-backed securities increased as the result of favorable market conditions. In an interest rate environment that has not been experienced in nearly fifty years, management of the Company found significant value in the mortgage-backed market during 2002. The Company adopted a defensive investment philosophy during the latter part of 2001 due in large measure to the belief that interest rates were approaching the bottom of the rate cycle. The Company purchased premium mortgage-backed securities as such securities provide better price stability, reinvestment opportunity and lower extension risk in a rising rate environment. The MBS portfolio also provides monthly cash flow through principal paydowns. The Company received paydowns of $102 million and $23 million in 2002 and 2001, respectively. Management expects that this trend will continue in 2003 at a similar rate due to the current and forecasted interest rate environment.
   The Company's investment portfolio is low-risk in nature due to its concentration of U.S. Government Agency, local municipal notes and AAA-rated MBS balloon and pass-through securities. As of December 31, 2002, the MBS portfolio had an average life of approximately 2.3 years after adjusting for historical prepayment patterns. Approximately 98% of the MBS portfolio, including collateralized mortgage obligations ("CMOs"), had final maturities in excess of ten years. In general, principal prepayments on these securities will increase as interest rates fall and, conversely, prepayments will slow down as interest rates rise. CMOs accounted for less than 1% of the total investment portfolio as of year-end 2002. The CMOs held by the Company did not meet the regulatory definition of a high-risk security nor did the Company own any structured notes as of December 31, 2002. The Government Agency portfolio, callable in 2003 and 2004, has final maturities in the seven- to fifteen-year maturity range.
   The Company's investment subsidiary SB Portfolio, which was initially capitalized in 1998, continued to contribute significantly to the success of the Company throughout 2002. Located in Wilmington, Delaware, this subsidiary now holds and manages approximately 48% of the Company's investment portfolio. The majority of securities domiciled with SB Portfolio are mortgage-backed issues; however, portions of its portfolio are also dedicated to Government Agency and tax-exempt paper as well. SB Portfolio has its own investment policy and Board of Directors; however, it still adheres to the stringent safety and quality standards present throughout the Company in its investment evaluation process. Management of the Company expects that SB Portfolio will continue to grow in 2003 through the reinvestment of its own interest income as well as through additional capital infusions from the parent Company if market conditions warrant. The Company did not provide additional capital to SB Portfolio during 2002.

SUMMARY OF LOAN LOSS EXPERIENCE AND ALLOWANCE FOR PROBABLE LOAN LOSSES
   One of management's main objectives is to maintain a high quality loan portfolio in all economic climates. This objective is achieved by maintaining high underwriting standards coupled with regular evaluation of each borrower's creditworthiness and risk exposure. Management seeks to avoid loan concentrations within industries and customer segments in order to minimize credit exposure. The Company's senior lending personnel work in conjunction with line lenders to determine the level of risk in the Company's loan-related assets and establish an adequate level for the allowance for probable loan losses. An outside loan review consultant is also utilized to independently verify the loan classifications and the adequacy of the allowance for probable loan losses. Management actively seeks to reduce the level of nonperforming assets, defined as nonaccrual loans and other real estate owned, through aggressive collection efforts and, where necessary, litigation and charge-off. Other real estate owned properties are aggressively marketed for sale utilizing local commercial and residential realtors where necessary.
   In management's opinion, the most critical accounting policy impacting the Company's financial statements is the evaluation of the allowance for probable loan losses. Management carefully monitors the credit quality of the loan portfolio and makes estimates about the amount of credit losses that have been incurred at each financial statement date. Management evaluates the fair value of collateral supporting the impaired loans using independent appraisals and other measures of fair value. This process involves subjective judgments and assumptions and is subject to change based on factors that may be outside the control of the Company.
   Management of the Company recognizes that, despite its best efforts to minimize risk through a rigorous credit review process, losses will occur. In times of economic slowdown, either regional or national, the risk inherent in the Company's loan portfolio will increase. The timing and amount of loan losses that occur is dependent upon several factors, most notably qualitative and quantitative factors about both the micro and macro economic

STATE BANCORP, INC. AND SUBSIDIARIES

conditions as reflected in the loan portfolio and the economy as a whole. Factors considered in this evaluation include, but are not limited to, estimated losses from loan and other credit arrangements, general economic conditions, changes in credit concentrations or pledged collateral, historical loan loss experience, and trends in portfolio volume, maturity, composition, delinquencies and nonaccruals. The allowance for probable loan losses is available to absorb charge-offs from any loan category, while additions are made through the provision for probable loan losses, which is a charge to operating earnings. The adequacy of the provision and the resulting allowance for probable loan losses is determined by management's continuing review of the loan portfolio, including identification and review of individual problem situations that may affect a borrower's ability to repay, delinquency and nonperforming loan data, collateral values, regulatory examination results and changes in the size and character of the loan portfolio. Thus, an increase in the size of the loan portfolio or in any of its components could necessitate an increase in the allowance even though credit quality and problem loan totals may be improving.
   As illustrated in Table I, the Company's nonperforming assets decreased by $2.6 million to $6.3 million at year-end 2002 versus 2001 following a $2.1 million decline in 2001 versus 2000. At December 31, 2002, total nonperforming assets as a percentage of loans and other real estate owned declined to 1.0% as compared to 1.6% and 2.2% at year-end 2001 and 2000, respectively. The Company held no other real estate owned at year-end 2002. The year-end 2002 reduction in nonperforming assets, as defined by the Company, resulted from a $2.6 million decrease in nonac-crual loans. The decline in nonaccrual loans during 2002 resulted from current year charge-off activity coupled with principal repayments.
   Management of the Company actively reviews the level and composition of nonperforming assets. During 2002, this meant a continuation of recent years' strategy of collection through litigation combined with enhanced collateral positions on virtually all nonperforming assets. During 2002, the Company experienced a substantial decline in the total level of nonaccrual loans, restructured, accruing loans and loans 90 days or more past due and still accruing. The total level of these assets decreased by $3.1 million during 2002 to $6.6 million at year-end. This reduction in nonperforming assets resulted in enhanced coverage ratios at year-end. The allowance for probable loan losses as a percentage of nonaccrual loans improved to 159% from 104% at year-end 2001, while the allowance for probable loan losses as a percentage of nonaccrual loans, restructured, accruing loans and loans 90 days or more past due and still accruing increased during 2002 to 153% from 96% in 2001. At December 31, 2002, the Company's portfolio of restructured, accruing loans was composed mainly of loans which have demonstrated performance in accordance with the terms of their restructure agreements, however, they did not yield a market rate of interest subsequent to their restructuring.
   Based upon current economic conditions, management has determined that the current level of the allowance for probable loan losses is adequate in relation to the risks present in the portfolio. Management considers, among other things, delinquency trends, concentrations within segments of the loan portfolio as well as recent charge-off experience when assessing the degree of credit risk in the portfolio. Collateral appraisals and estimates of current value influence the estimation of the required allowance balance at any point in time. The Company's loan portfolio is concentrated in commercial and industrial loans and commercial mortgages, the majority of which are fully secured by collateral with a market value in excess of the carrying value of the individual loans. Although overall loan quality continues to improve, management of the Company held the level of the provision for probable loan losses relatively constant during 2002 in recognition of the continued growth in the portfolio. The provision for probable loan losses totaled $3.6 million in 2002 and 2001 and $3.3 million in 2000. The resulting allowance for probable loan losses balance of $10.0 million at December 31, 2002 amounted to 1.6% of loans outstanding versus 1.7% in 2001 and 1.9% in 2000.
   Net loan charge-offs totaled $2.8 million in 2002 versus $4.1 million and $1.2 million in 2001 and 2000, respectively. Recoveries totaled $202 thousand in 2002 versus $161 thousand in 2001 and $260 thousand in 2000. Although the local economy continued to grow moderately during the past year, existing weaknesses in certain sectors of the economy may cause future problems. The potential consequences of a sharp increase in interest rates or a prolonged economic slowdown in industries which impact the Company's borrower base make it difficult to forecast the impact on asset quality that will result during 2003 or any additional charge-offs that will be required during the year.
   It is the present intent of management to further increase the level of the allowance for probable loan losses to reflect any exposure represented by fluctuations in the local real estate market and the underlying value that that market provides as collateral to certain segments of the loan portfolio. In recognition of the economic uncertainties previously elaborated upon, the normal risks inherent in any credit portfolio and expected growth in the loan portfolio, management anticipates that the 2003 provision for loan losses will approximate 2002's level. The provision is continually evaluated relative to portfolio risk and regulatory guidelines and will continue to be closely reviewed throughout 2003. In addition, various regulatory agencies, as an integral part of their examination process, closely review the allowance for probable loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment of information available to them at the time of their examinations.
   The Company has no foreign loans outstanding. The only concentration of loans exceeding 10% of total loans is the Bank's loans totaling $89.9 million from real estate operators, lessors, and developers. Repayment of these loans is dependent in part upon the overall economic health of the Company's market area and current real estate values. Management of the Company is not aware of any trends, events or uncertainties that will have, or that are reasonably likely to have, a material effect on the company's liquidity, capital resources or future operating results. For loans not separately disclosed herein, management is not aware of information relating to any material credit that would impact the ability of those borrowers to comply with loan repayment terms.

STATE BANCORP, INC. AND SUBSIDIARIES

TABLE I
ANALYSIS OF NONPERFORMING ASSETS AT DECEMBER 31,                 2002        2001          2000          1999          1998
---------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Nonaccrual loans                                             $  6,317    $  8,920(1)   $ 10,736(1)   $  5,194(1)   $  3,676
Other real estate                                                  --          --           330           115           704
---------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets                                   $  6,317    $  8,920      $ 11,066      $  5,309      $  4,380
===========================================================================================================================
Restructured, accruing loans                                 $    107    $    284      $    406      $    422      $  5,545(1)
===========================================================================================================================
Loans 90 days or more past due and still accruing interest   $    129    $    405      $  3,542      $      3      $  1,352
===========================================================================================================================
Total loans outstanding                                      $620,384    $551,598      $496,992      $488,948      $420,636
Total stockholders' equity                                   $ 87,683    $ 76,288      $ 72,307      $ 56,103      $ 60,858
Allowance for probable loan losses                           $ 10,046    $  9,255      $  9,207      $  7,107      $  5,788

KEY RATIOS AT DECEMBER 31:
Allowance for probable loan losses
   as a percent of total loans                                    1.6%        1.7%          1.9%          1.5%          1.4%
Nonaccrual loans as a percent of total loans                      1.0%        1.6%          2.2%          1.1%          0.9%
Nonperforming assets (2) as a percent of total
   loans and other real estate                                    1.0%        1.6%          2.2%          1.1%          1.0%
Allowance for probable loan losses as a
   percent of nonaccrual loans                                  159.0%      103.8%         85.8%        136.8%        157.5%
Allowance for probable loan losses as a
   percent of nonaccrual loans, restructured,
   accruing loans and loans 90 days or more
   past due and still accruing interest                         153.3%       96.3%         62.7%        126.5%         54.7%

(1) Includes related credits totaling $1.2 million at December 31, 2001, $4.8 million at December 31, 2000, $3.5 million at December 31, 1999 and $5.0 million at December 31, 1998.
(2) Excludes restructured, accruing loans and loans 90 days or more past due and still accruing interest.

OTHER INCOME

2002 versus 2001
   Other income declined by 10.0% in 2002 when compared to 2001. Excluding the impact of net security transactions in each year, other income totaled $2.8 million in 2002, down 7.6% from 2001. This decrease resulted from the receipt of $290 thousand in nonrecurring gains realized from the receipt of life insurance proceeds related to two former Board members during 2001. Excluding these gains, other income improved by 2.4% versus 2001. Higher levels of deposit service charges, sweep account fees, ATM transaction fees, Investors Marketplace mutual fund sales fees, wire transfer fees and annuity commissions accounted for the improvement in income. Somewhat offsetting these positive factors were lower overdraft fees and the aforementioned life insurance proceeds received in 2001. Other income more than doubled during 2001 when compared to 2000. If securities transactions were excluded from other income, the Company would have recorded a 1.5% increase in other income during 2001.
   Return item charges represent the Company's primary source of other income. These fees decreased by 23.0% in 2002 versus 2001 as the result of improved balance management by the Company's commercial customer base in part due to the current interest rate environment experienced throughout the year. Other service charges on deposits, another large source of fee revenue to the Company improved by 9.9% in 2002 as the result of new relationships developed during 2002 and product pricing that more accurately reflects customer profitability.
   During 2002, the Company recorded $1.7 million in net security gains as the result of selected sales of investment securities, principally mortgage-backed securities and Government Agency paper, to achieve certain portfolio restructuring goals. This compares to a net gain of $2.0 million in 2001 and a net loss of $529 thousand in 2000.
   Other operating income declined by 2.9% in 2002 as the result of the previously noted non-recurring gains on two former directors' life insurance policies. Excluding these gains, other operating income improved by 23.9% in 2002. Growth in several categories, most notably sweep account fees, annuity commissions, ATM fees, wire transfer fees and letter of credit income accounted for the improvement. Continued growth in the Company's demand deposit base during 2002 allowed many commercial customers to reduce hard dollar charges for services through "analysis" pricing. Growth in the Company's customer base and improved sales of products such as letters of credit, sweep accounts and annuities served to partially offset the aforementioned reduction in deposit service charge fee income. The prevailing interest rate environment has made the Company's money market sweep account product popular for businesses looking to maximize their return on idle cash. This product, as well as the Company's sales of various annuity instruments are each expected to more meaningfully add to other income in 2003 as the Company develops its branch network throughout Nassau, Suffolk and Queens Counties. Ongoing sales training conducted for branch and lending staff, coupled with the maturation of the Company's sales culture, helped to enhance the cross-sell ratio of various products to existing customers in 2002 as well as to identify prospective customers through ongoing marketing efforts in local communities. A continuation of this effort in the communities served by the Company's branch network is expected to enhance other operating income in 2003 and subsequent years.

STATE BANCORP, INC. AND SUBSIDIARIES

2001 versus 2000
   Other income increased by $2.5 million in 2001 versus 2000. This increase resulted from higher net security gains and $290 thousand in nonrecurring gains recognized during 2001. Excluding each of these items, other income would have declined by 8.3% in 2001 versus 2000. Lower levels of return item charges, Investors Marketplace mutual fund sales fees, wire transfer fees and cash management fees and charges accounted for the decline. Somewhat offsetting these negative factors were improvements in letter of credit, sweep account and ATM transaction fees. Net security gains of $2.0 million were recorded in 2001 versus a net loss of $529 thousand in 2000.

OPERATING EXPENSES

2002 versus 2001
   Operating expenses increased by 18.6% to $37.5 million in 2002 when compared to 2001. Operating expenses rose in all categories during 2002. The primary reasons for the growth in expenses were higher levels of salaries and employee benefits, increased occupancy costs and growth in marketing and advertising expenses. Legal fees, a significant component of total operating expenses, increased by less than 1% during 2002. The largest component of the Company's legal fees relate to ongoing litigation arising out of the Bank's deposit relationship with Island Mortgage Network and its affiliates, as previously disclosed in the Company's Form 10-Q and 10-K filings with the Securities and Exchange Commission. These fees totaled $3.3 million in both 2002 and 2001. The Company expects to incur additional costs related to this litigation during 2003; however, these costs are not quantifiable at this point in time.
   The Bank is involved in a number of legal proceedings related to Island Mortgage Network, Inc. ("IMN") and certain related entities, which held deposit accounts at the Bank during portions of 1999 and 2000. IMN and its related entities were principally engaged in offering and providing mortgages to consumers. IMN was licensed by the Banking Department of the State of New York (the "Banking Department"), and various entities related to IMN were reportedly licensed to operate in a large number of other jurisdictions across the United States. IMN apparently financed its operations in significant part through the use of loans and/or revolving lines of credit provided by lenders ("Warehouse Lenders") that were not related to the Bank.
   On June 30, 2000, the Banking Department suspended IMN's license to engage in mortgage banking activities. On July 19, 2000, IMN and its publicly held parent company, AppOnline.com, Inc. ("AppOnline"), filed a petition under Chapter 11 of the Bankruptcy Code in the Eastern District of New York. On July 28, 2000, certain Warehouse Lenders filed an involuntary bankruptcy petition against Action Abstract, Inc. ("Action Abstract"), an entity to which they apparently had regularly wired funds in connection with their dealings with IMN. Bankruptcy cases are also ongoing as to several other entities related or allegedly related to IMN. The Chapter 11 Trustee of the estates of IMN, AppOnline and Action Abstract has obtained an order substantively consolidating all of those bankruptcy cases.
   In the course of the bankruptcy cases, it has been alleged that IMN and its affiliates engaged in a widespread pattern of fraud directed at the Warehouse Lenders, title agents, closing companies and others with whom IMN and its affiliates regularly dealt. The office of the United States Attorney for the Eastern District of New York ("USAO") has been conducting an inquiry into the manner in which IMN and its affiliates conducted their operations, which had included an examination of the relationship between IMN and its affiliated entities and the Bank. As the Bank had expected, the USAO has determined that based on the information it has to date it does not currently intend to seek an indictment against the Bank or any of its officers or employees for conduct relating to IMN. The Bank's representatives have also been in contact with the Banking Department and the Federal Deposit Insurance Corporation and will continue to work with them to address any questions or concerns they might have.
   The Bank has been named (along with other defendants) in lawsuits related to the activities of IMN and related companies. In certain of these litigations, the Bank was named as a defendant merely because monies in dispute were located in accounts at the Bank. In the remainder, while each complaint is somewhat different, the principal common allegation against the Bank is that it knew or should have known that the manner in which IMN and its affiliates were managing certain accounts was improper, and that the Bank's actions in this regard aided and abetted a fraudulent scheme by IMN and its affiliates. The cases currently pending against the Bank are as follows:

-- Blanton, et al. v. IMN Financial Corp., et al., Adv. Proc. No. 01-8096,
   Bankruptcy Court for the Eastern District of New York.
-- Moritz, et al. v. National Settlement Services Corp., et al., Civil Action
   No. 3:00 CV 426 MU, Western District of North Carolina.
-- First American Title Insurance Co. v. State Bank of Long Island, Index No.
   13438/01, Supreme Court of the State of New York.
-- Broward Title Co. v. Alan Jacobs, et al., Adv. Proc. No. 01-8181, Bankruptcy
   Court for the Eastern District of New York.
-- Household Commercial Financial Services, Inc., et al. v. Action Abstract,
   Inc., et al., Adv. Proc. No. 02-8167, Bankruptcy Court for the Eastern District of New York.
-- Alan M. Jacobs, as Chapter 11 Trustee v. State Bank of Long Island, Adv.
   Proc. No. 02-8157, Bankruptcy Court for the Eastern District of New York.

   During 2002 and early 2003, the Bank settled two previously reported litigations. In May 2002, the Bank resolved the Imperial litigation, paying $125,000 in settlement plus reimbursement to Imperial for certain of its legal fees arising out of its dealings with IMN. In February 2003, the Bank resolved the Duboff litigation for an immaterial amount. All of Imperial's claims against the Bank, as well as all claims, counterclaims and cross-claims between the Bank and the plaintiffs in the Duboff litigation, were dismissed with prejudice.
   The Bank is defending these lawsuits vigorously, and management believes that the Bank has substantial defenses to the claims that have been asserted. However, the ultimate outcome of these lawsuits cannot be predicted with certainty. It also remains possible that other parties may pursue additional claims against the Bank related to the Bank's dealings with IMN and its affiliates. The Bank's legal fees and expenses will be significant, and those costs, in addition to any costs associated with settling the IMN-related litigations or satisfying any adverse judgments, could have a material adverse effect on the Bank's results of operations or financial position. The Bank is continuing to explore the extent to which insurance coverage may be available to defray some of the costs associated with the IMN-related litigations, as well as, in certain of the litigations, the pursuit of cross-claims against

STATE BANCORP, INC. AND SUBSIDIARIES

codefendants and claims against various third parties. In addition to the litigation noted above, the Company and the Bank are subject to other legal proceedings and claims that arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability, if any, with respect to such matters will not materially affect future operations.
   Salaries and other employee benefits increased during 2002 (up $3.3 million or 19.9%) as a result of the Company's branch expansion program coupled with growth in staff count in various sales and support areas throughout the Company. Increased supplementary compensation costs, health care and FICA expenses, and related increases in 401(k) and employee stock ownership plan (ESOP) contributions all added to the increase in 2002 expenses. Also contributing to the growth in expenses during 2002 were higher levels of occupancy costs (up 50.7%), equipment expenses (up 21.3%), marketing and advertising costs (up 43.9%) and other operating expenses (up 8.3%).
   Growth in operating expenses during 2001 and 2002 accelerated from levels recorded in prior years due primarily to the previously noted IMN litigation, the Studebaker-Worthington Leasing Corp. acquisition in 2001 and the opening of five new branch offices in the past eighteen months. Productivity improvements achieved through the enhanced utilization of technology have assisted in reducing the level of staff and infrastructure necessary to support the growth and expansion of the Company's business. The Company continues to be focused on its goal of lowering the rate of growth in annual nonstaff operating expenses to a level that approximates the prevailing rate of inflation in addition to reducing the operating efficiency ratio (total operating expenses divided by the sum of fully taxable equivalent net interest income and other income) once again to a level below 55%. The ongoing expansion of staff and branch facilities in recent years along with growth in both the lending staff and operational support functions have resulted in rates of operating expense growth above corporate targets. This trend will moderate in 2003 as the Company has no current plans to open additional branches, nor does it expect to expand the amount of space that it currently occupies. Excluding the impact of 2003 litigation-related expenses which are not yet quantifiable, management of the Company expects that the projected expansion of the Company's asset and revenue bases will offset expected growth in the Company's expense base. Growth in loans and core deposit balances are planned for the coming year at levels that will more than offset the anticipated increase in operating expenses that comes with normal growth and expansion.
   The Company's primary expense control rates of measurement are the operating efficiency ratio (total operating expenses divided by fully taxable equivalent net interest income plus other income, excluding net security gains or losses) and the ratio of operating expenses to average assets. The Company's operating efficiency ratio increased to 66.0% in 2002 versus 64.5% and 52.5% in 2001 and 2000, respectively. Excluding IMN legal expenses, the Company's operating efficiency ratio was 63.7% in 2002 versus 57.9% in 2001. The second measure of expense control utilized by the Company is total operating expenses to average assets. The Company recorded ratios of 3.14% in 2002 and 3.15% and 2.32% in 2001 and 2000, respectively, in this category. Excluding IMN-related legal fees, the 2002 and 2001 ratios were 2.87% and 2.81%, respectively. These ratios all compare favorably to the Company's peers and continually place it in the top 25% of its industry peer group. Management of the Company is very cognizant of expense management and places great emphasis on control of operating expenses, but always in the context of prudent growth of profitable lines of business and expansion of branch locations. Management is also aware, however, that the resources necessary to grow the Company's revenue base must also be made available in order to improve earnings. Along these lines, management also monitors the ratio of average assets per employee and, at over $4.2 million per employee, the Company also ranks in the top 10% of its peer group in this category. This efficient utilization of staff is another reason behind the Company's excellent record of growth in earnings and assets.
   Growth in both net interest income and other income are expected to outpace increases in operating expenses (excluding IMN-related legal fees) during 2003, thereby resulting in anticipated improvements in each of the foregoing expense control ratios next year. The Company's long-term goal, as stated in previous stockholder communications, continues to be to reduce its operating efficiency ratio to a level of 50% or less and to lower the operating expenses to average assets ratio to 2.25% or lower. While this is unlikely to occur during 2003, it remains a long-term objective to continually improve these ratios in both absolute terms and in relation to the Company's community bank peer group. An analysis of the components of 2002 operating expenses, by category, follows.
   Occupancy expenses totaled $3.3 million in 2002, an increase of 50.7% when compared to 2001. This increase resulted principally from an expanded branch network, additional space occupied by support areas during 2002, higher real estate taxes, increased utility expenses and higher maintenance and repair costs. The increase in rental costs resulted from the opening of new branch facilities in Jackson Heights, Mineola, Maspeth, Port Washington and Long Island City coupled with the rental cost associated with additional space occupied at the Jericho Plaza facility in mid-2002. Somewhat offsetting these increases was the settlement of two Nassau County certiorari proceedings during 2002. Occupancy costs are expected to rise at a far more moderate rate in 2003 in as much as no facilities expansion is currently contemplated during the next twelve months.
   Equipment expenses increased by 21.3% to $1.4 million in 2002 as the result of equipment purchases and related maintenance costs, principally due to continued expansion of the Company's technology network. Depreciation expense grew by 23.8% in 2002 when compared to 2001, due to ongoing technology initiatives undertaken and equipment purchases related to the previously noted facilities expansion.
   Legal fees, as previously noted, grew by only $29 thousand during 2002. In excess of ninety percent of the Company's legal expenses relate to the ongoing IMN litigation previously disclosed in the Company's Securities and Exchange Commission filings. Management of the Company expects that additional fees will be incurred related to this litigation during 2003 but the extent of those fees is not quantifiable at this time.
   Marketing and advertising costs grew by $647 thousand in 2002 versus 2001. This increase resulted primarily from expenses related to a corporate sponsorship of the U.S. Open golf event held on Long Island during 2002 coupled with promotions related to the Company's new branch locations. It is expected that this expense category will decrease significantly in 2003, as the primary drivers of 2002's costs are not expected to reoccur this year.

STATE BANCORP, INC. AND SUBSIDIARIES

   Other operating expenses increased by 8.3% to $7.2 million in 2002 when compared to 2001. This growth resulted from increases in several expense categories, most notably credit and collection fees, telecommunications expenses, computer software maintenance, amortization of branch preopening costs and ATM expenses. The increase in credit and collection costs was the direct result of more aggressive litigation efforts related to nonperforming assets. Computer software maintenance costs rose due to an increase in vendor pricing coupled with a significant amount of additional software licenses. Beginning in 2002, certain expenses associated with the opening of several of the Bank's branches are being amortized over a three-year period. No such expenses were recorded in 2001. ATM expenses increased in 2002 as the result of a greater number of transactions coupled with conversion expenses related to the move to a new processing vendor. Somewhat offsetting these negative factors were decreases in several expense categories, mainly other real estate expenses, SWLC subsidiary operating costs, amortization of goodwill related to the SWLC acquisition and dues and membership expenses. Management of the Company expects that operating expenses will continue to grow as the Company expands its operations, the markets it serves and the products it offers. Management anticipates an overall rate of increase of 10%-12% as a 2003 expense growth estimate.

2001 versus 2000
   Operating expenses grew by 43.7% to $31.6 million in 2001. The largest component of the increase related to legal fees incurred in connection with ongoing litigation arising out of the Bank's deposit relationship with IMN and affiliates. These fees totaled $3.3 million in 2001 versus $387 thousand in 2000. Salaries and other employee benefits also increased significantly in 2001 (up $2.4 million or 16.9%) resulting from the previously noted branch expansion coupled with the impact of the SWLC acquisition in February 2001.
   Occupancy costs increased by 12.9% in 2001 due principally to an expanded branch network, the acquisition of SWLC, higher rental costs, increased utility expenses and higher maintenance and repair costs. The increase in rental costs resulted from the opening of three new branches coupled with lease escalations at several facilities during 2001. Somewhat offsetting these increases was the settlement of three Nassau County cer-tiorari proceedings during 2001.
   Equipment expenses expanded by 37.7% to $1.1 million when compared to 2000 due to growth in equipment purchases and related maintenance costs, principally due to the continued expansion of the Company's personal computer networks.
   Legal fees, solely related to the IMN litigation, grew by $3.0 million during 2001.
   Marketing and advertising costs doubled during 2001 versus 2000. This increase resulted principally from branch opening expenses, additional image advertising, product marketing support, trade show sponsorships and the impact of SWLC marketing expenses.
   Other operating expenses increased by $2.9 million or 75.8% in 2001 when compared to 2000. This substantial growth resulted from the acquisition of SWLC coupled with increases in several categories, most notably credit and collection fees, computer software maintenance, audits and examinations, other real estate expenses and Board of Directors meeting fees.

EFFECTIVE INCOME TAX RATE

2002 versus 2001
   Income tax provisions of $4.0 million, $2.2 million and $3.6 million were recorded in 2002, 2001 and 2000, respectively. The Company is currently subject to both a statutory incremental federal tax rate of 35% (34% for the first $10 million of taxable income), and a New York State tax rate of 8.5%, plus a surcharge of 17%. The Company's overall effective tax rate was 26.3%, 16.6% and 25.3% in 2002, 2001 and 2000, respectively.
   The increase in 2002's effective tax rate was largely due to a lower level of tax-exempt income coupled with growth in taxable income resulting from expansion of the Bank's balance sheet. SB Portfolio Management Corp., the Bank's Delaware subsidiary, provides investment management services to the Bank and the Company. At year-end 2002, approximately $293 million in assets, primarily mortgage-backed and tax-exempt municipal securities, were managed by SB Portfolio in Delaware. The income from these assets is exempt from New York State income taxes. Management of the Company anticipates that the consolidated 2003 effective tax rate will approximate 25.0%.

2001 versus 2000
   The Company's effective tax rate declined to 16.6% in 2001 from 25.3% in 2000. This decrease was largely due to the activities of SB Portfolio Management Corp. At year-end 2001, approximately $279 million in Government Agencies, mortgage-backed and tax-exempt municipal securities were managed by SB Portfolio.

OFF-BALANCE SHEET ARRANGEMENTS
   The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby and documentary letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated financial statements. The Company has not engaged in derivatives activities in either 2002 or 2001.
   The Bank's exposure to credit loss in the event of nonperformance by third parties for commitments to extend credit and letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral required varies, but may include accounts receivable, inventory, equipment, real estate and income-producing commercial properties. At December 31, 2002 and 2001, commitments to originate loans and commitments under unused lines of credit for which the Bank is obligated amounted to approximately $190 million and $154 million, respectively.

STATE BANCORP, INC. AND SUBSIDIARIES

   Letters of credit are conditional commitments issued by the Bank guaranteeing payments of drafts in accordance with the terms of the letter of credit agreements. Commercial letters of credit are used primarily to facilitate trade or commerce and are also issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Collateral may be required to support letters of credit based upon management's evaluation of the creditworthiness of each customer. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Most letters of credit expire within one year. Management does not anticipate any material losses as a result of these transactions. At December 31, 2002 and 2001, the Bank had letters of credit outstanding of approximately $8 million and $7 million, respectively.
   The Company is obligated under various leases covering certain equipment, branches, office space and the land on which its head office is built. The minimum payments under these leases, certain of which contain escalation clauses, are as follows: in 2003, $2.2 million; in 2004, $2.2 million; in 2005, $2.1 million; in 2006, $1.7 million; in 2007, $1.6 million; and the remainder to 2012, $6.1 million.

TABULAR DISCLOSURE OF CONTRACTUAL OBLIGATIONS
Shown below are the amounts of payments due under specified contractual obligations, aggregated by category of contractual obligation, for specified time periods. All information is as of December 31, 2002.

                                                                              Payments due by period
                                                                                  (in thousands)
                                                                ----------------------------------------------------
                                                                          Less than                        More than
Contractual Obligations                                            Total     1 year  1-3 years  3-5 years    5 years
--------------------------------------------------------------------------------------------------------------------
Leases covering various Bank equipment, branches,
   office space and land                                        $ 16,046   $  2,232     $4,394     $3,326    $ 6,094
Federal funds purchased                                            4,800      4,800         --         --         --
Securities sold under agreements to repurchase                    49,983     49,983         --         --         --
Federal Home Loan Bank of New York overnight funding              50,000     50,000         --         --         --
Obligations under equipment lease financing                        2,666      2,032        634         --         --
Guaranteed preferred beneficial interest in subordinated debt     10,000         --         --         --     10,000
--------------------------------------------------------------------------------------------------------------------
Total                                                           $133,495   $109,047     $5,028     $3,326    $16,094
====================================================================================================================

CAPITAL RESOURCES
   The Company's foundation for successful performance, efficient utilization of assets and its capacity to grow its assets and earnings largely stem from the strength of its capital position. The Company strives to maintain an efficient level of capital, commensurate with its risk profile, on which an attractive rate of return to stockholders will be realized over both the short and long term, while serving depositors', creditors' and regulatory needs. In determining an optimal capital level, the Company also considers the capital levels of its peers and the evaluations of its primary regulators. During 2002, the Company's capital foundation was expanded by the amount of its net income earned and common stock issued net of cash dividends paid to stockholders and shares repurchased. At December 31, 2002, stockholders' equity totaled $87.7 million, an increase of $11.4 million or 14.9% from year-end 2001. Total equity at December 31, 2000 was $72.3 million. The application of SFAS No. 115 resulted in a $5.2 million increase in stockholders' equity at year-end 2002, and reductions in stockholders' equity of $2.4 million and $3.0 million at December 31, 2001 and 2000, respectively. Excluding the impact of SFAS No. 115, stockholders' equity would have grown by $3.7 million or 4.8% in 2002. Retention of earnings, net of cash dividends paid on common stock, added $6.9 million to equity in 2002. Somewhat offsetting this growth was the repurchase of 307,117 shares of stock as part of the Company's stock repurchase plan. Approximately $5.4 million in capital was utilized to purchase these shares at an average price of $17.49 per share. Under the Board of Directors current share repurchase authorization, management may repurchase up to 216,183 additional shares if market conditions warrant. This action will only occur if management feels that the purchase will be at prices that are accretive to earnings per share.
   Internal capital generation, defined as earnings less cash dividends paid on common stock, is the primary catalyst supporting the Company's future growth of assets and, most importantly, stockholder value. Management constantly evaluates the Company's capital position in light of current and future growth objectives.
   During the fourth quarter of 2002, the Company raised $10 million from its participation in a pooled trust preferred securities offering. The trust preferred securities, which qualify as Tier I capital for regulatory capital purposes, were issued by a newly established subsidiary, State Bancorp Capital Trust I. The securities bear an interest rate tied to three-month LIBOR and are redeemable by the Company in whole or in part after five years or earlier under certain circumstances. The initial rate on the securities was 5.27%.
   The Company has no present plans to issue or utilize preferred stock. These shares afford management additional flexibility with respect to future equity financing to support business expansion.
   Management strives to provide stockholders with a competitive return on their investment in the Company. During 2002, the Board of Directors distributed quarterly cash dividends on the Company's common stock amounting to $0.56 in addition to paying a 5% stock dividend. The current quarterly cash dividend rate is $0.14 per share.
   The Company also makes a common stock dividend reinvestment plan available to its stockholders. This plan allows existing stockholders to reinvest cash dividends in Company stock and/or to purchase additional shares through optional cash investments on a quarterly basis.

STATE BANCORP, INC. AND SUBSIDIARIES

Shares are purchased at a 5% discount from the current market price under either plan option. During 2002 and 2001, $1.8 million and $892 thousand, respectively, were added to stockholders' equity through plan participation. Approximately 17% of the Company's cash dividends were reinvested in 2002 under this plan, and since inception, approximately $8.0 million in additional equity has been added through plan participation. Management anticipates continued future growth in equity through the program.
   State Bancorp, Inc. and its subsidiary are subject to various regulatory capital requirements administered by the Federal Reserve Board and the Federal Deposit Insurance Corporation. These regulatory authorities measure capital adequacy on a risk-weighted assets basis. Their guidelines provide a method of monitoring capital adequacy that is sensitive to the risk factors inherent in a bank's asset base, including off-balance sheet exposures. The guidelines assign various weights to different asset types depending upon their risk profile. Generally speaking, assets with greater risk require more capital support than do less risky assets. In addition, a leverage standard has been established to supplement the risk-based ratios in assessing an institution's overall capital adequacy. Failure to maintain the Bank's capital ratios in excess of minimum regulatory guidelines requires bank regulatory authorities to take prompt corrective action in accordance with the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). The regulations arising from FDI-CIA established five categories of capitalization for depository institutions: (1) well-capitalized, (2) adequately capitalized, (3) undercapitalized, (4) significantly undercapitalized and (5) critically undercapitalized. Based upon its December 31, 2002 capital position as outlined in Table II, the Bank's capital ratios exceed the minimums established for a well-capitalized institution and exceed, by a significant margin, the minimum requirements under FDICIA. Failure to meet minimum capital requirements can initiate certain actions by regulators that could have a direct effect on the Company's and the Bank's operations and financial statements. The Company has no plans or commitments for capital utilization or expenditures that would affect its current capital position or would impact its future financial performance.

TABLE II                                                                                                  Regulatory
                                                                                                        Criteria for
                                                                             Ratios as of December 31,         Well-
                                                               Regulatory    ------------------------    Capitalized
                                                                  Minimum     2002     2001     2000     Institution
---------------------------------------------------------------------------------------------------------------------
Leverage ratio--Tier I Capital to Total Adjusted Assets         3.00-5.00%    6.88%    7.71%    7.46%           5.00%
Tier I Capital/Risk-Weighted Assets                                  4.00%   11.26%   11.69%   12.40%           6.00%
Total Capital/Risk-Weighted Assets                                   8.00%   12.51%   12.94%   13.66%          10.00%

LIQUIDITY
   Liquidity management is defined as the Company's and its subsidiary's ability to meet their financial obligations on a continuous basis without material loss or disruption of normal operations. These obligations include the withdrawal of deposits on demand or at their contractual maturity, the repayment of borrowings as they mature, the ability to fund new and existing loan commitments and to take advantage of business opportunities as they arise. Liquidity is composed of the maintenance of a strong base of core deposits, maturing short-term assets including cash and due from banks, the ability to sell marketable assets and access to lines of credit and the capital markets.
   Liquidity at the Company is measured and monitored daily, thereby allowing management to better understand and react to emerging balance sheet trends. After assessing actual and projected cash flow needs, management seeks to obtain funding at the most economical cost to the Company. These funds can be obtained by converting liquid assets to cash or by attracting new deposits or other sources of funding. Many factors affect the Company's ability to meet its liquidity needs, including variations in the markets served, loan demand, its asset/liability mix, its reputation and credit standing in its markets, and general economic conditions.
   The Funds Management Committee and the Asset/Liability Management Committee
(ALCO) are jointly responsible for oversight of the Company's liquidity position and management of its asset/liability structure. The ALCO establishes specific policies and operating procedures governing the Company's liquidity levels and develops plans to address future liquidity needs. This Committee monitors the loan and investment portfolios while also examining the maturity structure and volatility characteristics of the Company's liabilities to develop an optimum asset/liability mix. Funding sources available to the Company include retail, commercial and municipal deposits, purchased liabilities and stockholders' equity. If needed for short-term liquidity purposes, the Company has access to $36.5 million in unsecured lines of credit extended by correspondent banks. In addition, the Company can utilize its line of credit with FHLB to access up to $70.0 million in market rate funds with maturities of up to thirty years. The Company did not utilize brokered deposits as a source of funds nor did it engage in any derivative activities during 2002 or 2001 to manage its liquidity or interest rate risk.
   Asset liquidity is provided by short-term investments and the marketability of securities available for sale. At December 31, 2002, the Company had $489 million in such liquid assets. The Company's loan portfolio and investment securities held to maturity are of high quality and mixed maturity, providing an excellent source of internal liquidity through maturities and periodic repayments of principal. At year-end 2002, approximately $407 million of these assets, including mortgage-backed securities, were due to mature or be repaid within one year. Cash flows provided by the loan and investment portfolios are typically utilized to reduce the Company's borrowed funds position and/or to fund loan and investment securities growth. The Company's operating, investing and financing activities are conducted within the overall constraints of the Company's liquidity management policy.
   While past performance does not guarantee future results, management believes that the Company's funding sources, including dividends from its

STATE BANCORP, INC. AND SUBSIDIARIES

subsidiary, and the Bank's funding sources will be adequate to meet their future liquidity requirements.

ASSET/LIABILITY MANAGEMENT AND MARKET RISK
   The process by which financial institutions manage interest-earning assets and funding sources under different interest rate environments is called asset/liability management. The primary goal of asset/liability management is to increase net interest income within an acceptable range of overall risk tolerance. Management must ensure that liquidity, capital, interest rate and market risk are prudently managed. Asset/liability and interest rate risk management are governed by policies reviewed and approved annually by the Company's Board of Directors. The Board has delegated responsibility for asset/liability and interest rate risk management to the ALCO. The ALCO meets quarterly and sets strategic directives that guide the day to day asset/liability management activities of the Company as well as reviewing and approving all major funding, capital and market risk management programs. The ALCO, in conjunction with a noted industry consultant, also focuses on current market conditions, balance sheet management strategies, deposit and loan pricing issues and interest rate risk measurement and mitigation.

INTEREST RATE RISK
   Interest rate risk is the risk to earnings or capital arising from movements in interest rates. This risk can be quantified by measuring the change in net interest margin relative to changes in market rates. Reviewing repricing characteristics of interest-earning assets and interest-bearing liabilities identifies risk. The Company's Funds Management Committee sets forth guidelines that limit the level of interest rate risk within specified tolerance ranges. Management must determine the appropriate level of risk which will enable the Company to achieve its performance objectives within the confines imposed by its business objectives and the external environment within which it operates. Interest rate risk arises from repricing risk, basis risk, yield curve risk or options risk and is measured using financial modeling techniques, including quarterly interest rate shock simulations, to measure the impact of changes in interest rates on earnings for periods up to two years. These simulations are used to determine whether corrective action may be warranted or required in order to adjust the overall interest rate risk profile of the Company. The Company's asset/liability and interest rate risk management policy limits interest rate risk exposure to +/-12% of base case net income for net earnings at risk at the one-year time horizon. The policy also monitors equity value at risk as a percentage of market value of portfolio equity. Net earnings at risk is the potential adverse change in net income arising from a +/- 200 basis point change in interest rates, measured over a one-year time horizon. Equity value at risk is the potential adverse change in the present value (market value) of total equity arising from a +/- 200 basis point change in interest rates. Simulation results, utilizing the Sendero asset/liability model, are influenced by a number of estimates and assumptions with regard to embedded options, prepayment behaviors, pricing strategies and cash flows. Such assumptions and estimates are inherently uncertain and, as a consequence, results will neither precisely estimate net interest income nor precisely measure the impact of higher or lower interest rates on net interest income.
   To mitigate the impact of changes in interest rates, the balance sheet must be structured so that repricing opportunities exist for both assets and liabilities in approximately equivalent amounts at basically the same time intervals. Imbalances in these repricing opportunities at any point in time constitute an interest-sensitivity gap, which is the difference between interest-sensitive assets and interest-sensitive liabilities. These static measurements do not reflect the results of any projected activity and are best utilized as early indicators of potential interest rate exposures. The primary objectives of the Company's asset/liability management are to continually evaluate the interest rate risk inherent in the Company's balance sheet; to determine the level and direction of risk appropriate given the Bank's strategic focus, operating environment, liquidity requirements and performance objectives; and to manage this risk in a prudent manner consistent with approved policy.
   The accompanying table sets forth the amounts of assets and liabilities outstanding as of December 31, 2002 which, based upon certain assumptions, are expected to reprice or mature in each of the time frames shown. Except as stated, the amount of assets and liabilities shown to reprice or mature within a particular time frame was determined in accordance with the earlier of the term to repricing or the contractual terms of the asset or liability. The Company bases its deposit decay rates on the results of a recent core deposit behavior study performed by an independent industry consultant. This study reflects historical experience over the four years ended December 31, 2001. Thus, the decay rates for deposit accounts, with the exception of CDs, for which contractual maturities are readily available, were as follows: 12.5% per year for savings deposits over an eight-year period; 9.1% per year for demand deposits over an eleven-year period; 16.7% per year over a six-year period for money fund accounts and 5.9% over a seventeen-year period for NOW accounts of individuals, partnerships and corporations; and 20% per year over a five-year period for money fund and NOW accounts of municipalities. All short-term municipal deposits are included in the 0-6 months category due to their seasonality and volatility. These decay assumptions reflect the historical stability of the Company's core deposit base, which may or may not be indicative of the industry average of its peers.
   An asset-sensitive gap indicates an excess of interest-sensitive assets over interest-sensitive liabilities, whereas a liability-sensitive gap indicates the opposite. At December 31, 2002, the Company had a one-year cumulative liability-sensitivity gap of $17 million. In a rising rate environment, a liability-sensitive gap position generally indicates that increases in expense from interest-bearing liabilities will outpace increases in income associated with the assets that are being funded. In addition, the Company's net interest margin and net income would decline under this scenario. Conversely, in a declining interest rate environment, the Company's cost of funds would decline more rapidly than the yield on its rate-sensitive assets and would likely result in an expansion of net interest income. This risk can be reduced by various strategies, including the administration of liability costs and the investment of asset maturities and cash flows in such a way as to insulate net interest income from the effects of changes in interest rates. As previously mentioned, a static gap position is best utilized as a tool for early detection of potential interest rate exposure. Management's goal is to manage the Company's cumulative one-year gap such that rate-sensitive assets and liabilities are approximately equal in that time frame. Due to the nature of the Company's

STATE BANCORP, INC. AND SUBSIDIARIES

business, primarily the seasonality of its municipal funding function, an exactly matched one-year gap is unlikely to occur. Rather, management relies on simulation analysis to manage the Company's asset/liability position on a dynamic repricing basis. Simulation modeling applies alternative interest rate scenarios and periodic forecasts of future business activity to estimate the related impact on net interest income. The use of simulation modeling assists management in its continuing efforts to achieve earnings growth in a variety of interest rate environments. Asset and liability management efforts also may involve the use of off-balance sheet instruments such as interest rate swaps to minimize risk. During 2002, the Company did not utilize swaps or other derivative instruments to manage its asset/liability position.

TABLE III
Sensitivity Time Horizon
                                                                    0-6        6-12         1-5       Over  Noninterest-
                                                                 Months      Months       Years    5 Years     Sensitive       Total
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
INTEREST-SENSITIVE ASSETS (1)
Loans (net of unearned income) (2)                             $321,311    $ 22,086    $200,651   $ 70,019     $  6,317   $  620,384
Securities purchased under agreements to resell
   and interest-bearing deposits                                 49,217          --          --         --           --       49,217
Securities held to maturity                                      26,580          --         131         --           --       26,711
Securities available for sale (3)                               131,953      88,360     256,807     94,202        3,368      574,690
------------------------------------------------------------------------------------------------------------------------------------
      Total interest-earning assets                             529,061     110,446     457,589    164,221        9,685    1,271,002
------------------------------------------------------------------------------------------------------------------------------------
Unrealized net gain on securities available for sale              8,210          --          --         --           --        8,210
Noninterest-bearing cash and due from banks                      49,370          --          --         --           --       49,370
Net receivable--securities sales                                 14,173          --          --         --           --       14,173
All other assets (7)                                             10,016       5,113         145         74        4,179       19,527
------------------------------------------------------------------------------------------------------------------------------------
      Total Assets                                             $610,830    $115,559    $457,734   $164,295     $ 13,864   $1,362,282
------------------------------------------------------------------------------------------------------------------------------------

INTEREST-SENSITIVE LIABILITIES(1)
Savings accounts (4)                                           $ 17,606    $ 12,607    $100,851   $ 75,638     $     --   $  206,702
Money fund and NOW accounts (5)                                 119,870      14,922     119,487     37,786           --      292,065
Time deposits (6)                                               360,758      13,479      57,727        419           --      432,383
------------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing deposits                           498,234      41,008     278,065    113,843           --      931,150
Securities sold under agreements to repurchase,
   Federal funds purchased and other borrowings                 106,019         796         634         --           --      107,449
Guaranteed preferred beneficial interest in subordinated debt    10,000          --          --         --           --       10,000
------------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities                        614,253      41,804     278,699    113,843           --    1,048,599
Net payable--securities purchases                                 2,009          --          --         --           --        2,009
All other liabilities, equity and demand deposits (7)            16,409      11,263      78,667    117,652       87,683      311,674
------------------------------------------------------------------------------------------------------------------------------------
      Total Liabilities and Equity                             $632,671    $ 53,067    $357,366   $231,495     $ 87,683   $1,362,282
------------------------------------------------------------------------------------------------------------------------------------
Cumulative interest-sensitivity gap (8)                        $(85,192)   $(16,550)   $162,340   $212,718     $222,403
====================================================================================================================================
Cumulative interest-sensitivity ratio (9)                          86.1%       97.5%      117.4%     120.3%       121.2%
Cumulative interest-sensitivity gap as a % of Total Assets         (6.3)%      (1.2)%      11.9%      15.6%        16.3%

(1) Allocations to specific interest-sensitivity periods are based on the earlier of the repricing or maturity date.
(2) Nonaccrual loans are shown in the noninterest-sensitive category.
(3) Estimated principal reductions have been assumed for mortgage-backed securities based upon their current constant prepayment rates.
(4) Savings deposits, excluding short-term municipal deposits, are assumed to decline at a rate of 12.5% per year over an eight-year period based upon the nature of their historically stable core deposit relationships. Short-term municipal deposits are included in the 0-6 months category.
(5) Money fund and NOW accounts of individuals, partnerships and corporations are assumed to decline at a rate of 16.7% per year over a six-year period and 5.9% per year over a seventeen-year period, respectively, based upon the nature of their historically stable core deposit relationships. Money fund and NOW accounts of municipalities are assumed to decline at a rate of 20% per year over a five-year period, except for short-term municipal deposits that are included in the 0-6 months category.
(6) Reflected as maturing in each instrument's period of contractual maturity.
(7) Other assets and liabilities are shown according to their contractual payment schedule or a reasonable estimate thereof. Demand deposits, excluding short-term municipal deposits, are assumed to decline at a rate of 9.1% per year over an eleven-year period based upon the nature of their historically stable core deposit relationships. Short-term municipal deposits are included in the 0-6 months category.
(8) Total interest-earning assets minus total interest-bearing liabilities.
(9) Total interest-earning assets as a percentage of total interest-bearing liabilities.

STATE BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDER'S EQUITY: NET INTEREST INCOME AND RATES
   The following table presents the average daily balances of the Bank's assets, liabilities and stockholder's equity, together with an analysis of net interest earnings and average rates, for each major category of interest-earning assets and interest-bearing liabilities. Interest and average rates are computed on a fully taxable-equivalent basis, adjusted for certain disallowed interest expense deductions, using a tax rate of 34% in 2002, 2001, and 2000. Nonaccruing loans are included in the average balances (dollars in thousands):

For the Years Ended December 31,                   2002                            2001                          2000
---------------------------------------------------------------------------------------------------------------------------------
                                        Average            Average      Average            Average    Average            Average
                                        Balance  Interest     Rate      Balance  Interest     Rate    Balance  Interest     Rate
---------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Securities held to maturity and
   securities available for sale:
      Taxable                        $  421,171   $19,469     4.62%  $  221,935   $13,964     6.29%  $297,788   $21,182     7.11%
      Tax-exempt                         93,321     5,492     5.89      125,379     7,525     6.00     91,800     5,041     5.49
---------------------------------------------------------------------------------------------------------------------------------
Total securities                        514,492    24,961     4.85      347,314    21,489     6.19    389,588    26,223     6.73
Federal funds sold, securities
   purchased under
   agreements to resell and
   interest-bearing deposits             33,762       552     1.63       68,252     2,747     4.02     26,011     1,642     6.31
Loans (net of unearned income):
      Taxable                           575,975    43,060     7.48      535,042    47,634     8.90    473,446    45,730     9.66
      Tax-exempt                          7,835       656     8.37        9,287       816     8.79     11,669     1,124     9.63
---------------------------------------------------------------------------------------------------------------------------------
Total loans--net                        583,810    43,716     7.49      544,329    48,450     8.90    485,115    46,854     9.66
Total interest-earning assets         1,132,064   $69,229     6.12%     959,895   $72,686     7.57%   900,714   $74,719     8.30%
Allowance for loan losses                (9,920)                         (9,822)                       (8,087)
---------------------------------------------------------------------------------------------------------------------------------
                                      1,122,144                         950,073                       892,627
---------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks                  38,740                          30,992                        30,122
Bank premises and
   equipment--net                         7,482                           5,206                         4,213
Other assets                             23,814                          17,434                        21,861
---------------------------------------------------------------------------------------------------------------------------------
Total Assets                         $1,192,180                      $1,003,705                      $948,823
=================================================================================================================================

LIABILITIES AND
   STOCKHOLDER'S EQUITY:
Savings and time deposits:
   Savings                           $  411,630   $ 3,704     0.90%  $  298,321   $ 5,316     1.78%  $231,604   $ 4,652     2.01%
   Time                                 408,176     9,600     2.35      441,962    20,083     4.54    485,261    29,551     6.02
---------------------------------------------------------------------------------------------------------------------------------
Total savings and time deposits         819,806    13,304     1.62      740,283    25,399     3.43    716,865    34,203     4.77
Federal funds purchased                   3,716        69     1.86        1,108        48     4.33      1,428        93     6.51
Securities sold under
   agreements to repurchase              46,104       864     1.87          102         4     3.92      8,251       507     6.14
Other borrowed funds                     28,339       897     3.17       18,992     1,294     6.81     15,532       985     6.24
---------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities      897,965    15,134     1.69      760,485    26,745     3.52    742,076    35,788     4.82
Demand deposits                         198,793                         160,043                       140,742
Other liabilities                        11,581                           5,228                         4,404
---------------------------------------------------------------------------------------------------------------------------------
Total liabilities                     1,108,339                         925,756                       887,222
Stockholder's equity                     83,841                          77,949                        61,601
---------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and
   Stockholder's Equity              $1,192,180                      $1,003,705                      $948,823
=================================================================================================================================
Net interest income/rate--
   tax-equivalent basis                            54,095     4.78%                45,941     4.79%              38,931     4.32%
Less tax-equivalent
   basis adjustment                                 2,097                           2,749                         1,794
---------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                               $51,998                         $43,192                       $37,137
=================================================================================================================================


STATE BANCORP, INC. AND SUBSIDIARIES

ANALYSIS OF CHANGES IN NET INTEREST INCOME
   The following table presents a comparative analysis of the changes in the Bank's interest income and interest expense due to the changes in the average volume and the average rates earned on interest-earning assets and due to the changes in the average volume and the average rates paid on interest-bearing liabilities. Interest and average rates are computed on a fully taxable-equivalent basis, adjusted for certain disallowed interest expense deductions, using a tax rate of 34% in 2002, 2001 and 2000. Variances in rate/volume relationships have been allocated proportionately to average volume and average rate as they compare to each other (in thousands):

                                                        Year 2002 Over 2001                    Year 2001 Over 2000
---------------------------------------------------------------------------------------------------------------------------
                                                   Due to Change In:                      Due to Change In:
---------------------------------------------------------------------------------------------------------------------------
                                                  Average     Average   Net Increase     Average     Average   Net Increase
                                                   Volume        Rate      (Decrease)     Volume        Rate     (Decrease)
---------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Securities held to maturity and
     securities available for sale:
   Taxable                                       $  9,969    $ (4,464)      $  5,505    $ (4,967)   $ (2,251)     $ (7,218)
   Tax-exempt                                      (1,889)       (144)        (2,033)      1,981         503         2,484
---------------------------------------------------------------------------------------------------------------------------
Total securities                                    8,080      (4,608)         3,472      (2,986)     (1,748)       (4,734)
Federal funds sold, securities purchased
   under agreements to resell and
   interest-bearing deposits                       (1,009)     (1,186)        (2,195)      1,876        (771)        1,105
Loans (net of unearned income):
     Taxable                                        3,455      (8,029)        (4,574)      5,659      (3,755)        1,904
     Tax-exempt                                      (123)        (37)          (160)       (215)        (93)         (308)
---------------------------------------------------------------------------------------------------------------------------
Total loans--net                                    3,332      (8,066)        (4,734)      5,444      (3,848)        1,596
---------------------------------------------------------------------------------------------------------------------------
Total Interest Income                              10,403     (13,860)        (3,457)      4,334      (6,367)       (2,033)
===========================================================================================================================

INTEREST EXPENSE:
Savings and time deposits:
   Savings                                          1,585      (3,197)        (1,612)      1,231        (567)          664
   Time                                            (1,434)     (9,049)       (10,483)     (2,463)     (7,005)       (9,468)
---------------------------------------------------------------------------------------------------------------------------
Total savings and time deposits                       151     (12,246)       (12,095)     (1,232)     (7,572)       (8,804)
Federal funds purchased                                61         (40)            21         (18)        (27)          (45)
Securities sold under agreements to repurchase        863          (3)           860        (368)       (135)         (503)
Other borrowed funds                                  474        (871)          (397)        213          96           309
---------------------------------------------------------------------------------------------------------------------------
Total Interest Expense                              1,549     (13,160)       (11,611)     (1,405)     (7,638)       (9,043)
---------------------------------------------------------------------------------------------------------------------------
Change in Net Interest Income
   (Tax-equivalent Basis)                        $  8,854    $   (700)      $  8,154    $  5,739    $  1,271      $  7,010
===========================================================================================================================

INVESTMENT PORTFOLIO
   The following table presents the amortized cost and estimated fair value of held to maturity and available for sale securities held by the Company for each period (in thousands):

December 31,                                     2002                     2001                     2000
----------------------------------------------------------------------------------------------------------------
                                        Amortized    Estimated   Amortized    Estimated   Amortized    Estimated
                                             Cost   Fair Value        Cost   Fair Value        Cost   Fair Value
----------------------------------------------------------------------------------------------------------------
TYPE:
Obligations of states and political
   subdivisions                          $ 80,119     $ 83,045    $ 80,205     $ 78,930    $111,941     $113,714
Mortgage-backed securities and
   collateralized mortgage obligations    288,081      291,135     160,974      159,548      13,270       13,043
Government Agency securities              204,468      206,549      31,820       30,806     293,671      287,545
Corporate securities                       28,733       28,883       6,168        6,133       4,286        4,286
----------------------------------------------------------------------------------------------------------------
Total                                    $601,401     $609,612    $279,167     $275,417    $423,168     $418,588
================================================================================================================

STATE BANCORP, INC. AND SUBSIDIARIES

   The following table presents the maturity distribution and the weighted average yield of the Company's investment portfolio at December 31, 2002 (dollars in thousands). The yield information does not give effect to changes in estimated fair value of investments available for sale that are reflected as a component of stockholders' equity.

                                                                               Maturing
----------------------------------------------------------------------------------------------------------------------------
                                               Within             After One but        After Five but          After
                                              One Year          Within Five Years     Within Ten Years       Ten Years
----------------------------------------------------------------------------------------------------------------------------
                                          Amount   Yield (1)    Amount   Yield (1)   Amount   Yield (1)   Amount   Yield (1)
----------------------------------------------------------------------------------------------------------------------------
TYPE:
Obligations of states and
   political subdivisions               $ 15,491      2.27%   $    340      4.04%   $ 3,475      7.03%   $63,739      8.08%
Mortgage-backed securities
   and collateralized
   mortgage obligations (2)               21,749      5.80     244,859      4.05     24,527      4.82         --        --
Government Agency securities (3)         118,141      4.09      88,407      4.56         --        --         --        --
Corporate securities                                   --        5,175      6.10      3,331      8.15     20,377      4.06
----------------------------------------------------------------------------------------------------------------------------
Total                                   $155,381      4.15%   $338,781      4.21%   $31,333      5.42%   $84,116      7.11%
============================================================================================================================

(1) Fully tax-equivalent basis using a tax rate of 34%.
(2) Assumes maturity dates pursuant to average lives as determined by constant prepayment rates.
(3) Excluding zero-coupon securities, assumes coupon yields for securities past their call dates and not bought at a discount; yields to call for securities not past their call dates and not bought at a discount; and yields to maturity for securities purchased at a discount. For zero-coupon securities, assumes yields to call.


LOAN PORTFOLIO
   The following table categorizes the Company's loan portfolio for each period (in thousands):

December 31,                        2002       2001       2000       1999       1998
------------------------------------------------------------------------------------
Commercial and industrial       $243,626   $246,245   $229,251   $220,874   $197,601
Real estate--mortgage            298,187    252,968    233,589    216,955    187,740
Real estate--construction         42,829     16,258     17,642     25,752     17,165
Lease receivables (1)             20,041     18,231         --         --         --
Loans to individuals               7,385      7,514      5,729      5,738      7,749
Tax-exempt and other               8,331     10,465     10,864     19,709     10,461
------------------------------------------------------------------------------------
Gross loans                      620,399    551,681    497,075    489,028    420,716
Less: unearned income                 15         83         83         80         80
------------------------------------------------------------------------------------
Loans--net of unearned income   $620,384   $551,598   $496,992   $488,948   $420,636
====================================================================================

(1) Included in total commercial and industrial loans prior to 2001.

   The following table presents the maturities of selected loans and the sensitivities of those loans to changes in interest rates at December 31, 2002 (in thousands):

                                    One Year  One Through        Over
                                     or Less   Five Years  Five Years      Total
--------------------------------------------------------------------------------
Commercial and industrial           $163,576     $ 56,942    $ 23,108   $243,626
Real estate--construction             23,684       18,645         500     42,829
--------------------------------------------------------------------------------
Total                               $187,260     $ 75,587    $ 23,608   $286,455
================================================================================
                                             Loans maturing after one year with:
   Fixed interest rate                           $ 32,946    $  5,526   $ 38,472
   Variable interest rate                        $ 42,641    $ 18,082   $ 60,723

STATE BANCORP, INC. AND SUBSIDIARIES

   The following table presents the Company's nonaccrual, past due and restructured loans for each period (in thousands):

December 31,                            2002      2001         2000         1999         1998
---------------------------------------------------------------------------------------------
Nonaccrual loans                     $ 6,317   $ 8,920(1)   $10,736(1)   $ 5,194(1)   $ 3,676
Loans 90 days or more past
   due and still accruing interest   $   129   $   405      $ 3,542      $     3      $ 1,352
Restructured, accruing loans         $   107   $   284      $   406      $   422      $ 5,545(1)
Interest income on nonaccrual and
   restructured loans which would
   have been recorded under
   original loan terms               $   371   $   720      $   638      $   517      $   910
Interest income on nonaccrual and
   restructured loans recorded
   during the period                 $     9   $    27      $    85      $    74      $   400

(1) Includes related credits totaling $1.2 million at December 31, 2001, $4.8 million at December 31, 2000, $3.5 million at December 31, 1999 and $5.0 million at December 31, 1998.

SUMMARY OF LOAN LOSS EXPERIENCE
   The determination of the balance of the allowance for probable loan losses is based upon a review and analysis of the Company's loan portfolio and reflects an amount which, in management's judgment, is adequate to provide for probable future losses. Management's review includes monthly analyses of past due and nonaccrual loans and detailed, periodic loan-by-loan analyses.
   The principal factors considered by management in determining the adequacy of the allowance are the growth and composition of the loan portfolio, historical loss experience, the level of nonperforming loans, economic conditions, the value and adequacy of collateral and the current level of the allowance. While management utilizes all available information to estimate the adequacy of the allowance for probable loan losses, the ultimate collectibility of a substantial portion of the loan portfolio and the need for future additions to the allowance will be based upon changes in economic conditions and other relevant factors.
   The following table presents an analysis of the Company's allowance for probable loan losses for each period (dollars in thousands):

                                      2002       2001         2000       1999       1998
----------------------------------------------------------------------------------------
Balance, January 1                 $ 9,255    $ 9,207      $ 7,107    $ 5,788    $ 5,124
----------------------------------------------------------------------------------------
Adjustments                             --        542(1)        --         --         --
Charge-offs:
   Commercial and industrial         2,721      4,021          868        593      1,332
   Real estate--mortgage                --         --           21        987        197
   Real estate--construction            --         --          500        500         --
   Lease receivables                   237        190           --         --         --
   Loans to individuals                 13         44           20         45        128
----------------------------------------------------------------------------------------
Total charge-offs                    2,971      4,255        1,409      2,125      1,657
----------------------------------------------------------------------------------------
Recoveries:
   Commercial and industrial           196        137          237        204        214
   Real estate--mortgage                 1          4            8        223        297
   Lease receivables                     2          6           --         --         --
   Loans to individuals                  3         14           14         17         10
----------------------------------------------------------------------------------------
Total recoveries                       202        161          259        444        521
----------------------------------------------------------------------------------------
Net charge-offs                      2,769      4,094        1,150      1,681      1,136
Additions charged to operations      3,560      3,600        3,250      3,000      1,800
========================================================================================
Balance at end of period           $10,046    $ 9,255      $ 9,207    $ 7,107    $ 5,788
Ratio of net charge-offs during
   the period to average loans
   outstanding during the period      0.47%      0.75%        0.24%      0.37%      0.29%
========================================================================================

(1) Opening balance of allowance for probable loan losses of acquired leasing company.

STATE BANCORP, INC. AND SUBSIDIARIES

The following table presents the allocation of the Company's allowance for probable loan losses for each period (dollars in thousands):

                                   Percent of          Percent of           Percent of           Percent of           Percent of
                                    Loans to             Loans to             Loans to             Loans to             Loans to
                                       Total                Total                Total                Total                Total
                              2002     Loans      2001      Loans      2000      Loans      1999      Loans      1998      Loans
--------------------------------------------------------------------------------------------------------------------------------
Commercial and industrial  $ 5,370      39.3%  $ 5,828       44.6%  $ 6,355       46.1%  $ 3,725       45.2%  $ 3,320       47.0%
Real estate--mortgage        3,327      48.1     2,366       45.9     2,118       47.0     1,572       44.4     1,633       44.6
Real estate--construction      241       6.9        98        2.9       282        3.5       644        5.3       675        4.1
Lease receivables (1)          113       3.2       110        3.3        --         --        --         --        --         --
Loans to individuals            46       1.2        49        1.4        34        1.2        36        1.1        47        1.8
Tax-exempt and other            47       1.3        63        1.9        62        2.2       144        4.0        67        2.5
Unallocated                    902        --       741         --       356         --       986         --        46         --
--------------------------------------------------------------------------------------------------------------------------------
Total                      $10,046     100.0%  $ 9,255      100.0%  $ 9,207      100.0%  $ 7,107      100.0%  $ 5,788       100.0%
================================================================================================================================

(1) Included in total commercial and industrial loans prior to 2001.

DEPOSITS
   The following table presents the average balance and the average rate paid on the Company's deposits for each period (dollars in thousands):

                                                     2002                  2001                  2000
------------------------------------------------------------------------------------------------------------
                                               Average   Average     Average   Average     Average   Average
                                               Balance      Rate     Balance      Rate     Balance      Rate
------------------------------------------------------------------------------------------------------------
Demand deposits                             $  198,793        --%   $160,043        --%   $140,742        --%
Interest-bearing transaction accounts          119,854      0.52      73,828      1.16      57,945      1.09
Money market deposit accounts                  122,302      0.93     105,574      1.81      69,934      1.75
Savings deposits                               169,474      1.14     118,919      2.15     103,725      2.70
Time certificates of deposit of
   $100,000 or more                            274,215      1.91     306,623      4.28     335,825      6.08
Other time deposits                            133,961      3.25     135,339      5.14     149,436      5.87
------------------------------------------------------------------------------------------------------------
Total                                       $1,018,599      1.31%   $900,326      2.82%   $857,607      3.95%
============================================================================================================

   The following table sets forth, by time remaining to maturity, the Company's certificates of deposit of $100,000 or more at December 31, 2002 (in thousands):

3 months or less                                                        $264,384
Over 3 months through 6 months                                            19,587
Over 6 months through 12 months                                            2,433
Over 12 months                                                             8,378
--------------------------------------------------------------------------------
Total                                                                   $294,782
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

                                                   2002     2001     2000
--------------------------------------------------------------------------
Return on average total assets                     0.95%    1.08%    1.13%
Return on average total stockholders' equity      13.66%   13.94%   17.91%
Dividend payout ratio                             39.06%   38.79%   35.28%
Average equity to average assets                   6.94%    7.73%    6.31%

STATE BANCORP, INC. AND SUBSIDIARIES

SHORT-TERM BORROWINGS
   The following information is provided on the Bank's short-term borrowings for each period (dollars in thousands):

                                                                                2002      2001      2000
--------------------------------------------------------------------------------------------------------
Balance, December 31--
   Securities sold under agreements to repurchase                           $ 49,983   $    --   $   325
   Federal funds purchased                                                  $  4,800   $    --   $ 9,700
   Federal Home Loan Bank advances                                          $ 50,000   $12,000   $35,000
--------------------------------------------------------------------------------------------------------
Weighted average interest rate on balance, December 31--
   Securities sold under agreements to repurchase                              1.45%        --     5.85%
   Federal funds purchased                                                     1.13%        --     6.60%
   Federal Home Loan Bank advances                                             1.35%     1.85%     6.60%
--------------------------------------------------------------------------------------------------------
Maximum outstanding at any month end--
   Securities sold under agreements to repurchase                           $158,365   $ 2,000   $41,694
   Federal funds purchased                                                  $ 24,300   $14,500   $13,300
   Federal Home Loan Bank advances                                          $ 94,000   $35,400   $35,400
--------------------------------------------------------------------------------------------------------
Average daily amount outstanding--
   Securities sold under agreements to repurchase                           $ 46,104   $   102   $ 8,251
   Federal funds purchased                                                  $  3,716   $ 1,108   $ 1,428
   Federal Home Loan Bank advances                                          $ 23,056   $ 8,838   $15,532
--------------------------------------------------------------------------------------------------------
Weighted average interest rate on average daily amount outstanding--
   Securities sold under agreements to repurchase                              1.87%     3.92%     6.14%
   Federal funds purchased                                                     1.86%     4.33%     6.51%
   Federal Home Loan Bank advances                                             1.81%     4.35%     6.14%
========================================================================================================

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
(dollars in thousands)

                                                       2002                                    2001
-------------------------------------------------------------------------------------------------------------------
                                          1st       2nd       3rd       4th       1st       2nd       3rd       4th
                                      Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter
-------------------------------------------------------------------------------------------------------------------
Interest income                       $15,494   $17,105   $17,116   $17,417   $19,217   $18,107   $17,447   $15,166
Interest expense                        3,419     4,096     4,016     3,708     9,096     7,136     6,584     3,929
-------------------------------------------------------------------------------------------------------------------
Net interest income                    12,075    13,009    13,100    13,709    10,121    10,971    10,863    11,237
Provision for probable loan losses        959       963       816       822       773       767       890     1,170
-------------------------------------------------------------------------------------------------------------------
Net interest income after provision
   for probable loan losses            11,116    12,046    12,284    12,887     9,348    10,204     9,973    10,067
Other income                              632     2,180       748       918       655       612     2,105     1,601
Operating expenses                      8,906     9,545     9,542     9,484     6,571     7,241     9,227     8,548
-------------------------------------------------------------------------------------------------------------------
Income before income taxes              2,842     4,681     3,490     4,321     3,432     3,575     2,851     3,120
Provision for income taxes                663     1,265       883     1,220       659       683       320       495
-------------------------------------------------------------------------------------------------------------------
Net income                            $ 2,179   $ 3,416   $ 2,607   $ 3,101   $ 2,773   $ 2,892   $ 2,531   $ 2,625
===================================================================================================================
Basic earnings per
   common share (1)                   $  0.27   $  0.42   $  0.32   $  0.39   $  0.33   $  0.35   $  0.31   $  0.32
===================================================================================================================
Diluted earnings per
   common share (1)                   $  0.27   $  0.41   $  0.31   $  0.38   $  0.33   $  0.35   $  0.29   $  0.32
===================================================================================================================

(1) Retroactive recognition has been given for stock dividends and splits.

STATE BANCORP, INC. AND SUBSIDIARIES
MARKET DATA

   The following is a three-year comparison of dividends and stock prices:

                                                           2002    2001    2000
-------------------------------------------------------------------------------
Annual cash dividends (1)                                 $0.55   $0.51   $0.45
Annual stock dividends/stock split issued                     5%      5%      8%

(1) Retroactive recognition has been given for stock dividends and splits.

   The Company's common stock is traded on the American Stock Exchange under the symbol STB. The approximate high and low closing prices for the Company's common stock for the years ended December 31, 2002, 2001 and 2000, were as follows:

                                      1st          2nd          3rd          4th
                                  Quarter      Quarter      Quarter      Quarter
--------------------------------------------------------------------------------
2002
   HIGH CLOSE                       17.82        19.20        18.35        19.70
   LOW CLOSE                        15.25        16.95        15.61        16.75

2001
   High close                       15.25        18.00        18.00        16.10
   Low close                        12.94        15.00        15.70        15.13

2000
   High close                       14.25        14.88        14.38        14.00
   Low close                        12.75        12.31        12.00        12.63

STATE BANCORP, INC. AND SUBSIDIARIES
BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
Effective March 1, 2003

STATE BANCORP, INC. AND
STATE BANK OF LONG ISLAND

Board of Directors

Thomas F. Goldrick, Jr.
Chairman and Chief Executive Officer
State Bancorp, Inc. and State Bank of Long Island

J. Robert Blumenthal
President, Harwyn Enterprises, Inc.

Carl R. Bruno
Chief Financial Officer, DiFazio Electric, Inc.

Thomas E. Christman
Adjunct Professor of Finance
St. John's University

Arthur Dulik, Jr.
Chief Financial Officer, Altana, Inc.

Richard W. Merzbacher
President, State Bank of Long Island
Vice Chairman, State Bancorp, Inc.

Joseph F. Munson
Managing Member
High Point Partners, LLC

John F. Picciano
Senior Partner
Picciano & Scahill, P.C.

Daniel T. Rowe
President, State Bancorp, Inc.
Vice Chairman, State Bank of Long Island

Suzanne H. Rueck
Director, New Hyde Park Inn

Jeffrey S. Wilks
Director of New Business Development
Spiegel Associates

Directors Emeritus

Dr. Frank E. Picciano
Chairman Emeritus

John A. McAuley
Chairman Emeritus

Gary Holman
Vice Chairman Emeritus

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

STATE BANCORP, INC. AND SUBSIDIARIES
STATE BANK OF LONG ISLAND--OFFICERS
Effective March 1, 2003

Financial Group

Theresa DiVittorio, CPA
First Vice President and Comptroller

Philip J. Nardella, CPA
Vice President and Assistant Comptroller

Thomas C. Padden
Vice President

Carol J. Bergmann
Assistant Vice President and
Assistant Secretary

Mary Ann P. DiLorenzo
Assistant Vice President

Steven Karaman
Manager

Lisa Marie Massa
Administrative Assistant

Carrie Roach
Administrative Assistant

Bank Operations/Facilities

Raymond D. Wagner
First Vice President

Maureen McTiernan
Assistant Vice President

Joseph Crispino
Manager

Jennie DiFilippi
Manager

Valerie Stewart
Manager

Management Information
Systems and Data Processing

Susanne Pheffer
Senior Vice President

Diane T. Beck
Vice President

Joseph M. McNeill
Vice President

Janine M. Specht
Assistant Vice President

Nathan Jones
Manager

Elizabeth A. Zona
Manager

Barry K. Horne, Jr.
Assistant Manager

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

Thomas A. Arnone
Senior Vice President

Kevin J. Carroll
Assistant Vice President

Ann Marie Tarantino
Assistant Vice President

Karen M. Williams
Assistant Vice President

Sales/New Business
Development

Douglas W. Vergith
First Vice President

Rocco Reda
Vice President

Peter J. Yovine
Vice President

Deborra Antonucci
Assistant Vice President

Alba Spinelli
Assistant Vice President

Brian Katzman
Manager

Cara Maloney
Manager

Joseph Rainone
Manager

Branch Network

Rosalie Mottola
First Vice President
and District Manager

New Hyde Park Branch

Richard A. DeMartino
Vice President

Rosemary A. DiMario
Manager

Rina Miletic
Assistant Manager

D. Shantie Singh
Assistant Manager

Helen Kroner
Administrative Assistant

Garden City South Branch

Paul R. Cronen
Assistant Vice President

Dawn White
Assistant Manager

Margherita DiPrima
Administrative Assistant

Rockville Centre Branch

Ann Goulding
Manager

Barbara Nilsen
Assistant Manager

County Seat Branch

Timothy P. McCue
Assistant Vice President

Marciano Itri
Assistant Manager

Maria Kellner
Administrative Assistant

Port Washington Branch

Lucy Mazany
Vice President

June Alleyne
Manager

Mark Hartley
Administrative Assistant

Anjana Mohan
Administrative Assistant

Farmingdale Branch

Catherine R. Lingstuyl
Manager

Lisa Ramos-Lopez
Assistant Manager

Denise Cummings
Administrative Assistant

Jericho Branch

Stephen N. Pedersen
Assistant Vice President

Eftihia Karachalios
Assistant Manager

Rani Mehrotra
Assistant Manager

Oyster Bay Branch

Diane E. Grochocki
Assistant Vice President

Mary Alfo
Assistant Manager

Hauppauge Branch

John J. Kurek
Vice President

Robert Insalaco
Manager

Huntington Branch

Kevin Asher
Assistant Vice President

Lisa A. Pandolfo
Manager

Helen M. Gilfedder
Assistant Manager

MacArthur Branch

Iris Taibbi
Assistant Vice President

Clare M. O'Shaughnessy
Assistant Manager

Sharon Klinkhardt
Administrative Assistant

Three Village Branch

Olga B. Belleau
Assistant Vice President

Donna Allen
Assistant Manager

Bulova Center Branch

Donna Gerard
Assistant Manager

Maspeth Branch

Robert Vollkommer
Assistant Vice President

Carrie Martorana
Assistant Manager

Long Island City Branch

Traude Kump
Vice President

Patricia Blanco
Assistant Manager

Municipal Finance

Robert J. Valli
Senior Vice President and
Director of Municipal Finance and
Community Relations

Michael P. Locorriere
First Vice President

Kenneth A. Messina
First Vice President

John P. Rom
Vice President

Hazel F. McCord
Manager

STATE BANCORP, INC. AND SUBSIDIARIES

Commercial Lending Group

Charles A. Hoffman
Senior Vice President

Robert J. Nicols
Senior Vice President

Kenneth M. Scheriff
Senior Vice President

William H. Tucker
Senior Vice President

Jean-ann Yngstrom
Senior Vice President

Jeffrey N. Barber
First Vice President

James T. Burns
First Vice President

Kevin T. Hennessy
First Vice President

Fred A. Heruth
First Vice President

Richard J. O'Brien
First Vice President

Michael O'Leary
First Vice President

Thomas Scott Swain
First Vice President

Patrick M. Demery
Vice President

John Governale
Vice President

Philip Leone
Vice President

Stephen B. Mischo
Vice President

William Vrana
Vice President

Maria Billiris
Assistant Vice President

Craig Goldstein
Assistant Vice President

Lori D. Keller
Assistant Vice President

Daniel G. Lehan
Assistant Vice President

David Scott Linfoot
Assistant Vice President

Jeffrey B. Reid
Assistant Vice President

Karyn F. Rodriguez
Assistant Vice President

Joseph Sacco
Assistant Vice President

Frederick Zwikelmaier
Assistant Vice President

Karen DaRocha
Commercial Loan Manager

Raffaella Palazzo
Commercial Loan Manager

Christopher Van Bell
Commercial Loan Manager

Michele Klampfer
Assistant Manager

Joan Kuehne
Administrative Assistant

Barbara Paradise
Administrative Assistant

Angel Berber
Administrative Assistant

Consumer Loan Department

Jean M. Cassese
Vice President

John J. McEniry
Vice President

Loan Operations Group

Geraldine Harden
Vice President

Siu Chan
Assistant Vice President

Joann Riccobaldi-Cozzani
Assistant Manager

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

OFFICE LOCATIONS
Main Office

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

Port Washington Office
960 Port Washington Boulevard
Port Washington, NY 11050
(516) 495-7600

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

Long Island City Office
21-31 46th Avenue
Long Island City, NY 11101
(718) 361-9800

Queens Regional Office
75-20 Astoria Boulevard
Jackson Heights, NY 11370
(718) 426-4600

Lending Facility
Two Jericho Plaza
Jericho, NY 11753-1683
(516) 465-2300

Internet Address

www.statebankofli.com

Touch 24-
24 Hour Telephone Banking

1-866-STATEBK (Toll Free)
1-866-782-8325

Subsidiary Locations

SB Portfolio Managment Corp.
1403 Foulk Road, Suite 102
Wilmington, DE 19803
(302) 479-5936

SB Financial Services Corp.
1403 Foulk Road, Suite 102
Wilmington, DE 19803
(302) 479-7534

SB ORE Corp.
699 Hillside Avenue
New Hyde Park, NY 11040
(516) 465-2200

New Hyde Park Leasing Corporation
699 Hillside Avenue
New Hyde Park, NY 11040
(516) 465-2200

Studebaker-Worthington Leasing Corp.
100 Jericho Quadrangle
Jericho, NY 11753
(516) 938-5460

STATE BANCORP, INC. AND SUBSIDIARIES
ADVISORY BOARD

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

Frank Giorgio, Jr., Esq.
Giorgio, DePoto & Principe, LLP

George Goettelmann, Jr., President
A. E. Goettelmann & Co.

Kermit Gordon
Kermit Enterprises

Henry P. Greve, CPA
Cohen, Greve & Co., CPA, P.C.

Joseph M. Gunning, President
Gunning Business Machines

Anne S. Hadlock, CPA
Consultant

Jean A. Hegler, Attorney
Brosnan & Hegler, LLP

Edward Heil
Independent Network Group

Conrad P. Homler, CPA
Homler & Dalessandro

Seymour Katchen, CPA
Palmetto, Mollo & Co.

Michael Katz, President
Decor Moulding & Supply

Robert F. Kearns, Chairman
Suppress X-S

Owen Kilgannon, CPA
Giambalvo, Kilgannon & Giammarese

Carol Konner, President
Konner Development Corp.

Patrick McAllister
Great Eastern Printing Co.

Gerard J. McKeon, Retired
The New York Racing Association

Frederick J. Meyer
Selective Estates

Robert E. Meyer
Robert E. Meyer Real Estate Appraisals

Donald Monti, President
Concorde Management Services, Inc.

Dominick Nuzzi
Allegiance International, Inc.

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

Charles I. Steinberg, President
Financial Pacesetters, Inc.

STATE BANCORP, INC. AND SUBSIDIARIES
CORPORATE INFORMATION

EXECUTIVE OFFICES
699 Hillside Avenue
New Hyde Park, NY 11040-2512
Tel: (516) 437-1000
     (516) 465-2200
Fax: (516) 437-1032

2 Jericho Plaza
Jericho, NY 11753-1683
Tel: (516) 465-2300
Fax: (516) 465-6700

ANNUAL MEETING OF STOCKHOLDERS
State Bancorp, Inc.'s Annual Stockholders' Meeting will be held on Tuesday, April 29, 2003 at 10:00 a.m. at the New Hyde Park Inn, New Hyde Park, NY.

INVESTOR RELATIONS
Stockholders, security analysts and others seeking information about State Bancorp, Inc. should contact:

Brian K. Finneran
Chief Financial Officer
(516) 465-2251
e-mail: Bfinneran@statebankofli.com

Deborah A. Kendric, CPA
Director of Corporate Communications
(516) 495-5050
e-mail: Dkendric@statebankofli.com

Copies of the Company's earnings releases and other financial publications, including the Annual Report on Form 10-K filed with the Securities and Exchange Commission, are available without charge upon written request to:

Theresa DiVittorio
First Vice President and Comptroller
State Bank of Long Island
699 Hillside Avenue
New Hyde Park, NY 11040-2512

STOCK LISTING
State Bancorp, Inc. is traded on the American Stock Exchange under the symbol STB. Price information appears in the Wall Street Journal, New York Times and other newspapers under StateBcp. At December 31, 2002, the total number of holders of record of State Bancorp, Inc.'s common stock was 1,435.

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

INDEPENDENT AUDITORS
Deloitte & Touche LLP
1700 Market Street
Philadelphia, PA 19103-3984

COUNSEL
Lamb & Barnosky, LLP
534 Broadhollow Road
Melville, NY 11747-9034

--------------------------------------------------------------------------------
VIEW YOUR COMMON STOCK ACCOUNT ONLINE

Wells Fargo Shareowner Services, the transfer agent for the Company's common stock, has introduced a new Internet Service: www.shareowneronline.com. Shareowner Online is a web-enabled real-time service, available 24 hours a day, 7 days per week. This service provides shareholders of record with the ability to:

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

For questions about your account, call 1-800-468-9716.
--------------------------------------------------------------------------------

Design: RWI (rwidesign.com)

[LOGO] STATE BANCORP, INC.
       CORPORATE OFFICE
       699 HILLSIDE AVENUE
       NEW HYDE PARK, NY 11040-2512
       (516) 465-2200