Form 10-K, Exhibit 13
period 2003-12-31
STATE BANCORP INC
filed 2004-03-12
CIK 723458

EXHIBIT 13
                          ANNUAL REPORT TO STOCKHOLDERS


                         It's all about the Customer...


                           [LOGO] STATE BANCORP, INC.
                               2003 ANNUAL REPORT

[LOGO] STATE BANCORP, INC.

State Bank of Long Island was founded in 1966 by an energetic group of civic-minded businessmen seeking to enhance the quality of banking services on Long Island. They succeeded perhaps beyond their fondest expectations -- and for many years now State Bank has ranked among the highest performing banks in New York State.

Over the years, the Bank has adhered to a philosophy of "Measured, Orderly Growth" and has built a reputation for providing high-quality personal service to commercial firms, small businesses, municipalities, and consumers.

                            Adding Value...


The quintessential definition for any business's reason for being is satisfying customer needs. From our beginning, State Bank has understood that concept and has incorporated it into our business cultivation efforts. By making our customers our first priority, we add value to our relationships that goes beyond offering quality banking services.

STATE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

Fiscal Year Ended December 31,                        2003               2002              2001              2000              1999
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
Interest income                             $   64,682,876     $   67,132,444      $ 69,937,207    $   72,925,122      $ 61,508,519
Interest expense                                11,534,977         15,239,307        26,745,029        35,788,522        25,473,096
Net interest income                             53,147,899         51,893,137        43,192,178        37,136,600        36,035,423
Provision for probable loan losses               3,935,004          3,560,000         3,600,000         3,250,000         3,000,000
Net interest income after
provision for probable loan losses              49,212,895         48,333,137        39,592,178        33,886,600        33,035,423
Other income                                     9,142,923          4,477,615         4,973,313         2,435,755         2,146,042
Operating expenses                              41,089,081         37,477,362        31,587,765        21,977,203        20,452,093
Net income                                  $   12,015,173     $   11,302,611      $ 10,820,834    $   10,709,840      $ 10,328,708
-----------------------------------------------------------------------------------------------------------------------------------
COMMON SHARE DATA
Basic earnings per common share (1)         $         1.42     $         1.33          $   1.25    $         1.23      $       1.19
Diluted earnings per common share (1)       $         1.38     $         1.31          $   1.23    $         1.21      $       1.17
Stock dividends                                          5%                 5%                5%                8%                6%
Cash dividends per common share (1)         $         0.55     $         0.52          $   0.49    $         0.43      $       0.40
-----------------------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION
Total assets                                $1,441,000,363     $1,362,282,184      $985,770,997    $1,021,223,348      $949,829,410
Total loans (2)                             $  711,216,134     $  620,383,873      $551,597,698    $  496,992,446      $488,948,385
Total deposits                              $1,216,286,903     $1,147,026,508      $884,709,462    $  895,107,149      $804,462,926
Total stockholders' equity                  $   94,711,522     $   87,682,631      $ 76,288,429    $   72,306,737      $ 56,103,097
Weighted average number of common shares
  outstanding (1)                                8,475,345          8,501,104         8,649,839         8,744,856         8,705,102
-----------------------------------------------------------------------------------------------------------------------------------
OTHER DATA
Return on average total assets                        0.89%              0.95%             1.08%             1.13%             1.23%
Return on average total stockholders' equity         13.18%             13.66%            13.94%            17.91%            17.35%
Tier 1 leverage ratio                                 8.08%              6.95%             7.79%             7.57%             7.02%
Net interest margin (FTE)                             4.31%              4.77%             4.79%             4.32%             4.61%
Operating efficiency ratio                            70.7%              66.0%             64.5%             52.5%             51.7%
Dividend payout ratio                                38.68%             39.06%            38.79%            35.28%            33.43%
-----------------------------------------------------------------------------------------------------------------------------------

(1) Retroactive recognition has been given for stock dividends.
(2) Net of unearned income and before allowance for probable loan losses.

[THE FOLLOWING DATA WAS REPRESENTED AS A BAR CHART IN THE PRINTED MATERIAL]

              NET INCOME
        (dollars in thousands)

--------------------------------------
                                  NET
    YEAR                        INCOME*
    ----                        ------
    1994                         4,019
    1995                         5,039
    1996                         5,702
    1997                         7,105
    1998                         8,203
    1999                        10,329
    2000                        10,710
    2001                        10,821
    2002                        11,303
    2003                        12,015
--------------------------------------

              RETURN ON
            AVERAGE TOTAL
         STOCKHOLDERS' EQUITY
              (percent)

--------------------------------------
    YEAR                    PERCENTAGE
    ----                    ----------
    1999                       17.35
    2000                       17.91
    2001                       13.94
    2002                       13.66
    2003                       13.18
--------------------------------------

         AVERAGE TOTAL ASSETS
        (dollars in millions)

--------------------------------------
                                TOTAL
                               AVERAGE
    YEAR                        ASSETS**
    ----                       -------
    1999                         841.5
    2000                         947.4
    2001                       1,004.3
    2002                       1,193.0
    2003                       1,355.4
--------------------------------------

*  DOLLARS IN THOUSANDS.
** DOLLARS IN MILLIONS.

TO OUR STOCKHOLDERS, CUSTOMERS AND FRIENDS:

Despite the continued pressure on our net interest margin caused by historically low interest rates, we are pleased to report that your Company completed its 33rd consecutive year of record earnings growth. When compared to 2002, earnings for 2003 improved by 6.3% reaching an alltime high of $12.0 million. Contributing to this achievement was a 12% increase in average loans outstanding, a 15% increase in average deposits and a 104% increase in non-interest income. Total assets reached record levels, recording an increase of 14% in average total assets during 2003. Fully diluted earnings per common share were $ 1.38 in 2003 versus $ 1.31 a year ago. The per share amounts have been restated to reflect a 5% stock dividend paid on July 11, 2003. Our Company's returns on average assets and stockholders' equity in 2003 were 0.89% and 13.18%, respectively. In December, 2003, the Company raised an additional $10 million from participation in a pooled trust preferred securities offering. These securities qualify as Tier I capital for regulatory purposes and will bear an interest rate tied to three-month LIBOR. Your Company now has a total of $20 million in trust preferred securities outstanding and our capital ratios continue at levels well in excess of Federal regulatory guidelines for well-capitalized institutions. Offsetting these positive results were higher operating expenses, which rose by 9.6% to $41.1 million, due to growth in salaries and benefits, occupancy costs, equipment and legal expenses. We believe our financial successes in 2003 were once again a tribute to our long standing philosophy of "measured, orderly growth" and to the development and implementation of a long range strategic plan which strives to identify industry trends and takes into account local and regional economic factors.
     For a more detailed analysis of the Company's consolidated financial statements, please refer to Management's Discussion and Analysis of Financial Condition and Results of Operations beginning on page 24 of this report.
     Our financial performance was achieved in a mixed economic environment. On the positive side, our regional economy showed very encouraging signs of strengthening through the second half of 2003. Pricing pressures diminished, retail sales were mixed but generally ahead of plan, residential construction remained strong, and there was some acceleration in manufacturing activity. The Federal Reserve left short-term interest rates unchanged but indicated that it may consider a rate increase if the economy grows too rapidly. Businesses began ratcheting up their spending and real personal consumption expenditures rose significantly. On a less positive note, the job market has remained weak with almost all employment gains occurring in government, health and hospitality services. Small to medium size banks also reported weakening demand for consumer loans especially residential mortgages.
     From our beginning we have understood that our record of consistent performance would depend in large measure on our ability to build long-term relationships with our customers. We have also understood that the key to long-term relationships is providing quality service with the emphasis on historic values such as professionalism, courtesy, prompt service, product knowledge

[THE FOLLOWING DATA WAS REPRESENTED AS A BAR CHART IN THE PRINTED MATERIAL]

       CASH DIVIDENDS PER SHARE*

------------------------------------------
                            CASH DIVS.
    YEAR                    PER SHARE
    ----                    ----------
    1979                      $ 0.03
    1980                      $ 0.03
    1981                      $ 0.04
    1982                      $ 0.04
    1983                      $ 0.04
    1984                      $ 0.05
    1985                      $ 0.06
    1986                      $ 0.06
    1987                      $ 0.07
    1988                      $ 0.07
    1989                      $ 0.10
    1990                      $ 0.10
    1991                      $ 0.11
    1992                      $ 0.12
    1993                      $ 0.14
    1994                      $ 0.16
    1995                      $ 0.31
    1996                      $ 0.27
    1997                      $ 0.31
    1998                      $ 0.39
    1999                      $ 0.40
    2000                      $ 0.43
    2001                      $ 0.49
    2002                      $ 0.52
    2003                      $ 0.55
------------------------------------------

* Retroactive recognition has been given for stock dividends and splits and responsiveness. I am pleased to tell you that we recently completed a satisfaction survey across our entire customer base and that the preliminary results are most gratifying. With a 3% margin for error, over 96% of our customers gave us high satisfaction ratings across the board on each of the values noted above. In fact, several of our branches received 100% high satisfaction ratings and an incredibly high percentage of our customers offered to make referrals. This is truly extraordinary given that our industry's overall satisfaction score is only 75% in 2003.
   The officers and staff of the Bank continued to devote a considerable amount of time and resources towards strengthening our operations and enhancing our efficiencies by utilizing both existing and new technologies. Realizing the importance of the Internet as a service delivery method for many of our customers, we have recently introduced the latest enhancement to our on-line banking called EZ Statement. This Electronic Statement is a paperless account statement that is sent to subscribers through an Internet distribution system. It is a faster and more environmentally friendly alternative to receiving traditional paper statements via regular mail. And, EZ Statement can be used either in conjunction with our Business On-line or Consumer On-line banking service programs or independent thereof for any State Bank customer with a checking or savings account. In addition, the management of Studebaker-Worthington Leasing Corporation launched a new website designed to provide on-line quotes to customers and prospects, information on seven different rate programs and comprehensive literature fulfillment. This enhancement will go a long way in supporting Studebaker-Worthington's business development in other regional markets. As important as it is that we remain in the forefront of technological developments, it is more important that we protect the privacy and security of our customers who choose to use our alternative delivery methods. To that end, all of our on-line banking and EZ Statement services use both the latest encryption and password protection features that are available. There can be no compromise in protecting the information that our customers entrust to us.
   Once again, we would like to acknowledge the ongoing contribution of our Delaware subsidiaries, SB Portfolio Management and SB Financial Services, to the success of our Company. Their investment portfolio and asset/liability management services have significantly enhanced the Company's financial position and franchise value.
   Also, we would like to thank the members of our Board of Directors and our Advisory Board for their contribution to the success of our Company. We especially want to acknowledge the contributions of Carl Bruno, who retired as a member of the Board in August, 2003. Carl served with distinction since 1993 on a wide range of committee assignments including the Chairman of the

[PHOTO OF THOMAS F. GOLDRICK, JR., RICHARD W. MERZBACHER, DANIEL T. ROWE.

Examining and Audit and Loan Committees. He has our continued best wishes and sincere thanks for his many years of dedicated service.
     Also, we would like to bring to your attention our Dividend Reinvestment Plan, which continues to afford shareholders the opportunity to reinvest their dividends into Company stock. Since it began in 1993, the Plan has contributed over $10.7 million in capital toward the growth of our Company. A card is attached to this report should you wish to become a participant in this program.
     We look forward to the challenges we will face in 2004 knowing that we have the people, products and infrastructure to seize opportunities as they arise. We would like to sincerely thank you for your ongoing support and invite you to visit the Bank's website @ www.statebankofli.com to review our many on-line services.

/s/ Thomas F. Goldrick, Jr.

Thomas F. Goldrick, Jr.
Chairman and Chief Executive Officer

/s/ Richard W. Merzbacher

Richard W. Merzbacher
Vice Chairman

/s/ Daniel T. Rowe

Daniel T. Rowe
President

[PHOTO OF GLORIA ROCCHIO]

THE WARD MELVILLE
HERITAGE ORGANIZATION


[LOGO] WMHO
SINCE 1939


When philanthropist Ward Melville had a vision of creating a "Living Williamsburg" in Stony Brook, he founded the not-for-profit Ward Melville Heritage Organization (WMHO) to ensure the continuation of his dream. Over the years, Mr. Melville deeded several historical structures and environmentally sensitive properties to WMHO to perpetuate his legacy. Among them are The Stony Brook Grist Mill, c. 1751; The Brewster House, c. 1665; the 88acre Wetlands Preserve at West Meadow and the eleven-acre Stony Brook Mill Pond. The WMHO reinforces its stewardship of these properties by creating educational programs in history and coastal ecology which are attended by thousands of students each year.

As part of its on going mission the WMHO recently opened a new 8,800 square-foot, state-of-the-art Educational & Cultural Center located in the historic Stony Brook Village. This year-round facility provides activities, events and educational programs to families and children, including internet classrooms.

State Bank and the Ward Melville Heritage Organization enjoy a strong working relationship due in part to the organizational values they share.


"Our relationship is not with `a bank', but with State Bank's people who are dedicated and committed to the same quality values as our organization."

          Gloria Rocchio
          Director, Ward Melville Heritage Organization

[PHOTO OF JEFFREY CARLSON]

LEVITTOWN PUBLIC SCHOOLS

[LOGO} LEVITTOWN
 PUBLIC SCHOOLS


As stated in its mission statement, the primary goal of the Levittown Public School District is to achieve "Success for Every Student." This adage serves to highlight the district's long-term commitment towards higher standards of academic achievement for all its 8,000 plus students, and has helped establish the Levittown Public Schools as one of the highest achieving districts in New York State. By offering a comprehensive K-12 program, Levittown students are provided a wide scope of unique opportunities and experiences. Relying on the dedication of parents, support of community residents, and the steadfast diligence of the School Board, the Levittown Public School District provides "Success for Every Student," not only in school, but throughout life, as well.

State Bank of Long Island and the Levittown School District have maintained a mutually beneficial relationship for more than a decade. Jeff Carlson, Assistant Superintendent for Business & Finance, continually relies on State Bank's hands-on, personalized service to administer the district's finances.


"To effectively manage the School District's finances, I need prompt answers and first-class service. And the bottom line is - State Bank delivers."

          Jeffrey Carlson
          Assistant Superintendent for Business & Finance
          Levittown Public Schools

[PHOTO OF GARDELLA FAMILY]

GARDELLA FAMILY


[GRAPHIC: DRAWINGS]


When Joseph Gardella first came to State Bank over 20 years ago, he was looking for the best rate on a car loan. Satisfied, he soon discovered that State Bank had more to offer than just great products - the personal attention he received was beyond his expectations. Today, he and his family consider State Bank their family bank. Everyone at the local branch knows them and they have a very supportive lending officer who is always available for all their financial needs. From personal checking and savings accounts to auto loans and home mortgages the Gardella's continue to grow their relationship with State Bank.


"A lot of banks have a lot of the same things. But when it comes down to it, State Bank has more than just an interest in our accounts; they have an interest in us."

          Joseph and Suzanne Gardella

[PHOTO OF TED WEISS]

T. WEISS REALTY CORP.

[LOGO] TW


T. Weiss Realty Corp.(TWR) is a full service developer and manager of numerous executive office buildings throughout Nassau and Suffolk Counties. Each T. Weiss Realty property is owner-managed, which allows the company to provide an extraordinary degree of responsiveness to tenant needs. Some of their premier properties include: Melville Corporate Centers I & II, Broadhollow Corporate Center, Dix Hills Executive Office Center and 2150 Joshua's Path in Hauppauge. What separates T. Weiss Realty from other developers/managers is the company's readiness to provide tenants with much more than just four walls. TWR properties typically include value added amenities such as onsite fitness centers, full service restaurants, "quiet areas" and outdoor meditation gardens-complete with waterfalls and fish ponds- all of which helps corporations retain staff and attract highly trained professionals. In addition, TWR's buildings are outfitted with cutting edge technologies such as WiFi Internet connectivity, pre-wired fiber optic suites and state-of-the-art conference centers.


"I have found that State Bank's greatest asset is its quality employees. Their knowledge, attention to client needs and desire to help our company prosper has been an invaluable resource to T. Weiss Realty. State Bank has been and will continue to be instrumental in the continued growth of T. Weiss Realty."

          Ted Weiss
          T. Weiss Realty Corp.

[PHOTO OF JOSEPH REBOLI]

JOSEPH REBOLI

[GRAPHIC: ART BRUSHES]


Joseph Reboli is widely recognized as an artist of national stature. During his thirty year career, his work has been exhibited from New York to California and has entered private and corporate collections across the United States and Europe. Mr. Reboli attended the Pairer School of Art in New Haven, Connecticut from 1964 to 1967. Early influences included contemporary artist Andrew Wyeth and abstract impressionist Franz Klein. Although Mr. Reboli's work is often described as realism, he frequently focuses on abstract qualities. His first one-man show was at the Gallery North in Setauket and, during the 1990's, he was represented by Gallery Henoch in SoHo. More recently, the Museums at Stony Brook published an 84 page hard cover book titled Joseph Reboli and he was asked to represent New York State in a painting to be included in a 200th anniversary White House calendar.

Initially, Mr. Reboli opened a personal banking relationship with State Bank at the suggestion of Three Village branch manager Olga Belleau. Subsequently, he was very impressed by the warmth of the office and friendly attentiveness of the staff.


"I like State Bank because of the people. It's a very comfortable feeling. My first impression was good and it just keeps getting better."

          Joseph Reboli
          Artist

[PHOTO OF THOMAS AND DAVID J. KOEHLER]

THE KOEHLER ORGANIZATION


[LOGO: THE KOEHLER ORGANIZATION]


For more than four decades, The Koehler Organization has been a staple in the commercial and industrial construction industry on Long Island. With four specialized operating entities including; Dominion Construction Corp., Koehler Masonry Corp., Keyland Mechanical Corp. and Atlantic Crane, LLC, The Koehler Organization continues their tradition of excellence and leadership in their field.

John Koehler, David J. Koehler, Thomas Koehler, Charles Rumpf and Frederick W. Koehler III, represent the third generation of family interest in the organization. From land development, space planning to design skills, Dominion Construction leads The Koehler Organization, operating as general contractor. Clients include Fortune 500 companies, respected architects and designers as well as not-for-profit organizations. Koehler Masonry Corp. has also been a pivotal part to their success offering experienced, skilled craftsmanship and technical expertise to both the industrial and commercial needs of the market.

Over the course of a twelve year relationship, State Bank has been a long time financial supporter of this third generation organization. State Bank brings the same kind of professional financial expertise to The Koehler Organization as they bring to their industry.


"State Bank really makes us feel at ease. They have a complete understanding of our industry and give us all the support and personal attention we need, when we need it."

          Thomas Koehler, David J. Koehler
          The Koehler Organization

[PHOTO: ANDREW BRETTSCHNEIDER]

VARSITY BUS CO., INC.

[LOGO: VARSITY BUS CO., INC.]

With an expanding fleet of buses and employees, Varsity Bus Co., Inc., prides itself as one of the leading pupil transportation companies servicing school districts in both Brooklyn and Queens for the New York City Department of Education. Varsity is a newly formed company, created on a foundation of over thirty years experience in the pupil transportation industry. Standard routes remain the focal point of Varsity's success with an increasing emphasis put on special education routes and lift equipped buses to better serve individuals with special needs. Varsity is a leading force in the development of transportation technology and puts a strong emphasis on the safety of those it serves and on its employees.

The continued growth of Varsity Bus Co., Inc. mirrors the growing relationship between Andrew Brettschneider, Varsity owner, and State Bank. Our mutual goals meld together very nicely providing for a unique banking relationship. Working with State Bank gave Andrew the peace of mind to focus his efforts on his business, knowing his finances are secured.

"We needed some funding to get our business rolling and State Bank came through for us. We are a new company, but this business isn't new to us. State Bank understood that and supported what we needed."

          Andrew Brettschneider
          Varsity Bus Co., Inc.

[PHOTO OF JACQUELINE KLIGERMAN AND STUDENTS]

MARYHAVEN CENTER OF HOPE


[LOGO: MARYHAVEN CENTER OF HOPE]

Jacqueline is one of the many caring professionals at Maryhaven Center of Hope - an organization dedicated to enhancing the quality of life for individuals with mental and physical disabilities. Renowned for its educational programs and care facilities, Maryhaven is one of Long Island's leading human services organizations. They give support to nearly 2,000 children and adults, providing services from full-time residential living to day programs and in-home care. Their mission "to improve, enrich and respect the lives of people with special needs" is evident in all aspects of the Agency. State Bank is proud to support Maryhaven with funding, community service and the required financing needed for many of their facilities and programs. With a solid understanding of the industry's resources and institutional requirements, State Bank is able to provide the right mix of products and personal attention they need to successfully achieve their goals.


"State Bank employees show their community commitment by donating their time and talents to our Maryhaven students."

          Jacqueline Kligerman
          Principal/Day School
          Maryhaven Center of Hope

[PHOTO OF BOARD OF DIRECTORS]

BOARD OF DIRECTORS

Standing from left to right: John F. Picciano, Joseph F. Munson, Richard W. Merzbacher, Thomas F. Goldrick, Jr., Daniel T. Rowe, Suzanne H. Rueck, Gerald P. Rosenberg (Secretary to the Board), Thomas E. Christman.

Seated from left to right: Arthur Dulik, Jr., J. Robert Blumenthal, Jeffrey S. Wilks.

FINANCIAL CONTENTS


Management's Discussion and Analysis
of Financial Condition and Results of Operations ....................24

Independent Auditors' Report ........................................39

Consolidated Balance Sheets..........................................40

Consolidated Statements of Income ...................................41

Consolidated Statements of Cash Flows ...............................42

Consolidated Statements of Stockholders' Equity
and Comprehensive Income (Loss) .....................................43

Notes to Consolidated Financial Statements ..........................44

Statistical Information .............................................56

Market Data .........................................................62

STATE BANCORP, INC. AND SUBSIDIARIES
Management's Discussion and Analysis of Financial
Condition and Results of Operations


OVERVIEW
     State Bancorp, Inc. (the "Company") is a one-bank holding company, which was formed on June 24, 1986. The Company operates as the parent for its wholly owned subsidiaries, State Bank of Long Island and subsidiaries (the "Bank"), a New York State chartered commercial bank founded in 1966 and State Bancorp Capital Trust I and II (collectively the "Trusts"), entities formed in 2002 and 2003, respectively, to issue Trust Preferred securities. The income of the Company is principally derived through the operation of the Bank and its subsidiaries, SB Portfolio Management Corp. ("SB Portfolio"), SB Financial Services Corp. ("SB Financial"), Studebaker-Worthington Leasing Corp. ("SWLC"), New Hyde Park Leasing Corp. and SB ORE Corp.
     The Bank serves its customer base through fifteen full-service branches and a lending center in Jericho. Of the Bank's branch locations, seven are in Nassau County, five are in Suffolk County and three are in Queens County. The Bank offers a full range of banking services to individuals, corporations, municipalities and small to medium-sized businesses. Retail and commercial products include checking accounts, NOW accounts, money market accounts, passbook and statement savings accounts, certificates of deposit, individual retirement accounts, commercial loans, personal loans, residential, construction, home equity, commercial mortgage loans, consumer loans, small business lines of credit, equipment leases and telephone and online banking. In addition, the Bank also provides access to annuity products, mutual funds, discount brokerage services, sweep and lock box products and, through its association with U.S. Trust Company, a full range of wealth management and financial planning services.
     SB Portfolio and SB Financial, based in Wilmington, Delaware, each wholly owned subsidiaries of the Bank, were formed in 1998. SB Portfolio provides investment management services to the Bank and the Company while SB Financial provides balance sheet management services such as interest rate risk modeling, asset/liability management reporting and general advisory services to the Bank.
     The Company acquired SWLC, based in Jericho, N.Y., in 2001. SWLC is a nationwide provider of business equipment leasing that has been conducting business for over thirty years.
     For the year ended December 31, 2003, the Company recorded record levels of earnings, loans, total assets, deposits and Tier I capital. The following discussion is intended to provide the reader with further insight into the principal factors contributing to the financial results of the Company and its subsidiaries for the periods shown. It should be read in conjunction with the consolidated financial statements and notes thereto for a full understanding of this analysis.

Financial performance of State Bancorp, Inc.
(in thousands, except per share and ratio data)                           Over/
As of or for the years ended December 31,                                (under)
                                                     2003       2002      2002
--------------------------------------------------------------------------------
Revenue (1)                                       $62,291    $56,371       11%
Operating expenses                                 41,089     37,477       10
Provision for probable loan losses                  3,935      3,560       11
Net income                                         12,015     11,303        6
Net income per share--diluted (2)                    1.38       1.31        5
Dividend payout ratio                               38.68%     39.06%     (38)bp
Return on average total                             13.18%     13.66%     (48)
stockholders' equity
--------------------------------------------------------------------------------
Tier I leverage ratio                                8.08%      6.95%     113bp
Tier I capital ratio                                12.26%     11.36%      90
Total capital ratio                                 13.46%     12.62%      84
--------------------------------------------------------------------------------

bp--denotes basis points; 100 bp equals 1%.
(1) Represents net interest income plus total other income. See Revenue of State Bancorp, Inc. table in Results of Operations and Financial Condition section.
(2) Retroactive recognition has been given for stock dividends.

     The Company's 2003 performance is discussed in detail on the following pages. Certain statements contained in this discussion are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations regarding a range of issues that could potentially impact the Company's performance in future periods. Forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those discussed herein. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identified by the use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "is confident that" or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in: market interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's primary trade area, accounting principles and guidelines and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing and services.

CRITICAL ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATES
     The discussion and analysis of the financial condition and results of operations of the Company are based on the Consolidated Financial Statements, which are prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets, liabilities, revenues and expenses. Management evaluates those estimates and assumptions on an ongoing basis, including those related to the allowance for probable loan losses and income taxes. Management bases its estimates on historical experience and various other factors and assumptions that are believed to be reasonable under the circumstances. These form the bases for making judgments on the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from those estimates under different assumptions or conditions.

Allowance for Probable Loan Losses
     In management's opinion, the most critical accounting policy impacting the Company's financial statements is the evaluation of the allowance for probable loan losses. Management carefully monitors the credit quality of the loan portfolio and makes estimates about the amount of credit losses that have been incurred at each financial statement date. Management evaluates the fair value of collateral supporting the impaired loans using independent appraisals and other measures of fair value. This process involves subjective judgments and assumptions and is subject to change based on factors that may be outside the control of the Company.

                                            STATE BANCORP, INC. AND SUBSIDIARIES

[THE FOLLOWING DATA WAS REPRESENTED AS A BAR CHART IN THE PRINTED MATERIAL]

                 LOAN PORTFOLIO AND THE ALLOWANCE
                     FOR PROBABLE LOAN LOSSES

--------------------------------------------------------------------
       At                  Loans                  Allowance
   December 31   (net of unearned income)   as a % of total loans
--------------------------------------------------------------------
      1999               $488,948                   1.45%
      2000               $496,992                   1.85%
      2001               $551,598                   1.68%
      2002               $620,384                   1.62%
      2003               $711,216                   1.51%
--------------------------------------------------------------------

     Management of the Company recognizes that, despite its best efforts to minimize risk through a rigorous credit review process, losses will occur. In times of economic slowdown, either regional or national, the risk inherent in the Company's loan portfolio will increase. The timing and amount of loan losses that occur are dependent upon several factors, most notably qualitative and quantitative factors about both the micro and macro economic conditions as reflected in the loan portfolio and the economy as a whole. Factors considered in this evaluation include, but are not limited to, estimated losses from loan and other credit arrangements, general economic conditions, changes in credit concentrations or pledged collateral, historical loan loss experience and trends in portfolio volume, maturity, composition, delinquencies and nonaccruals. The allowance for probable loan losses is available to absorb charge-offs from any loan category, while additions are made through the provision for probable loan losses, which is a charge to operating earnings. The adequacy of the provision and the resulting allowance for probable loan losses is determined by management's continuing review of the loan portfolio, including identification and review of individual problem situations that may affect a borrower's ability to repay, delinquency and nonperforming loan data, collateral values, regulatory examination results and changes in the size and character of the loan portfolio. Thus, an increase in the size of the loan portfolio or in any of its components could necessitate an increase in the allowance even though credit quality and problem loan totals may be improving.

Accounting for Income Taxes
     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, which requires the recording of deferred income taxes that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Management exercises significant judgment in the evaluation of the amount and timing of the recognition of the resulting tax assets and liabilities and the judgments and estimates required for the evaluation are periodically updated based upon changes in business factors and the tax laws.

RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Summary of Financial Performance
     The Company achieved its thirty-third consecutive year of record earnings during 2003. Net income improved by 6.3% to $12.0 million in 2003 versus $11.3 million in 2002. Basic earnings per common share increased by 6.8% in 2003 to $1.42 per share from $1.33 a year ago (per share earnings have been adjusted to reflect the impact of a 5% stock dividend paid by the Company during 2003). Fully diluted earnings per common share were $1.38 and $1.31 in 2003 and 2002, respectively. Growth in net security gains and a higher level of net interest income were the primary reasons for the earnings improvement during 2003. The increase in net interest income resulted from an expanded interestearning asset base, primarily through growth in the commercial loan portfolio. Somewhat offsetting the foregoing factors were increases in operating expenses, principally salaries and benefits, occupancy costs and other operating expenses.

Revenue of State Bancorp, Inc.                                            Over/
(in thousands)                                                           (under)
For the years ended December 31,                     2003       2002      2002
--------------------------------------------------------------------------------
Net interest income                               $53,148    $51,893         2%
Service charges on deposit accounts                 1,618      1,479         9
Net security gains                                  5,842      1,697       244
Other operating income                              1,683      1,302        29
--------------------------------------------------------------------------------
Total revenue                                     $62,291    $56,371        11%
--------------------------------------------------------------------------------

     The Company's capital position, by all industry-standard measures, remains strong. The ratio of average total stockholders' equity to average total assets was 6.73% and 6.94% in 2003 and 2002, respectively. Based upon banking industry regulatory guidelines, a "well-capitalized" institution must maintain a Tier I leverage ratio of at least 5.00% and Tier I and total capital to risk-weighted assets ratios of at least 6.00% and 10.00%, respectively. At December 31, 2003, the Company's Tier I leverage ratio was 8.08% while its risk-weighted ratios were 12.26% for Tier I capital and 13.46% for total capital. These ratios are substantially in excess of the foregoing regulatory guidelines and also compare favorably to the Company's peers.
     Although net income improved during 2003, the Company's primary measures of financial performance declined nominally. During 2003, return on average equity decreased to 13.18% versus 13.66% a year ago. Return on average assets declined to 0.89% in 2003 versus 0.95% in 2002. The Company's primary expense measurement ratio, the operating efficiency ratio, increased during 2003 to 70.7% from 66.0% in 2002. As a result of the continued low level of interest rates during 2003, the Company's net interest margin (tax-equivalent basis) narrowed by 46 basis points to 4.31% from 4.77% a year ago.
     The Long Island trade area, including Queens County, showed surprising strength during 2003. While the effects of September 11, 2001 can still be found in several local industries, the general economy of 2003 was improved from a year ago. The diversity of the current Long Island marketplace is now its strength versus a local economy that was primarily dependent on one industry for job creation only a decade ago. Boasting a highly educated work force, Long Island is a fertile growth area for small business creation, particularly in the high-tech, medical, biotech and services sectors. Queens County's diversity has historically

STATE BANCORP, INC. AND SUBSIDIARIES

been its greatest strength. It is home to over 40,000 small businesses and over two million residents. The Company actively lends to small and medium-sized businesses in a cross-section of industries in the tricounty area surrounding its branch network. Loan demand improved during 2003. On a year over year basis, total gross loans and leases grew, on average, by 11.7% versus 2002. On a spot basis, year-end 2003 loans and leases outstanding were $91 million (or 14.6%) above the comparable 2002 date. As a result of the lowest interest rates in nearly fifty years, consumer spending supported the economy throughout 2003. Mortgage refinance activity hit record levels and ever increasing real estate values enhanced the "wealth effect" for consumers. Due to the continued volatility of world events, many businesses have not yet increased their investment in infrastructure to support production capacity. In short, business spending has lagged the consumer for the past two years and is due for a recovery. The Company enters 2004 poised for an upturn in capital spending by its business clientele but is well aware that exogenous geopolitical events and election year politics may conspire to limit near-term economic growth.
     The Company operates in the most competitive banking market in the country and management is well aware that past performance is not indicative of future results. Ever increasing competition from commercial and savings banks, credit unions, financial services conglomerates and insurance companies has created a financial services industry where relationship banking is often a thing of the past for many businesses and consumers. Transaction driven convenience, relying principally on improved technology, is what many customers now demand from their financial services providers. The ongoing consolidation of the banking industry, spurred by both congressional legislation and competition, has promoted financial convergence among banks, financial services conglomerates and the insurance industry. Because of this continued trend, management's outlook is one of cautious optimism for 2004. Management of the Company feels that the "value proposition" offered by State Bancorp, Inc. is significant and compelling, however, world events will once again be the primary driver of the economy in the coming year. War and reconstruction in the Middle East, a record deficit at home and an anxious populous make 2004 a very difficult year to forecast.
     Management of the Company is very conservative with respect to granting credit to current and prospective borrowers. For this reason and as a result of the continued economic uncertainty both locally and nationally, management expects that 2004 will see moderate loan growth of approximately 6% to 8% in the Company's core competencies of commercial and industrial credits, commercial mortgages and equipment leasing at spreads that are expected to tighten slightly due to competitive pressures and a sustained low-interest-rate environment. Assuming no change in the shape of the yield curve, funding costs are not expected to decline further in 2004. Any further reduction in the Company's Prime lending rate during 2004 would negatively impact the net interest margin during the next twelve months. Recent evidence points to a potential increase in short-term rates in late 2004; this scenario of higher rates would likely improve the Company's net interest margin in the near term due to the asset sensitivity inherent in the balance sheet.
     Excluding the loan portfolio, asset growth in 2004 will likely come from the fixed income investment portfolio in both the taxable and tax-exempt areas. The Company's branch network is expected to provide low-cost core deposit funding to support anticipated asset growth. The Company will continue to aggressively pursue expense reductions and operating efficiencies along with revenue-generating sales initiatives to improve net interest income.
     As was noted in last year's annual report to stockholders, management expects that the upcoming year will provide the most difficult challenges that the Company has ever faced. Competition in the Company's tricounty trade area continues to intensify from an array of competitors through both de novo branching and through acquisition. Management expects that the Company will focus on expansion of the loan and lease portfolios, significant expense reduction initiatives and strategies to improve noninterest income generation. While no specific branch expansion locations have been identified for 2004, technology upgrades and new products such as PAM (Personal Account Manager), the Company's consumer Internet banking product, and EZ Statement are projected to enhance branch deposit growth and improve cross-sell ratios. By continuing our long-standing philosophy of Measured, Orderly Growth, maintaining a "Customer First" attitude and adhering to the ideals contained in our mission statement which are continually reinforced by our Board of Directors and executive management team, the Company has been able to apply a consistent standard of excellence that management is hopeful will produce another productive year during 2004.

NET INTEREST INCOME

2003 versus 2002
     Net interest income, the difference between interest earned on loans and investments and interest paid on deposits and borrowed funds, continues to be the Company's primary source of operating earnings. Net interest income is affected by the level and composition of assets, liabilities and stockholders' equity, as well as changes in market interest rates. Net interest income increased by 2.4% to $53.1 million in 2003 as the result of growth in average interest-earning assets of $139 million (12.3%). Growth in loans and Government Agency securities accounted for much of the asset expansion. Increases in commercial loans, mortgages, consumer installment loans and lease receivables led the $68 million or 11.7% increase in average loans outstanding in 2003 versus 2002. The loan growth resulted from additional relationships developed in both Queens and on Long Island. Management of the Company expects that an improved economy in 2004 will result in substantial opportunity for the Company's equipment leasing subsidiary, SWLC, to expand its portfolio. Early estimates seem to indicate that computer equipment will be replaced at greater levels during 2004 than in any period since before Y2K. Average investment securities grew by $63 million or 12.3% due to increases of $41 million and $23 million in Government Agency and mortgage-backed securities, respectively. Somewhat offsetting this growth was a decline in tax-exempt municipal paper (down $13 million), primarily local, short-term issues related to school district customers. Approximately 53% of the Company's investment portfolio is owned and managed by SB Portfolio.
     Average interest-earning assets have grown by 12.3%, 17.9% and 6.6% in 2003, 2002 and 2001, respectively. Primarily funding this asset expansion were increases in low-cost core deposits, principally demand and savings deposits and money market accounts. Growth in these deposit

                                            STATE BANCORP, INC. AND SUBSIDIARIES


categories offset reductions in both retail and large denomination certificates of deposit and served to reduce the Company's cost of funds.
     Average core deposit balances increased by $251 million or 41.1% to $861 million in 2003. The growth and retention of low-cost core deposit balances is one of the Company's top strategic priorities since the growth of these deposits is a key element in the Company's expansion strategy. These low-cost deposits also are critical to the Company's efforts to improve net income through the widest possible net interest margin. During 2003, average core deposit balances represented 74% of total deposits; up from 60% and 51% in 2002 and 2001, respectively. Branches opened in 2001 and 2002 coupled with an increase in municipal and commercial deposit relationships were responsible for growth in all core deposit categories. Average demand deposit balances grew by $47 million or 23.7% in 2003 and $39 million or 24.2% in 2002. Average savings deposits expanded by $204 million or 49.5% on a year-to-year basis. This growth resulted primarily from higher levels of passbook and statement savings accounts (up 59.2%) and interest-bearing transaction accounts (up 61.6%) in 2003. During 2003, the Company's net interest margin (tax-equivalent basis) contracted by 46 basis points to 4.31%, from 4.77% a year ago. The narrower margin resulted from multiple factors, most notably: lower short-term interest rates coupled with a moderately asset-sensitive balance sheet. Despite a shift in the asset mix to a greater dependence on loans and leases as a percentage of total interest-earning assets, lower interest rates during 2003 served to reduce the Company's yield on average interest-earning assets by 90 basis points to 5.22%. The substantial growth in low cost sources of core funding during 2003 contributed to a 44 basis point decrease in the average rate paid on the Company's supporting funds to 0.90% in 2003 from 1.34% in 2002.
     The following table summarizes the net interest margin on a quarterly basis for 2003.

                                              4th Qtr  3rd Qtr  2nd Qtr  1st Qtr
--------------------------------------------------------------------------------
Interest-earning assets:
Securities                                      3.02%    3.17%   3.40%    3.91%
Federal funds sold                              0.83     0.83    1.01     1.01
Securities purchased under
  agreements to resell                          0.97     0.95    1.17     1.20
Interest-bearing deposits                       0.62     0.40    0.69     1.04
Loans                                           6.44     6.62    6.74     7.10
--------------------------------------------------------------------------------
  Total interest-earning assets                 4.82%    5.02%   4.93%    5.31%
================================================================================
Interest-bearing liabilities:
Savings deposits                                0.60%    0.58%   0.86%    0.80%
Time deposits                                   1.73     1.74    1.89     1.99
--------------------------------------------------------------------------------
Total savings and time deposits                 0.92     0.96    1.18     1.27
Federal funds purchased                         1.18     1.22    1.52     1.41
Securities sold under
  agreements to repurchase                      1.15     1.22    1.35     1.42
Other borrowed funds                            1.46     1.72    1.89     2.01
Guaranteed preferred beneficial
  interest in subordinated debt                 5.25     5.32    5.42     5.68
--------------------------------------------------------------------------------
  Total interest-bearing liabilities            1.00%    1.03%   1.25%    1.34%
================================================================================
Net interest rate spread                        3.82%    3.99%   3.68%    3.97%
Net interest margin--
  tax-equivalent basis                          4.24%    4.44%   4.12%    4.47%

     Management anticipates a flat net interest margin in 2004 as low-cost core deposit balances and loan volumes are each projected to increase while short-term interest rates are expected to remain at current levels. Continued pricing pressure in the loan portfolio is expected to offset any nominal improvement in funding costs that might result from continued core deposit expansion. Management expects that the continued maturation of the Company's retail branches, coupled with expected growth in the municipal sector, will provide access to additional low-cost sources of funds as well as provide ample opportunity to expand the Company's loan portfolio. The Company has placed particular emphasis on loan generation in Queens County and in selected other geographic areas such as the north shore peninsula of Nassau County and the south shore of western Suffolk County. Management of the Company expects that maturation of the branch network coupled with the ongoing consolidation of the local banking market will continue to produce additional commercial and municipal banking relationships, both for deposits and loans, that will enhance profitability in 2004 and beyond.
     Average total loans grew by 11.7%, 7.3% and 12.2% in 2003, 2002 and 2001, respectively. This growth has been achieved with little or no adverse impact on credit quality. The continued low level of interest rates during 2003, which continued to fuel the residential and commercial refinancing boom, a stepped-up pace of industry consolidation and an intensified calling effort, particularly in Queens County, were the primary reasons for the growth in the Company's loan portfolio during the past year. Management of the Company also expects significant opportunity for loan growth during the next twelve months as the result of additional penetration in the Queens marketplace coupled with an improved economic outlook. A suite of competitive products, including an Internetbased commercial cash management system, along with numerous equipment leasing options offered by SWLC, provide commercial lenders and branch managers with a product arsenal suitable for most types of relationships. These products, coupled with responsive, personal customer service and a group of highly experienced bankers, will enable the Company to take advantage of opportunities presented by the ongoing consolidation of the local banking market as well as an entree into any new markets.
     Average commercial loans, mortgages and installment loans grew at rates of 5.6%, 16.5% and 14.2%, respectively, in 2003. At December 31, 2003, total gross loans and leases outstanding amounted to $711 million, up 14.6% when compared to the comparable 2002 date. The year-end loan portfolio was composed of approximately 43% commercial mortgages, 37% commercial loans, 12% residential mortgages and home equity lines of credit, and 8% all other loans and leases. It is expected that the 2004 loan mix will remain, on a percentage basis, approximately the same as 2003.
     Based upon recent local and national economic forecasts, management of the Company anticipates that loans outstanding will grow at a rate of 6% to 8% in 2004. The continued consolidation of the New York City and Long Island banking markets still provides the greatest potential for loan growth. As local and national money center and regional bank competitors continue to roll up the local market, many retail, commercial and municipal customers will benefit from a stable, locally run community bank with an excellent reputation and a strong capital base.

STATE BANCORP, INC. AND SUBSIDIARIES


     Management of the Company is committed to quality loan growth. A comprehensive credit review process provides a quality control tool to ensure that only high quality loans are brought to the credit committee for consideration. This rigorous process is of paramount importance as the Company expands into new markets and combats new, larger competitors by offering an improved product array during 2004 and beyond.

2002 versus 2001
     Net interest income increased by 20.1% to $51.9 million during 2002 as the result of growth in average interest-earning assets of $172 million (up 17.9%). Growth in loans and mortgage-backed securities accounted for the asset expansion. Increases in commercial mortgages, consumer installment loans and lease receivables paced the $39 million or 7.3% increase in average loans outstanding in 2002 versus 2001. Average investment securities grew by $167 million or 48.1% due to a $198 million increase in mortgage-backed securities. Somewhat offsetting this growth were declines in tax-exempt municipal paper (down $32 million) and Government Agency securities (down $2 million). Funding the growth in interest-earning assets was a $152 million (33.2%) increase in core deposits, which provided 60% of total deposits in 2002 versus 51% in 2001.
     During 2002, the Company's net interest rate margin narrowed nominally to 4.77% from 4.79% in the prior year. The reduced spread resulted from lower interest rates coupled with a moderately asset sensitive balance sheet. A shift in the asset mix to a greater dependence on investment securities as a percentage of total earning assets along with the low interest rate environment resulted in a 145 basis point reduction in the earning asset yield to 6.12%. The Company's cost of funds declined dramatically as well (down 142 basis points to 1.34%), principally due to a shift in the Company's funding mix from CDs to core deposits and a decline in short-term interest rates.

INVESTMENT SECURITIES
     SFAS No. 115 requires the Company, at the time of purchase, to designate each investment security as either "available for sale"("AFS"), "held to maturity" or "trading," depending upon investment objectives, liquidity needs and ultimate intent. Securities available for sale are stated at market value, with unrealized gains or losses reported as a separate component of stockholders' equity until realized. Securities held to maturity are stated at cost, adjusted for amortization of premium or accretion of discount, if any. Trading securities are generally purchased with the intent of capitalizing on short-term price differences by selling them in the near term. The Company did not hold any trading securities at December 31, 2003 and 2002.
     At December 31, 2003, the Company held $512 million in AFS securities (90% of the investment portfolio) at a pre-tax unrealized net gain of $3.6 million, versus an unrealized net gain of $8.2 million at year-end 2002. At year-end 2003, the AFS portfolio was divided into the following categories: 7% corporate and other securities (including Federal Home Loan Bank of New York ("FHLB") stock); 17% tax-exempt municipal paper; 26% callable U.S. Government Agency securities; and 50% mortgage-backed securities ("MBS") (mainly FNMA and GNMA obligations). The held to maturity portion of the portfolio, which totaled $55 million, was composed almost entirely of Agency securities.
     An interest rate environment not seen in nearly fifty years once again created favorable market conditions during 2003. However, the Company maintained a defensive investment posture given the expectation that interest rates had reached their nadir and that the bias for the interest rate cycle was to trend upward. In light of these expectations, a conservative portfolio was constructed and designed to generate cash flow so as to take advantage of higher reinvestment in a rising rate environment. Securities such as premium MBS issues, callable Agencies and floating rate securities were purchased with the intention of not only creating cash flow for reinvestment, but also to limit the sensitivity of the portfolio's market value to movements in interest rates. Cash flows from the portfolio contain both principal and interest components, and as more cash flow is generated, the remaining average life of the security is effectively reduced. A shorter-lived security is beneficial in a rising rate environment because the longer the maturity of a security, the more sensitive its market value is to changes in interest rates.
     The Company's investment policy is conservative in nature and identifies liquidity and safety paramount among its objectives and, as such, the portfolio is largely comprised of Government Agency securities, MBS issues of Government-sponsored entities and local municipal notes. In addition to the creation of liquidity, risk management is another important aspect of the Company's investment strategy. The Company's portfolio construction is intentionally designed so as to avoid taking on credit risk while managing market risk. Market risk is measured by the sensitivity of the portfolio's market value to changes in the level of interest rates, and is managed by investing in shorter-lived instruments. The incremental yield garnered in the Company's investment strategy is largely the result of optionality. This optionality manifests itself in callable Government Agency securities and the propensity for faster prepayment in premium (above market rate) MBS. The defensive posture of the portfolio, with a continuing emphasis on cash flow generation and the avoidance of credit and market risk, remains a prudent strategy and is expected to continue in light of the current and forecasted interest rate environment.
     The Company's investment portfolio declined by $43 million at year-end 2003 versus the comparable 2002 date primarily as the result of a reduction in Agency securities (down $59 million) and MBS (down $10 million). The Company took advantage of the low rate environment to strategically reposition a portion of the investment portfolio during 2003. Securities were sold at gains when it was forecasted that those gains were going to be eliminated naturally through calls on Agency securities and accelerated principal paydowns on the MBS portfolio. Local, short-term municipal paper is sold throughout the year as part of the Company's asset/ liability management function.
     Agency securities declined principally due to calls that occurred throughout the year. Net MBS holdings declined by $10 million due to accelerated principal repayments arising out of the continued residential refinancing boom. The MBS issues held by the Company are primarily medium-term (average life) in nature with most final maturities less than fifteen years. The Agency issues on the Company's balance sheet are all callable within two years and most have final maturities of less than twelve years. If rates continue to fall during 2004, it is likely that these securities will be called in the next twelve months. The notes are AAA credits that provide a very competitive yield well in excess of the Company's incremental funding cost and are pledgeable to secure municipal deposits

                                            STATE BANCORP, INC. AND SUBSIDIARIES


and other borrowings and, therefore, are an integral part of the Company's funding strategy. The Company's portfolio of tax-exempt municipal notes increased by $15 million at year-end 2003 versus the comparable 2002 date. The Company continues to expand its municipal relationships and, as a natural outgrowth of that business, purchases short-term (one year or less) municipal paper. The vast majority of the municipal paper that is purchased is classified as available for sale and eventually sold into the secondary market when market conditions are favorable.
     During 2003, the Company's holdings of MBS decreased due to accelerated principal paydowns. The Company received paydowns of $125 million and $102 million in 2003 and 2002, respectively. Management expects that this trend will continue in 2004 at a roughly similar rate due to the current and forecasted interest rate environment.
     The Company's investment portfolio is low-risk in nature due to its concentration of U.S. Government Agency, local municipal notes and AAA-rated MBS balloon and pass-through issues. As of December 31, 2003, the MBS portfolio had an average life of approximately 2.3 years after adjusting for historical prepayment patterns. Approximately 74% of the MBS portfolio, including collateralized mortgage obligations ("CMOs"), had final maturities in excess of ten years. In general, principal prepayments on these securities will increase as interest rates fall and, conversely, prepayments will slow down as interest rates rise. CMOs accounted for less than 5% of the total investment portfolio as of year-end 2003. The CMOs held by the Company did not meet the regulatory definition of a high-risk security nor did the Company own any structured notes as of December 31, 2003. The Government Agency portfolio, callable in 2004 and 2005, has final maturities in the seven- to fifteen-year maturity range.
     The Company's investment subsidiary SB Portfolio continued to contribute significantly to the success of the Company throughout 2003. This subsidiary now holds and manages approximately 53% of the Company's investment portfolio. The majority of securities domiciled with SB Portfolio are MBS; however, portions of its portfolio are also dedicated to Government Agency and long-term tax-exempt paper as well. SB Portfolio has its own investment policy and Board of Directors; however, it still adheres to the stringent safety and quality standards present throughout the Company in its investment evaluation process. Management of the Company expects that SB Portfolio will continue to grow during 2004 through the reinvestment of its own interest income as well as through additional capital infusions from the parent Company if market conditions warrant. The Company did not provide additional capital to SB Portfolio during 2003.

SUMMARY OF LOAN LOSS EXPERIENCE AND ALLOWANCE FOR PROBABLE LOAN LOSSES
     One of management's primary objectives is to maintain a high quality loan portfolio in all economic climates. This objective is achieved by maintaining high underwriting standards coupled with regular evaluation of each borrower's creditworthiness and risk exposure. Management seeks to avoid loan concentrations within industries and customer segments in order to minimize credit exposure. The Company's senior lending personnel work in conjunction with line lenders to determine the level of risk in the Company's loan-related assets and establish an adequate level for the allowance for probable loan losses. An outside loan review consultant is also utilized to independently verify the loan classifications and the adequacy of the allowance for probable loan losses. Management actively seeks to reduce the level of nonperforming assets, defined as nonaccrual loans and other real estate owned, through aggressive collection efforts and, where necessary, litigation and charge-off. Other real estate owned properties are aggressively marketed for sale utilizing local commercial and residential realtors where necessary.
     As illustrated in Table I, the Company's nonperforming assets increased by $5.0 million to $11.4 million at year-end 2003 versus 2002 following a $2.6 million decline in 2002 versus 2001. At December 31, 2003, total nonperforming assets as a percentage of loans and other real estate owned amounted to 1.6% as compared to 1.0% and 1.6% at year-end 2002 and 2001, respectively. The Company held one commercial property in other real estate owned at year-end 2003 with a carrying value of $2.7 million. Management anticipates disposing of this property by mid-year 2004 with no material impact to the Company's income statement. The year-end 2003 increase in nonperforming assets, as defined by the Company, resulted from a $2.3 million increase in nonaccrual loans coupled with the transfer of the aforementioned commercial credit to other real estate owned. The growth in nonaccrual loans during 2003 resulted from several additional commercial credits being downgraded to nonperforming status, none of which exceeded $1 million.
     Management of the Company actively reviews the level and composition of nonperforming assets. During 2003, this meant a continuation of recent years' strategy of collection through litigation combined with enhanced collateral positions on virtually all nonperforming assets. During 2003, the Company experienced an increase in the total level of nonaccrual loans, restructured accruing loans and loans 90 days or more past due and still accruing. The total level of these assets grew by $5.0 million during 2003 to $11.5 million at year-end. This increase in nonperforming assets resulted in somewhat diminished coverage ratios at year-end. The allowance for probable loan losses as a percentage of nonaccrual loans declined to 124% from 159% at year-end 2002, while the allowance for probable loan losses as a percentage of nonaccrual loans, restructured accruing loans and loans 90 days or more past due and still accruing also decreased during 2003 to 122% from 153% in 2002. At December 31, 2003, the Company had no restructured accruing loans. Loans in this category are composed mainly of loans which have demonstrated performance in accordance with the terms of their restructure agreements; however, they did not yield a market rate of interest subsequent to their restructuring.
     Based upon current economic conditions, management has determined that the current level of the allowance for probable loan losses is adequate in relation to the risks present in the portfolio. Management considers many factors in this analysis, among them delinquency trends, concentrations within segments of the loan portfolio as well as recent charge-off experience when assessing the degree of credit risk in the portfolio. Collateral appraisals and estimates of current value influence the estimation of the required allowance balance at any point in time. The Company's loan portfolio is concentrated in commercial and industrial loans and commercial mortgages, the majority of which are fully secured by collateral with a market value in excess of the carrying value of the individual loans. Although overall loan quality remains strong, management of the Company increased the level of the provision for probable loan losses during 2003 in recognition of the continued growth in the

STATE BANCORP, INC. AND SUBSIDIARIES


portfolio. The provision for probable loan losses totaled $3.9 million in 2003 and $3.6 million in both 2002 and 2001. The resulting allowance for probable loan losses balance of $10.7 million at December 31, 2003 amounted to 1.5% of loans outstanding versus 1.6% in 2002 and 1.7% in 2001.
     Net loan charge-offs totaled $3.2 million in 2003 versus $2.8 million and $4.1 million in 2002 and 2001, respectively. Recoveries totaled $304 thousand in 2003 versus $202 thousand in 2002 and $161 thousand in 2001. Although the local economy grew moderately during the past year, existing weaknesses in certain sectors of the economy may cause future problems. The potential consequences of a rapid increase in interest rates or a prolonged economic slowdown in industries which impact the Company's borrower base make it difficult to forecast the impact on asset quality that will result during 2004 or any additional charge-offs that will be required during the year.
     It is the present intent of management to further increase the level of the allowance for probable loan losses to reflect any exposure represented by fluctuations in the local real estate market and the underlying value that that market provides as collateral to certain segments of the loan portfolio. In recognition of the economic uncertainties previously elaborated upon, the normal risks inherent in any credit portfolio and expected TABLE I Analysis of Nonperforming Assets at December 31, Total nonperforming assets Restructured accruing loans growth in the loan portfolio, management anticipates that the 2004 provision for loan losses will approximate last year's level. The provision is continually evaluated relative to portfolio risk and regulatory guidelines and will continue to be closely reviewed throughout 2004. In addition, various regulatory agencies, as an integral part of their examination process, closely review the allowance for probable loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment of information available to them at the time of their examinations.
     The Company has no foreign loans outstanding. The concentration of loans exceeding 10% of total loans was the Bank's loans totaling $106 million and $82 million to real estate operators, lessors and developers, and to building construction general contractors, respectively. Repayment of these loans is dependent in part upon the overall economic health of the Company's market area and current real estate values. Management of the Company is not aware of any trends, events or uncertainties that will have, or that are reasonably likely to have, a material effect on the Company's liquidity, capital resources or future operating results. For loans not separately disclosed herein, management is not aware of information relating to any material credit that would impact the ability of those borrowers to comply with loan repayment terms.

TABLE 1

Analysis of Nonperforming Assets at December 31,                               2003       2002         2001        2000       1999
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Nonaccrual loans                                                           $  8,666    $  6,317    $  8,920    $ 10,736    $  5,194
Other real estate                                                             2,697          --          --         330         115
------------------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets                                                 $ 11,363    $  6,317    $  8,920    $ 11,066    $  5,309
====================================================================================================================================
Restructured accruing loans                                                $ --        $    107    $    284    $    406    $    422
====================================================================================================================================
Loans 90 days or more past due and still accruing interest                 $    149    $    129    $    405    $  3,542    $      3
====================================================================================================================================
Total loans outstanding                                                    $711,216    $620,384    $551,598    $496,992    $488,948
Total stockholders' equity                                                 $ 94,712    $ 87,683    $ 76,288    $ 72,307    $ 56,103
Allowance for probable loan losses                                         $ 10,732    $ 10,046    $  9,255    $  9,207    $  7,107

Key ratios:
Allowance for probable loan losses as a percent of total loans                  1.5%        1.6%        1.7%        1.9%        1.5%
Nonaccrual loans as a percent of total loans                                    1.2%        1.0%        1.6%        2.2%        1.1%
Nonperforming assets (1) as a percent of total loans and other real estate      1.6%        1.0%        1.6%        2.2%        1.1%
Allowance for probable loan losses as a percent of nonaccrual loans           123.8%      159.0%      103.8%       85.8%      136.8%
Allowance for probable loan losses as a percent of nonaccrual loans,          121.7%      153.3%       96.3%       62.7%      126.5%
   restructured accruing loans and loans 90 days or more
   past due and still accruing interest

(1) Excludes restructured accruing loans and loans 90 days or more past due and still accruing interest.

------------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME

2003 versus 2002
     Other income increased by over 100% in 2003 when compared to 2002 largely the result of greater net security gains. Excluding the impact of net security transactions in each year, other income totaled $3.3 million in 2003, up 18.7% versus 2002. This improvement resulted from growth in several categories, most notably service charges on deposit accounts (up 9.4%). An increase in overdraft fees coupled with higher deposit service charges accounted for the foregoing growth. Other operating income improved by $381 thousand or 29.3% as the result of growth in residential mortgage loan sales fees, annuity commissions, letter of credit fees, debit card income, wire transfer fees and cash management product sales. Somewhat offsetting these positive factors was lower sweep account income, wealth management referral fees and ATM service charge income.
     Return item charges continue to represent the Company's primary source of other income. These fees increased by 15.8% in 2003 versus 2002 as the result of improved collection efforts by the Company's commercial and retail relationship managers. Other service charges on deposits, the second largest source of fee revenue to the Company,

                                            STATE BANCORP, INC. AND SUBSIDIARIES


improved by a nominal 1.2% in 2003 as the result of new relationships developed during 2002 and product pricing that more accurately reflects customer profitability.
     During 2003, the Company recorded $5.8 million in net security gains as the result of selected sales of investment securities, principally long-term zero coupon municipal notes, mortgage-backed securities and Government Agency paper, to achieve certain portfolio restructuring goals. This compares to a net gain of $1.7 million in 2002 and $2.0 million in 2001.
     Other operating income improved by 29.3% in 2003 following a 2.9% reduction in 2002. Growth in several categories accounted for the improvement. Growth in the Company's commercial and municipal customer base and improved sales of products such as letters of credit, annuities and the introduction of a debit card during 2003 served to improve other operating income. The prevailing interest rate environment has made the Company's money market sweep account product popular for businesses looking to maximize their return on idle cash. This product, as well as the recently introduced Personal Account Manager (PAM) Internet banking product for the retail customer, are each expected to increase other income in 2004 as the Company continues to penetrate the geographic areas surrounding its branch network throughout Nassau, Suffolk and Queens Counties. The maturation of the Company's sales culture, coupled with several new products, is expected to improve the "share of wallet" ratio of existing customers in 2004 as well as to identify prospective customers through ongoing marketing efforts in local communities. The introduction of a debit card product in early 2003, the addition of a new foreign exchange product rolled out late in the year coupled with an enhanced merchant services sales program are some of the reasons that management of the Company expects other operating income to further improve in 2004 and in subsequent years.

2002 versus 2001
     Other income declined by 10.0% in 2002 when compared to 2001. This decrease resulted from lower net security gains in 2002 and the receipt of $290 thousand in nonrecurring gains realized from the receipt of life insurance proceeds related to two former Board members in 2001. Excluding each of these items, other income improved by 2.4% versus 2001. Higher levels of deposit service charges, sweep account fees, ATM transaction fees, Investors Marketplace mutual fund sales fees, wire transfer fees and annuity commissions accounted for the improvement in income. Somewhat offsetting these positive factors were lower overdraft fees and the aforementioned life insurance proceeds received in 2001. Net security gains of $1.7 million were recorded in 2002 versus net gains of $2.0 million in 2001.

OPERATING EXPENSES

2003 versus 2002
     Operating expenses increased by 9.6% to $41.1 million in 2003 when compared to 2002. This rate of growth is approximately half that of the 2002 versus 2001 comparison. The primary reasons for the growth in expenses were higher levels of salaries and employee benefits, increased occupancy and legal costs and growth in other operating expenses. Legal expenses increased by 8.9% during 2003. The largest component of the Company's legal expenses relates to ongoing litigation arising out of the Bank's deposit relationship with Island Mortgage Network, Inc. ("IMN") and its affiliates, as previously disclosed in the Company's Form 10-Q and 10-K filings with the Securities and Exchange Commission. These expenses totaled $3.8 million in 2003 and $3.3 million in both 2002 and 2001. The Company expects to incur additional costs related to this litigation during 2004; however, these costs are not specifically quantifiable at this point in time.
     The Bank is involved in a number of legal proceedings related to IMN and certain related entities, which held deposit accounts at the Bank during portions of 1999 and 2000. IMN and its related entities were principally engaged in offering and providing mortgages to consumers. IMN was licensed by the Banking Department of the State of New York (the "Banking Department"), and various entities related to IMN were reportedly licensed to operate in a large number of other jurisdictions across the United States. IMN apparently financed its operations in significant part through the use of loans and/or revolving lines of credit provided by lenders ("Warehouse Lenders") that were not related to the Bank.
     On June 30, 2000, the Banking Department suspended IMN's license to engage in mortgage banking activities. On July 19, 2000, IMN and its publicly held parent company, AppOnline.com, Inc. ("AppOnline"), filed a petition under Chapter 11 of the Bankruptcy Code in the Eastern District of New York. On July 28, 2000, certain Warehouse Lenders filed an involuntary bankruptcy petition against Action Abstract, Inc. ("Action Abstract"), an entity to which they apparently had regularly wired funds in connection with their dealings with IMN. Bankruptcy cases are also ongoing as to several other entities related or allegedly related to IMN. The Chapter 11 Trustee of the estates of IMN, AppOnline and Action Abstract has obtained an order substantively consolidating all of those bankruptcy cases.
     In the course of the bankruptcy cases, it has been alleged that IMN and its affiliates engaged in a widespread pattern of fraud directed at the Warehouse Lenders, title agents, closing companies and others with whom IMN and its affiliates regularly dealt. The office of the United States Attorney for the Eastern District of New York ("USAO") conducted an inquiry into the manner in which IMN and its affiliates conducted their operations, which included an examination of the relationship between IMN and its affiliated entities and the Bank. As the Bank expected, the USAO determined that based on the information it collected it did not intend to seek an indictment against the Bank or any of its officers or employees for conduct relating to IMN. The Bank's representatives have also been in contact with the Banking Department and the Federal Deposit Insurance Corporation and will continue to work with them to address any questions or concerns they might have.
     As previously reported, the Bank has been named (along with other defendants) in lawsuits related to the activities of IMN and related companies. In certain of these litigations, the Bank was named as a defendant merely because monies in dispute were located in accounts at the Bank. In the remainder, while each complaint is somewhat different, the principal common allegation against the Bank is that it knew or should have known that the manner in which IMN and its affiliates were managing certain accounts was improper, and that the Bank's actions in this regard

STATE BANCORP, INC. AND SUBSIDIARIES


aided and abetted a fraudulent scheme by IMN and its affiliates. The cases currently pending against the Bank are as follows:

-- Blanton, et al. v. IMN Financial Corp., et al., Adv. Proc. No. 01-8096,
   Bankruptcy Court for the Eastern District of New York, and Moritz, et al.
   v. National Settlement Services Corp., et al., Civil Action No. 3:00 CV 426 MU, Western District of North Carolina. While technically these cases remain pending, the Bank has executed binding settlement agreements with the plaintiffs in both cases, and finalization of those settlements is contingent only upon the fulfillment of certain conditions precedent by the plaintiffs, which has not yet occurred but is expected to occur. The cost of settling these litigations is not material.
-- Broward Title Co. v. Alan Jacobs, et al., Adv. Proc. No. 01-8181, Bankruptcy
   Court for the Eastern District of New York. In July 2002, Broward's claims against the Bank and the Duboff defendants were severed from its claims against the remaining defendants. Since that time, Broward has been actively pursuing its case against the remaining defendants and has not made any attempts to prosecute its case against State Bank, although it may do so at a later date.
-- Household Commercial Financial Services, Inc., et al. v. Action Abstract,
   Inc., et al., Adv. Proc. No. 02-8167, Bankruptcy Court for the Eastern District of New York. The parties are currently in the expert discovery phase of litigation.
-- Alan M. Jacobs, as Chapter 11 Trustee v. State Bank of Long Island, Adv.
   Proc. No. 02-8157, Bankruptcy Court for the Eastern District of New York. The court denied the Trustee's motion for summary judgment on its $14 million preference claim and granted State Bank's cross-motion for summary judgment, dismissing that claim. The Trustee recently moved for leave to file an amended complaint, alleging that other transfers from IMN to State Bank in the amount of approximately $5.5 million, which were not referenced in the Trustee's original complaint, are avoidable both as fraudulent conveyances and preferential transfers. Briefing on the motion is not yet complete.

     During 2003, the Bank settled two previously reported litigations. In February 2003, the Bank resolved the Duboff litigation. All of Duboff's claims against the Bank, as well as all claims, counterclaims and cross-claims between the Bank and the plaintiffs, were dismissed with prejudice. In June 2003, the Bank resolved the First American litigation. The claims asserted by each and every plaintiff against the Bank were dismissed with prejudice.
     Additionally, in December 2003, the Bank and Gulf Insurance Company ("Gulf") resolved certain claims made by the Bank under insurance policies issued by Gulf.
     The Bank is defending these lawsuits vigorously, and management believes that the Bank has substantial defenses to the claims that have been asserted. However, the ultimate outcome of these lawsuits cannot be predicted with certainty. It also remains possible that other parties may pursue additional claims against the Bank related to the Bank's dealings with IMN and its affiliates. The Bank's legal fees and expenses will continue to be significant, and those costs, in addition to any costs associated with settling the IMN-related litigations or satisfying any adverse judgments, could have a material adverse effect on the Bank's results of operations or financial position.
     In addition to the litigations noted above, the Company and the Bank are subject to other legal proceedings and claims that arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability, if any, with respect to such matters will not materially affect future operations and will not have a material impact on the Company's financial statements.

Operating expenses of State Bancorp, Inc.                                 Over/
(in thousands)                                                          (under)
For the years ended December 31,                       2003      2002      2002
--------------------------------------------------------------------------------
Salaries and other employee benefits                $22,692   $19,918        14%
Occupancy                                             3,853     3,312        16
Equipment                                             1,560     1,366        14
Legal                                                 3,863     3,546         9
Marketing and advertising                             1,416     2,124       (33)
Other operating expenses                              7,705     7,211         7
================================================================================
Total operating expenses                            $41,089   $37,477        10%
================================================================================

     Salaries and other employee benefits increased by $2.8 million (13.9%) during 2003 as a result of staff growth in various areas of the Company. The full year impact of branches opened during 2002 also negatively impacted the year-to-year expense comparison. Increased supplementary compensation costs, health care, life insurance and FICA expenses, and related increases in 401(k) and employee stock ownership plan (ESOP) contributions and higher sales commissions all added to the growth in salaries and benefits costs during 2003. Also contributing to the increase in expenses in 2003 were higher levels of occupancy costs (up 16.3%), equipment expenses (up 14.2%) and other operating expenses (up 6.9%). Somewhat offsetting the foregoing increases was a decline in marketing and advertising expenses of $708 thousand or 33.3%. The 2002 marketing and advertising budget included a large corporate sponsored event that did not reoccur in 2003.
     The rate of growth in operating expenses during 2003, while above the Bank's historical average, declined significantly from that of 2002 and 2001. Total operating expenses grew at a rate of 9.6% in 2003 versus 2002 as compared to 18.6% and 43.7% in 2002 and 2001, respectively. The expense growth experienced during the 2001 and 2002 period was due primarily to the previously noted IMN litigation, the acquisition of SWLC in 2001 and the opening of five new branch offices during the same period. Productivity improvements achieved through the enhanced utilization of technology are noteworthy in their ability to reduce the level of staff and infrastructure necessary to support the growth and expansion of the Company's primary lines of business. The Company is focused on its goal of reducing the operating efficiency ratio (total operating expenses divided by the sum of fully taxable equivalent net interest income and other income, excluding net security gains or losses) once again to a level below 55%. This can be accomplished through a combination of revenue growth and stringent expense control in all areas. The ongoing expansion of staff and branch facilities in recent years along with growth in both the lending staff and operational support functions has resulted in rates of operating expense growth above corporate targets. This trend will moderate in 2004 as the Company has no current plans to open additional branches, nor is it likely to expand the amount of space that it currently occupies. Numerous expense control measures have been put in place for 2004, including strict guidelines with respect to increases in base compensation for current staff. Excluding the impact of 2004 litigation-related expenses, which are not yet specifically quantifiable, management of the Company expects that the projected expansion

                                            STATE BANCORP, INC. AND SUBSIDIARIES


of the Company's asset and revenue bases will offset expected growth in the Company's operating expenses. The rate of growth in loans and core deposit balances planned for the coming year is expected to more than offset the anticipated increase in operating expenses that comes with normal growth and expansion.
     The Company's primary expense control rates of measurement are the operating efficiency ratio and the ratio of total operating expenses to average assets. The Company's operating efficiency ratio increased to 70.7% in 2003 versus 66.0% and 64.5% in 2002 and 2001, respectively. Prior to the IMN litigation and the recent branch expansion program, the Company's efficiency ratio was 52.5% in 2000. The second measure of expense control utilized by the Company is total operating expenses to average assets. The Company recorded ratios of 3.03% in 2003 and 3.14% and 3.15% in 2002 and 2001, respectively, in this category. Management of the Company is extremely cognizant of expense management and places great emphasis on control of operating expenses, but always in the context of prudent growth and expansion of the Company's branch network and of profitable lines of business with a quantifiable return on equity and accretive impact on earnings per share. Management is also aware, however, that the appropriate resources necessary to grow the Company's revenue base must also be made available in order to improve earnings for the long term. Along these lines, management also monitors the ratio of average assets per employee and, at over $4.6 million per employee, the Company ranks in the top 10% of its peer group in this category. This efficient utilization of staff is another reason behind the Company's excellent record of growth in earnings and assets.
     Rates of growth in both net interest income and other income are expected to outpace increases in operating expenses (excluding IMN-related legal expenses) in the coming year, thereby resulting in anticipated improvements in each of the foregoing expense control ratios in 2004. The Company's long-term goal, as stated in numerous previous stockholder communications, continues to be to reduce its operating efficiency ratio to a level of 55% or less and to lower the operating expenses to average assets ratio to 2.25% or lower. While this will not occur during 2004, it remains a long-term objective to continually improve these ratios in both absolute terms and in relation to the Company's community bank peer group. An analysis of the remaining components of 2003 operating expenses, by category, follows.
     Occupancy expenses totaled $3.9 million in 2003, an increase of 16.3% when compared to 2002. This increase resulted principally from the full year impact during 2003 of the expanded branch network and additional space occupied by support areas during 2002, higher real estate taxes, increased utility expenses, higher building depreciation expense and an increase in maintenance and repair costs. The increase in rental costs in 2003 versus 2002 resulted principally from costs associated with additional space occupied at the Jericho Plaza facility in mid-2002 versus a full year of expenses in 2003. Real estate taxes rose in 2003 when compared to the prior year as the result of two Nassau County certiorari proceedings settled during 2002 coupled with higher commercial property tax rates assessed in 2003. Building and leasehold depreciation increased as a result of the full year impact of costs associated with the renovation of the two branches opened in 2002. Occupancy costs are expected to rise at a more moderate rate in 2004 in as much as no facilities expansion is currently contemplated during the upcoming year.
     Equipment expenses increased by 14.2% to $1.6 million in 2003 as the result of the purchase of new equipment and associated costs, principally due to ongoing expansion of the Company's technology network. Depreciation expense grew by 25.7% in 2003 when compared to 2002, due to ongoing technology initiatives undertaken and equipment purchases related to the previously noted facilities expansion.
     Legal expenses, as previously noted, grew by $316 thousand (8.9%) during 2003. In excess of ninety percent of the Company's legal expenses relate to the ongoing IMN litigation previously disclosed in the Company's Securities and Exchange Commission filings. Management of the Company expects that additional expenses will be incurred related to this litigation during 2004 the extent of which is not specifically quantifiable at this time.
     Marketing and advertising costs declined significantly during 2003 (down 33.3%) when compared to 2002. This decrease resulted principally from nonrecurring expenses related to a corporate sponsorship of the U.S. Open golf event held on Long Island coupled with promotions related to the Company's new branch locations during 2002. It is expected that this expense category will again decrease during 2004, as several promotional initiatives undertaken during 2003 will not be repeated in 2004. Stringent cost control will also assist in reducing this expense category in the next twelve months.
     Other operating expenses increased by 6.9% to $7.7 million in 2003 when compared to 2002. This growth resulted from increases in several expense categories, most notably credit and collection fees, audit and examination fees, computer software maintenance and other real estate expenses. The increase in credit and collection costs was the direct result of litigation efforts related to nonperforming assets. Computer software maintenance costs rose due to an increase in vendor pricing coupled with a significant amount of additional software licenses due to growth in staff. Audits and examination expenses increased as the result of regulatory exam costs coupled with higher costs associated with Government compliance matters, including the USA Patriot Act and the Sarbanes Oxley Act. Other real estate expenses, specifically those associated with routine maintenance and real estate taxes, increased as the result of the Company foreclosing on a commercial property during 2003. Somewhat offsetting these negative factors were decreases in several expense categories, mainly SWLC subsidiary operating costs, stationery and supplies, consulting fees, stockholder expenses and checkbook charges. Management of the Company expects that operating expenses, in absolute terms, will continue to grow as the Company expands its operations, the markets it serves and the products it offers. Management anticipates an overall rate of increase of 5% to 7% as an expense growth estimate for 2004.

2002 versus 2001
     Operating expenses rose in all categories during 2002 increasing by 18.6% to $37.5 million. The largest component of this increase related to growth in salaries and other employee benefits costs, which expanded by $3.3 million or 19.9%. This growth resulted from the previously noted branch expansion coupled with additions to staff in various support areas. Increases in supplementary compensation, retirement plan costs, health care and FICA expenses are contributed to the growth in 2002 expenses.

STATE BANCORP, INC. AND SUBSIDIARIES


     Occupancy costs expanded by 50.7% in 2002 due principally to an expanded branch network, additional space occupied by support areas during 2002, higher real estate taxes, increased utility expenses and higher maintenance and repair costs. The increase in rental costs resulted from the opening of five new branches during 2001 and 2002 coupled with additional space occupied at the Company's Jericho Plaza facility in mid-2002. Somewhat offsetting these increases was the settlement of two Nassau County certiorari proceedings during 2002.
     Equipment expenses increased by 21.3% to $1.4 million in 2002 as the result of equipment purchases and related maintenance costs, principally due to the continued expansion of the Company's personal technology network.
     Legal expenses, primarily related to the IMN litigation, grew by only $29 thousand during 2002.
     Marketing and advertising costs increased by $647 thousand (43.9%) during 2002. This increase was related to a corporate sponsorship of the U.S. Open golf tournament held on Long Island during 2002 coupled with promotions related to the Company's new branch locations.
     Other operating expenses increased by 8.3% to $7.2 million in 2002 versus 2001. This growth resulted from increases in several categories, most notably credit and collection fees, telecommunications expenses, computer software maintenance, amortization of branch pre-opening costs and ATM expenses.

EFFECTIVE INCOME TAX RATE

2003 versus 2002
     Income tax provisions of $5.3 million, $4.0 million and $2.2 million were recorded in 2003, 2002 and 2001, respectively. The Company is currently subject to both a statutory incremental Federal tax rate of 35% (34% for the first $10 million of taxable income), and a New York State tax rate of 7.5%, plus a surcharge of 17%. The Company's overall effective tax rate was 30.4%, 26.3% and 16.6% in 2003, 2002 and 2001, respectively.
     The increase in 2003's effective tax rate was due to a lower level of tax-exempt income coupled with growth in New York State taxable income resulting from expansion of the Bank's balance sheet. SB Portfolio provides investment management services to the Bank and the Company. At year-end 2003, approximately $302 million in assets, primarily MBS, Government Agency and tax-exempt municipal securities, were managed by SB Portfolio. The income from these assets is exempt from New York State income taxes. Management of the Company anticipates that the consolidated 2004 effective tax rate will be similar to that of 2003 at an approximate rate of 30.0%.

2002 versus 2001
     The Company's effective tax rate increased to 26.3% in 2002 from 16.6% in 2001. This increase was largely due to a lower level of tax-exempt income coupled with growth in taxable income resulting from balance sheet expansion. At year-end 2002, approximately $293 million in Government Agencies, MBS and tax-exempt municipal securities were managed by SB Portfolio.

OFF-BALANCE SHEET ARRANGEMENTS
     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby and documentary letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated financial statements. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral required varies, but may include accounts receivable, inventory and equipment, real estate and income-producing commercial properties. At December 31, 2003 and 2002, commitments to originate loans and commitments under unused lines of credit for which the Bank is obligated amounted to approximately $227 million and $190 million, respectively.
     Letters of credit are conditional commitments issued by the Bank guaranteeing payments of drafts in accordance with the terms of the letter of credit agreements. Commercial letters of credit are used primarily to facilitate trade or commerce and are also issued to support public and private borrowing arrangements, bond financing and similar transactions. Collateral may be required to support letters of credit based upon management's evaluation of the creditworthiness of each customer. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Most letters of credit expire within one year. Management does not anticipate any material losses as a result of these transactions. At December 31, 2003 and 2002, the Bank had letters of credit outstanding of approximately $14 million and $8 million, respectively.
     At year-end 2003, the Company was a party to two interest rate swap agreements with terms expiring in September 2007 that hedge a portion of the interest rate variability in its portfolio of prime rate loans. These agreements effectively require the Company to pay prime interest rate and receive a fixed rate of 6.01% from the counterparties on $50 million of loan assets. The fair value of the swap agreements was $350 thousand, inclusive of accrued interest of $47 thousand, at December 31, 2003. During 2003, the Company recognized interest income of $318 thousand under the agreements.
     The Company is also obligated under various leases covering certain equipment, branches, office space and the land on which its head office is built. The minimum payments under these leases, certain of which contain escalation clauses, are as follows: in 2004, $2.3 million; in 2005, $2.2 million; in 2006, $1.8 million; in 2007, $1.7 million; in 2008, $1.7 million; and the remainder to 2012, $4.6 million.

                                            STATE BANCORP, INC. AND SUBSIDIARIES


TABULAR DISCLOSURE OF CONTRACTUAL OBLIGATIONS
Shown below are the amounts of payments due under specified contractual obligations, aggregated by category of contractual obligation, for specified time periods. All information is as of December 31, 2003.


                                                                                               Payments due by period
                                                                                                   (in thousands)
                                                                         -----------------------------------------------------------

Contractual Obligations                                                     Total   Less than                              More than
                                                                                       1 year   1-3 years     3-5 years      5 years
------------------------------------------------------------------------------------------------------------------------------------
Leases covering various Bank equipment, branches, office space and land  $ 14,322      $2,315      $4,048        $3,381      $ 4,578
Federal funds purchased                                                    10,000      10,000          --            --           --
Securities sold under agreements to repurchase                             31,601      31,601          --            --           --
Federal Home Loan Bank of New York overnight funding                       50,000      50,000          --            --           --
Obligations under equipment lease financing                                   714         490         224            --           --
Guaranteed preferred beneficial interest in subordinated debt              20,000          --          --            --       20,000
------------------------------------------------------------------------------------------------------------------------------------
Total                                                                    $126,637     $94,406      $4,272        $3,381      $24,578
====================================================================================================================================


CAPITAL RESOURCES
     The Company's platform for successful financial performance, efficient utilization of resources and its capacity to expand its assets and increase earnings stems from the strength of its capital position. The Company strives to maintain an efficient level of capital, commensurate with its risk profile, on which a competitive rate of return to stockholders will be realized over both the short and long term, while serving the needs of its depositors, creditors and regulatory agencies. In determining an optimal capital level, the Company also considers the capital levels of its peers and the evaluations of its primary regulators. During 2003, the Company's capital was expanded by the amount of its net income earned and common stock issued net of cash dividends paid to stockholders and shares repurchased. At December 31, 2003, stockholders' equity totaled $94.7 million, an increase of $7.0 million or 8.0% from year-end 2002. Total equity at December 31, 2002 was $87.7 million. Retention of earnings, net of cash dividends paid on common stock, added $7.4 million to equity in 2003. Somewhat offsetting this growth was the repurchase of 54,041 shares of stock as part of the Company's stock repurchase plan. Approximately $1.0 million in capital was utilized to purchase these shares at an average price of $19.19 per share. Under the Board of Directors' current share repurchase authorization, management may repurchase up to 162,142 additional shares if market conditions warrant. This action will only occur if management feels that the purchase will be at prices that are accretive to earnings per share.
     Internal capital generation, defined as earnings less cash dividends paid on common stock, is the primary catalyst supporting the Company's future growth of assets and stockholder value. Management continually evaluates the Company's capital position in light of current and future growth objectives.
     During the fourth quarter of 2003, the Company enhanced its Tier I capital position through the issuance of an additional $10 million in trust preferred securities through a pooled offering structure. The trust preferred securities, which currently qualify as Tier I capital for regulatory capital purposes, were issued by a newly established subsidiary, State Bancorp Capital Trust II. The securities bear an interest rate tied to three-month LIBOR and are redeemable by the Company in whole or in part after five years or earlier under certain circumstances. The initial rate on the securities was 4.02%. The Company now has a total of $20 million in trust preferred securities outstanding. The average rate on all trust preferred securities was 4.72% during 2003. As of year-end 2003 and 2002, the company's Tier I capital ratios were 8.08% and 6.95%, respectively.
     The Company has no present plans to issue or utilize preferred stock. These shares afford management additional flexibility with respect to future equity financing to support business expansion.
     Management strives to provide stockholders with a competitive return on their investment in the Company. During 2003, the Board of Directors distributed cash dividends on the Company's common stock amounting to $0.55 at a rate of approximately $0.14 per quarter. In addition, the Company also paid a 5% stock dividend in 2003, the 34th consecutive year that it has paid a stock dividend.

[THE FOLLOWING DATA WAS REPRESENTED AS A BAR CHART IN THE PRINTED MATERIAL]

                       CASH DIVIDENDS PAID
                   AND DIVIDEND PAYOUT RATIOS

-------------------------------------------------------------------------------
For the Years Ended December 31    Cash dividends paid    Dividend payout ratio
-------------------------------    -------------------    ---------------------
             1999                       $3,452,912               33.43%
             2000                       $3,777,938               35.28%
             2001                       $4,197,162               38.79%
             2002                       $4,414,379               39.06%
             2003                       $4,647,399               38.68%
-------------------------------------------------------------------------------

     The Company also makes a common stock dividend reinvestment plan available to its stockholders. This plan allows existing stockholders to reinvest cash dividends in Company stock and/or to purchase additional shares through optional cash investments on a quarterly basis. Shares are purchased at a 5% discount from the current market price under either plan option. During 2003 and 2002, $2.8 million and $1.8 million, respectively, were added to stockholders' equity through plan participation. Approximately 18% of the Company's cash dividends were reinvested in 2003 under this plan, and since inception, approximately $10.8 million in additional equity has been added through plan participation. Management anticipates continued future growth in equity through the program.

STATE BANCORP, INC. AND SUBSIDIARIES


     State Bancorp, Inc. and its subsidiaries are subject to various regulatory capital requirements administered by the Federal Reserve Board and the Federal Deposit Insurance Corporation. These regulatory authorities measure capital adequacy on a risk-weighted assets basis. Their guidelines provide a method of monitoring capital adequacy that is sensitive to the risk factors inherent in a bank's asset base, including off-balance sheet exposures. The guidelines assign various weights to different asset types depending upon their risk profile. Generally speaking, assets with greater risk require more capital support than do less risky assets. In addition, a leverage standard has been established to supplement the risk-based ratios in assessing an institution's overall capital adequacy. Failure to maintain the Bank's capital ratios in excess of minimum regulatory guidelines requires bank regulatory authorities to take prompt corrective action in accordance with the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). The regulations arising from FDICIA established five categories of capitalization for depository institutions: (1) well-capitalized, (2) adequately capitalized, (3) undercapitalized, (4) significantly undercapitalized and (5) critically undercapitalized. Based upon its December 31, 2003 capital position as outlined in Table II, the Bank's capital ratios exceed the minimums established for a well-capitalized institution and exceed, by a significant margin, the minimum requirements under FDICIA. Failure to meet minimum capital requirements can initiate certain actions by regulators that could have a direct effect on the Company's and the Bank's operations and financial statements. The Company has no plans or commitments for capital utilization or expenditures that would affect its current capital position or would impact its future financial performance.

TABLE II
                                                                                                                         Regulatory
                                                                                                                           Criteria
                                                                             The Bank's Ratios as of December 31,        for a Well
                                                          Regulatory         -------------------------------------      Capitalized
                                                             Minimum            2003          2002          2001        Institution
-----------------------------------------------------------------------------------------------------------------------------------
Leverage ratio--Tier I Capital to Total Adjusted Assets   3.00-5.00%            7.97%         6.88%         7.71%              5.00%
Tier I Capital/Risk-Weighted Assets                            4.00%           12.09%        11.26%        11.69%              6.00%
Total Capital/Risk-Weighted Assets                             8.00%           13.29%        12.51%        12.94%             10.00%
-----------------------------------------------------------------------------------------------------------------------------------


LIQUIDITY
     Liquidity management is defined as the Company's ability to meet its financial obligations on a continuous basis without material loss or disruption of normal operations. These obligations include the withdrawal of deposits on demand or at their contractual maturity, the repayment of borrowings as they mature, the ability to fund new and existing loan commitments and to take advantage of business opportunities as they arise. Liquidity is composed of the maintenance of a strong base of core deposits, maturing short-term assets including cash and due from banks, the ability to sell marketable assets and access to lines of credit and the capital markets.
     Liquidity at the Company is measured and monitored daily, thereby allowing management to better understand and react to emerging balance sheet trends. After assessing actual and projected cash flow needs, management seeks to obtain funding at the most economical cost to the Company. These funds can be obtained by converting liquid assets to cash or by attracting new deposits or other sources of funding. Many factors affect the Company's ability to meet its liquidity needs, including variations in the markets served, loan demand, its asset/liability mix, its reputation and credit standing in its markets and general economic conditions.
     The Funds Management Committee and the Asset/Liability Management Committee
(ALCO) are jointly responsible for oversight of the Company's liquidity position and management of its asset/liability structure. The ALCO establishes specific policies and operating procedures governing the Company's liquidity levels and develops plans to address future current and liquidity needs. This Committee monitors the loan and investment portfolios while also examining the maturity structure and volatility characteristics of the Company's liabilities to develop an optimum asset/liability mix. Funding sources available to the Company include retail, commercial and municipal deposits, purchased liabilities and stockholders' equity. If needed for short-term liquidity purposes, the Company has access to $38.5 million in unsecured lines of credit extended by correspondent banks. In addition, the Company can utilize its secured line of credit with The Federal Home Loan Bank of New York to access up to $51 million in market rate funds with maturities of up to thirty years. The Company did not utilize brokered deposits as a source of funds during 2003 or 2002.
     Asset liquidity is provided by short-term investments and the marketability of securities available for sale. At December 31, 2003, the Company had $436 million in such liquid assets. The Company's loan portfolio and investment securities held to maturity are of high quality and mixed maturity, providing an excellent source of internal liquidity through maturities and periodic repayments of principal. At year-end 2003, approximately $554 million of these assets, including mortgage-backed securities, were due to mature or be repaid within one year. Cash flows provided by the loan and investment portfolios are typically utilized to reduce the Company's borrowed funds position and/or to fund loan and investment securities growth. The Company's operating, investing and financing activities are conducted within the overall constraints of the Company's liquidity management policy.
     While past performance does not guarantee future results, management believes that the Company's funding sources, including dividends from the Bank, and the Bank's funding sources will be adequate to meet their future liquidity requirements.

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

                                            STATE BANCORP, INC. AND SUBSIDIARIES


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

INTEREST RATE RISK
     Interest rate risk is the potential adverse change to earnings or capital arising from movements in interest rates. This risk can be quantified by measuring the change in net interest margin relative to changes in market rates. Reviewing repricing characteristics of interest-earning assets and interest-bearing liabilities identifies risk. The Company's Funds Management Committee sets forth policy guidelines that limit the level of interest rate risk within specified tolerance ranges. Management must determine the appropriate level of risk, under policy guidelines, which will enable the Company to achieve its performance objectives within the confines imposed by its business objectives and the external environment within which it operates.
     Interest rate risk arises from repricing risk, basis risk, yield curve risk and options risk, and is measured using financial modeling techniques including interest rate ramp and shock simulations to measure the impact of changes in interest rates on earnings for periods up to two years. These simulations are used to determine whether corrective action may be warranted or required in order to adjust the overall interest rate risk profile of the Company.
     Asset and liability management strategies may also involve the use of off-balance sheet instruments such as interest rate swaps to hedge interest rate risk. During 2003 the Company executed $50 million of interest rate swaps to hedge a portion of the interest rate variability in its portfolio of prime rate loans.
     Management performs simulation analysis to assess the Company's asset/liability position on a dynamic repricing basis using software developed by an industry noted vendor. Simulation modeling applies alternative interest rate scenarios and periodic forecasts of future business activity to estimate the related impact on net interest income. The use of simulation modeling assists management in its continuing efforts to achieve earnings stability in a variety of interest rate environments.
     The Company's asset/liability and interest rate risk management policy limits interest rate risk exposure to -12% and -15% of the base case net income for net earnings at risk at the 12 month and 24 month time horizons, respectively. Net earnings at risk is the potential adverse change in net income arising from up to +/-200 basis point change in interest rates ramped over a 12 month period, and measured over a 24 month time horizon.

Net Interest Income Sensitivity
                                   % Change in Net Interest Income
                                     12 Month Interest Rate Ramps
                                             Basis Points
Time
Horizon                 Down 100     Down 50   Base Flat     Up 100       Up 200
--------------------------------------------------------------------------------
Year One                   -1.2%        0.3%        0.0%       0.9%        -0.3%
Year Two                    3.8%        7.7%        8.7%       9.0%         7.7%
--------------------------------------------------------------------------------

     Management also monitors equity value at risk as a percentage of market value of portfolio equity ("MVPE"). The Company's MVPE is the difference between the market value of its interest-sensitive assets and the market value of its interest-sensitive liabilities. MVPE at risk is the potential adverse change in the present value (market value) of total equity arising from an immediate hypothetical shock in interest rates. Management uses scenario analysis on a static basis to assess its equity value at risk by modeling MVPE under various interest rate shock scenarios.
     When modeling MVPE at risk, management recognizes the high degree of subjectivity when projecting long-term cash flows and reinvestment rates, and therefore uses MPVE at risk as a relative indicator of interest rate risk.

MVPE Sensitivity
                                            MVPE Variability
                                    Immediate Interest Rate Shocks
                                             Basis Points
Time
Horizon                 Down 100     Down 50   Base Flat     Up 100       Up 200
--------------------------------------------------------------------------------
% Change in MVPE (1)       -0.1%        1.0%        0.0%      -3.1%        -9.0%
MVPE Ratio                 12.2%       12.5%       12.4%      11.9%        10.9%
--------------------------------------------------------------------------------
(1) Tax affected using 40% marginal tax rate.


     Simulation and scenario techniques in asset/liability modeling are influenced by a number of estimates and assumptions with regard to embedded options, prepayment behaviors, pricing strategies and cash flows. Such assumptions and estimates are inherently uncertain and, as a consequence, simulation and scenario output will neither precisely estimate the level of, or the changes in, net interest income and MVPE, respectively.
     To mitigate the impact of changes in interest rates, as a general rule, the balance sheet should be structured so that repricing opportunities exist for both assets and liabilities in approximately equivalent amounts at basically the same time intervals.
     In managing interest rate risk, imbalances in these repricing opportunities at any point in time constitute an interest-sensitivity gap, which is the difference between interest-sensitive assets and interest-sensitive liabilities. When monitoring its interest-sensitivity gap position, management recognizes that these static measurements do not reflect the results of any projected activity and are best utilized as early indicators of potential interest rate exposures.
     The accompanying table sets forth the amounts of assets and liabilities outstanding as of December 31, 2003 which, based upon certain assumptions, are expected to reprice or mature in each of the time frames shown. Except as stated, the amount of assets and liabilities shown to reprice or mature within a particular time frame was determined in accordance with the earlier of the term to repricing or the contractual terms of the asset or liability.
     The Company bases its deposit decay rates on the results of a core deposit behavior study performed by an independent industry consultant. Thus, the decay rates for deposit accounts, with the exception of CDs, for which contractual maturities are readily available, were as follows: 12.5% per year for savings deposits over an eight-year period; 9.1% per year for demand deposits over an eleven-year period; 16.7% per year over a six-year period for money fund accounts and 5.9% per year over a seventeen-year period for NOW accounts of individuals, partnerships and corporations; and 20% per year over a five-year period for money fund and NOW accounts of municipalities. All short-term municipal deposits are included in the 0-6 months category due to their seasonality and volatility. These decay assumptions reflect the historical stability

STATE BANCORP, INC. AND SUBSIDIARIES


of the Company's core deposit base, which may or may not be indicative of the industry average of its peers.
     An asset-sensitive gap indicates an excess of interest-sensitive assets over interest-sensitive liabilities, whereas a liability-sensitive gap indicates the opposite. At December 31, 2003, the Company had a one-year cumulative asset-sensitivity gap of $222 million. In a rising rate environment, an asset-sensitive gap position generally indicates that increases in income from interest-bearing assets will outpace increases in expense associated with funding those assets. In addition, the Company's net interest margin and net income would improve under this scenario. Conversely, in a declining interest rate environment, the Company's cost of funds would decline more slowly than the yield on its rate-sensitive assets and would likely result in a contraction of net interest income.
     Interest rate risk can be reduced by various strategies, including the administration of liability costs and the investment of asset maturities and cash flows in such a way as to insulate net interest income from the effects of changes in interest rates. As previously mentioned, a static gap position is best utilized as a tool for early detection of potential interest rate exposure. Management monitors the Company's cumulative one-year gap with a view that rate-sensitive assets and liabilities are approximately equal in that time frame. Due to the nature of the Company's business, primarily the seasonality of its municipal funding function, an exactly matched one-year gap is unlikely to occur. Rather, as previously discussed, management relies on net interest income simulation analysis to manage the Company's asset/liability position on a dynamic repricing basis.

TABLE III

                                                                               Sensitivity Time Horizon
                                                       ----------------------------------------------------------------------------
                                                            0-6        6-12         1-5           Over   Noninterest-
(dollars in thousands)                                   Months      Months       Years        5 Years      Sensitive         Total
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST-SENSITIVE ASSETS (1)
Loans (net of unearned income) (2)                     $400,154    $ 27,048    $200,439       $ 74,909       $  8,666    $  711,216
Securities purchased under agreements to resell
  and interest-bearing deposits                          93,946          --          --             --             --        93,946
Securities held to maturity                              35,051      20,014          --             --             --        55,065
Securities available for sale (3)                       136,517      56,555     220,945         90,393          3,909       508,319
-----------------------------------------------------------------------------------------------------------------------------------
     Total interest-earning assets                      665,668     103,617     421,384        165,302         12,575     1,368,546
-----------------------------------------------------------------------------------------------------------------------------------
Unrealized net gain on securities available for sale      3,646          --          --             --             --         3,646
Noninterest-bearing cash and due from banks              53,816          --          --             --             --        53,816
All other assets (7)                                      4,782       1,927         145             38          8,100        14,992
-----------------------------------------------------------------------------------------------------------------------------------
     Total Assets                                      $727,912    $105,544    $421,529       $165,340       $ 20,675    $1,441,000
-----------------------------------------------------------------------------------------------------------------------------------

INTEREST-SENSITIVE LIABILITIES (1)
Savings accounts (4)                                   $ 16,059    $ 16,059    $128,475       $ 96,357       $     --    $  256,950
Money fund and NOW accounts (5)                         130,022      28,214     225,835         47,697             --       431,768
Time deposits (6)                                       226,933      17,787      16,693            465             --       261,878
-----------------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing deposits                    373,014      62,060     371,003        144,519             --       950,596
Securities sold under agreements to repurchase,
  Federal funds purchased and other borrowings           91,936         155         224             --             --        92,315
Guaranteed preferred beneficial interest in
  subordinated debt                                      20,000          --          --             --             --        20,000
-----------------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing liabilities                 484,950      62,215     371,227        144,519             --     1,062,911
Net payable--securities purchases                         8,613          --          --             --             --         8,613
All other liabilities, equity and demand deposits (7)    20,889      13,629      96,246        144,000         94,712       369,476
-----------------------------------------------------------------------------------------------------------------------------------
     Total Liabilities and Equity                      $514,452    $ 75,844    $467,473       $288,519       $ 94,712    $1,441,000
===================================================================================================================================
Cumulative interest-sensitivity gap (8)                $180,718    $222,120    $272,277       $293,060       $305,635
=====================================================================================================================
Cumulative interest-sensitivity ratio (9)                 137.3%      140.6%      129.6%         127.6%         128.8%
Cumulative interest-sensitivity gap as a % of Total        12.5%       15.4%       18.9%          20.3%          21.2%
Assets

(1) Allocations to specific interest-sensitivity periods are based on the earlier of the repricing or maturity date.
(2)  Nonaccrual loans are shown in the noninterest-sensitive category.
(3) Estimated principal reductions have been assumed for mortgage-backed securities based upon their current constant prepayment rates. Securities containing embedded options are reflected in the sensitivity time horizon category that best reflects the anticipated repricing impact of the embedded option as of the report date.
(4) Savings deposits, excluding short-term municipal deposits, are assumed to decline at a rate of 12.5% per year over an eight-year period based upon the nature of their historically stable core deposit relationships. Short-term municipal deposits are included in the 0-6 months category.
(5) Money fund and NOW accounts of individuals, partnerships and corporations are assumed to decline at a rate of 16.7% per year over a six-year period and 5.9% per year over a seventeen-year period, respectively, based upon the nature of their historically stable core deposit relationships. Money fund and NOW accounts of municipalities are assumed to decline at a rate of 20% per year over a five-year period, except for short-term municipal deposits that are included in the 0-6 months category.
(6)  Reflected as maturing in each instrument's period of contractual maturity.
(7) Other assets and liabilities are shown according to their contractual payment schedule or a reasonable estimate thereof. Demand deposits, excluding short-term municipal deposits, are assumed to decline at a rate of 9.1% per year over an eleven-year period based upon the nature of their historically stable core deposit relationships. Short-term municipal deposits are included in the 0-6 months category.
(8)  Total interest-earning assets minus total interest-bearing liabilities.
(9) Total interest-earning assets as a percentage of total interest-bearing liabilities.

STATE BANCORP, INC. AND SUBSIDIARIES
INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
State Bancorp, Inc.
New Hyde Park, New York

     We have audited the accompanying consolidated balance sheets of State Bancorp, Inc. and subsidiaries (the "Company") as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of State Bancorp, Inc. and subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
February 24, 2004

STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2003 and 2002

                                                                                                        2003                  2002
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS:
  Cash and due from banks                                                                     $   56,762,269        $   50,586,855
  Securities purchased under agreements to resell                                                 91,000,000            48,000,000
-----------------------------------------------------------------------------------------------------------------------------------
  Total cash and cash equivalents                                                                147,762,269            98,586,855
  Securities held to maturity (estimated fair value of $55,231,959 in 2003 and
     $26,713,300 in 2002)                                                                         55,065,400            26,711,314
  Securities available for sale--at estimated fair value                                         511,964,686           582,899,187
  Loans (net of allowance for probable loan losses of $10,732,078 in 2003 and
     $10,045,516 in 2002)                                                                        700,484,056           610,338,357
  Bank premises and equipment--net                                                                 7,083,848             7,879,767
  Net receivable--securities sales                                                                        --            14,173,044
  Other assets                                                                                    18,640,104            21,693,660
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                  $1,441,000,363        $1,362,282,184
-----------------------------------------------------------------------------------------------------------------------------------

LIABILITIES:
  Deposits:
     Demand                                                                                   $  265,691,712        $  215,876,137
     Savings                                                                                     688,717,586           498,767,318
     Time                                                                                        261,877,605           432,383,053
-----------------------------------------------------------------------------------------------------------------------------------
  Total deposits                                                                               1,216,286,903         1,147,026,508
  Federal funds purchased                                                                         10,000,000             4,800,000
  Securities sold under agreements to repurchase                                                  31,601,147            49,983,000
  Other borrowings                                                                                50,714,149            52,665,644
  Guaranteed preferred beneficial interest in subordinated debt                                   20,000,000            10,000,000
  Net payable--securities purchases                                                                8,612,652             2,009,000
  Accrued expenses, taxes and other liabilities                                                    9,073,990             8,115,401
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                              1,346,288,841         1,274,599,553
====================================================================================================================================
COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' EQUITY:
  Preferred stock, $0.01 par value, authorized 250,000 shares; 0 shares issued                            --                    --
  Common stock, $5.00 par value, authorized 20,000,000 shares; issued 9,377,955 shares in 2003 and 9,201,863 shares in 2002; outstanding 8,540,097 shares
     in 2003 and 8,378,855 shares in 2002                                                         46,889,775            43,818,395
  Surplus                                                                                         53,544,877            45,714,829
  Retained earnings                                                                                5,189,907             5,419,517
  Treasury stock (837,858 shares in 2003 and 783,817 shares in 2002)                             (13,481,356)          (12,444,116)
  Accumulated other comprehensive income, net of taxes                                             2,568,319             5,218,101
  Unearned compensation                                                                                   --               (44,095)
-----------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                        94,711,522            87,682,631
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                    $1,441,000,363        $1,362,282,184
====================================================================================================================================

See Notes to Consolidated Financial Statements.

STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2003, 2002 and 2001

                                                                                            2003             2002             2001
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
  Loans                                                                              $44,401,518      $43,491,358      $48,177,441
  Federal funds sold and securities purchased under agreements to resell                 444,902          532,335        2,650,633
  Securities held to maturity and securities available for sale:
     States and political subdivisions                                                 3,029,829        3,620,202        5,049,395
     Mortgage-backed securities                                                        8,201,341       11,771,292        3,205,282
     Government Agency securities                                                      7,109,489        6,585,093       10,220,711
     Other                                                                             1,495,797        1,132,164          633,745
-----------------------------------------------------------------------------------------------------------------------------------
Total interest income                                                                 64,682,876       67,132,444       69,937,207
-----------------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE:
  Time certificates of deposit of $100,000 or more                                     2,469,498        5,247,854       13,121,537
  Other deposits and temporary borrowings                                              8,497,565        9,886,464       13,623,492
  Guaranteed preferred beneficial interest in subordinated debt                          567,914          104,989               --
-----------------------------------------------------------------------------------------------------------------------------------
Total interest expense                                                                11,534,977       15,239,307       26,745,029
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                                   53,147,899       51,893,137       43,192,178
PROVISION FOR PROBABLE LOAN LOSSES                                                     3,935,004        3,560,000        3,600,000
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for probable loan losses                          49,212,895       48,333,137       39,592,178
-----------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME:
  Service charges on deposit accounts                                                  1,617,718        1,478,932        1,667,687
  Net security gains                                                                   5,841,972        1,696,450        1,964,680
  Other operating income                                                               1,683,233        1,302,233        1,340,946
-----------------------------------------------------------------------------------------------------------------------------------
Total other income                                                                     9,142,923        4,477,615        4,973,313
-----------------------------------------------------------------------------------------------------------------------------------
Income before operating expenses                                                      58,355,818       52,810,752       44,565,491
-----------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES:
  Salaries and other employee benefits                                                22,691,938       19,917,969       16,611,391
  Occupancy                                                                            3,852,847        3,312,111        2,197,673
  Equipment                                                                            1,560,448        1,366,314        1,126,168
  Legal                                                                                3,862,538        3,546,470        3,517,769
  Marketing and advertising                                                            1,415,725        2,123,772        1,476,335
  Other operating expenses                                                             7,705,585        7,210,726        6,658,429
-----------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                              41,089,081       37,477,362       31,587,765
-----------------------------------------------------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                                                            17,266,737       15,333,390       12,977,726
PROVISION FOR INCOME TAXES                                                             5,251,564        4,030,779        2,156,892
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                           $12,015,173      $11,302,611      $10,820,834
===================================================================================================================================
BASIC EARNINGS PER COMMON SHARE                                                      $      1.42      $      1.33      $      1.25
===================================================================================================================================
DILUTED EARNINGS PER COMMON SHARE                                                    $      1.38      $      1.31      $      1.23
===================================================================================================================================
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING                                            8,475,345        8,501,104        8,649,839
===================================================================================================================================
See Notes to Consolidated Financial Statements.


STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2003, 2002 and 2001

                                                                                      2003                2002                2001
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
  Net income                                                                  $ 12,015,173     $    11,302,611       $  10,820,834
  Adjustments to reconcile net income to net cash provided by operating activities:
     Provision for probable loan losses                                          3,935,004           3,560,000           3,600,000
     Depreciation and amortization of bank premises and equipment                1,615,482           1,302,171           1,052,278
     Amortization of intangibles                                                    36,137              36,137             146,137
     Deferred income tax expense (benefit)                                         483,954            (325,625)          1,429,029
     Amortization (accretion) of net premium (discount) on securities            7,556,686           4,589,186         (2,846,929)
     Net security gains                                                         (5,841,972)         (1,696,450)         (1,964,680)
     Net losses on sale of other real estate owned ("OREO")                             --                  --             607,769
     Amortization of unearned compensation                                          82,601             228,307             228,515
     Decrease (increase) in other assets -net                                    7,097,236          (5,534,137)         (6,593,917)
     Increase (decrease) in accrued expenses, taxes and other liabilities          876,463           2,412,334          (3,218,527)
-----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                       27,856,764          15,874,534           3,260,509
-----------------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES:
  Proceeds from maturities of securities held to maturity                       41,694,886              65,400              65,400
  Purchases of securities held to maturity                                     (70,000,000)        (26,425,500)                 --
  Proceeds from sales of securities available for sale                         724,880,417         530,598,586         583,011,481
  Proceeds from maturities of securities available for sale                    319,785,591         172,346,644         313,130,157
  Purchases of securities available for sale                                  (959,282,050)     (1,010,578,695)       (747,394,695)
  Increase in loans, net                                                       (96,730,703)        (71,556,073)        (61,682,715)
  Proceeds from sale of OREO                                                            --                  --           3,700,000
  Purchases of bank premises and equipment - net                                  (819,563)         (2,761,462)         (3,000,907)
-----------------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by investing activities                            (40,471,422)       (408,311,100)         87,828,721
-----------------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES:
  Increase in demand and savings deposits                                      239,765,843         206,219,063         115,919,366
  (Decrease) increase in time deposits                                        (170,505,448)         56,097,983        (126,317,053)
  Increase (decrease) in Federal funds purchased                                 5,200,000           4,800,000          (9,700,000)
  (Decrease) increase in securities sold under agreements to repurchase        (18,381,853)         49,983,000            (325,000)
  (Decrease) increase in other borrowings                                       (1,951,495)         33,566,053         (15,900,409)
  Guaranteed preferred beneficial interest in subordinated debt                 10,000,000          10,000,000                  --
  Cash dividends paid                                                           (4,565,273)         (4,384,828)         (4,089,580)
  Proceeds from shares issued under the dividend reinvestment plan               2,812,209           1,782,382             891,772
  Proceeds from stock options exercised                                            436,103             222,644             339,266
  Proceeds from shares issued under the Directors' Stock Plan                       17,226                  --               2,355
  Purchases of treasury stock                                                   (1,037,240)         (5,372,967)         (4,648,721)
-----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                             61,790,072         352,913,330         (43,828,004)
-----------------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                            49,175,414         (39,523,236)         47,261,226
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                  98,586,855         138,110,091          90,848,865
-----------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                      $147,762,269     $    98,586,855       $ 138,110,091
-----------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DATA:
  Interest paid                                                               $ 11,808,391     $    15,218,785       $  28,469,214
-----------------------------------------------------------------------------------------------------------------------------------
  Income taxes paid                                                           $  5,551,010     $     3,361,200       $   2,547,000
-----------------------------------------------------------------------------------------------------------------------------------
  Transfer from loans to OREO                                                 $  2,650,000     $            --       $   3,525,634
-----------------------------------------------------------------------------------------------------------------------------------
  Adjustment to unrealized net gain or loss on securities available for sale  $ (4,563,553)    $    11,967,144       $     819,264
-----------------------------------------------------------------------------------------------------------------------------------
  Dividends declared but not paid as of year end                              $  1,196,071     $     1,113,946       $   1,084,395
-----------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
AND COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2003, 2002 and 2001

                                                                                                    Accumulated
                                                                                                          Other
                                              Common                     Retained      Treasury   Comprehensive      Unearned
                                               Stock       Surplus       Earnings         Stock   (Loss) Income  Compensation
------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 2001                 $38,724,480   $34,518,406    $ 4,779,837  $ (2,422,428)   $(2,972,336)    $(321,222)
------------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
 Net income                                                            10,820,834

 Other comprehensive income, net of tax:
   Unrealized holding gains during the
   period
   Reclassification for gains included
   in net income

 Total other comprehensive income                                                                      544,833

Total comprehensive income

Cash dividend ($.49 per share)                                         (4,197,162)
5% stock dividend (375,416 shares at
 market value)                             1,877,080     3,938,114     (5,815,194)
Shares issued under the dividend
 reinvestment plan
 (61,933 shares at 95% of market value)      309,665       582,107
Stock options exercised                      258,585        80,681
Stock issued under Directors' Stock Plan         785         1,570
Treasury stock purchased                                                             (4,648,721)
Amortization of unearned compensation                       81,616                                                   146,899
------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001                41,170,595    39,202,494      5,588,315    (7,071,149)    (2,427,503)     (174,323)
------------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
 Net income                                                            11,302,611

 Other comprehensive income, net of tax:
   Unrealized holding gains during the
    period
   Reclassification for gains included
    in net income

 Total other comprehensive income                                                                    7,645,604

Total comprehensive income

Cash dividend ($.52 per share)                                         (4,414,379)
5% stock dividend (389,246 shares at       1,946,230     5,110,800     (7,057,030)
 market value)
Shares issued under the dividend
 reinvestment plan
 (111,296 shares at 95% of market value)     556,480     1,225,902
Stock options exercised                      145,090        77,554
Treasury stock purchased                                                             (5,372,967)
Amortization of unearned compensation                       98,079                                                   130,228
------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2002                43,818,395    45,714,829      5,419,517   (12,444,116)     5,218,101       (44,095)
------------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
 Net income                                                            12,015,173

 Other comprehensive loss, net of tax:
   Unrealized holding gains during the
    period
   Reclassification for gains included
    in net income
   Cash flow hedges

 Total other comprehensive loss                                                                     (2,649,782)

Total comprehensive income

Cash dividend ($.55 per share)                                         (4,647,399)
5% stock dividend (401,978 shares at       2,009,890     5,587,494     (7,597,384)
 market value)
Shares issued under the dividend
 reinvestment plan
 (158,239 shares at 95% of market value)     791,195     2,021,014
Stock options exercised                      265,510       170,593
Stock issued under Directors' Stock Plan       4,785        12,441
Treasury stock purchased                                                             (1,037,240)
Amortization of unearned compensation                       38,506                                                    44,095
------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2003               $46,889,775   $53,544,877    $ 5,189,907  $(13,481,356)   $ 2,568,319     $      --
==============================================================================================================================



                                                 Total
                                         Stockholders'   Comprehensive
                                                Equity   Income (Loss)
----------------------------------------------------------------------
Balance, January 1, 2001                   $72,306,737
------------------------------------------------------
Comprehensive income:
 Net income                                 10,820,834    $10,820,834
                                                         ------------
 Other comprehensive income, net of tax:
   Unrealized holding gains during the
     period                                                 1,855,312
   Reclassification for gains included
     in net income                                         (1,310,479)
                                                         ------------
 Total other comprehensive income              544,833        544,833
                                                         ------------
Total comprehensive income                                $11,365,667
                                                         ------------
Cash dividend ($.49 per share)              (4,197,162)
5% stock dividend (375,416 shares at
  market value)                                     --
Shares issued under the dividend
  reinvestment plan
  (61,933 shares at 95% of market value)       891,772
Stock options exercised                        339,266
Stock issued under Directors' Stock Plan         2,355
Treasury stock purchased                    (4,648,721)
Amortization of unearned compensation          228,515
------------------------------------------------------
Balance, December 31, 2001                  76,288,429
------------------------------------------------------
Comprehensive income:
 Net income                                 11,302,611    $11,302,611
                                                         ------------
 Other comprehensive income, net of tax:
   Unrealized holding gains during the
     period                                                 8,756,480
   Reclassification for gains included                     (1,110,876)
     in net income
                                                          ------------
 Total other comprehensive income            7,645,604      7,645,604
                                                         ------------
Total comprehensive income                                $18,948,215
                                                         ------------
Cash dividend ($.52 per share)              (4,414,379)
5% stock dividend (389,246 shares at                --
  market value)
Shares issued under the dividend
  reinvestment plan
  (111,296 shares at 95% of market value)    1,782,382
Stock options exercised                        222,644
Treasury stock purchased                    (5,372,967)
Amortization of unearned compensation          228,307
------------------------------------------------------
Balance, December 31, 2002                  87,682,631
------------------------------------------------------
Comprehensive income:
 Net income                                 12,015,173    $12,015,173
                                                         ------------
 Other comprehensive loss, net of tax:
   Unrealized holding gains during the
    period                                                    898,631
   Reclassification for gains included                     (3,730,124)
    in net income
   Cash flow hedges                                           181,711
                                                         ------------
 Total other comprehensive loss             (2,649,782)    (2,649,782)
                                                         ------------
Total comprehensive income                                $ 9,365,391
                                                         ------------
Cash dividend ($.55 per share)              (4,647,399)
5% stock dividend (401,978 shares at                --
 market value)
Shares issued under the dividend
  reinvestment plan
  (158,239 shares at 95% of market value)    2,812,209
Stock options exercised                        436,103
Stock issued under Directors' Stock Plan        17,226
Treasury stock purchased                    (1,037,240)
Amortization of unearned compensation           82,601
------------------------------------------------------
Balance, December 31, 2003                 $94,711,522
======================================================


See Notes to Consolidated Financial Statements.

STATE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

  Organization and Nature of Operations--The consolidated financial statements include the accounts of State Bancorp, Inc. and its wholly owned subsidiaries, State Bank of Long Island (the "Bank"), State Bancorp Capital Trust I and State Bancorp Capital Trust II. The Bank's consolidated financial statements include the accounts of its wholly owned subsidiaries, SB Portfolio Management Corp. ("SB Portfolio"), SB Financial Services Corp. ("SB Financial"), SB ORE Corp., Studebaker-Worthington Leasing Corp. ("SWLC") and New Hyde Park Leasing Corporation and its subsidiary, P.W.B. Realty, L.L.C. SB Portfolio and SB Financial are Delaware-based subsidiaries formed in June 1998. SB Portfolio manages a portfolio of fixed income investments, and SB Financial provides balance sheet management services with a focus on interest rate risk management. Having provided business small-ticket equipment leasing nationwide for over thirty years, SWLC is a leasing subsidiary acquired as of February 1, 2001. State Bancorp, Inc. and subsidiaries are collectively referred to hereafter as the "Company." All intercompany accounts and transactions have been eliminated. The Company was incorporated as a bank holding company under the laws of the state of New York in 1985 to provide consumer, commercial and municipal banking services to clients located primarily in the Queens, Nassau and Suffolk County areas. It offers a full range of deposit and loan products through fifteen full-service branches. In addition, the Company offers merchant credit card services, access to mutual fund and annuity products and offers a consumer debit card with membership in a national ATM network. The Company currently has ATMs at thirteen of its fifteen branch locations.
  Basis of Presentation--The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.
  The accounting and reporting policies of the Company conform with accounting principles generally accepted in the United States of America and with general practice within the banking industry. The following is a summary of the more significant accounting and reporting policies:
   Securities Held to Maturity and Securities Available for Sale--At the time of purchase of a security, the Bank designates the security as either available for sale or held to maturity, depending upon investment objectives, liquidity needs and intent. Securities held to maturity are stated at cost, adjusted for premium amortized or discount accreted, if any. The Bank has the positive intent and ability to hold such securities to maturity. Securities available for sale are stated at estimated fair value. Unrealized gains and losses are excluded from income and reported net of tax as accumulated other comprehensive income
(loss) as a separate component of stockholders' equity until realized. Interest earned on investment securities is included in interest income. Realized gains and losses on the sale of securities are reported in the consolidated statements of income and determined using the adjusted cost of the specific security sold.
  Income Recognition--The Bank discontinues the accrual of interest on loans whenever there is reasonable doubt that interest and/or principal will be collected, or when either principal or interest is 90 days or more past due and the loan is not well collateralized and in the process of collection. Income is not accrued for installment loans which are 90 days past due unless the Bank holds cash collateral. Interest received on nonaccrual loans is either applied against principal or reported as income, according to management's judgment as to the collectibility of the principal.
  Allowance for Probable Loan Losses--The allowance for probable loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance when management believes that the collectibility of the principal is unlikely, while recoveries of previously charged-off loans are credited to the allowance. The balance in the allowance for probable loan losses is maintained at a level that, in the opinion of management, is sufficient to absorb probable losses. To determine that level, management identifies problem loans based on the financial condition of the borrower, the value of any collateral and/or guarantor support. Based upon the resultant risk categories assigned to each loan and the procedures regarding impairment described below, an appropriate reserve level is determined. Management also evaluates the quality of, and changes in, the portfolio, while also taking into consideration the Bank's historical loss experience, the existing economic climate of the service area in which the Bank operates, examinations by regulatory authorities, internal reviews and other evaluations in determining the appropriate allowance balance. While management utilizes all available information to estimate the adequacy of the allowance for probable loan losses, the ultimate collectibility of a substantial portion of the loan portfolio and the need for future additions to the allowance will be based upon changes in economic conditions and other relevant factors.
  Commercial loans and commercial real estate loans are considered impaired when, based on current information and events, it is probable that the Company will not be able to collect all of the principal and interest due under the contractual terms of the loan. Management considers all nonaccrual loans in excess of $250 thousand for impairment. Large groups of smaller-balance homogeneous loans, such as consumer and residential mortgages, are collectively evaluated for impairment.
  The allowance for probable loan losses related to loans that are impaired includes reserves which are based upon the expected future cash flows, discounted at the loan's effective interest rate, or the fair value of the underlying collateral for collateral-dependent loans, or the observable market price. This evaluation is inherently subjective as it requires material estimates, including the amount and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change.
  In July 2001, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 102, "Selected Loan Loss Allowance Methodology and Documentation Issues." SAB No. 102 expresses the SEC staff's views on the development, documentation and application of a systematic methodology for determining the allowance for probable loan losses in accordance with accounting principles generally accepted in the United States of America. Also in July 2001, the Federal banking agencies issued guidance on this topic through the Federal Financial Institutions Examination Council interagency guidance, "Policy Statement on Allowance for Loan and Lease Losses Methodologies and Documentation for Banks and Savings Institutions." In management's opinion, the Company's methodology and documentation of the allowance for probable loan losses meets the guidance issued.

                                            STATE BANCORP, INC. AND SUBSIDIARIES


  Bank Premises and Equipment--Net--Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation expense is computed on the straight-line method over the estimated useful lives of the related assets which range from 3 to 40 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining terms of the leases.
  Loan Origination Fees and Costs--Certain loan origination fees and direct origination costs may be capitalized and recognized as an adjustment of the yield on the related loan.
  Income Taxes--The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Company's consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial accounting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. As changes in tax laws are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.
  Treasury Stock--Stock held in treasury by the Company is accounted for using the cost method, which treats stock held in treasury as a reduction to total stockholders' equity.
  Cash Dividends--Cash dividends per common share have been restated to give retroactive effect to stock dividends and splits.
  Stock Dividends--Stock dividends issued are recorded by transferring the aggregate market value of the shares issued from retained earnings to common stock and surplus. All per share information, included in the consolidated financial statements and the notes thereto, has been restated to give retroactive effect to stock dividends.

  Earnings Per Common Share--Basic earnings per common share is computed based on the weighted-average number of shares outstanding. Diluted earnings per share is computed based on the weighted average number of shares outstanding, increased by the number of common shares that are assumed to have been purchased with the proceeds from the exercise of stock options (treasury stock method). These purchases were assumed to have been made at the average market price of the common stock. The average market price is based on the average closing price for the common stock. Retroactive recognition has been given for stock dividends.

For the Years Ended December 31,                2003          2002          2001
--------------------------------------------------------------------------------
Net income                               $12,015,173   $11,302,611   $10,820,834
Average dilutive stock options
  outstanding                                754,064       608,303       499,289
Average exercise price per share         $     13.80   $     12.24   $      9.32
Average market price--diluted basis      $     19.64   $     16.23   $     14.16
Average common shares outstanding          8,475,345     8,501,104     8,649,839
Increase in shares due to
  exercise of options--diluted basis         224,334       149,425       170,479
--------------------------------------------------------------------------------
Adjusted shares outstanding--diluted       8,699,679     8,650,529     8,820,318
Net income per share--basic              $      1.42   $      1.33   $      1.25
--------------------------------------------------------------------------------
Net income per share--diluted            $      1.38   $      1.31   $      1.23
--------------------------------------------------------------------------------

  Comprehensive Income (Loss)--The Company presents as a component of comprehensive income (loss) the amounts from transactions and other events which currently are excluded from the statements of income and are recorded directly to retained earnings.
  Statements of Cash Flows--For the purpose of presenting the statements of cash flows, the Company considers Federal funds sold and securities purchased under agreements to resell to be cash equivalents because such assets are convertible into fixed amounts of cash within several days of initial purchase. The Company may enter into purchases of U.S. Treasury, Government Agency and mortgage-backed securities under agreements to resell.
  Loans Foreclosed--Property acquired through foreclosure (other real estate owned or "OREO") is stated at the lower of cost or fair value less estimated selling costs. Losses arising at the time of foreclosure are charged against the allowance for probable loan losses. Revenues and expenses from operations or changes in the carrying value of these assets are included in operating expenses.
  Intangibles--Intangibles consist of the excess market value of leases acquired. Intangibles are carried at cost less accumulated amortization. Amortization is provided over the period of anticipated benefit (17 to 19 years). Management evaluates the carrying amount of intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has not recognized an impairment loss based on this evaluation.
   Goodwill--The excess of cost over fair value of net assets acquired generated from the acquisition of SWLC in February 2001, is amortized by the straight-line method over 20 years. Effective January 1, 2002, goodwill has not been amortized, but is reviewed annually for impairment.
  Accounting for Stock Options--The Company accounts for stock-based compensation using the intrinsic value method which recognizes as expense the difference between the market value of the stock and the exercise price at grant date. The Company discloses the pro forma effects of accounting for stock-based compensation using the fair value method.
  In December 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure, an amendment of FASB Statement No. 123." SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stockbased employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This statement is effective for financial statements for fiscal years ending after December 15, 2002. The Company adopted SFAS No. 148 as of December 31, 2002, and the impact of such adoption did not have a material impact on the Company's financial statements.
  The estimated fair value of options granted during 2003 and 2002 was $4.40 and $3.10 per share, respectively. The Company applies Accounting Principles Board Opinion ("APB") No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its incentive stock option plans. Had compensation cost for the Company's four plans been determined at the fair value on the grant dates for awards under those plans, consistent with the method in SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.

STATE BANCORP, INC. AND SUBSIDIARIES


                                                2003          2002          2001
-------------------------------------------------------------------------------
Net income, as reported                  $12,015,173   $11,302,611   $10,820,834
Deduct: Total stock-based employee
  compensation expense determined
  under fair value based method for
  all awards, net of related tax effects    (278,192)     (228,057)     (248,833)
-------------------------------------------------------------------------------
Pro forma net income                     $11,736,981   $11,074,554   $10,572,001
-------------------------------------------------------------------------------

Earnings per share:                      $      1.42   $      1.33   $      1.25
  Basic--as reported                     $      1.38   $      1.30   $      1.22
  Basic--pro forma                       $      1.38   $      1.31   $      1.23
  Diluted--as reported                   $      1.35   $      1.28   $      1.20
  Diluted--pro forma

  The fair value of options granted under the Company's incentive stock option plans during 2003, 2002 and 2001 was estimated on the date of grant using the Black-Scholes Single Option Pricing Model with the following weighted-average assumptions used:

                                                2003          2002         2001
-------------------------------------------------------------------------------
Dividend yield                                   3.1%          3.4%         3.4%
Expected volatility                             28.4%         17.7%        18.5%
Risk-free interest rate                         3.38%         4.77%        4.74%
Expected life of options                    7.4 years     7.3 years    7.0 years

  Accounting for Derivatives-The Company uses interest rate swap agreements to manage its exposure to fluctuations in interest rates on a portion of its variable rate commercial loan portfolio. The agreements qualify as cash flow hedges. Gains and losses in the fair value of a cash flow hedge are recorded to other comprehensive income for the effective portion of the hedge and reclassified to earnings at a time when a forecasted transaction affects earnings. Amounts to be received under the swap agreement are recognized as an addition to interest income in the Company's consolidated statements of income during the period in which they accrue. The Company does not hold any derivative financial instruments for trading purposes.
  In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," resulting in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and should be applied prospectively. Implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003 should continue to be applied in accordance with their respective effective dates. The Company's adoption of SFAS No. 149 as of July 1, 2003, did not have a material impact on the Company's financial statements.
  At December 31, 2003, the Company is party to two swap agreements with terms expiring in September 2007 that hedge a portion of the interest rate variability in its portfolio of prime rate loans. The agreements effectively require the Company to pay prime interest rate and receive a fixed rate of 6.01% from the counterparty on $50 million of loan assets. The fair value of the swap agreements was $350,107, inclusive of accrued interest of $47,458, at December 31, 2003. For the twelve months ended December 31, 2003, the Company recognized interest income of $318,250 under the agreements. The Company did not engage in derivatives activities in 2002.
  Recent Accounting Developments--In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others." This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This Interpretation also incorporates, without change, the guidance in FIN No. 34, "Disclosure of Indirect Guarantees of Indebtedness of Others," which is being superseded. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements in this Interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company's adoption of this Interpretation as of December 31, 2002 did not have a material impact on the Company's financial statements.
  In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities" which was revised in December 2003 by the issuance of FIN No. 46(R). The Interpretation clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46(R) is effective for the Company for financial statements issued after December 15, 2003. The Company has participated in the issue of trust preferred securities through trusts established for such purpose. Effective December 31, 2003, the Company adopted this statement requiring the Company to deconsolidate the trust preferred security trusts. Such adoption did not have a material impact on the Company's financial statements.
  In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," resulting in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and should be applied prospectively. Implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003 should continue to be applied in accordance with their respective effective dates. The Company's adoption of SFAS No. 149 as of July 1, 2003, did not have a material impact on the Company's financial statements.

                                            STATE BANCORP, INC. AND SUBSIDIARIES


  In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement requires that certain financial instruments, which previously could be designated as equity, now be classified as liabilities on the balance sheet. The effective date of SFAS No. 150 has been indefinitely deferred by the FASB when certain criteria are met. Although the Company's trust preferred securities meet such criteria, the trust preferred securities have been deconsolidated under the provision of FIN No. 46(R) and reclassified as borrowed funds as of December 31, 2003.
  In December 2003, the FASB Emerging Issues Task Force ("EITF") issued EITF No. 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments," to provide guidance on other-than-temporary impairment and its application to debt and marketable equity securities. The required disclosures, tabular and narrative, will provide sufficient information to conclude that the impairments are not other-than-temporary. The disclosure requirements apply only to annual financial statements for fiscal years ending after December 15, 2003. The Company's adoption of EITF No. 03-1 as of December 31, 2003, did not have any impact on the Company's financial statements as the statement only relates to disclosure information.
  The determination of whether a decline in market value is other-than-temporary is necessarily a matter of subjective judgment. The timing and amount of any realized losses reported in the Company's financial statements could vary if conclusions other than those made by management were to determine whether an other-than-temporary impairment exists.
  The following table shows the Company's investments' gross unrealized losses and related estimated fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003:

                                                         Gross
Investments that have been in a continuous           Unrealized       Estimated
loss position for less than 12 months                    Losses      Fair Value
------------------------------------------------------------------------------
Securities available for sale:
  Obligations of states and political
     subdivisions                                 $    (114,168)  $ 35,945,002
  Government Agency securities                           (2,710)     5,222,040
  Corporate securities                                 (262,541)    12,335,000
  Mortgage-backed securities and
     collateralized mortgage obligations             (1,570,077)   161,203,513
------------------------------------------------------------------------------
                                                  $  (1,949,496)  $214,705,555
                                                  ============================

                                                         Gross
Investments that have been in a continuous           Unrealized       Estimated
loss position for 12 months or longer                    Losses      Fair Value
------------------------------------------------------------------------------
Securities available for sale:
  Mortgage-backed securities and
    collateralized mortgage obligations           $     (11,291)  $    712,942
------------------------------------------------------------------------------
                                                  $     (11,291)  $    712,942
                                                  ============================

  Reclassifications--Certain reclassifications have been made to prior years' amounts to conform them to the current year's presentation.

--------------------------------------------------------------------------------

2.SECURITIES HELD TO MATURITY AND SECURITIES AVAILABLE FOR SALE

   The amortized cost, gross unrealized gains and losses and estimated fair value of securities held to maturity and securities available for sale at December 31, 2003 and 2002, are as follows:

                                                                                         Gross           Gross
                                                                    Amortized       Unrealized       Unrealized          Estimated
December 31, 2003                                                        Cost            Gains           Losses         Fair Value
-----------------------------------------------------------------------------------------------------------------------------------
Securities Held to Maturity:
  Obligations of states and political subdivisions               $     65,400       $    1,559      $        --       $     66,959
  Government Agency securities                                     55,000,000          165,000               --         55,165,000
-----------------------------------------------------------------------------------------------------------------------------------
Total Securities Held to Maturity                                  55,065,400          166,559               --         55,231,959
-----------------------------------------------------------------------------------------------------------------------------------
Securities Available for Sale:
  Obligations of states and political subdivisions                 94,528,691        3,732,529         (114,168)        98,147,052
  Government Agency securities                                     91,875,579          575,620           (2,710)        92,448,489
  Corporate securities                                             40,622,586          293,805         (262,541)        40,653,850
  Mortgage-backed securities and collateralized mortgage          281,291,542        1,005,121       (1,581,368)       280,715,295
  obligations
-----------------------------------------------------------------------------------------------------------------------------------
Total Securities Available for Sale                               508,318,398        5,607,075       (1,960,787)       511,964,686
-----------------------------------------------------------------------------------------------------------------------------------
Total Securities                                                 $563,383,798       $5,773,634      $(1,960,787)      $567,196,645
-----------------------------------------------------------------------------------------------------------------------------------


                                                                                         Gross           Gross
                                                                    Amortized       Unrealized       Unrealized          Estimated
December 31, 2002                                                        Cost            Gains           Losses         Fair Value
-----------------------------------------------------------------------------------------------------------------------------------
Securities Held to Maturity:
  Obligations of states and political subdivisions               $    130,800       $       --      $        --       $    130,800
  Government Agency securities                                     26,580,514           12,500          (10,514)        26,582,500
-----------------------------------------------------------------------------------------------------------------------------------
Total Securities Held to Maturity                                  26,711,314           12,500          (10,514)        26,713,300
-----------------------------------------------------------------------------------------------------------------------------------
Securities Available for Sale:
  Obligations of states and political subdivisions                 79,988,136        2,934,825           (8,721)        82,914,240
  Government Agency securities                                    177,887,760        2,081,548           (2,092)       179,967,216
  Corporate securities                                             28,732,864          164,686          (14,450)        28,883,100
  Mortgage-backed securities and collateralized mortgage          288,080,586        3,359,258         (305,213)       291,134,631
  obligations
-----------------------------------------------------------------------------------------------------------------------------------
Total Securities Available for Sale                               574,689,346        8,540,317         (330,476)       582,899,187
-----------------------------------------------------------------------------------------------------------------------------------
Total Securities                                                 $601,400,660       $8,552,817      $  (340,990)      $609,612,487
-----------------------------------------------------------------------------------------------------------------------------------

STATE BANCORP, INC. AND SUBSIDIARIES


  The amortized cost and estimated fair value of securities held to maturity and securities available for sale at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                   Amortized          Estimated
                                                        Cost         Fair Value
--------------------------------------------------------------------------------
Securities Held to Maturity:
  Due in one year or less                       $     65,400       $     66,959
  Due after ten years                             55,000,000         55,165,000
--------------------------------------------------------------------------------
Total Securities Held to Maturity               $ 55,065,400       $ 55,231,959
--------------------------------------------------------------------------------

Securities Available for Sale:
  Due in one year or less                       $ 45,930,322       $ 45,816,307
  Due after one year through five years            7,354,614          7,577,770
  Due after five years through ten years          49,961,030         50,516,390
  Due after ten years                            123,780,890        127,338,924
--------------------------------------------------------------------------------

Subtotal                                         227,026,856        231,249,391
Mortgage-backed securities and
  collateralized mortgage obligations            281,291,542        280,715,295
--------------------------------------------------------------------------------
Total Securities Available for Sale             $508,318,398       $511,964,686
===============================================================================

  In 2003, 2002 and 2001, gross gains of $6,620,272, $2,244,632 and $2,637,329 and gross losses of $778,300, $548,182 and $672,649, respectively, were realized on the sale of securities available for sale.
  At December 31, 2003, the Bank did not own any securities held to maturity or securities available for sale for any one issuer in excess of 10% of stockholder's equity.
  Securities held to maturity and securities available for sale with an amortized cost of $457,978,728 and $491,749,129 and an estimated fair value of $458,023,812 and $497,003,182 at December 31, 2003 and 2002, respectively, were pledged for public deposits, securities sold under agreements to repurchase, other short-term borrowings and fiduciary purposes.

3. LOANS--NET
   At December 31, 2003 and 2002, net loans consisted of the following:

                                                      2003                 2002
-------------------------------------------------------------------------------
Commercial and industrial                     $278,442,678         $243,625,776
Real estate--mortgage                          334,945,969          298,187,463
Real estate--construction                       54,292,612           42,828,627
Lease receivables                               23,962,387           20,040,793
Loans to individuals                             7,843,380            7,385,523
Tax exempt and other                            11,956,583            8,331,166
-------------------------------------------------------------------------------
Gross loans                                    711,443,609          620,399,348
Less:
  Unearned income                                  227,475               15,475
  Allowance for probable loan losses            10,732,078           10,045,516
-------------------------------------------------------------------------------
Loans--net                                    $700,484,056         $610,338,357
===============================================================================

  The Bank's real estate loans and loan commitments are primarily for properties located throughout Long Island, New York. It is the Bank's policy to spread risk among a broad range of industries and to monitor concentration and associated levels of risk on an ongoing basis. As of December 31, 2003 and 2002, the concentration of loans exceeding 10% of total loans was the Bank's loans totaling $105,766,000 and $89,905,000, respectively, to real estate operators, lessors and developers, and, at December 31, 2003, the Bank's loans totaling $81,562,000 to building construction general contractors. Repayment of these loans is dependent in part upon the overall economic health of the Company's market area and current real estate values. Credit losses arising from lending transactions in this industry compare favorably with the Bank's credit loss experience on its portfolio as a whole. The Bank considers the credit circumstances, the nature of the project and loan to value ratios for all real estate loans.
  The Bank makes loans to its directors and executive officers, and other related parties, in the ordinary course of its business. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not bear more than normal credit risk. Loans made to directors and executive officers, either directly or indirectly, totaled $2,034,758 and $1,008,047 at December 31, 2003 and 2002, respectively. New loans totaling $1,890,768 and $1,885,995 were extended and payments of $864,057 and $3,260,208 were received during 2003 and 2002, respectively, on these loans.
  Activity in the allowance for probable loan losses for the three years ended December 31, 2003 is as follows:

                                     2003            2002              2001
-----------------------------------------------------------------------------
Balance, January 1             $10,045,516      $ 9,255,414      $  9,207,243
Adjustments                             --               --           542,312(1)
Provision charged to income      3,935,004        3,560,000         3,600,000
Charge-offs, net of recoveries
  of $303,824, $201,645
  and $161,143                  (3,248,442)      (2,769,898)      (4,094,141)
-----------------------------------------------------------------------------
Balance, December 31           $10,732,078      $10,045,516      $ 9,255,414
==============================================================================
(1) Opening balance of allowance for probable loan losses of acquired leasing company.

   As of December 31, 2003, 2002 and 2001, the recorded investment in loans that are considered to be impaired is summarized below.


                                          2003          2002           2001
-----------------------------------------------------------------------------
Amount measured using the
  present value of expected
  future cash flows, discounted
  at each loan's effective
  interest  rate                    $  433,088    $3,352,079     $4,226,806
Impaired collateral-dependent
  loans                               7,747,117     1,602,115      3,857,762
------------------------------------------------------------------------------
Total amount evaluated as
impaired                            $8,180,205    $4,954,194     $8,084,568
------------------------------------------------------------------------------
Average impaired loan balance       $7,814,272    $6,486,261     $8,378,960
------------------------------------------------------------------------------
Interest income recognized
  on impaired loans                 $   67,395    $    7,903     $    1,202
------------------------------------------------------------------------------

  As a result of the Bank's measurement of impaired loans, an allowance for probable loan losses of approximately $2,755,000 and $2,027,000 was established for $7,267,664 and $4,954,194 of the total impaired loans at December 31, 2003 and 2002, respectively. No specific allowance was required for the remaining balance of impaired loans in 2003.
   At December 31, 2003 and 2002, loans with unpaid principal balances on which the Bank is no longer accruing interest income were $8,665,653 and $6,317,415, respectively. Interest income would have been approximately $372,000, $358,000 and $684,000 greater in

                                            STATE BANCORP, INC. AND SUBSIDIARIES


2003, 2002 and 2001 respectively, had these loans been current. Interest income on total nonaccrual loans, which is recorded only when received, amounted to approximately $24,000, $0 and $7,000 for 2003, 2002 and 2001, respectively.
  At December 31, 2003, there were no restructured loans still accruing interest. At December 31, 2002, loans restructured and still accruing interest in accordance with the modified terms was $106,691. Interest income would have been approximately $3,000 and $10,000 greater in 2002 and 2001, respectively, had the restructured loans performed according to their original terms.
  At December 31, 2003 and 2002, commercial real estate mortgages of $129,842,977 and $123,433,121, respectively, were pledged at the Federal Home Loan Bank of New York ("FHLB").

4. BANK PREMISES AND EQUIPMENT--NET
  At December 31, 2003 and 2002, Bank premises and equipment consisted of the following:
                                                Accumulated
                                              Depreciation/            Net Book
                                     Cost      Amortization               Value
--------------------------------------------------------------------------------
December 31, 2003:
  Building                    $ 2,526,651        $1,076,300          $1,450,351
  Leasehold improvements        3,881,030         1,296,134           2,584,896
  Furniture and fixtures        4,695,761         2,870,784           1,824,977
  Computer equipment
     and software               4,801,070         3,577,446           1,223,624
--------------------------------------------------------------------------------
Total                         $15,904,512        $8,820,664          $7,083,848
--------------------------------------------------------------------------------
December 31, 2002:
  Building                    $ 2,501,955        $  986,839          $1,515,116
  Leasehold improvements        3,806,537           983,495           2,823,042
  Furniture and fixtures        4,319,385         2,450,676           1,868,709
  Computer equipment
     and software               4,541,905         2,869,005           1,672,900
-------------------------------------------------------------------------------
Total                         $15,169,782        $7,290,015          $7,879,767
===============================================================================


5. OTHER ASSETS
At December 31, 2003 and 2002, other assets consisted of the following:

                                                     2003                 2002
-------------------------------------------------------------------------------
Interest receivable--investments               $ 3,114,683          $ 5,316,707
Interest receivable--loans                       2,463,622            2,265,298
Net deferred income taxes                        1,520,976              393,808
Current income tax receivable                      519,938                   --
Prepaid expenses                                 1,045,444            1,259,311
Excess market value of leases acquired
  (net of accumulated amortization of
  $403,517 and $367,381)                           218,949              255,085
Goodwill (excess of cost over fair value
  of assets acquired, net of accumulated
  amortization of $110,000)                      2,390,924            2,390,924
Cash surrender value of life insurance
  policies                                       1,640,424            1,771,925
Customer sweep accounts, net balances                   --            5,903,450
Other real estate owned                          2,696,888                   --
Other                                            3,028,256            2,137,152
-------------------------------------------------------------------------------
Total                                          $18,640,104          $21,693,660
===============================================================================


6. LINES OF CREDIT AND BORROWED FUNDS
  At December 31, 2003 and 2002, correspondent banks extended unsecured lines of credit aggregating $38,450,000 and $36,450,000, respectively, as well as $10,000,000 and $10,000,000, respectively, in secured lines, to the Bank for the purchase of Federal funds and for foreign exchange transactions. Federal funds purchased and securities sold under agreements to repurchase generally mature within one to seven days from the transaction date.
  In addition to the above, the Bank may use a secured line of credit with the FHLB for overnight funding or on a term basis to match fund asset purchases. Based upon a multiple of the FHLB stock that the Bank currently owns combined with approximately $162,000,000 of collateral, including approximately $130,000,000 in commercial real estate mortgages, it currently has pledged to FHLB, approximately $51,000,000 of this line may be drawn on a term or overnight basis. The FHLB line is renewed annually.
  As a result of the acquisition of its leasing subsidiary, SWLC, in February of 2001, another component of the Bank's borrowed funds is obligations under equipment lease financing that are secured by the underlying collateral.
  The following summarizes the amounts at December 31, 2003 and 2002, and the average amounts for 2003 and 2002 of borrowed funds outstanding:


                                 Outstanding at                 Average Amount
                                   December 31,                    Outstanding
                   ------------------------------------------------------------
                             2003          2002             2003          2002
-------------------------------------------------------------------------------
Federal funds
 purchased            $10,000,000   $ 4,800,000      $ 6,778,000    $ 3,716,000
Securities sold
under agreements
 to repurchase        $31,601,147   $49,983,000      $17,252,000    $46,104,000
FHLB--overnight       $50,000,000   $50,000,000      $27,485,000    $23,056,000
Obligations under
 equipment lease
 financing            $   714,149   $ 2,665,644      $ 1,965,000    $ 5,283,000


7. GUARANTEED PREFERRED BENEFICIAL INTEREST IN SUBORDINATED DEBT
  On December 19, 2003, State Bancorp Capital Trust II ("Trust II"), a statutory trust created under the Delaware Statutory Trust Act that is a subsidiary of the Company, issued $10,000,000 of capital securities. The coupon rate is three-month LIBOR plus 285 basis points and is reset quarterly. Trust II's obligations under the capital securities issued are fully and unconditionally guaranteed by the Company.
  The proceeds from the sale of the capital securities of Trust II were utilized by Trust II to invest in $10,000,000 of junior subordinated debentures of the Company. The debentures bear a coupon rate of three-month LIBOR plus 285 basis points and is reset quarterly. The debentures are unsecured and rank subordinate and junior in right of payment to all indebtedness, liabilities and obligations of the Company. The debentures represent the sole assets of Trust II. The Company has the right to optionally redeem the debentures prior to the maturity date of January 23, 2034, on or after January 23, 2009, at par. Under the occurrence of certain events, the Company may redeem the debentures in whole or in part prior to January 23, 2009.

STATE BANCORP, INC. AND SUBSIDIARIES


  Trust II is a wholly owned subsidiary of the Company, has no independent operations and issued securities that contained the full and unconditional guarantee of its parent, the Company.
  On October 29, 2002, State Bancorp Capital Trust I ("Trust I"), a statutory trust created under the Delaware Statutory Trust Act that is a subsidiary of the Company, issued $10,000,000 of capital securities. The coupon rate is three-month LIBOR plus 345 basis points and is reset quarterly. Trust I's obligations under the capital securities issued are fully and unconditionally guaranteed by the Company.
  The proceeds from the sale of the capital securities of Trust I were utilized by Trust I to invest in $10,000,000 of junior subordinated debentures of the Company. The debentures bear a coupon rate of three-month LIBOR plus 345 basis points and is reset quarterly. The debentures are unsecured and rank subordinate and junior in right of payment to all indebtedness, liabilities and obligations of the Company. The debentures represent the sole assets of Trust I. The Company has the right to optionally redeem the debentures prior to the maturity date of November 7, 2032, on or after November 7, 2007, at par. Under the occurrence of certain events, the Company may redeem the debentures in whole or in part prior to November 7, 2007.
  Trust I is a wholly owned subsidiary of the Company, has no independent operations and issued securities that contained the full and unconditional guarantee of its parent, the Company.

8. INCOME TAXES

   The components of income tax expense for the years ended December 31, 2003, 2002 and 2001, are as follows:

                                     2003               2002              2001
-------------------------------------------------------------------------------
Federal:
  Current                       $3,950,960         $3,877,081        $1,008,964
  Deferred                         517,438           (156,556)        1,685,202
-------------------------------------------------------------------------------
Subtotal                         4,468,398          3,720,525         2,694,166
-------------------------------------------------------------------------------
State:
  Current                          816,650            479,323          (281,101)
  Deferred                         (33,484)          (169,069)         (256,173)
-------------------------------------------------------------------------------
Subtotal                           783,166            310,254          (537,274)
-------------------------------------------------------------------------------
Total                           $5,251,564         $4,030,779        $2,156,892
===============================================================================


  Total income tax expense was different from the amounts computed by applying the statutory Federal income tax rate to income before income taxes due to the following:

                                                               2003                       2002                      2001
-----------------------------------------------------------------------------------------------------------------------------------
                                                                 % of Pretax                % of Pretax                 % of Pretax
                                                         Amount       Income          Amount     Income          Amount      Income
-----------------------------------------------------------------------------------------------------------------------------------
Income tax expense at statutory rate                 $6,043,358         35.0%    $ 5,366,687       35.0%    $ 4,542,204       35.0%
Surtax exemption                                       (172,667)        (1.0)       (153,334)      (1.0)       (129,777)      (1.0)
(Reduction) increase in taxes resulting from:
  Tax-exempt interest on investments, net of
  interest expense disallowed of $28,254,
  $55,927 and $169,740                               (1,122,087)        (6.5)     (1,312,877)      (8.6)     (1,715,544)     (13.2)
  State income tax--net of Federal tax benefit          516,890          3.0         204,768        1.3        (354,601)      (2.7)
  Other                                                 (13,930)        (0.1)        (74,465)      (0.4)       (185,390)      (1.5)
-----------------------------------------------------------------------------------------------------------------------------------
Income tax expense                                   $5,251,564         30.4%    $ 4,030,779       26.3%    $ 2,156,892       16.6%
====================================================================================================================================

  At December 31, 2003 and 2002, the deferred tax assets and liabilities are composed of the following:

                                                                                                         2003                 2002
-----------------------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
 Allowance for probable loan losses                                                               $ 4,139,830          $ 3,910,798
 Intangible assets                                                                                    303,684              432,491
 AMT credits, state NOL and other                                                                     362,282              768,298
-----------------------------------------------------------------------------------------------------------------------------------
Subtotal                                                                                            4,805,796            5,111,587
-----------------------------------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
  Unrealized holding gain on securities available for sale                                         (1,380,618)          (2,991,740)
  Leasing activities                                                                               (1,904,202)          (1,687,722)
  Other                                                                                                    --              (38,317)
-----------------------------------------------------------------------------------------------------------------------------------
Subtotal                                                                                           (3,284,820)          (4,717,779)
-----------------------------------------------------------------------------------------------------------------------------------
Net deferred tax assets                                                                           $ 1,520,976          $   393,808
===================================================================================================================================

  The deferred tax assets and liabilities are netted and presented in a single amount, which is included in other assets in the accompanying consolidated balance sheets. The income tax expense associated with net security gains amounted to $2,111,848, $585,574 and $654,201 in 2003, 2002 and 2001,
respectively.

STATE BANCORP, INC. AND SUBSIDIARIES


9. INCENTIVE STOCK OPTION PLANS
  Under the terms of the Company's incentive stock option plans adopted in January 1987, April 1994, February 1999 and February 2002, options have been granted to certain key personnel that entitle each holder to purchase shares of the Company's common stock. The option price is the higher of the fair market value or the book value of the shares at the date of grant. Such options are exercisable commencing one year from the date of grant, at the rate of 25% per year, and expire within ten years from the date of grant.
  At December 31, 2003, 305,866 options for the purchase of 399,967 shares were exercisable, and 558,592 shares were reserved for possible issuance. All stock options held by a participant will become immediately exercisable in the event of a change in control of the Company, as defined in the Company's stock option plans. A summary of stock option activity follows after giving retroactive effect to all stock splits and dividends:

                                                                                Option Price                     Weighted-Average
                                          Number        Number             (Approximate Fair                       Exercise Price
                                      of Options     of Shares       Value at Date of Grant)          Total             Per Share
----------------------------------------------------------------------------------------------------------------------------------
Outstanding--January 1, 2001            292,050       445,763               $10.60 -$23.00       $ 4,576,729               $10.26
  Granted                               177,750       205,701                       $15.00         2,666,250               $12.96
  Exercised                             (28,425)      (59,256)              $10.60 -$14.25          (339,266)              $ 5.72
  Cancelled or forfeited                (13,300)      (17,961)              $10.60 -$23.00          (205,795)              $11.44
----------------------------------------------------------------------------------------------------------------------------------
Outstanding--December 31, 2001          428,075       574,247               $12.625-$23.00         6,697,918               $11.66
  Granted                               126,850       139,791                       $17.30         2,194,505               $15.69
  Exercised                             (17,093)      (31,435)              $12.625-$17.25          (222,644)              $ 7.08
  Cancelled or forfeited                 (3,250)       (3,721)              $13.00 -$17.30           (51,359)              $13.78
----------------------------------------------------------------------------------------------------------------------------------
Outstanding--December 31, 2002          534,582       678,882               $12.625-$23.00         8,618,420               $12.69
  Granted                               124,900       131,141                       $18.00         2,248,200               $17.14
  Exercised                             (31,856)      (54,668)              $12.625-$23.00          (436,103)              $ 7.97
  Cancelled or forfeited                 (1,200)       (1,291)              $17.30 -$18.00           (21,180)              $16.40
----------------------------------------------------------------------------------------------------------------------------------
Outstanding--December 31, 2003          626,426       754,064               $13.00 -$23.00       $10,409,337               $13.80
==================================================================================================================================


     The following summarizes shares subject to purchase from options outstanding and exercisable as of December 31, 2003:

                                               Weighted-Average
                                  Shares              Remaining      Weighted-Average               Shares         Weighted-Average
Range of Exercise Prices     Outstanding       Contractual Life        Exercise Price          Exercisable           Exercise Price
-----------------------------------------------------------------------------------------------------------------------------------
$ 7.89-$10.40                    145,205              2.5 years                $ 9.24              124,468                   $ 9.05
$12.96-$13.07                    271,862              4.6 years                $12.97              172,052                   $12.98
$15.69-$17.14                    336,997              7.3 years                $16.43              103,447                   $16.25
-----------------------------------------------------------------------------------------------------------------------------------
                                 754,064              5.4 years                $13.80              399,967                   $12.60
===================================================================================================================================


10. EMPLOYEE BENEFIT PLANS
  The Bank has an Employee Stock Ownership Plan (the "ESOP") which is a defined contribution plan covering substantially all full-time employees. Bank contributions to the ESOP represent a minimum of 3% of an employee's annual gross compensation. Employees become 20% vested after two years of employment, with an additional 20% vesting each year. Full vesting takes place upon the completion of six years of employment. Employee contributions are not permitted. At December 31, 2003, the ESOP had all of its assets invested in the Company's common stock. The Bank funds all amounts when due.
  In conjunction with the Rights Offering in July 1996, the ESOP borrowed $1,200,000 from the Company to purchase 166,981 (adjusted for stock dividends) of the Company's shares. As such, the Company recorded a deduction from stockholders' equity to reflect the unearned compensation for the shares. As the unearned shares are released from collateral and allocated among participants, the Company recognizes compensation expense equal to the current market price of the shares released. Contributions under the ESOP charged to operations amounted to $1,229,019, $1,144,799 and $961,621 in 2003, 2002 and 2001, respectively.
Compensation expense of $108,227 and $294,488 is applicable to the 5,845 shares and the 17,258 shares allocated in 2003 and 2002, respectively. As of December 31, 2003, all shares have been released from collateral and allocated among participants. As of December 31, 2002, the value of the 5,845 unallocated shares was $105,210.
  The Bank has a 401(k) Retirement Plan and Trust (the "401(k) Plan"), which covers substantially all full-time employees. Employees may elect to contribute up to 16% of their annual gross compensation to the 401(k) Plan, and the Bank will match one-half of the employee's contribution up to a maximum of 3% of the employee's annual gross compensation. Employees are fully vested in both their own and the Bank's contributions. Bank contributions under the 401(k) Plan amounted to $408,118, $322,564 and $270,394 in 2003, 2002 and 2001,
respectively. The Bank funds all amounts when due. At December 31, 2003, contributions to the 401(k) Plan were invested in bond, equity, money market, capital appreciation, international equity, emerging markets equity or diversified funds as directed by each employee.
  During 1995, the Bank adopted nonqualified deferred compensation plans (the "Plans") for each officer for whom contributions under the ESOP are limited by the applicable provisions of the Internal Revenue Code. Bank contributions under the Plans totaled $71,221, $70,773 and $96,610 in 2003, 2002 and 2001, respectively.

                                            STATE BANCORP, INC. AND SUBSIDIARIES


11. COMMITMENTS AND CONTINGENT LIABILITIES
  Leases--The Bank is obligated under various leases covering certain equipment, branches, office space and the land on which its head office is built. The minimum payments under these leases, certain of which contain escalation clauses, are:

2004                                                $ 2,314,538
2005                                                  2,238,399
2006                                                  1,809,842
2007                                                  1,707,340
2008                                                  1,673,862
Remainder to 2012                                     4,577,986
---------------------------------------------------------------
Total                                               $14,321,967
===============================================================

  Rent expense was approximately $2,281,000, $2,099,000 and $1,383,000 for 2003,
2002 and 2001, respectively.
  Directors' Incentive Retirement Plan--The Company has a Directors' Incentive Retirement Plan for former directors of the Company who elect to retire after having completed certain minimum service requirements. Under the retirement plan, directors who elect to retire are entitled to receive, for a period of five years after such retirement, certain compensation, as defined in the retirement plan, as long as such director continues to consult with the Company in an advisory capacity (or, if the director expires prior to the completion of the consulting period, the beneficiary or estate designated by the director is entitled to receive such remaining compensation).
  In 1992, the Company adopted a new retirement plan, whereby five individuals (four directors and the secretary to the Board of Directors), who had been eligible to receive benefits under the old retirement plan, agreed to cancel and surrender their rights in the old retirement plan in exchange for the terms of the new retirement plan. The new retirement plan provides for the payment of certain compensation annually to these five individuals through March 1, 2007. These individuals must be available to consult with the Company in an advisory capacity during this period (or, if the director or secretary expires prior to the completion of the consulting period, the beneficiary or estate designated by the director or secretary is entitled to receive such remaining compensation).
  Directors' Stock Plan--The Company approved a Directors' Stock Plan in 1998 for each outside director and the secretary to the Board of Directors. Pursuant to the plan, on January 1, 1999 and 2000, each participant received an award of share credits for 100 shares of Company Stock. On January 1, 2001, 2002 and 2003, each participant received an award of 200 share credits. On January 1, 2004, each participant will receive an award of share credits calculated as follows: (i) for January 1, 2003 through June 30, 2003, an award of 100 share credits, and (ii) for July 1, 2003 through December 31, 2003, an award of share credits equal in amount to $7,000 divided by the market value of one share of Stock as of December 31, 2003. Effective as of January 1 of each calendar year starting January 1, 2005, each participant will be granted an award of share credits in respect of the preceding year in an amount equal to $14,000 divided by the market value of one share of Stock as of the last reported sale price during the last calendar year. All awards are pro-rated where a participant did not serve for all of the preceding year.
After termination of service as a director or secretary, all awards are paid in shares of stock to the participant, or, in the case of death, to his or her designated beneficiary or estate. There are remaining 130,678 shares reserved for possible issuance. During 2003, 957 shares were distributed to one retired director. No shares were distributed in 2002.
  During 2003, 2002 and 2001, the Bank charged approximately $202,000, $128,000 and $125,000, respectively, to operations relating to the retirement and stock plans.
  Severance Commitments--The Company has five Executive Severance Plans (the "Plans") for certain key executives who are full-time employees with the title of Senior Vice President and above and who are designated as Plan participants by the Board of Directors. The Plans provide for certain rights accruing to participants in the event of a termination of the participant's employment within one year after a change in control of the Company. These rights include a cash payment and the continuation of certain employee benefits. In addition, all stock options held by a participant will become immediately exercisable. In the event that the participant enters into an employment contract, as defined in the Plans, all rights to the severance payment and other benefits set forth above will terminate. No amounts have been paid or accrued under the Plans.
  Pending Claims and Contingent Liabilities--As previously reported, the Bank has been named (along with other defendants) in lawsuits related to the activities of Island Mortgage Network, Inc. and certain related companies ("IMN"). The cases pending against the Bank as of February 27, 2004 are as follows:
-- Blanton, et al. v. IMN Financial Corp., et al., Adv. Proc. No. 01-8096, Bankruptcy Court for the Eastern District of New York, and Moritz, et al.
    v. National Settlement Services Corp., et al., Civil Action No. 3:00 CV 426 MU, Western District of North Carolina. While technically these cases remain pending, the Bank has executed binding settlement agreements with the plaintiffs in both cases, and finalization of those settlements is contingent only upon the fulfillment of certain conditions precedent by the plaintiffs, which has not yet occurred but is expected to occur. The cost of settling these litigations is not material.
-- Alan M. Jacobs, as Chapter 11 Trustee v. State Bank of Long Island, Adv. Proc. No. 02-8157, Bankruptcy Court for the Eastern District of New York. The Court denied the Trustee's motion for summary judgment on its $14 million preference claim and granted State Bank's cross-motion for summary judgment, dismissing that claim. The Trustee moved for leave to file an amended complaint, alleging that other transfers from IMN to State Bank in the amount of approximately $5.5 million, which were not referenced in the Trustee's original complaint, are avoidable both as fraudulent conveyances and preferential transfers. Briefing on the motion is not yet complete.
-- Broward Title Co. v. Alan Jacobs, et al., Adv. Proc. No. 01-8181, Bankruptcy Court for the Eastern District of New York. In July, 2002, Broward's claims against the Bank and the Duboff defendants were severed from its claims against the remaining defendants. Since that time, Broward has been actively pursuing its case against the remaining defendants and has not made any attempts to prosecute its case against State Bank, although it may do so at a later date.

                                            STATE BANCORP, INC. AND SUBSIDIARIES


-- Household Commercial Financial Services, Inc., et al. v. Action Abstract, Inc., et al., Adv. Proc. No. 02-8167, Bankruptcy Court for the Eastern District of New York. The parties are currently in the expert discovery phase of litigation.
    Additionally, in December 2003, the Bank and Gulf Insurance Company ("Gulf") resolved certain claims made by the Bank under insur ance policies issued by Gulf.
  The Bank is defending the active lawsuits vigorously, and management believes that the Bank has substantial defenses to the claims that have been asserted. However, the ultimate outcome of these lawsuits cannot be predicted with certainty. It also remains possible that other parties may pursue additional claims against the Bank related to the Bank's dealings with IMN and its affiliates. The Bank's legal fees and expenses will be significant, and those costs, in addition to any costs associated with settling the IMN-related litigations or satisfying any adverse judgments, could have a material adverse effect on the Bank's results of operations or financial position.
  In addition to the litigations noted above, the Company and the Bank are subject to other legal proceedings and claims that arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability, if any, with respect to such matters will not materially affect future operations and will not have a material impact on the Company's financial statements.
  Other--The Bank is required to maintain balances with the Federal Reserve Bank of New York to satisfy reserve requirements. These balances averaged approximately $824,000 and $341,000 in 2003 and 2002, respectively.

12. STATE BANCORP, INC. (PARENT COMPANY ONLY)

   Certain condensed financial information follows (dollars in thousands):

December 31,                                              2003             2002
--------------------------------------------------------------------------------
BALANCE SHEET
Assets:
  Cash                                                 $ 1,216            $ 635
  Dividends receivable and other assets                  2,060            1,802
  Investment in the Bank                               113,077           96,784
  Investment in the Trusts                                 623              313
--------------------------------------------------------------------------------
Total Assets                                          $116,976          $99,534
--------------------------------------------------------------------------------
Liabilities:
  Guaranteed preferred beneficial
     interest in subordinated debt                    $ 20,620          $10,310
  Dividends payable and other liabilities                1,644            1,541
--------------------------------------------------------------------------------
Total Liabilities                                       22,264           11,851
================================================================================
Stockholders' Equity:
  Preferred stock                                           --               --
  Common stock                                          46,890           43,818
  Surplus                                               53,545           45,715
  Retained earnings                                      5,190            5,420
  Treasury stock                                       (13,481)         (12,444)
  Accumulated other comprehensive income                 2,568            5,218
  Unearned compensation                                     --              (44)
--------------------------------------------------------------------------------
Total Stockholders' Equity                              94,712           87,683
--------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity            $116,976          $99,534
================================================================================


For the years ended December 31,                       2003      2002      2001
-------------------------------------------------------------------------------
INCOME STATEMENT
Dividends from the Bank, net of expenses           $  6,059   $ 8,301   $ 9,155
Equity in the undistributed earnings
  of the Bank and the Trusts                          5,956     3,002     1,666
-------------------------------------------------------------------------------
Net Income                                         $ 12,015   $11,303   $10,821
===============================================================================

CASH FLOWS
Operating Activities:
  Net income                                       $ 12,015   $11,303   $10,821
  Increase in other assets                             (258)     (194)     (271)
  Increase in other liabilities                         103       164       159
  Equity in the undistributed earnings
     of the Bank and the Trusts                      (5,956)   (3,002)   (1,666)
-------------------------------------------------------------------------------
Net cash provided by operating activities             5,904     8,271     9,043
-------------------------------------------------------------------------------
Financing Activities:
  Cash dividends paid                                (4,565)   (4,385)   (4,089)
  Guaranteed preferred beneficial
     interest in subordinated debt                   10,310    10,310        --
  Proceeds from issuance of
     common stock                                     3,266     2,005     1,233
  Capital contribution to the Bank                  (13,002)  (10,463)   (1,110)
  Capital contribution to the Trusts                   (295)     (313)       --
  Payment to repurchase common stock                 (1,037)   (5,373)   (4,649)
-------------------------------------------------------------------------------
Net cash used in financing activities                (5,323)   (8,219)   (8,615)
-------------------------------------------------------------------------------
Net Changes in Cash                                $    581   $    52   $   428
===============================================================================

13. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
  The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby and documentary letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated financial statements. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
  The Bank's use of derivative financial instruments, i.e., interest rate swaps, is exposed to credit risk. This credit exposure relates to possible losses that would be recognized if the counterparties fail to perform their obligations under the contracts. To mitigate this credit exposure, the Bank deals only with counterparties of good credit standing and requires the exchange of collateral over a certain credit threshold. At December 31, 2003, the Bank is party to two interest rate swap agreements to manage its exposure to fluctuations in interest rates on $50 million of variable rate commercial loans. The Bank did not engage in derivatives activities in 2002.
  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment

                                            STATE BANCORP, INC. AND SUBSIDIARIES


amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral required varies, but may include accounts receivable, inventory, equipment, real estate and income-producing commercial properties. At December 31, 2003 and 2002, commitments to originate loans and commitments under unused lines of credit for which the Bank is obligated amounted to approximately $226,840,000 and $190,489,000, respectively.
  Letters of credit are conditional commitments issued by the Bank guaranteeing payments of drafts in accordance with the terms of the letter of credit agreements. Commercial letters of credit are used primarily to facilitate trade or commerce and are also issued to support public and private borrowing arrangements, bond financing and similar transactions. Collateral may be required to support letters of credit based upon management's evaluation of the creditworthiness of each customer. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Most letters of credit expire within one year. Management does not anticipate any material losses as a result of these transactions. At December 31, 2003 and 2002, the Bank had letters of credit outstanding of approximately $13,960,000 and $7,783,000, respectively. At December 31, 2003, the uncollateralized portion was approximately $2,823,000.

14. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
  Fair value estimates are made as of a specific point in time based on the characteristics of financial instruments and market information. Where available, quoted market prices are used. However, markets do not exist for a portion of the Company's financial instruments and, as a result, fair value estimates require judgments regarding future cash flows. These judgments are subjective in nature, involve uncertainties and therefore may change significantly at future measurement dates. The fair value information that follows is intended to supplement, but not replace, the basic consolidated financial statements and other traditional financial data presented throughout this report. The calculation of estimated fair values is based on market conditions at December 31, 2003 and 2002 and is not reflective of current or future fair values. Furthermore, the value of long-term relationships with depositors is not reflected. The value of those relationships is significant.
  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.
   Cash and Short-Term Investments--For cash and short-term investments (due from banks, Federal funds sold, securities purchased under agreements to resell, accrued interest receivable and certain other short-term assets), the carrying amount is a reasonable estimate of fair value.
   Securities Held to Maturity and Securities Available for Sale--For securities held to maturity and securities available for sale, the estimated fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using a quoted market price for similar securities.
  Loans--The fair value of loans is estimated by discounting the expected future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.
  Deposits--The fair value of demand deposits, savings accounts and time deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the interest rate swap rates of similar term points.
  Other Short-Term Liabilities--Other short-term liabilities (Federal funds purchased, securities sold under agreements to repurchase, accrued interest payable and certain other short-term liabilities) are considered to have fair values equal to their carrying amounts due to their shortterm nature. These instruments are presented in the table below as other short-term liabilities.
   Commitments to Extend Credit, Standby Letters of Credit and Commercial Letters of Credit-- The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of standby letters of credit and commercial letters of credit is based on fees currently charged for similar agreements, which are not material to the financial statements.
  The estimated fair values of the Company's financial instruments are as follows (in thousands):

December 31,                            2003                       2002
--------------------------------------------------------------------------------
                                Carrying    Estimated     Carrying     Estimated
                                  Amount   Fair Value       Amount    Fair Value
--------------------------------------------------------------------------------
Financial assets:
  Cash and short-term
     investments              $  154,386    $ 154,386   $  107,428   $  107,428
  Securities held to
    maturity and securities
     available for sale          567,030      567,197      609,611      609,612
  Loans--net of the
     allowance for
     probable loan losses        700,484      706,223      610,338      622,092
--------------------------------------------------------------------------------
Total                         $1,421,900   $1,427,806   $1,327,377   $1,339,132
================================================================================
Financial
liabilities:
  Deposits                    $1,216,287   $1,217,180   $1,147,027   $1,090,334
  Other short-term
     liabilities                  91,920       91,920      105,376      105,376
--------------------------------------------------------------------------------
Total                         $1,308,207   $1,309,100   $1,252,403   $1,195,710
================================================================================

                                            STATE BANCORP, INC. AND SUBSIDIARIES


15. REGULATORY MATTERS
  Dividends paid by the Company are subject to restrictions by certain regulatory agencies. Under these restrictions, approximately $10,273,000 was available for payment of dividends at December 31, 2003, without prior approval of those regulatory agencies.
  The Company and the Bank are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and the Bank's classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
  Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total capital and Tier I capital, as defined in the regulations, to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2003, that the Company and the Bank meet all capital adequacy requirements to which they are subject.
  As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category. The Company's and the Bank's capital amounts and ratios are as follows (in thousands):



                                                                                                                    To Be Well-
                                                                               For Capital                    Capitalized Under
                                                                                  Adequacy                    Prompt Corrective
                                                   Actual                         Purposes                    Action Provisions
-----------------------------------------------------------------------------------------------------------------------------------
                                             Amount        Ratio           Amount           Ratio           Amount          Ratio
-----------------------------------------------------------------------------------------------------------------------------------
As of December 31, 2003:
Tier I Capital to Total Adjusted
Average Assets (Leverage):
  The Company                              $109,534          8.08%         $54,225            4.00%            N/A            N/A
  The Bank                                 $107,899          7.97%         $54,153            4.00%        $67,691           5.00%
Tier I Capital to Risk-Weighted Assets:
  The Company                              $109,534         12.26%         $35,737            4.00%            N/A            N/A
  The Bank                                 $107,899         12.09%         $35,699            4.00%        $53,548            6.00%
Total Capital to Risk-Weighted Assets:
  The Company                              $120,266         13.46%         $71,481            8.00%            N/A            N/A
  The Bank                                 $118,631         13.29%         $71,411            8.00%        $89,263           10.00%
-----------------------------------------------------------------------------------------------------------------------------------
As of December 31, 2002:
Tier I Capital to Total Adjusted
Average Assets (Leverage):
  The Company                              $ 89,819          6.95%         $51,694            4.00%            N/A            N/A
  The Bank                                 $ 88,920          6.88%         $51,698            4.00%        $64,622            5.00%
Tier I Capital to Risk-Weighted Assets:
  The Company                              $ 89,819         11.36%         $31,626            4.00%            N/A            N/A
  The Bank                                 $ 88,920         11.26%         $31,588            4.00%        $47,382            6.00%
Total Capital to Risk-Weighted Assets:
  The Company                              $ 99,700         12.62%         $63,201            8.00%            N/A            N/A
  The Bank                                 $ 98,793         12.51%         $63,177            8.00%        $78,971           10.00%
-----------------------------------------------------------------------------------------------------------------------------------

STATE BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION


DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDER'S EQUITY: NET INTEREST INCOME AND RATES
  The following table presents the average daily balances of the Bank's assets, liabilities and stockholder's equity, together with an analysis of net interest earnings and average rates, for each major category of interest-earning assets and interest-bearing liabilities. Interest and average rates are computed on a fully taxable-equivalent basis, adjusted for certain disallowed interest expense deductions, using a tax rate of 34% in 2003, 2002, and 2001. Nonaccruing loans are included in the average balances (dollars in thousands):

For the Years Ended December 31,               2003                              2002                              2001
-----------------------------------------------------------------------------------------------------------------------------------
                                   Average             Average        Average             Average        Average            Average
                                   Balance   Interest     Rate        Balance   Interest     Rate        Balance  Interest     Rate
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Securities held to maturity and
  securities available for sale:
  Taxable                       $  495,831    $16,794     3.39%    $  421,171    $19,469     4.62%    $  221,935   $13,964     6.29%
  Tax-exempt                        81,687      4,540     5.56         93,321      5,492     5.89        125,379     7,525     6.00
-----------------------------------------------------------------------------------------------------------------------------------
Total securities                   577,518     21,334     3.69        514,492     24,961     4.85        347,314    21,489     6.19
Federal funds sold, securities
  purchased under agreements to
  resell and interest-bearing
  deposits                          41,665        457     1.10         33,762        552     1.63         68,252     2,747     4.02
Loans (net of unearned income):
  Taxable                          645,338     44,020     6.82        575,975     43,060     7.48        535,042    47,634     8.90
  Tax-exempt                         6,901        572     8.29          7,835        656     8.37          9,287       816     8.79
-----------------------------------------------------------------------------------------------------------------------------------
Total loans--net                   652,239     44,592     6.84        583,810     43,716     7.49        544,329    48,450     8.90
Total interest-earning assets    1,271,422    $66,383     5.22%     1,132,064    $69,229     6.12%       959,895   $72,686     7.57%
Allowance for probable loan
  losses                           (10,610)                            (9,920)                            (9,822)
-----------------------------------------------------------------------------------------------------------------------------------
                                 1,260,812                          1,122,144                            950,073
-----------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks             45,575                             38,740                             30,992
Bank premises and equipment--net     7,581                              7,482                              5,206
Other assets                        35,111                             23,814                             17,434
-----------------------------------------------------------------------------------------------------------------------------------
Total Assets                    $1,349,079                         $1,192,180                         $1,003,705
===================================================================================================================================

LIABILITIES AND
  STOCKHOLDER'S EQUITY:
Savings and time deposits:
  Savings                       $  615,571    $ 4,386     0.71%    $  411,630    $ 3,704     0.90%    $  298,321   $ 5,316     1.78%
  Time                             305,629      5,735     1.88        408,176      9,600     2.35        441,962    20,083     4.54
-----------------------------------------------------------------------------------------------------------------------------------
Total savings and time deposits    921,200     10,121     1.10        819,806     13,304     1.62        740,283    25,399     3.43
Federal funds purchased              6,778         92     1.36          3,716         69     1.86          1,108        48     4.33
Securities sold under agreements
  to repurchase                     17,252        222     1.29         46,104        864     1.87            102         4     3.92
Other borrowed funds                29,450        532     1.81         28,339        897     3.17         18,992     1,294     6.81
-----------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing
  liabilities                      974,680     10,967     1.13        897,965     15,134     1.69        760,485    26,745     3.52
Demand deposits                    245,840                            198,793                            160,043
Other liabilities                   32,493                             11,581                              5,228
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities                1,253,013                          1,108,339                            925,756
Stockholder's equity                96,066                             83,841                             77,949
-----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and
  Stockholder's Equity          $1,349,079                         $1,192,180                         $1,003,705
===================================================================================================================================
Net interest income/rate--
  tax-equivalent basis                         55,416     4.36%                   54,095     4.78%                  45,941     4.79%
Less tax-equivalent basis adjustment            1,700                              2,097                             2,749
-----------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                           $53,716                            $51,998                           $43,192
===================================================================================================================================

                                            STATE BANCORP, INC. AND SUBSIDIARIES


ANALYSIS OF CHANGES IN NET INTEREST INCOME
  The following table presents a comparative analysis of the changes in the Bank's interest income and interest expense due to the changes in the average volume and the average rates earned on interest-earning assets and due to the changes in the average volume and the average rates paid on interest-bearing liabilities. Interest and average rates are computed on a fully taxable-equivalent basis, adjusted for certain disallowed interest expense deductions, using a tax rate of 34% in 2003, 2002 and 2001. Variances in rate/volume relationships have been allocated proportionately to average volume and average rate as they compare to each other (in thousands):

                                                                Year 2003 over 2002                    Year 2002 over 2001
------------------------------------------------------------------------------------------------------------------------------------
                                                           Due to Change in:                       Due to Change in:
------------------------------------------------------------------------------------------------------------------------------------
                                                         Average     Average   Net Decrease                  Average    Net Increase
                                                          Volume        Rate     (Increase)        Volume       Rate        Decrease
------------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Securities held to maturity and securities available
  for sale:
  Taxable                                                $ 3,083    $(5,758)       $(2,675)      $ 9,969    $(4,464)       $  5,505
  Tax-exempt                                                (658)      (294)          (952)       (1,889)      (144)         (2,033)
------------------------------------------------------------------------------------------------------------------------------------
Total securities                                           2,425     (6,052)        (3,627)        8,080     (4,608)          3,472
Federal funds sold, securities purchased under
  agreements to resell and interest-bearing deposits         112       (207)           (95)       (1,009)    (1,186)         (2,195)
Loans (net of unearned income):
  Taxable                                                  4,923     (3,963)           960         3,455     (8,029)         (4,574)
  Tax-exempt                                                 (77)        (7)           (84)         (123)       (37)           (160)
------------------------------------------------------------------------------------------------------------------------------------
Total loans--net                                           4,846     (3,970)           876         3,332     (8,066)         (4,734)
------------------------------------------------------------------------------------------------------------------------------------
Total Interest Income                                      7,383    (10,229)        (2,846)       10,403    (13,860)         (3,457)
------------------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE:
Savings and time deposits:
  Savings                                                  1,566       (884)           682         1,585     (3,197)         (1,612)
  Time                                                    (2,142)    (1,723)        (3,865)       (1,434)    (9,049)        (10,483)
------------------------------------------------------------------------------------------------------------------------------------
Total savings and time deposits                             (576)    (2,607)        (3,183)          151    (12,246)        (12,095)
Federal funds purchased                                       45        (22)            23            61        (40)             21
Securities sold under agreements to repurchase              (428)      (214)          (642)          863         (3)            860
Other borrowed funds                                          34       (399)          (365)          474       (871)           (397)
------------------------------------------------------------------------------------------------------------------------------------
Total Interest Expense                                      (925)    (3,242)        (4,167)        1,549    (13,160)        (11,611)
------------------------------------------------------------------------------------------------------------------------------------
Change in Net Interest Income (Tax-equivalent Basis)     $ 8,308    $(6,987)       $ 1,321       $ 8,854    $  (700)       $  8,154
====================================================================================================================================

INVESTMENT PORTFOLIO
  The following table presents the amortized cost and estimated fair value of held to maturity and available for sale securities held by the Company for each period (in thousands):

December 31,                                                   2003                       2002                      2001
---------------------------------------------------------------------------------------------------------------------------------
                                                      Amortized   Estimated      Amortized  Estimated       Amortized   Estimated
                                                           Cost  Fair Value           Cost Fair Value           Cost    Fair Value
---------------------------------------------------------------------------------------------------------------------------------
TYPE:
Obligations of states and political subdivisions       $ 94,594   $ 98,214        $ 80,119   $ 83,045       $ 80,205    $ 78,930
Mortgage-backed securities and collateralized
  mortgage obligations                                  281,291    280,715         288,081    291,135        160,974     159,548
Government Agency securities                            146,876    147,614         204,468    206,549         31,820      30,806
Corporate securities                                     40,623     40,654          28,733     28,883          6,168       6,133
---------------------------------------------------------------------------------------------------------------------------------
Total                                                  $563,384   $567,197        $601,401   $609,612       $279,167    $275,417
=================================================================================================================================

STATE BANCORP, INC. AND SUBSIDIARIES


  The following table presents the maturity distribution and the weighted-average yield of the Company's investment portfolio at December 31, 2003 (dollars in thousands). The yield information does not give effect to changes in estimated fair value of investments available for sale that are reflected as a component of stockholders' equity.

                                                                            Maturing
-----------------------------------------------------------------------------------------------------------------------------------
                                              Within              After One but          After Five but          After
                                             One Year            Within Five Years     Within Ten Years         Ten Years
-----------------------------------------------------------------------------------------------------------------------------------
                                          Amount    Yield (1)      Amount     Yield (1)   Amount    Yield (1)   Amount     Yield (1)
-----------------------------------------------------------------------------------------------------------------------------------
TYPE:
Obligations of states and
  political subdivisions                $ 45,882      1.35%      $  3,248      2.79%      $ 985      7.46%     $48,097    7.93%
Mortgage-backed securities and
  collateralized mortgage
  obligations (2)                          3,116      1.16        265,173      2.84      12,426      2.81           --      --
Government Agency securities (3)         108,300      3.50         39,149      3.71          --        --           --      --
Corporate securities                          --        --          4,330      6.10       2,160      6.55       34,164     3.69
-----------------------------------------------------------------------------------------------------------------------------------
Total                                   $157,298      2.83%      $311,900     2.99%     $15,571      3.62%     $82,261    6.17%
===================================================================================================================================

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


LOAN PORTFOLIO

  The following table categorizes the Company's loan portfolio for each period (in thousands):

December 31,                                                            2003         2002         2001          2000          1999
-----------------------------------------------------------------------------------------------------------------------------------
Commercial and industrial                                           $278,443     $243,626     $246,245      $229,251      $220,874
Real estate--mortgage                                                334,946      298,187      252,968       233,589       216,955
Real estate--construction                                             54,293       42,829       16,258        17,642        25,752
Lease receivables (1)                                                 23,962       20,041       18,231            --            --
Loans to individuals                                                   7,843        7,385        7,514         5,729         5,738
Tax-exempt and other                                                  11,956        8,331       10,465        10,864        19,709
-----------------------------------------------------------------------------------------------------------------------------------
Gross loans                                                          711,443      620,399      551,681       497,075       489,028
Less: unearned income                                                    227           15           83            83            80
-----------------------------------------------------------------------------------------------------------------------------------
Loans--net of unearned income                                       $711,216     $620,384     $551,598      $496,992      $488,948
===================================================================================================================================

(1) Included in total commercial and industrial loans prior to 2001.


  The following table presents the maturities of selected loans and the sensitivities of those loans to changes in interest rates at December 31, 2003 (in thousands):

                                                                  One Year           One Through                Over
                                                                   or Less            Five Years          Five Years           Total
-----------------------------------------------------------------------------------------------------------------------------------
Commercial and industrial                                         $188,218               $63,714             $26,511        $278,443
Real estate--construction                                           41,961                11,852                 480          54,293
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                             $230,179               $75,566             $26,991        $332,736
===================================================================================================================================
Loans maturing after one year with:
  Fixed interest rate                                                                    $37,954             $ 5,654        $ 43,608
  Variable interest rate                                                                 $37,612             $21,337        $ 58,949

                                            STATE BANCORP, INC. AND SUBSIDIARIES


  The following table presents the Company's nonaccrual, past due and restructured loans for each period (in thousands):


December 31,                                                            2003         2002         2001          2000          1999
-----------------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans                                                      $8,666         $6,317       $8,920        $10,736     $5,194
Loans 90 days or more past due and still accruing interest            $  149         $  129       $  405        $ 3,542     $    3
Restructured accruing loans                                           $   --         $  107       $  284        $   406     $  422
Interest income on nonaccrual and restructured loans which would
have been recorded under original loan terms                          $  372         $  371       $  720        $   638     $  517
Interest income on nonaccrual and restructured loans recorded
  during the period                                                   $   24         $    9       $   27        $    85     $   74

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


                                                                   2003           2002            2001           2000          1999
-----------------------------------------------------------------------------------------------------------------------------------
Balance, January 1                                              $10,046        $ 9,255          $9,207         $7,107       $5,788
-----------------------------------------------------------------------------------------------------------------------------------
Adjustments                                                          --             --             542(1)          --           --
Charge-offs:
  Commercial and industrial                                       1,960          2,721           4,021            868          593
  Real estate--mortgage                                           1,251             --              --             21          987
  Real estate--construction                                          --             --              --            500          500
  Lease receivables (2)                                             292            237             190             --           --
  Loans to individuals                                               50             13              44             20           45
-----------------------------------------------------------------------------------------------------------------------------------
Total charge-offs                                                 3,553          2,971           4,255          1,409        2,125
-----------------------------------------------------------------------------------------------------------------------------------
Recoveries:
  Commercial and industrial                                         293            196             137            237          204
  Real estate--mortgage                                               3              1               4              8          223
  Lease receivables (2)                                               1              2               6             --           --
  Loans to individuals                                                7              3              14             14           17
-----------------------------------------------------------------------------------------------------------------------------------
Total recoveries                                                    304            202             161            259          444
-----------------------------------------------------------------------------------------------------------------------------------
Net charge-offs                                                   3,249          2,769           4,094          1,150        1,681
Provision charged to income                                       3,935          3,560           3,600          3,250        3,000
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                        $10,732        $10,046          $9,255         $9,207       $7,107
-----------------------------------------------------------------------------------------------------------------------------------
Ratio of net charge-offs during the period to
  average loans outstanding during the period                      0.50%          0.47%           0.75%          0.24%        0.37%
===================================================================================================================================

(1) Opening balance of allowance for probable loan losses of acquired leasing company.

(2)  Included in total commercial and industrial loans prior to 2001.

STATE BANCORP, INC. AND SUBSIDIARIES


The following table presents the allocation of the Company's allowance for probable loan losses for each period (dollars in thousands):

                                       Percent of          Percent of          Percent of           Percent of        Percent of
                                         Loans to            Loans to            Loans to             Loans to          Loans to
                                            Total               Total               Total                Total             Total
                                   2003     Loans       2002    Loans       2001    Loans       2000     Loans     1999    Loans
---------------------------------------------------------------------------------------------------------------------------------
Commercial and industrial       $ 5,781      39.1%   $ 5,370     39.3%    $5,828     44.6%    $6,355     46.1%   $3,725     45.2%
Real estate--mortgage             3,157      47.1      3,327     48.1      2,366     45.9      2,118     47.0     1,572     44.4
Real estate--construction           306       7.6        241      6.9         98      2.9        282      3.5       644      5.3
Lease receivables (1)               142       3.4        113      3.2        110      3.3         --       --        --       --
Loans to individuals                 44       1.1         46      1.2         49      1.4         34      1.2        36      1.1
Tax-exempt and other                 67       1.7         47      1.3         63      1.9         62      2.2       144      4.0
Unallocated                       1,235       --         902       --        741       --        356       --       986       --
---------------------------------------------------------------------------------------------------------------------------------
Total                           $10,732     100.0%   $10,046    100.0%    $9,255    100.0%    $9,207    100.0%   $7,107    100.0%
=================================================================================================================================

(1) Included in total commercial and industrial loans prior to 2001.

DEPOSITS

   The following table presents the average balance and the average rate paid on the Company's deposits for each period (dollars in thousands):

                                                       2003                           2002                          2001
-----------------------------------------------------------------------------------------------------------------------------------
                                                  Average      Average          Average       Average        Average       Average
                                                  Balance         Rate          Balance          Rate        Balance          Rate
-----------------------------------------------------------------------------------------------------------------------------------
Demand deposits                                 $  245,840          --%       $  198,793           --%      $160,043            --%
Interest-bearing transaction accounts              193,678        0.59           119,854         0.52         73,828          1.16
Money market deposit accounts                      152,130        0.64           122,302         0.93        105,574          1.81
Savings deposits                                   269,763        0.84           169,474         1.14        118,919          2.15
Time certificates of deposit of $100,000 or more   183,587        1.34           274,215         1.91        306,623          4.28
Other time deposits                                122,042        2.68           133,961         3.25        135,339          5.14
-----------------------------------------------------------------------------------------------------------------------------------
Total                                           $1,167,040        0.87%       $1,018,599         1.31%      $900,326          2.82%
===================================================================================================================================

  The following table sets forth, by time remaining to maturity, the Company's certificates of deposit of $100,000 or more at December 31, 2003 (in thousands):

3 months or less                        $133,947
Over 3 months through 6 months            13,371
Over 6 months through 12 months            5,667
Over 12 months                             3,349
------------------------------------------------
Total                                   $156,334
================================================

RETURN ON EQUITY AND ASSETS
  The following table presents the Company's return on average stockholders' equity and assets, the dividend payout ratio and the average equity to average assets ratio for each period. The calculations are based on recorded assets and give effect to the changes in fair value of securities available for sale.

                                                 2003         2002         2001
--------------------------------------------------------------------------------
Return on average total assets                   0.89%        0.95%        1.08%
Return on average total stockholders' equity    13.18%       13.66%       13.94%
Dividend payout ratio                           38.68%       39.06%       38.79%
Average equity to average assets                 6.73%        6.94%        7.73%

                                            STATE BANCORP, INC. AND SUBSIDIARIES


SHORT-TERM BORROWINGS
  The following information is provided on the Bank's short-term borrowings for each period (dollars in thousands):
                                                                                       2003           2002           2001
----------------------------------------------------------------------------------------------------------------------------
Balance, December 31--
  Securities sold under agreements to repurchase                                     $31,601       $ 49,983        $    --
  Federal funds purchased                                                            $10,000       $  4,800        $    --
  Federal Home Loan Bank advances                                                    $50,000       $ 50,000        $12,000
----------------------------------------------------------------------------------------------------------------------------
Weighted-average interest rate on balance, December 31--
  Securities sold under agreements to repurchase                                        1.20%          1.45%            --%
  Federal funds purchased                                                               1.25%          1.13%            --%
  Federal Home Loan Bank advances                                                       1.04%          1.35%          1.85%
----------------------------------------------------------------------------------------------------------------------------
Maximum outstanding at any month end--
  Securities sold under agreements to repurchase                                     $36,669       $158,365        $ 2,000
  Federal funds purchased                                                            $31,450       $ 24,300        $14,500
  Federal Home Loan Bank advances                                                    $76,000       $ 94,000        $35,400
----------------------------------------------------------------------------------------------------------------------------
Average daily amount outstanding--
  Securities sold under agreements to repurchase                                     $17,252       $ 46,104        $   102
  Federal funds purchased                                                            $ 6,778       $  3,716        $ 1,108
  Federal Home Loan Bank advances                                                    $27,485       $ 23,056        $ 8,838
----------------------------------------------------------------------------------------------------------------------------
Weighted-average interest rate on average daily amount outstanding-- Securities
  sold under agreements to repurchase                                                   1.29%          1.87%          3.92%
  Federal funds purchased                                                               1.36%          1.86%          4.33%
  Federal Home Loan Bank advances                                                       1.25%          1.81%          4.35%
============================================================================================================================


SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
(dollars in thousands)

                                                           2003                                           2002
-----------------------------------------------------------------------------------------------------------------------------------
                                             1st        2nd         3rd         4th        1st         2nd        3rd          4th
                                         Quarter     Quarter    Quarter     Quarter     Quarter     Quarter     Quarter    Quarter
-----------------------------------------------------------------------------------------------------------------------------------
Interest income                          $17,021    $16,496     $15,381     $15,785     $15,494     $17,105     $17,116    $17,417
Interest expense                           3,404      3,294       2,353       2,484       3,419       4,096       4,016      3,708
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                       13,617     13,202      13,028      13,301      12,075      13,009      13,100     13,709
Provision for probable loan losses           984        984         984         983         959         963         816        822
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
  for probable loan losses                12,633     12,218      12,044      12,318      11,116      12,046      12,284     12,887
Other income                               2,705      2,494       3,096         848         632       2,180         748        918
Operating expenses                        11,457      9,833      10,102       9,697       8,906       9,545       9,542      9,484
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                 3,881      4,879       5,038       3,469       2,842       4,681       3,490      4,321
Provision for income taxes                 1,104      1,478       1,614       1,056         663       1,265         883      1,220
-----------------------------------------------------------------------------------------------------------------------------------
Net income                               $ 2,777    $ 3,401     $ 3,424     $ 2,413     $ 2,179     $ 3,416     $ 2,607    $ 3,101
-----------------------------------------------------------------------------------------------------------------------------------
Basic earnings per common share (1)      $  0.33    $  0.40     $  0.41     $  0.28     $  0.25     $  0.40     $  0.31    $  0.37
-----------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per common share (1)    $  0.32    $  0.40     $  0.39     $  0.27     $  0.25     $  0.39     $  0.31    $  0.36
-----------------------------------------------------------------------------------------------------------------------------------

(1) Retroactive recognition has been given for stock dividends.

STATE BANCORP, INC. AND SUBSIDIARIES
MARKET DATA


  The following is a three-year comparison of the Company's dividends and stock prices:

                                               2003         2002        2001
-------------------------------------------------------------------------------
Annual cash dividends (1)                     $0.55        $0.52       $0.49
Annual stock dividends                            5%           5%          5%

(1) Retroactive recognition has been given for stock dividends.

  The Company's common stock is traded on the American Stock Exchange under the symbol STB. The approximate high and low closing prices for the Company's common stock for the years ended December 31, 2003, 2002 and 2001, were as follows:

                             1st            2nd           3rd              4th
                         Quarter        Quarter       Quarter          Quarter
------------------------------------------------------------------------------
2003
  High close              $20.02         $20.35        $22.31          $24.50
  Low close                17.88          18.31         19.57           19.53

2002
  High close               17.82          19.20         18.35           19.70
  Low close                15.25          16.95         15.61           16.75

2001
  High close               15.25          18.00         18.00           16.10
  Low close                12.94          15.00         15.70           15.13

STATE BANCORP, INC. AND SUBSIDIARIES
BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
Effective March 1, 2004


STATE BANCORP, INC. AND
STATE BANK OF LONG ISLAND

Board of Directors

Thomas F. Goldrick, Jr.
Chairman and Chief Executive Officer
State Bancorp, Inc. and State Bank of Long Island

J. Robert Blumenthal
Retired, President, Harwyn Enterprises, Inc.

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

Jeffrey S. Wilks
Vice President and Director of
New Business Development
Spiegel Associates

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

Richard W. Merzbacher
President

Daniel T. Rowe
Vice Chairman

Frederick C. Braun, III
Executive Vice President and
Senior Lending Officer

Brian K. Finneran
Executive Vice President and
Chief Financial Officer

STATE BANCORP, INC. AND SUBSIDIARIES

STATE BANK OF
LONG ISLAND--OFFICERS
Effective March 1, 2004


Financial Group
Theresa DiVittorio, CPA
First Vice President and Comptroller

Philip J. Nardella, CPA
Vice President and Assistant Comptroller

Thomas C. Padden
Vice President

Carol J. Bergmann
Assistant Vice President and
Assistant Secretary

Mary Ann P. DiLorenzo
Assistant Vice President

Steven Karaman
Finance Officer

Lisa Marie Massa
Senior Finance Associate

Carrie A. Sliss
Senior Finance Associate

Bank Operations/Facilities

Raymond D. Wagner
First Vice President

Maureen McTiernan
Vice President

Jennie DiFilippi
Assistant Vice President

Joseph Crispino
Security Investigations Officer

Valerie Stewart
Bank Operations Officer

Management Information Systems and Data Processing

Susanne Pheffer
Senior Vice President

Diane T. Beck
Vice President

Joseph M. McNeill
Vice President

Janine M. Specht
Assistant Vice President

Nathan Jones
Technology Officer

Elizabeth A. Zona
Technology Officer

Barry K. Horne, Jr.
Assistant Technology Officer

Wayne J. Badke
Senior System Support Associate

Mary Culotta
Senior Data Processing Specialist

Gaetano Thomas Lasorsa
Senior System Support Associate


Human Resources

Mary E. Durkin
First Vice President and Director of Human Resources and Training

Stephen N. Pedersen
Assistant Vice President

Marketing

John McWhirk
Vice President and Director of Marketing and Product Development

Scott Burkhardt
Marketing Officer

Natalie Heldt
Marketing Officer

Branch Administration

Thomas A. Arnone
Senior Vice President

Rosalie Mottola
First Vice President and District Manager

Kevin J. Carroll
Assistant Vice President

Ann Marie Tarantino
Assistant Vice President

Karen M. Williams
Assistant Vice President

Sales/New Business Development

Douglas W. Vergith
First Vice President

Rocco Reda
Vice President

Peter J. Yovine
Vice President

Cara Maloney
Sales Officer

Joseph Rainone
Branch Investment Officer

Kavita Jain
Senior Sales Associate

New Hyde Park Branch

Richard A. DeMartino
Vice President

Rosemary A. DiMario
Branch Banking Officer

Barbara Nilsen
Branch Banking Officer

Rina Miletic
Branch Operations Officer

D. Shantie Singh
Branch Operations Officer

Helen Kroner
Senior Customer Service Associate

Garden City South Branch

Paul R. Cronen
Assistant Vice President

Dawn White
Branch Operations Officer

Margherita A. Sacco
Senior Customer Service Associate

Rockville Centre Branch
Ann Goulding
Branch Banking Officer

County Seat Branch

Timothy P. McCue
Assistant Vice President

Maria Kellner
Senior Customer Service Associate

Port Washington Branch

Lucy Mazany
First Vice President

June Alleyne
Assistant Vice President

Harris M. Schornstein
Senior Customer Service Associate

Jeffrey S. Symons
Senior Customer Service Associate

Farmingdale Branch

Catherine R. Indimine
Branch Banking Officer

Lisa Ramos-Lopez
Branch Operations Officer

Denise Cummings
Senior Customer Service Associate

Jericho Branch

Alba Spinelli
Vice President

Eftihia Karachalios
Branch Operations Officer

Joan C. Mizrachi
Senior Customer Service Associate

Oyster Bay Branch

Diane E. Grochocki
Assistant Vice President

Mary Alfo
Branch Operations Officer

Hauppauge Branch

John J. Kurek
Vice President

Robert Insalaco
Branch Banking Officer

Lorraine Werkmeister
Senior Customer Service Associate

Huntington Branch

Kevin Asher
Assistant Vice President

Lisa A. Pandolfo
Branch Banking Officer

Helen M. Gilfedder
Branch Operations Officer

MacArthur Branch
Iris Taibbi
Assistant Vice President

Clare M. O'Shaughnessy
Branch Operations Officer

Sharon Klinkhardt
Senior Customer Service  Associate

Three Village Branch

Olga B. Belleau
Assistant Vice President

Donna Allen
Branch Operations Officer

Bulova Center Branch

Donna Gerard
Branch Operations Officer

Maspeth Branch

Robert Vollkommer
Assistant Vice President

Carrie Martorana
Branch Operations Officer

Ivelisse Rodriguez
Senior Customer Service
Associate

Long Island City Branch

Traude Kump
Vice President

Patricia Blanco
Branch Operations Officer

Municipal Finance

Robert J. Valli
Senior Vice President and  Director of  Municipal Finance and  Community
Relations

Michael P. Locorriere
First Vice President

Kenneth A. Messina
First Vice President

John P. Rom
Vice President

Hazel F. McCord
Municipal Finance Officer

Laura A. Schiavone
Senior Municipal Finance
Associate


Commercial Lending Group

Charles A. Hoffman
Senior Vice President

Robert J. Nicols
Senior Vice President

Kenneth M. Scheriff
Senior Vice President

William H. Tucker
Senior Vice President

Jean-ann Yngstrom
Senior Vice President

                                            STATE BANCORP, INC. AND SUBSIDIARIES

STATE BANK OF
LONG ISLAND--OFFICERS

Jeffrey N. Barber
First Vice President

James T. Burns
First Vice President

Kevin T. Hennessy
First Vice President

Fred A. Heruth
First Vice President

Richard J. O'Brien
First Vice President

Michael O'Leary
First Vice President

Thomas Scott Swain
First Vice President

Patrick M. Demery
Vice President

John Governale
Vice President

Lori D. Keller
Vice President

Daniel G. Lehan
Vice President

Philip Leone
Vice President

Stephen B. Mischo
Vice President

Jeffrey B. Reid
Vice President

William Vrana
Vice President

Maria Billiris
Assistant Vice President

Craig Goldstein
Assistant Vice President

David Scott Linfoot
Assistant Vice President

Karyn F. Rodriguez
Assistant Vice President

Joseph Sacco
Assistant Vice President

Christopher Van Bell
Assistant Vice President

Frederick Zwikelmaier
Assistant Vice President

Karen DaRocha
Commercial Loan Officer

Michele Klampfer
Commercial Loan Officer

Raffaella Palazzo
Commercial Loan Officer

Joan Kuehne
Assistant Loan Administration Officer

Angel Berber
Administrative Assistant

Janine Corsetti
Senior Credit Associate

Barbara Paradise
Administrative Assistant

Laura A. Swaschnig
Senior Credit Associate

Christopher Thoman
Senior Credit Associate

Brian Zummo
Senior Credit Associate

Consumer Loan Department

Jean M. Cassese
Vice President

John J. McEniry
Vice President

Paula Contin
Senior Consumer Loan Associate

Joseph Noviello
Senior Consumer Loan Associate

Loan Operations Group

Geraldine Harden
Vice President

Siu Chan
Assistant Vice President

Joann Riccobaldi-Cozzani
Assistant Loan Operations Officer

Patricia Salvatore
Senior Loan Operations Associate

Office of the Chairman

Janice Clark
Assistant Secretary

Valerie McCarthy
Executive Staff Assistant

Ruth Mineo
Executive Staff Assistant

Vernon E. Westfall
Public Relations Coordinator

Corporate Communications

Deborah A. Kendric, CPA
Director of Corporate
Communications

SB Portfolio Management Corp.

Matthew T. Novak
President and Director

SB Financial Services Corp.

Matthew T. Novak
President and Director

Carl S. Nadwodny
First Vice President

Studebaker-Worthington
Leasing Corp.

Kenneth M. Paston
President and Director

Anthony Campisciano
Vice President


ADVISORY BOARD

Henry Alpert, President
Spartan Petroleum Corp.

Andrew C. Andron, President
Century 21 Andron Realty

Maureen Appel, Headmistress
Connelly School of the Holy Child

Salvatore Catania, Secretary
Murray M. Braunstein, Inc.

Anthony J. Demasco, CPA, Partner
Demasco, Sena & Jahelka LLP

Monroe Diefendorf, Jr., President
Diefendorf Capital Planning Associates

John C. Dugan, PT, OCS, NCS, GCS
Farmingdale Physical Therapy Associates

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

Conrad P. Homler, CPA
Homler & Homler

Seymour Katchen, CPA
Palmetto, Mollo & Co.

Michael Katz, President
Decor Moulding & Supply

Robert F. Kearns, Chairman
Suppress X-S

Owen Kilgannon, CPA
Giambalvo, Kilgannon &
Giammarese

Thomas J. Killeen, Partner
Farrell Fritz, P.C.

Carol Konner, President
Konner Development Corp.

Patrick McAllister
Great Eastern Printing Co.

Gerard J. McKeon, Retired
The New York Racing
Association

Frederick J. Meyer
Wachovia Securities

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

Matthew C. Wilkoff, Vice
President
Gerald J. Wilkoff, Inc.

STATE BANCORP, INC. AND SUBSIDIARIES

LOCATIONS


Main Office

699 Hillside Avenue
New Hyde Park, NY 11040-2512
(516) 465-2200

Lending Facility

Two Jericho Plaza
Jericho, NY 11753-1683
(516) 465-2300

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

MacArthur Airport Office
4250 Veterans Memorial Highway
Holbook, NY 11741-4001
(631) 630-0500

Three Village Office
234 Route 25A
East Setauket, NY 11733-2890
(631) 941-3000

Queens County

Maspeth Office
49-01 Grand Avenue
Maspeth, NY 11378
(718) 416-1400


Bulova Corporate Center
75-20 Astoria Boulevard
Jackson Heights, NY 11370
(718) 426-2200

Long Island City Office
21-31 46th Avenue
Long Island City, NY 11101
(718) 361-9800

Queens Regional Office
75-20 Astoria Boulevard
Jackson Heights, NY 11370
(718) 426-2200

Subsidiary Locations

SB Portfolio Managment Corp.
1403 Foulk Road, Suite 102
Wilmington, DE 19803
(302) 479-5936

SB Financial Services Corp.
1403 Foulk Road, Suite 102
Wilmington, DE 19803
(302) 479-7534

SB ORE Corp.
699 Hillside Avenue
(516) 465-2200

New Hyde Park Leasing Corporation
699 Hillside Avenue
New Hyde Park, NY 11040
(516) 465-2200

Studebaker-Worthington
Leasing Corp.
100 Jericho Quadrangle
Jericho, NY 11753
(516) 938-5460

-----------------------------

Internet Address
www.statebankofli.com



Touch 24--
24 Hour Telephone Banking
1-866-STATEBK (Toll Free)
1-866-782-8325

STATE BANCORP, INC. AND SUBSIDIARIES
CORPORATE INFORMATION


EXECUTIVE OFFICES
699 Hillside Avenue
New Hyde Park, NY 11040-2512
    Tel: (516) 437-1000
         (516) 465-2200
    Fax: (516) 437-1032

2 Jericho Plaza
Jericho, NY 11753-1683
Tel: (516) 465-2300
Fax: (516) 465-6700

ANNUAL MEETING OF STOCKHOLDERS
State Bancorp, Inc.'s Annual Stockholders' Meeting will be held on Tuesday, April 27, 2004 at 10:00 a.m. at the New Hyde Park Inn, New Hyde Park, NY.

INVESTOR RELATIONS
Stockholders, security analysts and others seeking information about State Bancorp, Inc. should contact:

Brian K. Finneran
Chief Financial Officer
(516) 465-2251
e-mail: Bfinneran@statebankofli.com

Copies of the Company's earnings releases and other financial publications, including the Annual Report on Form 10-K filed with the Securities and Exchange Commission, are available without charge by accessing the Investor Relations page of the Company's website at www.statebankofli.com or upon written request to:

Deborah A. Kendric
Director of Corporate Communications
State Bank of Long Island
2 Jericho Plaza,
Jericho, NY 11753


STOCK LISTING
State Bancorp, Inc. is traded on the American Stock Exchange under the symbol STB. Price information appears in the Wall Street Journal, New York Times and other newspapers under StateBcp. At December 31, 2003, the total number of hold-ers of record of State Bancorp, Inc.'s common stock was 1,441.

STOCKHOLDER ACCOUNT INQUIRIES
To expedite changes of address or registration, consolidation of accounts and the replacement of stock certificates or dividend checks, stockholders should contact the Company's registrar and transfer agent directly:
Wells Fargo Shareowner Services
161 North Concord Exchange
South St. Paul, MN 55075-1139
(800) 468-9716

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

INDEPENDENT AUDITORS
Deloitte & Touche LLP
1700 Market Street
Philadelphia, PA 19103-3984

COUNSEL
Lamb & Barnosky, LLP
534 Broadhollow Road
Melville, NY 11747-9034


--------------------------------------------------------------------------------
VIEW YOUR COMMON STOCK ACCOUNT ONLINE

Wells Fargo Shareowner Services, the transfer agent for the Company's common stock, makes available to shareholders an Internet Service:
www.shareowneronline.com. Shareowner Online is a web-enabled real-time service, available 24 hours a day, 7 days per week. This service provides shareholders of record with the ability to:

o  View account balances
o  View certificate, book-entry and payment history
o  View, print or request Form 1099
o  Request duplicate statements
o  Perform address changes

Activating your account is easy. Go to www.shareowneronline.com and click on "HERE". Next, simply click on the box titled "first time visitor", then click on "new member sign-up" and follow the instructions found on the "first time visitor new member registration" page. You will be prompted to select a Personal Identification Number (PIN) and you will also need your account number, which is found on your dividend check or dividend reinvestment statement.

For questions about your account, call 1-800-468-9716.

{LOGO] STATE BANCORP, INC.

Corporate Office
699 Hillside Avenue
New Hyde Park, NY 11040-2512
(516) 465-2200