Form 10-K, Exhibit 13
period 2004-12-31
STATE BANCORP INC
filed 2005-03-16
CIK 723458

EXHIBIT 13

ANNUAL REPORT TO STOCKHOLDERS

STATE BANCORP, INC.
2004 Annual Report

Success...One Customer at a Time.

STATE BANCORP, INC.

State Bank of Long Island was founded in 1966 by an energetic group of civic-minded businessmen seeking to enhance the quality of banking services on Long Island. They succeeded perhaps beyond their fondest expectations — and for many years now State Bank has ranked among the highest performing banks in New York State.

Over the years, the Bank has adhered to a philosophy of “Measured, Orderly Growth” and has built a reputation for providing high-quality personal service to commercial firms, small businesses, municipalities, and consumers.

 Adding Value…

The quintessential definition for any business’s reason for

being is satisfying customer needs. From our beginning,

State Bank has understood that concept and has

incorporated it into our business cultivation efforts
.
By making our customers our first priority,

we add value to our relationships that goes beyond

offering quality banking services

STATE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

Fiscal Year Ended December 31,	2004	2003	2002	2001	2000
OPERATING RESULTS
Interest income	$70,037,106	$64,682,876	$67,132,444	$69,937,207	$72,925,122
Interest expense	12,800,553	11,534,977	15,239,307	26,745,029	35,788,522
Net interest income	57,236,553	53,147,899	51,893,137	43,192,178	37,136,600
Provision for probable loan losses	4,506,000	3,935,004	3,560,000	3,600,000	3,250,000
Net interest income after provision for probable loan losses	52,730,553	49,212,895	48,333,137	39,592,178	33,886,600
Other income	7,050,925	9,142,923	4,477,615	4,973,313	2,435,755
Operating expenses	41,043,230	41,089,081	37,477,362	31,587,765	21,977,203
Net income	$13,376,009	$12,015,173	$11,302,611	$10,820,834	$10,709,840
COMMON SHARE DATA
Basic earnings per common share (1)	$1.48	$1.35	$1.27	$1.19	$1.17
Diluted earnings per common share (1)	$1.44	$1.32	$1.24	$1.17	$1.15
Stock dividends	5%	5%	5%	5%	8%
Cash dividends per common share (1)	$0.58	$0.52	$0.50	$0.46	$0.41
FINANCIAL POSITION
Total assets	$1,437,290,967	$1,441,000,363	$1,362,282,184	$985,770,997	$1,021,223,348
Total loans (2)	$778,191,228	$711,216,134	$620,383,873	$551,597,698	$496,992,446
Total deposits	$1,269,634,078	$1,216,286,903	$1,147,026,508	$884,709,462	$895,107,149
Total stockholders’ equity	$101,049,842	$94,711,522	$87,682,631	$76,288,429	$72,306,737
Weighted average number of common shares outstanding (1)	9,023,180	8,899,112	8,926,160	9,082,331	9,182,098
OTHER DATA
Return on average total assets	0.90%	0.89%	0.95%	1.08%	1.13%
Return on average total stockholders’ equity	13.75%	13.18%	13.66%	13.94%	17.91%
Tier 1 leverage ratio	7.82%	8.08%	6.95%	7.79%	7.57%
Net interest margin (FTE)	4.22%	4.31%	4.77%	4.79%	4.32%
Operating efficiency ratio	64.2%	70.7%	66.0%	64.5%	52.5%
Dividend payout ratio	38.98%	38.68%	39.06%	38.79%	35.28%
(1) Retroactive recognition has been given for stock dividends.
(2) Net of unearned income and before allowance for probable loan losses.

NET INCOME (dollars in thousands)	RETURN ON AVERAGE TOTAL STOCKHOLDERS’ EQUITY (percent)	AVERAGE TOTAL ASSETS (dollars in millions)

TO OUR STOCKHOLDERS, CUSTOMERS AND FRIENDS:

At the close of 2004, it is our pleasure to report to our many friends the completion of yet another year of record earnings growth. This is now our thirty-fourth consecutive year of earnings improvement, a record which we believe is unique among commercial banks both in New York State and perhaps the country. This is an achievement for which all of the State Bank family feels a well deserved sense of pride. Our reported earnings for the year ending December 31, 2004 were $13.4 million which represents an 11.3% improvement over the comparable 2003 period. Contributing to these earnings were a 13% increase in average loans outstanding to $735 million, an 11% increase in average core deposits to $953 million, an improved Operating Efficiency Ratio of 64.2% versus 70.7% in 2003, and a lower effective income tax rate. These results were achieved in spite of a contraction in our net interest margin to 4.22% in 2004 from 4.31% in 2003.
Additionally, our Company's return on average assets was 0.90% in 2004 versus 0.89% in 2003, and our return on average stockholders’ equity increased to 13.75% from 13.18% over the same time period. Total stockholders' equity was $101 million at December 31, 2004, up 7% compared to 2003. The Company's Tier I Leverage Ratio and Total Capital/Risk-Weighted Assets were 7.82% and 13.71%, respectively, at year end 2004. Our capital ratios remain well in excess of current regulatory guidelines for a well-capitalized institution.
During 2004, $5.2 million was distributed in cash dividends on our common stock, representing a payout ratio of 39.0%. Cash dividends of $4.6 million were distributed in 2003, representing a payout ratio of 38.7%. A total of $44 million in cash dividends has been distributed to stockholders since 1979 at an average payout ratio of 34.1%. In addition, we also distributed our 35th consecutive annual stock dividend during 2004.
For a more detailed analysis of the Company's consolidated financial statements, please refer to Management's Discussion and Analysis of Financial Condition and Results of Operations beginning on page 24 of this report.
In general, economic developments both nationally and locally have an impact on the performance of our Company and that was clearly the case in 2004. On a national scale, the U.S. economy grew at an annual rate of 3.2% through 2004, slowing from the 4.5% rate of the first quarter. The Federal Reserve raised short-term interest rates several times in 2004 to close the year at 2.25% and now the median forecast for the Federal Funds Rate for year-end 2005 is 3.25%.
Locally, Long Island's economic growth was supported by a combination of faster job growth, a robust housing market and strong consumer

Daniel T. Rowe
President

CASH DIVIDENDS PER SHARE *

*Retroactive recognition has been given for stock dividends and splits.

spending. The most recent data shows that Long Island gained 15,000 jobs in 2004 which is almost double the number of jobs generated in 2003. Sales tax collections, a barometer of consumer spending, are expected to be 6% to 8% higher in 2004 than they were in the previous year. The housing markets remain strong with values rising by 12% in Nassau and 17% in Suffolk. Tempering this positive economic outlook is a concern that housing prices and consumer spending have been rising faster than household income suggesting that this region may be in the midst of a housing debt

This is now our thirty-fourth consecutive year of earnings improvement, a record which we believe is unique among commercial banks...

bubble. It is expected that rising interest rates will dampen consumer spending and the housing market in 2005. We will closely monitor the effect this may have on our regional economy, of which we are so very much a part.
During May, 2004 we were delighted to announce the formation of a Professional Services Group at State Bank. This talented group of banking veterans specializes in providing uniquely tailored financial services to the legal community, accounting firms, entrepreneurs and medical professionals. The Group offers great synergies with our core business model and we are confident that they will enable us to broaden and deepen our relationships in this market.
Once again, the untiring efforts of both our Board of Directors and our Advisory Board have contributed greatly to the success of our Company over these many years. We were delighted to welcome three new members to the Board in 2004, K. Thomas Liaw, Gerard J. McKeon and Andrew J. Simons, bringing our total number of Directors to thirteen. Mr. Liaw is Chairman of the Department of Economics and Finance and Professor of Finance at St. John's University. Mr. McKeon has served on State Bank's Advisory Board since 1983 and had a prominent career at the New York Racing Association. Mr. Simons is the Associate Dean of St. John's University School of Law. It is with much enthusiasm that we look forward to the contributions that these distinguished individuals will bring to our Board in the years ahead.
Richard W. Merzbacher Vice Chairman

We similarly are pleased to announce the addition of five new members to our Advisory Board including: Thomas C. Catalano, Partner, Donohue, McGahan and Catalano; John Dugan, Farmingdale Physical Therapy Associates; Thomas J. Killeen, Partner, Farrell Fritz, P.C.; James F. O'Brien, Law Offices of James F. O'Brien (January,2005); and Matthew C. Wilkoff, Vice President, Gerald J. Wilkoff, Inc. We anticipate that each of these new members will bring added depth to the Advisory Board's important function.
It is with gratitude that we once again acknowledge the contribution of our Delaware subsidiaries, SB Portfolio Management and SB Financial Services, to the success of our Company and for the advisory and economic forecasting services they render.
We are further pleased to report the continued success of our other subsidiary, Studebaker-Worthington Leasing Corporation, which, through their national presence, continues to make an increasingly important contribution to our Company.
As we have frequently noted over the last several years, our Dividend Reinvestment Plan continues to afford our stockholders the opportunity to rein-vest their cash dividends in our Company stock. Additional purchases of stock can be made each quarter, both through the reinvestment of cash dividends as well as the investment of additional cash. Since its inception, this Plan has served to con-tribute over $13 million in capital towards the growth of our Company.
Our challenge going forward in 2005 is not so much in achieving excellence, as it is in maintaining it. This year's Annual Report focuses, as last year's did, on what we know is our most valuable asset… our customers. Satisfying their financial needs is our first priority and is part of our business culture. The Nielson Customer Satisfaction Survey and its subsequent updates tell us that we have been and continue to be very successful in meeting our customers' needs. According to Nielson, no financial institution other than State Bank of Long Island, has ever achieved and maintained an overall customer satisfaction level of 96%. As pleased as we are with those results, our efforts going forward must focus on maintaining the high standards that we have set for ourselves.
The year 2004 was one of continued achievement for all of us here at State Bancorp, Inc. and State Bank of Long Island. It is with eager anticipation that we look forward to the continued growth and prosperity of our fine organization. We are confident that the year ahead will bring us even greater successes as we continue to serve the people and businesses in our marketplace.

Thomas F. Goldrick, Jr.
Chairman and Chief Executive Officer

Richard W. Merzbacher
Vice Chairman

Daniel T. Rowe
President
Thomas F. Goldrick, Jr. Chairman and Chief Executive Officer

Banking with Confidence

The RAMP Organization was established in 1944 when Alfred F. Rampone opened the doors to his first Ford dealership in Port Jefferson Village. Since its inception, the organization's mission has always been to provide the best service and value possible. From the sales people, to the Service Department and support staff, each area works together closely as a team to ensure that the customer's experience is always first-rate. As a result, RAMP has received numerous honors over the years, including: Time Magazine's “Quality Dealer of the Year” Award, The Jack Smith Leadership Award, the GM Mark of Excellence Dealer Award, and Ward's Dealer Business magazine named it one of America's "Top 500 Dealers."
Over time, the RAMP Organization has experienced tremendous growth and now includes: RAMP Ford, RAMP Chevrolet (Long Island's #1 Chevrolet dealer), RAMP Hummer, RAMP Motorcycles, RAMP Transportation (school and commercial bus sales), and United Bus Corporation and Adelwerth Bus Corporation (school transportation). In addition, the RAMP Organization recently opened New York's exclusive Corvette Retail Center which is dedicated to all things Corvette.
The RAMP Organization is owned and managed by the second and third generation of the Rampone Family including: Charles Rampone Sr., Charles R. Rampone Jr., Wayne Rampone, and John Rampone. With ten facilities in Suffolk and Dutchess Counties, RAMP employs over 500 people.
For more than a decade, the RAMP Organization has relied on State Bank's quality products and personalized service to support their growing family of businesses.

“As our businesses have grown to include additional product lines and a larger geographic sales area, State Bank has been there to assist us every step of the way. Since 1944 our businesses have operated on the core principles of honesty, integrity, and fair dealing. State Bank not only provides us with superior service, they share our values.”
Charles R. Rampone, Jr.

Above: Charles R. Rampone, Jr.
Right (left to right): Olga B. Belleau, Assistant VicePresident, State Bank;
Charles R. Rampone, Jr., President, RAMP Organization;
Jeffrey Reid, Vice President, State Bank

Above (left to right): Joe Raab, Gerry Levy and Arnie Waldman
Left (left to right): Gerry Levy, Executive Vice President, CBS Coverage Group, Inc.;
Kevin Hennessy, First Vice President, State Bank

Service without Compromise

CBS Coverage Group, Inc. is an independent insurance broker and agent providing insurance programs to individuals and businesses including employee benefits. Representing approximately 30 top insurance providers such as Chubb, CNA, The Harford and St. Paul Travelers, CBS provides insurance programs to 10,000 individual accounts and over 3,000 businesses in the New York Metropolitan area. From traditional to more specialized programs including Professional Liability for Attorneys, the insurance professionals at CBS are able to choose the best, most comprehensive and cost-effective programs for their clients.
Established over 50 years ago, CBS has grown to become one of the top 10 insurance agencies on Long Island. They credit their success to a strong commitment to provide the best financial protection to their clients through quality products and professional service.
Most recently, CBS financed the expansion of their new corporate office building in Plainview, NY. Kevin Hennessy, First Vice President and Lending Officer, worked closely with CEO/President Gerry Levy, Executive Vice President Joe Raab and Vice President Arnie Waldman to structure the loan and provide other financial services needed for their growing business.

“State Bank makes all the difference to us in that they understand our industry and their staff provides the personal attention we need to continue to grow our business.”
Joe Raab

Banking with Confidence

    Brill & Meisel is a midtown Manhattan law firm founded by Allen H. Brill and Elliott Meisel in 1979 to provide high quality legal services to small and mid-sized clients at competitive rates, especially in the real estate and general commercial areas. In addition to handling acquisitions, sales, financing and leasing of both commercial and residential properties, the firm is well known for its role in the creation and continuing representation of co-op and condominium associations. Currently, Brill & Meisel represents over 100 co-ops and condominium associations. The partners are frequently consulted by trade journalists and are often quoted in their publications on related subjects.
    In the currently active real estate market, the relationship between State Bank and Brill & Meisel has enabled the law firm to fulfill its mission of expediting its clients' transactions through its escrow services. In addition, that relationship has helped the firm meet its long and short-term financial requirements as well as those of its clients.

“ During our many years of practice, we have had occasion to use and evaluate the services of many banks, usually in Manhattan. I can confidently say that none can compare, either personally or professionally, to the Professional Services Group at State Bank. We look forward to a continuing relationship based on State Bank's attentive service and its appreciation of the way we service our own clients.”
Elliott Meisel

Above (left to right): Elliott Meisel, Allen H. Brill
Right (left to right): Allen H. Brill, Partner, Brill & Meisel;
Elliott Meisel, Partner, Brill & Meisel; Tara Rice, First Vice President, State Bank;
Steven Biegelsen, First Vice President, State Bank

Above: Richard N. Adonailo
Left (left to right): Richard N. Adonailo,Chief Financial Officer & Vice Chairman, AriZona Beverages;
Lucy Mazany, First Vice President, State Bank

Service without Compromise

    AriZona Beverage Company is an internationally recognized brand name that is synonymous with quality ready-to-drink teas, herbal teas, energy drinks, lightly flavored waters and flavored coffees. In 1992, John Ferolito and Don Vultaggio launched AriZona Ice Tea after recognizing the rapidly increasing consumer demand for these products. From its introduction in May of 1992, until today, the brand has been phenomenally successful. In the January-February 2005 edition of Beverage Spectrum Magazine, AriZona was listed as the leading seller in the beverage industry of ready-to-drink teas.
Almost as popular as their product, AriZona's unique packaging designs have continuously won international recognition for their creativity. Some of their accolades include the London International Design Award for five consecutive years and overall best package in 2000, first place for package design from the MOBIUS Advertising Awards for four years, the International Brand Packaging Award, the Clear Choice Award and the list goes on. While most of these designs were created in-house, AriZona has also collaborated with professional artists such as Peter Max and Buckeye Blake.
Due to the success of the brand, the Company has expanded their product portfolio to include a natural carbonated soft drink line called Soho Soda and have joined with Arnold Palmer Enterprises to develop Arnold Palmer Half & Half, a half tea, half lemonade beverage. Recently, AriZona has been contacted by several high profile companies for help with product development and package design.

“The bankers at State Bank understand our business and are there when we need them. While others talk about personal service, State Bank delivers it.”
Richard N. Adonailo

Banking with Confidence

“Discover the Spirit”…that's the slogan of the western-themed Coleman Country Day Camp thirteen-acre ranch located in Merrick, Long Island. For more than 20 years, Coleman Country Day Camp (CCDC) has invited children, entering nursery school through tenth grade, to spend their summers exploring “new trails” loaded with opportunities to help equip them for success in life. Activities at CCDC include horseback riding, swimming, a petting zoo, a wide range of indoor and outdoor sports and plenty more.
Coleman Country Day Camp is part of the extended Coleman Family Camps, which includes: Camp Echo in Coleman High Country and Coleman Cross Country. Camp Echo is a coed traditional sleep-away camp located at the foot of the beautiful Catskill Mountains. For more than 80 years, it has given children the opportunity to “Discover the Adventure”; offering activities like boating, hiking, painting, and more.
Coleman Cross Country helps teens in seventh thru tenth grades “Discover the Planet” by taking the adventure on the road cross-country to explore the USA during school breaks. Recent journeys have visited Vermont and California.
The Coleman family firmly believes that camp is a vital element in a child's education. Whether they are refining physical skills or honing emotional competencies, campers are part of a special community where they feel welcomed, included, and know that they belong. Coleman Family Camps has continually been accredited by the American Camp Association.
State Bank and the Coleman family have shared a special relationship for many years. The Bank is proud to be part of such a successful organization that provides a truly wonderful experience to children of all ages.

“State Bank has enabled us to expand our offerings, consistently upgrade our facilities and continually maintain the highest standards in youth development. The Bank has been, and is, an invaluable and most appreciated partner.”
George Coleman

Above (left to right): Ross Coleman, Marla
Coleman, Jordan Coleman, Jessica
Coleman, George Coleman
Right (left to right): George Coleman,
Director, Coleman Family Camps;
Jan Yngstrom, Senior Vice President,
State Bank; Marla Coleman, Director,
Coleman Family Camps

Above (left to right): Thomas Murtha, Beau Gardon, Stephen J. McCarthy,
Linda Kass, Doris S. Wagner, Barbara Faron
Left (left to right): Robert Nicols, Senior Vice President, State Bank
Barbara Faron, Executive Director,Federation of Organizations;
Doris S. Wagner, Deputy ExecutiveDirector, Federation of Organizations

Service without Compromise

In the early 1970s, no formal organization existed that worked to improve the conditions for individuals housed in psychiatric centers throughout New York State. This function usually fell upon family members who would advocate for good treatment and a safe environment. It was generally believed that the only answer to combat mental illness was permanent hospitalization.
Federation of Organizations was incorporated in 1972 in direct response to this lack of formal support. They operate under the philosophy that engaging people in the recovery process and integration into community life is the desired outcome for people recovering from mental illness. Federation of Organizations has developed programs to meet the needs of children at risk, low-income seniors, individuals recovering from mental illness and the homeless. Services and programs offered on Long Island and in New York City include psychiatric rehabilitation, counseling, employment, housing, case management, socialization, outreach, advocacy, transportation, financial management, crisis intervention, drug and alcohol counseling, education, group support, and nutrition.
With the financial assistance of State Bank of Long Island, Federation of Organizations is scheduled to open their latest facility, The Irving Berkowitz Residence, located on the Pilgrim Psychiatric Center campus in West Brentwood, NY. Housing over 50 clients, this transitional facility will assist individuals in obtaining the skills they need as they take another step towards their independence.

“State Bank has been such a large part of our success. They understand what our intentions are and where we are headed. They put the focus on what is really important, the client.”
Barbara Faron

Banking with Confidence

In 1969, Gordon VanVechten and Gene Eichner joined together to open a small retail picture frame shop. Each contributed $2,000 in startup capital and immediately set their sights on expanding their business. Now, 36 years later, their small company has grown to become one of the largest and most successful manufacturers of picture frame moulding in the United States.
Framerica prides itself on providing cutting-edge designs at great value. Its extensive line of moulding includes more than 2000 profiles and finishes, in both traditional and contemporary styles. Some newly added finishes include Nantucket™, designed after weathered cottages in Nantucket, Parquet™, a rare “box grain” walnut finish, and Colori™, bright colored moulding with subtle wood grains. Framerica stocks one of the industries largest inventories, allowing for a variety of options to fulfill orders quickly and efficiently.
Eichner and VanVechten, who both carry the title of Co-Chairman, blend their individual strengths to form a truly unique partnership. Eichner offers an innate sense for marketing and sales complimented by VanVechten's ingenious ability for designing innovative and modern production systems. Supported by a staff of more than 200, Framerica continues to prosper by focusing on helping each customer succeed.
Framerica's new state-of-the-art facility, located in Yaphank, NY, emerged from the relationship it shares with State Bank of Long Island. Over the years, this relationship has grown to ensure that Framerica will continue to thrive for years to come.

“We are extremely proud and honored to be associated with State Bank, especially with Fred Heruth, who's been our terrific banker and our wonderful friend for more than 25 years. He is a valuable adviser whose financial skills and keen insights have helped us immeasurably in both our personal and professional lives.”
Gordon VanVechten, Gene Eichner

Above (left to right): Gordon VanVechten, Gene Eichner
Right (left to right): Gene Eichner, Co-Chairman,Framerica;
Gordon VanVechten, Co-Chairman, Framerica;
Fred Heruth, First Vice President, State Bank

Above: Kathryn Buettner & Ken Buettner
Left (left to right): Ken Buettner, President,
York Scaffold Equipment Corp.;
Kathryn Buettner, Vice President,
York Scaffold Equipment Corp.;
John Governale, Vice President, State Bank

Service without Compromise

York Scaffold has been serving the public for over 70 years with a full line of ladders and scaffolding. They will sell, lease or install scaffolding and sidewalk protection for contractors or building owners. Their scaffold inventory includes traditional steel frames as well as system scaffolds, aluminum maintenance rolling towers, and "The Original Baker Scaffold." On the ladder side of the business, York is a master stocking distributor for the Werner Company - the largest manufacturer of aluminum and fiberglass step and extension ladders in the world today. They are also the New York State master distributor for the Wing Enterprises product line, including such ladders as the “Little Giant Ladder System” and the “Little Jumbo Safety Stepladder.”
Family owned and operated, with the third generation of the family currently leading the company, York traces its roots back to a small shop on York Avenue in Manhattan. As business grew, so did the need for a larger facility. In the late 1940's, York opened its Long Island City operation and is still there today, covering over four city blocks. With a strong focus on quality product and customer satisfaction, they have been at the forefront of innovation in the industry and have expanded to keep pace with its needs.
In December of 2000, York became one of the first customers of the newly opened State Bank branch in Long Island City. Today, they enjoy a strongly forged relationship with both the branch and the Queens Lending Team.

"State Bank has always been dependable and reliable. Their people always go out of their way to meet our needs."
Ken Buettner

BOARD OF DIRECTORS

Standing (left to right): Jeffrey S. Wilks, Arthur Dulik, Jr., Joseph F. Munson, Richard W. Merzbacher, Thomas F. Goldrick, Jr., Daniel T. Rowe, Andrew J. Simons, J. Robert Blumenthal, Gerard J. McKeon,Gerald P. Rosenberg (Secretary to the Board)
Seated (left to right): John F. Picciano, Suzanne H. Rueck, Thomas E. Christman, K. Thomas Liaw

STATE BANCORP, INC. AND SUBSIDIARIES

Financial Contents

Management's Discussion and Analysis of Financial Condition and Results of Operations	24

Report of Independent Registered Public Accounting Firm	41

Consolidated Balance Sheets	42

Consolidated Statements of Income	43

Consolidated Statements of Cash Flows	44

Consolidated Statements of Stockholders' Equity and Comprehensive Income (Loss)	45

Notes to Consolidated Financial Statements	46

Statistical Information	61

Market Data	66

STATE BANCORP, INC. AND SUBSIDIARIES

Management's Discussion and Analysis of Financial Condition and Results of Operations

OVERVIEW
State Bancorp, Inc. (the "Company") is a one-bank holding company, which was formed on June 24, 1986. The Company operates as the parent for its wholly owned subsidiary, State Bank of Long Island and subsidiaries (the "Bank"), a New York State chartered commercial bank founded in 1966, and its unconsolidated wholly owned subsidiaries, State Bancorp Capital Trust I and II (collectively the "Trusts"), entities formed in 2002 and 2003, respectively, to issue Trust Preferred securities. The income of the Company is principally derived through the operation of the Bank and its subsidiaries, SB Portfolio Management Corp. ("SB Portfolio"), SB Financial Services Corp. ("SB Financial"), Studebaker-Worthington Leasing Corp. ("SWLC"), New Hyde Park Leasing Corp. and SB ORE Corp.
The Bank serves its customer base through fifteen full-service branches and a lending center in Jericho, NY. Of the Bank's branch locations, seven are in Nassau County, five are in Suffolk County and three are in Queens County. The Bank offers a full range of banking services to individuals, corporations, municipalities and small to medium-sized businesses. Retail and commercial products include checking accounts, NOW accounts, money market accounts, passbook and statement savings accounts, certificates of deposit, individual retirement accounts, commercial loans, personal loans, residential, construction, home equity, commercial mortgage loans, consumer loans, small business lines of credit, equipment leases, cash management services and telephone and online banking. In addition, the Bank also provides access to annuity products, mutual funds, discount brokerage services, sweep and lock box products and, through its association with U.S. Trust Company, a full range of wealth management and financial planning services.
SB Portfolio and SB Financial, based in Wilmington, Delaware, each wholly owned subsidiaries of the Bank, were formed in 1998. SB Portfolio provides investment management services to the Bank and the Company while SB Financial provides balance sheet management services such as interest rate risk modeling, asset/liability management reporting and general advisory services to the Bank.
The Company also owns SWLC, a nationwide provider of business equipment leasing that has been conducting business for over thirty years.
For the year ended December 31, 2004, the Company recorded record levels of earnings, loans, deposits and Tier I capital. The following discussion is intended to provide the reader with further insight into the principal factors contributing to the financial results of the Company and its subsidiaries for the periods shown. It should be read in conjunction with the consolidated financial statements and notes thereto for a full understanding of this analysis.

Financial performance of State Bancorp, Inc. (dollars in thousands, except per share data) As of or for the years ended December 31,	2004	2003	Over/ (under) 2003
Revenue (1)	$64,288	$62,291	3%
Operating expenses	41,043	41,089	—
Provision for probable loan losses	4,506	3,935	15
Net income	13,376	12,015	11
Net income per share—diluted (2)	1.44	1.32	9
Dividend payout ratio	38.98%	38.68%	30bp
Return on average total stockholders' equity	13.75%	13.18%	57
Tier I leverage ratio	7.82%	8.08%	(26)bp
Tier I capital ratio	12.46%	12.26%	20
Total capital ratio	13.71%	13.46%	25
bp—denotes basis points; 100 bp equals 1%.
(1)	Represents net interest income plus total other income. See Revenue of State Bancorp, Inc. table in Results of Operations and Financial Condition section.
(2)	Retroactive recognition has been given for stock dividends.

OPPORTUNITIES, RISKS AND THREATS
The Company's 2004 performance is discussed in detail on the following pages. Certain statements contained in this discussion are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations regarding a range of issues that could potentially impact the Company's performance in future periods. Forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those discussed herein. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identified by the use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "is confident that" or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in: market interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's primary trade area, accounting principles and guidelines and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing and services.
As noted in recent years' annual reports to stockholders, management expects that the upcoming year will again provide the most difficult challenges that the Company has ever faced. Intense competition in the Company's tri-county trade area continues unabated from a variety of new competitors through both de novo branching and acquisition. Management expects that the Company will continue to focus on careful expansion of the loan and lease portfolios, significant expense reduction initiatives and strategies to improve noninterest income generation. Management recently announced that State Bank of Long Island expects to open its sixteenth branch facility in Westbury, Long Island by mid-year 2005. This location is projected to provide excellent retail and commercial deposit potential and is also expected to assist in the growth of the commercial loan portfolio based upon its strategic location contiguous to an industrial park. During 2004, the Company expanded its staff of professional bankers in the areas of cash management sales, professional services deposit generation and commercial lending. Recent industry consolidation has provided the Company with the opportunity to add these experienced, relationship-oriented bankers to staff to support future growth and market penetration. Technology upgrades and new products will continue to be developed to support branch deposit growth and improve cross-selling efforts. By continuing our long-standing philosophy of Measured, Orderly Growth, maintaining a "Customer First" attitude and adhering to the ideals contained in our mission statement which are continually reinforced by our Board of Directors and executive management team, the Company has been able to apply a consistent standard of excellence honed over many years that management is hopeful will yet again produce another productive year during 2005.

STATE BANCORP, INC. AND SUBSIDIARIES

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

Allowance for Probable Loan Losses
In management's opinion, the most critical accounting policy impacting the Company's financial statements is the evaluation of the allowance for probable loan losses. Management carefully monitors the credit quality of the loan portfolio and, on a quarterly basis, charges off the amounts of those loans deemed uncollectible. Management evaluates the fair value of collateral supporting the impaired loans using independent appraisals and other measures of fair value. This process involves subjective judgments and assumptions and is subject to change based on factors that may be outside the control of the Company.

Management of the Company recognizes that, despite its best efforts to minimize risk through a rigorous credit review process, losses will occur. In times of economic slowdown, either regional or national, the risk inherent in the Company's loan portfolio will increase. The timing and amount of loan losses that occur are dependent upon several factors, most notably qualitative and quantitative factors about both the micro and macro economic conditions as reflected in the loan portfolio and the economy as a whole. Factors considered in this evaluation include, but are not limited to, estimated losses from loan and other credit arrangements, general economic conditions, changes in credit concentrations or pledged collateral, historical loan loss experience and trends in portfolio volume, maturity, composition, delinquencies and nonaccruals. The allowance for probable loan losses is available to absorb charge-offs from any loan category. Additions to the allowance are made through the provision for probable loan losses, which is a charge to operating earnings. The adequacy of the provision and the resulting allowance for probable loan losses is determined by management's continuing review of the loan portfolio, including identification and review of individual problem situations that may affect a borrower's ability to repay, delinquency and nonperforming loan data, collateral values, regulatory examination results and changes in the size and character of the loan portfolio. Thus, an increase in the size of the loan portfolio or in any of its components could necessitate an increase in the allowance even though credit quality and problem loan totals may be improving

Accounting for Income Taxes
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
The Company's New York State income taxes are under examination for the years ended December 31, 1999, 2000 and 2001. At this time, management cannot estimate the likelihood that the examination will change the tax liability for the years under examination. As such, no liability has been recognized in the consolidated balance sheets at December 31, 2004 or 2003.

RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Summary of Financial Performance
The Company achieved its thirty-fourth consecutive year of record earnings during 2004. Net income improved by 11.3% to $13.4 million in 2004 versus $12.0 million in 2003. Basic earnings per common share increased by 9.6% in 2004 to $1.48 per share from $1.35 a year ago (per share earnings have been adjusted to reflect the impact of a 5% stock dividend paid by the Company during 2004). Diluted earnings per common share were $1.44 and $1.32 in 2004 and 2003, respectively, an improvement of 9.1%. Growth in net interest income coupled with a lower effective income tax rate were the primary reasons for the earnings improvement during 2004. The increase in net interest income resulted from an expanded interest-earning asset base, primarily through growth in commercial loans and commercial mortgages and leases originated at SWLC. Somewhat offsetting the foregoing factors was a narrower net interest margin, a lower level of other income due to a reduction in net security gains in 2004 and an increase in the provision for probable loan losses.

STATE BANCORP, INC. AND SUBSIDIARIES

Revenue of State Bancorp, Inc.			Over/
(dollars in thousands)			(under)
For the years ended December 31,	2004	2003	2003
Net interest income	$57,237	$53,148	8%
Service charges on deposit accounts	2,279	1,618	41
Net security gains	2,150	5,842	(63)
Income from bank owned life insurance	879	—	n/m(1)
Other operating income	1,743	1,683	4
Total revenue	$64,288	$62,291	3%
(1) n/m—denotes not meaningful.

The Company's capital position, by all industry-standard measures, is strong. The ratio of average total stockholders' equity to average total assets was 6.66% and 6.73% in 2004 and 2003, respectively. Based upon banking industry regulatory guidelines, a "well-capitalized" institution must maintain a Tier I leverage ratio of at least 5.00% and Tier I and total capital to risk-weighted assets ratios of at least 6.00% and 10.00%, respectively. At December 31, 2004, the Company's Tier I leverage ratio was 7.82% while its risk-weighted ratios were 12.46% for Tier I capital and 13.71% for total capital. These ratios are in excess of the foregoing regulatory guidelines and also compare favorably to the Company's peers.
Each of the Company's primary measures of financial performance improved during 2004. Return on average equity increased to 13.75% from 13.18% a year ago. Return on average assets increased to 0.90% in 2004 versus 0.89% in 2003. The Company's primary expense measurement ratio, the operating efficiency ratio, improved during 2004 to 64.2% from 70.7% in 2003. As a result of the continued low level of interest rates during 2004, however, the Company's net interest margin (tax-equivalent basis) narrowed by nine basis points to 4.22% from 4.31% a year ago.
The Company's primary market area of Nassau, Suffolk and Queens Counties, provides significant opportunity for both deposit growth and commercial and residential lending. Well over four million people live and work in this contiguous area and over 120 thousand businesses also call this home. As has been the case across most of the country, soaring real estate values and consumer spending once again drove the local economy during 2004. The diversity of the local marketplace combined with a highly educated work force has produced a fertile growth area for small business creation, particularly in the high-tech, medical, biotech and services sectors. The Company has developed lending products and marketing strategies to address the diverse credit-related needs of the residents and businesses in this area. Continued growth in consumer, business and municipal deposits, supplemented by borrowed funds, is expected to fund projected loan growth in 2005. Loan demand once again improved during 2004. On a year over year basis, total gross loans and leases grew, on average, by 12.7% versus 2003. On a spot basis, year-end 2004 loans and leases outstanding were $67 million (or 9.4%) above the comparable 2003 date. Due to a continuation of the historically low interest rate cycle that we have experienced during the past three years, consumer spending once again supported the economy throughout 2004. Mortgage refinance activity slowed down noticeably but dramatically improved real estate values continued to provide a "wealth effect" for consumers that propelled spending throughout the year. However, as a result of the continued volatility of world events, the uncertain direction of the U.S. economy and the weakness of the U.S. dollar, many businesses have yet to increase their capital investment in infrastructure to support expansion. Business spending once again lagged the consumer for the third year in a row. All signs, however, point to a recovery during 2005 for this very important sector of the Company's business. The Company enters 2005 prepared for an improved outlook for its business clientele that will translate into increased demand for all variety of credit-related products. Management of the Company is, however, well aware that any improvement is inextricably linked to both the direction of interest rates and the shape of the yield curve coupled with geopolitical events occurring thousands of miles from the Company's trade area that may also negatively impact near-term economic growth.
Management of the Company has historically been very conservative with respect to granting credit to current and prospective borrowers. Coupled with the continued economic uncertainty both locally and nationally, management expects that 2005 will again see moderate loan growth of approximately 6% to 8% in the Company's core competencies of commercial and industrial credits, commercial mortgages and equipment leasing. It is expected that spreads will tighten due to ongoing competitive pressures and a flattening of the interest rate yield curve. Funding costs are also projected to rise during 2005 as the Federal Open Market Committee ("FOMC") is expected to increase the overnight funds rate by up to an additional 100 basis points. Although the asset sensitivity inherent in the Company's balance sheet would normally result in an improved net interest margin in a period of rising rates, the flattening of the yield curve is expected to mitigate this improvement in the near term. Management expects that, absent a change in the slope of the yield curve, the Company's net interest margin will decline moderately in 2005 from historical levels.
Excluding the loan portfolio, asset growth in 2005 will likely come from the fixed income investment portfolio in both the taxable and tax-exempt areas. The Company's branch network is expected to provide low-cost core deposit funding to support anticipated asset growth. The Company will continue to aggressively pursue expense reductions and operating efficiencies along with revenue-generating sales initiatives to improve net interest income.

NET INTEREST INCOME

2004 versus 2003
Net interest income, the difference between interest earned on loans and investments and interest paid on deposits and borrowed funds, continues to be the Company's primary source of operating earnings. Net interest income is influenced by the average balance and mix of the Company's interest-earning assets, the yield on those assets and the current level of market interest rates. These rates are significantly influenced by the actions of the FOMC, which periodically adjusts the Federal funds rate, the rate at which banks borrow funds from one another on an overnight basis. During 2004, the FOMC increased the Federal funds rate five times from its low of 1.00% to its year-end 2004 level of 2.25%.

STATE BANCORP, INC. AND SUBSIDIARIES

During 2004, net interest income increased by 7.7% to $57.2 million. This improvement was driven by an increase in average interest-earning assets of $116 million (9.2%), primarily loans and tax-exempt municipal securities. Growth in commercial loans, commercial mortgages and lease receivables led the $83 million or 12.7% increase in average loans outstanding to $735 million in 2004 versus 2003. The loan growth resulted, in part, from expanded relationships with a select group of experienced builders that the Company has successfully worked with in the past and new opportunities developed in both Queens and on Long Island. Management of the Company expects that an improved economy in 2005 will result in additional opportunity for the Company's equipment leasing subsidiary, SWLC, to again expand its portfolio. Current forecasts indicate that computer and office equipment will be replaced at ever increasing levels during 2005 as the "jobless" recovery we have experienced morphs into a traditional post-war recovery. Average investment securities grew by $39 million (6.7%) to $616 million due principally to an increase of $36 million in short-term (under one year) tax-exempt municipal securities. Somewhat offsetting this growth was a $4 million decline in mortgage-backed securities. As of December 31, 2004, approximately 71% of the Company's investment portfolio was owned and managed by SB Portfolio.
Average interest-earning assets have grown by 9.2%, 12.3% and 17.9% in 2004, 2003 and 2002, respectively. Low-cost core deposits, principally demand deposits, savings accounts and money market accounts, have funded the asset expansion during the past three years. Growth in each of these deposit categories offset reductions in both retail and large denomination certificates of deposit and served to reduce the Company's cost of funds again in 2004.
Average core deposit balances increased by $92 million or 10.6% to $953 million in 2004. The growth and retention of low-cost core deposit balances remains one of the Company's top strategic priorities since the growth of these deposits is a key element in the Company's expansion strategy. These low-cost deposits also are critical to the Company's efforts to improve net income through the widest possible net interest margin. During 2004, average core deposit balances represented 78% of total deposits, up from 74% and 60% in 2003 and 2002, respectively. The contribution of several recently opened branches, the addition of a group of bankers dedicated to calling on law firms and an increase in municipal and commercial deposit relationships were responsible for growth in all core deposit categories. Average demand deposit balances grew by $45 million or 18.3% in 2004 and $47 million or 23.7% in 2003. Average savings deposits expanded by $47 million or 7.6% on a year-over-year basis. This growth resulted primarily from higher levels of rate-indexed savings accounts (up 1.6%) and interest-bearing transaction accounts (up 17.5%) in 2004. During 2004, the Company's fully taxable equivalent (FTE) net interest margin contracted by nine basis points to 4.22%, from 4.31% a year ago. The narrower margin resulted from multiple factors, most notably higher short-term interest rates and a flattening of the yield curve which negatively impacted the return on cash flow generated by the Company's investment portfolio. Despite a continued shift in the asset mix to a greater dependence on loans and leases as a percentage of total interest earning assets, the Company's yield on average interest-earning assets fell by eight basis points to 5.14%. Higher short-term interest rates, partially offset by continued growth in low cost sources of core funding, resulted in a one basis point increase in the average rate paid on the Company's supporting funds to 0.92% in 2004.
The following table summarizes the net interest margin on a quarterly basis for 2004.

	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Interest-earning assets:
Securities	3.45%	3.59%	3.69%	3.27%
Federal funds sold	1.83	2.03	—	0.80
Securities purchased under agreements to resell	2.04	0.89	0.93	0.94
Interest-bearing deposits	1.63	1.24	1.12	0.38
Loans	6.88	6.78	6.59	6.61
Total interest-earning assets	5.28%	5.27%	5.15%	4.88%
Interest-bearing liabilities:
Savings deposits	1.01%	0.83%	0.67%	0.69%
Time deposits	1.86	1.61	1.54	1.73
Total savings and time deposits	1.25	1.06	0.91	1.00
Federal funds purchased	2.07	1.64	1.21	1.13
Securities sold under agreements to repurchase	1.90	1.52	1.14	1.13
Other borrowed funds	2.17	1.66	1.25	1.27
Junior subordinated debentures	5.69	5.19	4.84	4.82
Total interest-bearing liabilities	1.39%	1.23%	1.03%	1.09%
Net interest margin—tax-equivalent basis	4.21%	4.33%	4.33%	4.02%

Management anticipates a moderate narrowing of the net interest margin in 2005 despite projected increases in low-cost core deposit balances and growth in loans and leases. An increase in short-term rates will increase the Company's cost of funds while a continued flattening of the "long end" of the yield curve will create additional pricing pressure in the loan portfolio. Management expects that the opening of a new branch in Westbury, the continued maturation of the Company's existing retail branches and expected growth in the municipal and professional services sectors will provide access to additional low-cost sources of funds as well as provide significant opportunity to expand the Company's loan portfolio. The Company has been quite successful in its efforts to source loan growth in Queens County and will continue to target this market in 2005. Selected other geographic areas such as the north shore peninsula of Nassau County and the south shore of western Suffolk County along with additional residential development financing are expected to provide opportunities for portfolio growth over the next year. Management of the Company expects that the high level of personal service delivered by relationship officers coupled with the inevitable customer dissatisfaction resulting from the continued consolidation of the local banking market will produce numerous commercial and municipal banking relationship opportunities, both for deposits and loans, which will enhance profitability in 2005 and beyond.
Average total loans grew by 12.7%, 11.7% and 7.3% in 2004, 2003 and 2002, respectively. At the same time that this growth has been achieved, credit quality in the Company's loan portfolio has improved each year. Nonaccrual loans declined to $5 million or 0.7% of total loans as of December 31, 2004, the lowest level in five years, while the allowance for probable loan losses as a percentage of nonaccrual loans has risen to 228%, its highest level in fifteen years.

STATE BANCORP, INC. AND SUBSIDIARIES

Although rates increased during 2004, they remain low enough to support a continued residential construction and remodeling boom and an ongoing commercial real estate development expansion, each of which is only expected to abate in the next few years because of a lack of available land in the Bank's trade area. These factors, combined with an intensified calling effort, particularly in Queens County, and the exit of a major lender from the local commercial marketplace were the primary reasons for the growth in the Company's loan portfolio during the past year. Management of the Company expects additional opportunity for loan growth during the next twelve months as the result of additional penetration in the Queens County marketplace, a large and diverse market with over 50,000 businesses and two million residents. An array of competitive loan and deposit products, along with numerous equipment leasing options offered by SWLC, provide commercial lenders and branch managers with a suite of products suitable for most types of relationships. These products, coupled with responsive, personal customer service provided by a group of highly experienced bankers, will enable the Company to take advantage of opportunities presented by the consolidation of the local banking market as well as an entrée into any new markets that will enhance stockholder value.
Average commercial loans, mortgages and leases grew at rates of 5.3%, 17.8% and 29.6%, respectively, in 2004. At December 31, 2004, total gross loans and leases outstanding amounted to $778 million, up 9.4% when compared to the comparable 2003 date. The year-end loan portfolio was composed of approximately 46% commercial mortgages, 34% commercial loans, 11% residential mortgages and home equity lines of credit, and 9% all other loans and leases. It is expected that the 2005 loan mix will remain, on a percentage basis, approximately the same as 2004.
Based upon recent local and national economic forecasts, management of the Company anticipates that loans outstanding will grow at a rate of 6% to 8% in 2005. The continued consolidation of the New York City and Long Island banking markets still provides the greatest potential for loan growth. As local and national money center and regional bank competitors continue to enter the local market through acquisition and de novo branching strategies, many retail, commercial and municipal customers will benefit from a stable, locally run community bank with an excellent reputation and a strong capital base.
Management of the Company is committed to high quality loan growth. A comprehensive credit review process provides a quality control tool to ensure that only top quality loans are brought to the credit committee for consideration. This rigorous process is of paramount importance as the Company attempts to gain market share while combating far larger competitors by offering an improved product mix during 2005 and beyond.

2003 versus 2002
Net interest income increased by 2.4% to $53.1 million during 2003 as the result of growth in average interest-earning assets of $139 million (up 12.3%). Growth in loans and Government Agency securities accounted for much of the asset expansion. Increases in commercial loans, mortgages, consumer installment loans and lease receivables paced the $68 million or 11.7% increase in average loans outstanding in 2003 versus 2002. Average investment securities grew by $63 million or 12.3% due to increases of $41 million and $23 million in Government Agency and mortgage-backed securities, respectively. Somewhat offsetting this growth was a decline in tax-exempt municipal paper (down $13 million), primarily local, short-term issues related to existing school district customers. Funding the growth in interest-earning assets was a $251 million (41.1%) increase in core deposits, representing 74% of total deposits in 2003 versus 60% in 2002. Growth in demand deposits ($47 million) and savings balances ($204 million) accounted for the core deposit expansion in 2003.
During 2003, the Company's net interest rate margin narrowed to 4.31% from 4.77% in the prior year. The reduced margin resulted from multiple factors, most notably: lower short-term interest rates coupled with a moderately asset-sensitive balance sheet. Despite a shift in the asset mix to a greater dependence on loans and leases as a percentage of total earning assets, lower interest rates served to reduce the Company's earning asset yield by 91 basis points to 5.22%. The substantial growth in low cost sources of core funding during 2003 contributed to a 43 basis points reduction in the average rate paid on supporting funds to 0.91% from 1.34% in 2002.

INVESTMENT SECURITIES
SFAS No. 115 requires the Company, at the time of purchase, to designate each investment security as either "available for sale"("AFS"), "held to maturity" or "trading," depending upon investment objectives, liquidity needs and ultimate intent. Securities available for sale are stated at market value, with unrealized gains or losses reported as a separate component of stockholders' equity until realized. Securities held to maturity are stated at cost, adjusted for amortization of premium or accretion of discount, if any. Trading securities are generally purchased with the intent of capitalizing on short-term price differences by selling them in the near term. The Company did not hold any trading securities at December 31, 2004 and 2003.
At December 31, 2004, the Company held $513 million in AFS securities (94% of the investment portfolio) at a pre-tax unrealized net loss of $344 thousand, versus an unrealized net gain of $3.6 million at year-end 2003. At year-end 2004, the AFS portfolio was divided into the following categories: 7% corporate and other securities (including Federal Home Loan Bank of New York ("FHLB") stock); 10% tax-exempt municipal paper; 32% callable U.S. Government Agency securities; and 51% mortgage-backed securities ("MBS") (mainly FNMA and GNMA obligations). The held to maturity portion of the portfolio, which totaled $30 million, was composed almost entirely of Agency securities.
The continuation of an unusually low interest rate environment, albeit one with a pronounced upward bias, once again created favorable bond market conditions during much of 2004. The Company maintained a defensive investment posture throughout the year due to the upward rate cycle bias. In light of these circumstances, a conservative portfolio was constructed and designed to generate cash flow so as to take advantage of reinvestment opportunities in a rising rate environment. Securities such as premium MBS issues, callable Agencies and floating rate securities were purchased with the intention of not only creating cash flow for reinvestment, but also to limit the sensitivity of the portfolio's market value to movements in interest rates. Cash flows from the portfolio contain both principal and interest components, and as more cash flow is generated, the remaining average life of the security is effectively reduced. A shorter-lived security is beneficial in a rising rate environment because the longer the maturity of a security, the more sensitive its market value is to changes in interest rates.

STATE BANCORP, INC. AND SUBSIDIARIES

The Company's investment policy is conservative in nature and identifies liquidity and safety of paramount importance among its objectives and, as such, the portfolio is largely comprised of Government Agency securities, MBS issues of Government-sponsored entities and local municipal notes. In addition to the creation of liquidity, risk management is another important aspect of the Company's investment strategy. The Company's portfolio construction is intentionally designed so as to avoid taking on credit risk while managing market risk. Market risk is measured by the sensitivity of the portfolio's market value to changes in the level of interest rates, and is managed by investing in shorter-lived instruments. The incremental yield garnered in the Company's investment strategy is largely the result of optionality. This optionality manifests itself in callable Government Agency securities and the propensity for faster prepayment in premium (above market rate) MBS. The defensive posture of the portfolio, with a continuing emphasis on cash flow generation and the avoidance of credit and market risk, remains a prudent strategy and is expected to continue in light of the current and forecasted interest rate environment.
The Company's investment portfolio increased by a nominal $1 million at year-end 2004 versus the comparable 2003 date primarily as the result of reductions in tax-exempt municipal (down $41 million) and MBS issues (down $22 million) which were offset by growth in Agency securities (up $70 million). The Company took advantage of the low rate environment to once again strategically reposition a portion of the investment portfolio during 2004. Securities were sold at gains when it was forecasted that those gains were going to be eliminated naturally through calls on Agency securities and accelerated principal paydowns on the MBS portfolio. Local, short-term municipal paper is sold throughout the year as part of the Company's asset/liability management function.
The Company's holdings of Agency securities increased during 2004 as these issues provided the best "value play" on the yield curve. The Agency issues on the Company's balance sheet are all callable within two years and most have final maturities of less than twelve years. If rates were to fall during 2005, it is likely that these securities would be called in the next twelve months. The notes are AAA credits that provide a competitive yield well in excess of the Company's incremental funding cost and are pledgeable to secure municipal deposits and other borrowings and, therefore, are an integral part of the Company's funding strategy. Net MBS holdings declined by $22 million due to accelerated principal repayments arising out of the last vestiges of the recent residential refinancing boom. The MBS issues held by the Company are primarily medium-term (average life) in nature with most final maturities less than fifteen years. The Company's portfolio of tax-exempt municipal notes decreased by $41 million at year-end 2004 versus the comparable 2003 date as part of a repositioning of the investment portfolio to take advantage of the upward trend in rates during the fourth quarter. The Company continues to expand its municipal relationships and, as a natural outgrowth of that business, purchases short-term (one year or less) municipal paper to support those relationships. The vast majority of the municipal paper that is purchased is classified as available for sale and eventually sold into the secondary market when market conditions are favorable.
The Company received MBS principal paydowns of $89 million and $125 million in 2004 and 2003, respectively. Management expects that this trend will continue in 2005 at a noticeably reduced rate due to the current and forecasted higher interest rate environment.
The Company's investment portfolio is very low-risk in nature due to its concentration of U.S. Government Agency, local municipal notes and AAA-rated MBS balloon and pass-through issues. As of December 31, 2004, the MBS portfolio had an average life of approximately 2.5 years after adjusting for historical prepayment patterns. Approximately 75% of the MBS portfolio, including collateralized mortgage obligations ("CMOs"), had final maturities in excess of ten years. In general, principal prepayments on these securities will increase as interest rates fall and, conversely, prepayments will slow down as interest rates rise. CMOs accounted for less than 6% of the total investment portfolio as of year-end 2004. The CMOs held by the Company did not meet the regulatory definition of a high-risk security. The Company owned $62 million of structured (step up) notes as of December 31, 2004. The Government Agency portfolio, callable in 2005 and 2006, has final maturities in the seven- to fifteen-year maturity range.
The Company's investment subsidiary, SB Portfolio, contributed significantly to the success of the Company during 2004. This subsidiary now holds and manages approximately 71% of the Company's investment portfolio. The majority of securities domiciled with SB Portfolio are MBS; however, portions of its portfolio are also dedicated to Government Agency and long-term tax-exempt paper as well. SB Portfolio has its own investment policy and Board of Directors; however, it still adheres to the stringent safety and quality standards present throughout the Company in its investment evaluation process. Management of the Company expects that SB Portfolio will continue to grow during 2005 through the reinvestment of its own interest income as well as through additional capital infusions from the parent Company if market conditions warrant. The Company provided $75 million in additional capital to SB Portfolio during 2004.

SUMMARY OF LOAN LOSS EXPERIENCE AND ALLOWANCE FOR PROBABLE LOAN LOSSES
One of management's primary objectives is to maintain a high quality loan portfolio in all economic climates. This objective is achieved by maintaining high underwriting standards coupled with regular evaluation of each borrower's creditworthiness and risk exposure. Management seeks to avoid loan concentrations within industries and customer segments in order to minimize credit exposure. The Company's senior lending personnel work in conjunction with loan officers to determine the level of risk in the Company's loan-related assets and establish an adequate level for the allowance for probable loan losses. An outside loan review consultant is also utilized to independently verify the loan classifications and the adequacy of the allowance for probable loan losses. Management actively seeks to reduce the level of nonperforming assets, defined as nonaccrual loans and other real estate owned, through aggressive collection efforts and, where necessary, litigation and charge-off. Other real estate owned properties are aggressively marketed for sale utilizing local commercial and residential realtors as appropriate.

STATE BANCORP, INC. AND SUBSIDIARIES

As illustrated in Table I, the Company's nonperforming assets decreased by $3.4 million to $7.9 million at year-end 2004 versus 2003 following a $5.0 million increase in 2003 versus 2002. At December 31, 2004, total nonperforming assets as a percentage of loans and other real estate owned amounted to 1.0% as compared to 1.6% and 1.0% at year-end 2003 and 2002, respectively. The Company held one commercial property in other real estate owned at year-end 2004 with a carrying value of $2.7 million. Management actively sought to dispose of this property during 2004 and still expects to complete a sale transaction during 2005 with no material impact on the Company's financial statements. The year-end 2004 decline in nonperforming assets, as defined by the Company, resulted from a $3.4 million decrease in nonaccrual loans. The reduction in nonaccrual loans during 2004 resulted from the upgrade of several commercial credits from nonperforming status, coupled with a combination of paydowns and charge-offs.
Management of the Company actively reviews the level and composition of nonperforming assets. During 2004, this meant a continuation of the strategy of collection through proactive litigation combined with enhanced collateral positions on virtually all nonperforming assets. In 2004, the Company experienced a significant decrease in the total level of nonaccrual loans, restructured accruing loans and loans 90 days or more past due and still accruing. The total level of these assets fell by $3.5 million during 2004 to $8.0 million at year-end. This decrease in nonperforming assets resulted in improved coverage ratios at year-end. The allowance for probable loan losses as a percentage of nonaccrual loans advanced to 228% from 124% at year-end 2003, while the allowance for probable loan losses as a percentage of nonaccrual loans, restructured accruing loans and loans 90 days or more past due and still accruing also increased during 2004 to 224% from 122% a year ago. At December 31, 2004, the Company had no restructured accruing loans. Loans in this category are composed mainly of loans which have demonstrated performance in accordance with the terms of their restructure agreements; however, they did not yield a market rate of interest subsequent to their restructuring.
Based upon current economic conditions, management has determined that the current level of the allowance for probable loan losses is adequate in relation to the risks present in the portfolio. Management considers many factors in this analysis, among them delinquency trends, concentrations within segments of the loan portfolio as well as recent charge-off experience when assessing the degree of credit risk in the portfolio. Collateral appraisals and estimates of current value influence the estimation of the required allowance balance at any point in time. The Company's loan portfolio is concentrated in commercial and industrial loans and commercial mortgages, the majority of which are fully secured by collateral with a market value in excess of the carrying value of the individual loans. Although overall loan quality has improved and remains strong, management of the Company increased the level of the provision for probable loan losses during 2004 in recognition of the continued growth in the portfolio and the resulting possibility of increased losses inherent in that growth. The provision for probable loan losses totaled $4.5 million in 2004, $3.9 million in 2003 and $3.6 million in 2002. The resulting allowance for probable loan losses balance of $12.0 million at December 31, 2004 amounted to 1.5% of loans outstanding in both 2004 and 2003 and 1.6% in 2002.
Net loan charge-offs totaled $3.2 million in 2004 and 2003 and $2.8 million in 2002, respectively. Recoveries totaled $187 thousand in 2004 versus $304 thousand in 2003 and $202 thousand in 2002. Although the local economy grew moderately during the past year, existing weaknesses in certain sectors of the economy may cause future problems. The potential consequences of a rapid increase in interest rates or a prolonged economic slowdown in industries which impact the Company's borrower base make it difficult to forecast the impact on asset quality that will result during 2005 or any additional charge-offs that will be required during the year.
It is the present intent of management to further increase the level of the allowance for probable loan losses to reflect any exposure represented by fluctuations in the local real estate market and the underlying value that that market provides as collateral to certain segments of the loan portfolio. In recognition of the economic uncertainties previously elaborated upon, the normal risks inherent in any credit portfolio and expected growth in the loan portfolio, management anticipates that the 2005 provision for loan losses will approximate last year's level. The provision is continually evaluated relative to portfolio risk and regulatory guidelines and will continue to be closely reviewed throughout the coming year. In addition, various regulatory agencies, as an integral part of their examination process, closely review the allowance for probable loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment of information available to them at the time of their examinations.
The Company has no foreign loans outstanding. The concentration of loans exceeding 10% of total loans was the Bank's loans totaling $130 million and $112 million to real estate operators, lessors and developers, and to building construction contractors, respectively. Repayment of these loans is dependent in part upon the overall economic health of the

STATE BANCORP, INC. AND SUBSIDIARIES

Company's market area and current real estate values. Management of the Company is not aware of any trends, events or uncertainties that will have, or that are reasonably likely to have, a material effect on the Company's liquidity, capital resources or future operating results. For loans not separately disclosed herein, management is not aware of information relating to any material credit that would impact the ability of those borrowers to comply with loan repayment terms.

TABLE I
Analysis of Nonperforming Assets at December 31,	2004	2003	2002	2001	2000
(Dollars in thousands)
Nonaccrual loans	$5,274	$8,666	$6,317	$8,920	$10,736
Other real estate	2,650	2,650	—	—	330
Total nonperforming assets	$7,924	$11,316	$6,317	$8,920	$11,066
Restructured accruing loans	$—	$—	$107	$284	$406
Loans 90 days or more past due and still accruing interest	$89	$149	$129	$405	$3,542
Total loans outstanding	$778,191	$711,216	$620,384	$551,598	$496,992
Total stockholders' equity	$101,050	$94,712	$87,683	$76,288	$72,307
Allowance for probable loan losses	$12,020	$10,732	$10,046	$9,255	$9,207

Key ratios:
Allowance for probable loan losses as a percent of total loans	1.5%	1.5%	1.6%	1.7%	1.9%
Nonaccrual loans as a percent of total loans	0.7%	1.2%	1.0%	1.6%	2.2%
Nonperforming assets (1) as a percent of total loans and other real estate	1.0%	1.6%	1.0%	1.6%	2.2%
Allowance for probable loan losses as a percent of nonaccrual loans	227.9%	123.8%	159.0%	103.8%	85.8%
Allowance for probable loan losses as a percent of nonaccrual loans, restructured accruing loans and loans 90 days or more past due and
still accruing interest	224.1%	121.7%	153.3%	96.3%	62.7%

(1) Excludes restructured accruing loans and loans 90 days or more past due and still accruing interest.

OTHER INCOME

2004 versus 2003
Other income decreased by 22.9% in 2004 when compared to 2003, solely the result of lower net security gains. Excluding the impact of net security transactions in each year, other income totaled $4.9 million in 2004, up 48.5% versus 2003. This improvement resulted from growth in several categories, including service charges on deposit accounts (up 40.9%), other operating income (up 3.6%) and the addition of income associated with the purchase of Bank Owned Life Insurance (BOLI) during 2004. A significant increase in return item charges resulting from improved collection efforts coupled with higher deposit-related charges accounted for the growth in service charges on deposits. Other operating income improved by $60 thousand as the result of growth in foreign exchange fees, letter of credit fees, merchant services income and ATM fees. Somewhat offsetting these positive factors were lower mortgage loan sale fees and reduced sweep account income.
Return item charges represent the Company's most significant source of other income. These fees improved by 51.8% in 2004 versus 2003 as the result of a successful Bank-wide effort to improve collection efforts by commercial and retail relationship managers. Other service charges on deposits increased by 25.0% in 2004 as the result of new and expanded relationships developed during the year and a reduction in fee waivers based upon customer profitability.
During 2004, the Company recorded $2.1 million in net security gains as the result of selected sales of investment securities, principally long-term municipal notes, mortgage-backed securities and Government Agency paper, to achieve certain portfolio restructuring goals related to the current and projected interest rate environment. This compares to net gains of $5.8 million in 2003 and $1.7 million in 2002.
Other operating income improved by a modest 3.6% in 2004 following an increase of 29.3% in 2003. Growth in several categories accounted for the improvement, principally: during the first quarter of 2004, the Company made a $25 million investment in BOLI which yielded $879 thousand in tax-advantaged revenue. The continued expansion of the Company's commercial and municipal customer base and improved sales of products such as letters of credit, merchant card processing, debit cards and foreign exchange wire transfers during 2004 also served to improve other operating income. During the past year, the Company took several steps to improve and enhance its fee-based products including hiring an officer dedicated to cash management sales, providing a bill-pay option with Personal Account Manager (PAM), the Company's Internet banking product, and enhancing our existing strategic partnership to provide lock box services. The Company's money market sweep account product also remains popular for businesses looking to maximize their return on idle cash in a low rate environment. Each of these products is expected to improve other income generation in 2005 as the Company further penetrates the geographic areas surrounding its branch network throughout Nassau, Suffolk and Queens Counties. More important than the Company's strong sales culture or its competitive product line, the quality of the Company's staff is the key to further growth of other income in 2005 and in subsequent years. Management of the Company is confident that the right people combined with the right products will produce superior results over time. Every effort will be made to speed the development of new products to satisfy customer needs in an effort to provide superior return on investment for our stockholders.

STATE BANCORP, INC. AND SUBSIDIARIES

2003 versus 2002
Other income increased by over 100% in 2003 when compared to 2002 largely the result of greater net security gains. During 2003, the Company recorded $5.8 million in net security gains versus $1.7 million in 2002. Excluding the impact of net security transactions in each year, other income totaled $3.3 million in 2003, up 18.7% versus 2002. Higher levels of deposit service charges (primarily return item charges, up 15.8%), residential mortgage loan sale fees, annuity commissions, letter of credit fees, wire transfer fees and cash management product sales accounted for the improvement in income. Somewhat offsetting these positive factors were lower sweep account income, wealth management referral fees and ATM service charge income.

OPERATING EXPENSES

2004 versus 2003
Operating expenses decreased by 0.1% to $41.0 million in 2004 when compared to 2003. Higher levels of salaries and employee benefits, increased occupancy and growth in other operating expenses were more than offset by reductions in legal expenses, marketing and advertising, equipment and credit and collection costs. Legal expenses declined by $1.0 million or 26.0% during 2004. The largest component of the Company's legal expenses relates to ongoing litigation arising out of the Bank's deposit relationship with Island Mortgage Network, Inc. ("Island Mortgage" or "IMN") and its affiliates, as previously disclosed in the Company's Form 10-Q and 10-K filings with the Securities and Exchange Commission. These expenses totaled $2.3 million, $3.8 million and $3.3 million in 2004, 2003 and 2002, respectively. The Company expects to incur additional costs related to this litigation during 2005; however, these costs are not specifically quantifiable at this point in time.
Island Mortgage established and maintained dozens of deposit accounts at State Bank of Long Island ("State Bank" or the "Bank") commencing in mid-February 1999 and continuing through early July 2000. Island Mortgage was principally engaged in offering and providing mortgages to consumers. Island Mortgage apparently financed its operations in significant part through the use of loans and/or revolving lines of credit provided by lenders not related to the Bank. State Bank never had a lending relationship with Island Mortgage.
On June 30, 2000, the Banking Department of the State of New York suspended Island Mortgage's mortgage banker license. On July 19, 2000, Island Mortgage and its publicly held parent company, AppOnline.com, Inc., filed a petition under Chapter 11 of the Bankruptcy Code in the Eastern District of New York. Subsequently, certain of Island Mortgage's lenders filed an involuntary bankruptcy petition against Action Abstract, Inc., an entity to which they apparently had regularly wired funds in connection with their dealings with Island Mortgage. At the request of the Trustee in the Island Mortgage bankruptcy case, various bankruptcy cases involving Island Mortgage entities were later substantively consolidated.
In the course of those bankruptcy cases, it has been alleged that Island Mortgage engaged in a widespread pattern of fraud directed at lenders, title agents, closing companies and others with whom Island Mortgage regularly dealt. A number of Island Mortgage's creditors have since asserted that the Bank participated in Island Mortgage's alleged fraudulent scheme. Currently, there are three Island Mortgage-related litigations pending in which claims have been asserted against State Bank (and, in one case, State Bank's parent corporation State Bancorp, Inc.) Those litigations are:

—
Broward Title Co. v. Alan Jacobs, et al., Adv. Proc. No. 01-8181, Bankruptcy Court for the Eastern District of New York. On or about July 9, 2002, Broward's motion to sever its claims against the Bank (and certain other defendants) was granted, allowing Broward to conduct a nonjury trial of its claims against the remaining defendants in the bankruptcy court. Broward's claims against State Bank and those other, severed defendants were referred to the United States District Court for the Eastern District of New York on or about August 6, 2002. Since that time, Broward has not made any affirmative attempts to prosecute its case against State Bank in the district court, although it may attempt to do so at a later date.

—
Household Commercial Financial Services, Inc., et al. v. Action Abstract, Inc., et al., Adv. Proc. No. 02-8167, Bankruptcy Court for the Eastern District of New York. On or about June 4, 2002, plaintiffs commenced this adversary proceeding with respect to State Bank. The Complaint alleges that plaintiffs extended lines of credit to, and entered into mortgage purchase agreements with, defendant Island Mortgage. According to the Complaint, millions of dollars of funds that plaintiffs deposited into State Bank accounts maintained by Island Mortgage and its related entities to fund mortgages were misappropriated as the result of Island Mortgage's alleged scheme to defraud plaintiffs and unjustly enrich defendants. Plaintiffs claim the following with respect to State Bank: 1) the Bank aided and abetted the allegedly fraudulent scheme perpetrated by Island Mortgage; 2) the Bank aided and abetted in a breach of the fiduciary duties an Island Mortgage affiliate allegedly owed to plaintiffs; and, 3) the Bank was negligent in failing to recognize and act on signs that Island Mortgage was allegedly misappropriating the funds plaintiffs advanced to Island Mortgage. Plaintiffs claim they are entitled to not less than $52 million, plus interest and punitive damages.

On January 31, 2005, the bankruptcy court ruled on State Bank's motion for summary judgment. The plaintiffs' claims for negligence and aiding and abetting a breach of fiduciary duty were dismissed. The claim for aiding and abetting fraud was not dismissed, although the court ruled that one of the plaintiffs (Matrix) could not seek damages for the period after June 6, 2000. It is unknown at this time whether any of the plaintiffs will seek reconsideration of the summary judgment decision by the bankruptcy court or will seek to appeal the summary judgment decision to the district court.

STATE BANCORP, INC. AND SUBSIDIARIES

—
Moritz, et al. v. National Settlement Services Corp., et al., Civil Action No. 3:00 CV 426 MU, Western District of North Carolina. State Bank and the plaintiffs have entered into a binding agreement to settle the case for $20 thousand, the money has been paid, and the releases have been exchanged and are fully operative. The case is expected to be formally dismissed shortly.

A separate Island Mortgage-related litigation, Alan M. Jacobs, as Chapter 11 Trustee v. State Bank of Long Island, Adv. Proc. No. 02-8157, Bankruptcy Court for the Eastern District of New York, was settled in mid-2004. Pursuant to the settlement agreement, approved by the court on June 8, 2004, the Bank paid the Island Mortgage estates $223 thousand, while at the same time the Bank was authorized to, and did, exercise its right to set-off $123 thousand from accounts that Island Mortgage maintained at the Bank. The parties have exchanged general releases, and all of Island Mortgage's accounts at the Bank have been closed.
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

Operating expenses of State Bancorp, Inc. (dollars in thousands) For the years ended December 31,	2004	2003	Over/ (under) 2003
Salaries and other employee benefits	$23,898	$22,692	5%
Occupancy	4,001	3,853	4
Equipment	1,464	1,560	(6)
Legal	2,859	3,863	(26)
Marketing and advertising	1,001	1,416	(29)
Credit and collection	748	1,371	(45)
Other operating expenses	7,072	6,334	12
Total operating expenses	$41,043	$41,089	—%

Salaries and other employee benefits increased by $1.2 million (5.3%) during 2004 as a result of the creation of a Professional Services Group (PSG) staffed with six officers coupled with growth in staff in several other areas of the Company. Increased supplementary compensation costs, health care, FICA expenses, and related increases in 401(k) and employee stock ownership plan (ESOP) contributions also added to the growth in salaries and benefits costs during 2004. Also contributing to the growth in operating expenses during 2004 were higher levels of occupancy costs (up 3.9%) and other operating expenses (up 11.6%). Somewhat offsetting the foregoing increases were reductions in equipment expense (6.2%), marketing and advertising costs (29.3%) and credit and collection expenses (45.4%).
The reduction in total operating expenses recorded by the Company during 2004 is reflective of lower IMN-related legal fees and various costs control measures put in place in 2003. This reduction, though nominal, is a noticeable improvement from the rates of growth in operating expenses experienced during 2003 (9.6%), 2002 (18.6%) and 2001 (43.7%). The expense increase experienced during 2003 was primarily due to an increase in staff to support growth in the Company's core business model while the higher expenses recorded in 2002 and 2001 were due primarily to the previously noted IMN litigation, the acquisition of SWLC in 2001 and the opening of five new branch offices during the same period. Wherever possible, the Company strives to exploit existing and emerging technologies to enhance productivity to reduce the level of staff and infrastructure necessary to support the growth and expansion of the Company's primary lines of business. Management is clearly focused on the goal of reducing the Company's operating efficiency ratio (total operating expenses divided by the sum of fully taxable equivalent net interest income and other income, excluding net security gains or losses) to a level below 55%, commensurate with our high performing peer group. This needs to be accomplished through a combination of revenue growth and stringent expense control in all areas. Although the expansion of staff and branch facilities in recent years, along with growth in both the lending staff and operational support functions, has resulted in rates of operating expense growth above corporate targets, management is confident that these investments in the Company's core business model will pay dividends in the coming years. Operating expenses are expected to increase in 2005 as a result of the projected mid-year opening of a new branch in Westbury, the leasing of additional office space in our current Mineola location, the addition to staff of several lending officers and the full year impact of the PSG function in 2005. Expense control measures put in place for 2004, including strict guidelines with respect to increases in base compensation for current staff, will continue to be observed. Excluding the impact of any 2005 IMN litigation-related expenses, which are not yet specifically quantifiable, management of the Company expects that the projected expansion of the Company's asset and revenue bases will offset expected growth in the Company's operating expenses. The rate of growth in loans, core deposit balances and fee-based sources of revenue planned for the coming year is expected to more than offset the anticipated increase in operating expenses that comes with normal growth and expansion.

STATE BANCORP, INC. AND SUBSIDIARIES

The Company's primary expense control rates of measurement are the operating efficiency ratio and the ratio of total operating expenses to average assets. The Company's operating efficiency ratio decreased to 64.2% in 2004 versus 70.7% and 66.0% in 2003 and 2002, respectively. Prior to the IMN litigation and the recent branch expansion program, the Company's efficiency ratio was 52.5% in 2000. It is one of management's primary strategic objectives to reduce the efficiency ratio to this level once again. The second measure of expense control utilized by the Company is total operating expenses to average assets. The Company recorded ratios of 2.77% in 2004 and 3.03% and 3.14% in 2003 and 2002, respectively, in this category; a notable improvement. Management of the Company is extremely cognizant of expense management and places great emphasis on control of operating expenses, but always in the context of prudent growth and expansion of the Company's branch network and of profitable lines of business with a quantifiable return on equity and accretive impact on earnings per share. Management is also aware, however, that the appropriate resources necessary to grow the Company's revenue base must also be made available in order to improve earnings for the long term. Along these lines, management also monitors the ratio of average assets per FTE employee and, at over $5 million per employee, the Company ranks in the top 10% of its peer group in this category. This efficient utilization of staff is another reason behind the Company's excellent record of growth in earnings and assets.
Rates of growth in both net interest income and other income are expected to outpace increases in operating expenses (excluding IMN-related legal expenses) in the coming year, thereby resulting in anticipated improvements in each of the foregoing expense control ratios in 2005. The Company's long-term goal, as stated in numerous previous stockholder communications, continues to be to reduce its operating efficiency ratio to a level of 55% or less and to lower the operating expenses to average assets ratio to 2.25% or lower. While this is not expected to occur during 2005, largely the result of costs related to the IMN litigation, it remains a long-term objective to continually improve these ratios in both absolute terms and in relation to the Company's community bank peer group. An analysis of the remaining components of 2004 operating expenses, by category, follows.
Occupancy expenses totaled $4.0 million in 2004, an increase of 3.9% when compared to 2003. This increase resulted from a combination of higher real estate taxes (up 26.4%), additional space leased during 2004 and increased utility costs. Partially offsetting these increases was a decline in maintenance and repair costs. The increase in rental costs in 2004 versus 2003 (up 4.0%) resulted principally from costs associated with a small office leased in New York City for the Professional Services Group in mid-2004. Real estate taxes rose substantially in 2004 when compared to the prior year as the result of higher commercial property tax rates assessed on the Company's Nassau County branches in 2004. Building and leasehold depreciation was essentially flat in 2004 versus 2003 while utility costs rose by 3.6% from year to year. Occupancy costs are expected to rise at a slightly faster pace in 2005 as additional space in Mineola, a new branch in Westbury and the full year impact of the New York City office are all taken into account.
Equipment expenses decreased by 6.2% to $1.5 million in 2004 as the result of a reduction in computer equipment depreciation related to the Company's mainframe system. Also contributing to this decrease were lower equipment rental and repair costs and lower equipment maintenance insurance fees. Management of the Company expects equipment expenses to increase in 2005 as a new mainframe system will be put into service and several other technology initiatives are expected to be funded.
Legal expenses, as previously noted, decreased by $1.0 million (26.0%) during 2004. Approximately eighty percent of the Company's legal expenses relate to the ongoing IMN litigation previously disclosed in the Company's Securities and Exchange Commission filings. Management of the Company expects that additional expenses will be incurred related to this litigation during 2005, the extent of which is not specifically quantifiable at this time.
Marketing and advertising costs decreased by $415 thousand (29.3%) during 2004 when compared to 2003. This decrease resulted principally from a more targeted approach to event sponsorships in 2004 based on customer profitability, coupled with a reduction in promotions-related expenses in 2004 as no new branches were opened by the Company. It is expected that this expense category will increase next year as the result of a new branch opening and expected costs to be incurred with a 2005 corporate branding effort. Stringent cost control measures will continue to be applied to this expense category in the next twelve months.
Credit and collection costs declined by $623 thousand (45.4%) in 2004 versus the year earlier period. Significantly lower expenses associated with loan collection work, principally due to the improved overall quality of the loan and lease portfolio, accounted for the bulk of the decline in this category. Also contributing to this decrease were lower costs associated with appraisal and inspection fees, mortgage taxes and credit reports as the result of a slowdown in residential mortgage refinancing activity during 2004.
Other operating expenses increased by 11.6% to $7.1 million in 2004 when compared to 2003. This growth resulted from increases in several expense categories, mainly audit and examination fees, other real estate expenses and correspondent bank service charges. The increase in audits and examination expenses (up 81.0%) increased directly as the result of increased Government compliance requirements, specifically the audit costs arising from the Sarbanes-Oxley Act. Other real estate expenses, specifically real estate taxes paid, increased during 2004 as a commercial property foreclosed on during 2003 was held for a full year. Somewhat offsetting these negative factors were decreases in several expense categories, most notably meetings and seminars, messenger and delivery costs and postage expenses. Management of the Company expects that operating expenses, in absolute terms, will continue to grow as the Company expands its operations, the markets it serves and the products it offers. Management anticipates an overall rate of increase of 5% to 7% as an expense growth estimate for 2005.

2003 versus 2002
Excluding marketing and advertising costs, operating expenses rose by a combined 9.6% in all categories to $41.1 million during 2003. The largest component of this increase related to growth in salaries and other employee benefits costs, which expanded by $2.8 million or 13.9% as the result of staff growth in various areas of the Company. The full year impact of branches opened during 2002 also negatively impacted the year-to-year comparison. Increased supplementary compensation costs, health care, life insurance and FICA expenses, and related increases in 401(k) and employee stock ownership (ESOP) contributions all added to the growth in salaries and benefits costs during 2003.

STATE BANCORP, INC. AND SUBSIDIARIES

Occupancy costs expanded by 16.3% in 2003 to $3.9 million due principally to the full year impact of an expanded branch network, additional space occupied by support areas during 2002, higher real estate taxes, increased utility expenses and an increase in maintenance and repair costs.
Equipment expenses increased by 14.2% to $1.6 million in 2003 as the result of the purchase of new equipment and related maintenance costs, largely due to the ongoing expansion of the Company's technology network.
Legal expenses, primarily related to the IMN litigation, grew by $316 thousand (8.9%) during 2003.
Marketing and advertising costs decreased significantly during 2003 (down 33.3%). This decrease resulted principally from nonrecurring expenses related to a corporate sponsorship of the U.S. Open golf event held on Long Island coupled with promotions related to the Company's new branch locations during 2002.
Credit and collection costs increased by 22.7% in 2003 versus 2002 as the result of litigation efforts related to nonperforming assets.
Other operating expenses increased by 6.9% to $7.7 million in 2003 versus 2002. This growth resulted from increases in several expense categories, most notably, audit and examination fees, computer software maintenance, and other real estate expenses.

EFFECTIVE INCOME TAX RATE

2004 versus 2003
Income tax provisions of $5.4 million, $5.3 million and $4.0 million were recorded in 2004, 2003 and 2002, respectively. The Company is currently subject to both a statutory incremental Federal tax rate of 35% (34% for the first $10 million of taxable income), and a New York State tax rate of 7.5%, plus a surcharge of 17%. The Company's overall effective tax rate was 28.6%, 30.4% and 26.3% in 2004, 2003 and 2002, respectively.
The decrease in 2004's effective tax rate was due to a higher level of tax-exempt income coupled with a reduction in fully-taxable net security gains. SB Portfolio, which provides investment management services to the Bank and the Company, managed approximately $387 million and $302 million in assets at year-end 2004 and 2003, respectively, primarily MBS, Government Agency and tax-exempt municipal securities in Delaware. The income from these assets is exempt from New York State income taxes and totaled $14.2 million, including net gains on securities of $2.2 million, and $13.6 million, including net gains on securities of $4.3 million, in 2004 and 2003, respectively. Management of the Company anticipates that the consolidated 2005 effective tax rate will be similar to that of 2004 at an approximate rate of between 29.0% and 30.0%.
The Company's New York State income taxes are under examination for the years ended December 31, 1999, 2000 and 2001. At this time, management cannot estimate the likelihood that the examination will change the tax liability for the years under examination. As such, no liability has been recognized in the consolidated balance sheets at December 31, 2004 or 2003.

2003 versus 2002
The Company's effective tax rate increased to 30.4% in 2003 from 26.3% in 2002. This increase was largely due to a lower level of tax-exempt income coupled with growth in New York State taxable income resulting from balance sheet expansion. At year-end 2003 and 2002, respectively, approximately $302 million and $293 million in Government Agencies, MBS and tax-exempt municipal securities were managed by SB Portfolio. The income from these assets is exempt from New York State income taxes and totaled $13.6 million, including net gains on securities of $4.3 million, and $14.4 million, including net gains on securities of $1.6 million, in 2003 and 2002, respectively.

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
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral required varies, but may include accounts receivable, inventory and equipment, real estate and income-producing commercial properties. At December 31, 2004 and 2003, commitments to originate loans and commitments under unused lines of credit for which the Bank is obligated amounted to approximately $252 million and $227 million, respectively.
Letters of credit are conditional commitments issued by the Bank guaranteeing payments of drafts in accordance with the terms of the letter of credit agreements. Commercial letters of credit are used primarily to facilitate trade or commerce and are also issued to support public and private borrowing arrangements, bond financing and similar transactions. Collateral may be required to support letters of credit based upon management's evaluation of the creditworthiness of each customer. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Most letters of credit expire within one year. Management does not anticipate any material losses as a result of these transactions. At December 31, 2004 and 2003, the Bank had letters of credit outstanding of approximately $13 million and $14 million, respectively.

STATE BANCORP, INC. AND SUBSIDIARIES

At year-end 2004, the Company was a party to two interest rate swap agreements with terms expiring in September 2007 that economically hedge a portion of the interest rate variability in its portfolio of prime rate loans. These agreements effectively require the Company to pay prime interest rate and receive a fixed rate of 6.01% from the counterparties on $50 million of loan assets. The fair value of the swap agreements was ($440) thousand, inclusive of accrued interest of $18 thousand, at December 31, 2004. During 2004, the Company recognized interest income of $850 thousand under the agreements.
The Company is also obligated under various leases covering certain equipment, branches, office space and the land on which its head office is built. The minimum payments under these leases, certain of which contain escalation clauses, are as follows: in 2005, $2.5 million; in 2006, $2.0 million; in 2007, $2.0 million; in 2008, $1.9 million; in 2009, $1.8 million; and the remainder to 2012, $3.3 million.

TABULAR DISCLOSURE OF CONTRACTUAL OBLIGATIONS
Shown below are the amounts of payments due under specified contractual obligations, aggregated by category of contractual obligation, for specified time periods. All information is as of December 31, 2004.
	Payments due by period
	(in thousands)
		Less than			More than
Contractual Obligations	Total	1 year	1-3 years	3-5 years	5 years
Leases covering various Bank equipment, branches, office space and land	$13,491	$2,517	$3,952	$3,706	$3,316
Federal Home Loan Bank of New York overnight and term borrowings	32,000	32,000	—	—	—
Obligations under equipment lease financing	266	154	112	—	—
Junior subordinated debentures	20,620	—	—	—	20,620
Total	$66,377	$34,671	$4,064	$3,706	$23,936

CAPITAL RESOURCES
The strength of the Company's capital position provides the platform for successful financial performance, efficient utilization of resources and its capacity to expand its assets and increase earnings. The Company strives to maintain an efficient level of capital, commensurate with its risk profile, on which a competitive rate of return to stockholders will be realized over both the short and long term. Capital is managed to enhance stockholder value while providing flexibility for management to act opportunistically in a changing marketplace. In determining an optimal capital level, the Company also considers the capital levels of its peers and the evaluations of its primary regulators. During 2004, the Company's capital was expanded by the amount of its net income earned and common stock issued net of cash dividends paid to stockholders and shares repurchased. At December 31, 2004, stockholders' equity totaled $101.0 million, an increase of 6.7% from year-end 2003. Total equity at December 31, 2003 was $94.7 million. Retention of earnings, net of cash dividends paid on common stock, added $8.2 million to equity in 2004. Somewhat offsetting this growth was the repurchase of 88,137 shares of stock as part of the Company's stock repurchase plan. Approximately $2.0 million in capital was allocated to purchase these shares at an average price of $22.55 per share. Under the Board of Directors' revised share repurchase authorization, management may repurchase up to 574,005 additional shares if market conditions warrant. This action will only occur if management feels that the purchase will be at prices that are accretive to earnings per share.
Internal capital generation, defined as earnings less cash dividends paid on common stock, is the primary catalyst supporting the Company's future growth of assets and stockholder value. Management continually evaluates the Company's capital position in light of current and future growth objectives and regulatory guidelines.
During 2002 and 2003, the Company enhanced its Tier I capital position through the issuance of a total of $20 million in trust preferred securities, each through pooled offering structures. The trust preferred securities, which currently qualify as Tier I capital for regulatory capital purposes, were issued by newly established subsidiaries, State Bancorp Capital Trusts I and II. The securities each bear an interest rate tied to three-month LIBOR and are each redeemable by the Company in whole or in part after five years or earlier under certain circumstances. The average rate on all trust preferred securities outstanding was 4.63% during 2004. As of year-end 2004 and 2003, the Company's Tier I capital ratios were 7.82% and 8.08%, respectively.
The Company has no present plans to issue or utilize its authorized preferred stock. These shares afford management additional flexibility with respect to future equity financing to support business expansion.
Management strives to provide stockholders with a competitive return on their investment in the Company. During 2004, the Board of Directors increased the Company's quarterly cash dividend by 7.1% to $0.15 per share. Cash dividends on the Company's common stock amounted to $0.58 per share in 2004. Since the payment of its first cash dividend in 1979, the Company has distributed over $44 million to stockholders, representing an average payout rate of 34.1%. In addition, the Company also paid a 5% stock dividend in 2004, the 35th consecutive year that it has paid a stock dividend.

STATE BANCORP, INC. AND SUBSIDIARIES

The Company also makes a common stock dividend reinvestment plan available to its stockholders. This plan allows existing stockholders to reinvest cash dividends in Company stock and/or to purchase additional shares through optional cash investments on a quarterly basis. Shares are purchased at a 5% discount from the current market price under either plan option. During 2004 and 2003, $2.5 million and $2.8 million, respectively, were added to stockholders' equity through plan participation. Approximately 17% of the Company's cash dividends were reinvested in 2004 under this plan, and since inception, approximately $13.2 million in additional equity has been added through plan participation. Management anticipates continued future growth in equity through the program.
State Bancorp, Inc. and its subsidiaries are subject to various regulatory capital requirements administered by the Federal Reserve Board and the Federal Deposit Insurance Corporation. These regulatory authorities measure capital adequacy on a risk-weighted assets basis. Their guidelines provide a method of monitoring capital adequacy that is sensitive to the risk factors inherent in a bank's asset base, including off-balance sheet exposures. The guidelines assign various weights to different asset types depending upon their risk profile. Generally speaking, assets with greater risk require more capital support than do less risky assets. In addition, a leverage standard has been established to supplement the risk-based ratios in assessing an institution's overall capital adequacy. Failure to maintain the Bank's capital ratios in excess of minimum regulatory guidelines requires bank regulatory authorities to take prompt corrective action in accordance with the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). The regulations arising from FDICIA established five categories of capitalization for depository institutions: (1) well-capitalized, (2) adequately capitalized, (3) undercapitalized, (4) significantly undercapitalized and (5) critically undercapitalized. Based upon its December 31, 2004 capital position as outlined in Table II, the Bank's capital ratios exceed the minimums established for a well-capitalized institution and exceed, by a significant margin, the minimum requirements under FDICIA. Failure to meet minimum capital requirements can initiate certain actions by regulators that could have a direct effect on the Company's and the Bank's operations and financial statements. The Company has no plans or commitments for capital utilization or expenditures that would affect its current capital position or would impact its future financial performance.

TABLE II					Regulatory Criteria
					for a Well-
	Regulatory	The Bank’s Ratios as of December 31,			Capitalized
	Minimum	2004	2003	2002	Institution
Leverage ratio - Tier I Capital to Total Adjusted Assets	3.00-5.00%	7.79%	7.97%	6.88%	5.00%
Tier I Capital/Risk-Weighted Assets	4.00%	12.41%	12.09%	11.26%	6.00%
Total Capital/Risk-Weighted Assets	8.00%	13.66%	13.29%	12.51%	10.00%

LIQUIDITY
Liquidity management is defined as the Company's ability to meet its financial obligations on a continuous basis without material loss or disruption of normal operations. These obligations include the withdrawal of deposits on demand or at their contractual maturity, the repayment of borrowings as they mature, and the ability to fund new and existing loan commitments and also to take advantage of business opportunities as they arise. Liquidity is composed of the maintenance of a strong base of core deposits, maturing short-term assets including cash and due from banks, the ability to sell or pledge marketable assets, access to lines of credit and the capital markets.
Liquidity at the Company is measured and monitored daily, thereby allowing management to better understand and react to emerging balance sheet trends, including temporary mismatches with regard to sources and uses of funds. After assessing actual and projected cash flow needs, management seeks to obtain funding at the most economical cost to the Company. These funds can be obtained by converting liquid assets to cash or by attracting new deposits or other sources of funding. Many factors affect the Company's ability to meet its liquidity needs, including variations in the markets served, loan demand, its asset/liability mix, its reputation and credit standing in its markets and general economic conditions. Borrowings and the scheduled amortization of investment securities and loans are more predictable funding sources for the Company, while deposit flows and securities prepayments are somewhat less predictable in nature, as they are often subject to external factors beyond the control of management. Among these are changes in the local and national economies, competition from other financial institutions and changes in market interest rates.

STATE BANCORP, INC. AND SUBSIDIARIES

The Funds Management Committee and the Asset/Liability Management Committee (ALCO) are jointly responsible for oversight of the Company's liquidity position and management of its asset/liability structure. The ALCO establishes specific policies and operating procedures governing the Company's liquidity levels and develops plans to address future and current liquidity needs. This Committee monitors the loan and investment portfolios while also examining the maturity structure and volatility characteristics of the Company's liabilities to develop an optimum asset/liability mix. Funding sources available to the Company include retail, commercial and municipal deposits, purchased liabilities and stockholders' equity. If needed for short-term liquidity purposes, the Company has access to $47 million in unsecured lines of credit extended by correspondent banks. In addition, the Company can utilize its secured line of credit with the Federal Home Loan Bank of New York to access up to $123 million in market rate funds with maturities of up to thirty years. Pursuant to authorization limits set by the Board of Directors, management of the Company may also access the brokered deposit market for funding as it deems necessary. As of year-end 2004, $75 million in such funds, maturing in 2005 and 2006, were utilized by the Company. Brokered deposits were not utilized as a source of funds during 2003.
Asset liquidity is provided by short-term investments and the marketability of securities available for sale. At December 31, 2004, the Company had $458 million in such liquid assets. The Company's loan portfolio and investment securities held to maturity are of high quality and mixed maturity, providing an excellent source of internal liquidity through maturities and periodic repayments of principal. At year-end 2004, approximately $511 million of these assets, including mortgage-backed securities, were due to mature or be repaid within one year. Cash flows provided by the loan and investment portfolios are typically utilized to reduce the Company's borrowed funds position and/or to fund loan and investment securities growth. The Company's operating, investing and financing activities are conducted within the overall constraints of the Company's liquidity management policy.
During 2004, the Company made a $25 million investment in BOLI. Distributions are made to the Company only upon the death of an insured officer in accordance with the underlying policy. Accordingly, the BOLI held by the Company does not generate regular cash flows for reinvestment.
While past performance does not guarantee future results, management believes that the Company's funding sources, including dividends from the Bank, and the Bank's funding sources will be adequate to meet their future liquidity requirements.

ASSET/LIABILITY MANAGEMENT AND MARKET RISK
The process by which financial institutions manage interest-earning assets and funding sources under different interest rate environments is called asset/liability management. The primary goal of asset/liability management is to increase net interest income within an acceptable range of overall risk tolerance. Management must ensure that liquidity, capital, interest rate and market risk are prudently managed. Asset/ liability and interest rate risk management are governed by policies reviewed and approved annually by the Company's Board of Directors. The Board has delegated responsibility for asset/liability and interest rate risk management to the ALCO. The ALCO meets quarterly and sets strategic directives that guide the day to day asset/liability management activities of the Company as well as reviewing and approving all major funding, capital and market risk management programs. The ALCO, in conjunction with a noted industry consultant, also focuses on current market conditions, balance sheet management strategies, deposit and loan pricing issues and interest rate risk measurement and mitigation.

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
Asset and liability management strategies may also involve the use of instruments such as interest rate swaps to hedge interest rate risk. During 2003 the Company executed $50 million of four-year interest rate swaps to economically hedge a portion of the interest rate variability in its portfolio of prime rate loans. No additional swap transactions were executed during 2004.
Management performs simulation analysis to assess the Company's asset/liability position on a dynamic repricing basis using software developed by a well known industry vendor. Simulation modeling applies alternative interest rate scenarios and periodic forecasts of future business activity to estimate the related impact on net interest income. The use of simulation modeling assists management in its continuing efforts to achieve earnings stability in a variety of interest rate environments.
The Company's asset/liability and interest rate risk management policy limits interest rate risk exposure to -12% and -15% of the base case net income for net earnings at risk at the 12 month and 24 month time horizons, respectively. Net earnings at risk is the potential adverse change in net income arising from up to +/- 200 basis point change in interest rates ramped over a 12-month period, and measured over a 24-month time horizon using the Company's business forecast.

STATE BANCORP, INC. AND SUBSIDIARIES

Net Interest Income Sensitivity
	% Change in Net Interest Income
	12-Month Interest Rate Ramps
Time	Basis Points
Horizon	Down 100	Down 50	Base Flat	Up 100	Up 200
Year One	0.2%	0.6%	0.0%	-1.7%	-4.3%
Year Two	11.8%	11.5%	10.3%	6.3%	1.1%

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
When modeling MVPE at risk, management recognizes the high degree of subjectivity when projecting long-term cash flows and reinvestment rates, and therefore uses MVPE at risk as a relative indicator of interest rate risk.

MVPE Sensitivity
	MVPE Variability
	Immediate Interest Rate Shocks
	Basis Points
	Down 100	Down 50	Base Flat	Up 100	Up 200
% Change in MVPE (1)	-0.5%	0.1%	0.0%	-3.3%	-7.6%
MVPE Ratio	13.2%	13.4%	13.4%	12.9%	12.2%
(1) Assumes 40% marginal tax rate.

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
The accompanying table sets forth the amounts of assets and liabilities outstanding as of December 31, 2004 which, based upon certain assumptions, are expected to reprice or mature in each of the time frames shown. Except as stated, the amount of assets and liabilities shown to reprice or mature within a particular time frame was determined in accordance with the earlier of the term to repricing or the contractual terms of the asset or liability.
The Company bases its deposit decay rates on the results of a core deposit behavior study performed by an independent industry consultant. Thus, the decay rates for deposit accounts, with the exception of CDs, for which contractual maturities are readily available, were as follows: 12.5% per year for savings deposits over an eight-year period; 9.1% per year for demand deposits over an eleven-year period; 16.7% per year over a six-year period for money fund accounts of individuals, partnerships and corporations and 5.9% per year over a seventeen-year period for NOW accounts; and 20% per year over a five-year period for money fund accounts of municipalities. All short-term municipal deposits are included in the 0-6 months category due to their seasonality and volatility. These decay assumptions reflect the historical stability of the Company's core deposit base, which may or may not be indicative of the industry average of its peers.
An asset-sensitive gap indicates an excess of interest-sensitive assets over interest-sensitive liabilities, whereas a liability-sensitive gap indicates the opposite. At December 31, 2004, the Company had a one-year cumulative asset-sensitivity gap of $212 million. In a rising rate environment, an asset-sensitive gap position generally indicates that increases in income from interest-bearing assets will outpace increases in expense associated with funding those assets. In addition, the Company's net interest margin and net income would improve under this scenario. Conversely, in a declining interest rate environment, the Company's cost of funds would decline more slowly than the yield on its rate-sensitive assets and would likely result in a contraction of net interest income.
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

STATE BANCORP, INC. AND SUBSIDIARIES

TABLE III

	Sensitivity Time Horizon (1)
	0-6	6-12	1-5	Over	Noninterest-
(dollars in thousands)	Months	Months	Years	5 Years	Sensitive	Total
INTEREST-SENSITIVE ASSETS
Loans (net of unearned income) (2)	$426,640	$35,585	$225,333	$85,359	$5,274	$778,191
Securities purchased under agreements to resell, Federal funds sold and interest-bearing deposits	44,840	—	—	—	—	44,840
Securities held to maturity	—	14,997	14,993	—	—	29,990
Securities available for sale (3)	92,183	62,958	260,167	93,745	3,991	513,044
Total interest-earning assets	563,663	113,540	500,493	179,104	9,265	1,366,065
Unrealized net loss on securities available for sale	(345)	—	—	—	—	(345)
Noninterest-bearing cash and due from banks	29,095	—	—	—	—	29,095
All other assets (7)	7,491	9,544	19,554	3	5,884	42,476
Total Assets	$599,904	$123,084	$520,047	$179,107	$15,149	$1,437,291
INTEREST-SENSITIVE LIABILITIES
Savings accounts (4)	$20,090	$18,091	$144,724	$108,543	$—	$291,448
Money fund and NOW accounts (5)	69,292	27,822	222,712	46,041	—	365,867
Time deposits (6)	255,169	26,900	34,924	413	—	317,406
Total interest-bearing deposits	344,551	72,813	402,360	154,997	—	974,721
Securities sold under agreements to repurchase, Federal funds purchased and other borrowings	32,095	59	112	—	—	32,266
Junior subordinated debentures	20,620	—	—	—	—	20,620
Total interest-bearing liabilities	397,266	72,872	402,472	154,997	—	1,027,607
All other liabilities, equity and demand deposits (7)	25,183	15,353	107,370	160,728	101,050	409,684
Total Liabilities and Equity	$422,449	$88,225	$509,842	$315,725	$101,050	$1,437,291
Cumulative interest-sensitivity gap (8)	$177,455	$212,314	$222,519	$85,901	$—
Cumulative interest-sensitivity ratio (9)	142.0%	141.6%	121.8%	106.4%	100.0%
Cumulative interest-sensitivity gap as a % of Total Assets	12.3%	14.8%	15.5%	6.0%	—%

(1)	Allocations to specific interest-sensitivity periods are based on the earlier of the repricing or maturity date.
(2)	Nonaccrual loans are shown in the noninterest-sensitive category.
(3)
Estimated principal reductions have been assumed for mortgage-backed securities based upon their current constant prepayment rates. Securities containing embedded options are allocated to the interest-sensitivity period that best reflects the anticipated repricing impact of the embedded option.

(4)
Savings deposits, excluding short-term municipal deposits, are assumed to decline at a rate of 12.5% per year over an eight-year period based upon the nature of their historically stable core deposit relationships. Short-term municipal deposits are included in the 0-6 months category.

(5)
Money fund accounts of individuals, partnerships and corporations and NOW accounts are assumed to decline at a rate of 16.7% per year over a six-year period and 5.9% per year over a seventeen-year period, respectively, based upon the nature of their historically stable core deposit relationships. Money fund accounts of municipalities are assumed to decline at a rate of 20% per year over a five-year period, except for short-term municipal deposits that are included in the 0-6 months category.

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

(8)	Total assets minus total liabilities and equity.
(9)	Total assets as a percentage of total liabilities and equity.

STATE BANCORP, INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of
State Bancorp, Inc.
New Hyde Park, New York

We have audited the accompanying consolidated balance sheets of State Bancorp, Inc. and subsidiaries (the "Company") as of December 31, 2004 and 2003, and the related consolidated statements of income, cash flows, and stockholders' equity and comprehensive income (loss) for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the financial position of State Bancorp, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report, dated March 11, 2005, expressed an unqualified opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting and an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

Philadelphia, PA
March 11, 2005

STATE BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets
December 31, 2004 and 2003

	2004	2003
ASSETS:
Cash and due from banks	$32,934,976	$56,762,269
Securities purchased under agreements to resell	41,000,000	91,000,000
Total cash and cash equivalents	73,934,976	147,762,269
Securities held to maturity (estimated fair value of $29,949,000 in 2004 and $55,231,959 in 2003)	29,990,384	55,065,400
Securities available for sale—at estimated fair value	512,699,498	511,964,686
Loans (net of allowance for probable loan losses of $12,020,443 in 2004 and $10,732,078 in 2003)	766,170,785	700,484,056
Bank premises and equipment—net	6,491,365	7,083,848
Bank owned life insurance	25,879,180	—
Other assets	22,124,779	18,640,104
TOTAL ASSETS	$1,437,290,967	$1,441,000,363

LIABILITIES:
Deposits:
Demand	$294,912,979	$265,691,712
Savings	657,315,486	688,717,586
Time	317,405,613	261,877,605
Total deposits	1,269,634,078	1,216,286,903
Federal funds purchased	—	10,000,000
Securities sold under agreements to repurchase	—	31,601,147
Other borrowings	32,266,489	50,714,149
Junior subordinated debentures	20,620,000	20,000,000
Payable—securities purchases	—	8,612,652
Accrued expenses, taxes and other liabilities	13,720,558	9,073,990
Total liabilities	1,336,241,125	1,346,288,841
COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value, authorized 250,000 shares; 0 shares issued	—	—
Common stock, $5.00 par value, authorized 20,000,000 shares; issued 9,994,822 shares in 2004 and 9,846,853 shares in 2003; outstanding 9,068,827 shares in 2004 and 8,967,102 shares in 2003	49,974,110	46,889,775
Surplus	63,014,247	53,544,877
Retained earnings	4,008,970	5,189,907
Treasury stock (925,995 shares in 2004 and 837,858 shares in 2003)	(15,468,528)	(13,481,356)
Accumulated other comprehensive (loss) income, net of taxes of $(323,915) in 2004 and $1,380,618 in 2003	(478,957)	2,568,319
Total stockholders’ equity	101,049,842	94,711,522
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,437,290,967	$1,441,000,363
See Notes to Consolidated Financial Statements.

STATE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Income
For the Years Ended December 31, 2004, 2003 and 2002
	2004	2003	2002
INTEREST INCOME:
Interest and fees on loans	$49,195,179	$44,401,518	$43,491,358
Federal funds sold and securities purchased under agreements to resell	354,616	444,902	532,335
Securities held to maturity and securities available for sale:
Tax-exempt states and political subdivisions	2,790,461	3,029,829	3,620,202
Mortgage-backed securities	9,668,812	8,201,341	11,771,292
Government Agency securities	6,244,454	7,109,489	6,585,093
Other	1,783,584	1,495,797	1,132,164
Total interest income	70,037,106	64,682,876	67,132,444

INTEREST EXPENSE:
Time certificates of deposit of $100,000 or more	2,867,815	2,469,498	5,247,854
Other deposits and temporary borrowings	8,873,434	8,497,565	9,886,464
Junior subordinated debentures	1,059,304	567,914	104,989
Total interest expense	12,800,553	11,534,977	15,239,307
Net interest income	57,236,553	53,147,899	51,893,137
PROVISION FOR PROBABLE LOAN LOSSES	4,506,000	3,935,004	3,560,000
Net interest income after provision for probable loan losses	52,730,553	49,212,895	48,333,137

OTHER INCOME:
Service charges on deposit accounts	2,278,718	1,617,718	1,478,932
Net security gains	2,149,588	5,841,972	1,696,450
Income from bank owned life insurance	879,180	—	—
Other operating income	1,743,439	1,683,233	1,302,233
Total other income	7,050,925	9,142,923	4,477,615
Income before operating expenses	59,781,478	58,355,818	52,810,752

OPERATING EXPENSES:
Salaries and other employee benefits	23,897,728	22,691,938	19,917,969
Occupancy	4,001,184	3,852,847	3,312,111
Equipment	1,463,855	1,560,448	1,366,314
Legal	2,858,970	3,862,538	3,546,470
Marketing and advertising	1,001,210	1,415,725	2,123,772
Credit and collection	748,285	1,371,048	1,117,573
Audit and assessment	1,222,149	774,587	579,793
Other operating expenses	5,849,849	5,559,950	5,513,360
Total operating expenses	41,043,230	41,089,081	37,477,362

INCOME BEFORE INCOME TAXES	18,738,248	17,266,737	15,333,390
PROVISION FOR INCOME TAXES	5,362,239	5,251,564	4,030,779
NET INCOME	$13,376,009	$12,015,173	$11,302,611
BASIC EARNINGS PER COMMON SHARE	$1.48	$1.35	$1.27
DILUTED EARNINGS PER COMMON SHARE	$1.44	$1.32	$1.24
CASH DIVIDENDS PAID PER COMMON SHARE	$0.56	$0.52	$0.49
WEIGHTED-AVERAGE NUMBER OF SHARES—BASIC	9,023,180	8,899,112	8,926,160
WEIGHTED-AVERAGE NUMBER OF SHARES—DILUTED	9,316,655	9,134,663	9,083,055
See Notes to Consolidated Financial Statements.

STATE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
For the Years Ended December 31, 2004, 2003 and 2002
	2004	2003	2002
OPERATING ACTIVITIES:
Net income	$13,376,009	$12,015,173	$11,302,611
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for probable loan losses	4,506,000	3,935,004	3,560,000
Depreciation and amortization of bank premises and equipment	1,519,631	1,615,482	1,302,171
Amortization of intangibles	36,137	36,137	36,137
Deferred income tax (benefit) expense	(864,304)	483,954	(325,625)
Amortization of net premium on securities	6,009,576	7,556,686	4,589,186
Net security gains	(2,149,588)	(5,841,972)	(1,696,450)
Income from bank owned life insurance	(879,180)	—	—
Amortization of unearned compensation	—	82,601	228,307
(Increase) decrease in other assets	(1,712,992)	7,097,236	(5,534,137)
Increase in accrued expenses, taxes and other liabilities	4,482,342	876,463	2,412,334
Net cash provided by operating activities	24,323,631	27,856,764	15,874,534
INVESTING ACTIVITIES:
Proceeds from maturities of securities held to maturity	85,060,524	41,694,886	65,400
Purchases of securities held to maturity	(59,985,000)	(70,000,000)	(26,425,500)
Proceeds from sales of securities available for sale	302,733,658	724,880,417	530,598,586
Proceeds from maturities of securities available for sale	243,884,912	319,785,591	172,346,644
Purchases of securities available for sale	(563,817,323)	(959,282,050)	(1,010,578,695)
Increase in loans, net	(70,192,729)	(96,730,703)	(71,556,073)
Purchases of bank premises and equipment—net	(927,148)	(819,563)	(2,761,462)
Increase in bank owned life insurance	(25,000,000)	—	—
Net cash used in investing activities	(88,243,106)	(40,471,422)	(408,311,100)
FINANCING ACTIVITIES:
(Decrease) increase in demand and savings deposits	(2,180,833)	239,765,843	206,219,063
Increase (decrease) in time deposits	55,528,008	(170,505,448)	56,097,983
(Decrease) increase in Federal funds purchased	(10,000,000)	5,200,000	4,800,000
(Decrease) increase in securities sold under agreements to repurchase	(31,601,147)	(18,381,853)	49,983,000
(Decrease) increase in other borrowings	(18,447,660)	(1,951,495)	33,566,053
Proceeds from issuance of junior subordinated debentures	620,000	10,000,000	10,000,000
Cash dividends paid	(5,050,091)	(4,565,273)	(4,384,828)
Proceeds from shares issued under the dividend reinvestment plan	2,461,066	2,812,209	1,782,382
Proceeds from stock options exercised	719,650	436,103	222,644
Proceeds from shares issued under the Directors' Stock Plan	30,361	17,226	—
Purchases of treasury stock	(1,987,172)	(1,037,240)	(5,372,967)
Net cash (used in) provided by financing activities	(9,907,818)	61,790,072	352,913,330
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(73,827,293)	49,175,414	(39,523,236)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	147,762,269	98,586,855	138,110,091
CASH AND CASH EQUIVALENTS AT END OF YEAR	$73,934,976	$147,762,269	$98,586,855
SUPPLEMENTAL DATA:
Interest paid	$12,214,917	$11,808,391	$15,218,785
Income taxes paid	$5,699,219	$5,551,010	$3,361,200
Transfer from loans to OREO	$—	$2,650,000	$—
Adjustment to unrealized net gain or loss on securities available for sale	$(3,990,792)	$(4,563,553)	$11,967,144
Dividends declared but not paid as of year end	$1,360,298	$1,196,071	$1,113,946
See Notes to Consolidated Financial Statements.

STATE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity and Comprehensive Income (Loss)
For the Years Ended December 31, 2004, 2003 and 2002

					Accumulated
					Other		Total
	Common		Retained	Treasury	Comprehensive	Unearned	Stockholders’	Comprehensive
	Stock	Surplus	Earnings	Stock	(Loss) Income	Compensation	Equity	Income (Loss)
Balance, January 1, 2002	$41,170,595	$39,202,494	$5,588,315	$(7,071,149)	$(2,427,503)	$(174,323)	$76,288,429
Comprehensive income:
Net income			11,302,611				11,302,611	$11,302,611
Other comprehensive income, net of tax:
Unrealized holding gains during the period								8,756,480
Reclassification for gains included in net income (1)								(1,110,876)
Total other comprehensive income					7,645,604		7,645,604	7,645,604
Total comprehensive income								$18,948,215
Cash dividend ($.50 per share)			(4,414,379)				(4,414,379)
5% stock dividend (389,246 shares at market value)	1,946,230	5,110,800	(7,057,030)				—
Shares issued under the dividend reinvestment plan
(111,296 shares at 95% of market value)	556,480	1,225,902					1,782,382
Stock options exercised	145,090	77,554					222,644
Treasury stock purchased				(5,372,967)			(5,372,967)
Amortization of unearned compensation		98,079				130,228	228,307
Balance, December 31, 2002	43,818,395	45,714,829	5,419,517	(12,444,116)	5,218,101	(44,095)	87,682,631
Comprehensive income:
Net income			12,015,173				12,015,173	$12,015,173
Other comprehensive loss, net of tax:
Unrealized holding gains during the period								898,631
Reclassification for gains included in net income (1)								(3,730,124)
Cash flow hedges (2)								181,711
Total other comprehensive loss					(2,649,782)		(2,649,782)	(2,649,782)
Total comprehensive income								$9,365,391
Cash dividend ($.52 per share)			(4,647,399)				(4,647,399)
5% stock dividend (401,978 shares at market value)	2,009,890	5,587,494	(7,597,384)
Shares issued under the dividend reinvestment plan
(158,239 shares at 95% of market value)	791,195	2,021,014					2,812,209
Stock options exercised	265,510	170,593					436,103
Stock issued under Directors’ Stock Plan	4,785	12,441					17,226
Treasury stock purchased				(1,037,240)			(1,037,240)
Amortization of unearned compensation		38,506				44,095	82,601
Balance, December 31, 2003	46,889,775	53,544,877	5,189,907	(13,481,356)	2,568,319	—	94,711,522
Comprehensive income:
Net income			13,376,009				13,376,009	$13,376,009
Other comprehensive loss, net of tax:
Unrealized holding losses during the period								(1,348,301)
Reclassification for gains included in net income (1)								(1,423,771)
Cash flow hedges (2)								(275,204)
Total other comprehensive loss					(3,047,276)		(3,047,276)	(3,047,276)
Total comprehensive income								$10,328,733
Cash dividend ($.58 per share)			(5,214,318)				(5,214,318)
5% stock dividend (427,776 shares at market value)	2,138,880	7,203,748	(9,342,628)				—
Shares issued under the dividend reinvestment plan
(110,744 shares at 95% of market value)	553,720	1,907,346					2,461,066
Stock options exercised	385,475	334,175					719,650
Stock issued under Directors’ Stock Plan	6,260	24,101					30,361
Treasury stock purchased				(1,987,172)			(1,987,172)
Balance, December 31, 2004	$49,974,110	$63,014,247	$4,008,970	$(15,468,528)	$(478,957)	$—	$101,049,842

See Notes to Consolidated Financial Statements.

(1)	Net of taxes of $585,574, $2,111,848 and $725,818 in 2002, 2003 and 2004, respectively.
(2)	Net of taxes of $120,938 and $(183,164) in 2003 and 2004, respectively

STATE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES
Organization and Nature of Operations—The consolidated financial statements include the accounts of State Bancorp, Inc. and its wholly owned subsidiary, State Bank of Long Island (the "Bank"), and its unconsolidated wholly owned subsidiaries, State Bancorp Capital Trust I and State Bancorp Capital Trust II. The Bank's consolidated financial statements include the accounts of its wholly owned subsidiaries, SB Portfolio Management Corp. ("SB Portfolio"), SB Financial Services Corp. ("SB Financial"), SB ORE Corp., Studebaker-Worthington Leasing Corp. ("SWLC") and New Hyde Park Leasing Corporation and its subsidiary,
P.W.B. Realty, L.L.C. SB Portfolio and SB Financial are Delaware-based subsidiaries formed in June 1998. SB Portfolio manages a portfolio of fixed income investments, and SB Financial provides balance sheet management services with a focus on interest rate risk management. SWLC is a leasing subsidiary acquired as of February 1, 2001. State Bancorp, Inc. and subsidiaries are collectively referred to hereafter as the "Company." All intercompany accounts and transactions have been eliminated.
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
Basis of Presentation—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting periods. Actual results could differ from those estimates.
The accounting and reporting policies of the Company conform with accounting principles generally accepted in the United States of America which includes general practice within the banking industry. The following is a summary of the more significant accounting and reporting policies:
Securities Held to Maturity and Securities Available for Sale—At the time of purchase of a security, the Bank designates the security as either available for sale or held to maturity, depending upon investment objectives, liquidity needs and intent. Securities held to maturity are stated at cost, adjusted for premium amortized or discount accreted, if any. The Bank has the positive intent and ability to hold such securities to maturity. Securities available for sale are stated at estimated fair value. Unrealized gains and losses are excluded from income and reported net of tax as accumulated other comprehensive income (loss) as a separate component of stockholders' equity until realized. Interest earned on investment securities is included in interest income. Realized gains and losses on the sale of securities are reported in the consolidated statements of income and determined using the adjusted cost of the specific security sold.
Income Recognition—Interest on loans is credited to income when earned. The Bank discontinues the accrual of interest on loans whenever there is reasonable doubt that interest and/or principal will be collected, or when either principal or interest is 90 days or more past due and the loan is not well collateralized and in the process of collection. Income is not accrued for installment loans which are 90 days past due unless the Bank holds cash collateral. Interest received on nonaccrual loans is either applied against principal or reported as income, according to management's judgment as to the collectibility of the principal.
Allowance for Probable Loan Losses—The allowance for probable loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance when management believes that the collectibility of the principal is unlikely, while recoveries of previously charged-off loans are credited to the allowance. The balance in the allowance for probable loan losses is maintained at a level that, in the opinion of management, is sufficient to absorb probable losses. To determine that level, management identifies problem loans based on the financial condition of the borrower, the value of any collateral and/or guarantor support. Based upon the resultant risk categories assigned to each loan and the procedures regarding impairment described below, an appropriate reserve level is determined. Management also evaluates the quality of, and changes in, the portfolio, while also taking into consideration the Bank's historical loss experience, the existing economic climate of the service area in which the Bank operates, examinations by regulatory authorities, internal reviews and other evaluations in determining the appropriate allowance balance. While management utilizes all available information to estimate the adequacy of the allowance for probable loan losses, the ultimate collectibility of a substantial portion of the loan portfolio and the need for future additions to the allowance will be based upon changes in economic conditions and other relevant factors.
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

STATE BANCORP, INC. AND SUBSIDIARIES

Bank Premises and Equipment—Net—Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation expense is computed on the straight-line method over the estimated useful lives of the related assets which range from 3 to 40 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining terms of the leases.
Loan Origination Fees and Costs—Certain loan origination fees and direct origination costs may be capitalized and recognized as an adjustment of the yield on the related loan.
Income Taxes—The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Company's consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial accounting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. As changes in tax laws are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.
The Company's New York state income tax returns are under examination for the years ended December 31, 1999, 2000 and 2001. At this time, management cannot estimate the likelihood that the examination will change the tax liability for the years under examination. As such, no liability has been recognized in the consolidated balance sheets at December 31, 2004 and 2003.
Treasury Stock—Stock held in treasury by the Company is accounted for using the cost method, which treats stock held in treasury as a reduction to total stockholders' equity.
Cash Dividends—Cash dividends per common share have been restated to give retroactive effect to stock dividends and splits.
Stock Dividends—Stock dividends issued are recorded by transferring the aggregate market value of the shares issued from retained earnings to common stock and surplus. All per share information, included in the consolidated financial statements and the notes thereto, has been restated to give retroactive effect to stock dividends.
Earnings Per Common Share—Basic earnings per common share is computed based on the weighted-average number of shares outstanding. Diluted earnings per share is computed based on the weighted-average number of shares outstanding, increased by the number of common shares that are assumed to have been purchased with the proceeds from the exercise of stock options (treasury stock method). These purchases were assumed to have been made at the average market price of the common stock. The average market price is based on the average closing price for the common stock. Retroactive recognition has been given for stock dividends.

For the Years Ended December 31,	2004	2003	2002
Net income	$13,376,009	$12,015,173	$11,302,611
Average dilutive stock options outstanding	840,938	791,767	638,718
Average exercise price per share	$15.09	$13.14	$11.66
Average market price	$23.17	$18.70	$15.45
Weighted-average common shares outstanding	9,023,180	8,899,112	8,926,160
Increase in shares due to exercise of options—diluted basis	293,475	235,551	156,895
Adjusted shares outstanding—diluted	9,316,655	9,134,663	9,083,055
Net income per share—basic	$1.48	$1.35	$1.27
Net income per share—diluted	$1.44	$1.32	$1.24

Comprehensive Income (Loss)—The Company presents as a component of comprehensive income (loss) the amounts from transactions and other events which currently are excluded from the statements of income and are recorded directly to stockholders' equity in accumulated other comprehensive income (loss), net of taxes.
Statements of Cash Flows—For the purpose of presenting the statements of cash flows, the Company considers Federal funds sold and securities purchased under agreements to resell to be cash equivalents because such assets are convertible into fixed amounts of cash within several days of initial purchase. The Company may enter into purchases of U.S. Treasury, Government Agency and mortgage-backed securities under agreements to resell.
Securities Sold Under Agreements to Repurchase—The Company may utilize borrowings collateralized by U. S. Treasury, Government Agency and mortgage-backed securities. These funds generally mature within one to seven days and are reflected on the balance sheet at the amount of the cash received.
Loans Foreclosed—Property acquired through foreclosure (other real estate owned or "OREO") is stated at the lower of cost or fair value less estimated selling costs. Losses arising at the time of foreclosure are charged against the allowance for probable loan losses. Revenues and expenses from operations or changes in the carrying value of these assets are included in operating expenses.
Intangibles—Intangibles consist of the excess market value of leases acquired. Intangibles are carried at cost less accumulated amortization. Amortization is provided over the period of anticipated benefit (17 to 19 years). Management evaluates the carrying amount of intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has not recognized an impairment loss based on this evaluation.
Goodwill—The excess of cost over fair value of net assets acquired generated from the acquisition of SWLC in February 2001, is amortized by the straight-line method over 20 years. Effective January 1, 2002, goodwill has not been amortized, but is reviewed annually for impairment and no evidence of impairment has been identified.
Accounting for Stock Options—The Company accounts for stock-based compensation using the intrinsic value method which recognizes as expense the difference between the market value of the stock and the exercise price at grant date. The Company discloses the pro forma effects of accounting for stock-based compensation using the fair value method.

STATE BANCORP, INC. AND SUBSIDIARIES

In December 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123." SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This Statement is effective for financial statements for fiscal years ending after December 15, 2002. The Company adopted SFAS No. 148 as of December 31, 2002, and the impact of such adoption did not have a material impact on the Company's financial statements.
The estimated fair value of options granted during 2004 and 2003 was $5.95 and $4.40 per share, respectively. The Company applies Accounting Principles Board Opinion ("APB") No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its incentive stock option plans. Had compensation cost for the Company's four plans been determined at the fair value on the grant dates for awards under those plans, consistent with the method in SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.
	2004	2003	2002
Net income, as reported	$13,376,009	$12,015,173	$11,302,611
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(389,441)	(278,192)	(228,057)
Pro forma net income	$12,986,568	$11,736,981	$11,074,554
Earnings per share:
Basic—as reported	$1.48	$1.35	$1.27
Basic—pro forma	$1.44	$1.32	$1.24
Diluted—as reported	$1.44	$1.32	$1.24
Diluted—pro forma	$1.39	$1.28	$1.22

The fair value of options granted under the Company's incentive stock option plans during 2004, 2003 and 2002 was estimated on the date of grant using the Black-Scholes Single Option-Pricing Model with the following weighted-average assumptions used:

	2004	2003	2002
Dividend yield	2.5%	3.1%	3.4%
Expected volatility	25.5%	28.4%	17.7%
Risk-free interest rate	3.55%	3.38%	4.77%
Expected life of options	7.3 years	7.4 years	7.3 years

Accounting for Derivatives—The Company uses interest rate swap agreements to manage its exposure to fluctuations in interest rates on a portion of its variable rate commercial loan portfolio. The agreements qualify as cash flow hedges. Gains and losses in the fair value of a cash flow hedge are recorded to other comprehensive income for the effective portion of the hedge and would be reclassified to earnings should the hedge become ineffective. Amounts to be received under the swap agreement are recognized as an addition to interest income in the Company's consolidated statements of income during the period in which they accrue. The Company does not hold any derivative financial instruments for trading purposes.
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
At December 31, 2004 and 2003, the Company is party to two swap agreements with terms expiring in September 2007 that economically hedge a portion of the interest rate variability in its portfolio of prime rate loans. The agreements effectively require the Company to pay prime interest rate and receive a fixed rate of 6.01% from the counter-party on $50 million of loan assets. The fair value of the swap agreements was ($440,423) and $350,107, inclusive of accrued interest of $17,944 and $47,458, at December 31, 2004 and 2003, respectively, and is contained within other assets in the consolidated balance sheets. For the twelve months ended December 31, 2004 and 2003, the Company recognized interest income of $849,701 and $318,250, respectively, under the agreements.
Accounting for Bank Owned Life Insurance—In February 2004, the Company purchased $25 million in Bank Owned Life Insurance as a mechanism for funding current and future employee benefit costs. The Company is the beneficiary of this policy that insures the lives of certain officers of its subsidiaries. The Company has recognized the cash surrender value under the insurance policy as an asset in the consolidated balance sheets. Changes in the cash surrender value are recorded in other operating income.
Recent Accounting Developments—In January 2003, the FASB issued FASB Interpretation ("FIN") No. 46, "Consolidation of Variable Interest Entities" which was revised in December 2003 by the issuance of FIN No. 46(R). The Interpretation clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46(R) is effective for the Company for financial statements issued after December 15, 2003. The Company has participated in the issue of trust preferred securities through trusts established for such purpose. Effective December 31, 2003, the Company adopted this statement requiring the Company to deconsolidate the trust preferred security trusts. Such adoption did not have a material impact on the Company's financial statements.

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
In March 2004, the FASB Emerging Issues Task Force ("EITF") reached a consensus regarding EITF 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The consensus provides guidance for evaluating whether an investment is other-than-temporarily impaired and was effective for other-than-temporary impairment evaluations made in reporting periods beginning after June 15, 2004. However, the guidance contained in paragraphs 10-20 of this Issue has been delayed by FASB Staff Position ("FSP") EITF Issue 03-1-1, "Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1, ‘The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments'," posted September 30, 2004. The delay of the effective date for paragraphs 10-20 will be superseded concurrent with the final issuance of proposed FSP EITF Issue 03-1-a, "Implementation Guidance for the Application of Paragraph 16 of EITF Issue No. 03-1, ‘The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments'."
The proposed FSP would provide implementation guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairment. The disclosures continue to be effective for the Company's financial statements for fiscal years ending after December 15, 2003, for investments accounted for under SFAS No. 115.
The determination of whether a decline in market value is other-than-temporary is necessarily a matter of subjective judgment. The timing and amount of any realized losses reported in the Company's financial statements could vary if management's conclusions were to change as to whether an other-than-temporary impairment exists. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer's financial condition, the Company's management considers whether the securities are issued by the U.S. Government or its agencies, whether downgrades by bond rating agencies have occurred and industry analysts' reports. The Company's management currently conducts impairment evaluations at least on a quarterly basis and has concluded that, at December 31, 2004, there were no other-than-temporary impairments of the Company's investment securities. During 2004, the Company recognized a $188,332 after-tax charge to earnings representing the other-than-temporary impairment of one preferred equity security.

Information pertaining to securities with gross unrealized losses at December 31, 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less than 12 Months		12 Months or Longer		Total
	Gross		Gross		Gross
	Unrealized	Estimated	Unrealized	Estimated	Unrealized	Estimated
	Losses	Fair Value	Losses	Fair Value	Losses	Fair Value
Securities Held to Maturity:
Government Agency securities	$(41,384)	$29,949,000	$—	$—	$(41,384)	$29,949,000
Securities Available for Sale:
Obligations of states and political subdivisions	(311,301)	32,599,067	—	—	(311,301)	32,599,067
Government Agency securities	(481,537)	131,183,043	—	—	(481,537)	131,183,043
Corporate securities	(142,733)	19,287,000	—	—	(142,733)	19,287,000
Mortgage-backed securities and collateralized mortgage obligations	(1,116,585)	128,728,492	(235,878)	12,555,592	(1,352,463)	141,284,084
Total Securities Available for sale	(2,052,156)	311,797,602	(235,878)	12,555,592	(2,288,034)	324,353,194
Total Securities	$(2,093,540)	$341,746,602	$(235,878)	$12,555,592	$(2,329,418)	$354,302,194

The securities that have been in a continuous loss position for 12 months or longer in the table above may be categorized as either: (1) Adjustable rate mortgage-backed securities totaling $11,197,806 or (2) Fixed rate mortgage-backed securities totaling $1,357,786.
The market value, and therefore the loss position, for each type of bond responds differently to market conditions. In management's opinion, those market conditions are temporary in nature and provide the basis for the Company's belief that the declines are temporary. The adjustable rate securities have coupons that reset at some pre-determined point to the then current market rates. When the coupon is reset to current market rates, the security's market value also resets, reflecting a current market value and therefore, in all likelihood, removing any loss conditions.
Fixed rate mortgage-backed securities not only respond to changes in interest rates, but changes in the amount of cash flow as determined by prepayments. When interest rates fall, mortgage holders are induced to refinance their existing loans at a lower rate, causing prepayments to occur. This increase in cash flow effectively reduces the yield on the security and the market will tend to value those securities lower.

STATE BANCORP, INC. AND SUBSIDIARIES

However, as prepayments abate as a result of a number of factors including higher interest rates and burnout, the reduced cash flow on a fixed rate mortgage-backed security effectively raises the yield on the bond and the market will value higher.
The securities that have been in a continuous loss position for 12 months or longer in the prior table were purchased in an environment of historically low interest rates and the Company expects the likelihood of an increase in interest rates to be greater than the likelihood of a decline in interest rates. Higher interest rates will cause the adjustable mortgage rate securities to reset their coupons at higher levels and therefore, their market value will increase to reflect the higher coupon. The Company anticipates a reduction in prepayments on the fixed rate mortgage-backed securities. The reduced cash flow would increase the yield and the market value should reflect the higher yield. It is important to note that every category of security mentioned above will mature at a specified date and at par value. Any temporary changes in market value due to market rates will have no impact on the security's ultimate value at maturity.
Management of the Company believes the securities are providing an attractive level of interest income and, as the Bank has access to various alternate liquidity sources, the ability to hold these securities until maturity exists. The Bank has no intention now, or in the foreseeable future, of liquidating these securities; however, they remain classified as "available for sale" and could be sold, regardless of their market value, should business conditions warrant such sale.
In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment." This Statement is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation," and supercedes APB No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions and is effective for the Company for financial statements issued after June 15, 2005. The Company's management is still in the process of evaluating the impact of applying SFAS No. 123(R) on the Company's financial statements.
Reclassifications—Certain reclassifications have been made to prior years' amounts to conform them to the current year's presentation.

2. SECURITIES HELD TO MATURITY AND SECURITIES AVAILABLE FOR SALE
The amortized cost, gross unrealized gains and losses and estimated fair value of securities held to maturity and securities available for sale at December 31, 2004 and 2003, are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
December 31, 2004	Cost	Gains	Losses	Fair Value
Securities Held to Maturity:
Government Agency securities	$29,990,384	$—	$(41,384)	$29,949,000
Securities Available for Sale:
Obligations of states and political subdivisions	53,247,451	644,097	(311,301)	53,580,247
Government Agency securities	162,313,981	165,974	(481,537)	161,998,418
Corporate securities	38,321,076	25,000	(142,733)	38,203,343
Mortgage-backed securities and collateralized mortgage obligations	259,161,494	1,108,459	(1,352,463)	258,917,490
Total Securities Available for Sale	513,044,002	1,943,530	(2,288,034)	512,699,498
Total Securities	$543,034,386	$1,943,530	$(2,329,418)	$542,648,498
		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
December 31, 2003	Cost	Gains	Losses	Fair Value
Securities Held to Maturity:
Obligations of states and political subdivisions	$65,400	$1,559	$—	$66,959
Government Agency securities	55,000,000	165,000	—	55,165,000
Total Securities Held to Maturity	55,065,400	166,559	—	55,231,959
Securities Available for Sale:
Obligations of states and political subdivisions	94,528,691	3,732,529	(114,168)	98,147,052
Government Agency securities	91,875,579	575,620	(2,710)	92,448,489
Corporate securities	40,622,586	293,805	(262,541)	40,653,850
Mortgage-backed securities and collateralized mortgage obligations	281,291,542	1,005,121	(1,581,368)	280,715,295
Total Securities Available for Sale	508,318,398	5,607,075	(1,960,787)	511,964,686
Total Securities	$563,383,798	$5,773,634	$(1,960,787)	$567,196,645

STATE BANCORP, INC. AND SUBSIDIARIES

The amortized cost and estimated fair value of securities held to maturity and securities available for sale at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Estimated
	Cost	Fair Value
Securities Held to Maturity:
Due after ten years	$29,990,384	$29,949,000
Securities Available for Sale:
Due in one year or less	$15,199,376	$15,175,288
Due after one year through five years	92,178,120	91,844,917
Due after five years through ten years	59,605,873	59,675,535
Due after ten years	86,899,139	87,086,268
Subtotal	253,882,508	253,782,008
Mortgage-backed securities and collateralized mortgage obligations	259,161,494	258,917,490
Total Securities Available for Sale	$513,044,002	$512,699,498

In 2004, 2003 and 2002, gross gains of $3,021,312, $6,620,272 and $2,244,632 and gross losses of $871,724, $778,300 and $548,182, respectively, were realized on the sale of securities available for sale.
At December 31, 2004, the Bank did not own any securities held to maturity or securities available for sale for any one issuer in excess of 10% of stockholders' equity.
Securities held to maturity and securities available for sale with an amortized cost of $468,170,086 and $457,978,728 and an estimated fair value of $467,596,442 and $458,023,812 at December 31, 2004 and 2003, respectively, were pledged for public deposits, securities sold under agreements to repurchase, other short-term borrowings and fiduciary purposes.

3. LOANS—NET
At December 31, 2004 and 2003, net loans consisted of the following:

	2004	2003
Commercial and industrial	$277,398,958	$278,442,678
Real estate—mortgage	374,307,089	334,945,969
Real estate—construction	73,648,204	54,292,612
Lease receivables	34,844,406	23,962,387
Loans to individuals	8,723,662	7,843,380
Tax exempt and other	9,496,384	11,956,583
Gross loans	778,418,703	711,443,609
Less:
Unearned income	227,475	227,475
Allowance for probable loan losses	12,020,443	10,732,078
Loans—net	$766,170,785	$700,484,056

The Bank's real estate loans and loan commitments are primarily for properties located throughout Long Island, New York. It is the Bank's policy to spread risk among a broad range of industries and to monitor concentration and associated levels of risk on an ongoing basis. As of December 31, 2004 and 2003, the concentration of loans exceeding 10% of total loans was the Bank's loans totaling $129,906,000 and $105,766,000, respectively, to real estate operators, lessors and developers and $112,072,000 and $81,562,000, respectively, to building construction contractors. Repayment of these loans is dependent in part upon the overall economic health of the Company's market area and current real estate values. Credit losses arising from lending transactions in these industries compare favorably with the Bank's credit loss experience on its portfolio as a whole. The Bank considers the credit circumstances, the nature of the project and loan to value ratios for all real estate loans.
The Bank makes loans to its directors and executive officers, and other related parties, in the ordinary course of its business. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not bear more than normal credit risk. Loans made to directors and executive officers, either directly or indirectly, totaled $2,500,139 and $2,034,758 at December 31, 2004 and 2003, respectively. New loans totaling $905,239 and $1,890,768 were extended and payments of $439,858 and $864,057 were received during 2004 and 2003, respectively, on these loans.
Activity in the allowance for probable loan losses for the three years ended December 31, 2004 is as follows:

	2004	2003	2002
Balance, January 1	$10,732,078	$10,045,516	$9,255,414
Provision charged to income	4,506,000	3,935,004	3,560,000
Charge-offs, net of recoveries of $187,323, $303,824 and $201,645	(3,217,635)	(3,248,442)	(2,769,898)
Balance, December 31	$12,020,443	$10,732,078	$10,045,516

As of December 31, 2004, 2003 and 2002, the recorded investment in loans that are considered to be impaired is summarized below.

	2004	2003	2002
Amount measured using the present value of expected future cash flows, discounted at each loan’s effective interest rate	$—	$433,088	$3,352,079
Impaired collateral - dependent loans	3,275,403	7,747,117	1,602,115
Total amount evaluated as impaired	$3,275,403	$8,180,205	$4,954,194
Average impaired loan balance	$4,579,424	$7,814,272	$6,486,261
Interest income recognized on impaired loans	$71,665	$67,395	$7,903

STATE BANCORP, INC. AND SUBSIDIARIES

As a result of the Bank's measurement of impaired loans, an allowance for probable loan losses of approximately $1,492,000 and $2,755,000 was established for $3,275,403 and $7,267,664 of the total impaired loans at December 31, 2004 and 2003, respectively. No specific allowance was required for the remaining balance of impaired loans in 2003.
At December 31, 2004 and 2003, loans with unpaid principal balances on which the Bank is no longer accruing interest income were $5,273,807 and $8,665,653, respectively. Interest income would have been approximately $137,000, $372,000 and $358,000 greater in 2004, 2003 and 2002, respectively, had these loans been current. Interest income on total nonaccrual loans, which is recorded only when received, amounted to approximately $31,000, $24,000 and $0 for 2004, 2003 and 2002, respectively.
At December 31, 2004 and 2003, there were no restructured loans still accruing interest. Interest income would have been approximately $3,000 greater in 2002 had restructured accruing loans performed according to their original terms.
At December 31, 2004 and 2003, commercial real estate mortgages of $151,439,130 and $129,842,977, respectively, were pledged at the Federal Home Loan Bank of New York ("FHLB").

4. BANK PREMISES AND EQUIPMENT—NET
At December 31, 2004 and 2003, Bank premises and equipment consisted of the following:

		Accumulated
		Depreciation/	Net Book
	Cost	Amortization	Value
December 31, 2004:
Building	$2,537,344	$1,161,351	$1,375,993
Leasehold improvements	3,966,258	1,548,744	2,417,514
Furniture and fixtures	4,924,979	3,199,993	1,724,986
Computer equipment and software	5,167,025	4,194,153	972,872
Total	$16,595,606	$10,104,241	$6,491,365
December 31, 2003:
Building	$2,526,651	$1,076,300	$1,450,351
Leasehold improvements	3,881,030	1,296,134	2,584,896
Furniture and fixtures	4,695,761	2,870,784	1,824,977
Computer equipment and software	4,801,070	3,577,446	1,223,624
Total	$15,904,512	$8,820,664	$7,083,848

Depreciation expense totaled $1,519,631 and $1,615,482 for the years ended December 31, 2004 and 2003, respectively.

5. OTHER ASSETS
At December 31, 2004 and 2003, other assets consisted of the following:

	2004	2003
Interest receivable—investments	$4,048,235	$3,114,683
Interest receivable—loans	2,823,627	2,463,622
Net deferred income taxes	4,089,815	1,520,976
Current income tax receivable	—	519,938
Prepaid expenses	1,115,118	1,092,332
Excess market value of leases acquired (net of accumulated amortization of $439,654 and $403,517)	182,812	218,949
Goodwill (excess of cost over fair value of assets acquired, net of accumulated amortization of $110,000)	2,390,924	2,390,924
Cash surrender value of life insurance policies	1,621,424	1,640,424
Customer sweep accounts, net balances	1,103,000	—
Other real estate owned	2,650,000	2,650,000
Other	2,099,824	3,028,256
Total	$22,124,779	$18,640,104

6. LINES OF CREDIT AND BORROWED FUNDS
At December 31, 2004 and 2003, correspondent banks extended unsecured lines of credit aggregating $47,000,000 and $38,450,000, respectively, as well as $10,000,000 and $10,000,000, respectively, in secured lines, to the Bank for the purchase of Federal funds and for foreign exchange transactions. Federal funds purchased and securities sold under agreements to repurchase generally mature within one to seven days from the transaction date.
In addition to the above, the Bank may use a secured line of credit with the FHLB for overnight funding or on a term basis to match fund asset purchases. Based upon a multiple of the FHLB stock that the Bank currently owns combined with approximately $221,000,000 of collateral, including approximately $151,000,000 in commercial real estate mortgages, it currently has pledged at FHLB, approximately $123,000,000 of this line may be drawn on a term or overnight basis. The FHLB line is renewed annually.
As a result of the acquisition of its leasing subsidiary, SWLC, in February of 2001, another component of the Bank's borrowed funds is obligations under equipment lease financing that are secured by the underlying collateral.

STATE BANCORP, INC. AND SUBSIDIARIES

The following summarizes borrowed funds at December 31, 2004 and 2003:
					Weighted-Average Interest
	Outstanding at		Average Amount		Rate on Average
	December 31,		Outstanding		Amount Outstanding
	2004	2003	2004	2003	2004	2003
Federal funds purchased	$—	$10,000,000	$7,021,000	$6,778,000	1.41%	1.36%
Securities sold under agreements to repurchase	$—	$31,601,147	$41,652,000	$17,252,000	1.44%	1.29%
FHLB—overnight and term	$32,000,000	$50,000,000	$77,390,000	$27,485,000	1.41%	1.25%
Obligations under equipment lease financing	$266,489	$714,149	$563,000	$1,965,000	11.60%	9.21%

7. JUNIOR SUBORDINATED DEBENTURES
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
Trust II is an unconsolidated wholly owned subsidiary of the Company, has no independent operations and issued securities that contained the full and unconditional guarantee of its parent, the Company.
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
Trust I is an unconsolidated wholly owned subsidiary of the Company, has no independent operations and issued securities that contained the full and unconditional guarantee of its parent, the Company.
During 2004, the weighted average rate on all of the Company's junior subordinated debentures was 4.63%.

8. INCOME TAXES
The components of income tax expense for the years ended December 31, 2004, 2003 and 2002, are as follows:

	2004	2003	2002
Federal:
Current	$5,845,209	$3,950,960	$3,877,081
Deferred	(884,000)	517,438	(156,556)
Subtotal	4,961,209	4,468,398	3,720,525
State:
Current	381,334	816,650	479,323
Deferred	19,696	(33,484)	(169,069)
Subtotal	401,030	783,166	310,254
Total	$5,362,239	$5,251,564	$4,030,779

Total income tax expense was different from the amounts computed by applying the statutory Federal income tax rate to income before income taxes due to the following:
	2004		2003		2002
		% of Pretax		% of Pretax		% of Pretax
	Amount	Income	Amount	Income	Amount	Income
Income tax expense at statutory rate	$6,558,387	35.0%	$6,043,358	35.0%	$5,366,687	35.0%
Surtax exemption	(47,783)	(0.3)	(172,667)	(1.0)	(153,334)	(1.0)
(Reduction) increase in taxes resulting from:
Tax-exempt interest on investments, net of interest expense disallowed	(929,975)	(5.0)	(1,122,087)	(6.5)	(1,312,877)	(8.6)
Bank owned life insurance	(305,471)	(1.6)	—	—	—	—
State income tax—net of Federal tax benefit	261,692	1.4	516,890	3.0	204,768	1.3
Other	(174,611)	(0.9)	(13,930)	(0.1)	(74,465)	(0.4)
Income tax expense	$5,362,239	28.6%	$5,251,564	30.4%	$4,030,779	26.3%

STATE BANCORP, INC. AND SUBSIDIARIES

At December 31, 2004 and 2003, the deferred tax assets and liabilities are composed of the following:

December 31,	2004	2003
Deferred tax assets:
Allowance for probable loan losses	$4,836,576	$4,139,830
Intangible assets	198,782	303,684
AMT credits, state NOL and other	32,232	362,282
Subtotal	5,067,590	4,805,796
Deferred tax liabilities:
Unrealized holding loss (gain) on securities available for sale	323,915	(1,380,618)
Leasing activities	(1,301,690)	(1,904,202)
Subtotal	(977,775)	(3,284,820)
Net deferred tax assets	$4,089,815	$1,520,976

The deferred tax assets and liabilities are netted and presented in a single amount, which is included in other assets in the accompanying consolidated balance sheets. The income tax expense associated with net security gains amounted to $725,818, $2,111,848 and $585,574 in 2004, 2003 and 2002, respectively.

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

At December 31, 2004, 377,683 options for the purchase of 483,710 shares were exercisable, and 456,224 shares were reserved for possible issuance. All stock options held by a participant will become immediately exercisable in the event of a change in control of the Company, as defined in the Company's stock option plans. A summary of stock option activity follows after giving retroactive effect to all stock splits and dividends:

			Option Price		Weighted-Average
	Number	Number	(Approximate Fair		Exercise Price
	of Options	of Shares	Value at Date of Grant)	Total	Per Share
Outstanding—January 1, 2002	428,075	602,744	$12.625-$ 23.00	$6,697,918	$11.11
Granted	126,850	146,727	$17.30	2,194,505	$14.96
Exercised	(17,093)	(32,995)	$12.625-$ 17.25	(222,644)	$6.75
Cancelled or forfeited	(3,250)	(3,904)	$13.00-$ 17.30	(51,359)	$13.16
Outstanding—December 31, 2002	534,582	712,572	$12.625-$ 23.00	8,618,420	$12.09
Granted	124,900	137,639	$18.00	2,248,200	$16.33
Exercised	(31,856)	(57,375)	$12.625-$ 23.00	(436,103)	$7.60
Cancelled or forfeited	(1,200)	(1,354)	$17.30-$ 18.00	(21,180)	$15.64
Outstanding—December 31, 2003	626,426	791,482	$13.00-$ 23.00	10,409,337	$13.14
Granted	129,100	135,551	$24.14	3,116,474	$22.99
Exercised	(49,074)	(79,212)	$13.00-$23.00	(719,650)	$9.08
Cancelled or forfeited	(6,039)	(6,883)	$13.00-$24.14	(111,059)	$16.13
Outstanding—December 31, 2004	700,413	840,938	$13.00-$23.00	$12,695,102	$15.09

The following summarizes shares subject to purchase from options outstanding and exercisable as of December 31, 2004:

		Weighted-Average
	Shares	Remaining	Weighted-Average	Shares	Weighted-Average
Range of Exercise Prices	Outstanding	Contractual Life	Exercise Price	Exercisable	Exercise Price
$ 7.58-$ 9.90	92,116	2.5 years	$9.43	92,116	$9.43
$12.34-$14.94	408,857	4.8 years	$13.25	287,254	$12.99
$15.70-$22.99	339,965	7.1 years	$18.83	104,340	$15.93
	840,938	5.5 years	$15.09	483,710	$12.95

The following presents information on options exercisable at December 31, 2004, 2003 and 2002:

At December 31,	2004	2003	2002
Number of options exercisable	377,683	305,866	232,629
Number of shares exercisable	483,710	419,806	347,280
Weighted-average exercise price	$12.95	$12.00	$11.03

STATE BANCORP, INC. AND SUBSIDIARIES

10. EMPLOYEE BENEFIT PLANS
The Bank has an Employee Stock Ownership Plan (the "ESOP") which is a defined contribution plan covering substantially all full-time employees. Bank contributions to the ESOP represent a minimum of 3% of an employee's annual gross compensation. Employees become 20% vested after two years of employment, with an additional 20% vesting each year. Full vesting takes place upon the completion of six years of employment. Employee contributions are not permitted. At December 31, 2004, the ESOP had all of its assets invested in the Company's common stock. The Bank funds all amounts when due.
In conjunction with the Rights Offering in July 1996, the ESOP borrowed $1,200,000 from the Company to purchase 175,330 (adjusted for stock dividends) of the Company's shares. As such, the Company recorded a deduction from stockholders' equity to reflect the unearned compensation for the shares. As the unearned shares were released from collateral and allocated among participants, the Company recognized compensation expense equal to the current market price of the shares released. As of December 31, 2003, all shares have been released from collateral and allocated among participants. Compensation expense of $108,227 is applicable to the 5,845 shares allocated in 2003. Contributions under the ESOP charged to operations amounted to $1,382,645, $1,229,019 and $1,144,799 in 2004, 2003 and 2002, respectively.
The Bank has a 401(k) Retirement Plan and Trust (the "401(k) Plan"), which covers substantially all full-time employees. Employees may elect to contribute up to 16% of their annual gross compensation to the 401(k) Plan, and the Bank will match one-half of the employee's contribution up to a maximum of 3% of the employee's annual gross compensation. Employees are fully vested in both their own and the Bank's contributions. Bank contributions under the 401(k) Plan amounted to $437,757, $408,118 and $322,564 in 2004, 2003 and 2002, respectively. The Bank funds all amounts when due. At December 31, 2004, contributions to the 401(k) Plan were invested in bond, equity, money market, capital appreciation, international equity, emerging markets equity or diversified funds as directed by each employee.
During 1995, the Bank adopted nonqualified deferred compensation plans (the "Plans") for each officer for whom contributions under the ESOP are limited by the applicable provisions of the Internal Revenue Code. Bank contributions under the Plans totaled $90,366, $71,221 and $70,773 in 2004, 2003 and 2002, respectively.

11. COMMITMENTS AND CONTINGENT LIABILITIES
Leases—The Bank is obligated under various leases covering certain equipment, branches, office space and the land on which its head office is built. The minimum payments under these leases, certain of which contain escalation clauses, are:

2005	$2,516,802
2006	1,994,610
2007	1,957,629
2008	1,936,692
2009	1,769,442
Remainder to 2012	3,315,386
Total	$13,490,561

Rent expense was approximately $2,394,000, $2,281,000 and $2,099,000 for 2004, 2003 and 2002, respectively.
Directors' Incentive Retirement Plan—The Company has a Directors' Incentive Retirement Plan for former directors of the Company who elect to retire after having completed certain minimum service requirements. Under the retirement plan, directors who elect to retire are entitled to receive, for a period of five years after such retirement, certain compensation, as defined in the retirement plan, as long as such director continues to consult with the Company in an advisory capacity (or, if the director expires prior to the completion of the consulting period, the beneficiary or estate designated by the director is entitled to receive such remaining compensation).
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
Directors' Stock Plan—The Company approved a Directors' Stock Plan in 1998 for each outside director and the secretary to the Board of Directors. Pursuant to the plan, on January 1, 1999 and 2000, each participant received an award of share credits for 100 shares of Company Stock. On January 1, 2001, 2002 and 2003, each participant received an award of 200 share credits. On January 1, 2004, each participant received an award of share credits calculated as follows: (i) for January 1, 2003 through June 30, 2003, an award of 100 share credits, and (ii) for July 1, 2003 through December 31, 2003, an award of share credits equal in amount to $7,000 divided by the market value of one share of Stock as of December 31, 2003. Effective as of January 1 of each calendar year starting January 1, 2005, each participant will be granted an award of share credits in respect of the preceding year in an amount equal to $14,000 divided by the market value of one share of Stock as of the last reported sale price during the last calendar year. All awards are pro-rated where a participant did not serve for all of the preceding year. After termination of service as a director or secretary, all awards are paid in shares of stock to the participant, or, in the case of death, to his or her designated beneficiary or estate. There are remaining 133,725 shares reserved for possible issuance. During 2004 and 2003, 1,252 and 957 shares, respectively, were distributed to retired directors.

STATE BANCORP, INC. AND SUBSIDIARIES

During 2004, 2003 and 2002, the Bank charged approximately $243,000, $202,000 and $128,000, respectively, to operations relating to the retirement and stock plans.
Severance Commitments—The Company has five Executive Severance Plans (the "Plans") for certain key executives who are full-time employees with the title of Senior Vice President and above and who are designated as Plan participants by the Board of Directors. The Plans provide for certain rights accruing to participants in the event of a termination of the participant's employment within one year after a change in control of the Company. These rights include a cash payment and the continuation of certain employee benefits. In addition, all stock options held by a participant will become immediately exercisable. In the event that the participant enters into an employment contract, as defined in the Plans, all rights to the severance payment and other benefits set forth above will terminate. No amounts have been paid or accrued under the Plans.
Pending Claims and Contingent Liabilities—The largest component of the Company's legal expenses relates to ongoing litigation arising out of the Bank's deposit relationship with Island Mortgage Network, Inc. ("Island Mortgage" or "IMN") and its affiliates. These expenses totaled $2.3 million, $3.8 million and $3.3 million in 2004, 2003 and 2002, respectively. The Company expects to incur additional costs related to this litigation during 2005; however, these costs are not specifically quantifiable at this point in time.
Island Mortgage established and maintained dozens of deposit accounts at State Bank of Long Island ("State Bank" or the "Bank") commencing in mid-February 1999 and continuing through early July 2000. Island Mortgage was principally engaged in offering and providing mortgages to consumers. Island Mortgage apparently financed its operations in significant part through the use of loans and/or revolving lines of credit provided by lenders not related to the Bank. State Bank never had a lending relationship with Island Mortgage.
On June 30, 2000, the Banking Department of the State of New York suspended Island Mortgage's mortgage banker license. On July 19, 2000, Island Mortgage and its publicly held parent company, AppOnline.com, Inc., filed a petition under Chapter 11 of the Bankruptcy Code in the Eastern District of New York. Subsequently, certain of Island Mortgage's lenders filed an involuntary bankruptcy petition against Action Abstract, Inc., an entity to which they apparently had regularly wired funds in connection with their dealings with Island Mortgage. At the request of the Trustee in the Island Mortgage bankruptcy case, various bankruptcy cases involving Island Mortgage entities were later substantively consolidated.
In the course of those bankruptcy cases, it has been alleged that Island Mortgage engaged in a widespread pattern of fraud directed at lenders, title agents, closing companies and others with whom Island Mortgage regularly dealt. A number of Island Mortgage's creditors have since asserted that the Bank participated in Island Mortgage's alleged fraudulent scheme. Currently, there are three Island Mortgage-related litigations pending in which claims have been asserted against State Bank (and, in one case, State Bank's parent corporation State Bancorp, Inc.) Those litigations are:
—
Broward Title Co. v. Alan Jacobs, et al., Adv. Proc. No. 01-8181, Bankruptcy Court for the Eastern District of New York. On or about July 9, 2002, Broward's motion to sever its claims against the Bank (and certain other defendants) was granted, allowing Broward to conduct a non-jury trial of its claims against the remaining defendants in the bankruptcy court. Broward's claims against State Bank and those other, severed defendants were referred to the United States District Court for the Eastern District of New York on or about August 6, 2002. Since that time, Broward has not made any affirmative attempts to prosecute its case against State Bank in the district court, although it may attempt to do so at a later date.

STATE BANCORP, INC. AND SUBSIDIARIES

—
Household Commercial Financial Services, Inc., et al. v. Action Abstract, Inc., et al., Adv. Proc. No. 02-8167, Bankruptcy Court for the Eastern District of New York. On or about June 4, 2002, plaintiffs commenced this adversary proceeding with respect to State Bank. The Complaint alleges that plaintiffs extended lines of credit to, and entered into mortgage purchase agreements with, defendant Island Mortgage. According to the Complaint, millions of dollars of funds that plaintiffs deposited into State Bank accounts maintained by Island Mortgage and its related entities to fund mortgages were misappropriated as the result of Island Mortgage's alleged scheme to defraud plaintiffs and unjustly enrich defendants. Plaintiffs claim the following with respect to State Bank: 1) the Bank aided and abetted the allegedly fraudulent scheme perpetrated by Island Mortgage; 2) the Bank aided and abetted in a breach of the fiduciary duties an Island Mortgage affiliate allegedly owed to plaintiffs; and, 3) the Bank was negligent in failing to recognize and act on signs that Island Mortgage was allegedly misappropriating the funds plaintiffs advanced to Island Mortgage. Plaintiffs claim they are entitled to not less than $52 million, plus interest and punitive damages.

On January 31, 2005, the bankruptcy court ruled on State Bank's motion for summary judgment. The plaintiffs' claims for negligence and aiding and abetting a breach of fiduciary duty were dismissed. The claim for aiding and abetting fraud was not dismissed, although the court ruled that one of the plaintiffs (Matrix) could not seek damages for the period after June 6, 2000. It is unknown at this time whether any of the plaintiffs will seek reconsideration of the summary judgment decision by the bankruptcy court or will seek to appeal the summary judgment decision to the district court.
—
Moritz, et al. v. National Settlement Services Corp., et al., Civil Action No. 3:00 CV 426 MU, Western District of North Carolina. State Bank and the plaintiffs have entered into a binding agreement to settle the case for $20 thousand, the money has been paid, and the releases have been exchanged and are fully operative. The case is expected to be formally dismissed shortly.

A separate Island Mortgage-related litigation, Alan M. Jacobs, as Chapter 11 Trustee v. State Bank of Long Island, Adv. Proc. No. 02-8157, Bankruptcy Court for the Eastern District of New York, was settled in mid-2004. Pursuant to the settlement agreement, approved by the court on June 8, 2004, the Bank paid the Island Mortgage estates $223 thousand, while at the same time the Bank was authorized to, and did, exercise its right to set-off $123 thousand from accounts that Island mortgage maintained at the Bank. The parties have exchanged general releases, and all of Island Mortgage's accounts at the Bank have been closed
The Bank is defending these lawsuits vigorously, and management believes that the Bank has substantial defenses to the claims that have been asserted. However, the ultimate outcome of these lawsuits cannot be predicted with certainty. It also remains possible that other parties may pursue additional claims against the Bank related to the Bank's dealings with IMN and its affiliates. The Bank's legal fees and expenses will continue to be significant, and those costs, in addition to any costs associated with settling the IMN-related litigations or satisfying any adverse judgments, could have a material adverse effect on the Bank's results of operations or financial position.
In addition to the litigations noted above, the Company and the Bank are subject to other legal proceedings and claims that arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability, if any, with respect to such matters will not materially affect future operations and will not have a material impact on the Company's financial statements
Other—The Bank is required to maintain balances with the Federal Reserve Bank of New York to satisfy reserve requirements. These balances averaged approximately $4,237,000 and $824,000 in 2004 and 2003, respectively.

12. STATE BANCORP, INC. (PARENT COMPANY ONLY)
Certain condensed financial information follows (dollars in thousands):

December 31,	2004	2003
BALANCE SHEET
Assets:
Cash	$411	$1,216
Dividends receivable and other assets	2,150	2,060
Investment in the Bank	120,437	113,077
Investment in the Trusts	626	623
Total Assets	$123,624	$116,976
Liabilities:
Junior subordinated debentures	$20,620	$20,620
Dividends payable and other liabilities	1,954	1,644
Total Liabilities	22,574	22,264
Stockholders' Equity:
Preferred stock	—	—
Common stock	49,974	46,890
Surplus	63,014	53,545
Retained earnings	4,009	5,190
Treasury stock	(15,468)	(13,481)
Accumulated other comprehensive (loss) income, net of taxes	(479)	2,568
Total Stockholders' Equity	101,050	94,712
Total Liabilities and Stockholders' Equity	$123,624	$116,976

STATE BANCORP, INC. AND SUBSIDIARIES

For the Years Ended December 31,	2004	2003	2002
INCOME STATEMENT
Dividends from the Bank, net of expenses	$7,209	$6,642	$8,409
Interest expense on junior subordinated debentures	1,088	583	108
Equity in the undistributed earnings of the Bank and the Trusts	7,255	5,956	3,002
Net Income	$13,376	$12,015	$11,303
CASH FLOWS
Operating Activities:
Net income	$13,376	$12,015	$11,303
Increase in other assets	(90)	(258)	(194)
Increase in other liabilities	310	103	164
Equity in the undistributed earnings of the Bank and the Trusts	(7,255)	(5,956)	(3,002)
Net cash provided by operating activities	6,341	5,904	8,271
Financing Activities:
Cash dividends paid	(5,050)	(4,565)	(4,385)
Junior subordinated debentures	—	10,310	10,310
Proceeds from issuance of common stock	3,211	3,266	2,005
Capital contribution to the Bank	(3,346)	(13,002)	(10,463)
Capital contribution to the Trusts	26	(295)	(313)
Payment to repurchase common stock	(1,987)	(1,037)	(5,373)
Net cash used in financing activities	(7,146)	(5,323)	(8,219)
Net Changes in Cash	$(805)	$581	$52

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
The Bank's use of derivative financial instruments, i.e., interest rate swaps, exposes it to credit risk. This credit exposure relates to possible losses that would be recognized if the counterparties fail to perform their obligations under the contracts. To mitigate this credit exposure, the Bank deals only with counterparties of good credit standing and requires the exchange of collateral over a certain credit threshold. At December 31, 2004 and 2003, the Bank is party to two interest rate swap agreements to manage its exposure to fluctuations in interest rates on $50 million of variable rate commercial loans.
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral required varies, but may include accounts receivable, inventory, equipment, real estate and income-producing commercial properties. At December 31, 2004 and 2003, commitments to originate loans and commitments under unused lines of credit for which the Bank is obligated amounted to approximately $251,502,000 and $226,840,000, respectively.
Letters of credit are conditional commitments issued by the Bank guaranteeing payments of drafts in accordance with the terms of the letter of credit agreements. Commercial letters of credit are used primarily to facilitate trade or commerce and are also issued to support public and private borrowing arrangements, bond financing and similar transactions. Collateral may be required to support letters of credit based upon management's evaluation of the creditworthiness of each customer. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Most letters of credit expire within one year. At December 31, 2004 and 2003, the Bank had letters of credit outstanding of approximately $13,398,000 and $13,960,000, respectively. At December 31, 2004, the uncollateralized portion was approximately $2,908,000.

14. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
Fair value estimates are made as of a specific point in time based on the characteristics of financial instruments and market information. Where available, quoted market prices are used. However, markets do not exist for a portion of the Company's financial instruments and, as a result, fair value estimates require judgments regarding future cash flows. These judgments are subjective in nature, involve uncertainties and therefore may change significantly at future measurement dates. The fair value information that follows is intended to supplement, but not replace, the basic consolidated financial statements and other traditional financial data presented throughout this report. The calculation of estimated fair values is based on market conditions at December 31, 2004 and 2003 and is not reflective of current or future fair values. Furthermore, the value of long-term relationships with depositors is not reflected. The value of those relationships is significant.
The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.
Cash and Short-Term Investments—For cash and short-term investments (due from banks, Federal funds sold, securities purchased under agreements to resell, accrued interest receivable and certain other short-term assets), the carrying amount is a reasonable estimate of fair value.

STATE BANCORP, INC. AND SUBSIDIARIES

Securities Held to Maturity and Securities Available for Sale—For securities held to maturity and securities available for sale, the estimated fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using a quoted market price for similar securities.
Loans—The fair value of loans is estimated by discounting the expected future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.
Deposits—The fair value of demand deposits, savings accounts and time deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the interest rate swap rates of similar term points.
Junior Subordinated Debentures—The fair value of junior subordinated debentures is estimated using the interest rate swap rates of similar term and repricing points and spreads of equivalent new issues.
Other Short-Term Liabilities—Other short-term liabilities (Federal funds purchased, securities sold under agreements to repurchase, accrued interest payable and certain other short-term liabilities) are considered to have fair values equal to their carrying amounts due to their short-term nature. These instruments are presented in the table below as other short-term liabilities.
Commitments to Extend Credit, Standby Letters of Credit and Commercial Letters of Credit—The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of standby letters of credit and commercial letters of credit is based on fees currently charged for similar agreements, which are not material to the financial statements.

The estimated fair values of the Company's financial instruments are as follows (in thousands):

December 31,	2004		2003
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
Financial assets:
Cash and short-term investments	$81,922	$81,922	$154,386	$154,386
Securities held to maturity and securities available for sale	542,690	542,648	567,030	567,197
Loans—net of the allowance for probable loan losses	766,171	766,454	700,484	706,223
Total	$1,390,783	$1,391,024	$1,421,900	$1,427,806
Financial liabilities:
Deposits	$1,269,634	$1,268,852	$1,216,287	$1,217,180
Junior subordinated debentures	20,620	21,157	20,000	20,221
Other short-term liabilities	32,905	32,905	91,920	91,920
Total	$1,323,159	$1,322,914	$1,328,207	$1,329,321

15. REGULATORY MATTERS
Dividends paid by the Company are subject to restrictions by certain regulatory agencies. Under these restrictions, approximately $14,828,000 was available for payment of dividends at December 31, 2004, without prior approval of those regulatory agencies.
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
Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total capital and Tier I capital, as defined in the regulations, to risk-weighted assets and of Tier I capital to average assets as shown in the following table. Management believes, as of December 31, 2004, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

STATE BANCORP, INC. AND SUBSIDIARIES

As of December 31, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category. The Company's and the Bank's capital amounts (in thousands) and ratios are as follows:

					To Be Well-Capitalized
			For Capital		Under Prompt
	Actual		Adequacy Purposes		Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2004:
Tier I Capital to Total Adjusted Average
Assets (Leverage):
The Company	$118,955	7.82%	$60,847	4.00%	N/A	N/A
The Bank	$118,342	7.79%	$60,766	4.00%	$75,958	5.00%
Tier I Capital to Risk-Weighted Assets:
The Company	$118,955	12.46%	$38,188	4.00%	N/A	N/A
The Bank	$118,342	12.41%	$38,144	4.00%	$57,216	6.00%
Total Capital to Risk-Weighted Assets:
The Company	$130,894	13.71%	$76,379	8.00%	N/A	N/A
The Bank	$130,263	13.66%	$76,289	8.00%	$95,361	10.00%
As of December 31, 2003:
Tier I Capital to Total Adjusted Average
Assets (Leverage):
The Company	$109,534	8.08%	$54,225	4.00%	N/A	N/A
The Bank	$107,899	7.97%	$54,153	4.00%	$67,691	5.00%
Tier I Capital to Risk-Weighted Assets:
The Company	$109,534	12.26%	$35,737	4.00%	N/A	N/A
The Bank	$107,899	12.09%	$35,699	4.00%	$53,548	6.00%
Total Capital to Risk-Weighted Assets:
The Company	$120,266	13.46%	$71,481	8.00%	N/A	N/A
The Bank	$118,631	13.29%	$71,411	8.00%	$89,263	10.00%

STATE BANCORP, INC. AND SUBSIDIARIES

Statistical Information

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDER'S EQUITY: NET INTEREST INCOME AND RATES
The following table presents the average daily balances of the Bank's assets, liabilities and stockholder's equity, together with an analysis of net interest earnings and average rates, for each major category of interest-earning assets and interest-bearing liabilities. Interest and average rates are computed on a fully taxable-equivalent basis, adjusted for certain disallowed interest expense deductions, using a tax rate of 34% in 2004, 2003, and 2002. Nonaccruing loans are included in the average balances (dollars in thousands):

For the Years Ended December 31,	2004			2003			2002
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS:
Securities held to maturity and
securities available for sale:
Taxable	$501,336	$17,648	3.52%	$495,831	$16,794	3.39%	$421,171	$19,469	4.62%
Tax-exempt	114,905	3,979	3.46	81,687	4,540	5.56	93,321	5,492	5.89
Total securities	616,241	21,627	3.51	577,518	21,334	3.69	514,492	24,961	4.85
Federal funds sold, securities
purchased under agreements
to resell and interest-bearing
deposits	36,618	404	1.10	41,665	457	1.10	33,762	552	1.63
Loans (net of unearned income):
Taxable	727,945	48,823	6.71	645,338	44,020	6.82	575,975	43,060	7.48
Tax-exempt	6,966	557	8.00	6,901	572	8.29	7,835	656	8.37
Total loans—net	734,911	49,380	6.72	652,239	44,592	6.84	583,810	43,716	7.49
Total interest-earning assets	1,387,770	$71,411	5.14%	1,271,422	$66,383	5.22%	1,132,064	$69,229	6.12%
Allowance for probable loan losses	(11,523)			(10,610)			(9,920)
	1,376,247			1,260,812			1,122,144
Cash and due from banks	49,672			45,575			38,740
Bank premises and equipment—net	6,758			7,581			7,482
Other assets	48,176			35,111			23,814
Total Assets	$1,480,853			$1,349,079			$1,192,180
LIABILITIES AND
STOCKHOLDER’S EQUITY:
Savings and time deposits:
Savings	$662,087	$5,326	0.80%	$615,571	$4,386	0.71%	$411,630	$3,704	0.90%
Time	268,502	4,545	1.69	305,629	5,735	1.88	408,176	9,600	2.35
Total savings and time deposits	930,589	9,871	1.06	921,200	10,121	1.10	819,806	13,304	1.62
Federal funds purchased	7,021	99	1.41	6,778	92	1.36	3,716	69	1.86
Securities sold under
agreements to repurchase	41,652	600	1.44	17,252	222	1.29	46,104	864	1.87
Other borrowed funds	77,953	1,171	1.50	29,450	532	1.81	28,339	897	3.17
Total interest-bearing liabilities	1,057,215	11,741	1.11	974,680	10,967	1.13	897,965	15,134	1.69
Demand deposits	290,905			245,840			198,793
Other liabilities	15,473			32,493			11,581
Total liabilities	1,363,593			1,253,013			1,108,339
Stockholder’s equity	117,260			96,066			83,841
Total Liabilities and
Stockholder’s Equity	$1,480,853			$1,349,079			$1,192,180
Net interest income/rate—
tax-equivalent basis		59,670	4.30%		55,416	4.36%		54,095	4.78%
Less tax-equivalent basis adjustment		1,374			1,700			2,097
Net Interest Income		$58,296			$53,716			$51,998

STATE BANCORP, INC. AND SUBSIDIARIES

ANALYSIS OF CHANGES IN NET INTEREST INCOME
The following table presents a comparative analysis of the changes in the Bank's interest income and interest expense due to the changes in the average volume and the average rates earned on interest-earning assets and due to the changes in the average volume and the average rates paid on interest-bearing liabilities. Interest and average rates are computed on a fully taxable-equivalent basis, adjusted for certain disallowed interest expense deductions, using a tax rate of 34% in 2004, 2003 and 2002. Variances in rate/volume relationships have been allocated proportionately to average volume and average rate as they compare to each other (in thousands):

	Year 2004 over 2003			Year 2003 over 2002
	Due to Change in:			Due to Change in:
	Average	Average	Net Increase	Average	Average	Net (Decrease)
	Volume	Rate	(Decrease)	Volume	Rate	Increase
INTEREST INCOME:
Securities held to maturity and securities available for sale:
Taxable	$188	$666	$854	$3,083	$(5,758)	$(2,675)
Tax-exempt	1,485	(2,046)	(561)	(658)	(294)	(952)
Total securities	1,673	(1,380)	293	2,425	(6,052)	(3,627)
Federal funds sold, securities purchased under agreements to resell and interest-bearing deposits	(56)	3	(53)	112	(207)	(95)
Loans (net of unearned income):
Taxable	5,551	(748)	4,803	4,923	(3,963)	960
Tax-exempt	5	(20)	(15)	(77)	(7)	(84)
Total loans—net	5,556	(768)	4,788	4,846	(3,970)	876
Total Interest Income	7,173	(2,145)	5,028	7,383	(10,229)	(2,846)
INTEREST EXPENSE:
Savings and time deposits:
Savings	347	593	940	1,566	(884)	682
Time	(659)	(531)	(1,190)	(2,142)	(1,723)	(3,865)
Total savings and time deposits	(312)	62	(250)	(576)	(2,607)	(3,183)
Federal funds purchased	3	4	7	45	(22)	23
Securities sold under agreements to repurchase	349	29	378	(428)	(214)	(642)
Other borrowed funds	742	(103)	639	34	(399)	(365)
Total Interest Expense	782	(8)	774	(925)	(3,242)	(4,167)
Change in Net Interest Income (Tax-equivalent Basis)	$6,391	$(2,137)	$4,254	$8,308	$(6,987)	$1,321

INVESTMENT PORTFOLIO
The following table presents the amortized cost and estimated fair value of held to maturity and available for sale securities held by the Company for each period (in thousands):

At December 31,	2004		2003		2002
	Amortized	Estimated	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value
TYPE:
Obligations of states and political subdivisions	$53,247	$53,580	$94,594	$98,214	$80,119	$83,045
Mortgage-backed securities and collateralized mortgage obligations	259,162	258,917	281,291	280,715	288,081	291,135
Government Agency securities	192,304	191,948	146,876	147,614	204,468	206,549
Corporate securities	38,321	38,203	40,623	40,654	28,733	28,883
Total	$543,034	$542,648	$563,384	$567,197	$601,401	$609,612

STATE BANCORP, INC. AND SUBSIDIARIES

The following table presents the maturity distribution and the weighted-average yield of the Company's investment portfolio at December 31, 2004 (dollars in thousands). The yield information does not give effect to changes in estimated fair value of investments available for sale that are reflected as a component of stockholders' equity.

	Maturing
	Within		After One but		After Five but		After
	One Year		Within Five Years		Within Ten Years		Ten Years
	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)
TYPE:
Obligations of states and political subdivisions	$15,175	2.11% $	9,102	5.08%	$14,336	6.81%	$14,967	6.87%
Mortgage-backed securities and collateralized mortgage obligations (2)	7,124	3.76	234,672	3.18	17,121	3.32	—	—
Government Agency securities (3)	98,303	3.21	78,688	3.67	—	—	14,998	3.30
Corporate securities	10,025	4.72	24,187	4.77	—	—	3,991	2.09
Total	$130,627	3.23%	$346,649	3.45%	$31,457	4.91%	$33,956	4.73%

(1)	Fully tax-equivalent basis using a tax rate of 34%.
(2)	Assumes maturity dates pursuant to average lives as determined by constant prepayment rates.
(3)
Excluding zero-coupon securities, assumes coupon yields for securities past their call dates and not bought at a discount; yields to call for securities not past their call dates and not bought at a discount; and yields to maturity for securities purchased at a discount. For zero-coupon securities, assumes yields to call.

LOAN PORTFOLIO
The following table categorizes the Company's loan portfolio for each period (in thousands):

December 31,	2004	2003	2002	2001	2000
Commercial and industrial	$277,399	$278,443	$243,626	$246,245	$229,251
Real estate—mortgage	374,307	334,946	298,187	252,968	233,589
Real estate—construction	73,648	54,293	42,829	16,258	17,642
Lease receivables (1)	34,844	23,962	20,041	18,231	—
Loans to individuals	8,724	7,843	7,385	7,514	5,729
Tax-exempt and other	9,496	11,956	8,331	10,465	10,864
Gross loans	778,418	711,443	620,399	551,681	497,075
Less: unearned income	227	227	15	83	83
Loans—net of unearned income	$778,191	$711,216	$620,384	$551,598	$496,992
(1) Included in total commercial and industrial loans prior to 2001.

The following table presents the maturities of selected loans and the sensitivities of those loans to changes in interest rates at December 31, 2004
(in thousands):

	One Year	One Through	Over
	or Less	Five Years	Five Years	Total
Commercial and industrial	$183,073	$69,939	$24,387	$277,399
Real estate—construction	40,914	32,276	458	73,648
Total	$223,987	$102,215	$24,845	$351,047
Loans maturing after one year with:
Fixed interest rate		$36,264	$5,692	$41,956
Variable interest rate		$65,951	$19,153	$85,104

The following table presents the Company’s nonaccrual, past due and restructured loans for each period (in thousands):

December 31,	2004	2003	2002	2001	2000
Nonaccrual loans	$5,274	$8,666	$6,317	$8,920	$10,736
Loans 90 days or more past due and still accruing interest	$89	$149	$129	$405	$3,542
Restructured accruing loans	$—	$—	$107	$284	$406
Interest income on nonaccrual and restructured loans which would have been recorded under original loan terms	$137	$372	$371	$720	$638
Interest income on nonaccrual and restructured loans recorded during the period	$31	$24	$9	$27	$85

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

STATE BANCORP, INC. AND SUBSIDIARIES

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
The following table presents an analysis of the Company's allowance for probable loan losses for each period (dollars in thousands):

	2004	2003	2002	2001	2000
Balance, January 1	$10,732	$10,046	$9,255	$9,207	$7,107
Adjustments	—	—	—	542(1)	—
Charge-offs:
Commercial and industrial	2,957	1,960	2,721	4,021	868
Real estate—mortgage	—	1,251	—	—	21
Real estate—construction	193	—	—	—	500
Lease receivables (2)	250	292	237	190	—
Loans to individuals	5	50	13	44	20
Total charge-offs	3,405	3,553	2,971	4,255	1,409
Recoveries:
Commercial and industrial	171	293	196	137	237
Real estate—mortgage	3	3	1	4	8
Lease receivables (2)	8	1	2	6	—
Loans to individuals	5	7	3	14	14
Total recoveries	187	304	202	161	259
Net charge-offs	3,218	3,249	2,769	4,094	1,150
Provision charged to income	4,506	3,935	3,560	3,600	3,250
Balance at end of period	$12,020	$10,732	$10,046	$9,255	$9,207
Ratio of net charge-offs during the period to average loans outstanding during the period	0.44%	0.50%	0.47%	0.75%	0.24%
(1)	Opening balance of allowance for probable loan losses of acquired leasing company.
(2)	Included in commercial and industrial loans prior to 2001.

The following table presents the allocation of the Company’s allowance for probable loan losses for each period (dollars in thousands):

		Percent of		Percent of		Percent of		Percent of		Percent of
		Loans to		Loans to		Loans to		Loans to		Loans to
		Total		Total		Total		Total		Total
	2004	Loans	2003	Loans	2002	Loans	2001	Loans	2000	Loans
Commercial and industrial	$5,071	35.6%	$5,781	39.1%	$5,370	39.3%	$5,828	44.6%	$6,355	46.1%
Real estate—mortgage	3,694	48.1	3,157	47.1	3,327	48.1	2,366	45.9	2,118	47.0
Real estate—construction	523	9.5	306	7.6	241	6.9	98	2.9	282	3.5
Lease receivables (1)	900	4.5	142	3.4	113	3.2	110	3.3	—	—
Loans to individuals	38	1.1	44	1.1	46	1.2	49	1.4	34	1.2
Tax-exempt and other	47	1.2	67	1.7	47	1.3	63	1.9	62	2.2
Unallocated	1,747	—	1,235	—	902	—	741	—	356	—
Total	$12,020	100.0%	$10,732	100.0%	$10,046	100.0%	$9,255	100.0%	$9,207	100.0%
(1)	Included in total commercial and industrial loans prior to 2001.

DEPOSITS
The following table presents the average balance and the average rate paid on the Company's deposits for each period (dollars in thousands):

	2004		2003		2002
	Average	Average	Average	Average	Average	Average
	Balance	Rate	Balance	Rate	Balance	Rate
Demand deposits	$290,905	—%	$245,840	—%	$198,793	—%
Interest-bearing transaction accounts	227,656	0.72	193,678	0.59	119,854	0.52
Money market deposit accounts	160,461	0.74	152,130	0.64	122,302	0.93
Savings deposits	273,970	0.91	269,763	0.84	169,474	1.14
Time certificates of deposit of $100,000 or more	186,590	1.54	183,587	1.34	274,215	1.91
Other time deposits	81,912	2.05	122,042	2.68	133,961	3.25
Total	$1,221,494	0.81%	$1,167,040	0.87%	$1,018,599	1.31%

STATE BANCORP, INC. AND SUBSIDIARIES

The following table sets forth, by time remaining to maturity, the Company's certificates of deposit of $100,000 or more at December 31, 2004

(in thousands):
3 months or less	$195,302
Over 3 months through 6 months	22,408
Over 6 months through 12 months	18,003
Over 12 months	18,373
Total	$254,086

RETURN ON EQUITY AND ASSETS
The following table presents the Company's return on average stockholders' equity and assets, the dividend payout ratio and the average equity to average assets ratio for each period. The calculations are based on recorded assets and give effect to the changes in fair value of securities available for sale.

	2004	2003	2002
Return on average total assets	0.90%	0.89%	0.95%
Return on average total stockholders' equity	13.75%	13.18%	13.66%
Dividend payout ratio	38.98%	38.68%	39.06%
Average equity to average assets	6.56%	6.73%	6.94%

SHORT-TERM BORROWINGS
The following information is provided on the Bank's short-term borrowings for each period (dollars in thousands):

	2004	2003	2002
Balance, December 31—
Securities sold under agreements to repurchase	$—	$31,601	$49,983
Federal funds purchased	$—	$10,000	$4,800
Federal Home Loan Bank advances	$32,000	$50,000	$50,000
Weighted-average interest rate on balance, December 31—
Securities sold under agreements to repurchase	—%	1.20%	1.45%
Federal funds purchased	—%	1.25%	1.13%
Federal Home Loan Bank advances	2.41%	1.04%	1.35%
Maximum outstanding at any month end—
Securities sold under agreements to repurchase	$123,275	$36,669	$158,365
Federal funds purchased	$25,000	$31,450	$24,300
Federal Home Loan Bank advances	$122,000	$76,000	$94,000
Average daily amount outstanding—
Securities sold under agreements to repurchase	$41,652	$17,252	$46,104
Federal funds purchased	$7,021	$6,778	$3,716
Federal Home Loan Bank advances	$77,390	$27,485	$23,056
Weighted-average interest rate on average daily amount outstanding—
Securities sold under agreements to repurchase	1.44%	1.29%	1.87%
Federal funds purchased	1.41%	1.36%	1.86%
Federal Home Loan Bank advances	1.41%	1.25%	1.81%

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
(dollars in thousands)
	2004				2003
	1st	2nd	3rd	4th	1st	2nd	3rd	4th
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Interest income	$16,101	$17,258	$18,098	$18,580	$17,021	$16,496	$15,381	$15,785
Interest expense	2,871	2,787	3,318	3,824	3,404	3,294	2,353	2,484
Net interest income	13,230	14,471	14,780	14,756	13,617	13,202	13,028	13,301
Provision for probable loan losses	1,077	1,086	1,152	1,191	984	984	984	983
Net interest income after provision
for probable loan losses	12,153	13,385	13,628	13,565	12,633	12,218	12,044	12,318
Other income	3,703	1,305	1,516	526	2,705	2,494	3,096	848
Operating expenses	10,286	9,978	10,426	10,353	11,457	9,833	10,102	9,697
Income before income taxes	5,570	4,712	4,718	3,738	3,881	4,879	5,038	3,469
Provision for income taxes	1,675	1,347	1,345	995	1,104	1,478	1,614	1,056
Net income	$3,895	$3,365	$3,373	$2,743	$2,777	$3,401	$3,424	$2,413
Basic earnings per common share (1)	$0.43	$0.38	$0.37	$0.30	$0.31	$0.39	$0.38	$0.27
Diluted earnings per common share (1)	$0.42	$0.36	$0.36	$0.30	$0.30	$0.38	$0.38	$0.26
(1)	Retroactive recognition has been given for stock dividends.

STATE BANCORP, INC. AND SUBSIDIARIES

Market Data

The Company's common stock is traded on the American Stock Exchange under the symbol STB. The approximate high and low closing prices for the Company's common stock for the years ended December 31, 2004, 2003 and 2002, were as follows:

	2004		2003		2002
	High Close	Low Close	High Close	Low Close	High Close	Low Close
1st Quarter	$26.03	$23.80	$20.02	$17.88	$17.82	$15.25
2nd Quarter	25.70	20.20	20.35	18.31	19.20	16.95
3rd Quarter	24.12	19.96	22.31	19.57	18.35	15.61
4th Quarter	28.19	21.21	24.50	19.53	19.70	16.75

The following schedule summarizes the Company’s dividends paid for the years ended December 31, 2004, 2003 and 2002:

		Cash Dividends
	Dividend	Paid Per Common	Stock
Record Date	Payment Date	Share (1)	Dividends
December 12, 2003	January 9, 2004	$0.13
March 12, 2004	April 9, 2004	0.14
June 11, 2004	July 9, 2004	0.14	5%
September 10, 2004	October 8, 2004	0.15
December 13, 2002	January 10, 2003	$0.13
March 14, 2003	April 11, 2003	0.13
June 13, 2003	July 11, 2003	0.13	5%
September 12, 2003	October 10, 2003	0.13
December 14, 2001	January 11, 2002	$0.12
March 15, 2002	April 12, 2002	0.12
June 14, 2002	July 5, 2002	0.12	5%
September 13, 2002	October 11, 2002	0.13

(1) Retroactive recognition has been given for stock dividends.

STATE BANCORP, INC. AND SUBSIDIARIES

Board of Directors and Executive Officers
Effective March 1, 2005

STATE BANCORP, INC. AND STATE BANK OF LONG ISLAND

Board of Directors

Thomas F. Goldrick, Jr.
Chairman and Chief Executive Officer State Bancorp, Inc. and State Bank of Long Island

J. Robert Blumenthal
Retired, President, Harwyn Enterprises, Inc.

Thomas E. Christman
Adjunct Professor of Finance, St. John's University

Arthur Dulik, Jr.
Chief Financial Officer, ALTANA Pharma US, Inc.

K. Thomas Liaw
Chairman and Professor of Finance St. John's University

Gerard J. McKeon
Retired, The New York Racing Association

Richard W. Merzbacher
President, State Bank of Long Island Vice Chairman, State Bancorp, Inc.

Joseph F. Munson
Managing Member, High Point Partners, LLC

John F. Picciano
Senior Partner, Picciano & Scahill, P.C.

Daniel T. Rowe
President, State Bancorp, Inc.Vice Chairman, State Bank of Long Island

Suzanne H. Rueck
Director, New Hyde Park Inn

Andrew J. Simons
Associate Dean, St. John's University School of Law

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

Frederick C. Braun, III
Executive Vice President and Senior Lending Officer

Brian K. Finneran
Executive Vice President and Chief Financial Officer

Kenneth M. Scheriff
Executive Vice President

STATE BANCORP, INC. AND SUBSIDIARIES

State Bank of Long Island—Officers
Effective March 1, 2005

Financial Group

Theresa DiVittorio, CPA
Senior Vice President and
Chief Risk Officer

Mary Ann P. DiLorenzo
Vice President

Philip J. Nardella, CPA
Vice President and Assistant Comptroller

Thomas C. Padden
Vice President

Carol J. Bergmann
Assistant Vice President and
Assistant Secretary

Steven Karaman
Assistant Vice President

Carrie A. Sliss
Assistant Finance Officer

Bank Operations/Facilities

Raymond D. Wagner
First Vice President

Maureen McTiernan
Vice President

Jennie DiFilippi
Assistant Vice President

Joseph Crispino
Security Investigations Officer
Valerie Stewart
Bank Operations Officer
Mary Alfo
Assistant Bank Operations Officer

Management Information
Systems and Data Processing

Susanne Pheffer
Senior Vice President

Joseph M. McNeill
First Vice President

Diane T. Beck
Vice President

Janine M. Specht
Assistant Vice President

Nathan Jones
Technology Officer

Diana Whelan
Data Processing Officer

Elizabeth A. Zona
Technology Officer

Wayne J. Badke
Assistant Technology Officer

Barry K. Horne, Jr.
Assistant Technology Officer

Gaetano Thomas Lasorsa
Assistant Technology Officer

Human Resources

Mary E. Durkin
First Vice President and Director of
Human Resources and Training

Stephen N. Pedersen
Assistant Vice President,
Branch Training Specialist

Marketing

John McWhirk
Vice President and Director of Marketing
and Product Development

Scott Burkhardt
Marketing Officer

Natalie Crowley
Marketing Officer

Branch Administration

Thomas A. Arnone
Senior Vice President

Lucy Mazany
First Vice President and District Manager

Rosalie Mottola
First Vice President and District Manager

Ann Marie Tarantino
Vice President

Kevin J. Carroll
Assistant Vice President

Karen M. Williams
Assistant Vice President

Robert E. Insalaco
Branch Administration Officer

Donna Gerard
Assistant Branch Administration Officer

Sales / New Business
Development

Douglas W. Vergith
First Vice President

Ronald M. Dubin
Vice President and
Business Development Officer

Rocco Reda
Vice President and
Business Development Officer

Peter J. Yovine
Vice President and
Business Development Officer

Cara Maloney
Assistant Vice President

Joseph Rainone
Branch Investment Officer

New Hyde Park Branch

Richard A. DeMartino
Vice President

Rosemary A. DiMario
Branch Banking Officer

Barbara Nilsen
Branch Banking Officer

Rina Miletic
Branch Operations Officer

D. Shantie Singh
Branch Operations Officer

Garden City South Branch

Paul R. Cronen
Assistant Vice President

Dawn White
Branch Operations Officer

Rockville Centre Branch

Ann Goulding
Assistant Vice President

County Seat Branch

Timothy P. McCue
Assistant Vice President

Maria Careccia
Branch Operations Officer

Port Washington Branch

June Alleyne
Assistant Vice President

Nelson Lee
Branch Banking Officer

Farmingdale Branch

Catherine R. Indimine
Assistant Vice President

Lisa Ramos-Lopez
Branch Operations Officer

Jericho Branch

Alba Spinelli
Vice President

Joan C. Mizrachi
Branch Operations Officer

Oyster Bay Branch

Diane E. Grochocki
Assistant Vice President

Maria Circosta
Branch Operations Officer

Hauppauge Branch

Savina Indelicato
Assistant Vice President

Abigail Clohessy
Branch Operations Officer

Huntington Branch

Kevin Asher
Assistant Vice President

Lisa A. Pandolfo
Branch Banking Officer

Helen M. Gilfedder
Branch Operations Officer

MacArthur Branch

Iris Taibbi
Assistant Vice President

Clare M. O’Shaughnessy
Branch Operations Officer

Three Village Branch

Olga B. Belleau
Assistant Vice President

Donna Allen
Branch Operations Officer

Maspeth Branch

Robert Vollkommer
Assistant Vice President

Carrie Martorana
Branch Operations Officer

Long Island City Branch

Traude Kump
Vice President

Patricia Blanco
Branch Operations Officer

Municipal Finance

Robert J. Valli
Senior Vice President and Director of
Municipal Finance and Community
Relations

Michael P. Locorriere
First Vice President

Kenneth A. Messina
First Vice President

John P. Rom
Vice President

Hazel F. McCord
Municipal Finance Officer

STATE BANCORP, INC. AND SUBSIDIARIES

State Bank of Long Island—Officers

Commercial Lending Group

Charles A. Hoffman
Senior Vice President

Robert J. Nicols
Senior Vice President

William H. Tucker
Senior Vice President

Jean-ann Yngstrom
Senior Vice President

Jeffrey N. Barber
First Vice President

James T. Burns
First Vice President

Kevin T. Hennessy
First Vice President

Fred A. Heruth
First Vice President

William H. Mausert
First Vice President

Richard J. O’Brien
First Vice President

Michael O’Leary
First Vice President

Thomas Scott Swain
First Vice President

Patrick M. Demery
Vice President

Bonnie Dougherty
Vice President

John Governale
Vice President

Lori D. Keller
Vice President

Robert Kiernan
Vice President

Daniel G. Lehan
Vice President

Philip Leone
Vice President and
Business Development Officer

Stephen B. Mischo
Vice President

Jeffrey B. Reid
Vice President

Kathleen M. Stanley
Vice President

William Vrana
Vice President

Maria Billiris
Assistant Vice President

Craig Goldstein
Assistant Vice President

Karyn F. Rodriguez
Assistant Vice President

Joseph Sacco
Assistant Vice President

Christopher Van Bell
Assistant Vice President

Frederick Zwikelmaier
Assistant Vice President

Karen DaRocha
Commercial Loan Officer

Michele Klampfer
Commercial Loan Officer

Raffaella Palazzo
Commercial Loan Officer

Joan Kuehne
Assistant Loan Administration Officer

Consumer Loan Department

Jean M. Cassese
Vice President

John J. McEniry
Vice President

Joseph Noviello
Assistant Consumer Loan Officer

Loan Operations Group

Geraldine Harden
Vice President

Siu Chan
Assistant Vice President

Joann Riccobaldi-Cozzani
Loan Operations Officer

Professional Services Group

Glenn Crisafi
Senior Vice President-Managing Director

Steven Biegelsen
First Vice President

Jacob Ivry
First Vice President

Tara Rice
First Vice President

Office of the Chairman

Janice Clark
Assistant Secretary

Valerie McCarthy
Executive Staff Assistant

Denise Sterzel
Executive Staff Assistant

Vernon E. Westfall
Public Relations Coordinator

Corporate Communications

Deborah A. Kendric, CPA
Vice President and Director of Corporate
Communications

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

Thomas C. Catalano, Jr., Partner
Donohue, McGahan and Catalano

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

Frederick J. Meyer
Mullooly, Jeffrey, Rooney & Flynn

Robert E. Meyer
Robert E. Meyer Real Estate Appraisals

Donald Monti, President
Concorde Management Services, Inc.

Dominick Nuzzi
Allegiance International, Inc.

John J. Nuzzi
Nuzzi Fuel Co.

James F. O’Brien, Attorney
Law Offices of James F. O’Brien

Peter N. Paternostro, CPA, Partner
Paternostro & DeFreitas & Co., LLP

Charles Peluso, CPA
Margolin, Winer & Evens

Charles W. Schwing, Consultant
Schwing Electrical Supply Corp.

Fred Scott, Chairman
State Bank of Long Island Advisory Board

Ralph Somma, President
Brueton Industries, Inc.

Charles I. Steinberg, President
Financial Pacesetters, Inc.

Matthew C. Wilkoff, Vice President
Gerald J. Wilkoff, Inc.

STATE BANCORP, INC. AND SUBSIDIARIES

Locations

Main Office

699 Hillside Avenue
New Hyde Park, NY 11040-2512
(516) 465-2200

Lending Facility

Two Jericho Plaza
Jericho, NY 11753-1683
(516) 465-2300

Nassau County

County Seat Office
222 Old Country Road
Mineola, NY 11501
(516) 240-6200

Garden City South Office
339 Nassau Boulevard
Garden City South, NY 11530-5313
(516) 481-3900

Jericho Office
501 North Broadway
Jericho, NY 11753-2107
(516) 822-4000

Oyster Bay Office
135 South Street
Oyster Bay, NY 11771-2283
(516) 922-0200

Rockville Centre Office
2 Lincoln Avenue
Rockville Centre, NY 11570-5724
(516) 678-6000

Port Washington Office
960 Port Washington Boulevard
Port Washington, NY 11050
(516) 495-7600

Suffolk County

Farmingdale Office
27 Smith Street
Farmingdale, NY 11735-1022
(631) 847-3900

Hauppauge Office
740 Veterans Memorial Highway
Hauppauge, NY 11788-1231
(631) 979-0700

Huntington Office
580 East Jericho Turnpike
Huntington Station, NY 11746-7378
(631) 271-5900

MacArthur Airport Office
4250 Veterans Memorial Highway
Holbrook, NY 11741-4001
(631) 630-0500

Three Village Office
234 Route 25A
East Setauket, NY 11733-2890
(631) 941-3000

Queens County

Maspeth Office
49-01 Grand Avenue
Maspeth, NY 11378
(718) 416-1400

Bulova Corporate Center
75-20 Astoria Boulevard
Jackson Heights, NY 11370
(718) 426-2200

Long Island City Office
21-31 46th Avenue
Long Island City, NY 11101
(718) 361-9800

Queens Regional Office
75-20 Astoria Boulevard
Jackson Heights, NY 11370
(718) 426-4600

Subsidiary Locations
SB Portfolio Managment Corp.
1403 Foulk Road, Suite 102
Wilmington, DE 19803
(302) 479-5936

SB Financial Services Corp.
1403 Foulk Road, Suite 102
Wilmington, DE 19803
(302) 479-7534

SB ORE Corp.
699 Hillside Avenue
New Hyde Park, NY 11040
(516) 465-2200

New Hyde Park Leasing
Corporation
699 Hillside Avenue
New Hyde Park, NY 11040
(516) 465-2200

Studebaker-Worthington
Leasing Corp.
100 Jericho Quadrangle
Jericho, NY 11753
(516) 938-5460
Internet Address
www.statebankofli.com

Touch 24-
24 Hour Telephone Banking
1-866-STATEBK (Toll Free)
1-866-782-8325

STATE BANCORP, I NC. AND SUBSIDIARIES
CORPORATE INFORMATION

EXECUTIVE OFFICES	STOCK LISTING
699 Hillside Avenue
State Bancorp, Inc. is traded on the American Stock Exchange under the symbol STB. Price information appears in the Wall Street Journal, New York Times and other newspapers under StateBcp. At December 31, 2004, the total number of holders of record of State Bancorp, Inc.’s common stock was 1,471.

New Hyde Park, NY 11040-2512
Tel: (516) 437-1000
(516) 465-2200
Fax: (516) 437-1032
2 Jericho Plaza
Jericho, NY 11753-1683	STOCKHOLDER ACCOUNT INQUIRIES
Tel: (516) 465-2300
To expedite changes of address or registration, consolidation of accounts and there placement of stock certificates or dividend checks, stockholders should contact the Company’s registrar and transfer agent directly:

Fax: (516) 465-6700

ANNUAL MEETING OF STOCKHOLDERS
State Bancorp, Inc.’s Annual Stockholders’ Meeting will beheld on Tuesday, April 26, 2005 at 10:00 a.m. at the New Hyde Park Inn, New Hyde Park, N.Y.	Wells Fargo Shareowner Services
161 North Concord Exchange
South St. Paul, MN 55075-1139
INVESTOR RELATIONS	(800) 468-9716
Stockholders, security analysts and others seeking information about State Bancorp, Inc. should contact
FDIC RULES AND REGULATIONS,
Brian K. Finneran	PART 350.4(d)
Chief Financial Officer	This statement has not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.
(516) 465-2251
e-mail: Bfinneran@statebankofli.com

Copies of the financial publications, including the Annual Report on Form 10-K filed with the Securities and Exchange Commission, are available without charge by accessing the Investor Relations page of the Company’s website at www.statebankofli.com or upon written request to::
INDEPENDENT AUDITORS
Deloitte & Touche LLP
1700 Market Street
Philadelphia, PA 19103-3984

COUNSEL
Lamb & Barnosky, LLP
Deborah A. Kendric	534 Broadhollow Road
Vice President and Director	Melville, NY 11747-9034
of Corporate Communications
State Bank of Long Island
2 Jericho Plaza,
Jericho, NY 11753

VIEW YOUR COMMON STOCK ACCOUNT ONLINE

Wells Fargo Shareowner Services, the transfer agent for the Company’s common stock, makes available to shareholders an Internet Service:www.shareowneronline.com. Shareowner Online is a web-enabled real-time service, available 24 hours a day, 7 days per week. This service provides shareholders of record with the ability to:

• View account balances
• View certificate, book-entry and payment history
• View, print or request Form 1099
• Request duplicate statements
• Perform address changes

Activating your account is easy. Go to www.shareowneronline.com and click on "HERE". Next, simply click on the box titled “first time visitor”, then click on “new member sign-up” and follow the instructions found on the “first time visitor new member registration” page. You will be prompted to select a Personal Identification Number (PIN) and you will also need your account number, which is found on your dividend check or dividend reinvestment statement.

For questions about your account, call 1-800-468-9716.

STATE BANCORP, INC.
Corporate Office
699 Hillside Avenue
New Hyde Park, NY 11040-2512
(516) 465-2200